                                 SCHEDULE 14A

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

                            (AMENDMENT NO. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]Preliminary Proxy Statement

                                          [_]CONFIDENTIAL, FOR USE OF THE
[_]Definitive Proxy Statement                COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              Sprint Corporation
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                                                               PRELIMINARY COPY

                              [SPRINT LETTERHEAD]


                                August  , 1998

Dear Stockholder:

  On behalf of the Board of Directors and Management, I cordially invite you to attend a Special Meeting of the stockholders of Sprint Corporation ("Sprint"). The Special Meeting will be held at 10:00 a.m. (local time) on
          , September   , 1998, at Sprint World Headquarters, 2330 Shawnee
Mission Parkway, Westwood, Kansas.

  At this meeting, you will be asked to consider and approve a proposal (the "Tracking Stock Proposal") involving (a) the creation of a new class of common stock of Sprint (the "PCS Stock") in connection with the restructuring of Sprint's wireless personal communications services operations (the "PCS Restructuring") and (b) a tax-free recapitalization of Sprint's common stock (the "Recapitalization"). In the PCS Restructuring, Sprint will become the sole owner of certain joint ventures that offer wireless personal communications services ("PCS") under the brand name Sprint PCS SM, by acquiring the interests of its cable company partners, Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox," and together with TCI and Comcast, the "Cable Parents"), in these joint ventures in exchange for shares of PCS Stock. The PCS Stock is intended to reflect separately the performance of these operations, the PCS business of SprintCom, Inc., a wholly-owned subsidiary of Sprint, a joint venture in which Cox maintains a minority interest, and any other future domestic wireless mobile telephony operations of Sprint or operations using PCS licenses, other than activities of the FON Group pursuant to sales agency, resale or other arrangements with the PCS Group (as defined below), which would be implemented pursuant to policies of Sprint's Board of Directors (the "PCS Group").

  The Recapitalization will be effected by reclassifying each share of Sprint's publicly-traded common stock into 1/2 share of PCS Stock and one share of a newly created class of Sprint common stock (the "FON Stock"). The FON Stock is intended to reflect the performance of Sprint's other operations, including its long distance and local telecommunications divisions, its product distribution and directory publishing businesses, its emerging non-PCS businesses, its interest in Global One and other telecommunications investments and alliances (the "FON Group"). At the Special Meeting, stockholders will also be asked to vote on a related proposal to amend certain existing equity-based incentive plans to provide for incentives consisting of shares of PCS Stock or FON Stock (the "Incentive Plans Proposal").

  Sprint's Board of Directors has recommended that stockholders approve the Tracking Stock Proposal for a number of reasons, including the following:

  . Upon completion of the PCS Restructuring, Sprint will achieve its strategic objective of obtaining integrated management control of the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology.

  . The creation of the PCS Stock will assist in meeting the capital requirements of the PCS Group by providing a publicly-traded equity security that can be used to raise capital (subject to certain priorities to sell PCS Stock granted to the Cable Parents for a specified period in connection with the PCS Restructuring) and can be issued in connection with acquisitions and investments. Sprint plans to complete an underwritten initial public offering of PCS Stock (the "IPO") concurrently with the completion of the PCS Restructuring, with proceeds to be allocated to the PCS Group.

  . Sprint believes that the creation of the PCS Stock and the FON Stock (the "Tracking Stocks"), reflecting the performance of the PCS Group and the FON Group, respectively, should enhance stockholder value by increasing market recognition of the value of Sprint and its individual lines of business represented by the PCS Group and the FON Group.

  . The Tracking Stocks will allow investors to invest in securities intended to reflect the performance of the PCS Group, the FON Group, or both, depending upon their investment objectives.

  In addition, Sprint's Board of Directors has recommended that stockholders approve the Incentive Plans Proposal which, in connection with the Tracking Stock Proposal, will permit the use of more effective management incentive approaches, with the ability to direct business-specific options and securities to employees of each Group.

  In connection with the transaction, France Telecom S.A. ("FT") and Deutsche Telekom AG ("DT") have agreed to purchase shares of PCS Stock in connection with the PCS Restructuring and the IPO so that they will maintain their aggregate 20% voting power, and to modify their agreements with Sprint to accommodate the Tracking Stock Proposal. Upon completion of the PCS Restructuring, without considering the effect of the IPO or issuances to FT and DT, the Cable Parents will own approximately 47% of the common equity of Sprint that is intended to track the performance of the PCS Group. The remaining 53% will be treated as owned by the FON Group and will be reflected in its financial statements. This 53% interest is referred to as an Inter-Group Interest, and is similar to the FON Group holding shares of PCS Stock. Taking into account the purchase of PCS Stock by FT and DT at the closing of the PCS Restructuring (but without giving effect to the IPO or related transactions), Sprint's common equity intended to track the performance of the PCS Group will be held as follows: (i) an aggregate of 46.4% will be held by the Cable Parents, (ii) an aggregate of 1.2% will be held by FT and DT in the form of Series 3 PCS Stock, and (iii) 52.4% will be held as an Inter-Group Interest by the FON Group and reflected in Sprint's publicly-traded common stock and Class A Common Stock. The number of shares of PCS Stock issued in the IPO will depend upon market conditions and is in certain cases subject to agreement with the Cable Parents pursuant to the Restructuring Agreement. Any shares issued to the public in the IPO will dilute the percentage holdings described above. The FON Group's Inter-Group Interest will be substantially eliminated in the Recapitalization, in which holders of Sprint's publicly-traded common stock will receive separate securities intended to track the performance of the PCS Group and the FON Group, respectively.

  Upon completion of the PCS Restructuring and the planned concurrent IPO, Sprint's publicly-traded common stock will remain outstanding and continue to trade on the New York Stock Exchange until the Recapitalization, which Sprint intends to complete 90-120 days after the PCS Restructuring and IPO. Although Sprint intends to complete the IPO concurrently with the PCS Restructuring, Sprint may instead elect to complete the Recapitalization concurrently with the PCS Restructuring, in which case Sprint would intend to complete the IPO within 90-120 days after the PCS Restructuring and the Recapitalization. In this event, the FON Stock would be created concurrently with the PCS Restructuring.

  Holders of PCS Stock and FON Stock will be common stockholders of Sprint and will be subject to all risks associated with an investment in Sprint and all of its businesses, assets and liabilities. In addition, implementation of the Tracking Stock Proposal will make the capital structure of Sprint more complex and may give rise to occasions when the interests of the holders of FON Stock and the holders of PCS Stock may diverge or appear to diverge. Sprint can provide no assurance as to the degree to which the market price of the PCS Stock and the FON Stock will reflect the separate performance of the PCS Group and the FON Group, respectively. At the time of completion of the Tracking Stock Proposal, the percentage equity interest of Sprint's current stockholders in Sprint's non-PCS assets will not be affected.

  FOR A DISCUSSION OF CERTAIN RISKS TO BE CONSIDERED IN CONNECTION WITH THE TRACKING STOCK PROPOSAL AND THE BUSINESS OF THE PCS GROUP, SEE "RISK FACTORS-- THE TRACKING STOCK PROPOSAL" BEGINNING ON PAGE 37 OF THE ACCOMPANYING PROXY STATEMENT AND "RISK FACTORS--THE PCS GROUP" BEGINNING ON PAGE 46 OF THE PROXY STATEMENT.

  Sprint currently intends to pay a quarterly dividend of $0.25 per share on the FON Stock, which is the current indicated dividend paid on Sprint's common stock, but does not intend to pay dividends on the PCS Stock in the foreseeable future.

  Further details of the Tracking Stock Proposal are set forth in the accompanying proxy statement. I urge you to read the entire proxy statement carefully.

  THE BOARD OF DIRECTORS, MANAGEMENT AND I BELIEVE THAT THESE PROPOSALS PRESENT AN EXCITING OPPORTUNITY TO ENHANCE STOCKHOLDER VALUE, AND WE URGE YOU TO VOTE IN FAVOR OF THESE PROPOSALS. I am pleased to inform you that FT and DT, the holders of Sprint's Class A Common Stock representing approximately 20% of the outstanding voting power of Sprint, have agreed to vote their shares in favor of the Tracking Stock Proposal and the Incentive Plans Proposal. On behalf of the Board of Directors and Management, I thank you for your cooperation and continued support.

                                          Sincerely,

                                          Chairman

                              SPRINT CORPORATION
                                P.O. BOX 11315
                          KANSAS CITY, MISSOURI 64112

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER   , 1998

                               ----------------

TO THE STOCKHOLDERS OF SPRINT CORPORATION:

  A special meeting of the stockholders (the "Special Meeting") of Sprint Corporation ("Sprint") will be held at Sprint World Headquarters, 2330 Shawnee
Mission Parkway, Westwood, Kansas on       , September  , 1998, at 10:00 a.m.
(local time) to consider and vote upon the following proposals relating to the restructuring (the "PCS Restructuring") of Sprint's wireless personal communications services ("PCS") operations pursuant to the Restructuring and Merger Agreement, dated as of May 26, 1998, among Sprint, Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox," and together with TCI and Comcast, the "Cable Parents") and various subsidiaries of such parties (the "Restructuring Agreement"):

  1. To approve and adopt the following (the "Tracking Stock Proposal"):

    (a) an amendment (the "PCS Stock Amendment") to the Restated Articles of Incorporation of Sprint (the "Existing Articles") which would, among other things:

      (i) define the "PCS Group," which is intended to consist of all business conducted by Sprint for offering or providing domestic wireless mobile telephony services or any other domestic PCS services (other than activities of the FON Group pursuant to sales agency, resale or other arrangements with the PCS Group (as defined below), which would be implemented pursuant to policies of Sprint's board of directors), as well as all acquisitions of domestic PCS licenses, and will initially include the operations of Sprint Spectrum Holdings, PhillieCo and SprintCom (each as defined in the accompanying proxy statement);

      (ii) define the "FON Group," which is intended to consist of Sprint's other operations, including its long distance and local telecommunications divisions, its product distribution and directory publishing businesses, its emerging non-PCS businesses, its interest in the Global One international strategic alliance, and its other telecommunications investments and alliances;

      (iii) establish the terms of a new class of common stock of Sprint designated "PCS Common Stock," $1.00 par value per share (the "PCS Stock"), consisting of 2,350,000,000 authorized shares, to be divided into three series: (A) PCS Common Stock--Series 1 ("Series 1 PCS Stock"), entitling the holders thereof to a vote per share to be adjusted prior to each stockholder vote as described in the accompanying proxy statement, (B) PCS Common Stock--Series 2 ("Series 2 PCS Stock"), to be issued to certain subsidiaries of the Cable Parents pursuant to the Restructuring Agreement, entitling the holders thereof to a vote per share equal to 1/10th of the vote per share of the Series 1 PCS Stock, and (C) PCS Common Stock--Series 3 ("Series 3 PCS Stock"), to be issued to France Telecom S.A. ("FT") and Deutsche Telekom AG ("DT"), entitling the holders thereof to the same vote per share as the Series 1 PCS Stock;

      (iv) establish the terms of a new class of preferred stock of Sprint designated "Preferred Stock--Seventh Series, Convertible," no par value (the "PCS Preferred Stock"), consisting of 300,000 authorized shares, convertible into shares of Series 1 PCS Stock or Series 2 PCS Stock as described in the accompanying proxy statement;

      (v) reclassify each outstanding share of Class A Common Stock of Sprint, par value $2.50 per share (the "Existing Class A Common Stock"), that is held by DT into one share of a new class of common stock designated "Class A Common Stock--Series DT," $2.50 par value per share ("DT Class A Stock"), consisting of 100,000,000 authorized shares, entitling the holder thereof to the same vote per share as the Existing Class A Common Stock; and

      (vi) establish the terms of a new class of common stock of Sprint designated "Series 2 Common Stock," $2.50 par value per share (the "Series 2 Common Stock"), which will only be issued if Sprint converts the outstanding shares of PCS Stock into shares of Sprint's Common Stock, par value $2.50 per share (the "Existing Common Stock"), at a time when shares of Series 2 PCS Stock are outstanding, such Series 2 Common Stock to consist of 500,000,000 authorized shares, each to be identical to a share of Existing Common Stock except that such share will entitle the holder thereof to 1/10th of a vote per share;

    (b) an additional amendment (the "Recapitalization Amendment," and together with the PCS Stock Amendment, the "Articles Amendment") to the Existing Articles which would, among other things:

      (i) reclassify each outstanding share of Existing Common Stock into 1/2 share of Series 1 PCS Stock and one share of a new class of common stock intended to reflect separately the performance of the FON Group and designated "FON Common Stock--Series 1," $2.00 par value per share (the "Series 1 FON Stock"), consisting of 2,500,000,000 authorized shares, entitling the holders thereof to one vote per share;

      (ii) redesignate the authorized shares of Series 2 Common Stock as "FON Common Stock--Series 2," $2.00 par value per share (the "Series 2 FON Stock," and, with the Series 1 FON Stock and the Series 3 FON Stock, the "FON Stock"), which will only be issued if Sprint converts the outstanding shares of PCS Stock into shares of FON Stock at a time when shares of Series 2 PCS Stock are outstanding, with each share identical to a share of Series 2 Common Stock; and

      (iii) reclassify each existing share of DT Class A Common Stock and each share of Existing Class A Common Stock held by FT so that each such share will, among other things, represent an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to issue, to each holder thereof, a number of shares of Series 3 FON Stock or Series 3 PCS Stock (or, with respect to certain designated transferees of such holder, Series 1 FON Stock or Series 1 PCS Stock, respectively), but only to the extent such shares of Existing Class A Common Stock or DT Class A Stock, as the case may be, represent a number of unissued shares of FON Stock or PCS Stock, as applicable. Each share will entitle the holder thereof to a vote per share equivalent to the number of votes that the share(s) of FON Stock and PCS Stock represented by such share would be entitled to receive (plus, in certain cases, an increased voting power resulting from certain anti-dilution protections);

    (c) the Restructuring Agreement and the performance by Sprint of all obligations of Sprint contemplated under the Restructuring Agreement, including, among other things:

      (i) Sprint's acquisition from the Cable Parents of their respective interests in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (together with their subsidiaries, including Sprint Spectrum L.P., "Sprint Spectrum Holdings") by means of tax-free mergers of newly-formed, wholly-owned subsidiaries of Sprint with and into the corporate subsidiaries of the Cable Parents that directly or indirectly own their respective interests in Sprint Spectrum Holdings; and

      (ii) Sprint's acquisition from TCI and Cox of their respective interests in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. (together, "PhillieCo") by means of tax-free mergers of newly formed, wholly-owned subsidiaries of Sprint with and into the corporate subsidiaries of TCI and Cox that directly or indirectly own their respective interests in PhillieCo;

    (d) the following issuances by Sprint:

      (i) the issuance of shares of Series 2 PCS Stock and warrants to acquire shares of PCS Stock (the "Warrants") to certain subsidiaries of the Cable Parents as consideration for the acquisition of the interests in Sprint Spectrum Holdings and PhillieCo acquired from such subsidiaries of the Cable Parents in the PCS Restructuring;

      (ii) the issuance of Series 1 PCS Stock in an underwritten initial public offering as described in the accompanying proxy statement;

      (iii) the issuance of shares of PCS Preferred Stock to the Cable Parents to purchase up to $240 million of indebtedness advanced by the Cable Parents to fund the operations of Sprint Spectrum Holdings between May 26, 1998 and the closing of the PCS Restructuring, which shares of PCS

    Preferred Stock may be issued directly for the purchase of such indebtedness or as consideration in the PCS Restructuring with respect to any of such indebtedness as is capitalized by the Cable Parents before the closing of the PCS Restructuring;

      (iv) the issuance of Series 3 PCS Stock to FT and DT upon the exercise by FT and DT of their rights to purchase shares to maintain their specified ownership level or voting power (as to any stockholder generally, "Equity Purchase Rights") in connection with the PCS Restructuring and the issuance of Series 3 PCS Stock or Series 3 FON Stock to FT and DT from time to time in the future pursuant to their exercise of such Equity Purchase Rights; and

      (v) the issuance of PCS Stock to FT and DT and the Cable Parents (if so elected by the Cable Parents) upon the exercise of their respective Equity Purchase Rights in connection with the IPO and (subject to certain exceptions) any future issuances of PCS Stock or creation of an equity interest of the FON Group in the PCS Group (an "Inter-Group Interest"); and

    (e) the creation, pursuant to the Restructuring Agreement, of Inter-Group Interests of the FON Group in the PCS Group that will have terms equivalent to the Warrants and the PCS Preferred Stock, respectively (the "Warrant Inter-Group Interest" and "Preferred Inter-Group Interest," respectively).

  2. To approve amendments to certain of Sprint's equity-based incentive plans (the "Incentive Plans Proposal") that, among other things, (i) authorize stock-based awards with respect to 10,000,000 shares of Series 1 PCS Stock to replace the Sprint Spectrum L.P. Long-Term Incentive Compensation Plan and
(ii) permit non-employee members of the Board of Directors to participate with Sprint employees under the 1997 Long-Term Stock Incentive Program.

  The close of business on       , 1998 has been designated as the record date
for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

                                          By order of the Board of Directors

                                          Don A. Jensen
                                          Vice President and Secretary

Westwood, Kansas
      , 1998


                            YOUR VOTE IS IMPORTANT

   We consider the vote of each stockholder important, whatever the number of shares held. Whether or not you plan to attend the meeting in person, please sign, date and return your proxy in the enclosed envelope at your earliest convenience. The affirmative vote of a majority of the outstanding shares of Sprint Voting Stock (defined in the accompanying proxy statement), voting together as a single class, the affirmative vote of a majority of the outstanding shares of Existing Common Stock, voting as a separate class, and the affirmative vote of a majority of the outstanding shares of Existing Class A Common Stock, voting as a separate class, are necessary for the approval of the Tracking Stock Proposal. The affirmative vote of a majority of the outstanding shares of Sprint Voting Stock present in person or voting by proxy is necessary for approval of the Incentive Plans Proposal. FT and DT, the holders of Sprint's Existing Class A Common Stock representing approximately 20% of the outstanding voting power of Sprint, have agreed to vote their shares in favor of the Tracking Stock Proposal and the Incentive Plans Proposal. The prompt return of your proxy will save expense to your company.


               THE BOARD OF DIRECTORS REQUESTS THAT YOU PROMPTLY
             COMPLETE, EXECUTE AND RETURN THE ACCOMPANYING PROXY.

                                                                PRELIMINARY COPY

                               SPRINT CORPORATION
                                 P.O. BOX 11315
                          KANSAS CITY, MISSOURI 64112

     ---------------------------------------------------------------

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER  , 1998

     ---------------------------------------------------------------



                    THIS PROXY STATEMENT IS BEING MAILED TO
                        STOCKHOLDERS ON           , 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                         ------
QUESTIONS AND ANSWERS RELATING TO THE SPECIAL MEETING...................      1
COMMON STOCK CAPITAL STRUCTURE..........................................      6
PROXY STATEMENT SUMMARY.................................................      7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................     36
RISK FACTORS--THE TRACKING STOCK PROPOSAL...............................     37
RISK FACTORS--THE PCS GROUP.............................................     46
MARKET PRICE OF AND DIVIDENDS ON EXISTING COMMON STOCK..................     51
THE SPECIAL MEETING.....................................................     52
THE TRACKING STOCK PROPOSAL.............................................     55
DESCRIPTION OF CAPITAL STOCK............................................     98
FUTURE INTER-GROUP INTEREST.............................................    123
ANTI-TAKEOVER CONSIDERATIONS............................................    125
FT AND DT ARRANGEMENTS..................................................    128
INCENTIVE PLANS PROPOSAL................................................    145
EXECUTIVE OFFICERS AND DIRECTORS OF SPRINT..............................    152
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........    155
EXECUTIVE COMPENSATION..................................................    156
INDEPENDENT AUDITORS....................................................    165
STOCKHOLDER PROPOSALS...................................................    166
AVAILABLE INFORMATION...................................................    166
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................    167
GLOSSARY................................................................    G-1
INDEX OF DEFINED TERMS..................................................   G-21
ANNEX I -- SPRINT CONSOLIDATED FINANCIAL INFORMATION....................    I-1
  Selected Financial Data...............................................    I-1
  Management's Discussion and Analysis of Financial Condition and
   Results of Operations................................................    I-3
  Financial Statements and Notes Thereto................................   I-18
  Unaudited Pro Forma Condensed Combined Financial Statements...........   I-44
ANNEX II -- PCS GROUP INFORMATION.......................................   II-1
  Business..............................................................   II-1
  Historical PCS Group Selected Financial Data..........................  II-16
  Management's Discussion and Analysis of Financial Condition and
   Results of Operations................................................  II-17
  PCS Group Financial Statements and Notes Thereto......................  II-25
  Sprint Spectrum Holding Company Combined With MinorCo and PhillieCo
   Selected Financial Data..............................................  II-34
  Sprint Spectrum Holding Company Combined With MinorCo and PhillieCo
   Management's Discussion and Analysis of Financial Condition and
   Results of Operations................................................  II-35
  Independent Auditors' Report..........................................  II-45
ANNEX III -- FON GROUP INFORMATION......................................  III-1
  Business..............................................................  III-1
  Selected Financial Data...............................................  III-9
  Management's Discussion and Analysis of Financial Condition and
   Results of Operations................................................ III-10
  Financial Statements and Notes Thereto................................ III-26
ANNEX IV -- PROPOSED AMENDED AND RESTATED ARTICLES OF INCORPORATION.....   IV-1
ANNEX V -- THE RESTRUCTURING AGREEMENT..................................    V-1
ANNEX VI -- THE TAX SHARING AGREEMENT...................................   VI-1
ANNEX VII -- AMENDED INCENTIVE PLANS....................................  VII-1
ANNEX VIII -- OPINIONS OF FINANCIAL ADVISORS............................ VIII-1

                             QUESTIONS AND ANSWERS
                        RELATING TO THE SPECIAL MEETING

Q: WHY AM I RECEIVING THIS PROXY STATEMENT?

A: Sprint is sending this Proxy Statement to you in connection with a special meeting of the stockholders of Sprint at which the stockholders will be asked to consider and approve a proposal (the "Tracking Stock Proposal") that would, among other things:

  1. Create a class of common stock called PCS Stock intended to separately reflect the performance of Sprint's wireless personal communications services ("PCS") operations and create a separate class of common stock called FON Stock intended to reflect the performance of all of Sprint's other operations (including long distance and local telephone services). These stocks are referred to herein as the "Tracking Stocks."

  2. Enable Sprint to own and control 100% of the PCS network operating under the Sprint brand name (subject to a 40.8% minority interest in the entity holding the PCS license for and conducting operations in the Los Angeles/San Diego/Las Vegas MTA) by acquiring the remaining interests in certain joint ventures from its partners, TCI, Comcast and Cox (collectively, the "Cable Parents").

  At the special meeting, you are also being asked to vote on a related proposal to amend certain existing employee stock plans (the "Incentive Plans Proposal") in connection with the Tracking Stock Proposal. The Sprint Board is seeking your proxy to vote in favor of the Tracking Stock Proposal and the Incentive Plans Proposal.

Q: WHAT IS A TRACKING STOCK?

A: A tracking stock is common stock of a corporation, in this case Sprint, that is intended to "track" the performance of a group of assets or a subsidiary. Under the Tracking Stock Proposal, Sprint would, among other things, create two classes of Tracking Stock, the PCS Stock and the FON Stock.

  . The PCS Stock is intended to reflect the separate performance of Sprint's PCS operations (the "PCS Group"), which are intended to consist of all of Sprint's domestic wireless mobile telephony operations or other operations using domestic PCS licenses (other than activities of the FON Group pursuant to sales agency, resale or other arrangements with the PCS Group (as defined below), which would be implemented pursuant to policies of Sprint's board of directors) and will initially include the operations of (i) Sprint Spectrum Holding Company, L.P. and MinorCo, L.P., together with their subsidiaries, including Sprint Spectrum L.P. ("Sprint Spectrum") and American PCS, L.P. and its subsidiaries ("APC"), as well as a 59.2% interest in Cox Communications PCS, L.P. and its subsidiaries ("Cox PCS") (collectively, "Sprint Spectrum Holdings"); (ii) PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P., together with their subsidiaries (collectively, "PhillieCo"); and (iii) SprintCom, Inc. and SprintCom Equipment Company, L.P. (collectively, "SprintCom").

  . The FON Stock is intended to reflect the performance of all of Sprint's other operations (the "FON Group"), including its long distance and local telecommunications divisions, its product distribution and directory publishing businesses, its emerging non-PCS businesses, its interest in Global One and other telecommunications investments and alliances.

  There can be no assurance that the public markets will treat the Tracking Stocks as in fact reflecting the performance of these businesses.

Q: WHAT IS THE PURPOSE OF THE TRACKING STOCK PROPOSAL?

A: Implementing the Tracking Stock Proposal will enable Sprint to achieve its strategic objective of obtaining integrated management control of the operations and buildout of the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. In addition, the creation of the PCS Stock will assist in meeting the capital requirements of the PCS Group by creating an additional publicly-traded equity security that can be used to raise capital (subject to certain priorities to sell PCS Stock granted to the Cable Parents for a specified period in connection with the PCS Restructuring) and can be issued in connection with acquisitions and investments. Further, the Tracking Stocks are intended to reflect the separate performance of the PCS Group and the FON Group, which Sprint believes should increase market recognition of the value of Sprint and its individual lines of business reflected by the Tracking Stocks.

Q: WHAT IS THE PURPOSE OF THE INCENTIVE PLANS PROPOSAL?

A: The Incentive Plans Proposal will, among other things, replace Sprint
   Spectrum's current incentive compensation plan with a plan that permits awards of PCS Stock and options to purchase PCS Stock. Implementing the Incentive Plans Proposal will enable Sprint to create more effective management incentive approaches by having the ability to direct business-specific options, securities and other incentive awards to employees using a class of stock (either PCS Stock or FON Stock) that reflects the performance of a particular group (either the PCS Group or the FON Group). In addition, non-employee directors will be authorized to participate in the same manner as Sprint employees in certain incentive programs.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE TRACKING STOCK PROPOSAL AND THE
   INCENTIVE PLANS PROPOSAL?

A: The approval of the Tracking Stock Proposal requires the affirmative vote of the holders of a majority of the outstanding voting power of each of the following voting groups:

  . the outstanding shares of Sprint voting stock, voting together as a single class;

  . the outstanding shares of Sprint's publicly-traded common stock, voting as a separate class; and

  . the outstanding shares of Sprint's Class A Common Stock, voting as a separate class.

  The approval of the Incentive Plans Proposal requires the affirmative vote of the holders of a majority of the shares of Sprint voting stock present in person or voting by proxy.

  France Telecom S.A. ("FT") and Deutsche Telekom AG ("DT"), the holders of the outstanding shares of Sprint's Class A Common Stock representing approximately 20% of the outstanding voting power of Sprint, have agreed to vote their shares in favor of the Tracking Stock Proposal and the Incentive Plans Proposal.

Q: WHAT DOES THE SPRINT BOARD RECOMMEND?

A: Sprint's Board of Directors has approved each proposal, and recommends that you vote "FOR" the Tracking Stock Proposal and the Incentive Plans Proposal.

Q: WHEN AND WHERE WILL THE SPECIAL MEETING BE HELD?

A: The special meeting will be held on September   , 1998, at 10:00 a.m.
   (local time) at Sprint World Headquarters, 2330 Shawnee Mission Parkway, Westwood, Kansas.

Q: WHAT DO I NEED TO DO NOW?

A: Please read the Proxy Statement. Whether or not you plan to attend the special meeting, mail in your signed proxy card in the enclosed return envelope as soon as possible so that you can be sure that your shares will be represented at the special meeting.

Q: WHAT HAPPENS AFTER THE PROPOSALS ARE APPROVED?

A: If the proposals are approved, Sprint intends to complete the following:

  . The "PCS Restructuring." Sprint will create the PCS Group and the FON Group and acquire the Cable Parents' 60% interest in Sprint Spectrum Holdings and the 53% interest of TCI and Cox in PhillieCo in exchange for (i) shares of low-vote PCS Stock representing a total of approximately 47% of the pre-IPO equity of Sprint that is intended to track the performance of the PCS Group and warrants to acquire additional shares of PCS Stock and (ii) under certain circumstances, shares of PCS Preferred Stock.

  . The "IPO." Sprint will, subject to prevailing market and other conditions, offer and sell full vote PCS Stock in a public offering for cash and allocate the net proceeds to the PCS Group.

  . The "Recapitalization." Sprint will convert each share of its publicly-traded common stock into one share of FON Stock and 1/2 share of PCS Stock. The Class A Common Stock will not be converted but will thereafter represent a certain number of unissued shares of Series 3 FON Stock and a certain number of unissued shares of Series 3 PCS Stock, the aggregate number of such unissued shares to be determined on an equivalent basis to the conversion of the publicly-traded common stock.

  . Arrangements with FT and DT. In connection with the PCS Restructuring and the IPO, FT and DT will purchase additional shares of PCS Stock so that they maintain their current 20% voting power in Sprint. Sprint, FT and DT have agreed to make modifications to Sprint's agreements with FT and DT to accommodate the Tracking Stock Proposal.

  . Other Issuances of PCS Stock. The Cable Parents may, but are not required to, purchase additional shares of low-vote PCS Stock in connection with the IPO to maintain their respective economic interests.

  . The "Incentive Plans Amendments." Concurrent with the PCS Restructuring, Sprint will adopt certain amendments to its equity-based incentive plans, together with other amendments adopted by the Sprint Board, to take into account the Recapitalization.

Q: WHAT IS AN "INTER-GROUP INTEREST?"

A: At the time of the PCS Restructuring, Sprint will determine the total number of shares of PCS Stock intended to track the performance of the PCS Group. At the closing, Sprint will issue 46.4% of those shares to the Cable Parents and 1.2% of those shares to FT and DT (before giving effect to the IPO). In exchange, Sprint will become the sole owner of each entity in the PCS Group (subject to Cox's minority ownership interest in Cox PCS). The remaining unissued 52.4% will be represented on the FON Group financial statements, as an ownership interest of the FON Group in the PCS Group. This interest will be similar to the FON Group holding tracking stock of the PCS Group. Because Sprint cannot own stock in itself, Sprint will keep track of its remaining equity interest in the PCS Group as an "Inter-Group Interest." Until the Recapitalization occurs, the value of this Inter-Group Interest should be reflected in Sprint's publicly-traded common stock. The shares of PCS Stock that are issued to holders of Sprint's publicly-traded common stock in the Recapitalization will represent substantially all of this Inter-Group Interest.

Q: AFTER THE RECAPITALIZATION, WILL THE OUTSTANDING SHARES OF PCS STOCK
   REPRESENT ALL OF THE FON GROUP'S INTER-GROUP INTEREST?

A: Yes, substantially all. Sprint estimates that the shares of PCS Stock issued in the Recapitalization together with the PCS Stock issued to FT, DT and the Cable Parents and those reserved for issuance to FT and DT as a result of their ownership of Class A Common Stock on the date of the Recapitalization, will represent substantially all of the Sprint equity that tracks the performance of the PCS Group. Thus, the Recapitalization is intended to largely eliminate the FON Group's Inter-Group Interest. The FON Group will likely retain a small amount of Inter-Group Interest equal to the number of shares of PCS Stock issued in the Recapitalization. Sprint expects that any Inter-Group Interest remaining after the Recapitalization will be eliminated over time as currently outstanding employee stock options that are converted in part into options to purchase PCS Stock are exercised and as shares of PCS Stock are issued upon conversion by holders of Sprint's existing convertible preferred stock.

Q: WHEN WILL ALL OF THIS TAKE PLACE?

A: As soon as practicable after stockholder approval, Sprint will complete the PCS Restructuring, together with either the IPO or the Recapitalization.

  Sprint expects that the IPO will be completed at the time of the PCS Restructuring, in which case the Recapitalization would occur 90-120 days later. However, Sprint may decide, based on prevailing market conditions or other reasons, to defer the IPO and instead complete the Recapitalization at the time of the PCS Restructuring. If Sprint defers the IPO, Sprint intends to complete it within 90-120 days after the PCS Restructuring, although there can be no assurance that the IPO will be completed.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES?

A: No. If the Tracking Stock Proposal is approved, then in the Recapitalization, each of your shares of existing common stock will be automatically converted into one share of FON Stock and 1/2 share of PCS Stock.

  In connection with this conversion, the stock certificate representing your shares of existing common stock will represent ownership of the same number of shares of FON Stock. Sprint will send to you your certificates for PCS Stock.

Q: HOW AND WHEN DO I RECEIVE MY CERTIFICATES FOR THE PCS STOCK?

A: You do not need to do anything to receive your certificates for the PCS
   Stock. Certificates representing whole shares of PCS Stock (and cash for any fractional shares) will be mailed to you at the time of the Recapitalization.

  Please note, if Sprint completes the IPO before the Recapitalization (as is currently expected), there will be a public market for the PCS Stock. However, as an existing Sprint stockholder, you will not receive shares of PCS Stock until the Recapitalization, which is expected to occur 90-120 days after the IPO.

Q: WILL THE TRACKING STOCK PROPOSAL RESULT IN A CHANGE IN CONTROL OF SPRINT?

A: No. There will be no change in control of Sprint as a result of the approval of the Tracking Stock Proposal. The Tracking Stocks will be held by the public, the Cable Parents and Sprint's current holders of Class A Common Stock, FT and DT. Currently, FT and DT together own 20% of the outstanding voting power of Sprint and will have the right to maintain their ownership not in excess of 20% (or 30% after July 31, 2010) of the voting power represented by Sprint's combined classes of common stock.

  The Cable Parents will become significant stockholders of Sprint through their ownership of PCS Stock. However, because they will receive a special series of low vote PCS Stock in the PCS Restructuring (with each share carrying 1/10th of the vote of a share of Series 1 PCS Stock), it is anticipated that, together, they will control less than 5% of the combined votes of the outstanding Sprint voting stock. The Cable Parents will also be limited in their ability to acquire additional shares of the Tracking Stocks.

Q: WILL THE TRACKING STOCK PROPOSAL RESULT IN A SPIN-OFF?

A: No. The Tracking Stock Proposal will not result in a distribution or spin-off of any assets or liabilities of Sprint or its subsidiaries. Holders of PCS Stock and FON Stock will continue to be common stockholders of Sprint and, as such, will be subject to all risks associated with an investment in Sprint and all of its businesses, assets and liabilities.

Q: WHAT ARE THE TAX CONSEQUENCES TO ME?

A: Based upon the facts and the law at the time of the signing of the Restructuring Agreement, Sprint has received an opinion from its outside legal advisors that, except for any cash received for fractional shares, the reclassification of the stock of Sprint into various classes of Tracking Stock will, for U.S. federal income tax purposes, be tax-free to you. For U.S. federal income tax purposes, cash received for fractional shares will likely result in recognition of gain or loss. You should consult a tax advisor.

Q: WILL THE TRACKING STOCKS BE LISTED ON THE NEW YORK STOCK EXCHANGE?

A: Yes. Until the Recapitalization, Sprint's existing publicly-traded common stock will continue to be traded on the New York Stock Exchange (the "NYSE") under the symbol "FON," which will be the same symbol under which the FON Stock will trade after the Recapitalization. Sprint expects that the PCS Stock will be traded on the NYSE under the symbol "PCS."

Q: WHAT VOTING RIGHTS WILL I HAVE AFTER THE RECAPITALIZATION?

A: Each share of FON Stock will entitle you to one vote. The voting power of each share of PCS Stock will fluctuate depending on the public market value of the PCS Stock compared to the FON Stock. Each share of PCS Stock that you receive will be entitled to a number of votes equal to the ratio of (i) the price of one share of PCS Stock to (ii) the price of one share of FON Stock. These prices will be calculated using an average over the 20 trading days ending 10 trading days before the record date for any stockholder vote.

  All classes and series of FON Stock and PCS Stock and any Preferred Stock then outstanding and entitled to vote will vote together as a single class except in certain limited circumstances under which the holders of FON Stock or PCS Stock (and, in each case, Class A Common Stock to the extent it represents unissued shares of either FON Stock or PCS Stock) will have rights to vote as a separate class, including (i) to approve certain changes to the Restated Articles of Incorporation of Sprint that change the aggregate number of shares of stock of the class, that alter the par value of the shares of stock of the class or that adversely affect the rights of the class, and (ii) in the case of the PCS Stock (and Class A Common Stock to the extent it represents unissued shares of PCS Stock), to (A) approve a spin-off of the PCS Group within two years of the closing of the PCS Restructuring and (B) amend a provision of Sprint's bylaws relating to the Capital Stock Committee of the Sprint Board.

Q: WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: After the Recapitalization, Sprint currently intends to pay a quarterly dividend of $0.25 per share on the FON Stock, which is the current indicated dividend paid on Sprint's common stock. The Sprint Board does not anticipate paying dividends on the PCS Stock in the foreseeable future.

Q:HOW WILL THE TRACKING STOCK PROPOSAL AFFECT FUTURE FINANCIAL STATEMENT PRESENTATIONS OF SPRINT?

A: Sprint has presented in this Proxy Statement, and will present in its future periodic filings, full financial statements of each of the PCS Group and the FON Group, in addition to the consolidated financial statements of Sprint. The financial statements of the PCS Group together with the financial statements of the FON Group comprise all of the accounts included in the corresponding consolidated financial statements of Sprint. Presentation of the separate PCS Group and FON Group financial statements will provide current and potential investors in PCS Stock and FON Stock with financial information regarding the underlying businesses of the PCS Group and the FON Group, the performance of which the PCS Stock and FON Stock is intended to "track." Sprint, however, will retain all beneficial ownership (subject to minority interests) and control of the PCS Group's and the FON Group's assets and operations. Because the stockholders of the PCS Stock and FON Stock will be subject to risks associated with an investment in a single company and all of Sprint's businesses, assets and liabilities, the PCS Group and FON Group financial statements should be read in conjunction with Sprint's consolidated financial statements.

Q: WHAT SHOULD I DO IF I HAVE ADDITIONAL QUESTIONS?

A: If you have any questions prior to the special meeting, please call
   Sprint's Information Agent, D.F. King & Co., Inc., 1-800 -      OR
   (212)    .

HOLDERS OF FON STOCK AND PCS STOCK WILL BE SUBJECT TO THE RISKS ASSOCIATED WITH AN INVESTMENT IN A SINGLE CORPORATION AND ALL OF SPRINT'S BUSINESSES, ASSETS AND LIABILITIES. EVENTS ATTRIBUTABLE TO THE FON GROUP OR THE PCS GROUP THAT AFFECT SPRINT'S RESULTS OF OPERATIONS OR FINANCIAL CONDITION COULD AFFECT THE RESULTS OF OPERATIONS OR FINANCIAL POSITION OF THE OTHER GROUP OR THE MARKET PRICE OF THE FON STOCK OR PCS STOCK. ANY NET LOSSES OF THE FON GROUP OR THE PCS GROUP, AND DIVIDENDS OR DISTRIBUTIONS ON, OR REPURCHASES OF, FON STOCK, PCS STOCK OR PREFERRED STOCK OR OTHER STOCK OR INTERESTS WILL REDUCE THE FUNDS OF SPRINT THAT ARE LEGALLY AVAILABLE FOR PAYMENT OF FUTURE DIVIDENDS ON THE FON STOCK AND THE PCS STOCK.

OWNERSHIP OF PCS STOCK WILL NOT REPRESENT A DIRECT LEGAL INTEREST IN THE ASSETS AND LIABILITIES OF THE PCS GROUP. RATHER, THE PCS STOCK WILL BE COMMON STOCK OF SPRINT REPRESENTING AN OWNERSHIP INTEREST IN SPRINT. HOWEVER, THE PCS STOCK WILL BE INTENDED TO TRACK THE PERFORMANCE OF ONLY THE PCS GROUP.

                         COMMON STOCK CAPITAL STRUCTURE
                    Current Common Stock Capital Structure


                                Current Sprint
                               Stockholders (1)

                                    Sprint                    Cable
                                    Common                   Parents
                                    Stock

                                    Sprint

                 Non-PCS           SprintCom          Sprint Spectrum Holdings,
                Businesses                                    PhilleCo
                                                            and Affiliates

--------------------------------------------------------------------------------

                    Proposed Common Stock Capital Structure
        After PCS Restructuring and IPO -- Before Recapitalization (2)

                     Current Sprint           Cable             New Public
                     Stockholders(1)         Parents          Stockholders(1)

                                                        IPO

                         Sprint                PCS
                         Common               Stock
                        Stock(3)

                         SPRINT
                                                Tracking


           FON Group                         PCS Group
           ---------          ----------------------------------------
           Non-PCS            SprintCom      Sprint Spectrum Holdings,
           Businesses                                PhilleCo
                                                  and Affiliates


                          All Transactions Completed

                       Current Sprint             Cable           New Public
                      Stockholders (4)           Parents         Stockholders(1)

                                                            IPO

                FON                      PCS
               Stock                    Stock

                            SPRINT

           Tracking                       Tracking(5)


           FON Group                         PCS Group
           ---------          ----------------------------------------
           Non-PCS            SprintCom      Sprint Spectrum Holdings,
           Businesses                                PhilleCo
                                                  and Affiliates



------------------

(1) Includes holdings by FT and DT.
(2) Assumes that the IPO occurs at the same time as the PCS Restructuring and before the Recapitalization. However, Sprint may decide to defer the IPO and instead complete the Recapitalization at the time of the PCS Restructuring. There is no assurance that the IPO will be completed.
(3) Includes substantial Inter-Group Interest in the PCS Group.
(4) FT and DT will own Class A Common Stock after the Recapitalization that represent unissued shares of FON Stock and PCS Stock.
(5) Together with the shares of PCS Stock represented by FT and DT's Class A Stock, represents substantially all of the equity of Sprint intended to track the performance of the PCS Group. The FON Group will likely retain a small Inter-Group Interest after the Recapitalization.

-------------------------------------------------------
Key
-------  legal ownership
-  -  -  tracking stock interest; not a legal ownership
-------------------------------------------------------

The Common Stock Capital Structure charts set forth above show the legal ownership interests and the tracking stock interests of the Current Sprint Stockholders, the Cable Parents and the New Public Stockholders in Sprint, the FON Group and the PCS Group as they currently exist, as they are intended to exist after the PCS Restructuring and prior to the IPO (before the Recapitalization) and when all transactions are completed. In the table entitled "Current Common Stock Capital Structure," the Current Sprint Stockholders have a legal ownership interest in Sprint through their respective holdings of Sprint Common Stock, and Sprint has a legal ownership interest in each of the Non-PCS Businesses, SprintCom and Sprint Spectrum Holdings, Phillieco and Affiliates. The Cable Parents also have a legal ownership interest in Sprint Spectrum Holdings, Phillieco and Affiliates.

In the table entitled "Proposed Common Stock Capital Structure - After PCS Restructuring and IPO - Before Recapitalization," the Current Sprint Stockholders have a legal ownership interest in Sprint through their respective holdings of Sprint Common Stock. The Cable Parents have a legal ownership in Sprint through their respective holdings of PCS Stock, and the New Public Stockholders have a legal ownership interest in Sprint through their respective holdings of PCS Stock issued in the IPO. Both the Cable Parents and the New Public Stockholders have a tracking stock interest (not a legal ownership interest) in the PCS Group through their respective holdings of PCS Stock. Sprint has a legal ownership interest in the companies that comprise the FON Group and the PCS Group, respectively.

In the table entitled, "Proposed Common Stock Capital Structure - All Transactions Completed," the Current Sprint Stockholders have a legal ownership interest in Sprint through their respective holdings of FON Stock and PCS Stock, and have a tracking stock interest (not a legal ownership interest) in the companies that comprise the FON Group and the PCS Group, respectively, through their respective holdings of FON Stock and PCS Stock. The Cable Parents have a legal ownership interest in Sprint through their respective holdings of PCS Stock, and have a tracking stock interest (not a legal ownership interest) in the companies that comprise the PCS Group through their respective holdings of PCS Stock. The New Public Stockholders have a legal ownership interest in Sprint through their respective holdings of PCS Stock and have a tracking stock interest (not a legal ownership interest) in the companies that comprise the PCS Group through their respective holdings of PCS Stock.

                            PROXY STATEMENT SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement, including the Glossary and the Annexes hereto (collectively, the "Proxy Statement"), or incorporated by reference herein. The term "PCS Group" as used herein, unless otherwise stated, refers to the entities, businesses, and interests that will comprise the PCS Group (as further defined in the Glossary) if the Tracking Stock Proposal is implemented. Unless the context otherwise indicates, references herein to the Series 1 FON Stock also refer to the Existing Common Stock before the creation of the Series 1 FON Stock pursuant to the Recapitalization. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained herein and incorporated by reference herein. Stockholders of Sprint are urged to read this Proxy Statement and the documents incorporated herein by reference in their entirety. Capitalized terms not defined herein have the meanings ascribed to them in the Glossary which appears immediately before the Annexes.

                                    GENERAL

  Stockholders are being asked to vote upon and approve the Tracking Stock Proposal to create two new classes of common stock, each intended to reflect the performance of certain of Sprint's business operations, in connection with the restructuring of Sprint's domestic wireless mobile telephony operations (the "PCS Restructuring") pursuant to the Restructuring and Merger Agreement, dated as of May 26, 1998, among Sprint, Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox," and together with TCI and Comcast, the "Cable Parents") and various subsidiaries of such parties (the "Restructuring Agreement"). The Cable Parents and Sprint are referred to herein as the "Parents." In connection with the Tracking Stock Proposal, stockholders are also being asked to vote upon and approve the Incentive Plans Proposal.

                                 THE PCS GROUP

  The PCS Group (singularly, a "Group," and, together with the FON Group, the "Groups"), which markets its wireless telephony products and services under the Sprint(R) and Sprint PCSSM brand names, operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. The
PCS Group owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. See "ANNEX II-- PCS Group Information."

  The PCS Group initially will consist of (i) Sprint Spectrum Holding Company, L.P. and MinorCo, L.P., together with their subsidiaries, including Sprint Spectrum L.P. ("Sprint Spectrum") and American PCS, L.P. and its subsidiaries ("APC"), as well as a 59.2% interest in Cox Communications PCS, L.P. and its subsidiaries ("Cox PCS") (collectively, "Sprint Spectrum Holdings"); (ii) PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P., together with their subsidiaries (collectively, "PhillieCo"); and (iii) SprintCom, Inc. and SprintCom Equipment Company, L.P. (collectively, "SprintCom"). Certain information concerning the PCS Group, including the number of Pops covered by licenses held by the PCS Group, is set forth in the chart below:

                           PCS GROUP LICENSE COVERAGE

                                            SPRINT OWNERSHIP
                                            ----------------
                                        BEFORE PCS     AFTER PCS
ENTITY                    POPS (/1/)   RESTRUCTURING RESTRUCTURING              LICENSES
------                   ------------- ------------- -------------              --------
                         (IN MILLIONS)
Sprint Spectrum.........     155.9          40.0%        100.0%    30 MTAs
Cox PCS(/2/)............      21.0          23.7          59.2     Los Angeles-San Diego-Las Vegas MTA
APC.....................       8.3          40.0         100.0     Washington D.C.-Baltimore MTA
PhillieCo...............       9.2          47.1         100.0     Philadelphia MTA
SprintCom...............      74.9         100.0         100.0     139 BTAs
                             -----
    Total:                   269.3
                             =====

--------
(1) Based upon 1997 population data supplied by Equifax Inc.
(2) Sprint Spectrum Holdings' current 59.2% ownership interest in Cox PCS will not be affected by the Tracking Stock Proposal. Pops data for Cox PCS includes 100% of its Pops, not the PCS Group's proportional interest.

  The Board of Directors of Sprint (the "Sprint Board") has adopted policies (the "Tracking Stock Policies") providing, among other things, that any business conducted by Sprint to offer or provide Domestic Wireless Mobile Telephony Services and any other Domestic PCS Services (other than any activities of the FON Group pursuant to sales agency, resale or other arrangements with the PCS Group, which would be implemented pursuant to the Tracking Stock Policies), and all acquisitions of Domestic PCS Licenses, will be allocated to the PCS Group. In the future, the Sprint Board may, in its discretion, allocate additional businesses, assets or liabilities to the PCS Group, or dispose of or transfer businesses, assets or liabilities from the PCS Group, subject to the Tracking Stock Policies. The Tracking Stock Policies generally may be modified, suspended or rescinded and additions adopted or exceptions made by the Sprint Board at any time, subject to certain limitations described under "The Tracking Stock Proposal--The Tracking Stock Policies" and the Sprint Board's fiduciary duties (although there is no present intention to do so, and Sprint has agreed with the Cable Parents, FT and DT not to do so prior to the Recapitalization).

                                 THE FON GROUP

  The principal activities of the FON Group will initially include (i) the FON Group's core businesses, consisting of its long distance service, local service, product distribution and directory publishing activities, (ii) the FON Group's emerging non-PCS businesses, which consist of the development of integrated communications services, consumer Internet access services, integration management and support services for computer networks ("Sprint Paranet") and international development activities outside the scope of Global One ("Sprint International"), (iii) Sprint's interest in the Global One international strategic alliance and (iv) Sprint's other telecommunications investments and alliances.

  Sprint's long distance division ("LDD") is the nation's third-largest provider of long distance telephone services. It operates a nationwide, all-digital long distance telecommunications network that uses state-of-the-art fiber-optic and electronic technology. Sprint's local telecommunications division ("LTD") consists primarily of regulated LECs serving approximately
7.5 million access lines in 19 states. LTD provides local services and access by telephone customers and other carriers to LTD's local exchange facilities and sells telecommunications equipment and long distance services within specified geographical areas. See "Annex III--FON Group Information."

                              THE SPECIAL MEETING

General; Time and Place of   This Proxy Statement is being furnished to the
Meeting..................... stockholders of Sprint in connection with the solicitation of proxies by the Sprint Board for
                             use at a Special Meeting of Stockholders of
                             Sprint to be held at Sprint World Headquarters,
                             2330 Shawnee Mission Parkway, Westwood, Kansas,
                             on       , September  , 1998, at 10:00 a.m.
                             (local time) and at any and all adjournments or postponements thereof (the "Special Meeting").

Record Date................. The Sprint Board has fixed the close of business
                             on       , 1998, as the record date (the "Record
                             Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

Mailing Date................ This Proxy Statement and a form of proxy are
                             first being mailed on or about       , 1998, to
                             stockholders of record at the close of business on the Record Date.

Vote Required............... The affirmative vote of a majority of the outstanding shares of Sprint's Common Stock, par value $2.50 per share (the "Existing Common Stock"), Class A Common Stock, par value $2.50 per share (the "Existing Class A Common Stock"), Preferred Stock-- First Series, Convertible, Preferred Stock--Second Series, Convertible and Preferred Stock--Fifth Series (such preferred stock, together with the Existing Common Stock and the Class A Common Stock, the "Sprint Voting Stock"), voting together as a single class, the affirmative vote of a majority of the outstanding shares of Existing Common Stock, voting as a separate class, and the affirmative vote of a majority of the outstanding shares of Existing Class A Common Stock, voting as a separate class, are necessary for the approval of the Tracking Stock Proposal. The affirmative vote of a majority of the outstanding shares of Sprint Voting Stock present in person or voting by proxy is necessary for approval of the Incentive Plans Proposal. FT and DT, the holders of Sprint's Existing Class A Common Stock representing approximately 20% of the outstanding voting power of Sprint, have agreed to vote their shares in favor of the Tracking Stock Proposal and the Incentive Plans Proposal. See "The Special Meeting--Votes Required; Quorum; Absence of Dissenters' Rights."

                          THE TRACKING STOCK PROPOSAL


The Restructuring            As part of the Tracking Stock Proposal,
Agreement................... stockholders are being asked to approve the
                             Restructuring Agreement and the performance by Sprint of all obligations on the part of Sprint contemplated under the Restructuring Agreement, including, among other things:

 The Articles Amendments.... An Amendment (the "PCS Stock Amendment") to
                             Sprint's current Restated Articles of
                             Incorporation (the "Existing Articles") that will create the FON Group, the PCS Group and a new class of Sprint common stock intended to reflect separately the performance of the

                             PCS Group (the "PCS Stock"), and another amendment (the "Recapitalization Amendment" and, together with the PCS Stock Amendment, the "Articles Amendment") that will create a new class of common stock intended to reflect the performance of the FON Group (the "FON Stock") and effect the Recapitalization (as defined below). The PCS Stock will be comprised of three series: PCS Common Stock--Series 1, par value $1.00 per share ("Series 1 PCS Stock"), PCS Common Stock--Series 2, par value $1.00 per share ("Series 2 PCS Stock"), and PCS Common Stock-- Series 3, par value $1.00 per share ("Series 3 PCS Stock"). The FON Stock will also be comprised of three series: FON Common Stock--Series 1, par value $2.00 per share ("Series 1 FON Stock"), FON Common Stock--Series 2, par value $2.00 per share ("Series 2 FON Stock"), and FON Common Stock-- Series 3, par value $2.00 per share ("Series 3 FON Stock").


 The PCS Restructuring...... Sprint's acquisition from TCI, Comcast and Cox of their respective interests in Sprint Spectrum Holdings and from TCI and Cox of their respective interests in PhillieCo in exchange for the issuance to subsidiaries of TCI, Comcast and Cox of (i) shares of a special low-voting series of PCS Stock, (ii) warrants (the "Warrants") to acquire shares of PCS Stock representing an aggregate initial PCS Group Percentage Interest of 2.83019% and (iii) under certain circumstances, shares of a new class of preferred stock of Sprint designated "Preferred Stock-Seventh Series, Convertible" (the "PCS Preferred Stock"). Currently Sprint owns 40% of Sprint Spectrum Holdings, approximately 47% of PhillieCo and 100% of SprintCom. The Cable Parents together own the remaining 60% of Sprint Spectrum Holdings and TCI and Cox together own the remaining approximately 53% of PhillieCo.

                             Upon completion of the PCS Restructuring, without considering the effect of the IPO or issuances of FT and DT, the Cable Parents will own Series 2 PCS Stock representing approximately 47% of the common equity of Sprint that is intended to track the performance of the PCS Group. The Restructuring Agreement provides for the payment of shares and warrants representing such percentage interests (rather than a fixed dollar amount, or a number of shares with a set value per share) because the value of the interests to be acquired from the Cable Parents was negotiated and agreed upon by the Cable Parents and Sprint based upon the relative valuations of Sprint Spectrum Holdings, PhillieCo and SprintCom. These relative valuations were supported by the valuations of these entities set forth under "The Tracking Stock Proposal--Opinions of Sprint's Financial Advisors."

 The IPO.................... The issuance of Series 1 PCS Stock in an underwritten initial public offering (the "IPO") for net proceeds of between $500 million and $525 million, with additional sales of between $75 million and $80 million to cover over-allotments, if any, or larger amounts under certain circumstances. See "The Tracking Stock Proposal--The IPO." The proceeds of the IPO (together with additional proceeds generated as a result of the exercise by FT and DT and, if exercised, by the Cable Parents, of their rights to purchase shares to maintain their specified voting power or ownership level (as to any stockholder generally, "Equity Purchase Rights") will be allocated to the PCS Group to fund operating losses and capital expenditures.

 PCS Preferred Stock........ The purchase, upon completion of the PCS
                             Restructuring, for cash and/or shares of PCS
                             Preferred Stock, of certain indebtedness of the PCS Group up to an aggregate maximum amount of $240 million advanced by the Cable Parents to finance the operations of Sprint Spectrum Holdings prior to the closing of the PCS Restructuring (to the extent such indebtedness owed to the Cable Parents is not previously contributed to their subsidiaries to be acquired in the PCS Restructuring).

 Preferred Inter-Group
Interest.................... The purchase, upon completion of the PCS
                             Restructuring, of certain inter-Group
                             indebtedness of the PCS Group to the FON Group up to an aggregate maximum amount of $270.6 million relating to certain loans advanced by Sprint or its Affiliates to finance the operations of Sprint Spectrum Holdings and SprintCom, prior to the closing of the PCS Restructuring which repayment will be made by an allocation of cash from the PCS Group to the FON Group and/or the creation of an Inter-Group Interest of the FON Group in the PCS Group that will have terms equivalent to the PCS Preferred Stock (the "Preferred Inter-Group Interest"). The Preferred Inter-Group Interest is similar to the issuance of PCS Preferred Stock to Sprint, which, like the Cable Parents, may advance funds to Sprint Spectrum Holdings.

 Warrant Inter-Group
Interest.................... The creation of a right of the FON Group to acquire an Inter-Group Interest in the PCS Group that will have terms equivalent to the Warrants (the "Warrant Inter-Group Interest"), representing an initial PCS Group Percentage Interest of 2.83019%. The Warrant Inter-Group Interest and the Warrants reflect additional consideration to Sprint and the Cable Parents which was agreed upon as part of the PCS Restructuring.

 Inter-Group Interest....... The PCS Restructuring will provide Sprint with
                             100% legal ownership of the PCS Group (subject to the minority interest of Cox in Cox PCS). The PCS Stock issued to the Cable Parents in the PCS Restructuring will total 47% of the common equity of Sprint intended to track the performance of the PCS Group (without giving effect to the IPO or issuances to FT and DT). The remaining unissued 53% of the common equity of Sprint intended to track the PCS Group will be reflected in the financial statements of the FON Group as an "Inter-Group Interest" in the PCS Group until the Recapitalization. Thus, an Inter-Group Interest is similar to the FON Group holding PCS Stock, except that no voting or other stockholder rights are associated with an Inter-Group Interest. After giving effect to the exercise of FT and DT's Equity Purchase Rights in connection with the PCS Restructuring (but prior to the Recapitalization and without giving effect to the
                             IPO), the FON Group's Inter-Group Interest in the PCS Group will be 52.4%. The Tracking Stock

                             Policies provide that the PCS Group shall not have or be able to have an Inter-Group Interest in the FON Group. See "Future Inter-Group Interest."

                             Sprint expects to eliminate substantially all of the FON Group's Inter-Group Interest in the Recapitalization. Establishing the number of shares represented by the Inter-Group Interest requires Sprint to estimate the number of shares of Existing Common Stock and Class A Common Stock that will be outstanding on the date of the Recapitalization, and, to the extent that this estimate is greater than the number of shares needed for the Recapitalization, the FON Group will retain a small Inter-Group Interest after the Recapitalization. Between the time of the PCS Restructuring and the Recapitalization, the Existing Common Stock will reflect the performance of the entire FON Group, including the share of the income or loss from the operations of the PCS Group attributable to its Inter-Group Interest. After the Recapitalization, the Inter-Group Interest that will be held by the FON Group will be equivalent to the number of shares by which Sprint over-estimated the number of shares of PCS Stock required for distribution in the Recapitalization, and the effect of the PCS Group's income or losses on the FON Group will be reduced accordingly.

Arrangements with Holders
 of Class A Common Stock.... Sprint has entered into a Master Restructuring and Investment Agreement with FT and DT dated as of May 26, 1998 (the "Master Agreement") which, among other things, provides that FT and DT will purchase from Sprint sufficient shares of PCS Stock to maintain an aggregate voting power of 20% of all Sprint Voting Stock, taking into account issuances in the IPO and the PCS Restructuring and pursuant to the Cable Parents' Equity Purchase Rights. The Master Agreement also provides that the existing investment documents among Sprint, FT and DT, including the existing stockholders' agreement and the existing standstill agreement, will be amended to reflect and address the changes provided for by the Tracking Stock Proposal. Pursuant to the PCS Stock Amendment, all shares of Existing Class A Common Stock held by DT will be reclassified into the same number of shares designated "Class A Common Stock--Series DT," par value $2.50 per share ("DT Class A Stock" and, collectively with the Existing Class A Common Stock held by FT, the "Class A Common Stock").

The Recapitalization........ As part of the Tracking Stock Proposal, stockholders are also being asked to approve a tax-free recapitalization of Sprint's outstanding common stock (the "Recapitalization"). Sprint will file the Recapitalization Amendment to (i) reclassify each share of Sprint's outstanding Existing Common Stock into 1/2 share of Series 1 PCS Stock and one share of Series 1 FON Stock,
                             (ii) redesignate the authorized shares of Series 2 Common Stock as Series 2 FON Stock and (iii) reclassify each authorized share of Class A Common Stock so that each such share will, among other things, represent a certain number of unissued shares of Series 3 FON Stock and a certain number of unissued shares of Series 3 PCS Stock, the aggregate number of such unissued shares to be determined on an equivalent basis.

                             Upon the creation of the PCS Group in the PCS Restructuring, Sprint's Existing Common Stock and Class A Common Stock together is expected to reflect the performance of the entire FON Group and the PCS Group to the extent of the FON Group's Inter-Group Interest. The effect of the Recapitalization will be to provide holders of Existing Common Stock with separate securities reflecting the performance of the FON Group and the PCS Group, respectively. The Recapitalization will substantially eliminate the FON Group's Inter-Group Interest in the PCS Group.
Timing of the IPO and the
 Recapitalization........... Sprint currently intends to complete the IPO at the same time as the PCS Restructuring and to complete the Recapitalization within 90-120 days following the PCS Restructuring and the IPO. The Existing Common Stock will not be converted into PCS Stock and FON Stock until the Recapitalization.

                             IT IS IMPORTANT FOR STOCKHOLDERS TO NOTE THAT, IF SPRINT COMPLETES THE IPO AT THE SAME TIME AS THE CLOSING OF THE PCS RESTRUCTURING, SPRINT'S EXISTING COMMON STOCK WILL NOT BE CONVERTED INTO PCS STOCK AND FON STOCK UNTIL
                             THE RECAPITALIZATION, WHICH IS EXPECTED TO OCCUR 90-120 DAYS FOLLOWING THE IPO AND THE PCS RESTRUCTURING. PRIOR TO THE RECAPITALIZATION, SHARES OF EXISTING COMMON STOCK AND SHARES OF PCS STOCK ISSUED IN THE IPO WILL TRADE IN THE PUBLIC MARKET.

                             In lieu of the above order of events, Sprint may instead elect to complete the Recapitalization concurrently with the PCS Restructuring, in which case Sprint would intend to complete the IPO within 90-120 days following the Recapitalization and the PCS Restructuring.

Reasons for the Tracking
 Stock Proposal.............
                             The Sprint Board adopted the Tracking Stock
                             Proposal after a review of various alternatives in order to, among other things:

                             .  achieve Sprint's strategic objective of
                                obtaining integrated management control of
                                Sprint Spectrum Holdings, PhillieCo and
                                SprintCom;

                             . report the results of operations of the PCS Group and the FON Group separately, which should provide greater market understanding and recognition of the value (individually and collectively) of Sprint and its individual lines of business represented by the FON Group and the PCS Group;

                             . assist in meeting the capital requirements of the PCS Group by creating an additional publicly-traded equity security that can be used to raise capital (subject to certain priorities granted to the Cable Parents for a specified period in connection with the PCS Restructuring) and can be issued in connection with acquisitions and investments; and

                             .  permit the creation of more effective
                                management incentive approaches, with the ability to direct business-specific options and securities to employees of each Group.

                             For additional reasons for the Tracking Stock Proposal, see "The Tracking Stock Proposal-- Background and Reasons for the Tracking Stock Proposal."

Risk Factors................ When evaluating the Tracking Stock Proposal, stockholders should be aware of certain risk factors. Risk factors include but are not limited to the following:


                             . the risks associated with an investment in a single company and all of Sprint's businesses, assets and liabilities;

                             . the lack of assurances as to the market price of the classes of common stock following the IPO and the Recapitalization;

                             . limited separate stockholder rights with respect to the classes of common stock;

                             . the potentially divergent interests of the holders of the FON Stock and the PCS Stock;

                             . the lack of legal precedent with respect to the fiduciary duties of the board of directors of a company with a capital structure that includes tracking stocks;

                             .  the possibility that there could be
                                significant inter-Group transactions between the FON Group and the PCS Group (including the creation of a future Inter-Group Interest in the PCS Group on the part of the FON Group), which transactions may involve the transfer of funds from one Group to the other Group;

                             . the lack of assurance as to the magnitude of any payments made pursuant to the tax sharing agreement undertaken by Sprint relating to the FON Group and the PCS Group;

                             .  the ability of the Sprint Board to make
                                changes to the Tracking Stock Policies without stockholder approval (subject to limits described under "The Tracking Stock Proposal-- The Tracking Stock Policies");

                             . Sprint's ability to issue authorized but unissued shares of FON Stock, PCS Stock, or any other class of capital stock without stockholder approval;

                             .  limitations on a potential separate
                                acquisition of the PCS Group or the FON Group;

                             . market "overhang," or the large number of shares of PCS Stock that may be sold and the significant registration rights granted to the Cable Parents with respect thereto;

                             . possible election by Sprint not to proceed with an IPO; and

                             .  the potential effects of a possible
                                disposition of assets attributed to a Group.

                             Stockholders should also be aware of certain risks with respect to the PCS Group operations, which include but are not limited to risks relating to the following:

                             . operating losses and negative cash flow from operations to date;

                             .  substantial continuing capital requirements;

                             .  the significant indebtedness of the PCS Group;

                             .  governmental regulation;

                             .  competition;

                             .  certain network buildout and PCS system
                                implementation risks;

                             .  significant changes in the wireless industry;

                             .  rapid technological changes;

                             .  customer churn rate;

                             .  seasonality;

                             .  radio frequency emission concerns; and

                             .  Year 2000 issues.

                             See "Risk Factors--The Tracking Stock Proposal" and "Risk Factors--The PCS Group."

Opinions of Financial        Salomon Smith Barney and Warburg Dillon Read LLC
Advisors.................... (each, a "Financial Advisor" and together, the
                             "Financial Advisors") each has delivered to the Sprint Board its written opinion (confirming its oral opinion delivered to the Sprint Board on May
                             26, 1998) that, as of May 26, 1998, and based upon the assumptions made, matters considered and limits on the review undertaken, all of which are set forth in their respective opinions, the consideration to be paid by Sprint in connection with the mergers related to the PCS Restructuring is fair to Sprint from a financial point of view.
                             Such consideration consists of (i) shares of Series 2 PCS Stock, (ii) Warrants to purchase shares of Series 2 PCS Stock, and (iii) depending upon an election to be made by each Cable Parent, shares of PCS Preferred Stock, all to be paid by Sprint to the Cable Parents in exchange for all of their respective interests in Sprint Spectrum
                             Holdings and PhillieCo. Copies of the opinions of the Financial

                             Advisors appear in this Proxy Statement at Annex
                             VIII. Sprint stockholders are urged to read these opinions carefully and in their entirety. For additional information concerning the assumptions made, matters considered and limits on the review undertaken by the Financial Advisors in rendering their opinions and the fees received and to be received by them, see "The Tracking Stock Proposal--Opinions of Sprint's Financial Advisors."

Tracking Stock Policies..... In connection with the Tracking Stock Proposal, the Sprint Board has adopted the Tracking Stock Policies with respect to relationships between the FON Group and the PCS Group, which provide generally that all material matters as to which the holders of FON Stock and holders of the PCS Stock may have potentially divergent interests will be resolved in a manner that the Sprint Board (or the Capital Stock Committee of the Sprint Board acting on its behalf) determines to be in the best interests of Sprint and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock. The Tracking Stock Policies also contain provisions that (i) govern the determination of dividends for each Group and the allocation of tax benefits or burdens between the Groups, (ii) set general parameters for loans, asset transfers and commercial transactions between the Groups and (iii) limit certain repurchases of PCS Stock and certain extraordinary transactions by Sprint.

                             Subject to certain exceptions, the Tracking Stock Policies may be modified, suspended or rescinded, and additional policies may be adopted or exceptions may be made to existing policies, at any time without the approval of Sprint's stockholders, although Sprint has no present intention to do so, and Sprint has agreed with the Cable Parents, FT and DT not to do so prior to the Recapitalization. Any determination of the Sprint Board to modify, suspend or rescind the policies, to make exceptions thereto or to adopt additional policies, including any decision that would have a disparate impact upon holders of FON Stock and PCS Stock, will be made by the Sprint Board in a manner consistent with its fiduciary duties to Sprint and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock, including the holders of FON Stock and the holders of PCS Stock. See "The Tracking Stock Proposal--The Tracking Stock Policies."

Other Agreements............  In connection with the PCS Restructuring, Sprint and the Cable Parents will enter into certain other agreements that, among other things, restrict the ability of the Cable Parents to acquire additional Sprint Voting Securities, grant proxies to the Chief Executive Officer of Sprint with respect to Series 1 PCS Stock acquired by the Cable Parents pursuant to their Equity Purchase Rights and provide for registration rights (including certain exclusivity provisions) with respect to the shares of PCS Stock to be issued by Sprint to the Cable Parents or their subsidiaries. In addition, Cox and Sprint Spectrum Holdings have agreed to modify certain put and call arrangements relating to the minority interest in Cox PCS held by Cox. See "The Tracking Stock Proposal--Standstill Agreements," "--Voting Agreements," "-- Registration Rights Agreement" and "--Amendments to the Cox PCS Agreements."

Termination; Conditions to   The Restructuring Agreement provides that if the
Closing..................... closing of the PCS Restructuring (the "Closing,"
                             and the date of such Closing, the "Closing Date") has not occurred by December 31, 1998 (or at such earlier time that any of the conditions to Closing contained in the Restructuring Agreement become incapable of being satisfied), any non-breaching party may terminate the agreement. The conditions to Closing include approval of the Tracking Stock Proposal by Sprint's stockholders and receipt of all governmental approvals for the completion of the PCS Restructuring. If such termination occurs, Sprint will not complete the transactions contemplated by the Tracking Stock
                             Proposal or the Incentive Plans Proposal.

Outstanding Common Stock
 Before and After
 Implementation of the
 Tracking Stock Proposal....
                             The following table sets forth the number of outstanding shares of Sprint's common stock as of June 30, 1998 and upon completion of the PCS Restructuring and the Recapitalization (without giving effect to the IPO or the Equity Purchase Rights of FT, DT and the Cable Parents in connection with the IPO). See "The Tracking Stock Proposal--General" for further information regarding preferred stock to be outstanding.

                            OUTSTANDING COMMON STOCK
                              AS OF JUNE 30, 1998


              HISTORICAL
---------------------------------------
                              NO. OF
CLASS (HOLDER)                SHARES
--------------              -----------
Existing Common Stock
 (Public).................. 343,840,537
Existing Class A Common
 Stock (FT)................  43,118,018
(DT).......................  43,118,018
                            -----------
   Total................... 430,076,573
                            ===========

ASSUMING PCS RESTRUCTURING AND
 RECAPITALIZATION, BUT NOT IPO
--------------------------------
CLASS/SERIES           NO. OF
(HOLDER)               SHARES
------------         -----------
Series 1 FON Stock
 (Public)..........  343,840,537(1)
Existing Class A
 Common Stock (FT).   43,118,018(1)
DT Class A Stock
 (DT)..............   43,118,018(1)
Series 1 PCS Stock
 (Public)..........  171,920,268(1)(2)(3)
Series 2 PCS Stock
 (TCI).............   98,563,924(3)
(Comcast)..........   47,248,435(3)
(Cox)..............   49,281,981(3)(4)
Series 3 PCS Stock
 (FT)..............    2,438,680(3)(5)
(DT)...............    2,438,680(3)(5)
                     -----------
   Total...........  801,968,541
                     ===========

                             --------
                             (1) Assumes the number of shares of Existing
                                 Common Stock and Existing Class A Common
                                 Stock does not change prior to the
                                 Recapitalization. If there were no change, the FON Group would retain an Inter-Group Interest in the PCS Group equivalent to 4,961,714 shares of PCS Stock.

                             (2) Does not include up to 10 million shares of
                                 Series 1 PCS Stock that will be used to
                                 replace the Sprint Spectrum Long-Term
                                 Incentive Compensation Plan. It is
                                 anticipated that options will be issued for many of these shares and therefore the shares would not be outstanding until the options are exercised.
                             (3) Does not include Warrants to purchase
                                 6,291,315, 3,015,856, and 3,145,658 shares of
                                 PCS Stock held by TCI, Comcast and Cox,
                                 respectively, or the FON Group's Warrant
                                 Inter-Group Interest to acquire an Inter-
                                 Group Interest equivalent to 12,452,829
                                 shares of PCS Stock, or shares issuable upon exercise of FT and DT's Equity Purchase Rights in connection with the exercise thereof.
                             (4) Does not include shares of Series 2 PCS Stock
                                 that may be issued in connection with the exercise of the call and put rights relating to Cox PCS. The number of shares so issuable will depend on when the call or put is exercised, the value of Cox PCS at that time, and the market price of Series 1 PCS Stock at that time.
                             (5) FT and DT have agreed to purchase these
                                 shares at the time of the PCS Restructuring to maintain their voting power in light of the Series 2 PCS Stock to be issued to the Cable Parents. Does not include Series 3 PCS Stock that FT and DT are obligated to purchase in connection with the issuance of the PCS Preferred Stock. The voting power of the shares of PCS Preferred Stock is dependent on the number of shares of PCS Stock into which the PCS Preferred Stock can be converted, which in turn is dependent on the IPO price (assuming the IPO precedes the Recapitalization).

Federal Income Tax           Sprint has received an opinion from its counsel,
Considerations.............. King & Spalding, that for United States federal income tax purposes (i) the Recapitalization will constitute a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, (ii) any outstanding stock which is designated as common stock of Sprint in the Articles Amendment will constitute voting stock of Sprint for federal income tax purposes, (iii) except with respect to cash paid in lieu of fractional shares, if any, the holders of such stock of Sprint will not recognize income, gain, or loss in and as a result of the Recapitalization, and (iv) such stock of Sprint received in the Recapitalization will not constitute Section 306 stock within the meaning of Section 306(c) of the Code. As a result of such treatment, holders of Existing
                             Common Stock will take a tax basis in the FON
                             Stock and PCS Stock equal to their tax basis before the Recapitalization in the Existing
                             Common Stock (reduced by the amount allocable to any fractional share interest for which cash is received), with such tax basis being allocated among the FON Stock and PCS Stock in proportion to their relative fair market values at the time of the Recapitalization. If the shares of Existing Common Stock are held as capital assets, a stockholder's holding period for shares of PCS
                             Stock and FON Stock
                             received in the Recapitalization will include such stockholder's holding period for the shares of Existing Common Stock surrendered therefor.

                             There are no court decisions or other authorities that bear directly on transactions similar to the Recapitalization. It is possible, therefore, that the IRS could assert that the PCS Stock or the FON Stock or both represent property other than stock of Sprint. Any such determination could have a material adverse effect on Sprint and result in adverse tax consequences for Sprint stockholders. Counsel believes that if the status for federal income tax purposes of the FON Stock or the PCS Stock were challenged, a court would agree with counsel's conclusions that such stock represents stock of Sprint, although there can be no assurance that a court would reach that result. See "The Tracking Stock Proposal--Federal Income Tax Considerations."

                             EACH STOCKHOLDER OF SPRINT SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE
                             RECAPITALIZATION TO SUCH STOCKHOLDER.

Listing..................... Sprint will file an application to list the
                             Series 1 FON Stock on the New York Stock
                             Exchange, Inc. ("NYSE"). Sprint will file an application to list the Series 1 PCS Stock on the NYSE. There has not been a public market for the Series 1 PCS Stock. There has not been, nor will there be, a public market for the Series 2 PCS Stock or the Series 3 PCS Stock. There has not been, nor will there be, a public market for the Series 2 Common Stock, Series 2 FON Stock or Series 3 FON Stock.

                          THE INCENTIVE PLANS PROPOSAL

General..................... Stockholders are also being asked to vote upon a related proposal (the "Incentive Plans Proposal") to adopt amendments to certain of Sprint's equity-based incentive plans that, among other things, (i) authorize stock-based awards with respect to 10,000,000 shares of Series 1 PCS Stock to replace the Sprint Spectrum Long-Term Incentive Compensation Plan and (ii) permit non-employee directors to participate with Sprint employees under the 1997 Long-Term Stock Incentive Program.

                       RECOMMENDATION OF THE SPRINT BOARD

  THE SPRINT BOARD HAS APPROVED THE TRACKING STOCK PROPOSAL AND THE INCENTIVE PLANS PROPOSAL AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE TRACKING STOCK PROPOSAL AND THE INCENTIVE PLANS PROPOSAL.

                 SUMMARY COMPARISON OF TERMS OF EXISTING COMMON
                  STOCK WITH TERMS OF FON STOCK AND PCS STOCK

  The following summary compares certain terms of the Existing Common Stock under the Existing Articles and the terms of the PCS Stock and the FON Stock under the Articles Amendment. In the Recapitalization, the FON Stock and the PCS Stock will be received by current holders of Existing Common Stock, assuming that the Tracking Stock Proposal is approved, in exchange for their shares of Existing Common Stock. Sprint currently intends that the Recapitalization will occur 90 to 120 days following the completion of the PCS Restructuring and the IPO, but Sprint may elect to complete the Recapitalization concurrently with the PCS Restructuring. Upon completion of the PCS Restructuring, the Existing Common Stock will continue to be traded, and Sprint expects that the Series 1 PCS Stock sold in the IPO will be traded, on the NYSE. For a description of the effect of the Recapitalization upon the Existing Class A Common Stock held by FT and DT, see "The Tracking Stock Proposal--The Recapitalization."

  This summary is not intended to be complete. More detailed information is contained elsewhere in this Proxy Statement and the documents it incorporates by reference or otherwise refers to. See "Risk Factors--The Tracking Stock Proposal," "Risk Factors--The PCS Group," "The Tracking Stock Proposal" and "Description of Capital Stock."

                 EXISTING
               COMMON STOCK            FON STOCK              PCS STOCK
               ------------            ---------              ---------
BUSINESS  All businesses of      The FON Group will     The PCS Group will
          Sprint.                consist of Sprint's    consist of the fol-
                                 businesses and assets  lowing businesses and
                                 not included in the    assets: (1) Sprint's
                                 PCS Group, which cur-  current and acquired
                                 rently include: (1)    PCS operations,
                                 Sprint's core busi-    including Sprint
                                 nesses, consisting of  Spectrum Holdings,
                                 its long distance      PhillieCo and
                                 services, local serv-  SprintCom, and (2)
                                 ices, product distri-  any other business
                                 bution and directory   offering or providing
                                 publishing activi-     (a) Domestic Wireless
                                 ties, (2) Sprint's     Mobile Telephony
                                 emerging non-PCS       Services or (b) any
                                 businesses, which      other Domestic PCS
                                 consist of the devel-  services, other than
                                 opment of integrated   activities of the FON
                                 communications serv-   Group pursuant to
                                 ices, Sprint Paranet   sales agency, resale
                                 and Sprint Interna-    or other arrangements
                                 tional, (3) Sprint's   with the PCS Group,
                                 interest in the        which would be imple-
                                 Global One interna-    mented pursuant to
                                 tional strategic al-   the Tracking Stock
                                 liance and (4)         Policies, as well as
                                 Sprint's other tele-   all acquisitions of
                                 communications in-     Domestic PCS Li-
                                 vestments and alli-    censes. Except for
                                 ances. The FON Group   the foregoing, the
                                 will also include any  Sprint Board may al-
                                 Inter-Group Interest   locate business op-
                                 in the PCS Group. The  portunities and
                                 creation of an Inter-  operations to the FON
                                 Group Interest is      Group, the PCS Group,
                                 limited by the Track-  or to any Other Group
                                 ing Stock Policies     as it considers to be
                                 adopted by the Sprint  in the best interests
                                 Board. Except for the  of Sprint and its
                                 foregoing, the Sprint  stockholders as a
                                 Board may allocate     whole.
                                 busi-

                             EXISTING
                           COMMON STOCK            FON STOCK              PCS STOCK
                           ------------            ---------              ---------
BUSINESS (CONTINUED)                         ness opportunities     See "The Tracking
                                             and operations to the  Stock Proposal--The
                                             FON Group, the PCS     Tracking Stock Poli-
                                             Group, or to any       cies."
                                             Other Group as it
                                             considers to be in
                                             the best interests of
                                             Sprint and its stock-
                                             holders as a whole.
                                             See "The Tracking
                                             Stock Proposal--The
                                             Tracking Stock Poli-
                                             cies."
RECAPITALIZATION      One billion            In the Recapitaliza-   In the Recapitaliza-
                      authorized shares of   tion, each authorized  tion, each authorized
                      Existing Common Stock  share of Existing      share of Existing
                      of which 343,840,537   Common Stock will be   Common Stock will be
                      shares are             reclassified into one  reclassified into
                      outstanding as of      share of Series 1 FON  1/2 share of Series 1
                      June 30, 1998.         Stock and 1/2 share    PCS Stock and one
                                             of Series 1 PCS        share of Series 1 FON
                                             Stock. The FON Stock   Stock. The PCS Stock
                                             is intended to re-     is intended to re-
                                             flect the performance  flect separately the
                                             of the FON Group. Be-  performance of the
                                             fore the Recapitali-   PCS Group.
                                             zation, no shares of
                                             FON Stock will be is-
                                             sued and outstanding.
DIVIDENDS             Sprint's current       Sprint intends to pay  Sprint does not in-
                      quarterly indicated    a current quarterly    tend to pay dividends
                      dividend on Sprint's   indicated dividend of  on the PCS Stock in
                      Existing Common Stock  $0.25 per share on     the foreseeable fu-
                      and Existing Class A   the FON Stock and an   ture. Although such
                      Common Stock is $0.25  equivalent per share   dividends, if any,
                      per share. Dividends   dividend on the Class  would be subject to
                      on the Existing Com-   A Common Stock (to     declaration and pay-
                      mon Stock and Exist-   the extent it repre-   ment at the discre-
                      ing Class A Common     sents any unissued     tion of the Sprint
                      Stock are limited to   FON Stock). Although   Board based primarily
                      assets of Sprint le-   such dividends will    upon the financial
                      gally available for    be subject to decla-   condition, results of
                      the payment of divi-   ration and payment at  operations and busi-
                      dends under the Kan-   the discretion of the  ness requirements of
                      sas General Corpora-   Sprint Board based     the PCS Group and
                      tion Code and are      primarily upon the     Sprint as a whole,
                      payable at the dis-    financial condition,   the Tracking Stock
                      cretion of the Sprint  results of operations  Policies provide
                      Board based primarily  and business require-  that dividends on the
                      upon the financial     ments of the FON       PCS Stock and on the
                      condition, results of  Group and Sprint as a  Class A Common Stock
                      operations and busi-   whole, the Tracking    (to the extent it
                      ness requirements of   Stock Policies pro-    represents any
                      Sprint.                vide that dividends    unissued PCS Stock)
                                             will be payable only   on an equiva-lent per
                                             out of the             share basis will be
                                                                    payable only out of
                                                                    the

                              EXISTING
                            COMMON STOCK            FON STOCK              PCS STOCK
                            ------------            ---------              ---------
DIVIDENDS (CONTINUED)                         lesser of (i) the      lesser of (i) the
                                              funds of Sprint le-    funds of Sprint le-
                                              gally available        gally available
                                              therefor and (ii) the  therefor and (ii) the
                                              FON Group Available    PCS Group Available
                                              Dividend Amount. The   Dividend Amount. The
                                              FON Group Available    PCS Group Available
                                              Dividend Amount is     Dividend Amount is
                                              similar to the amount  similar to the amount
                                              of assets that would   of assets that would
                                              be available for pay-  be available for pay-
                                              ment of dividends on   ment of dividends on
                                              the FON Stock under    the PCS Stock under
                                              the Kansas General     the Kansas General
                                              Corporation Code if    Corporation Code if
                                              the FON Group were a   the PCS Group were a
                                              separate company af-   separate company. At
                                              ter taking into ac-    June 30, 1998, the
                                              count the FON Group's  PCS Group Available
                                              Inter-Group Interest   Dividend Amount (af-
                                              in the PCS Group. At   ter giving effect to
                                              June 30, 1998, the     the Recapitalization,
                                              FON Group Available    the PCS Restructur-
                                              Dividend Amount would  ing, the exercise of
                                              have been approxi-     Equity Purchase
                                              mately $7.1 billion.   Rights by FT and DT
                                                                     in connection with
                                                                     the PCS Restructuring
                                                                     but excluding any ef-
                                                                     fects of the IPO im-
                                                                     mediately following
                                                                     the PCS Restructuring
                                                                     and any exercise of
                                                                     Equity Purchase
                                                                     Rights by FT and DT
                                                                     and/or the Cable Par-
                                                                     ents in connection
                                                                     with the IPO) would
                                                                     have been approxi-
                                                                     mately $4.5 billion.
VOTING RIGHTS          One vote per share.    Each outstanding       Each outstanding
                                              share of Series 1 FON  share of Series 1 PCS
                                              Stock and Series 3     Stock and Series 3
                                              FON Stock is entitled  PCS Stock is entitled
                                              to one vote. Each      to a number of votes
                                              outstanding share of   (the "PCS Per Share
                                              Series 2 FON Stock is  Vote") equal to: (1)
                                              entitled to 1/10 of a  if the record date
                                              vote. Except as oth-   for determining the
                                              erwise provided under  stockholders entitled
                                              the Amended Articles   to vote is on or be-
                                              or required by the     fore December 31,
                                              Kansas General Corpo-  1998, the PCS Ratio,
                                              ration Code, the       and, (2) if the rec-
                                              holders of the FON     ord date for deter-
                                              Stock and the PCS      mining the stockhold-
                                              Stock will vote to-    ers entitled to vote
                                              gether as a single     is after December 31,
                                              class.                 1998, the

                      EXISTING
                    COMMON STOCK            FON STOCK              PCS STOCK
                    ------------            ---------              ---------
VOTING RIGHTS                                                ratio of the Average
 (CONTINUED)                                                 Trading Price of one
                                                             share of Series 1 PCS
                                                             Stock to the Average
                                                             Trading Price of one
                                                             share of FON Stock
                                                             computed as of the
                                                             tenth trading day be-
                                                             fore the record date
                                                             for determining the
                                                             stockholders entitled
                                                             to vote, expressed as
                                                             a decimal fraction
                                                             rounded to the near-
                                                             est three decimal
                                                             places. Each out-
                                                             standing share of Se-
                                                             ries 2 PCS Stock is
                                                             entitled to a number
                                                             of votes equal to
                                                             1/10 of the PCS Per
                                                             Share Vote. In mat-
                                                             ters on which the
                                                             holders of PCS Stock
                                                             vote as a separate
                                                             class, each share of
                                                             PCS Stock, including
                                                             each share of Series
                                                             2 PCS Stock, will re-
                                                             ceive one vote per
                                                             share. Except as oth-
                                                             erwise provided under
                                                             the Amended Articles
                                                             or required by the
                                                             Kansas General Corpo-
                                                             ration Code, the
                                                             holders of the FON
                                                             Stock and the PCS
                                                             Stock will vote to-
                                                             gether as a single
                                                             class.
                                      Because the PCS Per    Because the PCS Per
                                      Share Vote will vary   Share Vote will vary
                                      from time to time,     from time to time,
                                      the relative voting    the relative voting
                                      power per share of     power per share of
                                      FON Stock and PCS      PCS Stock and FON
                                      Stock will fluctuate.  Stock will fluctuate.
                                      It is expected that    It is expected that
                                      initially the FON      initially the FON
                                      Stock will have a      Stock will have a
                                      substantial majority   substantial majority
                                      of the voting power    of the voting power
                                      of Sprint. See         of Sprint. See "De-
                                      "Description of        scription of Capital
                                      Capital Stock--Voting  Stock--Voting Rights
                                      Rights of Common       of Common Stock."
                                      Stock."

                                 EXISTING
                               COMMON STOCK            FON STOCK              PCS STOCK
                               ------------            ---------              ---------
RIGHTS ON DISPOSITION OF  N/A                    Neither the Articles   If Sprint disposes of
ALL OR SUBSTANTIALLY ALL                         Amendment nor the      all or substantially
ASSETS OF A GROUP                                Tracking Stock Poli-   all (defined in the
                                                 cies specifically ad-  Articles Amendment to
                                                 dress the disposition  mean at least 80% on
                                                 of all or substan-     a then-current market
                                                 tially all of the as-  value basis) of the
                                                 sets of the FON        assets of the PCS
                                                 Group, but Sprint ex-  Group, other than in
                                                 pects that the pro-    a transaction, among
                                                 ceeds of that trans-   others, in which
                                                 action will be allo-   Sprint receives pri-
                                                 cated to the FON       marily equity securi-
                                                 Group as an asset of   ties of an entity en-
                                                 the FON Group. No      gaged or proposing to
                                                 provisions comparable  engage primarily in a
                                                 to the dividend, re-   business similar or
                                                 demption and conver-   complementary to the
                                                 sion rights of the     business of the PCS
                                                 PCS Group will apply   Group, the proceeds
                                                 in the case of the     of that transaction
                                                 disposition of all or  would be attributed
                                                 substantially all of   to the PCS Group and
                                                 the properties and     Sprint would either:
                                                 assets of the FON      (1) distribute to
                                                 Group.                 holders of PCS Stock
                                                                        an amount of cash
                                                                        and/or securities
                                                                        (other than FON
                                                                        Stock, PCS Stock or
                                                                        other common equity
                                                                        securities of Sprint)
                                                                        or other property
                                                                        equal to the fair
                                                                        value of the net pro-
                                                                        ceeds of the disposi-
                                                                        tion after deducting
                                                                        amounts necessary to
                                                                        pay transaction
                                                                        costs, taxes on the
                                                                        sale, liabilities of
                                                                        the PCS Group, any
                                                                        amount corresponding
                                                                        to any Inter-Group
                                                                        Interest in the PCS
                                                                        Group held by the FON
                                                                        Group and any amount
                                                                        to be paid to holders
                                                                        of Class A Common
                                                                        Stock in respect of
                                                                        any equity interest
                                                                        in the PCS Group rep-
                                                                        resented by the Class
                                                                        A Common Stock either
                                                                        by special dividend
                                                                        or by redemption of
                                                                        all or part of the
                                                                        outstanding shares of
                                                                        PCS Stock, or (2)
                                                                        convert each out-
                                                                        standing share of PCS
                                                                        Stock into a number
                                                                        of shares of

                                 EXISTING
                               COMMON STOCK            FON STOCK              PCS STOCK
                               ------------            ---------              ---------
RIGHTS ON DISPOSITION OF                                                FON Stock at a ratio
ALL OR SUBSTANTIALLY ALL                                                equal to 110% of the
ASSETS OF A GROUP                                                       average Market Value
(CONTINUED)                                                             of one share of Se-
                                                                        ries 1 PCS Stock to
                                                                        the average Market
                                                                        Value of one share of
                                                                        FON Stock, calculated
                                                                        over a 10-trading day
                                                                        period beginning on
                                                                        the 16th trading day
                                                                        after the consumma-
                                                                        tion of the disposi-
                                                                        tion transaction (and
                                                                        effect a conversion
                                                                        of the number of
                                                                        unissued shares, if
                                                                        any, of PCS Stock
                                                                        represented by the
                                                                        Class A Common Stock
                                                                        into a number of
                                                                        unissued shares of
                                                                        FON Stock on an
                                                                        equivalent basis). In
                                                                        determining whether
                                                                        to select either op-
                                                                        tion (1) or option
                                                                        (2), the Sprint Board
                                                                        will act in accor-
                                                                        dance with its good
                                                                        faith business judg-
                                                                        ment that the se-
                                                                        lected option is in
                                                                        the best interests of
                                                                        Sprint and all of its
                                                                        common stockholders,
                                                                        after giving fair
                                                                        consideration to the
                                                                        potentially divergent
                                                                        interests and all
                                                                        other relevant inter-
                                                                        ests of the holders
                                                                        of the separate clas-
                                                                        ses of Sprint's com-
                                                                        mon stock. See "Risk
                                                                        Factors--The Tracking
                                                                        Stock Proposal--Po-
                                                                        tential Diverging In-
                                                                        terests," "--The
                                                                        Tracking Stock Poli-
                                                                        cies Subject To
                                                                        Change," and "The
                                                                        Tracking Stock Pro-
                                                                        posal--The Tracking
                                                                        Stock Policies."
SALES OF LESS THAN                 N/A           The proceeds from any  The proceeds from any
SUBSTAN-TIALLY ALL                               disposition of assets  disposition of assets
ASSETS OF A GROUP                                that does not com-     that does not com-
                                                 prise all or substan-  prise all or substan-
                                                 tially all of the as-  tially all of the as-
                                                 sets attributed to     sets attributed to
                                                 the FON Group will be  the PCS Group will be
                                                 allocated to the FON   allocated to the PCS
                                                 Group as an asset of   Group as an asset of
                                                 the FON Group.         the PCS Group.

                                 EXISTING
                               COMMON STOCK            FON STOCK              PCS STOCK
                               ------------            ---------              ---------
CONVERSION AT THE OPTION           N/A                    N/A           Sprint may at any
OF SPRINT                                                               time after the third
                                                                        anniversary of the
                                                                        Closing Date convert
                                                                        each share of PCS
                                                                        Stock into shares of
                                                                        FON Stock, with the
                                                                        number of shares of
                                                                        FON Stock determined
                                                                        prior to the fourth
                                                                        anniversary of the
                                                                        Closing Date at a
                                                                        rate equal to 110% of
                                                                        the Optional Conver-
                                                                        sion Ratio computed
                                                                        as of the fifth trad-
                                                                        ing day prior to the
                                                                        date that notice of
                                                                        conversion is sent to
                                                                        holders of PCS Stock.
                                                                        At any time after the
                                                                        fourth anniversary of
                                                                        the Closing Date, the
                                                                        conversion rate will
                                                                        be determined by the
                                                                        Sprint Board, subject
                                                                        to the requirement
                                                                        that the Sprint Board
                                                                        must make independent
                                                                        determinations as to
                                                                        the fairness of the
                                                                        conversion ratio to
                                                                        the holders of the
                                                                        PCS Stock, taken as a
                                                                        separate class, and
                                                                        to the holders of the
                                                                        FON Stock, taken as a
                                                                        separate class. In
                                                                        each such case, a
                                                                        conversion of the
                                                                        number of unissued
                                                                        shares, if any, of
                                                                        PCS Stock represented
                                                                        by the Class A Common
                                                                        Stock into a number
                                                                        of unissued shares of
                                                                        FON Stock will occur
                                                                        on an equivalent ba-
                                                                        sis.
REDEMPTION IN EXCHANGE             N/A                    N/A           Sprint may redeem all
FOR STOCK OF A                                                          of the outstanding
SUBSIDIARY                                                              shares of PCS Stock
                                                                        in exchange for the
                                                                        outstanding shares of
                                                                        common stock of one
                                                                        or more wholly-owned
                                                                        subsidiaries of
                                                                        Sprint that hold di-
                                                                        rectly or indirectly
                                                                        all of the assets and
                                                                        liabilities attrib-
                                                                        uted to the PCS Group

                               EXISTING
                             COMMON STOCK            FON STOCK              PCS STOCK
                             ------------            ---------              ---------
REDEMPTION IN EXCHANGE                                                (a "spin-off" of the
FOR STOCK OF A                                                        PCS Group), provided
SUBSIDIARY (CONTINUED)                                                that (i) prior to the
                                                                      second anniversary of
                                                                      the Closing Date,
                                                                      such redemption must
                                                                      be approved by the
                                                                      affirmative vote of
                                                                      holders of a majority
                                                                      of the shares of PCS
                                                                      Stock and Class A
                                                                      Common Stock (to the
                                                                      extent it represents
                                                                      any unissued shares
                                                                      of PCS Stock), voting
                                                                      as a separate class
                                                                      and (ii) regardless
                                                                      of the date of re-
                                                                      demption, such re-
                                                                      demption must be tax-
                                                                      free to the holders
                                                                      of PCS Stock or an
                                                                      arrangement exists
                                                                      such that holders of
                                                                      PCS Stock, net of all
                                                                      taxes related to such
                                                                      redemption and such
                                                                      other arrangement it-
                                                                      self realized by such
                                                                      holders, are in a po-
                                                                      sition substantially
                                                                      equivalent economi-
                                                                      cally to the position
                                                                      such stockholders
                                                                      would be in after a
                                                                      tax-free distribu-
                                                                      tion.
LIQUIDATION             Holders of Existing    Upon the liquidation   Upon the liquidation
                        Common Stock are       of Sprint, the hold-   of Sprint, the hold-
                        entitled to receive    ers of FON Stock,      ers of FON Stock,
                        the net assets of      Class A Common Stock   Class A Common Stock
                        Sprint, if any,        and PCS Stock will be  and PCS Stock will be
                        remaining for          entitled to receive    entitled to receive
                        distribution to        the remaining assets   the remaining assets
                        holders of Existing    of Sprint, regardless  of Sprint, regardless
                        Common Stock.          of the Group to which  of the Group to which
                                               those assets are at-   those assets are at-
                                               tributed, divided      tributed, divided
                                               among those holders    among those holders
                                               in accordance with     in accordance with
                                               per share units        the per share Liqui-
                                               ("Liquidation Units")  dation Units attrib-
                                               attributable to each   utable to each class
                                               class or series of     or series of stock.
                                               stock. Each share of   Each share of PCS
                                               FON Stock is attrib-   Stock will have a
                                               uted                   cer-

                                EXISTING
                              COMMON STOCK            FON STOCK              PCS STOCK
                              ------------            ---------              ---------
LIQUIDATION (CONTINUED)                         one Liquidation Unit.  tain number of Liqui-
                                                The number of Liqui-   dation Units. If
                                                dation Units for each  Sprint completes the
                                                share of FON Stock     IPO at the closing of
                                                will be adjusted for   the PCS Restructur-
                                                stock splits, reverse  ing, the number of
                                                stock splits and cer-  Liquidation Units for
                                                tain other corporate   one share of PCS
                                                events. Otherwise,     Stock will equal the
                                                the number of Liqui-   price of one share of
                                                dation Units for each  PCS Stock divided by
                                                share of FON Stock     the price of one
                                                will not change un-    share of Existing
                                                less the               Common Stock, both
                                                Articles of Incorpo-   prices determined at
                                                ration of Sprint are   the time of the IPO.
                                                amended.               However, if Sprint
                                                                       completes the Recapi-
                                                                       talization at the
                                                                       closing of the PCS
                                                                       Restructuring, the
                                                                       number of Liquidation
                                                                       Units for one share
                                                                       of PCS Stock will
                                                                       equal the price of
                                                                       one share of PCS
                                                                       Stock divided by the
                                                                       price of one share of
                                                                       FON Stock, both
                                                                       prices determined by
                                                                       taking the average
                                                                       price over the 20
                                                                       days following the
                                                                       Recapitalization. The
                                                                       number of Liquidation
                                                                       Units for each share
                                                                       of PCS Stock will be
                                                                       adjusted for stock
                                                                       splits, reverse stock
                                                 -                     splits and certain
                                                                       other corporate
                                                                       events. Otherwise,
                                                                       the number of Liqui-
                                                Since the market       dation Units for a
                                                prices necessary for   share of PCS Stock
                                                determining the Liq-   will not change un-
                                                uidation Units         less the Articles of
                                                attributed to the PCS  Incorporation of
                                                Stock cannot be de-    Sprint are amend-
                                                termined at this       ed.
                                                time, the number of
                                                Liquidation Units at-  Since the market
                                                tributable to the PCS  prices necessary for
                                                Stock has not been     determining the Liq-
                                                determined yet. It     uidation Units at-
                                                                       tributed to the PCS
                                                                       Stock cannot be de-
                                                                       termined at this
                                                                       time, the number of
                                                                       Liquidation Units at-
                                                                       tributable to the PCS
                                                                       Stock has not been
                                                                       determined yet. It

                                EXISTING
                              COMMON STOCK            FON STOCK              PCS STOCK
                              ------------            ---------              ---------
LIQUIDATION (CONTINUED)                         is expected that the   is expected that the
                                                FON Stock will be at-  FON Stock will be at-
                                                tributed a majority    tributed a majority
                                                of the Liquidation     of the Liquidation
                                                Units of Sprint. See   Units of Sprint. See
                                                "Description of Capi-  "Description of Capi-
                                                tal Stock--Liquida-    tal Stock--Liquida-
                                                tion."                 tion."

                                                Prior to the Recapi-
                                                talization, each out-  Prior to the Recapi-
                                                standing share of      talization, each out-
                                                Class A Common         standing share of
                                                Stock is attributed    Class A Common Stock
                                                one Liquidation Unit.  is attributed one
                                                Once the Recapitali-   Liquidation Unit.
                                                zation occurs, each    Once the Recapitali-
                                                outstanding share of   zation occurs, each
                                                Existing Class A Com-  outstanding share of
                                                mon Stock and DT       Existing Class A Com-
                                                Class A Stock is en-   mon Stock and DT
                                                titled to a number of  Class A Stock is en-
                                                Liquidation Units      titled to a number of
                                                equal to (i) the sum   Liquidation Units
                                                of the Liquidation     equal to (i) the sum
                                                Units associated with  of the Liquidation
                                                the unissued shares    Units associated with
                                                of FON Stock and PCS   the unissued shares
                                                Stock that such        of FON Stock and PCS
                                                shares represent at    Stock that such
                                                the time of the liq-   shares represent at
                                                uidation divided by    the time of the liq-
                                                (ii) the aggregate     uidation divided by
                                                number of outstanding  (ii) the aggregate
                                                shares of Existing     number of outstanding
                                                Class A Common Stock   shares of Existing
                                                and DT Class A Stock,  Class A Common Stock
                                                respectively.          and DT Class A Stock,
                                                                       respectively.

                               SPRINT CORPORATION

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth Selected Financial Data of Sprint Corporation and its subsidiaries ("Sprint") and should be read in conjunction with Sprint's Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes thereto in Annex I. The Selected Financial Data at December 31, 1997, 1996, 1995, 1994 and 1993, and for each of the five years in the period ended December 31, 1997 have been derived from the Consolidated Financial Statements of Sprint which have been audited by Ernst & Young LLP, independent auditors. The Selected Financial Data at June 30, 1998, and for the six months ended June 30, 1998 and 1997, have been derived from the unaudited Consolidated Financial Statements of Sprint, which have been prepared on the same basis as Sprint's audited Consolidated Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods.

                            AT OR FOR THE
                              SIX MONTHS                       AT OR FOR THE
                            ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                          ------------------ -------------------------------------------------
                            1998      1997     1997      1996      1995      1994      1993
                          --------- -------- --------- --------- --------- --------- ---------
                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
 DATA
Net operating revenues..  $ 7,878.1 $7,246.0 $14,873.9 $13,887.5 $12,735.3 $11,964.8 $10,894.9
Operating income(1).....    1,343.8  1,200.2   2,451.4   2,267.2   1,834.3   1,690.7   1,214.1
Income from continuing
 operations(1), (2).....      430.0    545.9     952.5   1,190.9     946.1     899.2     517.1
Earnings per common
 share from continuing
 operations(1), (2)
 Basic..................       1.00     1.27      2.21      2.82      2.71      2.59      1.51
 Diluted................       0.98     1.25      2.18      2.79      2.69      2.56      1.49
Dividends per common
 share..................       0.50     0.50      1.00      1.00      1.00      1.00      1.00
CASH FLOW DATA
Net cash from operating
 activities--continuing
 operations(3)..........  $ 2,407.9 $1,544.4 $ 3,379.0 $ 2,403.6 $ 2,609.6 $ 2,339.6 $ 2,007.8
Capital expenditures....    2,040.7  1,268.1   2,862.6   2,433.6   1,857.3   1,751.6   1,429.8
BALANCE SHEET DATA
Total assets............  $19,790.7          $18,184.8 $16,826.4 $15,074.3 $14,425.2 $13,781.8
Property, plant and
 equipment, net.........   12,887.7           11,494.1  10,464.1   9,715.8  10,258.8   9,883.1
Total debt (including
 short-term borrowings).    4,996.8            3,879.6   3,273.9   5,668.9   4,927.7   5,084.1
Redeemable preferred
 stock..................        9.5               11.5      11.8      32.5      37.1      38.6
Common stock and other
 stockholders' equity...    9,223.2            9,025.2   8,519.9   4,642.6   4,524.8   3,918.3

--------
  SPRINT ADOPTED STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128, "EARNINGS PER SHARE" ("EPS"), AT YEAR-END 1997 (SEE NOTE 12 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS). EPS AMOUNTS HAVE BEEN RESTATED TO COMPLY WITH THIS NEW STANDARD. ALL EPS AMOUNTS DISCUSSED HEREIN REPRESENT "BASIC" EPS AS DEFINED IN THE NEW STANDARD.

  CERTAIN PRIOR-YEAR AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM TO THE CURRENT-YEAR PRESENTATION. THESE RECLASSIFICATIONS HAD NO EFFECT ON THE RESULTS OF OPERATIONS OR STOCKHOLDERS' EQUITY AS PREVIOUSLY REPORTED.

(1) During the six months ended June 30, 1997 and year ended December 31, 1996, Sprint recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million ($0.03 per share) for the six months ended June 30, 1997 and year ended December 31, 1997 and $36 million ($0.09 per share) for the year ended December 31, 1996.
  During 1995, Sprint recorded a nonrecurring charge of $88 million related to a restructuring within the local telecommunications division, which reduced income from continuing operations by $55 million ($0.16 per share).
  During 1993, Sprint recorded nonrecurring charges of $293 million related to
  (a) transaction costs from the merger with Centel Corporation and expenses of integrating and restructuring the operations of the two companies and (b) a realignment and restructuring within the long distance division. These charges reduced income from continuing operations by $193 million ($0.57 per share).
(2) During 1997, Sprint recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million ($0.06 per share) and $17 million ($0.04 per share), respectively.
  During 1994, Sprint recognized a $35 million gain on the sale of equity securities, which increased income from continuing operations by $22 million ($0.06 per share).
  During 1993, due to the enactment of the Revenue Reconciliation Act of 1993, Sprint adjusted its deferred income tax assets and liabilities to reflect the increased tax rate. This adjustment reduced income from continuing operations by $11 million ($0.03 per share).
(3) The 1996 amount was reduced by $600 million for cash required to terminate an accounts receivable sales agreement.

                                   FON GROUP

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth Selected Financial Data of the FON Group and should be read in conjunction with the FON Group Management's Discussion and Analysis of Financial Condition and Results of Operations, and the FON Group Combined Financial Statements and Notes thereto in Annex III. The Selected Financial Data at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, have been derived from the FON Group Combined Financial Statements, which have been audited by Ernst & Young LLP, independent auditors. The Selected Financial Data at December 31, 1995, 1994 and 1993 and at June 30, 1998 and for each of the two years in the period ended December 31, 1994 and for the six months ended June 30, 1998 and 1997, have been derived from the unaudited FON Group Combined Financial Statements. The unaudited FON Group Combined Financial Statements have been prepared on the same basis as the audited FON Group Combined Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods.

                            AT OR FOR THE
                              SIX MONTHS                       AT OR FOR THE
                            ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                          ------------------ -------------------------------------------------
                            1998      1997     1997      1996      1995      1994      1993
                          --------- -------- --------- --------- --------- --------- ---------
                                                     (IN MILLIONS)
RESULTS OF OPERATIONS
 DATA
Net operating revenues..  $ 7,878.1 $7,246.0 $14,873.9 $13,887.5 $12,735.3 $11,964.8 $10,894.9
Operating income(1).....    1,383.3  1,203.8   2,469.9   2,267.7   1,834.3   1,690.7   1,214.1
Income from continuing
 operations(1), (2).....      725.6    685.6   1,371.6   1,310.6     966.0     899.2     517.1
CASH FLOW DATA
Net cash from operating
 activities--continuing
 operations(3)..........  $ 1,809.6 $1,401.4 $ 2,906.8 $ 2,267.3 $ 2,590.1 $ 2,339.6 $ 2,007.8
Capital expenditures....    1,488.4  1,236.3   2,708.9   2,433.6   1,857.3   1,751.6   1,429.8
BALANCE SHEET DATA
Total assets............  $17,733.0          $16,491.7 $15,566.6 $14,100.6 $14,374.1 $13,781.8
Property, plant and
 equipment, net.........   11,878.2           11,316.8  10,464.1   9,715.8  10,258.8   9,883.1
Total debt (including
 short-term borrowings).    4,267.4            3,879.6   3,273.9   5,668.9   4,927.7   5,084.1
Group equity............    8,274.2            7,639.3   7,332.3   3,676.9   4,473.7   3,918.3

--------

(1) During the six months ended June 30, 1997 and year ended December 31, 1996, the FON Group recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million for the six months ended June 30, 1997 and year ended December 31, 1997 and $36 million in for the year ended December 31, 1996.
  During 1995, the FON Group recorded a nonrecurring charge of $88 million related to a restructuring within the local telecommunications division, which reduced income from continuing operations by $55 million.
  During 1993, the FON Group recorded nonrecurring charges of $293 million related to (a) transaction costs from the merger with Centel Corporation and expenses of integrating and restructuring the operations of the two companies and (b) a realignment and restructuring within the long distance division. These charges reduced income from continuing operations by $193 million.
(2) During 1997, the FON Group recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million and $17 million, respectively.
  During 1994, the FON Group recognized a $35 million gain on the sale of equity securities, which increased income from continuing operations by $22 million.
  During 1993, due to the enactment of the Revenue Reconciliation Act of 1993, the FON Group adjusted its deferred income tax assets and liabilities to reflect the increased tax rate. This adjustment reduced income from continuing operations by $11 million.
(3) The 1996 amount was reduced by $600 million for cash required to terminate an accounts receivable sales agreement.

    HOLDERS OF FON STOCK AND PCS STOCK WILL BE SUBJECT TO THE RISKS ASSOCIATED WITH AN INVESTMENT IN A SINGLE CORPORATION AND ALL OF SPRINT'S BUSINESSES, ASSETS AND LIABILITIES. EVENTS ATTRIBUTABLE TO THE FON GROUP OR THE PCS GROUP THAT AFFECT SPRINT'S RESULTS OF OPERATIONS OR FINANCIAL CONDITION COULD AFFECT THE RESULTS OF OPERATIONS OR FINANCIAL POSITION OF THE OTHER GROUP OR THE MARKET PRICE OF THE FON STOCK OR PCS STOCK. ANY NET LOSSES OF THE FON GROUP OR THE PCS GROUP, AND DIVIDENDS OR DISTRIBUTIONS ON, OR REPURCHASES OF, FON STOCK, PCS STOCK OR PREFERRED STOCK OR OTHER STOCK OR INTERESTS WILL REDUCE THE FUNDS OF SPRINT THAT ARE LEGALLY AVAILABLE FOR PAYMENT OF FUTURE DIVIDENDS ON THE FON STOCK AND THE PCS STOCK.

                              HISTORICAL PCS GROUP

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth historical Selected Financial Data of SprintCom and Sprint's investments in Sprint Spectrum Holdings and PhillieCo. The investments in Sprint Spectrum Holdings (which includes Sprint Spectrum, Cox PCS and APC) and PhillieCo during the periods shown have been accounted for on the equity basis. The results of SprintCom, a wholly-owned subsidiary of Sprint, are accounted for on a consolidated basis. Subsequent to the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be accounted for on the consolidated basis in the PCS Group Combined Financial Statements. The Selected Financial Data set forth below should be read in conjunction with the PCS Group Management's Discussion and Analysis of Financial Condition and Results of Operations and the PCS Group Combined Financial Statements and Notes thereto (the "PCS Group Historical Financial Statements") in Annex II. The Selected Financial Data at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, have been derived from the PCS Group Historical Financial Statements, which have been audited by Ernst & Young LLP, independent auditors. The Selected Financial Data at December 31, 1995 and 1994 and at June 30, 1998 and for the year ended December 31, 1994 and for the six months ended June 30, 1998 and 1997, have been derived from the unaudited PCS Group Historical Financial Statements. The unaudited PCS Group Historical Financial Statements have been prepared on the same basis as the audited PCS Group Historical Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods.

                           AT OR FOR THE
                             SIX MONTHS               AT OR FOR THE
                           ENDED JUNE 30,        YEAR ENDED DECEMBER 31,
                          -----------------  -----------------------------------
                            1998     1997      1997      1996     1995   1994(1)
                          --------  -------  --------  --------  ------  -------
                                            (IN MILLIONS)
RESULTS OF OPERATIONS
 DATA
Operating loss..........  $  (39.5) $  (3.6) $  (18.5) $   (0.5) $  --    $ --
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............    (436.0)  (221.9)   (659.6)   (191.8)  (31.4)    --
Net loss................    (295.6)  (139.7)   (419.1)   (119.7)  (19.9)    --
CASH FLOW DATA
Net cash provided (used)
 by operating
 activities.............  $ (114.9) $  15.6  $   37.5  $   (0.5) $  --    $ --
Capital expenditures....     552.3     31.8     153.7       --      --      --
Purchase of PCS
 licenses...............       --     433.7     460.1      84.0     --      --
Investments in Sprint
 Spectrum Holdings and
 PhillieCo..............      65.7     86.7     405.9     297.5   910.9    51.1
BALANCE SHEET DATA
Total assets............  $2,244.0           $1,693.1  $1,259.8  $973.7   $51.1
Property, plant and
 equipment..............   1,009.5              177.3       --      --      --
Investment in Sprint
 Spectrum Holdings and
 PhillieCo..............     598.1              968.4   1,175.8   973.7    51.1
Construction and capital
 lease obligations
 (including short-term
 borrowings)............     729.4                --        --      --      --
Group equity............     949.0            1,385.9   1,187.6   965.7    51.1

--------
(1) The PCS Group had no operations prior to 1994.

     HOLDERS OF FON STOCK AND PCS STOCK WILL BE SUBJECT TO THE RISKS ASSOCIATED WITH AN INVESTMENT IN A SINGLE CORPORATION AND ALL OF SPRINT'S BUSINESSES, ASSETS AND LIABILITIES. EVENTS ATTRIBUTABLE TO THE FON GROUP OR THE PCS GROUP THAT AFFECT SPRINT'S RESULTS OF OPERATIONS OR FINANCIAL CONDITION COULD AFFECT THE RESULTS OF OPERATIONS OR FINANCIAL POSITION OF THE OTHER GROUP OR THE MARKET PRICE OF THE FON STOCK OR PCS STOCK. ANY NET LOSSES OF THE FON GROUP OR THE PCS GROUP, AND DIVIDENDS OR DISTRIBUTIONS ON, OR REPURCHASES OF, FON STOCK, PCS STOCK OR PREFERRED STOCK OR OTHER STOCK OR INTERESTS WILL REDUCE THE FUNDS OF SPRINT THAT ARE LEGALLY AVAILABLE FOR PAYMENT OF FUTURE DIVIDENDS ON THE FON STOCK AND THE PCS STOCK.

                   SPRINT CORPORATIONPRO FORMA FINANCIAL DATA

  The following unaudited table sets forth pro forma statement of operations data of Sprint for the year ended December 31, 1997 and the six months ended June 30, 1998 and pro forma balance sheet data at June 30, 1998. This pro forma data has been derived from, and is qualified by reference to, the unaudited pro forma condensed combined financial statements of Sprint included elsewhere in this Proxy Statement. The pro forma statement of operations data gives effect to the PCS Restructuring, the Recapitalization and the proposed IPO of the PCS Stock as though such transactions had occurred on January 1, 1997. The pro forma balance sheet data gives effect to the PCS Restructuring, the Recapitalization and the proposed IPO of the PCS Stock as though such transactions had occurred on June 30, 1998. Sprint currently intends to complete the IPO concurrently with the PCS Restructuring. The amount of any proceeds raised in the IPO could vary from the amount assumed to be received. The information set forth below should be read in conjunction with Sprint's Management's Discussion and Analysis of Financial Condition and Results of Operations and the Pro Forma Condensed Combined Financial Statements and related notes thereto of Sprint in Annex I.

                                              SIX MONTHS         YEAR ENDED
                                          ENDED JUNE 30, 1998 DECEMBER 31, 1997
                                          ------------------- -----------------
                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Net operating revenues..................       $8,346.1           $15,131.9
Operating income........................          291.9               837.9
Earnings (loss) from continuing opera-
 tions applicable to Common Stock:
  FON Group.............................       $  719.2           $ 1,369.3
  PCS Group.............................         (733.3)           (1,137.5)
                                               --------           ---------
  Total Sprint..........................       $  (14.1)          $   231.8
                                               ========           =========
Basic earnings (loss) per common share
 from continuing operations
  FON Group.............................       $   1.67           $    3.18
  PCS Group.............................       $  (1.65)          $   (2.56)
Basic weighted average common shares
  FON Group.............................          430.3               430.2
  PCS Group.............................          444.1               444.1
Diluted earnings (loss) per common share
 from continuing operations
  FON Group.............................       $   1.64           $    3.14
  PCS Group.............................       $  (1.65)          $   (2.56)
Diluted weighted average common shares
  FON Group.............................          439.0               436.5
  PCS Group.............................          444.1               444.1

                                                                       AT JUNE
                                                                      30, 1998
                                                                      ---------
                                                                         (IN
                                                                      MILLIONS)
BALANCE SHEET DATA
Total assets......................................................... $31,584.9
Property, plant and equipment, net...................................  17,165.1
Total debt (including construction obligations and short-term borrowings).........................................................  10,258.7
Common stock and other stockholders' equity..........................  14,387.1

                                   PCS GROUP
                            PRO FORMA FINANCIAL DATA

  The following unaudited table sets forth pro forma statement of operations data of the PCS Group for the year ended December 31, 1997 and the six months ended June 30, 1998 and pro forma balance sheet data at June 30, 1998. This pro forma data has been derived from, and is qualified by reference to, the unaudited pro forma condensed combined financial statements of the PCS Group included elsewhere in this Proxy Statement. The pro forma statement of operations data gives effect to the PCS Restructuring, the Recapitalization and the proposed IPO of the PCS Stock as though such transactions had occurred on January 1, 1997. The pro forma balance sheet data gives effect to the PCS Restructuring, the Recapitalization and the proposed IPO of the PCS Stock as though such transactions had occurred on June 30, 1998. Sprint currently intends to complete the IPO concurrently with the PCS Restructuring. The amount of any proceeds raised in the IPO could vary from the amount assumed to be received. The information set forth below should be read in conjunction with the PCS Group's Management's Discussion and Analysis of Financial Condition and Results of Operations and the Pro Forma Condensed Combined Financial Statements and related notes thereto of the PCS Group in Annex II.

                                               SIX MONTHS         YEAR ENDED
                                           ENDED JUNE 30, 1998 DECEMBER 31, 1997
                                           ------------------- -----------------
                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Net operating revenues....................      $   468.0          $   258.0
Operating loss............................       (1,091.4)          (1,632.0)
Net loss..................................         (730.7)          (1,132.2)
Basic and diluted loss per common share...      $   (1.65)         $   (2.56)
Weighted average common shares............          444.1              444.1

                                                               AT JUNE 30, 1998
                                                               ----------------
                                                                (IN MILLIONS)
BALANCE SHEET DATA
Total assets..................................................    $14,355.3
Property, plant and equipment, net............................      5,286.9
Total debt (including construction obligations and short-term
 borrowings)..................................................      6,116.6
Group equity..................................................      6,170.0

                  COMPARATIVE PER SHARE FINANCIAL INFORMATION

  The following unaudited information reflects certain comparative per share data related to earnings (loss) from continuing operations, cash dividends and book value (i) on a historical basis for Sprint, (ii) on a pro forma basis for the FON Stock and the PCS Stock giving effect to the PCS Restructuring and the Recapitalization, and (iii) on a pro forma basis as adjusted for the FON Stock and the PCS Stock giving effect to the PCS Restructuring, the Recapitalization and the proposed IPO. Sprint currently intends to complete the IPO concurrently with the PCS Restructuring. The amount of any proceeds raised in the IPO could vary from the amount assumed to be received.

  This information should be read in conjunction with the Pro Forma Condensed Combined Financial Statements of Sprint and the PCS Group and the historical financial statements of Sprint, the FON Group and the PCS Group included elsewhere in this Proxy Statement. The information presented in the table is not necessarily indicative of future combined earnings or financial position or of combined earnings or financial position that would have been reported had the PCS Restructuring, the Recapitalization and the IPO been completed at January 1, 1997 or, in the case of book value per common share, at December 31, 1997 or June 30, 1998.

                                                                 PRO FORMA AS
                                         SPRINT     PRO FORMA      ADJUSTED
                                       ---------- -------------  -------------
                                                   FON    PCS     FON    PCS
                                       HISTORICAL STOCK  STOCK   STOCK  STOCK
                                       ---------- ------ ------  ------ ------
YEAR ENDED DECEMBER 31, 1997
Earnings (loss) per common share from
 continuing operations
  Basic..............................    $ 2.21   $ 3.18 $(2.83) $ 3.18 $(2.56)
  Diluted............................      2.18     3.14  (2.83)   3.14  (2.56)
Cash dividends per common share......      1.00     1.00    --     1.00    --
SIX MONTHS ENDED JUNE 30, 1998
Earnings (loss) per common share from
 continuing operations
  Basic..............................    $ 1.00   $ 1.67 $(1.81) $ 1.67 $(1.65)
  Diluted............................      0.98     1.64  (1.81)   1.64  (1.65)
Cash dividends per common share......      0.50     0.50    --     0.50    --
AT DECEMBER 31, 1997
Book value per common share..........    $20.99   $  --  $  --   $  --  $  --
AT JUNE 30, 1998
Book value per common share..........    $21.44   $19.24 $13.61  $19.24 $14.11

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This Proxy Statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of Sprint, the FON Group and the PCS Group. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, in each case relating to Sprint, Sprint Spectrum Holdings, SprintCom, PhillieCo, the FON Group and PCS Group, wherever they occur in this Proxy Statement, are necessarily estimates reflecting the best judgment of the senior management of Sprint and Sprint Spectrum and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Proxy Statement. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation (i) the effects of vigorous competition in the markets in which these entities operate; (ii) the costs and business risks associated with entering new markets necessary to provide nationwide services and providing new services; (iii) the ability of the PCS Group to establish a significant market presence; (iv) the risks related to Sprint's investments in Global One and other joint ventures; (v) the impact of any unusual items resulting from ongoing evaluations of the business strategies of these entities; (vi) requirements imposed on these entities or latitude allowed to their competitors by the Federal Communications Commission (the "FCC") or state regulatory commissions under the Telecommunications Act of 1996 (the "Telecom Act") or other applicable laws and regulations; (vii) unexpected results of litigation filed against these entities; (viii) the impact of the Year 2000 issue and any related noncompliance and (ix) the possibility of one or more of the markets in which these entities compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which these entities have no control. See "Risk Factors--The Tracking Stock Proposal" and "Risk Factors--The PCS Group."

  The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Proxy Statement and the other documents incorporated herein by reference, including, but not limited to, Sprint's Annual Report on Form 10-K (including any amendments thereto) and Sprint Spectrum's Annual Report on Form 10-K (including any amendments thereto). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sprint undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Moreover, in the future, Sprint, through senior management, may make forward-looking statements about the matters described herein or other matters concerning Sprint, Sprint Spectrum Holdings, SprintCom, PhillieCo, the FON Group or the PCS Group.

                   RISK FACTORS--THE TRACKING STOCK PROPOSAL

  You should consider the following factors, in addition to the other information contained elsewhere in this Proxy Statement, in connection with the Tracking Stock Proposal. For definitions of certain defined terms, see the Glossary which appears immediately before the Annexes.

STOCKHOLDERS OF ONE CORPORATION; FINANCIAL EFFECTS OF ONE GROUP COULD ADVERSELY AFFECT THE OTHER; CURRENT STOCKHOLDERS WILL BECOME STOCKHOLDERS OF A MORE LEVERAGED ENTITY

  Notwithstanding the allocation of assets and liabilities (including contingent liabilities) and stockholders' equity between the FON Group and the PCS Group for the purpose of preparing the respective financial statements of such Groups, holders of FON Stock and PCS Stock will be subject to risks associated with an investment in a single corporation. Such allocation of assets and liabilities and change in the equity structure of Sprint will not result in a distribution or spin-off to stockholders of any assets or liabilities of Sprint or any of its subsidiaries or otherwise affect responsibility for the liabilities of Sprint or such subsidiaries. Thus, the rights of holders of Sprint's or any of its subsidiaries' debt will not be affected by the Tracking Stock Proposal. Financial effects arising from either Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other Group or the market price of the class of Common Stock relating to the other Group. In addition, the incurrence of significant indebtedness by Sprint or one of its subsidiaries on behalf of a Group, including indebtedness incurred or assumed in connection with acquisitions of or investments in businesses, would continue to affect the credit ratings of Sprint and its subsidiaries and therefore could increase the borrowing costs of the other Group and Sprint as a whole. In addition, as a result of Sprint's acquisition of 100% of the entities comprising the PCS Group in connection with the PCS Restructuring (subject to a 40.8% minority interest in the entity holding the PCS license for and conducting operations in the Los Angeles/San Diego/Las Vegas MTA), the current stockholders of Sprint will become stockholders of a more leveraged entity. As of June 30, 1998, Sprint's aggregate indebtedness totaled approximately $5.0 billion. Upon completion of the PCS Restructuring (including the effects of the exercise of Equity Purchase Rights by FT and DT in connection with the PCS Restructuring but excluding any effects of the IPO immediately following the PCS Restructuring and any exercise of Equity Purchase Rights by FT and DT and/or the Cable Parents in connection with such
IPO), Sprint's aggregate indebtedness, as of June 30, on a pro forma basis, would have totaled approximately $10.9 billion, an increase of $5.9 billion. In addition, Sprint proposes to issue approximately $6 billion aggregate principal amount of debt securities in an offering expected to be completed at approximately the same time as the IPO, subject to market conditions. Although Sprint currently expects that the proceeds from such issuance will be used to refinance existing indebtedness, Sprint's aggregate indebtedness will increase to the extent such proceeds are not so utilized. Moreover, any net losses of the FON Group or the PCS Group, and any dividends or distributions on, or repurchases of, FON Stock, PCS Stock, preferred stock or other stock, will reduce the funds of Sprint legally available for payment of future dividends on the FON Stock and the PCS Stock. Accordingly, Sprint's consolidated financial information should be read in conjunction with the combined financial information for both the FON Group and the PCS Group.

NO ASSURANCE AS TO MARKET PRICE; NO EXISTING MARKET

  There can be no assurance that investors will assign values to the FON Stock and PCS Stock based on the reported financial results and prospects of the relevant Group or the dividend policies established by the Sprint Board with respect to such Group. Events attributable to either Group that affect Sprint's consolidated results of operations or financial condition could affect the results of operations or financial condition of the other Group as well as the market price of shares of both the FON Stock and the PCS Stock. In addition, Sprint cannot predict the market impact of certain terms of the FON Stock and the PCS Stock, such as the redemption and conversion rights applicable upon the disposition of substantially all the assets attributed to the PCS Group, the ability of Sprint to convert shares of the PCS Stock into shares of FON Stock or the discretion of the Sprint Board to make various determinations.

  Because there has been no prior market for the FON Stock or the PCS Stock, there can be no assurance as to their market prices following the implementation of the Tracking Stock Proposal. In particular, after the completion of the PCS Restructuring and the proposed IPO, the market value of the PCS Stock could decline, without any corresponding increase in the price of the Existing Common Stock, prior to the Recapitalization. Thus, there can be no assurance that the combined market values of the FON Stock and the PCS Stock held by a stockholder after the Recapitalization will equal or exceed the market value of the Existing Common Stock held by such stockholder prior to the implementation of the Tracking Stock Proposal. Until an orderly market develops for the FON Stock and the PCS Stock, their respective trading prices may fluctuate significantly. If an active trading market does develop in any of such shares, there can be no assurance that it will be maintained. The market prices of the FON Stock and the PCS Stock will be determined in the trading markets and could be influenced by many factors, including the consolidated results of Sprint, as well as the respective performances of the FON Group and the PCS Group, investors' expectations for Sprint as a whole, the FON Group and the PCS Group, the regulatory environment, trading volume, share issuances and repurchases and general economic and market conditions.

LIMITED SEPARATE STOCKHOLDER RIGHTS; NO ADDITIONAL RIGHTS WITH RESPECT TO THE GROUPS; EFFECTS ON VOTING POWER

  Under the Tracking Stock Proposal, holders of FON Stock and PCS Stock will have only the rights customarily held by common stockholders of any corporation and will not have any rights related to their corresponding Group, except for (i) in the case of the PCS Stock, the requirement that a dividend, redemption or conversion occur upon the disposition of all or substantially all (as defined in the Articles Amendment to mean at least 80% on a then-current market value basis) of the assets attributed to the PCS Group, (ii) fluctuating voting rights and (iii) the right to vote on certain matters as a separate class, each as described under "Description of Capital Stock," and in the limited circumstances provided under the Kansas General Corporation Code or by stock exchange rules. Separate meetings for the holders of FON Stock and PCS Stock will not be held. In addition, principles of Kansas law and Delaware law (treated as persuasive authority by Kansas courts when interpreting the Kansas General Corporation Code, which is based upon the Delaware General Corporation Law) established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to either group of stockholders.

  The holders of FON Stock, Class A Common Stock and PCS Stock will vote together as a single voting group, except as to certain amendments to the bylaws of Sprint (the "Sprint Bylaws") and the Amended Articles, and as to any spin-off by Sprint of the PCS Group prior to the second anniversary of the Closing Date. Accordingly, if a separate vote on a matter by the holders of either the FON Stock or the PCS Stock is not required under the Kansas General Corporation Code or by stock exchange rules, and if the Sprint Board does not require a separate vote, any class of Common Stock that is entitled to more than the number of votes required to approve such matter will be in a position to control the outcome of such vote even if the matter involves a divergence or conflict of the interests of the holders of the FON Stock and the PCS Stock. For example, if the holders of Common Stock having a majority of the voting power of all shares of Common Stock outstanding approved a merger or statutory share exchange, the terms of which did not require separate class voting under the Kansas General Corporation Code or stock exchange rules, then
(i) the merger or statutory share exchange could be consummated even if the holders of a majority of any particular class of Common Stock (but less than a majority of all the outstanding voting power) were to vote against the merger or statutory share exchange and (ii) the amount to be received by the holders of such class of Common Stock in the merger or consolidation might be materially less than the amount such holders would have received had the approval of the holders of a majority of such class of Common Stock been required. See "--Potential Diverging Interests--Allocation of Proceeds from Merger or Acquisition of Sprint."

  Conversely, if a separate vote on a matter by the holders of either FON Stock or the PCS Stock is required under the Kansas General Corporation Code, by stock exchange rules or by the Sprint Board, such holders of either FON Stock or PCS Stock could prevent approval of such matter, even if the holders of a majority of the total number of votes cast or entitled to be cast with respect to both the FON Stock and the PCS Stock voting together as a group were to vote in favor of the matter. See "The Tracking Stock Proposal," "Description of Capital Stock-- Voting Rights of Common Stock" and "--Potential Diverging Interests-- Allocation of Proceeds of Merger or Acquisition of Sprint."

  The relative voting power of shares of FON Stock, Class A Common Stock and PCS Stock will fluctuate from time to time. Each share of Series 1 FON Stock and Series 3 FON Stock will have one vote, each share of Series 2 FON Stock will have 1/10th of a vote. Each share of Series 1 PCS Stock and Series 3 PCS Stock will have the PCS Per Share Vote and each share of Series 2 PCS Stock will have 1/10th of a PCS Per Share Vote. Each share of Existing Class A Common Stock will have the Existing Class A FON Vote Per Share plus the Existing Class A PCS Vote Per Share, and each share of DT Class A Stock will have the DT Class A FON Vote Per Share plus the DT Class A PCS Vote Per Share. The formula for calculating the PCS Per Share Vote is intended to associate the proportionate voting rights of FON Stock and PCS Stock with their respective market prices at the time of any vote. Accordingly, the relative voting power per share of FON Stock, Class A Common Stock and PCS Stock will fluctuate based on the respective market prices of the Series 1 FON Stock and Series 1 PCS Stock. Sprint anticipates that the FON Stock will initially represent a majority of the voting power of all Sprint Voting Stock entitled to vote in the election of directors because the aggregate market value of the outstanding shares of FON Stock is expected initially to be substantially greater than the aggregate market value of the outstanding shares of PCS Stock. Market value could be influenced by many factors, including the results of operations of Sprint and each of the Groups, the regulatory environment, trading volume, share issuances and repurchases and general economic and market conditions. Such changes in the aggregate votes or relative voting power of the PCS Stock or FON Stock could result from the market's reaction to a decision by Sprint's management or the Sprint Board that is perceived to disparately affect one class of Common Stock in comparison to another.

POTENTIAL DIVERGING INTERESTS

  The existence of separate classes of Common Stock could give rise to occasions when the interests of the holders of FON Stock and the holders of PCS Stock diverge, conflict or appear to diverge or conflict. Examples include determinations by the Sprint Board to (i) pay or omit the payment of dividends on FON Stock or PCS Stock, (ii) allocate among holders of FON Stock and PCS Stock consideration to be received by holders of Common Stock generally in connection with a merger or consolidation involving Sprint, (iii) convert one class of Common Stock into shares of another class of Common Stock, (iv) approve certain dispositions of assets attributed to any Group, (v) if and to the extent there is an Inter-Group Interest, allocate the proceeds of issuances of PCS Stock either to the FON Group (and record a corresponding reduction in such Inter-Group Interest) or to the equity of the PCS Group,
(vi) formulate uniform public policy positions for Sprint, (vii) establish material commercial relationships between Groups, and (viii) make operational and financial decisions with respect to one Group that could be considered to be detrimental to the other Group.

  Subject to the provisions of the Tracking Stock Policies, in resolving any given conflict the Sprint Board may benefit, or appear to benefit, the interests of one Group at the expense of the other Group. See "--Tracking Stock Policies Subject to Change." Each of the foregoing potential diverging or conflicting interests is discussed below:

  No Assurance of Payment of Dividends. The Sprint Board currently intends that the dividend policy applicable to the FON Stock would be the same as the dividend policy applicable to the Existing Common Stock and believes that implementation of the Tracking Stock Proposal would not adversely affect Sprint's ability to pay dividends on the FON Stock. The Sprint Board currently does not expect to declare any dividends on the PCS Stock in the foreseeable future. Determinations as to the future dividends, if any, on the FON Stock, the PCS Stock and the Class A Common Stock (to the extent it represents any unissued shares of FON Stock or PCS Stock), would be based primarily upon the financial condition, results of operations and business requirements of the relevant Group and Sprint as a whole. The Articles Amendment provides that dividends to holders of Common Stock generally can be declared and paid out of funds of Sprint legally available therefor.

However, the Tracking Stock Policies adopted by the Sprint Board provide that dividends, if any, on the FON Stock, the PCS Stock and the Class A Common Stock (to the extent it represents any unissued shares of FON Stock or PCS Stock) would be payable out of the lesser of (i) all funds of Sprint legally available for the payment of dividends and (ii) the Available Dividend Amount with respect to the relevant Group. Future dividends will not necessarily bear a direct relationship to earnings and retained earnings as expressed on each Group's financial statements as determined in accordance with generally accepted accounting principles. Net losses of any Group and dividends and distributions on, and repurchases of, any class of common stock or preferred stock would reduce the assets of Sprint legally available for future dividends on the FON Stock, Class A Common Stock and the PCS Stock. Subject to limitations under the Kansas General Corporation Code and the Tracking Stock Policies, the Sprint Board could declare and pay dividends exclusively on the FON Stock and the Class A Common Stock (to the extent it represents unissued shares of such stock), exclusively on the PCS Stock and the Class A Common Stock (to the extent it represents unissued shares of such stock) or on both, in equal or unequal amounts. Subject to certain exceptions, the Tracking Stock Policies generally may be modified, suspended, or rescinded and additions adopted or exceptions made by the Sprint Board at any time (although there is no present intention to do so, and Sprint has agreed with the Cable Parents, FT and DT not to do so prior to the Recapitalization). Any determination to modify, suspend or rescind any of the Tracking Stock Policies, or to make exceptions thereto or adopt additional policies, including any such decision that would have disparate impacts upon holders of FON Stock and PCS Stock, would be made by the Sprint Board in a manner consistent with its fiduciary duties to Sprint and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock, including the holders of FON Stock and the holders of PCS Stock. If the dividend policy set forth in the Tracking Stock Policies were so altered, the Sprint Board could, under the Articles Amendment, declare dividends on the PCS Stock and the Class A Common Stock (to the extent it represents unissued shares of such stock) in excess of the PCS Group Available Dividend Amount, or could declare dividends on the FON Stock and the Class A Common Stock (to the extent it represents unissued shares of such stock) in excess of the FON Group Available Dividend Amount (although not in any case in excess of the funds of Sprint legally available for the payment of dividends). See "The Tracking Stock Proposal--The Tracking Stock Policies--Dividend Policy" and "Description of Capital Stock--Dividends on Common Stock."

  Allocation of Proceeds from Merger or Acquisition of Sprint. The Tracking Stock Policies provide that the Sprint Board will not recommend any transaction that would result in a Change of Control of Sprint or a Strategic Merger without a prior determination that the terms of such transaction are fair to holders of PCS Stock, taken as a separate class, and holders of FON Stock, taken as a separate class. Other than this and other provisions in the Tracking Stock Policies that relate to treatment of holders of the separate classes of Common Stock, there are no specific provisions of the Tracking Stock Proposal governing how consideration to be received by holders of Common Stock generally in connection with a merger or consolidation involving Sprint as a whole is to be allocated among holders of different classes of Common Stock. In any merger or consolidation, the percentage of the consideration to be allocated to holders of any class of Common Stock will be determined by the Sprint Board in accordance with the Tracking Stock Policies. See "--Limited Separate Stockholder Rights; No Additional Rights with Respect to the Groups; Effects on Voting Power" and "The Tracking Stock Proposal--The Tracking Stock Policies."

  Optional Conversion of PCS Stock. The Sprint Board may at any time after the third anniversary and before the fourth anniversary of the Closing Date, convert each share of PCS Stock into a number of shares of FON Stock equal to 110% of the Optional Conversion Ratio computed as of the fifth trading day prior to the date that the notice of conversion is sent to holders of PCS Stock. The Sprint Board may also convert shares of PCS Stock into shares of FON Stock on or after the fourth anniversary of the Closing Date, and the applicable conversion rate will be determined by the Sprint Board, subject to a provision in the Articles Amendment requiring the Sprint Board to make independent determinations with regard to the fairness of the conversion ratio to the holders of the FON Stock, taken as a separate class, and to the holders of the PCS Stock, taken as a separate class. In addition, the Sprint Board could determine to convert each share of PCS Stock into a number of shares of FON Stock equal to 110% of the ratio of the average Market Values of one share of Series 1

PCS Stock to one share of Series 1 FON Stock, calculated over a 10-trading day period beginning on the 16th trading day after consummation of the disposition following any disposition of all or substantially all of the properties or assets attributed to the PCS Group. Also, if Sprint redeems substantially all (but not all) of the shares of PCS Stock (or declares and pays a dividend on the PCS Stock) following such a disposition, the Sprint Board could determine to convert each share of PCS Stock still outstanding into a number of shares of FON Stock equal to 110% of the Optional Conversion Ratio prior to the first anniversary of such payment. In each such case, the number of unissued shares, if any, of PCS Stock represented by the shares of Class A Common Stock would be converted into a number of unissued shares of FON Stock on an equivalent basis. Any such determination could be made at a time when either or both of the FON Stock and the PCS Stock may be considered to be overvalued or undervalued. In addition, any such conversion at any premium would dilute the interests of the holders of the FON Stock in Sprint and would preclude holders of both FON Stock and PCS Stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant Group. See "The Tracking Stock Proposal" and "Description of Capital Stock-- Conversion and Redemption."

  Dispositions of Group Assets. Assuming the assets attributed to either Group represent less than substantially all of the properties and assets of Sprint, the Sprint Board could, without stockholder approval, approve sales and other dispositions of any amount of the properties and assets attributed to such Group in compliance with Kansas law and the Articles Amendment, which require stockholder approval only for a sale or other disposition of all or substantially all of the properties and assets of Sprint as a whole. The proceeds from any such disposition would be assets attributed to such Group and used for its benefit, subject to the Tracking Stock Policies described under "The Tracking Stock Proposal--The Tracking Stock Policies." The Articles Amendment also contains provisions to the effect that, in the event of a disposition of all or substantially all of the properties and assets attributed to the PCS Group (defined to mean 80% or more on a then-current market value basis), other than, among others, in a Related Business Transaction, Sprint will be required to either (i) distribute to holders of PCS Stock and Class A Common Stock (but only to the extent such stock represents a number of unissued shares of PCS Stock) an amount of cash and/or securities (other than Common Stock) or other property equal to the fair value of the net proceeds of such disposition on an after-tax basis, either by special dividend or by redemption of all or part of the outstanding shares of PCS Stock, or (ii) convert each outstanding share of PCS Stock into a number of shares of FON Stock equal to 110% of the ratio, calculated over a 10-day trading period beginning on the 16th day after the consummation of the disposition transaction of the average Market Value of one share of PCS Stock to the average Market Value of one share of FON Stock (and a conversion of the number of unissued shares, if any, of PCS Stock represented by the Class A Common Stock into a number of unissued shares of FON Stock on an equivalent basis). See "The Tracking Stock Proposal" and "Description of Capital Stock-- Conversion and Redemption." The terms of the Common Stock do not require the Sprint Board to select the option which would result in the distribution with the highest value to the holders of the PCS Stock or with the smallest effect on the Common Stock relating to the FON Group. See "--Fiduciary Duties of the Sprint Board; Potential Conflicts of Interest."

  Public Policy Determinations. Because of the nature of the businesses of the FON Group and the PCS Group, the Groups may have diverging interests as to the position Sprint should take with respect to various regulatory issues. For example, FCC regulations which may advance the interests of one Group may not advance the interests of the other Group. Pursuant to the Tracking Stock Policies, material matters involving potentially divergent interests will be resolved in a manner that the Sprint Board (or the Capital Stock Committee) determines to be in the best interests of Sprint and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Common Stock. Nevertheless, the Sprint Board could take steps that may benefit one Group at the expense of another.

  Operational and Financial Decisions. In the future, the Sprint Board could, subject to the provisions of the Tracking Stock Policies, make operational and financial decisions or implement policies that affect disproportionately the businesses of the FON Group and the PCS Group, such as transfers of services (including sales agency, resale and other arrangements), funds or assets between Groups and other inter-Group transactions, the allocation of financing opportunities in the public markets and the allocation of business opportunities, resources and personnel. Any such decision may benefit one Group at the expense of the other. For example, the decision to obtain funds for one Group may adversely affect the ability of the other Group to obtain funds sufficient to implement its growth strategies or may increase the cost of such funds. In addition, any increased overlap between the businesses of the two Groups as a result of regulatory changes, technological advancements or other factors will make such operational and financial decisions more difficult. For further discussion of potential divergences of interests, see "--Fiduciary Duties of the Sprint Board; Potential Conflicts of Interest," "--Inter-Group Transactions" and "The Tracking Stock Proposal--The Tracking Stock Policies."

FIDUCIARY DUTIES OF THE SPRINT BOARD; POTENTIAL CONFLICTS OF INTEREST

  Sprint is not aware of any legislative or judicial precedent involving the fiduciary duties of directors of corporations having two classes of common stock, or separate classes or series of capital stock, the rights of which are defined by reference to specified operations of the corporation. Principles of Kansas law and Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to either group of stockholders. Under these principles and the related principle known as the "business judgment rule," absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed Sprint Board, or a committee thereof, with respect to any matter having disparate impacts upon holders of FON Stock and holders of PCS Stock would be an adequate defense to any challenge to such determination made by or on behalf of the holders of either class of Common Stock. Thus, holders of any class of Common Stock who believe that a determination by the Sprint Board has disparate impacts upon their class of stock may not necessarily be able to obtain a judicial remedy for such claim. Moreover, a court hearing a case involving such a challenge may decide to apply principles of law other than those discussed above, or may develop new principles of law, in order to decide such a case.

  Directors of Sprint will, as a result of the Recapitalization, own shares of FON Stock and PCS Stock in the same proportion as such shares are issued to holders of Existing Common Stock. Thus, each director will have a greater economic interest in the FON Group than in the PCS Group. Disproportionate ownership interests of members of the Sprint Board in FON Stock or PCS Stock or disparities in the respective market values of the FON Stock and the PCS Stock could give rise to potential claims of conflicts of interest when Directors are faced with decisions that could have different implications for the different classes.

INTER-GROUP TRANSACTIONS

  The Sprint Board may in certain circumstances determine to transfer funds between Groups, and any such transfer may result in (i) a corresponding change in the size of the FON Group's Inter-Group Interest in the PCS Group or (ii) a loan from one Group to the other Group (or the repayment of a prior loan from such other Group), subject to the Tracking Stock Policies. Transfers of assets from the FON Group to the PCS Group that are designated by the Sprint Board (consistent with the provisions of the Tracking Stock Policies) to be treated as an equity contribution by the FON Group to the PCS Group will result in an increase in the Inter-Group Interest of the FON Group in the PCS Group.

  Pursuant to the Tracking Stock Policies, loans from Sprint or any member of the FON Group to any member of the PCS Group will be made at interest rates and on terms and conditions substantially equivalent to the interest rates and terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. The Tracking Stock Policies contemplate that such loans will be made on the basis set forth above regardless of the interest rates and terms and conditions on which Sprint or members of the FON Group may have acquired the subject funds. It is anticipated that interest rates payable by the PCS Group initially will be higher than that payable by Sprint or the FON Group.

  Although any increase in the Inter-Group Interest resulting from an equity contribution by the FON Group to the PCS Group, or any decrease in the Inter-Group Interest resulting from a transfer of funds from the PCS Group to the FON Group, would be determined by reference to the then-current Market Value of PCS Stock, such an increase could occur at a time when such shares could be considered under- or over-valued and such a decrease could occur at a time when such shares could be considered under- or over-valued. Pursuant to the Amended Articles and the Tracking Stock Policies, an Inter-Group Interest of the PCS Group in the FON Group cannot be created. See "The Tracking Stock Proposal" and "Future Inter-Group Interest."

PAYMENTS PURSUANT TO THE TAX SHARING AGREEMENT SUBJECT TO CHANGE

  Federal and state income taxes incurred by Sprint which are determined on a consolidated, combined, or unitary basis will be allocated between the Groups in accordance with a Tax Sharing Agreement to be entered into and undertaken by Sprint. These allocations will be based principally on the taxable income and tax credits contributed by each Group. Such allocations to or from the PCS Group are intended to reflect its actual incremental cumulative effect (positive or negative) on Sprint's federal and state taxable income and related tax liability and tax credit position, subject to certain adjustments. Tax benefits that cannot be used by a Group generating those benefits but can be used on a consolidated basis will be credited to the Group that generated such benefits. Accordingly, the amounts of taxes payable or refundable, which will be allocated to each Group, may not necessarily be the same as that which would have been payable or refundable had the Group filed a separate income tax return. Tax sharing payments between the Groups will be accrued as of the end of the tax period to which they relate. Sprint expects that significant payments pursuant to the Tax Sharing Agreement will be made from the FON Group to the PCS Group in the near future, in light of the substantial operating losses that the PCS Group is expected to incur during this time. However, there can be no assurances that the FON Group will continue to generate taxable income in amounts necessary to generate substantial benefits to the PCS Group or that changes in law will not adversely affect the availability of tax benefits to Sprint, the FON Group and the PCS Group. Therefore, there can be no assurance as to the magnitude of any payments made pursuant to the Tax Sharing Agreement.

  The Tax Sharing Agreement includes a procedure pursuant to which tax sharing payments to or from the PCS Group will be calculated excluding the effect of any cumulative combined net loss or credit of (a) all new businesses directly or indirectly acquired by the FON Group after May 26, 1998 individually having an acquisition cost in excess of $500 million, taking into account the amount of any liabilities assumed by the acquiror or to which the acquired business is subject, and (b) all Other Groups except to the extent that an Other Group reflects one or more profitable core business(es) of the FON Group that exist(s) on the date of creation of the FON Group (the "Stacking Procedure").

  The initial Tax Sharing Agreement (including the Stacking Procedure) will apply to tax years ending on or before December 31, 2001, and will not be modified, suspended or rescinded, nor will additions or exceptions be made, for such periods. For subsequent periods, the Sprint Board will adopt a tax sharing arrangement that will be designed to allocate Sprint's tax benefits and burdens fairly between the PCS Group and the FON Group. Sprint expects that tax benefits that cannot be used by a Group generating those benefits but can be used on a consolidated basis will continue to result in payments to the Group that generated such benefits based on the value of such benefits to Sprint on a consolidated basis. In addition, Sprint expects that tax benefits, if any, pertaining to tax loss or tax credit carry forwards generated by a Group but not utilized as of the expiration of the initial Tax Sharing Agreement will continue to result in payments to the Group that generated such benefits based on the value of such benefits to Sprint on a consolidated basis when such tax benefits are utilized. Sprint has not determined whether or not it will continue to utilize the Stacking Procedure for tax years ending after December 31, 2001.

TRACKING STOCK POLICIES SUBJECT TO CHANGE

  The Sprint Board has adopted the Tracking Stock Policies described herein governing the relationship between the FON Group and the PCS Group and other "tracking stock" matters. Certain provisions of the Tracking Stock Policies relating to tax matters (including the Tax Sharing Agreement) and provisions regarding the allocation of debt expense may not be modified, suspended or rescinded, nor may additions or exceptions be made to such provisions, prior to December 31, 2001. The remaining policies may be modified, suspended or rescinded, or additions or exceptions made thereto, in the sole discretion of the Sprint Board without approval of the stockholders, although there is no present intention to do so, and Sprint has agreed with the Cable Parents not to do so prior to the Recapitalization. The Sprint Board may also adopt additional policies depending upon the circumstances. In addition, with respect to accounting matters, generally accepted accounting principles require that any change in accounting policy be preferable (in accordance with such principles) to the policy previously established. Any determination of the Sprint Board to modify, suspend or rescind such policies, or to make exceptions thereto or adopt additional policies, including any such decision that would have disparate impacts upon holders of FON Stock and PCS Stock, would be made by the Sprint Board in a manner consistent with its fiduciary duties to Sprint and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock, including the holders of FON Stock and the holders of PCS Stock. See "The Tracking Stock Proposal--Accounting Matters" and "--The Tracking Stock Policies."

ABSENCE OF APPROVAL RIGHTS OF FUTURE ISSUANCES OF AUTHORIZED SHARES

  The approval of the stockholders of Sprint will not be solicited by Sprint for the issuance of authorized but unissued shares of FON Stock or PCS Stock, unless such approval is deemed advisable by the Sprint Board or is required by applicable law, regulation or stock exchange listing requirements.

LIMITATIONS ON POTENTIAL ACQUISITIONS OF A GROUP

  If the FON Group or the PCS Group were stand-alone entities, any person interested in acquiring either of such entities without negotiation with management could seek control of the outstanding stock of such entity by means of a tender offer or proxy contest. Although the Tracking Stock Proposal will create classes of Common Stock that are intended to reflect the separate performance of the FON Group and the PCS Group, a person interested in acquiring only one Group without negotiation with Sprint's management would still be required to seek control of the voting power represented by all of the outstanding capital stock of Sprint entitled to vote on such acquisition. See "--Limited Separate Stockholder Rights; No Additional Rights with Respect to the Groups; Effects on Voting Power."

POTENTIAL EFFECTS OF POSSIBLE DISPOSITION OF ASSETS ATTRIBUTED TO THE PCS
GROUP

  The PCS Stock Amendment provides that upon a disposition of at least 80% of the assets attributed to the PCS Group on a then-current market value basis, Sprint would be required, subject to certain exceptions, to pay a special dividend on or redeem the outstanding shares of PCS Stock and shares of Class A Common Stock (but only to the extent such shares of Class A Common Stock represent a number of unissued shares of PCS Stock) or convert such PCS Stock into shares of FON Stock (and effect an equivalent conversion of the number of unissued shares, if any, of PCS Stock represented by the Class A Common Stock into a number of unissued shares of FON Stock). If the PCS Group were a separate independent company and its shares were acquired by another person, certain costs of such disposition, including corporate level taxes, might not be payable in connection with such an acquisition. As a result, the consideration that would be received by stockholders of such separate independent company in connection with such an acquisition might be greater than the Net Proceeds that would be received by holders of the PCS Stock if the assets attributed to the PCS Group were sold. In addition, no assurance can be given that the Net Proceeds per share of the PCS Stock to be received in connection with a disposition of all of the assets attributed to the PCS Group would be equal to or more than the market value per share of the PCS Stock prior to or after announcement of such disposition. See "--No Assurance as to Market Price; No Existing Market," "The Tracking Stock Proposal" and "Description of Capital Stock--Conversion and Redemption--Mandatory Dividend, Redemption or Conversion of PCS Stock."

SIGNIFICANT REGISTRATION RIGHTS

  Until the Cable Parents have sold securities covered by the Registration Rights Agreement with an aggregate offering price of $2 billion (or 12 months after the commencement of registration rights, whichever is sooner), the Cable Parents will have priority in selling their shares in offerings of PCS Stock for which the underwriters require a reduction in the number of shares desired to be offered (whether by Sprint, the Cable Parents or any other stockholder having registration rights, including FT and DT, except where FT and DT have exercised their rights to require registration). Such priority will apply regardless of which of these parties (other than FT and DT) initiates the offering, and therefore could result in the Cable Parents' having the right to sell shares in place of shares that Sprint intended to sell in order to raise capital to fund the operations of the PCS Group. The existence of these rights could have a material adverse effect on the ability of Sprint to raise needed capital through the sale of PCS Stock. In addition, generally sales of substantial numbers of shares of PCS Stock in the public market following the PCS Restructuring and/or IPO could adversely affect the market price of the PCS Stock. In addition, TCI has entered into a merger agreement with AT&T Corp. TCI has advised Sprint that it has agreed with AT&T Corp. that, if required in order to obtain any required regulatory approvals in connection with the transactions contemplated thereby, it will commit to the divestiture of its shares of PCS Stock and otherwise comply with the requirements of applicable governmental authorities in connection with obtaining such regulatory approvals. Any requirement that TCI sell all or a significant portion of its PCS Stock over a specified period could have a material adverse effect on the market price of the PCS Stock.

NO ASSURANCE OF COMPLETION OF TRANSACTIONS

  This Proxy Statement describes the Tracking Stock Proposal as currently contemplated by the Sprint Board. The transactions comprising the Tracking Stock Proposal, including the PCS Restructuring, the IPO and the Recapitalization, are subject to various conditions and uncertainties. There can be no assurance that all or any of such transactions will be completed or, if any are completed, that they will be completed on the terms described in this Proxy Statement.

                          RISK FACTORS--THE PCS GROUP

OPERATING LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS

  As of June 30, 1998, the entities that comprise the PCS Group had incurred pre-tax cumulative losses in excess of $3.5 billion. Sprint expects that the PCS Group will continue to incur significant operating losses and to generate significant negative cash flow from operating activities during the next several years while it continues to build its network and customer base. There can be no assurance that the PCS Group will achieve or sustain operating profitability or positive cash flow from operating activities in the future. If the PCS Group does not achieve and maintain positive cash flow from operating activities and operating profitability on a timely basis, it may be unable to make capital expenditures necessary for the implementation of its business plan, meet its debt service requirements or otherwise conduct its business in an effective and competitive manner. In any event, there can be no assurance that Sprint will elect to use funds available to the FON Group to meet the obligations of the PCS Group. See Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources of the PCS Group in Annex II.

NETWORK BUILDOUT

  The PCS Group has significant buildout activities remaining to be completed, including completion of buildout activities in each of the SprintCom markets. The SprintCom markets include Chicago, Houston and Atlanta. As the PCS Group continues the buildout of its PCS network, it must continue to (i) lease, acquire or otherwise obtain rights to a large number of cell and switch sites,
(ii) obtain zoning variances or other local governmental or third party approvals or permits for network construction, (iii) complete the radio frequency ("RF") design, including cell site design, frequency planning and network optimization, for each of its remaining markets, and (iv) complete the fixed network implementation, which includes designing and installing network switching systems, radio systems, interconnecting facilities and systems, and operating support systems. There can be no assurance that these events will occur on the time basis assumed by the PCS Group or required by the FCC and on the cost basis assumed by the PCS Group, or at all. Additionally, problems in vendor equipment availability or performance could delay the launch of operations in new markets or result in increased costs in all markets. Failure or delay to complete the buildout of the network and launch operations, or increased costs of such buildout and launch of operations, could have a material adverse effect on the operations and financial condition of the PCS Group.

SUBSTANTIAL CAPITAL REQUIREMENTS AND EXPENDITURES

  The operation and expansion of the PCS Group's network and the marketing and distribution of its related products and services will continue to require substantial capital. Sprint currently estimates that the PCS Group's capital expenditures during the period July 1, 1998 through December 31, 1999 will total approximately $3.2 to $3.5 billion. Actual amounts of the funds required to finance the PCS Group's network buildout may vary materially from these estimates and additional funds could be required in the event of significant departures from the PCS Group's current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and technological and other risks. The PCS Group may require substantial additional capital for, among other uses, license or system acquisitions, system development and volume-driven network capacity, and technological developments or issues may require additional capital expenditures. In addition, Cox has "put" rights with respect to its remaining interest in Cox PCS pursuant to which Cox may elect to require Sprint to purchase, under certain circumstances, all or a portion of Cox's remaining interest in Cox PCS, which could involve significant cash requirements. See "The Tracking Stock Proposal--Amendments to Cox PCS Partnership Agreement." There can be no assurance that Sprint will be able to arrange additional financing to fund the PCS Group's capital requirements on terms acceptable to Sprint or that Sprint would be willing to provide such financing. Failure to obtain any such financing could result in the delay or abandonment of the PCS Group's development or expansion plans or the failure to meet regulatory buildout requirements. See Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources of the PCS Group in Annex II.

SYSTEM INTEGRATION

  The successful expansion of the PCS Group's network is dependent on its ability to expand and maintain integrated customer care, network management and billing systems among companies comprising the PCS Group and external affiliates. Given the scale and scope of the PCS Group operations and its centralized systems, vendors frequently do not have systems as large as required, and as a result, there is often on-going development work associated with these systems. Although the PCS Group anticipated this need and has devoted significant resources to internal systems, it is a significant challenge to add systems capacity, make software enhancements and ensure uniformity of deployment of features and functions. The failure to expand, integrate or deploy these systems in a timely manner could have a material adverse effect on the PCS Group.

SIGNIFICANT INDEBTEDNESS

  The PCS Group will have significant outstanding indebtedness following the consummation of the PCS Restructuring. Upon completion of the PCS Restructuring (including the effects of the exercise of Equity Purchase Rights by FT and DT in connection with the IPO and the PCS Restructuring, without giving effect to any exercise of Equity Purchase Rights by the Cable Parents, and assuming net proceeds from the IPO of $493.3 million, all of which is used to repay existing indebtedness), the PCS Group's aggregate indebtedness, as of June 30, 1998 on a pro forma basis, would have totaled $6.1 billion, with $6.3 billion of PCS Group equity as of June 30, 1998 on a pro forma basis. In addition, Sprint proposes to issue, subject to market conditions, $6 billion aggregate principal amount of debt securities in an offering expected to be completed at approximately the same time as the IPO, substantially all of which will be indebtedness allocated to the PCS Group. Sprint currently expects that the proceeds allocated to the PCS Group from such issuance will be used to refinance existing indebtedness. The PCS Group intends to incur significant additional indebtedness in the future as it implements its business plan. The proceeds of the issuance of such indebtedness allocated to the PCS Group will be borrowed from Sprint at rates that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. The rates for such borrowings are expected to be higher than the rates at which Sprint may borrow funds. A substantial portion of the PCS Group's future cash flow from operations will be required for the payment of principal and interest on its indebtedness, thereby reducing the funds available to the PCS Group for its operations, including acquisitions, capital investments and business expenses, which could hinder its ability to adjust to changing market and economic conditions.

  The PCS Group's ability to make scheduled payments of principal and interest on or to refinance its indebtedness depends on its future performance and successful implementation of its business plan, which is subject not only to its own actions but also to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance that the PCS Group's business will generate sufficient cash flow from operations or that future credit will be available in an amount sufficient to enable the PCS Group to service its indebtedness. In addition, there can be no assurance that Sprint will be able to arrange additional financing to fund the PCS Group's debt service on terms acceptable to Sprint or that Sprint would be willing to provide such financing.

GOVERNMENT REGULATION

  The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC and, depending on the jurisdiction, state and local regulatory agencies. In addition, the FCC, in conjunction with the Federal Aviation Administration (the "FAA"), regulates tower marking and lighting. There can be no assurance that either the FCC, the FAA or those state agencies having jurisdiction over the PCS Group's business will not adopt regulations or take other actions that would adversely affect the business of the PCS Group.

  FCC licenses to provide PCS services are subject to renewal and revocation. The PCS Group's MTA licenses will expire in 2005 and the BTA licenses will expire in 2007. There may be competition for the licenses held by the PCS Group upon their expiration and there can be no assurance that the PCS Group's licenses will be renewed. FCC rules require all PCS licensees to meet certain buildout requirements. There can be no assurance that the PCS Group will be able to obtain the requisite coverage in each market. Failure to comply with these requirements could cause revocation or forfeiture of the PCS Group's PCS licenses or the imposition of fines on the PCS Group by the FCC. See "Annex II--PCS Group Information--Business--Regulation."

COMPETITION

  There is substantial competition in the wireless telecommunications industry. The PCS Group expects competition to intensify as a result of the entrance of new competitors and the development of new technologies, products and services. Each of the markets in which the PCS Group competes will be served by other two-way wireless service providers, including cellular and PCS operators and resellers. A majority of markets will have five or more CMRS service providers, and out of the top 50 metropolitan markets all have at least one PCS competitor in addition to two cellular incumbents. Many of these competitors have been operating for a number of years, currently serve a substantial subscriber base and have significantly greater financial and technical resources than those available to the PCS Group and offer attractive pricing options for service and a wider variety of handset options. A major competitor recently introduced a nationwide flat-rate pricing plan that may be viewed as more attractive than the PCS Group plans by some customers. Competition also may increase to the extent that licenses are transferred from smaller stand-alone operations to larger, better capitalized and more experienced wireless communications operations that may be able to offer customers network features not offered by the PCS Group.

  The PCS Group is relying on agreements to provide automatic roaming capability to PCS Group customers in many of the areas of the United States not served by the PCS Group's network, which primarily serves metropolitan areas. Certain competitors may be able to offer coverage in areas not served by the PCS network or, because of their call volumes or their affiliations with, or ownership of, wireless providers, may be able to offer roaming rates that are lower than those offered by the PCS Group. For a discussion of the technology risks associated with roaming and handsets, see "--Technology Risks."

  The PCS Group also expects that existing cellular providers, some of which have an infrastructure in place and have been operating for a number of years, will upgrade their systems and provide expanded and digital services to compete with the PCS Group's PCS system. Many of these wireless providers require their customers to enter into long term contracts, which may make it more difficult for the PCS Group to attract these customers away from such wireless providers. In addition, the PCS Group does not require its customers to enter into long term contracts, which may make it easier for other wireless providers to attract these customers away from the PCS Group.

  The PCS Group anticipates that market prices for two-way wireless services generally will decline in the future based upon increased competition. The significant competition among wireless providers, including from new entrants, is expected to continue to drive service and equipment prices lower. The PCS Group also expects that there will be increases in advertising and promotion spending, along with increased demands on access to distribution channels. All of this may lead to greater choices for customers, possible consumer confusion and increasing churn. The PCS Group's ability to compete successfully will also depend on marketing and on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

LIMITED PCS OPERATING HISTORY IN THE UNITED STATES; SIGNIFICANT CHANGE IN WIRELESS INDUSTRY

  PCS systems have a limited operating history in the United States, and there can be no assurance that operation of these systems will become profitable. In addition, the extent of potential demand for PCS services in the PCS Group's markets cannot be estimated with any degree of certainty. The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, the future prospects of the industry and the PCS Group and the success of PCS and other competitive services remain uncertain. Also, alternative technologies may develop for the provision of services to customers that may provide wireless telecommunications service or alternative service superior to PCS. Thus, there can be no assurance that technological developments will not have a material adverse effect on the PCS Group.

TECHNOLOGY RISKS

  CDMA technology has only recently been deployed in the United States and internationally. Although the PCS Group has selected CDMA technology because it believes such technology will offer several advantages over other technologies, CDMA may not provide the advantages expected by the PCS Group.

  Existing analog cellular and other digital networks are not compatible with the PCS Group's network. The PCS Group's network operates at a different frequency or uses a different technology than analog cellular or other digital systems. Additionally, for the PCS Group's subscribers to access automatically another provider's analog cellular or digital system, that provider must agree to allow the PCS Group's subscribers to roam on its network, and customers are required to utilize Dual-Mode/Dual-Band Handsets compatible with that system to take advantage of roaming agreements. There can be no assurance that roaming agreements with other providers can be obtained or maintained on terms acceptable to the PCS Group. The PCS Group's Dual-Band/Dual-Mode Handsets do not allow for automatic call hand-off between the PCS Group's network and another wireless network, thus requiring a customer to initiate a new call when leaving the PCS Group's network. In addition, the quality of the service provided by a network provider during a roaming call may not approximate the quality of the service provided by the PCS Group and its affiliated companies, the price of a roaming call may not be competitive with prices of other wireless companies for such call and the PCS Group customer may not be able to use any of the advanced features (e.g., voicemail notification) the customer enjoys when making calls from within the PCS Group network.

RATE OF CUSTOMER CHURN

  The PCS Group has experienced a higher rate of customer churn as compared to cellular industry averages. The PCS Group believes its rate of customer churn is the result of several factors, including the absence of long-term service contracts, a 30-day money-back return policy, network coverage and reliability issues, customer care concerns and other competitive factors.

  The PCS Group has implemented or plans to implement strategies to address customer churn, including expanding network coverage, marketing customized service and pricing plans to meet customers' specific calling needs and increasing the number of customer care representatives. There can be no assurance, however, that such strategies will be successful or that the rate of customer churn will decline. Price competition or other competitive factors could also cause increased customer churn for the PCS Group. A high rate of customer churn could have a material adverse effect on the PCS Group's competitive position and results of operations.

DEPENDENCE ON FOURTH QUARTER RESULTS

  The wireless industry, including the PCS Group, has experienced a trend of generating a significantly higher number of customer additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increasing use of retail distribution which is dependent upon the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures and aggressive marketing and promotions. There can be no assurance that strong fourth quarter results for customer additions and handset sales will continue for the wireless industry or the PCS Group. The number of customer additions and handset sales for the PCS Group could fail to meet expectations for the fourth quarter for a variety of reasons, including the PCS Group's inability to match or beat pricing plans offered by competitors, the failure to adequately promote the PCS Group's products, services and pricing plans, or the failure to have an adequate supply or selection of handsets. If fourth quarter results of the PCS Group fail to significantly improve upon customer additions and handset sales for the year's previous quarters, the PCS Group's results for the year will most likely not meet expectations.

RADIO FREQUENCY EMISSION CONCERNS; MEDICAL DEVICE INTERFERENCE

  Media reports have suggested that certain RF emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over RF emissions may have the effect of discouraging the use of wireless handsets or exposing Sprint to potential litigation, which could have a material adverse effect on the PCS Group's results of operations.

YEAR 2000 RISK

  The "Year 2000" issue effects the PCS Group's installed computer systems, network elements, software applications, and other business systems that have time sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system errors. The Year 2000 issue may also affect the systems and applications of the PCS Group's customers, vendors or resellers.

  The PCS Group is undertaking an inventory and assessment of its computer systems. Network elements, software applications and other business systems. The PCS Group is planning that Year 2000 compliance for these critical systems will be achieved in 1999. Based upon management's evaluations to date, it believes that the total cost of modifications and conversions of the PCS Group's systems will not be material, but there is no assurance that such cost could not become material. The PCS Group is also contacting third parties with whom it conducts business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. There is no assurance, however, that full compliance will be achieved as planned by the PCS Group and such third parties or that the PCS Group will receive warranties and assurances from such third parties. In addition, the PCS Group uses publicly available services that are acquired without contract (e.g., global positioning system timing signal) that may be subject to the Year 2000 issue. While management believes these systems will be Year 2000 compliant, the PCS Group has no contractual or other right to compel compliance. If compliance is not achieved in a timely manner by the PCS Group, such third parties or such services, the Year 2000 issue could have a material adverse effect on the PCS Group's operations.

            MARKET PRICE OF AND DIVIDENDS ON EXISTING COMMON STOCK

MARKET PRICES; LISTING

  The Existing Common Stock is listed on the NYSE under the symbol "FON." The following table sets forth for each calendar quarter indicated the high and low sales prices per share of Existing Common Stock as reported on a consolidated basis on the NYSE.

  The following information is not indicative of the Existing Common Stock prices that would have resulted had the PCS Stock or the FON Stock existed during the periods indicated, nor is it necessarily indicative of future Existing Common Stock, PCS Stock or FON Stock prices.

                                  1998                      1997             1996
                            ---------------------      --------------- ----------------------
                             HIGH          LOW          HIGH     LOW    HIGH           LOW
                            -------      --------      ------- ------- -------      ---------
   First quarter........... $75 5/8      $55 1/4       $48     $38 3/8 $38 5/8(/2/) $31 15/16(/2/)
   Second quarter..........  75 5/8       65            52 3/4  42 1/4  44 3/8       37 1/2
   Third quarter...........  75 1/8(/1/)  70 3/16(/1/)  52 5/8  44      42 7/8       34 1/2
   Fourth quarter..........                             60 5/8  48 3/4  44           37 1/2

--------
(1) Through July 29, 1998.

(2) Adjusted to reflect the spinoff of Sprint's cellular division in March
    1996.

  As of May 31, 1998, Sprint had approximately 85,000 Existing Common Stock record holders and two Existing Class A Common Stock record holders. The principal trading market for the Existing Common Stock is the NYSE. The Existing Common Stock is also listed and traded on the Chicago Stock Exchange and Pacific Exchange. The Existing Class A Common Stock is not publicly traded.

  On May 26, 1998, the last trading date prior to public announcement of the execution of the Restructuring Agreement, the closing sale price of the Existing Common Stock, as reported on a consolidated basis on the NYSE, was $72 1/8 per share.

DIVIDENDS

  Sprint declared Existing Common Stock dividends of $0.25 per share during the first and second quarters of 1998 and each quarter of 1997 and 1996. Sprint declared Existing Class A Common Stock dividends of $0.25 per share during the first and second quarters of 1998, each quarter of 1997 and during the last three quarters of 1996.

                              THE SPECIAL MEETING

PROXY SOLICITATION; PURPOSE OF THE SPECIAL MEETING

  This Proxy Statement is provided to the stockholders of Sprint in connection with the Special Meeting. The Sprint Board is soliciting proxies hereby for use at the Special Meeting. A form of proxy is being provided to Sprint stockholders with this Proxy Statement. Information with respect to the execution and the revocation of proxies is provided under "--Proxies; Revocability of Proxies; Cost of Solicitation." This Proxy Statement and a
form of proxy are first being mailed on or about       , 1998, to stockholders
of record at the close of business on the Record Date.

  At the Special Meeting, Sprint stockholders eligible to vote will be asked to consider and vote upon the approval and adoption of the Tracking Stock Proposal and the Incentive Plans Proposal. See "The Tracking Stock Proposal" and the "Incentive Plans Proposal."

DATE, TIME AND PLACE; RECORD DATE

  The Special Meeting is scheduled to be held at 10:00 a.m. (local time) on
      , September   , 1998, at Sprint World Headquarters, 2330 Shawnee Mission
Parkway, Westwood, Kansas. The Sprint Board has fixed the close of business on
      , 1998 as the Record Date for the determination of holders of Sprint Voting Stock entitled to notice of and to vote at the Special Meeting. On
      , 1998, there were          shares of Existing Common Stock,
shares of Existing Class A Common Stock,          shares of Sprint First
Series,          shares of Sprint Second Series, and          shares of Sprint
Fifth Series, in each case outstanding and entitled to vote.

VOTES REQUIRED; QUORUM; ABSENCE OF DISSENTERS' RIGHTS

  Each share of Sprint Voting Stock is entitled to one vote. The affirmative vote of a majority of the outstanding shares of Sprint Voting Stock, voting together as a single class, the affirmative vote of a majority of the outstanding shares of Existing Common Stock, voting as a separate class, and the affirmative vote of a majority of the outstanding shares of Existing Class A Common Stock, voting as a separate class, are necessary for the approval and adoption of the Tracking Stock Proposal. The affirmative vote of a majority of the outstanding shares of Sprint Voting Stock, present in person or voting by proxy, is necessary for approval of the Incentive Plans Proposal. FT and DT, the holders of all of Sprint's Existing Class A Common Stock representing approximately 20% of the outstanding voting power of Sprint, have agreed to vote their shares in favor of the Tracking Stock Proposal and the Incentive Plans Proposal.

  Each of the Cable Parents has represented and warranted in the Restructuring Agreement that as of May 26, 1998, neither it nor any of its Affiliates "beneficially owned" (as defined in the Restructuring Agreement) any shares of capital stock of Sprint. In addition, each of the Cable Parents has agreed in the Standstill Agreements not to, and to cause its affiliates not to, acquire any Sprint voting securities prior to the Closing Date other than as a result of purchases from Sprint pursuant to the Restructuring Agreement.

  Holders of record of Sprint Voting Stock at the close of business on the Record Date are entitled to vote on the proposals to be presented to stockholders at the Special Meeting. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Sprint Voting Stock, the holders of a majority of the outstanding shares of Existing Common Stock and the holders of a majority of the outstanding shares of Existing Class A Common Stock is necessary to constitute a quorum at the Special Meeting. Shares of Sprint Voting Stock represented by a properly signed, dated and returned proxy will be treated as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. See "--Proxies; Revocability of Proxies; Cost of Solicitation."

  Abstentions will be counted for purposes of determining whether a quorum is present. However, abstentions or the failure to vote for the Tracking Stock Proposal will have the same effect as a negative vote because the approval of the Tracking Stock Proposal requires the affirmative vote of a majority of the Sprint Voting Stock, the Existing Class A Common Stock and the Existing Common Stock, each voting as a separate class. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have the authority to vote on the Tracking Stock Proposal or the Incentive Plans Proposal unless they receive specific instructions from beneficial owners. Accordingly, broker non-votes will be counted as present for purposes of a quorum but will otherwise have the same effect as a vote against the Tracking Stock Proposal.

  Stockholders are not entitled to appraisal or dissenters' rights with respect to the Tracking Stock Proposal or the Incentive Plans Proposal.

PROXIES; REVOCABILITY OF PROXIES; COST OF SOLICITATION

  If a stockholder attends the Special Meeting, he or she may vote by ballot. However, many Sprint stockholders may be unable to attend the Special Meeting. Therefore, the Sprint Board is soliciting proxies so that each holder of shares of Sprint Voting Stock at the close of business on the Record Date has the opportunity to vote on the proposals to be considered at the Special Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not return a signed proxy card, his or her shares will not be voted unless the stockholder attends the Special Meeting and votes in person. Stockholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. If a stockholder returns a signed proxy card, but does not indicate how his or her shares are to be voted and does not indicate that such stockholder is abstaining, the shares represented by the proxy card will be voted "FOR" approval and adoption of the Tracking Stock Proposal and the Incentive Plans Proposal. A proxy submitted by a holder of Sprint Voting Stock may indicate that all or a portion of the Sprint Voting Stock represented by such proxy is not being voted by such holder. This could occur, for example, when a broker or other nominee fails to receive specific instructions as to voting from one or more beneficial owners of Sprint Voting Stock held by such broker or nominee, because such broker or nominee is not permitted to vote such Sprint Voting Stock on the Tracking Stock Proposal and the Incentive Plans Proposal in the absence of specific instructions from the beneficial owner. The Sprint Voting Stock subject to any such proxy that is not being voted will have the effect of having been voted "AGAINST" the Tracking Stock Proposal, since the approval thereof requires, in part, the affirmative vote of a majority of the outstanding shares of Sprint Voting Stock in the aggregate. Abstentions will have the same effect as votes "AGAINST."

  As far as the Sprint Board is aware, the Tracking Stock Proposal and the Incentive Plans Proposal are the only matters to be acted upon at the Special Meeting. However, the proxy card also confers discretionary authority on the individuals appointed by the Sprint Board and named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the Special Meeting. No proxies instructing that they be voted "AGAINST," or "ABSTAIN" from voting on, the Tracking Stock Proposal or the Incentive Plans Proposal will be voted in favor of any adjournment of the Special Meeting to solicit additional proxies.

  Any Sprint stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Corporate Secretary of Sprint at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205,
(ii) granting a duly executed proxy bearing a later date, or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

  The cost of soliciting proxies will be borne by Sprint and will consist of expenses of printing, postage and handling, including the reasonable out-of-pocket expenses of brokerage houses, custodians, nominees and fiduciaries incurred in sending this Proxy Statement and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of stock. Sprint stockholder proxies may be solicited by directors, officers or regular employees of Sprint, in person, by letter or by telephone or telegram. In addition, Sprint has retained D.F. King & Co., Inc. to provide information to stockholders. D.F. King & Co., Inc. will not solicit any proxies in connection with the Special Meeting. It is estimated that its fees for services to Sprint will not exceed $10,000 plus expenses. Such fees and expenses will not be contingent or in any way depend on the success of the solicitation or the number of votes in favor of the Tracking Stock Proposal and the Incentive Plans Proposal that are obtained.

VOTING BY PARTICIPANTS IN CERTAIN PLANS

  Participants in the Sprint Retirement Savings Plan and the Sprint Retirement Savings Plan for Bargaining Unit Employees will receive cards with voting instructions to the trustees of the plans as to the voting of shares of Existing Common Stock held in the plans. The trustees will vote shares of Existing Common Stock allocated to participants' accounts in the same manner as instructed by participants, but will not vote shares of Existing Common Stock allocated to participants' accounts for which they do not receive instructions. The trustees will vote all unallocated shares held in the trusts in the same proportions as instructions received for allocated shares.

  Participants in the Centel Retirement Savings Plan for Bargaining Unit Employees and the Centel Employees' Stock Ownership Plan who have Existing Common Stock in their plan accounts also will receive a form to be used to instruct the trustees how to vote such shares. The plans provide that each of the trustees will vote such shares as instructed, and will vote shares of Existing Common Stock held in participants' accounts for which it does not receive instructions in the same proportions as it votes the shares of Existing Common Stock for which it does receive instructions.

CONFIDENTIALITY OF PROXIES AND BALLOTS

  Sprint's policy is that all stockholder meeting proxies, ballots and voting tabulations that identify the vote of a specific stockholder shall, with certain specific and limited exceptions, be kept confidential from Sprint's Directors, officers or employees. One exception to Sprint's confidential voting policy occurs when a stockholder writes comments on his or her proxy card. This exception is designed to accommodate the stockholders who express their opinions and views by writing comments on their proxy cards and expect Sprint to receive those comments.

RECOMMENDATION OF THE SPRINT BOARD

THE SPRINT BOARD HAS APPROVED THE TRACKING STOCK PROPOSAL AND THE INCENTIVE PLANS PROPOSAL AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE TRACKING STOCK PROPOSAL AND THE INCENTIVE PLANS PROPOSAL.

                          THE TRACKING STOCK PROPOSAL

GENERAL

  The Sprint stockholders are asked to consider and approve the Tracking Stock Proposal, relating to the PCS Restructuring. By voting in favor of the Tracking Stock Proposal, stockholders would approve:

A. The PCS Stock Amendment to the Existing Articles, which would, among other things:

  . define the "PCS Group," which is intended to consist of all business conducted by Sprint for offering or providing Domestic Wireless Mobile Telephony Services and any other Domestic PCS Services (other than any activities of the FON Group pursuant to sales agency, resale or other arrangements with the PCS Group, which would be implemented pursuant to the Tracking Stock Policies), as well as all acquisitions of Domestic PCS Licenses, and will initially include the operations of Sprint Spectrum Holdings, SprintCom, PhillieCo and Sprint's majority interest in Cox PCS;

  . define the "FON Group," which is intended to consist of Sprint's other operations, including its long distance and local telecommunications divisions, its product distribution and directory publishing businesses, its emerging non-PCS businesses, its interest in the Global One international strategic alliance and other telecommunications investments and alliances;

  . establish the terms of the PCS Stock, a newly created class of common stock consisting of 2,350,000,000 authorized shares, to be divided into three series: (1) Series 1 PCS Stock, entitling the holders thereof to a vote per share to be adjusted prior to each stockholder vote as described under "Description of Capital Stock--Voting Rights--Number of Votes," (2) Series 2 PCS Stock, to be issued to certain subsidiaries of the Cable Parents pursuant to the Restructuring Agreement, entitling the holders thereof to a vote per share equal to 1/10th of the vote per share of the Series 1 PCS Stock, and (3) Series 3 PCS Stock, to be issued to FT and DT, entitling the holders thereof to the same vote per share as the Series 1 PCS Stock;

  . establish the terms of the PCS Preferred Stock, consisting of 300,000 authorized shares, convertible into shares of Series 1 PCS Stock or Series 2 PCS Stock as described under "Description of Capital Stock-- Description of PCS Preferred Stock; Preferred Inter-Group Interest-- Conversion Rights;"

  . reclassify each outstanding share of Existing Class A Common Stock that is held by DT into one share of DT Class A Stock, consisting of 100,000,000 authorized shares, entitling the holder thereof to the same vote per share as the Existing Class A Common Stock; and

  . establish the terms of the Series 2 Common Stock, which will only be issued if Sprint converts the outstanding shares of PCS Stock into shares of Existing Common Stock at a time when shares of Series 2 PCS Stock are outstanding, consisting of 500,000,000 authorized shares, to be identical to the shares of Existing Common Stock except that each share of Series 2 Common Stock shall entitle the holder thereof to a vote per share equal to 1/10th of the vote per share of the Existing Common Stock; and

B. The Recapitalization Amendment to the Existing Articles, which would, among other things:

  . reclassify each outstanding share of Existing Common Stock into 1/2 share of Series 1 PCS Stock and one share of Series 1 FON Stock, a newly created class of common stock consisting of 2,500,000,000 authorized shares, entitling the holders thereof to one vote per share;

  . redesignate the authorized shares of Series 2 Common Stock as "FON Common Stock--Series 2," which will only be issued if Sprint converts the outstanding shares of PCS Stock into shares of FON Stock at a time when shares of Series 2 PCS Stock are outstanding, with each share identical to a share of Series 2 Common Stock; and

  . reclassify each authorized share of Existing Class A Common Stock held by FT and DT Class A Stock held by DT so that each such share will, among other things, represent an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to issue, to such holder, a number of shares of Series 3 FON Stock, or Series 3 PCS Stock (or, with respect to certain designated transferees of such holder, Series 1 FON Stock or Series 1 PCS Stock, respectively), but only to the extent such shares of Existing Class A Common Stock or DT Class A Stock, as the case may be, represent a number of unissued shares of FON Stock or PCS Stock, as applicable, each share entitling the holder thereof to a vote per share equivalent to the number of votes that the share(s) of FON Stock and PCS Stock represented by such share would be entitled to receive (plus, in certain cases, an increased voting power resulting from certain anti-dilution protections); and

C. The Restructuring Agreement and the performance by Sprint of all obligations of Sprint contemplated under the Restructuring Agreement, including, among other things:

  . Sprint's acquisition from the Cable Parents of their respective interests in Sprint Spectrum Holdings by means of tax-free mergers of newly formed, wholly-owned subsidiaries of Sprint with and into the corporate subsidiaries of the Cable Parents that directly or indirectly own their respective interests in Sprint Spectrum Holdings; and

  . Sprint's acquisition from TCI and Cox of their respective interests in PhillieCo by means of tax-free mergers of newly formed, wholly-owned subsidiaries of Sprint with and into the corporate subsidiaries of TCI and Cox that directly or indirectly own their respective interests in PhillieCo; and

D. The following issuances by Sprint:

  . the issuance of shares of Series 2 PCS Stock and the Warrants to acquire shares of PCS Stock to certain subsidiaries of the Cable Parents as consideration for the acquisition of the interests in Sprint Spectrum Holdings and PhillieCo acquired from such subsidiaries of the Cable Parents in the Mergers;

  . an underwritten initial public offering of Series 1 PCS Stock as described under "--IPO;"

  . the issuance of shares of PCS Preferred Stock to the Cable Parents to purchase up to $240 million of indebtedness advanced by the Cable Parents to fund the operations of Sprint Spectrum Holdings between May 26, 1998 and the closing of the PCS Restructuring, which shares of PCS Preferred Stock may be issued directly for the purchase of such indebtedness or as consideration in the PCS Restructuring with respect to any of such indebtedness as is capitalized by the Cable Parents before the closing of the PCS Restructuring;

  . the issuance of Series 3 PCS Stock to FT and DT upon the exercise by FT and DT of their Equity Purchase Rights in connection with the PCS Restructuring; and the issuance of Series 3 PCS Stock or Series 3 FON Stock to FT and DT from time to time in the future pursuant to their exercise of such Equity Purchase Rights; and

  . the issuance of PCS Stock to FT and DT and the Cable Parents (if so elected by the Cable Parents) upon the exercise of their respective Equity Purchase Rights in connection with the IPO and (subject to certain exceptions) any future issuances of PCS Stock or creation of an Inter-Group Interest; and

E. The creation pursuant to the Restructuring Agreement of the Warrant Inter-Group Interest and the Preferred Inter-Group Interest.

  The following tables set forth the number of outstanding shares of Sprint's common stock and preferred stock: (i) as of June 30, 1998 and (ii) upon completion of both the PCS Restructuring and the Recapitalization (without giving effect to the IPO or the exercise of Equity Purchase Rights by FT, DT and the Cable Parents in connection with the IPO).

               OUTSTANDING SPRINT VOTING STOCK AT JUNE 30, 1998

             HISTORICAL                      ASSUMING PCS RESTRUCTURING AND
-------------------------------------         RECAPITALIZATION, BUT NOT IPO
                                          -------------------------------------


Existing Common Stock........  343,840,537
Existing Class A Common Stock
 (FT)........................   43,118,018
  (DT).......                   43,118,018
Preferred Stock--First
 Series, Convertible.........       40,576
Preferred Stock--Second
 Series, Convertible.........      252,110
Preferred Stock--Fifth
 Series......................           95

Series 1 FON Stock..  343,840,537(1)
Existing Class A
 Common Stock.......   43,118,018(1)
DT Class A Stock....   43,118,018(1)
Series 1 PCS Stock..  171,920,268(1)(2)(3)
Series 2 PCS Stock
 (TCI)..............   98,563,924(3)
 (Comcast)............ 47,248,435(3)
 (Cox)................ 49,281,981(3)(4)
Series 3 PCS Stock
 (FT)...............    2,438,680(3)(5)
 (DT).................  2,438,680(3)(5)
Preferred Stock--
 First Series,
 Convertible........       40,576(1)
Preferred Stock--
 Second Series,
 Convertible........      252,110(1)
Preferred Stock--
 Fifth Series.......           95
PCS Preferred Stock.      240,000(6)

--------
(1) Assumes the number of shares of Existing Common Stock, Existing Class A Common Stock, Preferred Stock First Series, Convertible and Preferred Stock Second Series, Convertible does not change prior to the Recapitalization. If there were no change, the FON Group would retain an Inter-Group Interest in the PCS Group equivalent to 4,961,714 shares of PCS Stock.
(2) Does not include up to 10 million shares of Series 1 PCS Stock that will be used to replace the Sprint Spectrum Long-Term Incentive Compensation Plan. It is anticipated that options will be issued for many of these shares and therefore the shares would not be outstanding until the options are exercised.
(3) Does not include Warrants to purchase 6,291,315, 3,015,856, and 3,145,658 shares of PCS Stock held by TCI, Comcast and Cox, respectively, or the FON Group's Warrant Inter-Group Interest to acquire an Inter-Group Interest equivalent to 12,452,829 shares of PCS Stock, or shares issuable upon exercise of FT and DT's Equity Purchase Rights in connection with the exercise thereof.
(4) Does not include shares of Series 2 PCS Stock that may be issued in connection with the exercise of the call and put rights relating to Cox PCS. The number of shares so issuable will depend on when the call or put is exercised, the value of Cox PCS at that time, and the market price of Series 1 PCS Stock at that time.
(5) FT and DT have agreed to purchase these shares at the time of the PCS Restructuring to maintain their voting power in light of the Series 2 PCS Stock to be issued to the Cable Parents. Does not include Series 3 PCS Stock that FT and DT are obligated to purchase in connection with the issuance of the PCS Preferred Stock. The voting power of the shares of PCS Preferred Stock is dependent on the number of shares of PCS Stock into which the PCS Preferred Stock can be converted, which in turn is dependent on the IPO price (assuming the IPO precedes the Recapitalization).
(6) Assumes the maximum number of shares of PCS Preferred Stock is issued.

  The number of shares that will be issued in the IPO is dependent on the aggregate proceeds to be raised in the IPO and the offering price of the Series 1 PCS Stock issued in the IPO. The Cable Parents would have the right to exercise their Equity Purchase Rights to the extent of approximately 47% of the shares issued in the IPO.

  FT and DT have agreed to purchase shares of Series 3 PCS Stock to maintain their aggregate 20% voting interest in Sprint in light of the shares to be issued in the IPO. If the Cable Parents also purchase shares in respect of the IPO pursuant to their Equity Purchase Rights, FT and DT have agreed to purchase shares of Series 3 PCS Stock to maintain this aggregate 20% voting interest. In addition, the Restructuring Agreement would permit the

Cable Parents to exercise Equity Purchase Rights with respect to the shares purchased by FT and DT and the agreements with FT and DT would permit FT and DT to purchase shares based on the additional shares purchased by the Cable Parents.

  As the Cable Parents sell their low voting Series 2 PCS Stock and the shares convert into Series 1 PCS Stock with regular voting power, FT and DT will have to purchase additional shares if they desire to maintain 20% of the voting power represented by Sprint's outstanding voting stock. Sprint has agreed that FT and DT can purchase these shares from Sprint. If they choose to purchase these shares from Sprint rather than on the open market or from the Cable Parents, they could eventually purchase as many as 48.75 million shares, or 25% of the 195 million shares initially issued to the Cable Parents in the PCS Restructuring, plus additional shares if the Cable Parents have purchased additional Series 2 PCS Stock pursuant to their Equity Purchase Rights. Similarly, if the Warrants are exercised for PCS Stock or the PCS Preferred Stock is sold by the Cable Parents, FT and DT would need to purchase additional shares of PCS Stock to maintain their voting interest at 20%.

RECOMMENDATION OF THE SPRINT BOARD

  THE SPRINT BOARD HAS APPROVED THE TRACKING STOCK PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE TRACKING STOCK PROPOSAL.

BACKGROUND AND REASONS FOR THE TRACKING STOCK PROPOSAL

  The Tracking Stock Proposal was adopted by the Sprint Board following its review of various alternatives to, among other things, enhance stockholder value by increasing market awareness of the performance and value of its wireless PCS operations and restructure its relationship with the Cable Parents with respect to Sprint Spectrum Holdings and PhillieCo.

  Background of the Tracking Stock Proposal. In October 1994, subsidiaries of Sprint and the Cable Parents entered into the Sprint Spectrum Holdings joint venture with the intention of building a national wireless telephone network utilizing PCS technology, as well as offering local telephone services and specialized data transmission and other services over cable facilities. In pursuit of this wireless strategy, Sprint Spectrum Holdings acquired A and B block licenses in the FCC auction covering 155.9 million Pops for a total purchase price of $2.1 billion and subsequently commenced the construction of its PCS network.

  In early 1996, Sprint and the Cable Parents determined that the joint venture would focus exclusively on providing wireless telephony services. With this shift, the Cable Parents began to view their investment in Sprint Spectrum Holdings more as a financial, rather than a strategic, investment, and began to encourage the partners to explore various structures through which additional equity financing for the venture could be obtained from the public or other third parties. In addition, Sprint began to explore means by which its management role in the joint venture could increase.

  Through 1996, Sprint Spectrum Holdings and PhillieCo had utilized Parent capital contributions, and, in the case of Sprint Spectrum Holdings, bank and vendor financing and the issuance of public high yield debt, to fund their respective buildout activities, maintenance requirements and operating losses. By the end of 1996, Sprint and the Cable Parents had begun to seek ways in which to gain recognition of the value of their investments in the capital markets while increasing the liquidity of the investments of the Cable Parents. The Parents considered various methods of increasing funding alternatives, including structuring a public offering of equity securities, but were unable to agree on an appropriate structure for such an offering. The Parents also continued to investigate means for restructuring their relative governance rights and other relationships so as to better reflect the investment and other objectives of the individual Parents.

  Other funding issues had arisen as early as 1996 in light of the desirability of achieving a nationwide wireless "footprint" of licensed calling areas. In mid-1996, Sprint Spectrum Holdings owned wireless licenses covering much of the United States, but still lacked licenses for a number of significant markets. Because of the significant capital commitment required to acquire these remaining licenses and disagreement among the Parents as to timing and cost for such an acquisition, in January 1997, Sprint, acting individually through SprintCom, acquired licenses covering geographic areas of the country not covered by any other company within the PCS Group. These licenses cover approximately 74.9 million Pops (representing approximately 28% of the U.S. population) and were acquired by SprintCom for $544 million in the FCC's D and E block auction. See "Annex II--PCS Group Information--Business-- Members of the PCS Group--SprintCom."

  It became apparent to Sprint that the establishment of a truly integrated nationwide footprint would be facilitated by combining SprintCom with the operations of Sprint Spectrum Holdings and PhillieCo, thereby joining all of the PCS operations and licenses into one focused and commonly managed organization. During 1997, representatives of the Parents met on several occasions to discuss and negotiate possible terms of such a combination, but the Parents were unable to reach agreement due to a lack of consensus as to the appropriate structure for such a combination and as to the appropriate valuation for Sprint Spectrum Holdings, PhillieCo and SprintCom.

  The need to resolve issues relating to the Parents' interests in Sprint Spectrum Holdings and PhillieCo escalated in late 1997 and early 1998. Funding issues were further highlighted by the lack of agreement with respect to the approval of an annual business plan and budget for Sprint Spectrum Holdings or PhillieCo for 1997 and 1998. Although no business plan or budget was ever formally approved for these years, Sprint Spectrum Holdings and PhillieCo each was authorized to continue operations based on a proposed budget. However, under the Sprint Spectrum Holdings Partnership Agreement and the PhillieCo Partnership Agreement, the Parents' inability to agree as to a business plan and budget for Sprint Spectrum Holdings and Sprint's, TCI's and Cox's inability to agree as to a business plan and budget for PhillieCo by January 1, 1998 resulted in "deadlock events," respectively. Thus, as of January 1, 1998, any of the Parents had the right under the Sprint Spectrum Holdings Partnership Agreement and any of Sprint, TCI or Cox had the right under the PhillieCo Partnership Agreement to invoke certain partnership buy-sell procedures.

  During the 1997 negotiations among the Parents, the Sprint Board considered a number of alternatives for bringing all of the PCS operations of Sprint Spectrum Holdings, PhillieCo and SprintCom under the control of Sprint. The Sprint Board's desire for a restructuring of Sprint's ownership of Sprint Spectrum Holdings was also motivated by the effect of the joint venture on Sprint's earnings; because Sprint's investment in Sprint Spectrum Holdings is accounted for using the equity method of accounting, Sprint's share of the joint venture's significant start-up losses had begun to significantly negatively impact Sprint's consolidated net income.

  In the fall of 1997 the Parents initiated discussions of a restructuring in which the Cable Parents' interests in Sprint Spectrum Holdings would be exchanged for a new class of Sprint common stock that would track the performance of the parties' PCS operations. In October 1997 the parties began exchanging and negotiating term sheets outlining this proposal. During this time the Financial Advisors began to assist the Parents in determining the relative values of these operations.

  At meetings in late 1997 and early 1998, the Sprint Board considered presentations from management and its legal advisors regarding the alternatives available in light of the above factors. Alternatives included:
(i) allowing Sprint Spectrum Holdings and PhillieCo to be sold to the highest bidder among the Parents according to the buy-sell procedures outlined in the Sprint Spectrum Holdings Partnership Agreement and the PhillieCo Partnership Agreement (or liquidated if there were no bidders), (ii) Sprint's direct purchase of all or a portion of the interests of the Cable Parents for cash or other consideration, (iii) identifying strategic third-party investors that would purchase the interests of the Cable Parents in Sprint Spectrum Holdings and PhillieCo and continue to contribute capital as part of meeting such investors' strategic goals and (iv) creating two classes of common stock intended to reflect separately the businesses of the FON Group and the PCS Group, and using the PCS Group common stock to purchase the interests of the Cable Parents in Sprint Spectrum Holdings and PhillieCo. Following deliberation over and consideration of the advantages and disadvantages of the various alternatives, the Sprint Board determined that the last alternative, together with the other elements of the Tracking Stock

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

Proposal, was the best course of action for Sprint and its stockholders. See "--Reasons for the Tracking Stock Proposal."

  In March 1998, Sprint and the Cable Parents began preparation and negotiation of definitive agreements relating to the Tracking Stock Proposal. In April 1998 Sprint commenced negotiations with FT and DT to modify their existing arrangements in light of the changes to Sprint's capital structure contemplated by the Tracking Stock Proposal. At a Sprint Board meeting held on April 21, 1998, Sprint's Financial Advisors, legal advisors and management made a detailed presentation concerning the Tracking Stock Proposal to the Sprint Board. The Financial Advisors presented an analysis of the financial terms of the transaction and indicated that based on their analysis and the financial terms of the transaction to date they would be prepared to deliver an opinion regarding the fairness from a financial point of view of the consideration to be paid to the Cable Parents. At this meeting, the Sprint Board approved the transactions contemplated by the Tracking Stock Proposal and authorized the negotiation and preparation of definitive agreements related thereto, with the directors elected by FT and DT abstaining.

  At a telephonic meeting of the Sprint Board held on May 26, 1998, Mr. Esrey reiterated to the Sprint Board the benefits of the Tracking Stock Proposal. The Sprint Board discussed the Tracking Stock Proposal and the Incentive Plans Proposal, and the elements of each proposal. The Financial Advisors delivered their oral opinion that as of such date the consideration to be paid to the Cable Parents in connection with the PCS Restructuring is fair from a financial point of view to Sprint, and stated that a definitive written opinion to that effect would be provided. The Compensation Committee presented a report to the Sprint Board concerning the Incentive Plans Proposal and informed the Sprint Board that the Compensation Committee had approved the Incentive Plans Proposal. After consideration of these presentations and presentations by Sprint's legal advisors, the Sprint Board approved the Tracking Stock Proposal and the Incentive Plans Proposal, with the two directors elected by the holders of Existing Class A Common Stock that were in attendance at the meeting abstaining only as to the approval of the Master Agreement among Sprint and FT and DT. At the close of business on that date Sprint, the Cable Parents and certain of their subsidiaries executed the Restructuring Agreement and various related agreements, and Sprint and FT and DT executed the Master Agreement.

  Reasons for the Tracking Stock Proposal. The Sprint Board considered the following factors in approving, and recommending to its stockholders for approval, the Tracking Stock Proposal:

  . The Tracking Stock Proposal achieves Sprint's strategic objective of obtaining integrated management control of Sprint Spectrum Holdings, PhillieCo and SprintCom and efficiently addresses the Cable Parents' desire for increased liquidity and financing flexibility.

  . By separating the performance of the FON Group and the PCS Group into separate, publicly-traded classes of common stock, stockholder value may be enhanced in a number of ways, including:

    (i) the separate reporting of the PCS Group operating losses from the results of operations of the FON Group;

    (ii) greater market understanding and recognition of the value (individually and collectively) of Sprint and its individual lines of business represented by the FON Group and the PCS Group; and

    (iii) the fact that the resulting separate investment vehicles meet the requirements of distinct investor groups--those looking for yield and income of a relatively more mature business, in the case of the FON Stock, and those looking for the growth potential of less mature businesses, in the case of the PCS Stock--which should encourage proper valuation of the assets in each of the Groups.

  . The Tracking Stock Proposal assists in meeting the capital requirements of the PCS Group by creating an additional publicly-traded equity security that can be used to raise capital (subject to certain priorities to sell PCS Stock granted to the Cable Parents for a specified period in connection with the PCS Restructuring) and can be issued in connection with acquisitions and investments. Because the Sprint

    Board does not expect to declare a dividend on the PCS Stock for the foreseeable future, any issuance of such stock, in connection with an acquisition or otherwise, would not reduce cash flow that would otherwise be available for capital investments.

  . Completion of the PCS Restructuring with the Cable Parents avoids the uncertainty associated with an auction of Sprint Spectrum Holdings pursuant to the Sprint Spectrum Holdings Partnership Agreement and allows Sprint to effectively acquire Sprint Spectrum Holdings with stock, rather than cash as would have been the case in the buy-sell procedure pursuant to the Sprint Spectrum Holdings Partnership Agreement.

  . The Incentive Plans Proposal, in connection with the Tracking Stock
    Proposal, permits the creation of more effective management incentive approaches, with the ability to direct business-specific options and securities to employees of each Group.

  . The Tracking Stock Proposal will retain for Sprint the advantages of doing business under common ownership. Each Group would be in a position to benefit from synergies with the other, including certain strategic, financial and operational benefits that would not be available if the FON Group and PCS Group were not under common ownership. Sprint expects synergies relating to, among other things, taxes, interest expense and overhead costs, and also expects benefits from improved cross-selling and bundling of services between Groups.

  . Operating under a single consolidated structure will provide certain advantages of tax consolidation.

  In addition, the Sprint Board considered Sprint's strategic flexibility after implementation of the Tracking Stock Proposal, including the ability to engage in mergers, acquisitions, divestitures, spin-offs, split-offs and recombinations, and to unwind the tracking stock structure after a period of time pursuant to the Restructuring Agreement. The Sprint Board also considered other factors relating to the Tracking Stock Proposal:

  . Implementation of the Tracking Stock Proposal will not be taxable for United States federal income tax purposes to Sprint or its stockholders.

  . The issuance of low-voting shares of PCS Stock to the Cable Parents avoids the creation of a substantial concentrated voting block of securities.

  . In determining the fairness of the PCS Restructuring to stockholders, the Sprint Board considered, in consultation with its Financial Advisors, the relative valuations of Sprint Spectrum Holdings, PhillieCo and SprintCom. The Sprint Board considered these relative valuations together with the respective ownership interests of Sprint and the Cable Parents in the entities comprising the PCS Group. While the Cable Parents hold 60% of Sprint Spectrum Holdings and approximately 53% of PhillieCo, they do not own any of SprintCom, which is 100% owned by Sprint. The Sprint Board determined that, based on these relative valuations, Sprint was receiving appropriate value for the PCS Stock and Warrants to be issued to the Cable Parents in exchange for the Cable Parents' ownership interests in the entities comprising the PCS Group. For additional information concerning valuation of Sprint Spectrum Holdings, SprintCom and PhillieCo, see "--Opinions of Sprint's Financial Advisors."

  . Several other large, well-known companies have created equity securities that are intended to reflect separately the performance of specific businesses. The Sprint Board considered the performance of such securities and the performance of other equity securities comparable to the newly created PCS Stock.

  The Sprint Board also considered the following potential adverse consequences of the Tracking Stock Proposal:

  . There can be no assurance as to the degree to which the market price of the PCS Stock and the FON Stock will reflect the separate performance of the PCS Group and the FON Group, respectively, nor as to the impact of the Tracking Stock Proposal on the market price of Sprint's Common Stock prior to the Recapitalization.

  . The Tracking Stock Proposal presents certain corporate governance issues not present under Sprint's current structure, such as the Sprint Board's fiduciary obligation to holders of different classes of capital

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

    stock representing different lines of business. In particular, in the future the interests of the two Groups could diverge, or appear to diverge, and complex issues could arise in resolving such conflicts that effectively require the Sprint Board to benefit, or appear to benefit, one Group at the expense of another.

  . In general, the implementation of the Tracking Stock Proposal will make the capital structure of Sprint more complex and could cause confusion among investors analyzing Sprint's capital structure.

  . Holders of FON Stock and PCS Stock will continue to bear the risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities.

  . The use of a tracking stock in connection with a future acquisition by Sprint could have various adverse effects, such as the possible inability or increased difficulty of receiving a ruling from the IRS in connection with the acquisition.

  . The acquisition of 100% of the ownership of the PCS Group in the PCS
    Restructuring (subject to a 40.8% minority interest in Cox PCS) could have an adverse impact on Sprint's credit rating and cost of borrowing.

  The Sprint Board determined, however, that, on balance, the positive aspects of the Tracking Stock Proposal outweighed any potentially adverse consequences and concluded that the Tracking Stock Proposal should be recommended to Sprint's stockholders.

OPINIONS OF SPRINT'S FINANCIAL ADVISORS

  Sprint retained Salomon Smith Barney and Warburg Dillon Read LLC (formerly known as SBC Warburg Dillon Read Inc.) ("Warburg Dillon Read") as Financial Advisors in connection with the PCS Restructuring. At the meeting of the Sprint Board held on May 26, 1998, each Financial Advisor delivered its oral opinion, subsequently confirmed in writing, that, as of such date, the consideration to be paid by Sprint in connection with the mergers related to the PCS Restructuring is fair to Sprint from a financial point of view. Such consideration consists of (i) shares of Series 2 PCS Stock, (ii) Warrants to purchase shares of Series 2 PCS Stock, and (iii) depending upon an election to be made by each Cable Parent, shares of PCS Preferred Stock, all to be paid by Sprint to the Cable Parents in exchange for all their respective interests in Sprint Spectrum Holdings and PhillieCo. No limitations were imposed by the Sprint Board upon either Financial Advisor with respect to the investigations made or the procedures followed by the Financial Advisors in rendering their respective opinions.

  THE FULL TEXT OF THE WRITTEN OPINIONS OF SALOMON SMITH BARNEY AND WARBURG DILLON READ ARE SET FORTH TOGETHER AS ANNEX VIII TO THIS PROXY STATEMENT, AND EACH SUCH OPINION SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED BY SALOMON SMITH BARNEY AND WARBURG DILLON READ, RESPECTIVELY. YOU ARE URGED TO READ EACH FINANCIAL ADVISOR'S OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINIONS AS SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF EACH SUCH OPINION, WHICH IS INCORPORATED HEREIN BY REFERENCE.

  In arriving at its opinion, each Financial Advisor reviewed (i) the Restructuring Agreement and its related exhibits and schedules; (ii) certain business and financial information, including projections, concerning the business and operations of Sprint and the PCS Group that was provided to the Financial Advisors by Sprint and the PCS Group; (iii) certain publicly available information with respect to certain other companies that each Financial Advisor believed to be comparable to the PCS Group; and (iv) certain publicly available information concerning the nature and terms of certain other transactions that each Financial Advisor considered relevant to its inquiry. The Financial Advisors have discussed the foregoing, as well as the past and current operations and financial condition and prospects of Sprint and the PCS Group, with members of senior management of Sprint and the PCS Group. The Financial Advisors also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that they deemed relevant.

  The Financial Advisors assumed and relied upon the accuracy and completeness of the information reviewed by them for the purpose of their respective opinions, and neither Salomon Smith Barney nor Warburg

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

Dillon Read assumed any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of Sprint or the PCS Group. With respect to the financial projections of Sprint and the PCS Group, the management of Sprint and the PCS Group informed the Financial Advisors that such projections and estimates had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sprint and the PCS Group, and neither Salomon Smith Barney nor Warburg Dillon Read expressed an opinion with respect to such projections or the assumptions on which such projections were based. Neither Salomon Smith Barney nor Warburg Dillon Read made or obtained, or assumed any responsibility for making or obtaining, any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Sprint or the PCS Group.

  The Financial Advisors' opinions are necessarily based upon business, market, economic and other conditions as they existed and could be evaluated on the date thereof. The Financial Advisors' opinions do not imply any conclusion as to the likely trading ranges for Sprint's common stock (including the FON Stock and the PCS Stock) following the consummation of the mergers in connection with the PCS Restructuring, which ranges may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The Financial Advisors' opinions do not address Sprint's underlying business decision to effect the PCS Restructuring or the strategic and operational benefits of the PCS Restructuring. Further, the Financial Advisors' opinions are directed only to the fairness, from a financial point of view, of the consideration to be paid by Sprint in connection with the mergers related to the PCS Restructuring and do not constitute recommendations to any holder of Sprint Voting Stock as to how such holder should vote with respect to the PCS Restructuring.

  In connection with their respective opinions, the Financial Advisors performed certain financial analyses, which they discussed with the Sprint Board on April 21, 1998 and May 26, 1998. The material portions of the analyses performed by the Financial Advisors in connection with the Financial Advisors' presentations to the Sprint Board on April 21, 1998 and the rendering of their opinions, each dated May 26, 1998, are summarized below.

    (i) PCS Group Valuation Analysis. The Financial Advisors arrived at a range of values for Sprint Spectrum Holdings, PhillieCo and SprintCom based on three principal valuation methodologies: a public market comparable companies analysis, a precedent transactions analysis and a discounted cash flow analysis. No company used in the public market comparable PCS companies analysis described below is identical to Sprint Spectrum Holdings, PhillieCo or SprintCom or to the consolidated PCS Group, and no transaction used in the precedent PCS transactions analysis described below is identical to the mergers contemplated by the PCS Restructuring. Accordingly, the analysis described below necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the businesses and other facts that could affect the public trading value or the acquisition value of the companies to which they are being compared.

      (a) Public Market Comparable PCS Companies Analysis. A public market comparable companies analysis analyzes a business segment's operating and trading performance relative to a group of publicly traded peer companies to determine an implied unaffected market trading value. The Financial Advisors compared certain financial information of Sprint Spectrum Holdings, PhillieCo and SprintCom with the following group of companies: Aerial Communications, Nextel Communications, Omnipoint Corporation and PowerTel, Inc. (the "PCS Comparables"). The Financial Advisors reviewed, among other things, the 12/31/97 penetration rates, the latest twelve months ended 12/31/97 revenue per subscriber per month, the ratio of "License Value" (firm value based on market prices less net PP&E) to Pops and the ratio of License Value to historical license cost. This analysis showed 12/31/97 penetration rates ranging from 0.5% to 0.9% (median of 0.5%) for the PCS Comparables versus 0.6% for Sprint Spectrum Holdings (excluding APC) and 0.2% for PhillieCo (SprintCom is expected to initiate service in 1998); the latest twelve months ended 12/31/97 revenue per subscriber per month ranging from $58 to $70 (median of $63) for the PCS Comparables versus $66 for Sprint Spectrum Holdings (excluding APC), and $77 for PhillieCo (SprintCom is expected to initiate service in certain markets in the third quarter of 1998); the ratio of License Value to Pops ranging from $18 to $34 (Omnipoint Corporation and PowerTel, Inc., determined by the Financial Advisors to be the most relevant comparables, suggested a range of values equal to $30 to $34 of License Value per Pop) for the PCS Comparables; and the ratio of License Value to historical license cost ranging from 1.7x to 2.3x (median of 2.2x) for the PCS Comparables.

      (b) Precedent PCS Transactions Analysis. A precedent transactions analysis provides a valuation range based upon financial information of peer companies, in the same or similar industries as the business segment, which have been acquired in selected recent transactions. The Financial Advisors reviewed and analyzed the implied License Value per Pop ratio paid in selected PCS mergers and acquisitions, including:
    Cincinnati Bell's acquisition of 80% of AT&T's Cincinnati/Dayton property (announced 2/3/98), Sprint Spectrum Holdings acquisition of 42% of APC (announced 1/1/98), Hutchison Telecom's acquisition of 19.9% of Western Wireless Corporation's PCS business (announced 10/14/97), DT's acquisition of 8.2% of APC (announced 11/21/96), PowerTel, Inc.'s acquisition of 100% of GTE's Atlanta MTA (announced 3/5/96) and Western Wireless Corporation's acquisition of 100% of GTE's Denver MTA (announced 1/16/96). The Cincinnati Bell and Hutchison Telecom investments, determined by the Financial Advisors to be the most relevant comparables, suggested a range of License Values per Pop equal to $40 to $50.

      (c) Discounted Cash Flow Analysis. A discounted cash flow ("DCF") analysis determines the net present value of the projected cash flows for a business or segment. The Financial Advisors analyzed business plans for Sprint Spectrum Holdings, PhillieCo and SprintCom that were prepared by the respective managements (the "Management Cases"). In addition, the Financial Advisors analyzed a sensitivity case which reflected changes to the management assumptions for Sprint Spectrum Holdings regarding projected penetration levels and EBITDA margins (the sensitivity assumptions were based on research analyst projections for the wireless industry) (the "Sensitivity Case"). In the DCF analysis the Financial Advisors aggregated for each of Sprint Spectrum Holdings, PhillieCo and SprintCom (x) the present value of the unlevered free cash flows for the 1998 to 2006 forecast period with (y) the present value of a range of terminal values. In valuing Sprint Spectrum Holdings, PhillieCo and SprintCom based on a DCF analysis the Financial Advisors applied a range of weighted average costs of capital equal to 13% to 14% and terminal multiples of Year 2006 EBITDA ranging from 9.0x to 11.0x (SprintCom was based on terminal multiples ranging from 8.0x to 10.0x due to potential future capacity limitations in certain 10 MHz markets). A DCF analysis of the Management Cases suggested a range of License Values per Pop for Sprint Spectrum Holdings (excluding APC) of $60 to $70 (versus $37 to $49 based on the Sensitivity Case), $70 to $80 for PhillieCo, and $15 to $25 for SprintCom.

    (ii) Implied Sprint Ownership. Based on the various valuation methodologies the Financial Advisors arrived at a range of License Values per Pop for Sprint Spectrum Holdings and PhillieCo of $37.50 to $47.50 (which translated into equity values of $6.2 to $8.1 billion after adjusting for net PP&E, certain investments and net debt). Due to its later market entry and potential future capacity limitations in certain 10 MHz markets, SprintCom's License Value per Pop was discounted to a range of $17 to $21 (which translated into equity values of $1.4 to $1.7 billion after adjusting for net PP&E and net debt) or a range of 2.3x to 2.8x license cost (which is above the comparable ratios for public companies which have already initiated service). The reference range values for Sprint Spectrum Holdings, PhillieCo and SprintCom described above suggested a range of Sprint ownership interests in the PCS Group (immediately after the consummation of the PCS Restructuring but prior to the IPO or the Recapitalization) from 49% to 53%.

  The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary descriptions. The summary set forth above is not and does not purport to be a complete description of the analyses underlying the Financial Advisors' opinions or their respective presentations to the Sprint Board. The Financial Advisors believe that their analyses and the summary set forth above must be considered as a whole and that selecting portions of their respective analyses and the factors considered by them, without considering all such analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in their respective opinions.

  In performing their analyses, the Financial Advisors made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Sprint or the PCS Group. The analyses which the Financial Advisors performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of the Financial Advisor's analyses of the fairness, from a financial point of view, of the consideration to be paid by Sprint in connection with the mergers related to the PCS Restructuring. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

  Pursuant to an engagement letter dated November 28, 1997 (the "Engagement Letter"), Sprint agreed to pay to the Financial Advisors the following advisory fees, to be shared equally between the Financial Advisors: (i) $250,000 payable upon the execution of the Engagement Letter; (ii) $2,000,000 payable upon the execution of the Restructuring Agreement; and (iii) 0.20% of the Price Per Share (as defined in the Engagement Letter) of the PCS Stock multiplied by the number of shares of PCS Stock outstanding immediately after the Recapitalization (adjusted to exclude the impact of any leveraged recapitalizations and primary offerings of PCS Stock to the public) less the amounts paid in clauses (i) and (ii) above. In addition, Sprint granted the Financial Advisors the right to act as sole joint book-running lead managers in the IPO or, if the Recapitalization occurs before the IPO, any underwritten public offering of PCS Stock within 18 months of the Recapitalization. In the event such an offering were to take place, Sprint agreed to pay underwriting fees customary for such an offering pursuant to a predetermined range of underwriting discounts as outlined in the Engagement Letter. The Engagement Letter also provides that an amount equal to 20% of underwriting fees (after deducting underwriters' expenses and assuming the amount of underwriting fees received by the Financial Advisors, before expenses and the credit referred to in this sentence, equals at least 50% of the total underwriting discounts and commissions in such offering) earned by the Financial Advisors would be credited against any advisory fees paid in clauses (i), (ii) and (iii) above. Sprint also agreed to reimburse the Financial Advisors for expenses reasonably incurred by them in performing their services in connection with such offering (including the reasonable fees and disbursements of the Financial Advisors' legal counsel) and to indemnify the Financial Advisors and certain related parties from and against certain liabilities arising out of their engagement in connection with such offering.

  Each Financial Advisor is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, each Financial Advisor regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. From time to time, each Financial Advisor has rendered certain investment banking and financial advisory services to the Cable Parents for which each Financial Advisor received compensation. In addition, in the ordinary course of its business, each Financial Advisor actively trades the debt and equity securities of Sprint and each of the Cable Parents and the debt securities of Sprint Spectrum in each case for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. The Financial Advisors and each of their respective affiliates (including, in the case of Salomon Smith Barney, Travelers Group Inc. and its affiliates) may maintain business relationships with Sprint and the Cable Parents.

THE RESTRUCTURING AGREEMENT

  The following is a general description of the terms of the Restructuring Agreement, which is attached to this Proxy Statement as Annex V and incorporated by reference herein. The following description is qualified in its entirety by the more specific terms of the attached Restructuring Agreement.

  The Sprint Board reserves the right to amend provisions of the Restructuring Agreement or the exhibits thereto pursuant to the terms of the Restructuring Agreement without stockholder approval before or after approval of the Restructuring Agreement by the stockholders of Sprint. The Sprint Board also reserves the right to terminate the Restructuring Agreement in accordance with the terms thereof. See "--Termination." However, Sprint will resolicit the approval of stockholders in the event of any material change to the Restructuring Agreement.

  Mergers With Cable Parent Subsidiaries to Effect the Acquisition of Sprint Spectrum Holdings And PhillieCo. Pursuant to the Restructuring Agreement, newly formed wholly-owned subsidiaries of Sprint (the "Merger Subs") will merge (the "Mergers") with and into certain corporate subsidiaries of the Cable Parents holding interests directly or indirectly in Sprint Spectrum Holdings and PhillieCo (the "Cable Subsidiaries"). The only activities of the Cable Subsidiaries relate to their investments in Sprint Spectrum Holdings and PhillieCo. On the date and at the time that the certificates of merger with respect to the Mergers are accepted for filing by the Secretary of State of the respective state of incorporation of each Merger Sub (or at such other time specified as the effective time in the applicable certificate of merger) (the "Effective Time"), the separate corporate existence of each Merger Sub will cease, and the internal corporate affairs of each Cable Subsidiary will continue to be governed by the laws of its state of incorporation prior to the Mergers. Upon completion of the Mergers, Sprint Spectrum Holdings and PhillieCo will become wholly-owned indirect subsidiaries of Sprint. The Restructuring Agreement provides that after the Mergers, the charter, bylaws, directors and officers of each Cable Subsidiary will be that of the respective Merger Sub which merged with and into such Cable Subsidiary.

  Issuances Pursuant to the Restructuring Agreement. In the Mergers, the outstanding shares of common stock of each Cable Subsidiary will be converted into (i) shares of Series 2 PCS Stock, (ii) Warrants to purchase shares of Series 2 PCS Stock and (iii) depending upon an election to be made by each Cable Parent, shares of PCS Preferred Stock. Sprint currently estimates that an aggregate of 195,094,340 shares of Series 2 PCS Stock will be issued to the Cable Parents. In addition, an aggregate of 12,452,830 Warrants to purchase an equal number of shares of PCS Stock will be issued to the Cable Parents, and the FON Group will retain a Warrant Inter-Group Interest representing the right to acquire an Inter-Group Interest equivalent to 12,452,830 shares of PCS Stock. If the full amount of PCS Preferred Stock is issued, an aggregate of 240,000 shares will be issued. If none of the proceeds of the IPO are issued to repay indebtedness owed by the PCS Group to Sprint, the FON Group would retain a Preferred Inter-Group Interest equivalent to an additional 270,600 shares of PCS Preferred Stock. At the Effective Time, after giving effect to the issuance of the Series 2 PCS Stock and the Warrants in the Mergers and the creation of the Warrant Inter-Group Interest, but without giving effect to the IPO, the Recapitalization, the issuance of the PCS Preferred Stock, the creation of any Preferred Inter-Group Interest, or the exercise of any Equity Purchase Rights, such consideration will represent PCS Group Percentage Interests of: (x) 23.83074%, as to TCI, (y) 11.42370%, as to Comcast, and (z) 11.91537%, as to Cox. At the Effective Time, after giving effect to the issuance of the Series 2 PCS Stock and the Warrants in the Mergers and the creation of the Warrant Inter-Group Interest, but without giving effect to the IPO, the Recapitalization, the issuance of the PCS Preferred Stock, the creation of the Preferred Inter-Group Interest, or the exercise of any Equity Purchase Rights, the FON Group will retain an Inter-Group Interest in the PCS Group which together with the Warrant Inter-Group Interest will represent a 52.83019% PCS Group Percentage Interest. See "Description of Capital Stock--Description of Warrants; Warrant Inter-Group Interest." Depending upon an election to be made by Sprint and the size of the IPO, Sprint will also retain an Inter-Group Interest on the same terms as the PCS Preferred Stock (the "Preferred Inter-Group Interest"). See "Description of Capital Stock--Description of PCS Preferred Stock; Preferred Inter-Group Interest."

  The number of shares of Series 2 PCS Stock and PCS Preferred Stock and the number of Warrants to be received by any shareholder of the Cable Subsidiaries will be rounded to the nearest whole number of shares or Warrants. All shares of the Cable Subsidiaries as of the Effective Time will cease to be outstanding, will be canceled and retired and will cease to exist. Each share of common stock of each Merger Sub as of the Effective Time will be converted into one share of common stock of the applicable Cable Subsidiary as the surviving corporation in such Merger.

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

  In the opinion of the Financial Advisors, the consideration to be paid to the Cable Parents in connection with the PCS Restructuring is fair, from a financial point of view, to Sprint and its stockholders. These opinions are subject to important limitations and assumptions and should be read in their entirety. See "--Opinions of Sprint's Financial Advisors."

  Representations and Warranties; Indemnities. In the Restructuring Agreement, Sprint and each of the Cable Parents make certain representations and warranties to each other party to the Restructuring Agreement concerning, among other things, due incorporation, payment of taxes, absence of litigation and necessary governmental approvals.

  In the Restructuring Agreement, each of the Cable Parents makes certain representations and warranties to Sprint and each other Cable Parent regarding its respective Cable Subsidiaries and other entities owned by such Cable Parent that will become part of the PCS Group concerning, among other things, good title to its ownership interest in such Cable Subsidiaries and other entities and in Sprint Spectrum, the absence of any business or activities or liabilities of the Cable Subsidiaries or such other entities other than relating to its ownership interest in Sprint Spectrum Holdings and certain tax matters. Sprint makes certain representations and warranties to the Cable Parents concerning, among other things, the PCS Group Percentage Interest that will be held by each Cable Parent immediately following the Effective Time, the nature and amount of the Inter-Group Interest that will be held in the PCS Group by the FON Group immediately following the Effective Time, the capitalization of Sprint and various matters regarding Sprint's ownership interest in Sprint Spectrum Holdings. Each of Sprint, TCI and Cox make certain representations and warranties regarding the operations of PhillieCo, and Sprint makes similar representations and warranties regarding the operations of SprintCom.

  Each of the parties to the Restructuring Agreement has agreed to indemnify each of the other parties to the Restructuring Agreement for any and all losses, claims, costs, fines, damages (excluding consequential and special damages other than amounts paid as consequential or special damages to a third party), taxes, liabilities and deficiencies arising out of or resulting from
(A) any inaccuracy in the representations and warranties of such party, (B) any failure by such party to perform any of its covenants or agreements contained in the Restructuring Agreement or the various other agreements entered into in connection with the PCS Restructuring, and (C) certain tax matters. Subject to certain exceptions, the right of any party to seek indemnification with respect to any inaccuracy of the representations and warranties by another party will terminate on the first anniversary of the PCS Restructuring. In addition, with respect to any claim for inaccuracy of representations and warranties, an indemnifying party will not be required to pay any indemnity (subject to certain exceptions) until the aggregate amount of the indemnified losses incurred by all of the indemnified parties exceeds $50 million, at which time the indemnified parties will be entitled to indemnification for the full amount of the indemnified losses in excess of $10 million.

  Any indemnification payments made by Sprint or any of its subsidiaries under the Restructuring Agreement will be charged to the FON Group. Any indemnification payments received by Sprint or any of its subsidiaries under the Restructuring Agreement will be allocated to the PCS Group.

  Conduct of Business Pending Closing. Each of the Cable Parents has agreed that it will not permit any of its respective Cable Subsidiaries or any other entities owned by it that will become part of the PCS Group, pending the closing of the PCS Restructuring to (among other things): (a) issue any additional shares of stock or other securities; (b) acquire or dispose of any property or assets or enter into any contracts, arrangements or understandings; (c) adopt any amendments to its charter or bylaws; (d) incur any indebtedness, liabilities or obligations of any kind (subject to certain limited exceptions); or (e) engage in any conduct or business other than owning its interests in Sprint Spectrum Holdings and PhillieCo (as applicable). The Restructuring Agreement contains similar agreements by Sprint with respect to the operations of SprintCom and by TCI, Cox and Sprint with respect to the operations of PhillieCo.

  Tax Matters. All tax settlement agreements and tax sharing agreements between the Cable Subsidiaries (including their subsidiaries, if any) and any person or between any entity which will be part of the PCS Group

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and any person will terminate prior to the Closing Date. The Cable Parents or the Cable Subsidiaries will remain liable for consolidated or non-consolidated taxes for all taxable periods ending on or before Closing. In addition, the Cable Parents have generally agreed to indemnify/reimburse Sprint and the Cable Subsidiaries (for the benefit of the PCS Group) for any taxes arising before the Closing that Sprint must pay as a result of the acquisition of the Cable Subsidiaries. Sprint shall be responsible for filing all tax returns for the Cable Subsidiaries after the Closing. If any Cable Subsidiary incurs a loss or other tax benefit with respect to a tax period beginning on or after the Closing Date which may be carried back to a period ending on or before the Closing, and a refund results therefrom, such refund will be paid to such Cable Subsidiary for the benefit of the PCS Group. Generally, Sprint and the Cable Parents will have the right to control any audit for which that entity bears responsibility for the ultimate liability.

  In addition, the Restructuring Agreement includes provisions for reimbursements by the PCS Group to the FON Group and the Cable Parents for certain tax benefits (referred to as SRLY Tax Benefits in the Restructuring Agreement) that were incurred by Sprint or the Cable Subsidiaries before the Closing, are carried over to post-Closing years, and are used by the PCS Group to produce a tax benefit that would not otherwise have been received by the PCS Group. Such reimbursement, which will equal 60% of the net tax benefit received by the PCS Group, will be made if to the FON Group in cash, and if to a Cable Parent in shares of PCS Stock.

  Sprint and each of the Cable Parents has agreed to use all reasonable efforts to cause each of the Mergers to constitute a "reorganization" under
Section 368(a) of the Code. Sprint also has agreed to use all reasonable efforts to cause the Recapitalization to constitute a recapitalization as defined in Section 368(a)(1)(E) of the Code.

  Other Provisions. Each of the PCS Partners (as defined herein) agrees pursuant to the Restructuring Agreement not to take any action to trigger the buy/sell provisions of the Partnership Agreement of Sprint Spectrum Holding Company, L.P. prior to the earlier of the Closing Date or termination of the Restructuring Agreement. See "--Background and Reasons for the Tracking Stock Proposal." In addition, Sprint has agreed to seek the necessary approvals of its stockholders, file a registration statement on Form S-3 covering the sale of shares of Series 1 PCS Stock in the IPO, amend its bylaws to create the Capital Stock Committee, adopt the Tracking Stock Policies and enter into the Tax Sharing Agreement. See "--The Tracking Stock Policies--Allocation of Federal and State Income Taxes." Additionally, pursuant to the Restructuring Agreement, Sprint and each of the Cable Parents agrees to execute at the closing a mutual release and waiver releasing each other party and its Affiliates from any and all claims that such party may have in connection with the operations of Sprint Spectrum Holding Company, L.P. or PhillieCo (with respect to the entities in which such parties have ownership interests) prior to the date of the PCS Restructuring, subject to indemnity provisions and subject to certain other exceptions.

  In the event of a spinoff of all or substantially all of the PCS Group or in case of a redemption of PCS Stock in exchange for stock of a subsidiary of Sprint included within the PCS Group, Sprint or its subsidiary will enter into a trademark license agreement with the PCS Group on substantially the same terms as the Amended and Restated Sprint Trademark License, dated as of January 31, 1996, between Sprint Communications Company L.P. and Sprint Spectrum Holding Company, L.P., except that, notwithstanding the termination provisions of such agreement, such trademark license (i) will be non-exclusive and (ii) will terminate in its entirety six months following the effective date of such spinoff.

  Pursuant to the Restructuring Agreement, Sprint and the Cable Parents also agreed that upon the closing of the PCS Restructuring, agreements between Sprint and each Cable Parent (the "Parents Agreements") will terminate. The Parents Agreements restrict the Cable Parents' ability to enter into certain relationships with competitors of Sprint, and similarly restrict Sprint's ability to enter into certain relationships with competitors of the Cable Parents.

  In the Restructuring Agreement, Sprint further agrees that it will effect such changes from time to time to the Preferred Inter-Group Interest and the Warrant Inter-Group Interest as may be necessary to reflect any

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

changes to the terms, rights, powers or privileges of the PCS Preferred Stock and the Warrants, respectively, including as a result of the redemption of the PCS Preferred Stock. Sprint has further agreed that under its Rights Agreement (as defined herein) following Closing, holders of Series 2 PCS Stock and their transferees would not be deemed to have triggered the definition of "acquiring person" under certain circumstances.

  Conditions to Closing. The Closing is subject to various conditions, including (i) approval by Sprint's stockholders of the Articles Amendment, the Restructuring Agreement and the transactions contemplated thereby; provided that the Closing is not conditioned upon stockholder approval of the Incentive Plans Proposal, (ii) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of all required FCC consents, (iii) the absence of an injunction or other order of a governmental authority that enjoins the completion of the Restructuring and would result in material adverse consequences to Sprint or a Cable Parent if Closing occurred in violation thereof, (iv) approval of the Series 1 PCS Stock for listing on the NYSE, the American Stock Exchange or the National Market Tier of The Nasdaq Stock Market, (v) consummation of the IPO or the Recapitalization simultaneously with Closing, (vi) the filing of the PCS Stock Amendment and the Certificate of Designations (as defined herein) (and, if the Recapitalization occurs on the Closing Date, the Recapitalization Amendment) with the Kansas Secretary of State, and (vii) the filing of the certificate of merger for each of the Mergers with the appropriate Secretary of State.

  Termination. Any Parent may terminate the Restructuring Agreement upon the occurrence of certain events. In such case, the PCS Restructuring would not be completed and, unless further action were taken by the Sprint Board, the Recapitalization would not occur, meaning that neither the PCS Stock nor the FON Stock would be created. Termination may be effected: (i) by any Parent, if the closing of the PCS Restructuring shall be prohibited by any final, nonappealable order, decree or injunction of any court, governmental agency or other government body, which would result in material adverse consequences to any Parent or any of its subsidiaries if the PCS Restructuring occurred in violation of such order, decree or injunction; (ii) by any Parent (if such party is not in material breach of any material covenant contained in the Restructuring Agreement), if the Closing has not occurred on or before December 31, 1998; (iii) by any Parent (if such party is not in material breach of any material covenant contained in the Restructuring Agreement), by notice to the other Parents following the time that any condition to closing set forth in the Restructuring Agreement has become incapable of being satisfied on or before December 31, 1998; or (iv) by any Parent (if such party is not in material breach of any material covenant contained in the Restructuring Agreement) following a material breach of any material covenant contained in the Restructuring Agreement by any other Parent or its subsidiary if such breach remains uncured in any material respect for thirty (30) days following the giving of notice of such breach.

  Expenses. Whether or not the PCS Restructuring is consummated, each of the Parents will bear its own fees and expenses incurred in connection with the negotiation of the Restructuring Agreement and the consummation of the transactions contemplated thereby. Any such expenses paid by Sprint will be allocated to the FON Group; provided that Sprint may (in its discretion) allocate expenses relating to the IPO to the PCS Group in accordance with the Tracking Stock Policies. Notwithstanding the foregoing, if and only to the extent that Sprint makes a cash capital contribution prior to the consummation of the PCS Restructuring to a subsidiary of Sprint that will be a member of the PCS Group, the fees and expenses incurred by Sprint will be paid by such subsidiary of Sprint in connection with the transactions contemplated by the Restructuring Agreement and will be allocated to the PCS Group.

THE IPO

  Pursuant to the Restructuring Agreement, Sprint intends to file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 relating to the offering of shares of Series 1 PCS Stock (the "Registration Statement"). Under the Restructuring Agreement, Sprint will be entitled to sell in the IPO without any further approval of the Cable Parents a number of shares of Series 1 PCS Stock equal to the greater of (i) $500 million divided by the midpoint of the price range indicated on the cover page of the

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

preliminary prospectus that is used to market the IPO, regardless of the proceeds that would result from the sale of such shares, and (ii) the number of shares that is required to be sold in the IPO to achieve total proceeds of between $500 million and $525 million (in Sprint's discretion). Prior to filing the Registration Statement, the underwriters for the offering will advise the Parents as to the aggregate proceeds that, in the opinion of the underwriters, could be raised in the IPO without adversely affecting the price per share of shares sold in the IPO or the after-market trading price of such shares. If such recommendation is for proceeds of more than $525 million, and any of the Parents notifies the other Parents within ten days after such underwriter advice that such Parent is unwilling to proceed with an IPO of the size recommended, then the total proceeds raised in the IPO shall not exceed $525 million (unless a larger amount is permitted by clause (i) above) or a larger amount of proceeds is thereafter unanimously agreed to by the Parents. The Restructuring Agreement contemplates the issuance of additional shares of Series 1 PCS Stock in the IPO aggregating up to 15% of the size of the offering to cover over-allotments, if any, which additional issuance is not included in the limitations described above. All of the proceeds in the IPO will be allocated to the PCS Group. Neither Sprint nor the Cable Parents will sell shares on a secondary basis as part of the IPO. The Sprint Board has reserved the right not to complete the IPO even if the Tracking Stock Proposal is approved by the stockholders.

  Pursuant to the Restructuring Agreement, Sprint has granted the Cable Parents certain Equity Purchase Rights to maintain their respective PCS Group Percentage Interests as a result of the IPO. See "--Equity Purchase Rights." Pursuant to the Master Agreement, FT and DT have agreed to exercise their Equity Purchase Rights in connection with the IPO. See "FT and DT Arrangements--Master Agreement and Related Agreements." The shares of Series 1 PCS Stock issued in the IPO and pursuant to the exercise of Equity Purchase Rights by FT and DT will dilute the PCS Group Percentage Interests of the FON Group and the Cable Parents.

THE RECAPITALIZATION

  Pursuant to the Recapitalization Amendment Sprint will effect a tax-free recapitalization by reclassifying each share of Existing Common Stock into 1/2 share of Series 1 PCS Stock and one share of FON Stock. Sprint currently intends to complete the Recapitalization 90-120 days after the completion of the PCS Restructuring and concurrent IPO. The effect of the Recapitalization will be to provide holders of Sprint's Existing Common Stock with separate securities representing, in the aggregate, substantially all of the Inter-Group Interest in the PCS Group held immediately prior to the Recapitalization by the FON Group. Thus, the Recapitalization will largely eliminate the FON Group's Inter-Group Interest. Prior to the Recapitalization, a ratable portion of the value of the Inter-Group Interest is intended to be reflected in each share of Existing Common Stock. In developing the Tracking Stock Proposal, Sprint analyzed the number of shares of PCS Stock that should be assigned to the portion of the Inter-Group Interest represented by each share of Existing Common Stock. The determination to issue 1/2 share of PCS Stock for each share of Existing Common Stock was driven by Sprint's desire to establish an appropriate market price per share for the PCS Stock. This determination was not affected by the consideration paid to the Cable Parents in the PCS Restructuring because the Cable Parents will receive a number of shares based upon a fixed percentage common equity interest in the PCS Group. Because the aggregate value of the PCS Stock issued to the holders of Existing Common Stock will be the same regardless of the number of shares of PCS Stock issued in the Recapitalization, Sprint did not seek any opinion from Sprint's Financial Advisors concerning the Recapitalization.

  Pursuant to the terms of the Restructuring Agreement, the Recapitalization may not be completed even if the Tracking Stock Proposal is approved by the stockholders. However, if the PCS Restructuring is completed, the Recapitalization will occur.

  In the Recapitalization, each share of Existing Class A Stock held by FT and each share of DT Class A Stock held by DT will be reclassified so that each such share will, among other things, represent an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to issue, to FT and DT, a number of shares of Series 3 FON Stock or Series 3 PCS Stock (or, with respect to certain designated

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transferees of such holder, Series 1 FON Stock or Series 1 PCS Stock, respectively), but only to the extent such shares of Existing Class A Stock or DT Class A Stock, as the case may be, represent a number of unissued shares of FON Stock or PCS Stock, as applicable.

  No fractional shares of Series 1 PCS Stock will be issued as part of the Recapitalization. If the number of shares of Series 1 PCS Stock that a holder of Existing Common Stock is entitled to receive as part of the Recapitalization includes a fraction of a whole share, Sprint will pay such holder the cash equivalent of such fractional share.

  Upon the implementation of the Tracking Stock Proposal, the certificates representing shares of Existing Common Stock (the "Existing Certificates") will be deemed to represent ownership of the same number of shares of Series 1 FON Stock. Stockholders should not mail their Existing Certificates to either Sprint or its transfer agents in connection with the Tracking Stock Proposal. New certificates representing shares of Series 1 FON Stock will be issued upon the surrender of the Existing Certificates then representing shares of Series 1 FON Stock to Sprint or its co-transfer agents in connection with the transfer thereof. As soon as practicable after the Recapitalization, either UMB Bank, n.a. or ChaseMellon Shareholder Services, L.L.C., the co-transfer agents for Sprint, will mail to each record holder of Existing Common Stock on the date of the Recapitalization a certificate representing the number of whole shares of Series 1 PCS Stock to which such holder is entitled and a check for any fractional share of Series 1 PCS Stock.

  Because the Recapitalization will affect all holders of Existing Common Stock in proportion to the number of shares of Existing Common Stock owned on the date of the Recapitalization by each stockholder, the relative ownership interest and voting power of each holder of whole shares of Existing Common Stock will be substantially the same immediately after effectiveness of the Recapitalization as it was immediately prior thereto (without giving effect to the shares of PCS Stock issued to the Cable Parents in the PCS Restructuring or shares issued to FT or DT pursuant to any exercise of their Equity Purchase Rights or shares issued in the IPO).

TIMING OF THE IPO AND THE RECAPITALIZATION

  Sprint intends to close the IPO as soon as practicable following the date that the conditions to Closing relating to stockholder approval, regulatory approval and listing of the Series 1 PCS Stock have been satisfied (the "Trigger Date"), assuming that the other conditions to Closing have been satisfied or are capable of being satisfied at or prior to the Closing. The determination to proceed with the IPO at any time will remain in Sprint's sole discretion. If the IPO occurs prior to the Recapitalization, the PCS Restructuring will occur simultaneously with the closing of the IPO. If Sprint causes the IPO to be completed simultaneously with the PCS Restructuring, Sprint will complete the Recapitalization within 90-120 days following the Closing. In this event, each Cable Parent has agreed, for a period of one hundred eighty (180) days following the Closing Date, to refrain from engaging in any public sale or distribution of any PCS Stock or securities convertible into, or exchangeable or exercisable for or the value of which relates to or is based upon, PCS Stock.

  If the IPO occurs at the same time as the closing of the PCS Restructuring as provided above, shares of PCS Stock would be issued on the date of the PCS Restructuring, but the shares of Existing Common Stock held by Sprint's current stockholders will remain outstanding until the Recapitalization is completed. Until the Recapitalization, the Existing Common Stock and the Class A Common Stock would continue to reflect the performance of the FON Group, as well as the performance of the PCS Group to the extent of the FON Group's Inter-Group Interest in the PCS Group. Therefore, after the PCS Restructuring is completed and prior to the completion of the Recapitalization, income or loss from the operations of the PCS Group will continue to be reflected in the Existing Common Stock and the Class A Common Stock but only in proportion to such Inter-Group Interest.

  The Restructuring Agreement provides that if the IPO is not completed on or prior to the 30th day following the Trigger Date, then Sprint will, on the earlier of (i) the date which is 10 days following such date after the Trigger Date that Sprint reasonably determines that the IPO is not capable of being completed on or before the

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30th day following the Trigger Date or (ii) the 40th day following the Trigger
Date, effect the Recapitalization by filing the PCS Stock Amendment, the Recapitalization Amendment and the Certificate of Designations with the Kansas Secretary of State, assuming that the other conditions to Closing have been satisfied or are capable of being satisfied at the Closing. If Sprint causes the Recapitalization to be completed as provided in this paragraph, the Closing of the PCS Restructuring will occur simultaneously with the completion of the Recapitalization. In such event, the Restructuring Agreement sets forth Sprint's intent to complete the IPO within 120 days after the Closing Date. If Sprint completes the Recapitalization simultaneously with the Closing and the IPO is completed within such 120-day period, each Cable Parent will, and will cause its subsidiaries to, for a period commencing at the time of Closing and ending on the later of (x) 90 days following the closing of the IPO and (y)
180 days following the Closing Date, refrain from engaging in any public sale or distribution of any PCS Stock or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, PCS Stock. If the IPO is not completed within 120 days following the Closing, Sprint will not engage in any public sale or distribution of any PCS Stock or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, PCS Stock until after the Registration Rights Commencement Date, and then, only after (1) providing notices to the Cable Parents (and any required Affiliates) as required by the Registration Rights Agreement, (2) providing the Cable Parents with priority in such sale or distribution in accordance with Section 3 thereof, and (3) amending the Registration Statement (and amending or supplementing the related preliminary prospectus if preliminary prospectuses have been distributed) if necessary to register and offer the shares that the Cable Parents have elected to sell in such sale or distribution in accordance with the Registration
Rights Agreement. See "--Registration Rights Agreement."

FUNDING OF THE PCS GROUP PRIOR TO CLOSING; THE PCS PREFERRED STOCK

  Sprint Spectrum Holdings. The capital requirements of Sprint Spectrum Holdings through the Closing Date will be satisfied by capital contributions from the entities directly holding each of the respective Parents' interests in Sprint Spectrum Holdings (the "PCS Partners") up to an aggregate amount of $400 million (the "PCS Contributions"). The chief executive officer of Sprint Spectrum Holdings may call all or a portion of the PCS Contributions at any time and from time to time prior to the Closing Date by giving written notice to each of the PCS Partners. The PCS Contributions will be funded by (i) loans from the Cable Parents or subsidiaries thereof to certain of their respective Cable Subsidiaries; provided that in no event will such loans (the "Cable Parent Loans") be made to a direct subsidiary of the lending entity, and (ii) loans from Sprint or a subsidiary of Sprint to Sprint's PCS Partner (the "Sprint PCS Loans"). Each entity receiving Cable Parent Loans will issue to the lender in consideration for such loans promissory notes. Sprint's PCS Partner will issue similar promissory notes to Sprint for the Sprint PCS Loans (the "Sprint PCS Notes").

  Unless otherwise agreed among the PCS Partners, no further capital contributions under the Partnership Agreement of Sprint Spectrum Holding Company, L.P. will be required of any PCS Partner prior to the Closing; provided that if the Restructuring Agreement is terminated prior to Closing, the capital contribution provisions of the Partnership Agreement of Sprint Spectrum Holding Company, L.P. will be fully restored.

  If the PCS Contributions are not adequate to meet the capital requirements of Sprint Spectrum Holdings pending the Closing, the PCS Partners will cause Sprint Spectrum Holdings to obtain a financing proposal from a financial institution or an opinion from an investment banking firm as to the terms on which such additional required capital would be available in a placement of debt securities by Sprint Spectrum Holdings. Any such financing proposal must contemplate debt with a maturity of at least three years, except that such debt must be payable in full at the closing of the buy/sell arrangements set forth in the Partnership Agreement of Sprint Spectrum Holding Company, L.P. (but shall not otherwise mature or accelerate as a result of a termination of the Restructuring Agreement) (the "Proposed Term"). Upon its receipt of written notice specifying the terms of such third-party financing, Sprint's PCS Partner will have the right to provide debt financing to Sprint Spectrum Holdings (directly or through an Affiliate) on terms that result in substantially the same net economic cost to Sprint Spectrum Holdings as the terms contemplated by such proposed financing (including any expenses that would be incurred by Sprint Spectrum Holdings in effecting financing through a third party). Sprint's PCS

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

Partner or its Affiliate may elect to provide such financing for a term equivalent to the Proposed Term. At the Effective Time, any such debt financing provided by Sprint's PCS Partner or its Affiliate would become debt of the PCS Group owed to the FON Group.

  SprintCom. Subject to the next sentence, the capital requirements of SprintCom through the Closing Date will be provided by loans from Sprint or its Affiliates or third party financing. The loans from Sprint or its Affiliates will be evidenced by promissory notes with a minimum aggregate principal amount of (i) $110.6 million times (ii) a fraction, the numerator of which equals the total amount of PCS Contributions between the date of the Restructuring Agreement and the Closing Date and the denominator of which equals $400 million. Such minimum aggregate amount (determined in accordance with the formula set forth above) of such loans made by Sprint or its Affiliates is referred to herein as the "SprintCom Loans." Any indebtedness of SprintCom to Sprint or its Affiliates that was advanced or otherwise existed prior to January 1, 1998, shall be contributed to the equity of SprintCom on the Closing Date, and any such indebtedness advanced on or after January 1, 1998 and through the Closing Date (other than the SprintCom Loans), shall on the Closing Date become inter-group debt of the PCS Group on terms consistent with the Tracking Stock Policies.

  Capitalization or Purchase of Cable Parent Loans, Sprint PCS Loans and SprintCom Loans. Each Cable Parent may elect to capitalize all or any portion of its Cable Parent Loans, subject to and in accordance with the following terms and conditions:

    (i) Such capitalization will be effected no later than immediately prior to Closing in the following manner:

    (A) to the extent Cox elects to capitalize any portion of its Cable Parent Loans, Cox will contribute such portion of its Cable Parent Loans to one of its Cable Subsidiaries as specified in the Restructuring Agreement, and

    (B) to the extent either Comcast or TCI elects to capitalize any portion of its Cable Parent Loans, Comcast or TCI, as applicable, will contribute such portion of its Cable Parent Loans as sequential capital contributions through all intermediate corporations from the creditor to the obligor of such Cable Parent Loans, including a capital contribution by the owner of the stock of such obligor to such obligor.

    (ii) In the Mergers, the holder of the common stock of the entity to which any Cable Parent Loans have been contributed as part of a capitalization discussed above will receive, as consideration in the Merger of such entity, for the equity representing the Cable Parent Loans contributed to such entity, a number of shares of PCS Preferred Stock equal to the aggregate principal amount of the Cable Parent Loans and accrued and unpaid interest thereon contributed to such entity, divided by $1,000.

    (iii) If the IPO is to be completed concurrently with the Closing and a Cable Parent has elected pursuant to the provisions under "--Election" below to receive any Available Cash Proceeds, then such Cable Parent may not capitalize that portion of its Cable Parent Loans at the Closing.

  At the Closing, Sprint will purchase any Cable Parent Loans that (i) have not been capitalized and (ii) are not required to be purchased by Sprint for cash at the Closing pursuant to (vi)(A) below. Sprint shall pay the purchase price for any Cable Parent Loans that it is required to purchase pursuant to this paragraph by delivering to the holder of such Cable Parent Loans a number of shares of PCS Preferred Stock equal to the aggregate principal amount of such Cable Parent Loans, plus all accrued and unpaid interest thereon, divided by $1,000.

  At the Closing, any portion of the Sprint PCS Notes and SprintCom Loans that is not required to be repaid at the Closing pursuant to (vii)(A) below will be repaid by the creation of the Preferred Inter-Group Interest, which will be the economic equivalent of a number of shares of PCS Preferred Stock equal to the outstanding

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principal amount of such Sprint PCS Notes and SprintCom Loans, plus all accrued unpaid interest thereon, divided by $1,000.

  In connection with the consummation of the IPO or any initial primary offering of shares of Series 1 PCS Stock prior to the Registration Rights Commencement Date, each Cable Parent may elect to require that Sprint purchase for cash all or any portion of its Cable Parent Loans, or all or any portion of the shares of PCS Preferred Stock issued to such Cable Parent or any Subsidiary of such Cable Parent at the Closing, but not any shares of PCS Preferred Stock issued as consideration in any of the Mergers in accordance with paragraph (ii) above, subject to and in accordance with the following terms and conditions:

    (i) Sprint Notice. Not later than twelve Business Days prior to the scheduled commencement of the marketing "road show" for the IPO, Sprint will notify each Cable Parent in writing (the "Sprint Notice") of Sprint's good faith, reasonable estimate of the net proceeds of the IPO (not including the proceeds of any exercise by FT, DT or any Cable Parent of its Equity Purchase Rights).

    (ii) Election. Each Cable Parent will, at least seven Business Days prior to the scheduled commencement of the road show for the IPO (but in any event within two Business Days following the date that Sprint notifies the Cable Parents that Sprint is prepared to print the preliminary prospectus to be used in connection with the IPO roadshow (but for inclusion of the information contained in the Parent Responses)), deliver a binding written response (each, a "Parent Response") to Sprint indicating the total cash that such Cable Parent desires to have paid to it and its Subsidiaries in consideration for the purchase of its Cable Parent Loans or PCS Preferred Stock issued at Closing, as applicable (such Cable Parent's "Cash Request Amount"). If Sprint proposes to consummate the IPO concurrently with the Closing and, after receiving each Cable Parent's Parent Response, (A) Sprint elects to postpone commencing the road show or printing the preliminary prospectus by more than 10 Business Days from the schedule contemplated at the time of the giving of the Sprint Notice or (B) delays in consummating the IPO require that Sprint reprint the preliminary prospectus, then, in either such case, any Cable Parent may amend its Parent Response by written notice to Sprint given prior to the printing or reprinting, respectively, of the preliminary prospectus, as applicable, to reduce its Cash Request Amount. If the IPO is proposed to be consummated after the Closing, a Cable Parent's Cash Request Amount may not exceed the product of $1,000 times the number of shares of PCS Preferred Stock issued to such Cable Parent and its Subsidiaries at Closing.

    (iii) Cash Request Amount. Within five Business Days after giving the Sprint Notice, Sprint will notify each of the Cable Parents of the total cash that Sprint desires to receive in repayment of its Sprint PCS Notes and SprintCom Loans or for the reduction of the Preferred Inter-Group Interest, as applicable (Sprint's "Cash Request Amount").

    (iv) Size of Cash Request Amount. If the IPO is proposed to be consummated simultaneously with the Closing, neither Sprint's nor a Cable Parent's Cash Request Amount may exceed the balance of principal and unpaid and accrued interest on its Cable Parent Loans (in the case of the Cable Parents) or its Sprint PCS Loans and SprintCom Loans (in the case of Sprint).

    (v) Allocation. The Available Cash Proceeds will be allocated among the Parents in accordance with the following:

    (A) "Available Cash Proceeds" means the amount by which the net proceeds of the IPO (not including the proceeds of any exercise by FT or DT of its Equity Purchase Rights but including the proceeds of any exercise by any Cable Parent of its Equity Purchase Rights) exceed $500 million.

    (B) The Available Cash Proceeds will first be allocated (1) to Sprint, to the extent of the lesser of 53% of the Available Cash Proceeds or Sprint's Cash Request Amount, (2) to TCI, to the extent of the lesser of 23.5% of the Available Cash Proceeds or TCI's Cash Request Amount, (3) to Comcast, to the extent of the lesser of 11.75% of the Available Cash Proceeds or Comcast's Cash

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

       Request Amount, and (4) to Cox, to the extent of the lesser of 11.75% of the Available Cash Proceeds or Cox's Cash Request Amount.

    (C) After the allocations pursuant to paragraph (B) above, if all of the Available Cash Proceeds have not been allocated and any Parent has not been allocated a portion of the Available Cash Proceeds equal to its Cash Request Amount, then the portion of the Available Cash Proceeds that was not allocated pursuant to the preceding paragraph will be allocated among those Parents that have not been allocated all of their respective Cash Request Amounts, in proportion to their Cash Request Amounts, until (1) each Parent has been allocated its Cash Request Amount or (2) all of the Available Cash Proceeds have been allocated among the Parents.

    (D) The sum of the portion of the Available Cash Proceeds allocated to a Parent pursuant to paragraph (B) above plus the portion of the Available Cash Proceeds allocated to a Parent pursuant to paragraph
        (C) above is such Parent's "Allocated Cash Proceeds."

    (vi) Upon the consummation of the IPO, Sprint will pay to each Cable Parent in cash the amount of such Cable Parent's Allocated Cash Proceeds as consideration for the purchase from such Cable Parent or any Subsidiary of such Cable Parent of:

    (A) in the case of an IPO consummated concurrently with the Closing, a portion of such Cable Parent's Cable Parent Loans having a principal amount, together with all accrued and unpaid interest thereon, equal to such Cable Parent's Allocated Cash Proceeds, and

    (B) in the case of an IPO consummated after the Closing, that number of shares of the PCS Preferred Stock issued to such Cable Parent or any Subsidiary of such Cable Parent at the Closing having a Liquidation Preference (as defined in the Certificate of Designations), plus accumulated unpaid dividends, equal to such Cable Parent's Allocated Cash Proceeds.

    (vii) Upon the consummation of the IPO:

    (A) in the case of an IPO consummated concurrently with the Closing, an amount equal to Sprint's Allocated Cash Proceeds will be used to repay any outstanding Sprint PCS Loans and SprintCom Loans and to pay accrued interest thereon (which payment shall be allocated to the FON Group), and

    (B) in the case of an IPO consummated after the Closing, an amount equal to Sprint's Allocated Cash Proceeds will be used to reduce the Preferred Inter-Group Interest, in a manner comparable to a redemption of PCS Preferred Stock pursuant to paragraph (vi)(B) above.

  Sprint will in no event issue any fractional shares of PCS Preferred Stock. Any fractional share of PCS Preferred Stock otherwise required to be issued pursuant to the above provisions will be rounded to the nearest whole share.

  PhillieCo. Sprint, TCI and Cox (the Parents of the PhillieCo Partners) have loaned to PhillieCo in proportion to their respective interests in PhillieCo an aggregate of $45 million as of March 31, 1998. Sprint had loaned an additional $90 million to PhillieCo as of March 31, 1998. Sprint, TCI and Cox have agreed to loan up to an additional $50 million to PhillieCo in proportion to their respective interests in PhillieCo prior to Closing. If necessary, Sprint will arrange for or provide any additional financing required by PhillieCo on the same basis as contemplated above with respect to Sprint Spectrum Holdings. Sprint will cause all loans advanced by the Parents of the PhillieCo Partners or their respective Affiliates to PhillieCo prior to the Closing to be repaid by PhillieCo (together with accrued interest) on the 90th day following the Closing Date. If the Restructuring Agreement is terminated prior to Closing, such financing (and all secured interest thereon) will be repayable to the applicable PhillieCo Partner or its Affiliate at the closing of the buy/sell arrangements contemplated by the PhillieCo partnership agreement.

EQUITY PURCHASE RIGHTS

Pursuant to the Restructuring Agreement, the Cable Parents and their Subsidiaries holding PCS Stock will have certain rights to purchase additional shares of PCS Stock ("Equity Purchase Rights"), as follows:

  (a) Beginning on the Closing Date, each Cable Parent and any Subsidiary of a Cable Parent that holds shares of PCS Stock (a "Cable Holder") will have the right to purchase from Sprint:

    (i) if on or after the Closing Date (including in connection with the IPO), Sprint issues shares of PCS Stock for cash, that number of additional shares of Series 2 PCS Stock sufficient for such Cable Holder to avoid any reduction in its PCS Group Percentage Interest as in effect immediately prior to the issuance of such shares (which, for the purposes of the IPO, shall be determined as if the Mergers occurred immediately before the consummation of the IPO) solely as a result of such issuance; such shares of Series 2 PCS Stock to be purchased from Sprint at a per share purchase price equal to the purchase price paid for such shares of PCS Stock whose issuance gave rise to such Equity Purchase Right, which purchase price shall be net of any underwriting discounts in connection with a public offering of shares of PCS Stock;

    (ii) if after the Closing, Sprint issues for cash options, warrants or other securities of Sprint or any of its Controlled Affiliates that are exercisable or exchangeable for or convertible into shares of PCS Stock, that number of such options, warrants or other securities sufficient for such Cable Holder to avoid any reduction in its PCS Group Percentage Interest as in effect immediately before such issuance solely as a result of such issuance; such options, warrants or other securities to be purchased from Sprint at a price per unit equal to the per unit purchase price paid for such options, warrants or other securities whose issuance gave rise to such Equity Purchase Right, which purchase price will be net of any underwriting discounts in connection with a public offering of such options, warrants or other securities;

     (iii) if after the Closing, the FON Group contributes to the PCS Group cash or other assets in exchange for an increase in the FON Group's Inter-Group Interest in the PCS Group, that number of additional shares of Series 2 PCS Stock sufficient for such Cable Holder to avoid any reduction in its PCS Group Percentage Interest as in effect immediately prior to such contribution solely as a result of such contribution, such Series 2 PCS Stock to be purchased at a price per share based on the corresponding per unit price used by the Sprint Board or its Capital Stock Committee in determining the appropriate adjustment to the FON Group's Inter-Group Interest in the PCS Group as a result of such contribution of cash or assets; and

    (iv) if after the Closing, the FON Group contributes to the PCS Group cash or other assets in exchange for an Inter-Group Interest that is convertible into or exchangeable for an Inter-Group Interest in the PCS Group, that number of securities having substantially the same terms as such Inter-Group Interest sufficient for such Cable Holder to avoid any reduction in its PCS Group Percentage Interest as in effect immediately prior to such contribution solely as a result of such contribution; such securities to be purchased at a price per share based on the corresponding per unit price used by the Sprint Board or its Capital Stock Committee in determining the amount of the FON Group Inter-Group Interest as a result of such contribution of cash or assets.

The additional shares, options, warrants or other securities to be purchased pursuant to paragraphs (i), (ii), (iii) and (iv) above are referred to herein as the "Additional Securities."

  (b) Sprint is required to deliver to each Cable Parent written notice of any proposed action that would give rise to Equity Purchase Rights not less than fifteen days prior to such action, such notice to describe in reasonable detail the price per share of PCS Stock (or price per warrant, option or security exercisable or exchangeable for or convertible into shares of PCS Stock) reflected in such transaction and contain the calculation thereof (or, in the case of a public offering, the anticipated price per share or other unit); provided, that no such notices need be given (and the Cable Holders will not have any Equity Purchase Rights) with respect to shares of PCS Stock issued pursuant to (i) the Recapitalization, (ii) exercises of the Warrants,
(iii) conversion of the PCS Preferred Stock, (iv) qualified or non-qualified employee and director benefit plans, arrangements or contracts (including stock purchase plans), (v) dividend reinvestment plans, (vi) conversion rights under capital stock of Sprint

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

outstanding as of May 26, 1998 or (vii) purchase rights that are exercised by FT and/or DT as a result of the issuance of PCS Stock in connection with any of the matters described in clauses (ii)-(vi) above. In addition, a Cable Holder will have no Equity Purchase Rights with respect to the exercise of Equity Purchase Rights by FT or DT that are triggered by sales of Series 2 PCS Stock by such Cable Holder or any of its Affiliates.

  (c) The Cable Holders may exercise their Equity Purchase Rights by binding written notice (subject to consummation of the underlying transaction) to Sprint delivered prior to the fifteenth day after the date of the related notice provided for in (b) above specifying the number of Additional Securities to be purchased.

    (i) Notwithstanding the foregoing, in connection with a public offering of PCS Stock by Sprint to which Equity Purchase Rights are applicable, at least twelve (12) Business Days prior to the printing of the preliminary prospectus for such offering, Sprint is required to give written notice to the Cable Parents setting forth Sprint's then-current estimate of the number of shares of PCS Stock Sprint intends to offer and the anticipated per share range for the offering price (the "Price Range"). If the midpoint of the Price Range is $15 or less, the Price Range will extend not more than $1 above the midpoint nor more than $1 below the midpoint. At least seven (7) Business Days prior to the printing of the preliminary prospectus for such offering, each Cable Parent will be required to deliver a binding notice to Sprint (the "EPR Notice") stating whether and as to how many shares the Cable Parent and its Subsidiaries will exercise their Equity Purchase Rights as follows:

    (A) for the IPO, whether Equity Purchase Rights will be exercised if the actual price per share at which shares are sold in the IPO is in a range (the "Decision Range") as follows: (x) if the midpoint of the Price Range is $15 or less, the Price Range; (y) if the midpoint of the Price Range is $15 or more, then from a price per share 10% above the midpoint of the Price Range (but in no event more than $1 above the high point) to a price per share 10% below the midpoint of the Price Range (but in no event lower than $1 below the low point);

    (B) for other primary offerings, whether and as to how many shares the Cable Parent and its Subsidiaries will exercise Equity Purchase Rights without regard to a price range (subject to (c)(iii) below).

    (ii) In the case of (i)(A): (I) if the actual price per share in the IPO is greater than the high point of the Decision Range, (1) a decision to not exercise Equity Purchase Rights shall nevertheless be binding and (2) any Cable Holder that originally exercised its Equity Purchase Rights with respect to the IPO, in whole or in part, shall be entitled to rescind such exercise, in whole or in part, at the time of pricing of the IPO; and (II) if the actual price per share in the IPO is less than the low point of the Decision Range, (1) an exercise of Equity Purchase Rights shall nevertheless be binding and (2) any Cable Holder that originally declined to exercise its Equity Purchase Rights with respect to the IPO, or originally exercised its Equity Purchase Rights with respect to the IPO only in part, will be entitled to exercise its Equity Purchase Rights with respect to the IPO, in whole or in part (or in greater part, if its Equity Purchase Rights were previously exercised), at the time of pricing of the IPO.

     (iii) In the case of (i)(B): if the actual price per share in such offering is less than 95% of the closing price of the Series 1 PCS Stock on the date of pricing of such offering, (1) an exercise of Equity Purchase Rights shall nevertheless be binding and (2) any Cable Holder that originally declined to exercise its Equity Purchase Rights with respect to such public offering, or originally exercised its Equity Purchase Rights with respect to such public offering only in part, will be entitled to exercise its Equity Purchase Rights with respect to such public offering, in whole or in part (or in greater part, if its Equity Purchase Rights were previously exercised), at the time of pricing of such public offering.

    (iv) With respect to any decision to be made by a Cable Holder at the time of pricing pursuant to paragraph (ii) or (iii) above or with respect to any primary public offerings by Sprint of securities that are exercisable or exchangeable for or convertible into shares of PCS Stock, the Restructuring Agreement provides that Sprint and each affected Cable Holder will cooperate to develop procedures that will permit

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

  such Cable Holder to exercise its rights under paragraph (ii) or (iii) or with respect to such offerings concurrently with the applicable pricing decision without any disruption or delay to the public offering.

    (v) Payment for any Additional Securities purchased by the Cable Holders that exercise their Equity Purchase Rights are required to be made as provided in (e) below. The total number of Additional Securities specified by each exercising Cable Holder will be issued and delivered to such Cable Holder against delivery to Sprint of the purchase price therefor as provided in (e) below.

  (d) If Sprint issues to the Cable Holders upon exercise of their Equity Purchase Rights Additional Securities on a date after the date the related PCS Stock is issued, then (i) the per share purchase price paid by the Cable Holders shall be reduced to reflect the fair market value (as determined by the Sprint Board) of any dividend or distribution made in respect of the PCS Stock after the date the related PCS Stock is issued and prior to such issuance and (ii) such purchase price and the number of shares of Additional Securities purchased shall be appropriately adjusted to reflect any stock split, stock dividend or other combination or reclassification of the PCS Stock.

  (e) The closing of purchases of Additional Securities pursuant to the exercise of Equity Purchase Rights by the exercising Cable Holders will take place on a date specified by the exercising Cable Holders, which date shall be within 30 days after the exercise of such Equity Purchase Rights or (if later) within 10 days after the receipt of all required regulatory approvals (in each case assuming the action giving rise to such Equity Purchase Rights has occurred), at the executive offices of Sprint, at 10:00 a.m., Kansas City time, or at such other date, time or place as Sprint and such exercising Cable Holder may otherwise agree. At such closing:

    (i) Sprint will deliver, or cause to be delivered, to such exercising Cable Holder, certificates representing the shares of Additional Securities to be purchased by such exercising Cable Holder, in the name of such holder, against payment of the purchase price therefor, as provided below; and

    (ii) such exercising Cable Holder will deliver to Sprint an amount in cash by wire transfer in immediately available funds equal to the product of (i) the applicable price per share determined pursuant to paragraph (a) above (as adjusted pursuant to paragraph (d) above) and (ii) the number of shares of Additional Securities to be acquired by such exercising Cable Holder.

  (f) In connection with the occurrence of any issuance or contribution that gives rise to Equity Purchase Rights and to purchase rights of FT and DT, Sprint will use its reasonable efforts to coordinate the exercise of purchase rights by the Cable Holders and FT and DT to avoid a series of successive exercises of purchase rights triggered by a single issuance or contribution.

  (g) The Equity Purchase Rights of a Cable Parent and its Subsidiaries will terminate simultaneously with the termination of the Standstill Agreement between Sprint and such Cable Parent.

  (h) With respect to each action giving rise to Equity Purchase Rights, if a Cable Holder elects not to purchase all of the Additional Securities that it is entitled to purchase after such action, such Cable Holder will thereafter be entitled to purchase, in open market purchases on the New York Stock Exchange or other applicable exchange or otherwise from a third party:

    (i) as to paragraphs (a)(i) and (iii) above, a number of shares of Series 1 PCS Stock equal to the number of shares of Series 2 PCS Stock that such Cable Holder was entitled to purchase from Sprint and elected not to so purchase; or

    (ii) as to paragraphs (a)(ii) and (iv) above, either (A) a number of shares of Series 1 PCS Stock equal to the number of shares of PCS Stock into which the options, warrants or other securities that such Cable Holder elected not to purchase would have been convertible, exercisable or exchangeable on the date of the action giving rise to such Equity Purchase Rights (disregarding for such purpose any time or other limitations on the holder's right to convert, exercise, or exchange) or (B) that number of such securities (other than PCS Stock) that such Cable Holder was entitled to purchase and elected not to so purchase;

in each case as adjusted to reflect any stock split, stock dividend or other combination or reclassification of the PCS Stock or other security.

  (i) If after the Closing Date, Sprint issues shares of PCS Stock (or options, warrants or other securities of Sprint or any of its Controlled Affiliates that are exercisable or exchangeable for or convertible into shares of PCS Stock) other than for cash (including pursuant to a merger, acquisition, share exchange or similar transaction), each Cable Holder will thereafter have the right to acquire, in open market purchases on the NYSE or other applicable exchange or otherwise, that number of additional shares of Series 1 PCS Stock sufficient for such Cable Holder to avoid any reduction in its PCS Group Percentage Interest as in effect immediately prior to the issuance of such shares solely as a result of such issuance, assuming that any such options, warrants or other securities were converted into shares of PCS Stock as of the date of issuance of such options, warrants or other securities, and appropriately adjusted to reflect any stock split, stock dividend or other combination or reclassification of the PCS Stock.

  (j) Any shares of Series 1 PCS Stock acquired by any Cable Holder will be subject to an Irrevocable Proxy and Voting Agreement to be entered into by Sprint and each Cable Parent (each, a "Voting Agreement"). See "--Voting Agreements."

STANDSTILL AGREEMENTS

  General. In connection with the execution of the Restructuring Agreement, Sprint and each Cable Parent have entered into Standstill Agreements dated May 26, 1998 pursuant to which each Cable Parent agrees that it will not, and it will cause each of its Affiliates not to, (i) at any time before the Closing Date, acquire any Sprint Voting Securities, other than as a result of purchases from Sprint pursuant to the Restructuring Agreement, or (ii) on and after the Closing Date and before the tenth anniversary of the Closing Date (or the earlier termination of the applicable Standstill Agreement), acquire any Sprint Voting Securities if, as a result of such acquisition, the Votes represented by the Sprint Voting Securities owned by the Cable Parent and its Affiliates would represent in the aggregate more than one and one half percent (1.5%) of the Voting Power represented by the then-Outstanding Sprint Voting Securities, assuming for this purpose that all shares of Series 2 PCS Stock have the same voting rights as the Series 1 PCS Stock. Because the Series 2 PCS Stock received by each Cable Parent in the PCS Restructuring is expected to amount to more than 1.5% of the Voting Power represented by the then-Outstanding Sprint Voting Securities, as of the Closing Date no further purchases of Sprint Voting Securities by a Cable Parent or its Affiliates would be permitted under the Standstill Agreements except as provided below.

  The above provisions of the Standstill Agreements will not prohibit or restrict the Cable Parents or Affiliates of the Cable Parents from (i) exercising their Equity Purchase Rights, (ii) acquiring additional shares of Series 2 PCS Stock upon conversion of shares of the PCS Preferred Stock, (C) acquiring additional shares of Series 2 PCS Stock upon exercise of the Warrants or (D) as to Cox and its Affiliates only, exercising their Equity Purchase Rights under the Amended Cox PCS Agreement.

  In addition, the Cable Parents have agreed to not propose, participate in or assist others in any (i) acquisition of Sprint Voting Securities or other equity interests in Sprint which would result in a breach of the agreements in the first paragraph of this section; (ii) tender offer for Sprint Voting Securities, (iii) merger, consolidation, share exchange or business combination involving Sprint or any material portion of its business or any purchase of all or any substantial part of the assets of Sprint or any material portion of its business, (iv) recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Sprint or any material portion of its business, or (v) any "solicitation" of "proxies" as such terms are defined under the Exchange Act. Nothing will prevent any Cable Parent, however, from selling, transferring, tendering or otherwise disposing of shares of capital stock of Sprint to any person at any time or from voting on, tendering into or receiving the benefit of any transaction described in clauses (ii), (iii) and (iv) above, in the same manner as any other non-initiating holder of publicly-traded common stock of Sprint. The Cable Parents have also agreed in general, and subject to certain exceptions, not to (a) propose any matter for submission to a vote of stockholders of Sprint or any of its Affiliates, (b) form, join or participate in a group (as defined under the Exchange Act) with respect to any Sprint Voting Securities (except as may arise from the exercise of rights and performance of duties contemplated by the Restructuring Agreement and the other agreements executed in connection therewith), (c) grant any proxy with respect to any Sprint Voting Securities to any person not designated by Sprint, (d) deposit any Sprint Voting Securities in a voting trust or subject any Sprint Voting Securities to any similar arrangement, (e) execute any written stockholder consent with respect to Sprint Voting Securities, (f) take any other action to seek to affect the control of the management or the Sprint Board or any of Sprint's Affiliates, (g) enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing, (h) disclose to any person any intention, plan or arrangement inconsistent with the foregoing or form any such intention which would result in the Cable Parent or any of its Affiliates being required to make any such disclosure in any filing with a governmental authority or being required by applicable law to make a public announcement with respect thereto, or (i) request Sprint to amend or waive any provision of their respective Standstill Agreements, the Rights Agreement or the articles of incorporation or the bylaws of Sprint or any of its Affiliates.

  Notwithstanding the above, if Sprint submits to a vote of its stockholders any Covered Proposal with which a Cable Parent disagrees (a "Rejected Proposal"), such Cable Parent and its Affiliates will be free to:

    i. either alone or acting in concert with others, make a "solicitation" of "proxies" with respect to Sprint or any of its Affiliates in response or opposition to such Rejected Proposal;

    ii. make a proposal in opposition to such Rejected Proposal for submission to a vote of stockholders of Sprint or any of its Affiliates;

    iii. form, join in or participate in a group (as defined under the Exchange Act) with respect to any Sprint Voting Securities for the sole purpose of responding to or opposing such Rejected Proposal;

    iv. grant a proxy with respect to any Sprint Voting Securities to any person with specific instructions from the Cable Parent as to the voting of such Sprint Voting Securities with respect to such Rejected Proposal; and

    v. subject any Sprint Voting Securities to an arrangement or agreement with respect to the voting of such Sprint Voting Securities with respect to such Rejected Proposal.

  Subject to the following paragraph, each Cable Parent may issue such press releases and make such other public communications to the financial community and to its stockholders and such other public statements made in the ordinary course of business relating to its investment in Sprint, in each case as it reasonably deems appropriate and customary. Prior to making any such press release or other communication, each Cable Parent will use reasonable efforts to consult with Sprint in good faith regarding the form and content of any such communication, and will use reasonable efforts to coordinate any such communication with any decisions reached by Sprint with respect to disclosures relating to such matters.

  Notwithstanding the provisions of the prior paragraph, unless required by applicable law or permitted by the provisions relating to Rejected Proposals above, neither the Cable Parent nor any of its Affiliates may make any press release, public announcement or other public communication with respect to any of the matters described in the third paragraph of this description of the Standstill Agreements without the prior written consent of the Chairman of Sprint or by a resolution of a majority of the directors of Sprint. Each Cable Parent and its Affiliates is permitted to make such public communications as may be required by law, except for public communications required as a result of, or relating to, activities undertaken by such Cable Parent or any of its Affiliates in violation of the Standstill Agreement. Nothing in this or the prior paragraph will prevent the taking of any actions relating to a Rejected Proposal described above.

  Transfers. Each Cable Parent may transfer shares of capital stock of Sprint to its Affiliates only if, prior to such transfer, such transferee executes and delivers to Sprint a Standstill Agreement in the form of the Standstill Agreement executed by such Cable Parent. If and to the extent that the Cable Parent elects to transfer shares of Series 2 PCS Stock to one of its Associates without such shares automatically converting into shares of Series 1

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

PCS Stock, the Cable Parent may effect such transfer only if, prior to such transfer, such transferee executes and delivers to Sprint a Standstill Agreement in the form of the Standstill Agreement executed by such Cable Parent.

  Permitted Activities. Nothing in the Standstill Agreements will prevent any Cable Parent from (i) selling, transferring, tendering or otherwise disposing of shares of capital stock of Sprint to any person at any time or from voting on, tendering into or receiving the benefit of any transaction described in clauses (ii), (iii), (iv) and (v) of the third paragraph under "--General," in the same manner as any other non-initiating holder of Sprint Voting Securities or (ii) taking any actions necessary or appropriate for the Cable Parent and its Affiliates to exercise their rights under any of the other agreements executed in connection with the Restructuring Agreement.

  Termination. The Standstill Agreements terminate (i) upon the consent of each party in writing, (ii) upon a Change of Control, (iii) upon a termination of the Restructuring Agreement prior to the Closing, (iv) following the Closing, if the Votes represented by the Sprint Voting Securities beneficially owned by the Cable Parent and its Affiliates, directly or indirectly, either individually or as part of a group as defined under the Exchange Act in the aggregate no longer exceed one and one half percent (1.5%) of the Voting Power represented by the then-Outstanding Sprint Voting Securities (assuming for this purpose that all shares of Series 2 PCS Stock have the same voting rights as the shares of Series 1 PCS Stock), or (v) upon the occurrence of an Other Termination Event. As to a holder that is an Affiliate or an Associate of a Cable Parent and that has executed a Standstill Agreement, such Agreement shall terminate, in addition to the above circumstances, when such holder ceases to be an Affiliate (or Associate, as applicable) of a Cable Parent and all shares of Series 2 PCS Stock held by such party shall have converted to Series 1 PCS Stock.

VOTING AGREEMENTS

  As a result of the exercise of their Equity Purchase Rights, the Cable Parents may in certain cases acquire shares of full-vote Series 1 PCS Stock. In order to avoid any Cable Parent acquiring the right to direct the vote of a significant block of the outstanding voting securities of Sprint, each of the Cable Parents has agreed to enter into an Irrevocable Proxy and Voting Agreement ("Voting Agreement").

  Pursuant to the Voting Agreements, subject to certain exceptions described below, each Cable Parent will grant to William T. Esrey (the "Grantee") an irrevocable proxy, with full power of substitution, to exercise voting authority and authority to act by written consent over all shares of Series 1 PCS Stock beneficially owned by such Cable Parent and its Affiliates, at the time of the PCS Restructuring or at any time in the future (the "Proxy Shares"), on all matters submitted to a vote of all or any class or classes of the holders of the Sprint Voting Securities, which proxy will be irrevocable and coupled with an interest for purposes of the Kansas General Corporation Code.

  Prior to the acquisition by any affiliate of a Cable Parent that has not previously executed and delivered to Sprint an irrevocable proxy of any shares of Series 1 PCS Stock, the Cable Parent will cause such affiliate to execute and deliver to Sprint the form of irrevocable proxy attached to the Voting Agreements.

  Pursuant to the proxies granted by each Cable Parent and its Affiliates under the Voting Agreements (the "Proxies"), the Grantee is authorized and directed to vote the Proxy Shares for or against any matter presented for a vote of the Sprint Voting Securities in the same manner as the majority of votes that are cast with respect to such matter by the holders of Sprint Voting Securities (other than the Proxy Shares). Notwithstanding the foregoing, the Proxies shall not be applicable with respect to any of the Proxy Shares in connection with any matter on which the holders of PCS Stock vote as a class pursuant to the Articles Amendment or any successor provisions with the same effect, and the Cable Parents have the power to vote the Proxy Shares in their discretion with respect to any such matter.

  The Grantee's appointment as proxy will terminate at such time as the Grantee ceases to be the Chief Executive Officer of Sprint, at which time the Proxies shall automatically be granted, without any further act by

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the Cable Parents or their affiliates, to the Grantee's successor as Chief
Executive Officer of Sprint and thereafter to each subsequent successor as the Chief Executive Officer of Sprint.

  If the Proxies are determined to be invalid or unenforceable in any respect, or the holder of the Proxies is unable or unwilling for any reason to vote the Proxy Shares at any meeting of the stockholders of Sprint as contemplated above, then, except in the case of a class vote as described above, the Cable Parent is required to (and to cause each of its Affiliates to) attend each meeting of the stockholders of Sprint for the purposes of satisfying quorum requirements and to vote the Proxy Shares for or against any matter presented for a vote of the Sprint Voting Securities in the same manner as the majority of votes that are cast with respect to such matter by the holders of Sprint Voting Securities (other than the Proxy Shares).

  The Voting Agreement (and the Proxies granted thereunder) will terminate on the earlier to occur of (a) the consent in writing of Sprint and the applicable Cable Parent, (b) the termination of the Standstill Agreement of such Cable Parent and (c) the tenth anniversary of the PCS Restructuring.

REGISTRATION RIGHTS AGREEMENT

  Sprint and the Cable Parents have agreed pursuant to the Restructuring Agreement to enter into a Registration Rights Agreement on the Closing Date pursuant to which Sprint will agree to register the shares of PCS Stock that it issues to the Cable Parents for sale under the Securities Act.

  Registration rights can be exercised by any of the following persons with respect to each Cable Parent (each a "Stockholder Group"): such Cable Parent, any Affiliates of such Cable Parent who own Registrable Securities (defined below) and any other entity (w) to which all or a portion of such Registrable Securities are transferred by any entity that was, immediately prior to such transfer, a member of such Cable Parent's Stockholder Group, (x) that continues to hold such Registrable Securities, (y) to which the transferring member of such Stockholder Group has assigned any of its registration rights in accordance with the Registration Rights Agreement and (z) who has executed a Registration Rights Agreement in connection with the transfer of such Registrable Securities.

  The Registration Rights Agreement applies to the following securities (the "Registrable Securities"): (A) the shares of PCS Stock owned on the date of Closing or thereafter acquired (whether pursuant to purchase rights granted in the Restructuring Agreement, the exercise of any warrants or upon the conversion of any convertible preferred stock or otherwise) by a Stockholder Group other than shares acquired in violation of the Standstill Agreement, (B) any securities of Sprint or its successors issued to Cox or any Affiliate of Cox pursuant to the Cox PCS Amendment, (C) any securities of Sprint or its successors issued or issuable with respect to any shares referred to in A or B whether by way of conversion, exchange, dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, and (D) any Registrable Securities described in A, B or C that underlie any securities of a member of a Stockholder Group (any such security a "Derivative Security") the value of which relates to or is based upon the Registrable Securities described in A through C above or which are exchangeable for or convertible into such Registrable Securities, in each case to the extent any such Registrable Securities require registration by Sprint in addition to registration of the Derivative Securities by the applicable issuer thereof. Registrable Securities, once acquired by a member of a Stockholder Group will cease to be Registrable Securities (w) when they are disposed of in accordance with a registration statement that has become effective under the Securities Act, (x) when they are sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the applicable purchaser does not receive "restricted securities" (as such term is defined in Rule 144 under the Securities Act), (y) in the case of securities not acquired directly from Sprint or a member of a Stockholder Group, (I) if such securities did not, as of the time of the acquisition of such securities by such holder, constitute restricted securities, when such securities are held by a Person that is not an "affiliate" (as such term is defined for purposes of Rule 144 under the Securities Act) of Sprint and (II) if such securities did, as of the time of the acquisition of securities by such holder, constitute restricted securities, when such securities can be sold without regard to the volume and manner of sale limitations set forth in Rule 144 (or any successor provision) or (z) when they shall have ceased to be outstanding.

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  The Cable Parents may require Sprint to register under the Securities Act all or a portion of their Registrable Securities for offer or sale (including the offer or sale of Registrable Securities upon issuance or settlement of any Derivative Security) (a "Demand Registration") or may include their shares in an offering initiated by Sprint or another Sprint stockholder (an "Incidental Registration") on or after the date (the "Registration Rights Commencement Date") that is (i) if the IPO is consummated concurrently with the Closing, 180 days following the Closing, (ii) if the IPO is not consummated concurrently with the Closing but is consummated within 120 days of the Closing, the later of the ninetieth day following the IPO or 180 days following the Closing, or (iii) if the IPO is not consummated concurrently with the Closing or within 120 days thereafter, the 180th day following the Closing unless any Cable Parent shall decide to exercise one of its rights to a Demand Registration after such 120th day following the Closing but prior to such 180th day following the Closing in which case the date that notice (the "Demand Notice") is given. Pursuant to the Restructuring Agreement, (a) if the IPO is completed concurrently with the Closing, each Cable Parent will, and will cause its Controlled Affiliates to, for a period of 180 days following the Closing Date, refrain from engaging in any public sale or distribution of any PCS Stock or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, PCS Stock, and (b) if the Recapitalization is completed concurrently with the Closing and the IPO is completed within such 120-day period, each Cable Parent will, and will cause its Controlled Affiliates to, for a period commencing at the time of Closing and ending on the later of (x) 90 days following the closing of the IPO and
(y) 180 days following the Closing Date, refrain from engaging in any public sale or distribution of any PCS Stock or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, PCS Stock.

  Number of Demand Registrations. At any time on or after the Registration Rights Commencement Date, each Stockholder Group will have the right to effect Demand Registrations as follows: the TCI Stockholder Group will be entitled to six (6) Demand Registrations, the Cox Stockholder Group will be entitled to three (3) Demand Registrations (plus an additional Demand Registration if Cox or any Affiliate acquires Registrable Securities pursuant to the Cox PCS Amendment), and the Comcast Stockholder Group will be entitled to three (3) Demand Registrations.

  In addition, each Stockholder Group will be entitled to one Demand Registration to be used in connection with the delivery or sale of Registrable Securities upon settlement of a Derivative Security (including any sale of shares the proceeds of which are used to settle such Derivative Security). Such Stockholder Group will pay all Registration Expenses in connection with such additional Demand Registration. However, Sprint will pay Registration Expenses in connection with the settlement of a Derivative Security to the extent that the a Stockholder Group elects to use one of its Demand Registrations described in the paragraph above for such settlement.

  A Demand Registration must request the registration of Registrable Securities (including for such purposes the securities proposed to be included in such registration by the other Stockholder Groups exercising Demand Registration rights) with an aggregate market value on the date of the delivery of the first applicable Demand Notice of at least $200,000,000 (before any underwriting or brokerage discounts and commissions), or if lower, Registrable Securities with an aggregate value at the price per share at which shares of Series 1 PCS Stock are sold in the IPO of not less than $200,000,000, but in no event with an aggregate market value on the date of the delivery of the first applicable Demand Notice of less than $175,000,000) (the "Minimum Condition"). The Stockholder Group or Groups requesting registration may increase the number of securities to be registered by them in order to satisfy the Minimum Condition.

  Special Priority as to Third Party Demands. During the period beginning on the Registration Rights Commencement Date and ending on the earlier of (i) the date upon which the Stockholder Groups have sold Registrable Securities with an aggregate offering price for such Registrable Securities of $2,000,000,000 or (ii) 12 months after the Registration Rights Commencement Date (the "Priority Period"), if Sprint proposes to register securities due to a demand from another stockholder exercising demand registration rights (other than FT or DT), each Stockholder Group will be entitled to exercise a right to one of its Demand Registrations (a "Priority Demand"). Upon exercise of a Priority Demand, such Demand Registration shall proceed as with any

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

other Demand Registration by a Stockholder Group, and the demand registration by such other stockholder shall be treated for all purposes as though it had not occurred.

  Timing of Demand Registrations. Pursuant to the Registration Rights Agreement, Sprint may be required to effect Demand Registrations every three months for an initial period and thereafter every six months as described below. Following the effectiveness of a registration statement filed pursuant to a Demand Registration, Sprint will not be required to file a registration statement pursuant to a Demand Registration until: (A) before the Stockholder Groups have sold Registrable Securities and/or Derivative Securities having an aggregate offering price of $2,000,000,000 (excluding transfers solely between or among the stockholders of the Cable Parents and their Affiliates), the three (3) month anniversary of the date of the applicable Demand Notice which satisfied the Minimum Condition; and (B) thereafter, the six month anniversary of the date of the applicable Demand Notice. Registrations effected for the settlement of Derivative Securities are not considered Demand Registrations for this purpose. Thus, Sprint may be required to register securities for the settlement (but not in connection with the original issuance) of Derivative Securities at any time.

  Underwriters; Limitation in Underwritten Offerings. In any Demand Registration for an underwritten offering other than an offering of Derivative Securities, a co-lead joint "book running" underwriter will be selected by each of Sprint and the sellers of 50% or more of the securities to be sold by Stockholder Groups exercising Demand Registration rights. In offerings of Derivative Securities, such Stockholder Groups shall select the lead managing underwriter (who shall be the book running manager), and, if there are co-managers, (i) there shall be at least one non-book running co-lead manager selected by such initial holder(s) who is reasonably acceptable to Sprint; or
(ii) if such Stockholder Groups shall require Sprint to participate in a "roadshow" for such offering, Sprint will select a non-book running co-lead manager.

  If the book running managing underwriters of any underwritten public offering determine that the number of shares to be offered exceeds the number that could be sold without having an adverse effect on such offering (including the price at which the Registrable Securities may be sold), then the number of shares to be offered will be reduced to an amount recommended by the co-lead joint book running underwriters. Any such required reductions will be made (i) first, from the securities proposed to be sold by persons who are not part of a Stockholder Group other than FT or DT, (ii) second, from securities proposed to be registered pursuant to incidental registration rights held by FT and DT (together with securities being offered for the account of Sprint); (iii) third, from securities proposed to be registered by members of Stockholder Groups registering shares pursuant to their Incidental Registration Rights; and (iv) last, from the shares to be registered by Stockholder Groups initiating the Demand Registration.

  Withdrawal. Each member of a Stockholder Group selling securities pursuant to the Registration Rights Agreement may, no less than five business days before the registration statement pertaining to such sale is declared effective, withdraw its Registrable Securities from inclusion therein. If (i) due to a stop order, injunction or other order of the SEC or other governmental agency, a registration statement filed pursuant to the Registration Rights Agreement does not remain effective until the sooner to occur of (a) the sale of all of the Registrable Securities covered by such registration statement in accordance with the intended methods of distribution thereof or (b) the 90th day following the effective date of such registration statement, (ii) each member of the Stockholder Groups effecting a Demand Registration has not sold at least two-thirds of its Registrable Securities registered under such registration statement and (iii) such registration statement continues to not be effective for such reasons for a period exceeding an aggregate of 10 days during such period, then such members may elect to withdraw such registration statement by prompt written notice to Sprint and such registration shall not be deemed to have been a Demand Registration by any such member for purposes of the limitations on the number of Demand Registrations described above, and Sprint shall bear the Registration Expenses incurred in connection with such registration.

  Incidental Registration. If at any time following the Registration Rights Commencement Date Sprint proposes to register under the Securities Act any shares of the same class as the Registrable Securities (with Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock being considered shares of the same class)

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

whether in an underwritten public offering or otherwise and whether or not for the account of Sprint or for any stockholder of Sprint, including members of any Stockholder Group registering Registrable Securities in a Demand Registration (other than a registration statement on Form S-4 (or any other registration statement registering shares issued in a merger, consolidation, acquisition or similar transaction) or Form S-8 or any successor or comparable forms, or a registration statement filed in connection with an exchange offer or any offering of securities solely to Sprint's existing stockholders or otherwise pursuant to a dividend reinvestment plan, stock purchase plan or other employee benefit plan), in a manner which would permit the registration under the Securities Act of Registrable Securities for sale to the public, Sprint will provide notice of such registration and each member of any Stockholder Group will have an Incidental Registration Right to participate therein on the same basis as the planned method of distribution contemplated by the proposed registration. Upon receipt of such request, Sprint will, subject to the provisions of Section 3(b) below, use its commercially reasonable efforts to cause all such Registrable Securities of such same class or series requested to be included in such Incidental Registration to be so included.

  Limitation in Underwritten Offerings. If the lead or co-lead managing underwriters of any underwritten public offering determine that the number of shares to be offered exceeds the number that could be sold without having an adverse effect on such offering (including the price at which the Registrable Securities may be sold), then the number of shares to be offered will be reduced to an amount recommended by the co-lead joint book running underwriters. Any such required reductions will affect any Stockholder Group participating in such offering as follows:

    (i) in connection with an offering initiated by Sprint, all of the proceeds of which will be allocated to the PCS Group, if securities are being offered for the account of persons other than Sprint, such reduction shall be made:

      (x) first, from the securities intended to be offered by such other persons (other than those described in clause (i)(y) below);

      (y) second, from (A) the securities requested to be included in such offering by the Stockholder Group and (B) the securities requested to be included by FT and/or DT pursuant to their incidental registration rights on a pro rata basis, based on the number of Registrable Securities and securities of FT and/or DT which are requested to be included in such offering; and

      (z) last, from the number of securities to be offered for the account of Sprint; provided, that no reduction pursuant to (i)(y) above shall be made from the securities of any Stockholder Group until the end of the Priority Period;

    (ii) in connection with an offering initiated by any person(s) other than Sprint or a member of a Stockholder Group by means of a demand registration (each, a "Third Party Demand Holder"), such reduction shall be made:

      (w) first, from the number of securities requested to be included in such offering (other than by persons described in clauses (ii)(x), (ii)(y) and (ii)(z) below) pursuant to incidental registration rights or otherwise;

      (x) second, (A) during the period (the "Secondary Priority Period") ending on the earlier of fourth anniversary of the Registration Rights Commencement Date or the date upon which the member of Stockholder Groups have sold Registrable Securities with an aggregate offering price of $3,000,000,000, from the number of securities to be included in such offering for the account of Sprint the proceeds of which will not be allocated to the PCS Group and (B) during the Priority Period, the number of securities to be included in such offering for the account of Sprint the proceeds of which will be allocated to the PCS Group;

      (y) third, from (A) the number of Registrable Securities requested to be included in such offering by the applicable Stockholder Groups, (B) the number of securities requested to be included in such offering by FT and/or DT pursuant to their incidental registration rights and (C)
    (1) following the

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

    Priority Period, the number of securities to be included in such offering for the account of Sprint the proceeds of which will be allocated to the PCS Group and (2) following the Secondary Priority Period, the number of securities to be included in such offering for the account of Sprint the proceeds of which will not be allocated to the PCS Group, on a pro rata basis, based on the number of Registrable Securities, securities of FT and DT and securities included by Sprint the proceeds of which will be allocated to the PCS Group which are requested to be included in the registration; and

      (z) last, from securities being offered by the Third Party Demand Holders; and

    (iii) during the Secondary Priority Period, in connection with an offering initiated by Sprint a portion of the proceeds of which will not be allocated to the PCS Group, such reduction shall be made:

      (w) first, from the number of securities held by persons (other than those described in clauses (iii)(y) and (iii)(z) below) requested to be included in such offering pursuant to incidental registration rights of such persons or otherwise,

      (x) second, from (A) the number of securities to be included in such offering for the account of Sprint the proceeds of which will not be allocated to the PCS Group and (B) during the Priority Period, the number of securities to be included in such offering for the account of Sprint the proceeds of which will be allocated to the PCS Group;

      (y) third, from (A) the number of Registrable Securities requested to be included in such offering by the applicable Stockholders and (B) the number of securities requested to be included in such offering by FT and/or DT pursuant to their incidental registration rights, on a pro rata basis, based on the number of Registrable Securities and securities of FT and DT which are requested to be included in the registration; and

      (z) last, following the Priority Period, the number of securities, if any, to be included in such offering for the account of Sprint the proceeds of which will be allocated to the PCS Group.

  Following the Secondary Priority Period, the priorities set forth in clause
(iii) of the preceding sentence shall cease to apply and any offering of securities initiated by Sprint shall be treated as if the terms of clause (i) of the preceding sentence applied to such offering.

  Withdrawal. Any member of a Stockholder Group may elect to withdraw its respective Registrable Securities from inclusion in an Incidental Registration at any time prior to five business days prior to the then anticipated effective date of the applicable registration statement. Withdrawal will not affect obligations to pay expenses under the Registration Rights Agreement.

  Underwriters; Underwriting Agreement. In connection with any Incidental Registration involving an underwritten public offering of securities of Sprint for the account of Sprint or a Third Party Demand Holder, (i) the managing and lead underwriters shall be selected by Sprint, unless otherwise provided in an agreement between Sprint and any Third Party Demand Holder, and (ii) each member of a Stockholder Group electing to participate in such Incidental Registration shall, as a condition to Sprint's obligation hereunder, enter into and perform its obligations under an underwriting agreement or other similar arrangement in customary form with the managing underwriter of such offering.

  Delay or Withdrawal of Registration. Sprint may, without the consent of any Stockholder Group, delay, suspend, abandon or withdraw any proposed registration in which any member of a Stockholder Group has exercised Incidental Registration Rights; provided, that any such member or members may continue such registration as a Demand Registration following any such withdrawal by Sprint to the extent that such registration would meet the requirements for Demand Registrations.

  Delay of Filing or Sales. Sprint may delay filing or the declaration of effectiveness of a registration statement and may require such members of a Stockholder Group not to sell any Registrable Securities pursuant to an effective registration statement for a period of no more than 90 days if (i) Sprint has pending any merger,

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

acquisition, other form of business combination, divestiture, tender offer, financing or other transaction, or there is an event or state of facts relating to Sprint in any such case which is material to Sprint (any such event or state of facts is referred to as a "Material Activity"), (ii) such Material Activity would, in the reasonable opinion of counsel for Sprint, require disclosure so as to permit the Registrable Securities to be sold in compliance with law, and (iii) such disclosure would, in the reasonable judgment of Sprint, be adverse to its interests. Under this provision Sprint may delay the filing of a registration statement or the sale of any Registrable Securities for periods of time totaling no more than an aggregate of 90 days within any 12-month period.

  General. Pursuant to the Registration Rights Agreement, Sprint will, in effecting any registration thereunder, perform customary acts on the part of issuers registering securities for selling security holders, including using commercially reasonable efforts to cause the applicable registration statement to become effective, furnishing the designated representatives of each Stockholder Group with copies of the registration statement and amendments thereto, promptly notifying such designated representatives of any stop order with respect thereto or of the existence of any Material Activity, entering into customary agreements to facilitate the sale of such securities, facilitating due diligence and, in the case of an underwritten offering, "roadshow" presentations by making officers and employees available therefor, furnishing customary opinions and letters from auditors, qualifying Registrable Securities under state securities laws, using commercially reasonable efforts to cause Registrable Securities that are registered to be listed on the principal exchange on which publicly traded Registrable Securities are listed and keeping publicly available information current for purposes of Rule 144 sales.

  Pursuant to the Registration Rights Agreement the members of Stockholder Groups will, in connection with any registration in which they participate, cooperate with Sprint in connection with the preparation of the applicable registration statement and discontinue sales forthwith upon notice of a Material Activity or the occurrence of an event necessitating an amendment or supplement to an applicable registration statement or prospectus.

  Holdbacks. Pursuant to the Registration Rights Agreement, in an underwritten public offering of Derivative Securities or Registrable Securities, if the lead managing underwriter or underwriters advise Sprint in writing that a public sale or distribution (including a sale pursuant to Rule 144 under the Securities Act) of Registrable Securities other than pursuant to such underwritten public offering would materially adversely impact such underwritten public offering, then each member of a Stockholder Group will refrain from effecting any public sale or distribution of Registrable Securities or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, such securities during the ten days prior to, and during the ninety day period beginning on, the effective date of the Registration Statement for such offering or such shorter period as may be requested by such underwriters, except as part of such underwritten public offering, in each case including a sale pursuant to Rule
144. Such limitation will not apply to any public sale or distribution of Registrable Securities made in connection with the settlement of a Derivative Security or if such limitation would arise solely due to the exercise of Incidental Registration Rights by one or more other members of a Stockholder Group.

  Pursuant to the Registration Rights Agreement, Sprint (A) will not engage in any public sale or distribution of any securities of the same class or series as the Registrable Securities or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, such securities during the ten days prior to, and during the 90-day period beginning on, the effective date of any registration statement filed pursuant to any public offering of Registrable Securities (including any offering of Derivative Securities to the extent the lead book running managing underwriter for such offering advises Sprint in writing that a public sale or distribution during such 90-day period (including a sale pursuant to Rule 144 under the Securities Act) of Registrable Securities by Sprint other than pursuant to the underwritten public offering contemplated by such registration statement would materially adversely impact such underwritten public offering), but not including the delivery of Registrable Securities to holders of Derivative Securities upon settlement of such Derivative Securities, except as part of such registration and (B) that in the Amended Registration Rights Agreement between Sprint and FT and DT, such parties will agree not to effect any public sale or distribution of any such

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

securities during the periods described in clause (A) above, in each case including a sale pursuant to Rule 144; provided, that such limitation will not apply to: (w) registrations on Form S-4 or any other registration of shares issued in a merger, consolidation, acquisition or similar transaction or on Form S-8, or any successor or comparable forms or a registration statement filed in connection with an exchange offer of Sprint's securities made solely to its existing stockholders or otherwise pursuant to a dividend reinvestment plan, stock purchase plan or other employee benefit plan; (x) sales upon exercise or exchange, by the holder thereof, of options, warrants or convertible securities; (y) any other agreement to issue equity securities or securities convertible into, or exchangeable or exercisable for, such securities in effect on the date the members of the Stockholder Groups deliver the applicable request for registration to Sprint pursuant to the Registration Rights Agreement; and (z) any employee benefit plan (if necessary to allow such plan to fulfill its funding obligations in the ordinary course).

  Indemnification. The Registration Rights Agreement provides that Sprint will indemnify the members of the Stockholder Groups, and that the members of the Stockholder Groups will indemnify Sprint, against certain liabilities and expenses, including liabilities under the Securities Act, or will contribute to payments that the other may be required to make in respect thereof, insofar as such liabilities and expenses arise out of statements or alleged statements, or omissions or alleged omissions, contained in the applicable registration statement (in the case of an offering of Derivative Securities, also including the registration statement registering the Derivative Securities of such member).

  Other Registration Rights. The Registration Rights Agreement provides that Sprint shall not grant to any person any demand registration right, incidental registration right or other right that would be inconsistent with any of the rights granted in the Registration Rights Agreement.

  Designated Representatives. The Registration Rights Agreement provides that all actions by, and all notices by or to, a Stockholder Group or any member thereof will be taken or made by or provided to, as the case may be, a designated representative for such Stockholder Group.

  Assignment. Holders of Registrable Securities may transfer any of their rights under the Registration Rights Agreement, without the consent of Sprint, to any person to whom such holder transfers any Registrable Securities if such transfer is not made pursuant to an effective Registration Statement or pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other manner the effect of which is to cause the transferred securities to be freely transferable without regard to the volume and manner of sale limitations set forth in Rule 144 (or any successor provision) in the hands of the transferee as of the date of such transfer. Any Person to whom Demand Registration rights or Incidental Registration Rights are assigned shall thereafter be deemed a member of the Stockholder Group of which the assigning party was a member immediately prior to such assignment. Sprint must be provided with written notice by the assigning party at the time of such assignment stating the name and address of the assignee, identifying the securities as to which the rights in question are being assigned and providing a detailed description of the nature and extent of the rights that are being assigned.

  Termination. The Incidental Registration Rights of each member of a Stockholder Group terminate when all Demand Registrations of all Stockholder Groups in the aggregate have been effected.

AMENDMENTS TO THE COX PCS AGREEMENTS

  Cox PCS is organized as a limited partnership with two partners, Sprint Spectrum Holdings and a subsidiary of Cox. Sprint Spectrum Holdings holds a 59.2% interest in Cox PCS and is the managing partner, with control over all day-to-day operations, subject to certain minority partner rights of Cox. Such minority rights include approval rights over certain matters including (i) certain interested party transactions that are not in the ordinary course of business, (ii) purchases or dispositions of assets of Cox PCS in excess of certain specified amounts, (iii) purchase of any asset or interest not reasonably related to the buildout of the network in the markets currently served by Cox PCS, (iv) admission of any new partner to the Cox PCS partnership, and (v) certain other matters.

  The current Cox PCS partnership agreement contains provisions (i) granting Cox the right to require Sprint Spectrum Holdings to purchase Cox's remaining interest in Cox PCS and (ii) granting Sprint Spectrum Holdings the right to require Cox to sell such interest to Sprint Spectrum Holdings, in each case over a specified period of time and for cash or additional partnership interest in Sprint Spectrum Holdings. In connection with the Restructuring Agreement, Sprint Spectrum Holdings and Cox have agreed to enter into an amendment to the Cox PCS Partnership agreement (the "Cox PCS Amendment") effective as of the Closing, that will modify these put and call provisions to provide, among other things, Cox with the right to require that Sprint Spectrum Holdings acquire, for cash, up to a 10.2% interest in Cox PCS in each of 1998, 1999 and 2000 or, for Series 2 PCS Stock, up to all of its remaining interest in 1998 and 1999. Beginning in 2000 through 2005, Sprint Spectrum Holdings has the right to require that Cox transfer up to all of its interest in Cox PCS in exchange for Series 2 PCS Stock or cash at the election of Sprint Spectrum Holdings. Purchases pursuant to the put and call arrangement, if any, will be based upon an appraised market value. In addition, Sprint and Cox agreed that Cox PCS's obligation to pay an affiliation fee to Sprint Spectrum Holdings under the affiliation agreement would terminate effective March 31, 1998, provided that the affiliation fee obligation will be reinstated if the PCS Restructuring is not consummated. See Management's Discussion and Analysis of Financial and Results of Operations--Liquidity and Capital Resources of the PCS Group in Annex II.

REGULATORY APPROVALS

  FCC Approvals. Transactions involving changes in ownership or control of FCC licensees are subject to the jurisdiction of the FCC. Transactions involving substantial changes in ownership or control of FCC licensees require prior FCC approval regardless of the type of FCC license held. However, transactions involving insubstantial (rather than substantial) changes in ownership or control of FCC wireless licensees require only post-consummation notification to the FCC. With the exception of the transfer of the Section 214 authorization held by the PCS Group, it is Sprint's position that the Tracking Stock Proposal does not require prior FCC approval, but that Sprint's acquisition of the Cable Parents' interests in Sprint Spectrum Holdings and PhillieCo requires post-consummation notification to the FCC. However, while not disagreeing with Sprint's position, the FCC staff suggested that all questions could be eliminated with the filing of the Tracking Stock Proposal for approval. Therefore, Sprint filed a formal transfer of control application with the FCC, and the FCC put the application on Public Notice on July 17, 1998. Sprint expects that it will be approved in early September 1998. The FCC also put on Public Notice Sprint's application for transfer of the Section 214 Authorization held by the PCS Group on July 8, 1998. The FCC is giving the filing expedited treatment and if no objections by third parties are received, the application is expected to be approved by early September 1998.

  With respect to the IPO, it is Sprint's position that the IPO is not a change in ownership or control requiring any transfer of control approvals because the amount of stock issued in the IPO will be insufficient to confer control on any party (even assuming a single entity were to purchase all of the newly issued shares), and because the FCC has never required large publicly traded corporate licensees to obtain FCC approval for the sale of minority, non-controlling interests in an FCC licensee.

  With respect to the Recapitalization, it is Sprint's position that the Recapitalization is not a change in ownership or control requiring any transfer of control procedures because Sprint will continue to be owned by existing stockholders and all Sprint stockholders will be treated equally in the Recapitalization.

  United States Antitrust Laws. Under the HSR Act and the rules and regulations promulgated thereunder, the transactions comprising the Tracking Stock Proposal may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On June 8, 1998, Sprint, Sprint Spectrum Holdings and PhillieCo filed notification and report forms under the HSR Act with the FTC and the Antitrust Division relating to the transactions comprising the Tracking Stock Proposal. On June 19, 1998, early termination of the applicable waiting period with respect to the transactions comprising the Tracking Stock proposal was granted.

SUMMARY CHART OF AUTHORIZED CAPITAL STOCK OF SPRINT

  The following table shows the number of authorized shares of capital stock of Sprint if the Tracking Stock Proposal is implemented.


                                                                       NO. OF
                                                                     AUTHORIZED
  DESIGNATION          CLASS             SERIES        PAR VALUE       SHARES
  -----------   -------------------- -------------- --------------- -------------
  The "Series   FON Stock            Series 1       $2.00 per share 2,500,000,000
   1 FON
   Stock"
  The "Series   FON Stock            Series 2       $2.00 per share   500,000,000
   2 FON
   Stock"
  The "Series   FON Stock            Series 3       $2.00 per share 1,200,000,000
   3 FON
   Stock"
  The           Class A Common Stock N/A            $2.50 per share   100,000,000
   "Existing
   Class A
   Common
   Stock"
  The "DT       Class A Common Stock Series DT      $2.50 per share   100,000,000
   Class A
   Stock"
  The "Series   PCS Stock            Series 1       $1.00 per share 1,250,000,000
   1 PCS
   Stock"
  The "Series   PCS Stock            Series 2       $1.00 per share   500,000,000
   2 PCS
   Stock"
  The "Series   PCS Stock            Series 3       $1.00 per share   600,000,000
   3 PCS
   Stock"
  The           Preferred Stock      First Series   No par value        1,742,853
   "Preferred
   Stock--
   First
   Series"
  The           Preferred Stock      Second Series  No par value        8,758,472
   "Preferred
   Stock--
   Second
   Series"
  The           Preferred Stock      Fifth Series   No par value               95
   "Preferred
   Stock--
   Fifth
   Series"
  The "PCS      Preferred Stock      Seventh Series No par value          300,000
   Preferred
   Stock"


  There are an aggregate of 9,198,580 shares of Preferred Stock authorized for issuance that are not shown in the table above, of which two series of Preferred Stock will be designated in connection with an amended rights agreement of Sprint. See "Anti-Takeover Considerations--Sprint Rights Plan."

COMMON STOCK OF SPRINT

  Holders of PCS Stock and FON Stock will be common stockholders of Sprint and, as such, will be subject to all risks associated with an investment in Sprint and all of its businesses, assets and liabilities. Sprint can provide no assurance as to the degree to which the market price of the PCS Stock will reflect the separate performance of the PCS Group, or as to the impact of the Tracking Stock Proposal on the market price of Sprint's Common Stock (or, following the Recapitalization, the market price of the FON Stock). See "Risk Factors--Stockholders of One Corporation; Financial Effects of One Group Could Adversely Affect the Other."

POTENTIAL CONFLICTS

  Implementation of the Tracking Stock Proposal may give rise to occasions when the interests of the holders of FON Stock and the holders of PCS Stock may diverge or appear to diverge. See "Risk Factors--The Tracking Stock Proposal--Potential Diverging Interests."

EXPECTED MANNER OF COMPLIANCE WITH VARIOUS REPORTING REQUIREMENTS

  After the Tracking Stock Proposal is implemented, securities law reporting requirements applicable to Sprint and its officers and directors will be satisfied in a manner that the Sprint Board determines to be appropriate depending upon the nature of the requirement. For example, Sprint expects that the individuals considered "officers" and directors for purposes of filing reports of beneficial ownership of Sprint securities pursuant to Section 16 of the Exchange Act will be determined at the corporate level rather than by reference to any individual's duties with the FON Group or the PCS Group. Sprint expects to provide separate market price performance information for the FON Group and the PCS Group in its annual Exchange Act filings and other filings requiring compliance with Item 201 of Regulation S-K. Executive compensation, biographical data of management, ownership of securities and certain relationships and related transactions for directors and officers will be provided in a manner determined by the Sprint Board to be most meaningful and practicable depending on various factors including the nature of the filing or report.

THE TRACKING STOCK POLICIES

  In connection with the Tracking Stock Proposal, Sprint has adopted and intends to follow the Tracking Stock Policies.

  General. The Sprint Board has determined that all material matters as to which the holders of FON Stock and the holders of the PCS Stock may have potentially divergent interests will be resolved in a manner that the Sprint Board (or the Capital Stock Committee of the Sprint Board acting on its behalf) determines to be in the best interests of Sprint and all of its common stockholders, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock. Pursuant to the Tracking Stock Policies, the relationship between the FON Group and the PCS Group and the means by which the terms of any material transaction between them will be determined will be governed by a process of fair dealing. The Sprint Board will not recommend any transaction that would result in a Change in Control, or any Strategic Merger, without a prior determination that the terms of such transaction are fair to holders of PCS Stock, taken as a separate class, and the holders of the FON Stock, taken as a separate class.

  Capital Stock Committee. The Sprint Board has adopted an amendment to the Sprint Bylaws, to become effective on the Closing Date, establishing a committee of the Sprint Board to be known as the Capital Stock Committee. The Sprint Board has delegated to the Capital Stock Committee the authority to, and the Capital Stock Committee will, interpret, make determinations under, and oversee the implementation of the Tracking Stock Policies. All material commercial transactions between the FON Group and the PCS Group, including any transaction that results in a change in the size of any Inter-Group Interest held by the FON Group in the PCS Group, will be on commercially reasonably terms and will be subject to the review and approval of the Capital Stock Committee. If such review occurs before the transaction is undertaken and such transaction is disapproved, the transaction will not proceed. If such review occurs after such transaction is undertaken and such transaction is disapproved, appropriate actions will be taken to reinstate the pre-existing circumstances to the fullest extent practicable. In making any and all determinations in connection with the Tracking Stock Policies, either directly or by appropriate delegation of authority, the members of the Sprint Board and the Capital Stock Committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law. The Sprint Board has also provided the Capital Stock Committee with the authority to engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist it in discharging its duties.

  Each member of the Capital Stock Committee will be an Independent Director or a person who, except for a relationship with FT or DT or a subsidiary thereof, would be an Independent Director. Sprint expects that initially the Capital Stock Committee will consist of each member of the Sprint Board other than Mr. Esrey and Mr. LeMay.

  Pursuant to the bylaws amendment, the Capital Stock Committee will have and may exercise such powers, authority and responsibilities as the Sprint Board may delegate to the Capital Stock Committee in connection with the adoption of general policies governing the relationship between business groups or otherwise, including with respect to, among other things: (i) the business and financial relationships between the FON Group and the PCS Group (or any business or subsidiary allocated to the FON Group or the PCS Group, respectively), (ii) dividends in respect of, and transactions by Sprint or the FON Group (or any business or subsidiary allocated to the FON Group) in, shares of PCS Stock and (iii) any other matters arising in connection with the relationships or transactions described in clauses (i) and (ii).

  As part of the Articles Amendment, the Existing Articles will be amended to provide that the provisions of the Sprint Bylaws regarding the Capital Stock Committee will not be amended prior to the fourth anniversary of the Closing Date by the Sprint Board without (i) the approval of the holders of a majority of the shares of then outstanding Common Stock and (ii) the approval of the holders of a majority of the shares of then outstanding PCS Stock, voting as a separate class.

  Scope of the PCS Group; Allocation of Business Opportunities and
Operations. The PCS Stock Amendment sets forth the entities that will comprise the PCS Group as of the Closing Date of the PCS Restructuring. The Tracking Stock Policies provide that any business conducted by Sprint for offering or providing (i) Domestic Wireless Mobile Telephony Services and (ii) any other Domestic PCS Services will be allocated to the PCS Group. In addition, the Tracking Stock Policies provide that all acquisitions of Domestic PCS Licenses will be allocated to the PCS Group. To the extent such businesses or licenses are acquired by the FON Group, the Sprint Board will arrange for an allocation or transfer of such assets to the PCS Group as soon as reasonably practicable at a price equivalent to the fair market value of such businesses or licenses. However, in no event will such allocation or transfer be required at a time that would adversely affect the availability of pooling-of-interests accounting. These provisions of the Tracking Stock Policies will not preclude the formation of commercially reasonable contracts or other arrangements between the PCS Group and the FON Group or any Other Group for sales agency, resale, or any other arrangement with respect to businesses conducted by either the FON Group or the PCS Group. Except as provided above, the Sprint Board may allocate business opportunities and operations to the FON Group, the PCS Group or to any Other Group as it considers in the best interests of Sprint and its stockholders as a whole.

  Relationship Between Groups; Long Distance Pricing. All material commercial transactions between the FON Group and the PCS Group will be on commercially reasonable terms and shall be subject to the review and approval of the Capital Stock Committee. With respect to pricing of long distance services (whether from one calling area to another, or within a calling area) purchased by the PCS Group for purposes of enabling PCS Group customers to complete wireless calls (whether billed separately or as part of other charges), services will be provided at the best price offered by the FON Group to third parties in similar situations when taking into account all relevant factors (e.g., volumes, peak/off-peak usage and length of commitment). The PCS Group will be permitted to acquire private line capacity from the FON Group to self-provision long distance services to the extent that such self-provisioning can be accomplished on terms more favorable to the PCS Group, and will be at the best price offered by the FON Group to third parties in similar situations, when taking into account all relevant factors.

  Transfers of assets from the FON Group to the PCS Group that are designated by the Sprint Board to be treated as an equity contribution by the FON Group to the PCS Group will result in an increase in the Inter-Group Interest held by the FON Group in the PCS Group in accordance with the Articles Amendment.

  Pursuant to the Tracking Stock Policies, the PCS Group will not acquire an Inter-Group Interest in the FON Group (or in any Other Group). Transfers of assets from the PCS Group to the FON Group therefore will not be treated as creating an Inter-Group Interest of the PCS Group in the FON Group, but may be treated as a reduction of any existing Inter-Group Interest of the FON Group in the PCS Group, but not below zero.

  All other transfers of assets between one Group (the "Transferor Group") and another Group (the "Transferee Group"), not designated by the Sprint Board as equity transfers and not pursuant to a contract for the provision of goods or services between the Groups, will be accompanied by (i) the transfer by the Transferee Group to the Transferor Group of other assets, (ii) the creation of inter-group debt owed by the Transferee Group to the Transferor Group, or
(iii) the reduction of inter-group debt owed by the Transferor Group to the Transferee Group, in each case in an amount having a fair market value, in the judgment of the Sprint Board, equivalent to the fair market value of the assets transferred by the Transferor Group.

  Notwithstanding the above, the Sprint Board has determined pursuant to the Tracking Stock Policies that neither the FON Group nor any Other Group will acquire in one transaction or in a series of related transactions a significant portion of the assets of the PCS Group without receiving the consent of the holders of a majority of the outstanding shares of PCS Stock, voting as a separate class, and the consent of the holders of a majority of the outstanding shares of FON Stock or stock of such Other Group, voting as a separate class. A "significant portion of the business of the PCS Group" is defined as more than 33% of the assets of the PCS Group, based on the fair market value of the assets, both tangible and intangible, of the PCS Group as of the time that the proposed transaction is approved by the Sprint Board.

  Any inter-group transaction that results in a change in the size of any Inter-Group Interest held by the FON Group or any Other Group in the PCS Group will be subject to the review and approval of the Capital Stock Committee. If such review occurs before such transaction is undertaken and such transaction is disapproved, the transaction will not proceed. If such review occurs after such transaction is undertaken and such transaction is disapproved, appropriate actions will be taken to reinstate the pre-existing circumstances to the fullest extent practicable.

  The Sprint Board has also determined pursuant to the Tracking Stock Policies that the FON Group will not engage in any transactions including mergers, consolidations, recapitalizations, or similar transactions, that have the effect of circumventing the rights of the holders of PCS Stock with respect to the time restriction and the benefit of the premium payable or procedure to ensure fairness on Sprint's exercise of its right to convert outstanding shares of PCS Stock to FON Stock, or the benefit of the provisions of the Articles Amendment limiting redemptions of the PCS Stock in exchange for shares of a subsidiary (a "spin off" of the PCS Group) for two years following the Closing Date unless approved by the holders of a majority of the outstanding shares of PCS Stock. These provisions will not apply to any transaction involving a third party the terms of which have been determined in advance by either the Sprint Board or the Capital Stock Committee to be fair to holders of PCS Stock, taken as a separate class, and holders of FON Stock, taken as a separate class. The Tracking Stock Policies also provide that Sprint will not acquire a number of shares of Series 1 PCS Stock such that, immediately after the acquisition, the number of shares of Series 1 PCS Stock outstanding is less than 80% of the sum of (i) number of shares of Series 1 PCS Stock issued to the public in the Recapitalization and (ii) the number of shares of Series 1 PCS Stock issued to the public in any primary initial public offering of Series 1 PCS Stock that is completed before the Registration Rights Commencement Date (all such numbers being appropriately adjusted for any stock split, stock dividend, recapitalization or similar transaction affecting the number shares of Series 1 PCS Stock outstanding).

  Allocation of Federal and State Income Taxes. Federal and state income taxes incurred by Sprint which are determined on a consolidated, combined, or unitary basis will be allocated between the Groups in accordance with a Tax Sharing Agreement to be entered into and undertaken by Sprint. These allocations will be based principally on the taxable income and tax credits contributed by each Group. Such allocations to or from the PCS Group are intended to reflect its actual incremental cumulative effect (positive or negative) on Sprint's federal and state taxable income and related tax liability and tax credit position, subject to certain adjustments. Tax benefits that cannot be used by a Group generating those benefits but can be used on a consolidated basis will be credited to the Group that generated such benefits. Accordingly, the amounts of taxes payable or refundable, which will be allocated\ to each Group, may not necessarily be the same as that which would have been payable or refundable had the Group filed a separate income tax return. Sprint expects that significant payments pursuant to the Tax Sharing Agreement will be made from the FON Group to the PCS Group in the near future, in light of the substantial operating losses that the PCS Group is expected to incur during this time. Tax sharing payments between the Groups will be accrued as of the end of the tax period to which they relate.

  The Tax Sharing Agreement includes a procedure pursuant to which tax sharing payments to or from the PCS Group shall be calculated excluding the effect of any cumulative combined net loss or credit of (a) all new businesses directly or indirectly acquired by the FON Group after May 26, 1998 individually having an acquisition cost in excess of $500 million, taking into account the amount of any liabilities assumed by the acquiror or to which the acquired business is subject, and (b) all Other Groups except to the extent that an Other Group reflects one or more profitable core business(es) of the FON Group that exists on the date of creation of the FON Group (the "Stacking Procedure").

  The initial Tax Sharing Agreement (including the Stacking Procedure) will apply to tax years ending on or before December 31, 2001, and shall not be modified, suspended or rescinded, nor will additions or exceptions be made to the Tax Sharing Agreement, for such periods. For subsequent periods, the Sprint Board will adopt a tax sharing arrangement that will be designed to allocate Sprint's tax benefits and burdens fairly between the PCS Group and the FON Group. Sprint expects that tax benefits that cannot be used by a Group generating those benefits but can be used on a consolidated basis will continue to result in payments to the Group that generated such benefits based on the value of such benefits to Sprint on a consolidated basis. In addition, Sprint expects that tax benefits, if any, pertaining to tax loss or tax credit carry forwards generated by a Group but not utilized as of the expiration of the initial Tax Sharing Agreement will continue to result in payments to the Group that generated such benefits based on the value of such benefits to Sprint on a consolidated basis when such tax benefits are utilized. Sprint has not determined whether or not it will continue to utilize the Stacking Procedure for tax years ending after December 31, 2001.

  Allocation of Group Financing. Loans from Sprint or any member of the FON Group to any member of the PCS Group shall be made at interest rates and on other terms and conditions substantially equivalent to the interest rates and other terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. This policy contemplates that such loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which Sprint or members of the FON Group may have acquired the subject funds. The provisions of this policy will only apply before December 31, 2001 and will not be modified, suspended or rescinded, nor shall any exception be made to such provisions, prior to December 31, 2001. Sprint currently does not expect that the Tracking Stock Policies provision regarding allocation of debt expense will be amended in any material way after December 31, 2001.

  Dividend Policy. The Sprint Board will periodically consider appropriate dividend policies and practices relating to future dividends on the FON Stock and the PCS Stock. The Sprint Board does not expect to declare any dividends on the PCS Stock in the foreseeable future.

  Pursuant to the Tracking Stock Policies, dividends on FON Stock may be declared and paid only out of the lesser of (i) the funds of Sprint legally available therefor and (ii) the FON Group Available Dividend Amount.

  Pursuant to the Tracking Stock Policies, dividends on PCS Stock may be declared and paid only out of the lesser of (i) the funds of Sprint legally available therefor and (ii) the PCS Group Available Dividend Amount.

  As of June 30, 1998, based on their respective financial statements, the funds of Sprint legally available for the payment of dividends under Kansas law would have been at least $8.4 billion (however, $2.9 billion of Sprint's
3.9 billion of retained earnings was restricted under certain debt covenants), the FON Group Available Dividend Amount would have been approximately $7.1 billion and the PCS Group Available Dividend Amount (after giving effect to the Recapitalization, the PCS Restructuring, the exercise of Equity Purchase Rights by FT and DT in connection with the PCS Restructuring but excluding any effects of the IPO immediately following the PCS Restructuring and any exercise of Equity Purchase Rights by FT and DT and/or the Cable Parents in connection with the IPO) would have been approximately $4.5 billion. No assurance can be made as to the continued availability of such amounts. Dividend payments on the FON Stock or on the PCS Stock could be precluded because of the unavailability of legally available funds under Kansas law, even if the Available Dividend Amount test with respect to the relevant Group is met. See "Risk Factors--The Tracking Stock Proposal--Potential Diverging Interests--No Assurance of Payment of Dividends."

  Policies May Be Modified or Rescinded at Any Time. Unless otherwise provided above, the Tracking Stock Policies may be modified, suspended or rescinded, and additional policies may be adopted, or exceptions made to such policies in connection with particular facts and circumstances, all as the Sprint Board may determine consistent with its fiduciary duties to Sprint and all its common stockholders at any time with or without the approval of Sprint's stockholders, although Sprint has no present intention to do so and Sprint has agreed with the Cable Parents that it will not change such policies prior to the Recapitalization. Any determination of the Sprint Board to modify, suspend or rescind such policies, or to make exceptions thereto or adopt additional policies, including any such decision that would have disparate impacts upon holders of FON Stock and PCS Stock, would be made by the Spring Board in a manner consistent with its fiduciary duties to Sprint and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock, including the holders of FON Stock and the holders of PCS Stock. See "Risk Factors--The Tracking Stock Proposal--Tracking Stock Policies Subject to Change."

FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material United States federal income tax consequences of the Recapitalization. King & Spalding, counsel to Sprint, has rendered an opinion that the following discussion fairly summarizes the United States federal income tax consequences of the Recapitalization, and, to the extent such discussion contains statements of law or legal conclusions, such statements and conclusions are the opinion of King & Spalding. The discussion does not address all aspects of federal taxation that may be relevant to particular stockholders of Sprint, and it may not be applicable to stockholders who, for federal income tax purposes, are subject to special tax treatment, such as insurance companies, corporations subject to the alternative minimum tax, banks, dealers in securities or tax-exempt organizations, persons that hold Existing Common Stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is not the U.S. dollar or to stockholders who acquired their stocks pursuant to the exercise of employee stock options or otherwise as compensation. The discussion does not address the effect of any applicable state, local or foreign laws or any federal tax laws other than those pertaining to the income tax.

  EACH STOCKHOLDER OF SPRINT SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE
RECAPITALIZATION.

  The following discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the FON Stock and the PCS Stock, or the Treasury Department could change the current law in future regulations, including regulations issued pursuant to its broad authority under Section 337(d) of the Code. Any such change, which may or may not be retroactive, could alter the tax consequences to Sprint or the stockholders of Sprint discussed herein. This discussion is also based on certain assumptions regarding the factual circumstances that will exist at the time of the Recapitalization, including certain representations made or to be made by Sprint and others. This discussion assumes that stockholders of Sprint hold their shares of Sprint as capital assets within the meaning of Section 1221 of the Code.

  Sprint has received an opinion from its counsel, King & Spalding, that for United States federal income tax purposes (i) the Recapitalization will constitute a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, (ii) any outstanding stock which is designated as common stock of Sprint in the Articles Amendment will constitute voting stock of Sprint for federal income tax purposes, (iii) except with respect to cash paid in lieu of fractional shares, if any, the holders of such stock of Sprint will not recognize income, gain or loss in and as a result of the Recapitalization, and
(iv) such stock of Sprint received in the Recapitalization will not constitute
Section 306 stock within the meaning of Section 306(c) of the Code. As a result of such treatment, holders of Existing Common Stock will take a tax basis in the FON Stock and PCS Stock equal to the tax basis prior to the Recapitalization in the Existing Common Stock (reduced by the amount allocable to any fractional share interest for which cash is received), with such tax basis being allocated among the FON Stock and PCS Stock in proportion to their relative fair market values at the time of the Recapitalization. Cash received in lieu of fractional shares will result in the recognition of gain or loss equal to the difference, if any, between the stockholder's basis in the fractional shares and the amount of cash received. A stockholder's holding period for shares of PCS Stock and FON Stock received in the Recapitalization will include such stockholder's holding period for the shares of Existing Common Stock surrendered therefor.

  Stock that is received by a shareholder in pursuance of a plan of reorganization such as the Recapitalization and that is not common stock may be Section 306 stock. If the stock received in the Recapitalization is considered Section 306 stock, a shareholder could recognize ordinary income on the taxable sale or exchange of such stock and dividend income on the redemption of such stock. Sprint has received an opinion from counsel that such stock will not constitute Section 306 stock.

  The Internal Revenue Service (the "IRS") announced in 1987 that it was studying and would not issue advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but the dividend rights of which are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In 1997 the IRS placed such instruments on its list of areas in which rulings or determination letters will not be issued. There are no court decisions or other authorities that bear directly on transactions similar to the Recapitalization. It is possible, therefore, that the IRS could assert that the PCS Stock or the FON Stock or both represent property other than stock of Sprint ("Other Property"). If such stocks were treated as Other Property, Sprint or its subsidiaries would recognize a significant taxable gain on the Recapitalization in an amount equal to the excess of the fair market value of such stock constituting Other Property over its federal income tax basis to Sprint or its subsidiaries allocable to such Other Property. In addition, Sprint and the entities in the PCS Group could lose their ability to file consolidated federal income tax returns. As a result, the tax losses expected to be incurred by the PCS Group could not offset the taxable income expected to be earned by the FON Group and any dividends paid or deemed paid to Sprint by the PCS Group or FON Group could be taxable to Sprint, subject to any applicable dividends received deduction. Furthermore, the receipt of PCS Stock or the FON Stock by a stockholder of Sprint might be treated as a fully taxable dividend to such stockholder in an amount equal to the fair market value of such stock (subject, in the case of stockholders of Sprint that are corporations, to any applicable dividends received deduction) or might be treated as a distribution in complete liquidation of Sprint, in which case stockholders of Sprint would have gain or loss with respect to the shares held in Sprint immediately before the Recapitalization. Counsel believes that if the status for federal income tax purposes of the FON Stock or PCS Stock were challenged, a court would agree with counsel's conclusions that such stock represents stock of Sprint, although there can be no assurance that a court would reach that result.

  Dividend payments received by a Non-U.S. Stockholder (as defined below) on shares of PCS Stock or FON Stock will be subject to the withholding of United States federal income tax in the same manner as dividends received by such Non-U.S. Stockholder on shares of the Existing Common Stock. A Non-U.S. Stockholder will generally be subject to federal income tax on any gain realized on the taxable sale or exchange of PCS Stock or FON Stock if (i) the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Stockholder within the United States, (ii) the gain is derived from sources within the United States and the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of such sale or exchange, (iii) the Non-U.S. Stockholder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (iv) Sprint is a "United States real property holding corporation" under the Foreign Investment in Real Property Tax Act of 1980 and the Non-U.S. Stockholder has owned, directly or indirectly, more than five percent of the value of the class of stock in question at any time during the five-year period ending at the time of the sale or exchange. Sprint does not believe that it is a United States real property holding corporation as of the date hereof, although it has not determined or established whether it will be a United States real property holding corporation in the future.

  A "Non-U.S. Stockholder" is a holder who, for United States income tax purposes, is a foreign corporation, a nonresident alien individual or a foreign estate or trust.

  Certain non-corporate holders of PCS Stock or FON Stock might be subject to backup withholding at a rate of 31% on the payment of dividends on such stock. Backup withholding will apply only if the stockholder (i) fails to furnish his, her or its Taxpayer Identification Number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he, she or it has failed properly to report payments of interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he, she or it has furnished a correct TIN and has not been notified by the IRS that he, she or it is subject to backup withholding for failure to report payments of interest or dividends. Stockholders should consult their tax advisors regarding their qualifications for a tax exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The amount of any backup withholding from a payment to a holder of PCS Stock or FON Stock will be allowed as a credit against such stockholder's federal income tax liability and may entitle such stockholder to a refund, provided that the required information is furnished to the IRS. Recently issued United States Treasury regulations that would modify certain of the certification requirements for backup withholding. The modifications generally will become effective January 1, 2000. It is possible that certain holders will have to provide to withholding agents new certifications of exemption from backup withholding to remain exempt after the new regulations become effective. Stockholders should consult their tax advisors concerning the effect, if any, of the adoption of these new regulations on an investment in PCS Stock or FON Stock.

  Stockholders should consult their own tax advisors as to the federal, state, local and foreign tax consequences of the Recapitalization and of the holding of PCS Stock and FON Stock.

ACCOUNTING MATTERS

  General Accounting Matters. If the Tracking Stock Proposal is approved, Sprint will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for each of the Groups, and these financial statements, taken together, will comprise all of the accounts included in the corresponding consolidated financial statements of Sprint. The financial statements of each of the Groups will principally reflect the financial position, results of operations and cash flows of the businesses included therein. Notwithstanding any allocation of assets or liabilities for dividend purposes or the purpose of preparing Group financial statements, holders of FON Stock or PCS Stock will continue to be subject to risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. See "Risk Factors--Stockholders of One Corporation; Financial Effects of One Group Could Adversely Affect the Other; Current Stockholders Will Become Stockholders of a More Leveraged Entity."

  Allocation of Shared Services. Certain costs relating to Sprint's general and administrative services will be directly assigned, where possible, by Sprint to each Group based upon actual utilization of such services. If direct attribution based upon utilization is not possible or is impracticable, other methods and criteria will be used that management believes are equitable and provide a reasonable estimate of the costs attributable to each Group, consistent with the Tracking Stock Policies.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Existing Articles provide that Sprint is authorized to issue 1,520,000,000 shares of capital stock, including 20,000,000 shares of preferred stock, without par value ("Existing Preferred Stock"), and 1,500,000,000 shares of common stock. The common stock consists of 500,000,000 shares designated as Class A Common Stock, par value $2.50 per share, and 1,000,000,000 shares designated as Common Stock, par value $2.50 per share. As of May 31, 1998 Sprint had issued and outstanding 344,324,375 shares of Existing Common Stock, 86,236,036 shares of Existing Class A Common Stock and 294,328 shares of Existing Preferred Stock.

  If the Tracking Stock Proposal is adopted, pursuant to the PCS Stock Amendment, Sprint will be authorized to issue 4,070,000,000 shares of capital stock, including (i) 1,000,000,000 shares of Existing Common Stock, (ii) 500,000,000 shares of Series 2 Common Stock, (iii) 100,000,000 shares of Existing Class A Common Stock, (iv) 100,000,000 shares of DT Class A Stock (v) 2,350,000,000 shares of PCS Stock, comprised of 1,250,000,000 shares of Series 1 PCS Stock, 500,000,000 shares of Series 2 PCS Stock, and 600,000,000 shares of Series 3 PCS Stock, and (vi) 20,000,000 shares of Preferred Stock. Pursuant to the PCS Stock Amendment, all shares of Existing Class A Common Stock held by DT would be automatically reclassified into an identical number of shares of DT Class A Stock.

  Pursuant to the Recapitalization Amendment, (i) each share of Existing Common Stock would be reclassified into 1/2 share of Series 1 PCS Stock and one share of Series 1 FON Stock, (ii) the shares of Series 2 Common Stock will be reclassified into an identical number of shares of Series 2 FON Stock, and
(iii) Series 3 FON Stock will be created. Sprint will be authorized to issue 2,500,000,000 shares of Series 1 FON Stock, 500,000,000 shares of Series 2 FON Stock and 1,200,000,000 shares of Series 3 FON Stock.

  The Series 3 FON Stock and Series 3 PCS Stock will only be issued to FT and DT (and certain majority-owned subsidiaries of FT and/or DT which satisfy certain criteria, the "Qualified Subsidiaries"). The Series 2 Common Stock and the Series 2 FON Stock will be issued only to the Cable Parents and will only be issued if the PCS Stock is converted into FON Stock in accordance with the terms described below prior to the conversion of all shares of Series 2 PCS Stock into Series 1 PCS Stock.

  The authorized but unissued shares of FON Stock, PCS Stock and Preferred Stock will be available for issuance by Sprint from time to time, as determined by the Sprint Board, for any proper corporate purpose, which could include raising capital for use by either Group, payment of dividends, providing compensation or benefits to employees or acquiring other companies or businesses. The issuance of such shares would not be subject to approval by the stockholders of Sprint unless deemed advisable by the Sprint Board or required by applicable law, regulation or stock exchange listing requirements. Neither holders of FON Stock or PCS Stock will have any preemptive rights. The Cable Parents and FT and DT will, however, possess the Equity Purchase Rights described under "The Tracking Stock Proposal--Equity Purchase Rights" and "FT and DT Arrangements--Equity Purchase Rights."

REPRESENTATION OF THE COMMON EQUITY OF SPRINT AND THE GROUPS

  After the PCS Restructuring and prior to the Recapitalization, the total common equity of (i) Sprint will be represented by the outstanding shares of
(A) the Common Stock (and shares of Series 2 Common Stock, if any such shares are issued), (B) the Class A Common Stock and (C) the PCS Stock, (ii) the FON Group will be represented by the outstanding shares of (A) the Common Stock (and shares of Series 2 Common Stock, if any such shares are issued), and (B) the Class A Common Stock, and (iii) the PCS Group will be represented by (A) the outstanding shares of PCS Stock and (B) a number representing the number of unissued shares of Series 1 PCS Stock that would otherwise be issued in respect of any Inter-Group Interest held by the FON Group in the PCS Group. See "Future Inter-Group Interest."

  Pursuant to the Recapitalization, the total common equity of Sprint, the FON Group and the PCS Group will be represented as follows:

  . The total common equity of Sprint will be represented by the outstanding shares of (A) the FON Stock, (B) the PCS Stock and (C) the Class A Common Stock.

  . The total common equity of the FON Group will be represented by the outstanding shares of (A) the FON Stock and (B) the Existing Class A Common Stock and DT Class A Stock (but only to the extent such stock represents a Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group and a Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, respectively).

  . The total common equity of the PCS Group will be represented by (A) the outstanding shares of the PCS Stock, (B) the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, and (C) the outstanding shares of Existing Class A Common Stock and DT Class A Stock (but only to the extent such stock represents a Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group and a Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, respectively).

CLASS A COMMON STOCK

  Effect of PCS Stock Amendment. The Class A Common Stock currently held by FT and DT will be affected by each of the PCS Stock Amendment and the Recapitalization Amendment. Pursuant to the PCS Stock Amendment, the shares of Existing Class A Common Stock held by DT (or any of its Qualified Subsidiaries) immediately prior to the effective date of the PCS Stock Amendment will be reclassified into an identical number of shares of DT Class A Stock. Despite this reclassification, the rights and other attributes of the DT Class A Stock will remain identical to the rights and other attributes of the Existing Class A Common Stock. FT will continue to hold its shares of Existing Class A Common Stock after the effective date of the PCS Stock Amendment.

  Effect of Recapitalization Amendment. Pursuant to the Recapitalization Amendment, the Existing Class A Common Stock and DT Class A Stock will remain outstanding and be reclassified into an equal number of shares of Existing Class A Common Stock and DT Class A Stock, respectively, each with a par value per share of $2.50. As a result of this reclassification, the attributes of such stock will change as follows:

  . The Existing Class A Common Stock will, at all times, be deemed to represent a number of shares of Series 3 FON Stock equal to the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group and a number of shares of Series 3 PCS Stock equal to the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group.

  . The DT Class A Stock will, at all times, be deemed to represent a number of shares of Series 3 FON Stock equal to the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group and a number of shares of Series 3 PCS Stock equal to the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group.

  The "Number Of Shares Issuable" Concept. Upon the Recapitalization, the Existing Class A Common Stock and DT Class A Stock will each initially represent an equity interest in both the FON Group and the PCS Group. The "Number Of Shares Issuable" terms reflect the number of shares of FON Stock or PCS Stock that, at any time, might be issued in respect of the equity interests represented by the Existing Class A Common Stock or DT Class A Stock. Accordingly,

  . the "Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group" represents, at any time, the number of shares of FON Stock that would otherwise be issuable to holders of Existing Class A Common Stock in respect of the equity interest of such stock in the FON Group;


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

  . the "Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group" represents, at any time, the number of shares of PCS Stock that would otherwise be issuable to holders of Existing Class A Common Stock in respect of the equity interest of such stock in the PCS Group;

  . the "Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group" represents, at any time, the number of shares of FON Stock that would otherwise be issuable to holders of DT Class A Stock in respect of the equity interest of such stock in the FON Group; and

  . the "Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group" represents, at any time, the number of shares of PCS Stock that would otherwise be issuable to holders of DT Class A Stock in respect of the equity interest of such stock in the PCS Group.

  As used elsewhere in this Proxy Statement, "Shares Issuable With Respect To The Class A Equity Interest In The FON Group" means, at any time, the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, and "Shares Issuable With Respect To The Class A Equity Interest In The PCS Group" means, at any time, the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group.

  Right to Cause Issuance of FON Stock and PCS Stock. The Recapitalization Amendment provides each holder of a share of Existing Class A Common Stock with the right, exercisable at any time and from time to time, to cause Sprint to issue the following:

    (i) in respect of each share notionally represented in the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group, either a share of Series 3 FON Stock to such holder (or to a Qualified Subsidiary of such holder) or a share of Series 1 FON Stock to a designated transferee of such holder; and

    (ii) in respect of each share notionally represented in the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group, either a share of Series 3 PCS Stock to such holder (or to a Qualified Subsidiary of such holder) or a share of Series 1 PCS Stock to a designated transferee of such holder.

Any transfer of such shares to a designated transferee must be permitted under the Stockholders' Agreement. A holder of Existing Class A Common Stock may exercise its right to cause any such issuance solely with respect to the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group, solely with respect to the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group, or in any combination thereof; provided,

    (x) when the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group is reduced to zero, no further shares of Series 1 FON Stock or Series 3 FON Stock may be issued pursuant to this right,

    (y) when the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group is reduced to zero, no further shares of Series 1 PCS Stock or Series 3 PCS Stock may be issued pursuant to this right, and

    (z) if at any time the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group are both zero, the Existing Class A Common Stock may be redeemed, at Sprint's option, at a redemption price of $0.001 per share.

  Similarly, the Recapitalization Amendment also provides each holder of a share of DT Class A Stock with the right, exercisable at any time and from time to time, to cause Sprint to issue the following:

    (i) in respect of each share notionally represented in the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, either a share of Series 3 FON Stock to such holder

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

  (or to a Qualified Subsidiary of such holder) or a share of Series 1 FON Stock to a designated transferee of such holder; and

    (ii) in respect of each share notionally represented in the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, either a share of Series 3 PCS Stock to such holder (or to a Qualified Subsidiary of such holder) or a share of Series 1 PCS Stock to a designated transferee of such holder.

Any transfer of such shares to a designated transferee must be permitted under the Stockholders' Agreement. A holder of DT Class A Stock may exercise its right to cause any such issuance solely with respect to the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, solely with respect to the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, or in any combination thereof; provided,

    (i) when the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group is reduced to zero, no further shares of Series 1 FON Stock or Series 3 FON Stock may be issued pursuant to this right,

    (ii) when the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group is reduced to zero, no further shares of Series 1 PCS Stock or Series 3 PCS Stock may be issued pursuant to this right, and

    (iii) if at any time the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group are both zero, the DT Class A Stock may be redeemed, at the Corporation's option, at a redemption price of $0.001 per share.

  Automatic Adjustment to Par Value Amount. Upon each issuance of any shares of Series 1 FON Stock and/or Series 3 FON Stock, on the one hand, and Series 1 PCS Stock and/or Series 3 PCS Stock, on the other, in accordance with the rights described above under "--Right to Cause Issuance of FON Stock and PCS Stock,"

    (i) in the case of an exercise of such right by a holder of Existing Class A Common Stock, each share of the Existing Class A Common Stock will be automatically reclassified into a share of Existing Class A Common Stock with a new par value amount equal to the Reduced Par Value Amount, and the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group, as applicable, will be reduced to reflect such issuance of shares; and

    (ii) in the case of an exercise of such right by a holder of DT Class A Stock, each share of the existing DT Class A Stock will be automatically reclassified into a share of Class A Common Stock--Series DT with a new par value amount equal to the Reduced Par Value Amount, and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, as applicable, will be reduced to reflect such issuance of shares.

CONVERSION AND REDEMPTION

  The Existing Articles do not provide for either mandatory or optional conversion or redemption of the Existing Common Stock, except for Sprint's ability to redeem Existing Common Stock beneficially owned by Aliens (as defined in the Existing Articles) in certain circumstances (although the Existing Class A Common Stock is convertible into Existing Common Stock under certain circumstances). The Tracking Stock Proposal will permit the conversion and redemption of PCS Stock upon the terms described below.

  Mandatory Dividend, Redemption or Conversion of PCS Stock. If there is a Disposition, in one transaction or a series of related transactions, by Sprint and/or its subsidiaries of all or substantially all of the properties and assets attributed to the PCS Group to one or more persons or entities (other than (w) the Disposition by Sprint of its properties and assets in one transaction or a series of related transactions in connection with the dissolution or the liquidation and winding up of Sprint and the distribution of assets to stockholders, (x) the Disposition of the properties and assets of the PCS Group as contemplated by "--Redemption of PCS Stock for Subsidiary Stock" described below, (y) to any person or entity controlled by Sprint or (z) pursuant to a Related Business Transaction), then Sprint shall, on or prior to the 85th Trading Day after the date of consummation of such Disposition (the "PCS Group Disposition Date"), (I) pay a dividend on the PCS Stock or (II) redeem some or all of the PCS Stock or convert PCS Stock into FON Stock (or another class or series of common stock of Sprint), all as provided by the following subparagraphs (1) and (2) as the Sprint Board shall have selected:

  (1) provided that there are funds of Sprint legally available therefor:

    (a) pay to the holders of the shares of PCS Stock a dividend, subject to the limitations described below under "--Dividends on Common Stock," in cash and/or in securities (other than a dividend of any class or series of FON Stock or PCS Stock) or other property having a fair value as of the PCS Group Disposition Date in the aggregate equal to the product of the Outstanding PCS Fraction as of the record date for determining holders entitled to receive such dividend multiplied by the fair value of the Net Proceeds of such Disposition; or

    (b)(i) if such Disposition involves all (not merely substantially all) of the properties and assets attributed to the PCS Group, redeem all outstanding shares of PCS Stock in exchange for cash and/or for securities (other than any class or series of FON Stock or PCS Stock) or other property having a Fair Value as of the PCS Group Disposition Date in the aggregate equal to the product of the Outstanding PCS Fraction as of the redemption date multiplied by the Fair Value of the Net Proceeds of such Disposition (such aggregate amount to be allocated to shares of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock in the ratio of the number of shares of each such series outstanding to the other series (so that the amount of consideration paid for the redemption of each share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock is the
           same)); or

      (ii) if such Disposition involves substantially all (but not all) of the properties and assets attributed to the PCS Group, redeem the number of whole shares of PCS Stock (which may be all of such shares outstanding) as have in the aggregate an average Market Value during the period of ten consecutive trading days beginning on the sixteenth trading day immediately succeeding the PCS Group Disposition Date closest to the product of the Outstanding PCS Fraction as of the date such shares are selected for redemption multiplied by the Fair Value as of the PCS Group Disposition Date of the Net Proceeds of such Disposition, in exchange for cash and/or securities (other than any class or series of FON Stock or PCS Stock) or other property having a Fair Value in the aggregate equal to such product (such aggregate amount to be allocated to shares of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock in the ratio of the number of shares of each such series outstanding to the other series (so that the amount of consideration paid for the redemption of each share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock is the same)); or

  (2) convert each outstanding share of PCS Stock into a number of fully paid and nonassessable shares of Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock, respectively (or, if the Series 1 FON Stock is not publicly traded at such time and shares of another class or series of common stock of Sprint (other than PCS Stock) are then publicly traded, of such other class or series of common stock as has the largest Total Market Capitalization as of the close of business on the trading day immediately preceding the date of the notice of such conversion) equal to 110% of the ratio of the average Market Value of one share of PCS Stock over the period of ten consecutive trading days beginning on the sixteenth trading day following the PCS Group Disposition Date to the average Market Value of one share of FON Stock (or such other class or series of common stock) over the same ten trading day period;

  If Sprint:

    (i) pays a dividend to the holders of shares of PCS Stock in accordance with subparagraph (1)(a), then it will also pay a dividend to the holders of Class A Common Stock equivalent on a Per Class A PCS Share Basis to that paid to the holders of Shares;

    (ii) redeems all outstanding shares of PCS Stock in accordance with subparagraph (1)(b)(i), then Sprint will pay an aggregate amount to the holders of Existing Class A Common Stock and DT Class A Stock equivalent on a Per Class A PCS Share Basis to the per share redemption amount paid in accordance with subparagraph (1)(b)(i) in respect of the total Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group and Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, respectively;

    (iii) redeems shares of PCS Stock in accordance with subparagraph
  (1)(b)(ii), then Sprint will pay to the holders of Existing Class A Common Stock and DT Class A Stock an amount in accordance with subparagraph
  (1)(b)(ii) immediately above but only in respect of the same proportion of the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, respectively, as the PCS Stock redeemed in accordance with (1)(b)(ii); and

    (iv) converts shares of PCS Stock in accordance with subparagraph (2), then (i) the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group will convert into a Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group and (ii) the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group will convert into a Number of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, each such conversion to be on the same basis as set forth in subparagraph
  (2).

  If the payment of the dividend or the redemption price with respect to the PCS Stock provided for by subparagraph (1) above occurs prior to the third anniversary of the Closing Date, then the Sprint Board may convert each share of PCS Stock remaining outstanding, but only as of a Conversion Date prior to the first anniversary of the payment of such dividend or redemption price, into a number of fully paid and nonassessable shares of Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock, as applicable (or, if the Series 1 FON Stock is not publicly traded at such time and shares of any other class or series of common stock of Sprint (other than PCS Stock) are then publicly traded, of such other class or series of common stock as has the largest Total Market Capitalization as of the close of business on the trading day immediately preceding the date of the notice of such conversion) equal to 110% of the Optional Conversion Ratio as of the fifth trading day prior to the date of the notice of such conversion; provided that upon such conversion, the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group will convert, on the same basis, into a Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group and a Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group, respectively.

  Any such conversion described above would dilute the interest in Sprint of holders of FON Stock and would preclude holders of either FON Stock or PCS Stock from retaining their investment in a security reflecting separately the business of their respective Group. In determining whether to effect any such conversion following a dividend or partial redemption after the disposition of substantially all (but not all) assets of the PCS Group, the Sprint Board, in its sole discretion and consistent with its fiduciary duties to all Sprint stockholders, in addition to other matters, would likely consider whether the remaining properties and assets attributed to the PCS Group continue to constitute a viable business. Other considerations could include the number of shares of PCS Stock remaining issued and outstanding, the per share market price of such stock and the cost of maintaining stockholder accounts.

  Notwithstanding the foregoing provisions, Sprint will redeem PCS Stock as provided by subparagraph (1)(b)(i) or (1)(b)(ii) above only if the amount to be paid in redemption of such stock is less than or equal to the sum of (i) the amount available for the payment of dividends on such shares to be redeemed measured as of the redemption date and (ii) the amount determined to be capital in respect of the shares to be redeemed in accordance with applicable corporation law as of the redemption date.

  The Sprint Board may pay any dividend or redemption price referred to in subparagraph (A) in cash, securities (other than any class or series of FON Stock or PCS Stock or other common equity securities of Sprint) or other property, regardless of the form or nature of the proceeds of the disposition; provided that if such payment is made in voting securities (other than any class or series of FON Stock or PCS Stock or other common equity securities of Sprint) of Sprint or another entity, holders of Series 2 PCS Stock will receive voting securities with voting power equivalent on a per share basis to such shares received by holders of Series 1 PCS Stock.

  For these purposes, "substantially all of the properties and assets" attributed to the PCS Group as of any date means a portion of such properties and assets that represents at least 80% of the Fair Value of the properties and assets attributed to the PCS Group as of such date.

  Conversion at Option of Sprint. At any time following the third anniversary of the Closing Date, the Sprint Board may convert each outstanding share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock into the number of fully paid and nonassessable shares of Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock, respectively (or, if the Series 1 FON Stock is not publicly traded at such time and shares of any other class or series of common stock of Sprint (other than PCS Stock) are then publicly traded, of such other class or series of common stock as has the largest total market capitalization as of the close of business on the trading day immediately preceding the date of the notice of conversion) equal to, on the Conversion Date, (i) if following the third anniversary but prior to the fourth anniversary of the Closing Date, 110% of the Optional Conversion Ratio as of the fifth trading day prior to the date of the notice of such conversion, or
(ii) if on or after the fourth anniversary of the Closing Date at such conversion ratio (if any) as Sprint's Board determines to be fair to holders of the PCS Stock, taken as a separate class, and holders of FON Stock, taken as a separate class. Upon such conversion, the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group will convert, on the same basis, into a Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group and a Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, respectively.

  Redemption of PCS Stock for Subsidiary Stock. At any time, Sprint's Board may, provided there are funds legally available for such purpose, redeem all of the outstanding shares of PCS Stock in exchange for the number of shares of common stock of one or more wholly-owned subsidiaries of Sprint (collectively, the "PCS Group Subsidiary") that collectively hold directly or indirectly all of the assets and liabilities attributed to the PCS Group (and no other assets or liabilities of Sprint or any subsidiary thereof) equal to the product of the Outstanding PCS Fraction and the number of shares of common stock of such PCS Group Subsidiary to be outstanding immediately following such exchange of shares (including any shares of such PCS Group Subsidiary which will be retained by Sprint in respect of any Inter-Group Interest of the FON Group in the PCS Group), such PCS Group Subsidiary shares to be divided among the holders of PCS Stock pro rata in accordance with the number of shares of PCS Stock held by each on the redemption date, each of which shares of common stock of such PCS Group Subsidiary will be, upon such delivery, fully paid and nonassessable; provided, however, that

    (i) such redemption may not occur prior to the second anniversary of the Closing Date unless it is approved by the affirmative vote of the holders of a majority of shares of PCS Stock and Class A Common Stock (to the extent such stock represents Shares Issuable With Respect To The Class A Equity Interest In The PCS Group), voting together as a single class,

    (ii) holders of shares of Series 2 PCS Stock and Series 3 PCS Stock outstanding immediately prior to the redemption date will receive on a per share basis, pursuant to such redemption, shares of common stock of such PCS Group Subsidiary with voting power equivalent on a per share basis to such shares received by holders of Series 1 PCS Stock, and

    (iii) on such redemption date, the holders of Existing Class A Common Stock and DT Class A Stock will receive the number of shares of the PCS Group Subsidiary equal to the product of (A) the Existing Class A PCS Interest Fraction, in the case of the holders of the Existing Class A Common Stock, and the

  DT Class A PCS Interest Fraction, in the case of holders of DT Class A Stock and (B) the number of shares of common stock of such PCS Group Subsidiary to be outstanding immediately following such issuance of shares;

and provided further, that no such redemption may occur unless (i) the redemption is tax-free to the holders of PCS Stock or (ii) another arrangement exists for the benefit of the holders of PCS Stock redeemed such that, net of all taxes related to such redemption and to such other arrangement itself which are realized by such stockholders, such stockholders will be in a position that is substantially equivalent economically to the position they would be in after a tax-free distribution.

  Effects on Convertible Securities. The following provisions with respect to Convertible Securities only apply to the extent that the terms of such Convertible Securities do not provide for other adjustments in the event of a conversion, exchange or redemption.

  After any conversion date or redemption date on which all outstanding shares of any class or series of PCS Stock are converted or redeemed, any share of such class or series of PCS Stock that is issued on conversion, exchange or exercise of any Convertible Securities will, immediately upon issuance pursuant to such conversion, exchange or exercise and without any notice from or to, or any other action on the part of, Sprint or the Sprint Board or the holder of such Convertible Security:

    (i) if the shares of such class or series of PCS Stock outstanding on such conversion date were converted into shares of another class or series of FON Stock or PCS Stock (or another class or series of common stock of Sprint) pursuant to the provisions described above under "--Mandatory Dividend, Redemption or Conversion of PCS Stock" or "--Conversion at Option of Sprint," be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of Sprint that the number of shares of such class or series of PCS Stock issued upon such conversion, exchange or exercise would have received had such shares been outstanding on such conversion date; or

    (ii) if the shares of such class or series of PCS Stock outstanding on such redemption date were redeemed pursuant to the provisions described above under "--Mandatory Dividend, Redemption or Conversion of PCS Stock" or redeemed for common stock of the PCS Group Subsidiary, pursuant to the provisions described under "--Redemption of PCS Stock for Subsidiary Stock," be redeemed, to the extent of funds of Sprint legally available therefor, for $.01 per share in cash for each share of such class or series of PCS Stock issued upon such conversion, exchange or exercise.

  General Conversion and Redemption Provisions. Not later than the 10th trading day following the consummation of a Disposition referred to above under "--Mandatory Dividend, Redemption or Conversion of PCS Stock," Sprint shall announce publicly by press release (i) the Net Proceeds of such Disposition, (ii) the number of shares outstanding of PCS Stock, (iii) the number of shares of PCS Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (iv) the Outstanding PCS Fraction, the Existing Class A PCS Interest Fraction and the DT Class A PCS Interest Fraction on the date of such notice. Not earlier than the 26th trading day and not later than the 30th trading day following the consummation of such Disposition, Sprint will announce publicly by press release which of the actions specified in clause (a), (b)(i) or (b)(ii) of subparagraph (1) under "--Mandatory Dividend, Redemption or Conversion of PCS Stock" it has irrevocably determined to take.

  If Sprint determines to pay a dividend on shares of PCS Stock as described in clause (a) of subparagraph (1) under "--Mandatory Dividend, Redemption or Conversion of PCS Stock," Sprint shall, not later than the 30th trading day following the consummation of such Disposition, cause notice to be given to each holder of PCS Stock, Class A Common Stock and Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th trading day and not later than the 50th trading day following the consummation of such Disposition, (2) the anticipated payment date of such dividend (which shall not be more than 85 trading days following the consummation of such Disposition), (3) the type of property to be paid as such dividend in respect of the outstanding shares of such PCS Stock, (4) the Net Proceeds of such Disposition, (5) the Outstanding PCS Fraction, the Existing Class A PCS Interest Fraction and the DT Class A PCS Interest Fraction on the date of such notice, (6) the number of outstanding shares of PCS Stock and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to receive such dividend only if such holder properly converts, exchanges or exercises such convertible securities on or prior to the record date referred to in clause (1) of this sentence. Such notice will be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of Sprint.

  If Sprint determines to redeem PCS Stock pursuant to clause (b)(i) of subparagraph (1) under "--Mandatory Dividend, Redemption or Conversion of PCS Stock," Sprint shall, not earlier than the 45th trading day and not later than the 35th trading day prior to the redemption date, cause notice to be given to each holder of shares of PCS Stock, Class A Common Stock and Convertible Securities convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of PCS Stock outstanding on the redemption date will be redeemed, (2) the redemption date (which shall not be more than 85 trading days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the Outstanding PCS Fraction, the Existing Class A PCS Interest Fraction and the DT Class A PCS Interest Fraction on the date of such notice, (6) the place or places where certificates for shares of PCS Stock, properly endorsed or assigned for transfer, are to be surrendered for delivery of cash and/or securities or other property, (7) the number of outstanding shares of PCS Stock and the number of shares of PCS Stock into or for which such outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (8) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the redemption date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provisions described under "--Effects on Convertible Securities" if such holder thereafter converts, exchanges or exercises such Convertible Securities and
(9) a statement to the effect that, except as otherwise provided below, dividends on such shares of PCS Stock will cease to be paid as of such redemption date. Such notice will be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of Sprint.

  If Sprint determines to redeem PCS Stock pursuant to clause (b)(ii) of subparagraph (1) under "--Mandatory Dividend, Redemption or Conversion of PCS Stock," Sprint shall, not later than the 30th trading day following the consummation of the Disposition referred to in such subparagraph, cause notice to be given to each holder of shares of PCS Stock, Class A Common Stock and Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a date, not earlier than the 40th trading day and not later than the 50th trading day following the consummation of the Disposition in respect of which such redemption is to be made, on which shares of PCS Stock shall be selected for redemption, (2) the anticipated redemption date (which shall not be more than 85 trading days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the Outstanding PCS Fraction, the Existing Class A PCS Interest Fraction and the Class A--Series DT PCS Interest Fraction on the date of such notice, (6) the number of shares of PCS Stock outstanding and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provisions described under "--Effects on Convertible Securities" if such holder thereafter converts, exchanges or exercises such Convertible Securities and (8) a statement that Sprint will not be required to register a transfer of any shares of PCS Stock for a period of 15 trading days next preceding the date referred to in clause
(1) of this sentence. Promptly following the date referred to in clause (1) of the preceding sentence, but not earlier than 40 trading days nor more than 50 trading days following the consummation of such Disposition, Sprint will cause a notice to be given to each holder of record of shares of PCS Stock to be redeemed setting forth (1) the number of shares of PCS Stock held by such holder to be redeemed, (2) a statement that such shares of PCS Stock will be redeemed, (3) the redemption date, (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of PCS Stock to be redeemed, including details as to the calculation thereof, (5) the place or places where certificates for shares of PCS Stock, properly endorsed or assigned for transfer, are to be surrendered for delivery of such cash and/or securities or other property, (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of Sprint after the redemption date and (7) a statement to the effect that, except as otherwise provided below, dividends on such shares of PCS Stock will cease to be paid as of the redemption date. Such notices will be sent by first-class mail, postage prepaid to each such holder, at such holder's address as the same appears on the transfer books of Sprint.

  If Sprint determines to convert the PCS Stock pursuant to subparagraph (2) or as otherwise described under "--Mandatory Dividend, Redemption or Conversion of PCS Stock" or "--Conversion at Option of Sprint," as the case may be, Sprint will, not earlier than the 45th trading day and not later than the 35th trading day prior to the conversion date, cause notice to be given to each holder of shares of PCS Stock, Class A Common Stock and Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a statement that all outstanding shares of PCS Stock will be converted, (2) the conversion date (which, in the case of a conversion after a Disposition, will not be more than 85 trading days following the consummation of such Disposition), (3) the per share number of shares of Series 1 FON Stock (or Series 2 FON Stock or Series 3 FON Stock, if applicable) or another class or series of common stock of Sprint, as the case may be, to be received with respect to each share of PCS Stock, including details as to the calculation thereof, (4) the place or places where certificates for shares of PCS Stock, properly endorsed or assigned for transfer, are to be surrendered for delivery of certificates for shares of Series 1 FON Stock (or Series 2 FON Stock or Series 3 FON Stock, if applicable) or another class or series of common stock of Sprint, as the case may be, (5) the number of outstanding shares of PCS Stock and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) a statement to the effect that, except as otherwise provided below, dividends on such shares of PCS Stock will cease to be paid as of such Conversion Date and (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to receive shares of common stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such conversion date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice will be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of Sprint.

  If Sprint determines to redeem shares of PCS Stock as described under "-- Redemption of PCS Stock for Subsidiary Stock," Sprint will cause notice to be given to each holder of shares of PCS Stock to be redeemed, and to each holder of Class A Common Stock and Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of PCS Stock outstanding on the redemption date will be redeemed in exchange for shares of common stock of the PCS Group Subsidiary, (2) the redemption date, (3) the Outstanding PCS Fraction, the Existing Class A PCS Interest Fraction and the DT Class A PCS Interest Fraction on the date of such notice, (4) the place or places where certificates for shares of PCS Stock to be redeemed, properly endorsed or assigned for transfer, are to be surrendered for delivery of certificates for shares of the PCS Group Subsidiary, (5) a statement to the effect that, except as otherwise provided below, dividends on such shares of PCS Stock will cease to be paid as of such redemption date, (6) the number of shares of PCS Stock outstanding and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (7) in the case of notice to holders of Convertible Securities, a statement to the effect that a holder of Convertible Securities will be entitled to receive shares of common stock of the PCS Group Subsidiary upon redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the redemption date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice will be sent by first-class mail, postage prepaid, not less than 30 trading days nor more than 45 trading days prior to the redemption date to each such holder at such holder's address as the same appears on the transfer books of Sprint. If any shares of Series 2 PCS Stock or Series 3 PCS Stock are outstanding immediately prior to the redemption date, then the notice provided to each holder of Series 2 PCS Stock or Series 3 PCS Stock, as the case may be, pursuant to this provision will also indicate that such holders of shares of Series 2 PCS Stock and Series 3 PCS Stock outstanding immediately prior to the redemption date will receive on a per share basis, pursuant to such redemption, shares of common stock of such PCS Group Subsidiary with voting power equivalent to such shares received by holders of Series 1 PCS Stock.

  If less than all of the outstanding shares of PCS Stock are to be redeemed as described above under "--Mandatory Dividend, Redemption or Conversion of PCS Stock," then the shares to be redeemed by Sprint will be selected from among the holders of shares of PCS Stock outstanding at the close of business on the record date for such redemption on a pro rata basis among each class or series of PCS Stock (including pro rata among all holders of Series 2 PCS Stock and Series 3 PCS Stock) or, if Series 2 PCS Stock is no longer outstanding, by lot or such other method as may be determined by the Sprint Board to be equitable.

  Neither the failure to mail any notice described above to any particular holder of PCS Stock or of Convertible Securities nor any defect therein will affect the sufficiency thereof with respect to any other holder of outstanding shares of PCS Stock or of outstanding Convertible Securities or the validity of any such conversion or redemption.

  Sprint will not be required to issue or deliver fractional shares of any capital stock or any other securities to any holder of PCS Stock upon any conversion, redemption, dividend or other distribution described above. If more than one share of PCS Stock is held at the same time by the same holder, Sprint may aggregate the number of shares of any capital stock that is issuable or any other securities or property that is distributable to such holder upon any such conversion, redemption, dividend or other distribution (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to the holders of PCS Stock, Sprint will, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value on the fifth trading day prior to the date such payment is to be made (without interest). For purposes of this provision, "Fair Value" of any fractional share means (A) in the case of any fraction of a share of Sprint capital stock, the product of such fraction and the Market Value of one share of such capital stock and (B) in the case of any other fractional security, such value as is determined by Sprint's Board.

  No adjustments in respect of dividends will be made upon the conversion or redemption of any shares of PCS Stock; provided, however, that if the conversion date or redemption date, as the case may be, with respect to any shares of PCS Stock is subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto the holders of such shares of PCS Stock at the close of business on such record date will be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

  Before any holder of PCS Stock will be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock, and/or other securities or property to be distributed to such holder with respect to any conversion or redemption of shares of PCS Stock, such holder will surrender at such place as Sprint will specify certificates for shares of PCS Stock properly endorsed or assigned for transfer (unless Sprint waives such requirement). Sprint will, as soon as practicable after receipt of certificates representing such shares of PCS Stock, deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash and/or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person is entitled, together with any fractional payment referred to above, in each case without interest. If less than all of the shares of PCS Stock represented by any one certificate are to be converted or redeemed, Sprint will issue and deliver a new certificate for the shares of PCS Stock not redeemed.

  From and after any applicable conversion date or redemption date, all rights of a holder of PCS Stock that were converted or redeemed will cease, except for the right, upon surrender of the certificates representing such shares of PCS Stock, to receive the cash and/or the certificates or instruments representing shares of the kind of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any fractional payment or rights to dividends as provided above, in each case without interest. Subject to the next sentence, no holder of a certificate that immediately prior to the applicable conversion date or redemption date represented shares of PCS Stock will be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which PCS Stock was converted until the surrender of such holder's certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class of capital stock of Sprint as of a record date after the conversion date or redemption date, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a conversion date, Sprint will, however, be entitled to treat the certificates for PCS Stock that have not yet been surrendered for conversion as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of Sprint for which the shares of PCS Stock represented by such certificates shall have been converted, notwithstanding the failure to surrender such certificates.

  Sprint will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon conversion or redemption of shares of PCS Stock. Sprint will not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of PCS Stock so converted or redeemed were registered, and no such issuance or delivery will be made unless and until the person requesting such issuance or delivery has paid to Sprint the amount of any such tax or has established to the satisfaction of Sprint that such tax has been paid.

  Automatic Conversion of Series 2 PCS Stock and Series 2 FON Stock--Below One Percent Voting Power. If the total number of Converted Votes represented by the aggregate number of issued and outstanding shares of Series 2 PCS Stock or Series 2 FON Stock, as the case may be, is below one percent of the outstanding voting power of Sprint for more than 90 consecutive days, then (i) Sprint will notify FT and DT of the date on which such conversion will occur as soon as practicable following the date on which such 90-day period ends (the "Conversion Trigger Date") but in no event later than ten business days after the Conversion Trigger Date and (ii) each outstanding share of Series 2 PCS Stock or Series 2 FON Stock will automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 PCS Stock or Series 1 FON Stock, respectively. Such conversion will take place on the 90th day following the Conversion Trigger Date.

  Automatic Conversion of Series 2 PCS Stock and Series 2 FON Stock--Certain Transfers. Upon any transfer of shares of Series 2 PCS Stock or Series 2 FON Stock, as the case may be (other than a transfer to a

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Cable Holder) each such share so transferred will automatically convert
(without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 PCS Stock or Series 1 FON Stock, respectively, as of the date of such transfer.

  Immediately upon the conversion of shares of Series 2 PCS Stock (or, if applicable, Series 2 FON Stock) into shares of Series 1 PCS Stock (or, if applicable, Series 1 FON Stock), as described above under "--Automatic Conversion of Series 2 PCS Stock and Series 2 FON Stock--Below One Percent Voting Power" or "--Certain Transfers," (such shares so converted hereinafter referred to as the "Converted Series Shares"), the rights of the holders of such Converted Series Shares, as such, will cease and the holders thereof will be treated for all purposes as having become the record owners of the shares of Series 1 PCS Stock or Series 1 FON Stock, as the case may be, issuable upon such conversion, provided that such persons will be entitled to receive when paid any dividends declared on the Converted Series Shares as of a record date preceding the time the Converted Series Shares were converted (the "Series Conversion Time") and unpaid as of the Series Conversion Time.

VOTING RIGHTS OF COMMON STOCK

  In General. Currently, each share of Existing Common Stock and Class A Common Stock is entitled to one vote per share (subject to certain exceptions), and the holders of Existing Common Stock and the holders of Class A Common Stock vote together with the holders of all other classes or series of capital stock of Sprint which have general voting power on all matters in respect of which the holders of Common Stock are entitled to vote, voting as a single class.

  Pursuant to the Articles Amendment, except as otherwise provided by law or as expressly set forth in the Amended Articles, each share of FON Stock, PCS Stock and Class A Common Stock will be entitled to vote, in accordance with the provisions set forth in "--Number of Votes" and "--Temporary Voting Adjustment For Class A Holders," on all matters in respect of which the holders of Sprint's Existing Common Stock are currently entitled to vote, and, except as otherwise provided by the terms of any outstanding series of Preferred Stock, the holders of FON Stock, PCS Stock and Class A Common Stock will vote together with the holders of all other classes or series of capital stock which have general voting power on all such matters as a single class; provided, however, that

    (i) the affirmative vote of holders of a majority of the votes represented by the FON Stock and Class A Common Stock, voting together as a single class in accordance with the provisions set forth in "--Number of Votes" and "--Temporary Voting Adjustment For Class A Holders," will be required to adopt any proposed amendment to Sprint's Articles of Incorporation that would (A) increase or decrease the aggregate number of authorized shares of the FON Stock, (B) increase or decrease the par value of the shares of the FON Stock or (C) alter or change the powers, preferences or special rights of the shares of the FON Stock so as to affect them adversely, and

    (ii) the affirmative vote of holders of a majority of the votes represented by the PCS Stock and Class A Common Stock, voting together as a single class in accordance with the provisions set forth in "--Number of Votes" and "--Temporary Voting Adjustment For Class A Holders," will be required to adopt any proposed amendment to Sprint's Articles of Incorporation that would (A) increase or decrease the aggregate number of authorized shares of the PCS Stock, (B) increase or decrease the par value of shares of the PCS Stock or (C) alter or change the powers, preferences or special rights of the shares of the PCS Stock so as to affect them adversely.

  Number of Votes. Pursuant to the Articles Amendment,

  . on each matter to be voted on by the holders of FON Stock, PCS Stock and Class A Common Stock voting together as a single class,

    -- each outstanding share of Series 1 FON Stock and Series 3 FON Stock will be entitled to one vote (subject, in the case of the Series 3 FON Stock, to any increase in accordance with "--Temporary Voting Adjustment For Class A Holders");

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

    -- subject to any increase resulting from the provisions described in "--Temporary Voting Adjustment For Class A Holders," each outstanding share of Existing Class A Common Stock and DT Class A Stock will be entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of a vote) equal to the sum of (A) in the case of the Existing Class A Common Stock, the Existing Class A FON Vote Per Share and the Existing Class A PCS Vote Per Share (computed as of the tenth Trading Day preceding the record date for determining the Stockholders entitled to vote, expressed as a decimal fraction rounded to the nearest three decimal places) and (B) in the case of the DT Class A Stock, the DT Class A FON Vote Per Share and the DT Class A PCS Vote Per Share (computed as of the tenth Trading Day preceding the record date for determining the Stockholders entitled to vote, expressed as a decimal fraction rounded to the nearest three decimal places);

    -- each outstanding share of Series 1 PCS Stock will be entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of a vote) (the "PCS Per Share Vote") equal to (x) if the record date for determining the stockholders entitled to vote is on or before December 31, 1998, the number of votes determined by multiplying one by the PCS Ratio and
       (y) if the record date for determining the stockholders entitled to vote is after December 31, 1998, the number of votes determined by multiplying one by the ratio of the average trading prices, over a 20 Trading Day period, of one share of Series 1 PCS Stock to one share of Series 1 FON Stock, computed as of the tenth trading day preceding the record date for determining the stockholders entitled to vote, expressed as a decimal fraction rounded to the nearest three decimal places;

    -- each outstanding share of Series 2 PCS Stock will be entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of one vote) equal to ten percent of the applicable PCS Per Share Vote;

    -- each outstanding share of Series 3 PCS Stock will be entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of one vote) equal to the applicable PCS Per Share Vote (subject to any increase in accordance with the provisions described in "--Temporary Voting Adjustment For Class A Holders"); and

    -- each outstanding share of Series 2 FON Stock will be entitled to ten percent of one vote;

  . on each matter to be voted on by the holders of Series 1 FON Stock, Series 2 FON Stock, Series 1 PCS Stock and Series 2 PCS Stock, voting together as a single class, (i) each outstanding share of Series 1 FON Stock will be entitled to one vote, (ii) each outstanding share of Series 2 FON Stock will be entitled to ten percent of one vote; (iii) each outstanding share of Series 1 PCS Stock will be entitled to the PCS Per Share Vote determined as described above; and each outstanding share of Series 2 PCS Stock will be entitled to ten percent of such applicable PCS Per Share Vote;

  . on each matter to be voted on by the holders of FON Stock and Class A Common Stock, voting together as a single class, each outstanding share of (i) Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock will be entitled to one vote and (ii) Existing Class A Common Stock and DT Class A Stock will be entitled to the Existing Class A FON Vote Per Share and the DT Class A FON Vote Per Share, respectively;

  . on each matter to be voted on by the holders of the PCS Stock and Class A Common Stock voting together as a single class, each outstanding share of (i) Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock will be entitled to one vote and (ii) Existing Class A Common Stock and DT Class A Stock will be entitled to the Existing Class A PCS Vote Per Share and the DT Class A PCS Vote Per Share, respectively; and

  . on each matter to be voted on by the holders of the Class A Common Stock, Series 3 FON Stock and Series 3 PCS Stock (the "Class A Stock") voting together as a single class, each outstanding share of (i) Series 3 FON Stock will be entitled to one vote, (ii) Series 3 PCS Stock will be entitled to the PCS

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

     Per Share Vote determined as described above, (iii) DT Class A Stock will be entitled to the DT Class A PCS Vote Per Share and the DT Class A FON Vote Per Share, and (iv) Existing Class A Common Stock will be entitled to the Existing Class A PCS Vote Per Share and the Existing Class A FON Vote Per Share, respectively.

  In addition to the provisions set forth above, (i) if shares of only one class or series of common stock are outstanding on the record date for determining the holders of common stock entitled to vote on any matter, then each share of that class or series will be entitled to one vote and (ii) if any class or any series of FON Stock or PCS Stock votes as a separate class with respect to any matter, each share of that class or series will, for purposes of such vote, be entitled to one vote on such matter.

  Temporary Voting Adjustment For Class A Holders. If any conversions of shares of Series 2 PCS Stock or Series 2 FON Stock into shares of Series 1 PCS Stock or Series 1 FON Stock, respectively, as described above under "Conversion and Redemption--Automatic Conversion of Series 2 PCS Stock and Series 2 FON Stock--Below One Percent Voting Power" and "--Certain Transfers," or any increases in the per share vote of other Sprint voting securities upon a transfer of such voting securities, occur on or after the tenth trading day preceding a record date for purposes of determining the stockholders entitled to vote or to receive the payment of a dividend, then the per share vote of the Class A Common Stock, Series 3 FON Stock and Series 3 PCS Stock determined in accordance with "--Number of Votes" will be increased such that the aggregate Percentage Ownership Interest of each holder of Class A Stock (a "Class A Holder") will not be diluted as a result of such conversions until 12:01 a.m. on the day immediately following the date of such stockholder meeting or the dividend payment date, respectively.
  Other Voting-related Matters. Sprint anticipates that the FON Stock would initially represent a majority of the voting power of all classes and series entitled to vote in the election of directors (other than Class A directors, who would be elected solely by the holders of Class A Common Stock, Series 3 FON Stock and Series 3 PCS Stock).

  If the Tracking Stock Proposal is approved by Sprint's stockholders and implemented by the Sprint Board, Sprint will set forth the number of outstanding shares of FON Stock and PCS Stock in its Annual and Quarterly Reports filed pursuant to the Exchange Act, and will disclose in any proxy statement for a stockholder meeting the number of outstanding shares and per share voting rights of each class or series of the FON Stock and the PCS Stock.

  The relative voting rights of the FON Stock, Class A Common Stock and the PCS Stock will fluctuate as described above so that a holder's voting rights would more closely reflect the Market Value of such holder's equity investment in Sprint. Fluctuations in the relative voting rights of the FON Stock and the PCS Stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of Sprint to acquire such percentage of both such classes of FON Stock and PCS Stock, and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other class.

  Following implementation of the Tracking Stock Proposal, the holders of FON Stock or PCS Stock will not have any rights to vote separately as a class on any matter coming before stockholders of Sprint, except (i) for certain limited class voting rights provided under Kansas law described below and (ii) as described under "--Conversion and Redemption--Redemption of PCS Stock for Subsidiary Stock." In addition to the approval of the holders of a majority of the voting power of all shares of FON Stock, Class A Common Stock and PCS Stock voting together as a single class, the approval of a majority of the outstanding shares of the FON Stock, Class A Common Stock or the PCS Stock, voting as a separate class, would be required under Kansas law to approve any amendment to Sprint's Articles of Incorporation that would change the par value of the shares of the class (other than as already provided in Sprint's Articles of Incorporation) or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Similar approval of a majority of the outstanding shares of any series of FON Stock, Class A Common Stock or PCS Stock will be required for similar changes affecting only such series of stock. Because most matters brought to a stockholder vote would only require the approval of a majority of the voting power of the FON Stock, Class A Common Stock and PCS Stock, voting together as a single class, if the holders of any such class of FON Stock, Class A Common Stock or PCS Stock have more than the number of votes required to approve any such matter, the holders of that class will be in a position to control the outcome of the vote on such matter. See "Risk Factors-- The Tracking Stock Proposal--Limited Separate Stockholder Rights; No Additional Rights with respect to the Groups; Effects on Voting Power."

LIQUIDATION

  Currently, in the event of a liquidation or dissolution and winding-up of Sprint, after payment, or provision for payment, of the debts and other liabilities of Sprint and the payment of full preferential amounts (including any accumulated and unpaid dividends) to which the holders of the Existing Preferred Stock are entitled, holders of Existing Common Stock and Existing Class A Common Stock would be entitled to share ratably in the remaining net assets of Sprint. Under the Tracking Stock Proposal, if any voluntary or involuntary liquidation, dissolution or winding up of Sprint occurs, then after payment or provision for payment of the debts and other liabilities of Sprint, including the liquidation preferences of any series of Preferred Stock, the holders of FON Stock, Class A Common Stock and PCS Stock will be entitled to receive the remaining assets of Sprint, regardless of the Group to which such assets are attributed, divided among such holders in accordance with the per share Liquidation Units attributable to each such class or series of stock as follows:

    (i) each share of Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock will be attributed one Liquidation Unit,

    (ii) at the time of the liquidation, dissolution or winding up of Sprint, each share of Existing Class A Common Stock will be attributed a number of Liquidation Units (which may be more or less than one whole Liquidation Unit and may include a fraction of a Liquidation Unit) equal to (A) the sum of (I) the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group and (II) the product of the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group and the PCS Ratio, divided by (B) the aggregate number of shares of Existing Class A Common Stock outstanding (provided that after the effective date of the PCS Stock Amendment and prior to the Recapitalization, Existing Class A Common Stock will be attributed one Liquidation Unit per share);

    (iii) at the time of the liquidation, dissolution or winding up of this Corporation, each share of DT Class A Stock will be attributed a number of Liquidation Units (which may be more or less than one whole Liquidation Unit and may include a fraction of a Liquidation Unit) equal to (A) the sum of (I) the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group and (II) the product of the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group and the PCS Ratio, divided by (B) the aggregate number of shares of DT Class A Stock outstanding (provided that after the effective date of the PCS Stock Amendment and prior to the Recapitalization, DT Class A Stock would have one Liquidation Unit per share); and

    (iv) each share of PCS Stock will be attributed the number of Liquidation Units determined by multiplying one by the PCS Ratio.

  The per share Liquidation Units of each such class or series of stock will be subject to adjustment as determined by Sprint's Board to be appropriate to reflect equitably (i) any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of such class or series of stock or (ii) any dividend or other distribution of shares of such class or series of stock to holders of shares of such class or series of stock. For example, if Sprint were to effect a two-for-one split of the FON Stock, the FON Stock would be entitled to 0.5 of a Liquidation Unit per share in order to avoid dilution of the aggregate liquidation rights of holders of PCS Stock. Neither the merger nor consolidation of Sprint, nor the transfer of all or part of its assets, will be

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

deemed to be a voluntary or involuntary liquidation, dissolution or winding up of Sprint within the meaning of this provision. Notwithstanding the foregoing, any transaction or series of related transactions which results in the distribution of all or substantially all of the assets of the PCS Group (excluding any portion of such assets retained by Sprint or distributed to holders of FON Stock in respect of the FON Group's Inter-Group Interest in the PCS Group) to the holders of the outstanding PCS Stock and Class A Common Stock (to the extent of any Shares Issuable With Respect To The Class A Equity Interest In The PCS Group) by way of the distribution of equity interests in one or more entities that collectively hold, directly or indirectly, all or substantially all of the assets of the PCS Group (including, without limitation, the PCS Group Subsidiary) will not constitute a voluntary or involuntary liquidation, dissolution or winding up of Sprint for purposes of this provision but will instead be subject to the provisions described above under "Conversion and Redemption--Redemption of PCS Stock for Subsidiary Stock."

  The Liquidation Units of the FON Stock, Class A Common Stock and PCS Stock were determined by Sprint in consultation with its financial advisors and are based upon, among other factors, each Group's initial level of debt and equity capitalization, each Group's recent historical financial performance, the market prices of shares of comparable companies that are publicly traded and the current state of the markets for public offerings and other stock transactions. See "Risk Factors--The Tracking Stock Proposal--No Assurance as to Market Price; No Existing Market." Sprint expects that a majority of its Liquidation Units would be attributed to the FON Stock if a liquidation were to occur soon after the implementation of the Tracking Stock Proposal. Sprint considers that its complete liquidation is a remote contingency, and its financial advisors believe that, in general, these liquidation provisions are immaterial to trading in FON Stock and PCS Stock. No holder of FON Stock will have any special right to receive specific assets attributable to the FON Group and no holder of PCS Stock will have any special right to receive specific assets attributable to the PCS Group in the case of a dissolution or liquidation and winding-up of Sprint.

DIVIDENDS ON COMMON STOCK

  Both the PCS Stock Amendment and the Recapitalization Amendment provide that dividends may be declared and paid on the FON Stock, the Class A Common Stock and the PCS Stock out of the funds of Sprint legally available for such purpose. Sprint's Board, in accordance with this requirement and the Tracking Stock Policies, may at any time declare and pay dividends (i) exclusively on the FON Stock and the Class A Common Stock (on a Per Class A FON Share Basis),
(ii) exclusively on the PCS Stock and the Class A Common Stock (on a Per Class A PCS Share Basis) or (iii) on the FON Stock and the Class A Common Stock (on a Per Class A FON Share Basis), on the one hand, and the PCS Stock and the Class A Common Stock (on a Per Class A PCS Share Basis), on the other, in equal or unequal per share amounts, notwithstanding the amount of dividends previously declared on each class or series of stock, the respective voting or liquidation rights of each class or series of stock or any other factor.

  Share Distributions. Subject to the requirements for declaration and payment of dividends generally under the Amended Articles and in accordance with the Tracking Stock Policies adopted by Sprint's Board, Sprint's Board may declare and pay dividends or distributions of shares of FON Stock and PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of FON Stock and PCS Stock) on shares of FON Stock, Class A Common Stock and PCS Stock or shares of Preferred Stock only as follows:

    (A) dividends or distributions of shares of (i) Series 1 FON Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 1 FON Stock), (ii) Series 2 FON Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 2 FON Stock) and (iii) Series 3 FON Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 3 FON Stock) on shares of (i) Series 1 FON Stock, (ii) Series 2 FON Stock and
  (iii) Series 3 FON Stock and shares of Class A Common Stock (but only in respect of the Shares Issuable With Respect To The Class A Equity Interest In The FON Group), respectively, as well as on Preferred Stock attributed to the FON Group exclusively;

    (B) dividends or distributions of shares of (i) Series 1 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 1 PCS Stock), (ii) Series 2 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 2 PCS Stock) and (iii) Series 3 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 3 PCS Stock) on shares of (i) Series 1 PCS Stock, (ii) Series 2 PCS Stock and
  (iii) Series 3 PCS Stock and shares of Class A Common Stock (but only in respect of the Shares Issuable With Respect To The Class A Equity Interest In The PCS Group), respectively, and Preferred Stock attributed to the PCS Group exclusively;

    (C) dividends or distributions of shares of (i) Series 1 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 1 PCS Stock), (ii) Series 2 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 2 PCS Stock) and (iii) Series 3 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 3 PCS Stock) on (x) shares of (i) Series 1 FON Stock, (ii) Series 2 FON Stock and
  (iii) Series 3 FON Stock and shares of Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group), respectively, or (y) shares of Preferred Stock to the extent attributed to the FON Group, but in any such case only if immediately prior to such dividend or distribution the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest is greater than or equal to the sum of (1) the amount of any decrease in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest required under the terms of the Amended Articles as a result of such dividend or distribution, plus (2) the number of shares of PCS Stock issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued or any other outstanding Convertible Securities that have been issued as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of FON Stock or Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of Preferred Stock to the extent attributed to the FON Group; and

    (D) dividends or distributions of shares of Preferred Stock to the extent attributed to the PCS Group (or Convertible Securities convertible into or exchangeable or exercisable for shares of Preferred Stock to the extent attributed to the PCS Group) on shares of FON Stock or Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of Preferred Stock to the extent attributed to the FON Group, but in any such case only if immediately prior to such dividend or distribution the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest is greater than or equal to the sum of (1) the amount of any decrease in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest required under the terms of the Amended Articles as a result of such dividend or distribution plus (2) the number of shares of PCS Stock issuable upon conversion, exchange or exercise of any Convertible Securities that have been issued as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of FON Stock or Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of Preferred Stock to the extent attributed to the FON Group.

  For purposes of this provision, any outstanding Convertible Securities that are convertible into or exchangeable or exercisable for any other Convertible Securities which are themselves convertible into or exchangeable or exercisable for FON Stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) or PCS Stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) will be deemed to have been converted, exchanged or exercised in full for such Convertible Securities.

DETERMINATIONS BY THE SPRINT BOARD

  If the Tracking Stock Proposal is approved by the stockholders and implemented by the Sprint Board, any determinations made in good faith by the Sprint Board under any provision described under "--Description of

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

Capital Stock," and any determinations with respect to any Group or the rights of holders of shares of either FON Stock or PCS Stock, would be final and binding on all stockholders of Sprint, subject to the rights of stockholders under applicable Kansas law and under the federal securities laws.

STOCK TRANSFER AGENT AND REGISTRAR

  UMB Bank, n.a. is the transfer agent, registrar and dividend paying agent for the Existing Common Stock and ChaseMellon Shareholder Services, L.L.C. is the co-transfer agent and registrar for the Existing Common Stock. If the Tracking Stock Proposal is approved by the stockholders and implemented by the Sprint Board, UMB Bank, n.a. will be selected as the transfer agent, registrar and dividend paying agent for the FON Stock and the PCS Stock and ChaseMellon Shareholder Services, L.L.C. will be selected as the co-transfer agent and registrar for the FON Stock and the PCS Stock.

STOCK EXCHANGE LISTINGS

  Sprint will file applications with the NYSE for the listing of Series 1 FON Stock, which will be traded under the symbol "FON," and the listing of the Series 1 PCS Stock, which will be traded under the symbol "PCS."

DESCRIPTION OF WARRANTS; WARRANT INTER-GROUP INTEREST

  The Warrants will be issued as part of the consideration to be issued to the Cable Parents and their subsidiaries in connection with the PCS Restructuring. The Warrants will be issued pursuant to the terms of Warrant Agreements (the "Warrant Agreements") to be entered into in connection with the PCS Restructuring between Sprint and each Affiliate of the Cable Parents that will be issued Warrants. Subject to adjustment as described below, each Warrant will be exercisable for a share of PCS Stock at the option of the holder at any time prior to the fifth anniversary of the closing of the PCS Restructuring at an initial exercise price (the "Exercise Price") with respect to each Warrant equal to the first to be determined of (i) the initial price per share at which shares of Series 1 PCS Stock are purchased by the public in the IPO and (ii) the average daily closing prices of a share of Series 1 PCS Stock for the period of 30 consecutive trading days ending on the 45th trading day following the commencement of regular way trading in connection with the Recapitalization.

  Concurrently with the consummation of the PCS Restructuring and pursuant to the Restructuring Agreement, Sprint will create an Inter-Group Interest of the FON Group in the PCS Group that has terms equivalent to the Warrants (the "Warrant Inter-Group Interest").

  At the Effective Time, after giving effect to the issuance of the Series 2 PCS Stock and the Warrants in the Mergers and the creation of the Warrant Inter-Group Interest, but without giving effect to the IPO, the Recapitalization, the issuance of the PCS Preferred Stock, the creation of the Preferred Inter-Group Interest or the exercise of any Equity Purchase Rights,
(a) the Warrants held by TCI, Comcast and Cox and their respective Affiliates will represent a 1.42985%, 0.68542% and 0.71492% PCS Group Percentage Interest, respectively, and (b) the Warrant Inter-Group Interest of the FON Group will represent a 2.83019% PCS Group Percentage Interest (which equals the sum of the PCS Group Percentage Interest represented by the Warrants held by the Cable Parents and their respective Affiliates).

  The Warrants will be freely transferable by the Cable Parents and their subsidiaries. Each Warrant will represent the right, subject to the provisions of the Warrant Agreements, to purchase (i) if the holder of such Warrant is a Cable Holder, one share of Series 2 PCS Stock and (ii) if such holder is not a Cable Holder, one share of Series 1 PCS Stock. Any whole number of Warrants may be exercised by the holder by the surrender of the certificate evidencing such Warrants at the principal office of Sprint at any time prior to the fifth anniversary of the closing of the PCS Restructuring. Such surrender must be accompanied by any of (i) the payment to Sprint of the amount, in cash or by certified or bank cashier's check or by wire transfer in immediately available funds, of the Exercise Price then in effect for each Warrant exercised, (ii) a request that Sprint withhold from the

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number of shares of PCS Stock to be issued upon exercise of the Warrants a number of shares equal to (A) the Exercise Price multiplied by the aggregate number of Warrants then being exercised, divided by (B) the closing price per share of the Series 1 PCS Stock on the trading day immediately preceding the date of the notice of exercise or (iii) a combination of payment as set forth in (i) and (ii) in an amount equal to such aggregate Exercise Price.

  The Exercise Price and the number of shares of PCS Stock issuable upon exercise of the Warrants will be subject to adjustment on the occurrence of certain events, including:

    (i) the payment by Sprint of dividends (or the making of other distributions) with respect to PCS Stock payable in shares of PCS Stock;

    (ii) subdivisions, combinations and reclassifications of the PCS Stock;

    (iii) the issuance of rights or warrants to the holders of the PCS Stock entitling them to subscribe for or purchase shares of PCS Stock (or securities convertible into PCS Stock), in each case for consideration per share of PCS Stock which is less than the then current market price per share of Series 1 PCS Stock (as determined pursuant to the Warrant Agreement); and

    (iv) the distribution to the holders of PCS Stock of any of Sprint's assets, debt securities or any rights or warrants to purchase securities (but excluding any cash dividend on the PCS Stock unless the aggregate amount of such cash dividend together with the amount of all cash dividends on the PCS Stock with ex-dividend dates occurring in the 365 consecutive-day period ending on the date immediately prior to the ex-dividend date with respect to such cash dividend is on a per share basis more than 5% of the average market value per share of the Series 1 PCS Stock as measured during a specified portion of such period).

  No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least 1.0% in the Exercise Price; provided that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

  In the event Sprint consolidates with, merges with or into, or sells all or substantially all of its property and assets to another person, each Warrant thereafter will entitle the holder thereof to receive upon exercise thereof the number of shares of capital stock or other securities or property which the holder of a number of shares of PCS Stock for which the Warrant could have been exercised immediately prior to such consolidation, merger or sale of assets would have been entitled to receive upon completion of such consolidation, merger or sale of assets. Sprint has agreed not to effect any such consolidation, merger, transfer or share exchange unless prior to or simultaneously with the consummation thereof the successor (if other than Sprint) resulting from such consolidation or merger or the person purchasing such assets or other appropriate person assumes, by written instrument, the obligation to deliver to the holder of the Warrant such securities, cash or other assets as, in accordance with the foregoing provisions, the holder may be entitled to purchase and the other obligations under the Warrant.

  Subject to the following paragraph, in the event that the PCS Stock into which the Warrant is convertible is redeemed by Sprint, then, from and after the effective date of such redemption, the holders of Warrants then outstanding will be entitled to receive upon exercise of such Warrants, in lieu of shares of PCS Stock, the kind and amount of shares of stock and other securities and property receivable in such redemption by a holder of the number of shares of PCS Stock for which the Warrant could have been exercised immediately prior to the effective date of such redemption.

  In the case of (i) a redemption by Sprint of the outstanding shares of PCS Stock by distribution of stock of a subsidiary of Sprint in payment of the redemption price of the PCS Stock, or (ii) a spinoff by means of the distribution of stock of a subsidiary of Sprint as a dividend to all holders of PCS Stock, then each holder of the Warrants may elect to have the Warrants thereafter exercisable for shares of stock of the subsidiary (the "Spun-Off Subsidiary") that is spun off as a result of such transaction (the "Redemption Securities"). If, pursuant to such redemption or spinoff, the holders of PCS Stock also receive property or assets of Sprint other than the

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

Redemption Securities, then each holder of the Warrants may elect to have each Warrant converted into two separate warrants, one of which will be an obligation of the Spun-Off Subsidiary and will be convertible into those Redemption Securities that would have been received by the holder of a number of shares of PCS Stock for which the Warrant could have been exercised immediately prior to such redemption or spinoff and the other of which will be an obligation of Sprint and will be convertible into such other property or assets that would have been received by the holder of a number of shares of PCS Stock for which the Warrant could have been exercised immediately prior to such redemption or spinoff. If any holder of the Warrants elects not to so convert the Warrant, the Warrant will remain an obligation of Sprint and will thereafter be convertible only into such property or assets (if any) other than Redemption Securities that would have been received by the holder of a number of shares of PCS Stock for which the Warrant could have been exercised immediately prior to such redemption or spinoff.

  Any Warrants that are not exercised on or prior to the fifth anniversary of the closing of the PCS Restructuring will terminate and be of no further effect.

  The holders of unexercised Warrants are not entitled, as such, to receive dividends or other distributions with respect to the PCS Stock, receive notice of any meeting of the stockholders of Sprint, consent to any action of the stockholders of Sprint, receive notice of any other stockholder meeting, or to any other rights as stockholders of Sprint.

  The Warrant Inter-Group Interest will have terms equivalent to the Warrants, as summarized above and as set forth in the Warrant Agreements. Under the Restructuring Agreement, Sprint has agreed that it will effect such changes from time to time to the Warrant Inter-Group Interest as may be necessary to reflect any changes to the terms, rights, powers and privileges of the Warrants.

  Sprint has authorized and reserved for issuance such number of shares of Series 1 PCS Stock and Series 2 PCS Stock as are issuable upon the exercise of all outstanding Warrants and the conversion of the Warrant Inter-Group Interest.

DESCRIPTION OF PCS PREFERRED STOCK; PREFERRED INTER-GROUP INTEREST

  The following statements with respect to the PCS Preferred Stock and the Preferred Inter-Group Interest are subject to the detailed provisions of the certificate of designations relating to the PCS Preferred Stock (the "Certificate of Designations"). These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Amended Articles (which give effect to the PCS Stock Amendment and the Recapitalization Amendment), copies of which are attached to this Proxy Statement as Annex IV.

  General. The PCS Preferred Stock will be issued to the Cable Parents to purchase up to $240 million of indebtedness advanced by the Cable Parents to fund the operations of Sprint Spectrum Holdings between May 26, 1998 and the Closing. Shares of PCS Preferred Stock may be issued directly for the purchase of such indebtedness or as consideration in the Mergers with respect to any of such indebtedness as is capitalized by the Cable Parents prior to the closing of the PCS Restructuring. The Preferred Inter-Group Interest will be issued by the PCS Group to the FON Group to extinguish up to $270.6 million of indebtedness advanced by Sprint (and allocated to the FON Group) to fund the operations of Sprint Spectrum Holdings and SprintCom between May 26, 1998 and the closing of the PCS Restructuring. See "The Tracking Stock Proposal-- Funding of the PCS Group Prior to Closing; The PCS Preferred Stock."

  The number of authorized shares of PCS Preferred Stock is 300,000. When issued, the PCS Preferred Stock, and the PCS Stock issuable upon conversion thereof, will be validly issued, fully paid and nonassessable. The holders of the PCS Preferred Stock will not have, by virtue of such ownership, any preemptive rights with respect to any shares of capital stock of Sprint or any other securities of Sprint convertible into or carrying rights or options to purchase any such shares. The PCS Preferred Stock will not be subject to any sinking fund or other

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

obligation of Sprint to set aside funds in order to redeem the PCS Preferred Stock . If not converted by the holder or earlier redeemed by Sprint, the PCS Preferred Stock will become mandatorily redeemable on the tenth anniversary of the PCS Restructuring. The PCS Preferred Stock will not be listed on the NYSE. The shares of PCS Stock issuable upon conversion of the PCS Preferred Stock are expected to be listed on the NYSE.

  Ranking. The PCS Preferred Stock will rank junior as to dividends and upon liquidation to shares of the First Series of the Preferred Stock, Second Series of the Preferred Stock, Fifth Series of the Preferred Stock and any other Preferred Stock designated as senior to the PCS Preferred Stock as to dividends or upon liquidation, dissolution or winding up ("Senior Stock"), and will have a preference over shares of Common Stock and any other class or series of Junior Stock. The term "Junior Stock" means any stock ranking junior as to dividends or upon liquidation, dissolution or winding up to the PCS Preferred Stock.

  Dividends. Holders of shares of PCS Preferred Stock will be entitled to receive, when, as and if declared by the Sprint Board out of funds of Sprint legally available for payment, cumulative dividends at a rate per annum to be determined and fixed at issuance by adjusting a 3.0% per annum base rate as follows: for every fluctuation (or portion thereof) of 100 basis points in the per annum rate of return of 10-year U.S. Treasuries as in effect on the date of issuance higher or lower than 5.627% (the rate for 10-year U.S. Treasuries due May 2008), the 3.0% base rate will be adjusted higher or lower, as applicable, by 0.375, or the applicable proportion of such adjustment. Dividends will be paid on a specified date in each September, December, March and June (each a "Dividend Payment Date") or, if any such date is not a business day; the dividends due on such Dividend Payment Date shall be paid on the next succeeding business day. The first dividend period shall be from the date of initial issuance of the PCS Preferred Stock to but excluding December 31, 1998 and the first dividend shall be payable on the first Dividend Payment Date thereafter. Dividends on the PCS Preferred Stock will be cumulative and will accumulate from the date of original issuance of the PCS Preferred Stock. Dividends will be cumulative from such date, whether or not in any dividend period or periods there shall be funds of Sprint legally available for the payment of such dividends.

  Each such dividend will be payable, net of any amounts required to be withheld for taxes, to holders of record as they appear on the stock records of Sprint at the close of business on such record dates, not more than 60 days preceding the payment dates thereof, as shall be fixed by the Sprint Board. Dividends payable for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. Dividends shall accrue on a daily basis whether or not there are funds of Sprint legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends shall accumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid dividends. Before any dividends on the Common Stock or any other class or series of stock of Sprint ranking junior to the PCS Preferred Stock as to dividends shall be paid or declared and set apart for payment, the holders of shares of the PCS Preferred Stock will be entitled to receive the full accumulated cash dividends for all quarterly dividend periods ending on or before the date on which any dividend on any such class or series of stock ranking junior to the PCS Preferred Stock as to dividends is declared or is to be paid.

  Redemption. Except as provided below, shares of PCS Preferred Stock will not be redeemable prior to the third anniversary of the PCS Restructuring. Sprint may at its option redeem the PCS Preferred Stock in whole or in part after the third anniversary of the PCS Restructuring, at any time or from time to time, upon at least thirty days' prior notice, at a redemption price equal to the Liquidation Preference per share of PCS Preferred Stock, plus any accumulated unpaid dividends (whether or not declared) up to but excluding such redemption date. In connection with a Spin Off or a Redemption Event, Sprint may, at its option, redeem the PCS Preferred Stock in whole after the second anniversary of the PCS Restructuring and before the third anniversary of the PCS Restructuring, upon at least thirty days prior notice, at a redemption price equal to the premium price per share of PCS Preferred Stock, plus any accumulated unpaid dividends (whether or not declared) up to but excluding such redemption date, which redemption will be deemed effective immediately prior to the consummation of the Spin Off or the Redemption Event. If less than all the outstanding PCS Preferred Stock is to be redeemed, the shares to be redeemed shall be selected pro rata as nearly as practicable or by lot, or by such other method as

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

may be determined by the Sprint Board to be equitable, without regard to whether the shares to be redeemed are convertible into Series 1 PCS Stock or Series 2 PCS Stock. Shares so redeemed shall be cancelled and upon such cancellation shall be deemed to be authorized and unissued shares of Preferred Stock, without par value, of Sprint but will not be reissued as shares of the same series.

  To the extent permitted by law, Sprint will redeem, on the tenth anniversary of the PCS Restructuring (or, if such day is not a business day, on the first business day thereafter) (subject to extension as provided in the last sentence of this paragraph, the "Mandatory Redemption Date"), all remaining shares of PCS Preferred Stock then outstanding, at the redemption price of $1,000 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the Mandatory Redemption Date. Prior to authorizing or making such redemption with respect to the PCS Preferred Stock, Sprint, by resolution of the Sprint Board will, to the extent of funds legally available therefor, declare a dividend on the PCS Preferred Stock payable on the Mandatory Redemption Date in an amount equal to any accrued and unpaid dividends on the PCS Preferred Stock as of such date and, if Sprint does not have sufficient legally available funds to declare and pay all dividends accrued at the time of such redemption, any remaining accrued and unpaid dividends will be added to the redemption price. After paying any accrued and unpaid dividends pursuant to the foregoing sentence, if the funds of Sprint legally available for redemption of shares of the PCS Preferred Stock then required to be redeemed are insufficient to redeem the total number of such shares then outstanding, those funds which are legally available will be used to redeem the maximum possible number of shares of the PCS Preferred Stock. At any time and from time to time thereafter, when additional funds of Sprint are legally available to discharge its obligation to redeem all of the outstanding shares of PCS Preferred Stock required to be redeemed pursuant to this paragraph (the "Mandatory Redemption Obligation"), such funds will be immediately used to discharge such Mandatory Redemption Obligation until the balance of such shares have been redeemed. If and so long as the Mandatory Redemption Obligation shall not be fully discharged, (x) dividends on any remaining outstanding shares of PCS Preferred Stock shall continue to accrue and be added to the dividend payable pursuant to the second preceding sentence and (y) Sprint shall not declare or pay any dividend or make any distribution on any Parity Stock or Junior Stock. With respect to any Exchange Preferred Stock or Mirror Preferred Stock, the Mandatory Redemption Date shall be the later to occur of (i) the tenth anniversary of the PCS Restructuring, and (ii) the fifth anniversary of the date of issuance of such Exchange Preferred Stock or Mirror Preferred Stock.

  In the event that any quarterly dividend payable on the PCS Preferred Stock is in arrears and until all such dividends in arrears have been paid or declared and set apart for payment, Sprint may not redeem any shares of Parity Stock or Junior Stock unless all outstanding shares of PCS Preferred Stock are simultaneously redeemed and may not purchase or otherwise acquire any shares of PCS Preferred Stock or any Parity Stock or Junior Stock except (i) by conversion into or exchange for stock ranking junior as to dividends or (ii) in accordance with a purchase or exchange offer made by Sprint to all holders of record of PCS Preferred Stock and such Parity Stock upon the same terms as to holders of any series and, in the case of offers relating to more than one series, upon such terms as between such series as the Board of Directors or, to the extent permitted by applicable law, any authorized committee thereof, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series of stock, will result in fair and equitable treatment as between such series, which determination will be conclusive.

  Sprint will redeem the PCS Preferred Stock in whole or in part in accordance with and to the extent required by Section 6.6 of the Restructuring Agreement. See "The Tracking Stock Proposal--Funding of the PCS Group Prior to Closing; The PCS Preferred Stock--Sprint Spectrum Holdings" and "--SprintCom."

  Liquidation Preference. Subject to prior payment of preferred amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of Sprint the holders of the PCS Preferred Stock will be entitled to receive out of the assets of Sprint available for distribution to stockholders, before any distribution of the assets is made to the holders of Sprint Common Stock or any other class or series of stock ranking junior to the PCS Preferred Stock upon liquidation, the sum of U.S. $1,000 per share (the "Liquidation Preference"), plus in each case any accumulated unpaid dividends (whether or not declared), to the date of final distribution. If upon any liquidation, dissolution or winding up of Sprint the amounts payable with respect to the

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

PCS Preferred Stock and any other Parity Stock are not paid in full, the holders of the PCS Preferred Stock and such Parity Stock will share ratably in any distribution of assets in proportion to the full preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of PCS Preferred Stock will not be entitled to any further participation in any distribution of assets by Sprint. A consolidation or merger of Sprint with or into one or more other corporations (whether or not Sprint is the surviving corporation in such consolidation or merger), or a sale, lease or exchange of all or substantially all of the assets of Sprint shall not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of Sprint. Notice of a liquidation, dissolution or winding up of Sprint shall be filed at each office or agency maintained for the purpose of conversion of the PCS Preferred Stock, and shall be mailed to the holders of PCS Preferred Stock at their last addresses as they shall appear on the stock register of Sprint, at least 20 business days before any such action, stating the date on which any such action is expected to become effective. The failure to give or receive such notice or any defect therein will not affect the legality or validity of any such action.

  Voting Rights. Except as otherwise required by law, each outstanding share of the PCS Preferred Stock shall be entitled to vote on all matters in respect of which the holders of the common stock of Sprint are entitled to vote, and the holders of the PCS Preferred Stock will vote together with the holders of all other classes or series of capital stock that have general voting power on all such matters as a single class; provided, however, that the affirmative vote or consent of two-thirds of the votes to which the holders of the outstanding shares of the PCS Preferred Stock are entitled is necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Amended Articles or of any amendment thereto (including any certificate of designation or any similar document relating to any series of preferred stock) of Sprint, which would materially and adversely affect the voting powers, preferences, rights, powers or privileges, qualifications, limitations and restrictions of the PCS Preferred Stock; provided, however, that neither (i) the creation, issuance, or increase in the amount of authorized shares of, any series of preferred stock nor (ii) the consummation of any transaction described under "--Conversion Rights" in which the voting powers, preferences, rights, powers or privileges, qualifications, limitations and restrictions of the PCS Preferred Stock are addressed as contemplated thereunder will (in either such case) be deemed to materially and adversely affect such voting powers, preferences, rights, powers or privileges, qualifications, limitations and restrictions of the PCS Preferred Stock.

  On each matter to be voted on by the holders of the PCS Preferred Stock, each outstanding share of the PCS Preferred Stock is entitled to a number of votes equal to the number of votes that could be cast with respect to such matter by the holder of that number of shares of the series of PCS Stock into which such share of PCS Preferred Stock could be converted if the requirements for conversion under "--Conversion" had been satisfied by such voting party on the record date for determining the stockholders of Sprint who are entitled to vote with respect to such matter.

  Conversion Rights. Each holder of shares of PCS Preferred Stock may at such holder's option at any time convert any or all of such holder's shares of PCS Preferred Stock into (i) if such holder is a Cable Holder, shares of Series 2 PCS Stock, and (ii) if such holder is not a Cable Holder, shares of Series 1 PCS Stock. All references herein to shares of Series 2 PCS Stock issuable upon conversion of shares of PCS Preferred Stock refer to shares of Series 1 PCS Stock if the holder of such PCS Preferred Stock is not a Cable Holder. Such shares of PCS Preferred Stock are convertible into a number of fully paid and nonassessable whole shares of Series 2 PCS Stock as is equal to the aggregate Liquidation Preference of the shares of PCS Preferred Stock surrendered for conversion divided by the Initial Conversion Price (as adjusted from time to time, the "Conversion Price"). In case of the redemption of any shares of the PCS Preferred Stock, such right of conversion shall cease and terminate as to the shares duly called for redemption at the close of business on the date fixed for redemption, unless Sprint defaults in the payment of the redemption price plus all accrued and unpaid dividends. If Sprint defaults with respect to such payment, the right to convert the shares designated for redemption shall terminate at the close of business on the business day next preceding the date that such default is cured. Upon conversion Sprint will make no payment or adjustment on account of dividends accrued or in arrears on the PCS Preferred Stock surrendered for conversion.

  Holders of shares of PCS Preferred Stock at the close of business on a record date for any payment of declared preferred dividends will be entitled to receive the Preferred Dividends payable on those shares of PCS Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion pursuant to this section of those shares of PCS Preferred Stock following such record date and before the close of business on such Dividend Payment Date. Except as provided in the preceding sentence, upon any conversion of shares of PCS Preferred Stock, Sprint will make no payment of or allowance of unpaid Preferred Dividends, whether or not in arrears, on such shares of PCS Preferred Stock, or for previously declared dividends or distributions on the shares of Series 2 PCS Stock issued upon conversion.

  Conversion of shares of PCS Preferred Stock may be effected by delivering certificates evidencing such shares of PCS Preferred Stock, together with written notice of conversion stating the number of shares to be converted and a proper assignment of such certificates to Sprint or in blank, to the office of the transfer agent for the PCS Preferred Stock or to any other office or agency maintained by Sprint for that purpose and otherwise in accordance with conversion procedures established by Sprint. Each conversion will be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements will have been satisfied.

  No fraction of a share of Series 2 PCS Stock will be issued upon any conversion. In lieu of the fraction of a share to which the holder of shares of the PCS Preferred Stock surrendered for conversion would otherwise be entitled, such holder shall receive, as soon as practicable after the date of conversion, an amount in cash equal to the same fraction of the market value of a full share of Series 1 PCS Stock. For the purposes of this subparagraph, the market value of a share of Series 1 PCS Stock shall be the Closing Price of such a share on the day immediately preceding the date upon which such shares of PCS Preferred Stock are surrendered for conversion.

  Conversion Price Adjustments. The Conversion Price will be subject to adjustment on the occurrence of certain events, including:

    (i) the payment by Sprint of dividends (or the making of other distributions) with respect to PCS Stock payable in shares of PCS Stock;

    (ii) subdivisions, combinations and reclassifications of the PCS Stock;

    (iii) the issuance of rights or warrants to the holders of the PCS Stock entitling them to subscribe for or purchase shares of PCS Stock (or securities convertible into PCS Stock), in each case for consideration per share of PCS Stock which is less than the then current market price per share of Series 1 PCS Stock (as determined pursuant to the Certificate of Designations); and

    (iv) the distribution to the holders of PCS Stock of any of Sprint's assets, debt securities or any rights or warrants to purchase securities (but excluding any cash dividend on the PCS Stock unless the aggregate amount of such cash dividend together with the amount of all cash dividends on the PCS Stock with ex-dividend dates occurring in the 365 consecutive-day period ending on the date immediately prior to the ex-dividend date with respect to such cash dividend is on a per share basis more than 5% of the average market value per share of the Series 1 PCS Stock as measured during a specified portion of such period).

  No adjustment in the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1.0% in the Conversion Price; provided that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

  In the event Sprint consolidates with, merges with or into, or sells all or substantially all of its property and assets to another person, each share of PCS Preferred Stock thereafter shall entitle the holder thereof to receive upon conversion thereof the number of shares of capital stock or other securities or property which the holder of a number of shares of PCS Stock into which such share of PCS Preferred Stock would have been converted immediately prior to such consolidation, merger or sale of assets would have received upon completion of such consolidation, merger or sale of assets. Sprint has agreed not to effect any such consolidation, merger, transfer or share exchange unless prior to or simultaneously with the consummation thereof the successor (if other than

Sprint) resulting from such consolidation or merger or the person purchasing such assets or other appropriate person shall assume, by written instrument, the obligation to deliver to the holders of the PCS Preferred Stock such securities, cash or other assets as, in accordance with the foregoing provisions, the holder may be entitled to purchase and the other obligations under the Certificate of Designations.

  Subject to the following paragraph, in the event that the PCS Stock into which the PCS Preferred Stock is convertible is redeemed by Sprint, then, from and after the effective date of such redemption, the holders of PCS Preferred Stock then outstanding shall be entitled to receive upon exercise of such PCS Preferred Stock, in lieu of shares of PCS Stock, the kind and amount of shares of stock and other securities and property receivable in such redemption by a holder of the number of shares of PCS Stock into which each share of PCS Preferred Stock could have been converted immediately prior to the effective date of such redemption.

  In the case of (i) a redemption by Sprint of the outstanding shares of PCS Stock by distribution of stock of a subsidiary of Sprint in payment of the redemption price of the PCS Stock or (ii) a spinoff by means of the distribution of stock of a subsidiary of Sprint as a dividend to all holders of PCS Stock, then each holder of the PCS Preferred Stock may elect to have the PCS Preferred Stock thereafter convertible into shares of stock of the subsidiary (the "Spun-Off Subsidiary") that is spun off as a result of such transaction (the "Redemption Securities"). If, pursuant to such redemption or spinoff, the holders of PCS Stock also receive property or assets of Sprint other than the Redemption Securities, then each holder of the PCS Preferred Stock may elect to have each share of PCS Preferred Stock converted into two separate shares of preferred stock, one of which will be issued by the Spun-Off Subsidiary and will be convertible into those Redemption Securities that would have been received by the holder of a share of PCS Preferred Stock if such shares of PCS Preferred Stock had been converted into PCS Stock immediately prior to such redemption or spinoff and the other of which will be issued by Sprint and will be convertible into such other property or assets that would have been received by the holder of a share of PCS Preferred Stock if such share of PCS Preferred Stock had been converted into PCS Stock immediately prior to such redemption or spinoff. If any holder of the PCS Preferred Stock elects not to so convert any share of PCS Preferred Stock, such share of PCS Preferred Stock will remain an obligation of Sprint and will thereafter be convertible only into such property or assets (if any) other than Redemption Securities that would have been received by the holder of a share of PCS Preferred Stock if such share had been converted into PCS Stock immediately prior to such redemption or spinoff.

  Under the Restructuring Agreement, Sprint has agreed that it will effect such changes from time to time to the Preferred Inter-Group Interest as may be necessary to reflect any changes to the terms, rights, powers and privileges of the PCS Preferred Stock.

                          FUTURE INTER-GROUP INTEREST

  It is Sprint's intention that, upon completion of the Recapitalization, the FON Group will have only a small Inter-Group Interest in the PCS Group in addition to the Warrant Inter-Group Interest and the Preferred Inter-Group Interest. Under the Tracking Stock Policies, however, the Sprint Board could determine from time to time to contribute, as additional equity, cash or other property of the FON Group to the PCS Group or purchase shares of PCS Stock in the open market with cash or other property of the FON Group. In such event, the FON Group would hold an Inter-Group Interest, representing an interest in the equity value of Sprint attributable to the PCS Group. The Tracking Stock Policies provide that the PCS Group shall not have or be able to have an Inter-Group Interest in the FON Group. In restricting the PCS Group from creating such an interest in the FON Group, the Sprint Board determined that, because of the disparity in the relative sizes (based upon asset values) between the two Groups and the resultant effects that an interest in the FON Group could have on the value of the PCS Stock, an Inter-Group Interest held by the PCS Group in the FON Group could adversely affect the ability of the PCS Stock to reflect the separate performance of the PCS Group.

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  An Inter-Group Interest in the PCS Group, because it represents an interest between two business groups within Sprint, would not be represented by outstanding shares of PCS Stock and, accordingly, would not be voted on any matter, including any matter requiring the vote of the holders of PCS Stock as a separate class. However, the Market Value attributable to the Inter-Group Interest should be reflected in the Market Value of the FON Stock, which in turn would affect the aggregate voting power represented by the FON Stock on any matter on which holders of FON Stock and PCS Stock vote together as a single class.

  If an Inter-Group Interest exists and additional shares of PCS Stock are subsequently issued by Sprint, the Sprint Board would determine (i) the number of shares of such PCS Stock issued for the account of the FON Group with respect to the Inter-Group Interest, the net proceeds of which will be reflected entirely in the financial statements of the FON Group, and (ii) the number of shares of such PCS Stock issued for the account of the PCS Group as an additional equity interest in the PCS Group, the net proceeds of which will be reflected entirely in the financial statements of the PCS Group. As additional shares of PCS Stock are issued for the account of the FON Group, the Inter-Group Interest Fraction and the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest would decrease and the Outstanding PCS Fraction would increase accordingly. At the time all shares of PCS Stock issuable with respect to the Inter-Group Interest are issued, the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest would be zero and shares of PCS Stock could no longer be issued for the account of the FON Group without incurring an inter-Group debt owed by the FON Group. If additional shares of PCS Stock are issued for the account of the PCS Group, the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest would not decrease but the Inter-Group Interest Fraction would nonetheless decrease and the Outstanding PCS Fraction would increase accordingly.

  If an Inter-Group Interest exists and the Sprint Board determines to issue shares of PCS Stock as a distribution on the FON Stock, such distribution would be treated as a distribution of shares issuable with respect to the Inter-Group Interest, and, as a result, the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest would decrease by the number of shares of PCS Stock distributed to the holders of FON Stock, resulting in a proportionate decrease in the Inter-Group Interest Fraction and a corresponding increase in the Outstanding PCS Fraction.

  If an Inter-Group Interest exists and Sprint repurchases shares of PCS Stock with cash or property of the FON Group, the Number of Shares Issuable With Respect To The FON Group Inter-Group Interest and the Inter-Group Interest Fraction would increase and the Outstanding PCS Fraction would decrease accordingly. If the repurchase of shares of PCS Stock were attributed to the PCS Group, the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest would not increase but the Inter-Group Interest Fraction would nonetheless increase and the Outstanding PCS Fraction would decrease accordingly.

  The financial statements of the FON Group will be credited, and the financial statements of the PCS Group will be charged, with an amount equal to the product of (i) the Fair Value of any dividend or other distribution paid or distributed in respect of the outstanding shares of PCS Stock and (ii) a fraction, the numerator of which is the Inter-Group Interest Fraction on the record date for such dividend or distribution and the denominator of which is the Outstanding PCS Fraction on the record date for such dividend or distribution.

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                         ANTI-TAKEOVER CONSIDERATIONS

  The Kansas General Corporation Code contains, and if the Tracking Stock Proposal is approved and implemented by the Sprint Board, the Amended Articles and the amended Sprint Bylaws will contain, provisions which could serve to discourage or make more difficult a change in control of Sprint without the support of the Sprint Board or without meeting various other conditions. A summary of such provisions is set forth below.

SPRINT PREFERRED STOCK

  The Existing Articles authorize the issuance by the Sprint Board, without the necessity of further notice or authorization by the stockholders, of up to 20,000,000 shares of Preferred Stock. The Sprint Board has authorized the issuance of four series of Preferred Stock, aggregating in total 12,001,420 shares, including 1,742,853 shares of Preferred Stock--First Series, 8,758,472 shares of the Preferred Stock--Second Series, 95 shares of the Preferred Stock--Fifth Series, and 1,500,000 shares of the Preferred Stock--Sixth Series. Accordingly, 7,998,580 shares of Preferred Stock remain unissued, unreserved and available for issuance. The unissued and unreserved Preferred Stock may be issued from time to time in one or more series and may have such voting powers, preferences, relative rights, designations, qualifications and limitations as the Sprint Board may fix by resolution at the time of issuance. In addition, the authorized but unissued shares of FON Stock or PCS Stock will be available for issuance from time to time at the discretion of the Sprint Board without the approval of the stockholders of Sprint, unless such stockholder approval is deemed advisable by the Sprint Board or required by applicable law, regulation or stock exchange listing requirements. One of the effects of the existence of authorized, unissued and unreserved Common Stock and Preferred Stock could be to enable the Sprint Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Sprint by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Sprint's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Sprint.

"FAIR PRICE" PROVISIONS

  The Existing Articles contain a provision (ARTICLE SEVENTH) to the effect that certain business combinations must be approved by the affirmative vote of the holders of 80% of the outstanding shares entitled to vote in an election of directors. Transactions subject to such approval (each a "Fair Price Business Combination") include mergers, consolidations, sales or other dispositions of assets valued at $1 million or more, and issuances of securities valued at $1 million or more, between, or otherwise involving, Sprint or any of its subsidiaries and any Interested Stockholder (defined generally as the direct or indirect beneficial owner of 10% or more of the outstanding capital stock of Sprint) or an affiliate of an Interested Stockholder, certain liquidations or dissolutions of Sprint and certain reclassifications of securities or recapitalizations of Sprint. These provisions do not apply if (i) the transaction has been approved by a majority of directors ("Continuing Directors") who were directors prior to the time the Interested Stockholder attained such status (or certain successors of such directors) and who are unaffiliated with the Interested Stockholder if such approval is obtained at a meeting at which at least seven Continuing Directors are present, or (ii) the Fair Price Business Combination is a merger or consolidation and the cash or fair market value of the property, securities or other consideration to be received by Sprint stockholders is not less than the highest price per share paid by the Interested Stockholder for its holdings of Sprint capital stock.

"GREENMAIL" PROVISIONS

  In order to avoid the payment of "greenmail" by Sprint, the Existing Articles contain a provision (ARTICLE EIGHTH) that requires the affirmative vote of a majority of the Sprint voting power to approve any purchase, redemption or other acquisition by Sprint of any capital stock of Sprint at above-market prices from an Interested Securityholder (defined generally as any person who beneficially owns, directly or indirectly, five percent or more of the class of securities to be acquired) who has owned such securities for less than two years.

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Shares beneficially owned by the Interested Securityholder are excluded from this computation. This requirement for stockholder approval does not apply to a tender or exchange offer made on the same terms to all holders of such securities.

CLASSIFIED BOARD

  The Existing Articles contain a provision (ARTICLE FIFTH) that provides for a classified Sprint Board under which one-third of the total number of directors are elected each year. The Existing Articles provide that the number of directors shall not be less than ten or more than twenty, as may be determined by the Sprint Board. The Sprint Board currently has fixed the number of directors at eleven. The effect of these provisions, may be to prevent a holder of a large block of voting shares from gaining control of the Sprint Board for at least two successive annual meetings. Under the Existing Articles, a director may be removed only for cause and then only by the affirmative vote of the holders of a majority of the shares entitled to vote in an election of directors. Vacancies created by an increase in the size of the Sprint Board or for any other reason may be filled by the remaining directors then in office; provided that if the vacancy occurs as a result of an increase in the size of the Sprint Board the directors electing such members must constitute a majority of the Sprint Board.

  The provision for a classified Sprint Board, together with the limitation on removal of directors, make it more difficult to remove directors, and ultimately incumbent management, even if a majority of stockholders desire to do so, particularly if the only reason for the proposed removal may be stockholder dissatisfaction with the performance of the incumbent directors. A person who has gained as much as majority voting control of Sprint will be unable to gain immediate control of the Sprint Board unless such person can obtain sufficient additional votes to amend various provisions of the Existing Articles and the Sprint Bylaws, and even then, under the Kansas General Corporation Code, an amendment to the Existing Articles may only be presented to stockholders for approval if adopted and declared advisable by the then-sitting Sprint Board.

PROVISIONS RELATING TO STOCKHOLDER MEETINGS

  Under the Sprint Bylaws, a special meeting of stockholders may be called only by the Chairman of the Sprint Board, the President or the Sprint Board or at the request of the holders of a majority of the shares of stock issued and outstanding and entitled to vote. The Sprint Bylaws require that for business to be properly brought before a meeting by a stockholder and for nominations by stockholders for the election of directors notice must be given to the Corporate Secretary of Sprint not less than 50 days nor more than 75 days prior to the meeting of the stockholders for the election of directors, unless less than the 65 days' notice or prior public disclosure of the date of the meeting is made or given to the stockholders, in which case notice must be given to the Corporate Secretary of Sprint no later than the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The provision also requires that such notice must contain certain information
(a) about each proposed nominee, including (i) name, age and business and residence addresses, (ii) principal occupation or employment, (iii) the class and number of shares of capital stock of Sprint beneficially owned by such person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to Regulation 14A under the Exchange Act, and (b) about the stockholder giving the notice, including (i) the name and record address of such stockholder and (ii) the class and number of shares of capital stock of Sprint beneficially owned by such stockholder. This advance notice provision is not applicable to nominations made by the Sprint Board. This advance notice requirement, by regulating nominations from the floor at any meeting of stockholders, affords management the opportunity to consider the qualifications of the proposed non-management nominees and, to the extent deemed necessary or desirable by management, inform the stockholders about such qualifications in Sprint's proxy statement for the annual meeting.

SPRINT RIGHTS PLAN

  On June 29, 1998, the Sprint Board approved an amendment to Sprint's rights agreement to be effective on the filing of the PCS Stock Amendment with the Kansas Secretary of State. The amended rights agreement (the

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"Rights Agreement") amends that the existing Rights that are currently attached to the Existing Common Stock by designating them as FON Group Rights. Following the PCS Restructuring and prior to the Recapitalization, a FON Group Right will be issued in connection with each issuance of a share of Existing Common Stock and, if issued, each share of Series 2 Common Stock. After the Recapitalization, a FON Group Right will be issued in connection with the issuance of each share of any series of FON Stock. The amendment also creates new PCS Group Rights which will be issued in connection with the issuance of shares of all series of PCS Stock. Finally, the amendment amends the existing Rights that are attached to the Existing Class A Common Stock by designating them as Old Class A Rights and Series DT Rights.

  The FON Group Rights will be traded with the Existing Common Stock prior to the Recapitalization and with the FON Stock after the Recapitalization, and the PCS Group Rights will be traded with the PCS Stock. The Rights detach from the FON Stock and the PCS Stock and become exercisable only if, in a transaction not approved by the Sprint Board, a person or entity acquires voting securities representing 15% or more of the voting power of Sprint or announces a tender offer the consummation of which would result in ownership by a person or group of voting securities representing 15% or more of the voting power of Sprint.

  Once the Rights detach and become exercisable, unless subsequently redeemed, each FON Group Right then entitles its holder to purchase one one-thousandth of a share of Preferred Stock--Sixth Series for an exercise price of $350, if prior to the Recapitalization, or $275, if after the Recapitalization, subject in each case to certain adjustments. Once the Rights detach and become exercisable, unless subsequently redeemed, each PCS Group Right then entitles its holder to purchase one one-thousandth of a share of Preferred Stock-- Eighth Series for an exercise price of $150, subject to certain adjustments. If the Rights detach and become exercisable prior to the Recapitalization, each Old Class A Right and Series DT Right would entitle its holder to purchase one one-thousandth of a share of Preferred Stock--Sixth Series for an exercise price of $350. After the Recapitalization, each Old Class A Right and Series DT Right would entitle the holder to purchase one one-thousandth of a share of Preferred Stock--Sixth Series for an exercise price of $275 for each share of FON Stock underlying each share of Existing Class A Common Stock or DT Class A Stock, and one-half of one one-thousandth of a share of Preferred Stock--Eighth Series for an exercise price of $75 for each one-half of a share of PCS Stock underlying each share of Existing Class A Common Stock or DT Class A Stock, subject to certain adjustments.

  In the event that a person or group (an "Acquiring Person") becomes the beneficial owner of voting securities representing 15% or more of the voting power of Sprint, except pursuant to a Qualifying Offer, each holder of a FON Group Right and each holder of a PCS Group Right will thereafter have the right to receive, upon exercise of such Right, FON Stock and PCS Stock, respectively, having a value equal to two times the then current exercise price of the Right and each holder of Old Class A Rights or Series DT Rights will thereafter have the right to receive upon exercise of such Right both FON Stock and PCS Stock each having a value equal to two times the then current exercise prices of the Right for Preferred Stock--Sixth Series and Preferred Stock--Eighth Series, respectively. Following the occurrence of any such event, all Rights that are, or (under certain circumstances) were, beneficially owned by any Acquiring Person (or certain related parties) will be null and void. A "Qualifying Offer" is an offer for outstanding shares of common stock which a majority of the independent directors (i.e., directors who are not also officers of Sprint and who are not representatives, nominees, affiliates or associates of an Acquiring Person) determine, after receiving advice from one or more investment banking firms, to be fair to the stockholders and otherwise in the best interests of Sprint and its stockholders.

  If Sprint is involved in a merger or other business combination transaction after the Rights become exercisable, each Right will entitle its holder to purchase, for the Right's exercise price, a number of the acquiring or surviving company's shares of common stock having a market value equal to twice the exercise price. Sprint will be entitled to redeem the Rights at $.01 per Right at any time until ten business days following a public announcement that a person or group of persons has acquired beneficial ownership of voting securities representing 15% or more of the voting power of Sprint (or in excess of the shares permitted to be acquired under the Amended Standstill Agreement, in the case of FT and DT). The terms of the Rights will expire on June 25, 2007, unless earlier redeemed by Sprint or unless extended by amending the Rights Agreement.

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

  The Rights Agreement is not intended to deter all takeover bids for Sprint and will not do so. For example, the Rights Agreement does not foreclose an attractive offer to acquire all the FON Stock at the same price and all of the PCS Stock at the same price, or a transaction approved by the Sprint Board. To the extent an acquiror is discouraged, delayed or prevented by the Rights Agreement from acquiring or from making an unsolicited proposal to acquire an equity position in Sprint, stockholders may be deprived from receiving a premium for their shares. The issuance of additional shares of FON Stock, PCS Stock or Class A Common Stock prior to the time the Rights become exercisable will result in an increase in the number of Rights outstanding.

  Pursuant to the Restructuring Agreement, Sprint has agreed that under the applicable governing documents for any stockholder rights plan in effect for stockholders of Sprint following the Closing, (i) a holder of Series 2 PCS Stock (or Series 2 FON Stock) will not be deemed to "beneficially own" the shares of Series 1 PCS Stock (or Series 1 FON Stock) issuable upon conversion of such shares before such conversion, (ii) shares of Common Stock acquired by the Cable Parents or their Affiliates pursuant to the Restructuring Agreement (including pursuant to their Equity Purchase Rights, the Mergers and provisions for the repayment of certain tax benefits in shares of Common Stock under certain circumstances), or acquired upon conversion of such shares, will not result in such holders being deemed Acquiring Persons under such rights plan, and (iii) if a transferee of Common Stock of a Cable Parent or its Affiliate did not exceed the applicable threshold as of the time of acquisition of such shares so as to make such transferee an Acquiring Person under such rights plan, and such transferee subsequently exceeds such threshold as a result of the fluctuating vote per share of the PCS Stock, such transferee will have 30 days to sell enough shares to decrease its ownership below such threshold before being deemed an Acquiring Person for purposes of such rights plan.

BUSINESS COMBINATION STATUTE

  The provisions of Kan. Stat. Ann. Section 17-12,101 et seq (the "Business Combination Statute") limits business combinations (as defined in Section 17-12,100 of the Business Combination Statute) between corporations and interested stockholders. However, Section 17-12,101 of the Business Combination Statute exempts from its provisions business combinations with interested stockholders who became such in a transaction approved by the board of directors.

CONTROL SHARE ACQUISITION STATUTE

  The Kansas Control Share Acquisition Statute (the "CSA Statute") provides that persons who acquire beneficial ownership of the Common Stock of Sprint in excess of certain thresholds -- 20%, 33-1/3% and 50%-- lose the right to vote the shares acquired in the transaction ("Control Shares") that resulted in the person exceeding one of those thresholds, unless the acquisition is approved by (i) a majority of the outstanding shares of Sprint and (ii) a majority of the outstanding shares of Sprint excluding the Control Shares and shares held by Sprint officers and Sprint directors who are also Sprint employees. The CSA Statute limits the ability of a stockholder to acquire a substantial equity stake in Sprint without the approval of Sprint's stockholders and reduces the coercive effect of a front-end loaded tender offer.

                            FT AND DT ARRANGEMENTS

THE MASTER AGREEMENT AND RELATED AGREEMENTS

  In General. The following is a summary of the terms of the Master Agreement, a copy of which was filed as an Exhibit to Sprint's Current Report on Form 8-K dated May 26, 1998, and certain related documents (the "Amended Investment Documents"). The following summary is qualified in its entirety by the more specific terms of the Master Agreement and the Amended Investment Documents.

  The Original Investment Agreement and Related Investment Documents. Sprint, FT and DT entered into an Investment Agreement, dated as of July 31, 1995, which was amended on November 21, 1995 (the "Original Investment Agreement"), and also entered into certain related agreements executed pursuant to the Original Investment Agreement (the "Related Investment Documents"). The Related Investment Documents include (i) the Registration Rights Agreement, dated as of January 31, 1996, among FT, DT and Sprint (the "Original

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Registration Rights Agreement"), (ii) the Stockholders' Agreement, dated as of
January 31, 1996, among FT, DT and Sprint, as amended (the "Original Stockholders' Agreement"), and (iii) the Standstill Agreement, dated as of July 31, 1996, as amended (the "Original Standstill Agreement").

  Pursuant to the Original Investment Agreement and the Related Investment Documents, FT and DT purchased shares of Existing Class A Common Stock from Sprint. Although the provisions of the Original Investment Agreement and the Related Investment Documents, along with the terms of the Existing Articles, set forth certain rights and restrictions with respect to the ownership of FT and DT of the Existing Class A Common Stock, the existing arrangements lack certain terms necessary to address the Tracking Stock Proposal.

  Accordingly, one objective of the Master Agreement and the Amended Investment Documents is to adapt the terms of the Original Investment Agreement and the Related Investment Documents to Sprint's proposed tracking stock equity structure. In particular, these documents provide, among other things, for Class A Common Stock to remain outstanding following the Recapitalization, but to represent interests in the underlying FON Stock and PCS Stock, and for the Equity Purchase Rights of FT and DT to apply to FON Stock and PCS Stock after the Recapitalization has occurred. Another objective is for FT and DT (and/or certain of their designated subsidiaries) to purchase shares of Series 3 PCS Stock in connection with the PCS Restructuring and the IPO. Such purchases are intended to ensure that FT and DT will maintain their aggregate 20% voting power after the consummation of the PCS Restructuring and the IPO.

  Purchases of Series 3 PCS Stock. The Master Agreement contemplates a minimum of one purchase and a maximum of three purchases of Series 3 PCS Stock by FT and DT. Series 3 PCS Stock will have most of the same voting rights as the Series 1 PCS Stock (except it will be voted along with the Series 3 FON Stock and Class A Common Stock for the election of the Class A Directors) and dividend and liquidation rights that are identical to the Series 1 PCS Stock. The initial purchase of Series 3 PCS Stock (the "Primary Purchase") will occur simultaneously with the PCS Restructuring. Subsequent purchases may be necessary if the IPO occurs after the PCS Restructuring (i.e., the "Secondary Purchase") or if the underwriters exercise an over-allotment option in connection with the IPO (i.e., the "Greenshoe Purchase" and, collectively with the Primary Purchase and the Secondary Purchase, the "Top Up Purchases").

  Pursuant to the Top Up Purchases and subject to the terms and conditions set forth in the Master Agreement, FT and DT have agreed to purchase a number of whole shares (rounded up to the nearest whole share) of Series 3 PCS Stock sufficient for FT and DT to have acquired Beneficial Ownership, in the aggregate, equal to 25% of the aggregate voting power attributable to the shares of Series 1 PCS Stock, Series 2 PCS Stock and PCS Preferred Stock issued in the PCS Restructuring and the IPO (including issuances resulting from the exercise of
Equity Purchase Rights by any of the Cable Parents). Each of FT and DT has agreed to purchase one-half of the shares of Series 3 PCS Stock to be so purchased; such purchases would be consummated concurrently and no purchase by one of FT or DT will be made unless and until the concurrent purchase by the other of FT or DT is so effected. With respect to each of the Top Up Purchases, Sprint will use its reasonable efforts to coordinate the exercise of Equity Purchase Rights by the Cable Parents and FT and DT to avoid a series of successive exercises of such rights triggered by a single initial issuance.

   The Top Up Purchases made pursuant to the Master Agreement will be in lieu of the Equity Purchase Rights which FT and DT otherwise have under the Original Stockholders' Agreement and the Amended and Restated Stockholders' Agreement (the "Amended Stockholders' Agreement"), which will be entered into by Sprint, FT and DT on the date of the Primary Purchase.

  If prior to any Top Up Purchase all outstanding shares of Series 3 FON Stock, Series 3 PCS Stock and Class A Common Stock have been converted into publicly-held Common Stock, each share of Series 3 PCS Stock to have been issued by Sprint pursuant to such Top Up Purchase (and the Master Agreement) shall instead be issued as one duly issued, fully paid and nonassessable share of Series 1 PCS Stock.

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

  FT and DT will purchase the shares of Series 3 PCS Stock pursuant to the Primary Purchase at the applicable price specified below and determined at the date of the Primary Purchase:

    (i) if Sprint elects to complete the IPO concurrently with the PCS Restructuring, the purchase price per share will be the IPO Price net of any underwriting discounts in connection with the IPO, which purchase price will be paid in cash in immediately available funds, or

    (ii) if Sprint elects to complete the Recapitalization concurrently with the PCS Restructuring and prior to the IPO, then the purchase price per share will be an amount equal to the volume-weighted average Closing Price for Series 1 PCS Stock for the period of 20 consecutive trading days following the commencement of regular way trading in connection with the Recapitalization, which purchase price shall be paid by the issuance to Sprint by FT and DT of notes of FT or DT (as applicable) ("Top Up Notes") or a combination of cash and Top Up Notes.

If the IPO occurs after the PCS Restructuring and the Recapitalization, FT and DT will purchase the shares of Series 3 PCS Stock pursuant to the Secondary Purchase and Greenshoe Purchase at the IPO Price net of any underwriting discounts in connection with the IPO. Simultaneously with the Primary Purchase, Sprint, FT and DT will execute the Amended Investment Documents.

  The number of shares of Series 3 PCS Stock to be purchased by FT and DT under the Master Agreement and the purchase price for such shares will be adjusted to reflect any stock split, subdivision, stock dividend or other reclassification, consolidation or a combination of the Sprint Voting Securities or similar action or transaction after the date of the Master Agreement, except that no adjustment shall be made in respect of the Recapitalization.

  The Master Agreement--Other Provisions. Each of FT and DT agrees to vote (or cause to be voted) the shares of capital stock of Sprint it owns (directly or indirectly) in favor of the PCS Stock Amendment, the Recapitalization Amendment, the Restructuring Agreement and the transactions contemplated thereby and the other matters related thereto presented for a vote at the Stockholders Meeting (including any class vote of the holders of Class A Common Stock required), and agrees not to exercise any disapproval rights which it may have with respect to any such matters. In addition, each of Sprint, FT and DT agrees to use its commercially reasonable efforts to obtain all consents and authorizations of third parties and governmental authorities and to make all filings with and give all notices to third parties and governmental authorities which may be necessary or required in order to effect the transactions contemplated by the Master Agreement. Each of Sprint, FT and DT also agrees to use all reasonable efforts to cause the Recapitalization to constitute a tax-free "reorganization" under the Code. Sprint will, at the request of FT and DT, use its commercially reasonable efforts to obtain, as soon as is practicable, any United States regulatory approvals or other regulatory relief as FT and DT reasonably deem appropriate in order for FT and DT to exercise and benefit from their rights under the Master Agreement, certain of the Amended Investment Documents and the Amended Articles.

  The Master Agreement--Representations and Warranties;
Indemnification. Sprint, FT and DT make certain representations and warranties to each other party to the Master Agreement concerning, among other things, due organization, absence of litigation and necessary governmental approvals and in the case of Sprint, certain changes involving Sprint and certain actions taken by Sprint's Board. Certain of these representations and warranties (the "Surviving Representations") survive until the earlier to occur of (i) 15 months after the date of the applicable Top Up Purchase and
(ii) 90 days after the publication of the results of the first full audit of the consolidated financial statements of Sprint and Sprint's subsidiaries by Sprint's independent auditors following the applicable Top Up Purchase. Others of these representations will survive without limitation as to time. FT and DT will be entitled to recovery with respect to breaches of the Surviving Representations and certain other representations only if the aggregate amount of loss, liability or damage (including reasonable attorneys' fees and other costs and expenses) (collectively, "Damages") incurred or sustained by FT and DT arising from or relating to such breaches exceeds $30 million. FT and DT will be entitled to compensation for Damages only to the extent such Damages directly relate to the investment in Sprint made by FT and DT pursuant to the Master Agreement, and except as otherwise provided in the Master Agreement, FT and DT will have no claim for Damages under the Master Agreement with respect to any actual or alleged diminution in

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

value of, or other loss, liability or damage associated with, FT and DT's existing investment in Sprint or any additional purchases of capital stock of Sprint made by them pursuant to the Master Agreement (unless the validity of such shares is affected by the Recapitalization).

  The Master Agreement--Conditions to the Closing of the Primary Purchase. The obligations of Sprint, FT and DT to effect the transactions contemplated by the Master Agreement to occur at the closing of the Primary Purchase (the "Primary Closing"), other than the purchase and sale of capital stock of Sprint to be acquired by FT and DT under the Master Agreement at the Primary Closing, are subject to the fulfillment or waiver by the relevant party or parties of the following conditions:

    (i) The matters presented for a vote of the stockholders of Sprint at the Stockholders Meeting will have been duly approved;

    (ii) The CP Closing will be consummated simultaneously with the Primary Closing;

    (iii) No injunction or other order, decree or ruling issued by a governmental authority, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that enjoins certain actions to be effected at the Primary Closing under the Master Agreement or the transactions contemplated by the Restructuring Agreement;

    (iv) The IPO or the Recapitalization (whichever Sprint has elected to complete concurrently with the CP Exchange on the date of the Primary Closing) shall be consummated simultaneously with the Primary Closing; and

    (v) The PCS Stock Amendment and (if the Recapitalization is to occur concurrently with the PCS Restructuring) the Recapitalization Amendment will have been filed with the Kansas Secretary of State.

  The obligations of Sprint to effect the transactions contemplated by the Master Agreement to occur at the Primary Closing, including the purchase and sale of capital stock of Sprint to be acquired by FT and DT under the Master Agreement at the Primary Closing, are subject to the fulfillment or waiver by Sprint of the following additional conditions:

    (i) The representations and warranties of each of FT and DT made pursuant to the Master Agreement will be accurate in all material respects on the date of the Primary Closing with the same effect as if made on such date;

    (ii) All covenants and agreements of each of FT and DT contained in the Master Agreement and required to be performed on or prior to the date of the Primary Closing shall have been performed in all material respects on or prior to such date;

    (iii) There shall not have occurred any change in applicable law or any change in facts beyond Sprint's reasonable control, in either case occurring after the date of the Master Agreement, that would prevent Sprint's legal counsel from reaffirming to Sprint on the date of the Primary Closing such counsel's opinion on certain tax and related matters; and

    (iv) Each of the Amended Investment Documents will have been executed and delivered by the parties thereto.

  The obligations of FT and DT to effect the transactions contemplated by the Master Agreement to occur at the Primary Closing, other than the purchase and sale of capital stock of Sprint to be acquired by FT and DT under the Master Agreement at the Primary Closing, are subject to the fulfillment or waiver by them of the following additional conditions:

    (i) Certain representations and warranties of Sprint made pursuant to the Master Agreement will be accurate in all material respects on the date of the Primary Closing with the same effect as if made on such date;

    (ii) All covenants and agreements of Sprint contained in the Master Agreement and required to be performed on or prior to the date of the Primary Closing shall have been performed in all material respects on or prior to such date;

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    (iii) Each of the Amended Investment Documents will have been executed and delivered by the parties thereto;

    (iv) Sprint will have filed with the Kansas Secretary of State the PCS Stock Amendment and (if the Recapitalization is to occur concurrently with the PCS Restructuring) the Recapitalization Amendment and will have duly adopted the required bylaw amendment and such amended terms shall be in full force and effect;

    (v) the Sprint Board will have taken appropriate action so that the provisions of the Business Combination Statute restricting "business combinations" with "interested stockholders" (each as defined in Kan. Stat. Ann. Section 17-12,100) will not apply to FT, DT or any person who as of the date of the Master Agreement is an Affiliate of FT or DT with respect to the purchase and sale of shares of capital stock of Sprint pursuant to and permitted by the Master Agreement and the Amended Investment Documents;

    (vi) The Series 1 FON Stock and Series 1 PCS Stock issuable upon conversion of the Class A Stock to be issued pursuant to the Master Agreement will have been approved for listing on the New York Stock Exchange, or if not so approved, will have been approved for listing on the American Stock Exchange or approved for quotation on the National Association of Securities Dealers Inc. Automated Quotations National Market System subject to official notice of issuance; and

    (vii) Each of FT and DT will have received certain opinions dated as of the date of Primary Closing, from counsel to Sprint reasonably satisfactory to each of FT and DT, in form reasonably satisfactory to the parties.

    The obligations of Sprint, FT and DT to consummate the purchase and sale of capital stock to be acquired by FT and DT under the Master Agreement at the Primary Closing are subject to the fulfillment or waiver by the relevant party or parties of the following conditions;

    (i) All consents, if any, required from the FCC in order to permit the purchase and sale of the shares of capital stock of Sprint to be purchased by FT and DT at the Primary Closing will have been granted, in each case without any material limitation, restriction, requirement or condition on Sprint, FT or DT;

    (ii) FT shall have received all approvals, if any, of the French minister in charge of economic affairs and finance (ministre charge de l'economie et des finances) and all approvals, if any, of the French minister in charge of posts and telecommunications (ministre charge des postes et des telecommunications) required in order to permit the purchase and sale of the shares of capital stock of Sprint to be purchased by FT and DT at the Primary Closing;

    (iii) DT shall have received all approvals, if any, of the Bundeskartellamt required in order to permit the purchase and sale of the shares of capital stock of Sprint to be purchased by FT and DT at the Primary Closing;

    (iv) All other material governmental approvals, if any, required in order to permit the purchase and sale of the shares of capital stock of Sprint to be purchased by FT and DT at the Primary Closing shall have been received; and

    (v) No Change of Control shall have occurred.


  In addition, the obligations of each of FT and DT to purchase the capital stock of Sprint to be acquired by FT and DT under the Master Agreement at the Primary Closing are subject to the satisfaction, on or prior to the date of the Primary Closing, of the following conditions, compliance with which or the occurrence of which may be waived by FT and DT:

    (A) Certain representations and warranties of Sprint set forth in the Master Agreement will be accurate in all material respects on the date of the Primary Closing with the same effect as if made on such date;


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

    (B) There shall not have occurred after the date of the Master Agreement any change in applicable law that would cause the Recapitalization to be deemed taxable to FT or DT under French or German tax law; and

    (C) Unless FT and DT have otherwise consented in writing, the Restructuring Agreement shall not have been amended in a manner which fundamentally changes the transactions contemplated by the Restructuring Agreement or which is materially adverse to FT and DT.

  The Master Agreement--Conditions to the Closing of the Secondary and Greenshoe Purchases During the Anticipated IPO Period. If the IPO occurs within 180 days following the CP Exchange, the respective obligations of Sprint, FT and DT to consummate the transactions contemplated by the Master Agreement to occur at the closing of the Secondary Purchase (the "Secondary Closing") and the closing of the Greenshoe Purchase (the "Greenshoe Closing" and, with the Secondary Closing, an "Applicable Closing") are subject to the fulfillment at or prior to the date of the Secondary Closing and at or prior to the date of the Greenshoe Closing, respectively, of the following conditions, which may be waived by the party being benefitted thereby, to the extent permitted by applicable law:

    (A) No injunction or other order, decree or ruling issued by a governmental authority, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, will be in effect that enjoins the consummation of the transactions to be effected at the Secondary Closing or the Greenshoe Closing, as the case may be; and

    (B) All material governmental approvals, if any, required in order to permit the purchase and sale of the shares of capital stock of Sprint to be purchased by FT and DT at the Secondary Closing or the Greenshoe Closing, as the case may be, shall have been received.

  If the IPO occurs within 180 days following the PCS Restructuring, the obligation of each of FT and DT to consummate the transactions contemplated by the Master Agreement at the Secondary Closing or Greenshoe Closing is also subject to the fulfillment of each of the following conditions:

    (i) Certain representations and warranties of Sprint set forth in the Master Agreement will be true and correct in all material respects at and as of the date of the Master Agreement and at and as of the date of such Secondary Closing or Greenshoe Closing, as the case may be, as if such representations and warranties were made at and as of such date.

    (ii) Sprint shall have performed and complied in all material respects with certain obligations under the Master Agreement; Article FIFTH of the Amended Articles (to the extent such Article relates to the rights of the holders of Class A Stock concerning, among other things, election of directors and amendments to the Sprint Bylaws); certain other provisions in the Amended Articles concerning, among other things, various rights of Class A Common Stock, the Series 3 PCS Stock and the Series 3 FON Stock; and certain Articles and Sections of the Stockholders' Agreement and the Amended Stockholders' Agreement;

    (iii) No Change of Control shall have occurred; and

    (iv) There shall not have occurred after the date of the Master Agreement any change in applicable law that would cause the Recapitalization to be deemed taxable to FT or DT under French and German tax law.

  Sprint's obligation to consummate the transactions contemplated by the Master Agreement at a Secondary Closing or Greenshoe Closing is subject to the fulfillment of each of the following conditions:

    (i) Certain representations and warranties of FT and DT set forth in the Master Agreement will be true and correct in all material respects at and as of the date of the Master Agreement and at and as of the date of such Secondary Closing or Greenshoe Closing, as the case may be, as if such representations and warranties were made at and as of such date; and


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

    (ii) Each of FT and DT will have performed and complied in all material respects with certain of its obligations under, among other agreements, the Master Agreement, the Stockholders' Agreement and the Amended Stockholders' Agreement, the Standstill Agreement and the Amended Standstill Agreement.

  The Master Agreement--Conditions to the Closing of the Secondary and Greenshoe Purchases After the Anticipated IPO Period. If the IPO occurs after 180 days following the PCS Restructuring, the respective obligations of each of Sprint, FT and DT to consummate the transactions contemplated by the Master Agreement to occur at the Secondary Closing and the Greenshoe Closing are subject to the fulfillment at or prior to the date of the Secondary Closing and the Greenshoe Closing, respectively, of the following conditions which may be waived by the party being benefitted thereby, to the extent permitted by applicable law:

    (i) No injunction or other order, decree or ruling issued by a governmental authority, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that enjoins the consummation of the transactions to be effected at the Secondary Closing or the Greenshoe Closing, as the case may be; and

    (ii) All other material governmental approvals, if any, required in order to permit the purchase and sale of the shares of capital stock of Sprint to be purchased by FT and DT at the Secondary Closing or the Greenshoe Closing, as the case may be, shall have been received.

  If the IPO occurs after 180 days following the PCS Restructuring, in addition to the conditions described in clauses (i) through (iv) of the second paragraph under "--The Master Agreement--Conditions to the Closing of the Secondary and Greenshoe Purchases During the Anticipated IPO Period," the obligations of FT and DT to consummate the transactions contemplated by the Master Agreement to occur at the Secondary Closing and the Greenshoe Closing are subject to the condition, which may be waived by FT and DT, to the extent permitted by applicable law, that the representations and warranties of Sprint contained in the Master Agreement shall be accurate in all material respects on the date of the Applicable Closing with the same effect as if made on the date of the Applicable Closing, with certain limited exceptions.

  If the IPO occurs after 180 days following the PCS Restructuring, in addition to the conditions described in the third paragraph under "--The Master Agreement--Conditions to the Closing of the Secondary and Greenshoe Purchases During the Anticipated IPO Period", the obligations of Sprint to consummate the transactions contemplated by the Master Agreement to occur at the Secondary Closing and the Greenshoe Closing are subject to the condition, which may be waived by Sprint, to the extent permitted by applicable law, that the representations and warranties of each of FT and DT contained in the Master Agreement will be accurate in all material respects on the date of the Applicable Closing with the same effect as if made on the date of the Applicable Closing, with certain limited exceptions.

  The Master Agreement--Termination. Sprint, FT or DT may terminate the Master Agreement prior to the Primary Purchase upon the occurrence of certain events. In such case, none of the Top Up Purchases would occur and the Amended Investment Documents would not be executed and delivered, but the Related Investment Documents would continue in full force and effect until terminated in accordance with their respective terms, without any amendment to the rights and obligations of the parties thereto. Termination may be effected as follows:

    (i) by mutual written consent of the parties;

    (ii) by any party, if certain actions to be taken by the parties at the time of the Primary Purchase are prohibited by any final, nonappealable order, decree or injunction of a government authority;

    (iii) by any party that is not in material breach of any material covenant contained in the Master Agreement, if the Primary Purchase has not occurred on or before December 31, 1998;

    (iv) by any party that is not in material breach of any material covenant contained in the Master Agreement, following the time that certain conditions to the Primary Purchase become incapable of being satisfied on or prior to December 31, 1998;

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

    (v) by any party that is not in material breach of any material covenant contained in the Master Agreement, following a material breach of any material covenant contained in the Master Agreement by any other party if such breach remains uncured in any material respect for 30 days following the giving of notice of the breach of such material covenant from the party seeking to terminate the Master Agreement to each other party; provided, that the party seeking to terminate the Master Agreement gives written notice of such termination to each other party within 30 days following the end of such 30-day cure period; or

    (vi) by FT or DT, if the Sprint Board shall have withdrawn its recommendation of the approval of the PCS Stock Amendment, the Recapitalization Amendment, the Restructuring Agreement and the transactions contemplated thereby, and the other matters related thereto presented for a vote at the Stockholders' Meeting or shall have qualified its recommendation in a manner materially adverse to FT and DT. If Sprint's Board of Directors continues its recommendation and approval of such proposals, but reflects in its recommendation additional information, the inclusion of such additional information, in and of itself, shall not be deemed to be a qualification that is materially adverse to FT and DT or otherwise provide FT and DT with a termination right under this clause
  (vi).

If the Master Agreement is terminated pursuant to clause (vi) above, in addition to any other remedies FT and DT may have under the Master Agreement, at law, in equity or otherwise, Sprint shall promptly reimburse each of FT and DT for their actual reasonable out-of-pocket expenses (including certain attorneys' fees) incurred by it relating to the transactions contemplated by the Master Agreement and the Amended Investment Documents up to a maximum aggregate amount of $5 million for FT and DT collectively.

  If the Master Agreement is terminated in accordance with the provision described above, then (i) it will become null and void and have no further effect, without any liability of any party to any other party, except that the obligations of the parties with respect to the reimbursement of certain expenses and under any provision of the Master Agreement that expressly provides for certain actions to occur simultaneously with or following the termination of the Master Agreement will survive the termination of the Master Agreement indefinitely; provided, that no such termination will release or relieve any party from liability for any willful material breach of any material provision of the Master Agreement occurring prior to such termination; and (ii) the Related Investment Documents will continue in full force and effect until terminated in accordance with their respective terms, without any amendment to the right and obligations of the parties thereto.

  The Master Agreement--Abandonment of the Primary Purchase of Capital Stock. The obligations of the parties to consummate the Primary Purchase may be abandoned at any time prior to such purchase at the Primary Closing:

  (i) by any party, if the Primary Purchase is prohibited by any final, nonappealable order, decree or injunction of a governmental authority; or

  (ii) if a Change of Control shall have occurred.

Notwithstanding any such abandonment of the Primary Purchase, the Master Agreement will not be terminated and such abandonment will have no effect whatsoever on (i) the obligations of FT and DT under the Master Agreement to vote (or cause to be voted) the shares of capital stock of Sprint they own (directly or indirectly) in favor of the PCS Stock Amendment, the Recapitalization Amendment, the Restructuring Agreement and the transactions contemplated thereby and the other matters related thereto presented for a vote at the Stockholders Meeting (including any class vote of the holders of Class A Common Stock required), and their agreement not to exercise any disapproval rights which they may have with respect to any such matters, or
(ii) any other actions to be taken by the parties at the time of the Primary Purchase, including the parties' obligations to proceed with all of the transactions and deliveries contemplated to be undertaken at such time (other than the Primary Purchase itself), and such transactions and deliveries shall proceed if all of the other conditions to the Primary Closing have been satisfied or waived.

  The Master Agreement--Abandonment of the Secondary Purchase and/or Greenshoe Purchase. The obligations of the parties to consummate the Secondary Purchase and/or the Greenshoe Purchase may be

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

abandoned at any time after the Primary Purchase and prior to such Secondary Purchase or Greenshoe Purchase, as the case may be:

    (i) by mutual written consent of the parties;

    (ii) by any party, if the Secondary Purchase or Greenshoe Purchase, as the case may be, shall be prohibited by any final, nonappealable order, decree or injunction of a governmental authority;

    (iii) by any party that is not in material breach of any material covenant contained in the Master Agreement, if the Secondary Purchase has not occurred on or before June 30, 1999;

    (iv) by any party that is not in material breach of any material covenant contained in the Master Agreement, following the time that any condition to closing set forth in the Master Agreement and applicable to the Secondary Purchase and/or Greenshoe Purchase has become incapable of being satisfied on or prior to June 30, 1999;

    (v) by any party that is not in material breach of any material covenant contained in the Master Agreement, following a material breach of any material covenant contained in the Master Agreement by any other party if such breach remains uncured in any material respect for 30 days following the giving of notice of the breach of such material covenant from the party seeking to terminate the Master Agreement to each other party; provided, that the party seeking to abandon the Secondary Purchase or the Greenshoe Purchase gives written notice of such termination to each other party within 30 days following the end of such 30-day cure period; or

    (vi) if a Change of Control shall have occurred.

Notwithstanding any such abandonment of the Secondary Purchase or the Greenshoe Purchase, the Master Agreement shall not be terminated and such abandonment shall have no effect whatsoever on the actions taken or to be taken by the parties simultaneously with the Primary Purchase, including the execution and delivery by the parties of the Amended Investment Documents.

AMENDED REGISTRATION RIGHTS AGREEMENT

  Registration Rights--Number of Registrations. The holders of Existing Class A Common Stock have previously been granted certain rights by Sprint pursuant to the Original Registration Rights Agreement to register the sale of the shares of Sprint voting securities held by them pursuant to the Securities Act. The Original Registration Rights Agreement provides that the holders of a majority of the Existing Class A Common Stock will be entitled to demand one registration in any 12-month period, up to a maximum of seven registrations. Sprint will be responsible for the registration expenses in connection with the first five of such registrations; the holders of the Existing Class A Common Stock requesting registration would be responsible for the registration expenses in connection with the remaining two registrations under the Original Registration Rights Agreement. Sprint is not required to effect any registration unless the market value of the Existing Class A Common Stock requested to be registered exceeds $200 million. The holders of the Existing Class A Common Stock also have the right to participate in all registrations of Sprint Common Stock by Sprint on behalf of itself or any other party, other than registrations on Forms S-4 or S-8, registrations in connection with an exchange offer or offerings solely to Sprint's existing stockholders or pursuant to dividend reinvestment plans or dividend reinvestment and stock purchase plans.

  Under the Amended and Restated Registration Rights Agreement, which will be entered into by Sprint, FT and DT on the date of the Primary Purchase (the "Amended Registration Rights Agreement") the total number of registrations that the holders of a majority of Class A Stock are entitled to demand would be increased to ten, though the limitation to one such registration within any 12-month period remains. Sprint will be responsible for the registration expenses in connection with the first seven of such registrations; the holders of a majority of Class A Stock requesting registration will be responsible for the registration expenses in connection with the remaining three registrations. Sprint would continue not to be required to effect any registration unless the market value of the Class A Stock requested to be registered exceeds $200 million, except if the registration relates to the sale of Series 3 PCS Stock ("Post-Restructuring Series 3 PCS Shares")

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

    (i) acquired by the holders of Class A Stock pursuant to the Master Agreement in respect of the exercise by any of the Cable Parents of certain Equity Purchase Rights,

    (ii) acquired by the Class A Holders in respect of the exercise by FT and DT of their equity purchase rights pursuant to, and on or after the date of, the Amended Stockholders' Agreement,

    (iii) issued to FT or DT upon conversion of Series 1 PCS Stock acquired by FT and DT from third parties and not in violation of the Amended Standstill Agreement, and

    (iv) into which shares described in clauses (i) through (iii) are converted pursuant to any recapitalization,

but not any such shares acquired by the holders of Class A Stock in the Recapitalization or pursuant to the Master Agreement as a result of the IPO or PCS Restructuring (other than the exercise by the Cable Parents of their equity purchase rights in connection with the IPO). In the event a request is made to register Post-Restructuring Series 3 PCS Shares, (x) the aggregate market value of such Post-Restructuring Series 3 PCS Shares must exceed $100 million on the date of delivery of the request for registration and (y) the registration must involve the lesser of (A) Post-Restructuring Series 3 PCS Shares with an aggregate market value of at least $200 million on the date of delivery of the request for registration and (B) all of the Post-Restructuring Series 3 PCS Shares owned by the holders of Class A Stock.

  Registration Rights--Demand Registration Priorities. The Original Registration Rights Agreement provides that if the managing or lead underwriter determines that the number of securities requested to be registered in a demand registration exceeds the number which can be sold in such offering within a price range acceptable to the holders of Existing Class A Common Stock requesting registration, Sprint will either (i) include all of the Existing Class A Common Stock requested to be registered before it includes any of the securities that Sprint desires to include in the registration or (ii) include the Existing Class A Common Stock and the securities Sprint desires to be registered on a pro rata basis. In either case, securities requested to be registered by third parties will be included after the Existing Class A Common Stock. If Sprint elects to include securities it desires to be registered on a pro rata basis with the securities requested to be registered by the holders of Existing Class A Common Stock and the managing or lead underwriter continues to determine that the number of securities to be included in the registration exceeds the number which can be sold within a price range acceptable to the holders of Existing Class A Common Stock participating in the registration, such registration shall not be counted toward the seven demand registrations.

  The Amended Registration Rights Agreement has changed these priorities in registrations demanded by FT and DT as follows:

    (i) if the registration is effected during the CP Preference Period and involves the sale of PCS Stock, unless Sprint exercises its option described in clause (iii) below, then (w) the securities proposed to be included by the holders of Class A Stock requesting registration (the "Selling Stockholders") have first priority to be included in such registration, (x) so long as the Cable Parents' Registration Rights Agreement is in effect, any securities requested to be included in such registration by the Cable Parents have second priority, (y) the securities to be included in such registration by Sprint, unless otherwise provided in an agreement between Sprint and another person or persons, have third priority, and (z) the securities of any other person or persons proposed to be included in such registration have last priority, or

    (ii) if the registration is not effected during the CP Preference Period or does not involve the sale of PCS Stock, unless Sprint exercises its option described in clause (iii) below, (x) the securities proposed to be included by the Selling Stockholders have first priority, (y) the securities requested to be included in such registration by Sprint and, so long as the Cable Parents' Registration Rights Agreement is in effect and the offering involves the issuance of PCS Stock, the Cable Parents, unless otherwise provided in an agreement between Sprint and another person or persons, share second priority and (z) the securities of any other person or persons proposed to be included in such registration have third priority (provided, however, in the case of this clause (ii), if the registration is during the CP Secondary Preference Period and the Cable

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

  Parents' Registration Rights Agreement is in effect, unless the Cable Parents otherwise consent, any shares of PCS Stock proposed to be included in such registration by Sprint, the proceeds with respect to which will not be allocated to the PCS Group, shall be third in priority, and the securities of such other persons shall be fourth in priority), or

    (iii) at Sprint's option, (x) the securities proposed to be included by the Selling Stockholders and the securities requested to be included in such registration by Sprint and, so long as the Cable Parents' Registration Rights Agreement is in effect and the offering involves the sale of PCS Stock, the Cable Parents, each pro rata in accordance with the number of securities proposed to be included by the Selling Stockholders and the number of securities so proposed to be included by Sprint and, if applicable, the Cable Parents, respectively, have first priority and (y) second, the securities of any other person or persons proposed to be included in such registration have second priority. If Sprint selects the option set forth in this clause (iii), such registration shall not count toward the maximum of ten registrations provided to the holders of Class A Stock under the Amended Registration Rights Agreement if, due to Sprint's (and, if applicable, the Cable Parents') participation, the managing or lead underwriter or underwriters determines in its good faith judgment that the number of securities requested to be included in such registration by the Selling Stockholders, Sprint and, if applicable, the Cable Parents exceeds the number which can be sold in such offering within a price range acceptable to the Selling Stockholders.

  Registration Rights--Incidental ("Piggyback") Registration Priorities. The Original Registration Rights Agreement provides that if the Selling Stockholders request inclusion in a registration on behalf of Sprint and the managing or lead underwriter determines that the number of securities requested to be included in the registration exceeds the number that can be sold within a price range acceptable to Sprint, Sprint has the right to include all securities proposed to be registered by it before including any securities requested to be included by the Selling Stockholders. If the registration is a registration on behalf of third parties, Sprint may include, after the securities of such third parties, the securities it proposes to include on a pro rata basis with the Selling Stockholders unless it has an equal or better priority with the third party, in which case it may include securities it proposes to include prior to the securities requested to be included by the Selling Stockholders.

  The Amended Registration Rights Agreement has changed these priorities in incidental registrations by FT and DT as follows:

    (i) if the registration is a primary registration on behalf of Sprint which is effected during the CP Preference Period and involves the sale of PCS Stock, (w) the securities proposed to be included by the Cable Parents pursuant to the Cable Parents' Registration Rights Agreement (if then in effect) have first priority to be included in such registration, (x) the securities proposed to be included by Sprint have second priority, (y) the securities requested to be included in such registration by the Selling Stockholders have third priority and (z) the securities of other persons requested to be included in such registration have fourth priority;

    (ii) if the registration is a primary registration on behalf of Sprint which is effected after the CP Preference Period or does not involve the sale of PCS Stock, (x) the securities proposed to be included by Sprint have first priority, (y) the securities proposed to be included in such registration by the Selling Stockholders and, if the registration involves the sale of PCS Stock, the securities requested to be included by the Cable Parents pursuant to the Cable Parents' Registration Rights Agreement (if then in effect), each pro rata in accordance with the number of securities so proposed to be included, share second priority, and (z) the securities of other persons requested to be included in such registration have third priority (provided, however, that if the registration is during the CP Secondary Preference Period and the Cable Parents' Registration Rights Agreement is in effect, unless the Cable Parents otherwise consent, any shares of PCS Stock proposed to be included in such registration by Sprint, the proceeds with respect to which will not be allocated to the PCS Group, shall be third in priority, and the securities of such other persons shall be fourth in priority);


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

    (iii) if the registration is a secondary registration on behalf of a person or persons other than Sprint or a Selling Stockholder which is effected during the CP Preference Period and involves the sale of PCS Stock, (w) the securities proposed to be included by such other person or persons have first priority, (x) the securities proposed to be included by the Cable Parents pursuant to the Cable Parents' Registration Rights Agreement (other than the Cable Parent or Cable Parents, if any, which initiated such secondary registration) have second priority, (y) the securities of Sprint and the securities requested to be included in such registration by the Selling Stockholders, each pro rata in accordance with the number of securities proposed to be registered by Sprint and the number of securities so requested by the Selling Stockholders to be included, respectively, share third priority and (z) the securities of any other persons requested to be included in such registration would have fourth priority; and

    (iv) if the registration is a secondary registration on behalf of a person or persons other than Sprint or a Selling Stockholder which is effected after the CP Preference Period or does not involve the sale of PCS Stock, (w) the securities proposed to be included by such other person or persons have first priority, (x) if such party exercising demand registration rights is a Cable Parent, then any other Cable Parents exercising incidental registration rights pursuant to the Cable Parents' Registration Rights Agreement have second priority, (y) the securities of Sprint, the securities requested to be included in such registration by the Selling Stockholders and, if the registration involves the sale of PCS Stock but the party exercising demand registration rights is not a Cable Parent, the securities requested to be included by the Cable Parents pursuant to the Cable Parents' Registration Rights Agreement, share third priority, each pro rata in accordance with the number of securities proposed to be registered by Sprint and the number of securities so requested to be included by the Selling Stockholders and the Cable Parents, and (z) the securities of any other persons requested to be included in such registration have fourth priority (provided, however, that if the registration is during the CP Secondary Preference Period and the Cable Parents' Registration Rights Agreement is in effect, unless the Cable Parents otherwise consent, any shares of PCS Stock proposed to be included in such registration by Sprint, the proceeds with respect to which will not be allocated to the PCS Group, shall be fourth in priority, and the securities of such other persons shall be fifth in priority).

  Notwithstanding these priorities, if at any time Sprint proposes to effect a registration described above and the Selling Stockholders are entitled to effect a disposition of their securities pursuant to Rule 144(k) (or any successor provision) under the Securities Act, the priorities described above will be changed so that the securities proposed to be included by the Selling Stockholders have the lowest priority of all securities proposed to be registered in such registration.

  Registration Rights--Other Provisions. The Original Registration Rights Agreement contains other provisions addressing Sprint's ability to effect other public offerings near the effectiveness of demand or incidental registrations, the filing of all reports required to be filed by Sprint under the Securities Act and the Exchange Act, and indemnification. The Amended Registration Rights Agreement has not changed these provisions in any material way.

THE AMENDED AND RESTATED STANDSTILL AGREEMENT

  Pursuant to the Original Standstill Agreement, FT and DT have agreed that they will not make certain acquisitions of Existing Common Stock, Existing Class A Common Stock or any other Sprint Voting Securities. FT and DT also agreed to refrain from taking certain actions unless specifically requested in advance in writing by the Chairman of the Sprint Board or by a resolution of a majority of the Sprint Board.

  Due mainly to the need to adapt the acquisition restrictions of the Original Standstill Agreement to Sprint's new equity structure, the Master Agreement provides that FT and DT will enter into an Amended and Restated Standstill Agreement on the date of the Primary Purchase (the "Amended Standstill Agreement"), which would provide additional acquisition restrictions.

  Subject to certain exceptions described below, each of FT and DT has agreed that, prior to July 31, 2010 (the "Initial Standstill Period"), it will not, and will cause each of its respective affiliates and associates not to,

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directly or indirectly, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, beneficial ownership of any Sprint Voting Securities such that the Sprint Voting Securities beneficially owned in the aggregate by FT and DT and their respective affiliates and associates (including all Sprint Voting Securities the beneficial ownership of which FT and DT have the right to acquire under the Master Agreement) would represent in the aggregate more than 20% of the votes represented by the Outstanding Sprint Voting Securities. This limitation is consistent with the limitation in the Original Standstill Agreement.

  In addition, each of FT and DT has agreed that, during the Initial Standstill Period, it will not, and will cause each of its respective affiliates and associates not to, directly or indirectly, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, beneficial ownership of any FON Stock or PCS Stock such that the FON Stock or the PCS Stock, as the case may be, beneficially owned in the aggregate by FT and DT and their respective affiliates and associates (including the FON Stock and the PCS Stock underlying the Class A Common Stock beneficially owned by FT and DT and including all PCS Stock the beneficial ownership of which FT and DT have the right to acquire under the Master Agreement) would represent in the aggregate more than 33% of the votes represented by the outstanding FON Stock or PCS Stock (including as outstanding the shares of FON Stock and PCS Stock underlying the Class A Stock). The limitations on the acquisition of Sprint Voting Securities are referred to herein as the "Percentage Limitations".

  Following the Initial Standstill Period, the 20% Percentage Limitation on the ownership of Outstanding Sprint Voting Securities increases to 30%, as long as the ownership does not exceed 80% of the Foreign Ownership Limitation. For purposes of the Original Standstill Agreement and the Amended Standstill Agreement, the "Foreign Ownership Limitation" means the maximum aggregate percentage of the Sprint Voting Securities that may be owned of record or voted by Aliens under Section 310(b)(4) of the Telecom Act, without such ownership or voting resulting in the possible loss, or possible failure to secure the renewal or reinstatement, of any license or franchise of any governmental authority held by Sprint or any of its affiliates to conduct any portion of the business of Sprint or such affiliate, as such maximum aggregate percentage may be increased from time to time by amendments to Section 310 or by actions of the FCC.

  Under both the Original Standstill Agreement and the Amended Standstill Agreement, FT and DT and their respective affiliates generally will be permitted, subject to the Rights Agreement, to increase their beneficial ownership beyond the applicable Percentage Limitations to the extent required to match the percentage ownership of Sprint Voting Securities owned by any other shareholder, provided that the beneficial ownership of FT and DT and their respective affiliates does not exceed 33% of the voting power represented by either the outstanding FON Stock or the outstanding PCS Stock or 80% of the Foreign Ownership Limitation.

  In addition, neither FT nor DT will be deemed in violation of the beneficial ownership restrictions if the beneficial ownership of Sprint Voting Securities by FT and DT exceeds the applicable Percentage Limitations

    (i) due to an acquisition of Sprint Voting Securities by Sprint, unless FT and DT have previously been notified of such acquisition;

    (ii) due to purchases by FT and DT of Sprint Voting Securities in reliance on information regarding the number of Outstanding Sprint Voting Securities provided by Sprint to FT and DT, unless FT and DT have previously been notified that such information is incorrect;

    (iii) if FT, DT and their affiliates and associates are in compliance with certain provisions of the Amended Standstill Agreement and the beneficial ownership of Sprint voting securities by FT, DT and their respective affiliates and associates does not exceed the 20% Percentage Limitation during the Initial Standstill Period (or, after the Initial Standstill Period, the 30% Percentage Limitation) by more than 0.5% and the acquisitions which resulted in FT, DT and their respective affiliates and associates exceeding such Percentage Limitation were undertaken in good faith and such applicable Percentage Limitation was exceeded inadvertently;

    (iv) as a result of any readjustment in the relative voting power of the FON Stock and the PCS Stock in accordance with the terms of the Amended Articles; or

    (v) as a result of a redemption or conversion of any PCS Stock pursuant to ARTICLE SIXTH, Section 7 of the Amended Articles.

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TRANSFER RESTRICTIONS

  Limitations on Transfer. Pursuant to the Original Stockholders' Agreement, the holders of Existing Class A Common Stock have agreed not to transfer any equity interests in Sprint until January 31, 2001, subject to certain exceptions. They have also agreed to certain other transfer restrictions thereafter. The Amended Stockholders' Agreement provides, however, that the Post-Restructuring Series 3 PCS Shares are not subject to any restrictions on transfer prior to January 31, 2001 except as follows:

  . Until such time as the sum of (i) the Committed Percentage of the holders of Class A Stock and (ii) the percentage of the Sprint Voting Power represented by Sprint Voting Securities which the holders of Class A Stock have the right to commit to purchase pursuant to the Amended Stockholders' Agreement is less than 3.5% of the outstanding Sprint Voting Power for more than 150 days, no holders of Class A Stock may make any transfer to a holder of more than 5% of the Sprint Voting Power (after giving effect to such transfer), other than in an underwritten public offering. In connection with any such public offering, a holder of Class A Stock may not to the best of its knowledge (i) sell more than 2% of the outstanding Sprint Voting Power to any person or group that, prior to such sale, owned 3% or more of such Sprint Voting Power, (ii) sell more than 5% of the outstanding Sprint Voting Power to any person or group or (iii) sell to a person or group required under Section 13(d) of the Exchange Act to file a
   Schedule 13D with respect to Sprint (a "Schedule 13D Filer") or to a person or group who, as a result of such sale, would become a Schedule 13D Filer.

  . So long as the sum of (i) the Committed Percentage of the holders of Class A Stock and (ii) the percentage of the Sprint Voting Power which the holders of Class A Stock have the right to commit to purchase pursuant to the Amended Stockholders' Agreement is greater than 5%, but less than 9% (immediately following a transfer of shares of Class A Stock by the holders of Class A Stock) or 10% (for more than 150 days immediately following the issuance of additional Sprint Voting Securities other than pursuant to a transaction resulting in the issuance of 30% or more of Sprint Voting Power), no holder of Class A Stock may transfer shares of Class A Stock representing more than 1% of the Sprint Voting Power to any one person or group of persons in any transaction or series of transactions, except in connection with any such public offering, or transfer shares other than in any such public offering to any Major Competitor of Sprint.

EQUITY PURCHASE RIGHTS

  Overview of Current Equity Purchase Rights. Pursuant to the Original Stockholders' Agreement, the holders of Existing Class A Common Stock have the right, based upon their Committed Percentage, to acquire shares of Existing Class A Common Stock upon the issuance by Sprint of any new voting stock (including upon the exercise of options or warrants or the conversion of Sprint's securities into Existing Common Stock) generally at, if Existing Common Stock is issued, the weighted average price paid for such shares of Existing Common Stock or, if Sprint voting stock other than Existing Common Stock is issued, at the market price of a share of Existing Common Stock at the date of such issuance.

  The Equity Purchase Rights described in the preceding paragraph must be exercised by the holders of Existing Class A Common Stock by written notice to Sprint within 30 days of the date of the post-issuance notice of the issuance of shares by Sprint which gives rise to such Equity Purchase Rights. Payment by the holders of Existing Class A Common Stock for shares to be purchased in respect of such rights will be made as follows:

    (i) If the aggregate purchase price with respect to the shares of Existing Class A Common Stock to be acquired by the holders of Existing Class A Common Stock is less than $200 million, then payment will be made in cash within 30 days of the date of exercise of such right.

    (ii) If the aggregate purchase price with respect to such shares of Existing Class A Common Stock to be acquired by the holders of Existing Class A Common Stock is between $200 million and $500 million, $200 million of such purchase price will be paid in cash within 30 days of the exercise of such right. The remainder of such purchase price will be paid in two equal annual installments beginning on the date which

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

  is one year from the date of such purchase. The obligation to pay such installments will be evidenced by marketable notes issued by the holder of Existing Class A Common Stock. Such notes will be designed, taking into account the likely manner and timing of resale, to sell at par value ("Class A Holder Eligible Notes").

    (iii) If the aggregate purchase price with respect to such shares of Existing Class A Common Stock to be acquired by the holders of Existing Class A Common Stock exceeds $500 million, then the first $200 million of such purchase price will be paid in cash within 30 days of the exercise of such right. The remainder of such purchase price will be paid in three equal annual installments beginning on the date which is one year from the date of the exercise of such right. The obligation to pay such installments will be evidenced by Class A Holder Eligible Notes.

  Each of FT and DT may suffer adverse tax consequences if at any time its ownership of Sprint Voting Power falls below 10%. Accordingly, both the Original Stockholders' Agreement and the Amended Stockholders' Agreement contain a mechanism whereby the Equity Purchase Rights of the holders of Class A Stock will be automatically exercised and Sprint will immediately issue to FT and DT the shares of, in the case of the Amended Stockholders' Agreement, Class A Stock which they are entitled to purchase pursuant to such rights at the same price which would have applied had FT or DT exercised its Equity Purchase Rights according to the notice provisions described above.

  Special Equity Purchase Rights also exist in both the Original Stockholders' Agreement and the Amended Stockholders' Agreement if the Committed Percentage of the holders of Class A Common Stock is diluted to less than 10% as a result of a transaction resulting in the issuance of 30% or more of Sprint Voting Power or, until January 31, 2006, if a Major Competitor of FT/DT obtains securities representing 20% or more of the Sprint voting power as a result of a Strategic Merger. A "Major Competitor of FT/DT" for these purposes is generally a company which materially competes with a major portion of the telecommunications services business of FT or DT in Europe or the business of the Global One international strategic alliance, or a company which has taken substantial steps to become such a Major Competitor and which FT or DT has reasonably concluded, in its good faith judgment, will be a Major Competitor in the near future in France or Germany.

   Amendments to FT/DT Equity Purchase Rights. The Amended Stockholders' Agreement continues to permit the holders of Class A Stock to purchase from Sprint shares of Class A Stock upon the issuance by Sprint of new voting securities; however, for the most part, they must purchase Series 3 FON Stock when Sprint issues Series 1 FON Stock and Series 3 PCS Stock when Sprint issues Series 1 PCS Stock or Series 2 PCS Stock. The holders of Class A Stock will have up to 2 years from the date of any issuance that triggers their Equity Purchase Rights to exercise their Equity Purchase Rights to purchase Series 3 PCS Stock from Sprint. If they do not exercise such rights during the 45-day period after the date of issuance of the shares of PCS Stock giving rise to the Equity Purchase Right, they must pay the higher of the market price of a share of Series 1 PCS Stock on the date of such issuance giving rise to the Equity Purchase Right and the market price of a share of Series 1 PCS Stock on the date of exercise of the Equity Purchase Right.

  The Amended Stockholders' Agreement also allows the holders of Class A Stock to purchase from Sprint shares of Series 3 PCS Stock, when Sprint issues higher voting PCS Stock or PCS Preferred Stock on the transfer or conversion of lower voting PCS Stock or PCS Preferred Stock and when the Warrants are exercised in exchange for the issuance of PCS Stock. In such event, even through Sprint has issued PCS Stock or PCS Preferred Stock, the holders of Class A Stock may, subject to certain conditions, elect to purchase Series 3 FON Stock from Sprint at the market price of a share of Series 1 FON Stock, provided that the maximum aggregate amount of Series 3 FON Stock which may be purchased under such circumstances (either in a single purchase or in the aggregate through purchases over time) cannot exceed $300 million.

  The payment provisions described above under "--Overview of Current Equity Purchase Rights" continue to apply to the Equity Purchase Rights under the Amended Stockholders' Agreement.

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

  Record Date Blackout Purchases. The Amended Stockholders' Agreement also provides that, if the holders of Class A Stock are prohibited from purchasing shares of FON Stock and PCS Stock from third parties in the open market due to anti-fraud rules during a period of 10 trading days beginning on the ninth trading day before a record date for a meeting of Sprint's stockholders or a record date for the payment of dividends with respect to Class A Stock, the holders of Class A Stock, subject to certain conditions, will have limited additional rights to purchase Series 3 FON Stock and/or Series 3 PCS Stock from Sprint in order to increase their beneficial ownership to 20% of the voting power of Sprint.

  Automatic Exercise of Equity Purchase Rights With Respect to
Conversions. The Amended Stockholders' Agreement provides that for so long as the holders of Class A Stock are entitled to exercise their Equity Purchase Rights under such agreement, each holder of Class A Stock agrees to exercise its rights to purchase from Sprint, and will so purchase and Sprint will sell, shares of Series 3 PCS Stock pursuant to such agreement upon, and simultaneously with, any issuance of higher voting Series 1 PCS Stock upon conversion of lower voting Series 2 PCS Stock when such issuance occurs during a period beginning on the fifth day prior to a record date relating to a vote of Sprint's stockholders or the payment of dividends to Sprint's stockholders and ending on the day following such record date. This provision will become immediately inoperative and of no force and effect with respect to any holder of Class A Stock upon delivery by such holder of Class A Stock to Sprint of a notice to that effect.

  Exclusionary Tender Offers. The Original Stockholders' Agreement provides FT and DT with certain protections if the Sprint Board determines not to oppose a tender offer by a person other than FT, DT or their respective affiliates for not less than 35% of Sprint voting power which does not permit the holder of Existing Class A Common Stock to sell an equal or greater percentage of their shares as the other holders of Sprint voting securities are permitted to sell (an "Exclusionary Tender Offer"). The Amended Stockholders' Agreement continues to provide for these rights and expands the definition of an Exclusionary Tender Offer to include each of the following situations:

    (i) if the tender offer involves only Series 1 FON Stock, and the tender offer does not permit the holders of Class A Stock to sell an equal or greater percentage of their Series 3 FON Stock and Shares Issuable With Respect To The Class A Equity Interest In The FON Group (together, the "Class A FON Shares") as the holders of Series 1 FON Stock are permitted to sell taking into account any proration,

    (ii) if the tender offer involves only Series 1 PCS Stock, and the tender offer does not permit the holders of Class A Stock to sell an equal or greater percentage of their Series 3 PCS Stock and Shares Issuable With Respect To The Class A Equity Interest In The PCS Group (together, the "Class A PCS Shares") as the holders of Series 1 PCS Stock are permitted to sell taking into account any proration, and

    (iii) if the tender offer involves both Series 1 FON Stock and Series 1 PCS Stock, and the tender offer does not permit the holders of Class A Stock to sell an equal or greater percentage of their Class A FON Shares and Class A PCS Shares as the holders of Series 1 FON Stock and Series 1 PCS Stock, respectively, are permitted to sell taking into account any proration.

Upon the purchase by such person of securities representing not less than 35 percent of Sprint's Voting Power in such tender offer, FT, DT and their Qualified Subsidiaries, as a group, have the option to sell to Sprint all but not less than all of the shares that they were unable to tender on the same basis as the other stockholders, at a price per share (x) in the case of Class A FON Shares, equal to the price per share of Series 1 FON Stock offered pursuant to the tender offer, (y) in the case of Class A PCS Shares, equal to the price per share of Series 1 PCS Stock offered pursuant to the tender offer, and (z) in the case of Class A FON Shares and Class A PCS Shares, equal to the price per share of Series 1 FON Stock and Series 1 PCS Stock offered pursuant to the tender offer. The holders of Class A Stock have no such rights if, at the date of termination of the period during which tenders may be made into such tender offer, the holders of Class A Stock have a right to receive in exchange for all the shares of each class and/or series of Class A Stock corresponding to the classes and/or series of stock subject to the tender offer, publicly traded securities with an aggregate fair market value, and/or cash in an amount, not less than the aggregate price per share of the Series 1 FON Stock and/or Series 1 PCS Stock, as the case may be,

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

paid pursuant to the tender offer in a back-end transaction required to be effected within 90 days after the close of the tender offer.

  Ownership Ratios. Pursuant to the Amended Stockholders' Agreement, FT and DT have agreed that (i) the ratio of the aggregate Percentage Ownership Interest of the overall Voting Power of Sprint of one of FT or DT (and its Qualified Subsidiaries) to the aggregate Percentage Ownership Interest of the overall Voting Power of Sprint of the other of FT or DT (and its Qualified Subsidiaries) will not be greater than 3 to 2, (ii) the ratio of the aggregate Percentage Ownership Interest of the Voting Power represented by the Class A FON Shares of one of FT or DT (and its Qualified Subsidiaries) to the aggregate Percentage Ownership Interest of the Voting Power represented by the Class A FON Shares of the other of FT or DT (and its Qualified Subsidiaries) shall not be greater than 4 to 1 and (iii) the ratio of the aggregate Percentage Ownership Interest of the Voting Power represented by the Class A PCS Shares of one of FT or DT (and its Qualified Subsidiaries) to the aggregate Percentage Ownership Interest of the Voting Power represented by the Class A PCS Shares of the other of FT or DT (and its Qualified Subsidiaries) shall not be greater than 4 to 1. Under the Original Stockholders' Agreement and the Existing Articles, FT and DT have agreed that if the ratio in clause
(i) above is exceeded for more than 60 days after notice from Sprint to FT and DT, then each share of Existing Class A Common Stock outstanding would automatically convert into one share of Existing Common Stock, and the rights of the holders of Existing Class A Common Stock to elect directors and exercise disapproval rights and the right of FT and DT to participate in a proposed Change of Control would terminate. The Amended Stockholders' Agreement and the Amended Articles provide that such consequences will also result if the ratio in clause (ii) above or the ratio in clause (iii) above is exceeded for more than 60 days after notice from Sprint to FT and DT.

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

                           INCENTIVE PLANS PROPOSAL

  In anticipation of the Recapitalization, the Sprint Board adopted amendments to Sprint's Long-Term Stock Incentive Program (the "Omnibus Plan"), approved by the stockholders in 1997, and the Management Incentive Stock Option Plan (the "MISOP"), approved by the stockholders in 1995, and is asking Sprint's stockholders to approve the amendments.

  Implementation of the Incentive Plans Proposal is conditioned upon the receipt of stockholder approval of the Incentive Plans Proposal and the Tracking Stock Proposal; however, the Tracking Stock Proposal may still be implemented if it is approved by stockholders and the Incentive Plans Proposal is not approved. If the Incentive Plans Proposal is not approved by stockholders and the Tracking Stock Proposal is implemented, Sprint will take such actions with respect to the incentive plans as it considers necessary and appropriate, including, among other things, modifying the incentive plans to the extent it is authorized to do so, adopting new incentive plans or proposing for subsequent stockholder consideration other incentive plan proposals.

SUMMARY OF AMENDMENTS TO OMNIBUS PLAN

  If the Incentive Plans Proposal is approved, the amendments to the Omnibus Plan, will:

    (1) Authorize, in addition to the number of shares authorized under the annual percentage provisions of the Omnibus Plan, the issuance of stock based awards (the "awards") covering 10,000,000 shares of PCS Stock. The Sprint Board is seeking authority to issue these awards in order to replace the current Long-Term Incentive Compensation Plan covering employees of Sprint Spectrum. If approved, awards will be issued in a combination of shares of PCS Stock and options to purchase PCS Stock to replace units under Sprint Spectrum's current Long-Term Incentive Compensation Plan for the years 1996, 1997 and 1998. The Sprint Board expects that most of these awards will be in the form of options to purchase PCS Stock.

    (2) Eliminate the current provisions of the Omnibus Plan that provide for annual grants to Sprint's non-employee directors (the "Outside Directors") of options to purchase 2,000 shares of Existing Common Stock, and instead allow Outside Directors to participate in normal, discretionary awards under the Omnibus Plan. In order to allow the Sprint Board to have the Directors maintain an appropriate balance between awards based on FON Stock and awards based on PCS Stock, Sprint believes that the discretionary award approach is necessary; a fixed formula provision would not allow the Sprint Board to take into account the changing relative values of the two classes of stock, the number of outstanding shares of each class of stock, the relative market volatility of the two classes of stock, and other factors that the Sprint Board may consider relevant to maintaining an appropriate compensation mix between the two classes of stock for Outside Directors.

    (3) Eliminate provisions prohibiting the Directors from amending Section 11 of the Omnibus Plan, which provides that Outside Directors may elect to receive all or a portion of their fees in Existing Common Stock. The Sprint Board believes the ability to amend the share purchase provisions of the Omnibus Plan will provide the Sprint Board with needed flexibility to manage outside Director acquisitions of shares of the FON Stock and the PCS Stock in an appropriately balanced manner.

    (4) Authorize the issuance to any one individual in any year options to acquire up to 3,000,000 shares of FON Stock and options to acquire up to 1,500,000 shares of PCS Stock. The current provisions permit the issuance of options to acquire up to 3,000,000 shares of common stock to any individual during any year. As under the existing plan, all employees are eligible to receive options under the amended plan and the exercise price of the option will not be less than the fair market value of the stock on the date of the grant.

  In addition to the above amendments for which Sprint is seeking stockholder approval, the Sprint Board, has adopted a board resolution to amend the Omnibus Plan to take into account the effect of the PCS Restructuring and Recapitalization (the "Board Resolution"). The Board Resolution amends the Omnibus Plan,

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

contingent on the closing of the Restructuring Agreement, to authorize the issuance of both FON Stock and PCS Stock and makes other conforming changes. The Omnibus Plan, as amended by the Incentive Plans Proposal and the Board Resolution, is set out in Annex VII to this Proxy Statement.

SUMMARY OF AMENDMENTS TO THE MISOP PLAN

  If the Incentive Plans Proposal is approved, the amendments to the MISOP will:

    (1) Expand the Sprint Board's ability to adjust the terms of outstanding stock options to take into account the effects of the Recapitalization. The current provision allows the strike price of options to be adjusted but does not provide for changing the classes of securities subject to purchase under outstanding options. The Sprint Board needs this authority in order to convert options to buy Existing Common Stock into options to buy PCS Stock and FON Stock; and

    (2) Permit the Sprint Board to adjust the number and class of shares issuable to any individual in any year under the MISOP to take into account the effect of the Recapitalization.

  The Sprint Board has, subject to approval of this amendment by the stockholders, (i) declared that each option to purchase shares of Existing Common Stock will be changed into an option to purchase shares of FON Stock and an option to purchase shares of PCS Stock, (ii) amended the MISOP to provide for the issuance of options to purchase both FON Stock and PCS Stock, and (iii) made other conforming amendments.

  The MISOP, as amended by the Incentive Plans Proposal and the Board Resolution, is set out in Annex IX to this Proxy Statement.

  THE SPRINT BOARD HAS APPROVED THE INCENTIVE PLANS PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE INCENTIVE PLANS PROPOSAL.

BOARD ADJUSTMENTS TO PLAN PROVISIONS

  Pursuant to its authority to adjust the terms of the plans to take into account the effect of the Recapitalization, the Sprint Board has adopted additional amendments to the Omnibus Plan and the MISOP conditioned on the closing of the Restructuring Agreement and on the approval by the stockholders of the Incentive Plans Proposal. These amendments are, with respect to the Omnibus Plan, being made pursuant to existing authority given to the Sprint Board by the provisions of the plan and, with respect to the MISOP, pursuant to the expanded capital-changes authority, the stockholders are being asked to approve the Incentive Plans Proposal.

  Authority to Issue FON Stock and PCS Stock. Under the amendments, both the Omnibus Plan and the MISOP authorize the issuance of awards and options with respect to any class of Sprint's publicly-traded common stock, including the FON Stock and the PCS Stock. Which class of common stock would be subject to any given award or options under the plans would be determined by the Sprint Board or the Organization, Compensation, and Nominating Committee of the Sprint Board (the "Compensation Committee") at the time the award is made. The Compensation Committee may grant awards with respect to either class of stock to employees of either the FON Group or the PCS Group.

  Adjustment of Shares Authorized under the Plans. The number of shares of Existing Common Stock authorized but unissued as of the effective date of the Recapitalization (the "Recapitalization Date") would become the number of shares of FON Stock authorized but unissued (the "Existing Authorized Amount") under both plans, and the number of shares of PCS Stock authorized but unissued under the plans would be one-half the Existing Authorized Amount. Similar adjustments will be made under both plans to the number and class of shares that may be subject to options granted to any individual in any year, both as to total shares issued and shares issuable with respect to incentive stock options.


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

BOARD ADJUSTMENT TO OUTSTANDING OPTIONS

  Pursuant to its authority to adjust the terms of outstanding awards under the Omnibus Plan and the MISOP, the Sprint Board adopted a resolution to provide for the adjustment of the terms of outstanding options to reflect the effect of the Recapitalization on shares of Existing Common Stock. Effective on the Recapitalization Date, each option issued to employees to purchase shares of Existing Common Stock ("Existing Options") will be converted into an option to purchase the same number of shares of FON Stock (the "FON Option") and an option to purchase one-half the number of shares of PCS Stock (the "PCS Option"). Neither the FON Options nor the PCS Options will reduce the number of authorized but unissued shares as of the Recapitalization Date but will be considered a continuation of issued and outstanding options.

  The strike prices of the FON Options and the PCS Options will be set to prices based on the volume-weighted trading prices of the FON Stock (the "FON Value") and the PCS Stock (the "PCS Value") for the first 10 trading days beginning on or after the Recapitalization Date on which the FON Stock begins regular-way trading. A combined value of the two classes of stock (the "Combined Value") will be set at the sum of (i) the FON Value and (ii) one-half of the PCS Value. Each FON Option will have its strike price set at the product of (i) the FON Value and (ii) a fraction (the "Adjustment Factor"), the numerator of which is the strike price of the Existing Option and the denominator of which is the Combined Value. Each PCS Option will have its strike price set at the product of (i) the PCS Value and (ii) the Adjustment Factor. All other terms of each FON Option and PCS Option will be the same as the terms of the related Existing Option.

  During 1997, Mr. Esrey and Mr. LeMay each received performance-based options to purchase Existing Common Stock that will become exercisable only if the fair market value of the Existing Common Stock reaches a price of $95.875 per share for period of 30 trading days within a period of 45 consecutive trading days occurring after June 8, 2001, and on or before June 9, 2003. These options will be adjusted in the same manner as all other Existing Options except that the condition on exercise for both the FON Option and the PCS Option will require that the combined fair market value of the FON Stock and the PCS Stock reaches $95.875 within the prescribed time. The combined value of the FON Stock and the PCS Stock will be computed by adding the trading price of FON Stock to one-half the trading price of PCS Stock.

SUMMARY OF OTHER OMNIBUS PLAN PROVISIONS

  Eligible Participants under the Omnibus Plan. Sprint's Outside Directors and employees of Sprint and its subsidiaries are eligible to receive awards under the Omnibus Plan.

  Shares Subject to the Omnibus Plan. Subject to adjustment as described below (see "Administration--Adjustment for Capital Changes"), one and one-half percent (1.5%) of the outstanding shares of FON Stock and one and one-half percent (1.5%) of the outstanding shares of PCS Stock (including Series 1 PCS Stock and Series 2 PCS Stock) as of the first day of each calendar year, beginning with 1999, will be available for grant during the year.

  In addition to the foregoing, 10,000,000 shares of PCS Stock will be available for awards under the Omnibus Plan. Sprint expects that substantially all of those shares will be allocated to awards under the Omnibus Plan to replace units granted and outstanding under Sprint Spectrum's Long-Term Incentive Compensation Plan.

  All shares available in any year that are not granted under the Omnibus Plan are available for grant in subsequent years. If Sprint acquires another company, any of Sprint's shares covered by or issued as a result of the assumption or substitution of outstanding grants of the acquired company would not be deemed issued under the Omnibus Plan. If any shares subject to any award are forfeited, or the award is terminated without issuance of shares or other consideration, the shares subject to the award will again be available for grant pursuant to the Omnibus Plan. The Compensation Committee may also determine that outstanding securities other than FON Stock and the PCS Stock will be subject to awards under the plan.

  The issuance of FON Options and PCS Options in lieu of Existing Options pursuant to the action by the Sprint Board described above (see "Board Adjustment to Outstanding Options") will not reduce the number of shares available for grant under the Omnibus Plan.

ADMINISTRATION

  The Omnibus Plan is administered by the Compensation Committee, none of the members of which may be an employee of Sprint. The Compensation Committee has the authority to select participants to whom awards are granted, to determine the types of awards and the number of shares covered and to set the terms and conditions of such awards and to cancel or suspend awards. The Compensation Committee is authorized to interpret the Omnibus Plan, to establish, amend, and rescind any rules and regulations relating to the Omnibus Plan, to determine the terms and provisions of agreements entered into with employees under the Omnibus Plan, and to make all other determinations that may be necessary or advisable for the administration of the plan.

  The Compensation Committee may delegate to one or more Senior Officers or one or more committees of Senior Officers the right to grant awards and to cancel or suspend awards with respect to employees who are not officers or Directors of Sprint. The Sprint Board may amend, alter or discontinue the Omnibus Plan or any portion thereof at any time, but no such action may impair the rights of a participant without the participant's consent and no amendment may be made without stockholder approval that will increase the total number of shares reserved for issuance pursuant to the Omnibus Plan.

  Stock Options. Under the Omnibus Plans, the Compensation Committee may grant stock options to participants to purchase, at the Compensation Committee's discretion, either FON Stock or PCS Stock. The strike price per share of common stock purchasable under any stock option granted to an employee will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of the class of common stock subject to the option on the option's grant date. The term of each option and the time or times when it may be exercised will be fixed by the Compensation Committee. The grant and the terms of incentive stock options (ISOs) are restricted to the extent required by the Code. Options may only be exercised by payment of the exercise price, either in cash or, at the discretion of the Compensation Committee, in common stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. Currently, the Compensation Committee permits payment of the exercise price with previously owned shares of the same class of common stock subject to the option.

  Reload options, which are options granted when an optionee exercises a stock option and makes payment of the exercise price with previously owned shares of Common Stock, may be granted under the Omnibus Plan. A reload option grant is for the number and class of shares used in payment of the exercise price and tax withholding, if any. The strike price for a reload option is equal to the fair market value of one share of the class of Common Stock used in payment of the exercise price of, or tax withholding with respect to, the underlying option on the date the reload option is granted. Reload options may also be granted at the time an optionee uses previously owned Common Stock to pay tax withholding on vesting of restricted stock received upon exercise of an option.

  Section 162(m) of the Code limits Sprint's deduction for compensation paid to certain executive officers to $1 million per year unless such compensation is "performance-based." For purposes of satisfying this requirement, the Omnibus Plan limits the number of shares subject to options that can be granted to any individual during any calendar year to 3,000,000 shares of FON Stock and 1,500,000 shares of PCS Stock.

  Restricted Stock. Restricted stock may not be disposed of by the recipient until certain restrictions established by the Compensation Committee lapse. Restricted stock may be issued for such consideration as the Compensation Committee determines; the Omnibus Plan permits the Compensation Committee to require no consideration other than the rendering of services. The recipient of restricted stock has all of the rights of a Sprint stockholder including the right to vote the shares and the right to receive any cash dividends, unless the Compensation Committee determines otherwise. If employment is terminated during the restriction period, all restricted stock is forfeited, subject to such exceptions, if any, authorized by the Compensation Committee. Shares of FON Stock and PCS Stock issued in the Recapitalization for restricted shares of Existing Common Stock will continue to be subject to the same restrictions as such restricted stock.

  Performance Award. From time to time, the Compensation Committee may select a period during which performance criteria determined by the Compensation Committee are measured for the purpose of determining the extent to which a performance award has been earned. Performance awards may be in the form of performance shares (valued by reference to shares of stock), or performance units (valued by reference to cash or property other than stock). Performance awards may be paid in cash, stock, other property or a combination thereof. Performance awards may be issued for such consideration as the Compensation Committee determines.

  Other Stock Unit Awards. The Compensation Committee is also authorized to grant to participants, either alone or in addition to other awards granted under the Omnibus Plan, awards of stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock or other securities of Sprint ("other stock unit awards"). Other stock unit awards may be paid in Common Stock or other securities of Sprint, cash or any other form of property as the Compensation Committee determines. Securities granted pursuant to such awards may be issued for such consideration as the Compensation Committee determines.

  Payment of Outside Directors' Fees in Common Stock. The Omnibus Plan provides that Outside Directors may elect to receive all or part of their annual retainer and their meeting and committee meeting fees in any class of Common Stock in lieu of cash payments. The price at which Outside Directors may acquire shares is the fair market value of each class of Common Stock on the last trading day of the month in which the fees are earned.

  In addition, Outside Directors may elect annually to defer receipt of such Common Stock. Shares deferred pursuant to this election will be transferred by Sprint to a trust that will hold the shares until the Outside Director's termination of Sprint Board service. The Outside Directors may elect to receive payment in a lump sum or installments and in common stock or cash. During the period the shares are held in trust, the Outside Director will have voting rights with respect to the shares and the trustee will reinvest the dividends on the shares in shares of the same class of Common Stock. The trust will be subject to the claims of creditors of Sprint.

  Adjustment for Capital Changes. In the event of any change affecting the shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate changes affecting the common stock of Sprint, the options granted to Outside Directors will be adjusted and the Compensation Committee may make such substitution or adjustment in the aggregate number or class of shares which may be distributed under the Omnibus Plan, in the number, class and option price or other price of shares subject to outstanding awards granted under the Omnibus Plan and in the number and class of shares that may be subject to an option granted to any individual during any year under the Omnibus Plan as it deems to be appropriate.

  Change of Control. In order to maintain all of the participants' rights in the event of a change of control of Sprint, the Compensation Committee, in its sole discretion, may, as to any outstanding awards, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such award so that such award may be exercised or realized in full on or before a date fixed by the Compensation Committee; (ii) provide for the purchase of any such award by Sprint, upon a participant's request, for an amount of cash equal to the excess of the fair market value of the property which could have been received upon the exercise of such award or realization of such participant's rights had such award been currently exercisable or payable over the amount which would have been paid, if any, by the participant for such property, (iii) make such adjustment to any such award then outstanding as the Compensation Committee deems appropriate to reflect such change of control; or (iv) cause any such award then outstanding to be assumed, or new rights substituted for such award, by the acquiring or surviving corporation in such change of control. Unless the Compensation Committee determines otherwise with respect to any award granted under the Omnibus Plan, a change of control is deemed to occur if someone acquires 20% or more of the combined voting power of Sprint's outstanding stock or if there is a change of a majority of the Directors within a two-year period. The Compensation Committee has determined that an acquisition by FT and DT of more than 20% of the voting power does not constitute a change in control unless they acquire, in any combination, more than 35% of the combined voting power of Sprint's outstanding common stock.

SUMMARY OF OTHER MISOP PROVISIONS

  Eligible Participants under the MISOP. The Compensation Committee determines each year which employees of Sprint and its subsidiaries who participate in Sprint's annual management incentive compensation plans will be eligible to receive options under the MISOP. Any salaried employee of Sprint and its subsidiaries is eligible to be selected as a participant in the annual management incentive compensation plans. After the PCS Restructuring, employees of the PCS Group will be eligible to be selected as participants in the MISOP. Outside Directors are not eligible to receive options under the MISOP.

  Shares subject to the MISOP. Subject to adjustment as described below, 0.9% of the outstanding shares of FON Stock and 0.9% of the outstanding shares of PCS Stock (both Series 1 and Series 2 PCS Stock) as of the first day of each calendar year for which the MISOP is in effect are available for grant under the MISOP in such year. All shares available in any year that are not subject to an option granted under the MISOP are available for grant in the following years. The shares of stock deliverable under the MISOP may consist in whole or in part of authorized and unissued shares or treasury shares. If any option is terminated without issuance of shares, the shares subject to such options shall again be available for grant pursuant to the MISOP.

  Administration. The Compensation Committee administers the MISOP and is authorized to interpret the MISOP, to establish, amend, and rescind any rules and regulations relating to the MISOP, and to make all other determinations which may be necessary or advisable for the administration of the MISOP.

  The Sprint Board may amend, alter or discontinue the MISOP or any portion thereof at any time, but no such action shall materially impair the rights of a participant without the participant's consent and provided that no amendment will be made without stockholder approval that increases the total number of shares reserved for issuance pursuant to the MISOP.

  Terms and Conditions of the Options. Each year, the Compensation Committee set the terms and conditions of options granted under the MISOP, including the amount of incentive compensation that must be foregone by participants for each share subject to options granted under the MISOP. After the PCS Restructuring, the Compensation Committee will also determine which class of Common Stock, FON Stock or PCS Stock, that eligible employees will be allowed to purchase under options and may specify different classes of options for different groups of employees.

  The strike price per share of FON Stock or PCS Stock purchasable under any option is 100% of the fair market value of the stock on the option's grant date.

  Section 162(m) of the Code limits Sprint's deduction for compensation paid to certain executive officers to $1,000,000 per year unless such compensation is "performance-based." For purposes of satisfying this requirement, the MISOP limits the number of shares subject to options that can be granted to any individual during any calendar year to 500,000 shares of FON Stock and 250,000 shares of PCS Stock.

  The options have a ten-year term and become exercisable on December 31 of the year in which granted. Options can be exercised by payment of the exercise price, either in cash or in shares of the same class of common stock subject to the option. Optionees that exercise an option by payment of the exercise price in shares of stock are entitled to (i) pay withholding taxes in shares of common stock (either by withholding shares from those issuable in the exercise up to the optionee's marginal tax rate or by delivery of previously-owned shares of the same class for withholding above that rate) and (ii) the grant of a reload option to purchase a number of shares of the same class equal to the number used by the optionee in payment of the exercise price and tax withholding, if any. The strike price of the reload option is the fair market value of the stock on the exercise date of the underlying option and its term is the unexpired term of the underlying option. Certain optionees are entitled to receive restricted stock on exercise of an option.

  Exercisable options of employees whose employment with Sprint has been terminated other than for cause remain exercisable as follows (but in no event may an option be exercised after the end of the ten-year term): (i) in the case of involuntary termination by Sprint other than for cause, for ten years from grant date; (ii) in the case of death, one year from date of death; (iii) in the case of retirement or disability, five years from date of termination of employment; and (iv) in the case of voluntary termination, three months from date of termination.

  Adjustments. In the event of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or any other corporate change affecting the shares of Sprint's common stock, the Compensation Committee may make adjustments as it considers appropriate in the number and class of shares authorized to be issued under the MISOP, in the number and class of shares that may be subject to an option granted to any individual during a calendar year under the MISOP, and in the number and class of shares subject to, and the strike price of, outstanding options granted under the MISOP.

TAX ASPECTS OF THE PLANS

  Omnibus Plan. Under present law, the following are the federal tax consequences generally arising with respect to awards granted under the Omnibus Plan. The grant of an option will create no tax consequences for an optionee or Sprint at the time of grant. The optionee will have no taxable income upon exercising an ISO (unless the alternative minimum tax is applicable), and Sprint will receive no deduction when an ISO is exercised. Except where the stock received is non-transferable and subject to forfeiture (as described below), upon exercising an option (other than an ISO), the optionee must recognize additional compensation equal to the difference between the exercise price and the fair market value of the stock on the date of the exercise; Sprint will be entitled to a deduction for the same amount. The treatment of a disposition of shares acquired through the exercise of an option depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising an option (other than an ISO). Generally, there will be no tax consequence to Sprint in connection with a disposition of shares acquired under an option except that Sprint may be entitled to a deduction in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

  With respect to other awards granted under the Omnibus Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize additional compensation equal to the cash or the fair market value of shares or other property received; Sprint will be entitled to a deduction for the same amount. With respect to awards that are settled in stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize additional compensation equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier; Sprint will be entitled to a deduction for the same amount. Prior to the time the shares become transferable or not subject to substantial risk of forfeiture, any dividends received by the participant are treated as additional compensation. Sprint will be entitled to a deduction for the same amount. Different tax rules apply to executive officers and Outside Directors who are subject to
Section 16 of the Exchange Act.

  MISOP. Under present law, the following are the federal tax consequences generally arising with respect to awards granted under the MISOP. The grant or vesting of an option will create no tax consequences for an optionee or Sprint. Upon exercising an option and receiving unrestricted shares, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Sprint will be entitled to a deduction for the same amount. Certain optionees may elect to receive restricted stock from the exercise when they use previously owned shares to pay the purchase price. These optionees will not recognize ordinary income until the date the restrictions lapse. The ordinary income will be equal to the difference between the fair market value of the stock (i.e., shares received which are in excess of the shares given up for payment of the purchase price) on the date the restrictions lapse and any cash paid for the shares. Sprint will be entitled to a deduction for the same amount. The treatment of a disposition of the shares acquired through the exercise of an option will result in short-term or long-term capital gain depending on how long the shares have been held. There will be no tax consequence to Sprint in connection with a disposition of shares acquired under an option. There will be no tax consequences to the optionee or Sprint if an option is canceled or expires.

                  EXECUTIVE OFFICERS AND DIRECTORS OF SPRINT

          NAME           AGE            OFFICE
          ----           ---            ------
 William T. Esrey        58  Chairman and Chief Executive Officer and Director
 Ronald T. LeMay         52  President and Chief Operating Officer and Director
 DuBose Ausley           61  Director
 Warren L. Batts         65  Director
 Michel Bon              55  Director
 Irvine O. Hockaday, Jr. 61  Director
 Harold S. Hook          66  Director
 Linda Koch Lorimer      46  Director
 Charles E. Rice         62  Director
 Ron Sommer              49  Director
 Stewart Turley          64  Director
 Michael B. Fuller       53  President and Chief Operating Officer--Local
                              Telecommunications Division
 Patti S. Manuel         42  President and Chief Operating Officer--Long
                              Distance Division
 John E. Berndt          58  President--Sprint International
 Kevin E. Brauer         47  President--National Integrated Services
 J. Richard Devlin       48  Executive Vice President--General Counsel and
                              External Affairs
 Arthur B. Krause        57  Executive Vice President--Chief Financial Officer
 Gene M. Betts           46  Senior Vice President--Corporate Finance
 John R. Hoffman         53  Senior Vice President--External Affairs
 Len J. Lauer            41  Senior Vice President--Brand Management and Public
                              Relations
 John P. Meyer           47  Senior Vice President--Controller
 Theodore H. Schell      54  Senior Vice President--Strategic Planning and
                              Corporate Development
 M. Jeannine Strandjord  52  Senior Vice President--Treasurer
 I. Benjamin Watson      49  Senior Vice President--Human Resources
 Don A. Jensen           62  Vice President--Secretary

  WILLIAM T. ESREY was elected Chairman of Sprint in 1990. He was elected Chief Executive Officer and a member of the Board of Directors in 1985.

  RONALD T. LEMAY was first elected President and Chief Operating Officer of Sprint in February 1996. From July 1997 to October 1997, Mr. LeMay served as Chairman and Chief Executive Officer of Waste Management, Inc., a provider of comprehensive waste management services. He was re-elected President and Chief Operating Officer of Sprint and Chairman of Sprint Spectrum Holdings effective October 1997. From 1995 to 1996 Mr. LeMay served as Vice Chairman of Sprint. He also served as Chief Executive Officer of Sprint Spectrum Holdings from 1995 to 1996. From 1989 to 1995, he served as President and Chief Operating Officer--Long Distance Division. Mr. LeMay served on the Sprint Board from 1993 until he went to work for Waste Management, Inc. He was re-elected to the Sprint Board in December 1997.

  DUBOSE AUSLEY has served as a Director of Sprint since 1993. He is chairman of Ausley & McMullen, a law firm, Tallahassee, Florida. Prior to becoming Chairman of Ausley & McMullen in 1996, Mr. Ausley was Chairman of Macfarlane, Ausley, Ferguson & McMullen since 1994 and prior to that he was President of Ausley, McMullen, McGehee, Carothers & Proctor, P.A. for more than five years.

  WARREN L. BATTS has served as a Director of Sprint since 1982. He is retired Chairman and Chief Executive Officer of Tupperware Corporation, a diversified consumer products company, Orlando, Florida. Mr. Batts is also a retired Chairman and Chief Executive Officer of Premark International, Inc., a diversified consumer products company, Deerfield, Illinois. Prior to his retirement in 1997, Mr. Batts had been Chairman and Chief Executive Officer of Premark International, Inc. since 1986 and Chairman and Chief Executive Officer of Tupperware Corporation since its spin-off from Premark International, Inc. in 1996.

  MICHEL BON has served as a Director of Sprint since 1996. He is Chairman and Chief Executive Officer of FT, a telecommunications company, Paris, France. Mr. Bon became Chairman and Chief Executive Officer of France Telecom S.A. in September of 1995. He served as head of France's national job-placement agency from 1993 to 1995 and, prior to that, as Chairman and Chief Executive Officer of Carrefour, France's largest retailer, for more than five years. Mr. Bon is also a director of DT.

  IRVINE O. HOCKADAY, JR. has served as a Director of Sprint since June of 1997. He is President and Chief Executive Officer of Hallmark Cards, Inc., manufacturer of greeting cards, Kansas City, Missouri. Mr. Hockaday has been President and Chief Executive Officer of Hallmark Cards, Inc. since 1985.

  HAROLD S. HOOK has served as a Director of Sprint since 1982. He is a retired Chairman and Chief Executive Officer of American General Corporation, a financial services holding corporation, Houston, Texas. Mr. Hook was Chairman of American General Corporation from 1978 to 1997 and Chief Executive Officer from 1978 to 1996.

  LINDA KOCH LORIMER has served as a Director of Sprint since 1993. She is Vice President and Secretary of the University, Yale University, New Haven, Connecticut. Prior to becoming Vice President and Secretary of Yale University in 1993, Ms. Lorimer was President of Randolph-Macon Woman's College for more than six years.

  CHARLES E. RICE has served as a Director of Sprint since 1975. He is Chairman of NationsBank Corporation, a bank holding company, Charlotte, North Carolina. Mr. Rice was Chairman and Chief Executive Officer of Barnett Banks, Inc. for more than five years prior to its merger with NationsBank Corporation on January 9, 1998.

  RON SOMMER has served as a Director of Sprint since 1996. He is Chairman of the Board of Management of DT, a telecommunications company, Bonn, Germany. Prior to becoming Chairman of DT in May of 1995, Mr. Sommer was President and Chief Operating Officer of Sony Corporation of America beginning in 1990, and in 1993, he took over the management of Sony Europe in the same function. Mr. Sommer is also a director of FT.

  STEWART TURLEY has served as a Director of Sprint since 1980. He is retired Chairman of Eckerd Corporation, a diversified retailer, Clearwater, Florida. Mr. Turley had been Chairman and Chief Executive Officer of Eckerd Corporation for more than five years prior to his retirement in 1997.

  MICHAEL B. FULLER was elected President and Chief Operating Officer--Local Telecommunications Division of Sprint in October 1996. From 1990 to 1996, he served as President of United Telephone--Midwest Group, an operating group of subsidiaries of Sprint.

  PATTI S. MANUEL was elected President and Chief Operating Officer--Long Distance Division of Sprint in February 1998. She was also elected as President and Chief Operating Officer of Sprint Communications Company L.P. (the "Limited Partnership"), a subsidiary of Sprint, in February 1998. She had served as President of Sprint Business, a division of the Limited Partnership, since May 1997. From 1994 to 1997, she was President of sales and marketing for Sprint Business. She was named President of marketing for Sprint Business in 1993.

  JOHN E. BERNDT joined Sprint as President--Sprint International in April 1998. Prior to that Mr. Berndt was President of Fluor Daniel
Telecommunications since January 1997. He was President--Multimedia Ventures and Technologies for AT&T and Lucent Technologies from 1995 to 1996. From 1993 to 1995, Mr. Berndt was President of New Business Development for AT&T.

  KEVIN E. BRAUER was elected President--National Integrated Services of Sprint in October 1997. He had served as Senior Vice President since June 1997. From 1992 to 1997, he was President of Sprint Business.

  J. RICHARD DEVLIN was elected Executive Vice President--General Counsel and External Affairs of Sprint in 1989.

  ARTHUR B. KRAUSE was elected Executive Vice President--Chief Financial Officer of Sprint in 1988.

  GENE M. BETTS was elected Senior Vice President of Sprint in 1990.

  JOHN R. HOFFMAN was elected Senior Vice President--External Affairs of Sprint in 1990.

  LEN J. LAUER joined Sprint as Senior Vice President--Brand Management and Public Relations in April 1998. Before that Mr. Lauer spent more than five years with Bell Atlantic Corporation, first as Vice President--Sales and Services in the Large Business Services unit and, starting in 1995, as President and Chief Executive Officer of Bell Atlantic--New Jersey.

  JOHN P. MEYER was elected Senior Vice President--Controller of Sprint in
1993.

  THEODORE H. SCHELL was elected Senior Vice President--Strategic Planning and Corporate Development of Sprint in 1990.

  M. JEANNINE STRANDJORD was elected Senior Vice President--Treasurer of Sprint in 1990.

  I. BENJAMIN WATSON was elected Senior Vice President--Human Resources of Sprint in 1993.

  DON A. JENSEN was elected Vice President--Secretary of Sprint in 1975.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of May 31, 1998, information about the only known beneficial owners of more than five percent of Sprint's outstanding voting stock, based solely on Schedules 13G and 13D received by Sprint:

                                   NAME AND              AMOUNT AND
                                  ADDRESS OF              NATURE OF
                                  BENEFICIAL             BENEFICIAL        PERCENT
TITLE OF CLASS                       OWNER                OWNERSHIP        OF CLASS
--------------                    ----------             ----------        --------
Class A Common Stock(4).  FT(1)                       43,118,018 shares(5)    50%(5)
Class A Common Stock(4).  DT(2)                       43,118,018 shares(5)    50%(5)
Existing Common Stock...  Putnam Investments, Inc.(3) 21,355,530 shares        6%

--------
(1) The address of FT is 6 place d'Alleray, 75505 Paris Cedex 15, France.
(2) The address of DT is Friedrich-Ebert-Allee 140, D-53113, Germany.
(3) The address of Putnam Investments is One Post Office Square, Boston, Massachusetts.
(4) Class A Common Stock represents approximately 20% of Sprint's outstanding voting shares.
(5) Excludes 43,118,018 shares reported as beneficially owned as a result of shared voting power over shares owned by the other of FT or DT.

  The following table states the number of shares of Existing Common Stock beneficially owned, as of April 30, 1998, by each current Director, each executive officer named in the "Summary Compensation Table" and by all Directors and executive officers as a group. The number of shares beneficially owned by all Directors and executive officers as a group represented less than one percent of the outstanding shares. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

                                                                  NUMBER
                                 NAME                            OF SHARES
                                 ----                            ---------
        DuBose Ausley..........................................     18,944(1)
        Warren L. Batts........................................     23,496(1)
        Michel Bon.............................................      1,500(1)
        William T. Esrey.......................................  1,506,498(1)(2)
        Gary D. Forsee.........................................    196,822(1)
        Michael B. Fuller......................................    154,546(1)
        Irvine O. Hockaday, Jr.................................      1,500(1)
        Harold S. Hook.........................................     34,496(1)
        Arthur B. Krause.......................................    267,880(1)(2)
        Ronald T. LeMay........................................    488,734(1)
        Linda Koch Lorimer.....................................     37,692(1)
        D. Wayne Peterson......................................    188,012(1)
        Charles E. Rice........................................     21,496(1)
        Ron Sommer.............................................      1,500(1)
        Stewart Turley.........................................     21,896(1)
        All Directors and executive officers as a group 27 per-
         sons..................................................  3,768,741(1)(2)

--------
(1) Includes shares which may be acquired upon the exercise of stock options exercisable on or within sixty days after April 30, 1998, under Sprint's stock option plans as follows: 11,273, 18,496, 1,500, 1,105,148, 152,952,
    126,735, 0, 18,496, 177,409, 187,496, 36,227, 125,675, 18,496, 1,500 and
    18,496 shares for Messrs. Ausley, Batts, Bon, Esrey, Forsee, Fuller, Hockaday, Hook, Krause, LeMay, Ms. Lorimer, Messrs. Peterson, Rice, Sommer and Turley, respectively, and 2,581,715 shares for all Directors and executive officers as a group.

(2) Includes shares held by or for the benefit of family members in which beneficial ownership has been disclaimed: 16,442 shares held in trust for Mr. Esrey's children, 13,644 shares owned by Mr. Krause's wife and 30,086 shares held by or for the benefit of family members for all Directors and executive officers as a group.

                            EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee, which is composed of independent, non-employee Directors, has furnished the following report on executive compensation:

  Sprint's compensation philosophy is to link, by using specific objectives, executives' compensation to the short-term and long-term performance of Sprint so as to maximize long-term stockholder value. Sprint's executive compensation program consists of four elements: (1) base salary, (2) short-term incentive compensation, (3) long-term incentive compensation and (4) stock options. To develop a competitive compensation package, both base salary and total compensation (i.e., the sum of all four elements) are compared to market data from similarly sized companies in the telecommunications industry as well as other industries from surveys conducted by independent compensation consultants and from proxy data. The Compensation Committee believes that the comparison groups accurately reflect the market in which Sprint competes for executive talent. Eleven of the 12 companies in the S&P Telephone Utility Index and the S&P Telecommunications (Long Distance) Index, which are used in the Stock Performance Graph under the heading "--Performance Graph," are included in the comparison groups. The Compensation Committee's policy is to target base salaries at the 50th percentile for base pay of similar positions within the comparison group, and total compensation at the 75th percentile provided certain performance objectives are achieved.

  Section 162(m) of the Code denies a tax deduction to any publicly held corporation, such as Sprint, for compensation in excess of $1 million paid to any Named Officer (as defined in "Summary Compensation Table") unless such compensation is performance-based under Section 162(m). Sprint took all action required under Section 162(m) for Sprint's incentive compensation plans to be performance-based so as to preserve Sprint's tax deduction for compensation earned under such plans for 1997.

  Base Salary. Each year the Compensation Committee makes a recommendation to the Sprint Board establishing base pay for all Named Officers. In making this recommendation for 1997, the Compensation Committee considered the salaries of other executives within the comparison group and the executives' performance during 1996. With respect to the latter, the Compensation Committee exercised its judgment in evaluating the executives' accomplishments during the year. As a result of his performance evaluations during his tenure as Chief Executive Officer, Mr. Esrey's base salary exceeds the median of the comparison group.

  Short-Term Incentive Compensation. Sprint's short-term incentive compensation ("STIC") is a performance-driven annual incentive designed to promote the near term objectives of the organization. For the Named Officers, the material terms of the performance goals under STIC were approved by the Stockholders at the 1997 Annual Meeting.

  Target incentive opportunity for STIC is based on job level and potential impact on organization results. The STIC payout is based on the achievement of six financial objectives--three for LTD and three for LDD. For each objective, targets were established and compared to actual 1997 financial results.

  . The objectives for LTD related to operating income (55% weighting), net collectible revenue (25%), and economic value added ("EVA") (20%). Actual results were 70.4% of target on a weighted average basis.

  . The objectives for LDD related to operating income (40% weighting), net collectible revenue (40%), and EVA (20%). Actual results were 32.7% of target on a weighted average basis.

The weights assigned for a particular executive among LTD and LDD depended on an executive's responsibilities with Sprint.

  The entire STIC payout for Messrs. Esrey and LeMay was based on the achievement of these financial objectives. For the remaining executive officers except Mr. Peterson, 15% of the STIC payout was based on the achievement of certain personal objectives in 1997. Fifty percent of Mr. Peterson's STIC payout was based on personal objectives. These personal objectives included qualitative factors relating to business unit and departmental results of a nonfinancial nature, the support the executive provided in furthering strategic and tactical objectives, contributing to the progress of the quality improvement process, and individual professional growth and development.

  Based on the financial results described above and the achievement of their personal objectives, the executive officers earned STIC payouts on average of 56.7% of target. Mr. Esrey's STIC payout was based on the financial results described above using relative weights for objectives by division as follows:
45% for LTD and 55% for LDD. Based on these factors, Mr. Esrey earned a payout of 49.7% of target.

  Long-Term Incentive Compensation. Sprint's long-term incentive compensation ("LTIP") is a three-year performance-driven incentive plan designed to promote the long-term objectives of the organization and to pay out in common stock. For the Named Officers, the material terms of the performance goals under LTIP were approved by the stockholders at the 1997 Annual Meeting. Target incentive opportunity is established as a percentage of the three-year average salary range midpoint and is based on job level and potential impact on organization results.

  LTIP payouts were based entirely on the achievement of financial objectives. These financial objectives related to LTD, LDD, Sprint's former Cellular Division, and Sprint consolidated.

  . The objectives for LTD related to return on assets (55% weighting), nonregulated cumulative net collectible revenue (15%), 1997 nonregulated operating income (15%) and EVA (15%). For LTD, actual results were 115.1% of target on a weighted average basis.

  . The objectives for LDD related to net collectible revenue growth relative to market (50%), cumulative operating margin (40%) and EVA (10%). For LDD, actual results were 152.0% of target on a weighted average basis.

  . The objectives for Sprint's former Cellular Division related to cumulative operating income (45%), cumulative net collectible revenue (45%) and EVA (10%) from January 1, 1995 through March 7, 1996. On March 7, 1996, there was a spin-off of the Cellular Division. For the Cellular Division, actual results were 107.5% of target on a weighted average basis.

  . The objective for Sprint consolidated related to EVA. Actual results were 80.9% of target.

As with the STIC, the relative weights assigned to the LTIP objectives among LTD, LDD, Cellular Division, and Sprint consolidated depend on an executive's responsibilities with Sprint.

  The specific amounts of the LTIP payouts were determined by comparing actual financial results to the pre-established targets for each objective. The payout is also adjusted by a stock price factor under which the payout based on financial objectives as described above is multiplied by a fraction, the numerator of which is the market price of Common Stock on the last day of the performance period and the denominator of which is the market price on the first day of the performance period. The three-year increase in the price of Existing Common Stock resulted in a multiplier of 263.0%.

  Mr. Esrey's LTIP payout was based on the financial results described above using relative weights for each objective as follows: 28% for LTD, 55% for LDD, 6% for the Cellular Division and 11% for Sprint consolidated. Based on the financial results and the methodology described above, Mr. Esrey received a payout of 346.4% of target. The LTIP payouts, if not deferred under the Executive Deferred Compensation Plan, were paid in restricted or unrestricted shares of Existing Common Stock.

  Stock Options. Stock option grants combined with LTIP comprise long-term incentive compensation awarded to executive officers of Sprint. Total long-term incentive compensation is targeted at the 75th percentile of the comparison group. The Compensation Committee does not consider any measures of corporate or individual performance in determining option grants and does not consider the number of options already held by an executive. The telecommunications industry is going through tremendous changes and industry leaders are in high demand, both inside and outside the industry. The Sprint Board believes that granting options and other stock awards to officers and other key employees enhances Sprint's ability to attract, retain and provide incentives to individuals of exceptional talent necessary for the continued success of Sprint. In furtherance of these objectives, a special grant of options was made to Mr. Esrey and Mr. LeMay in 1997.

  During 1997 certain executive officers elected under Sprint's MISOP to receive options in lieu of receiving up to 50% of their target opportunity under Sprint's management incentive plans. For each $3.95 reduction in an executive's target opportunity resulting from such election, the executive received an option to purchase one share of Existing Common Stock. The MISOP is in keeping with Sprint's philosophy of increasing the percentage of compensation tied to stock ownership. The Compensation Committee believes stock options more closely align stockholder and employee interests by focusing executives on long-term growth and profitability of Sprint and its Common Stock.

                               Stewart Turley, Chairman
                               Harold S. Hook
                               Linda Koch Lorimer
                               Charles E. Rice
                               Ron Sommer

                           SUMMARY COMPENSATION TABLE

  The following table reflects the cash and non-cash compensation for services in all capacities to Sprint by those persons who were, as of December 31, 1997, the chief executive officer and the other four most highly compensated executive officers of Sprint, and by Mr. Peterson, who served as an executive officer until October 14, 1997 (the "Named Officers"):

                                  ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                            -------------------------------- ----------------------------------
                                                                    AWARDS             PAYOUTS
                                                             ------------------------ ---------
                                                   OTHER     RESTRICTED    SECURITIES           ALL OTHER
                                                   ANNUAL       STOCK      UNDERLYING   LTIP     COMPEN-
 NAME AND PRINCIPAL          SALARY     BONUS   COMPENSATION  AWARD(S)      OPTIONS    PAYOUTS   SATION
      POSITION         YEAR  ($) (1)   ($) (1)      ($)       ($) (2)         (#)        ($)     ($) (3)
 ------------------    ---- --------- --------- ------------ ----------    ---------- --------- ---------
William T. Esrey       1997 1,000,000         0    73,134(4)         0     2,536,183  1,221,064  38,880
 Chairman and Chief    1996   987,500 2,280,250    76,480            0       336,468    597,948  33,645
 Executive Officer     1995   937,502   541,200    76,989            0       291,360    768,140  31,506
Gary D. Forsee         1997   474,828         0    12,775            0       176,512    459,447   7,513
 President-Long        1996   412,746 1,177,866     6,172      577,500        88,688    203,570   5,173
 Distance Division     1995   344,237   258,809     6,404            0        50,372    214,524   7,846
Michael B. Fuller(5)   1997   307,864   230,500     1,519      363,750        64,608    204,762  10,511
 President--Local      1996   269,485   298,808     1,569            0        28,720     87,851   7,612
 Telecommunications
  Division
Arthur B. Krause       1997   401,852   192,642     2,840            0        64,608    304,057  23,491
 Executive Vice        1996   373,581   670,321     3,787            0        52,200    153,437  16,302
 President--Chief      1995   349,172   271,518     8,614            0        36,420    204,099  16,134
 Financial Officer
Ronald T. LeMay        1997   602,966         0     9,944    8,896,817(6)  1,603,546    574,008   8,395
 President and Chief   1996   700,002 1,684,142    71,975            0       269,531    315,615   9,321
 Operating Officer     1995   668,122   287,000    10,979            0       160,268    398,676  12,178
D. Wayne Petersen (7)  1997   431,770    92,482     4,427            0       177,107    365,238  21,302
 Former President--    1996   389,355   738,212     7,890            0        64,337    193,364  14,567
 National Integrated
  Services             1995   344,129   382,485     6,198            0        48,935    213,519  14,729

--------
(1) Includes all amounts earned for the respective years, even if deferred under Sprint's Executive Deferred Compensation Plan. All bonuses were paid under Sprint's Management Incentive Plans.
(2) The value of the Restricted Stock Awards shown for 1997 is based on the closing prices of Existing Common Stock on August 12, 1997 and October 30, 1997, the dates of grant for Messrs. Fuller and LeMay, respectively. As of December 31, 1997, Messrs. Esrey, Forsee, Fuller, Krause, LeMay and Peterson held 101,820; 19,801; 9,424; 10,000; 174,876 and 6,133 shares, respectively, of restricted stock. The shares had a market value of $5,969,198; $1,160,834; $552,482; $586,250; $10,252,106 and $359,547,
    respectively, at December 31, 1997, based on a value of $58.625 per share. Each of the Named Officers has the right to vote and receive dividends on the restricted shares.
(3) Consists of the following amounts for 1997: (a) $6,365 contributed on behalf of each of Messrs. Esrey, Forsee, Fuller, Krause, LeMay and Peterson as matching contributions under the Sprint Retirement Savings Plan; and (b) $32,515, $1,148, $4,146, $17,126, $2,030 and $14,937 for Messrs. Esrey,
    Forsee, Fuller, Krause, LeMay and Peterson, respectively, representing the portion of interest credits on deferred compensation accounts under Sprint's Executive Deferred Compensation Plan that are at above-market rates.
(4) Includes the cost to Sprint of providing tax and financial services of $15,000, club memberships of $14,717 and automobile allowance of $18,000.
(5) Mr. Fuller became President--Local Telecommunications Division on October 8, 1996.
(6) When Mr. LeMay left Sprint to join Waste Management, Inc. last July, all of his unvested options to purchase Sprint stock and restricted Sprint shares were canceled. Upon Mr. LeMay's return to Sprint last October, he was granted restricted stock in amounts designed to place Mr. LeMay in the same economic position he was in before his leaving Sprint with respect to such options and restricted shares. These replacement grants included:(1) 14,876 shares that vest on March 31, 1999 to replace his canceled restricted stock, and (2) 100,000 shares that vest on April 30, 2000 to replace the unrealized gain on canceled Sprint stock options.\
(7) Mr. Peterson resigned from his position as President--National Integrated Services on October 14, 1997.

COMPENSATION OF DIRECTORS

  Directors who are not officers of Sprint (the "Outside Directors") are paid $35,000 annually plus $1,250 for each meeting attended and $1,000 for each committee meeting attended.

  The Long-Term Stock Incentive Program, which was approved at the 1997 Annual Meeting of Stockholders, provides for the grant of stock options to Outside Directors. Under the program each Outside Director receives an annual grant of an option to purchase 2,000 shares of Existing Common Stock at an option price equal to 100% of the fair market value of the Common Stock on the date of grant. The options expire ten years from the date of grant; 25% of the shares subject to each option become exercisable as of December 31 of the year in which the option is granted and an additional 25% become exercisable on December 31 of each of the three succeeding years. For a description of proposed changes in the Long-Term Stock Incentive Program relating to Director's compensation, see "Incentive Plans Proposal."

  In 1982, Sprint adopted a retirement plan for its Outside Directors. Any Director who served five years as a Director without simultaneously being employed by Sprint or any of its subsidiaries is eligible to receive benefits under the plan. The retirement plan was amended in December of 1996 to eliminate the retirement benefit for any Director who had not served five years as of the date of the amendment. An eligible Director retiring after March 30, 1989, will receive monthly benefit payments equal to the monthly fee (not including meeting fees) being paid to Directors at the time of the Director's retirement. The monthly retirement benefit would be $2,917 for any Director retiring while the current $35,000 annual fee remains in effect. The number of monthly benefit payments to a Director under the plan will equal the number of months served as a Director without simultaneously being employed by Sprint or any of its subsidiaries, up to a maximum of 120 payments.

  Outside Directors of Sprint and certain of its subsidiaries are also eligible for a Directors' Deferred Fee Plan under which Outside Directors may elect to defer all or some of their fees. New Directors, who are not eligible for benefits under the retirement plan after the December 1996 amendment, will receive units representing 2,500 shares of Existing Common Stock credited to their accounts under the Directors' Deferred Fee Plan upon becoming a Director. Half of these units will vest upon completion of five years of Board service and ten percent will vest on each succeeding anniversary. Under the Omnibus Plan, Outside Directors can elect to use their fees to purchase Existing Common Stock. They can also elect to have the purchased shares deferred and placed in a trust.

  In addition, Outside Directors are provided with Sprint residential long distance service valued in the following amounts for 1997: Mr. Ausley, $4,609; Mr. Batts, $2,225; Mr. Hockaday, $352; Mr. Hook, $700; Ms. Lorimer, $2,585; Mr. Rice, $4,228; and Mr. Turley, $4,961.

OPTION GRANTS

  The following table summarizes options granted during 1997 under Sprint's stock option plans to the Named Officers. The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of Existing Common Stock of five percent and ten percent over the term of the options, as set forth in the SEC) rules. The Named Officers will realize no gain on these options without an increase in the price of Common Stock that will benefit all shareholders proportionately.

   Except for options identified as reload options, each option listed below has a reload feature. Unless otherwise indicated, vesting is accelerated in the event of a change in control if the change in control occurs at least one year after the grant date of the option. A change in control is deemed to occur if someone acquires 20% or more of the outstanding stock of Sprint or if there is a change of a majority of the Directors within a two-year period. No stock appreciation rights were granted during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         % OF TOTAL                            POTENTIAL REALIZABLE
                          NUMBER OF        OPTIONS                               VALUE AT ASSUMED
                         SECURITIES        GRANTED                            ANNUAL RATES OF STOCK
                         UNDERLYING          TO      EXERCISE                 PRICE APPRECIATION FOR
                           OPTIONS        EMPLOYEES  OR BASE                      OPTION TERM(1)
                           GRANTED           IN       PRICE   EXPIRATION --------------------------------
         NAME                 #          FISCAL YEAR   $/SH      DATE    0%       5%            10%
         ----            -----------     ----------- -------- ---------- --  ------------- --------------
William T. Esrey             160,000(2)      1.7%     $43.38   2/11/07   $ 0 $   4,364,529 $   11,060,573
                             100,810(3)      1.1%      43.38   2/11/07     0     2,749,926      6,968,852
                             151,899(4)      1.6%      43.38   2/11/07     0     4,143,547     10,500,562
                              91,179(5)      1.0%      44.94   3/15/05     0     1,942,564      4,646,788
                              32,295(5)      0.3%      44.94   2/17/05     0       680,621      1,624,906
                           1,000,000(6)     10.6%      47.94    6/9/07     0    30,147,636     76,400,029
                           1,000,000(7)     10.6%      47.94    6/9/07     0    30,147,636     76,400,029
Gary D. Forsee                55,000(2)      0.6%      43.38   2/11/07     0     1,500,307      3,802,072
                              38,354(3)      0.4%      43.38   2/11/07     0     1,046,232      2,651,358
                              66,456(4)      0.7%      43.38   2/11/07     0     1,812,807      4,594,009
                               3,588(5)      0.0%      55.28   2/16/00     0        23,748         49,034
                               8,217(5)      0.1%      55.28   2/15/01     0        79,746        168,787
                               4,897(5)      0.1%      55.28    3/9/03     0        81,178        181,152
Michael B. Fuller             40,000(2)      0.4%      43.38   2/11/07     0     1,091,132      2,765,143
                              24,608(3)      0.3%      43.38   2/11/07     0       671,265      1,701,116
Arthur B. Krause              40,000(2)      0.4%      43.38   2/11/07     0     1,091,132      2,765,143
                              24,608(3)      0.3%      43.38   2/11/07     0       671,265      1,701,116
Ronald T. LeMay              100,000(2)      1.1%      51.69   2/11/07     0     2,961,927      7,354,406
                              55,519(3)      0.6%      51.69   2/11/07     0     1,644,432      4,083,092
                             117,089(4)      1.2%      51.69   2/11/07     0     3,468,091      8,611,200
                              81,945(8)      0.9%      51.69   2/12/06     0     2,110,729      5,096,086
                              45,524(9)      0.5%      51.69   2/17/05     0     1,006,959      2,365,970
                              17,757(10)     0.2%      51.69   2/17/05     0       392,773        922,866
                              17,109(11)     0.2%      51.69   2/17/05     0       378,439        889,188
                              91,050(12)     1.0%      51.69   7/12/04     0     1,820,090      4,207,454
                              14,905(10)     0.2%      51.69    3/9/03     0       230,083        513,180
                              62,648(11)     0.7%      51.69   2/16/00     0       384,304        793,127
                             500,000(6)      5.3%      51.69    6/9/07     0    15,455,956     38,731,415
                             500,000(7)      5.3%      51.69    6/9/07     0    15,455,956     38,731,415
D. Wayne Peterson             40,000(2)      0.4%      43.38   2/11/07     0     1,091,132      2,765,143
                              32,076(3)      0.3%      43.38   2/11/07     0       874,979      2,217,368
                              56,329(4)      0.6%      43.38   2/11/07     0     1,536,560      3,893,944
                               6,850(5)      0.1%      46.63   2/17/05     0       150,037        358,304
                               5,095(5)      0.1%      46.63    3/9/03     0        79,984        181,205
                               6,475(5)      0.1%      46.63   2/16/00     0        45,723         95,753
                              28,247(5)      0.3%      54.47   2/11/04     0       556,324      1,273,134
                               2,035(5)      0.0%      54.47   2/16/00     0        13,404         27,691
All stockholders(13)     343,323,103          --       46.14   2/11/07     0 9,962,473,482 25,246,863,815
Named Officers' gain as
 a % of all
 stockholders' gain              --           --         --        --                0.08%          0.08%

--------
(1) The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of Existing Common Stock.
(2) Twenty-five percent of this option became exercisable on February 11, 1998, and an additional 25% will become exercisable on February 11 of each of the three successive years.

 (3) This option was granted in lieu of a potential award under the LTIP for the three-year period ending on December 31, 1999. This option becomes exercisable on December 31, 1999. This option is not immediately exercisable upon a change in control.
 (4) This option was granted under the MISOP. Under the MISOP, the optionee elected to receive options in lieu of receiving a portion of his bonus under the management incentive compensation plans. The MISOP benefits Sprint by reducing the cash bonus paid to the executive. It further increases the percentage of compensation tied to stock ownership, in keeping with Sprint's philosophy to more closely align stockholder and employee interests. This option became exercisable on December 31, 1997.
 (5) This option is a reload option. A reload option is an option granted when an optionee exercises a stock option and makes payment of the purchase price using shares of previously owned common stock. A reload option grant is for the number of shares utilized in payment of the purchase price and tax withholding, if any. The option price for a reload option is equal to the market price of common stock on the date the reload option is granted. A reload option becomes exercisable one year from the date the original option was exercised.
 (6) This option becomes exercisable on June 9, 2002 only if the market value of Existing Common Stock equals or exceeds $95.875 per share on any 30 trading days within a consecutive period of 45 trading days, all of which fall after June 9, 2001 and on or before June 9, 2002. Alternatively, if the market value of Existing Common Stock equals or exceeds $95.875 per share on any 30 trading days within a consecutive period of 45 trading days, all of which fall after June 9, 2001 and on or before June 9, 2003, this option becomes exercisable on the last day of the 45-day period. If no such 45-day period occurs by June 9, 2003, the option will be forfeited. See "Incentive Plans Proposal--Board Adjustments to Outstanding Options" for the adjustments in these options that will be effected if the Incentive Plans Proposal is implemented.
 (7) This option becomes exercisable on June 9, 2002.
 (8) One-third of this option became exercisable on February 12, 1998, and an additional one-third will become exercisable on February 12, 1999 and on February 12, 2000.
 (9) Fifty percent of this option became exercisable on February 17, 1998 and an additional 50% will become exercisable on February 17, 1999.
(10) This option became exercisable on November 15, 1997.
(11) This option became exercisable on May 20, 1998.
(12) This option becomes exercisable on July 12, 1999.
(13) The amounts shown as potential realizable value for all stockholders, which are presented for comparison purposes only, represent the aggregate net gain for all holders of record, as of February 23, 1998, of Existing Common Stock assuming a hypothetical option granted at $46.14 per share (the weighted average price of all options granted in 1997) on February 11, 1997 and expiring on February 11, 2007, if the price of Existing Common Stock appreciates at the rates shown in the table. There can be no assurance that the potential realizable values shown in the table will be achieved. Sprint will neither make nor endorse any prediction as to future stock performance.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table summarizes the net value realized on the exercise of options in 1997, and the value of the outstanding options at December 31, 1997, for the Named Officers.

        AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES UNDERLYING  VALUE OF UNEXERCISED IN-THE-
                                                    UNEXERCISED OPTIONS AT 12/31/97    MONEY OPTIONS AT 12/31/97(2)
                                                    ------------------------------- -------------------------------
                           SHARES
                         ACQUIRED ON     VALUE
                         EXERCISE(#) REALIZED(1)($) EXERCISABLE(#) UNEXERCISABLE(#) EXERCISABLE($) UNEXERCISABLE($)
                         ----------- -------------- -------------- ---------------- -------------- ----------------
William T. Esrey........   330,544     $7,466,939      856,694        2,736,344      $21,732,707     $35,258,353
Gary D. Forsee..........    23,836        750,953      184,413          184,412        4,075,005       3,319,224
Michael B. Fuller.......    16,996        450,007      109,451           82,818        3,426,780       1,426,311
Arthur B. Krause........         0              0      165,847          151,105        4,803,963       3,279,384
Ronald T. LeMay.........   368,155      6,112,173      149,751        1,453,795          954,663       9,267,943
D. Wayne Peterson.......   117,683      2,623,292       76,010          211,828        1,248,317       3,805,337

--------
(1) The value realized upon exercise of an option is the difference between the fair market value of the shares of Existing Common Stock received upon the exercise, valued on the exercise date, and the exercise price paid.
(2) The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value of Existing Common Stock at December 31, 1997 ($58.0625).

PENSION PLANS

  The following table reflects the estimated annual pension benefit payable to an individual retiring in 1998 at age 65. The amounts include all prospective benefits under Sprint's plans, whether tax-qualified or not.

                              PENSION PLAN TABLE

                                    YEARS OF SERVICE(2)
                   -------------------------------------------------------------
REMUNERATION(1)       15           20           25           30           35
---------------    --------     --------     --------     --------     ---------
  $  500,000       $114,612     $152,816     $191,020     $229,224     $ 267,428
     700,000        161,112      214,816      268,520      322,224       375,928
     900,000        207,612      276,816      346,020      415,224       484,428
   1,100,000        254,112      338,816      423,520      508,224       592,928
   1,300,000        300,612      400,816      501,020      601,224       701,428
   1,500,000        347,112      462,816      578,520      694,224       809,928
   1,700,000        393,612      524,816      656,020      787,224       918,428
   1,900,000        440,112      586,816      733,520      880,224     1,026,928
   2,100,000        486,612      648,816      811,020      973,224     1,135,428

--------
(1) Compensation, for purposes of estimating a pension benefit, includes salary and bonus as reflected under Annual Compensation in the Summary Compensation Table on page 159. The calculation of benefits under the pension plans generally is based upon average compensation for the highest five consecutive years of the ten years preceding retirement.
(2) These amounts are straight life annuity amounts and would not be subject to reduction because of Social Security benefits. For purposes of estimating a pension benefit, the years of service credited are 33, 16, 23, 34, 24 and 40 years for Messrs. Esrey, Forsee, Fuller, Krause, LeMay and Peterson, respectively.

  In addition, Sprint has a Key Management Benefit Plan that permits a participant to elect a retirement benefit equal to 300% (or a reduced percentage if the participant retires before age 60) of the participant's highest annual salary during the five-year period immediately prior to the time of retirement. More information on the plan is provided in the following section under "--Employment Contracts."

EMPLOYMENT CONTRACTS

  Sprint has contingency employment agreements with Messrs. Esrey, Forsee, Fuller, Krause and LeMay which provide for separation pay and benefits if employment is involuntarily terminated following a change in control. A change in control is deemed to occur if someone acquires 20% or more of the outstanding voting stock of Sprint or if there is a change of a majority of the Directors within a two-year period. Benefits will include monthly salary payments for 35 months (or until the officer reaches age 65 if this occurs earlier) and three payments each equal to the highest short-term plus the highest long-term incentive compensation awards received during the three years preceding termination. In addition, life, disability, medical and dental insurance coverages will be provided for 35 months. For purposes of the Key Management Benefit Plan, an officer will be deemed to have remained a Key Executive (as defined in the plan) until age 60; interest will be credited under the Executive Deferred Compensation Plan at the maximum rate allowed under the plan. Retirement benefits will be determined assuming three years of additional service and no early retirement pension reduction will be imposed. If any excise tax is imposed by Section 4999 of the Code, Sprint will make the executive whole with respect to any additional taxes due. The agreements are not intended as an anti-takeover provision but could discourage an attempt to acquire control of Sprint by increasing its cost.

  The Named Officers have each signed non-competition agreements with Sprint which provide that he will not associate himself with a competitor for an 18-month period following termination of employment. In addition, the agreements provide that each executive will receive 18 months of compensation and benefits following an involuntary termination of employment. In connection with Mr. Peterson's resignation as President--National Integrated Services last October, his non-competition agreement was amended to shorten his non-compete period to end on December 31, 1998. Until that date, Mr. Peterson will continue to receive his pay and benefits as an employee.

  Sprint has a Key Management Benefit Plan providing for a survivor benefit in the event of the death of a participant or, in the alternative, a supplemental retirement benefit. Under the plan, if a participant dies prior to retirement, the participant's beneficiary will receive ten annual payments each equal to 25% of the participant's highest annual salary during the five-year period immediately prior to the time of death. If a participant dies after retiring or becoming permanently disabled, the participant's beneficiary will receive a benefit equal to 300% (or a reduced percentage if the participant retires before age 60) of the participant's highest annual salary during the five-year period immediately prior to the time of retirement or disability, payable either in a lump sum or in installments at the election of the participant. At least 13 months before retirement, a participant may elect a supplemental retirement benefit in lieu of all or a portion of the survivor benefit. Each Named Officer is a participant in the plan.

PERFORMANCE GRAPH

  The graph below compares the yearly percentage change in the cumulative total stockholder return for Existing Common Stock as compared with the S&P 500(R) Stock Index, the S&P(R) Telephone Utility Index and the S&P(R) Telecommunications (Long Distance) Index, for the five-year period from December 31, 1992 to December 31, 1997. The companies which comprise the S&P Telephone Utility Index are ALLTEL Corp., Ameritech, Inc., Bell Atlantic Corp., BellSouth, Frontier Corp., GTE, SBC Communications, Inc. and U.S. West, Inc. The companies which comprise the S&P Telecommunications (Long Distance) Index are AT&T Corp., MCI Communications, Sprint and WorldCom, Inc.

                           [LINE GRAPH APPEARS HERE]

                                        1992   1993   1994   1995   1996   1997
                                       ------ ------ ------ ------ ------ ------
Sprint................................ 100.00 140.20 115.49 169.83 212.51 317.77
S&P 500............................... 100.00 109.92 111.34 152.66 187.28 249.28
S&P (Long Distance)................... 100.00 113.16 103.21 138.74 143.09 201.83
S&P Telephone......................... 100.00 115.35 110.74 165.35 166.64 231.64

                             INDEPENDENT AUDITORS

  The consolidated financial statements of Sprint and the combined financial statements of the FON Group and the PCS Group as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their reports thereon appearing elsewhere herein which, as to the year 1997 for the consolidated financial statements of Sprint and the years 1997, 1996, and 1995 for the combined financial statements of the PCS Group, are based in part on the reports of Deloitte & Touche LLP, independent auditors.

  The consolidated financial statements and consolidated financial statement schedule of Sprint appearing in Sprint's Annual Report (Form 10-K) for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon included therein and incorporated herein by reference which, as to the year 1997, is based in part on the report of Deloitte & Touche LLP, independent auditors.

  The combined balance sheets of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries and PhillieCo Partners II, L.P. and subsidiaries as of December 31, 1997 and 1996 and the related combined statements of operations and cash flows for the three years then ended, included in this Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this Proxy Statement (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the development stage),

  The consolidated financial statements and the related financial statement schedule incorporated in this Proxy Statement by reference from the Sprint Spectrum L.P. and Sprint Spectrum Finance Corporation Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the development stage).

  The consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries as of December 31, 1997 and 1996, not separately presented in this Proxy Statement, have been audited by Deloitte & Touche LLP, independent auditors, whose report thereon (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the development stage) has been included herein and incorporated by reference from the Annual Report on Form 10-K of Sprint Corporation.

                             STOCKHOLDER PROPOSALS

  The Sprint Bylaws provide that Sprint's Annual Meeting of Stockholders is to be held on the third Tuesday in April of each year. In 1999, the third Tuesday falls on April 20.

  In order to be eligible for inclusion in Sprint's proxy solicitation materials for its Annual Meeting of Stockholders to be held in 1999, any stockholder proposal to be considered at such meeting must be received by the Corporate Secretary at Sprint's principal office, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205 on or before November 10, 1998. Any such proposal will be subject to the requirements contained in the Sprint Bylaws relating to stockholder proposals and the proxy rules under the Exchange Act.

  If a stockholder intends to bring a matter before the 1999 Annual Meeting of Stockholders, other than by submitting a proposal for inclusion in Sprint's proxy statement for that meeting, the stockholder must give timely notice according to the Sprint Bylaws. To be timely, a stockholder's notice must be received by Sprint's Corporate Secretary at Sprint's principal office, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, on or after February 4, 1999 and on or before March 1, 1999. Such notice must set forth (a) as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, and (b) the name and record address of the stockholder, the class and number of shares of capital stock of Sprint that are beneficially owned by the stockholder, and any material interest of the stockholder in such business.

                             AVAILABLE INFORMATION

  Sprint is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC by Sprint can be inspected and copied at the office of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661, and copies of such materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC and that is located at http://www.sec.gov. In addition, the Existing Common Stock is listed on the NYSE and similar information concerning Sprint can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  Statements contained in this Proxy Statement as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to Sprint's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and its Current Report on Form 8-K dated May 26, 1998, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the SEC by Sprint are incorporated by reference into this Proxy Statement:

  (i)Sprint's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

  (ii)Sprint's Quarterly Report on Form 10-Q for the quarter ended March 31,
  1998;

  (iii)Sprint's Current Report on Form 8-K dated May 26, 1998.

  The following documents previously filed with the SEC by Sprint Spectrum are incorporated by reference into this Proxy Statement:

  (i)Sprint Spectrum's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

  (ii)Sprint Spectrum's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

  (iii)Sprint Spectrum's Current Report on Form 8-K dated May 26, 1998.

  In addition, all documents filed by Sprint and Sprint Spectrum pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statements contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in a subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement except as so modified or superseded.

  THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM THE INVESTMENT RELATIONS DEPARTMENT OF SPRINT. IN ORDER TO ENSURE TIMELY DELIVERY OR REQUEST DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY [5 DAYS PRIOR TO SPECIAL MEETING DATE].

                                   GLOSSARY

  "ADSL" means Asymmetric Digital Subscriber Line, a method for moving data over regular phone lines.

  "Affiliate," as defined in the Restructuring Agreement, means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person. For purposes of the provisions described under "The Tracking Stock Proposal--Standstill Agreements--Transfers," "Affiliate" of a Holder includes any person that is jointly Controlled, directly, or indirectly through one or more intermediaries, by one or more Cable Holders, or Affiliates of one or more Cable Holders, without regard to whether such person would be an Affiliate of the Holder pursuant to the first sentence of this definition.

  "Amended Articles" means the Amended and Restated Articles of Incorporation of Sprint as in effect upon the filing of the Articles Amendment with the Kansas Secretary of State.

  "Associate" means any associate within the meaning of Rule 12b-2 under the Exchange Act.

  "ATM" means Asynchronous Transfer Mode, a high speed transmission technology. ATM is a high bandwidth, low-delay connection-oriented packet-like switching and multiplexing technique used to transfer voice, video, images and character-based data.

  "Average Trading Price" of a share of any class or series of capital stock of Sprint on any day, as defined in the Amended Articles, means the average Closing Price of such capital stock determined over the 20 Trading Days immediately preceding the date of such determination; provided that for purposes of this definition only, "Closing Price" of a share of any class or series of capital stock for such 20 Trading Day period means, (i) the "Closing Price" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause
(ii)(B) of this definition) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Closing Price" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock, shall be appropriately adjusted, as determined by the Sprint Board, to reflect such subdivision, combination, dividend or distribution.

  "Business Day" as defined in the Restructuring Agreement, means a day of the year on which banks are not required or authorized to be closed in the State of New York.

  "BTA" means Basic Trading Area, a wireless telecommunications term. The United States is broken down into 493 MTAs for economic purposes. These areas were defined by the FCC for the purpose of issuing licenses for PCS. Several BTAs make up each MTA.

  "CDMA" means Code Division Multiple Access, a digital spread-spectrum wireless technology which allows a large number of users to access a single frequency band that assigns a code to all speech bits, sends a scrambled transmission of the encoded speech over the air and reassembles the speech into its original format.

  "Change of Control," as defined in the Amended Articles, means a:

    (a) decision by the Sprint Board to sell Control of Sprint or not to oppose a third party tender offer for Sprint Voting Securities representing more than 35% of the Voting Power of Sprint; or

    (b) change in the identity of a majority of the Directors due to (i) a proxy contest (or the threat to engage in a proxy contest) or the election of Directors by the holders of Preferred Stock; or (ii) any unsolicited tender, exchange or other purchase offer which has not been approved by a majority of the Independent Directors, provided that a Strategic Merger shall not be deemed to be a Change of Control and provided, further, that any transaction between Sprint and FT and DT or otherwise involving FT and DT and any of their direct or indirect subsidiaries which are party to a contract therefor shall not be deemed to be a Change of Control.

  "Change of Control," as defined in the Standstill Agreements with the Cable Parents, means the consummation of:

    (a) a third party tender offer for Voting Securities of Sprint representing more than 35% of the Voting Power of Sprint;

    (b) a sale of all or substantially all of the assets of Sprint in one transaction or in a series of related transactions;

    (c) a merger or other business combination that would result in (a) a Person holding Voting Securities of the resulting entity representing 35% or more of the Voting Power of Sprint or (ii) the stockholders of Sprint immediately prior to the record date for such transaction owning less than 50% of the outstanding equity securities of the surviving Person following such combination; or

    (d) a change in the identity of a majority of the directors on the Sprint Board due to (i) a proxy contest (or the threat to engage in a proxy contest) or the election of directors by the holders of Preferred Stock; or
  (ii) any unsolicited tender, exchange or other purchase offer which has not been approved by a majority of the Independent Directors;

  provided that a Strategic Merger shall not be deemed a Change of Control.

  "CLEC" means a competitive local exchange carrier, a company that competes with local exchange carriers in the local services market.

  "Closing Price," as defined in the Amended Articles, means, with respect to a security on any day, the last sale price, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such security is not listed or admitted to trading on such exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the security is listed or admitted to trading or, if the security is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by Nasdaq or such other system then in use, or, if on any such date such security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the security selected in good faith by the Sprint Board. If the security is not publicly held or so listed or publicly traded, "Closing Price" means the fair market value of such security.

  "CMRS" means Commercial Mobile Radio Service providers, an FCC term for cellular and PCS providers.

  "Committed Percentage," as defined in the Amended Stockholders' Agreement, means the percentage of Sprint Voting Power owned by the Class A Holders plus the percentage they are committed to purchase (but not pursuant to the Master Agreement until such shares are acquired pursuant to such agreement), determined on a basis that includes as outstanding the shares such holders of Class A Common Stock are committed to purchase (but not pursuant to the Master Agreement until such shares are acquired pursuant to such agreement).

  "Common Stock" means any class of common stock of Sprint, except the Class A Common Stock.

  "Control" (including, with its correlative meanings, "Controlled by" and "under common Control with"), as defined in the Amended Articles, means, with respect to a person or group, any of the following:

    (a) ownership by such person or group of Votes entitling it to exercise in the aggregate more than 35 percent of the Voting Power of the entity in question; or

    (b) possession by such person or group of the power, directly or indirectly, (i) to elect a majority of the board of directors (or equivalent governing body) of the entity in question or (ii) to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by contract or otherwise.

  "Controlled Affiliates," as defined in the Restructuring Agreement, means the "Controlled Affiliate" of (i) any person (other than a Parent or any subsidiary of a Parent) means the Parent of such person as of the date of the Restructuring and each subsidiary of such Parent as of the date of determination, and (ii) any parent or its subsidiary means such Parent and each subsidiary of such Parent as of the date of determination.

  "Conversion Date," as defined in the Amended Articles, means the date fixed by the Sprint Board as the effective date for the conversion of shares of PCS Stock into shares of FON Stock (and Shares Issuable With Respect To The Class A Equity Interest In The PCS Group into Shares Issuable With Respect To The Class A Equity Interest In The FON Group) as shall be set forth in the notice to holders of shares of PCS Stock and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock.

  "Converted Votes," as defined in the Amended Articles, means, on any particular day, (i) in the case of a share of Series 2 PCS Stock, the applicable PCS Per Share Vote such stock would have had on such date if such stock were considered a share of Series 1 PCS Stock and (ii) in the case of a share of Series 2 FON Stock, one vote per share.

  "Convertible Securities," as defined in the Amended Articles, means any securities of Sprint or of any subsidiary thereof (other than shares of FON Stock or PCS Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class of series of FON Stock or PCS Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, pursuant to antidilution provisions of such securities or otherwise.

  "Covered Proposal," as defined in the Standstill Agreements, means any proposal by Sprint (i) for a merger, consolidation, business combination, recapitalization or similar transaction, (ii) to modify or amend either the Amended Articles or the provisions of the Sprint Bylaws relating to the Capital Stock Committee in a manner that would adversely affect the rights of holders of the Series 1 PCS Stock or the Series 2 PCS Stock, (iii) for the issuance of Sprint Voting Securities, (iv) for the sale of substantially all assets or a dissolution or liquidation of Sprint, or (v) for any other matter that would require approval of the holders of PCS Stock, voting as a separate class.

  "CP Exchange," as defined in the Master Agreement, means the issuance of shares of Series 2 PCS Stock by Sprint at the Closing in exchange for certain interests owned by the Cable Parents pursuant to the Restructuring Agreement.

  "CP Preference Period," as defined in the Amended Registration Rights Agreement, means the period beginning on the CP Registration Rights Commencement Date and ending on the earlier of (i) the date upon which the Cable Parents have completed registered public offerings of Registrable Securities (as defined in the Amended Registration Rights Agreement) with an aggregate public offering price for such Registrable Securities of $2 billion or (ii) the date which is 12 months after the CP Registration Rights Commencement Date.

  "CP Registration Rights Commencement Date," as defined in the Amended Registration Rights Agreement, means (i) if the IPO is consummated concurrently with the initial issuance of Series 2 PCS Stock to the Cable Parents (the "CP Closing"), the date that is 180 days following the CP Closing, (ii) if the IPO is not consummated concurrently with the CP Closing but is consummated within 120 days of the CP Closing, the date that is the later of the 90th day following the IPO or 180 days following the CP Closing, or (iii) if the IPO is not consummated concurrently with the CP Closing or within 120 days thereafter, the date that is the 180th day following the CP Closing, unless any Cable Parent shall decide to exercise one of its rights to a demand registration after such 120th day following the CP Closing but prior to such 180th day following the CP Closing, in which case it shall be the date the demand notice is given pursuant to the Cable Partner Registration Rights Agreement.

  "CP Secondary Preference Period," as defined in the Amended Registration Rights Agreement, means the period ending on the earlier of (i) the fourth anniversary of the CP Registration Rights Commencement Date or (ii) the date upon which the Cable Parents have completed registered public offerings of Registrable Securities with an aggregate public offering price for such Registrable Securities of $3 billion.

  "Disposition," as defined in the Amended Articles, means a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets.

  "Disposition Date," as defined in the Rights Agreement, means the earlier of
(i) the close of business on the tenth Business Day after the Stock Acquisition Date, and (ii) the close of business on the tenth Business Day (or such later date as the Sprint Board shall determine prior to such time as any person becomes an Acquiring Person) after the date of the commencement by any person (other than Sprint, any subsidiary of Sprint, any employee benefit plan of Sprint or of any subsidiary of Sprint, or any person or entity organized, appointed or established by Sprint for or pursuant to the terms of any such plan) of, or the first public announcement of the intention of such person to commence, a tender offer or exchange offer, the consummation of which would result in any person becoming the beneficial owner of Sprint Voting Securities then outstanding representing 15% or more of the voting power of Sprint.

  "Domestic," as defined in the Tracking Stock Policies, means geographically within the 50 states of the United States or the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

  "Domestic PCS License," as defined in the Tracking Stock Policies, means a license to use PCS Spectrum within Domestic areas granted by the FCC or other applicable authority.

  "Domestic PCS Services," as defined in the Tracking Stock Policies, means any services offered or provided within a Domestic geographic area using a Domestic PCS License.

  "Domestic Wireless Mobile Telephony Services," as defined in the Tracking Stock Policies, means a communications service provided through the use of a wireless connection from the user to a Domestic terrestrial telecommunications network that is capable of and generally utilized by Sprint for handing-off calls from one wireless cell to another and from one wireless sector within a cell to another and which is intended to allow the continuation of a user's single conversation, without interruption, as the user travels between cells and/or sectors within such network.

  "DT Class A FON Vote Per Share," as defined in the Amended Articles, means, on any date, a number equal to X / Y, where "X" equals the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, and "Y" equals the aggregate number of outstanding shares of DT Class A Stock.

  "DT Class A PCS Interest Fraction," as defined in the Amended Articles means, as of any date, the fraction the numerator of which is the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group on such date and the denominator of which is the sum of (i) the number of shares of PCS Stock outstanding, (ii) the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, (iii) the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group and (iv) the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, in each case as of such date.

  "DT Class A PCS Vote Per Share," as defined in the Amended Articles, means, on any date, a number equal to (X/Y) x Z, where "X" equals the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, "Y" equals the aggregate number of outstanding shares of DT Class A Stock, and "Z" equals, in the case of Class A Common Stock and PCS Stock voting together as a single class, one, and in all other cases, the applicable PCS Per Share Vote on such date.

  "Dual-Band Handset" means a handset that will work (transmit and receive) on either the 800 MHz or 1,900-MHz frequencies.

  "Dual-Mode Handset" means a handset that will work (transmit and receive) for both analog and digital telecommunications systems.

  "DWDM" means Dense Wave Division Multiplexing, a high-speed version of wave division multiplexing, which is a means of increasing the capacity of SONET fiber-optic transmission systems through the multiplexing of multiple wavelengths of light.

  "ESMR" means Enhanced Specialized Mobile Radio communications services, supplied by converting analog SMR services into an integrated, digital transmission system providing for call hand-off, frequency reuse and wide-call delivery networks.

  "Exchange Preferred Stock," as defined in the Certificate of Designations, means a series of convertible preferred stock of Sprint having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the judgment of the Sprint Board, to those of the PCS Preferred Stock for which such Exchange Preferred Stock is exchanged, except that (i) the liquidation preference will be determined as provided in the Certificate of Designations, (ii) the running of any time periods pursuant to the terms of the PCS Preferred Stock shall be tacked to the corresponding time periods in the Exchange Preferred Stock and
(iii) the Exchange Preferred Stock will not be convertible into, and the holders will have no conversion rights thereunder with respect to, (x) in the case of a redemption of Redeemable Capital Stock, the Redeemable Capital Stock redeemed, or the Redemption Securities issued, in the Redemption Event, and
(y) in the case of a Spin Off, the Spin Off Securities;

  "Existing Class A FON Vote Per Share," as defined in the Amended Articles, means, on any date, a number equal to X / Y, where "X" equals the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group and "Y" equals the aggregate number of outstanding shares of Existing Class A Common Stock.

  "Existing Class A PCS Interest Fraction," as defined in the Amended Articles, means the fraction the numerator of which is the Number of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group on such date and the denominator of which is the sum of (i) the number of shares of PCS Stock outstanding, (ii) the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, (iii) the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group and (iv) the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, in each case as of such date.

  "Existing Class A PCS Vote Per Share," as defined in the Amended Articles, means, on any date, a number equal to (X/Y) x Z, where "X" equals the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group, "Y" equals the aggregate number of outstanding shares of Existing Class A Common Stock and "Z" equals, in the case of Class A Common Stock and PCS Stock voting together as a single class, one, and in all other cases, the applicable PCS Per Share Vote on such date.

  "Fair Value," as defined in the Amended Articles, means, in the case of equity securities or debt securities of a class that has previously been Publicly Traded for a period of at least 15 months, the Market Value thereof (if such value, as so defined, can be determined) or, in the case of an equity security or debt security that has not been Publicly-Traded for at least such period, means the fair value per share of stock or per other unit of such other security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Sprint Board, or, if no such investment banking firm is, as determined in the good faith judgment of the Sprint Board; provided, however, that in the case of property other than securities, the "Fair Value" thereof shall be determined in good faith by the Sprint Board based upon such appraisals or valuation reports of such independent experts as the Sprint Board shall in good faith determine to be appropriate in accordance with good business practice. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Sprint Board.

  "FON Group," as defined in the Amended Articles, means, as of any date from and after the Closing Date.

    (A) the interest of Sprint or any of its subsidiaries on such date in all of the assets, liabilities and businesses of Sprint or any of its subsidiaries (and any successor companies), other than any assets, liabilities and businesses attributed to the PCS Group;

    (B) a proportionate undivided interest in each and every business, asset and liability attributed to the PCS Group equal to the FON Group Inter-Group Interest Fraction as of such date;

    (C) all properties and assets transferred to the FON Group from the PCS Group (other than pursuant to paragraph (D) or (F) of this definition) after the Closing Date pursuant to transactions in the ordinary course of business of both the FON Group and the PCS Group or otherwise as the Sprint Board may have directed as permitted by the Amended Articles;

    (D) all properties and assets transferred to the FON Group from the PCS Group in connection with a reduction of the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest;

    (E) the interest of Sprint or any of its subsidiaries in any business or asset acquired and any liabilities assumed by Sprint or any of its subsidiaries outside the ordinary course of business and attributed to the FON Group, as determined by the Sprint Board as contemplated by the Amended Articles; and

    (F) from and after the payment date of any dividend or other distribution with respect to shares of PCS Stock (other than a dividend or other distribution payable in shares of PCS Stock, with respect to which adjustment shall be made as provided in the definition of "Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest," or in securities of Sprint attributed to the PCS Group, for which provision shall be made as set forth in the third to last sentence of this definition), an amount of assets or properties previously attributed to the PCS Group of the same kind as were paid in such dividend or other distribution with respect to shares of PCS Stock and Class A Common Stock (with respect to Shares Issuable With Respect To The Class A Equity Interest In The PCS Group) as have a Fair Value on the record date for such dividend or distribution equal to the product of (1) the Fair Value on such record date of such dividend or distribution to holders of shares of PCS Stock declared on a per share basis multiplied by (2) the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest (determined as of the record date for such dividend or distribution);

provided that from and after any transfer of any assets or properties from the FON Group to the PCS Group, the FON Group shall no longer include such assets or properties so transferred (other than as reflected in respect of such a transfer by the FON Group Inter-Group Interest Fraction, as provided by paragraph (B) of this definition).

  If Sprint shall pay a dividend or make some other distribution with respect to shares of PCS Stock payable in securities of Sprint that are attributed to the PCS Group (other than PCS Stock), the FON Group shall be deemed to hold an interest in the PCS Group equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of PCS Stock on a per share basis multiplied by the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest (determined as of the record date for such distribution) and, to the extent interest is or dividends are paid on the securities so distributed, the FON Group shall include, and there shall be transferred thereto out of the PCS Group, a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of such securities so deemed to be held by the FON Group if such securities were outstanding.

  Sprint may also, to the extent the securities so paid as a dividend or other distribution to the holders of PCS Stock are Convertible Securities and at the time are convertible into or exchangeable or exercisable for shares of PCS Stock, treat such Convertible Securities as are so deemed to be held by the FON Group to be deemed to be converted, exchanged or exercised, and shall do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, the FON Group shall then no longer include an amount of the kind of properties or assets required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and such properties or assets shall be attributed to the PCS Group)), in which case, from and after such time, the securities into or for which such Convertible Securities so deemed to be held by the FON Group were so considered converted, exchanged or exercised shall be deemed held by the FON Group and such Convertible Securities shall no longer be deemed to be held by the FON Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities so deemed to be held by the FON Group and the properties or assets, if any, to be attributed to the PCS Group in consideration of such conversion, exchange or exercise (if any) shall be filed in the records of the actions of the Sprint Board and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

  Reference to the FON Group prior to the Closing Date means those operations of Sprint other than the PCS Group.

  "FON Group Available Dividend Amount," on any date, as defined in the Tracking Stock Policies, means the amount, if any, by which (1) the fair market value of the total assets attributed to the FON Group less the total amount of the liabilities attributed to the FON Group (provided that Preferred Stock shall not be treated as a liability), in each case as of such date and determined on a basis consistent with the determination of the FON Group Net Earnings (Loss), exceeds (2) the aggregate par value of, or any greater amount determined in accordance with applicable corporation law to be capital in respect of, all outstanding shares of FON Stock and each class or series of Preferred Stock attributed to the FON Group.

  "FON Group Net Earnings (Loss)," for any period through any date, as defined in the Tracking Stock Policies, means the net income or loss of the FON Group for such period (or in respect of fiscal periods of Sprint commencing prior to the Closing Date, the pro forma net income or loss of the FON Group for such period as if the Closing Date had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of Sprint attributed to the FON Group on a basis substantially consistent with attributions of income and expense made in the calculation of PCS Group Net Earnings (Loss), including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes.

  "FON Group Right," as defined in the Rights Agreement, means one right for
(i) each share of FON Stock outstanding at the time of filing the PCS Stock Amendment and (ii) each share of FON Stock issued between the filing of the PCS Stock Amendment (whether originally issued or delivered from Sprint's treasury) and the Distribution Date, and in certain circumstances, after the Distribution Date, each such right initially representing the right to purchase one-thousandth of a share of Preferred Stock--Sixth Series, upon the terms and subject to the conditions herein set forth.

  "Frame Relay" means a service which employs a form of packet switching similar to a streamlined version of X.25 networks. The packets are in the form of "frames" which vary in length and is completely protocol independent. Because the "frame" is undisturbed and the conversions are the responsibility of the user, the transmission speed is faster, up to 1.544 mbps, and less expensive.

  "GSM" means Global System for Mobile Communications or Groupe Special Mobile, an international digital cellular radio standard first developed in Western Europe. The GSM standard defines the components of the cellular radio network infrastructure, including base stations, switching centers, signaling system and interfaces and the radio access protocol. In Europe, GSM operates in the 900 MHz frequency range. It has been upgraded to function in the 1.8 GHz (DCN) and 1.9 GHz (PCS-1900) frequency ranges.

  "ILEC" means an Incumbent Local Exchange Carrier, a company historically providing local telephone service. Often refers to one of the Regional Bell Operating Companies (RBOCs) or GTE. Often referred to as "LEC" (Local Exchange Carrier).

  "Independent Director," as defined in the Amended Articles, means any member of the Sprint Board who (a) is not an officer or employee of Sprint, or any holder of Class A Stock, or any of their respective subsidiaries, (b) is not a former officer of Sprint, or any holder of Class A Stock, or any of their respective subsidiaries, (c) does not, in addition to such person's role as a Director, act on a regular basis, either individually or as a member or representative of an organization, serving as a professional adviser, legal counsel or consultant to Sprint, or any holder of Class A Stock, or their respective subsidiaries, if, in the opinion of the Nominating Committee of the Sprint Board or the Sprint Board if a Nominating Committee is not in existence, such relationship is material to Sprint, any holder of Class A Stock, or the organization so represented or such person, and (d) does not represent, and is not a member of the immediate family of, a person who would not satisfy the requirements of the preceding clauses (a), (b) and (c) of this sentence. A person who has been or is a partner, officer or director of an organization that has customary commercial, industrial, banking or underwriting relationships with Sprint, any holder of Class A Stock, or any of their respective subsidiaries, that are carried on in the ordinary course of business on an arms-length basis and who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and (d) of the first sentence of this definition, may qualify as an Independent Director, unless, in the opinion of the Nominating Committee or the Sprint Board if a Nominating Committee is not in existence, such person is not independent of the management of Sprint, or any holder of Class A Stock or any of their respective subsidiaries, or the relationship would interfere with the exercise of independent judgment as a member of the Sprint Board. A person who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and (d) of the first sentence of this definition and who, in addition to fulfilling the customary director's role, also provides additional services directly for the Sprint Board and is separately compensated therefor, would nonetheless qualify as an Independent Director. Notwithstanding anything to the contrary contained in this definition, each Director as of the date of the execution of the Investment Agreement (as defined in the Amended Articles) who is not an executive officer of Sprint shall be deemed to be an Independent Director hereunder.

  "Initial Conversion Price," as defined in the Certificate of Designations, means an amount equal to (i) 1.28 multiplied by (ii) the first to be determined of (A) the price per share of Series 1 PCS Stock sold in the IPO and (B) the average of the daily closing prices of the Series 1 PCS Stock for the 30 consecutive Trading Days ending as of the 45th Trading Day following the commencement of regular way trading in connection with the Recapitalization.

  "Inter-Group Interest," as defined in the Tracking Stock Policies, and "Inter-Group Interest Fraction," as defined in the Articles Amendment, means a fraction the numerator of which is the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest on such date and the denominator of which is the sum of (A) such Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest and (B) the aggregate number of shares of PCS Stock outstanding on such date. A statement setting forth the Inter-Group Interest Fraction as of the record date for any dividend or distribution on any class of PCS Stock, as of the end of each fiscal quarter of Sprint and as of any date otherwise required under the Amended Articles by the Sprint Board shall be filed by the Secretary of Sprint in the records of the Sprint Board not later than fifteen business days after such date.

  "ISDN" means Integrated Services Digital Network, a switched network providing end-to-end digital connectivity for the simultaneous transmission of voice, data, video, imaging and facsimile, over several multiplexed communications channels.

  "Junior Stock," as defined in the Certificate of Designations, means any stock ranking junior as to dividends or upon liquidation, dissolution or winding up to the PCS Preferred Stock.

  "LATA" means Local Access Transport Area, a geographic area in the United States within which a local telephone company may offer telecommunications services.

  "LEC" means a local exchange carrier, a company providing local telephone service.

  "Major Competitor of Sprint" means, in general, a company that materially competes with a portion of the telecommunications services business of Sprint in North America or the business of Global One or a company that has taken substantial steps to become such a Major Competitor.

  "Mbps" means one million bits per second.

  "Market Price," as defined in the Amended Articles, means, with respect to a security on any date, the Closing Price of such security on the Trading Day immediately prior to such date. The Market Price shall be deemed to be equal to, (i) in the case of a share of Series 3 FON Stock or Series 2 FON Stock, as the case may be, the Market Price of a share of Series 1 FON Stock and (ii) in the case of a share of Series 3 PCS Stock or Series 2 PCS Stock, as the case may be, the Market Price of a share of Series 1 PCS Stock. The Market Price of
(x) any options, warrants, rights or other securities convertible into or exercisable for Series 3 FON Stock or Series 2 FON Stock shall be equal to the Market Price of options, warrants, rights or other securities convertible into or exercisable Series 1 FON Stock upon the same terms and otherwise containing the same terms as such options, warrants, rights or other securities convertible into or exercisable for Series 3 FON Stock or Series 2 FON Stock, as the case may be, and (y) any options, warrants, rights or other securities convertible into or exercisable for Series 3 PCS Stock or Series 2 PCS Stock, as the case may be, shall be equal to the Market Price of options, warrants, rights or other securities convertible into or exercisable for Series 1 PCS Stock upon the same terms and otherwise containing the same terms as such options, warrants, rights or other securities convertible into or exercisable for Series 3 PCS Stock or Series 2 PCS Stock, as the case may be.

  "Market Value" of a share of any class or series of capital stock of Sprint on any day (as defined in the Amended Articles) means the average of the high and low reported sales prices regular way of a share of such class or series on such day (if such day is a Trading Day, and if such day is not a Trading Day, on the Trading Day immediately preceding such day) or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the NYSE Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the National Market tier of The Nasdaq Stock Market or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on such National Market System on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any NYSE member firm selected from time to time by the Sprint Board or, if such closing bid and asked prices are not made available by any such NYSE member firm on such Trading Day, the Fair Value of a share of such class or series; provided that, for purposes of determining the Market Value of a share of any class or series of capital stock for any period,

    (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this definition) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and

    (ii) The "Market Value" of any share of capital stock on any day prior to
  (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Sprint Board, to reflect such subdivision, combination, dividend or distribution.

  "Mirror Preferred Stock," as defined in the Certificate of Designations, means convertible preferred stock issued by (i) in the case of a redemption of Redeemable Capital Stock, the issuer of the applicable Redemption Securities, and (b) in the case of a Spin Off, the issuer of the applicable Spin Off Securities and having terms, designations, conditions, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the judgment of the Sprint Board, to those of the PCS Preferred

Stock for which such Mirror Preferred Stock is exchanged, except that (i) the liquidation preference will be determined as provided in the Certificate of Designations, (ii) the running of any time periods pursuant to the terms of the PCS Preferred Stock shall be tacked to the corresponding time periods in the Mirror Preferred Stock and (iii) the Mirror Preferred Stock shall be convertible into the kind and amount of Redemption Securities or Spin Off Securities, as applicable, and other securities and property that the holder of a share of PCS Preferred Stock in respect of which such Mirror Preferred Stock is issued pursuant to the terms hereof would have received (x) in the case of the redemption of Redeemable Capital Stock, upon such redemption had such share of PCS Preferred Stock been converted immediately prior to the effective date of the Redemption Event and (y) in the case of a Spin Off, in such Spin Off had such share of PCS Preferred Stock been converted immediately prior to the record date for such Spin Off.

  "MTA" means Metropolitan Trading Area, an area defined by the FCC for the purpose of issuing licenses for PCS. Each MTA consists of several BTAs. The United States is broken down into 51 MTAs.

  "Net Proceeds," as defined in the Amended Articles, means, as of any date with respect to any disposition of any of the properties and assets attributed to the PCS Group, an amount, if any, equal to what remains of the gross proceeds of such disposition after payment of, or reasonable provision is made as determined by the Sprint Board for, (A) any taxes payable by Sprint (or which would have been payable but for the utilization of tax benefits attributable to the FON Group) in respect of such disposition or in respect of any resulting dividend or redemption, (B) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (C) any liabilities (contingent or otherwise) of or attributed to the PCS Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of Sprint incurred in connection with the disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of Preferred Stock attributed to the PCS Group. For purposes of this definition, any properties and assets attributed to the PCS Group remaining after such disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as the Sprint Board determines can be expected to be supported by such properties and assets.

  "Nominating Committee" means the Organization, Compensation and Nominating Committee of the Sprint Board.

  "Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group," as defined in the Amended Articles, means, as of the Effective Date, a number equal to the aggregate number of outstanding shares of DT Class A Stock as of the Effective Date; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A FON Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the FON Stock or any reclassification of FON Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by the number of shares of Series 1 FON Stock or Series 3 FON Stock issued in accordance with the Amended Articles and any reduction required to reflect the redemption of Shares Issuable With Respect To Class A Equity Interest In The FON Group to the extent allocated to shares of DT Class A Stock; and

    (C) adjusted by the Sprint Board to properly reflect any other necessary changes on an equivalent Per Class A FON Share Basis.

  "Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group," as defined in the Amended Articles, means, as of the Effective Date, a number (rounded up to the nearest whole share) equal to one-half of the aggregate number of outstanding shares of DT Class A Stock as of the Effective Date; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A PCS Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the PCS Stock or any reclassification of PCS Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by action of the Sprint Board by (1) the amount of any payment made to the holders of DT Class A Stock divided by the corresponding redemption price per share of PCS Stock, (2) any reduction required to reflect the redemption of Shares Issuable With Respect To The Class A Equity Interest In The PCS Group to the extent allocated to shares of DT Class A Stock, (3) the amount necessary to reflect the conversion of some or all of this number into a Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, and (4) the amount necessary to reflect the redemption thereof in exchange for the issuance of shares of common stock of the one or more wholly-owned subsidiaries of Sprint that hold directly or indirectly all of the assets and liabilities attributed to the PCS Group; and

    (C) decreased (but to not less than zero), if before such decrease such number is greater than zero, by the number of shares of Series 1 PCS Stock or Series 3 PCS Stock issued by Sprint; and

    (D) adjusted by the Sprint Board to properly reflect any other necessary changes on an equivalent Per Class A PCS Share Basis.

  "Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest," as defined in the Amended Articles, means, as of the Effective Date, a number equal to 220,000,000 less the sum of (i) the Number Of Shares Issuable With Respect To The Existing Class A Common Equity Interest In The PCS Group, (ii) the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group (iii) one-half of the number of shares of Common Stock, par value $2.50 per share, outstanding immediately prior to the Effective Date, and (iv) one-half of the number of shares of Common Stock, par value $2.50 per share, held as treasury shares by Sprint immediately prior to the Effective Date; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, as determined by the Sprint Board to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the PCS Stock or any dividend or other distribution of shares of PCS Stock to holders of shares of PCS Stock or any reclassification of PCS Stock or any other necessary changes required for purposes of accurately determining such number;

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by action of the Sprint Board by (1) the number of shares of PCS Stock issued or sold by Sprint that, immediately prior to such issuance or sale, were included (as determined by the Sprint Board pursuant to paragraph (C) of this definition) in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, (2) the number of shares of PCS Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, (3) the number of shares of PCS Stock issued by Sprint as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of FON Stock and Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of FON Preferred Stock, as the case may be, (4) the number of shares of PCS Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by Sprint as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of FON Stock or Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of FON Preferred Stock, as the case may be, (5) the quotient of (a) the aggregate Fair Value of any PCS Preferred Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of PCS Preferred Stock) issued by Sprint as a dividend or other distribution (including in connection with any classification or exchange of shares) to holders of FON Stock, Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group), or shares of FON Preferred Stock, as the case may be, divided by (b) the Market Value of one share of PCS Stock as of the date of issuance of such PCS Preferred Stock (or Convertible Securities), or (6) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the aggregate Fair Value as of the date of contribution of properties or assets (including cash) transferred from the PCS Group to the FON Group in consideration for a reduction in the Number Of Shares

  Issuable With Respect To The FON Group Inter-Group Interest divided by (b) the Market Value of one share of PCS Stock as of the date of such transfer; and

    (C) increased by (1) the number of outstanding shares of PCS Stock repurchased by Sprint for consideration that had been attributed to the FON Group, (2) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the Fair Value of properties or assets (including cash) theretofore attributed to the FON Group that are contributed, by action of the Sprint Board, to the PCS Group in consideration of an increase in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, divided by (b) the Market Value of one share of PCS Stock as of the date of such contribution and (3) the number of shares of PCS Stock into or for which Convertible Securities are deemed converted, exchanged or exercised.

  "Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group," as defined in the Amended Articles, means, as of the Effective Date, a number equal to the aggregate number of outstanding shares of Existing Class A Common Stock; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A FON Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the FON Stock or any reclassification of FON Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by the number of Shares of Series 1 FON Stock or Series 3 FON Stock issued and any reduction required to reflect the redemption of Shares Issuable With Respect To Class A Equity Interest In The FON Group to the extent allocated to shares of Existing Class A Common Stock; and

    (C) adjusted by the Sprint Board to properly reflect any other necessary changes on an equivalent Per Class A FON Share Basis.

  "Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group," as defined in the Amended Articles, as of the Effective Date, means a number (rounded up to the nearest whole share) equal to one-half of the aggregate number of outstanding shares of Existing Class A Common Stock as of the Effective Date; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A PCS Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the PCS Stock or any reclassification of PCS Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by action of the Sprint Board by (1) the number of shares of Series 1 PCS Stock or Series 3 PCS Stock issued by Sprint, (2) the amount of any payment made to the holders of Existing Class A Common Stock divided by the corresponding redemption price per share of PCS Stock, (3) any reduction required to reflect the redemption of Shares Issuable With Respect To The Class A Equity Interest In The PCS Group to the extent allocated to shares of Existing Class A Common Stock, (4) the conversion of some or all of this number into a Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group, and
  (5) the redemption thereof in exchange for the issuance of shares of common stock of the one or more wholly-owned subsidiaries of Sprint that hold directly or indirectly all of the assets and liabilities attributed to the PCS Group; and

    (C) adjusted by the Sprint Board to properly reflect any other necessary changes on an equivalent Per Class A PCS Share Basis.

  "Old Class A Right," as defined in the Rights Agreement, means one right for
(i) each share of Existing Class A Common Stock held by FT and certain subsidiaries of FT and outstanding at the time of filing the PCS Stock Amendment and (ii) each share of Existing Class A Common Stock issued between the filing of the PCS Stock Amendment (whether originally issued or delivered from Sprint's treasury) and the Distribution Date, and in certain circumstances, after the Distribution Date, each such right initially representing (A) if exercised prior to the filing of the Recapitalization Amendment, the right to purchase one one-thousandth of a share of Preferred Stock--Sixth Series of Sprint (subject to adjustment as hereinafter provided), and (B) if exercised after the filing of the Recapitalization Amendment (x) the right to purchase one one-thousandth of a share of Preferred Stock--Sixth Series, for each share represented by the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group, and (y) the right to purchase one one-thousandth of a share of Preferred Stock--Eighth Series, for each share represented by the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group.

  "Optional Conversion Ratio" as of any date, as defined in the Amended Articles, means the ratio of the Average Trading Price of a share of Series 1 PCS Stock to the Average Trading Price of a share of Series 1 FON Stock; provided, that such ratio would be determined over a 60-trading day period if the 20-trading day period normally used to determine the Average Trading Price is less than 90% of such ratio as determined over a 60-trading day period.

  "Other Group," as defined in the Tracking Stock Policies, means any tracked group that Sprint may designate by future amendment to the Amended Articles with respect to which Sprint creates or issues tracking stock to which it attributes or allocates any present or future assets or businesses.

  "Other Termination Event," as defined in the Standstill Agreement, means (i) a redemption of all of the outstanding shares of PCS Stock for the common equity securities of one or more wholly owned subsidiaries of Sprint that hold all or substantially all of the assets attributed to the PCS Group (as such term is defined in the Restructuring Agreement), (ii) a redemption of all or a substantial portion of the outstanding shares of PCS Stock upon the sale of all or substantially all of the assets of the PCS Group, or (iii) a conversion of all of the outstanding shares of PCS Stock into any class of Sprint common stock that is not a common equity tracking security that continues to reflect substantially all of the business, assets and liabilities comprising the PCS Group immediately prior to such conversion, but which shall not represent any business, assets or liabilities comprising any part of the FON Group immediately prior to such conversion.

  "Outstanding PCS Fraction," as defined by the Amended Articles, means the fraction the numerator of which will be the number of shares of PCS Stock outstanding on such date and the denominator of which will be the sum of (i) the number of shares of PCS Stock outstanding on such date, (ii) the Number of Shares Issuable With Respect To the FON Group Inter-Group Interest on such date, (iii) the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group on such date and (iv) the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group on such date. A statement setting forth the Outstanding PCS Fraction as of the record date for the payment of any dividend or distribution on PCS Stock and as of the end of each fiscal quarter of Sprint shall be filed by Sprint's Corporate Secretary in the records of the actions of the Board of Directors not later than fifteen business days after such date.

  "Outstanding Sprint Voting Securities" means the Sprint Voting Securities outstanding as of any particular date.

  "Parity Stock," as defined in the Certificate of Designations, means any stock ranking on a parity as to dividends or upon liquidation, dissolution or winding up with the PCS Preferred Stock.

  "Percentage Ownership Interest," as defined in the Amended Articles, means, with respect to any person, that percentage of the Voting Power of Sprint represented by Votes associated with the Voting Securities of Sprint owned of record by such person or by its nominees.

  "PCS" means personal communications service. In Canada and the United States, PCS spectrum has been allocated for use by public systems at the 1.9 GHz frequency range. It is expected that PCS will initially consist primarily of enhanced voice, two-way data and text messaging services. Such PCS applications are expected to be followed over time by services offering integrated voice, data, image and eventually perhaps video capability. PCS systems operate in a similar manner to cellular systems.

  "PCS Group," as more fully defined in the Amended Articles, means, as of any date from and after the Closing Date:

    (A) the interest on such date of Sprint and any of its subsidiaries in any of the following entities or any of their respective subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) (the "PCS Group Companies") and the corresponding interests in their respective assets and liabilities and the businesses conducted by such entities: SWV Six, Inc. (fka TCI Spectrum Holdings, Inc.); SWV One, Inc. (fka Com Telephony Services, Inc.); SWV Two, Inc. (fka Comcast Telephony Services, Inc.); SWV Three, Inc. (fka Cox Telephony Partners, Inc.); SWV Four, Inc. (fka Cox Communications Wireless, Inc.); Comcast Telephony Services; Cox Telephony Partnership; Sprint Enterprises, L.P.; MinorCo, L.P.; Sprint Spectrum Holding Company, L.P.; American PCS, L.P.; Cox Communications PCS, L.P.; NewTelco, L.P.; Sprint Spectrum L.P.; American Personal Communications Holdings, Inc.; American PCS Communications, LLC; APC PCS, LLC; APC Realty and Equipment Company, LLC; Sprint Spectrum Finance Corporation; Sprint Spectrum Equipment Company, L.P.; Sprint Spectrum Realty Company, L.P.; WirelessCo, L.P.; SWV Five, Inc. (fka TCI Philadelphia Holdings, Inc.); PhillieCo Partners I, L.P.; PhillieCo Partners II, L.P.; PhillieCo Sub, L.P.; PhillieCo., L.P.; PhillieCo Equipment & Realty Company, L.P.; SprintCom, Inc.; SprintCom Equipment Company, L.P.; PCS Leasing Co., L.P.; Cox PCS Assets, L.L.C.; and Cox PCS License, L.L.C.;

    (B) all assets and liabilities of Sprint and its subsidiaries attributed by the Sprint Board to the PCS Group, whether or not such assets or liabilities are or were also assets or liabilities of any of the PCS Group Companies;

    (C) all properties and assets transferred to the PCS Group from the FON Group (other than a transaction pursuant to paragraph (D) below) after the Effective Date of the Articles Amendment pursuant to transactions in the ordinary course of business of both the FON Group and the PCS Group or otherwise as the Sprint Board may have directed;

    (D) all properties and assets transferred to the PCS Group from the FON Group in connection with an increase in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest; and

    (E) the interest of Sprint or any of its subsidiaries in any business or asset acquired and any liabilities assumed by Sprint or any of its subsidiaries outside of the ordinary course of business and attributed to the PCS Group, as determined by the Sprint Board;

provided that

      (1) from and after the payment date of any dividend or other distribution with respect to shares of PCS Stock (other than a dividend or other distribution payable in shares of PCS Stock, with respect to which adjustment shall be made as provided in the definition of "Number Of Shares Issuable In Respect Of The FON Group Inter-Group Interest" in the Amended Articles or in Sprint securities attributed to the PCS Group, for which provision shall be made as set forth in clause (2) below), the PCS Group will no longer include an amount of assets or properties previously attributed to the PCS Group of the same kind as so paid in such dividend or other distribution with respect of shares of PCS Stock as have a fair value on the record date for such dividend or distribution equal to the product of (a) the fair value on such record date of the aggregate of such dividend or distribution to holders of shares of PCS Stock declared multiplied by (b) a fraction the numerator of which is equal to the FON Group Inter-Group Interest Fraction in effect on the record date for such dividend or distribution and the denominator of which is equal to the Outstanding PCS Fraction in effect on the record date for such dividend or distribution (and in such eventuality such assets as are no longer included in the PCS Group will be attributed to the FON Group), and

      (2) if Sprint pays a dividend or makes some other distribution with respect to shares of PCS Stock payable in Sprint securities that are attributed to the PCS Group (other than PCS Stock), there will be excluded from the PCS Group an interest in the PCS Group equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of PCS Stock multiplied by the fraction specified in clause 1(b) above (determined as of the record date for such distribution) (and such interest in the PCS Group shall be attributed to the FON Group) and, to the extent interest is or dividends are paid on the securities so distributed, the PCS Group will no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of the securities equivalent to such interest in the PCS Group deemed held by the FON Group if the securities equivalent to such interest were outstanding (and in such eventuality such assets as are no longer included in the PCS Group will be attributed to the FON Group).

Sprint may also, to the extent a dividend or distribution on the PCS Stock has been paid in Convertible Securities that are convertible into or exchangeable or exercisable for PCS Stock, cause such Convertible Securities as are deemed to be held by the FON Group in accordance with the terms of the Amended Articles and clause (2) above to be deemed to be converted, exchanged or exercised, in which case such Convertible Securities will no longer be deemed to be held by the FON Group.

  The Tracking Stock Policies adopted by the Sprint Board provide that all businesses conducted by Sprint for offering or providing Domestic Wireless Mobile Telephony Services or any other Domestic PCS Services, and all acquisitions of Domestic PCS Licenses, will be allocated to the PCS Group. The Tracking Stock Policies generally may be changed by the Sprint Board at any time after the Recapitalization, although there is no present intention to do so.

  The "PCS Group Available Dividend Amount," on any date, as defined in the Tracking Stock Policies, means the amount, if any, by which (1) the product of
(a) the Outstanding PCS Fraction as of such date multiplied by (b) an amount equal to the fair market value of the total assets attributed to the PCS Group less the total amount of the liabilities attributed to the PCS Group (provided that Preferred Stock will not be treated as a liability), in each case as of such date and determined on a basis consistent with the determination of the PCS Group Net Earnings (Loss), exceeds (2) the aggregate par value of, or any greater amount determined in accordance with applicable corporation law to be capital in respect of, all outstanding shares of PCS Stock and each class or series of Preferred Stock attributed to the PCS Group.

  The "PCS Group Net Earnings (Loss)," for any period through any date, as defined in the Tracking Stock Policies, means the net income or loss of the PCS Group for such period (or in respect of the fiscal periods of Sprint commencing prior to the Closing Date, the pro forma net income or loss of the PCS Group for such period as if the Closing Date had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of Sprint attributed to the PCS Group on a basis substantially consistent with attributions of income and expense made in the calculation of the FON Group Net Earnings (Loss), including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes.

  "PCS Group Percentage Interest," as defined in the Restructuring Agreement, means, with respect to any person, as the percentage of the notional equity interest in the PCS Group owned by such Person, taking into account (i) the outstanding shares of PCS Stock, (ii) the shares of PCS Stock that would be outstanding if the Inter-Group Interest in the PCS Group then held by the FON Group were represented by shares of PCS Stock, (iii) after the Recapitalization, the shares of PCS Stock that would be outstanding if all of the outstanding shares of Class A Common Stock were converted into Series 3 PCS Stock and Series 3 FON Stock pursuant to the Amended Articles, and (iv) the maximum number of shares of PCS Stock that are issuable upon the exercise, conversion or exchange of the PCS Options (or that would be issuable in the case of a PCS Option represented by an Inter-Group interest held by the FON Group in the PCS Group), excluding from clause (iv) any Pre-Closing Options to the extent reflected as part of the Inter-Group Interest referred to in clause
(ii).

  "PCS Group Right," as defined in the Rights Agreement, means one right for each share of PCS Stock issued between the filing of the PCS Stock Amendment (whether originally issued or delivered from Sprint's treasury) and the Distribution Date, and in certain circumstances, after the Distribution Date, each such right initially representing the right to purchase one one-thousandth of a share of Preferred Stock--Eighth Series, upon the terms and subject to the conditions herein set forth.

  "PCS Options," as defined in the Restructuring Agreement, means (i) the options, warrants or other securities of Sprint or any of its Controlled Affiliates outstanding at such time that are exercisable or exchangeable for or convertible into shares of PCS Stock, but excluding (A) any rights of Cox Pioneer Partnership or its Affiliates under the Agreement of Limited Partnership of Cox Communications, PCS, L.P., dated as of December 31, 1996, as it is to be amended pursuant to the Cox L.A. Amendments, (B) the outstanding shares of Class A Common Stock, and (C) any such options, warrants or other securities that will be satisfied by Sprint without the allocation of any cost or expense to the PCS Group or otherwise economically diluting the PCS Group Percentage Interest of any Cable Parent, and (ii) the Preferred Inter-Group Interest, the Warrant Inter-Group Interest and any other Inter-Group Interests held by the FON Group in the PCS Group that have the same effect as the options, warrants and other securities referred to in clause (i) above.

  "PCS Per Share Vote," as defined in the Amended Articles, means (i) a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of a vote) equal to (i) if the record date for determining the stockholders entitled to vote is on or before December 31, 1998, the number of votes determined by multiplying one by the PCS Ratio and (ii) if the record date for determining the stockholders entitled to vote is after December 31, 1998, the number of votes determined by multiplying one by the ratio of the Average Trading Price of one share of Series 1 PCS Stock to the Average Trading Price of one share of Common Stock computed as of the tenth Trading Day preceding the record date for determining the stockholders entitled to vote, expressed as a decimal fraction rounded to the nearest three decimal places.

  "PCS Ratio," as defined in the Amended Articles means the ratio of, if the IPO occurs concurrently with the PCS Restructuring, the price of a share of Series 1 PCS Stock in the IPO to the closing price on the date that the IPO pricing occurs of a share of Series 1 FON Stock or, if the Recapitalization occurs concurrently with the PCS Restructuring, the average trading price, over a 20 trading day period, of one share of Series 1 PCS Stock to one share of Series 1 FON Stock determined, in each such case, as of the 21st trading day following the commencement of regular way trading of both the Series 1 PCS Stock and the Series 1 FON Stock, provided that for purposes of any vote of Sprint stockholders for which the record date for determining the stockholders entitled to vote occurs prior to such 21st trading day, such ratio will be determined by the Sprint Board based on the relative market values of the Series 1 FON Stock and the Series 1 PCS Stock.

  "PCS Spectrum," as defined in the Tracking Stock Policies, means the electromagnetic spectrum between 1850MHz and 1910MHz and between 1930MHz and 1990MHz or such other electromagnetic spectrum as the FCC may allocate to license holders of electromagnetic spectrum between 1850MHz and 1910MHz and between 1930MHz and 1990MHz in exchange for the surrender of electromagnetic spectrum within the identified frequencies.

  "Per Class A FON Share Basis," as defined in the Amended Articles, means, with respect to Existing Class A Common Stock or DT Class A Stock, an amount per share equal to (X / Y) x Z, where "X" equals the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The FON Group or the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, respectively, "Y" equals the number of shares outstanding of Existing Class A Common Stock or DT Class A Stock, respectively, and "Z" equals the per share number of votes or dividend amount, redemption amount or other payment paid to the class or series of FON Stock to which the Existing Class A Common Stock or DT Class A Stock is being compared.

  "Per Class A PCS Share Basis," as defined in the Amended Articles, means, with respect to Existing Class A Common Stock or DT Class A Stock, an amount per share equal to (X / Y) x Z, where "X" equals the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In The PCS Group or the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, respectively, "Y" equals the number of shares outstanding of Existing Class A Common Stock or DT Class A Stock, respectively, and "Z" equals the per share number of votes or dividend amount, redemption amount or other payment paid to the class or series of PCS Stock to which the Existing Class A Common Stock or DT Class A Stock is being compared.

  "Pre-Closing Options," as defined in the Restructuring Agreement, means the options, warrants and other securities of Sprint or any of its subsidiaries that were issued prior to and are outstanding as of the Closing and that are exercisable or exchangeable for or convertible into shares of Sprint Common Stock, which, in connection with the Recapitalization, will become, in whole or in part, options, warrants or other securities that are exercisable or exchangeable for or convertible into shares of Series 1 PCS Stock (but excluding any PCS Options held by FT or DT).

  "Pops" means population equivalent. One person residing in a license area equals one Pop.

  "Publicly-Traded" with respect to any security, as defined in the Amended Articles, means (i) registered under Section 12 of the Exchange Act, and (ii) listed for trading on the NYSE or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Exchange Act, that is the successor to either such exchange) or quoted in the National Association of Securities Dealers Inc. Automated Quotations System (or any successor system).

  "Qualifying Offer", as defined in the Rights Agreement, means an acquisition of shares of common stock of Sprint pursuant to a tender offer or an exchange offer for all outstanding shares of common stock of Sprint at a price and on terms determined by at least a majority of the members of the Sprint Board who are not officers of Sprint and who are not representatives, nominees, or Affiliates of an Acquiring Person, after receiving advice from one or more investment banking firms, to be (a) fair to stockholders (taking into account all factors which such members of the Sprint Board deem relevant including, without limitation, prices which could reasonably be achieved if Sprint or its assets were sold on an orderly basis designed to realize maximum value) and
(b) otherwise in the best interests of Sprint and its stockholders.

  "RBOC" means Regional Bell Operating Company, the five remaining local telephone companies (formerly part of AT&T) established as a result of the AT&T Divestiture Decree.

  "Record Date Blackout Period" means a period of ten trading days beginning on the ninth trading day before a record date for a meeting of Sprint's stockholders or for the payment of dividends with respect to Class A Stock and ending on (and including) such record date (which will be a trading day), if during such period the holders of Class A Stock are prohibited from purchasing shares of FON Stock and PCS Stock from third parties in the open market due to applicable anti-fraud rules.

  "Reduced Par Value Amount," as defined in the Amended Articles, means at any time and only with respect to either the Existing Class A Common Stock or the DT Class A Stock following an issuance of FON Stock and/or PCS Stock in accordance with the rights described under "--Right to Cause Issuance of FON Stock and PCS Stock," the amount resulting from (X - Y)/ Z, where

  "X" equals Z times the par value per share of either the Existing Class A Common Stock or the DT Class A Stock, as applicable, immediately prior to an issuance of shares of FON Stock and/or PCS Stock in accordance with such rights,

  "Y" equals the number of shares of FON Stock and/or PCS Stock issued in accordance with such rights times the par value of such shares so issued, and

  "Z" equals the aggregate outstanding shares of Existing Class A Common Stock or the DT Class A Stock, as applicable.

  "Registration Rights Commencement Date," as defined in the Registration Rights Agreement, means (i) if the IPO is consummated concurrently with the Closing, 180 days following the Closing, (ii) if the IPO is not consummated concurrently with the Closing but is consummated within 120 days of the Closing, the later of the ninetieth day following the IPO or 180 days following the Closing, or (iii) if the IPO is not consummated concurrently with the Closing or within 120 days thereafter, the 180th day following the Closing unless any Stockholder Group shall decide to exercise one of its rights to a Demand Registration after such 120th day following the Closing but prior to such 180th day following the Closing in which case the date the Demand Notice is given.

  "Related Business Transaction," as defined in the Amended Articles, means any disposition of all or substantially all the properties and assets attributed the PCS Group in a transaction or series of related transactions that result in Sprint receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) the Sprint Board determines is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such disposition.

  "Series DT Right," as defined in the Rights Agreement, means one right for
(i) each share of Class A Common Stock held by DT or certain subsidiaries of DT and outstanding at the time of filing the PCS Stock Amendment, and (ii) each share of DT Class A Common Stock issued between the filing of the PCS Stock Amendment (whether originally issued or delivered from Sprint's treasury) and the Distribution Date, and in certain circumstances, after the Distribution Date, each such right initially representing (A) if exercised prior to the filing of the Recapitalization Amendment, the right to purchase one one-thousandth of a share of Preferred Stock--Sixth Series, and (B) if exercised after the filing of the Recapitalization Amendment, (y) the right to purchase one one-thousandth of a share of Preferred Stock--Sixth Series for each share represented by the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, and (z) the right to purchase one-thousandth of a share of Preferred Stock--Eighth Series for each share represented by the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group.

  "Shares," as defined in the Amended Stockholders' Agreement, means (a) shares of Class A Stock, Existing Common Stock, PCS Preferred Stock or any other Sprint Voting Securities, (b) securities of Sprint convertible into Sprint Voting Securities and (c) options, warrants or other rights to acquire such Sprint Voting Securities, but in the case of this clause (c) excluding any rights of the Class A Holders or FT and DT to acquire Sprint Voting Securities pursuant to the Master Agreement, the Top Up Rights Agreement dated as of May 26, 1998 among FT, DT and the Cable Parents and the Amended Stockholders' Agreement (but not excluding any Voting Securities received upon the exercise of such rights).

  "Shares Issuable With Respect To The Class A Equity Interest In The FON Group," as defined in the Recapitalization Amendment, means, at any time, the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In the FON Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group.

  "Shares Issuable With Respect To The Class A Equity Interest In The PCS Group," as defined in the Recapitalization Amendment, means, at any time, the Number Of Shares Issuable With Respect To The Existing Class A Equity Interest In the PCS Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group.

  "SMR" means Specialized Mobile Radio, also known as TMR (Trunk Mobile Radio), a two-way radio telephony service making use of macrocells covering an area of up to 50 miles in diameter.

  "SONET" means an electronics and network architecture for variable bandwidth products which enables transmission of voice, data and video (multimedia) at very high speeds. SONET ring architecture provides for virtually instantaneous restoration of service in the event of a fiber cut by automatically rerouting traffic in the opposite direction around the ring.

  "Spin-off," as defined in the Amended Articles, means any spin-off or other pro rata distribution of equity interests of a wholly-owned direct or indirect subsidiary of Sprint to the stockholders of Sprint.

  "Sprint Voting Securities" means the Existing Common Stock, the Class A Common Stock, the FON Stock, the PCS Stock, the Preferred Stock and any other securities of Sprint having the right to vote.

  "SS7" means Signaling System 7, a sophisticated network signaling system that utilizes out-of-band signaling where signaling information is sent over a separate channel than the call itself. Improves call processing set-up times and frees circuits for voice, data and video transmissions.

  "Stock Acquisition Date," as defined in the Rights Agreement, means the earlier of the date of (i) the first public announcement (which, for purposes of this definition, shall include, without limitation, a report filed under the Exchange Act) by Sprint or an Acquiring Person that an Acquiring Person has become such or (ii) the first public disclosure of facts by Sprint or an Acquiring Person indicating that an Acquiring Person has become an Acquiring Person; provided, however, that a Stock Acquisition Date shall not be deemed to have occurred if any person shall have inadvertently become an Acquiring Person and within ten Business Days after the date upon which Sprint shall first become aware of the occurrence of such an event, the Sprint Board in its sole discretion (1) approves the beneficial ownership interest then held by such person, or (2) provides such person a thirty day period to divest a sufficient number of Sprint Voting Securities so as to decrease the beneficial ownership of such person to less than 15% of the voting power of the Sprint Voting Securities then outstanding and such person has so divested at the end of any such thirty day period.

  "Strategic Merger," as defined in the Amended Articles, means a merger or other business combination involving Sprint (a) in which the holders of Class A Stock are entitled to retain or receive, as the case may be, voting equity securities of the surviving parent entity in exchange for or in respect of (by conversion or otherwise) such Class A Stock, with an aggregate Fair Market Value equal to at least 75% of the sum of (i) the Fair Market Value of all consideration which such holders of Class A Stock have a right to receive with respect to such merger or other business combination, and (ii) if Sprint is the surviving parent entity, the Fair Market Value of the equity securities of the surviving parent entity which the holders of Class A Stock are entitled to retain, (b) immediately after which the surviving parent entity is an entity whose voting equity securities are registered pursuant to Section 12(b) or
Section 12(g) of the Exchange Act or which otherwise has any class or series of its voting equity securities held by at least 500 holders and (c) immediately after which no person or group (other than the holders of Class A Stock) owns Voting Securities of such surviving parent entity with Votes equal to more than 35 percent of the Voting Power of such surviving parent entity.

  "Strategic Merger," as defined in the Standstill Agreements with the Cable Parents, means a merger or other business combination involving Sprint (a) in which the Cable Parent is entitled to retain or receive, as the case may be, voting equity securities of the surviving parent entity in exchange for or in respect of (by conversion or otherwise) its shares of PCS Stock, with an aggregate fair market value equal to the sum of (i) the fair market value of all consideration that the Cable Parent has a right to receive with respect to such merger or other business combination, and (ii) if Sprint is the surviving parent entity, the fair market value of the equity securities of the surviving parent entity that the Cable Parent is entitled to retain, (b) immediately after which the surviving parent entity is an entity whose voting equity securities are registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act or which otherwise has any class or series of its voting equity securities held by at least 500 holders, (c) immediately after which no person or group, as defined under the Exchange Act, (other than the Cable Parents) owns Voting Securities of such surviving parent entity with Votes equal to more than 35 percent of the Voting Power of such surviving parent entity and
(d) in which holders of PCS Stock receive a common equity tracking security that continues to reflect substantially all of the business, assets and liabilities comprising the PCS Group immediately prior to such merger or other business combination together with such additional wireless business, assets and liabilities which may be included in the PCS Group of the surviving parent entity, but which shall not represent any business, assets or liabilities comprising any part of the other businesses, assets or liabilities of the surviving parent entity or its subsidiaries, including businesses, assets or liabilities of the FON Group immediately prior to such merger or business combination, it being understood that no merger or business combination shall be deemed to meet the requirements of this definition unless the requirements of each of clauses (a) through (d) above have been met. "Fair market value" with respect to any property, for purposes of this definition, shall be as determined in writing in good faith by a majority of the independent directors of Sprint.

  "Subsidiary" of any person, as defined in the Restructuring Agreement, as of any relevant date means a corporation, company or other entity (i) more than 50% of whose outstanding shares or equity securities are, as of such date, owned or controlled, directly or indirectly through one or more Subsidiaries, by such person, and the shares or securities so owned entitle such person and/or its Subsidiaries to elect at least a majority of the members of the board of directors or other managing authority of such corporation, company or other entity notwithstanding the vote of the holders of the remaining shares or equity securities so entitled to vote or (ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest is, as of such date, owned or controlled, directly or indirectly through one or more Subsidiaries, by such person, and in which the ownership interest so owned entitles such person and/or Subsidiaries to make the decisions for such corporation, company or other entity.

  "TDMA" means Time Division Multiple Access, a digital spread-spectrum technology which allocates a discrete amount of frequency bandwidth to each user in order to permit more than one simultaneous conversation on a single RF channel.

  "Total Market Capitalization" of any class or series of common stock on any date, as defined in the Amended Articles, means the product of (i) the Market Value of one share of such class or series of common stock on such date and
(ii) the number of shares of such class or series of common stock outstanding on such date.

  "Trading Day," as defined in the Amended Articles means, with respect to any security, any day on which the principal national securities exchange on which such security is listed or admitted to trading or NASDAQ, if such security is listed or admitted to trading thereon, is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if such security is not listed or admitted to trading on any national securities exchange or NASDAQ, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  "Vote," as defined in the Amended Articles and the Standstill Agreements, means, with respect to any entity, the ability to cast a vote at a stockholders', members' or comparable meeting of such entity with respect to the election of directors, managers or other members of such entity's governing body, or the ability to cast a general partnership or comparable vote, provided that with respect to Sprint, the term "Vote" means the ability to exercise general voting power (as opposed to the exercise of special voting or disapproval rights such as those set forth in the Amended Articles) with respect to matters other than the election of directors at a meeting of the stockholders of Sprint.

  "Voting Power," as defined in the Amended Articles and the Standstill Agreements, means, with respect to an entity, the aggregate number of Votes outstanding as of such date in respect of such entity; provided that, pursuant to the Standstill Agreements, with respect to PCS Stock, the Vote per share used to calculate such aggregate number of Votes shall be the Vote per share most recently established by the Sprint Board, whether for the most recent vote of stockholders or for a vote of stockholders to be conducted in the future.

  "X.25" means a standard protocol suite for packet-switched networks, with which mainframe computers, word processors, mini-computers, VDUs, microcomputers and a wide variety of specialized terminal equipment from many manufacturers can be made to work.

                          INDEX OF OTHER DEFINED TERMS

  Set forth is a list of certain other defined terms used in this Proxy
Statement:

                                                              PAGE ON WHICH TERM
                                                                IS DEFINED IN
TERM                                                           PROXY STATEMENT
----                                                          ------------------
Acquiring Person.............................................         127
Additional Securities........................................          76
Adjustment Factor............................................         147
Allocated Cash Proceeds......................................          75
Amended Cox PCS Agreement....................................          88
Amended Investment Documents.................................         128
Amended Registration Rights Agreement........................         136
Amended Standstill Agreement.................................         139
Amended Stockholders' Agreement .............................         129
Antitrust Division...........................................          89
APC .........................................................           1
Applicable Closing...........................................         133
Articles Amendment...........................................           9
Available Cash Proceeds......................................          74
Beneficially Owned...........................................          52
Board Resolution.............................................         145
Business Combination.........................................         128
Business Combination Statute.................................         128
Business judgment rule.......................................          42
Cable Holder.................................................          76
Cable Parent Loans...........................................          73
Cable Parents................................................           1
Cable Subsidiaries...........................................          66
CALEA........................................................       II-11
Call-Net.....................................................       III-6
Capital Stock Committee......................................           5
Cash Request Amount..........................................          74
Cell Site....................................................        II-4
Cellular.....................................................        II-3
Certificate of Designations..................................         118
Class A Common Stock.........................................           1
Class A Holder...............................................         112
Class A Holder Eligible Notes................................         142
Class A FON Shares...........................................         143
Class A PCS Shares...........................................         143
Class A Stock................................................         111
Closing .....................................................          17
Closing Date.................................................          17
Code.........................................................          95
Combined Value...............................................         147
Comcast......................................................           7
Companies....................................................
Compensation Committee.......................................         146
Control Shares...............................................         128
Conversion Price.............................................         121
Conversion Trigger Date......................................         109
Converted Series Shares......................................         110

                                                              PAGE ON WHICH TERM
                                                                IS DEFINED IN
TERM                                                           PROXY STATEMENT
----                                                          ------------------
Cox..........................................................           7
Cox PCS......................................................           1
Cox PCS Amendment............................................          89
CSA Statute..................................................         128
CSB..........................................................       III-3
CSG..........................................................       III-2
CTIA.........................................................        II-3
Damages......................................................         130
DCF..........................................................          64
Decision Range...............................................          77
Demand Notice................................................          83
Demand Registration..........................................          83
Derivative Security..........................................          83
Dividend Payment Date........................................         119
DT...........................................................           2
DT Class A Stock.............................................          12
EarthLink....................................................       III-5
Effective Time...............................................          66
Engagement Letter............................................          65
EPR Notice...................................................          77
EPS..........................................................          30
Equity Purchase Rights.......................................          11
Exchange Act.................................................          36
Exclusionary Tender Offer....................................         143
Exercise Price...............................................         116
Existing Articles............................................           9
Existing Authorized Amount...................................         146
Existing Class A Common Stock................................           9
Existing Certificates........................................          71
Existing Common Stock........................................           9
Existing Options.............................................         147
Existing Preferred Stock.....................................          98
Fair Price Business Combination..............................         125
FCC..........................................................          36
Financial Advisors...........................................          15
FON..........................................................           4
FON Group....................................................           1
FON Option...................................................         147
FON Stock....................................................          10
FON Value....................................................         147
Foreign Ownership Limitation.................................         140
FT...........................................................           2
FTC..........................................................          89
Grantee......................................................          81
Greenshoe Closing............................................         133
Greenshoe Purchase...........................................         129
Group........................................................           7
Incentive Plans Proposal.....................................           1
Incidental Registration......................................          83
Initial Standstill Period....................................         139

                                                              PAGE ON WHICH TERM
                                                                IS DEFINED IN
TERM                                                           PROXY STATEMENT
----                                                          ------------------
IPO..........................................................          10
IRS..........................................................          96
ISO..........................................................         147
Junior Stock.................................................         119
LDD..........................................................           8
License Value................................................          63
Limited Partnership..........................................         153
Liquidation Unit.............................................          27
Liquidation Preference.......................................         117
LTD..........................................................           8
LTIP.........................................................         157
Major Competitor of FT/DT....................................         142
Management Cases.............................................          64
Mandatory Redemption Date....................................         120
Mandatory Redemption Obligation..............................         120
Material Activity............................................          87
MCI..........................................................       III-1
Master Agreement.............................................          12
Mergers......................................................          66
Merger Subs .................................................          66
Minimum Condition............................................          83
MISOP........................................................         145
Named Officers...............................................         159
NYSE.........................................................           4
NIS..........................................................       III-5
Non-U.S. Stockholder ........................................          96
Omnibus Plan.................................................         145
Original Investment Agreement................................         128
Original Registration Rights Agreement.......................         129
Original Standstill Agreement................................         129
Original Stockholders Agreement..............................         129
Other Property...............................................          96
Outside Directors............................................         145
Parents......................................................           6
Parents Agreement............................................          68
Parent Response..............................................          74
PCS..........................................................           1
PCS Comparables..............................................          63
PCS Contributions............................................          72
PCS Group Disposition Date...................................         102
PCS Group Historical Financial Statements....................          32
PCS Group Subsidiary.........................................         104
PCS Partner..................................................          72
PCS Preferred Stock..........................................          10
PCS Restructuring............................................           7
PCS Stock....................................................          10
PCS Stock Amendment..........................................           9
PCS Value....................................................         147
Percentage Limitations ......................................         140
PhillieCo....................................................           7
Post-Restructuring Series 3 PCS Shares.......................         136
Preferred Inter-Group Interest...............................          11

                                                              PAGE ON WHICH TERM
                                                                IS DEFINED IN
TERM                                                           PROXY STATEMENT
----                                                          ------------------
Price Range..................................................          77
Primary Closing..............................................         131
Primary Purchase.............................................         129
Priority Demand..............................................          83
Priority Period..............................................          83
Proposed Term................................................          72
Proxies......................................................          79
Proxy Statement..............................................           7
Proxy Shares.................................................          81
Qualifying Offer.............................................         127
Recapitalization.............................................          12
Recapitalization Amendment...................................          10
Recapitalization Date........................................         146
Record Date..................................................           9
Redemption Securities........................................         117
Registrable Securities.......................................          82
Registration Rights Agreement................................          17
Registration Statement.......................................          69
Related Investment Documents.................................         128
Renewal Expectancy...........................................       II-11
Rejected Proposal............................................          80
Resellers....................................................       II-10
Restructuring Agreement......................................           9
RF...........................................................          50
Rights Agreement.............................................         127
Schedule 13D Filer...........................................         141
SEC..........................................................          69
Securities Act...............................................          36
Secondary Closing............................................         133
Secondary Priority Period....................................          85
Secondary Purchase...........................................         129
Selling Stockholders.........................................         137
Senior Stock.................................................         119
Sensitivity Case.............................................          64
Series 1 FON Stock...........................................          10
Series 2 FON Stock...........................................          10
Series 3 FON Stock...........................................          10
Series 1 PCS Stock...........................................          10
Series 2 PCS Stock...........................................          10
Series 3 PCS Stock...........................................          10
Series Conversion Time.......................................         110
SI...........................................................       III-6
SPA..........................................................       III-4
Special Meeting..............................................           9
Spin-off ....................................................          93
Sprint.......................................................          30
Sprint Board.................................................           8
Sprint Bylaws................................................          38
SprintCom....................................................           7
SprintCom Loans..............................................          73
Sprint International.........................................           8
Sprint Notice................................................          74
Sprint Paranet...............................................           8

                                                              PAGE ON WHICH TERM
                                                                IS DEFINED IN
TERM                                                           PROXY STATEMENT
----                                                          ------------------
Sprint Spectrum Holdings.....................................           1
Sprint PCS Loans.............................................          72
Sprint PCS Notes.............................................          72
Sprint Voting Stock..........................................           9
Spun-Off Subsidiary..........................................         123
Stacking Procedure...........................................          93
SS7..........................................................       III-4
Standstill Agreement.........................................          79
Stockholder Group............................................          82
Substantial Service..........................................       II-11
Surviving Representations....................................         130
Tax Sharing Agreement........................................          43
TCI..........................................................           7
Telecom Act..................................................          36
Third Party Demand Holder....................................          85
TIN..........................................................          96
Top Up Notes ................................................         130
Top Up Purchases.............................................         129
Tracking Stocks..............................................           1
Tracking Stock Policies......................................           8
Tracking Stock Proposal......................................           1
Transferor Group.............................................          92
Transferee Group.............................................          92
Trigger Date.................................................          71
Voting Agreement.............................................          81
Warrants.....................................................          10
Warrant Agreements...........................................         116
Warrant Inter-Group Interest.................................          11
WSG..........................................................       III-2
Year 2000....................................................          50

                              SPRINT CORPORATION

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth the Selected Financial Data of Sprint Corporation and its subsidiaries ("Sprint") and should be read in conjunction with Sprint's Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes thereto. The Selected Financial Data at December 31, 1997, 1996, 1995, 1994 and 1993, and for each of the five years in the period ended December 31, 1997, have been derived from the Consolidated Financial Statements of Sprint which have been audited by Ernst & Young LLP, independent auditors. The Selected Financial Data at June 30, 1998, and for the six months ended June 30, 1998 and 1997, have been derived from the unaudited Consolidated Financial Statements of Sprint, which have been prepared on the same basis as Sprint's audited Consolidated Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods.

                            AT OR FOR THE
                              SIX MONTHS                       AT OR FOR THE
                            ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                          ------------------ -------------------------------------------------
                            1998      1997     1997      1996      1995      1994      1993
                          --------- -------- --------- --------- --------- --------- ---------
                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
 DATA
Net operating revenues..  $ 7,878.1 $7,246.0 $14,873.9 $13,887.5 $12,735.3 $11,964.8 $10,894.9
Operating income(1).....    1,343.8  1,200.2   2,451.4   2,267.2   1,834.3   1,690.7   1,214.1
Income from continuing
 operations(1), (2).....      430.0    545.9     952.5   1,190.9     946.1     899.2     517.1
Earnings per common
 share from continuing
 operations(1), (2)
  Basic.................       1.00     1.27      2.21      2.82      2.71      2.59      1.51
  Diluted...............       0.98     1.25      2.18      2.79      2.69      2.56      1.49
Dividends per common
 share..................       0.50     0.50      1.00      1.00      1.00      1.00      1.00
CASH FLOW DATA
Net cash from operating
 activities--continuing
 operations(3)..........  $ 2,407.9 $1,544.4 $ 3,379.0 $ 2,403.6 $ 2,609.6 $ 2,339.6 $ 2,007.8
Capital expenditures....    2,040.7  1,268.1   2,862.6   2,433.6   1,857.3   1,751.6   1,429.8
BALANCE SHEET DATA
Total assets............  $19,790.7          $18,184.8 $16,826.4 $15,074.3 $14,425.2 $13,781.8
Property, plant and
 equipment, net.........   12,887.7           11,494.1  10,464.1   9,715.8  10,258.8   9,883.1
Total debt (including
 short-term borrowings).    4,996.8            3,879.6   3,273.9   5,668.9   4,927.7   5,084.1
Redeemable preferred
 stock..................        9.5               11.5      11.8      32.5      37.1      38.6
Common stock and other
 stockholders' equity...    9,223.2            9,025.2   8,519.9   4,642.6   4,524.8   3,918.3

--------
  SPRINT ADOPTED STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128, "EARNINGS PER SHARE" ("EPS"), AT YEAR-END 1997 (SEE NOTE 12 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS). EPS AMOUNTS HAVE BEEN RESTATED TO COMPLY WITH THIS NEW STANDARD. ALL EPS AMOUNTS DISCUSSED HEREIN REPRESENT "BASIC" EPS AS DEFINED IN THE NEW STANDARD.

  CERTAIN PRIOR-YEAR AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM TO THE CURRENT-YEAR PRESENTATION. THESE RECLASSIFICATIONS HAD NO EFFECT ON THE RESULTS OF OPERATIONS OR STOCKHOLDERS' EQUITY AS PREVIOUSLY REPORTED.

(1) During the six months ended June 30, 1997 and year ended December 31, 1996, Sprint recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million ($0.03 per share) for the six months ended June 30, 1997 and year ended December 31, 1997 and $36 million ($0.09 per share) for the year ended December 31, 1996.
  During 1995, Sprint recorded a nonrecurring charge of $88 million related to a restructuring within the local telecommunications division, which reduced income from continuing operations by $55 million ($0.16 per share). During 1993, Sprint recorded nonrecurring charges of $293 million related to (a) transaction costs from the merger with Centel Corporation and expenses of integrating and restructuring the operations of the two companies and (b) a realignment and restructuring within the long distance division. These charges reduced income from continuing operations by $193 million ($0.57 per share).
(2) During 1997, Sprint recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million ($0.06 per share) and $17 million ($0.04 per share), respectively.
  During 1994, Sprint recognized a $35 million gain on the sale of equity securities, which increased income from continuing operations by $22 million ($0.06 per share).
  During 1993, due to the enactment of the Revenue Reconciliation Act of 1993, Sprint adjusted its deferred income tax assets and liabilities to reflect the increased tax rate. This adjustment reduced income from continuing operations by $11 million ($0.03 per share).
(3) The 1996 amount was reduced by $600 million for cash required to terminate an accounts receivable sales agreement.

                              SPRINT CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Sprint Corporation (and with its subsidiaries "Sprint") has entered into a restructuring agreement with the Cable Parents to restructure Sprint's wireless PCS operations. Sprint will acquire the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo. In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock, the PCS Stock. The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly-owned subsidiary, SprintCom. These operations will be referred to as the PCS Group. The excess of the purchase price to be paid to the Cable Parents in connection with the PCS Restructuring over the face value of the PCS assets to be acquired will be allocated to goodwill and amortized over 40 years. The portion of the purchase price allocated to the PCS Group's customer base asset will be amortized over three years. For a preliminary allocation of the purchase price to the assets acquired and liabilities assumed, see the unaudited pro forma condensed combined financial statements of the PCS Group and notes thereto included elsewhere in this Proxy Statement.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

  Holders of FON Stock and PCS Stock will be subject to the risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. Events attributable to the FON Group or the PCS Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the FON Stock or PCS Stock. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock, PCS Stock or preferred stock or other stock or interests will reduce the funds of Sprint that are legally available for payment of future dividends on the FON Stock and the PCS Stock.

FORWARD-LOOKING INFORMATION

  Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include
(i) the effects of vigorous competition in the markets in which Sprint operates; (ii) the costs and business risks associated with entering new markets necessary to provide seamless services and to provide new services;
(iii) the ability of the PCS Group to establish a significant market presence;
(iv) the risks related to Sprint's investments in Global One and other joint ventures; (v) the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies; (vi) requirements imposed on Sprint or latitude allowed its competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996; (vii) unexpected results of litigation filed against Sprint; (viii) the impact of the Year 2000 issue and any related noncompliance and (ix) the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint has no control.

  The words "estimate", "project", "intend", "expect", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout Management's Discussion and Analysis of Financial Condition and Results of Operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sprint undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Moreover, Sprint, through senior management, may from time to time make forward-looking statements about the matters described herein or other matters concerning Sprint.

GENERAL OVERVIEW OF THE FON GROUP

  The principal activities of the FON Group include (i) its core businesses consisting of domestic and international long distance communications, local exchange communications, and product distribution and directory publishing activities, (ii) its emerging businesses, which consist of the development of new integrated communications services, consumer internet access services, Sprint Paranet and Sprint International and (iii) Sprint's Global One strategic international alliance, as well as other telecommunications investments and partnerships.

 Spinoff of Cellular Division

  In March 1996, Sprint completed the tax-free spinoff of Sprint's cellular division ("Cellular") to Sprint common stockholders ("Spinoff"). See "Liquidity and Capital Resources--Discontinued Operation" for more information. The Spinoff is accounted for by Sprint in the FON Group Combined Financial Statements.

GENERAL OVERVIEW OF THE PCS GROUP

  The PCS Group includes Sprint's domestic wireless mobile telephony activities and any other domestic PCS services, which include (i) the investment in Sprint Spectrum Holdings and the investment in PhillieCo, both of which are reflected on the equity basis and (ii) SprintCom. Upon completion of the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be reflected on the consolidated basis in the PCS Group Combined Financial Statements.

  Sprint Spectrum Holdings, PhillieCo and SprintCom are building the nation's first single-technology, all-digital, state-of-the-art wireless network to provide PCS across the United States operating on one frequency. PCS uses digital technology, which has sound quality superior to analog cellular technology and is less susceptible to interference and eavesdropping. PCS also offers features such as voicemail and Caller ID.

  Sprint Spectrum Holdings commenced initial commercial PCS operations late in the fourth quarter of 1996, and emerged from the development stage during the third quarter of 1997. SprintCom expects to commence initial operations in the third quarter of 1998.

REGULATORY DEVELOPMENTS

  See "Annex II--PCS Group Information--Business--Regulation" and "Annex III-- FON Group Information--Business--Regulation" for a complete discussion of the regulatory developments that could have a future impact on Sprint.

RESULTS OF OPERATIONS

  Sprint adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" ("EPS"), at year-end 1997 (see Note 12 of Notes to Consolidated Financial Statements). EPS amounts have been restated to comply with this new standard. All EPS amounts in the following discussions represent "basic" EPS as defined in SFAS 128.

 CONSOLIDATED

  Total net operating revenues for the six months ended June 30, 1998 were $7.9 billion, a 9% increase from $7.2 billion for the same period in 1997. Total net operating revenues for 1997 were $14.9 billion, a 7% increase from $13.9 billion in 1996. Total net operating revenues for 1996 increased 9% over total net operating revenues for 1995 of $12.7 billion.

  Income from continuing operations was $430 million ($1.00 per share) for the first six months of 1998 compared with $546 million ($1.27 per share) for the first six months of 1997. Income from continuing operations was $953 million ($2.21 per share) in 1997 compared with $1.2 billion ($2.82 per share) in 1996 and $946 million ($2.71 per share) in 1995. The following table sets forth the combined income (loss) from continuing operations for the FON Group and the PCS Group:


                                      SIX MONTHS
                                      ENDED JUNE            YEAR ENDED
                                          30,              DECEMBER 31,
                                     --------------  --------------------------
                                      1998    1997     1997      1996     1995
                                     ------  ------  --------  --------  ------
                                                 (IN MILLIONS)
FON Group(1)........................ $725.6  $685.6  $1,371.6  $1,310.6  $966.0
PCS Group........................... (295.6) (139.7)   (419.1)   (119.7)  (19.9)
                                     ------  ------  --------  --------  ------
Income from continuing operations... $430.0  $545.9  $  952.5  $1,190.9  $946.1
                                     ======  ======  ========  ========  ======

--------

(1) The FON Group income from continuing operations for the year ended December 31, 1997 includes gains of $27 million on sales of local exchanges ($0.06 per share) and a gain of $17 million on the sale of an equity investment in an equipment provider ($0.04 per share). In addition, during the six months ended June 30, 1997 and year ended December 31, 1996 litigation charges were recorded within the long distance division of $13 million and $36 million, respectively ($0.03 per share and $0.09 per share, respectively). The year ended December 31, 1995 amounts include a charge of $55 million for restructuring the local telecommunications division ($0.16 per share).

 FON GROUP

                               SIX MONTHS                YEAR ENDED
                             ENDED JUNE 30,             DECEMBER 31,
                            ------------------  -------------------------------
                              1998      1997      1997       1996       1995
                            --------  --------  ---------  ---------  ---------
                                             (IN MILLIONS)
Net operating revenues..... $7,878.1  $7,246.0  $14,873.9  $13,887.5  $12,735.3
Total operating expenses...  6,494.8   6,042.2   12,404.0   11,619.8   10,901.0
                            --------  --------  ---------  ---------  ---------
Operating income........... $1,383.3  $1,203.8  $ 2,469.9  $ 2,267.7  $ 1,834.3
                            ========  ========  =========  =========  =========
Operating margin...........     17.6%     16.6%      16.6%      16.3%      14.4%
                            ========  ========  =========  =========  =========
Capital expenditures....... $1,488.4  $1,236.3  $ 2,708.9  $ 2,433.6  $ 1,857.3
                            ========  ========  =========  =========  =========

  For further detailed discussion regarding the results of operations of the FON Group, refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the FON Group at Annex III.

Six Months Ended June 30, 1998 and 1997

 Net Operating Revenues

  In the first six months of 1998 net operating revenues increased 9% from the same 1997 period. This mainly reflects growth of the FON Group's long distance and local telecommunications divisions.

  The long distance division's revenues for the six months ended June 30, 1998 increased 8% from the same period in 1997. This growth is a result of increases in all major market segments--residential, business and wholesale. In general, the increase reflects strong minute growth and continued growth within the data services market. The residential market increase reflects growth from prepaid calling cards and long distance calling card calls made by LEC customers. The business market reflects growth in data services, toll-free and direct distance-dialing toll calls, and growth in small and medium business due to Fridays Free. The wholesale market showed strong growth in the domestic market.

  The local telecommunications division's revenues for the six months ended June 30, 1998 increased 3% from the same period in 1997, after adjusting for a transfer pricing change for transactions between affiliates. This growth was primarily due to an increase in customer access lines. Local service revenue increased 6% reflecting economic growth in the division's service areas, increases in second-line service for residential customers and increases in demand for network-based services such as Caller ID and Call Waiting. Network access revenues increased 1% primarily due to larger calling volumes partly offset by FCC-mandated access rate reductions. Toll service revenues decreased 28% due to extended local area calling plans and increased competition in the intrastate long distance market. Other revenue increased mainly due to increased equipment sales of business systems and data networks, growth in payphone revenues and increased commissions from the sale of Sprint's long distance services on behalf of the long distance division. to sales of telecommunications equipment.

  The product distribution and directory publishing division's revenues for the six months ended June 30, 1998 increased 26% from the same period in 1997, after adjusting for a transfer pricing change for transactions between affiliates. This revenue growth was mainly due to increased sales of telecommunications equipment and distribution services to affiliates.

  Revenues in the emerging businesses segment increased due to the acquisition of Sprint Paranet in late 1997.

 Operating Expenses

  For the six months ended June 30, 1998, operating expenses increased 7% from the same 1997 period.

  The long distance division's operating expenses increased 5% largely due to higher selling, general and administrative costs as a result of increased advertising costs to promote products and services. Interconnection costs decreased 4% reflecting lower unit costs for domestic and international access. Operations expense increased 11% primarily due to increased data services growth.

  The local telecommunications division's operating expenses increased 2% caused primarily by an increase in selling, general and administrative expenses. Costs of services and products increased 1%. This reflects continued cost control while still supporting customer access line growth and increased equipment sales. Selling, general and administrative costs were higher by 7% due to increased customer service costs from access line growth and marketing costs to promote new products and services.

  The product distribution and directory publishing division's operating expense increase was mainly due to increased sales of telecommunications equipment and distribution services to affiliates.

  Operating expenses for the emerging businesses segment largely reflect activities to develop or enter newly competitive domestic and international markets, such as internet access and competitive local services.

Years Ended December 31, 1997, 1996 and 1995

 Net Operating Revenues

  Net operating revenues increased 7% in 1997 and 9% in 1996. This mainly reflects growth of the FON Group's long distance and local telecommunications divisions for both years.

  The long distance division's revenues increased 8% in 1997 and 17% in 1996. This growth was a result of increases in all major market segments-- residential, business and wholesale. In general, the increase reflects strong calling volume growth and continued growth within the data services market. The residential market reflects the ongoing success of Sprint Sense(R) as well as growth in international calls, prepaid phone cards and casual callers. The business market reflects growth in data services, toll-free and direct distance-dialing toll calls, and growth in small and medium business due to Fridays Free. The wholesale market showed strong growth in both the domestic and international markets.

  The local telecommunications division's revenues increased 4% in 1997 and 9% in 1996, after adjusting for a transfer pricing change for transactions between affiliates. This growth was primarily due to an increase in customer access lines. Local service revenue increased 10% in 1997 and 11% in 1996 reflecting economic growth in the division's service areas, an increase in second-line services, an increase due to extended area calling plans, and increased demand for advanced intelligent network services. Network access revenues increased 2% in 1997 and 10% in 1996 primarily due to larger calling volumes partly offset by FCC-mandated access rate reductions effective in July 1997. Toll service revenues decreased 19% in 1997 and 13% in 1996 due to extended local area calling plans and increased competition in the intrastate long distance market. Additionally, the division phased out its interexchange long distance reseller services in 1997. Other revenue increased 10% in 1997 and 24% in 1996 mainly due to sales of telecommunications equipment.

  The product distribution and directory publishing division's revenues increased 19% in 1997 and 7% in 1996, after adjusting for a transfer pricing change for transactions between affiliates. This growth was mainly due to increased sales of telecommunications equipment and distribution services to affiliates.

  Revenues for the emerging businesses segment increased due to the acquisition of Sprint Paranet in late 1997 and an increase in subscribers for Sprint Internet access services.

 Operating Expenses

  Operating expenses increased 7% in 1997 and 1996 largely due to increased revenue streams.

  The long distance division's operating expenses increased 6% in 1997 and 12% in 1996 primarily due to higher interconnection costs and operations expense. Interconnection costs increased 6% in 1997 and 20% in 1996 due to strong growth in calling volumes, partially offset by lower unit costs for domestic and international access. Operations expense increased 20% in 1997 and 17% in 1996 due to FCC-mandated payments to public payphone providers, network equipment leasing costs, costs related to data services growth and equipment sales as well as overall revenue growth.

  The local telecommunications division's increased operating expenses were caused by an increase in costs of services, selling, general and administrative expenses and depreciation. Costs of services and products increased 3% in 1997 and 4% in 1996 mainly due to customer access line growth and increased equipment sales whereas selling, general and administrative costs increased due to access line growth and marketing costs to promote new products and services. The increase in depreciation expense is due to increased plant additions.

  The product distribution and directory publishing division's operating expense increase was mainly due to additional costs associated with the increase in sales of telecommunications equipment and distribution services to affiliates.

  Operating expenses for the emerging businesses segment largely reflect activities to develop or enter newly competitive domestic and international markets, such as internet access and competitive local services.

 PCS GROUP

  The following table reflects the results of operations of the PCS Group, which for the periods presented are comprised solely of the operations of SprintCom. Sprint's investments in Sprint Spectrum Holdings and PhillieCo, which are included in the PCS Group, were accounted for on the equity basis and therefore no operations are reflected in the table below. Sprint's equity in loss from its investments in Sprint Spectrum Holdings and PhillieCo are discussed below, see "Sprint Spectrum Holdings and PhillieCo."

                                          SIX MONTHS
                                             ENDED            YEAR ENDED
                                           JUNE 30,          DECEMBER 31,
                                         --------------  ----------------------
                                          1998    1997    1997    1996    1995
                                         ------  ------  ------  ------  ------
                                                   (IN MILLIONS)
Total operating expenses................ $ 39.5  $  3.6  $ 18.5  $  0.5  $  --
                                         ------  ------  ------  ------  ------
Operating loss.......................... $(39.5) $ (3.6) $(18.5) $ (0.5) $  --
                                         ======  ======  ======  ======  ======
Capital expenditures.................... $552.3  $ 31.8  $153.7  $  --   $  --
                                         ======  ======  ======  ======  ======
Purchase of PCS Licenses................ $  --   $433.7  $460.1  $ 84.0  $  --
                                         ======  ======  ======  ======  ======
Investments in Sprint Spectrum Holdings
 and PhillieCo.......................... $ 65.7  $ 86.7  $405.9  $297.5  $910.9
                                         ======  ======  ======  ======  ======

  For further detailed discussion regarding the results of operations of the PCS Group, refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the PCS Group at Annex II.

Six Months Ended June 30, 1998 and 1997

 Operating Expenses

  Operating expenses were $40 million for the six months ended June 30, 1998 and $4 million for the same period in 1997. These consist of selling, general and administrative expenses related to the network buildout for those PCS licenses directly owned by Sprint. The increase in these expenses from 1997 to 1998 is a result of significant additional network buildout activities during the 1998 period.

Years Ended December 31, 1997, 1996 and 1995

 Operating Expenses

  Operating expenses were $19 million for 1997 and $1 million for 1996. These consist of selling, general and administrative expenses related to the network buildout for those PCS licenses directly owned by Sprint. The increase in these expenses from 1996 to 1997 is a result of the commencement of the network buildout in the second half of 1997.

NONOPERATING ITEMS

 INTEREST EXPENSE

  Interest costs on borrowings consist of the following:

                                 SIX MONTHS               YEAR ENDED
                               ENDED JUNE 30,            DECEMBER 31,
                              ------------------  ----------------------------
                                1998      1997      1997      1996      1995
                              --------  --------  --------  --------  --------
                                             (IN MILLIONS)
Interest expense on
 outstanding debt............ $  105.0  $   69.4  $  159.9  $  161.2  $  231.0
Interest expense related to
 Cellular (1)................      --        --        --       21.5     124.0
Capitalized interest costs...     41.3      56.7      93.0     104.0      57.0
                              --------  --------  --------  --------  --------
Total interest costs on
 outstanding debt............ $  146.3  $  126.1  $  252.9  $  286.7  $  412.0
                              ========  ========  ========  ========  ========
Average debt outstanding..... $4,103.5  $3,152.5  $3,251.3  $3,604.9  $5,505.2
                              ========  ========  ========  ========  ========
Effective interest rate......      7.1%      8.0%      7.8%      8.0%      7.5%
                              ========  ========  ========  ========  ========

--------
(1) Interest expense related to Cellular is included in "Discontinued operation, net" on the Consolidated Statements of Income.

  Sprint capitalizes interest costs on its investment in the directly acquired PCS licenses and the related network buildout. Through June 1997, Sprint also capitalized interest costs on borrowings related to its investment in Sprint Spectrum Holdings and PhillieCo. Sprint stopped capitalizing interest costs on its investment in Sprint Spectrum Holdings and PhillieCo in July 1997 because Sprint Spectrum Holdings and PhillieCo no longer qualified as development-stage companies.

  Average debt outstanding decreased $1.9 billion in 1996, generally because of repayments funded by a portion of the cash received from FT and DT for their equity investments in Sprint and from Cellular's repayment of intercompany debt in connection with the Spinoff.

  Sprint's effective interest rate for the six months ended June 30, 1998 decreased to 7.1% from 8.0% for the same period in 1997 mainly because of an increase in short-term borrowings as a percentage of total borrowings. Sprint's effective interest rate increased to 8.0% in 1996 from 7.5% in 1995, mainly because of the decline in short-term borrowings as a percentage of total borrowings. Short-term borrowings at June 30, 1998 and December 31, 1997 have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance these borrowings.

 GLOBAL ONE

  Sprint's investment in Global One is accounted for on the equity basis in the FON Group. Global One's revenues totaled $523 million for the first six months of 1998 compared with $529 million in the same period a year ago. Sprint's share of operating losses from Global One totaled $87 million for the first six months of 1998 compared with $47 million a year ago. The increased losses in 1998 were due to lower product margins primarily as a result of higher operating costs.

  Global One's revenues totaled $1.1 billion for 1997 compared to $800 million in 1996. Sprint's share of operating losses from Global One totaled $162 million in 1997, $82 million in 1996 and $23 million in 1995. The increased losses in 1997 were due to higher operating costs within Global One's existing global markets due to the slower-than-expected integration of the parent companies' networks and start-up related costs. Global One is continuing to review its operations, is implementing expense controls, and is focusing on improving the network infrastructure in an effort to improve efficiencies and reduce operating costs and is in the process of implementing various components of a plan addressing these items. It is expected that Global One will incur non-recurring charges as the plan is executed.

 SPRINT SPECTRUM HOLDINGS AND PHILLIECO

  Sprint's equity ownership of Sprint Spectrum Holdings and PhillieCo, prior to the PCS Restructuring, is accounted for on the equity basis in the PCS Group. The combined revenues from Sprint Spectrum Holdings and PhillieCo totaled $468 million for the first six months of 1998 versus $35 million a year ago. Sprint's share of the combined operating losses from Sprint Spectrum Holdings and PhillieCo was $436 million for the first six months of 1998 compared with $222 million a year ago. The increase in 1998 losses reflects marketing and promotional costs to support a growing customer base. At June 30, 1998, the customer base of Sprint Spectrum Holdings and PhillieCo exceeded
1.3 million customers. The venture plans to continue to aggressively obtain new customers, which will likely result in higher losses in 1998 compared with 1997.

  Revenues from Sprint Spectrum Holdings and PhillieCo totaled $258 million in 1997 and $4 million in 1996. Sprint's share of operating losses from Sprint Spectrum Holdings and PhillieCo was $660 million in 1997, $192 million in 1996 and $31 million in 1995. The increase in 1997 losses reflects marketing and promotional costs to support a growing customer base.

  Average monthly revenue per customer (ARPU) for the six months ended June 30, 1998 was $60. This average is expected to decline in the future (consistent with industry projections) due to increased competition resulting from additional wireless service providers entering the market. Sprint Spectrum Holdings and PhillieCo have adopted marketing plans that both target and encourage higher usage and higher average monthly revenue per subscriber. Customer churn rates and customer marketing costs have been as management expected at this stage of development and continue to be within the range of results reported by other PCS providers. As the PCS markets mature and the PCS Group gains additional scale, both of these measures are expected to trend downward toward cellular industry levels.

 OTHER INCOME (EXPENSE), NET

  Other income (expense) consisted of the following:

                                            SIX MONTHS
                                            ENDED JUNE        YEAR ENDED
                                                30,          DECEMBER 31,
                                            ------------ ----------------------
                                            1998   1997   1997    1996    1995
                                            -----  ----- ------  ------  ------
                                                     (IN MILLIONS)
Dividend and interest income............... $39.7  $42.8 $ 75.4  $ 99.7  $ 12.6
Net gains on sales of assets...............   --     --    71.5    15.9     --
Loss on sales of accounts receivable.......   --     --     --     (4.2)  (38.6)
Other, net.................................  (1.2)  11.9   (6.4)    3.9   (12.9)
                                            -----  ----- ------  ------  ------
Total other income (expense), net.......... $38.5  $54.7 $140.5  $115.3  $(38.9)
                                            =====  ===== ======  ======  ======

  Dividend and interest income for the six months ended June 30, 1998 reflects interest earned on loans to affiliates. Dividend and interest income for the first six months of 1997 and for the years ended December 31, 1997 and 1996 reflects income earned on the cash received from FT and DT for their 1996 equity investment in Sprint as well as the repayment of intercompany debt in connection with the Spinoff. Sprint has since invested these funds in strategic initiatives and has decreased certain borrowings, reducing the balance held in temporary investments. For the year ended December 31, 1997, Sprint recognized pretax gains of $45 million on sales of local exchanges and Sprint sold its equity interest in an equipment provider, resulting in a $26 million pretax gain.

 INCOME TAXES

  Sprint's effective tax rates for the six months ended June 30, were 41.2% in 1998 and 39.4% in 1997. Sprint's effective tax rates for the years ended December 31 were 39.8% in 1997, 37.7% in 1996 and 36.1% in 1995. See Note 5 of
Notes to Consolidated Financial Statements for information about the differences that cause the effective income tax rate to vary from the statutory federal rate.

 DISCONTINUED OPERATION, NET

  Sprint recognized an after-tax loss of $3 million ($0.01 per share) in 1996 and after-tax income of $15 million ($0.04 per share) in 1995 related to its investment in Cellular. Cellular was spun off to Sprint common stockholders in March 1996 (see Note 15 of Notes to Consolidated Financial Statements).

 EXTRAORDINARY ITEMS, NET

  In March 1998, Sprint redeemed, prior to maturity, $115 million of debt with a 9.25% interest rate. This resulted in a $4 million ($0.01 per share) after-tax loss.

  During 1996, Sprint redeemed, prior to maturity, $190 million of debt with interest rates ranging from 6.0% to 9.5%. This resulted in a $5 million ($0.01 per share) after-tax loss.

  At year-end 1995, Sprint adopted accounting principles for a competitive marketplace and discontinued applying SFAS 71 to its local telecommunications division (see Note 14 of Notes to Consolidated Financial Statements). This resulted in an after-tax, noncash extraordinary charge of $565 million ($1.62 per share) in 1995.

FINANCIAL CONDITION

  Sprint's consolidated assets totaled $19.8 billion at June 30, 1998, $18.2 billion at year-end 1997 and $16.8 billion at year-end 1996. Net property, plant and equipment increased $1.4 billion since year-end 1997 and $1.0 billion in 1997 mainly because of capital expenditures to support the core long distance and local networks and expanded product and service offerings. In addition, this growth reflects an increase in capital expenditures and new capital leases related to the buildout of the SprintCom markets. Sprint's debt-to-capital ratio was 32.9% at June 30, 1998 versus 30.0% at year-end 1997 and 27.7% at year-end 1996. See "Liquidity and Capital Resources" for additional discussions of changes in Sprint's Consolidated Balance Sheets.

LIQUIDITY AND CAPITAL RESOURCES

 Operating Activities

  Cash flows from operating activities, which are Sprint's main source of liquidity, were $1.9 billion for the first six months of 1998 versus $1.5 billion for the first six months of 1997 and were $3.4 billion in 1997, $2.4 billion in 1996 and $2.6 billion in 1995. The growth in operating cash flows over these periods mainly reflects improved operating results in Sprint's core businesses partly offset by increased losses from its emerging businesses. During 1996, Sprint terminated an accounts receivable sales agreement, which reduced cash flows by $600 million. Excluding this termination, 1996 cash flows increased $394 million, mainly because of improved operating results in all divisions.

 Investing Activities

  Sprint's investing activities from continuing operations used cash of $2.5 billion for the first six months of 1998 and $1.8 billion for the first six months of 1997 and used cash of $4.5 billion in 1997, $3.1 billion in 1996 and $2.9 billion in 1995. Capital expenditures, which are Sprint's largest investing activity, totaled $2.0 billion for the first six months of 1998 and $1.3 billion for the first six months of 1997 and totaled $2.9 billion in 1997, $2.4 billion in 1996 and $1.9 billion in 1995. Expenditures in the long distance division were incurred mainly to enhance network reliability, meet increased demand for data-related services, and upgrade capabilities for providing new products and services. Local telecommunications division capital expenditures were made to accommodate access line growth and expand capabilities for providing enhanced services. Additional capital expenditures relate primarily to the buildout of the SprintCom markets.

  Investments in and loans to Sprint Spectrum Holdings and PhillieCo were $179 million in the first six months of 1998 versus $88 million in the first six months of 1997 and were $706 million in 1997, $561 million in 1996 and $954 million in 1995. These capital contributions, loans and advances to Sprint Spectrum Holdings and PhillieCo for the first six months of 1998 and 1997 and for the years 1997 and 1996 were used to fund its capital and operating requirements. The 1995 contributions were mainly used to fund payments for PCS licenses. Included in the loans to Sprint Spectrum Holdings in 1997 is $300 million borrowed from Sprint under a vendor financing facility. In 1996, Sprint purchased $183 million (face value) of Sprint Spectrum Senior Discount notes for $100 million. In addition, Sprint paid the remaining $460 million for the SprintCom PCS licenses in 1997, bringing the total payments to $544 million.

  "Investments in and advances to other affiliates, net" mainly consists of net contributions to Global One to fund operations.

  In 1997, Sprint purchased the net assets of Paranet, Inc. for $375 million (see Note 13 of Notes to Consolidated Financial Statements).

 Financing Activities

  Sprint's financing activities provided cash of $567 million for the first six months of 1998, while financing activities for the same period in 1997 used cash of $475 million. Financing activities during the first six months of 1998 reflect long-term borrowings and an increase in contribution obligations of $495 million and $475 million, respectively, partly offset by payments on long-term debt of $165 million. Financing activities in the first six months of 1997 reflect payments of $200 million on short-term borrowings and $70 million on long-term debt.

  For the years ended December 31, Sprint's financing activities provided cash of $72 million in 1997, $479 million in 1996 and $423 million in 1995. In 1997, Sprint borrowed $867 million, mainly to fund investments in and loans to affiliates. In 1996, FT and DT acquired Class A common shares for a combined total of $3.7 billion. Sprint mainly used these proceeds, and the $1.4 billion of cash from Cellular repaying intercompany debt, to reduce outstanding debt. In 1995, Sprint increased its short-term borrowings by $1.1 billion to fund commitments related to Sprint Spectrum Holdings and repay long-term debt.

  Sprint paid common and preferred dividends totaling $205 million in the first six months of 1998, $189 million in the first six months of 1997, $430 million in 1997, $420 million in 1996 and $352 million in 1995. Sprint's indicated annual dividend rate on common stock is currently $1.00 per share.

  Sprint purchased 3 million and 10 million treasury shares in 1997 and 1996, respectively. Sprint continues to repurchase common shares on the open market in 1998 to meet share issuance requirements for employee benefit plans and for the conversion of preferred stock.

 Discontinued Operation

  In connection with the March 1996 Spinoff, Cellular repaid $1.4 billion of intercompany debt owed to Sprint. Prior to the Spinoff, Cellular's investing activities required net cash of $141 and $325 million in 1996 and 1995, respectively, mainly to fund capital expenditures and acquire cellular properties.

 Capital Requirements

  Sprint's investing activities, consisting of capital expenditures and investments in affiliates, and including funds required for Sprint Spectrum Holdings and PhillieCo as a result of the PCS Restructuring, are expected to require cash of $6.8 billion to $7.2 billion for 1998. Dividend payments are expected to total $430 million in 1998.

  Sprint expects to spend $6.5 billion to $6.8 billion on capital expenditures in 1998. Of this total, the FON Group, primarily consisting of the long distance and local telecommunications divisions, will require an estimated $3.3 billion to $3.5 billion. The remainder will mainly be used to fund operations and continue to fund the buildout of the network for the PCS Group. Global One will require $300 to $400 million to fund operations and ongoing development activities.

  Sprint and the Cable Parents have agreed to loan up to $400 million, based on respective ownership interests, to fund the capital requirements of Sprint Spectrum Holdings from the date of the signing of the PCS Restructuring Agreement, May 26, 1998, through the closing date of the PCS Restructuring. As of June 30, 1998, $80.6 million had been loaned by Sprint and the Cable Parents under this agreement and it is anticipated that the remaining amount will be funded during the third quarter of 1998. The PhillieCo Partners agreed to lend up to $50 million, and have fully funded this commitment as of June 30, 1998, to PhillieCo to fund operating and working capital requirements and capital expenditures prior to closing. Sprint also agreed to loan up to $110.6 million to fund SprintCom's capital requirements during the same period and has funded substantially all of this commitment as of June 30, 1998. Sprint has been financing SprintCom with Sprint's cash from operations, commercial paper borrowings and leases on specific equipment. Sprint intends to continue to fund the buildout of the SprintCom markets through the closing of this transaction. The above mentioned loans, totaling $510.6 million excluding loans to PhillieCo, may be repaid from the proceeds of an anticipated IPO, as further discussed below, but only to the extent the net proceeds of the IPO exceed $500 million. In the event the loans remain outstanding after the IPO, the remaining balance will be converted into 10-year preferred stock of Sprint convertible into PCS Stock. See "The Tracking Stock Proposal--Funding of the PCS Group Prior to Closing; The PCS Preferred Stock."

 Liquidity

  At June 30, 1998, Sprint could borrow $538 million under its existing revolving credit agreement with a syndicate of domestic and international banks. Sprint has negotiated a new credit facility as further discussed below. In addition, in 1997, Sprint negotiated a separate five-year revolving credit facility with a bank. At June 30, 1998 and year-end 1997, Sprint's unused capacity under the committed portion of this facility was $100 million. Sprint could offer for sale up to $1.1 billion of debt securities under existing shelf registration statements filed with the Securities and Exchange Commission. Any borrowings Sprint may incur are ultimately limited by certain debt covenants. At June 30, 1998 and year-end 1997, Sprint could borrow up to $13.3 billion and $13.5 billion, respectively, under the most restrictive of its debt covenants.

  The most restrictive covenant related to dividends results from Sprint's revolving credit agreement. As a result, $2.9 billion of Sprint's $3.9 billion of retained earnings at June 30, 1998 and $2.7 billion of Sprint's $3.7 billion of retained earnings at year-end 1997 were restricted from the payment of dividends. Among other restrictions, Sprint must maintain specified levels of consolidated net worth.

  Sprint currently uses the commercial paper market to fund its short-term working capital needs. Sprint uses four commercial paper dealers to place the paper at the most favorable rates and maturities. Sprint also uses the medium-term note and long-term bond markets as well as other debt markets to fund its needs. Sprint intends to borrow funds through the U.S. and international money and capital markets and bank credit markets to fund capital expenditures, operating and working capital requirements and to refinance existing debt obligations of the PCS Group.

  Financing activities for the Groups will be managed by Sprint on a centralized basis. Loans from Sprint or any member of the FON Group to any member of the PCS Group will be made at interest rates and on other terms and conditions substantially equivalent to the interest rates and other terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. Such policy contemplates that such loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which Sprint or members of the FON Group may have acquired the subject funds. Any difference between Sprint's borrowing rate and the rate charged to the PCS Group, which rates are expected to be higher than the rates at which Sprint obtained such financing, will be reflected in the FON Group Combined Financial Statements. This process will be governed by the Tracking Stock Policies as overseen by the Capital Stock Committee.

  Sprint intends to file with the SEC a registration statement on Form S-3 relating to the registration of shares of Series 1 PCS Stock aggregating total proceeds of between $500 million and $525 million, subject to market conditions. Sprint, subject to a disapproval right held by each of the Cable Parents, may elect an offering netting higher proceeds in the IPO if the Board of Directors of Sprint determines that market conditions are favorable to a larger offering. All of the proceeds in the IPO will be allocated to the PCS Group. Proceeds in excess of the initial $500 million to $525 million may be used to repay loans from Sprint and the Cable Parents to Sprint Spectrum Holdings as discussed above. Neither Sprint nor the Cable Parents would sell shares on a secondary basis as part of the IPO. Sprint intends to complete the IPO and the PCS Restructuring concurrently, after stockholder approval of the transaction, subject to prevailing market conditions and other factors. There can be no assurance that the IPO will occur. See "The Tracking Stock Proposal--The IPO."

  Sprint intends to file a shelf registration statement for $8.0 billion of debt securities which would replace an existing shelf registration statement for $1.0 billion. Sprint currently anticipates issuing, at approximately the same time as the IPO, up to $6 billion aggregate principal amount of debt securities under the new shelf registration statement, subject to market conditions. There can be no assurance such debt offering will occur. Proceeds from the sale of securities under the new shelf registration statement would be used to repay short-term borrowings, to refinance existing long-term borrowings, and to provide funds for working capital and new capital expenditures for both the PCS Group and the FON Group.

  Sprint expects to close in August 1998 new revolving credit facilities for approximately $5.0 billion which will be used to support commercial paper operations and replace its existing credit facilities. The agreements have been negotiated with market terms, conditions and covenants.

  In connection with the PCS Restructuring and the IPO, FT and DT have agreed to purchase shares of PCS Stock so that they will maintain their aggregate 20% voting power. Proceeds from the exercise of these Equity Purchase Rights are expected to total between $225 million and $250 million. See "FT and DT Arrangements--Equity Purchase Rights."

FINANCIAL STRATEGIES

 GENERAL HEDGING POLICIES

  Sprint selectively enters into interest rate swap and cap agreements to manage its exposure to interest rate changes on its debt. Sprint also enters into forward contracts and options in foreign currencies to reduce the impact of changes in foreign exchange rates. Sprint seeks to minimize counterparty credit risk through stringent credit approval and review processes, the selection of only the most creditworthy counterparties, continual review and monitoring of all counterparties, and thorough legal review of contracts. Sprint also controls exposure to market risk by regularly monitoring changes in foreign exchange and interest rate positions under normal and stress conditions to ensure they do not exceed established limits.

  Sprint's derivative transactions are used for hedging purposes only and comply with Board-approved policies. Senior management receives monthly status updates of all outstanding derivative positions.

 INTEREST RATE RISK MANAGEMENT

  Sprint's interest rate risk management program focuses on minimizing exposure to interest rate movements, setting an optimal mixture of floating- and fixed-rate debt, and minimizing liquidity risk. Sprint uses simulation analysis to assess its interest rate exposure and establish the desired ratio of floating- and fixed-rate debt. To the extent possible, Sprint manages interest rate exposure and the floating-to-fixed ratio through its borrowings, but sometimes uses interest rate swaps and caps to adjust its risk profile.

 FOREIGN EXCHANGE RISK MANAGEMENT

  Sprint's foreign exchange risk management program focuses on hedging transaction exposure to optimize consolidated cash flow. Sprint's main transaction exposure results from net payments made to overseas telecommunications companies for completing international calls made by Sprint's domestic customers.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Sprint's exposure to market risk through derivative financial instruments and other financial instruments, such as investments in marketable securities and long-term debt, is not material.

YEAR 2000 ISSUE

  The "Year 2000" issue affects Sprint's installed computer systems, network elements, software applications, and other business systems that have time sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or systems errors. The Year 2000 issue may also affect the systems and applications of Sprint's customers, vendors or resellers.

  The FON Group started a program in 1996 to identify and address the Year 2000 issue. It has completed an inventory and Year 2000 assessment of its principal computer systems, network elements, software applications and other business systems. The FON Group expects to complete the renovation of these computer systems, software applications and the majority of the network elements and other business systems by year end 1998. Year 2000 testing commenced in the third quarter of 1998 and will be completed during 1999. The FON Group is using both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. The FON Group is also contacting others with whom they conduct business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant.

  The PCS Group is undertaking an inventory and assessment of its computer systems, network elements, software applications and other business systems. It is planning that Year 2000 compliance for these critical systems will be achieved in 1999. The PCS Group is also contacting others with whom they conduct business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. In addition, the PCS Group uses publicly available services that are acquired without contract (e.g., global positioning system timing signal) that may be subject to the Year 2000 issue. While the PCS Group believes these systems will be Year 2000 compliant, the PCS Group has no contractual or other right to compel compliance.

  Sprint expects to incur approximately $200 million in expense in 1998 and 1999 to complete its Year 2000 compliance program. If compliance is not achieved in a timely manner by Sprint or any significant related third party, the Year 2000 issue could have a material adverse effect on Sprint's operations. Sprint is focusing on identifying and addressing all aspects of its operations that may be affected by the Year 2000 issue and is addressing the most critical applications first. Sprint intends to develop and implement, if necessary, appropriate contingency plans to mitigate to the extent possible any Year 2000 noncompliance.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  See Note 18 of Notes to Consolidated Financial Statements for a discussion of recently issued accounting pronouncements.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sprint Corporation

  We have audited the accompanying consolidated balance sheets of Sprint Corporation ("Sprint") as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows, and common stock and other stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of Sprint. Our responsibility is to express an opinion on these financial statements based on our audits. The 1997 financial statements of Sprint Spectrum Holding Company, L.P., a partnership in which Sprint has a 40% interest, have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the 1997 consolidated financial statements relates to data included for Sprint Spectrum Holding Company, L.P., it is based solely on their report. In the consolidated financial statements, Sprint's equity in Sprint Spectrum Holding Company, L.P. is stated at $749 million at December 31, 1997, and Sprint's equity in the net loss of Sprint Spectrum Holding Company, L.P. is stated at $625 million for the year then ended.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sprint at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As discussed in Note 14 to the consolidated financial statements, Sprint discontinued accounting for the operations of its local telecommunications division in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in 1995.

                                          Ernst & Young LLP

Kansas City, Missouri
February 3, 1998, except for Note 1, as
to which the date is May 26, 1998

                         INDEPENDENT AUDITORS' REPORT

Partners of Sprint Spectrum Holding Company, L.P.
Kansas City, Missouri

  We have audited the consolidated balance sheets of Sprint Spectrum Holding Company, L.P. and subsidiaries ("the Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in partners' capital and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Sprint Spectrum Holding Company, L.P. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years then ended, in conformity with generally accepted accounting principles.

  The Partnership was in the development stage at December 31, 1996; during the year ended December 31, 1997, the Partnership completed its development activities and commenced its planned principal operations.

Deloitte & Touche LLP
Kansas City, Missouri

February 3, 1998

                               SPRINT CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                               SIX MONTHS                YEAR ENDED
                             ENDED JUNE 30,             DECEMBER 31,
                            ------------------  -------------------------------
                              1998      1997      1997       1996       1995
                            --------  --------  ---------  ---------  ---------
                               (UNAUDITED)
NET OPERATING REVENUES....  $7,878.1  $7,246.0  $14,873.9  $13,887.5  $12,735.3
OPERATING EXPENSES
  Costs of services and
   products...............   3,775.8   3,644.5    7,451.0    6,912.9    6,504.9
  Selling, general and
   administrative.........   1,822.4   1,571.2    3,245.2    3,116.4    2,842.1
  Depreciation and
   amortization...........     936.1     830.1    1,726.3    1,591.0    1,466.4
  Restructuring costs.....       --        --         --         --        87.6
                            --------  --------  ---------  ---------  ---------
  Total operating
   expenses...............   6,534.3   6,045.8   12,422.5   11,620.3   10,901.0
                            --------  --------  ---------  ---------  ---------
OPERATING INCOME..........   1,343.8   1,200.2    2,451.4    2,267.2    1,834.3
Interest expense..........    (128.0)    (85.5)    (187.2)    (196.7)    (260.7)
Equity in loss of Global
 One......................     (86.9)    (47.3)    (162.1)     (82.1)     (22.9)
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo................    (436.0)   (221.9)    (659.6)    (191.8)     (31.4)
Other income (expense),
 net......................      38.5      54.7      140.5      115.3      (38.9)
                            --------  --------  ---------  ---------  ---------
Income from continuing
 operations before income
 taxes....................     731.4     900.2    1,583.0    1,911.9    1,480.4
Income taxes..............    (301.4)   (354.3)    (630.5)    (721.0)    (534.3)
                            --------  --------  ---------  ---------  ---------
INCOME FROM CONTINUING
 OPERATIONS...............     430.0     545.9      952.5    1,190.9      946.1
Discontinued operation,
 net......................       --        --         --        (2.6)      14.5
Extraordinary items, net..      (4.4)      --         --        (4.5)    (565.3)
                            --------  --------  ---------  ---------  ---------
NET INCOME................     425.6     545.9      952.5    1,183.8      395.3
Preferred stock dividends.      (0.5)     (0.5)      (1.0)      (1.3)      (2.6)
                            --------  --------  ---------  ---------  ---------
Earnings applicable to
 common stock.............  $  425.1  $  545.4  $   951.5  $ 1,182.5  $   392.7
                            ========  ========  =========  =========  =========
BASIC EARNINGS PER COMMON
 SHARE
  Continuing operations...  $   1.00  $   1.27  $    2.21  $    2.82  $    2.71
  Discontinued operation..       --        --         --       (0.01)      0.04
  Extraordinary items.....     (0.01)      --         --       (0.01)     (1.62)
                            --------  --------  ---------  ---------  ---------
Total.....................  $   0.99  $   1.27  $    2.21  $    2.80  $    1.13
                            ========  ========  =========  =========  =========
Basic weighted average
 common shares............     430.3     430.5      430.2      421.7      348.7
                            ========  ========  =========  =========  =========
DILUTED EARNINGS PER
 COMMON SHARE
  Continuing operations...  $   0.98  $   1.25  $    2.18  $    2.79  $    2.69
  Discontinued operation..       --        --         --       (0.01)      0.04
  Extraordinary items.....     (0.01)      --         --       (0.01)     (1.61)
                            --------  --------  ---------  ---------  ---------
Total.....................  $   0.97  $   1.25  $    2.18  $    2.77  $    1.12
                            ========  ========  =========  =========  =========
Diluted weighted average
 common shares............     439.0     436.2      436.5      427.0      351.3
                            ========  ========  =========  =========  =========
DIVIDENDS PER COMMON
 SHARE....................  $   0.50  $   0.50  $    1.00  $    1.00  $    1.00
                            ========  ========  =========  =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                               SPRINT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                JUNE 30,      DECEMBER 31,
                                               ----------- --------------------
                                                  1998       1997       1996
                                               ----------- ---------  ---------
                                               (UNAUDITED)
ASSETS
Current assets
  Cash and equivalents.......................   $    93.3  $   101.7  $ 1,150.6
  Accounts receivable, net of allowance for
   doubtful accounts of $159.7 (unaudited),
   $146.7 and $117.4.........................     2,492.6    2,495.6    2,343.6
  Inventories................................       381.0      352.0      305.3
  Prepaid expenses...........................       228.0      159.1      150.0
  Notes and other receivables................       384.8      443.4      101.9
  Other......................................       178.3      199.6      181.5
                                                ---------  ---------  ---------
    Total current assets.....................     3,758.0    3,751.4    4,232.9
Investments in equity securities.............       367.4      303.0      254.5
Property, plant and equipment
  Long distance communications services......     8,838.2    8,245.5    7,467.8
  Local communications services..............    14,536.7   14,011.5   13,368.7
  Other......................................     1,888.2      953.9      574.3
                                                ---------  ---------  ---------
  Total property, plant and equipment........    25,263.1   23,210.9   21,410.8
  Less accumulated depreciation..............    12,375.4   11,716.8   10,946.7
                                                ---------  ---------  ---------
    Net property, plant and equipment........    12,887.7   11,494.1   10,464.1
Investment in and advances to Sprint Spectrum
 Holdings and PhillieCo......................       732.8      989.6    1,242.9
Investments in and advances to other
 affiliates..................................       560.2      459.1      284.2
Other assets.................................     1,484.6    1,187.6      347.8
                                                ---------  ---------  ---------
    Total....................................   $19,790.7  $18,184.8  $16,826.4
                                                =========  =========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities of long-term debt.......   $   115.8  $   131.0  $    99.1
  Short-term borrowings......................         --         --       200.0
  Accounts payable...........................     1,251.7    1,100.1    1,026.7
  Accrued interconnection costs..............       569.0      672.7      709.0
  Accrued taxes..............................       354.6      270.7      189.2
  Advance billings...........................       211.3      202.9      199.7
  Other......................................       704.0      699.4      770.6
                                                ---------  ---------  ---------
    Total current liabilities................     3,206.4    3,076.8    3,194.3
Construction obligations.....................       474.8        --         --
Long-term debt...............................     4,406.2    3,748.6    2,974.8
Deferred credits and other liabilities
  Deferred income taxes and investment tax
   credits...................................       979.9    1,016.5      846.9
  Postretirement and other benefit
   obligations...............................     1,068.1      947.4      919.7
  Other......................................       422.6      358.8      359.0
                                                ---------  ---------  ---------
    Total deferred credits and other
     liabilities.............................     2,470.6    2,322.7    2,125.6
Redeemable preferred stock...................         9.5       11.5       11.8
Common stock and other stockholders' equity
  Common stock, par value $2.50 per share,
   1,000.0 shares authorized, 350.3 shares
   issued, and 343.9 (unaudited), 343.8 and
   343.9 shares outstanding..................       875.7      875.7      875.7
  Class A common stock, par value $2.50 per
   share, 500.0 shares authorized, 86.2
   shares issued and outstanding.............       215.6      215.6      215.6
  Capital in excess of par or stated value...     4,479.0    4,457.7    4,425.9
  Retained earnings..........................     3,899.0    3,693.1    3,222.4
  Treasury stock, at cost, 6.4 (unaudited),
   6.5 and 6.4 shares........................      (343.0)    (292.9)    (262.2)
  Other......................................        96.9       76.0       42.5
                                                ---------  ---------  ---------
    Total common stock and other
     stockholders' equity....................     9,223.2    9,025.2    8,519.9
                                                ---------  ---------  ---------
    Total....................................   $19,790.7  $18,184.8  $16,826.4
                                                =========  =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                               SPRINT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                 SIX MONTHS               YEAR ENDED
                               ENDED JUNE 30,            DECEMBER 31,
                              ------------------  ----------------------------
                                1998      1997      1997      1996      1995
                              --------  --------  --------  --------  --------
                                 (UNAUDITED)
OPERATING ACTIVITIES
Net income..................  $  425.6  $  545.9  $  952.5  $1,183.8  $  395.3
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
  Equity in net losses of
   affiliates...............     521.9     271.0     843.7     273.7      39.1
  Extraordinary items, net..       1.1       --        --        4.9     565.3
  Depreciation and
   amortization.............     936.1     830.1   1,726.3   1,591.0   1,466.4
  Deferred income taxes and
   investment tax credits...     (16.9)     88.5     165.7     (10.3)      5.8
  Net (gains) losses on
   sales of assets..........       --        --      (93.2)      7.5       4.2
  Changes in assets and
   liabilities:
    Accounts receivable,
     net....................       3.0     (42.8)   (127.0)   (982.1)   (135.4)
    Inventories and other
     current assets.........     (29.2)     (5.4)    (94.4)     15.7     (38.6)
    Accounts payable and
     other current
     liabilities............     139.9    (153.1)     18.0     362.0     178.1
    Noncurrent assets and
     liabilities, net.......     (52.9)     16.1     (18.4)    (25.5)    123.0
  Other, net................       4.5      (5.9)      5.8     (17.1)      6.4
                              --------  --------  --------  --------  --------
Net cash provided by
 continuing operations......   1,933.1   1,544.4   3,379.0   2,403.6   2,609.6
Net cash provided (used) by
 cellular division..........       --        --        --       (0.1)    162.5
                              --------  --------  --------  --------  --------
Net cash provided by
 operating activities.......   1,933.1   1,544.4   3,379.0   2,403.5   2,772.1
                              --------  --------  --------  --------  --------
INVESTING ACTIVITIES
Capital expenditures........  (2,040.7) (1,268.1) (2,862.6) (2,433.6) (1,857.3)
Purchase of PCS licenses....        --    (433.7)   (460.1)    (84.0)       --
Investments in and loans to
 Sprint Spectrum Holdings
 and PhillieCo..............    (179.3)    (88.0)   (706.3)   (561.0)   (954.1)
Investments in and loans to
 other affiliates, net......    (271.7)    (52.8)   (385.5)    (81.4)    (37.8)
Paranet acquisition.........       --        --     (375.0)      --        --
Proceeds from sales of
 assets.....................       --        --      292.3       2.1       6.7
Other, net..................     (17.2)     14.3      (2.3)     42.4     (17.1)
                              --------  --------  --------  --------  --------
Net cash used by continuing
 operations.................  (2,508.9) (1,828.3) (4,499.5) (3,115.5) (2,859.6)
Repayment by cellular
 division of intercompany
 advances...................       --        --        --    1,400.0       --
Net cash used by cellular
 division...................       --        --        --     (140.7)   (324.6)
                              --------  --------  --------  --------  --------
Net cash used by investing
 activities.................  (2,508.9) (1,828.3) (4,499.5) (1,856.2) (3,184.2)
                              --------  --------  --------  --------  --------
FINANCING ACTIVITIES
Payments on long-term debt..    (164.6)    (70.1)   (135.0)   (433.1)   (630.0)
Proceeds from long-term
 debt.......................     495.2       --      866.5       9.4     260.7
Change in construction
 obligations................     474.8       --        --        --        --
Net change in short-term
 borrowings.................       --     (200.0)   (200.0) (1,986.8)  1,109.5
Proceeds from Class A common
 stock issued...............       --        --        --    3,661.3       --
Dividends paid..............    (205.2)   (188.6)   (430.0)   (419.6)   (351.5)
Treasury stock purchased....    (110.4)    (73.8)   (144.5)   (407.2)      --
Other, net..................      77.6      57.5     114.6      55.1      33.9
                              --------  --------  --------  --------  --------
Net cash provided (used) by
 financing activities.......     567.4    (475.0)     71.6     479.1     422.6
                              --------  --------  --------  --------  --------
Increase (Decrease) in Cash
 and Equivalents............      (8.4)   (758.9) (1,048.9)  1,026.4      10.5
Cash and Equivalents at
 Beginning of Period........     101.7   1,150.6   1,150.6     124.2     113.7
                              --------  --------  --------  --------  --------
Cash and Equivalents at End
 of Period..................  $   93.3  $  391.7  $  101.7  $1,150.6  $  124.2
                              ========  ========  ========  ========  ========

          See accompanying Notes to Consolidated Financial Statements.

                               SPRINT CORPORATION

     CONSOLIDATED STATEMENTS OF COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY

                                                      CAPITAL IN
                                                      EXCESS OF
                            COMMON            CLASS A   PAR OR
                            SHARES    COMMON  COMMON    STATED   RETAINED   TREASURY
                          OUTSTANDING  STOCK   STOCK    VALUE    EARNINGS    STOCK    OTHER     TOTAL
                          ----------- ------- ------- ---------- ---------  --------  ------  ---------
                                                        (IN MILLIONS)
BEGINNING 1995 BALANCE..     348.3    $ 871.4 $   --  $   942.9  $ 2,730.6  $   (9.6) $(10.5) $ 4,524.8
Net income..............       --         --      --        --       395.3       --      --       395.3
Common stock dividends..       --         --      --        --      (348.9)      --      --      (348.9)
Common stock issued.....       0.6        1.4     --       13.5        --        --      --        14.9
Treasury stock issued...       0.3        --      --        --        (3.5)      9.6     --         6.1
Change in unrealized
 holding gains on
 investments, net.......       --         --      --        --         --        --     54.6       54.6
Other, net..............       --         0.1     --        3.6       (0.6)      --     (7.3)      (4.2)
                             -----    ------- ------- ---------  ---------  --------  ------  ---------
ENDING 1995 BALANCE.....     349.2      872.9     --      960.0    2,772.9       --     36.8    4,642.6
Net income..............       --         --      --        --     1,183.8       --      --     1,183.8
Common stock dividends..       --         --      --        --      (346.1)      --      --      (346.1)
Class A common stock and
 preference stock
 dividends..............       --         --      --        --       (74.9)      --      --       (74.9)
Common stock issued.....       1.1        2.5     --       17.5        --        --      --        20.0
Class A common stock
 issued.................      86.2        --    215.6   3,436.3        --        --      --     3,651.9
Treasury stock
 purchased..............     (10.1)       --      --        --         --     (407.2)    --      (407.2)
Treasury stock issued...       3.7        --      --        --       (52.9)    145.0     --        92.1
Spinoff of cellular
 division...............       --         --      --        --      (260.2)      --      --      (260.2)
Other, net..............       --         0.3     --       12.1       (0.2)      --      5.7       17.9
                             -----    ------- ------- ---------  ---------  --------  ------  ---------
ENDING 1996 BALANCE.....     430.1      875.7   215.6   4,425.9    3,222.4    (262.2)   42.5    8,519.9
Net income..............       --         --      --        --       952.5       --      --       952.5
Common stock dividends..       --         --      --        --      (343.3)      --      --      (343.3)
Class A common stock
 dividends..............       --         --      --        --       (86.2)      --      --       (86.2)
Treasury stock
 purchased..............      (3.0)       --      --        --          --    (144.5)    --      (144.5)
Treasury stock issued...       2.9        --      --        --       (48.8)    113.8     --        65.0
Tax benefit from stock
 options exercised......       --         --      --       26.2        --        --      --        26.2
Other, net..............       --         --      --        5.6       (3.5)      --     33.5       35.6
                             -----    ------- ------- ---------  ---------  --------  ------  ---------
ENDING 1997 BALANCE.....     430.0      875.7   215.6   4,457.7    3,693.1    (292.9)   76.0    9,025.2
Net income (unaudited)..       --         --      --        --       425.6       --      --       425.6
Common stock dividends
 (unaudited)............       --         --      --        --      (172.3)      --      --      (172.3)
Class A common stock
 dividends (unaudited)..       --         --      --        --       (43.1)      --      --       (43.1)
Treasury stock purchased
 (unaudited)............      (1.7)       --      --        --         --     (110.4)    --      (110.4)
Treasury stock issued
 (unaudited)............       1.8        --      --        0.5       (5.7)     52.8     --        47.6
Other, net (unaudited)..       --         --      --       20.8        1.4       7.5    20.9       50.6
                             -----    ------- ------- ---------  ---------  --------  ------  ---------
JUNE 30, 1998 BALANCE
 (unaudited)............     430.1    $ 875.7 $ 215.6 $ 4,479.0  $ 3,899.0  $ (343.0) $ 96.9  $ 9,223.2
                             =====    ======= ======= =========  =========  ========  ======  =========

          See accompanying Notes to Consolidated Financial Statements.

                              SPRINT CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. RESTRUCTURING AND RECAPITALIZATION PLANS

  Sprint Corporation ("Sprint") has entered into a restructuring agreement with Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox," and together with TCI and Comcast the "Cable Parents") to restructure Sprint's wireless personal communications services ("PCS") operations (the "PCS Restructuring"). Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (together, "Sprint Spectrum Holdings") and the joint venture interests of TCI and Cox in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. (together, "PhillieCo"). In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock (the "PCS Stock"). The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly-owned subsidiaries, SprintCom, Inc. and SprintCom Equipment Company, L.P. (together, "SprintCom"). These operations, which after the PCS Restructuring will be 100% owned by Sprint (subject to a 40.8% minority interest in the entity holding the PCS license for and conducting operations in the Los Angeles/San Diego/Las Vegas MTA), will be referred to as the PCS Group.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Consolidation and Presentation

  The consolidated financial statements include the accounts of Sprint and its wholly-owned and majority-owned subsidiaries. Investments in entities in which Sprint exercises significant influence, but does not control, are accounted for using the equity method (see Note 3).

  The consolidated financial statements are prepared according to generally accepted accounting principles ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  The unaudited interim financial information presented has been prepared according to GAAP and the rules and regulations of the Securities and Exchange Commission. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly Sprint's consolidated financial position, results of operations and cash flows.

  Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or stockholders' equity as previously reported.

  Sprint applied Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," to its financial statements until December 1995. Under SFAS 71, revenues and related net income resulting from transactions between Sprint's nonregulated operations and its regulated local exchange carriers were not eliminated from the consolidated financial statements. Revenues from these intercompany transactions were $262 million in 1995. All other significant intercompany transactions have been eliminated.

 Classification of Operations

 FON GROUP

  The principal activities of the FON Group include (i) its core businesses consisting of domestic and international long distance communications, local exchange communications, and product distribution and

                              SPRINT CORPORATION
directory publishing activities, (ii) its emerging businesses, which consist of the development of new integrated communications services, consumer internet access services, Sprint Paranet and Sprint International and (iii) Sprint's Global One strategic international alliance, as well as other telecommunications investments and partnerships.

 PCS GROUP

  The PCS Group includes Sprint's domestic wireless mobile telephony activities and any other domestic PCS services, which include (i) the investment in Sprint Spectrum Holdings and the investment in PhillieCo, both of which are reflected on the equity basis and (ii) SprintCom. Upon completion of the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be reflected on the consolidated basis in the PCS Group Combined Financial Statements.

 Revenue Recognition

  Sprint recognizes operating revenues as services are rendered or as products are delivered to customers. Sprint records operating revenues net of an estimate for uncollectible accounts.

 Cash and Equivalents

  Cash equivalents generally include highly liquid investments with original maturities of three months or less. They are stated at cost, which approximates market value. Sprint uses controlled disbursement banking arrangements as part of its cash management program. Outstanding checks in excess of cash balances, which were included in accounts payable, totaled $225 million at year-end 1997 and $127 million at year-end 1996. Sprint had sufficient funds available to fund these outstanding checks when they were presented for payment.

 Investments in Debt and Equity Securities

  Investments in debt and equity securities are classified as available for sale and reported at fair value (estimated based on quoted market prices). Gross unrealized holding gains and losses are reflected as adjustments to "Common stock and other stockholders' equity--Other," net of related income taxes.

 Inventories

  Inventories are stated at the lower of cost (principally first-in, first-out method) or market.

 Property, Plant and Equipment

  Property, plant and equipment is recorded at cost. Generally, ordinary asset retirements and disposals are charged against accumulated depreciation with no gain or loss recognized. Repairs and maintenance costs are expensed as incurred.

 Depreciation

  The cost of property, plant and equipment is generally depreciated on a straight-line basis over estimated economic useful lives. Prior to Sprint's discontinued use of SFAS 71 at year-end 1995, the cost of property, plant and equipment for the local division had been generally depreciated on a straight-line basis over lives prescribed by regulatory commissions.

 Income Taxes

  Sprint records deferred income taxes based on certain temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for tax purposes. Investment tax credits

                              SPRINT CORPORATION
related to regulated telephone property, plant and equipment have been deferred and are being amortized over the estimated useful lives of the related assets.

 Capitalized Interest

  Sprint capitalizes interest costs related to constructing capital assets, and to its investments in Sprint Spectrum Holdings and affiliates and its directly owned PCS licenses. Sprint stopped capitalizing interest on its investment in Sprint Spectrum Holdings and affiliates in July 1997 because Sprint Spectrum Holdings and affiliates no longer qualified as development-stage companies. Capitalized interest totaled $93 million in 1997, $104 million in 1996 and $57 million in 1995.

3. INVESTMENTS

INVESTMENTS IN EQUITY SECURITIES

  The cost of investments in equity securities was $105 million at year-end 1997 and 1996. Gross unrealized holding gains were $198 million at year-end 1997 and $149 million at year-end 1996.

INVESTMENTS IN AND LOANS TO AFFILIATES

  Investments accounted for using the equity method mainly consist of Sprint's investments in Sprint Spectrum Holdings, PhillieCo and Global One.

  Sprint is a 40% partner in Sprint Spectrum Holdings, a partnership with TCI, Comcast and Cox and a 47.1% partner in PhillieCo, a partnership with TCI and Cox. Sprint Spectrum Holdings and PhillieCo are building the nation's first single-technology, state-of-the-art wireless network to provide PCS across the United States. See Note 1 for more information regarding the PCS Restructuring, which will result in Sprint acquiring the interests of TCI, Comcast and Cox in Sprint Spectrum Holdings and TCI and Cox in PhillieCo.

  Combined, summarized financial information (100% basis) for Sprint Spectrum Holdings and PhillieCo accounted for using the equity method is as follows (in millions):

                                  SIX MONTHS             AT OR FOR THE
                                ENDED JUNE 30,      YEAR ENDED DECEMBER 31,
                               ------------------  ----------------------------
                                 1998      1997      1997       1996     1995
                               ---------  -------  ---------  --------  -------
                                  (UNAUDITED)
Results of operations
  Net operating revenues...... $   468.0  $  35.3  $   258.0  $    4.2  $   --
                               =========  =======  =========  ========  =======
  Operating loss.............. $  (933.2) $(477.7) $(1,379.7) $ (357.6) $ (66.9)
                               =========  =======  =========  ========  =======
  Net loss.................... $(1,073.6) $(555.8) $(1,632.7) $ (444.6) $(112.7)
                               =========  =======  =========  ========  =======
Financial position
  Current assets..............                     $   417.9  $  401.8
  Noncurrent assets...........                       6,640.0   4,041.8
                                                   ---------  --------
  Total.......................                     $ 7,057.9  $4,443.6
                                                   =========  ========
  Current liabilities.........                     $   834.5  $  471.2
  Noncurrent liabilities......                       4,289.4   1,412.5
  Partners' equity............                       1,934.0   2,559.9
                                                   ---------  --------
  Total.......................                     $ 7,057.9  $4,443.6
                                                   =========  ========

                              SPRINT CORPORATION

  At year-end 1997 and 1996, Sprint's investment in Sprint Spectrum Holdings, including advances and a vendor financing loan, totaled $1.2 billion.

  In 1996, Sprint purchased $183 million (face value) of Sprint Spectrum Senior Discount notes for $100 million. The bonds mature in 2006. At year-end 1997 and 1996, the accreted cost of the notes was $118 and $104 million and gross unrealized holding gains totaled $24 and $18 million, respectively. This investment has been included in "Current assets--Other" on the Consolidated Balance Sheets.

  Sprint is also a partner in Global One, a joint venture with France Telecom S.A. ("FT") and Deutsche Telekom AG ("DT") formed to provide seamless global telecommunications services to business, residential and carrier markets worldwide. Sprint is a one-third partner in Global One's operating group serving Europe (excluding France and Germany), and is a 50% partner in Global One's operating group for the worldwide activities outside the United States and Europe. At year-end 1997, Sprint's share of underlying equity in Global One's net assets exceeded the carrying value of Sprint's investment in Global One by $158 million. This difference is being amortized through January 2001.

  Combined, summarized financial information (100% basis) for Global One and all other affiliates accounted for using the equity method is as follows (in millions):

                                     SIX MONTHS           AT OR FOR THE
                                   ENDED JUNE 30,    YEAR ENDED DECEMBER 31,
                                  -----------------  --------------------------
                                    1998     1997      1997      1996     1995
                                  --------  -------  --------  --------  ------
                                    (UNAUDITED)
Results of operations
  Net operating revenues......... $1,006.7  $ 952.8  $1,937.6  $1,723.7  $779.5
                                  ========  =======  ========  ========  ======
  Operating income (loss)........ $ (119.6) $(257.1) $ (782.5) $ (436.4) $  8.6
                                  ========  =======  ========  ========  ======
  Net income (loss).............. $ (303.2) $(327.0) $ (826.3) $ (399.7) $ 22.1
                                  ========  =======  ========  ========  ======
Financial position
  Current assets.................                    $1,913.6  $  958.9
  Noncurrent assets..............                     4,221.0   2,737.5
                                                     --------  --------
  Total..........................                    $6,134.6  $3,696.4
                                                     ========  ========
  Current liabilities............                    $1,965.7  $  714.3
  Noncurrent liabilities.........                     2,105.8     629.6
  Partners' equity...............                     2,063.1   2,352.5
                                                     --------  --------
  Total..........................                    $6,134.6  $3,696.4
                                                     ========  ========

  Sprint's investment in Global One, including advances, totaled $93 and $38 million at year-end 1997 and 1996, respectively.

4. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLAN

  Substantially all Sprint employees are covered by a noncontributory defined benefit pension plan. Benefits for plan participants represented by collective bargaining units are based on negotiated schedules of defined amounts. For participants not covered by collective bargaining agreements, the plan provides pension benefits based on years of service and participants' compensation.

                              SPRINT CORPORATION

  Sprint's policy is to make annual plan contributions equal to an actuarially determined amount consistent with applicable federal tax regulations. The funding objective is to accumulate funds at a relatively stable rate over the participants' working lives so benefits are fully funded at retirement. At year-end 1997, the plan's assets consisted mainly of investments in corporate equity securities and U.S. government and corporate debt securities.

  The net pension cost (credit) consists of the following:

                                                      1997     1996     1995
                                                     -------  -------  -------
                                                          (IN MILLIONS)
Service cost--benefits earned during the period..... $  61.7  $  65.4  $  51.8
Interest cost on projected benefit obligation.......   148.9    138.5    129.7
Actual return on plan assets........................  (448.5)  (353.0)  (472.1)
Net amortization and deferral.......................   240.0    159.4    287.9
                                                     -------  -------  -------
Net pension cost (credit)........................... $   2.1  $  10.3  $  (2.7)
                                                     =======  =======  =======
Discount rate.......................................    7.75%    7.25%    8.50%
Expected long-term rate of return on plan assets....    9.50%    9.50%    9.50%
Anticipated composite rate of future compensation
 increases..........................................    4.75%    4.25%    5.00%

  At year-end, the funded status and amounts recognized in the Consolidated Balance Sheets for the plan were as follows:

                                                            1997       1996
                                                          ---------  ---------
                                                             (IN MILLIONS)
Actuarial present value of benefit obligations
  Vested benefit obligation.............................. $(1,966.7) $(1,713.6)
                                                          =========  =========
  Accumulated benefit obligation......................... $(2,129.6) $(1,864.1)
                                                          =========  =========
Projected benefit obligation............................. $(2,240.9) $(1,967.0)
Plan assets at fair value................................   2,929.4    2,584.2
                                                          ---------  ---------
Plan assets in excess of the projected benefit
 obligation..............................................     688.5      617.2
Unrecognized net gains...................................    (585.2)    (481.8)
Unrecognized prior service cost..........................     105.4      100.4
Unamortized transition asset.............................    (122.1)    (147.1)
                                                          ---------  ---------
Prepaid pension cost..................................... $    86.6  $    88.7
                                                          =========  =========
Discount rate............................................      7.25%      7.75%
Anticipated composite rate of future compensation
 increases...............................................      4.25%      4.75%

DEFINED CONTRIBUTION PLANS

  Sprint sponsors defined contribution employee savings plans covering substantially all employees. Participants may contribute portions of their pay to the plans. For employees represented by collective bargaining units, Sprint matches contributions based on negotiated amounts. Sprint also matches contributions of employees not covered by collective bargaining agreements. For those participants, Sprint matches their contributions in Sprint common stock. The matching is equal to 50% of participants' contributions up to 6% of their pay. In addition, Sprint may, at the discretion of the Board of Directors, provide matching contributions based on the performance of Sprint common stock compared to other telecommunications companies' stock. Sprint's matching contributions were $54 million in 1997, $56 million in 1996 and $51 million in 1995. At year-end 1997, the plans held 20 million Sprint common shares.

                              SPRINT CORPORATION

POSTRETIREMENT BENEFITS

  Sprint provides postretirement benefits (principally medical benefits) to substantially all employees. Employees retiring before certain dates are eligible for benefits at no cost, or at a reduced cost. Employees retiring after certain dates are eligible for benefits on a shared-cost basis. Sprint funds the accrued costs as benefits are paid.

  The net postretirement benefits cost consists of the following:

                          1997   1996   1995
                          -----  -----  -----
                            (IN MILLIONS)
Service cost--benefits
 earned during the year.  $20.8  $21.7  $22.2
Interest on accumulated
 postretirement benefit
 obligation.............   52.3   49.9   58.7
Net amortization and
 deferral...............  (19.4) (13.7)  (9.4)
                          -----  -----  -----
Net postretirement
 benefits cost..........  $53.7  $57.9  $71.5
                          =====  =====  =====
Discount rate...........   7.75%  7.25%  8.50%

  For measurement purposes, the assumed 1997 weighted average annual health care cost trend rate was 9%, gradually decreasing to an ultimate level of 5% by 2005. A 1% increase in the rate would have increased the 1997 net postretirement benefits cost by an estimated $12 million.

  Amounts included in the Consolidated Balance Sheets at year-end are as follows:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
Accumulated postretirement benefit obligation
  Retirees...................................................... $328.3  $277.9
  Active plan participants--
    Fully eligible..............................................  145.2   127.6
    Other.......................................................  269.9   320.7
                                                                 ------  ------
                                                                  743.4   726.2
Unrecognized prior service benefit..............................    5.4     5.7
Unrecognized net gains..........................................  190.0   178.7
                                                                 ------  ------
Accrued postretirement benefits cost............................ $938.8  $910.6
                                                                 ======  ======
Discount rate...................................................   7.25%   7.75%

  The assumed 1998 annual health care cost trend rate was 8.5%, gradually decreasing to an ultimate level of 5% by 2005. A 1% increase in the rate would have increased the 1997 accumulated postretirement benefit obligation by an estimated $61 million.

                               SPRINT CORPORATION

5. INCOME TAXES

  Income tax expense allocated to continuing operations consists of the following:

                                                          1997    1996    1995
                                                         ------  ------  ------
                                                            (IN MILLIONS)
Current income tax expense
  Federal............................................... $385.9  $655.4  $437.4
  State.................................................   78.9    75.9    91.1
                                                         ------  ------  ------
Total current...........................................  464.8   731.3   528.5
                                                         ------  ------  ------
Deferred income tax expense (benefit)
  Federal...............................................  174.3   (22.2)   45.9
  State.................................................   (4.8)   23.5   (23.6)
Amortization of deferred investment tax credits.........   (3.8)  (11.6)  (16.5)
                                                         ------  ------  ------
Total deferred..........................................  165.7   (10.3)    5.8
                                                         ------  ------  ------
Total................................................... $630.5  $721.0  $534.3
                                                         ======  ======  ======

  The differences that caused Sprint's effective income tax rates to vary from the statutory federal rate of 35% were as follows:

                                                          1997    1996    1995
                                                         ------  ------  ------
                                                            (IN MILLIONS)
Income tax expense at the statutory rate...............  $554.1  $669.2  $518.1
Less investment tax credits included in income.........     3.8    11.6    16.5
                                                         ------  ------  ------
Expected federal income tax expense after investment
 tax credits...........................................   550.3   657.6   501.6
Effect of state income taxes, net of federal income tax
 effect................................................    48.2    64.6    43.9
Equity in losses of foreign joint ventures.............    36.4     8.6     --
Other, net.............................................    (4.4)   (9.8)  (11.2)
                                                         ------  ------  ------
Income tax expense, including investment tax credits...  $630.5  $721.0  $534.3
                                                         ======  ======  ======
Effective income tax rate..............................    39.8%   37.7%   36.1%
                                                         ======  ======  ======

  Income tax expense (benefit) allocated to other items was as follows:

                                                        1997    1996    1995
                                                       ------  ------  -------
                                                           (IN MILLIONS)
Discontinued operation................................ $  --   $  7.0  $  31.2
Extraordinary items...................................    --     (2.9)  (437.4)
Unrealized holding gains on investments (1)...........    4.4     1.7     30.7
Stock ownership, purchase and options arrangements
 (1)..................................................  (26.2)  (14.1)    (7.5)

--------
(1) These amounts have been recorded directly to "Common stock and other stockholders' equity--Other."

                              SPRINT CORPORATION

  Sprint recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases. The sources of the differences that give rise to the deferred income tax assets and liabilities at year-end 1997 and 1996, along with the income tax effect of each, were as follows:

                                             1997 DEFERRED      1996 DEFERRED
                                               INCOME TAX         INCOME TAX
                                           ------------------ ------------------
                                           ASSETS LIABILITIES ASSETS LIABILITIES
                                           ------ ----------- ------ -----------
                                                       (IN MILLIONS)
Property, plant and equipment............. $  --   $1,488.8   $   --  $1,304.3
Postretirement and other benefits.........  376.1       --     360.3       --
Reserves and allowances...................  111.3       --     115.6       --
Unrealized holding gains on investments...    --       61.7      --       57.3
Other, net................................  108.5       --     106.8       --
                                           ------  --------   ------  --------
                                            595.9   1,550.5    582.7   1,361.6
Less valuation allowance..................   11.8       --      13.7       --
                                           ------  --------   ------  --------
Total..................................... $584.1  $1,550.5   $569.0  $1,361.6
                                           ======  ========   ======  ========

  The valuation allowance related to deferred income tax assets decreased $2 million in 1997 and $4 million in 1996 and 1995.

  Management believes it is more likely than not that these deferred income tax assets, net of the allowance, will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of existing deferred tax liabilities or ordinary operations. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions, and future operating income levels may, however, affect the ultimate realization of all or some of these deferred income tax assets.

  At year-end 1997, Sprint had available for income tax purposes $4 million of state alternative minimum tax credit carryforwards to offset state income tax payable in future years. In addition, Sprint had tax benefits of $49 million related to state operating loss carryforwards. The loss carryforwards expire in varying amounts per year from 1998 through 2012.

                               SPRINT CORPORATION

6. BORROWINGS

LONG-TERM DEBT

  Long-term debt at year-end was as follows:

                                                  MATURING     1997      1996
                                                ------------ --------  --------
                                                               (IN MILLIONS)
Corporate
  Senior notes
    8.1% to 9.8%............................... 1998 to 2002 $  475.3  $  475.3
    9.5%....................................... 2003 to 2007    200.0     200.0
  Debentures
    9.0% to 9.3%............................... 2019 to 2022    350.0     350.0
  Notes payable and commercial paper                --          866.5       --
  Other
    5.4% to 8.9% (1)........................... 1998 to 2006    237.5     194.9
Long Distance Division
  Vendor financing agreements
    7.4% to 8.9%............................... 1997 to 1999     23.8      44.8
  Other
    6.2% to 8.4%............................... 1997 to 2007     16.5      23.1
Local Telecommunications Division
  First mortgage bonds
    2.0% to 7.8%............................... 1997 to 2002    452.3     487.0
    4.0% to 7.8%............................... 2003 to 2007    346.0     346.8
    6.9% to 9.8%............................... 2008 to 2012    116.7     116.7
    6.9% to 8.8%............................... 2013 to 2017    169.6     169.8
    8.8% to 9.9%............................... 2018 to 2022    244.9     245.7
    7.1% to 8.4%............................... 2023 to 2027    145.0     145.0
  Debentures and notes
    5.8% to 9.6%............................... 1998 to 2020    237.0     275.3
  Other
    2.0% to 9.8%............................... 1998 to 2006      4.6       6.2
Unamortized debt discount......................                  (6.1)     (6.7)
                                                             --------  --------
                                                              3,879.6   3,073.9
Less current maturities........................                 131.0      99.1
                                                             --------  --------
Long-term debt.................................              $3,748.6  $2,974.8
                                                             ========  ========

--------
(1) Notes may be exchanged at maturity for Southern New England Telecommunications Corporation (SNET) common shares owned by Sprint, or for cash. Based on SNET's closing market price, had the notes matured at year-end 1997, they could have been exchanged for 3.8 million SNET shares. At year-end 1997, Sprint held 4.2 million SNET shares, which have been included in "Investments in equity securities" on the Consolidated Balance Sheets.

                              SPRINT CORPORATION

  Long-term debt maturities, excluding reclassified short-term borrowings, during each of the next five years are as follows (in millions):

      1998............................................................... $131.0
      1999...............................................................   33.4
      2000...............................................................  693.3
      2001...............................................................   40.8
      2002...............................................................  354.5

  Property, plant and equipment with a total cost of $12.9 billion is either pledged as security for first mortgage bonds and certain notes or is restricted for use as mortgaged property.

  During 1996, Sprint redeemed, prior to scheduled maturities, $190 million of debt with interest rates ranging from 6.0% to 9.5%. This resulted in a $5 million after-tax extraordinary loss.

SHORT-TERM BORROWINGS

  At year-end 1997, Sprint had borrowed $618 million of bank notes payable and $249 million of commercial paper. Though these borrowings are renewable at various dates throughout the year, they have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance these borrowings. Commercial paper and certain bank notes payable are supported by Sprint's revolving credit facility with a syndicate of domestic and international banks. Other notes payable relate to a separate revolving credit facility that Sprint executed with a bank in 1997. At year-end 1997, Sprint's unused lines of credit totaled $1.1 billion.

  Bank notes outstanding at year-end 1997 and 1996 had weighted average interest rates of 6.1% and 5.9%, respectively. At year-end 1997, the weighted average interest rate of commercial paper was 6.8%.

OTHER

  Sprint was in compliance with all restrictive or financial covenants relating to its debt arrangements at year-end 1997.

7. REDEEMABLE PREFERRED STOCK

  Sprint has approximately 22 million authorized preferred shares, including nonredeemable preferred stock. The redeemable preferred stock outstanding, at year-end, is as follows:

                                                                     1997  1996
                                                                     ----- -----
                                                                         (IN
                                                                      MILLIONS,
                                                                     EXCEPT PER
                                                                      SHARE AND
                                                                     SHARE DATA)
Fifth series--stated value $100,000 per share, shares--95, voting, cumulative 6% annual dividend rate................................  $ 9.5 $ 9.5
Other--stated value $100 per share, shares--19,493 and 22,800, 4.7%
 annual dividend rate..............................................    2.0   2.3
                                                                     ----- -----
    Total..........................................................  $11.5 $11.8
                                                                     ===== =====

  Sprint's Fifth series preferred stock must be redeemed in full in 2003. If less than full dividends have been paid for four consecutive dividend periods, or if dividends in arrears exceed an amount equal to the dividends for six dividend periods, the Fifth series preferred stockholder may elect a majority of directors standing for election until all dividends in arrears have been paid.

                              SPRINT CORPORATION

8. COMMON STOCK

COMMON STOCK

  At year-end 1997, common stock reserved for future grants under stock option plans or for future issuances under various other arrangements was as follows:

                                                                      SHARES
                                                                   -------------
                                                                   (IN MILLIONS)
      Employees Stock Purchase Plan...............................      6.4
      Employee savings plans......................................      3.4
      Automatic Dividend Reinvestment Plan........................      1.2
      Officer and key employees' and directors' stock options.....      8.2
      Conversion of preferred stock and other.....................      1.4
                                                                       ----
          Total...................................................     20.6
                                                                       ====

  Under a Shareholder Rights Plan, one preferred stock purchase right is attached to each common and Class A common share. Each right is exercisable only if certain takeover events occur. Each right will initially entitle the holder to purchase 1/1000 of a share (a Unit) of a no par Preferred Stock-Sixth Series, Junior Participating (Preferred Stock) at $225 per Unit or, in certain cases, common stock. The Preferred Stock is voting, cumulative and accrues dividends on a quarterly basis generally equal to the greater of $100 per share or 1,000 times the total per share amount of all common dividends. No Preferred Stock shares were issued or outstanding at year-end 1997. The rights may be redeemed by Sprint at $0.01 per right and will expire in June 2007, unless extended. On June 29, 1998, the Sprint Board approved an amendment to Sprint's Shareholder Rights Plan to be effective on the filling of the PCS Stock Amendment with the Kansas Secretary of State. See Note 1 for a discussion of the PCS Restructuring, which necessitated the PCS Stock Amendment.

  During 1997, 1996 and 1995, Sprint declared and paid annual common stock dividends of $1.00 per share. The most restrictive covenant related to common dividends results from Sprint's $1.5 billion revolving credit agreement. Among other restrictions, this agreement requires Sprint to maintain specified levels of consolidated net worth. Due to this requirement, $2.7 billion of Sprint's $3.7 billion consolidated retained earnings was effectively restricted from the payment of dividends at year-end 1997. The indentures and financing agreements of certain of Sprint's subsidiaries contain provisions limiting cash dividend payments on subsidiary common stock held by Sprint. As a result, $567 million of those subsidiaries' $1.3 billion total retained earnings was restricted at year-end 1997. The flow of cash in the form of advances from the subsidiaries to Sprint is generally not restricted.

  During 1990, the Savings Plan Trust, an employee savings plan, acquired common stock from Sprint in exchange for a $75 million promissory note payable to Sprint. The note bears interest at 9% and is to be repaid from common stock dividends received by the plan and contributions made to the plan by Sprint according to plan provisions. The remaining $34 million note receivable balance at year-end 1997 is reflected as a reduction to "Common stock and other stockholders' equity--Other."

CLASS A COMMON STOCK

  In January 1996, FT and DT acquired shares of a new class of convertible preference stock for a combined total of $3.0 billion. This resulted in FT and DT each holding 7.5% of Sprint's voting power. In April 1996, following the spinoff of Sprint's cellular division (Cellular) (see Note 15), the preference stock was converted into Class A common stock, and FT and DT each acquired additional Class A common shares. Following their combined investment of $3.7 billion, FT and DT each own Class A common shares with 10% of Sprint's voting power. During 1997, Sprint declared and paid Class A common dividends of $1.00 per share. During 1996, preference dividends totaled $0.16 per share, and Class A common dividends totaled $0.75 per share.

                              SPRINT CORPORATION

  FT and DT, as Class A common stockholders, have the right in most circumstances to proportionate representation on Sprint's Board of Directors. They may also purchase additional Class A common shares from Sprint to keep their ownership level at 10% each. FT and DT have entered into a standstill agreement with Sprint restricting their ability to acquire Sprint voting shares (other than as intended by their investment agreement with Sprint and related agreements). The standstill agreement also contains customary provisions restricting FT and DT from initiating or participating in any proposal with respect to the control of Sprint.

9. STOCK-BASED COMPENSATION

  Sprint's Management Incentive Stock Option Plan (MISOP) provides for the granting of stock options to employees who are eligible to receive annual incentive compensation. Eligible employees are entitled to receive stock options in lieu of a portion of the target incentive under Sprint's management incentive plans. The options generally become exercisable on December 31 of the year granted and have a maximum term of 10 years. MISOP options are granted with exercise prices equal to the market price of Sprint's common stock on the grant date. At year-end 1997, authorized shares under this plan approximated 11 million. This amount increased by approximately 3 million shares on January 1, 1998.

  The Sprint Corporation Stock Option Plan (SOP) provides for the granting of stock options to officers and key employees. The options generally become exercisable at the rate of 25% per year, beginning one year from the grant date, and have a maximum term of 10 years. SOP options are granted with exercise prices equal to the market price of Sprint's common stock on the grant date. At year-end 1997, authorized shares under this plan approximated 20 million.

  Every two years, the Employees Stock Purchase Plan (ESPP) offers all employees the election to purchase Sprint common stock at a price equal to 85% of the market value on the grant or exercise date, whichever is less. At year-end 1997, authorized shares under this plan approximated 18 million.

  In 1996, Sprint adopted the pro forma disclosure requirements under SFAS No. 123, "Accounting for Stock-based Compensation," and continued to apply Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," to its stock option and employee stock purchase plans. Under APB 25, Sprint has recognized no compensation expense related to these plans.

  Pro forma net income and earnings per share (EPS) have been determined as if Sprint had used the fair value method of accounting for its stock option grants and ESPP share elections after 1994. Under this method, compensation expense is recognized over the applicable vesting periods and is based on the shares under option and their related fair values on the grant date.

  The following pro forma information will not likely represent the information reported in future years because options granted and ESPP shares elected after 1994 will continue to vest over the next several years. In addition, compensation expense resulting from the spinoff of Cellular (Spinoff) (see Note 15) will decline over the next several years.

  Sprint's pro forma net income and EPS were as follows:

                                                           1997(1) 1996(1) 1995
                                                           ------- ------- -----
                                                           (IN MILLIONS, EXCEPT
                                                              PER SHARE DATA)
Pro forma net income......................................  $ 908  $1,158  $ 388
                                                            =====  ======  =====
Pro forma basic EPS.......................................  $2.11  $ 2.74  $1.11
                                                            =====  ======  =====

--------
(1) Pro forma net income was reduced by $3 million ($0.01 per share) in 1997 and $6 million ($0.01 per share) in 1996 due to additional compensation resulting from modifications to terms of options and ESPP share elections made in connection with the Spinoff.

                              SPRINT CORPORATION

  During 1996, Sprint employees elected to purchase 2.8 million ESPP shares with a weighted average fair value (using the Black-Scholes pricing model) of $10.06 per share. No ESPP shares were offered in 1997 or 1995.

  The following tables reflect the weighted average fair value per option granted during the year, as well as the significant weighted average assumptions used in determining those fair values using the Black-Scholes pricing model:

                                                                  MISOP   SOP
                                                                  -----  ------
1997
  Fair value on grant date....................................... $9.66  $11.74
  Risk-free interest rate........................................   6.2%    6.2%
  Expected volatility............................................  22.8%   22.8%
  Expected dividend yield........................................   2.3%    2.3%
  Expected life (years)..........................................     4       6
1996
  Fair value on grant date....................................... $9.17  $10.96
  Risk-free interest rate........................................   5.2%    5.2%
  Expected volatility............................................  23.3%   23.3%
  Expected dividend yield........................................   2.5%    2.5%
  Expected life (years)..........................................     4       6
1995
  Fair value on grant date....................................... $6.67  $ 8.73
  Risk-free interest rate........................................   6.9%    7.2%
  Expected volatility............................................  23.3%   23.3%
  Expected dividend yield........................................   2.5%    2.5%
  Expected life (years)..........................................     4       6

Stock option plan activity was as follows:

                                                               WEIGHTED AVERAGE
                                                                  PER SHARE
                                                   SHARES (1) EXERCISE PRICE (1)
                                                   ---------- ------------------
                                                       (IN MILLIONS, EXCEPT
                                                          PER SHARE DATA)
      Outstanding, beginning of 1995..............     9.3          $24.67
        Granted...................................     4.3           24.69
        Exercised.................................    (0.8)          19.81
        Forfeited/Expired.........................    (0.5)          27.06
                                                      ----
      Outstanding, year-end 1995..................    12.3           24.88
        Granted...................................     4.9           36.94
        Exercised.................................    (2.6)          22.28
        Forfeited/Expired.........................    (1.0)          29.22
                                                      ----
      Outstanding, year-end 1996..................    13.6           29.42
        Granted...................................     9.4           46.14
        Exercised.................................    (3.4)          27.17
        Forfeited/Expired.........................    (0.9)          38.10
                                                      ----
      Outstanding, year-end 1997..................    18.7          $37.85
                                                      ====          ======

--------
(1) Due to the Spinoff, the shares and related exercise prices have been adjusted to maintain both the total fair market value of common stock underlying the options, and the relationship between the market value of Sprint's common stock and the option's exercise price.
  Outstanding options held by Cellular employees were converted into options and grants to purchase Cellular common stock and are not included in the above table.

                              SPRINT CORPORATION

  After adjustment for the Spinoff, options exercisable at year-end 1996 and 1995 were 8.4 and 6.4 million, respectively. At year-end 1996, the weighted average exercise price for exercisable options was $27.77. The following table summarizes outstanding and exercisable options at year-end 1997:

                       OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                 -------------------------------- ----------------------
                              WEIGHTED
                               AVERAGE
                   NUMBER     REMAINING  WEIGHTED               WEIGHTED
                 OUTSTANDING CONTRACTUAL AVERAGE     NUMBER     AVERAGE
   RANGE OF          (IN        LIFE     EXERCISE  EXERCISABLE  EXERCISE
EXERCISE PRICES   MILLIONS)  (IN YEARS)   PRICE   (IN MILLIONS)  PRICE
---------------  ----------- ----------- -------- ------------- --------
$11.92--$14.96       0.1         2.2      $14.31       0.1       $14.31
$15.18--$19.24       0.1         3.7       17.91       0.1        17.91
$20.08--$24.50       2.7         6.2       23.71       1.7        23.30
$25.11--$29.96       1.8         4.7       27.38       1.4        26.80
$30.22--$39.94       5.0         7.6       35.16       3.0        34.28
$40.06--$49.88       7.3         8.5       44.88       1.9        43.33
$50.31--$58.38       1.7         7.4       51.92       0.1        51.69

10. COMMITMENTS AND CONTINGENCIES

LITIGATION, CLAIMS AND ASSESSMENTS

  In December 1996, an arbitration panel entered a $61 million award in favor of Network 2000 Communications Corporation (Network 2000) on its breach of contract claim against Sprint. The arbitrators directed Sprint to pay one-half of this award to Network 2000. The remainder was directed to be paid to the Missouri state court in which a proposed class action by Network 2000's independent marketing representatives against Network 2000 and Sprint is pending.

  Sprint filed an action in federal district court seeking to have the arbitration panel's award struck down, modified, or corrected, and asking the court to enter an order regarding the distribution of the award. In April 1997, the court denied Sprint's request that the arbitration award be struck down and granted Network 2000's request that the award be confirmed.

  In June 1997, Sprint recorded an additional $20 million charge in connection with the settlement of both the class action lawsuit against Sprint and Network 2000 and the related claims of Network 2000 against Sprint. In June 1998, the court approved the class action settlement; however, a number of potential class members have decided not to participate in the settlement and another group of potential class members have appealed from the order approving the class action settlement.

  Various other suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not result in a material effect on Sprint's consolidated financial statements.

CONTINGENCIES

  On January 1, 1998, a "Deadlock Event" occurred due to the failure of the Sprint Spectrum Holdings partnership board to approve the proposed Sprint Spectrum Holdings budget and business plan. Under the partnership agreement, if a partner refers the issue for resolution pursuant to specified procedures and it remains unresolved, buy/sell provisions can be triggered, which could result in Sprint either increasing or selling its partnership interest. Discussions among the partners about restructuring their interests in Sprint Spectrum Holdings have resulted in the partners entering into a restructuring agreement (see Note 1).

                              SPRINT CORPORATION

OPERATING LEASES

  Minimum rental commitments at year-end 1997 for all noncancelable operating leases, consisting mainly of leases for data processing equipment and real estate, are as follows (in millions):

      1998............................................................... $324.1
      1999...............................................................  276.4
      2000...............................................................  174.2
      2001...............................................................  119.1
      2002...............................................................   97.1
      Thereafter.........................................................  243.7

  Gross rental expense totaled $410 million in 1997, $401 million in 1996 and $402 million in 1995. Rental commitments for subleases, contingent rentals and executory costs were not significant.

11. FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Sprint estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. As a result, the following estimates do not necessarily represent the values Sprint could realize in a current market exchange. Although management is not aware of any factors that would affect the estimated fair values presented at year-end 1997, those amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, estimates of fair value after year-end 1997 may differ significantly from the amounts presented below. The carrying amounts and estimated fair values of Sprint's financial instruments at year-end were as follows:

                                             1997                 1996
                                      -------------------- --------------------
                                      CARRYING  ESTIMATED  CARRYING  ESTIMATED
                                       AMOUNT   FAIR VALUE  AMOUNT   FAIR VALUE
                                      --------  ---------- --------  ----------
                                                   (IN MILLIONS)
Financial assets
  Cash and equivalents............... $  101.7   $  101.7  $1,150.6   $1,150.6
  Investment in affiliate debt
   securities........................    142.4      142.4     122.5      122.5
  Investments in equity securities...    303.0      303.0     254.5      254.5
Financial liabilities
  Short-term borrowings..............      --         --      200.0      200.0
  Long-term debt
    Corporate........................  2,129.3    2,301.8   1,220.2    1,348.9
    Long distance division...........     40.3       41.7      67.9       69.0
    Local telecommunications
     division........................  1,710.0    1,812.3   1,785.8    1,846.9
Other financial instruments
  Interest rate swap agreements......      --         0.3       --         0.2
  Foreign currency contracts.........     (0.6)      (0.6)     (0.5)      (0.5)

  The carrying values of Sprint's cash and equivalents approximate fair value at year-end 1997 and 1996. The estimated fair value of Sprint's investments in debt and equity securities is based on quoted market prices. The estimated fair value of Sprint's long-term debt is based on quoted market prices for publicly traded issues. The estimated fair value of all other issues is based on the present value of estimated future cash flows using a discount rate based on the risks involved. The estimated fair value of interest rate swap agreements is the amount Sprint would receive to terminate the swap agreements at year-end 1997 and 1996, taking into account the then-current interest rates. The estimated fair value of foreign currency contracts is the replacement cost of the contracts at year-end 1997 and 1996, taking into account the then-current foreign currency exchange rates.

                              SPRINT CORPORATION

CONCENTRATIONS OF CREDIT RISK

  Sprint's accounts receivable are not subject to any concentration of credit risk. Sprint controls credit risk of its interest rate swap agreements and foreign currency contracts through credit approvals, dollar exposure limits and internal monitoring procedures. In the event of nonperformance by the counterparties, Sprint's accounting loss would be limited to the net amount it would be entitled to receive under the terms of the applicable interest rate swap agreement or foreign currency contract. However, Sprint does not anticipate nonperformance by any of the counterparties related to these agreements.

INTEREST RATE SWAP AGREEMENTS

  Sprint uses interest rate swap agreements as part of its interest rate risk management program. Net interest paid or received related to these agreements is recorded using the accrual method and is recorded as an adjustment to interest expense. Sprint had interest rate swap agreements with notional amounts of $150 and $350 million outstanding at year-end 1997 and 1996, respectively. Net interest expense (income) related to interest rate swap agreements was $(200,000) in 1997, $2 million in 1996 and $(400,000) in 1995.
There were no deferred gains or losses related to any terminated interest rate swap agreements at year-end 1997, 1996 or 1995.

FOREIGN CURRENCY CONTRACTS

  As part of its foreign currency exchange risk management program, Sprint purchases and sells over-the-counter forward contracts and options in various foreign currencies. Sprint had outstanding $29 and $46 million of open forward contracts to buy various foreign currencies at year-end 1997 and 1996, respectively. Sprint had $14 and $3 million of outstanding open purchase option contracts to call various foreign currencies at year-end 1997 and 1996, respectively. The premium paid for an option is expensed as incurred. The fair value of an option is recorded as an asset at the end of each period. The forward contracts and options open at year-end 1997 and 1996 all had original maturities of six months or less. The net gain or loss recorded to reflect the fair value of these contracts is recorded in the period incurred. Total net losses of $40,000 in 1997, $400,000 in 1996 and $1 million in 1995 were recorded related to foreign currency transactions and contracts.

12. EARNINGS PER SHARE

  In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings per Share." This new standard simplifies the EPS calculation and makes the U.S. standard for computing EPS more consistent with international accounting standards. Sprint adopted SFAS 128 at year-end 1997. EPS for prior years has been restated to comply with SFAS 128.

  Under SFAS 128, primary EPS was replaced with a simpler calculation called basic EPS. Basic EPS is calculated by dividing income available to common stockholders by the weighted average common shares outstanding. Previously, primary EPS was based on the weighted average of both outstanding and issuable shares assuming all dilutive options had been exercised. Under SFAS 128, fully diluted EPS has not changed significantly, but has been renamed diluted EPS. Diluted EPS includes the effect of all potentially dilutive securities, such as options and convertible preferred stock.

  Sprint's convertible preferred stock dividends were $0.5 million in 1997, 1996 and 1995. Dilutive securities, such as options (see Note 9), included in the calculation of diluted weighted average common shares were 6.3 million shares in 1997, 5.3 million shares in 1996 and 2.6 million shares in 1995. Dilutive securities represented 8.7 and 5.7 million shares (unaudited) for the six months ended June 30, 1998 and 1997, respectively.

                              SPRINT CORPORATION

13. PARANET ACQUISITION

  On September 30, 1997, Sprint paid $375 million to purchase the net assets of Houston-based Paranet, Inc., a provider of integration, management and support services for computer networks. Sprint could pay up to an additional $70 million if Sprint Paranet meets certain financial targets through 1998.

  The transaction was accounted for using the purchase method of accounting. As a result, Sprint's financial statements reflect Sprint Paranet's results of operations beginning in October 1997.

  The excess of the purchase price over the tangible net assets acquired was $357 million. This excess was allocated to noncompete agreements and goodwill, and will be amortized on a straight-line basis over four to 10 years.

14. ADOPTION OF ACCOUNTING PRINCIPLES FOR A COMPETITIVE MARKETPLACE

  At year-end 1995, Sprint determined that its local telecommunications division no longer met the criteria necessary for the continued use of SFAS
71. As a result, 1995 operating results included a noncash, extraordinary charge of $565 million, net of income tax benefits of $437 million. The decision to discontinue using SFAS 71 was based on changes in the regulatory framework and the convergence of competition in the telecommunications industry.

  The 1995 extraordinary charge recognized when Sprint discontinued using SFAS 71 consisted of the following:

                                                              PRETAX   AFTER-TAX
                                                             --------  ---------
                                                               (IN MILLIONS)
      Increase in accumulated depreciation.................. $  979.1   $607.9
      Recognition of switch software asset..................    (99.5)   (61.7)
      Elimination of other net regulatory asset.............    123.1     76.3
                                                             --------   ------
          Total............................................. $1,002.7    622.5
                                                             ========
      Tax-related net regulatory liabilities................             (43.9)
      Accelerated amortization of investment tax credits....             (13.3)
                                                                        ------
      Extraordinary charge..................................            $565.3
                                                                        ======

15. SPINOFF OF CELLULAR DIVISION

  In March 1996, Sprint completed the tax-free spinoff of Cellular to Sprint common stockholders. To complete the Spinoff, Sprint distributed all Cellular common shares at a rate of one share for every three Sprint common shares held. In addition, Cellular repaid $1.4 billion of its intercompany debt owed to Sprint. Sprint also contributed to Cellular's equity capital $185 million of debt owed by Cellular in excess of the amount repaid.

                              SPRINT CORPORATION

  Cellular's net operating results, as summarized below, were separately classified as a discontinued operation in the Consolidated Statements of Income. Interest expense was allocated to Cellular based on the assumed repayment of intercompany debt to Sprint by Cellular. The operating expenses as presented below do not include Cellular's share of Sprint's general corporate overhead expenses. These expenses, totaling $2 million in 1996 and $13 million in 1995, were reallocated to Sprint's other operating segments.

                                                               1996(1)   1995
                                                               -------  -------
                                                                (IN MILLIONS)
      Net operating revenues.................................. $190.2   $ 834.4
      Operating expenses......................................  156.0     675.6
                                                               ------   -------
      Operating income........................................   34.2     158.8
      Interest expense........................................  (21.5)   (124.0)
      Other income (expense), net.............................   (8.3)     10.9
                                                               ------   -------
      Income before income taxes..............................    4.4      45.7
      Income taxes............................................   (7.0)    (31.2)
                                                               ------   -------
      Income (Loss) from cellular division.................... $ (2.6)  $  14.5
                                                               ======   =======

--------
(1) 1996 reflects Cellular's operating results only through the date of the Spinoff.

16. SEGMENT INFORMATION

  The FON Group operates in four industry segments: the long distance division, the local telecommunications division, the product distribution and directory publishing division and emerging businesses. Sprint's corporate assets mainly included investments and loans to affiliates, cash and temporary investments and general corporate assets. In 1995, corporate assets also included the net assets of the discontinued cellular division. The long distance division provides domestic and international voice, video and data communications services. The local telecommunications division provides local exchange services, access to Sprint's local exchange facilities, sales of telecommunications equipment and long distance within specified geographical areas. The product distribution and directory publishing division provides wholesale distribution services of telecommunications products and publishes and markets white and yellow page telephone directories. Emerging businesses, which consists of the development of new integrated communications services, consumer Internet access services, Sprint Paranet and Sprint International.

  The businesses comprising the PCS Group operate in a single segment. The PCS Group is building the nation's first single-technology, all-digital, state-of-the-art wireless network to provide PCS across the United States. PCS uses digital technology, which has sound quality superior to existing cellular technology and is less susceptible to interference and eavesdropping. PCS also offers features such as voice mail and Caller ID.

                              SPRINT CORPORATION

  Industry segment financial information follows:

                                                        PRODUCT
                                                      DISTRIBUTION
                           LONG          LOCAL        & DIRECTORY
                         DISTANCE  TELECOMMUNICATIONS  PUBLISHING   EMERGING                     INTERSEGMENT
                         DIVISION       DIVISION        DIVISION   BUSINESSES   PCS    CORPORATE ELIMINATIONS   TOTAL
                         --------  ------------------ ------------ ---------- -------  --------- ------------ ---------
                                                                (IN MILLIONS)
1997
 Net operating
  revenues(1)........... $8,954.8       $5,290.2        $1,454.3     $ 57.4   $   --    $   --     $(882.8)   $14,873.9
 Depreciation and
  amortization..........    716.7          934.1             8.2       23.3       --       44.0        --       1,726.3
 Operating expenses.....  7,857.3        3,896.2         1,274.4      221.9      18.5       --      (845.8)    12,422.5
 Operating income(loss).  1,097.5        1,394.0           179.9     (164.5)    (18.5)      --       (37.0)     2,451.4
 Operating margin.......     12.3%          26.4%           12.4%       --        --        --         --          16.5%
 Capital expenditures...  1,218.1        1,258.4            10.5       79.6     153.7     142.3        --       2,862.6
 Identifiable assets....  6,464.6        7,609.7           519.0      585.9   1,693.1   1,312.5        --      18,184.8
1996
 Net operating
  revenues(2)........... $8,302.1       $5,126.8        $1,225.4     $  0.5   $   --    $   --     $(767.3)   $13,887.5
 Depreciation and
  amortization..........    633.3          909.1             7.2        0.5       --       40.9        --       1,591.0
 Operating expenses.....  7,378.1        3,789.8         1,123.8       63.8       0.5       --      (735.7)    11,620.3
 Operating income(loss).    924.0        1,337.0           101.6      (63.3)     (0.5)      --       (31.6)     2,267.2
 Operating margin.......     11.1%          26.1%            8.3%       --        --        --         --          16.3%
 Capital expenditures...  1,133.7        1,142.6             9.4       49.9       --       98.0        --       2,433.6
 Identifiable assets....  5,997.7        7,425.4           446.1       54.3   1,259.8   1,643.1        --      16,826.4
1995
 Net operating
  revenues(3)........... $7,277.4       $4,690.0        $1,147.6     $  --    $   --    $   --     $(379.7)   $12,735.3
 Depreciation and
  amortization..........    581.6          835.6             7.4        --        --       41.8        --       1,466.4
 Operating expenses.....  6,570.6        3,649.2         1,060.9        --        --        --      (379.7)    10,901.0
 Operating income.......    706.8        1,040.8            86.7        --        --        --         --       1,834.3
 Operating margin.......      9.7%          22.2%            7.6%       --        --        --         --          14.4%
 Capital expenditures...    861.7          950.8             7.8        --        --       37.0        --       1,857.3
 Identifiable assets....  4,799.0        6,962.0           395.4        --      973.7   1,944.2        --      15,074.3

(1) Includes intercompany revenues eliminated in consolidation in 1997 of $3.3 million, $309.0 million and $570.5 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively.
(2) Includes intercompany revenues eliminated in consolidation in 1996 of $30.9 million, $410.5 million and $325.9 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively.
(3) Includes intercompany revenues eliminated in consolidation in 1995 of $38.9 million, $266.4 million and $336.8 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively. Also included in 1995 were intercompany revenues of $262.4 million not eliminated under SFAS 71.

  Operating income (loss) represents sales and other revenues less operating expenses, and excludes interest expense, equity in losses of unconsolidated ventures, other income (expense) and income taxes.

  Beginning in July 1997, Sprint changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. The main effect of the pricing change was to reduce "net operating revenues" of the local telecommunications division and reduce "operating expenses" of the product distribution and directory publishing division. Had this change been effective as of January 1, 1995, the operating income for the local telecommunications division would have been $1.3 billion, $1.2 billion and $1.1 billion in 1997, 1996 and 1995, respectively. The operating income for the product distribution and directory publishing division would have been $228 million, $198 million and $180 million in 1997, 1996 and 1995, respectively.

                              SPRINT CORPORATION

17. ADDITIONAL FINANCIAL INFORMATION

SUPPLEMENTAL CASH FLOWS INFORMATION (IN MILLIONS)

                                              SIX MONTHS
                                                 ENDED          YEAR ENDED
                                               JUNE 30,        DECEMBER 31
                                             ------------- --------------------
                                              1998   1997   1997   1996   1995
                                             ------ ------ ------ ------ ------
                                              (UNAUDITED)
Cash paid for:
  Interest (net of amounts capitalized)
    Continuing operations................... $126.0 $ 89.7 $197.9 $212.1 $263.5
                                             ====== ====== ====== ====== ======
    Cellular division....................... $  --  $  --  $  --  $ 21.5 $124.0
                                             ====== ====== ====== ====== ======
  Income taxes.............................. $224.0 $217.1 $365.8 $695.3 $532.8
                                             ====== ====== ====== ====== ======
Noncash activities:
  Capital lease obligations................. $256.1 $ 30.0 $ 30.1 $  --  $  --
                                             ====== ====== ====== ====== ======
  Tax benefit from stock options exercised.. $  --  $  --  $ 26.2 $ 14.1 $  7.5
                                             ====== ====== ====== ====== ======
  Net book value of assets and liabilities
   contributed to Global One................ $  --  $  --  $  --  $ 73.3 $  --
                                             ====== ====== ====== ====== ======
  Common stock issued under Sprint's ESPP... $  --  $  --  $  5.2 $ 65.2 $  3.0
                                             ====== ====== ====== ====== ======

  During 1996, Sprint completed the Spinoff (see Note 15) which had no immediate effect on cash flows other than Cellular's repayment of $1.4 billion in intercompany debt owed to Sprint.

SUPPLEMENTAL RELATED PARTY TRANSACTIONS

  Sprint provided various voice, data and administrative services to Global One totaling $415 million in 1997 and $361 million in 1996. In addition, Global One provided data and administrative services to Sprint totaling $114 million in 1997 and $130 million in 1996. At year-end 1997 and 1996, Sprint's receivable from Global One was $154 and $163 million, respectively, and Sprint's payable to Global One was $104 and $49 million, respectively.

RESTRUCTURING CHARGE

  In 1995, Sprint's local telecommunications division recorded an $88 million restructuring charge, which reduced income from continuing operations by $55 million ($0.16 per share). The restructuring plan included the planned elimination over several years of approximately 1,600 positions, mainly in the network and finance functions. Through 1997, most of the positions have been eliminated resulting in termination benefit payments of $42 million, with the remainder to be paid in 1998 and 1999.

18. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This new standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance. SFAS 131 requires companies to disclose a measure of segment profit or loss (operating income, for example), segment assets, and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues. Sprint will adopt SFAS 131 in its 1998 year-end financial statements. This statement is not expected to have a significant effect on Sprint's reported segments.

                              SPRINT CORPORATION

  In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardizes the disclosure requirements for pensions and postretirement benefits where practical. It also eliminates certain disclosures and requires additional information on changes in benefit obligations and fair values of plan assets. Sprint will adopt SFAS 132 in its 1998 year-end financial statements. SFAS 132 is not expected to have a significant effect on Sprint's pension and postretirement benefit plan disclosures.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires all derivatives to be recorded on the balance sheet as either assets or liabilities and measured at fair value. Gains or losses resulting from changes in the values of the derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Sprint will adopt SFAS 133 beginning January 1, 2000. This statement is not expected to have a material impact on Sprint.

19. SUBSEQUENT EVENTS (UNAUDITED)

  In April 1998, Sprint signed an agreement to sell approximately 79,000 residential and business access lines in rural Illinois. Sprint expects to complete the sale of these properties, which is subject to regulatory approval, and record the related gain in late 1998.

20. COMPREHENSIVE INCOME (UNAUDITED)

  In 1998, Sprint adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income includes all changes in equity during a period except those due to owner investments and distributions. It includes items such as foreign currency translation adjustments, and unrealized gains and losses on available-for-sale securities. This standard does not change the display or components of present-day net income; rather, comprehensive income is displayed as a separate statement in the Consolidated Statements of Comprehensive Income and as an additional component in the Consolidated Balance Sheets, and the Consolidated Statement of Common Stock and Other Shareholders' Equity.

  Total comprehensive income amounted to $432 million during the first six months of 1998 and $554 million during the first six months of 1997.

21. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                          QUARTER
                                            -----------------------------------
                                              1ST      2ND      3RD      4TH
                                            -------- -------- -------- --------
                                              (IN MILLIONS, EXCEPT PER SHARE
                                                           DATA)
1997
  Net operating revenues(1)................ $3,578.5 $3,667.5 $3,778.9 $3,849.0
  Operating income(1), (2).................    604.7    595.5    640.7    610.5
  Income before extraordinary items(2),
   (3).....................................    290.0    255.9    211.7    194.9
  Net income...............................    290.0    255.9    211.7    194.9
  EPS from income before extraordinary
   items(4)
    Basic.................................. $   0.67 $   0.59 $   0.49 $   0.45
    Diluted................................ $   0.67 $   0.59 $   0.49 $   0.45
                                                          QUARTER
                                            -----------------------------------
                                              1ST      2ND      3RD      4TH
                                            -------- -------- -------- --------
                                              (IN MILLIONS, EXCEPT PER SHARE
                                                           DATA)
1996
  Net operating revenues(1)................ $3,335.3 $3,471.3 $3,502.5 $3,578.4
  Operating income(1), (2).................    574.9    580.9    598.9    512.5
  Income before extraordinary items(2).....    309.3    316.8    316.2    246.0
  Net income...............................    309.3    316.8    312.4    245.3
  EPS from income before extraordinary
   items(4)
    Basic.................................. $   0.78 $   0.74 $   0.73 $   0.57
    Diluted................................ $   0.77 $   0.73 $   0.73 $   0.56

                              SPRINT CORPORATION

--------
(1) Consolidated net operating revenues and operating expenses reflect certain reclassifications to conform to the current presentation. These reclassifications had no effect on operating income or net income.
(2) In the 1997 second quarter and the 1996 fourth quarter, Sprint recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million ($0.03 per share) and $36 million ($0.09 per share), respectively (see Note 10).
(3) In the 1997 fourth quarter, Sprint recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million ($0.06 per share) and $17 million ($0.04 per share), respectively.
(4) Sprint adopted SFAS 128 at year-end 1997 (see Note 12). All EPS amounts comply with this new standard.

                              SPRINT CORPORATION

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are presented to give effect to (1) the proposed restructuring of Sprint's wireless PCS operations whereby Sprint will acquire the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo, in exchange for shares of a newly created class of Sprint common stock, the PCS Stock, including the sale of shares to FT and DT to maintain their combined 20% voting interest; (2) the proposed tax-free recapitalization of Sprint's common stock to be effected by reclassifying each share of Sprint's Existing Common Stock into 1/2 share of PCS Stock and one share of FON Stock; and (3) the proposed initial public offering ("IPO") of the PCS Stock, including the sale of shares to FT and DT to maintain their combined 20% voting interest. It is Sprint's intent to complete the IPO concurrent with the PCS Restructuring. The amount of any proceeds raised in the IPO could vary from the amount assumed to be received. The acquisitions of Sprint Spectrum Holdings and PhillieCo will be accounted for using the purchase method of accounting.

  Sprint proposes to issue approximately $6 billion aggregate principal amount of debt securities, subject to market conditions, in an offering expected to be completed at approximately the same time as the IPO. Although Sprint currently expects that the proceeds will be used to refinance existing indebtedness, Sprint's indebtedness will increase to the extent such proceeds are not so utilized. The pro forma condensed combined financial statements included herein do not give effect to the proposed debt issuance. There can be no assurance such debt offering will occur.

  The unaudited pro forma condensed combined statements of income include the historical results of Sprint and the historical combined results of Sprint Spectrum Holdings and PhillieCo for the year ended December 31, 1997 and the six months ended June 30, 1998, and include the effect of the acquisitions, recapitalization and IPO as though such transactions had occurred on January 1, 1997. The unaudited pro forma condensed combined balance sheet is based upon the historical balance sheet of Sprint and the historical combined balance sheet of Sprint Spectrum Holdings and PhillieCo as of June 30, 1998. The historical balance sheet amounts have been adjusted to reflect the acquisitions, recapitalization and IPO as though such transactions had occurred on June 30, 1998. Certain historical amounts have been reclassified to conform to the pro forma presentation. These reclassifications had no effect on the results of operations or stockholders' equity as previously reported.

  The pro forma condensed combined statements of income are not necessarily indicative of what actual results of operations would have been had the transactions occurred at the beginning of the periods presented nor do they purport to indicate the results of future operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Sprint and the historical combined financial statements of Sprint Spectrum Holdings and PhillieCo included elsewhere in this Proxy Statement.

                               SPRINT CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               JUNE 30, 1998
                            (Unaudited, in millions)

                                                        PRO FORMA ADJUSTMENTS
                                                    -----------------------------
                                        HISTORICAL
                                         COMBINED      SPRINT                                 PRO FORMA
                                          SPRINT      SPECTRUM                               ADJUSTMENTS
                           HISTORICAL    SPECTRUM   HOLDINGS AND                             FOR INITIAL PRO FORMA
                             SPRINT    HOLDINGS AND  PHILLIECO                                 PUBLIC       AS
                             CORP.      PHILLIECO   ACQUISITIONS RECAPITALIZATION PRO FORMA   OFFERING   ADJUSTED
                           ----------  ------------ ------------ ---------------- ---------  ----------- ---------
 ASSETS
 Current assets
  Cash and equivalents...  $    93.3     $  240.3     $  (26.5)A                  $   307.1              $   307.1
  Accounts receivable,
   net...................    2,492.6        191.9        (31.6)D                    2,652.9                2,652.9
  Inventories............      381.0        130.8                                     511.8                  511.8
  Notes and other receiv-
   ables.................      384.8          --                                      384.8                  384.8
  Prepaid expenses and
   other current
   PhillicCo.............      406.3         48.6       (155.9)C                      299.0                  299.0
                           ---------     --------     --------                    ---------              ---------
  Total current assets...    3,758.0        611.6       (214.0)                     4,155.6                4,155.6
 Investments in equity
  securities.............      367.4          --                                      367.4                  367.4
 Property, plant and
  equipment, net.........   12,887.7      4,277.4                                  17,165.1               17,165.1
 Investment in and ad-
  vances to Sprint Spec-
  trum Holdings and
  PhillieCo. ............      732.8          --        (414.4)B                        --                     --
                                                        (183.7)B
                                                        (134.7)E
 Investments in and ad-
  vances to other affil-
  iates..................      560.2          --                                      560.2                  560.2
 Intangibles, net
  PCS licenses...........      544.5      2,849.0                                   3,393.5                3,393.5
  Customer base..........        --           --         389.1 A                      389.1                  389.1
  Goodwill...............      353.0          --       4,023.8 A                    4,376.8                4,376.8
 Other assets............      587.1        413.4        183.7 B                    1,183.1    $  (5.9)I   1,177.2
                                                          (1.1)I
                           ---------     --------     --------        ------      ---------    -------   ---------
 Total...................  $19,790.7     $8,151.4     $3,648.7        $  --       $31,590.8    $  (5.9)  $31,584.9
                           =========     ========     ========        ======      =========    =======   =========
 LIABILITIES AND STOCK-
  HOLDERS' EQUITY
 Current liabilities
  Current maturities of
   long-term debt........  $   115.8     $  122.7                                 $   238.5              $   238.5
  Partner advances.......        --         185.0     $ (134.7)E                       50.3                   50.3
  Accounts payable.......    1,251.7        277.6                                   1,529.3                1,529.3
  Accrued interconnection
   costs.................      569.0          --                                      569.0                  569.0
  Accrued taxes..........      354.6          --                                      354.6                  354.6
  Advance billings.......      211.3          --                                      211.3                  211.3
  Other..................      704.0        448.9        (31.6)D                    1,121.3                1,121.3
                           ---------     --------     --------                    ---------              ---------
  Total current liabili-
   ties..................    3,206.4      1,034.2       (166.3)                     4,074.3                4,074.3
 Construction obliga-
  tions..................      474.8        482.7                                     957.5                  957.5
 Long-term debt..........    4,406.2      5,443.7         73.2 A                    9,687.3    $(493.3)J   9,062.7
                                                        (125.3)C                                (131.3)J
                                                        (110.5)F
 Deferred credits and
  other liabilities
  Deferred income taxes
   and investment tax
   credits...............      979.9          --         457.2 A                    1,437.1                1,437.1
  Postretirement and
   other benefit obliga-
   tions.................    1,068.1          --                                    1,068.1                1,068.1
  Other..................      422.6         73.7                                     496.3                  496.3
                           ---------     --------     --------                    ---------              ---------
  Total deferred credits
   and other liabilities.    2,470.6         73.7        457.2                      3,001.5                3,001.5
 Redeemable preferred
  stock..................        9.5          --                                        9.5                    9.5
 Limited partner inter-
  est in consolidated
  subsidiary.............        --          92.3                                      92.3                   92.3
 Common stock and other
  stockholders' equity
  Common stock
   Common stock..........      875.7          --                      (875.7)H          --                     --
   Class A common stock..      215.6          --                                      215.6                  215.6
   FON Group.............        --           --                       700.6 H        700.6                  700.6
   PCS Group.............        --           --         195.1 A       175.1 H        375.1       23.2 J     404.1
                                                           4.9 F                                   5.8 J
  Preferred stock........        --           --          48.4 G                       48.4                   48.4
  Capital in excess of
   par or stated value...    4,479.0      4,291.6      4,222.9 A                    8,807.5      470.1 J   9,403.1
                                                      (2,524.3)A                                 125.5 J
                                                      (1,718.9)B
                                                         105.6 F
                                                         (48.4)G
  Retained earnings......    3,899.0     (3,266.8)     1,962.3 A                    3,897.9       (5.9)I   3,892.0
                                                       1,304.5 B
                                                          (1.1)I
  Treasury stock, at
   cost..................     (343.0)         --                                     (343.0)                (343.0)
  Other..................       96.9          --         (30.6)C                       66.3                   66.3
                           ---------     --------     --------        ------      ---------    -------   ---------
  Total common stock and
   other stockholders'
   equity................    9,223.2      1,024.8      3,520.4           --        13,768.4      618.7    14,387.1
                           ---------     --------     --------        ------      ---------    -------   ---------
 Total...................  $19,790.7     $8,151.4     $3,648.7        $  --       $31,590.8    $  (5.9)  $31,584.9
                           =========     ========     ========        ======      =========    =======   =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                               SPRINT CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      SIX MONTHS ENDED JUNE 30, 1998
                (Unaudited, in millions, except per share data)

                                                       PRO FORMA ADJUSTMENTS
                                                   -----------------------------
                                       HISTORICAL
                                        COMBINED      SPRINT                                 PRO FORMA
                                         SPRINT      SPECTRUM                               ADJUSTMENTS
                           HISTORICAL   SPECTRUM   HOLDINGS AND                             FOR INITIAL   PRO
                             SPRINT   HOLDINGS AND  PHILLIECO                      PRO        PUBLIC    FORMA AS
                             CORP.     PHILLIECO   ACQUISITIONS RECAPITALIZATION  FORMA      OFFERING   ADJUSTED
                           ---------- ------------ ------------ ---------------- --------   ----------- --------
 NET OPERATING REVENUES..   $7,878.1   $   468.0                                 $8,346.1               $8,346.1
 OPERATING EXPENSES
 Costs of services and
  products...............    3,775.8       488.2                                  4,264.0                4,264.0
 Selling, general and
  administrative.........    1,822.4       593.1                                  2,415.5                2,415.5
 Depreciation and amor-
  tization...............      936.1       319.9      $  3.5 K                    1,374.7                1,374.7
                                                        50.3 L
                                                        64.9 M
                            --------   ---------      ------                     --------               --------
 Total operating ex-
  penses.................    6,534.3     1,401.2       118.7                      8,054.2                8,054.2
                            --------   ---------      ------                     --------               --------
 OPERATING INCOME
  (LOSS).................    1,343.8      (933.2)     (118.7)                       291.9                  291.9
 Interest expense........     (128.0)     (223.4)        5.1 N                     (314.4)     $28.5 N    (286.8)
                                                        20.6 O                                  (0.9)O
                                                         7.4 P
                                                         3.9 Q
 Equity in loss of
  Global One.............      (86.9)        --                                     (86.9)                 (86.9)
 Equity in loss of
  Sprint Spectrum Hold-
  ings and PhillieCo.....     (436.0)        --        432.5 K                        --                     --
                                                         3.5 K
 Other income............       38.5        11.5        (7.4)P                       42.6                   42.6
 Minority interest.......        --         71.5                                     71.5                   71.5
                            --------   ---------      ------                     --------      -----    --------
 Income (loss) before
  income taxes and ex-
  traordinary item.......      731.4    (1,073.6)      346.9                          4.7       27.6        32.3
 Income taxes............     (301.4)        --        253.1 R                      (34.4)     (10.8)S     (45.2)
                                                        13.9 S
                            --------   ---------      ------                     --------      -----    --------
 INCOME (LOSS) FROM
  CONTINUING OPERATIONS..      430.0    (1,073.6)      613.9                        (29.7)      16.8       (12.9)
 Preferred stock divi-
  dends..................       (0.5)        --         (0.7)T                       (1.2)       --         (1.2)
                            --------   ---------      ------                     --------      -----    --------
 Earnings (loss) appli-
  cable to common stock..   $  429.5   $(1,073.6)     $613.2                     $  (30.9)     $16.8    $  (14.1)
                            ========   =========      ======                     ========      =====    ========
 Earnings (loss) appli-
  cable to common stock:
  Sprint Corporation.....   $  429.5                                             $    --                $    --
  FON Group..............        --                                                 718.8                  719.2
  PCS Group..............        --                                                (749.7)                (733.3)
                            --------                                             --------               --------
                            $  429.5                                             $  (30.9)              $  (14.1)
                            ========                                             ========               ========
 BASIC EARNINGS (LOSS)
  PER COMMON SHARE FROM
  CONTINUING OPERATIONS:
  Sprint Corporation.....   $   1.00                                             $    --                $    --
                            ========                                             ========               ========
  FON Group..............   $    --                                              $   1.67               $   1.67
                            ========                                             ========               ========
  PCS Group..............   $    --                                              $  (1.81)              $  (1.65)
                            ========                                             ========               ========
 Basic weighted average
  common shares:
  Sprint Corporation.....      430.3                                                  --  U                  --  U
                            ========                                             ========               ========
  FON Group..............        --                                                 430.3 V                430.3 V
                            ========                                             ========               ========
  PCS Group..............        --                                                 415.1 W                444.1 X
                            ========                                             ========               ========
 DILUTED EARNINGS (LOSS)
  PER COMMON SHARE FROM
  CONTINUING OPERATIONS:
  Sprint Corporation.....   $   0.98                                             $    --                $    --
                            ========                                             ========               ========
  FON Group..............   $    --                                              $   1.64               $   1.64
                            ========                                             ========               ========
  PCS Group..............   $    --                                              $  (1.81)              $  (1.65)
                            ========                                             ========               ========
 Diluted weighted aver-
  age common shares:
  Sprint Corporation.....      439.0                                                 --   U                  --  U
                            ========                                             ========               ========
  FON Group..............        --                                                 439.0 V                439.0 V
                            ========                                             ========               ========
  PCS Group..............        --                                                 415.1 W                444.1 X
                            ========                                             ========               ========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                               SPRINT CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1997
                (Unaudited, in millions, except per share data)

                                                       PRO FORMA ADJUSTMENTS
                                                       ---------------------
                                       HISTORICAL     SPRINT
                                        COMBINED     SPECTRUM
                                         SPRINT      HOLDINGS                                     PRO FORMA
                                        SPECTRUM        AND                                      ADJUSTMENTS
                          HISTORICAL  HOLDINGS AND  PHILLIECO                                 FOR INITIAL PUBLIC  PRO FORMA
                         SPRINT CORP.  PHILLIECO   ACQUISITIONS RECAPITALIZATION PRO FORMA         OFFERING      AS ADJUSTED
                         ------------ ------------ ------------ ---------------- ---------    ------------------ -----------
NET OPERATING REVENUES.   $14,873.9    $   258.0                                 $15,131.9                        $15,131.9
OPERATING EXPENSES
 Costs of services and
  products.............     7,451.0        574.3                                   8,025.3                          8,025.3
 Selling, general and
  administrative.......     3,245.2        747.1                                   3,992.3                          3,992.3
 Depreciation and
  amortization.........     1,726.3        316.3      $  3.5  K                    2,276.4                          2,276.4
                                                       100.6  L
                                                       129.7  M
                          ---------    ---------      ------                     ---------                        ---------
 Total operating
  expenses.............    12,422.5      1,637.7       233.8                      14,294.0                         14,294.0
                          ---------    ---------      ------                     ---------                        ---------
OPERATING INCOME
 (LOSS)................     2,451.4     (1,379.7)     (233.8)                        837.9                            837.9
Interest expense.......      (187.2)      (123.5)       10.7  N                     (266.2)         $59.5  N         (207.1)
                                                        12.6  O
                                                        13.5  P
                                                         7.7  Q                                      (0.4) O
Equity in loss of
 Global One............      (162.1)         --                                     (162.1)                          (162.1)
Equity in loss of
 Sprint Spectrum
 Holdings and
 PhillieCo.............      (659.6)         --        656.1  K                        --                               --
                                                         3.5  K
Equity in loss of
 unconsolidated
 partnership...........         --        (168.9)                                   (168.9)                          (168.9)
Other income...........       140.5         39.4       (13.5) P                      166.4                            166.4
                          ---------    ---------      ------                     ---------          -----         ---------
Income (loss) before
 income taxes..........     1,583.0     (1,632.7)      456.8                         407.1           59.1             466.2
Income taxes...........      (630.5)         --        383.1  R                     (208.7)         (23.2) S         (231.9)
                                                        38.7  S
                          ---------    ---------      ------          ---        ---------          -----         ---------
NET INCOME (LOSS)......       952.5     (1,632.7)      878.6                         198.4           35.9             234.3
Preferred stock                (1.0)         --         (1.5) T                       (2.5)           --               (2.5)
 dividends.............   ---------    ---------      ------                     ---------          -----         ---------
Earnings applicable to
 common stock..........   $   951.5    $(1,632.7)     $877.1                     $   195.9          $35.9         $   231.8
                          =========    =========      ======                     =========          =====         =========
Earnings (loss)
 applicable to common
 stock:
 Sprint Corporation....   $   951.5                                              $     --                         $     --
 FON Group.............         --                                                 1,369.2                          1,369.3
 PCS Group.............         --                                                (1,173.3)                        (1,137.5)
                          ---------                                              ---------                        ---------
                          $   951.5                                              $   195.9                        $   231.8
                          =========                                              =========                        =========
BASIC EARNINGS (LOSS)
 PER COMMON SHARE:
 Sprint Corporation....   $    2.21                                              $     --                         $     --
                          =========                                              =========                        =========
 FON Group.............   $     --                                               $    3.18                        $    3.18
                          =========                                              =========                        =========
 PCS Group.............   $     --                                               $   (2.83)                       $   (2.56)
                          =========                                              =========                        =========
Basic weighted average
 common shares:
 Sprint Corporation ...       430.2                                                    --   U                           --   U
                          =========                                              =========                        =========
 FON Group.............         --                                                   430.2  V                         430.2  V
                          =========                                              =========                        =========
 PCS Group.............         --                                                   415.1  W                         444.1  X
                          =========                                              =========                        =========
DILUTED EARNINGS (LOSS)
 PER COMMON SHARE:
 Sprint Corporation....   $    2.18                                              $     --                         $     --
                          =========                                              =========                        =========
 FON Group.............   $     --                                               $    3.14                        $    3.14
                          =========                                              =========                        =========
 PCS Group.............   $     --                                               $   (2.83)                       $   (2.56)
                          =========                                   ===        =========                        =========
Diluted weighted
 average common shares:
 Sprint Corporation....       436.5                                                    --   U                           --   U
                          =========                                              =========                        =========
 FON Group.............         --                                                   436.5  V                         436.5  V
                          =========                                              =========                        =========
 PCS Group.............         --                                                   415.1  W                         444.1  X
                          =========                                              =========                        =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                              SPRINT CORPORATION

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following adjustments have been made in the preparation of the unaudited pro forma condensed combined financial statements:

Pro Forma Balance Sheet Adjustments

A To record the purchase of the remaining 60% of Sprint Spectrum Holdings and 52.9% of PhillieCo. The consideration given in connection with the purchase will be shares of PCS Stock (195.1 million shares, par value $1.00) and warrants to purchase additional shares of PCS Stock representing 47% of the PCS Group common equity following the PCS Restructuring. The preliminary purchase price is based on the estimated market value of the PCS Group and will be updated at the time of the PCS Restructuring. The excess of the purchase price over the fair value of net assets to be acquired has been preliminarily calculated as follows (in millions):

     Preliminary purchase price...................................... $ 4,418.0
     Transaction costs...............................................      26.5
     Net assets to be acquired.......................................    (562.0)
     Customer base...................................................    (389.1)
     Step-up in long-term debt to fair value.........................      73.2
     Deferred taxes on acquired assets and liabilities...............     457.2
                                                                      ---------
     Goodwill........................................................ $ 4,023.8
                                                                      =========

  The carrying amounts of the assets to be acquired and liabilities to be assumed are assumed for purposes of the preliminary purchase price allocation to approximate fair market value, except for certain long-term debt of Sprint Spectrum that has been recorded at fair value. A portion of the purchase price was attributed to the customers acquired in the Sprint Spectrum Holdings and PhillieCo acquisitions. In addition, deferred taxes have been recorded for the difference in the book and tax bases of the assets acquired and liabilities assumed. The above assumptions as to the fair value of the net assets acquired are based upon information available at the time of the preparation of these pro forma condensed combined financial statements. A final allocation of the purchase price to the assets acquired and liabilities assumed is dependent on a study and analysis of the fair value of such assets and liabilities, including such items as the PCS licenses and in-process research and development projects, as well as the size of the customer base at the closing date. The amount of the purchase price allocated to the customer base in the pro forma condensed combined financial statements is based on the size of the customer base at June 30, 1998. To the extent the customer base at the closing date exceeds the size of the customer base at June 30, 1998, the purchase price allocated to the customer base will likely increase along with a corresponding increase in the amortization of the customer base. To the extent that a portion of the purchase price is allocated to in-process research and development, a charge which could be material to Sprint's results of operations would be recognized.

B To eliminate Sprint's historical investment in Sprint Spectrum Holdings and PhillieCo, accounted for by Sprint on the equity method of accounting ($414.4 million), and to reclassify interest capitalized as part of that investment to other assets ($183.7 million).

C To eliminate Sprint's investment in Sprint Spectrum bonds ($155.9 million) and the related unrealized gain ($30.6 million).

D  To eliminate Sprint's payable to Sprint Spectrum Holdings.

E  To eliminate Sprint's advances to PhillieCo.

                              SPRINT CORPORATION

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS--
                                  (CONTINUED)

F To record the sale of PCS Stock to FT and DT (4.9 million shares, par value $1.00). As a result of the issuance of PCS Stock to the Cable Parents in exchange for their interests in Sprint Spectrum Holdings and PhillieCo, the sale of these additional shares is required in order for FT and DT to maintain their combined 20% voting interest in Sprint. The proceeds are assumed to reduce the long-term debt of Sprint Spectrum Holdings.

G To reflect PCS Preferred Stock issued to the Cable Parents in exchange for funding provided between the date the Restructuring Agreement was reached (May 26, 1998) and June 30, 1998. Additional PCS Preferred Stock of $191.6 million may be issued if additional funding is provided through the closing date of the PCS Restructuring. See "The Tracking Stock Proposal--Funding of the PCS Group Prior to Closing; The PCS Preferred Stock."

H To record the effects of the recapitalization of Sprint's existing common stock into one share of FON Stock, par value $2.00 (350.3 million shares) and 1/2 share of PCS Stock, par value $1.00 (175.1 million shares).

I To write off deferred financing costs associated with the assumed repayment of Sprint Spectrum Holdings debt with proceeds from the sale of shares to FT and DT related to shares issued to the Cable Parents in connection with the PCS Restructuring and proceeds from the IPO and the related sale of shares to FT and DT.

J To record the sale of shares in the IPO of the PCS Stock ($493.3 million proceeds and 23.2 million shares, par value $1.00). IPO proceeds of $525 million have been assumed, net of estimated offering costs of $31.7 million, although the actual amount of the IPO may vary based on market conditions. Also to record the sale of shares to FT and DT in order for their combined 20% voting interest in Sprint to be maintained ($131.3 million proceeds and 5.8 million shares, par value $1.00). The proceeds from both the IPO and the sale of additional shares to FT and DT are assumed to reduce the long-term debt of Sprint Spectrum Holdings.



Pro Forma Statement of Income Adjustments

K To eliminate Sprint's equity in the losses of Sprint Spectrum Holdings and PhillieCo, historically accounted for by Sprint on the equity method of accounting ($432.5 million for the six months ended June 30, 1998 and $656.1 million for the year ended December 31, 1997). The amortization of interest previously capitalized on Sprint's equity investment in Sprint Spectrum Holdings and PhillieCo has been reclassified to depreciation and amortization expense ($3.5 million for the six months ended June 30, 1998 and the year ended December 31, 1997).

L To reflect the amortization of the goodwill recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over 40 years. The goodwill associated with the acquisition of the remaining interests in Sprint Spectrum Holdings and PhillieCo is directly related to both the acquisition of the PCS licenses and the ongoing ability of the businesses to provide wireless telecommunications services using these licenses. The 40-year life for goodwill is consistent with the 40-year amortization period being used for the PCS licenses.

M To reflect the amortization of the customer base recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over three years.

                              SPRINT CORPORATION

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS--
                                  (CONTINUED)

N To record a reduction in interest expense and amortization of deferred financing costs as a result of the assumed repayment of Sprint Spectrum Holdings debt with the proceeds from the sale of shares to FT and DT and the IPO. The debt assumed to be repaid consists of the following:

                                            JUNE 30, 1998   DECEMBER 31, 1997
                                           ---------------- --------------------
                                                  WEIGHTED-           WEIGHTED-
                                                   AVERAGE             AVERAGE
                                                  INTEREST             INTEREST
                                           AMOUNT   RATE    AMOUNT       RATE
                                           ------ --------- --------- ----------
                                                  (AMOUNTS IN MILLIONS)
   Nortel Vendor Financing................ $735.1   8.84%      $630.0      8.98%
   Lucent Vendor Financing................    --      --        105.1      8.94%
                                           ------           ---------
                                           $735.1   8.84%      $735.1      8.98%
                                           ======           =========

O To reduce (increase) interest expense resulting from the utilization of increased current tax benefits (related to the acquisition of the remaining interest in Sprint Spectrum Holdings and PhillieCo and the resulting consolidation of these entities). The increased current tax benefits are assumed to reduce Sprint's tax liability and Sprint's required borrowings. The computation of the current tax benefit is performed on a quarterly basis, and the resulting amount is applied to reduce the debt balance and, therefore, interest expense, from that date forward. Interest expense is computed using the weighted-average interest rate on the debt assumed to be repaid (Sprint Spectrum Holdings' vendor financing loans).

P To eliminate interest income recorded by Sprint and interest expense recorded by Sprint Spectrum Holdings related to Sprint's investment in Sprint Spectrum bonds.

Q To reflect the amortization of the purchase price adjustment related to long-term debt (see Note A).

R To record the income tax benefit, using the statutory income tax rate, relating to the consolidation of the remaining interests in Sprint Spectrum Holdings and PhillieCo.

S To record the impact on income taxes of pro forma adjustments M through Q, using the statutory income tax rate.

T To reflect dividends at a rate of 3% on PCS Preferred Stock issued to the Cable Parents. As of June 30, 1998, $48.4 million of funding by the Cable Parents between the date of the Restructuring Agreement (May 26, 1998) and June 30, 1998 was assumed to be exchanged for shares of PCS Preferred Stock. Under the Restructuring Agreement, an additional $191.6 million could be issued through the closing date of the PCS Restructuring, resulting in additional dividends of $5.7 million on an annual basis.

U The weighted average common shares outstanding for Sprint are eliminated in the recapitalization.

V The weighted average common shares outstanding for the FON Group reflect the recapitalization of Sprint's existing common stock into shares of FON Stock on a share for share basis.

W  The weighted average common shares outstanding for the PCS Group reflect
   (1) the issuance of PCS Stock to the Cable Parents (195.1 million shares),
   (2) the recapitalization of Sprint's existing common stock into 1/2 share of PCS Stock, including the PCS Stock attributes of the Class A Common Stock (215.1 million shares for each period presented) and (3) the sale of shares to FT and DT related to the issuance of PCS Stock to the Cable Parents (4.9 million shares).

X The weighted average common shares outstanding for the PCS Group reflect the items in adjustment "W", as well as the shares assumed to be sold in the IPO (23.2 million shares) and the related sale of shares to FT and DT (5.8 million shares).

                        ANNEX II--PCS GROUP INFORMATION

                                   BUSINESS

   The PCS Stock, when issued, is intended to track the performance of the PCS Group. The following description should be read in conjunction with the PCS Group financial statements and the notes thereto provided elsewhere in this Annex. The term "Sprint Spectrum Holdings" refers to Sprint Spectrum Holding Company, L.P., and to MinorCo, L.P. and their subsidiaries. Currently, the partners of Sprint Spectrum Holdings are Sprint Enterprises, L.P., which has a 40% partnership interest, TCI Spectrum Holdings, Inc., which has a 30% partnership interest, and Comcast Telephony Services and Cox Telephony Partnership, each of which has a 15% partnership interest. The partners are subsidiaries of Sprint, TCI, Comcast and Cox, respectively. The principal subsidiaries of Sprint Spectrum Holdings are Sprint Spectrum, Cox PCS and APC. The term "Sprint Spectrum" refers to Sprint Spectrum L.P., and its subsidiaries. The term "Cox PCS" refers to Cox Communications PCS, L.P. and its subsidiaries. The term "APC" refers to American PCS, L.P. and its subsidiaries. The term "PhillieCo" refers to PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. and their subsidiaries. Currently, the partners of PhillieCo are Sprint Enterprises, L.P., which has a 47.1% partnership interest, TCI Philadelphia Holdings, Inc., which has a 35.3% partnership interest, and Cox Communications Wireless, Inc., which has a 17.6% partnership interest. The partners of PhillieCo are subsidiaries of Sprint, TCI and Cox, respectively. The term "SprintCom" refers to SprintCom, Inc. and SprintCom Equipment Company, L.P., which are subsidiaries of Sprint.

GENERAL OVERVIEW OF THE PCS GROUP

  The PCS Group, which markets its wireless telephony products and services under the Sprint and Sprint PCS brand names, operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. The PCS Group owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. The PCS Group currently operates PCS systems in 156 metropolitan areas within the United States, including 37 of the 50 largest metropolitan areas. By the end of the first half of 1999, the PCS Group expects to operate PCS systems in all of the 50 largest metropolitan areas and 80 of the 100 largest metropolitan areas in the United States. The PCS Group already provides nationwide service through a combination of (i) operating its own digital network in major metropolitan areas, (ii) affiliating with companies, primarily in and around smaller metropolitan areas, (iii) roaming on analog cellular networks of other providers using Dual-Band/Dual-Mode Handsets and (iv) roaming on digital PCS networks of other providers. Since launching the first commercial PCS service in the United States in November 1995, the PCS Group has experienced rapid customer growth, providing service to more than 1.3 million customers as of June 30, 1998.

MEMBERS OF THE PCS GROUP

  The PCS Group consists of the following entities: (i) Sprint Spectrum Holdings (which includes Sprint Spectrum, Cox PCS and APC); (ii) PhillieCo; and (iii) SprintCom.

  Certain other information concerning the PCS Group (after giving effect to the Tracking Stock Proposal), including the number of Pops covered by licenses held by the PCS Group, is set forth in the chart below:


                                           SPRINT
         ENTITY              POPS(1)    OWNERSHIP(2)              LICENSES
         ------           ------------- ------------              --------
                          (IN MILLIONS)
Sprint Spectrum Holdings
  Sprint Spectrum.......      155.9        100.0%    30 MTAs
  Cox PCS(/3/)..........       21.0         59.2     Los Angeles-San Diego-Las Vegas MTA
  APC...................        8.3        100.0     Washington D.C.-Baltimore MTA
PhillieCo...............        9.2        100.0     Philadelphia MTA
SprintCom...............       74.9        100.0     139 BTAs
                              -----
    Total...............      269.3
                              =====

--------
  /1/ Based upon 1997 population data supplied by Equifax Inc.
  /2/ Assumes that the transactions contemplated by the Tracking Stock Proposal are completed.
  /3/ Sprint Spectrum Holdings' current 59.2% ownership interest in Cox PCS will not be affected by the Tracking Stock Proposal. Pops data for Cox PCS includes 100% of its Pops, not the PCS Group's proportional interest.

  Sprint Spectrum. Sprint Spectrum owns PCS licenses covering 30 MTAs, which were acquired in the FCC's A and B Block auction in March 1995 for $2.1 billion. Sprint Spectrum's licenses cover approximately 155.9 million Pops, which include 31 of the 50 largest United States metropolitan areas such as New York, San Francisco, Detroit, Dallas/Fort Worth and Boston. Sprint Spectrum launched commercial PCS operations in the fourth quarter of 1996.

  Cox PCS. In December 1994, the FCC granted Cox PCS a license for the Los Angeles-San Diego-Las Vegas MTA, which covers approximately 21.0 million Pops. The FCC ultimately set a purchase price of $252.0 million for the license. Cox PCS launched commercial service in the San Diego area in December 1996 and in the Los Angeles area in November 1997 and expects to launch commercial service in Las Vegas by the end of 1998. In December 1996, Cox PCS entered into an affiliation agreement with Sprint Spectrum under which Cox PCS agreed to market its wireless services under the Sprint PCS brand name.

  Sprint Spectrum Holdings currently owns 59.2% of Cox PCS. Sprint Spectrum Holdings and Cox Pioneer Partnership have entered into an arrangement whereby Cox may require Sprint Spectrum Holdings to purchase Cox's partnership interests in Cox PCS, which could result in the acquisition by Sprint Spectrum Holdings of all remaining partnership interests in Cox PCS. Commencing in 2001, Sprint Spectrum Holdings will have the right to require that Cox sell its remaining partnership interests in Cox PCS to Sprint Spectrum Holdings. See "The Tracking Stock Proposal --Amendments to the Cox PCS Agreements."

  APC. In December 1994, the FCC granted APC a license for the Washington D.C.-Baltimore MTA, which covers approximately 8.3 million Pops. The FCC ultimately set a purchase price of $102.3 million for the license. APC launched commercial service in November 1995 using GSM technology, becoming the nation's first commercially operational PCS system, and in April 1998, APC launched commercial service on its CDMA system that overlays nearly all of the existing GSM system. In January 1995, Sprint Spectrum Holdings acquired a 49.0% interest in APC. Through capital contributions, Sprint Spectrum Holdings increased its interest to 58.3% and became the managing partner of APC in November 1997. In January 1998, Sprint Spectrum Holdings acquired the remaining 41.7% interest in APC.

  PhillieCo. Sprint, TCI and Cox formed PhillieCo to acquire a PCS license for the Philadelphia MTA. FCC spectrum limitations placed on wireless providers prevented Comcast, a partner in Sprint Spectrum Holdings that already owned a cellular license for the Philadelphia metropolitan area, from owning an interest in a PCS license for the Philadelphia MTA indirectly through Sprint Spectrum Holdings. The PCS license for the Philadelphia MTA was acquired in the FCC's B Block auction in March 1995 for $85.0 million. PhillieCo's license covers approximately 9.2 million Pops. PhillieCo launched commercial operations in April 1997.

  SprintCom. Sprint, with the consent of the Cable Parents, formed SprintCom, a wholly owned subsidiary of Sprint, to acquire PCS licenses for all of the geographic areas not covered by licenses held by any other entity within the PCS Group. In January 1997, SprintCom acquired licenses for $544 million in the FCC's D and E Block auctions to provide PCS service in 139 BTAs, including 13 of the 50 largest United States metropolitan areas such as Atlanta, Chicago and Houston, thereby completing the PCS Group's nationwide license coverage. The SprintCom licenses cover approximately 74.9 million Pops. The PCS Group expects to launch service in certain of the SprintCom markets during the third quarter of 1998 and intends to reach approximately 38.6 million Pops during the first half of 1999 (or approximately 50% coverage of its licensed Pops). The timing of launch in individual markets will be determined by various factors, principally zoning and microwave relocation issues, equipment delivery and network optimization schedules and local market and competitive considerations.

THE WIRELESS COMMUNICATIONS INDUSTRY

  Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular, PCS and ESMR networks. Historically, each application has been licensed and operates in a distinct radio frequency block.

  In the wireless communications industry there are two principal services licensed by the FCC for transmitting two-way, real time voice and data signals: "cellular" and "PCS." Cellular, which uses the 800 MHz frequency block, is the predominant form of wireless voice communications service utilized by subscribers today. Cellular systems are predominantly analog-based systems, although digital technology has been introduced in most metropolitan markets. Analog-based systems send signals in which the transmitted signal resembles the input signal, while in digital systems the input signal is coded into a binary form before the signal is transmitted.

  In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for the provision of a new wireless personal communications service, commonly known as PCS. PCS differs from traditional analog cellular telephone service principally in that PCS systems operate at a higher frequency and employ advanced digital technology. Digital systems convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital systems also achieve greater frequency reuse than analog systems resulting in greater capacity than analog systems. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies (whether using PCS or cellular frequencies) to offer new and enhanced services, such as greater call privacy and more robust data transmission features, such as "mobile office" applications (including facsimile, electronic mail and connecting notebook computers with computer/data networks).

  Cellular service was first introduced in the United States in 1983. As of December 31, 1997, according to the Cellular Telecommunications Industry Association ("CTIA"), there were 55.3 million wireless telephone subscribers in the United States, representing an overall wireless penetration rate of 20.6% and a growth rate of 25.6% from December 31, 1996.

  The following table sets forth certain statistics for the domestic wireless telephone industry as a whole, as published semi-annually by the CTIA.

                                            YEAR ENDED DECEMBER 31,
                                    -------------------------------------------
                                     1997     1996     1995     1994     1993
                                    -------  -------  -------  -------  -------
   Total Service Revenues (in
    billions).....................  $  27.5  $  23.6  $  19.1  $  14.2  $  10.9
   Ending Wireless Subscribers (in
    millions).....................     55.3     44.0     33.8     24.1     16.0
   Subscriber Growth..............     25.6%    30.4%    40.0%    50.8%    45.1%
   Average Monthly Revenue per
    Subscriber....................  $ 41.12  $ 44.66  $ 47.59  $ 51.48  $ 58.74
   Ending Penetration.............     20.6%    16.5%    12.8%     9.2%     6.2%

  Paul Kagan Associates estimates that the number of cellular and PCS wireless service subscribers will reach 89.2 million by the year 2000. The PCS Group believes that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from anticipated declines in costs of service, increased functional versatility, and increased awareness of the productivity, convenience and privacy benefits associated with the services provided by PCS providers, which are the first direct wireless competitors of cellular providers to offer all-digital mobile networks. The PCS Group also believes that the rapid growth of notebook computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless service.

  Wireless communications systems, whether PCS or cellular, are divided into multiple geographic areas, known as "cells." In both PCS and cellular systems, each cell contains a transmitter, a receiver and signaling equipment (the "Cell Site"). The Cell Site is connected by microwave or landline telephone lines to a switch that uses computers to control the operation of the cellular or PCS communications system for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance carrier. Wireless communications providers establish interconnection agreements with local exchange carriers and interexchange carriers, thereby integrating their system with the existing landline communications system. Because the signal strength of a transmission between a handset and a Cell Site declines as the handset moves away from the Cell Site, the switching office and the Cell Site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another Cell Site where the signal strength is stronger.

  Wireless digital signal transmission is accomplished through the use of various forms of frequency management technology or "air interface protocols." The FCC has not mandated a universal air interface protocol for PCS systems. PCS systems operate under one of three principal air interface protocols:
CDMA, TDMA and GSM. TDMA and GSM are both time division multiple access systems but are incompatible with each other and with CDMA, which is a code division multiple access system and is incompatible with both GSM and TDMA. Accordingly, a subscriber of a system that utilizes CDMA technology is unable to use a CDMA handset when travelling in an area not served by CDMA-based PCS operators, unless the customer carries a Dual Band/Dual-Mode Handset that permits the customer to use the analog cellular system in that area. The same issue would apply to users of TDMA or GSM systems. This is also true for PCS customers seeking to roam in a PCS service area served by other operators that do not use CDMA as their air interface protocol. In addition, the quality of the service provided by a network provider during a roaming call may not approximate the quality of the service provided by the customer's primary carrier, the price of a roaming call may not be competitive with prices of other wireless companies for such call and the customer may not be able to use any of the advanced features (e.g., voice mail notification) the subscriber enjoys when making calls from within the network of the customer's primary carrier.

STRATEGY

  The business objective of the PCS Group is to expand network coverage and increase market penetration by aggressively marketing competitively priced PCS products and services under the Sprint and Sprint PCS brand names, offering enhanced services and seeking to provide superior customer service. The principal elements of the PCS Group strategy for achieving these goals are:

  Operate a Nationwide Digital Wireless Network. The PCS Group is the only PCS provider in the United States with a 100% digital PCS wireless network with licenses to provide services nationwide utilizing a single frequency band and a single technology. Management believes that the PCS Group's all-digital network provides its customers with consistency of service and features in all of its markets. The scope of its network also allows the PCS Group to provide its customers with flexible pricing and promotions on a national basis while retaining local flexibility. In addition, the operating scale of the PCS Group's network is expected to result in significant cost advantages in purchasing power, operations and marketing. The PCS Group plans to complete the initial phase of construction in its SprintCom markets, including Chicago, Atlanta and Houston, by the end of the first half of 1999.

  Leverage Sprint's National Brand. Management believes that using the established Sprint brand contributes significantly to consumer confidence in, and acceptance of, the PCS Group's products and services. As competition in the wireless industry intensifies, management believes that the power of a strong national brand will play an increasingly important role in consumers' purchase decisions.

  Utilize State-of-the-Art CDMA Technology. The PCS Group utilizes a state-of-the-art PCS network using CDMA digital technology which, management believes, provides significant operating and customer benefits relative to analog and other digital technologies. Management believes that its implementation of CDMA digital technology will eventually provide system capacity that is approximately 7 to 10 times greater than that of analog technology and 3 times greater than that of TDMA systems, resulting in significant operating and cost efficiencies which can be passed on to customers. Additionally, management believes that CDMA technology provides call quality that is superior to that of other wireless technologies.

  Deliver Superior Value to its Customers. In marketing its services, the PCS Group emphasizes the superior voice quality and functional capabilities of its wireless service compared to that of analog cellular service. In addition, the PCS Group bundles its basic service offering with a package of sophisticated features which either cannot be offered by analog cellular providers or for which they typically charge their customers separately. The PCS Group also offers several innovative pricing plans that allow its customers to select billing plans that suit their usage patterns, none of which requires customers to sign a long-term service contract. Management believes that its ability to provide wireless service at competitive prices without long-term contracts is an important marketing advantage.

  Grow Customer Base Using Multiple Distribution Channels. The PCS Group seeks to maximize customer growth in each market by utilizing multiple distribution channels. The PCS Group's products are currently available at over 5,000 retail locations nationwide, including retailers such as RadioShack, Circuit City and Best Buy. The PCS Group plans to have approximately 8,000 retail locations by the end of the first half of 1999. The PCS Group also seeks innovative distribution channels through which to market its products, such as the Sprint Store-Within-A-Store at RadioShack which includes an exclusive arrangement pursuant to which the only PCS products offered by RadioShack-owned stores in the markets in which the PCS Group has launched operations are the PCS Group's products. In addition, the PCS Group operates 117 retail locations and plans to operate approximately 200 retail locations by the end of the first half of 1999. The PCS Group also uses telemarketing, direct sales and cross-marketing and continually evaluates other alternative distribution channels with Sprint, including sales agency, resale, and other arrangements.

  Continue Network Expansion. The PCS Group plans to continue the expansion of its existing network. In addition, the PCS Group is expanding its wireless coverage, primarily in and around smaller metropolitan areas where it does not intend to serve customers with its own network, by pursuing affiliation arrangements with other companies to build networks in portions of the PCS Group's licensed coverage area at such companies' own expense and then affiliate the networks with the PCS Group. Such networks are expected to be built using the same technological standards as those of the PCS Group network. These companies will use the Sprint PCS brand name to market their services in exchange for a fee and will be required to maintain certain quality standards to be established by the PCS Group. As of July 29, 1998, the PCS Group had entered into agreements with 10 companies covering an aggregate of approximately 24 million Pops in 16 states.

MARKETING

  The PCS Group's principal marketing strategy is to differentiate itself through its state-of-the-art network, Sprint brand name, a variety of sophisticated features, attractive pricing plans, superior customer service and the ability to bundle Sprint PCS service with the telecommunications services offered by the FON Group.

  The Sprint Brand Name. The PCS Group prominently features the nationally recognized Sprint brand name and logo on its products and services. The PCS Group believes that the use of the Sprint brand name will continue to be a distinct marketing advantage.

  Customer Care. The PCS Group considers quality customer care to be a critical element of its marketing and operating philosophy. In an effort to minimize service disruptions to customers, the PCS Group's national network control center in Lenexa, Kansas continually monitors the performance of its PCS network and provides rapid response for system maintenance needs. A total of approximately 1,155 customer care representatives in Fort Worth, Texas and in other customer care centers located in Irvine, California and Herndon, Virginia are available to address customers' questions about PCS service, activation, changing personal options and other service options on a 24 hour/7 day a week basis. The PCS Group also uses a vendor to provide additional customer care support. Customer care representatives are accessible from any point within the network on a PCS Group handset at no charge or can be accessed by any other telephone by calling a toll-free number. All customer care service representatives undergo a required initial training regimen and participate in ongoing training programs designed to meet customer needs. In order to meet the demand for customer care, the PCS Group intends to launch a fourth customer care center in Rio Rancho, New Mexico by the end of 1998. This customer care center is expected to add 700 customer care representatives by the end of 1998.

  Pricing. The PCS Group's pricing strategy is based on simple, straightforward service plans. The PCS Group's consumer pricing plans are typically structured with competitive monthly recurring charges, large local calling areas, enhanced service features (such as voicemail, caller ID, call waiting and three-way calling) and competitive per-minute rates. Lower per-minute rates relative to analog cellular providers are possible because the CDMA system has greater capacity, thereby enabling the PCS Group to market high usage customer plans at lower prices. The PCS Group also offers its customers savings through expanded home service area plans and other special pricing features, like "first incoming minute free." Two national pricing plans, Home Rate USASM and Toll-Free USASM, which were launched in 1997, are examples of how the PCS Group offers customers creative pricing. Home Rate USA allows customers traveling to other PCS Group markets to have their home market rate apply. Toll-Free USA essentially eliminates uncertainty about long distance cost by providing 1,000 domestic minutes of long distance calls per month for a fixed fee.

  Advertising and Promotions. The PCS Group leverages Sprint's substantial investment in national advertising to build its brand awareness. The PCS Group uses national as well as regional television, radio, print, outdoor and other advertising campaigns using the Sprint and Sprint PCS brand names to promote its products. In its advertising and promotional campaigns, the PCS Group emphasizes its superior voice quality as "the clear alternative to cellular." The PCS Group also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate or free minutes of use for limited time periods.

  Sponsorships. The PCS Group is a sponsor of numerous selective, broad-based national, regional and local events, including the National Football League and Treadway IndyCar Racing. These sponsorships provide the PCS Group with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance the PCS Group's local presence.

  Bundling of Services and Cross-Marketing with the FON Group. The PCS Group intends to take advantage of the complete array of communications services offered by the FON Group by bundling its PCS service with other FON Group products, such as long distance and local service. The PCS Group also plans to actively cross-market with the FON Group's divisions and capitalize on the size and breadth of its customer base in long distance and local service. Any benefits that may result from such bundling or cross-marketing will be shared with the FON Group pursuant to the Tracking Stock Policies. The FON Group and the PCS Group expect to consider cross-marketing opportunities, which may include sales agency, resale or other arrangements that would be implemented in accordance with the Tracking Stock Policies.

SALES AND DISTRIBUTION

  The PCS Group uses multiple distribution channels to market its products and services, including its own retail stores, third-party retail stores, its own direct sales force, telemarketing and other channels. The PCS Group expects its retail channels to be the largest contributor to customer additions. The PCS Group will continue to evaluate alternative distribution channels in the future.

  Sprint PCS Retail Stores. As of June 30, 1998, the PCS Group had opened 117 Sprint PCS retail locations. At a Sprint PCS retail store, trained sales representatives assist customers in acquiring their PCS handsets and choosing their rate plan and also offer after-sales support. The PCS Group expects to have approximately 200 Sprint PCS retail locations in operation by the end of the first half of 1999.

  Third Party Retail Stores. The PCS Group currently sells its products and services in over 5,000 third party retail locations. The PCS Group expects to increase the number of third-party retail stores to approximately 8,000 retail locations by the end of the first half of 1999. The PCS Group provides training and support for the retailer's sales personnel. The PCS Group launched its third party retail distribution channel in 1995 with RadioShack, which now sells Sprint PCS products in approximately 2,500 locations and has approximately 25,000 of its employees trained in PCS sales. Many RadioShack stores contain a Sprint Store-Within-A-Store which sells PCS Group and FON Group services and products. In addition to RadioShack, the PCS Group has third-party distribution arrangements with major national and regional retailers, including Office Max, Office Depot, Circuit City, Best Buy, Dillard's, The May Company Department Stores, Car Toys, Fred Meyer, Sam's Wholesale Clubs, Ritz Camera and The Good Guys.

  Direct Sales Force. The PCS Group has divided its direct sales force into the business-to-business sales force and the national sales team. The business-to-business sales force is locally based and targets businesses within the local coverage area. The national sales team targets large companies who purchase their wireless products and services on a national basis.

  Telemarketing and Other Channels. The PCS Group operates an inbound telemarketing effort and also distributes its services through cross-marketing efforts with Sprint.

SERVICES AND FEATURES

  The PCS Group currently offers several value-added services and features that generally are not offered by analog cellular providers and are offered by digital competitors to varying extents:

  Enhanced Features. The PCS Group's standard service includes a number of enhanced features that are not generally offered on most traditional analog cellular phones without additional cost, including Call Waiting, Caller ID, Call Forwarding and Three-Way Calling.

  Messaging Services. The PCS Group offers a number of message services, including voicemail and numeric paging. The PCS Group is in the process of extending the benefits of its nationwide voice messaging service platform by offering Enhanced Voicemail which will permit customers of the PCS Group to send, reply to and forward messages to other PCS Group voicemail customers. Enhanced Voicemail is expected to be available to PCS Group customers by the end of the third quarter of 1998.

  Call Security and Privacy. Digital wireless communications systems provide increased call security from fraud and eavesdropping by persons using scanners, which permits users to make private business and personal calls with significantly lower risk of cloning and eavesdropping than on analog-based systems. Customers

(including PCS Group customers) using dual-mode handsets in analog mode do not have the benefit of digital security.

  Data Services. The PCS Group expects to introduce several data services, including text messaging and facsimile capabilities, in select markets by the end of 1998 with full roll out in 1999. Text messaging will allow customers to receive alpha-numeric messages of up to 100 characters in length. Senders will be able to create messages via the Sprint PCS web site, e-mail or personal computer software. Using a data cable, customers also will be able to connect their handsets to a personal computer and use their handsets to connect to a landline network at speeds up to 14.4 Kbps.

  Dual-Band/Dual-Mode Handsets. Through Dual-Band/Dual-Mode Handsets, the PCS Group offers customers the ability to make and receive calls on both PCS and cellular frequency bands utilizing the appropriate digital or analog technology. These advanced handsets allow roaming on cellular networks in areas where the PCS Group's digital service is not offered. The PCS Group's Dual-Band/Dual-Mode Handsets do not allow for automatic call hand-off between the PCS Group's network and another wireless network, thus requiring a customer to initiate a new call when leaving the PCS Group's network.

  Extended Battery Life. CDMA digital handsets use advanced battery technology and have lower power requirements than analog cellular and other digital technologies. The PCS Group believes that this feature increases usage, especially for incoming calls, as the handset can be left on longer than handsets for analog cellular and other digital systems. However, Dual-Band/Dual-Mode Handsets do not have longer battery life when operating in analog mode.

NETWORK

  Network Buildout and Expansion. The initial buildout of the PCS Group's network involved systems design, acquisition and construction of cell sites, equipment procurement and installation, interconnection with other communications providers, microwave relocation and implementation of advanced management and information systems. As of the end of 1997, the PCS Group's network was able to provide service in areas covering 105 million Pops or 54% of its licensed MTA Pops (or 40% of total Pops). Although there continues to be significant buildout activity, the emphasis and focus in many of the markets served by the PCS Group shifted during 1997 from an initial network buildout process to network operations.

  The PCS Group is actively constructing its network in the SprintCom markets, which include 13 of the 50 largest metropolitan areas (including Chicago, Atlanta and Houston). When the initial buildout of SprintCom markets is complete (which is expected to occur by the end of the first half of 1999), the PCS Group expects to have network coverage of 38.6 million Pops in addition to the 105 million Pops already covered by the PCS Group network. With respect to the SprintCom markets, of the approximately 3,200 sites budgeted for the SprintCom buildout, approximately 2,950 sites are leased and construction has commenced on approximately 2,300 sites.

  The PCS Group's principal network objective is to maximize the quality of coverage (i.e., sound quality and in-building penetration) and depth of coverage (i.e., network availability when a customer wants to make a call). The PCS Group evaluates coverage expansion within its markets in commercial operation on a market-by-market basis and considers, among other things, population and traffic density, FCC coverage requirements, capital requirements and the ability to cluster groups of markets. The PCS Group evaluates coverage availability through its national network control center in Lenexa, Kansas.

  The PCS Group selected CDMA digital technology because of its increased customer capacity relative to other technologies, higher quality of transmission and expected long term lower infrastructure and ongoing support costs. The PCS Group believes that CDMA provides significant advantages over competing air interface protocols including superior voice quality, cost effectiveness, increased functionality and greater security and capacity. The PCS Group believes that CDMA is the leading digital wireless air interface protocol in North America.

  Affiliation Agreements. The PCS Group also intends to expand network coverage by contracting with other companies that desire to build and manage portions of the nationwide network for the PCS Group. See "--Strategy-- Continue Network Expansion".

  Roaming Agreements. The PCS Group has entered into roaming agreements with various analog cellular carriers encompassing 90% of the geographic area covered by cellular service in the United States (85% when counting agreements that have been implemented). Pursuant to these roaming agreements, PCS Group customers who have Dual-Band/Dual-Mode Handsets have the ability to roam automatically in many areas where PCS service is not or will not be available. In geographic areas not covered by an automatic roaming agreement in which there is an analog cellular provider, customers may roam manually (i.e. by providing an operator with a credit card number). The PCS Group also has negotiated roaming agreements with other CDMA PCS carriers who provide service in some of the geographic areas not covered by the PCS Group's network. The PCS Group intends to continue to expand the ability for its customers to roam both domestically and internationally.

  Vendors. The PCS Group selected Lucent Technologies, Inc., Northern Telecom, Inc. and Motorola to provide the PCS technology for its wireless network because of their extensive experience in wireless technology and their willingness to guarantee delivery in accordance with specifications developed by the PCS Group. These vendors provide the PCS Group with infrastructure equipment including switches, base station controllers and PCS transmitters and receivers and in certain cases vendor financing. The PCS Group also contracts with various vendors for the supply of towers, cabling, hardware and software and other equipment necessary to support the network.

  The PCS Group has entered into purchase agreements with most major manufacturers of CDMA handsets, of which two also currently provide the PCS Group with Dual-Band/Dual-Mode Handsets. The PCS Group intends to enter into additional agreements with other handset vendors in the future.

  The PCS Group purchases long distance services from Sprint at wholesale rates which the PCS Group uses in providing long distance services to its customers, and intends to continue to purchase such services from the FON Group. The PCS Group intends to purchase long distance services only from the FON Group. Subsequent to the PCS Restructuring, such purchases will be effected in accordance with the Tracking Stock Policies. See "The Tracking Stock Proposal--The Tracking Stock Policies."

COMPETITION

  Competition for customers among wireless providers is based principally upon the services and features offered, the technical quality of the wireless system, the distribution system for products and services, customer service, system coverage, capacity and price. Such competition may increase to the extent that licenses are transferred from smaller stand-alone operations to larger, better capitalized and more experienced wireless communications operations that may be able to offer customers certain network advantages similar to those offered by the PCS Group.

  The PCS Group competes with other two-way wireless service providers, including cellular and, in some markets, PCS operators and resellers. The PCS Group also competes with paging, ESMR dispatch and conventional mobile telephone companies in its markets. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need to speak to the caller.

  The PCS Group directly competes with existing cellular service providers in its markets, many of which have been operational for a number of years, have greater local geographical coverage, and some of which have significantly greater financial resources than those of the PCS Group and offer attractive pricing options for service and a wider variety of handset options. A major competitor recently introduced a nationwide flat-rate plan that may be viewed by customers as more attractive than PCS Group plans. In addition, certain competitors, because of their calling volumes or their affiliations with, or ownership of, wireless providers, may be able to offer roaming rates that are lower than those offered by the PCS Group. Also, the significant competition among wireless providers, including new entrants, is expected to cause a downward pressure on prices for service and equipment. The PCS Group believes, however, that its service and product offerings are superior to its competitors' service and product offerings because (i) its CDMA technology offers better call quality and clarity compared to analog and digital cellular systems, (ii) it offers competitive pricing through a variety of options to suit individual customers' calling needs and (iii) it is expanding and improving its nationwide network, customer care system and handset options.

  The PCS Group also faces competition from "resellers" which provide wireless service to customers but do not hold FCC licenses or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that and other licensees. The FCC requires all cellular and PCS licensees to permit resale of carrier service to a reseller.

  In the future, the PCS Group expects to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable systems. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

  Over the past several years the FCC has and will continue to auction large amounts of wireless spectrum that could be used to compete with the PCS Group's services. Based upon increased competition, the PCS Group anticipates that market prices for two-way wireless services generally will decline in the future. The PCS Group competes to attract and retain customers principally on the basis of services and features, the size and location of its service areas, network coverage and reliability, customer care and pricing. The PCS Group's ability to compete successfully also depends, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

REGULATION

  The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States. The FCC has promulgated, and is in the process of promulgating, a series of rules, regulations and policies to, among other things, (i) grant or deny licenses for PCS frequencies, (ii) grant or deny PCS license renewals,
(iii) rule on assignments and/or transfers of control of PCS licenses, (iv) govern the interconnection of PCS networks with other wireless and wireline carriers, (v) establish access and universal service funding provisions, (vi) impose fines and forfeitures for violations of any of the FCC's rules, and
(vii) regulate the technical standards of PCS networks. The FCC prohibits a single entity from having a combined attributable interest (20% or greater interest in any license) in broadband PCS, cellular and SMR licenses totaling more than 45 MHz in any geographic area.

  Transfers and Assignments of PCS Licenses. The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, a recent FCC order requires only post-consummation notification of certain pro forma assignments or transfers of control.

  Conditions of PCS Licenses. All PCS licenses are granted for 10-year terms conditioned upon timely compliance with the FCC's buildout requirements. Pursuant to the FCC's buildout requirements, all 30 MHz broadband MTA licensees must construct facilities that offer coverage to one-third of the population within 5 years and to two-thirds of the population within 10 years, and all 10 MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population within 5 years or make a showing of "substantial service" within that 5 year period. Rule violations could result in license revocations or fines.

  PCS License Renewal. PCS licensees can renew their licenses for additional 10 year terms. PCS renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has: (i) provided "substantial service" during its license term; and (ii) substantially complied with all applicable laws and FCC rules and policies. The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.

  Interconnection. The FCC has the authority to order interconnection between CMRS providers and any other common carrier. The FCC's authority further preempts the authority of any state public service commission over the rates and entry of CMRS providers in the market place. The FCC has ordered local exchange carriers to provide reciprocal compensation to CMRS providers for the termination of traffic. Moreover, the FCC has found that CMRS carriers could use the interconnection rates of the landline companies as proxies for their own rates, at least until such time as the CMRS carrier conducted its own cost study to determine its own termination rate.

  Using these new rules, the PCS Group has negotiated interconnection agreements with all of the major regional Bell operating companies, GTE and several smaller independent local exchange carriers. These agreements have lowered rates for interconnection and created revenues resulting from termination charges on the Sprint PCS network. The PCS Group is continuing to negotiate agreements with other independent local exchange carriers.

  Other FCC Requirements. In June 1996, the FCC adopted rules that prohibit broadband PCS providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. Resale obligations will automatically expire on November 24, 2002. The FCC is also considering whether wireless providers should be required to offer unbundled communications capacity to resellers who intend to operate their own switching facilities.

  The FCC also adopted rules in June 1996 that require local exchange and most CMRS carriers to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider number portability. The FCC required that most CMRS providers be able to deliver calls from their networks to ported numbers anywhere in the country by December 31, 1998. The FCC also has determined that CMRS providers, by June 30, 1999, must be able to offer their own customers number portability in their switches in the 100 largest metropolitan areas for which they receive a request for number portability capability at least nine months prior to the deadline. Capital expenditures required for the PCS Group to comply with number portability rules are currently estimated to range from $100 million to $300 million. The CTIA has petitioned the FCC to forbear entirely from requiring any CMRS provider to provide number portability capability to its own customers until at least after the five-year build-out period (from the date of the applicable license) for PCS carriers has expired.

  The FCC recently adopted rules permitting broadband PCS and other CMRS providers to provide wireless local loop and other fixed services that would directly compete with the wireline services of LECs. In June 1996, the FCC adopted rules requiring broadband PCS and other CMRS providers to implement enhanced emergency 911 capabilities within 18 months after the effective date of the FCC's rules. In December 1997, the FCC revised these rules to extend the compliance deadline for phase I until October 1, 1998 and for phase II until October 1, 2001 for digital CMRS carriers to ensure access for customers using devices for the hearing-impaired. Currently the PCS Group and other wireless carriers are in compliance with phase I and are analyzing various technical methods for complying with phase II.

  Communications Assistance for Law Enforcement Act ("CALEA"). The Communications Assistance for Law Enforcement Act, enacted in 1994 to preserve electronic surveillance capabilities authorized by Federal and state law, requires telecommunications carriers to meet certain "capability requirements" by October 25, 1998.

CALEA provides that a telecommunications carrier meeting industry CALEA standards shall have safe harbor for purposes of compliance with CALEA. Toward the end of 1997 telecommunications industry standard-setting organizations agreed to a joint standard to implement CALEA's capability requirements, known as J-STD-025. Although the PCS Group is able to offer traditional electronic surveillance capabilities to law enforcement, it, as well as the other participants in the wireless industry, will not be able to meet the requirements of J-STD-025 by October 25, 1998, given hardware changes that are yet to be developed and implemented by switch manufacturers. The wireless industry has petitioned to delay the date that compliance with J-STD-025 is required. In an enforcement action, a court may impose a civil penalty of up to $10,000 per day for each day in violation.

  The continued delay in implementation of CALEA and the inability of the Department of Justice and the industry to agree on technical standards has prompted numerous industry and privacy groups to ask the FCC to extend the CALEA compliance deadline by at least two years. In addition, the FCC is considering petitions from numerous parties to establish and implement technical compliance standards pursuant to CALEA requirements.

  Other Federal Regulations. Wireless systems must comply with certain FCC and FAA regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, certain FCC environmental regulations may cause certain cell site locations to become subject to regulation under the National Environmental Policy Act. The FCC is required to implement the Act by requiring carriers to meet certain land use and radio frequency standards.

  Review of Universal Service Requirements. The FCC and the states are re-quired to establish a "universal service" program to ensure that affordable, quality telecommunications services are available to all Americans. Although the PCS Group is challenging in federal court the authority of the states to collect universal service contributions from CMRS providers, at present the PCS Group is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that the PCS Group's "contribution" to the federal universal service program is a variable percentage of "end-user telecommunications revenues." Although many states are likely to adopt a similar assessment methodology, the states are free to cal-culate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the PCS Group's total federal and state universal service assessments or ability to recover from the universal service fund.

  Partitioning; Disaggregation. The FCC has modified its rules to allow broadband PCS licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties.

  Wireless Facilities Siting. States and localities are not permitted to regulate the placement of wireless facilities so as to "prohibit" the provision of wireless services or to "discriminate" among providers of such services. In addition, so long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

  Equal Access. Wireless providers are not required to provide equal access to common carriers for toll services. However, the FCC is authorized to require unblocked access to toll carriers subject to certain conditions.

  Deregulation. The FCC is required to forbear from applying any statutory or regulatory provision if it is not necessary to keep telecommunications rates and terms reasonable or to protect customers. Correspondingly, a state may not apply a statutory or regulatory provision that the FCC decides not to apply. In addition, the FCC must review its telecommunications regulations every two years to determine if any can be eliminated or modified as no longer in the public interest as a result of increased competition.

EMPLOYEES

  At June 30, 1998, the PCS Group employed approximately 8,000 people. None of the PCS Group employees is represented by a labor union. Management believes that the PCS Group's employee relations are good. The PCS Group engages independent contractors to perform a variety of functions, including construction and maintenance of the PCS Group's network, research, advertising, and information technology.

FACILITIES

  The PCS Group leases space for base station towers and switch sites for its nationwide network. As of June 30, 1998, the PCS Group had under lease approximately 70 switch sites and had entered into leases (or options to lease) for approximately 9,600 cell sites. In addition, the PCS Group leases approximately 160 other facilities including the PCS Group headquarters in Kansas City, Missouri, customer care facilities in Herndon, Virginia, Ft. Worth, Texas, Rio Rancho, New Mexico (scheduled to open by the end of 1998) and Irvine, California, as well as numerous sales and marketing offices.

PATENTS, TRADEMARKS AND SERVICE MARKS

  Sprint owns various trademarks utilized by the PCS Group. Sprint expects to apply for and develop trademarks, service marks and patents for the benefit of the PCS Group in the ordinary course of business. Sprint is a registered trademark of Sprint and Sprint PCS is an unregistered service mark of Sprint, both of which are utilized by the PCS Group on a royalty-free basis under trademark license agreements.

  Pursuant to certain of the PCS Group's third party supplier contracts, the PCS Group has certain rights to use third party supplier trademarks in connection with the buildout, marketing and operation of its network.

ENVIRONMENT

  The PCS Group's environmental compliance expenditures primarily result from the operation of standby power generators for its telecommunications equipment and compliance with various environmental rules during network buildout and operations. The expenditures arise in connection with standards compliance or permits which are usually related to generators, batteries or fuel storage. The PCS Group's environmental compliance expenditures have not been material to its financial statements or to its operations and are not expected to have any future material adverse effects.

LEGAL PROCEEDINGS

  The PCS Group is involved in various legal proceedings incidental to the conduct of its business. The PCS Group has been involved in various legal proceedings in various states concerning the imposition of moratoria on the processing or approval of permits for wireless telecommunication towers, the denial of applications for permits and other issues arising in connection with tower siting. There can be no assurance that such litigation, and similar actions taken by others seeking to block the construction of individual cell sites of the PCS Group's network will not, in the aggregate, have a material adverse effect on the PCS Group. In addition, the PCS Group is involved in eight class actions of which five involve claims arising from network quality issues, two involve claims arising from the CDMA network overlay of the GSM network in the Washington, D.C./Baltimore MTA and one involves claims concerning billing practices. Only one of the cases has been certified as a class action, and the PCS Group is vigorously opposing such certification and the certification of any of the other cases. While it is not possible to determine the ultimate disposition of each of these proceedings, the PCS Group believes, after consultation with legal counsel, that the outcome of such proceedings, individually and in the aggregate, will not have a material adverse effect on the PCS Group's financial condition or results of operations or cash flows.

MANAGEMENT

  The following table sets forth the members of the senior management of Sprint Spectrum Holdings who will serve in similar capacities in the PCS Group. For a list of the executive officers of Sprint, see "Executive Officers and Directors of Sprint" in this Proxy Statement. The ages set forth below are as of June 30, 1998.

                     NAME                 AGE              POSITION
     ------------------------------------ --- ----------------------------------
     Ronald T. LeMay.....................  52 Chairman
     Andrew Sukawaty.....................  43 Chief Executive Officer
     Arthur A. Kurtze....................  53 Chief Operating Officer
     Bernard A. Bianchino................  49 Chief Business Development Officer
     Robert M. Neumeister, Jr. ..........  48 Chief Financial Officer
     F. Edward Mattix....................  45 Chief Public Relations Officer
     Charles E. Levine...................  45 Chief Sales and Marketing Officer
     Joseph M. Gensheimer................  46 General Counsel and Secretary

  RONALD T. LEMAY was first elected President and Chief Operating Officer of Sprint in February 1996 and became Chairman of Sprint Spectrum Holdings in May 1998. Mr. LeMay is also a director of Ceridian Corporation, Imation Corporation, and Yellow Corporation. From July 1997 to October 1997, he served as Chairman and Chief Executive Officer of Waste Management, Inc., a provider of comprehensive waste management services. He was re-elected President and Chief Operating Officer of Sprint effective October 1997. From 1995 to 1996 Mr. LeMay served as Vice Chairman of Sprint. He also served as Chief Executive Officer of Sprint Spectrum Holdings from 1995 to 1996. From 1989 to 1995, he served as President and Chief Operating Officer--Long Distance Division. Mr. LeMay served on the Sprint Board from 1993 until he went to work for Waste Management, Inc. He was re-elected to the Sprint Board in December 1997.

  ANDREW SUKAWATY was appointed Chief Executive Officer of Sprint Spectrum Holdings effective September 2, 1996. Prior to joining Sprint Spectrum Holdings, Mr. Sukawaty was Chief Executive Officer of NTL, the British diversified broadcast transmission and communications company, since 1994. From 1989 to 1994, he was Chief Operating Officer of Mercury One-2-One, the British company which started the world's first PCS service in the U.K. in 1993. Prior to joining Mercury One-2-One, Mr. Sukawaty held numerous positions for US WEST, Inc., including: Chief Operating Officer of US WEST Paging, President of Coastel, a cellular communications company, and Vice President and branch manager for US WEST Cellular. He also held marketing positions with AT&T and Northwestern Bell Telephone Company. He is a director of PowerWare Inc., a wireless systems infrastructure component manufacturer, and serves on the boards and executive committees of the Cellular Telecommunications Industry Association and the Personal Communications Industry Association.

  ARTHUR A. KURTZE was appointed Chief Operating Officer of Sprint Spectrum Holdings in June 1995. Prior to joining Sprint Spectrum Holdings, Mr. Kurtze was Senior Vice President--Operations for Sprint's Local Telecommunications Division. Prior to joining Sprint in March 1993, Mr. Kurtze was Executive Vice President in charge of strategic planning and corporate development for Centel Corp. Mr. Kurtze joined Centel in 1972 and served in various positions there, including Vice President of Centel Communications Co., Vice President-- Staff of Centel Business Systems, Vice President--Market Planning for Centel Corp., Group Vice President of Centel Cable Television Co. and Senior Vice President--Planning and Technology.

  BERNARD A. BIANCHINO was appointed Chief Business Development Officer of Sprint Spectrum Holdings in September 1995. Most recently, Mr. Bianchino was Executive Vice President, General Counsel and External Affairs for Qwest Communications Corporation. He served as Vice President--Law for Sprint from 1992 to 1994 and as General Attorney, Vice President and Associate General Counsel for US Sprint Communications

Company from 1986 to 1992. From 1978 to 1986, Mr. Bianchino was counsel to a number of affiliates of Exxon Corporation in its Enterprises Group, including Reliance Comm/Tec (now RELTEC) and Exxon Office Systems. Prior to joining Exxon, he was an attorney with the United States Department of Energy. Mr. Bianchino is a director of Geoworks Corporation.

  ROBERT M. NEUMEISTER, JR. was named Chief Financial Officer of Sprint Spectrum Holdings in September 1995. Prior to joining Sprint Spectrum Holdings, Mr. Neumeister served in various capacities at Northern Telecom Ltd., including Vice President of Finance, Vice President, and Controller. He also served as head of various geographical finance organizations including Canada, Latin America, Asia, and the United States. He also held the position of Senior Vice President & Chief Financial Officer of Motorola Nortel Communications Co.

  F. EDWARD MATTIX was named Chief Public Relations Officer of Sprint Spectrum Holdings in April 1996. Prior to joining Sprint Spectrum Holdings, he was Vice President--Public Relations for US WEST Communications, Inc. Mr. Mattix served in various management level positions relating to public relations or governmental affairs since joining US WEST, Inc. in 1976.

  CHARLES E. LEVINE was appointed Chief Sales and Marketing Officer of Sprint Spectrum Holdings in January 1998. Mr. Levine joined Sprint Spectrum Holdings in January 1997 as Chief Marketing Officer. Prior to joining Sprint Spectrum Holdings, Mr. Levine was President of Octel Link, a voice mail equipment and services provider, and Senior Vice President of Octel Services from 1994 to 1996. From 1993 to 1994, he was President and Chief Executive Officer of CAD Forms Technology a developer of hardware and software products for mobile computing. Prior to joining CAD Forms Technology, Mr. Levine held numerous positions with AT&T Corporation from 1986 to 1993, including Vice President, General Business Systems, Products and New Services; Vice President, Consumer Products, Product Management; and Director, Consumer Products, Product Management. Mr. Levine has also served in management positions for General Electric Corporation and Proctor & Gamble Company. Mr. Levine is a director of Viisage Technologies.

  JOSEPH M. GENSHEIMER was named General Counsel and secretary of Sprint Spectrum Holdings in October 1995. Mr. Gensheimer is responsible for all legal and regulatory functions. Prior to joining Sprint Spectrum Holdings, he was Senior Counsel for IBM's mainframe and supercomputer divisions. Mr. Gensheimer served in various legal management positions after joining IBM in 1988. Prior to joining IBM, he was General Counsel and Secretary of RealCom Communications Corporation, a telecommunications services provider. From 1982 to 1984, Mr. Gensheimer was Senior Attorney and Assistant Secretary for GTE Corporation. Prior to joining GTE, he was an associate at Morgan, Lewis & Bockius and an attorney for the United States Department of Justice.

                             HISTORICAL PCS GROUP

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth historical Selected Financial Data of SprintCom and Sprint's investments in Sprint Spectrum Holdings and PhillieCo. The investments in Sprint Spectrum Holdings (which includes Sprint Spectrum, Cox PCS and APC) and PhillieCo during the periods shown have been accounted for on the equity basis. The results of SprintCom, a wholly-owned subsidiary of Sprint, are accounted for on a consolidated basis. Subsequent to the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be accounted for on a consolidated basis in the PCS Group Combined Financial Statements. The Selected Financial Data set forth below should be read in conjunction with the PCS Group Management's Discussion and Analysis of Financial Condition and Results of Operations, and the PCS Group Combined Financial Statements and Notes thereto (the "PCS Group Historical Financial Statements"). The Selected Financial Data at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, have been derived from the PCS Group Historical Financial Statements, which have been audited by Ernst & Young LLP, independent auditors. The Selected Financial Data at December 31, 1995 and 1994 and at June 30, 1998 and for the year ended December 31, 1994 and for the six months ended June 30, 1998 and 1997, have been derived from the unaudited PCS Group Historical Financial Statements. The unaudited PCS Group Historical Financial Statements have been prepared on the same basis as the audited PCS Group Historical Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods.

                           AT OR FOR THE
                             SIX MONTHS               AT OR FOR THE
                           ENDED JUNE 30,        YEAR ENDED DECEMBER 31,
                          -----------------  -----------------------------------
                            1998     1997      1997      1996     1995   1994(1)
                          --------  -------  --------  --------  ------  -------
                                            (IN MILLIONS)
RESULTS OF OPERATIONS
 DATA
Operating loss..........  $  (39.5) $  (3.6) $  (18.5) $   (0.5) $  --    $ --
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............    (436.0)  (221.9)   (659.6)   (191.8)  (31.4)    --
Net loss................    (295.6)  (139.7)   (419.1)   (119.7)  (19.9)    --
CASH FLOW DATA
Net cash provided (used)
 by operating
 activities.............  $ (114.9) $  15.6  $   37.5  $   (0.5) $  --    $ --
Capital expenditures....     552.3     31.8     153.7       --      --      --
Purchase of PCS
 licenses...............       --     433.7     460.1      84.0     --      --
Investment in Sprint
 Spectrum Holdings and
 PhillieCo..............      65.7     86.7     405.9     297.5   910.9    51.1
BALANCE SHEET DATA
Total assets............  $2,244.0           $1,693.1  $1,259.8  $973.7   $51.1
Property, plant and
 equipment..............   1,009.5              177.3       --      --      --
Investment in Sprint
 Spectrum Holdings and
 PhillieCo..............     598.1              968.4   1,175.8   973.7    51.1
Construction and capital
 lease obligations
 (including short-term
 borrowings)............     729.4                --        --      --      --
Group equity............     949.0            1,385.9   1,187.6   965.7    51.1

--------
(1) The PCS Group had no operations prior to 1994.

  Holders of FON Stock and PCS Stock will be subject to the risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. Events attributable to the FON Group or the PCS Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the FON Stock or PCS Stock. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock, PCS Stock or preferred stock or other stock or interests will reduce the funds of Sprint that are legally available for payment of future dividends on the FON Stock and the PCS Stock.

                                   PCS GROUP

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  Sprint Corporation (and with its subsidiaries "Sprint") has entered into a restructuring agreement with the Cable Parents to restructure Sprint's wireless PCS operations. Sprint will acquire the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo. In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock, the PCS Stock. The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly owned subsidiary, SprintCom. These operations, which after the PCS Restructuring will be 100% owned by Sprint (subject to a 40.8% minority interest in the entity holding the PCS license for and conducting operations in the Los Angeles/San Diego/Las Vegas MTA), will be referred to as the PCS Group. The excess of the purchase price to be paid to the Cable Parents in connection with the PCS Restructuring over the face value of the PCS assets to be acquired will be allocated to goodwill and amortized over 40 years. The portion of the purchase price allocated to the PCS Group's customer base asset will be amortized over three years. For a preliminary allocation of the purchase price to the assets acquired and liabilities assumed, see the unaudited pro forma condensed combined financial statements of the PCS Group and notes thereto included elsewhere in this Proxy Statement.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

  Holders of FON Stock and PCS Stock will be subject to the risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. Events attributable to the FON Group or the PCS Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the FON Stock or PCS Stock. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock, PCS Stock or preferred stock or other stock or interests will reduce the funds of Sprint that are legally available for payment of future dividends on the FON Stock and the PCS Stock.

  The PCS Group Historical Financial Statements include the combined historical balance sheets, results of operations and cash flows of SprintCom and Sprint's investment in Sprint Spectrum Holdings and PhillieCo. All significant intragroup financial transactions have been eliminated; however, transactions between the FON Group and the PCS Group have not been eliminated.

FORWARD-LOOKING INFORMATION

  Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include
(i) the effects of vigorous competition in the markets in which the PCS Group operates; (ii) the costs and business risks associated with entering new markets necessary to provide seamless service and to provide new services;
(iii) the ability of the PCS Group to establish a significant market presence;
(iv) the impact of any unusual items resulting from ongoing evaluations of the PCS Group's business strategies; (v) the potential impacts of changes in regulations on the PCS Group; (vi) unexpected results of litigation filed against Sprint; (vii) the impact of the Year 2000 issue and any related noncompliance and (viii) the possibility of one or more of the markets in which Sprint competes being affected by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint or the PCS Group have no control.

  The words "estimate", "project", "intend", "expect", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout Management's Discussion and Analysis of Financial Condition and Results of Operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sprint undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Moreover, Sprint, through senior management, may from time to time make forward-looking statements about the matters described herein or other matters concerning Sprint.

THE PCS GROUP

  The PCS Group includes Sprint's domestic wireless mobile telephony activities and any other domestic PCS services, which includes (i) Sprint's investment in Sprint Spectrum Holdings and Sprint's investment in PhillieCo, both of which are reflected on the equity basis in the PCS Group Historical Financial Statements and (ii) SprintCom, which is reflected on a consolidated basis in the PCS Group Historical Financial Statements. Upon completion of the PCS Restructuring, the operating results of Sprint Spectrum Holdings and PhillieCo will be reflected in the PCS Group Combined Financial Statements along with SprintCom.

  The PCS Group, which markets its wireless telephony products and services under the Sprint and Sprint PCS brand names, operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. The PCS Group owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. The PCS Group currently operates PCS systems in 156 metropolitan areas within the United States, including 37 of the 50 largest metropolitan areas. The PCS Group already provides nationwide service through a combination of (i) operating its own digital network in major metropolitan areas, (ii) affiliating with companies, primarily in and around smaller metropolitan areas, (iii) roaming on analog cellular networks of other providers using Dual-Band/Dual-Mode Handsets and
(iv) roaming on digital PCS networks of other providers.

  Sprint Spectrum Holdings commenced commercial PCS operations late in the fourth quarter of 1996, and emerged from the development stage during the third quarter of 1997. PhillieCo commenced commercial operations in April 1997 and SprintCom expects to commence initial operations in the third quarter of 1998.

REGULATORY DEVELOPMENTS

  See "PCS Group Information--Business--Regulation" for a discussion of regulatory developments that could have a future impact on the PCS Group.

SEASONALITY

  The wireless industry, including the PCS Group, has experienced a trend of generating a significantly higher number of subscriber additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which is dependent on the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures and aggressive marketing and sales promotions. There can be no assurance that strong fourth quarter results for subscriber additions and handset sales will continue for the wireless industry or the PCS Group. The PCS Group's fourth quarter subscriber additions and handset sales could be adversely impacted by a variety of reasons, including the PCS Group's inability to match or beat pricing plans offered by competitors, the failure to adequately promote the PCS Group's products, services and pricing plans or the failure to have an adequate supply or selection of handsets. If fourth quarter results of the PCS Group fail to significantly improve upon subscriber additions and handset sales from the year's previous quarters, the PCS Group's results for the year could be materially adversely affected.

RESULTS OF OPERATIONS

  As stated above, the PCS Group Historical Financial Statements include the operations of SprintCom while the investments in Sprint Spectrum Holdings and PhillieCo are accounted for on the equity basis. In order to provide a more meaningful discussion and analysis of the underlying operating results of the PCS Group businesses, the following discussion of the PCS Group Historical Financial Statements is supplemented with a discussion of the historical combined results of operations of Sprint Spectrum, APC, Cox PCS, PhillieCo and SprintCom (collectively referred to in this discussion as the "Companies") where such information is deemed necessary to facilitate an understanding of the operating results of Sprint's equity investments. The information included herein should be read in conjunction with the PCS Group Combined Financial Statements and the Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements appearing elsewhere in this Annex II.

                                      SIX MONTHS            YEAR ENDED
                                    ENDED JUNE 30,         DECEMBER 31,
                                   -----------------  -------------------------
                                    1998      1997     1997     1996     1995
                                   -------  --------  -------  -------  -------
                                                (IN MILLIONS)
Total operating expenses.......... $  39.5  $    3.6  $  18.5  $   0.5  $   --
                                   -------  --------  -------  -------  -------
Operating loss.................... $ (39.5) $   (3.6) $ (18.5) $  (0.5) $   --
                                   =======  ========  =======  =======  =======
Equity in loss of Sprint Spectrum
 Holdings and PhillieCo........... $(436.0) $ (221.9) $(659.6) $(191.8) $(31.4)
                                   =======  ========  =======  =======  =======

Six Months Ended June 30, 1998 and 1997

 Operating Expenses

  Operating expenses were $40 million for the first six months of 1998 and $4 million for the same 1997 period. These expenses consist of selling, general and administrative expenses associated with the network buildout for the PCS licenses in the SprintCom markets, which are directly owned by Sprint. The increase in these expenses from 1997 to 1998 is a result of significant additional network buildout activities during the 1998 period.

 Equity in Loss of Sprint Spectrum Holdings and PhillieCo

  Sprint's share of combined losses from Sprint Spectrum Holdings and PhillieCo was $436 million for the first six months of 1998 compared with $222 million for the same period in 1997. The increase in 1998 losses reflects marketing and promotional costs to support a growing customer base and the launching of service in additional markets. The Companies are currently operating in 37 of the largest 50 metropolitan areas. Subscribers totaled more than 1.3 million at June 30, 1998, an increase of approximately 1.0 million subscribers from June 30, 1997. The Companies plan to continue to aggressively obtain new customers, which will likely continue to result in higher losses in 1998.

  The Companies' average monthly service revenue per subscriber for the six-month period ended June 30, 1998 was approximately $60. This average is expected to decline in the future (consistent with industry projections) due to increased competition resulting from additional wireless service providers entering the market. The Companies have adopted marketing plans that both target and encourage higher usage and higher average monthly revenue per subscriber. The Companies' customer churn rates and customer marketing costs have been higher than cellular industry averages, but are within the range management expected at this stage of development. As the PCS markets mature and the Companies gain additional scale, management expects both of these measures to trend downward toward cellular industry levels. Customer churn can be attributed to several factors, including but not limited to, the absence of long-term service contracts, a 30-day money-back return policy, network coverage and reliability issues, customer care concerns and other competitive factors.

  Net operating revenues for the Companies on a combined basis were $488 million for the first six months of 1998 compared with $102 million for the first six months of 1997. Revenues include subscriber revenues (including monthly recurring charges and usage charges), roaming revenues and sales of handsets and accessory equipment. Revenues have increased as a direct result of the growth in the number of subscribers.

  Service revenues are reported net of bad debt, fraud and service credits. For the six month period ending June 30, 1998, the aggregate amount of bad debt, fraud and service credits totaled approximately 11% of gross revenues of the Companies. Factors contributing to this aggregate amount include customer concerns in response to dropped calls and other service and network coverage matters. The Companies are taking steps to lower this aggregate amount, including employing enhanced credit checking procedures and improving network coverage and reliability.

  Cost of revenues for the Companies on a combined basis totaled $488 million for the first six months of 1998 compared to $231 million for the first six months of 1997. This increase was primarily due to increases in the number of markets launched and in the number of subscribers. Cost of revenues consists principally of handset and accessory costs, interconnection costs and switch and cell site expenses, including maintenance, site rental and utilities.

  The Companies' selling, general and administrative expenses on a combined basis increased from $388 million for the first six months of 1997 to $633 million for the first six months of 1998. Selling expenses have grown due to increased sales volumes and costs incurred in conjunction with local and national advertising for existing markets. Such costs include costs associated with a growing sales and marketing function to accommodate increasing activity levels as well as costs of participation with Sprint in an NFL sponsorship, development and production expenses associated with advertisements in various media (i.e., television, radio, print), the development of printed brochures to promote Sprint PCS branded products and services, and sales incentive programs. Selling expenses will continue to increase as the Companies expand their sales and marketing activities.

  General and administrative expenses for the first six months of 1998 increased principally due to increases in salary and related benefits, leased computer equipment and related expenses and professional and consulting fees. Salaries and benefits and leased computer equipment and related expenses increased due to an increase in employee headcount. Employees increased from approximately 6,600 at June 30, 1997 to approximately 8,200 at June 30, 1998. These additional employees have been added over the last year to support the continued growth of the Companies. Professional and consulting fees increased due to the use of consultants and other experts to assist with the continuing development and enhancement of information systems, continued rollout and development of employee training, and various other projects.

  Depreciation and amortization expense for the Companies on a combined basis for the first six months of 1998 was $320 million compared to $132 million for the same period in the prior year as network equipment in launched markets has been placed in service and amortization of PCS licenses and microwave relocation costs in those same markets commenced.

Years Ended December 31, 1997, 1996 and 1995

 Operating Expenses

  Operating expenses were $19 million for 1997 and $1 million for 1996. These expenses consist of selling, general and administrative expenses related to the network buildout for the PCS licenses in the SprintCom markets, which are directly owned by Sprint. The increase in these expenses from 1996 to 1997 is a result of the commencement of the network buildout in the second half of 1997.

 Equity in Loss of Sprint Spectrum Holdings and PhillieCo

  Sprint's share of combined losses from Sprint Spectrum Holdings and PhillieCo was $660 million for 1998 compared with $192 million for 1997 and $31 million for 1996. The increased losses reflect marketing and promotional costs to support a growing customer base and the launching of service in additional markets. The Companies plan to continue to aggressively obtain new customers, which will likely continue to result in higher losses in 1998 compared to 1997.

  Net operating revenues for the Companies totaled $401 million in 1997 compared to $77 million in 1996 and $5 million in 1995. The majority of the Companies' revenues in 1997 was generated in the third and fourth quarters and include both service revenues and the sales of handsets and accessory equipment. Revenues include subscriber revenues (including monthly recurring charges and usage charges), roaming revenues and sales of handsets and accessory equipment.

  Cost of revenues for the Companies on a combined basis totaled $752 million in 1997 compared to $179 million in 1996 and $17 million in 1995. Cost of revenues consists principally of handset and accessory costs, interconnection costs, and switch and cell site expenses, including maintenance, site rental and utilities. The increase in these costs from 1995 to 1996 and from 1996 to 1997 is primarily a result of increases in the volume of handsets sold and increases in interconnection costs related to increased customer usage.

  The Companies' selling, general and administrative expenses on a combined basis for the year were $956 million in 1997 compared to $456 million for 1996 and $108 million for 1995. Selling expenses increased due to costs incurred during the initial commercial service launch in various markets and to costs incurred in conjunction with local and national advertising for existing markets. Such costs include participation with Sprint in an NFL sponsorship, development and production expenses associated with advertisements in various media (i.e., television, radio, print), and the development of printed brochures to promote Sprint PCS branded products and services. The Companies expect selling expenses will continue to increase in 1998 as the Companies expand their sales and marketing activities. General and administrative expenses increased due principally to increases in salary and related benefits, leased computer equipment and related expenses and professional and consulting fees. Salaries and benefits and leased computer equipment and related expenses increased due to an increase in employee headcount. These additional employees were added during 1997 to support the continued growth of the Companies. Professional and consulting fees increased due to the use of consultants and other experts to assist with the continuing development and enhancement of the Companies' sophisticated information systems, continued rollout and tailoring of employee training, and various other projects.

  Depreciation and amortization expense for the Companies on a combined basis was $379 million for 1997, $36 million for 1996 and $3 million for 1995. These increases occurred as network equipment in launched markets has been placed in service and amortization of PCS licenses and microwave relocation costs in those same markets has commenced.

NON OPERATING ITEMS

 Income Taxes

  The PCS Group's effective tax rates for the first six months were 37.8% in 1998 and 38.0% in 1997. The PCS Group's effective tax rates for the years ended December 31 were 38.2% in 1997, 37.8% in 1996 and 36.6% in 1995. See
Note 4 of Notes to PCS Group Historical Financial Statements for information about the differences that cause the effective income tax rate to vary from the statutory federal rate.

LIQUIDITY AND CAPITAL RESOURCES

  The Companies' primary uses of cash historically have been to fund initial operating losses, capital expenditures, the acquisition of PCS licenses and microwave relocation costs. Losses before interest, taxes, depreciation and amortization were $653 million and $516 million for the six months ended June 30, 1998 and 1997, respectively, and were $1.3 billion, $558 million and $121 million for the years ended December 31, 1997, 1996 and 1995, respectively. Capital expenditures totaled $1.1 billion and $1.5 billion for the six months ended June 30, 1998 and 1997, respectively, and totaled $2.6 billion, $1.7 billion and $146 million for the years ended December 31, 1997, 1996 and 1995, respectively. Capital expenditures were incurred primarily to fund the buildout of the Companies' network. The Companies have also spent a total of approximately $3.0 billion to acquire the PCS licenses.

  Historically, the primary sources of funds for the Companies have been long-term public debt, bank facilities, vendor financing arrangements, partner loans and capital contributions. Long-term debt outstanding, including vendor financing and construction obligations, was $6.8 billion at June 30, 1998 and was $4.6 billion, $1.4 billion and $89 million at December 31, 1997, 1996 and 1995, respectively. The Companies have used vendor financing arrangements to fund the purchase of the equipment and software manufactured by the vendors as well as a substantial part of the construction labor and ancillary equipment (e.g., towers, antennae) required to construct the Companies' PCS network. These facilities serve as a primary financing source for the buildout of the network. For a discussion of certain other debt arrangements see Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo--Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources in this Annex II.

  The continued expansion of Sprint Spectrum Holdings' network and buildout of the SprintCom network as well as the marketing and distribution of Sprint PCS products and services will continue to require substantial capital. The PCS Group currently estimates that capital expenditures for 1998 and 1999 will total approximately $4.7 billion to $5.5 billion. Capital expenditures for the network buildout include switches, base stations, towers, antennae, radio frequency engineering, cell site construction and microwave relocation. Actual amounts of the funds required may vary materially from these estimates and additional funds would be required in the event of significant departures from the current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks. Additional funds will be required to fund anticipated operating losses, working capital requirements and debt service requirements. In addition funds may be required to remain current with technological changes and developments.

  In addition to the above capital requirements, under the Sprint Spectrum Holdings' partnership agreement with Cox, Cox has the right to require that Sprint Spectrum Holdings acquire all or part of Cox's remaining interest in Cox PCS based on the fair market value at the time of such acquisition. Subsequent to December 31, 1997, Cox PCS elected to exercise this right and put an additional 10.2% ownership interest in Cox PCS to Sprint Spectrum Holdings, which Sprint Spectrum Holdings acquired as of June 8, 1998 for approximately $80 million. Sprint Spectrum Holdings also became managing partner of Cox PCS on June 8, 1998. This put gave Sprint Spectrum Holdings a controlling interest of 59.2% in Cox PCS. Cox may put certain remaining interests in Cox PCS to Sprint Spectrum Holdings through December 2008. See "The Tracking Stock Proposal--Amendments to the Cox PCS Agreements."

  Sprint expects that significant payments pursuant to the Tax Sharing Agreement will be made from the FON Group to the PCS Group in light of the substantial operating losses that the PCS Group is expected to incur in the near future. Such payments are intended to reflect the PCS Group's incremental cumulative effect on Sprint's federal and state tax liability and tax credit position.

  Sprint and the Cable Parents have agreed to loan up to $400 million, based on respective ownership interests, to fund the capital requirements of Sprint Spectrum Holdings from the date of the signing of the PCS Restructuring Agreement, May 26, 1998, through the closing date of the PCS Restructuring. As of June 30, 1998, $80.6 million had been loaned by Sprint and the Cable Parents under this agreement and it is anticipated that the remaining amount will be funded during the third quarter of 1998. The PhillieCo Partners agreed to lend up to $50 million, and have fully funded this commitment as of June 30, 1998, to PhillieCo to fund operating and working capital requirements and capital expenditures prior to the closing of the PCS Restructuring. Sprint also agreed to loan up to $110.6 million to fund SprintCom's capital requirements during this same period and has funded substantially all of this commitment as of June 30, 1998. Sprint has been financing SprintCom with Sprint's cash from operations, commercial paper borrowings and leases on specific equipment. Sprint intends to continue to fund the buildout of the SprintCom markets through the closing of this transaction. The above mentioned loans, totaling $510.6 million excluding loans to PhillieCo, may be repaid from the proceeds of an anticipated IPO, as further discussed below, but only to the extent the net proceeds of the IPO exceed $500 million. In the event the loans remain outstanding after the IPO, the remaining balance will be converted into 10-year preferred stock of Sprint convertible into PCS Stock. See "The Tracking Stock Proposal--Funding of the PCS Group Prior to Closing; The PCS Preferred Stock."

  Sprint currently uses the commercial paper market to fund its short-term working capital needs. Sprint uses four commercial paper dealers to place the paper at the most favorable rates and maturities. Sprint also uses the medium-term note and long-term bond markets as well as other debt markets to fund its working capital needs. Sprint intends to borrow funds through the U.S. and international money and capital markets and bank credit markets to fund capital expenditures and operating and working capital requirements and to refinance existing debt obligations of the PCS Group.

  Financing activities for the Groups will be managed by Sprint on a centralized basis. Loans from Sprint or any member of the FON Group to any member of the PCS Group will be made at interest rates and on other terms and conditions substantially equivalent to the interest rates and other terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. Such policy contemplates that such loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which Sprint or members of the FON Group may have acquired the subject funds. Any difference between Sprint's borrowing rates and the rates charged to the PCS Group, which rates are expected to be higher than the rates at which Sprint obtained such financing, will be reflected in the FON Group Combined Financial Statements. This process will be governed by the Tracking Stock Policies as overseen by the Capital Stock Committee.

  Sprint intends to offer to the public shares of Series 1 PCS Stock aggregating total proceeds of between $500 million and $525 million subject to market conditions. Sprint, subject to a disapproval right held by each of the Cable Parents, may elect an offering netting higher proceeds in the IPO if the Board of Directors of Sprint determines that market conditions are favorable to a larger offering. All of the proceeds in the IPO will be allocated to the PCS Group. Proceeds in excess of the initial $500 million to $525 million may be used to repay loans from Sprint and the Cable Parents to Sprint Spectrum Holdings as discussed above. Neither Sprint nor the Cable Parents would sell shares on a secondary basis as part of the IPO. Sprint intends to complete the IPO and the PCS Restructuring concurrently, after stockholder approval of the transaction, subject to prevailing market conditions and other factors. See "The Tracking Stock Proposal--The IPO."

  Sprint intends to file a shelf registration statement for $8.0 billion of debt securities which would replace an existing shelf registration statement for $1.0 billion.. Sprint currently anticipates issuing, at approximately the same time as the IPO, up to $6 billion aggregate principal amount of debt securities under the new shelf registration statement, subject to market conditions. There can be no assurance such debt offering will occur. Proceeds from the sale of securities under the new shelf registration statement would be used to repay short-term borrowings, to refinance existing long-term borrowings, and to provide funds for working capital and new capital expenditures for both the PCS Group and the FON Group.

  Sprint expects to close in August 1998 new revolving credit facilities for approximately $5 billion which will be used to support commercial paper operations and replace its existing credit facilities. The agreements have been negotiated with market terms, conditions and covenants.

  In connection with the PCS Restructuring and the IPO, FT and DT have agreed to purchase shares of PCS Stock so that they will maintain their aggregate 20% voting power. Proceeds from the exercise of these Equity Purchase Rights are expected to total between $225 million and $250 million. See "FT and DT Arrangements--Equity Purchase Rights."

FINANCIAL STRATEGIES

  For information on general hedging policies, interest rate risk management and foreign exchange risk management, please see "Sprint--Management's Discussion and Analysis of Financial Condition and Results of Operations-- Financial Strategies" located in Annex I.

YEAR 2000 ISSUE

  The "Year 2000" issue affects the PCS Group's installed computer systems, network elements, software applications, and other business systems that have time sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system errors. The Year 2000 issue may also affect the systems and applications of the PCS Group's customers, vendors or resellers.

  The PCS Group is undertaking an inventory and assessment of its computer systems, network elements, software applications and other business systems. It is planning that Year 2000 compliance for these critical systems will be achieved in 1999. The PCS Group is also contacting others with whom they conduct business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. The total cost of modifications and conversions is not known at this time; however, it is not expected to be material to the PCS Group's financial position and is being expensed as incurred. In addition, the PCS Group uses publicly available services that are acquired without contract (e.g., global positioning system timing signal) that may be subject to the Year 2000 issue. While the PCS Group believes these systems will be Year 2000 compliant, the PCS Group has no contractual or other right to compel compliance.

  If compliance is not achieved in a timely manner, the Year 2000 issue could have a material adverse effect on the PCS Group's operations. However, the PCS Group is focusing on identifying and addressing all aspects of its operations that may be affected by the Year 2000 issue and is addressing the most critical applications first. The PCS Group intends to develop and implement, if necessary, appropriate contingency plans to mitigate to the extent possible any Year 2000 non compliance.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  See Note 8 of Notes to PCS Group Combined Financial Statements for a discussion of recently issued accounting pronouncements.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sprint Corporation

  We have audited the accompanying combined balance sheets of the PCS Group (as described in Note 2) as of December 31, 1997 and 1996, and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of Sprint Corporation ("Sprint"). Our responsibility is to express an opinion on these financial statements based on our audits. The combined financial statements of Sprint Spectrum Holding Company, L.P., MinorCo., L.P., PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P., (the "Partnerships") have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the combined financial statements of the PCS Group relates to data included for the Partnerships, it is based solely on their report. The PCS Group has a 40% interest in Sprint Spectrum Holding Company, L.P. and MinorCo., L.P. and a 47.1% interest in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. In the combined financial statements, the PCS Group's combined equity in the Partnerships is stated at $781 million and $1,032 million at December 31, 1997 and 1996, respectively, and the PCS Group's combined equity in the net loss of Sprint Spectrum Holding Company, L.P. and PhillieCo, L.P. is stated at $656 million, $192 million and $31 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the PCS Group at December 31, 1997 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As more fully discussed in Note 2, the combined financial statements of the PCS Group should be read in connection with the audited consolidated financial statements of Sprint.

                                          Ernst & Young LLP

Kansas City, Missouri
May 26, 1998

                                   PCS GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                       SIX MONTHS       YEAR ENDED DECEMBER
                                     ENDED JUNE 30,             31,
                                     ----------------  ------------------------
                                      1998     1997     1997     1996     1995
                                     -------  -------  -------  -------  ------
                                       (UNAUDITED)
Selling, general and administrative
 expenses..........................  $  39.5  $   3.6  $  18.5  $   0.5  $  --
Equity in loss of Sprint Spectrum
 Holdings and PhillieCo............    436.0    221.9    659.6    191.8    31.4
                                     -------  -------  -------  -------  ------
Loss before income taxes...........   (475.5)  (225.5)  (678.1)  (192.3)  (31.4)
Income tax benefit.................    179.9     85.8    259.0     72.6    11.5
                                     -------  -------  -------  -------  ------
Net loss ..........................  $(295.6) $(139.7) $(419.1) $(119.7) $(19.9)
                                     =======  =======  =======  =======  ======



            See accompanying Notes to Combined Financial Statements.

                                   PCS GROUP

                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)

                                                   JUNE 30,     DECEMBER 31,
                                                  ----------- -----------------
                                                     1998       1997     1996
                                                  ----------- -------- --------
                                                  (UNAUDITED)
ASSETS
Prepaid expenses and other current assets........  $   22.6   $    2.9 $    --
Property, plant and equipment....................   1,009.5      177.3      --
Investments in Sprint Spectrum Holdings and
 PhillieCo.......................................     598.1      968.4  1,175.8
Investment in PCS licenses.......................     544.5      544.5     84.0
Other noncurrent assets .........................      69.3        --       --
                                                   --------   -------- --------
    Total........................................  $2,244.0   $1,693.1 $1,259.8
                                                   ========   ======== ========
LIABILITIES AND GROUP EQUITY
Current liabilities
  Current maturities of long-term debt ..........  $   19.9   $    --  $    --
  Accounts payable...............................      31.6       17.8      --
  Advance from the FON Group.....................     186.3        --       --
  Payable to Sprint Spectrum Holdings............      31.6       19.0      --
  Accrued expenses and other current liabilities.       1.9       20.8      --
                                                   --------   -------- --------
    Total current liabilities....................     271.3       57.6      --
Construction obligations.........................     474.8        --       --
Capital lease obligations........................     234.7        --       --
Deferred income taxes and other liabilities......     314.2      249.6     72.2
Group equity.....................................     949.0    1,385.9  1,187.6
                                                   --------   -------- --------
    Total........................................  $2,244.0   $1,693.1 $1,259.8
                                                   ========   ======== ========


            See accompanying Notes to Combined Financial Statements.

                                   PCS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                 SIX MONTHS               YEAR ENDED
                               ENDED JUNE 30,            DECEMBER 31,
                              ------------------  ----------------------------
                                1998      1997      1997       1996     1995
                              --------  --------  ---------  --------  -------
                                 (UNAUDITED)
OPERATING ACTIVITIES
Net loss....................  $ (295.6) $ (139.7) $  (419.1) $ (119.7) $ (19.9)
Adjustments to reconcile net
 loss to net cash provided
 (used) by operating
 activities:
  Equity in net losses of
   affiliates...............     436.0     221.9      659.6     191.8     31.4
  Deferred income taxes.....      58.5      41.6      175.7      64.2      8.0
  Current tax benefit
   utilized by the FON
   Group....................    (238.4)   (127.4)    (434.7)   (136.8)   (19.5)
  Changes in assets and
   liabilities:
    Prepaid expenses and
     other current assets...     (19.7)     (0.4)      (2.9)      --       --
    Accounts payable and
     other current
     liabilities............       7.5      19.3       57.6       --       --
    Noncurrent assets and
     liabilities, net.......     (63.2)      0.1        1.3       --       --
                              --------  --------  ---------  --------  -------
Net cash provided (used) by
 operating activities.......    (114.9)     15.4       37.5      (0.5)     --
                              --------  --------  ---------  --------  -------
INVESTING ACTIVITIES
Capital expenditures........    (552.3)    (31.8)    (153.7)      --       --
Purchase of PCS licenses....       --     (433.7)    (460.1)    (84.0)     --
Investments in Sprint
 Spectrum Holdings and
 PhillieCo..................     (65.7)    (86.7)    (405.9)   (297.5)  (910.9)
                              --------  --------  ---------  --------  -------
Net cash used by investing
 activities.................    (618.0)   (552.2)  (1,019.7)   (381.5)  (910.9)
                              --------  --------  ---------  --------  -------
FINANCING ACTIVITIES
Advance from the FON Group..     186.3       --         --        --       --
Contributions from (to) the
 FON Group..................    (165.1)    409.4      547.5     245.2    891.4
Current tax benefit utilized
 by the FON Group...........     238.4     127.4      434.7     136.8     19.5
Change in construction
 obligations................     474.8       --         --        --       --
Other.......................      (1.5)      --         --        --       --
                              --------  --------  ---------  --------  -------
Net cash provided by
 financing activities.......     732.9     536.8      982.2     382.0    910.9
                              --------  --------  ---------  --------  -------
INCREASE (DECREASE) IN CASH
 AND EQUIVALENTS............       --        --         --        --       --
CASH AND EQUIVALENTS AT
 BEGINNING OF PERIOD........       --        --         --        --       --
                              --------  --------  ---------  --------  -------
CASH AND EQUIVALENTS AT END
 OF PERIOD..................  $    --   $    --   $     --   $    --   $   --
                              ========  ========  =========  ========  =======
NONCASH INVESTING AND
 FINANCING ACTIVITIES
Assets acquired under a
 capital lease obligation...  $  256.1  $    --   $     --   $    --   $   --
                              ========  ========  =========  ========  =======

            See accompanying Notes to Combined Financial Statements.

                                   PCS GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. RECAPITALIZATION PLAN

  Sprint Corporation (and with its subsidiaries "Sprint") has entered into a restructuring agreement with Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox," and together with TCI and Comcast the "Cable Parents") to restructure Sprint's wireless personal communications services ("PCS") operations (the "PCS Restructuring"). Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (together, "Sprint Spectrum Holdings") and the joint venture interests of TCI and Cox in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. (together, "PhillieCo"). In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock (the "PCS Stock"). The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly-owned subsidiaries, SprintCom, Inc. and SprintCom Equipment Company, L.P. (together, "SprintCom"). These operations will be referred to as the PCS Group.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Combination and Presentation

  The Combined Financial Statements of the PCS Group together with the Combined Financial Statements of the FON Group (the "Groups") comprise all of the accounts included in the corresponding Consolidated Financial Statements of Sprint. Investments in entities in which the PCS Group exercises significant influence, but does not control, are accounted for using the equity method (see Note 3). The separate Group Combined Financial Statements give effect to the accounting policies that will be applicable upon implementation of the PCS Restructuring. The separate Groups' Combined Financial Statements have been prepared on a basis that management believes to be reasonable and appropriate and include: (i) the combined historical balance sheets, results of operations and cash flows of the businesses that comprise each of the Groups with all significant intragroup amounts and transactions eliminated and (ii) in the case of the FON Group Combined Financial Statements, corporate assets and liabilities and related transactions of Sprint. Transactions between the PCS Group and the FON Group have not been eliminated.

  The Combined Financial Statements of the PCS Group provide holders of PCS stock with financial information regarding the underlying businesses of the PCS Group. Notwithstanding the allocation of assets and liabilities (including contingent liabilities) and stockholders' equity between the PCS Group and the FON Group for the purpose of preparing the respective financial statements of such Groups, investors in PCS Stock and FON Stock are stockholders of Sprint and are subject to risks associated with an investment in a single company and all of Sprint's businesses, assets and liabilities. Sprint retains all beneficial ownership and control of the assets and operations of the FON Group and, after the PCS Restructuring, the PCS Group (subject to a minority interest). Financial effects arising from either Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other Group or market price of the class of common stock relating to the other Group. Any net losses of the PCS Group or the FON Group, and dividends or distributions on, or repurchases of, PCS Stock or FON Stock, will reduce the funds of Sprint legally available for payment of dividends on both the PCS Stock and the FON Stock. Accordingly, the PCS Group Combined Financial Statements should be read in conjunction with Sprint's Consolidated Financial Statements and the FON Group Combined Financial Statements.

                                   PCS GROUP

  The PCS Group Combined Financial Statements are prepared according to generally accepted accounting principles ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  The unaudited interim financial information presented has been prepared according to GAAP and the rules and regulations of the Securities and Exchange Commission for interim reporting. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the interim combined financial position, results of operations and cash flows of the PCS Group.

 Classification of Operations

  The PCS Group includes Sprint's domestic wireless mobile telephony activities and any other domestic PCS services, which includes (i) the investment in Sprint Spectrum Holdings and the investment in PhillieCo, both of which are reflected on the equity basis and (ii) SprintCom. Upon completion of the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be reflected on a consolidated basis in the PCS Group Combined Financial Statements.

  Sprint Spectrum Holdings, PhillieCo and SprintCom are building the nation's first single-technology, all digital, state-of-the-art wireless network to provide PCS across the United States operating on one frequency. PCS uses digital technology, which has sound quality superior to analog cellular technology and is less susceptible to interference and eavesdropping. PCS also offers features such as voicemail and Caller ID.

 Earnings Per Share

  Historical earnings per share are omitted from the Combined Statements of Operations because the PCS Stock was not part of the capital structure of Sprint for the periods presented. See the Sprint Consolidated Financial Statements in Annex I for information regarding earnings per share based on Sprint's existing capital structure. Following implementation of the PCS Restructuring, the method of calculating earnings per share for the PCS Group will reflect the terms of the proposed amendments to Sprint's articles of incorporation. Earnings per share will be computed by dividing the net income or loss of the PCS Group by the weighted average number of shares of PCS Stock and dilutive securities, such as warrants and options, outstanding during the applicable period.

 Property, Plant and Equipment

  Property, plant and equipment is recorded at cost and consists primarily of construction work in progress. Generally, ordinary asset retirements and disposals are charged against accumulated depreciation with no gain or loss recognized. Repairs and maintenance costs are expensed as incurred. Once operations of SprintCom commence, property, plant and equipment will be depreciated on a straight-line basis over their estimated economic useful lives. The PCS Group expects to launch service in certain of the SprintCom markets during the third quarter of 1998.

 Investment in PCS Licenses

  The PCS group has acquired licenses from the Federal Communications Commission ("FCC") to operate as a PCS service provider. These licenses are recorded at cost and will be amortized over a 40-year period commencing with the initiation of service in a specific geographic area. The FCC grants licenses for terms of up to ten years, and generally grants renewals for additional 10-year terms if the licensee has complied with its license obligations. The PCS Group believes it will be able to secure renewal of the PCS licenses that are held by the entities comprising the PCS Group. The PCS Group expects to launch service in certain of the SprintCom markets during the third quarter of 1998.

                                   PCS GROUP

 Income Taxes

  The PCS Group records deferred income taxes based on certain temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for tax purposes.

  The operations of the PCS Group are included in the consolidated federal income tax return of Sprint. The PCS Group's federal income tax represents the difference between the Sprint consolidated federal income tax and the FON Group's federal income tax. The related current tax benefits generated from the inclusion of the PCS Group operating losses in the Sprint consolidated federal income tax return have been reflected as contributions from the FON Group to the PCS Group in the PCS Group combined statements of cash flow. The PCS Group's state tax is computed using a methodology consistent with that used to compute federal income tax.

 Capitalized Interest

  Sprint capitalized interest costs related to its investments in Sprint Spectrum Holdings and PhillieCo until July 1997, at which time Sprint Spectrum Holdings and PhillieCo no longer qualified as development-stage companies. Amounts capitalized totaled $46 million, $96 million, and $43 million at December 31, 1997, 1996, and 1995, respectively. The capitalized interest on the investments in Sprint Spectrum Holdings and PhillieCo was contributed to and is being amortized by the PCS Group.

  In addition, Sprint capitalizes interest costs associated with the network buildout of SprintCom. Interest capitalized for the year ended December 31, 1997 was $24 million. Such interest was also contributed to and will be amortized by the PCS Group.

3. INVESTMENTS IN SPRINT SPECTRUM HOLDINGS AND PHILLIECO

  Sprint has a 40% interest in Sprint Spectrum Holdings and a 47.1% interest in PhillieCo, respectively. These investments are accounted for using the equity method. Combined, summarized financial information (100% basis) of these entities is as follows (in millions):

                                  SIX MONTHS             AT OR FOR THE
                                ENDED JUNE 30,      YEAR ENDED DECEMBER 31,
                               ------------------  ----------------------------
                                 1998      1997      1997       1996     1995
                               ---------  -------  ---------  --------  -------
                                  (UNAUDITED)
   Results of operations
     Net operating revenues... $   468.0  $  35.3  $   258.0  $    4.2  $   --
                               =========  =======  =========  ========  =======
     Operating loss........... $  (933.2) $(477.7) $(1,379.7) $ (357.6) $ (66.9)
                               =========  =======  =========  ========  =======
     Net loss................. $(1,073.6) $(555.8) $(1,632.7) $ (444.6) $(112.7)
                               =========  =======  =========  ========  =======
   Financial position
     Current assets...........                     $   417.9  $  401.8
     Noncurrent assets........                       6,640.0   4,041.8
                                                   ---------  --------
     Total....................                     $ 7,057.9  $4,443.6
                                                   =========  ========
     Current liabilities......                     $   834.5  $  471.2
     Noncurrent liabilities...                       4,289.4   1,412.5
     Partners' equity.........                       1,934.0   2,559.9
                                                   ---------  --------
     Total....................                     $ 7,057.9  $4,443.6
                                                   =========  ========

                                   PCS GROUP

4. INCOME TAXES

  Income tax benefit consists of the following:

                                                       1997     1996     1995
                                                      -------  -------  ------
                                                          (IN MILLIONS)
      Current income tax benefit
        Federal...................................... $(414.1) $(122.8) $(16.3)
        State........................................   (20.6)   (14.0)   (3.2)
                                                      -------  -------  ------
      Total current..................................  (434.7)  (136.8)  (19.5)
                                                      -------  -------  ------
      Deferred income tax expense (benefit)
        Federal......................................   187.0     59.4     5.8
        State........................................   (11.3)     4.8     2.2
                                                      -------  -------  ------
      Total deferred.................................   175.7     64.2     8.0
                                                      -------  -------  ------
      Total income tax benefit....................... $(259.0) $ (72.6) $(11.5)
                                                      =======  =======  ======

  The differences that caused the effective income tax rates to vary from the statutory federal rate of 35% were as follows:

                                                        1997     1996    1995
                                                       -------  ------  ------
                                                           (IN MILLIONS)
      Income tax benefit at the statutory rate........ $(237.3) $(67.3) $(11.0)
      Effect of
        State income taxes, net of federal income tax
         effect.......................................   (20.7)   (6.0)   (0.7)
        Other, net....................................    (1.0)    0.7     0.2
                                                       -------  ------  ------
      Income tax benefit.............................. $(259.0) $(72.6) $(11.5)
                                                       =======  ======  ======
      Effective income tax rate.......................    38.2%   37.8%   36.6%
                                                       =======  ======  ======

  The PCS Group recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases and for its share of similar temporary differences of Sprint Spectrum Holdings and PhillieCo. The sources of the differences that give rise to the deferred income tax assets and liabilities at December 31, 1997 and 1996, along with the income tax effect of each, were as follows:

                                             1997 DEFERRED      1996 DEFERRED
                                               INCOME TAX         INCOME TAX
                                           ------------------ ------------------
                                           ASSETS LIABILITIES ASSETS LIABILITIES
                                           ------ ----------- ------ -----------
                                                       (IN MILLIONS)
   Property, plant and equipment.......... $ --     $183.0    $ --      $28.5
   Capitalized interest...................   --       83.6      --       55.8
   Reserves and allowances................   8.2       --       2.2       --
   Operating loss carryforwards...........  24.1       --       8.9       --
   Other, net.............................   --       13.6      1.0       --
                                           -----    ------    -----     -----
   Total.................................. $32.3    $280.2    $12.1     $84.3
                                           =====    ======    =====     =====

  Management believes it is more likely than not that the deferred income tax asset will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of the existing

                                   PCS GROUP
deferred tax liability. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions, and future operating income levels may, however, affect the ultimate realization of all or some of this deferred income tax asset.

  At December 31, 1997, the PCS Group had recorded tax benefits of $37 million related to state operating loss carryforwards. The loss carryforwards expire in varying amounts per year from 2000 through 2012.

5. PCS GROUP EQUITY

  Following is a reconciliation of the PCS Group's equity (in millions):

                                   SIX MONTHS              YEAR ENDED
                                 ENDED JUNE 30,           DECEMBER 31,
                                ------------------  --------------------------
                                  1998      1997      1997      1996     1995
                                --------  --------  --------  --------  ------
                                   (UNAUDITED)
   Balance at beginning of
    period..................... $1,385.9  $1,187.6  $1,187.6  $  965.8  $ 51.1
   Net loss....................   (295.6)   (139.7)   (419.1)   (119.7)  (19.9)
   Contributions from the FON
    Group......................     97.1     584.0   1,052.1     478.3   954.1
   Equity transfers to the FON
    Group......................   (238.4)   (127.4)   (434.7)   (136.8)  (19.5)
                                --------  --------  --------  --------  ------
   Balance at end of period.... $  949.0  $1,504.5  $1,385.9  $1,187.6  $965.8
                                ========  ========  ========  ========  ======

6. COMMITMENTS AND CONTINGENCIES

 Litigation, Claims and Assessments

  The holders of PCS Stock will be stockholders of Sprint and will continue to be subject to all of the risks associated with an investment in Sprint, including any legal proceedings and claims affecting the FON Group.

  Various suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not result in a material effect on the PCS Group's Combined Financial Statements.

 Commitments

  In the third and fourth quarters of 1997, SprintCom entered into procurement and services contracts with Motorola and Nortel, respectively, for equipment, software and certain engineering services. These contracts provide for an initial term of five years with renewals for additional one-year periods. Pricing for the initial equipment, software and engineering services has been established in the procurement contracts. The procurement contracts provide for payment terms based on delivery dates and various acceptance milestones. In the event of delay in delivering equipment or services, the procurement contracts provide for certain amounts to be paid to SprintCom by the vendor. The minimum commitments for the initial term are approximately $300 million and $200 million for Motorola and Nortel, respectively, for PCS CDMA 1900 MHz equipment and software.

  Sprint and the Cable Parents have agreed to loan up to $400 million, based on respective ownership interests, to fund the capital requirements of Sprint Spectrum Holdings from the date of the signing of the PCS Restructuring agreement through the closing date of the PCS Restructuring. The PhillieCo Partners have agreed to lend up to $50 million to PhillieCo to fund operating and working capital requirements and capital expenditures prior to closing. Sprint has also agreed to loan up to $110.6 million to fund SprintCom's capital requirements during the same period. Sprint has been financing SprintCom with cash from operations, commercial paper borrowings and leases on specific equipment. Sprint intends to continue to fund the buildout of the SprintCom

                                   PCS GROUP
markets through the closing of this transaction. The above mentioned loans to Sprint Spectrum Holdings and SprintCom totaling $510.6 million, may be repaid from the proceeds of an anticipated IPO, but only to the extent the net proceeds of the IPO exceed $500 million. There can be no assurance that the IPO will occur. In the event the loans remain outstanding after the IPO, the remaining balance will be converted into 10-year preferred stock convertible into PCS Stock.

 Operating Leases

  Minimum rental commitments at December 31, 1997 for all non-cancelable operating leases, consisting mainly of leases for cell and switch sites and office space, are as follows (in millions):

      1998................................................................ $18.9
      1999................................................................  13.3
      2000................................................................  13.4
      2001................................................................  13.4
      2002................................................................   8.0
      Thereafter..........................................................   5.1

  Gross rental expense aggregated $4 million for the year ended December 31, 1997. Certain cell and switch site leases contain renewal options (generally for terms of five years) that may be exercised from time to time and are excluded from the above amounts.

7. ADDITIONAL FINANCIAL INFORMATION

 Related Party Transactions

  Sprint Spectrum L.P. provides general management, engineering, procurement, accounting and other related services to SprintCom. Sprint Spectrum L.P. is currently building out the network infrastructure in certain BTA markets where SprintCom was awarded licenses. For the year ended December 31, 1997, Sprint Spectrum L.P. provided $29 million in services to SprintCom, the majority of which are capitalized as property, plant and equipment within the Combined Balance Sheets of the PCS Group.

  Certain members of the FON Group provide management, printing/mailing and warehousing services to the PCS Group. Charges to the PCS Group for such services totaled $17 million, $12 million, and $3 million, for the years ended December 31, 1997, 1996 and 1995, respectively.

8. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." This new standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance. SFAS 131 requires companies to disclose a measure of segment profit or loss (operating income, for example), segment assets, and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues. Sprint will adopt SFAS 131 in its December 31, 1998 financial statements. This statement is not expected to have a significant effect on the PCS Group, as it only operates within one segment under the new standard.

9. SUBSEQUENT EVENTS (UNAUDITED)

  Subsequent to December 31, 1997, SprintCom entered into leveraged lease arrangements for certain telecommunications equipment. The leveraged leases are accounted for as capital leases. Lease obligations of $256 million have been recorded under these arrangements as of June 30, 1998.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                            SELECTED FINANCIAL DATA

  The following table sets forth Selected Financial Data of Sprint Spectrum Holding Company, MinorCo and PhillieCo and should be read in conjunction with the Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Management's Discussion and Analysis of Financial Condition and Results of Operations, and the Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements and Notes thereto. The Selected Financial Data at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, have been derived from the Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements, which have been audited by Deloitte & Touche LLP, independent auditors. The Selected Financial Data at December 31, 1995 and at June 30, 1998 and for the six months ended June 30, 1998 and 1997, have been derived from the unaudited Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements. The unaudited Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements have been prepared on the same basis as the audited Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods.

                            AT OR FOR THE
                             SIX MONTHS                 AT OR FOR THE
                           ENDED JUNE 30,          YEAR ENDED DECEMBER 31,
                         --------------------  ----------------------------------
                           1998       1997       1997       1996    1995(1)
                         ---------  ---------  ---------  --------  --------
                                            (IN MILLIONS)
RESULTS OF OPERATIONS
 DATA
Net operating revenues.. $   468.0  $    35.3  $   258.0  $    4.2  $    --
Operating loss..........    (933.2)    (477.7)  (1,379.7)   (357.6)    (66.9)
Net loss................  (1,073.6)    (555.8)  (1,632.7)   (444.6)   (112.7)
CASH FLOW DATA
Net cash used in
 operating activities... $  (712.5) $  (392.7) $  (848.2) $ (172.4) $  (16.9)
Capital expenditures....    (587.4)  (1,260.9)  (2,124.6) (1,419.2)    (31.8)
Purchase of PCS
 licenses...............       --         --         --        --   (2,085.8)
BALANCE SHEET DATA
Total assets............ $ 8,151.4             $ 7,057.9  $4,443.6  $2,329.3
Property, plant and
 equipment..............   4,277.4               3,538.2   1,441.6      32.0
Long-term debt and
 construction
 obligations (including
 short-term borrowings).   6,049.1               4,273.8   1,401.2       --

--------
(1) Sprint Spectrum Holding Company, MinorCo and PhillieCo had no operations prior to 1995.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion and analysis should be read in conjunction with the combined financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries and PhillieCo Partners II, L.P. and subsidiaries (collectively, the "Company" or the "Partnerships") which offer services as Sprint PCS.

  Sprint Spectrum Holding Company, L.P. ("Holdings") and MinorCo, L.P. ("MinorCo") are limited partnerships formed by subsidiaries (the "Partners") of Sprint Corporation ("Sprint"), Tele-Communications, Inc. ("TCI"), Cox Communications, Inc. ("Cox"), and Comcast Corporation ("Comcast", and together with Sprint, TCI and Cox, the "Parents"). Holdings is the 99% general partner of, and is consolidated with, its subsidiaries, including NewTelco, L.P. ("NewTelco"), American PCS, L.P. ("APC") and Sprint Spectrum L.P., which, in turn, has several subsidiaries. Sprint Spectrum L.P.'s subsidiaries are Sprint Spectrum Equipment Company, L.P. ("EquipmentCo"), Sprint Spectrum Realty Company, L.P. ("RealtyCo"), Sprint Spectrum Finance Corporation ("FinCo"), and WirelessCo. MinorCo holds the minority ownership interests of 1% in NewTelco, Sprint Spectrum L.P., EquipmentCo, RealtyCo and WirelessCo at June 30, 1998, December 31, 1997 and 1996, and APC at June 30, 1998 and December 31, 1997. Holdings owns a 59.2% interest in, and is consolidated with, Cox Communications PCS, L.P. ("Cox PCS") at June 30, 1998.

  PhillieCo Partners I, L.P. ("PhillieCo I") and PhillieCo Partners II, L.P. ("PhillieCo II") are limited partnerships formed by subsidiaries of Sprint, TCI and Cox (the "PhillieCo Parents"). PhillieCo I is the 99% general partner of, and is consolidated with, its subsidiaries, including PhillieCo Sub, L.P. ("PhillieCo Sub") and PhillieCo, L.P. ("PhillieCo"). PhillieCo II holds the minority ownership interests of 1% in PhillieCo Sub and PhillieCo.

  The Company includes certain estimates, projections and other forward-looking statements in its reports as well as in presentations to analysts and others and in other material disseminated to the public. There can be no assurances of future performance and actual results may differ materially from those in the forward-looking statements. Factors which could cause actual results to differ materially from estimates or projections contained in forward-looking statements include:

  . the establishment of a market for new digital personal communications services ("PCS");

  . the introduction of competitive service plans and pricing and other effects of vigorous competition in the markets in which the Company currently operates or intends to market its services;

  . the impact of technological change which may diminish the value of existing equipment which may, in turn, result in the need to incur additional costs to upgrade previously sold communications equipment;

  .  the cost of entering new markets necessary to provide services;

  . the impact of any unusual items resulting from ongoing evaluations of the Company's business strategies;

  . the impact of changes brought about by possible restructuring of partners' ownership interests;

  . the effects of unanticipated delays or problems with the development of technologies and systems used by the Company;

  . requirements imposed on the Company and its competitors by the Federal Communications Commission ("FCC") and state regulatory commissions under the Telecommunications Act of 1996;

  .  the impact of the Year 2000 issue and any related noncompliance;

  . the possibility of one or more of the markets in which the Company will compete being impacted by variations in political, economic or other factors over which the Company has no control;

  . the effects of unanticipated delays resulting from zoning or other disputes with municipalities; and

  .   unexpected results in litigation.

GENERAL

  LICENSE AND NETWORK COVERAGE--The Company through Sprint Spectrum L.P. acquired PCS licenses in the FCC's A Block and B Block PCS auction, which concluded in March 1995, to provide service to 30 major trading areas ("MTAs") covering 159.4 million Pops. Additionally, Cox contributed to the Company, effective February 6, 1997, a PCS license for the Omaha MTA covering 1.7 million Pops. The Company has also affiliated with and expects to continue to affiliate with other PCS providers. Pursuant to affiliation agreements, each affiliated PCS service provider will use the Sprint(R) and Sprint PCS SM brand names, trademarks of Sprint Communications Company L.P. ("Sprint Communications").

  In 1997 the Company commenced service in all of the MTAs in which it owns a license and expects to continue to incur additional construction costs as it expands coverage in existing license areas. Additionally, the Company will require substantial working capital to fund initial operating activities, including the up-front customer acquisition costs. The extent to which the Company is able to generate operating revenue and earnings is dependent on a number of business factors, including maintaining existing financing, generating operating revenues, and attaining profitable levels of market demand for the Company's products and services.

  AFFILIATIONS--The following is a detail of affiliates in which the Partners have an ownership interest and to which Sprint Spectrum L.P. provides management services.

  APC--As of January 1, 1998, Holdings and MinorCo own 99.75% and 0.25%, respectively, of the partnership interests in APC. APC, through subsidiaries, owns a PCS license for and operates both a broadband CDMA (code division multiple access) network and GSM (global system for mobile communications) network in the Washington D.C./Baltimore MTA, which covers approximately 8.3 million Pops. APC launched CDMA service in April 1998. APC has affiliated with Sprint Spectrum L.P. and is marketing its products and services under the Sprint brand name.

  Cox PCS--As of June 8, 1998, Holdings also owns a 59.2% general partnership interest in and is the managing partner of Cox PCS, a limited partnership that owns a PCS license for the Los Angeles-San Diego-Las Vegas MTA covering 21.5 million Pops. Cox, which previously owned this license, contributed the license to Cox PCS on March 31, 1997. Sprint Spectrum L.P. signed an affiliation agreement with Cox PCS on December 31, 1996. Through December 2008, Cox may put certain remaining interests in Cox PCS to Holdings.

  SprintCom, Inc. ("SprintCom")--SprintCom, a wholly-owned subsidiary of Sprint, participated in the FCC's D and E Block auction which ended January 1997, and was awarded licenses for 139 of 493 BTAs, covering approximately
74.9 million Pops, all of which are geographic areas not covered by the Company's owned PCS licenses or licenses owned by APC or Cox PCS. In accordance with the Amended and Restated Agreement of Limited Partnership of MajorCo, L.P. (renamed Sprint Spectrum Holding Company, L.P. ) dated January 31, 1996, SprintCom is required to offer to enter into an affiliation agreement with Holdings with respect to such BTA licenses pursuant to which SprintCom's systems in such areas would be included in the Company's national PCS network, although a final agreement has not yet been reached. In the interim, Sprint Spectrum L.P. has been providing buildout services in certain BTA markets where SprintCom was awarded PCS licenses and is being reimbursed for such services, which include engineering, management, purchasing, accounting, and other related services. SprintCom intends to market its products and services as Sprint PCS.

  ROAMING--The Company has entered into roaming agreements with various analog cellular providers in the United States and Canada. Additionally, the Company has negotiated roaming arrangements with other CDMA PCS carriers who provide service in certain geographic areas not currently covered by the CDMA network of Sprint Spectrum L.P. and its affiliates. As a result, customers with dual-mode handsets capable of transmitting over cellular and CDMA PCS frequencies have the ability to roam in areas where Sprint PCS service is not available and where there are roaming agreements.

EMERGENCE FROM DEVELOPMENT STAGE AND CONTINUING RISK FACTORS

  EMERGENCE FROM DEVELOPMENT STAGE--Prior to the third quarter of 1997, the Company reported its operations as a development stage enterprise. During the development stage, the Company incurred expenditures in conjunction with PCS license acquisitions, initial design and construction of the PCS network, engineering, marketing, administrative and other start-up expenses. The Company has now commenced service in all of the MTAs in which it owns a license and expects to continue to incur additional construction costs as it expands coverage in existing license areas. Additionally, the Company will require substantial working capital to fund initial operating activities, including the up-front customer acquisition costs. The extent to which the Company is able to generate operating revenue and earnings is dependent on a number of business factors, including maintaining existing financing, generating operating revenues and attaining profitable levels of market demand for the Company's products and services.

  DEADLOCK EVENT--The proposed budgets for fiscal year 1998 have not been approved by the Holdings or PhillieCo I partnership boards, which resulted in the occurrence of a "Deadlock Event" as of January 1, 1998 under the Holdings and PhillieCo I Partnership Agreements. Holdings is the sole general partner of Sprint Spectrum L.P. PhillieCo I is the sole general partner of PhillieCo Sub. Under the Holdings and PhillieCo I Partnership Agreements, if one of the Partners refers the budget issue to the chief executive officers of the Parents for resolution pursuant to specified procedures and the issue remains unresolved, buy/sell provisions would be triggered which may result in the purchase by one or more of the Partners of the interest of the other partners, or, in certain circumstances, the liquidation of Holdings and PhillieCo I and their subsidiaries. Discussions among the Partners about restructuring their interests in Holdings and PhillieCo I, in lieu of triggering such buy/sell procedures, have resulted in the Partners entering into a restructuring agreement dated May 26, 1998. See "PCS Restructuring" below for a discussion of the restructuring agreement between the Partners.

  BUSINESS PLAN--The Company's business plan will require additional capital financing prior to the end of 1998. Sources of funding for the Company's further financing requirements may include additional vendor financing, public offerings or private placements of equity and/or debt securities, commercial bank loans and/or capital contributions from the partners. There can be no assurance that any additional financing can be obtained on a timely basis and on terms acceptable to the Company and its partners and within limitations contained in the Notes, the agreements governing the Secured Financing and any new financing arrangements. Failure to obtain any such financing could result in the delay or abandonment of the Company's development and expansion plans and expenditures, the failure to meet regulatory requirements or other potential adverse consequences.

  PCS RESTRUCTURING--Sprint has entered into a restructuring agreement with TCI, Comcast, and Cox to restructure Sprint's PCS operations (the "PCS Restructuring") subject to Sprint stockholder and FCC approvals. If the PCS Restructuring occurs as planned, Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint PCS and the joint venture interest of TCI and Cox in PhillieCo I and II. In exchange for these joint venture interests, Sprint will issue to TCI, Comcast, and Cox a newly created class of Sprint common stock (the "PCS Stock"). The PCS Stock will be intended to reflect separately the performance of these joint ventures and Sprint's other PCS interests. The operations will be referred to as the PCS Group.

  YEAR 2000 ISSUE--The "Year 2000" issue affects the Company's installed computer systems, network elements, software applications, and other business systems that have time sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system errors. The Year 2000 issue may also affect the systems and applications of the Company's customers, vendors or resellers.

  The Company is undertaking an inventory and assessment of its computer systems, network elements, software applications and other business systems. It is planning that Year 2000 compliance for these critical systems will be achieved in 1999. The Company is also contacting others with whom they conduct business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. The total cost of modifications and conversions is not known at this time; however, it is not expected to be material to the Company's financial position and is being expensed as incurred. In addition, the Company uses publicly available services that are acquired without contract (e.g., global positioning system timing signal) that may be subject to the Year 2000 issue. While the Company believes these systems will be Year 2000 compliant, the Company has no contractual or other right to compel compliance.

  If compliance is not achieved in a timely manner, the Year 2000 issue could have a material adverse effect on the Company's operations. However, the Company is focusing on identifying and addressing all aspects of its operations that may be affected by the Year 2000 issue and is addressing the most critical applications first. Sprint intends to develop and implement, if necessary, appropriate contingency plans to mitigate to the extent possible any Year 2000 noncompliance.

LIQUIDITY AND CAPITAL RESOURCES

  The continued expansion of the Company's PCS network and the marketing and distribution of the Company's PCS products and services will continue to require substantial capital. Actual amounts of the funds required may vary in the event of, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks.

  The Company currently has limited sources of revenue to meet its capital requirements and has relied upon capital contributions, third party debt and public debt. The Holdings Partnership Agreement provides for planned aggregate equity capital contributions of approximately $4.2 billion by the Partners ("Total Mandatory Contributions"). Total Mandatory Contributions include agreed upon values attributable to the contributions of certain additional PCS licenses by a Partner. The Total Mandatory Contributions amount is required to be contributed in accordance with capital contribution schedules to be set forth in approved annual budgets. The partnership board of Holdings may request capital contributions to be made in the absence of an approved budget or more quickly than provided for in an approved budget, but always subject to the Total Mandatory Contributions limit. Throughout 1997, the Partners continued to make such capital contributions by mutual agreement in the absence of an approved budget for 1997. However, the Partners have no such obligation in the absence of an approved budget, and there can be no assurance the Partners will reach such an agreement or approve the 1998 proposed budget. See "Emergence From Development Stage and Continuing Risk Factors--Deadlock Event" for further discussion related to absence of an approved budget. As of June 30, 1998, the Partners have fulfilled their capital contribution commitments under the Holdings Partnership Agreement. Amounts budgeted by the Partners in future years will determine the extent to which the remaining commitments will be available to the Company.

  In October 1996 and as amended in December 1997, Sprint Spectrum L.P. entered into a credit agreement with The Chase Manhattan Bank, as administrative agent for a group of lenders, for a $2.0 billion senior secured credit facility (the "Bank Facility"). The proceeds of the Bank Facility are to be used to finance working capital needs, subscriber acquisition costs, capital expenditures and other general purposes of Sprint Spectrum L.P. The Bank Facility consists of a $300 million term loan commitment and a revolving credit commitment of $1.7 billion. As of June 30, 1998 and December 31, 1997, $300 million had been borrowed under the term loan. As of June 30, 1998 and December 31, 1997, $1.4 billion and $605.0 million had been borrowed under the revolving credit facility, respectively, with $300 million and $1.1 billion remaining available, respectively. There were no borrowings under the revolving credit commitment at December 31, 1996.

  Also in October 1996, Sprint Spectrum L.P. entered into credit agreements for up to an aggregate of $3.1 billion of senior secured multiple drawdown term loan facilities from two of its network infrastructure equipment vendors. As amended in April and November 1997, the Nortel facility provides $1.3 billion in senior secured loans. The Lucent facility, as amended in May and December 1997, provides $1.8 billion in senior secured loans (together the "Vendor Financing" and together with the Bank Facility, the "Secured Financing"). The Company is using the proceeds from the Vendor Financing to fund the purchase of the equipment and software manufactured by the vendors as well as a substantial part of the construction and ancillary equipment (e.g., towers, antennae, cable) required to construct the Company's PCS network. These facilities serve as the primary financing mechanism for the buildout of the network. The Company has borrowed $2.3 billion and $1.6 billion under such facilities at June 30, 1998 and December 31, 1997, respectively, of which $300 million was syndicated to Sprint.

  The Bank Credit Facility agreement and the Vendor Financing agreements contain certain restrictive financial and operating covenants, including, among other requirements, maximum debt ratios (including debt to total capitalization), limitations on capital expenditures, limitations on additional indebtedness and limitations on dividends and other payment restrictions affecting certain restricted subsidiaries. The loss of the right to use the Sprint trademark, the termination or non-renewal of any FCC license that reduces population coverage below specified limits, or changes in controlling interest in the Company, as defined, among other provisions, constitute events of default.

  Borrowings under the Secured Financing are secured by Sprint Spectrum L.P.'s interest in WirelessCo, RealtyCo and EquipmentCo and certain other personal and real property (the "Shared Lien"). The Shared Lien equally and ratably secures the Bank Facility and the Vendor Financing. The Secured Financing is jointly and severally guaranteed by WirelessCo, RealtyCo and EquipmentCo and is non-recourse to the Partners.

  In August 1996, Sprint Spectrum L.P. and FinCo issued $250 million aggregate principal amount of the 11% Senior Notes and $500 million aggregate principal amount at maturity of 12 1/2% Senior Discount Notes (together, the "Notes"). The Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity and generated proceeds of approximately $273 million. Cash interest on the Senior Notes will accrue at a rate of 11% per annum and is payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 1997. Cash interest will not accrue or be payable on the Senior Discount Notes prior to August 15, 2001. Thereafter, cash interest on the Senior Discount Notes will accrue at a rate of 12 1/2% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 2002. FinCo was formed solely to be a co-obligor of the Notes. FinCo has only nominal assets and no operations or revenues, and Sprint Spectrum L.P. will be responsible for payment of the Notes. On August 15, 2001, Sprint Spectrum L.P. will be required to redeem an amount equal to $384.772 per $1,000 principal amount at maturity of each Senior Discount Note then outstanding ($192 million in aggregate principal amount at maturity, assuming all of the Senior Discount Notes remain outstanding at such date). The proceeds of approximately $509 million from the issuance of the Notes (net of approximately $14 million of underwriting discounts, commissions, and offering expenses) were used to fund capital expenditures, including the buildout of the nationwide PCS network, to fund working capital requirements, to fund operating losses and for other partnership purposes. Sprint purchased, and continues to hold, approximately $183 million principal amount at maturity of the Senior Discount Notes. The Notes contain certain restrictive covenants, including, among other requirements limitations on additional indebtedness, limitations on restricted payments, limitations on liens, and limitations on dividends and other payment restrictions affecting restricted subsidiaries.

  The Company is obligated to the FCC for $102 million for the receipt of the commercial PCS license covering the Washington D.C./Baltimore MTA. In March 1996, the FCC determined that interest on the amount due would begin to accrue on March 8, 1996, at an interest rate of 7.75%. Beginning with the first payment due in April 1996, the FCC granted two years of interest-only payments followed by three years of principal and interest payments.

  In February 1997 and as amended in January 1998, American PCS Communications, LLC entered into credit facilities of $420 million, consisting of a term loan facility of $220 million and a reducing revolving credit facility of $200 million (together, the "APC Credit Agreement"). As of June 30, 1998 and December 31, 1997, $220 million had been borrowed under the term loan. As of June 30, 1998 and December 31, 1997, $200 million and $141.4 million had been borrowed under the revolving credit facility, respectively, with $0 and $58.6 million remaining available, respectively. The APC Credit Agreement is secured by first priority liens on all the equity interests held by American PCS Communications LLC in its direct subsidiaries, including the equity interests of the subsidiaries which will hold APC's PCS license and certain real property interests and equipment and a first priority security interest in, and mortgages on, substantially all other intangible and tangible assets of APC and subsidiaries. The APC Credit Agreement matures February 7, 2005, with an interest rate of LIBOR plus 2.25%.

  The APC Credit Agreement, as amended, contains covenants which require APC to maintain certain levels of wireless subscribers, as well as other financial and non-financial requirements. The covenants require American PCS Communications, LLC to enter into interest rate contracts on a quarterly basis to protect and limit the interest rate on 40% of its aggregate debt outstanding.

  Both the FCC debt and the APC Credit Agreement relate specifically to the Washington D.C./Baltimore MTA, however, these agreements should be considered on a combined basis consistent with other Company obligations.

  On February 25, 1998 Cox PCS entered into a $800 million, nine-year revolving and term loan agreement (the "Cox Credit Facility") with a bank syndicate. The Cox Credit Facility consists of a revolving line of credit in an aggregate principal amount of $400 million and two term loan facilities with aggregate principal amounts of $200 million each. In February, Cox PCS drew one of the $200 million term loans at an interest rate of 8.26%. The Cox Credit Facility grants Cox PCS an option to expand the credit facility up to an additional $750 million from time to time, upon Cox PCS meeting certain requirements. The proceeds from the loan are intended to repay the PCS license debt, finance working capital needs, subscriber acquisition costs, capital expenditures and other general purposes of Cox PCS. Provisions of the Cox Credit Facility required the transfer of certain of Cox PCS' assets into special purpose subsidiaries of Cox PCS to facilitate the collateralization of substantially all of Cox PCS' assets.

  Furthermore, the amounts advanced under the Cox Credit Facility are guaranteed by each of the special purpose subsidiaries. The Cox Credit Facility also requires that Cox PCS meet certain operational and financial covenants. Cox PCS is in compliance as of February 25, 1998 (the funding date). Amounts borrowed under the facility are to be repaid based on scheduled repayment dates defined in the credit agreement plus interest at a variable rate (as defined). As of June 30, 1998, $200 million had been borrowed under one of the term loan facilities.

  In conjunction with the assignment of the PCS license covering the Los Angeles-San Diego-Las Vegas MTA to Cox PCS, Cox PCS assumed the related debt payable to the FCC. The debt requires eight interest-only payments beginning April 30, 1996 through January 31, 1998. Commencing April 30, 1998, the debt requires repayment in equal quarterly installments of $23.7 million representing both principal and interest. The debt is collateralized by the PCS license, bears interest at 7.75% per annum and matures on January 31, 2001. As of June 30, 1998, remaining principal outstanding under the debt totaled approximately $233 million.

  At December 31, 1997, the partners of PhillieCo I had advanced $45 million to PhillieCo I, for general operating purposes. Subsequent to December 31, 1997 and through June 30, 1998, the partners advanced an additional $50 million to PhillieCo I. Additionally, during that same period, Sprint advanced an additional $90 million to PhillieCo I. These advances accrue interest at rates from prime to prime plus 1 5/8%. All of the above advances have maturity dates of the earliest of the following events: (i) the 90th day following the closing date of the restructuring of the partnership, or (ii) if the restructuring does not occur, the date of the closing of the buy/sell arrangements that would occur under the partnership agreement in connection with the deadlock event discussed above, or (iii) December 31, 1999.

  The Company's business plan will require additional capital financing prior to the end of 1998. Sources of funding for the Company's further financing requirements may include additional vendor financing, public offerings or private placements of equity and/or debt securities, commercial bank loans and/or capital contributions from the Partners. There can be no assurance that any additional financing can be obtained on a timely basis and on terms acceptable to the Company and its Partners and within limitations contained in the Notes, the agreements governing the Secured Financing and any new financing arrangements. Failure to obtain any such financing could result in the delay or abandonment of the Company's development and expansion plans and expenditures, the failure to meet regulatory requirements or other potential adverse consequences. See Note 10 to the Combined Financial Statements included herein for a discussion of the PCS Restructuring and its potential impact on future sources of liquidity.

  For the year ended December 31, 1995, the Company used cash of $16.9 million in operating activities, which consisted of the operating loss of $112.7 million offset by the equity in loss of unconsolidated partnership of $46.2 million and a net change in working capital of $47.5 million. Cash used in investing activities totaled $2.3 billion, consisting mainly of the purchase of PCS licenses.

  For the year ended December 31, 1996, the Company used cash of $172.4 million in operating activities, which consisted of the operating loss of $444.6 million offset by the equity in loss of unconsolidated partnership of $96.9 million and a net change in working capital of $140.5 million. Cash used in investing activities totaled $2.0 billion, consisting mainly of capital expenditures and microwave relocation costs of $1.6 billion and advances to APC, prior to acquisition, of $232.0 million.

  For the year ended December 31, 1997, the Company used cash of $848.2 million in operating activities, which consisted of the operating loss of $1.6 billion offset by equity in loss of unconsolidated partnership of $168.9 million, depreciation and amortization of $365.9 million and a net change in working capital of $217.4 million. As discussed above, the Company has required (and expects to continue to require) significant working capital to fund the operations supporting the network buildout and service launch. Cash used in investing activities totaled $2.3 billion, consisting mainly of capital expenditures and microwave relocation costs, also discussed above. Cash flow from financing activities totaled $3.2 billion during 1997, and included partner capital contributions of $1.0 billion, net proceeds from term loans and vendor financing of $1.8 billion, and net borrowings under a revolving credit facility of $605 million after deduction of long-term debt issuance costs. The Company's available financing sources are described more fully above.

  For the six months ended June 30, 1998, the Company used cash of approximately $782.0 million in operating activities, which consisted of the operating loss of $1,073.6 million less depreciation and amortization of $329.0 million and a net change in working capital of $113.2 million. Cash used in investing activities totaled $673.4 million for the six months ended June 30, 1998, consisting of capital expenditures, the completion of the purchase of APC (net of cash acquired), the purchase of an additional 10.2% of Cox PCS and microwave relocation costs. Cash flow from financing activities totaled $1,570.8 million for the six months ended June 30, 1998, and included net proceeds from long-term debt financing of $737.0 million and net borrowings under revolving credit facilities of $818.6 million. The Company's available financing sources are more fully described above. See Note 10 to the Combined Financial Statements incurred herein for a discussion of the PCS Restructuring and its potential impact on future sources of liquidity.

SEASONALITY

  The wireless industry, including the PCS Group, has experienced a trend of generating a significantly higher number of subscriber additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to the trend, including the increasing use of retail distribution, which is dependent on the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures and aggressive marketing and sales promotions. There can be no assurance that strong fourth quarter results for subscriber additions and handset sales will continue for the wireless industry or the PCS Group. The PCS Group's fourth quarter subscriber additions and handset sales could be adversely impacted by a variety of reasons, including the PCS Group's inability to match or beat pricing plans offered by competitors, the failure to adequately promote the PCS Group's products, services and pricing plans or the failure to have an adequate supply or selection of handsets. If fourth quarter results of the PCS Group fail to significantly improve upon subscriber additions and handset sales from the year's previous quarters, the PCS Group's results for the year could be materially adversely affected.

RESULTS OF OPERATIONS

 FOR THE YEAR ENDED DECEMBER 31, 1995

  The Company incurred a loss of $112.7 million for the year ended December 31, 1995, which included equity in APC loss of $46.2 million. There was no amortization of licenses during the period as PCS service had not been launched commercially.

 FOR THE YEAR ENDED DECEMBER 31, 1996

  The Company incurred a loss of $444.6 million for the year ended December 31, 1996, which included equity in APC loss of $96.9 million. Certain network equipment had been placed in service and amortization of PCS licenses and microwave relocation costs in the launched markets commenced.

  The Company commenced initial commercial operations for its PCS services late in the fourth quarter of 1996 and, as a result, had generated minimal operating revenues. Cost of revenues consisted principally of switch and cell site expenses, including site rental, utilities and access charges. Such costs were incurred prior to service launch during the network buildout and testing phases.

  Selling, general and administrative expenses increased from $66.7 million for the year ended December 31, 1995 to $313.6 million for the year ended December 31, 1996. Selling expenses increased $36.9 million in 1996 due to costs incurred in preparation of and during the initial commercial service launch. Such costs included participation with Sprint in the NFL sponsorship, development and production expenses associated with advertisements in various media (i.e., television, radio, print), and the development of printed brochures to promote the Company's products and services.

  General and administrative expenses increased from $66.7 million for the year ended December 31, 1995 to $276.7 million for the year ended December 31, 1996 due principally to increases in salary and related benefits, leased computer equipment and related expenses and professional and consulting fees. Salaries and benefits and leased computer equipment and related expenses increased due to an increase in employee headcount. Professional and consulting fees increased due to the use of consultants and other experts to assist with the development of the Company's sophisticated information systems (including systems to handle customer care, billing, network management and financial and administrative services), development and rollout of training programs for the Company's sales force, and various other projects associated with the development of the corporate infrastructure.

  Depreciation and amortization expense increased from $0.2 million for the year ended December 31, 1995 to $11.3 million for the year ended December 31, 1996 as certain network equipment had been placed in service and amortization of PCS licenses and microwave relocation costs in the launched markets commenced.

 FOR THE YEAR ENDED DECEMBER 31, 1997

 Operating Revenues/Margin

  The Company emerged from the development stage in the third quarter of 1997. The majority of the revenue was generated in the third and fourth quarters and includes both service revenues and the sales of handsets and accessory equipment through multiple distribution channels (including Sprint PCS retail stores, telemarketing, and business channels) and to third party vendors. Cost of revenues consists principally of handset and accessory costs, interconnection costs and switch and cell site expenses, including maintenance site rental and utilities.

  Average monthly revenue per subscriber for 1997 was approximately $64, excluding APC and Cox PCS. This average is expected to decline in the future (consistent with industry projections) due to increased competition resulting from additional wireless service providers entering the market.

 Selling, General and Administrative Expenses

  The Company's selling, general and administrative expenses for the year were $747.1 million compared to $313.6 million for 1996. Selling expenses increased $176.2 million due to costs incurred during the initial commercial service launch in various markets and to costs incurred in conjunction with local and national advertising for existing markets. Such costs include participation with Sprint in an NFL sponsorship, development and production expenses associated with advertisements in various media (i.e., television, radio, print), and the development of printed brochures to promote the Company's products and services. The Company expects selling expenses will continue to increase in 1998 as the Company expands its sales and marketing activities.

  General and administrative expenses increased $257.3 million due principally to increases in salary and related benefits, computer equipment and related expenses and professional and consulting fees. Salaries and benefits, computer equipment and related expenses increased due to an increase in employee headcount. These additional employees were added during 1997 to support the continued growth of the Company. Professional and consulting fees increased due to the use of consultants and other experts to assist with the continuing development and enhancement of the Company's sophisticated information systems, continued rollout and tailoring of employee training, and various other projects.

 Depreciation and Amortization

  Depreciation and amortization expense for 1997 was $316.3 million compared to $11.3 million for 1996. This increase occurred as network equipment in launched markets has been placed in service and amortization of PCS licenses and microwave relocation costs in those same markets commenced.

 Other Income/Expense

  Interest income increased from $8.6 million for the year ended December 31, 1996 to $27.8 million for the year ended December 31, 1997 as the average daily invested cash balance increased during the comparative periods due to the receipt in the prior year of partner equity contributions in advance of capital and operational requirements. Additionally, Holdings received $15.8 million of interest in conjunction with APC's repayment of advances from Holdings.

  Interest expense increased to $123.5 million for the year ended December 31, 1997, compared to $0.3 million for 1996. The balance of the Company's construction accounts eligible for interest capitalization declined during the year as markets launched commercial service and equipment was placed in service. Additionally, interest expense continues to increase as borrowings increase.

  Sprint Spectrum L.P. participates in an affiliation agreement with Cox PCS. Fees earned under this agreement of $1.1 million for the year ended December 31, 1997 and are included in other income. No fees were earned in 1996.

 FOR THE SIX MONTHS ENDED JUNE 30, 1998

 Operating Revenues/Margin

  Revenues and cost of revenues of $468.0 million and $488.2 million, respectively, for the first six months of 1998 have increased compared to the revenues and cost of revenues of $35.3 million and $139.0 million, respectively, for the first six months of 1997 due to increases in the number of markets launched and in the number of subscribers. Revenues include service and the sales of handsets and accessory equipment through multiple distribution channels (including Sprint PCS retail stores, telemarketing, and business channels) and to third party vendors. Cost of revenues consists principally of handset and accessory costs, interconnection costs and switch and cell site expenses, including site rental and utilities.

  Service revenues are reported net of bad debt, fraud and service credits. For the six month period ending June 30, 1998, the aggregate amount of bad debt, fraud and service credits totaled approximately 11% of gross revenues of the Companies. Factors contributing to this aggregate amount include customer concerns in response to dropped calls and other service and network coverage matters. The Companies are taking steps to lower this aggregate amount, including employing enhanced credit checking procedures and improving network coverage and reliability.

 Selling, General and Administrative Expenses

  The Company's selling, general and administrative expenses for the first six months of 1998 were $593.1 million compared to $271.3 million for the first six months of 1997. For the six months ended June 30, 1998, selling expenses increased $130.1 million over the same period in 1997 due to costs incurred in conjunction with local and national advertising for existing markets. Such costs include participation with Sprint in an NFL sponsorship, development and production expenses associated with advertisements in various media (i.e., television, radio, print), the development of printed brochures to promote the Company's products and services, and sales incentive programs. The Company expects selling expenses will continue to increase as the Company expands its sales and marketing activities.

  General and administrative expenses for the first six months of 1998 increased $191.7 million compared to the same period of 1997 due principally to increases in salary and related benefits, computer equipment and related expenses and professional and consulting fees. Salaries and benefits, computer equipment and related expenses increased due to an increase in employee headcount. These additional employees have been added over the last year to support the continued growth of the Company. Professional and consulting fees increased due to the use of consultants and other experts to assist with the continuing development and enhancement of the Company's information systems, continued rollout and tailoring of employee training, and various other projects.

 Depreciation and Amortization

  Depreciation and amortization expense for the first six months of 1998 was $319.9 million compared to $102.6 million for the same period in the prior year as network equipment in launched markets has been placed in service and amortization of PCS licenses and microwave relocation costs in those same markets commenced.

 Other Income/Expense:

  Interest expense increased to $223.4 million for the six months ended June 30, 1998, compared to $13.8 million for the same period in 1997. The balance of the Company's construction accounts eligible for interest capitalization declined during the period as markets launched commercial service and equipment was placed in service. Additionally, interest expense continues to increase as borrowings increase.

                         INDEPENDENT AUDITORS' REPORT

Partners of Sprint Spectrum Holding Company, L.P., MinorCo, L.P., PhillieCo Partners I, L.P. and PhillieCo
 Partners II, L.P.
Kansas City, Missouri

  We have audited the accompanying combined balance sheets of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries, and PhillieCo Partners II, L.P. and subsidiaries (the "Partnerships") as of December 31, 1997 and 1996, and the related combined statements of operations, changes in partners' capital, and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Partnerships at December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  The Partnerships were in the development stage at December 31, 1996; during the year ended December 31, 1997, the Partnerships completed their development activities and commenced their planned principal operations.

Deloitte & Touche LLP
Kansas City, Missouri

May 26, 1998

(August 6, 1998 as to Note 4)

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                            COMBINED BALANCE SHEETS
                                 (in thousands)

                                           JUNE 30,         DECEMBER 31,
                                          -----------  -----------------------
                                             1998         1997         1996
                                          -----------  -----------  ----------
                                          (UNAUDITED)
                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents............... $   240,269  $   124,886  $   71,098
 Accounts receivable, net................     168,212      116,415       3,315
 Receivable from affiliates..............      23,648       43,006      13,375
 Inventory...............................     130,764      103,894      72,414
 Prepaid expenses and other assets, net..      48,674       29,648      14,951
 Note receivable--unconsolidated partner-
  ship...................................         --           --      226,670
                                          -----------  -----------  ----------
  Total current assets...................     611,567      417,849     401,823
INVESTMENT IN PCS LICENSES, net..........   2,848,973    2,386,799   2,207,903
INVESTMENTS IN UNCONSOLIDATED PARTNER-
 SHIP(S).................................         --       273,541     179,086
PROPERTY, PLANT AND EQUIPMENT, net.......   4,277,439    3,538,238   1,441,627
MICROWAVE RELOCATION COSTS, net..........     312,585      271,612     135,802
MINORITY INTEREST........................         --        56,667         --
OTHER ASSETS, net........................     100,881      113,153      77,403
                                          -----------  -----------  ----------
TOTAL ASSETS............................. $ 8,151,445  $ 7,057,859  $4,443,644
                                          ===========  ===========  ==========
    LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Advances from partners.................. $   185,000  $    45,000  $  167,819
 Accounts payable........................     277,589      446,263     214,205
 Payable to affiliate....................         --        11,933       5,626
 Accrued interest........................     103,248       59,605      34,057
 Accrued expenses........................     345,659      237,123      49,482
 Current maturities of long-term debt....     122,720       34,562          49
                                          -----------  -----------  ----------
  Total current liabilities..............   1,034,216      834,486     471,238
CONSTRUCTION OBLIGATIONS.................     482,702      705,280     714,934
LONG-TERM DEBT...........................   5,443,711    3,533,954     686,192
OTHER NONCURRENT LIABILITIES.............      73,747       50,103      11,356
COMMITMENTS AND CONTINGENCIES
LIMITED PARTNER INTEREST IN CONSOLIDATED
 SUBSIDIARY..............................      92,267          --          --
PARTNERS' CAPITAL AND ACCUMULATED DEFI-
 CIT:
 Partners' capital.......................   4,291,583    4,127,244   3,120,479
 Accumulated deficit.....................  (3,266,781)  (2,193,208)   (560,555)
                                          -----------  -----------  ----------
  Total partners' capital................   1,024,802    1,934,036   2,559,924
                                          -----------  -----------  ----------
TOTAL LIABILITIES AND PARTNERS' CAPITAL.. $ 8,151,445  $ 7,057,859  $4,443,644
                                          ===========  ===========  ==========

                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                       COMBINED STATEMENTS OF OPERATIONS
                                 (in thousands)

                               SIX MONTHS                   YEAR ENDED
                             ENDED JUNE 30,                DECEMBER 31,
                          ----------------------  ---------------------------------
                             1998        1997        1997        1996       1995
                          -----------  ---------  -----------  ---------  ---------
                               (UNAUDITED)
OPERATING REVENUES......  $   467,977  $  35,300  $   258,029  $   4,175  $     --
OPERATING EXPENSES:
Cost of revenues........      488,165    139,007      574,343     36,824        --
Selling, general and ad-
 ministrative...........      593,084    271,320      747,084    313,629     66,719
Depreciation and amorti-
 zation.................      319,917    102,642      316,276     11,297        211
                          -----------  ---------  -----------  ---------  ---------
   Total operating ex-
    penses..............    1,401,166    512,969    1,637,703    361,750     66,930
                          -----------  ---------  -----------  ---------  ---------
LOSS FROM OPERATIONS....     (933,189)  (477,669)  (1,379,674)  (357,575)   (66,930)
OTHER INCOME (EXPENSE):
 Interest income........       11,758     18,856       27,817      8,593        476
 Interest expense.......     (223,438)   (13,784)    (123,490)      (323)       --
 Other income...........         (186)     2,876        5,108      1,586        (19)
 Equity in loss of
  unconsolidated
  partnerships..........         --      (86,067)    (168,935)   (96,850)   (46,206)
                          -----------  ---------  -----------  ---------  ---------
   Total other expense..    (211,866)    (78,119)    (259,500)   (86,994)   (45,749)
                          -----------  ---------  -----------  ---------  ---------
NET LOSS BEFORE MINORITY
 INTEREST...............   (1,145,055)  (555,788)  (1,639,174)  (444,569)  (112,679)
MINORITY INTEREST.......       71,482        --         6,521        --         --
                          -----------  ---------  -----------  ---------  ---------
NET LOSS................  $(1,073,573) $(555,788) $(1,632,653) $(444,569) $(112,679)
                          ===========  =========  ===========  =========  =========


                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                                 (in thousands)

                               SIX MONTHS                    YEAR ENDED
                             ENDED JUNE 30,                 DECEMBER 31,
                          ----------------------  ----------------------------------
                             1998        1997        1997        1996        1995
                          ----------  ----------  ----------  ----------  ----------
                               (UNAUDITED)
PARTNERS' CAPITAL:
Balance at beginning of
 period.................  $4,127,244  $3,120,479  $3,120,479  $2,391,801  $  128,795
Contributions of capi-
 tal....................     164,339     226,729   1,018,500     728,678   2,263,006
Return of capital.......         --      (11,735)    (11,735)        --          --
                          ----------  ----------  ----------  ----------  ----------
Balance at end of peri-
 od.....................   4,291,583   3,335,473   4,127,244   3,120,479   2,391,801
ACCUMULATED DEFICIT:
Balance at beginning of
 period.................  (2,193,208)   (560,555)   (560,555)   (115,986)     (3,307)
Net loss................  (1,073,573)   (555,788) (1,632,653)   (444,569)   (112,679)
                          ----------  ----------  ----------  ----------  ----------
Balance at end of peri-
 od.....................  (3,266,781) (1,116,343) (2,193,208)   (560,555)   (115,986)
                          ----------  ----------  ----------  ----------  ----------
TOTAL PARTNERS' CAPITAL.  $1,024,802  $2,219,130  $1,934,036  $2,559,924  $2,275,815
                          ==========  ==========  ==========  ==========  ==========





                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                SIX MONTHS                     YEAR ENDED
                              ENDED JUNE 30,                  DECEMBER 31,
                          ------------------------  -----------------------------------
                             1998         1997         1997         1996        1995
                          -----------  -----------  -----------  ----------  ----------
                                (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
 Net loss...............  $(1,073,573) $  (555,788) $(1,632,653) $ (444,569) $ (112,679)
 Adjustments to recon-
  cile net loss to net
  cash provided by
  (used in) operating
  activities:
 Equity in loss of un-
  consolidated partner-
  ship prior to acqui-
  sition................       63,592       86,067      168,935      96,850      46,206
 Minority interest......      (11,513)         --        (6,521)        --          --
 Depreciation and amor-
  tization..............      299,838      107,642      316,854      11,278         242
 Amortization of debt
  discount and issuance
  costs.................       29,153       22,614       49,061      14,008         --
 Changes in assets and
  liabilities, net of
  effects of
  acquisition of APC:
   Receivables..........       (8,386)     (22,569)    (132,026)    (16,350)       (147)
   Inventory............      (13,171)     (12,132)     (27,398)    (72,413)        --
   Prepaid expenses and
    other assets........       (9,413)      (8,755)     (12,965)    (22,513)       (178)
   Accounts payable and
    accrued expenses....      (82,218)       5,048      389,740     251,791      47,836
   Other noncurrent lia-
    bilities............       23,644        9,027       38,747       9,500       1,856
                          -----------  -----------  -----------  ----------  ----------
    Net cash used in op-
     erating activities.     (782,047)    (368,846)    (848,226)   (172,418)    (16,864)
CASH FLOWS FROM INVEST-
 ING ACTIVITIES:
 Capital expenditures...     (587,430)  (1,260,929)  (2,124,556) (1,419,216)    (31,806)
 Microwave relocation
  costs, net............      (23,982)     (87,674)    (123,816)   (135,828)        --
 Purchase of PCS li-
  censes................          --           --           --          --   (2,085,794)
 Purchase of APC, net of
  cash acquired.........      (28,974)         --        (6,764)        --          --
 Purchase of Cox PCS,
  net of cash acquired..      (33,009)         --           --          --          --
 Investment in unconsol-
  idated partnerships...          --        13,657     (191,171)   (190,390)   (131,752)
 Loan to unconsolidated
  partnership...........          --       (52,344)    (111,468)   (231,964)       (655)
 Payment received on
  loan to unconsolidated
  partnership...........          --       246,670      246,670       5,949         --
                          -----------  -----------  -----------  ----------  ----------
    Net cash used in in-
     vesting activities.     (673,396)  (1,140,620)  (2,311,105) (1,971,449) (2,250,007)
CASH FLOWS FROM FINANC-
 ING ACTIVITIES:
 Advances from partners.      140,000       45,000       45,000     167,819         --
 Net borrowing under re-
  volving credit agree-
  ment..................      818,570      390,000      605,000         --          --
 Proceeds from issuance
  of long-term debt.....      737,030      778,277    1,763,045     674,200         --
 Change in construction
  obligations...........     (276,216)     481,590       (9,654)    714,934         --
 Payments on long-term
  debt..................      (12,897)    (207,843)    (170,809)        (24)        --
 Debt issuance costs....          --       (20,000)     (20,000)    (71,791)        --
 Partner capital contri-
  butions...............      164,339      220,500    1,012,272     728,678   2,263,006
 Return of capital......          --       (11,735)     (11,735)        --          --
                          -----------  -----------  -----------  ----------  ----------
    Net cash provided by
     financing activi-
     ties...............    1,570,826    1,675,789    3,213,119   2,213,816   2,263,006
                          -----------  -----------  -----------  ----------  ----------
INCREASE (DECREASE) IN
 CASH AND CASH EQUIVA-
 LENTS..................      115,383      166,323       53,788      69,949      (3,865)
CASH AND CASH EQUIVA-
 LENTS, beginning of pe-
 riod...................      124,886       71,098       71,098       1,149       5,014
                          -----------  -----------  -----------  ----------  ----------
CASH AND CASH EQUIVA-
 LENTS, end of period...  $   240,269  $   237,421  $   124,886  $   71,098  $    1,149
                          ===========  ===========  ===========  ==========  ==========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 .  Interest paid, net
    of amount capital-
    ized................  $    84,804  $        27  $    35,629  $      323  $      --
NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
 .  Accrued interest of
    $78,209 and $51,673
    related to vendor
    financing was con-
    verted to long-term
    debt during the six
    months ended June
    30, 1998 and the
    year ended December
    31, 1997, respec-
    tively.
 .  A PCS license cover-
    ing the Omaha MTA
    and valued at $6,229
    was contributed to
    the Company by Cox
    Communications dur-
    ing the six months
    ended June 30, 1997
    and the year ended
    December 31, 1997.

                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION

  The accompanying combined financial statements present a combination of the consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries and PhillieCo Partners II, L.P. and subsidiaries (collectively, the "Company" or the "Partnerships") which offer services as Sprint PCS.

  The unaudited interim financial information presented has been prepared according to generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim reporting. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the interim financial position, results of operations and cash flows of the Company.

  SPRINT SPECTRUM HOLDING COMPANY, L.P.--Sprint Spectrum Holding Company, L.P. ("Holdings") is a limited partnership formed in Delaware on March 28, 1995, by Sprint Enterprises, L.P., TCI Spectrum Holdings, Inc., Cox Telephony Partnership and Comcast Telephony Services (together the "Partners"). Holdings was formed pursuant to a reorganization of the operations of an existing partnership, WirelessCo, L.P. ("WirelessCo") which transferred certain operating functions to Holdings. The Partners are subsidiaries of Sprint Corporation ("Sprint"), Tele-Communications, Inc. ("TCI"), Cox Communications, Inc. ("Cox"), and Comcast Corporation ("Comcast", and together with Sprint, TCI and Cox, the "Parents"), respectively.

  The Partners of Holdings and MinorCo, L.P. have the following ownership interests as of December 31, 1997, and 1996 and June 30, 1998:

       Sprint Enterprises, L.P.............................................. 40%
       TCI Spectrum Holdings, Inc........................................... 30%
       Cox Telephony Partnership............................................ 15%
       Comcast Telephony Services........................................... 15%

  Each Partner's ownership interest consists of a 99% general partner interest and a 1% limited partnership interest.

  Holdings is the 99% general partner of, and is consolidated with, its subsidiaries, including NewTelco, L.P. ("NewTelco") and Sprint Spectrum L.P., which, in turn, has several subsidiaries. Sprint Spectrum L.P.'s subsidiaries are Sprint Spectrum Equipment Company, L.P. ("EquipmentCo"), Sprint Spectrum Realty Company, L.P. ("RealtyCo"), Sprint Spectrum Finance Corporation ("FinCo"), and WirelessCo. On May 15, 1996, EquipmentCo was formed to lease or own wireless communication network equipment, and RealtyCo was formed to lease or own real property on which wireless communication facilities are to be located. FinCo was formed on May 20, 1996 to be a co-obligor of the debt obligations discussed in Note 5.

  The results of American PCS, L.P. ("APC") are consolidated from November 1997, the date the Federal Communications Commission ("FCC") approved Holdings as the new managing partner (Note 4). APC, through subsidiaries, owns a PCS license for and operates a broadband GSM (global system for mobile communications) in the Washington D.C./Baltimore Major Trading Area ("MTA"), and has launched a code division multiple access ("CDMA") overlay for nearly all of its existing GSM PCS system. APC includes American PCS Communications, LLC, APC PCS, LLC, APC Realty and Equipment Company, LLC and American Personal Communications Holdings, Inc.

  As discussed in Note 5, Holdings became the managing partner of Cox Communications PCS, L.P. ("Cox PCS") in June 1998. Cox PCS results have been included in the combined statements of operations from January 1, 1998. Cox PCS, through subsidiaries, holds a PCS license for and operates a PCS system in the Los Angeles-San Diego-Las Vegas MTA. Cox PCS includes Cox PCS License, L.L.C., Cox PCS Assets, L.L.C., and PCS Leasing Co., L.P.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

  MINORCO, L.P. ("MINORCO")--MinorCo holds the minority ownership interests of 1% in NewTelco, Sprint Spectrum L.P., EquipmentCo, RealtyCo and WirelessCo at June 30, 1998, December 31, 1997 and 1996, and APC at June 30, 1998 and December 31, 1997.

  PHILLIECO PARTNERS--The consolidated financial statements of PhillieCo Partners I, L.P. ("PhillieCo I") and subsidiaries, included in these combined financial statements, include the accounts of PhillieCo I and its consolidated subsidiaries, including PhillieCo Sub, L.P. ("PhillieCo Sub") and PhillieCo, L.P ("PhillieCo").

  The consolidated financial statements of PhillieCo Partners II, L.P. ("PhillieCo II") and subsidiaries, included in these combined financial statements, include the accounts of PhillieCo II and its minority investment interests in PhillieCo Sub, L.P. and PhillieCo, L.P.

  PhillieCo Sub was formed by PhillieCo I and PhillieCo II, both of which were formed by Sprint Enterprises, L.P., TCI Philadelphia Holdings, Inc. and Cox Communications Wireless, Inc. (together the "PhillieCo Partners"). PhillieCo Sub was formed pursuant to a reorganization under which the PhillieCo Partners transferred their ownership interests in PhillieCo, which was formed in Delaware on October 24, 1994, to PhillieCo I and PhillieCo II. The PhillieCo Partners are subsidiaries of Sprint, TCI and Cox, respectively.

  The PhillieCo Partners have the following ownership interest as of December 31, 1997 and 1996 and June 30, 1998:

       Sprint Enterprises, L.P............................................ 47.1%
       TCI Philadelphia Holdings, Inc..................................... 35.3%
       Cox Communications Wireless, Inc................................... 17.6%

  Each PhillieCo partner's ownership interest consists of a 99% general partner interest and a 1% limited partnership interest.

  VENTURE FORMATION AND AFFILIATED PARTNERSHIPS--A Joint Venture Formation Agreement (the "Formation Agreement"), dated as of October 24, 1994, and subsequently amended as of March 28, 1995, and January 31, 1996, was entered into by the Parents, pursuant to which the Parents agreed to form certain entities to (i) provide national wireless telecommunications services, including acquisition and development of PCS licenses, (ii) develop a PCS wireless system in the Los Angeles-San Diego-Las Vegas MTA, and (iii) take certain other actions.

  On October 24, 1994, WirelessCo was formed and on March 28, 1995, additional partnerships were formed consisting of Holdings, MinorCo, NewTelco, and Sprint Spectrum L.P. The Partners' ownership interests in WirelessCo were initially held directly by the Partners as of October 24, 1994, the formation date of WirelessCo, but were subsequently contributed to Holdings and then to Sprint Spectrum L.P. on March 28, 1995.

  SPRINT SPECTRUM HOLDING COMPANY, L.P. PARTNERSHIP AGREEMENT--The Amended and Restated Agreement of Limited Partnership of MajorCo, L.P. (now known as Holdings), dated as of January 31, 1996 (the "Holdings Agreement"), among Sprint Enterprises, L.P., TCI Spectrum Holdings, Inc., Comcast Telephony Services and Cox Telephony Partnership provides that the purpose of Holdings is to engage in wireless communications services.

  The Holdings Agreement generally provides for the allocation of profits and losses according to each Partner's proportionate percentage interest, after giving effect to special allocations. After special allocations, profits are allocated to partners to the extent of and in proportion to cumulative net losses previously allocated. Losses are allocated, after considering special allocations, according to each Partner's allocation of net profits previously allocated.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

  The Holdings Agreement provides for planned capital contributions by the Partners ("Total Mandatory Contributions") of $4.2 billion, which includes agreed upon values attributable to the contributions of certain additional PCS licenses by a Partner. The Total Mandatory Contributions amount is required to be contributed in accordance with capital contribution schedules to be set forth in approved annual budgets. The partnership board of Holdings may request capital contributions to be made in the absence of an approved budget or more quickly than provided for in an approved budget, but always subject to the Total Mandatory Contributions limit. The proposed budget for fiscal 1998 has not yet been approved by the partnership board, which has resulted in the occurrence of a Deadlock Event (as defined) under the Holdings Agreement as of January 1, 1998. If the 1998 proposed budget is not approved through resolution procedures set forth in the Holdings Agreement, certain specified buy/sell procedures may be triggered which may result in a restructuring of the partners' interest in Holdings or, in limited circumstances, liquidation of Holdings. See Note 10 for further discussion regarding a restructuring of the partnership structure. As of June 30, 1998 and December 31, 1997, approximately $4.2 billion and $4.0 billion, respectively, of the Total Mandatory Contributions had been contributed by the Partners to Holdings and its affiliated partnerships, of which approximately $3.3 billion had been contributed to Sprint Spectrum L.P.

  PHILLIECO PARTNERSHIP AGREEMENT--The Second Amended and Restated Agreement of Limited Partnership of PhillieCo, L.P., (the "PhillieCo Agreement") dated as of March 12, 1997, among PhillieCo Sub and PhillieCo II provides that the purpose of PhillieCo is to engage in wireless communications services in the Philadelphia MTA. The PhillieCo Agreement provides for the governance and administration of partnership business, allocation of profits and losses (including provisions for special and curative allocations), tax allocations, transactions with partners, disposition of partnership interests and other matters. The PhillieCo Agreement provides for additional capital contributions to be made in accordance with capital contribution schedules to be set forth in approved annual budgets.

  The PhillieCo Agreement generally provides for the allocation of profits and losses according to each Partner's proportionate percentage interest, after giving effect to special allocations. After special allocations, profits are allocated to partners to the extent of and in proportion to cumulative net losses previously allocated. Losses are allocated, after considering special allocations, according to each Partner's allocation of net profits previously allocated.

  EMERGENCE FROM DEVELOPMENT STAGE COMPANY--Prior to the third quarter of 1997, the Company reported its operations as a development stage enterprise. The Company has commenced service in all of the MTAs in which it owns a license. As a result, the Company is no longer considered a development stage enterprise, and the balance sheets and statements of operations and of cash flows are no longer presented in development stage format.

  Management believes that the Company will incur additional losses in 1998 and require additional financial resources to support the current level of operations and the remaining network buildout for the year ended December 31, 1998. Management believes the Company has the ability to obtain the required levels of financing through additional financing arrangements or additional equity funding from the partners.

  DEADLOCK EVENT--The proposed budgets for fiscal year 1998 were not approved by the Holdings or PhillieCo I partnership boards, which resulted in the occurrence of a "Deadlock Event" as of January 1, 1998 under the Holdings and PhillieCo I Partnership Agreements. Holdings is the sole general partner of Sprint Spectrum L.P. PhillieCo I is the sole general partner of PhillieCo Sub. Under the Holdings and PhillieCo I Partnership Agreements, if one of the partners refers the budget issue to the chief executive officers of the Parents for resolution pursuant to specified procedures and the issue remains unresolved, buy/sell provisions would be triggered which may result in the purchase by one or more of the partners of the interest of the other partners, or, in certain circumstances, the liquidation of Holdings and PhillieCo I and their subsidiaries. See further discussions regarding a restructuring of the partnership structure in Note 10.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION--The financial statements are presented on a combined basis as the Partnerships are under common management for all periods presented. The assets, liabilities, results of operations and cash flows of entities in which the Company has a controlling interest have been consolidated. All significant intercompany accounts and transactions have been eliminated.

  MINORITY INTERESTS--In November 1997, concurrent with the APC acquisition discussed in Note 4, American Personal Communications II, L.P. ("APC II") became the minority owner in APC. APC II has been allocated approximately $6.5 million in losses in APC since the date of acquisition. Prior to November 1997, APC II, as majority owner, had been allocated approximately $50 million in losses in excess of its investment. At December 31, 1997, after consolidation of APC, the total of such losses, approximately $56.7 million, was recorded as minority interest in the Partnerships' combined balance sheet. This treatment reflects that APC II continued to be responsible for funding its share of losses until January 1, 1998 when Holdings and MinorCo acquired the remaining interest in APC.

  In addition, in June 1998, concurrent with the Cox PCS acquisition discussed in Note 4, Cox Pioneer Partnership ("CPP") became the minority owner in Cox PCS with CPP's remaining ownership-interest in Cox PCS being recorded as minority interest in the combined balance sheet. CPP has been allocated approximately $11.5 million in losses in Cox PCS since the date of acquisition. Losses attributable to Cox incurred from January 1, 1998 through May 1998 are included in minority interest in the combined statements of operations.

  TRADEMARK AGREEMENT--Sprint(R) is a registered trademark of Sprint Communications Company L.P. and Sprint(R) and Sprint PCS SM are licensed to Holdings on a royalty-free basis pursuant to a trademark license agreement between Holdings and Sprint Communications Company L.P.

  REVENUE RECOGNITION--Operating revenues for PCS services are recognized as service is rendered. Operating revenues for equipment sales are recognized at the time the equipment is delivered to a customer or an unaffiliated agent.

  COST OF EQUIPMENT--The Company uses multiple distribution channels for its inventory, including third-party retailers, Company-owned retail stores, its direct sales force and telemarketing. Cost of equipment varies by distribution channel and includes the cost of multiple models of handsets, related accessory equipment, and warehousing and shipping expenses.

  CASH AND CASH EQUIVALENTS--The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. The Company maintains cash and cash equivalents in financial institutions with the highest credit ratings.

  ACCOUNTS RECEIVABLE--Accounts receivable are net of an allowance for doubtful accounts of approximately $26.6 million, $9.3 million and $0.2 million, at June 30, 1998 and December 31, 1997 and 1996, respectively.

  INVENTORY--Inventory consists of wireless communication equipment (primarily handsets). Inventory is stated at lower of cost (on a first-in, first-out basis) or replacement value. Any losses on the sales of handsets are recognized at the time of sale.

  PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost or fair value at the date of acquisition. Construction work in progress represents costs incurred to design and construct the PCS network. Repair and maintenance costs are charged to expense as incurred. When network equipment is retired, or otherwise disposed of, its book value, net of salvage, is charged to accumulated depreciation. When non-network equipment is sold, retired or abandoned, the cost and accumulated depreciation are relieved and any gain or loss is recognized. Property, plant and equipment are depreciated using the straight-line method based on estimated useful lives of the assets. Depreciable lives range from 3 to 20 years.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

  EQUIPMENT UNDER CAPITAL LEASES--APC leases certain of its office and other equipment under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under these capital leases are depreciated over their estimated useful lives of 5 to 7 years.

  INVESTMENT IN PCS LICENSES--During 1994 and 1995, the Federal Communications Commission ("FCC") auctioned PCS licenses in specific geographic service areas. The FCC grants licenses for terms of up to ten years, and generally grants renewals in 10-year terms if the licensee has complied with its license obligations. The Company believes it will be able to secure renewal of the PCS licenses held by its subsidiaries. PCS licenses are amortized over estimated useful lives of 40 years once placed in service. Accumulated amortization for PCS licenses totaled approximately $76.2 million, $46.8 million and $1.7 million as of June 30, 1998, December 31, 1997, and 1996, respectively. There was no amortization in 1995.

  MICROWAVE RELOCATION COSTS--The Company has also incurred costs associated with microwave relocation in the construction of the PCS network. Microwave relocation costs are amortized over the remaining life of the PCS licenses. Accumulated amortization for microwave relocation costs totaled approximately $8.6 million and $5.3 million as of June 30, 1998 and December 31, 1997, respectively. There was no amortization in 1996 or 1995.

  INTANGIBLE ASSETS--The ongoing value and remaining useful life of intangible assets are subject to periodic evaluation. The Company currently expects the carrying amounts to be fully recoverable. Impairments of intangibles and long-lived assets are assessed based on an undiscounted cash flow methodology.

  CAPITALIZED INTEREST--Interest costs associated with the construction of capital assets (including the PCS licenses) incurred during the period of construction are capitalized. The total interest costs capitalized in the six months ended June 30, 1998 was approximately $33.2 million, and was approximately $100.0 million and $30.5 million in 1997 and 1996, respectively. There were no amounts capitalized in 1995.

  DEBT ISSUANCE COSTS--Included in other assets are costs associated with obtaining financing. Such costs are capitalized and amortized to interest expense over the term of the related debt instruments using the effective interest method. Accumulated amortization for the six months ended June 30, 1998 was approximately $20.4 million, and was approximately $13.4 million and $1.9 million for the years ended December 31, 1997 and 1996, respectively. There was no amortization in 1995.

  OPERATING LEASES--Rent expense is recognized on the straight-line basis over the life of the lease agreement, including renewal periods. Lease expense recognized in excess of cash expended is included in non-current liabilities in the combined balance sheet.

  MAJOR CUSTOMER--The Company markets its products through multiple distribution channels, including Company-owned retail stores and third-party retail outlets. The Company's subscribers are disbursed throughout the United States. Sales to one third-party retail customer represented approximately 21% and 88% of operating revenues in the combined statements of operations for the years ended December 31, 1997 and 1996, respectively. The Company reviews the credit history of retailers prior to extending credit and maintains allowances for potential credit losses. The Company believes that its risk from concentration of credit is limited.

  INCOME TAXES--The Company has not provided for federal or state income taxes since such taxes are the responsibility of the individual Partners.

  FINANCIAL INSTRUMENTS--The carrying value of the Company's short-term financial instruments, including cash and cash equivalents, receivables from customers and affiliates and accounts payable approximates fair value. The fair value of the Company's long-term debt is based on quoted market prices for the same issues or current rates offered to the Company for similar debt. A summary of the fair value of the Company's long-term debt at December 31, 1997 and 1996 is included in Note 5.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

  The fair value of the interest rate contracts is the estimated net amount that APC would pay to terminate the contracts at the balance sheet date. The fair value of the fixed rate loans is estimated using discounted cash flow analysis based on APC's current incremental borrowing rate at which similar borrowing agreements would be made under current conditions.

  DERIVATIVE FINANCIAL INSTRUMENTS--Derivative financial instruments (interest rate contracts) are utilized by APC to reduce interest rate risk. APC has established a control environment which includes risk assessment and management approval, reporting and monitoring of derivative financial instrument activities. APC does not hold or issue derivative financial instruments for trading purposes.

  The differentials to be received or paid under interest rate contracts that are matched against underlying debt instruments and qualify for settlement accounting are recognized in income over the life of the contracts as adjustments to interest expense. Gains and losses on terminations of interest rate contracts are recognized as other income or expense when terminated in conjunction with the retirement of associated debt. Gains and losses on terminations of interest rate contracts not associated with the retirement of debt are deferred and amortized to interest expense over the remaining life of the associated debt to the extent that such debt remains outstanding.

  COMPREHENSIVE INCOME--In June 1997, the Financial Accounting Standards Board issued Statement of financial Accounting Standards No. 130, Reporting Comprehensive Income, ("SFAS No. 130") which establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Company's total comprehensive loss for all periods presented herein would not have differed from those amounts reported as net loss in the combined statements of operations.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  RECLASSIFICATIONS--Certain reclassifications have been made to the 1996 and 1995 combined financial statements to conform to the 1997 combined financial statement presentation.

3. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following at June 30, 1998, December 31, 1997 and 1996 (in thousands):

                                             JUNE 30,        DECEMBER 31,
                                            -----------  ----------------------
                                               1998         1997        1996
                                            -----------  ----------  ----------
                                            (UNAUDITED)
   Land.................................... $    3,281   $    1,445  $      905
   Buildings and leasehold improvements....    869,142      641,167      86,496
   Fixtures and office furniture...........    226,577      168,301      68,520
   Network equipment.......................  2,915,839    2,335,965     255,691
   Telecommunications plant--construction
    work in progress.......................    786,390      653,133   1,039,620
                                            ----------   ----------  ----------
                                             4,801,229    3,800,011   1,451,232
   Less accumulated depreciation...........   (523,790)    (261,773)     (9,605)
                                            ----------   ----------  ----------
                                            $4,277,439   $3,538,238  $1,441,627
                                            ==========   ==========  ==========

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

  Depreciation expense on property, plant and equipment for the six months ended June 30, 1998 was approximately $282.4 million and was approximately $251.9 million, $9.6 million, and $0.2 million for the years ended December 31, 1997, 1996 and 1995, respectively.

4. INVESTMENTS IN PARTNERSHIPS

  APC--On January 9, 1995, WirelessCo acquired a 49% limited partnership interest in APC. In September 1997, Holdings increased its ownership in APC to 58.3% through additional capital contributions of approximately $30 million, and became the managing partner upon FCC approval in November 1997. As of January 1, 1998, Holdings and MinorCo increased their ownership percentages to 99.75% and 0.25%, respectively, of the partnership interests for approximately $30 million.

  The acquisition increasing ownership to 58.3% and subsequently to 100% was accounted for as a purchase and, accordingly, the operating results of APC have been consolidated since the date of the FCC's approval of the acquisition. In conjunction with the acquisition in November 1997, liabilities were assumed as follows with the remaining minority interest acquired on January 1, 1998 (in millions):

       Assets acquired.................................................... $503
       Cash paid..........................................................  (30)
       Minority interest..................................................   50
                                                                           ----
       Liabilities assumed................................................ $523
                                                                           ====

  The purchase price was allocated to the assets acquired and the liabilities assumed based on an estimate of fair value.

  The following unaudited pro forma financial information assumes the acquisition had occurred on January 1 of each year and that Holdings had owned 100% of APC and consolidated its results in the financial statements:

                                                            1997        1996
                                                         -----------  ---------
   Net sales............................................ $   364,460  $  76,013
   Net loss (before minority interest)..................  (1,716,142)  (554,976)

  Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

  Prior to acquisition of controlling interest, Holdings' investment in APC was accounted for under the equity method. The partnership agreement between Holdings and APC II specified that losses were allocated based on percentage ownership interests and certain other factors. In January 1997, Holdings and APC II amended the APC partnership agreement with respect to the allocation of profits and losses. For financial reporting purposes, profits and losses were allocated in proportion to Holdings' and APC II's respective partnership interests, except for costs related to stock appreciation rights and interest expense attributable to the FCC interest payments which were allocated entirely to APC II. Losses of approximately $60 million, $97 million and $46 million for the years ended December 31, 1997, 1996 and 1995, respectively, are included in equity in losses of unconsolidated subsidiaries during the period prior to the acquisition of controlling interest.

  COX PCS--On December 31, 1996, Holdings acquired a 49% limited partner interest in Cox PCS. CPP held a 50.5% general and a 0.5% limited partner interest and was the general and managing partner. Holdings increased its ownership in Cox PCS to 59.2% through an additional capital contribution of approximately $80.6 million and became managing partner upon FCC approval in June, 1998. This increase in ownership was the result of CPP exercising its right under the partnership agreement to require that Holdings acquire all or part of CPP's interest in Cox PCS based on fair market value at the time of the transaction. Through December 2008, CPP may put any remaining interest in Cox PCS to Holdings.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

  The acquisition increasing ownership to 59.2% was accounted for as a purchase. The operating results of Cox PCS have been consolidated since the beginning of the year. The following table reflects the value of Cox PCS' assets and liabilities at the date of acquisition:

         Assets acquired.............................. $ 724,834
         Cash paid....................................   (80,558)
         Minority interest............................  (103,780)
                                                       ---------
         Liabilities assumed.......................... $ 540,496
                                                       =========

  The purchase price was allocated to the assets acquired and the liabilities assumed based on an estimate of fair value.

  The following unaudited proforma information assumes the acquisition had occurred on January 1, 1997, and that Holdings had consolidated the Cox PCS results in the financial statements:

                                                    DECEMBER 31,
                                                        1997
                                                    ------------
         Net sales................................. $   295,395
         Net loss (before minority interest).......  (1,757,821)

   Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

  Prior to the acquisition of controlling interest, Holdings' investment in Cox PCS was accounted for under the equity method.

  Under the terms of the partnership agreement, CPP and the Company are obligated to, among other things: (a) upon FCC consent to the assumption and recognition of the license payment obligations by Cox PCS, CPP is obligated to make capital contributions in an amount equal to such liability and related interest (the PCS license covering the Los Angeles-San Diego MTA was contributed to Cox PCS in March 1997) (b) Holdings is obligated to make capital contributions of approximately $368.9 million to Cox PCS; (c) Holdings is not obligated to make any cash capital contributions upon the assumption by Cox PCS of the FCC payment obligations until CPP has contributed cash in an amount equal to the aggregate principal and interest of such obligations; and,
(d) CPP and Holdings are obligated to make additional capital contributions in an amount equal to such partner's percentage interest times the amount of additional capital contributions being requested.

  As of December 31, 1997, approximately $348.2 million in equity, including $2.45 million to PCS Leasing Co, L.P. ("LeasingCo"), a subsidiary of Cox PCS, had been contributed to Cox PCS by the Company. Through December 31, 1996, $168 million had been contributed to Cox PCS. Losses are allocated to the partners based on their ownership percentages. Losses of approximately $108 million for the year ended December 31, 1997, are included in equity in losses of unconsolidated partnerships during the year prior to the acquisition of controlling interest. Subsequent to December 31, 1997, Holdings completed its funding obligation to Cox PCS under the partnership agreement. Concurrent with this funding, Holdings paid approximately $33.2 million in interest that had accrued on the unfunded capital obligation.

  Additionally, Holdings increased its ownership to 59.2% and became general partner in LeasingCo. LeasingCo was formed to acquire, construct or otherwise develop equipment and other personal property to be leased to Cox PCS. Holdings is not obligated to make additional capital contributions to LeasingCo beyond the initial funding of approximately $2.45 million.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

5. LONG-TERM DEBT AND BORROWING ARRANGEMENTS

  Long-term debt consists of the following as of June 30, 1998 and December 31, 1997 and 1996 (in thousands):

                                                  JUNE 30,      DECEMBER 31,
                                                 ----------- -------------------
                                                    1998        1997      1996
                                                 ----------- ---------- --------
                                                 (UNAUDITED)
   11% Senior Notes due in 2006................  $  250,000  $  250,000 $250,000
   12 1/2% Senior Discount Notes due in 2006,
    net of unamortized discount of $157,576 at
    June 30, 1998; $177,720 and $214,501 at De-
    cember 31, 1997 and 1996, respectively.....     342,424     322,280  285,499
   Credit Facility--term loans.................     300,000     300,000  150,000
   Credit Facility--revolving credit...........   1,365,000     605,000      --
   Vendor Financing............................   2,349,789   1,612,914      --
   APC Senior Secured Term Loan Facility.......     220,000     220,000      --
   APC Senior Secured Reducing Revolving Credit
    Facility...................................     200,000     141,429      --
   APC--Due To FCC, net of unamortized discount
    of $9,991 at June 30, 1998 and $11,989 at
    December 31, 1997..........................      84,695      90,355      --
   Cox PCS Credit Facility.....................     200,000         --       --
   Cox PCS--Due to FCC.........................     233,069         --       --
   Other.......................................      21,454      26,538      742
                                                 ----------  ---------- --------
   Total debt..................................   5,566,431   3,568,516  686,241
   Less current maturities.....................     122,720      34,562       49
                                                 ----------  ---------- --------
   Long-term debt..............................  $5,443,711  $3,533,954 $686,192
                                                 ==========  ========== ========

  SENIOR NOTES AND SENIOR DISCOUNT NOTES--In August 1996, Sprint Spectrum L.P. and Sprint Spectrum Finance Corporation (together, the "Issuers") issued $250 million aggregate principal amount of 11% Senior Notes due 2006 ("the Senior Notes"), and $500 million aggregate principal amount at maturity of 12 1/2% Senior Discount Notes due 2006 (the "Senior Discount Notes" and, together with the Senior Notes, the "Notes"). The Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity and generated proceeds of approximately $273 million. Cash interest on the Senior Notes accrues at a rate of 11% per annum and is payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 1997. Cash interest will not accrue or be payable on the Senior Discount Notes prior to August 15, 2001. Thereafter, cash interest on the Senior Discount Notes will accrue at a rate of 12 1/2% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 2002.

  On August 15, 2001, the Issuers will be required to redeem an amount equal to $384.772 per $1,000 principal amount at maturity of each Senior Discount Note then outstanding ($192 million in aggregate principal amount at maturity, assuming all of the Senior Discount Notes remain outstanding at such date).

  The Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after August 15, 2001 at the redemption prices set forth below, respectively, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12 month period beginning on August 15 of the years indicated below:

                                            SENIOR NOTES   SENIOR DISCOUNT NOTES
   YEAR                                   REDEMPTION PRICE   REDEMPTION PRICE
   ----                                   ---------------- ---------------------
   2001..................................     105.500%           110.000%
   2002..................................     103.667%           106.500%
   2003..................................     101.833%           103.250%
   2004 and thereafter...................     100.000%           100.000%

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

  In addition, prior to August 15, 1999, the Issuers may redeem up to 35% of the originally issued principal amount of the Notes with the net proceeds of one or more public equity offerings, provided that at least 65% of the originally issued principal amount at maturity of the Senior Notes and Senior Discount Notes would remain outstanding immediately after giving effect to such redemption. The redemption price of the Senior Notes is equal to 111.0% of the principal amount of the Senior Notes so redeemed, plus accrued and unpaid interest, if any, to the redemption date. The redemption price of the Senior Discount Notes is equal to 112.5% of the accreted value at the redemption date of the Senior Discount Notes so redeemed.

  The Notes contain certain restrictive covenants, including (among other requirements) limitations on additional indebtedness, limitations on restricted payments, limitations on liens, and limitations on dividends and other payment restrictions affecting certain restricted subsidiaries.

  BANK CREDIT FACILITY--Sprint Spectrum L.P. (the "Borrower") entered into an agreement with The Chase Manhattan Bank ("Chase") as agent for a group of lenders for a $2 billion bank credit facility dated October 2, 1996. The proceeds of this facility are to be used to finance working capital needs, subscriber acquisition costs, capital expenditures and other general Borrower purposes.

  The facility consists of a revolving credit commitment of $1.7 billion and a $300 million term loan commitment. In December 1997, certain terms relating to the financial and operating conditions were amended. As of June 30, 1998, $1.4 billion had been drawn under the revolving credit facility at a weighted average interest rate of 8.21% with $300 million remaining available. As of December 31, 1997, $605 million had been drawn under the revolving credit facility at a weighted average interest rate of 8.42%, with $1.1 billion remaining available. There were no borrowings under the revolving credit commitment as of December 31, 1996. Commitment fees for the revolving portion of the agreement are payable quarterly based on average unused revolving commitments.

  The revolving credit commitment expires July 13, 2005. Availability will be reduced in quarterly installments ranging from $75 million to $175 million commencing January 2002. Further reductions may be required after January 1, 2002 to the extent that the Borrower meets certain financial conditions.

  The term loans are due in sixteen consecutive quarterly installments beginning January 2002 in aggregate principal amounts of $125,000 for each of the first fifteen payments with the remaining aggregate outstanding principal amount of the term loans due as the last installment.

  Interest on the term loans and/or the revolving credit loans is at the applicable LIBOR rate plus 2.5% ("Eurodollar Loans"), or the greater of the prime rate or 0.5% plus the Federal Funds effective rate, plus 1.5% ("ABR Loans"), at the Borrower's option. The interest rate may be adjusted downward for improvements in the bond rating and/or leverage ratios. Interest on ABR Loans and Eurodollar Loans with interest period terms in excess of 3 months is payable quarterly. Interest on Eurodollar Loans with interest period terms of less than 3 months is payable on the last day of the interest period. As of June 30, 1998, and December 31, 1997 and 1996, the weighted average interest rate on the term loans was 8.19%, 8.39% and 8.19%, respectively.

  Borrowings under the Bank Credit Facility are secured by the Borrower's interests in WirelessCo, RealtyCo and EquipmentCo and certain other personal and real property (the "Shared Lien"). The Shared Lien equally and ratably secures the Bank Credit Facility, the Vendor Financing agreements (discussed below) and certain other indebtedness of the Borrower. The credit facility is jointly and severally guaranteed by WirelessCo, RealtyCo and EquipmentCo and is non-recourse to the Parents and the Partners.

  The Bank Credit Facility agreement and Vendor Financing agreements contain certain restrictive financial and operating covenants, including (among other requirements) maximum debt ratios (including debt to total

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO capitalization), limitations on capital expenditures, limitations on additional indebtedness and limitations on dividends and other payment restrictions affecting certain restricted subsidiaries. The loss of the right to use the Sprint trademark, the termination or non-renewal of any FCC license that reduces population coverage below specified limits, or certain changes in controlling interest in the Borrower, as defined, among other provisions, constitute events of default.

  VENDOR FINANCING--As of October 2, 1996, the Company entered into financing agreements with Northern Telecom, Inc. ("Nortel") and Lucent Technologies, Inc. ("Lucent" and together with Nortel, the "Vendors") for multiple drawdown term loan facilities totaling $1.3 billion and $1.8 billion, respectively. The proceeds of such facilities are to be used to finance the purchase of goods and services provided by the Vendors. Additionally, the commitments allow for the conversion of accrued interest into additional principal. Such conversions do not reduce the availability under the commitments. Interest accruing on the debt outstanding at December 31, 1997, can be converted into additional principal through February 8, 1999 and March 30, 1999, for Lucent and Nortel, respectively.

  On April 30, 1997 and November 20, 1997, the Company amended the terms of its financing agreement with Nortel. The amendments provide for a syndication of the financing commitment between Nortel, several banks and other vendors (the "Nortel Lenders"), and the modification of certain operating and financial covenants. The commitment provides financing in two phases. During the first phase, the Nortel Lenders will finance up to $800 million. Under the second phase, the Nortel Lenders will finance up to an additional $500 million upon the achievement of certain operating and financial conditions, as amended. As of June 30, 1998, $835.2 million, including converted accrued interest of $46.1 million, had been borrowed at a weighted average interest rate 8.84% with $510.9 million remaining available under the first phase. At December 31, 1997, $630 million, including converted accrued interest of $18.6 million, had been borrowed at a weighted average interest rate of 8.98% with $189 million remaining available under the first phase. In addition, the Company paid $20 million in origination fees upon the initial drawdown under the first phase and will be obligated to pay additional origination fees on the date of the initial drawdown loan under the second phase. There were no borrowings under the Nortel facility at December 31, 1996.

  On May 29, 1997 and December 15, 1997, the Company amended the terms of its financing agreement with Lucent. The amendments provide for a syndication of the financing commitment between Lucent, Sprint and other banks and vendors (the "Lucent Lenders"), and the modification of certain operating and financial covenants. The Lucent Lenders have committed to financing up to $1.5 billion through December 31, 1997, and up to an aggregate of $1.8 billion thereafter. The Company pays a facility fee on the daily amount of certain loans outstanding under the agreement, payable quarterly. The Lucent agreement terminates June 30, 2001. As of June 30, 1998, the Company had borrowed approximately $1.5 billion with $383.8 million remaining available under the Lucent facility, including converted accrued interest of $83.8 million, at a weighted average interest rate of 8.76%. As of December 31, 1997, the Company had borrowed approximately $983 million, including converted accrued interest of $33.1 million, under the Lucent facility at a weighted average interest rate of 8.94%, with $850 million remaining available. There were no borrowings under the Lucent facility at December 31, 1996.

  The principal amounts of the loans drawn under both the Nortel and Lucent agreements are due in twenty consecutive quarterly installments, commencing on the date which is thirty-nine months after the last day of such "Borrowing Year" (defined in the agreements as any one of the five consecutive 12-month periods following the date of the initial drawdown of the loan). The aggregate amount due each year is equal to percentages ranging from 10% to 30% multiplied by the total principal amount of loans during each Borrowing Year.

  The agreements provide two borrowing rate options. During the first phase of the Nortel agreement and throughout the term of the Lucent agreement "ABR Loans" bear interest at the greater of the prime rate or 0.5% plus the Federal Funds effective rate, plus 2%. "Eurodollar Loans" bear interest at the London interbank

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

(LIBOR) rate (any one of the 30-, 60- or 90-day rates, at the discretion of the Company), plus 3%. During the second phase of the Nortel agreement, ABR Loans bear interest at the greater of the prime rate or 0.5% plus the Federal Funds effective rate, plus 1.5%; and Eurodollar loans bear interest at the LIBOR rate plus 2.5%. Interest from the date of each loan through one year after the last day of the Borrowing Year is added to the principal amount of each loan. Thereafter, interest is payable quarterly.

  Borrowings under the Vendor Financing are secured by the Shared Lien. The Vendor Financing is jointly and severally guaranteed by WirelessCo, RealtyCo, and EquipmentCo and is non-recourse to the Parents and the Partners.

  Certain amounts included under construction obligations on the combined balance sheets may be financed under the Vendor Financing agreements.

  APC DUE TO FCC--The Company is obligated to the FCC for $102 million for the receipt of the commercial PCS license covering the Washington D.C./Baltimore MTA. In March 1996, the FCC determined that interest on the amount due would begin to accrue on March 8, 1996, at an interest rate of 7.75%. Beginning with the first payment due in April 1996, the FCC granted two years of interest-only payments followed by three years of principal and interest payments. Based on the interest and payment provisions determined by the FCC and the Company's incremental borrowing rate for similar debt at the time the debt was issued, the Company has accrued interest beginning upon receipt of the license at an effective rate of 13%.

  APC SENIOR SECURED CREDIT FACILITIES--As of February 7, 1997, American PCS Communications, LLC entered into credit facilities of $420 million, consisting of a term loan facility of $220 million and a reducing revolving credit facility of $200 million (together, the "Credit Agreement"). The Credit Agreement is secured by first priority liens on all the equity interests held by American PCS Communications LLC in its direct subsidiaries, including the equity interests of the subsidiaries which will hold APC's PCS license and certain real property interest and equipment and a first priority security interest in, and mortgages on, substantially all other intangible and tangible assets of APC and subsidiaries. The Credit Agreement matures February 7, 2005, with an interest rate of LIBOR plus 2.25%. The interest rate may be stepped down over the term of the credit agreement based on the ratio of outstanding debt to earnings before interest, tax, depreciation and amortization. Proceeds from the Credit Agreement were used to repay the outstanding financing from Holdings as of the closing date of the credit agreement, capital expenditures for the communications systems, general working capital requirements, and net operating losses.

  The Credit Agreement contains covenants which require APC to maintain certain levels of wireless subscribers, as well as other financial and non-financial requirements.

  In January 1998 APC completed negotiations with its lenders to amend the Credit Agreement. As amended, the Credit Agreement contains certain covenants which, among other things, contain certain restrictive financial and operating covenants including, maximum debt ratios (including debt to total capitalization) and limitations on capital expenditures. The covenants require American PCS Communications, LLC to enter into interest rate contracts on a quarterly basis to protect and limit the interest rate on 40% of its aggregate debt outstanding.

  COX PCS CREDIT FACILITY--On February 25, 1998 Cox PCS entered into a $800 million, nine-year revolving and term loan agreement (the "Cox Credit Facility") with a bank syndicate. The Cox Credit Facility consists of a revolving line of credit in an aggregate principal amount of $400 million and two term loan facilities with aggregate principal amounts of $200 million each. In February 1998, Cox PCS drew one of the $200 million term loans at an interest rate of 8.26%. The Cox Credit Facility grants Cox PCS an option to expand the credit facility up to an additional $750 million from time to time, upon Cox PCS meeting certain requirements. The proceeds from the loan are intended to repay the PCS license debt, finance working capital needs, subscriber acquisition costs, capital expenditures and other general purposes of Cox PCS. Provisions of the Cox Credit

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

Facility required the transfer of certain of Cox PCS' assets into the special purpose subsidiaries of Cox PCS to facilitate the collateralization of substantially all of Cox PCS' assets.

  Furthermore, the amounts advanced under the Cox Credit Facility are guaranteed by each of the special purpose subsidiaries. The Cox Credit Facility also requires that Cox PCS meet certain operational and financial covenants. Cox PCS is in compliance as of February 25, 1998 (the funding date). Amounts borrowed under the facility are to be repaid based on scheduled repayment dates defined in the credit agreement plus interest at a variable rate (as defined).

  COX PCS DUE TO FCC--In conjunction with the assignment of the PCS license covering the Los Angeles-San Diego-Las Vegas MTA by CPP to Cox PCS, Cox PCS assumed the related debt payable to the FCC. The debt requires eight interest-only payments beginning April 30, 1996 through January 31, 1998. Commencing April 30, 1998, the debt requires repayment in equal quarterly installments of $23.7 million representing both principal and interest. The debt is collateralized by the PCS license above, bears interest at 7.75% per annum and matures on January 31, 2001.

  OTHER DEBT--At December 31, 1997 and June 30, 1998, other debt included a note payable to Lucent for the financing of debt issuance costs, a note payable for certain leasehold improvements, and capital leases acquired in the purchase of APC. Maturities on the debt range from 3 to 10 years, at interest rates from 8.32% to 21%.

  INTEREST RATE CONTRACTS--As of June 30, 1998, APC had entered into ten interest rate contracts with an aggregate notional value of $134 million. As of December 31, 1997, APC had entered into nine interest rate contracts (swaps and a collar), with an aggregate notional amount of $122 million. Under the agreements APC pays a fixed rate and receives a variable rate such that it will protect APC against interest rate fluctuations on a portion of its variable rate debt. The fixed rates paid by APC on the interest rate swap contracts range from approximately 5.97% to 6.8%. Option features contained in certain of the swaps operate in a manner such that the interest rate protection in some cases is effective only when rates are outside a certain range. Under the collar arrangement, APC will receive 6.19% when LIBOR falls below 6.19% and pay 8% when LIBOR exceeds 8%. The contracts expire in 2001. The fair value of the interest rate contracts at June 30, 1998 and December 31, 1997 was an unrealized loss of approximately $1.8 million and $1.3 million, respectively. The notional amounts represent reference balances upon which payments and receipts are based and consequently are not indicative of the level of risk or cash requirements under the contracts. APC has exposure to credit risk to the counterparty to the extent it would have to replace the interest rate swap contract in the market when and if a counterparty were to fail to meet its obligations. The counterparties to all contracts are primary dealers that meet APC's criteria for managing credit exposures.

  FAIR VALUE--The estimated fair value of the Company's long-term debt at December 31, 1997 and 1996 is as follows (in thousands):

                                                1997                1996
                                         ------------------- -------------------
                                         CARRYING ESTIMATED  CARRYING ESTIMATED
                                          AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                         -------- ---------- -------- ----------
   11% Senior Notes....................  $250,000  $280,650  $250,000  $270,625
   12 1/2% Senior Discount Notes.......   322,280   389,300   285,499   337,950
   Credit facility--term loans.........   300,000   300,000   150,000   151,343
   Credit facility--revolver...........   605,000   605,000       --        --
   Vendor facility--Lucent.............   983,299   983,299       --        --
   Vendor facility--Nortel.............   629,615   629,615       --        --
   APC Senior Secured Term Loan Facili-
    ty.................................   220,000   220,000       --        --
   APC Senior Secured Reducing Revolv-
    ing Credit Facility................   141,429   141,429       --        --
   FCC debt............................    90,355    98,470       --        --

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

  At December 31, 1997, scheduled maturities of long-term debt and capital leases during each of the next five years are as follows (in thousands):

                                                   LONG-TERM DEBT CAPITAL LEASES
                                                   -------------- --------------
   1998...........................................    $ 29,800        $5,411
   1999...........................................      40,425         3,667
   2000...........................................      53,624           591
   2001...........................................     395,291            42
   2002...........................................     583,113           --
                                                                      ------
                                                                       9,711
   Less interest..................................                      (898)
                                                                      ------
   Present value of minimum lease payments........                    $8,813
                                                                      ======

6. COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES--Minimum rental commitments as of December 31, 1997, for all noncancelable operating leases, consisting principally of leases for cell and switch sites and office space, for the next five years, are as follows (in thousands):

       1998............................................................ $139,890
       1999............................................................  135,940
       2000............................................................  109,081
       2001............................................................   66,168
       2002............................................................   21,655

  Gross rental expense for cell and switch sites aggregated approximately $68.1 million for the six months ended June 30, 1998, and $97.1 million and $13.6 million for the years ended December 31, 1997 and 1996, respectively. There was no cell or switch site rental expense for the year ended December 31, 1995. Gross rental expense for office space approximated $25.1 million for the six months ended June 30, 1998, and $34.1 million, $11.7 million, and $0.7 million for the years ended December 31, 1997, 1996, and 1995, respectively. Certain cell and switch site leases contain renewal options (generally for terms of 5 years) that may be exercised from time to time and are excluded from the above amounts.

  PROCUREMENT CONTRACTS--On January 31, 1996, the Company entered into procurement and services contracts with AT&T Corp. (subsequently assigned to Lucent) and Nortel for the engineering and construction of a PCS network. Each contract provides for an initial term of ten years with renewals for additional one-year periods. The Vendors must achieve substantial completion of the PCS network within an established time frame and in accordance with criteria specified in the procurement contracts. Pricing for the initial equipment, software and engineering services has been established in the procurement contracts. The procurement contracts provide for payment terms based on delivery dates, substantial completion dates, and final acceptance dates. In the event of delay in the completion of the PCS network, the procurement contracts provide for certain amounts to be paid to the Company by the Vendors. The minimum commitments for the initial term are $0.8 billion and $1.0 billion from Lucent and Nortel, respectively, which include, but are not limited to, all equipment required for the establishment and installation of the PCS network.

  On May 8, 1998, the Company amended its procurement and services agreement with Lucent. The amendment provides for an additional pricing structure for certain equipment, software and engineering services purchased by the Company from Lucent after January 1, 1998. Major original contract provisions, including but not limited to, the length of the contract and the payment terms, have not been amended. The minimum commitment under the amendment is approximately $353 million.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

  HANDSET PURCHASE AGREEMENTS--In June, 1996, the Company entered into a three-year purchase and supply agreement with a vendor for the purchase of handsets and other equipment totaling approximately $500 million. During 1997 and 1996, the Company purchased $332.7 million and $85 million under the agreement, respectively. The total purchase commitment was satisfied during the second quarter of 1998.

  In September, 1996, the Company entered into another three-year purchase and supply agreement with a second vendor for the purchase of handsets and other equipment totaling more than $600 million, with purchases that commenced in April, 1997. During 1997, the Company purchased $147.6 million under the agreement. The total purchase commitment must be satisfied by April 2000.

  SERVICE AGREEMENTS--The Company has entered into an agreement with a vendor to provide PCS call record and retention services. Monthly rates per subscriber are variable based on overall subscriber volume. If subscriber fees are less than specified annual minimum charges, the Company will be obligated to pay the difference between the amounts paid for processing fees and the annual minimum. Annual minimums range from $20 million to $60 million through 2001. The agreement extends through December 31, 2001, with two automatic, two-year renewal periods, unless terminated by the Company. The Company may terminate the agreement prior to the expiration date, but would be subject to specified termination penalties.

  The Company has also entered into an agreement with a vendor to provide prepaid calling services. Monthly rates per minute of use are based on overall call volume. If the average minutes of use are less than monthly specified minimums, the Company is obligated to pay the difference between the average minutes used at the applicable rates and the monthly minimum. Monthly minimums range from $40,000 to $50,000 during the initial term. Certain installation and setup fees for processing and database centers are also included in the agreement and are dependent upon a need for such centers. The agreement extends through July 1999, with successive one-year term renewals, unless terminated by the Company. The Company may terminate the agreement prior to the expiration date, but would be subject to specified termination penalties.

  In January 1997, the Company entered into a four and one-half year contract for consulting services. Under the terms of the agreement, consulting services will be provided at specified hourly rates for a minimum number of hours. The total commitment is approximately $125 million over the term of the agreement.

  LITIGATION--The Company is involved in various legal proceedings incidental to the conduct of its business. While it is not possible to determine the ultimate disposition of each of these proceedings, the Company believes that the outcome of such proceedings, individually and in the aggregate, will not have a material adverse effect on the Company's financial condition or results of operations.

7. EMPLOYEE BENEFITS

  Employees performing services for the Company were employed by Sprint through December 31, 1995. Amounts paid to Sprint relating to pension expense and employer contributions to the Sprint Corporation 401(k) plan for these employees approximated $0.3 million in 1995.

  The Company maintains short-term and long-term incentive plans. All salaried employees of Sprint Spectrum L.P. are eligible for the short-term incentive plan commencing at date of hire. Employees of APC are covered by the APC plans. Short-term incentive compensation is based on incentive targets established for each position based on the Company's overall compensation strategy. Targets contain both an objective Company component and a personal objective component. Charges to operations for the short-term plan approximated $11.5 million for the six months ended June 30, 1998, and $20.3 million, $12.5 million, and $3.5 million for the years ended December 31, 1997, 1996, and 1995, respectively.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

  LONG-TERM COMPENSATION OBLIGATION--The Company has two long-term incentive plans, the 1996 Plan and the 1997 Plan. Employees meeting certain eligibility requirements are considered to be participants in each plan. Participants in the 1996 Plan will receive 100% of the pre-established targets for the period from July 1, 1995 to June 30, 1996 (the "Introductory Term"). Participants in the 1996 Plan elected either a payout of the amount due or converted 50% or 100% of the award to appreciation units. Unless converted to appreciation units, payment for the Introductory Term of the 1996 Plan will be made in the third quarter of 1998. Under the 1996 plan, appreciation units vest 25% per year commencing on the second anniversary of the date of grant and expire after a term of ten years. The 1997 Plan appreciation units vest 25% per year commencing on the first anniversary of the date of the grant and also expire after ten years. For the six months ended June 30, 1998, approximately $9.4 million had been expensed under both plans. For the years ended December 31, 1997, 1996, and 1995, $18.3 million, $9.5 million, and $1.9 million, respectively, has been expensed under both plans. At December 31, 1997 a total of approximately 103 million units have been authorized for grant for both plans. The Company has applied APB Opinion No. 25, "Accounting for Stock Issued to Employees" for 1997 and 1996. No significant difference would have resulted if SFAS No. 123, "Accounting for Stock-Based Compensation" had been applied. See Note 10 for further discussion.

  SAVINGS PLANS--Effective January, 1996, Holdings established a savings and retirement program (the "Savings Plan") for certain employees, which qualifies under Section 401(k) of the Internal Revenue Code. Most permanent full-time, and certain part-time, employees are eligible to become participants in the plan after one year of service or upon reaching age 35, whichever occurs first. Participants make contributions to a basic before tax account and supplemental before tax account. The maximum contribution for any participant for any year is 16% of such participant's compensation. For each eligible employee who elects to participate in the Savings Plan and makes a contribution to the basic before tax account, the Company makes a matching contribution. The matching contributions equal 50% of the amount of the basic before tax contribution of each participant up to the first 6% that the employee elects to contribute. Contributions to the Savings Plan are invested, at the participant's discretion, in several designated investment funds. Distributions from the Savings Plan generally will be made only upon retirement or other termination of employment, unless deferred by the participant. Expense under the Savings Plan approximated $2.9 million for the six months ended June 30, 1998, and $5.0 million and $1.1 million in 1997 and 1996, respectively.

  APC also has an employee savings plan that qualifies under Section 401(k) of the Internal Revenue Code (the "APC Plan"). All APC employees completing one year of service are eligible and may contribute up to 15% of their pretax earnings. APC matches 100% of the first 3% of the employee's contribution. Employees are immediately fully vested in APC's contributions. In addition, APC makes discretionary contributions on behalf of eligible participants in the amount of 2% of employee's compensation. Expenses relating to the employee savings plan have not been significant since the date of acquisition.

  On June 26, 1998, the Partnership Board of Holdings approved the termination of the APC Plan. The assets of the APC Plan are to be liquidated and settled by July 30, 1998. On August 1, 1998, the assets of the APC Plan are to be transferred to Merrill Lynch Trust Company as trustee of the Plan. Additionally, APC Plan participants will become participants in the Savings Plan.

  The Cox PCS Savings and Investment Plan (the "Cox PCS Plan") was established effective July 1, 1997. Substantially all Cox PCS employees, other than collective bargaining unit members, are eligible to participate in the Cox PCS Plan after completing one year of eligible service (as defined) and attaining age 21. Employees may make contributions to the Cox PCS Plan on a pretax basis pursuant to Section 401(k) of the Internal Revenue Code. Cox PCS makes matching contributions equal to 75% of the employee's contribution up to a maximum amount equal to 4.5% of the employee's annual compensation. Employee contributions vest immediately, and Cox PCS' matching contributions vest over three years of service. Expense under the Cox PCS Plan approximated $0.6 million for the six months ended June 30, 1998.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

  PROFIT SHARING (RETIREMENT) PLAN--Effective January, 1996, the Company established a profit sharing plan for its employees. Employees are eligible to participate in the plan after completing one year of service. Profit sharing contributions are based on the compensation, age, and years of service of the employee. Profit sharing contributions are deposited into individual accounts of the Company's retirement plan. Vesting occurs once a participant completes five years of service. For the years ended December 31, 1997 and 1996, expense under the profit sharing plan approximated $2.5 million and $0.7 million, respectively.

  DEFERRED COMPENSATION PLAN FOR EXECUTIVES--Effective January, 1997, the Company established a non-qualified deferred compensation plan which permits certain eligible executives to defer a portion of their compensation. The plan allows the participants to defer up to 80% of their base salary and up to 100% of their annual short-term incentive compensation. The deferred amounts earn interest at the prime rate. Payments will be made to participants upon retirement, disability, death or the expiration of the deferral election under the payment method selected by the participant.

8. RELATED PARTY TRANSACTIONS

  BUSINESS SERVICES--The Company reimburses Sprint for certain accounting and data processing services, for participation in certain advertising contracts, for certain cash payments made by Sprint on behalf of the Company and other management services. The Company is allocated the costs of such services based on direct usage. Allocated expenses of approximately $10.5 million, $11.9 million, and $2.6 million are included in selling, general and administrative expense in the combined statements of operations for 1997, 1996, and 1995, respectively. In addition to the miscellaneous services agreement described above, the Company has entered into agreements with Sprint for invoicing services, operator services, and switching equipment. The Company is also using Sprint as its interexchange carrier, with the agreement for such services covered under the Holdings partnership agreement. Charges are based on the volume of services provided, and are similar to those that would be incurred with an unrelated third-party vendor.

  APC--Holdings entered into an affiliation agreement with APC in January 1995 which provides for the reimbursement of certain allocable costs and payment of affiliation fees by APC. For the year ended December 31, 1997, prior to acquisition, the reimbursement of allocable costs of approximately $14.0 million is included in selling, general and administrative expenses. There were no reimbursements recognized in 1996 or 1995. Additionally, affiliation fees are recognized based on a percentage of APC's net revenues.

  COX PCS--Concurrent with the execution of the partnership agreement, the Company entered into an affiliation agreement with Cox PCS which provides for the reimbursement of certain allocable costs and payment of affiliate fees by Cox PCS. For the years ended December 31, 1997 and 1996, allocable costs of approximately $20.0 million and $7.3 million, respectively, are netted against selling, general and administrative expenses in the accompanying combined statements of operations. Of these total allocated costs, approximately $1.6 million and $7.3 million were included in receivables from affiliates in the respective combined balance sheets for December 31, 1997 and 1996, respectively. In addition, the Company purchases certain equipment, such as handsets, on behalf of Cox PCS. Receivables from affiliates for handsets and related equipment were approximately $31.2 million and $6 million at December 31, 1997 and 1996, respectively.

  SPRINTCOM, INC.--The Company provides services to SprintCom, Inc. ("SprintCom"), an affiliate of Sprint. The Company is currently building out the network infrastructure in certain BTA markets where SprintCom was awarded licenses. Such services include engineering, management, purchasing, accounting and other related services. For the six months ended June 30, 1998 and for the year ended December 31, 1997, costs for services provided of $22.4 million and $29.1 million, respectively were allocated to SprintCom, and are included as a reduction of selling, general and administrative expenses in the accompanying combined statements of operations. Of the total allocated costs, approximately $14.1 million and $14.0 million are included in receivables from affiliates at June 30, 1998 and December 31, 1997, respectively. No such costs were incurred in 1996.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

  PAGING SERVICES--In 1996, the Company commenced paging services pursuant to agreements with Paging Network Equipment Company and Sprint Communications Company L.P. ("Sprint Communications"). For the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996, Sprint Communications received agency fees of approximately $5.0 million, $10.6 million and $4.9 million, respectively.

  ADVANCES FROM PARTNERS TO HOLDINGS--In December 1996, the Partners advanced approximately $168 million to the Holdings, which was contributed to Cox PCS (Note 4). The advances were repaid in February 1997.

  ADVANCES FROM PHILLIECO PARTNERS TO PHILLIECO--At December 31, 1997, the PhillieCo Partners had advanced $45 million to PhillieCo I, for general operating purposes. The advances accrue interest at prime. Subsequent to December 31, 1997 and through June 30, 1998, the PhillieCo Partners advanced an additional $50 million to PhillieCo I. Additionally, during that same period, Sprint advanced an additional $90 million to PhillieCo I. These advances accrue interest at rates from prime to prime plus 1 5/8%. All of the above advances have maturity dates of the earliest of the following events:
(i) the 90th day following the closing date of the restructuring of the partnership, or (ii) if the restructuring does not occur, the date of the closing of the buy/sell arrangements that would occur under the partnership agreement in connection with the deadlock event discussed in Note 1, or (iii) December 31, 1999.

9. QUARTERLY FINANCIAL DATA (UNAUDITED)

  Summarized quarterly financial data for 1997 and 1996 is as follows (in thousands):

                     1997                     FIRST    SECOND   THIRD    FOURTH
                     ----                    -------- -------- -------- --------
   Operating revenues....................... $  9,487 $ 25,813 $ 75,228 $147,501
   Operating expenses.......................  202,011  310,958  466,537  658,197
   Net loss.................................  217,069  338,719  465,670  611,195
                     1996
                     ----
   Operating revenues....................... $    --  $    --  $    --  $  4,175
   Operating expenses.......................   31,029   47,208   87,568  195,945
   Net loss.................................   67,505   91,205  102,035  183,824

10. SUBSEQUENT EVENTS

  PCS RESTRUCTURING--Sprint has entered into a restructuring agreement with TCI, Comcast, and Cox to restructure Sprint's PCS operations (the "PCS Restructuring") subject to Sprint stockholder and FCC approvals. If the PCS Restructuring occurs as planned, Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint PCS and the joint venture interest of TCI and Cox in PhillieCo I and PhillieCo II. In exchange for these joint venture interests, Sprint will issue to TCI, Comcast, and Cox a newly created class of Sprint common stock (the "PCS Stock"). The PCS Stock will be intended to reflect separately the performance of these joint ventures and Sprint's other PCS interests. The operations will be referred to as the PCS Group.

  If the PCS Restructuring occurs as planned, the Partners will convert their advances to the Company as of December 31, 1997 to equity. The Partners have agreed to loan up to $400 million, based on respective ownership interests, to fund the capital requirements of Holdings from the date of the signing of the PCS Restructuring Agreement, May 26, 1998, through the closing date of the PCS Restructuring. Additionally, as part of the PCS Restructuring, certain of Sprint's equity-based incentive plans are intended to replace the Sprint Spectrum Long-Term Incentive Plans.

                                   PCS GROUP
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are presented to give effect to (1) the proposed restructuring of Sprint's wireless PCS operations whereby Sprint will acquire the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo, in exchange for shares of a newly created class of Sprint common stock, the PCS Stock, including the sale of shares to FT and DT to maintain their combined 20% voting interest; (2) the proposed tax-free recapitalization of Sprint's common stock to be effected by reclassifying each share of Sprint's Existing Common Stock into 1/2 share of PCS Stock and one share of FON Stock; and (3) the proposed initial public offering ("IPO") of the PCS Stock, including the sale of shares to FT and DT to maintain their combined 20% voting interest. It is Sprint's intent to complete the IPO concurrent with the PCS Restructuring. The amount of any proceeds raised in the IPO could vary from the amount assumed to be received. The acquisitions of Sprint Spectrum Holdings and PhillieCo will be accounted for using the purchase method of accounting.

  Sprint proposes to issue approximately $6 billion aggregate principal amount of debt securities, subject to market conditions, in an offering expected to be completed at approximately the same time as the IPO. Although Sprint currently expects that the proceeds allocated to the PCS Group from such issuance will be used to refinance existing indebtedness, the PCS Group's indebtedness will increase to the extent such proceeds are not so utilized. The pro forma condensed combined financial statements included herein do not give effect to the proposed debt issuance. There can be no assurance such debt offering will occur.

  The unaudited pro forma condensed combined statements of operations include the historical results of the PCS Group and the historical combined results of Sprint Spectrum Holdings and PhillieCo for the year ended December 31, 1997 and the six months ended June 30, 1998, and include the effect of the acquisitions, recapitalization and IPO as though such transactions had occurred on January 1, 1997. The unaudited pro forma condensed combined balance sheet is based upon the historical balance sheet of the PCS Group and the historical combined balance sheet of Sprint Spectrum Holdings and PhillieCo as of June 30, 1998. The historical balance sheet amounts have been adjusted to reflect the acquisitions, recapitalization and IPO as though such transactions had occurred on June 30, 1998. The historical PCS Group amounts include Sprint's investment in Sprint Spectrum Holdings and its investment in PhillieCo, both of which are reflected on the equity basis, and SprintCom.

  The pro forma condensed combined statements of operations are not necessarily indicative of what actual results of operations would have been had the transactions occurred at the beginning of the periods presented nor do they purport to indicate the results of future operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the PCS Group and the historical combined financial statements of Sprint Spectrum Holdings and PhillieCo included elsewhere in this Proxy Statement.

                                   PCS GROUP

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               JUNE 30, 1998
                            (Unaudited, in millions)

                                                          PRO FORMA ADJUSTMENTS
                                                      ------------------------------
                                          HISTORICAL                                            PRO FORMA
                                           COMBINED      SPRINT                                ADJUSTMENTS
                                            SPRINT      SPECTRUM                                   FOR
                                           SPECTRUM   HOLDINGS AND                               INITIAL
                              HISTORICAL HOLDINGS AND  PHILLIECO                                 PUBLIC      PRO FORMA
                              PCS GROUP   PHILLIECO   ACQUISITIONS  RECAPITALIZATION PRO FORMA  OFFERING    AS ADJUSTED
                              ---------- ------------ ------------  ---------------- --------- -----------  -----------
ASSETS
Current assets
  Cash and equivalents......   $    --     $  240.3                                    $ 240.3               $   240.3
  Accounts receivable, net..        --        191.9     $  (31.6) C                      160.3                   160.3
  Inventories...............        --        130.8                                      130.8                   130.8
  Other.....................       22.6        48.6                                       71.2                    71.2
                               --------    --------     --------                     ---------               ---------
  Total current assets......       22.6       611.6        (31.6)                        602.6                   602.6
Property, plant and
 equipment, net.............    1,009.5     4,277.4                                    5,286.9                 5,286.9
Investments in Sprint
 Spectrum Holdings and
 PhillieCo .................      598.1         --        (414.4) B                        --                      --
                                                          (183.7) B
Intangibles, net
  PCS licenses..............      544.5     2,849.0                                    3,393.5                 3,393.5
  Customer base.............        --          --         389.1  A                      389.1                   389.1
  Goodwill..................        --          --       4,023.8  A                    4,023.8                 4,023.8
Other assets................       69.3       413.4        183.7  B                      665.3   $  (5.9) F      659.4
                                                            (1.1) F
                               --------    --------     --------        -------      ---------   -------     ---------
Total.......................   $2,244.0    $8,151.4     $3,965.8        $   --       $14,361.2   $  (5.9)    $14,355.3
                               ========    ========     ========        =======      =========   =======     =========
LIABILITIES AND GROUP EQUITY
Current liabilities
  Current maturities of
   long-term debt...........   $   19.9    $  122.7                                  $   142.6               $   142.6
  Partner advances..........        --        185.0                                      185.0                   185.0
  Accounts payable..........       31.6       277.6                                      309.2                   309.2
  Advance from the FON
   Group....................      186.3         --      $  (95.8) E                       90.5                    90.5
  Payable to Sprint Spectrum
   Holdings.................       31.6         --         (31.6) C                        --                      --
  Accrued expenses and other
   current liabilities......        1.9       448.9                                      450.8                   450.8
                               --------    --------     --------                     ---------               ---------
  Total current liabilities.      271.3     1,034.2       (127.4)                      1,178.1                 1,178.1
Construction obligations....      474.8       482.7                                      957.5                   957.5
Long-term debt..............      234.7     5,443.7         73.2  A                    5,641.1   $(493.3) G    5,016.5
                                                          (110.5) D                               (131.3) G
Deferred income taxes and
 other liabilities..........      314.2        73.7        457.2  A                      845.1                   845.1
Limited partner interest in
 consolidated subsidiary ...        --         92.3                                       92.3                    92.3
Group equity................      949.0     1,024.8      3,882.5  A                    5,647.1     493.3  G    6,265.8
                                                          (414.4) B                                131.3  G
                                                           110.5  D                                 (5.9) F
                                                           176.4  E
                                                           (80.6) E
                                                            (1.1) F
                               --------    --------     --------        -------      ---------   -------     ---------
Total.......................   $2,244.0    $8,151.4     $3,965.8        $   --       $14,361.2   $  (5.9)    $14,355.3
                               ========    ========     ========        =======      =========   =======     =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                   PCS GROUP

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      SIX MONTHS ENDED JUNE 30, 1998
                (Unaudited, in millions, except per share data)

                                                          PRO FORMA ADJUSTMENTS
                                                     --------------------------------
                                       HISTORICAL                                                 PRO FORMA
                                        COMBINED     SPRINT SPECTRUM                             ADJUSTMENTS
                                     SPRINT SPECTRUM  HOLDINGS AND                               FOR INITIAL
                          HISTORICAL  HOLDINGS AND      PHILLIECO                       PRO        PUBLIC     PRO FORMA
                          PCS GROUP     PHILLIECO     ACQUISITIONS   RECAPITALIZATION  FORMA      OFFERING   AS ADJUSTED
                          ---------- --------------- --------------- ---------------- --------   ----------- -----------
NET OPERATING REVENUES..   $   --       $   468.0                                     $  468.0                $  468.0
OPERATING EXPENSES
 Costs of services and
  products..............       --           488.2                                        488.2                   488.2
 Selling, general and
  administrative........      39.5          593.1                                        632.6                   632.6
 Depreciation and
  amortization..........       --           319.9        $   3.5 H                       438.6                   438.6
                                                            50.3 I
                                                            64.9 J
                           -------      ---------        -------                      --------                --------
Total operating ex-
 penses.................      39.5         1401.2          118.7                       1,559.4                 1,559.4
                           -------      ---------        -------                      --------                --------
OPERATING LOSS..........     (39.5)        (933.2)        (118.7)                     (1,091.4)               (1,091.4)
Interest expense........       --          (223.4)           5.1 K                      (180.2)     $28.5 K     (153.2)
                                                            34.2 L                                   (1.5)L
                                                             3.9 M
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............    (436.0)           --           432.5 H                         --                      --
                                                             3.5 H
Other income............       --            11.5                                         11.5                    11.5
Minority interest ......       --            71.5                                         71.5                    71.5
                           -------      ---------        -------                      --------      -----     --------
Loss before income
 taxes..................    (475.5)      (1,073.6)         360.5                      (1,188.6)      27.0     (1,161.6)
Income tax benefit......     179.9            --           253.1 N                       441.5      (10.6)O      430.9
                                                             8.5 O
                           -------      ---------        -------                      --------      -----     --------
NET LOSS................    (295.6)      (1,073.6)         622.1                        (747.1)      16.4       (730.7)
Preferred stock divi-
 dends..................       --             --            (2.6)P                        (2.6)                   (2.6)
                           -------      ---------        -------                      --------      -----     --------
Loss applicable to com-
 mon stock..............   $(295.6)     $(1,073.6)       $ 619.5                      $ (749.7)     $16.4     $ (733.3)
                           =======      =========        =======                      ========      =====     ========
BASIC AND DILUTED LOSS
 PER COMMON SHARE.......                                                              $  (1.81)               $  (1.65)
                                                                                      ========                ========
Weighted average common
 shares.................                                                                 415.1 Q                 444.1 R
                                                                                      ========                ========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                   PCS GROUP

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                (Unaudited, in millions, except per share data)

                                                      PRO FORMA ADJUSTMENTS
                                                  -----------------------------
                                      HISTORICAL
                                       COMBINED      SPRINT                                   PRO FORMA
                                        SPRINT      SPECTRUM                                 ADJUSTMENTS
                                       SPECTRUM   HOLDINGS AND                               FOR INITIAL
                          HISTORICAL HOLDINGS AND  PHILLIECO                                   PUBLIC     PRO FORMA
                          PCS GROUP   PHILLIECO   ACQUISITIONS RECAPITALIZATION PRO FORMA     OFFERING   AS ADJUSTED
                          ---------- ------------ ------------ ---------------- ----------   ----------- -----------
NET OPERATING REVENUES..   $   --     $   258.0                                 $    258.0               $    258.0
OPERATING EXPENSES
Costs of services and
 products...............       --         574.3                                      574.3                    574.3
Selling, general and
 administrative.........      18.5        747.1                                      765.6                    765.6
Depreciation and
 amortization...........       --         316.3     $   3.5 H                        550.1                    550.1
                                                      100.6 I
                                                      129.7 J
                           -------    ---------     -------                     ----------               ----------
Total operating ex-
 penses.................      18.5      1,637.7       233.8                        1,890.0                  1,890.0
                           -------    ---------     -------                     ----------               ----------
OPERATING LOSS..........     (18.5)    (1,379.7)     (233.8)                      (1,632.0)                (1,632.0)
Interest expense........       --        (123.5)       10.7 K                        (84.1)     $59.5 K       (25.2)
                                                       21.0 L                                    (0.6)L
                                                        7.7 M
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............    (659.6)         --        656.1 H                          --                       --
                                                        3.5 H
Equity in loss of
 unconsolidated
 partnership............       --        (168.9)                                    (168.9)                  (168.9)
Other income............       --          39.4                                       39.4                     39.4
                           -------    ---------     -------                     ----------      -----    ----------
Loss before income tax-
 es.....................    (678.1)    (1,632.7)      465.2                       (1,845.6)      58.9      (1,786.7)
Income tax benefit......     259.0           --       383.1 N                        677.6      (23.1)O       654.5
                                                       35.5 O
                           -------    ---------     -------                     ----------      -----    ----------
NET LOSS................    (419.1)    (1,632.7)      883.8                       (1,168.0)      35.8      (1,132.2)
Preferred stock divi-
 dends..................       --           --         (5.3)P                         (5.3)                    (5.3)
                           -------    ---------     -------          ---        ----------      -----    ----------
Loss applicable to com-
 mon stock..............   $(419.1)   $(1,632.7)    $ 878.5                     $ (1,173.3)     $35.8    $ (1,137.5)
                           =======    =========     =======          ===        ==========      =====    ==========
BASIC AND DILUTED LOSS
 PER COMMON SHARE.......                                                        $    (2.83)              $    (2.56)
                                                                                ==========               ==========
Weighted average common
 shares.................                                                             415.1 Q                  444.1 R
                                                                                ==========               ==========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                   PCS GROUP
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following adjustments have been made in the preparation of the unaudited pro forma condensed combined financial statements:

Pro Forma Balance Sheet Adjustments

A To record the purchase of the remaining 60% of Sprint Spectrum Holdings and 52.9% of PhillieCo. The consideration given in connection with the purchase will be shares of PCS Stock and warrants to purchase additional shares of PCS Stock representing 47% of the PCS Group common equity following the PCS Restructuring. The preliminary purchase price is based on the estimated market value of the PCS Group and will be updated at the time of the PCS Restructuring. The excess of the purchase price over the fair value of net assets to be acquired has been preliminarily calculated as follows (in millions):

       Preliminary purchase price..................................... $4,418.0
       Transaction costs..............................................     26.5
       Net assets to be acquired......................................   (562.0)
       Customer base..................................................   (389.1)
       Step-up in long-term debt to fair value........................     73.2
       Deferred taxes on acquired assets and liabilities..............    457.2
                                                                       --------
       Goodwill....................................................... $4,023.8
                                                                       ========

   The carrying amounts of the assets to be acquired and liabilities to be assumed are assumed for purposes of the preliminary purchase price allocation to approximate fair market value, except for certain long-term debt of Sprint Spectrum that has been recorded at fair value. A portion of the purchase price was attributed to the customers acquired in the Sprint Spectrum Holdings and PhillieCo acquisitions. In addition, deferred taxes have been recorded for the difference in the book and tax bases of the assets acquired and liabilities assumed. Cash to fund the transaction costs will be contributed by the FON Group to the PCS Group. The above assumptions as to the fair value of the net assets acquired are based upon information available at the time of the preparation of these pro forma condensed combined financial statements. A final allocation of the purchase price to the assets acquired and liabilities assumed is dependent on a study and analysis of the fair value of such assets and liabilities, including such items as the PCS licenses and in-process research and development projects, as well as the size of the customer base at the closing date. The amount of the purchase price allocated to the customer base in the pro forma condensed combined financial statements is based on the size of the customer base at June 30, 1998. To the extent the customer base at the closing date exceeds the size of the customer base at June 30, 1998, the purchase price allocated to the customer base will likely increase along with a corresponding increase in the amortization of the customer base. To the extent that a portion of the purchase price is allocated to in-process research and development, a charge which could be material to the PCS Group's results of operations would be recognized.

B To eliminate the PCS Group's historical investment in Sprint Spectrum Holdings and PhillieCo, accounted for by the PCS Group on the equity method of accounting ($414.4 million), and to reclassify interest capitalized as part of that investment to other assets ($183.7 million).

C  To eliminate the PCS Group's payable to Sprint Spectrum Holdings.

D To record the sale of PCS Stock to FT and DT. As a result of the issuance of PCS Stock to the Cable Parents in exchange for their interests in Sprint Spectrum Holdings and PhillieCo, the sale of these additional shares is required in order for FT and DT to maintain their combined 20% voting interest in Sprint. The proceeds are assumed to reduce the long-term debt of Sprint Spectrum Holdings.

E To reflect PCS Preferred Stock ($48.4 million) and Preferred Inter-Group Interest ($128.0 million) issued to the Cable Parents and the FON Group, respectively, in exchange for funding provided between the date of the Restructuring Agreement (May 26, 1998) and June 30, 1998. Additional PCS Preferred Stock and Preferred Inter-Group Interest of $334.2 million may be issued if additional funding is provided through the closing date of the PCS Restructuring. See "The Tracking Stock Proposal--Funding of the PCS Group Prior to Closing; The PCS Preferred Stock."

                                   PCS GROUP
    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS--
                                  (CONTINUED)

F To write off deferred financing costs associated with the assumed repayment of Sprint Spectrum Holdings debt with proceeds from the sale of shares to FT and DT related to shares issued to the Cable Parents in connection with the PCS Restructuring and proceeds from the IPO and the related sale of shares to FT and DT.

G To record the sale of shares in the IPO of the PCS Stock ($493.3 million). IPO proceeds of $525 million have been assumed, net of estimated offering costs of $31.7 million, although the actual amount of the IPO may vary based on market conditions. Also to record the sale of shares to FT and DT in order for their combined 20% voting interest in Sprint to be maintained ($131.3 million). The proceeds from both the IPO and the sale of additional shares to FT and DT are assumed to reduce the long-term debt of Sprint Spectrum Holdings.

Pro Forma Statement of Operations Adjustments

H To eliminate Sprint's equity in the losses of Sprint Spectrum Holdings and PhillieCo, historically accounted for by the PCS Group on the equity method of accounting ($432.5 million for the six months ended June 30, 1998 and $656.1 million for the year ended December 31, 1997). The amortization of interest previously capitalized on the investment in Sprint Spectrum Holdings and PhillieCo has been reclassified to depreciation and amortization expense ($3.5 million for the six months ended June 30, 1998 and the year ended December 31, 1997).

I To reflect the amortization of the goodwill recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over 40 years. The goodwill associated with the acquisition of the remaining interests in Sprint Spectrum Holdings and PhillieCo is directly related to both the acquisition of the PCS licenses and the ongoing ability of the businesses to provide wireless telecommunications services using these licenses. The 40-year life for goodwill is consistent with the 40-year amortization period being used for the PCS licenses.

J To reflect the amortization of the customer base recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over three years.

K To record a reduction in interest expense and amortization of deferred financing costs as a result of the assumed repayment of Sprint Spectrum Holdings debt with the proceeds from the sale of shares to FT and DT and the IPO. The debt assumed to be repaid consists of the following:

                                                   JUNE 30,       DECEMBER 31,
                                                     1998             1997
                                               ---------------- ----------------
                                                      WEIGHTED-        WEIGHTED-
                                                       AVERAGE          AVERAGE
                                                      INTEREST         INTEREST
                                               AMOUNT   RATE    AMOUNT   RATE
                                               ------ --------- ------ ---------
                                                     (AMOUNTS IN MILLIONS)
      Nortel Vendor Financing................. $735.1   8.84%   $630.0   8.98%
      Lucent Vendor Financing.................    --     --      105.1   8.94
                                               ------           ------
                                               $735.1   8.84%   $735.1   8.98%
                                               ======   ====    ======   ====

L To reduce (increase) interest expense resulting from the tax sharing agreement between the PCS Group and the FON Group. Under this agreement, the FON Group will "pay" the PCS Group for the use of its current tax benefits that the FON Group is able to utilize, thereby providing funds to the PCS Group and reducing the PCS Group's required borrowings. The computation of the current tax benefit is performed on a quarterly basis and the resulting amount is applied to reduce the debt balance and, therefore, interest expense, from that date forward. Interest expense is computed using the weighted-average interest rate on the debt assumed to be repaid (Sprint Spectrum Holdings' vendor financing loans).

                                   PCS GROUP
    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS--
                                  (CONTINUED)

M To reflect the amortization of the purchase price adjustment related to long-term debt (see Note A).

N To record the income tax benefit, using the statutory income tax rate, relating to the consolidation of the remaining interests in Sprint Spectrum Holdings and PhillieCo.

O To record the impact on income taxes of pro forma adjustments J through M using the statutory income tax rate.

P To reflect dividends at a rate of 3% on PCS Preferred Stock and Preferred Inter-Group Interest issued to the Cable Parents and the FON Group, respectively. As of June 30, 1998, $176.4 million of funding by the Cable Parents and the FON Group between the date the Restructuring Agreement was reached (May 26, 1998) and June 30, 1998 was assumed to be exchanged for shares of PCS Preferred Stock or Preferred Inter-Group Interest. Under the Restructuring Agreement, an additional $334.2 million could be issued through the closing date of the PCS Restructuring, resulting in additional dividends of $10.0 million on an annual basis.

Q The weighted average common shares outstanding reflect (1) the issuance of PCS Stock to the Cable Parents (195.1 million shares), (2) the recapitalization of Sprint's existing common stock into 1/2 share of PCS Stock, including the PCS Stock attributes of the Class A Common Stock (215.1 million shares for each period presented), and (3) the sale of shares to FT and DT (4.9 million shares).

R The weighted average common shares outstanding reflect the items in adjustment "Q", as well as the shares assumed to be sold in the IPO (23.2 million shares) and the related sale of shares to FT and DT (5.8 million shares).

                       ANNEX III--FON GROUP INFORMATION

                                   BUSINESS

  The FON Stock, when issued in the Recapitalization, is intended to track the performance of the FON Group. The following description should be read in conjunction with the FON Group Financial Statements and the Notes thereto provided elsewhere in this Annex III.

GENERAL OVERVIEW OF THE FON GROUP

  The principal activities of the FON Group include (i) the FON Group's core businesses, consisting of its long distance service, local service, product distribution and directory publishing activities, (ii) the FON Group's emerging businesses, which consist of the development of new integrated communications services, consumer Internet access services, Sprint Paranet and Sprint International, (iii) Sprint's interest in the Global One international strategic alliance and (iv) other telecommunications investments and alliances.

CORE BUSINESSES--LONG DISTANCE DIVISION

  General. The FON Group's long distance division ("LDD") is the nation's third largest provider of long distance telephone services. LDD operates a nationwide all-digital long distance telecommunications network that uses state-of-the-art fiber-optic and electronic technology. LDD provides domestic and international voice, video and data communications services.

  The division's financial performance for the fiscal years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                                        1997     1996     1995
                                                      -------- -------- --------
                                                            (IN MILLIONS)
      Net Operating Revenues(1)...................... $8,954.8 $8,302.1 $7,277.4
      Operating Income(2)............................  1,097.5    924.0    706.8
      EBITDA(3)......................................  1,834.2  1,617.3  1,288.4

--------
(1) Includes net operating revenues eliminated in consolidation of $3.3, $30.9, and $38.9 million in 1997, 1996, and 1995, respectively.

(2) Includes nonrecurring items relating to litigation charges of $20 million and $60 million for 1997 and 1996, respectively.

(3) EBITDA represents earnings before interest, taxes, depreciation, amortization, and other income (expense), net. This measurement is not an alternative to operating income as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. EBITDA is presented because it is a commonly used measure by certain investors, by the telecommunications industry and by Sprint as an additional measure of performance to analyze and compare companies. EBITDA as presented may not be comparable to EBITDA defined and presented by other companies. EBITDA excludes nonrecurring items relating to litigation charges of $20 million and $60 million for 1997 and 1996, respectively.

  Competition. The division competes with AT&T, MCI Communications Corporation ("MCI"), WorldCom and other telecommunications providers in all segments of the long distance communications market. AT&T continues to have the largest market share of the domestic long distance communications market. MCI is the nation's second largest long distance telephone company. Competition in long distance is based on price and pricing plans, the types of services offered, customer service, and communications quality, reliability and availability.

  Strategy. In order to achieve profitable market share growth in an increasingly competitive long distance communications environment, LDD intends to leverage its principal strategic assets: its national brand, innovative marketing and pricing plans, superior customer service, state-of-the-art technology, and partnerships with other FON Group operating divisions and the PCS Group. LDD will focus on expanding its leading

                                     III-1
presence in the high-growth data communications markets such as ATM and Frame Relay and intends to become the provider of choice for delivery of end-to-end service to companies with complex distributed computing environments. The FON Group continues to deploy network and systems infrastructure which provides industry-leading reliability, cost effectiveness and technological improvements. In order to create integrated product offerings for its customers, the FON Group is solidifying the linkage of its long distance division with Sprint's other operations such as the Local Telecommunications Division, Sprint Paranet, the Global One alliance and the PCS Group in the areas of sales support, marketing, integration of systems and the development of common products and services.

  Marketing and Distribution. The FON Group's long distance services are marketed to the consumer, business and carrier customer segments under the Sprint brand name through (i) the Consumer Services Group ("CSG"), (ii) Sprint Business and (iii) the Wholesale Services Group ("WSG"), respectively.

  CSG is focused on marketing its products and services primarily to the residential marketplace. The Sprint Sense dime-a-minute product continues to be the cornerstone of the CSG marketing effort. Among other channels, CSG's marketing reach was significantly expanded in the third quarter of 1997 with the opening of the "store within a store" concept in over 6,000 RadioShack locations nationwide. CSG also exploits marketing relationships with well-known consumer franchises such as the NFL and other widely-recognized organizations or entities. In addition, CSG benefits from Sprint's superior customer service recognition, having been rated as the number one long distance provider in 1997 for customer satisfaction by both the Yankee Group, for the fourth consecutive year, and J.D. Power and Associates, for the third consecutive year.

  Sprint Business focuses on marketing and distributing LDD's core products such as advanced global data, voice and video solutions to business customers. Sprint Business' ATM, Frame Relay and Internet backbone services experienced annual revenue growth of 70% in 1997. According to International Data Corporation, Sprint has the leading market share in combined ATM, Frame Relay and x.25 data services. In addition to leveraging the FON Group's other operations, such as the Global One alliance and Sprint Paranet, Sprint Business has introduced innovative marketing products to business customers such as the Fridays Free program, which has allowed Sprint Business to grow the number of its small business accounts by more than 15% over the last two years.

  WSG is organized around three distinct customer segments and their needs including Reseller Services (selling primarily to other long distance providers), RBOC Services and Emerging Market Services (focusing on non-traditional providers such as utilities). Reseller Services has been the principal driver of WSG's volume and revenue growth. WSG was awarded the right to provide capacity to two RBOCs as they prepare to enter the long distance business, and is expected to realize significant volume gains when the RBOCs are allowed to market long distance services within their regions.

  Network Technology. LDD's advanced, nationwide, all-digital network currently covers approximately 29,000 route miles. LDD is the industry leader in the deployment of DWDM, ATM and SONET technologies, which provide customers with unprecedented survivability and bandwidth capacity. As of May 31, 1998, over 87% of LDD's long distance traffic was carried on SONET, and by mid year 1999, this number is expected to reach 100%. DWDM can increase the capacity of a single fiber pair up to 16 times and was utilized on more than 70% of Sprint's route miles at year-end 1997 with a target of over 90% by year end 1998. LDD is currently deploying DWDM with an even greater capacity multiplier. As a result of ATM technology deployment, Sprint is transitioning its network infrastructure to a packet network capable of handling data, video and voice traffic over common switching and transport electronics. As of the end of 1997, LDD had deployed 14 ATM core switches on its network backbone with the throughput capacity of 10 gigabytes per second expandable to 160 gigabytes per second. LDD expects to have deployed in excess of 100 ATM switches by the end of 1998. In addition to its packet-based technology, LDD is also developing broadband solutions in select metropolitan areas nationwide which involve contracting with local exchange carriers to construct high-speed, SONET-based fiber rings, bringing the advanced technology of LDD's long distance network to the local market. At the end of 1997, LDD had broadband metropolitan area networks in 16 of the top 50 MSAs. All of these efforts combine to provide Sprint's customers with nationwide, end-to-end connectivity over LDD's state-of-the-art network.

                                     III-2

CORE BUSINESSES--LOCAL TELECOMMUNICATIONS DIVISION

  General. The local telecommunications division ("LTD") consists primarily of regulated LECs serving approximately 7.5 million access lines in 19 states. LTD provides local services, access by telephone customers and other carriers to LTD's local exchange facilities, sales of telecommunications equipment and long distance services within specified geographical areas.

  LTD's financial performance for the fiscal years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                                       1997     1996     1995
                                                     -------- -------- --------
                                                           (IN MILLIONS)
   Net Operating Revenues(1), (4)................... $5,290.2 $5,126.8 $4,690.0
   Operating Income(2), (4).........................  1,394.0  1,337.0  1,040.8
   EBITDA(3), (4)...................................  2,328.1  2,246.1  1,964.0

--------
(1) Includes net operating revenues eliminated in consolidation of $309.0, $410.5 and $266.4 million in 1997, 1996 and 1995, respectively.

(2) Includes a nonrecurring charge in 1995 of $88 million related to a restructuring within the local telecommunications division.

(3) EBITDA represents earnings before interest, taxes, depreciation, amortization, and other income (expense), net. This measurement is not an alternative to operating income as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. EBITDA is presented because it is a commonly used measure by certain investors, by the telecommunications industry and by Sprint as an additional measure of performance to analyze and compare companies. EBITDA as presented may not be comparable to EBITDA defined and presented by other companies. EBITDA excludes a nonrecurring item of $88 million relating to a restructuring within the local telecommunications division in 1995.

(4) Beginning in July 1997, Sprint changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. For a further discussion, see "--Management's Discussion and Analysis of Financial Conditions and Results of Operations."

  AT&T is LTD's largest customer for network access services. In 1997 and 1996, 13% of the division's net operating revenues were from services (mainly network access services) provided to AT&T compared with 15% in 1995. On a consolidated basis, revenues from AT&T were 5% of Sprint's revenues in 1997 and 1996 and 6% in 1995. While AT&T is a significant customer, LTD does not believe the division's revenues are dependent on AT&T, since any long distance provider must pay access charges to LTD related to inter-LATA long distance telephone service.

  Strategy. To continue to build on its successful track record, LTD has embarked on a growth strategy whereby it will aggressively market Sprint's entire product portfolio to its local customers as well as its core product line of advanced network features and data products.

  LTD has reorganized around its principal market segments: (i) Consumer and Small Business Markets ("CSB"), (ii) Business Markets and (iii) Carrier Markets. This new structure provides a more efficient and focused approach to sales and service for these market segments. Along with this market focus, LTD has centralized the management of support organizations to provide significant operational efficiencies and to ensure superior support of LTD's end-users.

  CSB is focused on increasing voice and data product penetration in the consumer and small business markets, including small office/home office customers. Consumer initiatives, (including aggressive marketing of advanced network features such as Caller ID, Caller ID-based telephone sets, and usage-sensitive features) have been strong contributors to growth in 1997. CSB is developing as a full-service provider and currently sells the

                                     III-3

Sprint portfolio of products and services in 18 of the 19 states in which LTD operates. Customers who establish new local service with LTD are offered a "bundle" of products and services including traditional local service, vertical services, long distance, Internet access, paging and wireless, where available.

  Business Markets is focused on selling high-capacity data networking solutions such as ATM and Frame Relay, and marketing the network's SONET survivability characteristics. Business Markets is partnering with LDD to provide end-to-end solutions for medium to large business customers.

  Carrier Markets sells and markets LTD's network to emerging resellers of local telephone services as well as wireless and interexchange carriers. Efforts are under way to leverage existing strengths, including database, Signaling System 7 ("SS7"), and billing and collection services, to increase revenues. Added emphasis is also being placed on growing profits in the now deregulated pay phone business.

  Network Technology. LTD will continue to emphasize growth by investing in advanced network technologies including expanded deployment of SONET ring technology to enhance network reliability as well as installation of fiber deeper into the network. Rapidly growing demand for higher-speed data communications capabilities is being addressed through technologies such as ADSL and ISDN.

CORE BUSINESSES--PRODUCT DISTRIBUTION AND DIRECTORY PUBLISHING

  The product distribution and directory publishing businesses consist of Sprint North Supply Company ("North Supply") and Sprint Publishing and Advertising ("SPA").

  North Supply is one of the nation's largest distributors of telecommunications equipment to wireline and wireless service companies, cable TV operators, and system resellers. Available equipment includes a wide array of products for voice, data and video communications, cable television, security alarm systems, complementary accessories, tools and supplies. More than 30,000 different products are stocked from 1,300 manufacturers.

  SPA publishes and markets white and yellow page telephone directories in certain of LTD's local exchange areas, as well as in the greater metropolitan areas of Milwaukee, Wisconsin and Chicago, Illinois. SPA's revenues are mainly derived from selling directory advertisement. SPA is currently the nation's seventh largest Yellow Pages publisher and produces over 320 directories across 20 states with an annual circulation of more than 20 million.

  The financial performance for the product distribution and directory publishing businesses for the fiscal years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                                       1997     1996     1995
                                                     -------- -------- --------
                                                           (IN MILLIONS)
   Net Operating Revenues(1), (3)................... $1,454.3 $1,225.4 $1,147.6
   Operating Income(3)..............................    179.9    101.6     86.7
   EBITDA(2), (3)...................................    188.1    108.8     94.1

--------
(1) Includes net operating revenues eliminated in consolidation of $570.5, $325.9 and $336.8 million in 1997, 1996 and 1995, respectively. Prior to 1996, revenues resulting from transactions with regulated affiliates were not eliminated in consolidation.

(2) EBITDA represents earnings before interest, taxes, depreciation, amortization, and other income (expense), net. This measurement is not an alternative to operating income as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. EBITDA is presented because it is a commonly used measure by certain investors, by the telecommunications industry and by Sprint as an additional measure of performance to analyze and compare companies. EBITDA as presented may not be comparable to EBITDA defined and presented by other companies.

(3) Beginning in July 1997, Sprint changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. For a further discussion see "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                     III-4

EMERGING BUSINESSES

  The FON Group's emerging businesses consist of National Integrated Services, consumer Internet access services, Sprint Paranet and Sprint International.

  National Integrated Services ("NIS"). The objective of NIS is to enable the FON Group to be a national provider of fully integrated services across all customer segments. Its efforts are directed toward the development and deployment of an Integrated On-demand Network (ION) which is expected to extend the FON Group's existing advanced network capabilities to customer premises and enable the FON Group to meet two critical business needs, namely
(i) to provide the network infrastructure to meet customers' ever-increasing demands for data, Internet, and video use and (ii) to provide the foundation for the FON Group to provide competitive local service. NIS believes that this integrated services capability will generate increased demand for the FON Group's products and services, while at the same time, substantially reducing the costs to provide such services. The incremental capital expenditures required to develop this advanced functionality is projected to cost approximately $400 million over the next two years. Sprint will be assisted in this development effort by Cisco Systems and Bellcore. These companies will be contributing their expertise and assisting in the funding of these efforts. Additional infrastructure capital will be required as demand for the services develops.

  Beginning in the third quarter of 1998, ION will initially be offered to large businesses in metropolitan markets serviced over high capacity fiber optic/SONET ring networks owned by the FON Group or leased from third party providers. ION will then be expanded to cover large businesses outside these areas, followed by small business and residential users, with the expectation of having ION generally available to the consumer market by late 1999.

  ION intends to rely substantially on the transmission infrastructure of the long distance division and to a lesser extent on the transmission infrastructure of the local telecommunications division. Where existing Sprint facilities do not exist, ION will evaluate whether facilities should be built, leased or acquired. Because a significant amount of future investment will be associated with specific customer contracts, the FON Group should be able to manage its investment in ION to be consistent with customer demand.

  Consumer Internet Access Services. In June 1998, Sprint entered into a long-term strategic alliance with EarthLink Network, Inc., ("EarthLink") one of the highest-rated, fastest-growing Internet service providers in the world. As part of the transaction, Sprint purchased an approximate 30% economic interest in EarthLink.

  As part of this investment, Sprint contributed to EarthLink all of Sprint's 130,000 Sprint Internet Passport customers and will also provide EarthLink with the following:

  . A five-year commercial agreement for Sprint to promote EarthLink through its marketing channels, including commitments to generate a minimum of 150,000 new EarthLink members annually;

  . A four-year network contract allowing EarthLink to utilize Sprint's world-class data Internet Protocol network at favorable prices; and

  . Agency status to bundle Sprint's telecommunications services with EarthLink services.

  Under the agreement, Sprint will become the exclusive telecommunications provider promoted in EarthLink's channels.

  EarthLink will manage the operations, customer service, technical support and product development for the unified Internet service. Leveraging the brands of both companies, EarthLink and Sprint will work together on product development, sales and marketing.

  Sprint Paranet. At the end of September 1997, Sprint acquired Paranet, Inc., a leading provider of integration, management, and support services for distributed computing environments. The acquisition strengthens Sprint's position as one of the world's leading data carriers by augmenting the company's wide area network data products and services with Paranet's expertise in local area networks and distributed network systems.

                                     III-5

  Sprint Paranet focuses on integration, management and support of network and system components, including network hardware from multiple vendors, collaborative groupware, multiple operating systems, network protocols, client server infrastructures, network security facilities and "Year 2000" solutions.

  Sprint Paranet provides a complete spectrum of custom-designed solutions, including design, integration, implementation, and day-to-day management for WANs, LANs, Internet/intranets and desktops. Sprint Paranet offers business customers the ability to quickly and cost-effectively use network technologies to increase their competitiveness and business growth.

  Sprint International. Sprint International ("SI") was established in 1996 to enhance Sprint's position as a global communications company by pursuing carefully selected business opportunities in key countries and markets around the world outside the scope of its Global One alliance. Complementing the strategies of Global One will continue to be an important component in selecting opportunities.

   SI is a 25% owner of Barak, an Israeli joint venture that was awarded an international long distance license in 1997 and which has since captured 20% market share of that market. In China, SI has invested in Tianjin Global Communications, a fixed wireline network operator, and is pursuing other transactions in major Chinese markets. In Europe, SI is concentrating on developing opportunities with Sprint's Global One partners, FT and DT, in several markets outside France and Germany.

GLOBAL ONE

  Sprint is a partner in Global One, a joint venture with FT and DT, which provides seamless global telecommunications services to business, consumer and carrier markets worldwide. Sprint is a one-third partner in Global One's operating group serving Europe (excluding France and Germany) and a 50% partner in Global One's operating group for the worldwide activities outside the United States and Europe.

  Global One's strategic objective is to be the premier provider of global telecommunications services. To achieve this objective, the Global One business strategy is designed to achieve maximum global coverage and seamless global connectivity. Under a single global brand and through a single interface to customers in each country, Global One offers a comprehensive array of state-of-the-art telecommunications services, delivered through its advanced global network infrastructure.

  Global One currently has a sales presence in 65 countries; more than 1,400 points of presence (switching centers) outside of Germany, France and the United States; four network management sites monitoring traffic on the global backbone networks; 29 customer service centers; and 1997 revenues in excess of $1.1 billion of which Sprint's proportional share of revenues was $474 million.

  While focusing on the multinational business user, Global One also serves carriers seeking cost-effective international solutions and the consumer market. Global One offers products and services through the respective venture partners in France, Germany and the United States, and through local business offices, national affiliates, partnerships and distributor agreements in virtually all other important markets.

OTHER INVESTMENTS AND ALLIANCES

  Sprint's other investments and alliances include a 3.7% interest in Iridium LLC, a satellite-based mobile communications provider. In addition, in August 1993, Sprint acquired a 25% equity interest in Call-Net Enterprises, Inc. ("Call-Net"), a long distance telecommunications company in Canada operating under the Sprint brand name. At the end of 1997, Call-Net had a 10% share of the long distance market in Canada. In February 1997, Sprint entered into a 50-50 joint venture with Telefonos de Mexico (Telmex), the dominant telecommunications provider in Mexico to market international long distance services between the U.S. and Mexico with products and services tailored to the Hispanic community.

                                     III-6

REGULATION

  The Telecommunications Act of 1996 (the "Telecom Act"), which was signed into law in February 1996, was designed to promote competition in all aspects of telecommunications. It eliminated legal and regulatory barriers to entry into local telephone markets. It also required ILECs, among other things, to allow local resale at wholesale rates, negotiate interconnection agreements, provide nondiscriminatory access to unbundled network elements and allow collocation of interconnection equipment by competitors. The Telecom Act also allows RBOCs to provide in-region long distance service once they obtain state certification of compliance with a competitive "checklist," have a facilities-based competitor for both residential and business customers, and obtain a ruling from the FCC that the provision of in-region long distance service is in the public interest. The Telecom Act's impact on Sprint remains unclear because the rules for competition are still being decided by regulators and the courts.

  Sprint has filed for CLEC status in 48 states in anticipation of the local markets opening to competition; however, currently, Sprint is not actively marketing CLEC services. See "--Emerging Businesses." In those areas in which Sprint is the ILEC, local competition is expected to eventually result in some loss of market share. Because Sprint's ILEC operations are geographically dispersed and largely in rural markets, local competition is expected to occur more gradually than in more urban markets.

  In accordance with the Telecom Act, the FCC adopted detailed rules in 1996 to govern interconnection to incumbent local networks by new market entrants. Some LECs and state public utility commissions appealed these rules to the U.S. Court of Appeals, which prevented most of the pricing rules from taking effect, pending a full review by the court. In 1997, the U.S. Court of Appeals for the Eighth Circuit struck down the FCC's pricing rules. It ruled that the Telecom Act left jurisdiction over pricing matters to the states. The court also struck down certain other FCC rules on jurisdictional or substantive grounds. The U.S. Supreme Court has agreed to review the appeals court decision.

  In 1997, the FCC issued important decisions on the structure and level of access charges and universal service. These decisions will impact the industry in several ways, including the following:

  . An additional subsidy was created to support telecommunications services for schools, libraries and rural health care providers. All carriers providing telecommunications services will be required to fund this program, which is capped at $2.7 billion per year. However, LECs can pass their portion of these costs on to long distance carriers.

  . Per-minute interstate access rates charged by LECs will decline over time to become cost-based, beginning in July 1997.

  . Certain monthly flat-rate charges paid by some local telephone customers will increase beginning in 1998.

  . Certain per-minute access charges paid by long distance companies were converted to flat monthly charges based on pre-subscribed lines.

  . A basis has been established for replacing implicit access subsidies with an explicit interstate universal service fund beginning in 1999.

  A number of LECs, long distance companies and others have appealed some or all of the FCC's orders. The effectiveness of the orders has not been suspended, and the appeals are expected to take a year or more to conclude. The impact of these FCC decisions on Sprint is difficult to determine, but is not expected to be material to the FON Group.

  Some RBOCs have also challenged the Telecom Act restrictions on their entry into long distance markets as unconstitutional. A federal district court in Wichita Falls, Texas, ruled the restrictions unlawful because they constituted a legislative act that imposed punishment without a judicial proceeding. The United States

                                     III-7
government, along with Sprint and others, filed appeals of this decision. The federal district court delayed implementing its decision pending resolution of the appeals. In 1997, several RBOCs claimed they met the competitive checklist and sought FCC approval to offer in-region long distance service. These applications were denied by the FCC.

ENVIRONMENT

  Sprint's environmental compliance and remediation expenditures mainly result from the operation of standby power generators for its telecommunications equipment. The expenditures arise in connection with standards compliance, permits or occasional remediation, which are usually related to generators, batteries or fuel storage. Sprint has been identified as a potentially responsible party at sites relating to either landfill contamination or discontinued power generation operations. Sprint's environmental compliance and remediation expenditures have not been material to its financial statements or to its operations and are not expected to have any future material adverse effects on the FON Group.

PATENTS, TRADEMARKS AND LICENSES

  Sprint owns numerous patents, patent applications, service marks and trademarks in the United States and other countries. Sprint is also licensed under domestic and foreign patents and trademarks owned by others. In total, these patents, patent applications, trademarks, service marks and licenses are of material importance to the FON Group's business. Generally, Sprint's trademarks, trademark licenses and service marks have no limitation on duration; Sprint's patents and licensed patents have lives generally ranging from one to 17 years.

EMPLOYEE RELATIONS

  As of June 30, 1998, the FON Group had approximately 52,000 employees, of whom 21.1% are represented by unions. During 1997, Sprint had no material work stoppages caused by labor controversies.

FACILITIES

  The FON Group's property, plant and equipment totaled $23.0 billion at year-end 1997, of which $14.0 billion relates to local communications services and $8.2 billion relates to long distance communications services. These properties mainly consist of land, buildings, digital fiber-optic network, switching equipment, microwave radio and cable and wire facilities. Sprint leases certain switching equipment and several general office facilities. The LDD has been granted easements, rights-of-way and rights-of-occupancy, mainly by railroads and other private landowners, for its fiber-optic network.

  The product distribution and directory publishing businesses' properties mainly consist of office and warehouse facilities to support the business units in the distribution of telecommunications products and publication of telephone directories.

  Property, plant and equipment totaling $12.9 billion is either pledged as security for first mortgage bonds and certain notes or is restricted for use as mortgaged property.

LEGAL PROCEEDINGS

  Sprint is involved in various legal proceedings arising in the ordinary course of business of the FON Group. While it is not possible to determine the ultimate disposition of each of these proceedings, Sprint believes that the outcome of such proceedings, individually and in the aggregate, will not have a material adverse effect on the FON Group's financial condition or results of operations.

MANAGEMENT

  For information concerning the executive officers and directors of Sprint, see "Executive Officers and Directors of Sprint" in this Proxy Statement.

                                     III-8

                                   FON GROUP

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth Selected Financial Data of the FON Group and should be read in conjunction with the FON Group Management's Discussion and Analysis of Financial Condition and Results of Operations, and the FON Group Combined Financial Statements and Notes thereto. The Selected Financial Data at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, have been derived from the FON Group Combined Financial Statements, which have been audited by Ernst & Young LLP, independent auditors. The Selected Financial Data at December 31, 1995, 1994 and 1993 and at June 30, 1998 and for each of the two years in the period ended December 31, 1994 and for the six months ended June 30, 1998 and 1997, have been derived from the unaudited FON Group Combined Financial Statements. The unaudited FON Group Combined Financial Statements have been prepared on the same basis as the audited FON Group Combined Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods.

                            AT OR FOR THE
                              SIX MONTHS                       AT OR FOR THE
                            ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                          ------------------ -------------------------------------------------
                            1998      1997     1997      1996      1995      1994      1993
                          --------- -------- --------- --------- --------- --------- ---------
                                                     (IN MILLIONS)
RESULTS OF OPERATIONS
 DATA
Net operating revenues..  $ 7,878.1 $7,246.0 $14,873.9 $13,887.5 $12,735.3 $11,964.8 $10,894.9
Operating income(1).....    1,383.3  1,203.8   2,469.9   2,267.7   1,834.3   1,690.7   1,214.1
Income from continuing
 operations(1), (2).....      725.6    685.6   1,371.6   1,310.6     966.0     899.2     517.1
CASH FLOW DATA
Net cash from operating
 activities--continuing
 operations(3)..........  $ 1,809.6 $1,401.4 $ 2,906.8 $ 2,267.3 $ 2,590.1 $ 2,339.6 $ 2,007.8
Capital expenditures....    1,488.4  1,236.3   2,708.9   2,433.6   1,857.3   1,751.6   1,429.8
BALANCE SHEET DATA
Total assets............  $17,733.0          $16,491.7 $15,566.6 $14,100.6 $14,374.1 $13,781.8
Property, plant and
 equipment, net.........   11,878.2           11,316.8  10,464.1   9,715.8  10,258.8   9,883.1
Total debt (including
 short-term borrowings).    4,267.4            3,879.6   3,273.9   5,668.9   4,927.7   5,084.1
Group equity............    8,274.2            7,639.3   7,332.3   3,676.9   4,473.7   3,918.3

--------

(1) During the six months ended June 30, 1997 and year ended December 31, 1996, the FON Group recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million for the six months ended June 30, 1997 and year ended December 31, 1997 and $36 million for the year ended December 31, 1996.
  During 1995, the FON Group recorded a nonrecurring charge of $88 million related to a restructuring within the local telecommunications division, which reduced income from continuing operations by $55 million.
  During 1993, the FON Group recorded nonrecurring charges of $293 million related to (a) transaction costs from the merger with Centel Corporation and expenses of integrating and restructuring the operations of the two companies and (b) a realignment and restructuring within the long distance division. These charges reduced income from continuing operations by $193 million.
(2) During 1997, the FON Group recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million and $17 million, respectively.
  During 1994, the FON Group recognized a $35 million gain on the sale of equity securities, which increased income from continuing operations by $22 million.
  During 1993, due to the enactment of the Revenue Reconciliation Act of 1993, the FON Group adjusted its deferred income tax assets and liabilities to reflect the increased tax rate. This adjustment reduced income from continuing operations by $11 million.
(3) The 1996 amount was reduced by $600 million for cash required to terminate an accounts receivable sales agreement.

  Holders of FON Stock and PCS Stock will be subject to the risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. Events attributable to the FON Group or the PCS Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the FON Stock or PCS Stock. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock, PCS Stock or preferred stock or other stock or interests will reduce the funds of Sprint that are legally available for payment of future dividends on the FON Stock and the PCS Stock.

                                     III-9

                                   FON GROUP

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Sprint Corporation (and with its subsidiaries "Sprint") has entered into a restructuring agreement with the Cable Parents to restructure Sprint's wireless PCS operations. Sprint will acquire the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo. In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock, the PCS Stock. The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly owned subsidiary, SprintCom. These operations will be referred to as the PCS Group.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

  Holders of FON Stock and PCS Stock will be subject to the risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. Events attributable to the FON Group or the PCS Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the FON Stock or PCS Stock. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock, PCS Stock or preferred stock or other stock or interests will reduce the funds of Sprint that are legally available for payment of future dividends on the FON Stock and the PCS Stock.

  The Combined Financial Statements of the FON Group include (i) the combined historical balance sheets, results of operations and cash flows of the businesses that comprise the FON Group; (ii) corporate assets and liabilities of Sprint and the related transactions not specifically identified with the PCS Group; and (iii) all of the allocable corporate expenses not specifically identified with the PCS Group. These expenses will be allocated to both groups in accordance with management established policies, see "The Tracking Stock Proposal--The Tracking Stock Policies." All significant intragroup financial transactions have been eliminated; however, transactions between the FON Group and the PCS Group have not been eliminated.

GENERAL

FORWARD-LOOKING INFORMATION

  Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include
(i) the effects of vigorous competition in the markets in which the FON Group operates; (ii) the costs and business risks associated with entering new markets necessary to provide seamless services and to provide new services;
(iii) the risks related to Sprint's investments in Global One and other joint ventures; (iv) the impact of any unusual items resulting from ongoing evaluations of the FON Group's business strategies; (v) requirements imposed on Sprint or latitude allowed its competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996; (vi) unexpected results of litigation filed against Sprint; (vii) the impact of the Year 2000 issue and any related noncompliance and (viii) the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint or the FON Group have no control.

  The words "estimate", "project", "intend", "expect", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout Management's Discussion and Analysis of Financial Condition and Results of Operations. Readers are cautioned

                                    III-10
not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sprint undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Moreover, Sprint, through senior management, may from time to time make forward-looking statements about the matters described herein or other matters concerning Sprint.

 CORE BUSINESSES

 Long Distance Division

  The long distance division is the nation's third-largest long distance telephone company. It operates a nationwide, all-digital long distance communications network using state-of-the-art fiber-optic and electronic technology. The division mainly provides domestic and international voice, video and data communications services. It offers its services to the public subject to varying levels of state and federal regulation.

 Local Telecommunications Division

  The local telecommunications division consists of regulated local exchange carriers ("LECs") serving approximately 7.5 million access lines in 19 states. It provides local exchange services, access by telephone customers and other carriers to the FON Group's local exchange facilities, sales of telecommunications equipment and long distance services within specified geographical areas.

 Product Distribution and Directory Publishing Division

  The product distribution and directory publishing businesses provide wholesale distribution services of telecommunications products, and publish and market white and yellow page telephone directories.

 EMERGING BUSINESSES

  Emerging businesses consist of CLEC and related activities, consumer Internet access services, Sprint Paranet, and Sprint International.

 STRATEGIC ALLIANCE

 Global One

  Sprint is a partner in Global One, a joint venture with France Telecom ("FT") and Deutsche Telekom AG ("DT") to provide seamless global telecommunications services to business, residential and carrier markets worldwide. Sprint is a one-third partner in Global One's operating group serving Europe (excluding France and Germany) and is a 50% partner in Global One's operating group for the worldwide activities outside the United States and Europe. Global One is accounted for by Sprint in the FON Group Combined Financial Statements on the equity basis.

  FT and DT each own 10% of Sprint's voting equity through Sprint's Class A common stock. As Class A common stockholders, they have the right in most cases to proportionate representation on Sprint's Board of Directors. Following the Recapitalization, the Class A common shares owned by FT and DT will represent interests in both the FON Group and the PCS Group. FT and DT each have the right to keep their ownership levels at 10% overall voting power in Sprint. See "FT and DT Arrangements."

  The FON Group's long distance division contributed certain assets and related operations of its international business unit to Global One when the venture was formed in January 1996.

SPINOFF OF CELLULAR DIVISION

  In March 1996, Sprint completed the tax-free spinoff of Sprint's cellular division ("Cellular") to Sprint common stockholders (the "Spinoff"). See "Liquidity and Capital Resources--Discontinued Operation" for more information.

                                    III-11

REGULATION

  See "FON Group Information--Business--Regulation" for a complete discussion of the regulatory developments that could have a future impact on the FON Group.

RESULTS OF OPERATIONS

 COMBINED FON GROUP

  Total net operating revenues for the six months ended June 30, 1998 were $7.9 billion, a 9% increase from $7.2 billion for the same period in 1997. Income from continuing operations was $726 million in the first six months of 1998 compared with $686 million for the same period in 1997. Total net operating revenues for 1997 were $14.9 billion, a 7% increase from $13.9 billion in 1996. Total net operating revenues for 1995 were $12.7 billion. Income from continuing operations was $1.4 billion in 1997 compared with $1.3 billion in 1996 and $1.0 billion in 1995.

 CORE BUSINESSES

  Core results exclude the impact from joint ventures and emerging businesses. The FON Group's core businesses generated improved net operating revenues and operating income compared with the same 1997 period. For the six months ended June 30, 1998, long distance calling volumes increased 12% from the same 1997 period. Access lines served by the local telecommunications division increased 3.4% during the twelve months ended June 30, 1998. Excluding sales of exchanges in the 1997 fourth quarter, access line growth would have been 5.4%.

  For 1997, the FON Group's core businesses generated record levels of net operating revenues and improved operating results. Long distance calling volumes increased 14% in 1997, and access lines served by the local telecommunications division grew 5.6%, excluding sales of local exchanges during 1997. Excluding nonrecurring items, income from core operations was $1.6 billion in 1997 versus $1.4 billion in 1996 and $1.0 billion in 1995.

 NONRECURRING ITEMS

  Core income from continuing operations for 1997 includes pretax gains on sales of local exchanges of $45 million and a pretax gain on the sale of an equity investment in an equipment provider of $26 million. In addition, 1997 (including the six months ended June 30, 1997) and 1996 include pretax litigation charges within the long distance division for $20 million and $60 million, respectively. The 1995 amounts include a pretax charge for restructuring the local telecommunications division of $88 million.

SEGMENTAL RESULTS OF OPERATIONS

 LONG DISTANCE DIVISION

                                 SIX MONTHS               YEAR ENDED
                               ENDED JUNE 30,            DECEMBER 31,
                              ------------------  ----------------------------
                                1998      1997      1997      1996      1995
                              --------  --------  --------  --------  --------
                                             (IN MILLIONS)
Net operating revenues....... $4,749.3  $4,391.0  $8,954.8  $8,302.1  $7,277.4
Operating expenses
  Interconnection............  1,921.1   2,007.0   3,941.1   3,722.7   3,102.7
  Operations.................    656.6     592.9   1,236.6   1,051.8   1,046.6
  Selling, general and
   administrative............  1,101.7     964.1   1,962.9   1,970.3   1,839.7
  Depreciation and
   amortization..............    407.0     333.8     716.7     633.3     581.6
                              --------  --------  --------  --------  --------
Total operating expenses.....  4,086.4   3,897.8   7,857.3   7,378.1   6,570.6
                              --------  --------  --------  --------  --------
Operating income............. $  662.9  $  493.2  $1,097.5  $  924.0  $  706.8
                              ========  ========  ========  ========  ========
Operating margin.............     14.0%     11.2%     12.3%     11.1%      9.7%
                              ========  ========  ========  ========  ========

                                    III-12

Six Months Ended June 30, 1998 and 1997

 Net Operating Revenues

  For the six months ended June 30, 1998, net operating revenues increased 8% from the same 1997 period. All major market segments--residential, business and wholesale--contributed to this increase. The increase mainly reflects strong minute growth or 12% and increased data services revenue, partly offset by a more competitive pricing environment and a change in the mix of products sold.

  Residential Market--Residential market revenues increased 6% in 1998 mainly from long distance calling card calls made by LEC customers. Through various agreements Sprint has with LECs, their customers use the Sprint network when making long distance calls.

  Business and Data Market--Business market revenues increased 13% reflecting increased calling volumes for toll-free and direct-distance-dialing toll ("WATS") calls made within the United States. Growth in the small and medium business market was due to the growth in Real SolutionsSM customers and the continuing success of the division's small business product, Fridays Free. Data services, which includes sales of capacity on Sprint's network to Internet service providers, showed strong growth because of continued demand and expanded service offerings.

  Wholesale Market--Wholesale market revenues increased 6% reflecting strong minute growth in the domestic market. This increase mainly reflects increased WATS calling volumes, partly offset by a change in international mix to lower yielding but higher margin countries.

 Interconnection Costs

  Interconnection costs consist of amounts paid to LECs, other domestic service providers, and foreign telephone companies to complete calls made by the division's domestic customers. These costs decreased 4% from the same 1997 period reflecting lower unit costs for both domestic and international access, partly offset by strong minute growth. The lower domestic costs are generally due to FCC-mandated access rate reductions while lower international costs reflect continued competition in the market. Access rates are expected to continue to decline in the second half of 1998; However the year-over-year cost savings for the remainder of the year is not expected to be as significant because the 1997 third and fourth quarters include certain rate reductions that took effect in July 1997. Internationally, Sprint expects market opening measures and competitive pressures to contribute to the continued trend of declining interconnection unit costs. Interconnection costs were 40.5% of net operating revenues in the 1998 first six months versus 45.7% for the same period a year ago.

 Operations Expense

  Operations expense mainly consists of costs related to operating and maintaining the long distance network and costs of equipment sales. It also includes costs of providing operator, public payphone and video teleconferencing services, as well as telecommunications services for the hearing impaired. Operations expense for the six months ended June 30, 1998 increased 11% from the same 1997 period. As a percentage of net operating revenues, operations expense was 13.8% in the 1998 first six months and 13.5% for the same period a year ago. These increases reflect increased costs related to data services growth as well as increases in the volume of operating leases for network equipment partly offset by decreased costs of equipment sales. In addition, FCC-mandated payments to public payphone providers increases in 1997.

 Selling, General and Administrative Expense

  For the six months ended June 30, 1998, selling, general and administrative ("SG&A") expense increased 14% from the same 1997 period. This increase reflects the overall growth of the division's operating activities as well as increases in marketing activities and promotions to support products and services. SG&A expense was 23.2% of net operating revenues in the first six months of 1998 and 22.0% for the same period a year ago.

                                    III-13

 Depreciation and Amortization Expense

  For the first six months of 1998, depreciation and amortization expense increased 22% from the same 1997 period generally due to an increased asset base and shorter average depreciable lives. Capital expenditures were incurred mainly to enhance network reliability, meet increased demand for data-related services and upgrade capabilities for providing new products and services. Depreciation and amortization expense was 8.5% of net operating revenues in the 1998 first six months and 7.6% for the same period a year ago.

Years Ended December 31, 1997, 1996 and 1995

  During 1997 and 1996, the long distance division recorded nonrecurring litigation charges of $20 and $60 million, respectively (see Note 9 of Notes to FON Group Combined Financial Statements). In January 1996, the division contributed certain international assets and related operations to Global One. For comparative purposes, the following discussion of long distance division operating results excludes the nonrecurring charges and assumes the contribution occurred at the beginning of 1995. Operating margins would have been 12.5% in 1997, 12.0% in 1996 and 10.9% in 1995.

 Net Operating Revenues

  Net operating revenues increased 8% in 1997 and 17% in 1996. All major market segments--residential, business and wholesale--contributed to these increases. In general, the increases reflect strong calling volume growth of 14% in 1997 and 20% in 1996 and continued growth in the data services market. Revenue growth in 1997 was affected by a more competitive pricing environment, a change in the mix of products sold and an increase in the bad debt provision. Management continues to monitor Sprint's credit extension policies to ensure they remain effective. In addition, 1996 includes revenues from carrying the Internal Revenue Service 800 help line traffic, a service Sprint no longer provides, while 1997 reflects lower yields on other government contracts.

  Residential Market--Residential market revenues reflect the continuing success of Sprint Sense,(R) a flat-rate calling plan, as well as growth in 1997 from international calls, prepaid phone cards and casual callers accessing the Sprint network.

  Business Market--Business market revenues reflect increased calling volumes for WATS calls made within the United States. Growth in the small and medium business market was due to the continuing success of the division's small business product, Fridays Free. Data services, which includes sales of capacity on Sprint's network to Internet service providers, showed strong growth because of continued demand and expanded service offerings.

  Wholesale Market--The wholesale market showed strong growth in both domestic and international markets. Domestic increases mainly reflect increased WATS calling volumes, partly offset by a decline in rates due to increased competition.

 Interconnection Costs

  Interconnection costs consist of amounts paid to LECs, other domestic service providers and foreign telephone companies to complete calls made by the division's domestic customers. These costs increased 6% in 1997 and 20% in 1996, reflecting strong growth in calling volumes, partly offset by lower unit costs for both domestic and international access. The lower domestic rates are generally due to FCC-mandated access rate reductions that took effect in July 1997--see "FON Group Information--Business--Regulation" for more information. Interconnection costs were 44.0% of net operating revenues in 1997, 45.0% in 1996 and 43.9% in 1995.

                                    III-14

 Operations Expense

  Operations expense mainly consists of costs related to operating and maintaining the long distance network and costs of equipment sales. It also includes costs of providing operator, public payphone and video teleconferencing services, as well as telecommunications services for the hearing-impaired. Operations expense increased 20% in 1997 and 17% in 1996. As a percentage of net operating revenues, operations expense was 13.8% in 1997, 12.5% in 1996 and 12.4% in 1995. The 1997 increases were mainly due to increased costs related to FCC-mandated payments to public payphone providers, network equipment leasing costs, costs related to data services growth and equipment sales. The 1996 increase in expense reflects overall revenue growth.

 Selling, General and Administrative Expense

  SG&A expense increased 2% in 1997 and 8% in 1996. These increases reflect the overall growth of the division's operating activities as well as increases in marketing and promotions to support products and services. The 1997 increase also reflects increased information technology costs to support network quality, and customer acquisition and customer management. SG&A expense was 21.7% of net operating revenues in 1997, 22.9% in 1996 and 24.8% in 1995. These improvements reflect continued cost control and business process improvement efforts.

 Depreciation and Amortization Expense

  Depreciation and amortization expense increased 13% in 1997 and 12% in 1996, generally because of an increased asset base. Capital expenditures were incurred mainly to enhance network reliability, meet increased demand for data-related services and upgrade capabilities for providing new products and services. Depreciation and amortization expense was 8.0% of net operating revenues in 1997, 7.6% in 1996 and 8.0% in 1995.

 LOCAL TELECOMMUNICATIONS DIVISION

                                 SIX MONTHS               YEAR ENDED
                               ENDED JUNE 30,            DECEMBER 31,
                              ------------------  ----------------------------
                                1998      1997      1997      1996      1995
                              --------  --------  --------  --------  --------
                                             (IN MILLIONS)
Net operating revenues....... $2,667.9  $2,641.1  $5,290.2  $5,126.8  $4,690.0
Operating expenses
  Costs of services and
   products..................    916.1     911.4   1,888.1   1,842.5   1,769.5
  Selling, general and
   administrative............    564.1     525.7   1,074.0   1,038.2     956.5
  Depreciation and
   amortization..............    467.7     466.5     934.1     909.1     835.6
  Restructuring costs........      --        --        --        --       87.6
                              --------  --------  --------  --------  --------
Total operating expenses.....  1,947.9   1,903.6   3,896.2   3,789.8   3,649.2
                              --------  --------  --------  --------  --------
Operating income............. $  720.0  $  737.5  $1,394.0  $1,337.0  $1,040.8
                              ========  ========  ========  ========  ========
Operating margin.............     27.0%     27.9%     26.4%     26.1%     22.2%
                              ========  ========  ========  ========  ========

  Beginning in July 1997, the FON Group changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. The main effect of the pricing change was to reduce "Net Operating Revenues--Other Revenues." For comparative purposes, the following discussion of local telecommunications division operating results assumes these pricing changes occurred at the beginning of 1997. The operating margin for the first six months of 1997 would have been 26.4%. Operating margins would have been 25.6% in 1997, 24.5% in 1996 and 22.3% in 1995 (excluding the restructuring charge).

                                    III-15

Six Months Ended June 30, 1998 and 1997

 Net Operating Revenues

  Net operating revenues increased 3% in the first six months of 1998 from the same 1997 period. This increase mainly reflects customer access line growth, and increased sales of equipment and network-based services such as Caller ID and Call Waiting. Excluding sales of local exchanges in fourth quarter 1997, net operating revenues would have increased 6% and access line growth would have been 5.4% during the past 12 months.

  Local Service Revenues--Local service revenues, derived from local exchange services, increased 6% (8% excluding sales of exchanges) in the first six months of 1998 from the same 1997 period. Local service revenues increased because of continued demand for network-based services. These increases also reflect increased sales of private line services and maintenance of custom wiring and equipment.

  Network Access Revenues--Network access revenues, derived from interexchange long distance carriers' use of the local network to complete calls, increased 1% (3% excluding sales of exchanges) compared with the same 1997 period. Revenues for the first six months of 1998 reflect a 5% growth (7% excluding sales of exchanges) increase in minutes of use, partly offset by FCC-mandated access rate reductions.

  Toll Service Revenues--Toll service revenues are mainly derived from providing long distance services within specified regional calling areas or local access transport areas (LATAs) that are beyond the local calling area. Toll service revenues for the first six months of 1998 declined 28% compared with the same 1997 period 27% excluding the sale of exchanges). The decrease reflects extended local calling area plans and increased competition in the intrastate long distance market. The decline in toll service revenues was partly offset by increases in the division's local service revenues and network access revenues. In addition, Sprints long distance division has acquired some of this customer base to help mitigate the erosion of these revenues.

  Other Revenues--Other revenues include telecommunications equipment sales, directory sales and listing services, billing and collection services and commissions for the sale of long distance service on behalf of Sprint's long distance division. During the first six months of 1998 these revenues increased 20% compared with the same 1997 period mainly due to increased equipment sales of business systems and data networks, growth in payphone revenues, and increased commissions sales of Sprint's long distance services.

 Costs of Services and Products

  Costs of services and products consists of costs related to operating and maintaining the local network and costs of equipment sales. These expenses increased 1% (3% excluding sales of exchanges) in the first six months of 1998 compared with the same period a year ago. This reflects continued cost control while still supporting customer access line growth and increased equipment sales. Costs of services and products was 34.3% of net operating revenues in the 1998 first six months and 35.2% for the same period a year ago.

 Selling, General and Administrative Expense

  SG&A expense increased 7% (9% excluding sales of exchanges) in the first six months of 1998. This increase was mainly due to increased customer service costs related to access line growth and marketing costs to promote new products and services. SG&A expense was 21.2% of net operating revenues in the first six months of 1998 and 20.3% for the same period a year ago.

 Depreciation and Amortization Expense

  Depreciation and amortization expense remained flat (increased 2% excluding sales of exchanges) in the first six months of 1998 because of plant additions offset by lower depreciation rates resulting from longer asset lives. Depreciation and amortization expense was 17.5% of net operating revenues in the first six months of 1998 and 18.1% for the same period a year ago.

                                    III-16

Years Ended December 31, 1997, 1996 and 1995

 Net Operating Revenues

  Net operating revenues increased 4% in 1997 and 9% in 1996 mainly because of customer access line growth. Excluding sales of local exchanges in 1997, access line growth was 5.6% in both 1997 and 1996. Net operating revenues were $5.2 billion in 1997, $5.0 billion in 1996 and $4.6 billion in 1995.

  Local Service Revenues--Local service revenues, derived from local exchange services, increased 10% in 1997 and 11% in 1996. These increases reflect strong economic growth in the division's service areas and increases in second-line service for existing business and residential customers to meet their lifestyle and data access needs. Local service revenues also increased because of extended area calling plans and increased demand for advanced intelligent network services, such as Caller ID and Call Waiting.

  Network Access Revenues--Network access revenues, derived from interexchange long distance carriers' use of the local network to complete calls, increased 2% in 1997 and 10% in 1996. The increases were largely due to increased calling volumes of 6% in 1997 and 10% in 1996. The 1997 revenue growth was partly offset by FCC-mandated access rate reductions effective in July 1997-- see "FON Group Information--Business--Regulation" for more information. In addition, the FCC's 1995 interim interstate price cap plan increased network access revenues for 1996 and had a nominal effect on 1995.

  Toll Service Revenues--Toll service revenues are mainly derived from providing long distance services within specified geographical areas, or LATAs. These revenues decreased 19% in 1997 and 13% in 1996. During 1996 and 1995, the division resold interexchange long distance services in some of its service areas. This reseller service was phased out through early 1997, accounting for a large portion of the 1997 decline. Some of those customers, however, became customers of Sprint's long distance division, which has reduced the overall impact on Sprint. The decreases in toll service revenues also reflect extended local area calling plans and increased competition in the intrastate long distance market since interexchange long distance carriers now provide intraLATA long distance services in many states. The declines in toll service revenues were partly offset by related increases in the division's local and network access revenues.

  Other Revenues--Other revenues are mainly derived from telecommunications equipment sales, directory sales and listing services, and billing and collection services. These revenues increased 10% in 1997 and 24% in 1996, mainly because of increased equipment sales. A major factor in the 1996 growth was the introduction of enhanced telephone instruments, such as Caller ID units.

 Costs of Services and Products

  Costs of services and products consists of costs related to operating and maintaining the local network and costs of equipment sales. These expenses increased 3% in 1997 and 4% in 1996 because of customer access line growth and increased equipment sales. Both years also reflect savings from the division's restructuring of the network function. Costs of services and products were 36.0% of net operating revenues in 1997, 36.7% in 1996 and 38.5% in 1995. The improvement in 1996 compared with 1995 reflects the capitalization of switch software costs beginning in 1996, as discussed in "Depreciation and Amortization Expense."

 Selling, General and Administrative Expense

  SG&A expense increased 3% in 1997 and 9% in 1996. These increases were mainly due to increased customer service costs related to access line growth and marketing costs to promote new products and services. These increases were partly offset by savings from the division's restructuring of the finance function and general cost control measures. SG&A expense was 20.6% of net operating revenues in 1997, 20.7% in 1996 and 21.0% in 1995.

                                    III-17

 Depreciation and Amortization Expense

  Depreciation and amortization expense increased 3% in 1997 and 9% in 1996, mainly because of plant additions. The 1996 increase also reflects the initial year of amortizing capitalized switch software costs. At year-end 1995, the FON Group adopted accounting principles for a competitive marketplace and discontinued applying Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," to its local telecommunications division (see Note 12 of Notes to FON Group Combined Financial Statements). As a result, certain accumulated depreciation balances were increased; plant asset lives were shortened to reflect their economic lives; and switch software costs, which were previously expensed as incurred, are now capitalized and amortized over their estimated economic lives. Depreciation and amortization expense was 17.8% of net operating revenues in 1997, 18.1% in 1996 and 18.2% in 1995.

 Restructuring Costs

  In 1995, the FON Group recorded an $88 million charge to restructure the division (see Note 14 of Notes to FON Group Combined Financial Statements).

 PRODUCT DISTRIBUTION AND DIRECTORY PUBLISHING DIVISION

                                  SIX MONTHS              YEAR ENDED
                                ENDED JUNE 30,           DECEMBER 31,
                                ----------------  ----------------------------
                                 1998     1997      1997      1996      1995
                                -------  -------  --------  --------  --------
                                              (IN MILLIONS)
Net operating revenues......... $ 836.3  $ 674.1  $1,454.3  $1,225.4  $1,147.6
Operating expenses
  Costs of services and
   products....................   659.3    566.8   1,172.9   1,025.7     965.8
  Selling, general and
   administrative..............    52.4     44.8      93.3      90.9      87.7
  Depreciation and
   amortization................     4.6      3.8       8.2       7.2       7.4
                                -------  -------  --------  --------  --------
Total operating expenses.......   716.3    615.4   1,274.4   1,123.8   1,060.9
                                -------  -------  --------  --------  --------
Operating income............... $ 120.0  $  58.7  $  179.9  $  101.6  $   86.7
                                =======  =======  ========  ========  ========
Operating margin...............    14.3%     8.7%     12.4%      8.3%      7.6%
                                =======  =======  ========  ========  ========

  Beginning in July 1997, the FON Group changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. For comparative purposes, the following discussion of product distribution and directory publishing division results assumes these pricing changes occurred at the beginning of 1995.

Six Months Ended June 30, 1998 and 1997

  Adjusting for the above transfer pricing change, net operating revenues increased 26% from $665 million in the first six months of 1997. Approximately two-thirds of this increase is from sales to affiliates and one-third is from non-affiliates. Costs of services and products increased 29% from $510 million in the 1997 year-to-date period. The year-to-date 1997 operating margin would have been 16.0% if adjusted for the transfer pricing change. The decline in the adjusted operating margin from 1997 to 1998 was attributable to the distribution business.

Years Ended December 31, 1997, 1996 and 1995

  Adjusting for the above transfer pricing change, net operating revenues increased 19% to $1.4 billion in 1997 from $1.2 billion in 1996. Revenues were $1.1 billion in 1995. Sales to non-affiliates in 1997 compared with 1996 remained relatively flat because of increased competition. Cost of services and products increased 22% to $1.1 billion in 1997 from $918 million in 1996. Costs of services and products were $863 million in 1995.

                                    III-18

Operating margins were 15.8% in 1997, 16.3% in 1996 and 15.8% in 1995. The growth in revenues and costs of services and products reflects increased sales of telecommunications equipment and distribution services to the local telecommunications division.

 EMERGING BUSINESSES

                                                 SIX MONTHS       YEAR ENDED
                                               ENDED JUNE 30,    DECEMBER 31,
                                               ---------------  ---------------
                                                1998     1997    1997     1996
                                               -------  ------  -------  ------
                                                       (IN MILLIONS)
Net operating revenues........................ $  93.5  $  7.9  $  57.4  $  0.5
                                               =======  ======  =======  ======
Operating loss................................ $(138.4) $(67.2) $(164.5) $(63.3)
                                               =======  ======  =======  ======

  Revenues for the six months ended June 30, 1998 and year ended December 31, 1997 increased mainly because of Sprint's September 1997 acquisition of Paranet, Inc. Sprint acquired Houston-based Paranet, Inc. to allow Sprint to capitalize on the accelerating demand for network management services. Operating losses for all periods presented largely reflect activities to develop or enter newly competitive domestic and international markets, such as CLEC services.

  Costs incurred during the first six months of 1998 relating to CLEC services were mainly due to the development of ION. While Sprint's approach to entering the CLEC market has enabled it to avoid significant losses, Sprint continues to devote significant resources toward developing ION.

  In June 1998, Sprint completed the strategic alliance to combine Sprint's Internet business with EarthLink Network Inc. (EarthLink), an internet service provider. Earthlink obtained Sprint's Internet Passport customers and took over the day-to-day operations of those services. EarthLink had a total of 710,000 subscribers, including Sprint Internet Passport customers, through June 1998. As a result of the sale of Sprint's Internet business to EarthLink, the emerging businesses segment will no longer include the operating results of Sprint's Internet business beginning in July 1998.

NON OPERATING ITEMS

 INTEREST EXPENSE

  Interest costs on borrowings consist of the following:

                                 SIX MONTHS               YEAR ENDED
                               ENDED JUNE 30,            DECEMBER 31,
                              ------------------  ----------------------------
                                1998      1997      1997      1996      1995
                              --------  --------  --------  --------  --------
                                             (IN MILLIONS)
Interest expense on
 outstanding debt............ $  128.8  $   75.9  $  183.5  $  161.2  $  231.0
Interest expense related to
 Cellular (1)................      --        --        --       21.5     124.0
Capitalized interest costs...     17.5      50.2      69.4     104.0      57.0
                              --------  --------  --------  --------  --------
Total interest costs on
 outstanding debt............ $  146.3  $  126.1  $  252.9  $  286.7  $  412.0
                              ========  ========  ========  ========  ========
Average debt outstanding..... $4,010.8  $3,152.5  $3,251.3  $3,604.9  $5,505.2
                              ========  ========  ========  ========  ========
Effective interest rate......      7.3%      8.0%      7.8%      8.0%      7.5%
                              ========  ========  ========  ========  ========

--------
(1) Interest expense related to Cellular is included in "Discontinued operation, net" on the FON Group Combined Statements of Income.

  The FON Group capitalizes interest costs related to constructing capital assets. Through June 1997, Sprint also capitalized interest costs on borrowings related to its investments in Sprint Spectrum Holdings and PhillieCo. Sprint stopped capitalizing interest costs on its investments in Sprint Spectrum Holdings and PhillieCo

                                    III-19
in July 1997 because Sprint Spectrum Holdings and PhillieCo no longer qualified as development-stage companies. The capitalized interest on investments in Sprint Spectrum Holdings and PhillieCo has been contributed to and is being amortized by the PCS Group.

  Average debt outstanding in 1998 increased approximately $900 million to support various Sprint initiatives. Average debt outstanding decreased $1.9 billion in 1996, generally because of repayments funded by a portion of the cash received from FT and DT for their equity investments in Sprint and from Cellular's repayment of intercompany debt in connection with the Spinoff.

  Sprint's effective interest rate decreased for the six months ended June 30, 1998 because of an increase in short-term borrowings as a percentage of total borrowings. Sprint's effective interest rate increased to 8.0% in 1996 from 7.5% in 1995, mainly because of a decrease in short-term borrowings as a percentage of total borrowings. At June 30, 1998 and December 31, 1997, short-term borrowings have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance these borrowings.

 GLOBAL ONE

  Global One's revenues totaled $523 million for the first six months of 1998 compared with $529 million for the same period a year ago. Sprint's share of operating losses from Global One totaled $87 million in first six months of 1998 compared with $47 million a year ago. In an effort to improve profitability, Global One is refocusing its effort to place more emphasis on corporate retail customers. The increased losses in 1998 reflect lower operating margins as a result of higher operating costs. Global One is continuing to review its operations, is implementing expense controls and is focusing on improving the network infrastructure in an effort to improve efficiencies and reduce operating costs. Global One is in the process of implementing various components of a plan addressing these items. It is expected that Global One will incur nonrecurring charges as the plan is executed. Global One's revenues totaled $1.1 billion in 1997 compared to $800 million in 1996. Sprint's equity in losses from Global One totaled $162 million in 1997, $82 million in 1996 and $23 million in 1995.

 OTHER INCOME (EXPENSE), NET

  Other income (expense) consisted of the following:

                                         SIX MONTHS          YEAR ENDED
                                       ENDED JUNE 30,       DECEMBER 31,
                                       --------------   ----------------------
                                        1998     1997    1997    1996    1995
                                       -------  ------- ------  ------  ------
                                                  (IN MILLIONS)
Dividend and interest income.......... $  39.7  $  42.8 $ 75.4  $ 99.7  $ 12.6
Net gains on sales of assets..........     --       --    71.5    15.9     --
Loss on sales of accounts receivable..     --       --     --     (4.2)  (38.6)
Other, net............................    (1.2)    11.9   (6.4)    3.9   (12.9)
                                       -------  ------- ------  ------  ------
    Total other income (expense), net. $  38.5  $  54.7 $140.5  $115.3  $(38.9)
                                       =======  ======= ======  ======  ======

  Dividend and interest income for the six months ended June 30, 1998 reflects interest earned on loans to affiliates. Dividend and interest income for the six months ended June 30, 1997 and the years ended December 31, 1997 and 1996 reflects income earned on the cash received from FT and DT for their equity investment in Sprint, as well as Cellular's repayment of intercompany debt in connection with the Spinoff. Sprint has since invested these funds in strategic initiatives and has decreased certain borrowings, reducing the balance held in temporary investments. For the year ended December 31, 1997, the FON Group recognized pretax gains of $45 million on sales of local exchanges and sold its equity interest in an equipment provider, resulting in a $26 million pretax gain.

                                    III-20

 INCOME TAXES

  The FON Group's effective tax rates for the first six months were 39.9% in 1998 and 39.1% in 1997. The FON Group's effective tax rates for the years ended December 31 were 39.3% in 1997, 37.7% in 1996 and 36.1% in 1995. See
Note 5 of Notes to FON Group Combined Financial Statements for information about the differences that cause the effective income tax rate to vary from the statutory federal rate.

 DISCONTINUED OPERATION, NET

  The FON Group recognized an after-tax loss of $3 million in 1996 and after-tax income of $15 million in 1995 related to its investment in Cellular. Cellular was spun off to Sprint common stockholders in March 1996 (see Note 13 of Notes to FON Group Combined Financial Statements).

 EXTRAORDINARY ITEMS, NET

  In March 1998, the FON Group redeemed, prior to maturity, $115 million of debt with a 9.25% interest rate. This resulted in a $4 million after-tax loss.

  During 1996, the FON Group redeemed, prior to maturity, $190 million of debt with interest rates ranging from 6.0% to 9.5%. This resulted in a $5 million after-tax loss.

  At year-end 1995, the FON Group adopted accounting principles for a competitive marketplace and discontinued applying SFAS 71 to its local telecommunications division (see Note 12 of Notes to FON Group Combined Financial Statements). This resulted in an after-tax, noncash extraordinary charge of $565 million in 1995.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

  The following discussion of the FON Group's financial condition, liquidity and capital resources should be read in conjunction with Sprint's discussion of financial condition, liquidity and capital resources. See "Annex I-- Sprint--Management's Discussion and Analysis of Financial Condition and Results of Operations."

 FINANCIAL CONDITION

  The FON Group's combined assets totaled $17.7 billion at June 30, 1998 compared to $16.5 billion at year-end 1997 and $15.6 billion at year-end 1996. Net property, plant and equipment increased $561 million since year-end 1997 and $853 million from 1996 to 1997, mainly because of increased capital expenditures to support the core long distance and local networks. See "Liquidity and Capital Resources" for additional discussions of changes in the FON Group's Combined Balance Sheets.

 LIQUIDITY AND CAPITAL RESOURCES

 Operating Activities

  Cash flows from continuing operations, which are the FON Group's main source of liquidity, were $1.8 billion in the first six months of 1998 versus $1.4 billion in the first six months of 1997 and were $2.9 billion in 1997, $2.3 billion in 1996 and $2.6 billion in 1995. The growth in operating cash flows over these periods reflects improved operating results in the FON Group's core businesses, partly offset by increased losses from its emerging businesses. During 1996, the FON Group terminated an accounts receivable sales agreement, which reduced cash flows by $600 million. Excluding this termination, 1996 cash flows increased $277 million, mainly because of improved operating results in all divisions.

                                    III-21

 Investing Activities

  The FON Group's investing activities from continuing operations used cash of $1.9 billion in the first six months of 1998 versus $1.7 billion in the first six months of 1997 and used cash of $4.0 billion in 1997, $3.0 billion in 1996 and $2.8 billion in 1995. Capital expenditures, which are the FON Group's largest investing activity, totaled $1.5 billion in the first six months of 1998 and $1.2 billion in the first six months of 1997 and totaled $2.7 billion in 1997, $2.4 billion in 1996 and $1.9 billion in 1995. Within the FON Group, long distance capital expenditures were incurred mainly to enhance network reliability, meet increased demand for data-related services and upgrade capabilities for providing new products and services. The local telecommunications division incurred capital expenditures to accommodate access line growth and expand capabilities for providing enhanced services.

  The FON Group's net investments in and loans to Sprint Spectrum Holdings and PhillieCo of $114 million through June of 1998, $1 million through June of 1997, $300 million for year-end 1997, and $264 million for year-end 1996 were used to fund capital and operating requirements. In 1997, Sprint Spectrum Holdings borrowed $300 million from the FON Group under a vendor financing facility. In 1996, the FON Group purchased $183 million (face value) of Sprint Spectrum Senior Discount Notes for $100 million which were recorded on the FON Group Combined Balance Sheets.

  The FON Group advanced $186 million to the PCS Group in the first six months of 1998 to fund SprintCom buildout activities.

  Equity transfers to (from) the PCS Group were $(165) million for the first six months of 1998, $409 million for the first six months of 1997 and were $548 million in 1997, $245 million in 1996, and $891 million in 1995. These equity transfers to the PCS Group were used to fund the PCS Group's capital and operating requirements.

  Net contributions and advances to Global One of $198 million for the first six months of 1998, $200 million for year-end 1997, and $40 million for year-end 1996 were used mainly to fund operations.

  In 1997, Sprint purchased the net assets of Paranet, Inc. for $375 million (see Note 11 of Notes to FON Group Combined Financial Statements).

 Financing Activities

  The FON Group's financing activities provided cash of $94 million in the first six months of 1998, while the first six months of 1997 activities used cash of $475 million. Financing activities provided cash of $72 million in 1997, $479 million in 1996 and $423 million in 1995. Financing activities for the first six months of 1998 reflect long-term borrowings of $495 million, partly offset by payments on long-term debt of $163 million. Financing activities in the first six months of 1997 reflect payments of $200 million on short-term borrowings and $70 million on long-term debt. In 1997, Sprint borrowed $867 million, mainly to fund investments in and loans to affiliates including the PCS Group. In 1995, Sprint increased its short-term borrowings by $1.1 billion to fund commitments related to Sprint Spectrum Holdings and repay long-term debt.

 Discontinued Operation

  In connection with the March 1996 Spinoff, Cellular repaid $1.4 billion of intercompany debt owed to Sprint. Prior to the Spinoff, Cellular's investing activities required net cash of $141 and $325 million in 1996 and 1995, respectively, mainly to fund capital expenditures and acquire cellular properties.

 Capital Requirements

  The FON Group's 1998 investing activities, consisting of capital expenditures and investments in affiliates, are expected to require cash of $3.6 billion to $3.9 billion. Dividend payments are expected to total $430 million in 1998. These requirements will be funded with cash from operating activities and external sources. External borrowings are expected to total $500 million to $700 million in 1998 for FON Group activities.

                                    III-22

  The FON Group expects to spend $3.3 billion to $3.5 billion on capital expenditures in 1998. The long distance division and local telecommunications division will require the majority of this total.

  Sprint expects that significant payments pursuant to the Tax Sharing Agreement will be made from the FON Group to the PCS Group in light of the substantial operating losses that the PCS Group is expected to incur in the near future. Such payments are intended to reflect the PCS Group's incremental cumulative effect on Sprint's federal and state tax liability and tax credit position.

  Sprint and the Cable Parents have agreed to loan up to $400 million, based on respective ownership interests, to fund the capital requirements of Sprint Spectrum Holdings from the date of the signing of the PCS Restructuring Agreement, May 26, 1998, through the closing date of the PCS Restructuring. As of June 30, 1998, $80.6 million had been loaned by Sprint and the Cable Parents under this agreement and it is anticipated that the remaining amount will be funded during the third quarter of 1998. The PhillieCo Partners agreed to lend up to $50 million, and have fully funded this commitment as of June 30, 1998, to PhillieCo to fund operating and working capital requirements and capital expenditures prior to closing. Sprint also agreed to loan up to $110.6 million to fund SprintCom's capital requirements and has funded substantially all of this commitment as of June 30, 1998. Sprint has been financing SprintCom with Sprint's cash from operations, commercial paper borrowings and leases on specific equipment. Sprint intends to continue to fund the buildout of the SprintCom markets through the closing of this transaction. The above mentioned loans, totaling $510.6 million excluding loans to PhillieCo., may be repaid from the proceeds of an anticipated IPO, as further discussed below, but only to the extent the net proceeds of the IPO exceed $500 million. In the event the loans remain outstanding after the IPO, the remaining balance will be converted into 10-year preferred stock of Sprint convertible into PCS Stock. See "The Tracking Stock Proposal--Funding of the PCS Group Prior to Closing; The PCS Preferred Stock."

  Global One is expected to require $300 million to $400 million from the FON Group to fund operations and ongoing development activities.

 Liquidity

  At June 30, 1998, Sprint could borrow $538 million under its existing revolving credit agreement with a syndicate of domestic and international banks. Sprint has negotiated a new credit facility as further discussed below. In 1997, Sprint negotiated a separate five-year revolving credit facility with a bank. At June 30, 1998 and year-end 1997, Sprint's unused capacity under the committed portion of this facility was $100 million. Sprint may also offer for sale up to $1.1 billion of debt securities under shelf registration statements filed with the Securities and Exchange Commission. Any borrowings Sprint may incur are ultimately limited by certain debt covenants. At June 30, 1998 and year-end 1997, Sprint could borrow up to $13.3 and $13.5 billion, respectively, under the most restrictive of its debt covenants.

  The most restrictive covenant related to dividends results from Sprint's revolving credit agreement. As a result, $2.9 billion of Sprint's $3.9 billion at June 30, 1998 and $2.7 billion of Sprint's $3.7 billion retained earnings at year-end 1997 were restricted from the payment of dividends. Among other restrictions, Sprint must maintain specified levels of consolidated net worth. For information concerning the calculation of available dividend amounts, see "The Tracking Stock Proposal--The Tracking Stock Policies--The Dividend Policy."

  Sprint currently uses the commercial paper market to fund its short-term working capital needs. Sprint uses four commercial paper dealers to place the paper at the most favorable rates and maturities. Sprint also uses the medium-term note and long-term bond markets as well as other debt markets to fund its needs. Sprint intends to borrow funds through the U.S. and international money and capital markets and bank credit markets to fund capital expenditures, operating and working capital requirements and to refinance existing debt obligations of the PCS Group.

  Financing activities for the Group's will be managed by Sprint on a centralized basis. Loans from Sprint or any member of the FON Group to any member of the PCS Group will be made at interest rates and on other

                                    III-23
terms and conditions substantially equivalent to the interest rates and other terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. Such policy contemplates that such loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which Sprint or members of the FON Group may have acquired the subject funds. Any difference between Sprint's borrowing rate and the rate charged to the PCS Group, which rated are expected to be higher than the rates at which Sprint obtained such financing, will be reflected in the FON Group Combined Financial Statements. This process will be governed by the Tracking Stock Policies as overseen by the Capital Stock Committee.

  Sprint intends to file a shelf registration statement for $8.0 billion of debt securities which would replace an existing shelf registration statement for $1.0 billion. Sprint currently anticipates issuing, at approximately the same time as the IPO, up to $6 billion aggregate principal amount of debt securities under the new shelf registration statement, subject to market conditions. There can be no assurance such debt offering will occur. Proceeds from the sale of securities under the new shelf registration statement would be used to repay short-term borrowings, to refinance existing long-term borrowings, and to provide funds for working capital and new capital expenditures for both the PCS Group and FON Group.

  Sprint expects to close in August 1998 new revolving credit facilities for approximately $5 billion which will be used to support commercial paper operations and replace its existing credit facilities. The agreements have been negotiated with market terms, conditions and covenants.

FINANCIAL STRATEGIES

  For information on general hedging policies, interest rate risk management and foreign exchange risk management, see Sprint's Management's Discussion and Analysis of Financial Condition and Results of Operations at Annex I.

YEAR 2000 ISSUE

  The "Year 2000" issue affects the FON Group's installed computer systems, network elements, software applications, and other business systems that have time-sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system failures. The Year 2000 issue may also affect the systems and applications of the FON Group's customers, vendors or resellers.

  The FON Group started a program in 1996 to identify and address the Year 2000 issue. It has completed an inventory and Year 2000 assessment of its principal computer systems, network elements, software applications and other business systems. Sprint expects to complete the renovation of these computer systems, software applications and the majority of the network elements and other business systems by year end 1998. Year 2000 testing commenced in the third quarter of 1998 and will be completed during 1999. The FON Group is using both internal and external sources to identify, correct or reprogram, and test its systems for Year 2000 compliance. The FON Group is also contacting others with whom it conducts business to receive the appropriate warranties and assurances that those third parties are, or will be, Year 2000 compliant.

  Sprint expects to incur approximately $200 million in expense in 1998 and 1999 to complete its Year 2000 compliance program. If compliance is not achieved in a timely manner by the FON Group or any significant related third party, the Year 2000 issue could have a material adverse effect on Sprint's operations. However, the FON Group is focusing on identifying and addressing all aspects of its operations that may be affected by the Year 2000 issue and is addressing the most critical applications first. Sprint intends to develop and implement, if necessary, appropriate contingency plans to mitigate to the extent possible any Year 2000 noncompliance.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  See Note 15 of Notes to the FON Group Combined Financial Statements for a discussion of recently issued accounting pronouncements.


                                    III-24

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sprint Corporation

  We have audited the accompanying combined balance sheets of the FON Group (as described in Note 2) as of December 31, 1997 and 1996, and the related combined statements of income and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of Sprint Corporation ("Sprint"). Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the FON Group at December 31, 1997 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As discussed in Note 12 to the combined financial statements, the FON Group discontinued accounting for the operations of its local telecommunications division in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in 1995.

  As more fully discussed in Note 2, the combined financial statements of the FON Group should be read in connection with the audited consolidated financial statements of Sprint.

                                          Ernst & Young LLP

Kansas City, Missouri
February 3, 1998, except for Note 1,
as to which the date is May 26, 1998

                                    III-25

                                   FON GROUP

                         COMBINED STATEMENTS OF INCOME

                                 (IN MILLIONS)

                              SIX MONTHS                YEAR ENDED
                            ENDED JUNE 30,             DECEMBER 31,
                           ------------------  -------------------------------
                             1998      1997      1997       1996       1995
                           --------  --------  ---------  ---------  ---------
                              (UNAUDITED)
NET OPERATING REVENUES.... $7,878.1  $7,246.0  $14,873.9  $13,887.5  $12,735.3
OPERATING EXPENSES
  Costs of services and
   products...............  3,775.8   3,644.5    7,451.0    6,912.9    6,504.9
  Selling, general and
   administrative.........  1,782.9   1,567.6    3,226.7    3,115.9    2,842.1
  Depreciation and
   amortization...........    936.1     830.1    1,726.3    1,591.0    1,466.4
  Restructuring costs.....      --        --         --         --        87.6
                           --------  --------  ---------  ---------  ---------
    Total operating
     expenses.............  6,494.8   6,042.2   12,404.0   11,619.8   10,901.0
                           --------  --------  ---------  ---------  ---------
OPERATING INCOME..........  1,383.3   1,203.8    2,469.9    2,267.7    1,834.3
Interest expense..........   (128.0)    (85.5)    (187.2)    (196.7)    (260.7)
Equity in loss of Global
 One......................    (86.9)    (47.3)    (162.1)     (82.1)     (22.9)
Other income (expense),
 net......................     38.5      54.7      140.5      115.3      (38.9)
                           --------  --------  ---------  ---------  ---------
Income from continuing
 operations before income
 taxes....................  1,206.9   1,125.7    2,261.1    2,104.2    1,511.8
Income taxes..............   (481.3)   (440.1)    (889.5)    (793.6)    (545.8)
                           --------  --------  ---------  ---------  ---------
INCOME FROM CONTINUING
 OPERATIONS...............    725.6     685.6    1,371.6    1,310.6      966.0
Discontinued operation,
 net......................      --        --         --        (2.6)      14.5
Extraordinary items, net..     (4.4)      --         --        (4.5)    (565.3)
                           --------  --------  ---------  ---------  ---------
NET INCOME................ $  721.2  $  685.6  $ 1,371.6  $ 1,303.5  $   415.2
                           ========  ========  =========  =========  =========



            See accompanying Notes to Combined Financial Statements.

                                     III-26

                                   FON GROUP

                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)

                                                 JUNE 30,      DECEMBER 31,
                                                ----------- -------------------
                                                   1998       1997      1996
                                                ----------- --------- ---------
                                                (UNAUDITED)
ASSETS
  Current assets
    Cash and equivalents.......................  $    93.3  $   101.7 $ 1,150.6
    Accounts receivable, net of allowance for
     doubtful accounts of $159.7 (unaudited),
     $146.7 and $117.4.........................    2,492.6    2,495.6   2,343.6
    Inventories................................      381.0      352.0     305.3
    Prepaid expenses...........................      205.4      156.2     150.0
    Notes and other receivables................      384.8      464.6     101.9
    Advance to the PCS Group...................      186.3        --        --
    Other......................................      178.3      199.6     181.5
                                                 ---------  --------- ---------
      Total current assets.....................    3,921.7    3,769.7   4,232.9
  Investments in equity securities.............      367.4      303.0     254.5
  Property, plant and equipment
    Long distance communications services......    8,838.2    8,245.5   7,467.8
    Local communications services..............   14,536.7   14,011.5  13,368.7
    Other......................................      878.7      776.6     574.3
                                                 ---------  --------- ---------
    Total property, plant and equipment........   24,253.6   23,033.6  21,410.8
    Less accumulated depreciation..............   12,375.4   11,716.8  10,946.7
                                                 ---------  --------- ---------
    Net property, plant and equipment..........   11,878.2   11,316.8  10,464.1
  Investments in and advances to affiliates....      694.9      459.1     351.3
  Other assets.................................      870.8      643.1     263.8
                                                 ---------  --------- ---------
      Total....................................  $17,733.0  $16,491.7 $15,566.6
                                                 =========  ========= =========
LIABILITIES AND GROUP EQUITY
  Current liabilities
    Current maturities of long-term debt.......  $    95.9  $   131.0 $    99.1
    Short-term borrowings......................        --         --      200.0
    Accounts payable...........................    1,220.1    1,082.3   1,026.7
    Accrued interconnection costs..............      569.0      672.7     709.0
    Accrued taxes..............................      354.6      270.7     189.2
    Advance billings...........................      211.3      202.9     199.7
    Other......................................      670.5      659.6     770.6
                                                 ---------  --------- ---------
      Total current liabilities................    3,121.4    3,019.2   3,194.3
  Long-term debt...............................    4,171.5    3,748.6   2,974.8
  Deferred credits and other liabilities
    Deferred income taxes and investment tax
     credits...................................      673.5      767.2     774.7
    Postretirement and other benefit
     obligations...............................    1,068.1      947.4     919.7
    Other......................................      424.3      370.0     370.8
                                                 ---------  --------- ---------
    Total deferred credits and other
     liabilities...............................    2,165.9    2,084.6   2,065.2
  Group equity.................................    8,274.2    7,639.3   7,332.3
                                                 ---------  --------- ---------
      Total....................................  $17,733.0  $16,491.7 $15,566.6
                                                 =========  ========= =========

            See accompanying Notes to Combined Financial Statements.

                                     III-27

                                   FON GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                              SIX MONTHS
                            ENDED JUNE 30,         YEAR ENDED DECEMBER 31,
                          --------------------  -------------------------------
                            1998       1997       1997       1996       1995
                          ---------  ---------  ---------  ---------  ---------
                              (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $   721.2  $   685.6  $ 1,371.6  $ 1,303.5  $   415.2
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Equity in net losses
   of affiliates........       85.9       49.1      184.1       81.9        7.7
  Extraordinary items,
   net..................        1.1        --         --         4.9      565.3
  Depreciation and
   amortization.........      936.1      830.1    1,726.3    1,591.0    1,466.4
  Deferred income taxes
   and investment tax
   credits..............      (75.4)      46.9      (10.0)     (74.5)      (2.2)
  Net (gains) losses on
   sales of assets......        --         --       (93.2)       7.5        4.2
  Changes in assets and
   liabilities:
    Accounts receivable,
     net................        3.0      (42.8)    (127.0)    (982.1)    (135.4)
    Inventories and
     other current
     assets.............       (9.5)      (5.0)     (91.5)      15.7      (38.6)
    Accounts payable and
     other current
     liabilities........      132.4     (172.4)     (39.6)     362.0      178.1
    Noncurrent assets
     and liabilities,
     net................       10.3       16.0      (19.7)     (25.5)     123.0
    Other, net..........        4.5       (5.9)       5.8      (17.1)       6.4
                          ---------  ---------  ---------  ---------  ---------
Net cash provided by
 continuing operations..    1,809.6    1,401.6    2,906.8    2,267.3    2,590.1
Net cash provided (used)
 by cellular division...        --         --         --        (0.1)     162.5
                          ---------  ---------  ---------  ---------  ---------
Net cash provided by
 operating activities...    1,809.6    1,401.6    2,906.8    2,267.2    2,752.6
                          ---------  ---------  ---------  ---------  ---------
INVESTING ACTIVITIES
Capital expenditures....   (1,488.4)  (1,236.3)  (2,708.9)  (2,433.6)  (1,857.3)
Investments in and loans
 to Sprint Spectrum
 Holdings and PhillieCo.     (113.6)      (1.3)    (300.4)    (263.5)     (43.2)
Advance to the PCS
 Group..................     (186.3)       --         --         --         --
Equity transfer from
 (to) the PCS Group.....      165.1     (409.4)    (547.5)    (245.2)    (891.4)
Investments in and loans
 to other affiliates,
 net....................     (271.7)     (52.8)    (385.5)     (81.4)     (37.8)
Paranet acquisition.....        --         --      (375.0)       --         --
Proceeds from sales of
 assets.................        --         --       292.3        2.1        6.7
Other, net..............      (17.2)      14.3       (2.3)      42.4      (17.1)
                          ---------  ---------  ---------  ---------  ---------
Net cash used by
 continuing operations..   (1,912.1)  (1,685.5)  (4,027.3)  (2,979.2)  (2,840.1)
Repayment by cellular
 division of
 intercompany advances..        --         --         --     1,400.0        --
Net cash used by
 cellular division......        --         --         --      (140.7)    (324.6)
                          ---------  ---------  ---------  ---------  ---------
Net cash used by
 investing activities...   (1,912.1)  (1,685.5)  (4,027.3)  (1,719.9)  (3,164.7)
                          ---------  ---------  ---------  ---------  ---------
FINANCING ACTIVITIES
Payments on long-term
 debt...................     (163.1)     (70.1)    (135.0)    (433.1)    (630.0)
Proceeds from long-term
 debt...................      495.2        --       866.5        9.4      260.7
Net change in short-term
 borrowings.............        --      (200.0)    (200.0)  (1,986.8)   1,109.5
Dividends...............     (205.2)    (188.6)    (430.0)    (419.6)    (351.5)
Other net change in
 group equity...........     (110.4)     (73.8)    (144.5)   3,254.1        --
Other, net..............       77.6       57.5      114.6       55.1       33.9
                          ---------  ---------  ---------  ---------  ---------
Net cash provided (used)
 by financing
 activities.............       94.1     (475.0)      71.6      479.1      422.6
                          ---------  ---------  ---------  ---------  ---------
INCREASE (DECREASE) IN
 CASH AND EQUIVALENTS...       (8.4)    (758.9)  (1,048.9)   1,026.4       10.5
CASH AND EQUIVALENTS AT
 BEGINNING OF PERIOD....      101.7    1,150.6    1,150.6      124.2      113.7
                          ---------  ---------  ---------  ---------  ---------
CASH AND EQUIVALENTS AT
 END OF PERIOD..........  $    93.3  $   391.7  $   101.7  $ 1,150.6  $   124.2
                          =========  =========  =========  =========  =========

            See accompanying Notes to Combined Financial Statements.

                                     III-28

                                   FON GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. RESTRUCTURING AND RECAPITALIZATION PLANS

  Sprint Corporation (and with its subsidiaries "Sprint") has entered into a restructuring agreement with Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox," and together with TCI and Comcast the "Cable Parents") to restructure Sprint's wireless personal communications services ("PCS") operations (the "PCS Restructuring"). Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (together, "Sprint Spectrum Holdings") and the joint venture interests of TCI and Cox in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. (together, "PhillieCo"). In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock (the "PCS Stock"). The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly-owned subsidiaries, SprintCom, Inc. and SprintCom Equipment Company, L.P. (together, "SprintCom"). These operations will be referred to as the PCS Group.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Combination and Presentation

  The Combined Financial Statements of the FON Group together with the Combined Financial Statements of the PCS Group (the "Groups") comprise all of the accounts included in the corresponding Consolidated Financial Statements of Sprint. Investments in entities in which the FON Group exercises significant influence, but does not control, are accounted for using the equity method (see Note 3). The separate Group financial statements give effect to the accounting policies that will be applicable upon implementation of the PCS Restructuring. The separate Groups' Combined Financial Statements have been prepared on a basis that management believes to be reasonable and appropriate and include: (i) the combined historical balance sheets, results of operations and cash flows of the businesses that comprise each of the Groups with all significant intragroup amounts and transactions eliminated and
(ii) in the case of the FON Group Combined Financial Statements, corporate assets and liabilities and related transactions of Sprint. Transactions between the FON Group and the PCS Group have not been eliminated.

  The Combined Financial Statements of the FON Group provide holders of FON Stock with financial information regarding the underlying businesses of the FON Group. Notwithstanding the allocation of assets and liabilities (including contingent liabilities) and stockholders' equity between the FON Group and the PCS Group for the purpose of preparing the respective financial statements of such Groups, investors in FON Stock and PCS Stock are stockholders of Sprint and are subject to risks associated with an investment in a single company and all of Sprint's businesses, assets and liabilities. Sprint retains all beneficial ownership and control of the assets and operations of the FON Group and, after the PCS Restructuring, the PCS Group (subject to a minority interest). Financial effects arising from either Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other Group or market price of the class of common stock relating to the other Group. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock or PCS Stock, will reduce the funds of Sprint legally available for payment of dividends on both the FON Stock and the PCS Stock. Accordingly, the FON Group Combined Financial Statements should be read in conjunction with Sprint's Consolidated Financial Statements and the PCS Group Combined Financial Statements.


                                    III-29

                                   FON GROUP

  The FON Group Combined Financial Statements are prepared according to generally accepted accounting principles ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  The unaudited interim financial information presented has been prepared according to GAAP and the rules and regulations of the Securities and Exchange Commission for interim reporting. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the interim combined financial position, results of operations and cash flows of the FON Group.

  The FON Group applied Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," to its financial statements until December 1995. Under SFAS 71, revenues and related net income resulting from transactions between the FON Group's nonregulated operations and its regulated local exchange carriers were not eliminated from the combined financial statements. Revenues from these intragroup transactions were $262 million in 1995. All other significant intragroup transactions have been eliminated.

 Classification of Operations

  The long distance division provides domestic and international voice, video and data communications services. The division offers its services to the public subject to varying levels of state and federal regulation, but rates are generally not subject to rate-base regulation.

  The local telecommunications division consists of regulated telephone companies. These operations provide local exchange services, access by telephone customers and other carriers to local exchange facilities, sales of telecommunications equipment and long distance services within specified geographical areas.

  The product distribution and directory publishing division provides wholesale distribution services of telecommunications products, and publishes and markets white and yellow page telephone directories.

  Emerging businesses consists of the development of new integrated communications services, consumer Internet access services, Sprint Paranet and Sprint International.

 Revenue Recognition

  The FON Group recognizes operating revenues as services are rendered or as products are delivered to customers. The FON Group records operating revenues net of an estimate for uncollectible accounts.

 Earnings Per Share

  Historical earnings per share are omitted from the combined statements of income because the FON Stock was not part of the capital structure of Sprint for the periods presented. See the Sprint Consolidated Financial Statements in Annex I, for information regarding earnings per share based on Sprint's existing capital structure. Following implementation of the PCS Restructuring and the Recapitalization, the method of calculating earnings per share for the FON Group will reflect the terms of the proposed amendments to Sprint's articles. Earnings per share will be computed by dividing the net income of the FON Group by the weighted average number of shares of FON Stock and dilutive securities, such as convertible preferred stock and options, outstanding during the applicable period.

 Cash and Equivalents

  Cash equivalents generally include highly liquid investments with original maturities of three months or less. They are stated at cost, which approximates market value. Sprint uses controlled disbursement banking arrangements as part of its cash management program. Outstanding checks in excess of cash balances, which

                                    III-30

                                   FON GROUP
were included in accounts payable, totaled $225 million at December 31, 1997 and $127 million at December 31, 1996. The FON Group had sufficient funds available to fund these outstanding checks when they were presented for payment.

 Investments in Debt and Equity Securities

  Investments in debt and equity securities are classified as available for sale and reported at fair value (estimated based on quoted market prices). Gross unrealized holding gains and losses are reflected as adjustments to "Group equity," net of related income taxes.

 Inventories

  Inventories are stated at the lower of cost (principally first-in, first-out method) or market.

 Property, Plant and Equipment

  Property, plant and equipment is recorded at cost. Generally, ordinary asset retirements and disposals are charged against accumulated depreciation with no gain or loss recognized. Repairs and maintenance costs are expensed as incurred.

 Depreciation

  The cost of property, plant and equipment is generally depreciated on a straight-line basis over estimated economic useful lives. Prior to the FON Group's discontinued use of SFAS 71 at December 31, 1995, the cost of property, plant and equipment for the local division had been generally depreciated on a straight-line basis over lives prescribed by regulatory commissions.

 Income Taxes

  The operations of the FON Group are included in the consolidated federal income tax return of Sprint. Federal income tax is calculated by the FON Group as if it had filed a separate return. The FON Group's state income tax is computed using methodology consistent with that used to compute federal income tax.

  The FON Group records deferred income taxes based on certain temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for tax purposes.

  Investment tax credits related to regulated telephone property, plant and equipment have been deferred and are being amortized over the estimated useful lives of the related assets.

 Capitalized Interest

  The FON Group capitalized interest costs related to constructing capital assets of $23 million for year-end 1997, $8 million for year-end 1996, and $14 million for year-end 1995.

  The FON Group also capitalized interest costs related to Sprint's investments in Sprint Spectrum Holdings and PhillieCo. The FON Group stopped capitalizing this interest in July 1997 because Sprint Spectrum Holdings and PhillieCo no longer qualified as development-stage companies. The capitalized interest on the investments in Sprint Spectrum Holdings and PhillieCo, totaling $46 million, $96 million and $43 million for the years ended December 31, 1997, 1996 and 1995, respectively, was contributed to and is being amortized by the PCS Group.

  In addition, Sprint capitalized interest costs related to the buildout of the SprintCom network. This capitalized interest totaled $24 million in 1997 and was contributed to and will be amortized by the PCS Group.

                                    III-31

                                   FON GROUP

3. INVESTMENTS

INVESTMENTS IN EQUITY SECURITIES

  The cost of investments in equity securities was $105 million at year-end 1997 and 1996. Gross unrealized holding gains were $198 million at December 31, 1997 and $149 million at year-end 1996.

INVESTMENTS IN AND ADVANCES TO AFFILIATES

  Sprint is a partner in Global One, a joint venture with France Telecom (FT) and Deutsche Telekom AG (DT) formed to provide seamless global telecommunications services to business, residential and carrier markets worldwide. Sprint is a one-third partner in Global One's operating group serving Europe (excluding France and Germany), and is a 50% partner in Global One's operating group for the worldwide activities outside the United States and Europe. At year-end 1997, Sprint's share of underlying equity in Global One's net assets exceeded the carrying value of Sprint's investment in Global One by $158 million. This difference is being amortized through January 2001.

  Combined, summarized financial information (100% basis) of Global One and all other entities accounted for using the equity method by the FON Group is as follows (in millions):

                                      SIX MONTHS      AT OR FOR THE YEAR ENDED
                                    ENDED JUNE 30,          DECEMBER 31,
                                   -----------------  --------------------------
                                     1998     1997      1997      1996     1995
                                   --------  -------  --------  --------  ------
                                     (UNAUDITED)
Results of operations
  Net operating revenues.......... $1,006.7  $ 952.8  $1,937.6  $1,723.7  $779.5
                                   ========  =======  ========  ========  ======
  Operating loss.................. $ (119.6) $(257.1) $ (782.5) $ (436.4) $  8.6
                                   ========  =======  ========  ========  ======
  Net loss........................ $ (303.2) $(327.0) $ (826.3) $ (399.7) $ 22.1
                                   ========  =======  ========  ========  ======
Financial position
  Current assets..................                    $1,913.6  $  958.9
  Noncurrent assets...............                     4,221.0   2,737.5
                                                      --------  --------
    Total.........................                    $6,134.6  $3,696.4
                                                      ========  ========
  Current liabilities.............                    $1,965.7  $  714.3
  Noncurrent liabilities..........                     2,105.8     629.6
  Owners' equity..................                     2,063.1   2,352.5
                                                      --------  --------
    Total.........................                    $6,134.6  $3,696.4
                                                      ========  ========

  The FON Group's investment in Global One, including advances, totaled $93 and $38 million at year-end 1997 and 1996, respectively.

4. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLAN

  Substantially all Sprint employees are covered by a noncontributory defined benefit pension plan. Benefits for plan participants represented by collective bargaining units are based on negotiated schedules of defined amounts. For participants not covered by collective bargaining agreements, the plan provides pension benefits based on years of service and participants' compensation.

  Sprint's policy is to make annual plan contributions equal to an actuarially determined amount consistent with applicable federal tax regulations. The funding objective is to accumulate funds at a relatively stable rate over the participants' working lives so benefits are fully funded at retirement. At December 31, 1997, the plan's assets consisted mainly of investments in corporate equity securities and U.S. government and corporate debt securities.

                                    III-32

                                   FON GROUP

  The net pension cost (credit) consists of the following for the FON Group:

                                                      1997     1996     1995
                                                     -------  -------  -------
                                                          (IN MILLIONS)
Service cost--benefits earned during the period..... $  61.7  $  65.4  $  51.8
Interest cost on projected benefit obligation.......   148.9    138.5    129.7
Actual return on plan assets........................  (448.5)  (353.0)  (472.1)
Net amortization and deferral.......................   240.0    159.4    287.9
                                                     -------  -------  -------
Net pension cost (credit)........................... $   2.1  $  10.3  $  (2.7)
                                                     =======  =======  =======
Discount rate.......................................    7.75%    7.25%    8.50%
Expected long-term rate of return on plan assets....    9.50%    9.50%    9.50%
Anticipated composite rate of future compensation
 increases..........................................    4.75%    4.25%    5.00%

  At December 31, the funded status and amounts recognized in the FON Group Combined Balance Sheets for the plan were as follows:

                                                            1997       1996
                                                          ---------  ---------
                                                             (IN MILLIONS)
Actuarial present value of benefit obligations
  Vested benefit obligation.............................. $(1,966.7) $(1,713.6)
                                                          =========  =========
  Accumulated benefit obligation......................... $(2,129.6) $(1,864.1)
                                                          =========  =========
Projected benefit obligation............................. $(2,240.9) $(1,967.0)
Plan assets at fair value................................   2,929.4    2,584.2
                                                          ---------  ---------
Plan assets in excess of the projected benefit
 obligation..............................................     688.5      617.2
Unrecognized net gains...................................    (585.2)    (481.8)
Unrecognized prior service cost..........................     105.4      100.4
Unamortized transition asset.............................    (122.1)    (147.1)
                                                          ---------  ---------
Prepaid pension cost..................................... $    86.6  $    88.7
                                                          =========  =========
Discount rate............................................      7.25%      7.75%
Anticipated composite rate of future compensation
 increases...............................................      4.25%      4.75%

DEFINED CONTRIBUTION PLANS

  Sprint sponsors defined contribution employee savings plans covering substantially all employees. Participants may contribute portions of their pay to the plans. For employees represented by collective bargaining units, Sprint matches contributions based on negotiated amounts. Sprint also matches contributions of employees not covered by collective bargaining agreements. For those participants, Sprint matches their contributions in Sprint common stock. The matching is equal to 50% of participants' contributions up to 6% of their pay. In addition, Sprint may, at the discretion of the Board of Directors, provide matching contributions based on the performance of Sprint common stock compared to other telecommunications companies' stock. The FON Group's matching contributions were $54 million in 1997, $56 million in 1996 and $51 million in 1995. At December 31, 1997, the plans held 20 million Sprint common shares.

POSTRETIREMENT BENEFITS

  Sprint provides postretirement benefits (principally medical benefits) to substantially all employees. Employees retiring before certain dates are eligible for benefits at no cost, or at a reduced cost. Employees retiring after certain dates are eligible for benefits on a shared-cost basis. The FON Group funds the accrued costs as benefits are paid.

                                    III-33

                                   FON GROUP

  The net postretirement benefits cost consists of the following for the FON
Group:

                                                          1997    1996   1995
                                                         ------  ------  -----
                                                            (IN MILLIONS)
Service cost--benefits earned during the year........... $ 20.8  $ 21.7  $22.2
Interest on accumulated postretirement benefit
 obligation.............................................   52.3    49.9   58.7
Net amortization and deferral...........................  (19.4)  (13.7)  (9.4)
                                                         ------  ------  -----
Net postretirement benefits cost........................ $ 53.7  $ 57.9  $71.5
                                                         ======  ======  =====
Discount rate...........................................   7.75%   7.25%  8.50%

  For measurement purposes, the assumed 1997 weighted average annual health care cost trend rate was 9%, gradually decreasing to an ultimate level of 5% by 2005. A 1% increase in the rate would have increased the 1997 net postretirement benefits cost by an estimated $12 million.

  Amounts included in the FON Group Combined Balance Sheets at year-end are as follows:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
Accumulated postretirement benefit obligation
  Retirees...................................................... $328.3  $277.9
  Active plan participants--
    Fully eligible..............................................  145.2   127.6
    Other.......................................................  269.9   320.7
                                                                 ------  ------
                                                                  743.4   726.2
Unrecognized prior service benefit..............................    5.4     5.7
Unrecognized net gains..........................................  190.0   178.7
                                                                 ------  ------
Accrued postretirement benefits cost............................ $938.8  $910.6
                                                                 ======  ======
Discount rate...................................................   7.25%   7.75%

  The assumed 1998 annual health care cost trend rate was 8.5%, gradually decreasing to an ultimate level of 5% by 2005. A 1% increase in the rate would have increased the 1997 accumulated postretirement benefit obligation by an estimated $61 million.

5. INCOME TAXES

  Income tax expense allocated to continuing operations consists of the following:

                                                          1997    1996    1995
                                                         ------  ------  ------
                                                            (IN MILLIONS)
Current income tax expense
  Federal............................................... $800.0  $778.2  $453.7
  State.................................................   99.5    89.9    94.3
                                                         ------  ------  ------
Total current...........................................  899.5   868.1   548.0
                                                         ------  ------  ------
Deferred income tax expense (benefit)
  Federal...............................................  (12.7)  (81.6)   40.1
  State.................................................    6.5    18.7   (25.8)
Amortization of deferred investment tax credits.........   (3.8)  (11.6)  (16.5)
                                                         ------  ------  ------
Total deferred..........................................  (10.0)  (74.5)   (2.2)
                                                         ------  ------  ------
Total................................................... $889.5  $793.6  $545.8
                                                         ======  ======  ======


                                    III-34

                                   FON GROUP

  The differences that cause the effective income tax rate to vary from the statutory federal rate of 35% were as follows:

                                                       1997     1996     1995
                                                      -------  -------  -------
                                                           (IN MILLIONS)
Income tax expense at the statutory rate............  $ 791.4  $ 736.5  $ 529.1
Less investment tax credits included in income......      3.8     11.6     16.5
                                                      -------  -------  -------
Expected federal income tax expense after investment
 tax credits........................................    787.6    724.9    512.6
Effect of
  State income taxes, net of federal income tax
   effect...........................................     68.9     70.6     44.6
  Equity in losses of foreign joint ventures........     36.4      8.6      --
  Other, net........................................     (3.4)   (10.5)   (11.4)
                                                      -------  -------  -------
Income tax expense, including investment tax
 credits............................................  $ 889.5  $ 793.6  $ 545.8
                                                      =======  =======  =======
Effective income tax rate...........................     39.3%    37.7%    36.1%
                                                      =======  =======  =======

  Income tax expense (benefit) allocated to other items was as follows:

                           1997    1996    1995
                          ------  ------  -------
                              (IN MILLIONS)
Discontinued operation..  $  --   $  7.0  $  31.2
Extraordinary items.....     --     (2.9)  (437.4)
Unrealized holding gains
 on investments(1)......     4.4     1.7     30.7
Stock ownership,
 purchase and options
 arrangements(1)........   (26.2)  (14.1)    (7.5)

--------
(1) These amounts have been recorded directly to "Group equity."

  The FON Group recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases. The sources of the differences that give rise to the deferred income tax assets and liabilities at December 31, 1997 and 1996, along with the income tax effect of each, were as follows:

                                             1997 DEFERRED      1996 DEFERRED
                                               INCOME TAX         INCOME TAX
                                           ------------------ ------------------
                                           ASSETS LIABILITIES ASSETS LIABILITIES
                                           ------ ----------- ------ -----------
                                                       (IN MILLIONS)
Property, plant and equipment............. $  --   $1,278.0   $  --   $1,275.8
Postretirement and other benefits.........  376.1       --     360.3       --
Reserves and allowances...................  103.1       --     113.4       --
Unrealized holding gains on investments...    --       61.7      --       57.3
Other, net................................  153.8       --     152.7       --
                                           ------  --------   ------  --------
                                            633.0   1,339.7    626.4   1,333.1
Less valuation allowance..................   11.8       --      13.7       --
                                           ------  --------   ------  --------
  Total................................... $621.2  $1,339.7   $612.7  $1,333.1
                                           ======  ========   ======  ========

  The valuation allowance related to deferred income tax assets decreased $2 million in 1997 and $4 million in 1996 and 1995.

  Management believes it is more likely than not that these deferred income tax assets, net of the allowance, will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of existing deferred tax liabilities or ordinary operations. Uncertainties surrounding income tax law

                                    III-35

                                   FON GROUP
changes, shifts in operations between state taxing jurisdictions, and future operating income levels may, however, affect the ultimate realization of all or some of these deferred income tax assets.

  At December 31, 1997, the FON Group had available for income tax purposes $4 million of state alternative minimum tax credit carryforwards to offset state income tax payable in future years. In addition, the FON Group had tax benefits of $12 million related to state operating loss carryforwards. The loss carryforwards expire in varying amounts per year from 1998 through 2012.

6. BORROWINGS

  All of Sprint's borrowings have been allocated to the FON Group and are reflected on the FON Group Combined Balance Sheets.

LONG-TERM DEBT

  Sprint's long-term debt at year-end was as follows:

                                                  MATURING     1997      1996
                                                ------------ --------  --------
                                                               (IN MILLIONS)
Corporate
  Senior notes
    8.1% to 9.8%............................... 1998 to 2002 $  475.3  $  475.3
    9.5%....................................... 2003 to 2007    200.0     200.0
  Debentures
    9.0% to 9.3%............................... 2019 to 2022    350.0     350.0
  Notes payable and commercial paper...........      --         866.5       --
  Other
    5.4% to 8.9%(1)............................ 1998 to 2006    237.5     194.9
Long Distance Division
  Vendor financing agreements
    7.4% to 8.9%............................... 1997 to 1999     23.8      44.8
  Other
    6.2% to 8.4%............................... 1997 to 2007     16.5      23.1
Local Telecommunications Division
  First mortgage bonds
    2.0% to 7.8%............................... 1997 to 2002    452.3     487.0
    4.0% to 7.8%............................... 2003 to 2007    346.0     346.8
    6.9% to 9.8%............................... 2008 to 2012    116.7     116.7
    6.9% to 8.8%............................... 2013 to 2017    169.6     169.8
    8.8% to 9.9%............................... 2018 to 2022    244.9     245.7
    7.1% to 8.4%............................... 2023 to 2027    145.0     145.0
  Debentures and notes
    5.8% to 9.6%............................... 1998 to 2020    237.0     275.3
  Other
    2.0% to 9.8%............................... 1998 to 2006      4.6       6.2
Unamortized debt discount......................                  (6.1)     (6.7)
                                                             --------  --------
                                                              3,879.6   3,073.9
Less current maturities........................                 131.0      99.1
                                                             --------  --------
Long-term debt.................................              $3,748.6  $2,974.8
                                                             ========  ========

--------
(1) Notes may be exchanged at maturity for Southern New England Telecommunications Corporation (SNET) common shares owned by Sprint, or for cash. Based on SNET's closing market price, had the notes matured at December 31, 1997, they could have been exchanged for 3.8 million SNET shares. At December 31, 1997, Sprint held 4.2 million SNET shares, which have been included in "Investments in equity securities" on the FON Group Combined Balance Sheets.

                                    III-36

                                   FON GROUP

  Sprint's long-term debt maturities, excluding reclassified short-term borrowings, during each of the next five years are as follows (in millions):

             1998.............................. $131.0
             1999..............................   33.4
             2000..............................  693.3
             2001..............................   40.8
             2002..............................  354.5

  Property, plant and equipment with a total cost of $12.9 billion is either pledged as security for first mortgage bonds and certain notes or is restricted for use as mortgaged property.

  During 1996, Sprint redeemed, prior to scheduled maturities, $190 million of debt with interest rates ranging from 6.0% to 9.5%. This resulted in a $5 million after-tax extraordinary loss that was reflected on the FON Group Combined Statements of Income.

SHORT-TERM BORROWINGS

  At December 31, 1997, Sprint had borrowed $618 million of bank notes payable and $249 million of commercial paper. Though these borrowings are renewable at various dates throughout the year, they have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance these borrowings. Commercial paper and certain bank notes payable are supported by Sprint's revolving credit facility with a syndicate of domestic and international banks. Other notes payable relate to a separate revolving credit facility that Sprint executed with a bank in 1997. At December 31, 1997, Sprint's unused lines of credit totaled $1.1 billion.

  Sprint's bank notes outstanding at December 31, 1997 and 1996 had weighted average interest rates of 6.1% and 5.9%, respectively. At December 31, 1997, the weighted average interest rate of commercial paper was 6.8%.

OTHER

  Sprint was in compliance with all restrictive or financial covenants relating to its debt arrangements at December 31, 1997.

7. FON GROUP EQUITY

  Following is a reconciliation of the FON Group's equity (in millions):

                                SIX MONTHS               YEAR ENDED
                              ENDED JUNE 30,            DECEMBER 31,
                             ------------------  -----------------------------
                               1998      1997      1997       1996      1995
                             --------  --------  ---------  --------  --------
                                (UNAUDITED)
Balance at beginning of
 period..................... $7,639.3  $7,332.3  $ 7,332.3  $3,676.8  $4,473.7
  Net income................    721.2     685.6    1,371.6   1,303.5     415.2
  Dividends.................   (215.4)   (215.7)    (429.5)   (421.0)   (348.9)
  Equity issuances..........     47.6      35.5       65.0   3,764.0      21.0
  Equity repurchases........   (110.4)    (73.8)    (144.5)   (407.2)      --
  Spinoff of cellular
   division (Cellular)......      --        --         --     (260.2)      --
  Other, net................     50.6      31.4       61.8      17.9      50.4
  Contributions to the PCS
   Group....................    (97.1)   (584.0)  (1,052.1)   (478.3)   (954.1)
  Equity transfer from the
   PCS Group................    238.4     127.4      434.7     136.8      19.5
                             --------  --------  ---------  --------  --------
Balance at end of period.... $8,274.2  $7,338.7  $ 7,639.3  $7,332.3  $3,676.8
                             ========  ========  =========  ========  ========

                                    III-37

                                   FON GROUP

8. STOCK-BASED COMPENSATION

  Since the FON Stock was not part of the capital structure of Sprint for the periods presented, there were no stock options outstanding. See the Sprint Consolidated Financial Statements and Notes thereto set forth in Annex I for information regarding stock incentive plans.

9. COMMITMENTS AND CONTINGENCIES

LITIGATION, CLAIMS AND ASSESSMENTS

  The holders of FON Stock will be shareholders of Sprint and will continue to be subject to all of the risks associated with an investment in Sprint, including any legal proceedings and claims affecting the PCS Group.

  In December 1996, an arbitration panel entered a $61 million award in favor of Network 2000 Communications Corporation (Network 2000) on its breach of contract claim against Sprint. The arbitrators directed Sprint to pay one-half of this award to Network 2000. The remainder was directed to be paid to the Missouri state court in which a proposed class action by Network 2000's independent marketing representatives against Network 2000 and Sprint is pending.

  Sprint filed an action in federal district court seeking to have the arbitration panel's award struck down, modified, or corrected, and asking the court to enter an order regarding the distribution of the award. In April 1997, the court denied Sprint's request that the arbitration award be struck down and granted Network 2000's request that the award be confirmed.

  In June 1997, the FON Group recorded an additional $20 million charge in connection with the settlement of both the class action lawsuit against Sprint and Network 2000 and the related claims of Network 2000 against Sprint. In June 1998, the court approved the class action settlement; however, a number of potential class members have decided not to participate in the settlement and another group of potential class members have appealed from the order approving the class action settlement.

  Various other suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not result in a material effect on the FON Group Combined Financial Statements.

OPERATING LEASES

  Minimum rental commitments at year-end 1997 for all noncancelable operating leases, consisting mainly of leases for data processing equipment and real estate, are as follows (in millions):

             1998.............................. $305.2
             1999..............................  263.1
             2000..............................  160.8
             2001..............................  105.7
             2002..............................   89.1
             Thereafter........................  238.6

  Gross rental expense totaled $406 million in 1997, $401 million in 1996 and $402 million in 1995. Rental commitments for subleases, contingent rentals and executory costs were not significant.

10. FINANCIAL INSTRUMENTS

  All of Sprint's financial instruments have been allocated to the FON Group, the carrying amounts of which are reflected on the FON Group Combined Balance Sheets.

                                    III-38

                                   FON GROUP

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The FON Group estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. As a result, the following estimates do not necessarily represent the values the FON Group could realize in a current market exchange. Although management is not aware of any factors that would affect the estimated fair values presented at year-end 1997, those amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, estimates of fair value after year-end 1997 may differ significantly from the amounts presented below. The carrying amounts and estimated fair values of the FON Group's financial instruments at December 31 were as follows:

                                              1997                 1996
                                       -------------------- --------------------
                                       CARRYING  ESTIMATED  CARRYING  ESTIMATED
                                        AMOUNT   FAIR VALUE  AMOUNT   FAIR VALUE
                                       --------  ---------- --------  ----------
                                                    (IN MILLIONS)
Financial assets
  Cash and equivalents................ $ 101.7    $ 101.7   $1,150.6   $1,150.6
  Investment in affiliate debt
   securities.........................   142.4      142.4      122.5      122.5
  Investments in equity securities....   303.0      303.0      254.5      254.5
Financial liabilities
  Short-term borrowings...............     --         --       200.0      200.0
  Long-term debt
    Corporate......................... 2,129.3    2,301.8    1,220.2    1,348.9
    Long distance division............    40.3       41.7       67.9       69.0
    Local telecommunications division. 1,710.0    1,812.3    1,785.8    1,846.9
Other financial instruments
  Interest rate swap agreements.......     --         0.3        --         0.2
  Foreign currency contracts..........    (0.6)      (0.6)      (0.5)      (0.5)

  The carrying values of the FON Group's cash and equivalents approximate fair value at year-end 1997 and 1996. The estimated fair value of the FON Group's investments in debt and equity securities is based on quoted market prices. The estimated fair value of the FON Group's long-term debt is based on quoted market prices for publicly traded issues. The estimated fair value of all other issues is based on the present value of estimated future cash flows using a discount rate based on the risks involved. The estimated fair value of interest rate swap agreements is the amount the FON Group would receive to terminate the swap agreements at year-end 1997 and 1996, taking into account the then-current interest rates. The estimated fair value of foreign currency contracts is the replacement cost of the contracts at year-end 1997 and 1996, taking into account the then-current foreign currency exchange rates.

CONCENTRATIONS OF CREDIT RISK

  The FON Group's accounts receivable are not subject to any concentration of credit risk. The FON Group controls credit risk of its interest rate swap agreements and foreign currency contracts through credit approvals, dollar exposure limits and internal monitoring procedures. In the event of nonperformance by the counterparties, the FON Group's accounting loss would be limited to the net amount it would be entitled to receive under the terms of the applicable interest rate swap agreement or foreign currency contract. However, the FON Group does not anticipate nonperformance by any of the counterparties related to these agreements.

INTEREST RATE SWAP AGREEMENTS

  The FON Group uses interest rate swap agreements as part of its interest rate risk management program. Net interest paid or received related to these agreements is recorded using the accrual method and is recorded as

                                    III-39

                                   FON GROUP
an adjustment to interest expense. The FON Group had interest rate swap agreements with notional amounts of $150 and $350 million outstanding at year-end 1997 and 1996, respectively. Net interest expense (income) related to interest rate swap agreements included on the FON Group's Combined Statements of Income was $(200,000) in 1997, $2 million in 1996 and $(400,000) in 1995.
There were no deferred gains or losses related to any terminated interest rate swap agreements at year-end 1997, 1996 or 1995.

FOREIGN CURRENCY CONTRACTS

  As part of its foreign currency exchange risk management program, the FON Group purchases and sells over-the-counter forward contracts and options in various foreign currencies. The FON Group had outstanding $29 and $46 million of open forward contracts to buy various foreign currencies at year-end 1997 and 1996, respectively. The FON Group had $14 and $3 million of outstanding open purchase option contracts to call various foreign currencies at year-end 1997 and 1996, respectively. The premium paid for an option is expensed as incurred. The fair value of an option is recorded as an asset at the end of each period. The forward contracts and options open at year-end 1997 and 1996 all had original maturities of six months or less. The net gain or loss recorded to reflect the fair value of these contracts is recorded in the period incurred. Total net losses of $40,000 in 1997, $400,000 in 1996 and $1 million in 1995 related to foreign currency transactions and contracts were recorded and included on the FON Group Combined Statements of Income.

11. PARANET ACQUISITION

  On September 30, 1997, Sprint paid $375 million to purchase the net assets of Houston-based Paranet, Inc., a provider of integration, management and support services for computer networks. Sprint could pay up to an additional $70 million if Sprint Paranet meets certain financial targets through 1998.

  The transaction was accounted for using the purchase method of accounting. As a result, the FON Group's combined financial statements reflect Sprint Paranet's results of operations beginning in October 1997.

  The excess of the purchase price over the tangible net assets acquired was $357 million. This excess was allocated to noncompete agreements and goodwill, and will be amortized on a straight-line basis over four to 10 years.

12. ADOPTION OF ACCOUNTING PRINCIPLES FOR A COMPETITIVE MARKETPLACE

  At year-end 1995, the FON Group determined that its local telecommunications division no longer met the criteria necessary for the continued use of SFAS
71. As a result, 1995 operating results included a noncash, extraordinary charge of $565 million, net of income tax benefits of $437 million. The decision to discontinue using SFAS 71 was based on changes in the regulatory framework and the convergence of competition in the telecommunications industry.

  The 1995 extraordinary charge recognized when the FON Group discontinued using SFAS 71 consisted of the following:

                                                              PRETAX   AFTER-TAX
                                                             --------  ---------
                                                               (IN MILLIONS)
      Increase in accumulated depreciation.................. $  979.1   $607.9
      Recognition of switch software asset..................    (99.5)   (61.7)
      Elimination of other net regulatory asset.............    123.1     76.3
                                                             --------   ------
        Total............................................... $1,002.7    622.5
                                                             ========
      Tax-related net regulatory liabilities................             (43.9)
      Accelerated amortization of investment tax credits....             (13.3)
                                                                        ------
        Extraordinary charge................................            $565.3
                                                                        ======

                                    III-40

                                   FON GROUP

13. SPINOFF OF CELLULAR DIVISION

  In March 1996, Sprint completed the tax-free spinoff of Cellular to Sprint common stockholders (the "Spinoff"). To complete the Spinoff, Sprint distributed all Cellular common shares at a rate of one share for every three Sprint common shares held. In addition, Cellular repaid $1.4 billion of its intercompany debt owed to Sprint. Sprint also contributed to Cellular's equity capital $185 million of debt owed by Cellular in excess of the amount repaid.

  Cellular's net operating results, as summarized below, were separately classified as a discontinued operation in the FON Group Combined Statements of Income. Interest expense was allocated to Cellular based on the assumed repayment of intercompany debt to Sprint by Cellular. The operating expenses as presented below do not include Cellular's share of Sprint's general corporate overhead expenses. These expenses, totaling $2 million in 1996 and $13 million in 1995, were reallocated to Sprint's other operating segments.

                                                                1996(1)   1995
                                                                -------  ------
                                                                (IN MILLIONS)
Net operating revenues......................................... $190.2   $834.4
Operating expenses.............................................  156.0    675.6
                                                                ------   ------
Operating income...............................................   34.2    158.8
Interest expense...............................................  (21.5)  (124.0)
Other income (expense), net....................................   (8.3)    10.9
                                                                ------   ------
Income before income taxes.....................................    4.4     45.7
Income taxes...................................................   (7.0)   (31.2)
                                                                ------   ------
Income (Loss) from cellular division........................... $ (2.6)  $ 14.5
                                                                ======   ======

--------
(1) 1996 reflects Cellular's operating results only through the date of the Spinoff.

14. ADDITIONAL FINANCIAL INFORMATION

SEGMENT INFORMATION

  The FON Group operates in four industry segments: the long distance division, the local telecommunications division, the product distribution and directory publishing division and emerging businesses. Sprint's corporate assets mainly include investments and loans to affiliates, cash and temporary investments and general corporate assets. In 1995, corporate assets also included the net assets of the discontinued cellular division. The long distance division provides domestic and international voice, video and data communications services. The local telecommunications division provides local exchange services, access to Sprint's local exchange facilities, sales of telecommunications equipment and long distance within specified geographical areas. The product distribution and directory publishing division provides wholesale distribution services of telecommunications products and publishes and markets white and yellow page telephone directories. Emerging businesses consists of the development of new integrated communications services, consumer Internet access services, Sprint Paranet and Sprint International.

                                    III-41

                                   FON GROUP

  Industry segment financial information follows:

                                                         PRODUCT
                                                       DISTRIBUTION
                            LONG          LOCAL        & DIRECTORY
                          DISTANCE  TELECOMMUNICATIONS  PUBLISHING   EMERGING            INTERSEGMENT TOTAL FON
                          DIVISION       DIVISION        DIVISION   BUSINESSES CORPORATE ELIMINATIONS   GROUP
                          --------  ------------------ ------------ ---------- --------- ------------ ---------
                                                             (IN MILLIONS)
1997
 Net operating
  revenues(1)...........  $8,954.8       $5,290.2        $1,454.3     $ 57.4    $   --     $(882.8)   $14,873.9
 Depreciation and
  amortization..........     716.7          934.1             8.2       23.3       44.0        --       1,726.3
 Operating expenses.....   7,857.3        3,896.2         1,274.4      221.9        --      (845.8)    12,404.0
 Operating income
  (loss)................   1,097.5        1,394.0           179.9     (164.5)       --       (37.0)     2,469.9
 Operating margin.......      12.3%          26.4%           12.4%       --         --         --          16.6%
 Capital expenditures...   1,218.1        1,258.4            10.5       79.6      142.3        --       2,708.9
 Identifiable assets....   6,464.6        7,609.7           519.0      585.9    1,312.5        --      16,491.7
1996
 Net operating
  revenues(2)...........  $8,302.1       $5,126.8        $1,225.4     $  0.5    $   --     $(767.3)   $13,887.5
 Depreciation and
  amortization..........     633.3          909.1             7.2        0.5       40.9        --       1,591.0
 Operating expenses.....   7,378.1        3,789.8         1,123.8       63.8        --      (735.7)    11,619.8
 Operating income
  (loss)................     924.0        1,337.0           101.6      (63.3)       --       (31.6)     2,267.7
 Operating margin.......      11.1%          26.1%            8.3%       --         --         --          16.3%
 Capital expenditures...   1,133.7        1,142.6             9.4       49.9       98.0        --       2,433.6
 Identifiable assets....   5,997.7        7,425.4           446.1       54.3    1,643.1        --      15,566.6
1995
 Net operating
  revenues(3)...........  $7,277.4       $4,690.0        $1,147.6     $  --         --     $(379.7)   $12,735.3
 Depreciation and
  amortization..........     581.6          835.6             7.4        --        41.8        --       1,466.4
 Operating expenses.....   6,570.6        3,649.2         1,060.9        --         --      (379.7)    10,901.0
 Operating income.......     706.8        1,040.8            86.7        --         --         --       1,834.3
 Operating margin.......       9.7%          22.2%            7.6%       --         --         --          14.4%
 Capital expenditures...     861.7          950.8             7.8        --        37.0        --       1,857.3
 Identifiable assets....   4,799.0        6,962.0           395.4        --     1,944.2        --      14,100.6

(1) Includes intercompany revenues eliminated in consolidation in 1997 of $3.3 million, $309.0 million and $570.5 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively.
(2) Includes intercompany revenues eliminated in consolidation in 1996 of $30.9 million, $410.5 million and $325.9 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively.
(3) Includes intercompany revenues eliminated in consolidation in 1995 of $38.9 million, $266.4 million and $336.8 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively. Also included in 1995 were intercompany revenues of $262.4 million not eliminated under SFAS 71.
  Operating income (loss) represents sales and other revenues less operating expenses, and excludes interest expense, equity in losses of unconsolidated ventures, other income (expense) and income taxes.

  Beginning in July 1997, Sprint changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. The main effect of the pricing change was to reduce "net operating revenues" of the local telecommunications division and reduce "operating expenses" of the product distribution and directory publishing division. Had this change been effective as of January 1, 1995, the operating income for the local telecommunications division would have been $1.3 billion, $1.2 billion and $1.1 billion in 1997, 1996 and 1995, respectively. The operating income for the product distribution and directory publishing division would have been $228 million, $198 million and $180 million in 1997, 1996 and 1995, respectively.


                                    III-42

                                   FON GROUP

SUPPLEMENTAL CASH FLOWS INFORMATION (IN MILLIONS)

                                             SIX MONTHS    YEAR ENDED DECEMBER
                                           ENDED JUNE 30,          31,
                                           --------------- --------------------
                                            1998    1997    1997   1996   1995
                                           ------- ------- ------ ------ ------
                                             (UNAUDITED)
Cash paid for:
  Interest (net of amounts capitalized)
    Continuing operations................. $ 126.0 $  89.7 $197.9 $212.1 $263.5
                                           ======= ======= ====== ====== ======
    Cellular division..................... $   --  $   --  $  --  $ 21.5 $124.0
                                           ======= ======= ====== ====== ======
  Income taxes............................ $ 224.0 $ 217.1 $365.8 $695.3 $532.8
                                           ======= ======= ====== ====== ======
Noncash activities:
  Capital lease obligations............... $   --  $  30.0 $ 30.1 $  --  $  --
                                           ======= ======= ====== ====== ======
  Noncash activity in Group Equity........ $   --  $   --  $ 31.4 $ 79.3 $ 10.5
                                           ======= ======= ====== ====== ======
  Net book value of assets and liabilities
   contributed to
   Global One............................. $   --  $   --  $  --  $ 73.3 $  --
                                           ======= ======= ====== ====== ======

  During 1996, Sprint completed the Spinoff (see Note 13) which had no immediate effect on the FON Group's cash flows other than Cellular's repayment of $1.4 billion in intercompany debt owed to Sprint.

SUPPLEMENTAL RELATED PARTY TRANSACTIONS

  The FON Group has a vendor financing loan to Sprint Spectrum Holdings for $300 million at December 31, 1997 as well as advances to PhillieCo of $67 million at year-end 1996. The FON Group also has advances to PhillieCo for $21 million at year-end 1997. In 1996, Sprint purchased $183 million (face value) of Sprint Spectrum Senior Discount notes for $100 million. The bonds mature in 2006. At December 31, 1997 and 1996, the accreted cost of the notes was $118 and $104 million and gross unrealized holding gains totaled $24 and $18 million, respectively. This investment has been included in "Current assets-- Other" on the FON Group Combined Balance Sheets.

  The FON Group provided various voice, data and administrative services to Global One totaling $415 million in 1997 and $361 million in 1996. In addition, Global One provided data and administrative services to the FON Group totaling $114 million in 1997 and $130 million in 1996. At year-end 1997 and 1996, the FON Group's receivable from Global One was $154 and $163 million, respectively, and the FON Group's payable to Global One was $104 and $49 million, respectively.

  Certain members of the FON Group also provide management, printing/mailing and warehousing services to the PCS Group. Charges to the PCS Group for such activities totaled $17 million, $12 million and $3 million for the years ended December 31, 1997, 1996 and 1995.

RESTRUCTURING CHARGE

  In 1995, the FON Group's local telecommunications division recorded an $88 million restructuring charge, which reduced income from continuing operations by $55 million. The restructuring plan included the planned elimination over several years of approximately 1,600 positions, mainly in the network and finance functions. Through 1997, most of the positions have been eliminated resulting in termination benefit payments of $42 million, with the remainder to be paid in 1998 and 1999.

                                    III-43

                                   FON GROUP

15. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This new standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance. SFAS 131 requires companies to disclose a measure of segment profit or loss (operating income, for example), segment assets, and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues. The FON Group will adopt SFAS 131 in its 1998 year-end financial statements. This statement is not expected to have a significant effect on the FON Group's reported segments.

  In February 1998, the FASB issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardizes the disclosure requirements for pensions and postretirement benefits where practical. It also eliminates certain disclosures and requires additional information on changes in benefit obligations and fair values of plan assets. The FON Group will adopt SFAS 132 in its 1998 year-end financial statements. SFAS 132 is not expected to have a significant effect on the FON Group's pension and postretirement benefit plan disclosures.

  In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires all derivatives to be recorded on the balance sheet as either assets or liabilities and measured at fair value. Gains or losses resulting from changes in the values of the derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Sprint will adopt SFAS 133 beginning January 1, 2000. This statement is not expected to have a material impact on Sprint.

16. SUBSEQUENT EVENTS (UNAUDITED)

  In April 1998, Sprint signed an agreement to sell approximately 79,000 residential and business access lines of the FON Group in rural Illinois. Sprint expects to complete the sale of these properties, which is subject to regulatory approval, and record the related gain in late 1998.

17. COMPREHENSIVE INCOME (UNAUDITED)

  In 1998, Sprint adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income includes all changes in equity during a period except those due to owner investments and distributions. It includes items such as foreign currency translation adjustments, and unrealized gains and losses on available-for-sale securities. This standard does not change the display or components of present-day net income; rather, comprehensive income is displayed as a separate statement in the Consolidated Statements of Comprehensive Income and as an additional component in the Consolidated Balance Sheets, and the Consolidated Statement of Common Stock and Other Shareholders' Equity.

  Total comprehensive income for the FON Group amounted to $728 million during the first six months of 1998 and $694 million during the first six months of 1997.

                                    III-44

       ANNEX IV--PROPOSED AMENDED AND RESTATED ARTICLES OF INCORPORATION
                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                             OF SPRINT CORPORATION
          [CHARTER NO. 1 (GIVING EFFECT TO THE PCS STOCK AMENDMENT)]

  We, Don A. Jensen, Vice President, and Michael T. Hyde, Assistant Secretary, of Sprint Corporation (the "Corporation"), a corporation organized and existing under the laws of the State of Kansas, do hereby certify as follows:

  1. That the Corporation was originally incorporated in the State of Kansas on November 15, 1938 under the name of United Utilities, Inc.

  2. That the Board of Directors of the Corporation, at a meeting of the Board of Directors, adopted resolutions

    (i) approving a plan of reclassification for the Corporation whereby (1) each share of the Corporation's existing Class A Common Stock, par value $2.50 per share, held by France Telecom SA or any Qualified Subsidiary thereof would remain outstanding (and thereafter be designated, for purposes of these Articles of Incorporation, as "Old Class A Common Stock"), and (2) each share of the Corporation's existing Class A Common Stock, par value $2.50 per share, held by Deutsche Telekom AG or any Qualified Subsidiary thereof would be reclassified and changed into a share of Class A Common Stock--Series DT, par value $2.50 per share,

    (ii) providing for the adoption of these Amended and Restated Articles of Incorporation of the Corporation, which amend and restate the Corporation's Articles of Incorporation in their entirety, and

    (iii) declaring the advisability of such plan of reclassification and these Amended and Restated Articles of Incorporation of the Corporation.

The resolutions further directed that the plan of reclassification and these Amended and Restated Articles of Incorporation be submitted to the stockholders of the Corporation for their consideration and approval.

  3. That thereafter, pursuant to the resolutions and in accordance with the bylaws of the Corporation and the laws of the State of Kansas, the Board of Directors called a meeting of stockholders for consideration of the plan of reclassification and these Amended and Restated Articles of Incorporation, and thereafter, pursuant to notice and in accordance with the statutes of the State of Kansas, the stockholders convened and considered the plan of reclassification and these Amended and Restated Articles of Incorporation.

  4. That at the meeting a majority of the outstanding stock entitled to vote thereon voted in favor of, among other things, the proposed plan of reclassification effected by these Amended and Restated Articles of Incorporation, and these Amended and Restated Articles of Incorporation were duly adopted in accordance with the provisions of Kan. Stat. Ann. (S) 17-6602.

  5. That these Amended and Restated Articles of Incorporation shall become
effective on the   day of    , 1998 (the "Effective Date") pursuant to the
provisions of Kan. Stat. Ann. (S) 17-6003(d).

  6. That at the Effective Date, (i) each share of the Corporation's existing Class A Common Stock, par value $2.50 per share, held by France Telecom SA or any Qualified Subsidiary thereof will remain outstanding, and (2) each share of the Corporation's existing Class A Common Stock, par value $2.50 per share, held by Deutsche Telekom AG or any Qualified Subsidiary thereof will be automatically reclassified and changed without any action on the part of the stockholders of the Corporation into a share of Class A Common Stock--Series DT, par value $2.50 per share.

  7. That the text of the Articles of Incorporation of the Corporation, as previously restated and amended, is hereby amended and restated to read in its entirety as follows:

                                     FIRST

  The name of the Corporation is SPRINT CORPORATION.

                                    SECOND

  This Corporation is organized for profit, and the purpose for which it is formed is to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code (the "General Corporation Code").

                                     THIRD

  The Corporation's registered office is located at 2330 Shawnee Mission Parkway, Westwood, Johnson County, Kansas 66205; Mr. J. Richard Devlin is the registered agent at said address.

                                    FOURTH

  The Corporation shall have perpetual existence.

                                     FIFTH

  Section 1. Number of Directors; Increases in Number of Directors. (a) The number of Directors shall not be less than ten nor more than 20 (unless increased to more than 20 pursuant to Section 1(b) or Section 6(e) of this ARTICLE FIFTH) as may be determined from time to time by the affirmative vote of the majority of the Board of Directors or as provided in Section 1(b) or in
Section 6(e) of this ARTICLE FIFTH.

  (b) If at any time the Class A Holders are entitled to elect a number of Directors pursuant to Section 2(a) of this ARTICLE FIFTH that exceeds the sum of the number of Directors elected by the Class A Holders then serving on the Board of Directors and the number of vacancies on the Board of Directors which the Directors elected by the Class A Holders or the Class A Holders are entitled to fill, the total number of Directors shall automatically and without further action be increased by the smallest number necessary to enable the Class A Holders (and the Directors elected by the Class A Holders in the case of vacancies) to elect the number of Directors that the Class A Holders are entitled to elect pursuant to such Section 2(a).

  Section 2. Election of Directors. (a) Election of Directors by Class A Holders. (i) Except as otherwise provided in Sections 8.5(b), 8.5(f) and 8.5(k) of ARTICLE SIXTH, the Class A Holders shall have the right, voting together as a single class, to elect a number of Directors equal to the greater of (x) two and (y) the product (rounded to the nearest whole number if such product is not a whole number) of (i) the aggregate Percentage Ownership Interests of the Class A Holders and (ii) the total number of Directors, provided that so long as Section 310 of the Communications Act of 1934, as amended (or any successor provision of law) ("Section 310"), remains in effect, under no circumstances shall (A) the Class A Holders have the right to elect Aliens as Directors such that the total number of Aliens so elected by them would exceed the maximum percentage of the total number of Directors of this Corporation permitted under Section 310 to be Aliens or (B) the total number of Directors elected by the Class A Holders and serving on the Board of Directors exceed the maximum percentage of the total Directors of this Corporation permitted under Section 310 to be elected by shareholders that are Aliens. Such Directors elected by the Class A Holders shall not be divided into classes.

  (ii) Upon the conversion of all outstanding shares of Class A Stock into Common Stock or Series 1 PCS Stock, as the case may be, pursuant to Section
8.5 of ARTICLE SIXTH, the term of office of all Class A Directors then in office shall thereupon terminate, the vacancy or vacancies resulting from such termination shall be filled by the remaining Directors then in office, acting by majority vote of such remaining Directors, and the Director or Directors so elected to fill such vacancy or vacancies shall not be treated hereunder or under the Bylaws of this Corporation as Class A Directors. If at any time the number of Directors that the Class A Holders have the right to elect pursuant to this Section 2(a) shall decrease other than as set forth in the preceding sentence, and the Class A Holders shall not have removed or caused to resign, in either case effective not later than the fifteenth day following the event that resulted in such decrease, a number of Class A Directors so that the total number of Directors elected by the Class A Holders then in office does not exceed the number provided in the first sentence of Section 2(a)(i), then the terms of office of all Class A Directors shall terminate on such fifteenth date. The vacancy or vacancies resulting from such termination of the terms of the Class A Directors shall be filled as follows: (A) the vacancy or vacancies equal to the number of Directors that the Class A Holders then have the right to elect pursuant to this Section 2(a) (after giving effect to the decrease referred to in the preceding sentence) shall be filled as provided in Section 4(b) of this ARTICLE FIFTH, and (B) the remaining vacancy or vacancies shall be filled by the remaining Directors other than Class A Directors then in office, acting by majority vote of such remaining Directors, and the Director or Directors so elected to fill such vacancy or vacancies shall not be treated hereunder or under the Bylaws as Class A Directors.

  (iii) (1) Notwithstanding anything to the contrary in this Section 2, but subject to paragraphs (2), (3), (4) and (5) of this Section 2(a)(iii) and the proviso set forth at the end of the first sentence of Section 2(a)(i) of this ARTICLE FIFTH (the "Section 2(a) Proviso"), if the aggregate Percentage Ownership Interest of the Class A Holders is 20% or greater, the Class A Holders at all times shall have the right to elect not less than 20% of the total number of Directors, provided that, if the Section 2(a) Proviso prevents the Class A Holders from electing at least 20% of the total number of Directors under such circumstances, this Corporation shall increase the total number of Directors to a number not greater than 20 if such increase would enable the Class A Holders to elect at least 20% of the total number of Directors as increased.

  (2) The provisions of Section 2(a)(iii)(1) of this ARTICLE FIFTH (the "Section 2(a)(iii)(1) Provisions") shall terminate and be of no force and effect (a "Nullification") unless reinstated in accordance with
Section 2(a)(iii)(5), if either:

    (A) this Corporation delivers an opinion of nationally-recognized U.S. tax counsel to the effect that the Section 2(a)(iii)(1) Provisions are, with respect to both FT and DT, either not a Necessary Condition or not a Sufficient Condition to secure any Treaty Benefit and within 90 days of the delivery of such opinion by this Corporation there is not delivered to this Corporation by FT or DT an opinion of nationally-recognized U.S. tax counsel concluding that such provisions are a Necessary Condition and a Sufficient Condition for either FT or DT to secure a Treaty Benefit, or

    (B) this Corporation provides written notice to FT and DT in which it agrees to accord FT and DT those Treaty Benefits to which FT and DT would be entitled if the Section 2(a)(iii)(1) Provisions were in effect (the "Continuing Treaty Benefits") and to indemnify FT and DT on an after-tax basis against (a)any liability arising out of according FT and DT Continuing Treaty Benefits to the extent such liability would not arise if the Section 2(a)(iii)(1) Provisions were in effect and (b) the loss of those Continuing Treaty Benefits that this Corporation cannot directly accord; provided that this Corporation by written notice to FT and DT may revoke and withdraw such agreement to accord such Treaty Benefits and to provide such indemnification following the date of such notice and upon delivery of such notice the Section 2(a)(iii)(1) Provisions shall again become effective. Notwithstanding any revocation or withdrawal pursuant to the proviso contained in the immediately preceding sentence, this Corporation shall continue to indemnify FT and DT on an after-tax basis against any loss of Treaty Benefits to which FT or DT, as the case may be, would have been entitled had the Nullification described in this Section 2(a)(iii)(2)(B) not taken place.

  If a Nullification occurs under the provisions of paragraph (A) of this
Section 2(a)(iii)(2), then after the date of any such Nullification, and until such time as a change in facts or Applicable Law requires a different result, this Corporation shall accord FT and DT Treaty Benefits under the relevant treaties between the United States and France and the United States and Germany, but only to the extent FT or DT, as the case may be, would have been entitled to claim such benefits had such Nullification not occurred.

  (3) In addition to its rights under Section 2(a)(iii)(2), this Corporation shall have the right, from time to time, to deliver to each of FT and DT a written notice requesting that the chief tax officer of each of FT and DT certify that FT, in the case of the request furnished to FT, and DT, in the case of the request furnished to DT, is eligible to claim at least one Treaty Benefit, and that such chief tax officer provide this Corporation with other facts and information reasonably requested by this Corporation that are reasonably necessary for this Corporation to determine whether the Section 2(a)(iii)(1) Provisions are a Sufficient Condition or a Necessary Condition to secure at least one Treaty Benefit. Unless within 60 days of delivery of any such request, either FT or DT delivers such requested certificate to this Corporation, and provides such requested facts or information, the
Section 2(a)(iii)(1) Provisions shall terminate and be of no force or effect, unless reinstated in accordance with Section 2(a)(iii)(5).

  (4) If FT and DT determine that the Section 2(a)(iii)(1) Provisions are, with respect to both FT and DT, either not a Necessary Condition or not a Sufficient Condition to secure at least one Treaty Benefit, FT and DT shall deliver to this Corporation a certification to such effect, and the Section 2(a)(iii)(1) Provisions shall terminate and be of no force or effect, unless reinstated in accordance with Section 2(a)(iii)(5).

  (5) Each of FT and DT shall have the right, at any time after the date the
Section 2(a)(iii)(1) Provisions are nullified pursuant to paragraph (A) (but not paragraph (B)) of clause (2) or clause (3) or (4) of this
Section 2(a)(iii), to deliver to this Corporation a certificate signed by the chief tax officer of either FT or DT to the effect that FT or DT, as the case may be, is eligible to claim a Treaty Benefit and an opinion of nationally-recognized U.S. tax counsel to the effect that the Section 2(a)(iii)(1) Provisions are again a Necessary Condition and a Sufficient Condition for any of FT or DT to secure a Treaty Benefit. Upon the delivery of any such certificate and opinion, the Section 2(a)(iii)(1) Provisions shall again become effective unless and until they become ineffective pursuant to the other provisions of this Section 2(a)(iii).

  (6) For purposes of this Section 2(a)(iii), the term "FT" shall include any Qualified Subsidiary of FT organized under the laws of France and the term "DT" shall include any Qualified Subsidiary of DT organized under the laws of Germany.

  (7) The Section 2(a)(iii)(1) Provisions shall be a "Necessary Condition" with respect to any Treaty Benefit if FT or DT would not be entitled to claim such Treaty Benefit unless such Section 2(a)(iii)(1) Provisions are in effect.

  (8) The Section 2(a)(iii)(1) Provisions shall be a "Sufficient Condition" with respect to any Treaty Benefit if FT and DT will otherwise fulfill all other relevant conditions to claiming such Treaty Benefit if the
Section 2(a)(iii)(1) Provisions are in effect.

  (b) Election of Directors by Other Holders. (i) Subject to clause (ii) below, the holders of Non-Class A Common Stock shall have the right to elect that number of Directors equal to the excess of (x) the total number of Directors over (y) the sum of the number of Directors the Class A Holders are entitled to elect and the number of Directors, if any, that the holders of Preferred Stock, voting separately by class or series, are entitled to elect in accordance with the provisions of ARTICLE SIXTH of these Articles of Incorporation. The Class A Holders shall have no right to vote for Directors under this Section 2(b)(i).

  (ii) So long as Section 310 remains in effect, under no circumstances shall an Alien Director elected by the holders of Non-Class A Common Stock be qualified to serve as a Director if the number of Aliens who would then be serving as members of the Board of Directors, including such elected Alien, would constitute more than the maximum number of Aliens permitted by Section 310 on the Board of Directors.

  (iii) The Directors (other than the Directors elected by the Class A Holders and any Directors elected by the holders of any one or more classes or series of Preferred Stock having the right, voting separately by class or series, to elect Directors) shall be divided into three classes, designated Class I, Class II and Class III, with the term of office of one class expiring each year. The number of Class I, Class II and Class III Directors shall consist, as nearly as practicable, of one third of the total number of Directors (other than the Directors elected by the Class A Holders and any Directors elected by the holders of any one or more classes or series of Preferred Stock having the right, voting separately by class or series, to elect Directors). At each annual meeting of stockholders of this Corporation, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term.

  (iv) Whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this ARTICLE FIFTH unless expressly provided by such terms.

  Section 3. Change in Number of Directors. If the number of Directors (other than Directors elected by Class A Holders and any Directors elected by the holders of any one or more classes or series of Preferred Stock having the right, voting separately by class or series, to elect Directors) is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible.

  Section 4. Term of Office. (a) Each Director shall be elected for a three-year term. A Director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify to serve, subject to prior death, resignation, retirement, disqualification or removal from office.

  (b) Any vacancy on the Board of Directors (whether resulting from an increase in the total number of Directors, the departure of one of the Directors or otherwise) may be filled by the affirmative vote of a majority of the Directors elected by the same class or classes of stockholders which would be entitled to elect the Director who would fill such vacancy if the annual meeting of stockholders of this Corporation were held on the date on which such vacancy occurred, provided that at any time when there is only one such Director so elected and then serving, such Director may fill such vacancy and, provided further, that at any time when there are no such Directors then serving, the stockholders of the class or classes entitled to elect the Director who will fill such vacancy shall have the right to fill such vacancy and, provided, further, that, so long as any Class A Stock is outstanding, any vacancy to be filled by the Director or Directors elected by the holders of Non-Class A Common Stock may not be filled with a Person who, upon his election, would not be an Independent Director or would be an Alien, as the case may be, if the effect of such election would be that less than a majority of the Board of Directors following such election would be Independent Directors, or that the number of Aliens who would then be serving on the Board of Directors would constitute more than the maximum number of Aliens permitted on the Board of Directors under Section 310.

  (c) Any additional Director of any class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of the Directors of that class, but, except as provided in Section 2(a)(ii) of this ARTICLE FIFTH, in no case will a decrease in the number of Directors shorten the term of any incumbent Director. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor.

  Section 5. Rights, Powers, Duties, Rules and Procedures; Amendment of Bylaws. (a) Except to the extent prohibited by law or as set forth in these Articles of Incorporation or the Bylaws, the Board of Directors shall have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including, without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the Directors' power to manage the business and affairs of this Corporation. Except to the extent required by law or as set forth in these Articles of Incorporation or the Bylaws, no Bylaw shall be adopted by stockholders which shall impair or impede the implementation of the foregoing.

  (b) The Board of Directors is expressly authorized and empowered, in the manner provided in the Bylaws of this Corporation, to adopt, amend and repeal the Bylaws of this Corporation in any respect to the full extent permitted by the General Corporation Code not inconsistent with the laws of the General Corporation Code or with these Articles of Incorporation, provided that

    (i) prior to the fourth anniversary of the Restructuring Closing Date,
  ARTICLE IV, SECTION 13 of the Bylaws may not be amended, altered, repealed, superseded or made inoperative or ineffective by adoption of other provisions to the Bylaws or these Articles of Incorporation (any such action, a "CP Covered Bylaws Amendment") without the affirmative vote of the holders of record of (i) a majority of the shares of PCS Stock then outstanding, voting together as a single class, and (ii) a majority of the votes represented by the shares of Corporation Common Stock, voting together as a single class, at any annual or special meeting of stockholders, the notice of which shall have specified or summarized the proposed CP Covered Bylaws Amendment; and

    (ii) the following provisions of the Bylaws may not be amended, altered, repealed, superseded or made inoperative or ineffective by adoption of other provisions to the Bylaws or these Articles of Incorporation (any such action, a "Class A Covered Bylaws Amendment") without the affirmative vote of the holders of record of a majority of the votes represented by the shares of Class A Stock then outstanding, voting together as a single class, at any annual or special meeting of stockholders, the notice of which shall have specified or summarized the proposed Class A Covered Bylaws Amendment: ARTICLE III, SECTIONS 2, 4, 5, 8 AND 9; ARTICLE IV, SECTIONS 5, 6, 10, 11 AND 12; ARTICLE VI, SECTION 1; AND ARTICLE VII, SECTIONS 1 AND 2.

  Section 6. Removal; Changes in Status; Preferred Stock Directors. (a) Except as provided in paragraphs (c) or (d) of this Section 6, a Director (other than a Director elected by the Class A Holders or by the holders of any class or series of Preferred Stock having the right, voting separately by class or series, to elect Directors) may be removed only for cause. No Director so removed may be reinstated for so long as the cause for removal continues to exist. Such removal for cause may be effected only by the affirmative vote of the holders of a majority of the votes represented by the shares of the class or classes of stockholders which were entitled to elect such Director.

  (b) A Director elected by the Class A Holders may be removed with or without cause. If removed for cause, no Director so removed may be reinstated for so long as the cause for removal continues to exist. Removal may be effected with or without cause by the affirmative vote of the holders of a majority of the votes represented by the shares of Class A Stock or with cause by the affirmative vote of the holders of two-thirds of the votes represented by the shares of the Non-Class A Common Stock, the Class A Stock and other capital stock of this Corporation entitled to general voting power, voting together as a single class.

  (c) If a Director elected by the holders of Non-Class A Common Stock who was not, at the time of his election to the Board of Directors, an Alien, subsequently becomes an Alien, the effect of which would be that the number of Aliens who would then be serving as members of the Board of Directors, including the Director who changed status, would constitute more than the maximum number of Aliens permitted on the Board of Directors under Section 310, such Director shall upon his change in status automatically and without further action be removed from the Board of Directors.

  (d) So long as any Class A Stock is outstanding, if an Independent Director elected by the holders of Non-Class A Common Stock subsequently ceases to be an Independent Director, the effect of which would be that the Independent Directors who would then be serving as members of the Board of Directors would not constitute a majority of the Board of Directors, such Director shall automatically and without further action upon his change in status be removed from the Board of Directors.

  (e) (i) So long as any Class A Stock is outstanding, if a Director elected by the holders of any class or series of Preferred Stock having the right, voting separately by class or series, to elect Directors (a "Preferred Stock Director") is an Alien, or after election becomes an Alien, the effect of which would be that the number of Aliens who would then be serving as members of the Board of Directors (including such Preferred Stock Director) would constitute more than the maximum number of Aliens permitted on the Board of Directors under Section 310, the total number of Directors shall automatically and without further action be increased by the smallest number necessary to enable the Class A Holders (and the Directors elected by the Class A Holders in the case of vacancies) to elect Aliens as Directors to the fullest extent that the Class A Holders are entitled to elect Directors pursuant to Section 2(a) of this ARTICLE FIFTH without violating the requirements of Section 310.

  (ii) So long as any Class A Stock is outstanding, if a Preferred Stock Director is not an Independent Director, or after election ceases to be an Independent Director, the effect of which would be that the Independent

Directors who would then be serving as members of the Board of Directors would not constitute a majority of the Board of Directors, the total number of Directors shall automatically and without further action be increased by the smallest number necessary so that the number of Directors then serving who are not Independent Directors (including such Preferred Stock Director and any vacancies which the holders of Class A Stock have a right to fill) constitute less than a majority of the Board of Directors.

  Section 7. Definitions. Certain capitalized terms used in this ARTICLE FIFTH without definition have the meanings set forth in Section 10 of ARTICLE SIXTH.


                                     SIXTH

  Section 1. Authorized Shares. The total number of shares of capital stock which may be issued by this Corporation is 4,070,000,000, and the designation of each class or series, the number of authorized shares of each class or series and the par value of the shares of each class or series, are as follows:

      DESIGNATION               CLASS             SERIES     NO. OF SHARES    PAR VALUE
      -----------               -----             ------     -------------    ---------
The "Common Stock"...... Common Stock                        1,000,000,000 $2.50 per share
The "Series 2 Common
 Stock"................. Common Stock         Series 2         500,000,000 $2.50 per share
The "Old Class A Common
 Stock"................. Class A Common Stock                  100,000,000 $2.50 per share
The "Class A Common
 Stock--Series DT"...... Class A Common Stock Series DT        100,000,000 $2.50 per share
The "Series 1 PCS
 Stock"................. PCS Common Stock     Series 1       1,250,000,000 $1.00 per share
The "Series 2 PCS
 Stock"................. PCS Common Stock     Series 2         500,000,000 $1.00 per share
The "Series 3 PCS
 Stock"................. PCS Common Stock     Series 3         600,000,000 $1.00 per share
The "Preferred Stock"... Preferred Stock      See Section 13    20,000,000    No par value
                                              below

  Section 2. General Provisions Relating to All Stock.

    2.1. Preemptive Rights; Cumulative Voting. No holder of shares of capital stock of any class or series of this Corporation or holder of any security or obligation convertible into shares of capital stock of any class or series of this Corporation shall have any preemptive right whatsoever to subscribe for, purchase or otherwise acquire shares of capital stock of any class or series of this Corporation, whether now or hereafter authorized; provided that this provision shall not (i) prohibit this Corporation from granting, contractually or otherwise, to any such holder, the right to purchase additional securities of this Corporation or (ii) otherwise limit or otherwise modify any rights of any such holder pursuant to any such contract or other agreement. Stockholders of this Corporation shall not be entitled to cumulative voting of their shares in elections of Directors.

    2.2. Redemption of Shares Held by Aliens. Notwithstanding any other provision of these Articles of Incorporation to the contrary, outstanding shares of Non-Class A Common Stock Beneficially Owned by Aliens and Class A Stock Beneficially Owned by Aliens may be redeemed by this Corporation, by action duly taken by the Board of Directors (with the approval of a majority of the Continuing Directors (as defined in ARTICLE SEVENTH) at a meeting at which at least seven Continuing Directors are present, except that no such approval of the Continuing Directors shall be required if (i) the Fair Price Provisions have been deleted in their entirety, (ii) the Fair Price Provisions have been modified so as explicitly not to apply to any Class A Holder, or they have been modified in a manner reasonably satisfactory to FT and DT so as explicitly not to apply to any transactions with any Class A Holder contemplated under these Articles of Incorporation,
  (iii) the transaction in question is not a "Business Combination" within the meaning of the Fair Price Provisions, or (iv) the Class A Holder that is a party to the transaction, along with its Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on October 1, 1982) and Associates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on October 1,
  1982), is no longer an "Interested Stockholder" or "Affiliate" of an "Interested Stockholder" within the meaning of the Fair Price Provisions), to the extent necessary or advisable, in the judgment of the Board of Directors, for this Corporation or any of its Subsidiaries to comply with the requirements of Section 310 (each of (i) through (iv), a "Fair Price Condition"), provided that shares of Class A Stock only may be redeemed if, and only to the extent that, the outstanding shares of Class A Stock represent Votes constituting greater than 20% of the aggregate Voting Power of this Corporation immediately prior to the time of such redemption.

    The terms and conditions of such redemption shall be as follows, subject in any case to any other rights of a particular Alien or of this Corporation pursuant to any contract or agreement between such Alien and this Corporation:

      (a) except as provided in Section 2.2(f), the redemption price of the shares to be redeemed pursuant to this Section 2.2 shall be equal to the Market Price of such shares on the third Business Day prior to the date notice of such redemption is given pursuant to Section 2.2(d), provided that, except as provided in Section 2.2(f), such redemption price as to any Alien who purchased such shares of Non-Class A Common Stock after November 21, 1995 and within one year prior to the Redemption Date shall not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by such Alien for such shares;

      (b) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

      (c) if less than all of the shares Beneficially Owned by Aliens are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors to be equitable, provided that this Corporation shall (i) in all cases be entitled to redeem shares of Non-Class A Common Stock Beneficially Owned by Aliens prior to redeeming any shares of Class A Stock Beneficially Owned by Aliens and (ii) redeem shares of Series 3 PCS Stock (if any) prior to redeeming shares of Class A Common Stock;

      (d) this Corporation shall give notice of the Redemption Date at least 30 days prior to the Redemption Date to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder) by delivering a written notice by first class mail, postage pre-paid, to the holders of record of the shares selected to be redeemed, addressed to such holders at their last address as shown upon the stock transfer books of this Corporation (each such notice of redemption specifying the date fixed for redemption, the redemption price, the place or places of payment and that payment will be made upon presentation and surrender of the certificates representing such shares), provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

      (e) on the Redemption Date, unless this Corporation shall have defaulted in paying or setting aside for payment the cash or Redemption Securities payable upon such redemption, any and all rights of Aliens in respect of shares so redeemed (including without limitation any rights to vote or participate in dividends), shall cease and terminate, and from and after such Redemption Date such Aliens shall be entitled only to receive the cash or Redemption Securities payable upon redemption of the shares to be redeemed; and

      (f) such other terms and conditions as the Board of Directors shall determine to be equitable, provided that,

        (1) if any shares of Class A Common Stock are redeemed pursuant to this Section 2.2, the redemption price of any such shares redeemed shall be a per share price equal to the greater of (A) the Market Price of a share of Common Stock on the Redemption Date and (B) the Weighted Average Price paid by the Class A Holders for the Class A Common Stock together with a stock appreciation factor thereon (calculated on the basis of a 365-day year) at the rate of 3.88% through and including the Redemption Date, such stock appreciation factor to be calculated, on an annual compounding basis, from the date of purchase of such Class A Common Stock until the Redemption Date, provided, that if this Corporation redeems any shares of Class A Common Stock after April 26, 1999, the redemption price of any such shares redeemed shall be the Market Price of a share of Common Stock on the Redemption Date, and provided further that shares of Old Class A Common Stock and Class A Common Stock--Series DT shall be redeemed on a pro rata basis under this subsection (f)(1);

        (2) if any shares of Series 2 PCS Stock (or Series 2 Common Stock, if applicable) are redeemed pursuant to this Section 2.2, the redemption price of any such shares redeemed shall be a per share price equal to the greater of (A) the Market Price of a share of Series 1 PCS Stock (or Common Stock, if applicable) on the Redemption Date and (B) the Weighted Average Price paid by the holders thereof for the Series 2 PCS Stock (or Series 2 Common Stock, if applicable) together with a stock appreciation factor thereon (calculated on the basis of a 365-day year) at the rate of 3.88% through and including the Redemption Date, such stock appreciation factor to be calculated, on an annual compounding basis, from the date of purchase of such Series 2 PCS Stock (or Series 2 Common Stock, if applicable) until the Redemption Date, provided, that if this Corporation redeems any shares of Series 2 PCS Stock (or Series 2 Common Stock, if applicable) after April 26, 1999, the redemption price of any such shares redeemed shall be the Market Price of a share of Series 1 PCS Stock (or Common Stock, if applicable) on the Redemption Date; and

        (3) if any shares of Series 3 PCS Stock are redeemed pursuant to this Section 2.2, the redemption price of any such shares redeemed shall be a per share price equal to the greater of (A) the Market Price of a share of Series 1 PCS Stock on the Redemption Date and
      (B) the Weighted Average Price paid by the holders thereof for the Series 3 PCS Stock together with a stock appreciation factor thereon (calculated on the basis of a 365-day year) at the rate of 3.88% through and including the Redemption Date, such stock appreciation factor to be calculated, on an annual compounding basis, from the date of purchase of such Series 3 PCS Stock until the Redemption Date, provided, that if this Corporation redeems any shares of Series 3 PCS Stock after April 26, 1999, the redemption price of any such shares redeemed shall be the Market Price of a share of Series 1 PCS Stock on the Redemption Date.

    The redemption price to be paid to the Class A Holders shall be modified in accordance with Article IX of the Stockholders' Agreement if either (i) such redemption is effected on or prior to April 26, 1999, or (ii) such redemption is effected within the 120-day period described in the last sentence of Section 2.11 of the Stockholders' Agreement (as such period may be extended pursuant thereto) following an election by this Corporation to redeem shares in accordance with such Section.

    Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of shares to be redeemed received such notice, provided that all notices to be given to the Class A Holders shall be made and deemed delivered in accordance with
  Section 11 of ARTICLE SIXTH and failure to give such notice by mail, or any defect in such notice, to holders of shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares.

    2.3. Beneficial Ownership Inquiry. (a) This Corporation may by written notice require a Person that is a holder of record of Non-Class A Common Stock or Class A Stock or that this Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of Non-Class A Common Stock or Class A Stock, to certify that, to the knowledge of such Person:

      (i) no Non-Class A Common Stock or Class A Stock as to which such Person has record ownership or Beneficial Ownership is Beneficially Owned by Aliens; or

      (ii) the number and class or series of shares of Non-Class A Common Stock or Class A Stock owned of record or Beneficially Owned by such Person that are owned of record or Beneficially Owned by Persons that are Aliens are as set forth in such certificate.

    (b) With respect to any Non-Class A Common Stock or Class A Stock identified by such Person in response to Section 2.3(a)(ii) above, this Corporation may require such Person to provide such further information as this Corporation may reasonably require in order to implement the provisions of Section 2.2 of ARTICLE SIXTH.

    (c) For purposes of applying Section 2.2 of ARTICLE SIXTH with respect to any Non-Class A Common Stock or Class A Stock, if any Person fails to provide the certificate or other information to which this Corporation is entitled pursuant to this Section 2.3, this Corporation in its sole discretion may presume that the Non-Class A Common Stock or Class A Stock in question is, or is not, Beneficially Owned by Aliens.

    2.4. Factual Determinations. The Board of Directors shall have the power and duty to construe and apply the provisions of Sections 2.2 and 2.3 of ARTICLE SIXTH and, with respect to shares of Non-Class A Common Stock, to make all determinations necessary or desirable to implement such provisions, including but not limited to: (a) the number of shares of Non-Class A Common Stock that are Beneficially Owned by any Person; (b) whether a Person is an Alien; (c) the application of any other definition of these Articles of Incorporation to the given facts; and (d) any other matter relating to the applicability or effect of Section 2.2 of ARTICLE SIXTH.

    2.5. Loss of Voting Rights. If (a) there is a breach by FT, DT, any Qualified Subsidiary, any Strategic Investor or any Qualified Stock Purchaser of any of the provisions of Sections 3.1(a) or 3.2(b) (as it relates to matters described in Section 3.1(a)) of the Standstill Agreement or any corresponding provision of any Qualified Subsidiary Standstill Agreement, Strategic Investor Standstill Agreement or Qualified Stock Purchaser Standstill Agreement, (b) there is a willful breach in any material respect by FT, DT, any Qualified Subsidiary, any Strategic Investor or any Qualified Stock Purchaser of any provision of Section 3.1 (other than Section 3.1(a)) of the Standstill Agreement or any corresponding provision of any Qualified Subsidiary Standstill Agreement, Strategic Investor Standstill Agreement or Qualified Stock Purchaser Standstill Agreement, or (c) a Government Affiliate or Related Company (each as defined in the Standstill Agreement) takes an action which if taken by FT or DT would violate Sections 3.1 or 3.2(b) (as it relates to matters other than those described in Section 3.1(a)) of the Standstill Agreement, then FT and its Qualified Subsidiaries (except in the case of a breach arising from the action of a Government Affiliate of Germany, a Related Company of DT or a Strategic Investor in a Qualified Subsidiary of DT in which FT is not an investor), DT and its Qualified Subsidiaries (except in the case of a breach arising from the action of a Government Affiliate of France, a Related Company of FT or a Strategic Investor in a Qualified Subsidiary of FT in which DT is not an investor) and each Qualified Stock Purchaser shall not be entitled to vote any of their shares of capital stock of this Corporation with respect to any matter or proposal arising from, relating to or involving, such breach or action, and no such purported vote by such Class A Holders on such matter shall be effective or shall be counted.

  Section 3. Voting Powers.

    Section 3.1. General. Except as otherwise provided by law or as expressly set forth in ARTICLE FIFTH or in this ARTICLE SIXTH, each share of Corporation Common Stock shall be entitled to vote, as provided in ARTICLE SIXTH, Section 3.2 and ARTICLE SIXTH, Section 7.5(d) (with respect to Class A Stock only), on all matters in respect of which the holders of Corporation Common Stock are entitled to vote, and, except as otherwise provided by the terms of any outstanding series of Preferred Stock, the holders of Corporation Common Stock shall vote together with the holders of all other classes or series of capital stock which have general voting power on all such matters as a single class; provided, however, that

      (i) holders of Common Group Stock, voting together as a single class, shall be entitled to vote upon a proposed amendment to these Articles of Incorporation if such amendment would (A) increase or decrease the aggregate number of authorized shares of the Common Group Stock, (B) increase or decrease the par value of the shares of the Common Group Stock, or (C) alter or change the powers, preferences or special rights of the shares of the Common Group Stock so as to affect them adversely, and

      (ii) holders of PCS Stock, voting together as a single class, shall be entitled to vote upon a proposed amendment to these Articles of Incorporation if such amendment would (A) increase or decrease the aggregate number of authorized shares of PCS Stock, (B) increase or decrease the par value of shares of PCS Stock or (C) alter or change the powers, preferences or special rights of the shares of PCS Stock so as to affect them adversely.

    Section 3.2. Number of Votes. (a) On each matter to be voted on by the holders of Non-Class A Common Stock and Class A Stock voting together as a single class,

      (i) each outstanding share of Common Stock and Class A Common Stock is entitled to one vote (subject, in the case of the Class A Common Stock, to any increase in accordance with ARTICLE SIXTH, Section 7.5(d));

      (ii) each outstanding share of Series 1 PCS Stock is entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of a vote) (the "PCS Per Share Vote") equal to (x) if the record date for determining the stockholders entitled to vote is on or before December 31, 1998, the number of votes determined by multiplying one by the PCS Ratio and (y) if the record date for determining the stockholders entitled to vote is after December 31, 1998, the number of votes determined by multiplying one by the ratio of the Average Trading Price of one share of Series 1 PCS Stock to the Average Trading Price of one share of Common Stock computed as of the tenth Trading Day preceding the record date for determining the stockholders entitled to vote, expressed as a decimal fraction rounded to the nearest three decimal places;

      (iii) each outstanding share of Series 2 PCS Stock is entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of one vote) equal to ten percent of the applicable PCS Per Share Vote as determined in accordance with
    Section 3.2(a)(ii);

      (iv) each outstanding share of Series 3 PCS Stock is entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of one vote) equal to the applicable PCS Per Share Vote as determined in accordance with Section 3.2(a)(ii) (subject to any increase in accordance with ARTICLE SIXTH, Section 7.5(d)); and

      (v) each outstanding share of Series 2 Common Stock is entitled to ten percent of one vote.

    (b) On each matter to be voted on by the holders of Non-Class A Common Stock voting together as a single class,

      (i) each outstanding share of Common Stock is entitled to one vote;

      (ii) each outstanding share of Series 1 PCS Stock is entitled to the PCS Per Share Vote determined in accordance with Section 3.2(a)(ii);

      (iii) each outstanding share of Series 2 PCS Stock is entitled to a number of votes determined in accordance with Section 3.2(a)(iii) and

      (iv) each outstanding share of Series 2 Common Stock is entitled to ten percent of one vote.

    (c) On each matter to be voted on by the holders of the Common Group Stock, voting together as a single class, each outstanding share of Common Stock, Series 2 Common Stock and Class A Common Stock is entitled to one vote.

    (d) On each matter to be voted on by the holders of the PCS Stock voting together as a single class, each outstanding share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock is entitled to one vote.

    (e) On each matter to be voted on by the holders of Class A Stock voting together as a single class, each outstanding share of Class A Common Stock is entitled to one vote per share and each outstanding share of Series 3 PCS Stock is entitled to the PCS Vote Per Share determined in accordance with Section 3.2(a)(iv).

    (f) In addition to the foregoing provisions of this Section 3, (i) if shares of only one class or series of Corporation Common Stock are outstanding on the record date for determining the holders of Corporation Common Stock entitled to vote on any matter, then each share of that class or series shall be entitled to one vote, and (ii) if any class or any series of Corporation Common Stock votes as a separate class with respect to any matter, each share of that class or series shall, for purposes of such vote, be entitled to one vote on such matter.

  Section 4. Liquidation Rights. If any voluntary or involuntary liquidation, dissolution or winding up of this Corporation occurs, then after payment or provision for payment of the debts and other liabilities of this Corporation, including the liquidation preferences of any series of Preferred Stock, the holders of Corporation Common Stock shall be entitled to receive the remaining assets of the Corporation, regardless of the Business Group to which such assets are attributed in accordance with Section 10 of this ARTICLE SIXTH, divided among such holders in accordance with the per share "Liquidation Units" attributable to each such class or series of stock. Each share of Common Group Stock is hereby attributed one "Liquidation Unit" and each share of PCS Stock is hereby attributed the number of "Liquidation Units" determined by multiplying one by the PCS Ratio. The per share "Liquidation Units" of each such class or series of stock are subject to adjustment as determined by the Board of Directors to be appropriate to reflect equitably (i) any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of such class or series of stock or (ii) any dividend or other distribution of shares of such class or series of stock to holders of shares of such class or series of stock. Neither the merger nor consolidation of this Corporation, nor the Transfer of all or part of its assets, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of this Corporation within the meaning of this Section 4. Notwithstanding the foregoing, any transaction or series of related transactions which results in the distribution of all or substantially all of the assets of the PCS Group (excluding any portion of such assets retained by the Corporation or distributed to holders of Common Stock and Class A Common Stock in respect of the Intergroup Interest Fraction) to the holders of the outstanding PCS Stock by way of the distribution of equity interests in one or more entities that collectively hold, directly or indirectly, all or substantially all of the assets of the PCS Group (including, without limitation, the PCS Group Subsidiary) shall not constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation for purposes of this Section 4 but shall be subject to ARTICLE SIXTH, Section 7.2.

  Section 5. Dividends. Dividends shall be declared and paid only out of net income or surplus of this Corporation and may be declared and paid upon each class and series of Corporation Common Stock, upon the terms with respect to each such class and series, and subject to the limitations provided for in this Section 5 and in Section 13, as the Board of Directors may determine.

    5.1. Generally. Dividends on Corporation Common Stock may be declared and paid only out of the funds of the Corporation legally available therefor.

      5.1.1. The holders of the Common Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this
    Section 5.1, dividends in respect of the Common Stock equivalent on a per share basis to those payable on the Series 2 Common Stock. Dividends on the Common Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 2 Common Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 2 Common Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 2 Common Stock, provided that if this Corporation shall declare and pay any dividends on shares of Series 2 Common Stock payable in shares of Series 2 Common Stock or Series 2 PCS Stock, or in options, warrants or rights to acquire shares of Series 2 Common Stock or Series 2 PCS Stock, or in securities convertible into or exchangeable for shares of Series 2 Common Stock or Series 2 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Common Stock payable in shares of Common Stock or Series 1 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Common Stock or Series 1 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Common Stock or Series 1 PCS Stock, respectively.

      5.1.2. The holders of the Common Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this
    Section 5.1, dividends in respect of the Common Stock equivalent on a per share basis to those payable on the Class A Common Stock. Dividends on the Common Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Class A Common Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Class A Common Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Class A Common Stock, provided that if this Corporation shall declare and pay any dividends on shares of Class A Common Stock payable in shares of Class A Common Stock or Series 3 PCS Stock, or in options, warrants or rights to acquire shares of Class A Common Stock or Series 3 PCS Stock, or in securities convertible into or exchangeable for shares of Class A Common Stock or Series 3 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Common Stock payable in shares of Common Stock or Series 1 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Common Stock or Series 1 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Common Stock or Series 1 PCS Stock, respectively.

      5.1.3. The holders of shares of Series 2 Common Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 2 Common Stock equivalent on a per share basis to those payable on the Common Stock. Dividends on the Series 2 Common Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Common Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Common Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Common Stock, provided that if this Corporation shall declare and pay any dividend on shares of Common Stock payable in shares of Common Stock or Series 1 PCS Stock, or in options, warrants or rights to acquire shares of Common Stock or Series 1 PCS Stock, or in securities convertible into or exchangeable for shares of Common Stock or Series 1 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 2 Common Stock payable in shares of Series 2 Common Stock or Series 2 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 2 Common Stock or Series 2 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 2 Common Stock or Series 2 PCS Stock, respectively.

      5.1.4. The holders of shares of Series 2 Common Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 2 Common Stock equivalent on a per share basis to those payable on the Class A Common Stock. Dividends on the Series 2 Common Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Class A Common Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Class A Common Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Class A Common Stock, provided that if this Corporation shall declare and pay any dividend on shares of Class A Common Stock payable in shares of Class A Common Stock or Series 3 PCS Stock, or in options, warrants or rights to acquire shares of Class A Common Stock or Series 3 PCS Stock, or in securities convertible into or exchangeable for shares of Class A Common Stock or Series 3 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 2 Common Stock payable in shares of Series 2 Common Stock or Series 2 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 2 Common Stock or Series 2 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 2 Common Stock or Series 2 PCS Stock, respectively.

      5.1.5. The holders of shares of Class A Common Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Class

    A Common Stock equivalent on a per share basis to those payable on the Common Stock. Dividends on the Class A Common Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Common Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Common Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Common Stock, provided that if this Corporation shall declare and pay any dividend on shares of Common Stock payable in shares of Common Stock or Series 1 PCS Stock, or in options, warrants or rights to acquire shares of Common Stock or Series 1 PCS Stock, or in securities convertible into or exchangeable for shares of Common Stock or Series 1 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Class A Common Stock payable in shares of Class A Common Stock or Series 3 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Class A Common Stock or Series 3 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Class A Common Stock or Series 3 PCS Stock, respectively.

      5.1.6. The holders of shares of Class A Common Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Class A Common Stock equivalent on a per share basis to those payable on the Series 2 Common Stock. Dividends on the Class A Common Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 2 Common Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 2 Common Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 2 Common Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 2 Common Stock payable in shares of Series 2 Common Stock or Series 2 PCS Stock, or in options, warrants or rights to acquire shares of Series 2 Common Stock or Series 2 PCS Stock, or in securities convertible into or exchangeable for shares of Series 2 Common Stock or Series 2 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Class A Common Stock payable in shares of Class A Common Stock or Series 3 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Class A Common Stock or Series 3 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Class A Common Stock or Series 3 PCS Stock, respectively.

      5.1.7. The holders of shares of Old Class A Common Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Old Class A Common Stock equivalent on a per share basis to those payable on the Class A Common Stock--Series DT. Dividends on the Old Class A Common Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Class A Common Stock--Series DT and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Class A Common Stock--Series DT, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Class A Common Stock--Series DT, provided that if this Corporation shall declare and pay any dividend on shares of Class A Common Stock--Series DT payable in shares of Class A Common Stock--Series DT or Series 3 PCS Stock, or in options, warrants or rights to acquire shares of Class A Common Stock--Series DT or Series 3 PCS Stock, or in securities convertible into or exchangeable for shares of Class A Common Stock--Series DT or Series 3 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Old Class A Common Stock payable in shares of Old Class A Common Stock or Series 3 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Old Class A Common Stock or Series 3 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Old Class A Common Stock or Series 3 PCS Stock, respectively.

      5.1.8. The holders of shares of Class A Common Stock--Series DT shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Class A Common Stock--Series DT equivalent on a per share basis to those payable on the Old Class A Common Stock. Dividends on the Class A Common Stock--Series DT shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Old Class A Common Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Old Class A Common Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Old Class A Common Stock, provided that if this Corporation shall declare and pay any dividend on shares of Old Class A Common Stock payable in shares of Old Class A Common Stock or Series 3 PCS Stock, or in options, warrants or rights to acquire shares of Old Class A Common Stock or Series 3 PCS Stock, or in securities convertible into or exchangeable for shares of Old Class A Common Stock or Series 3 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Class A Common Stock--Series DT payable in shares of Class A Common Stock--Series DT or Series 3 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Class A Common Stock-- Series DT or Series 3 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Class A Common Stock--Series DT or Series 3 PCS Stock, respectively.

      5.1.9. The holders of the Series 1 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 1 PCS Stock equivalent on a per share basis to those payable on the Series 2 PCS Stock. Dividends on the Series 1 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 2 PCS Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 2 PCS Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 2 PCS Stock, provided that if this Corporation shall declare and pay any dividends on shares of Series 2 PCS Stock payable in shares of Series 2 PCS Stock, or in options, warrants or rights to acquire shares of Series 2 PCS Stock, or in securities convertible into or exchangeable for shares of Series 2 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 1 PCS Stock payable in shares of Series 1 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 1 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 1 PCS Stock.

      5.1.10. The holders of the Series 1 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 1 PCS Stock equivalent on a per share basis to those payable on the Series 3 PCS Stock. Dividends on the Series 1 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 3 PCS Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 3 PCS Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 3 PCS Stock, provided that if this Corporation shall declare and pay any dividends on shares of Series 3 PCS Stock payable in shares of Series 3 PCS Stock, or in options, warrants or rights to acquire shares of Series 3 PCS Stock, or in securities convertible into or exchangeable for shares of Series 3 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 1 PCS Stock payable in shares of Series 1 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 1 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 1 PCS Stock.

      5.1.11. The holders of shares of Series 2 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 2 PCS Stock equivalent on a per share basis to those payable on the Series 1 PCS Stock. Dividends on the Series 2 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 1 PCS Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 1 PCS Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 1 PCS Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 1 PCS Stock payable in shares of Series 1 PCS Stock, or in options, warrants or rights to acquire shares of Series 1 PCS Stock, or in securities convertible into or exchangeable for shares of Series 1 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 2 PCS Stock payable in shares of Series 2 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 2 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 2 PCS Stock.

      5.1.12. The holders of shares of Series 2 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 2 PCS Stock equivalent on a per share basis to those payable on the Series 3 PCS Stock. Dividends on the Series 2 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 3 PCS Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 3 PCS Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 3 PCS Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 3 PCS Stock payable in shares of Series 3 PCS Stock, or in options, warrants or rights to acquire shares of Series 3 PCS Stock, or in securities convertible into or exchangeable for shares of Series 3 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 2 PCS Stock payable in shares of Series 2 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 2 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 2 PCS Stock.

      5.1.13. The holders of shares of Series 3 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 3 PCS Stock equivalent on a per share basis to those payable on the Series 1 PCS Stock. Dividends on the Series 3 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 1 PCS Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 1 PCS Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 1 PCS Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 1 PCS Stock payable in shares of Series 1 PCS Stock, or in options, warrants or rights to acquire shares of Series 1 PCS Stock, or in securities convertible into or exchangeable for shares of Series 1 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 3 PCS Stock payable in shares of Series 3 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 PCS Stock.

      5.1.14. The holders of shares of Series 3 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 3 PCS Stock equivalent on a per share basis to those payable on the Series 2 PCS Stock. Dividends on the Series 3 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 2 PCS Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 2 PCS Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 2 PCS Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 2 PCS Stock payable in shares of Series 2 PCS Stock, or in options, warrants or rights to acquire shares of Series 2 PCS Stock, or in securities convertible into or exchangeable for shares of Series 2 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 3 PCS Stock payable in shares of Series 3

    PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 PCS Stock.

    5.2. Separate Declaration of Dividends. The Board of Directors, in accordance with the applicable provisions of Section 5.1, may at any time declare and pay dividends (i) exclusively on Common Group Stock, (ii) exclusively on PCS Stock or (iii) on the Common Group Stock, on the one hand, and the PCS Stock, on the other, in equal or unequal per share amounts, notwithstanding the amount of dividends previously declared on each class or series of stock, the respective voting or liquidation rights of each class or series of stock or any other factor.

    5.3. Share Distributions. Subject to ARTICLE SIXTH, Section 5.1 and except as permitted by ARTICLE SIXTH, Sections 7.1 and 7.2, the Board of Directors may declare and pay dividends or distributions of shares of Corporation Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Corporation Common Stock) on shares of Corporation Common Stock or shares of Preferred Stock only as follows:

      (A) dividends or distributions of shares of Common Stock, Series 2 Common Stock and Class A Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Common Stock, Series 2 Common Stock and Class A Common Stock) on shares of Common Stock, Series 2 Common Stock and Class A Common Stock, respectively, or shares of Preferred Stock attributed to the Sprint FON Group exclusively in accordance with ARTICLE SIXTH, Section 13;

      (B) dividends or distributions of shares of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock) on shares of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock, respectively, or shares of Preferred Stock attributed to the PCS Group exclusively in accordance with ARTICLE SIXTH, Section 13; and

      (C) dividends or distributions of shares of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock) or PCS Preferred Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of PCS Preferred Stock) on shares of (x) Common Stock, Series 2 Common Stock and Class A Common Stock, respectively, or
    (y) shares of FON Preferred Stock, but in any such case only if the Number Of Shares Issuable With Respect To The Intergroup Interest immediately prior to such dividend or distribution is greater than or equal to the sum of (1) the amount of any decrease in the Number Of Shares Issuable With Respect To The Intergroup Interest required by paragraph (B) of the definition of such term in ARTICLE SIXTH, Section 10 as a result of such dividend or distribution, plus (2) the number of shares of PCS Stock issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued or any other outstanding Convertible Securities that have been issued as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Common Group Stock or shares of FON Preferred Stock. For purposes of this Section 5.3, any outstanding Convertible Securities that are convertible into or exchangeable or exercisable for any other Convertible Securities which are themselves convertible into or exchangeable or exercisable for Common Stock (or Series 2 Common Stock or Class A Common Stock, as the case may be) or PCS Stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) shall be deemed to have been converted, exchanged or exercised in full for such Convertible Securities.

  Section 6. No Dilution or Impairment; Certain Tender Offers.

    (a) No reclassification, subdivision or combination of the outstanding shares of Series 2 Common Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Common Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Common Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 2 Common Stock as were represented by the shares of Common Stock outstanding immediately prior to such reclassification, subdivision or combination and
  (ii) maintain all of the rights associated with the Common Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 2 Common Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

    (b) No reclassification, subdivision or combination of the outstanding shares of Class A Common Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Common Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Common Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Class A Common Stock as were represented by the shares of Common Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Common Stock set forth in these Articlesof Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Class A Common Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

    (c) No reclassification, subdivision or combination of the outstanding shares of Common Stock shall be effected directly or indirectly (including without limitation any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 2 Common Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 2 Common Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Common Stock as were represented by the shares of Series 2 Common Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 2 Common Stock set forth in these Articlesof Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Common Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

    (d) No reclassification, subdivision or combination of the outstanding shares of Class A Common Stock shall be effected directly or indirectly (including without limitation any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 2 Common Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 2 Common Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Class A Common Stock as were represented by the shares of Series 2 Common Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 2 Common Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Class A Common Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

    (e) No reclassification, subdivision or combination of the outstanding shares of Common Stock shall be effected directly or indirectly (including without limitation any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Class A Common Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Class A Common Stock
  (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Common Stock as were represented by the shares of Class A Common Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Class A Common Stock set forth in these Articlesof Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Common Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

    (f) No reclassification, subdivision or combination of the outstanding shares of Series 2 Common Stock shall be effected directly or indirectly (including without limitation any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Class A Common Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Class A Common Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 2 Common Stock as were represented by the shares of Class A Common Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Class A Common Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 2 Common Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

    (g) No reclassification, subdivision or combination of the outstanding shares of Class A Common Stock--Series DT shall be effected directly or indirectly (including without limitation any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Old Class A Common Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Old Class A Common Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Class A Common Stock--Series DT as were represented by the shares of Old Class A Common Stock outstanding immediately prior to such reclassification, subdivision or combination and
  (ii) maintain all of the rights associated with the Old Class A Common Stock set forth in these Articlesof Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Class A Common Stock-- Series DT, subject to the limitations, restrictions and conditions on such rights contained herein.

    (h) No reclassification, subdivision or combination of the outstanding shares of Old Class A Common Stock shall be effected directly or indirectly (including without limitation any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Class A Common Stock--Series DT is reclassified, subdivided or combined on an equal per share basis so that the holders of the Class A Common Stock--Series DT (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Old Class A Common Stock as were represented by the shares of Class A Common Stock--Series DT outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Class A Common Stock--Series DT set forth in these Articlesof Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Old Class A Common Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

    (i) No reclassification, subdivision or combination of the outstanding shares of Series 2 PCS Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 1 PCS Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 1 PCS Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 2 PCS Stock as were represented by the shares of Series 1 PCS Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 1 PCS Stock set forth in these Articlesof Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 2 PCS Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

    (j) No reclassification, subdivision or combination of the outstanding shares of Series 3 PCS Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 1 PCS Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 1 PCS Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 3 PCS Stock as were represented by the shares of Series 1 PCS Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 1 PCS Stock set forth in these Articlesof Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 3 PCS Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

    (k) No reclassification, subdivision or combination of the outstanding shares of Series 1 PCS Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 2 PCS Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 2 PCS Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 1 PCS Stock as were represented by the shares of Series 2 PCS Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 2 PCS Stock set forth in these Articlesof Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 1 PCS Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

    (l) No reclassification, subdivision or combination of the outstanding shares of Series 3 PCS Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 2 PCS Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 2 PCS Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 3 PCS Stock as were represented by the shares of Series 2 PCS Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 2 PCS Stock set forth in these Articlesof Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 3 PCS Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

    (m) No reclassification, subdivision or combination of the outstanding shares of Series 1 PCS Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 3 PCS Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 3 PCS Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 1 PCS Stock as were represented by the shares of Series 3 PCS Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 3 PCS Stock set forth in these Articlesof Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 1 PCS Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

    (n) No reclassification, subdivision or combination of the outstanding shares of Series 2 PCS Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 3 PCS Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the

  Series 3 PCS Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 2 PCS Stock as were represented by the shares of Series 3 PCS Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 3 PCS Stock set forth in these Articlesof Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 2 PCS Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

    (o) Without limiting the generality of the foregoing, in the case of any consolidation or merger of this Corporation with or into any other entity (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Non-Class A Common Stock) or any reclassification of the Non-Class A Common Stock into any other form of capital stock of this Corporation, whether in whole or in part, each Class A Holder shall, after such consolidation, merger or reclassification, have the right (but not the obligation), by notice delivered to this Corporation or any successor thereto within 90 days after the consummation of such consolidation, merger or reclassification, to convert each share of Class A Common Stock or Series 3 PCS Stock held by it into the kind and amount of shares of stock and other securities and property which such Class A Holder would have been entitled to receive upon such consolidation, merger, or reclassification if such Class A Holder had converted its shares of Class A Common Stock or Series 3 PCS Stock into Common Stock or Series 1 PCS Stock, respectively, immediately prior to such merger, consolidation or reclassification. This Corporation shall not effect, directly or indirectly, any such reclassification, subdivision or combination of outstanding shares of Non-Class A Common Stock unless it delivers to the Class A Holders written notice of its intent to take such action at least ten Business Days before taking such action.

    (p) Without limiting the generality of the foregoing, in the case of any consolidation or merger of this Corporation with or into any other entity (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock and Series 1 PCS Stock) or any reclassification of the Common Stock and Series 1 PCS Stock into any other form of capital stock of this Corporation, whether in whole or in part, each holder of Series 2 Common Stock or Series 2 PCS Stock shall, after such consolidation, merger or reclassification, have the right (but not the obligation), by notice delivered to this Corporation or any successor thereto within 90 days after the consummation of such consolidation, merger or reclassification, to convert each share of Series 2 Common Stock or Series 2 PCS Stock held by such holder into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, or reclassification if such holder had converted its shares of Series 2 Common Stock or Series 2 PCS Stock into Common Stock or Series 1 PCS Stock, respectively, immediately prior to such merger, consolidation or reclassification. This Corporation shall not effect, directly or indirectly, any such reclassification, subdivision or combination of outstanding shares of Common Stock or Series 1 PCS Stock unless it delivers to the holders of Series 2 Common Stock and Series 2 PCS Stock written notice of its intent to take such action at least ten Business Days before taking such action.

    (q) Exclusionary Tender Offers. If the Board of Directors shall determine not to oppose a tender offer by a Person other than a Cable Holder for Voting Securities of this Corporation representing not less than 35 percent of the Voting Power of this Corporation, and the terms of such tender offer do not permit the holders of Series 2 PCS Stock to sell an equal or greater percentage of their shares as the holders of Series 1 PCS Stock are permitted to sell taking into account any proration, then each holder of Series 2 PCS Stock shall have the right (but not the obligation) to deliver to this Corporation a written notice requesting conversion of certain shares of Series 2 PCS Stock designated by such holder of Series 2 PCS Stock into Series 1 PCS Stock, upon which delivery each share of Series 2 PCS Stock so designated in such notice shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 PCS Stock, provided that (i) unless the Series 2 PCS Stock shall have otherwise been converted into Series 1 PCS Stock pursuant to ARTICLE SIXTH, Section 7.5 upon or prior to the consummation or abandonment of the transaction contemplated by such tender offer, immediately following the consummation of such transaction or the delivery by this Corporation to each holder of

  Series 2 PCS Stock of a notice that such transaction has been abandoned, each share of Series 1 PCS Stock held by a holder of Series 2 PCS Stock shall automatically reconvert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 2 PCS Stock, and (ii) only those shares of Series 2 PCS Stock related to shares of Series 1 PCS Stock that were not so reconverted shall be deemed for any purpose under these Articles of Incorporation to have been converted into Series 1 PCS Stock, pursuant to this subparagraph (q) and the Series 2 PCS Stock so reconverted shall be deemed to have been at all times outstanding shares of Series 2 PCS Stock, provided, that if the Series 2 PCS Stock has been converted into or redeemed for Series 2 Common Stock pursuant to ARTICLE SIXTH, Section 7, then the terms "Series 2 Common Stock" and "Common Stock" shall be deemed to replace the terms "Series 2 PCS Stock" and "Series 1 PCS Stock," respectively, in this subparagraph (q).

    (r) Issuer Tender Offers. The Corporation shall not conduct an issuer tender offer (as defined on the Effective Date in Rule 13e-4 under the Exchange Act) with respect to the Series 1 PCS Stock or the Common Stock unless (i) such tender offer provides for the participation of the holders of Series 2 PCS Stock and Series 3 PCS Stock, on the one hand, or Series 2 Common Stock and Class A Common Stock, on the other, on an equal basis with the Series 1 PCS Stock or the Common Stock, respectively, and (ii) the Corporation accepts for repurchase the number of shares tendered by the holders of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock, on the one hand, or Common Stock, Series 2 Common Stock and Class A Common Stock, on the other, in proportion to the number of shares of each such class and series tendered; provided that the terms of this subparagraph (r) shall not prevent the Corporation from administering in good faith an "odd-lot" program in connection with such issuer tender offer and shall not apply to customary acquisitions of Corporation Common Stock made by the Corporation on the open market for purposes of maintaining stock option plans of the Corporation.

  Section 7. Conversion or Redemption of PCS Stock. Except as otherwise provided in Sections 2.2, 6(q) and 8.5, shares of PCS Stock are (i) subject to conversion or redemption, as the case may be, upon the terms provided in this
Section 7 with respect to each class and (ii) otherwise not subject to conversion or redemption.

    7.1. Conversion or Redemption of PCS Stock.

    (A) If the Corporation and/or its subsidiaries makes a Disposition, in one transaction or a series of related transactions, of all or substantially all of the properties and assets attributed to the PCS Group to one or more persons or entities (other than (w) the Disposition by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions in connection with the dissolution or the liquidation and winding up of the Corporation and the distribution of assets to stockholders pursuant to Section 4, (x) the redemption of the PCS Stock for the stock of the PCS Group Subsidiary pursuant to Section 7.2, (y) to any person or entity controlled (as determined by the Board of Directors) by the Corporation or (z) pursuant to a Related Business Transaction), then the Corporation shall, on or prior to the 85th Trading Day after the date of consummation of such Disposition (the "PCS Group Disposition Date"), either (I) pay a dividend on the PCS Stock or (II) redeem some or all of the PCS Stock or convert PCS Stock into Common Group Stock, as applicable (or another class or series of common stock of the Corporation), in accordance with the following subparagraphs
  (1) and (2) of this paragraph (A) and, to the extent applicable, in accordance with Section 7.4, as the Board of Directors shall have selected among such alternatives:

      (1) provided that there are funds of the Corporation legally available therefor:

        (a) pay to the holders of the shares of PCS Stock a dividend, as the Board of Directors shall have declared in accordance with
      Section 5 of ARTICLE SIXTH, in cash and/or in securities (other than a dividend of Corporation Common Stock or other common equity securities of the Corporation) or other property having a Fair Value as of the PCS Group Disposition Date in the aggregate equal to the product of the Outstanding PCS Fraction as of the record date for determining holders entitled to receive such dividend multiplied by the Fair Value of the Net Proceeds of such Disposition; or

        (b) (i) subject to the last sentence of this paragraph (A), if such Disposition involves all (not merely substantially all) of the properties and assets attributed to the PCS Group, redeem as of the Redemption Date provided by Section 7.4(C) all outstanding shares of PCS Stock in exchange for cash and/or securities (other than Corporation Common Stock or other common equity securities of the Corporation) or other property having a Fair Value as of the PCS Group Disposition Date in the aggregate equal to the product of the Outstanding PCS Fraction as of such Redemption Date multiplied by the Fair Value of the Net Proceeds of such Disposition (such aggregate amount to be allocated to shares of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock in the ratio of the number of shares of each such series outstanding to the other series (so that the amount of consideration paid for the redemption of each share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock is the same)); or

        (ii) subject to the last sentence of this paragraph (A), if such Disposition involves substantially all (but not all) of the properties and assets attributed to the PCS Group, redeem as of the Redemption Date provided by Section 7.4(D) the number of whole shares of PCS Stock (which may be all of such shares outstanding) as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the sixteenth Trading Day immediately succeeding the PCS Group Disposition Date closest to the product of the Outstanding PCS Fraction as of the date such shares are selected for redemption multiplied by the Fair Value as of the PCS Group Disposition Date of the Net Proceeds of such Disposition, in exchange for cash and/or securities (other than Corporation Common Stock or other common equity securities of the Corporation) or other property having a Fair Value in the aggregate equal to such product (such aggregate amount to be allocated to shares of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock in the ratio of the number of shares of each such series outstanding to the other series (so that the amount of consideration paid for the redemption of each share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock is the same)); or

      (2) convert each outstanding share of Series1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock as of the Conversion Date provided by
    Section 7.4(E) into a number of fully paid and nonassessable shares of Common Stock, Series 2 Common Stock and Class A Common Stock, respectively (or, if the Common Stock is not Publicly Traded at such time and shares of another class or series of common stock of the Corporation (other than PCS Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Total Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by Section 7.4(E)) equal to 110% of the ratio, expressed as a decimal fraction rounded to the nearest five decimal places, of the average Market Value of one share of PCS Stock over the period of ten consecutive Trading Days beginning on the sixteenth Trading Day following the PCS Group Disposition Date to the average Market Value of one share of Common Stock (or such other class or series of common stock) over the same ten Trading Day period.

    Notwithstanding the foregoing provisions of this paragraph (A), the Corporation may redeem PCS Stock as provided by subparagraph (1)(b)(i) or
  (1)(b)(ii) of this paragraph (A) only if the amount to be paid in redemption of such stock is less than or equal to the sum of (i) the amount available for the payment of dividends on such shares to be redeemed in accordance with Section 5 of ARTICLE SIXTH measured as of the Redemption Date and (ii) the amount determined to be capital in respect of the shares to be redeemed in accordance with applicable corporation law as of the Redemption Date.

    (B) For purposes of this Section 7.1:

      (1) as of any date, "substantially all of the properties and assets" attributed to the PCS Group means a portion of such properties and assets that represents at least 80% of the Fair Value of the properties and assets attributed to the PCS Group as of such date;

      (2) in the case of a Disposition of the properties and assets attributed to the PCS Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions;

      (3) the Board of Directors may pay any dividend or redemption price referred to in Section 7.1(A) in cash, securities (other than Corporation Common Stock or other common equity securities of the Corporation) or other property, regardless of the form or nature of the proceeds of the Disposition; provided that if such payment is made in Voting Securities (other than Corporation Common Stock or other common equity securities of the Corporation) of the Corporation or another entity, holders of Series 2 PCS Stock shall receive Voting Securities with Voting Power equivalent to such shares received by holders of Series1 PCS Stock; and

      (4) in the case of the conversion of Series 3 PCS Stock into Class A Common Stock referred to in Section 7.1(A)(2), (i) shares of Series 3 PCS Stock held by FT or its Affiliates shall be converted into shares of Old Class A Common Stock and (ii) shares of Series 3 PCS Stock held by DT or its Affiliates shall be converted into shares of Class A Common Stock--Series DT, in each such case in accordance with such
    Section 7.1(A)(2).

    (C) If the payment of the dividend or the redemption price with respect to the PCS Stock provided for by Section 7.1(A)(1) occurs prior to the third anniversary of the Restructuring Closing Date, then the Board of Directors may convert each share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock remaining outstanding, but only as of a Conversion Date (determined as provided by Section 7.4(E) hereof) prior to the first anniversary of the payment of such dividend or redemption price, into a number of fully paid and nonassessable shares of Common Stock, Series 2 Common Stock and Class A Common Stock, respectively (or, if the Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than PCS Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Total Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by Section 7.4(E)) equal to 110% of the Optional Conversion Ratio as of the fifth Trading Day prior to the date of the notice of such conversion required by Section 7.4(E);

    (D) At any time following the third anniversary of the Restructuring Closing Date, the Board of Directors may convert each outstanding share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock, as of the Conversion Date provided by Section 7.4(E), into the number of fully paid and nonassessable shares of Common Stock, Series 2 Common Stock and Class A Common Stock, respectively (or, if the Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than PCS Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Total Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of conversion required by Section 7.4(E)) equal to, on the Conversion Date, (i) if following the third anniversary but prior to the fourth anniversary of the Restructuring Closing Date, 110% of the Optional Conversion Ratio as of the fifth Trading Day prior to the date of the notice of such conversion required by Section 7.4(E), or (ii) if on or after the fourth anniversary of the Restructuring Closing Date, at such conversion ratio (if any) as the Board of Directors determines to be fair to holders of the PCS Stock, taken as a separate class, and holders of Common Group Stock, taken as a separate class; provided, in the case of the conversion of Series 3 PCS Stock into Class A Common Stock pursuant to this section, (i) shares of Series 3 PCS Stock held by FT or its Affiliates shall be converted into shares of Old Class A Common Stock and (ii) shares of Series 3 PCS Stock held by DT or its Affiliates shall be converted into shares of Class A Common Stock--Series DT.

    7.2. Redemption of PCS Stock for Subsidiary Stock. At any time the Board of Directors may redeem all of the outstanding shares of PCS Stock, on a Redemption Date of which notice is delivered in accordance with Section 7.4(F), in exchange for the number of shares of common stock of one or more wholly-owned subsidiaries of the Corporation (collectively, the "PCS Group Subsidiary") that collectively hold directly or indirectly all of the assets and liabilities attributed to the PCS Group (and no other assets or liabilities of the Corporation or any subsidiary thereof) equal to the product of the Outstanding PCS Fraction and the number of shares of common stock of such PCS Group Subsidiary to be outstanding immediately following such exchange of shares (including any shares of such PCS Group Subsidiary which will be retained by the Corporation in respect of the Intergroup Interest Fraction), such PCS Group Subsidiary shares to be delivered to the holders of shares of PCS Stock on the Redemption Date and to be divided among the holders of PCS Stock pro rata in accordance with the number of shares of PCS Stock held by each on such Redemption Date, each of which shares of common stock of such PCS Group Subsidiary shall be, upon such delivery, fully paid and nonassessable; provided, however, that

      (i) no such redemption pursuant to this Section 7.2 may occur prior to the second anniversary of the Restructuring Closing Date unless such redemption is approved by the affirmative vote of the holders of a majority of shares of PCS Stock, voting together as a single class, and

      (ii) holders of shares of Series 2 PCS Stock and Series 3 PCS Stock outstanding immediately prior to the Redemption Date shall receive on a per share basis, pursuant to such redemption, shares of common stock of such PCS Group Subsidiary with Voting Power equivalent on a per share basis to such shares received by holders of Series 1 PCS Stock;

  and provided further, that no such redemption pursuant to this Section 7.2 may occur unless (i) the redemption is tax-free to the holders of PCS Stock or (ii) such other arrangement exists for the benefit of the holders of PCS Stock redeemed such that, net of all taxes related to such redemption and to such other arrangement itself which are realized by such stockholders, such stockholders will be in a position that is substantially equivalent economically to the position such stockholders would be in after a tax-free distribution described in the immediately preceding clause (i).

    7.3. Treatment of Convertible Securities. After any Conversion Date or Redemption Date on which all outstanding shares of any class or series of PCS Stock are converted or redeemed, any share of such class or series of PCS Stock that is issued on conversion, exchange or exercise of any Convertible Securities shall, immediately upon issuance pursuant to such conversion, exchange or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security:

    (A) if the shares of such class or series of PCS Stock outstanding on such Conversion Date were converted into shares of another class or series of Corporation Common Stock (or another class or series of common stock of the Corporation) pursuant to subparagraph (A)(2) or paragraph (C) or (D) of
  Section 7.1, be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Corporation that the number of shares of such class or series of PCS Stock issued upon such conversion, exchange or exercise would have received had such shares been outstanding on such Conversion Date; or

    (B) if the shares of such class or series of PCS Stock outstanding on such Redemption Date were redeemed pursuant to Section 7.1(A)(1)(b) or
  Section 7.2, be redeemed, to the extent of funds of the Corporation legally available therefor, for $ .01 per share in cash for each share of such class or series of PCS Stock issued upon such conversion, exchange or exercise.

    The provisions of this Section 7.3 shall not apply to the extent that other adjustments in respect of such conversion, exchange or redemption of a class or series of PCS Stock are otherwise made pursuant to the provisions of such Convertible Securities.

    7.4. Notice and Other Provisions.

    (A) Not later than the tenth Trading Day following the consummation of a Disposition referred to in Section 7.1(A), the Corporation shall announce publicly by press release (1) the Net Proceeds of such Disposition, (2) the number of shares outstanding of the PCS Stock, (3) the number of shares of PCS Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (4) the Outstanding PCS Fraction on the date of such notice. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in
  Section 7.1(A) it has irrevocably determined to take in respect of such Disposition.

    (B) If the Corporation determines to pay a dividend on shares of PCS Stock pursuant to Section 7.1(A)(1)(a), the Corporation shall, not later than the 30th Trading Day following the consummation of the Disposition referred to in such Section, cause notice to be given to each holder of PCS Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (2) the anticipated payment date of such dividend (which shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the kind of shares of capital stock, cash and/or other securities or property to be paid as such dividend in respect of the outstanding shares of PCS Stock,
  (4) the Net Proceeds of such Disposition, (5) the Outstanding PCS Fraction on the date of such notice, (6) the number of outstanding shares of PCS Stock and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive such dividend only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

    (C) If the Corporation determines to redeem PCS Stock pursuant to Section 7.1(A)(1)(b)(i), the Corporation shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Redemption Date, cause notice to be given to each holder of shares of PCS Stock, and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of PCS Stock outstanding on the Redemption Date shall be redeemed, (2) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the kind of shares of capital stock, cash and/or other securities or property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the Outstanding PCS Fraction on the date of such notice, (6) the place or places where certificates for shares of PCS Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of cash and/or securities or other property, (7) the number of outstanding shares of PCS Stock and the number of shares of PCS Stock into or for which such outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (8) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 7 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (9) a statement to the effect that, except as otherwise provided by paragraph (I) of this Section 7.4, dividends on such shares of PCS Stock shall cease to be paid as of such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

    (D) If the Corporation determines to redeem PCS Stock pursuant to Section 7.1(A)(1)(b)(ii), the Corporation shall, not later than the 30th Trading Day following the consummation of the Disposition referred to in such subparagraph, cause notice to be given to each holder of shares of PCS Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a date, not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of the Disposition in respect of which such redemption is to be made, on which shares of PCS Stock shall be selected for redemption, (2) the anticipated Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the kind of shares of capital stock, cash and/or other securities or property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the Outstanding PCS Fraction on the date of such notice, (6) the number of shares of PCS Stock outstanding and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence, and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 7 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (8) a statement that the Corporation will not be required to register a transfer of any shares of PCS Stock for a period of 15 Trading Days next preceding the date referred to in clause (1) of this sentence. Promptly following the date referred to in clause (1) of the preceding sentence, but not earlier than 40 Trading Days nor later than 50 Trading Days following the consummation of such Disposition, the Corporation shall cause a notice to be given to each holder of record of shares of PCS Stock to be redeemed setting forth (1) the number of shares of PCS Stock held by such holder to be redeemed, (2) a statement that such shares of PCS Stock shall be redeemed, (3) the Redemption Date, (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of PCS Stock to be redeemed, including details as to the calculation thereof, (5) the place or places where certificates for shares of PCS Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of such cash and/or securities or other property,
  (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of the Corporation after the Redemption Date and (7) a statement to the effect that, subject to paragraph (I) of this Section 7.4, dividends on such shares of PCS Stock shall cease to be paid as of the Redemption Date. Such notices shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

    (E) If the Corporation determines to convert the PCS Stock pursuant to
  Section 7.1(A)(2), Section 7.1(C) or Section 7.1(D), as the case may be, the Corporation shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Conversion Date, cause notice to be given to each holder of shares of PCS Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a statement that all outstanding shares of PCS Stock shall be converted, (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the per share number of shares of Common Stock (or Series 2 Common Stock or Class A Common Stock, if applicable) or another class or series of common stock of the Corporation, as the case may be, to be received with respect to each share of PCS Stock, including details as to the calculation thereof, (4) the place or places where certificates for shares of PCS Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of Common Stock (or Series 2 Common Stock or Class A Common Stock, if applicable) or another class or series of common stock of the Corporation, as the case may be, (5) the number of outstanding shares of PCS Stock and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) a statement to the effect that, subject to paragraph (I) of this Section 7.4, dividends on such shares of PCS Stock shall cease to be paid as of such Conversion Date and (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of common stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 7.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

    (F) If the Corporation determines to redeem shares of PCS Stock pursuant to Section 7.2, the Corporation shall cause notice to be given to each holder of shares of PCS Stock to be redeemed, and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth
  (1) a statement that all shares of PCS Stock outstanding on the Redemption Date shall be redeemed in exchange for shares of common stock of the PCS Group Subsidiary, (2) the Redemption Date, (3) the Outstanding PCS Fraction on the date of such notice, (4) the place or places where certificates for shares of PCS Stock to be redeemed, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of the PCS Group Subsidiaries, (5) a statement to the effect that, subject to paragraph (I) of this Section 7.4, dividends on such shares of PCS Stock shall cease to be paid as of such Redemption Date, (6) the number of shares of PCS Stock outstanding and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (7) in the case of notice to holders of Convertible Securities, a statement to the effect that a holder of Convertible Securities shall be entitled to receive shares of common stock of the PCS Group Subsidiary upon redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 7 if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, not less than 30 Trading Days nor more than 45 Trading Days prior to the Redemption Date to each such holder at such holder's address as the same appears on the transfer books of the Corporation. If any shares of Series 2 PCS Stock or Series 3 PCS Stock are outstanding immediately prior to the Redemption Date, then the notice provided to each holder of Series 2 PCS Stock or Series 3 PCS Stock, as the case may be, pursuant to this Section 7.4(F) will also indicate that such holders of shares of Series 2 PCS Stock and Series 3 PCS Stock outstanding immediately prior to the Redemption Date shall receive on a per share basis, pursuant to such redemption, shares of common stock of such PCS Group Subsidiary with Voting Power equivalent to such shares received by holders of Series 1 PCS Stock.

    (G) If less than all of the outstanding shares of PCS Stock are to be redeemed pursuant to Section 7.1(A)(1), then the shares to be redeemed by the Corporation shall be selected from among the holders of shares of PCS Stock outstanding at the close of business on the record date for such redemption on a pro rata basis among each class or series of PCS Stock (including pro rata among all holders of Series 2 PCS Stock and Series 3 PCS Stock) or, if Series 2 PCS Stock is no longer outstanding, by lot or such other method as may be determined by the Board of Directors of the Corporation to be equitable.

    (H) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of PCS Stock upon any conversion, redemption, dividend or other distribution pursuant to this Section 7. If more than one share of PCS Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such holder upon any conversion, redemption, dividend or other distribution (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to the holders of PCS Stock, the Corporation shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence only, "Fair Value" of any fractional share means (A) in the case of any fraction of a share of capital stock of the Corporation, the product of such fraction and the Market Value of one share of such capital stock and (B) in the case of any other fractional security, such value as is determined by the Board of Directors.

    (I) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of PCS Stock; provided, however, that if the Conversion Date or Redemption Date, as the case may be, with respect to any shares of PCS Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of such shares of PCS Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

    (J) Before any holder of PCS Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to such shares of PCS Stock pursuant to this Section 7, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of PCS Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing such shares of PCS Stock deliver to the person for whose account such shares of PCS Stock were so surrendered, or to such person's nominee or nominees, the cash and/or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by Section 7.4(H), in each case without interest. If less than all of the shares of PCS Stock represented by any one certificate are to be redeemed or converted, then the Corporation shall issue and deliver a new certificate for the shares of PCS Stock not redeemed.

    (K) From and after any applicable Conversion Date or Redemption Date, as the case may be, all rights of a holder of shares of PCS Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such shares of PCS Stock as required by
  Section 7.4(J), to receive the cash and/or the certificates or instruments representing shares of the kind of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any payment in respect of fractional shares contemplated by Section 7.4(H) and rights to dividends as provided in Section 7.4(I), in each case without interest. Subject to the next sentence, any holder of a certificate that immediately prior to the applicable Conversion Date or Redemption Date represented shares of PCS Stock shall not be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which PCS Stock was converted or redeemed until the surrender as required by this
  Section 7 of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class of capital stock of the Corporation as of a record date after the Conversion Date or Redemption Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, the Corporation shall, however, be entitled to treat the certificates for PCS Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of PCS Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

    (L) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon conversion or redemption of shares of PCS Stock pursuant to this Section 7. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of PCS Stock so converted or redeemed were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

    (M) Neither the failure to mail any notice required by this Section 7.4 to any particular holder of PCS Stock or of Convertible Securities nor any defect therein shall affect the sufficiency of any notice given to any other holder of outstanding shares of PCS Stock or of Convertible Securities or the validity of any such conversion or redemption.

    (N) The Board of Directors may establish such rules and requirements to facilitate the effectuation of the transactions contemplated by this
  Section 7 as the Board of Directors shall determine to be appropriate.

    (O) If notices to Class A Holders are made pursuant to this Section 7, then the Corporation will make such notices in compliance with the provisions of Section 11 of ARTICLE SIXTH as well as with the provisions of this Section 7.

    7.5 Automatic Conversion of Series 2 PCS Stock and Series 2 Common Stock.

      (a) Below One Percent Voting Power. If the total number of Converted Votes represented by the aggregate number of issued and outstanding shares of Series 2 PCS Stock or Series 2 Common Stock, as the case may be, is below one percent of the outstanding Voting Power of the Corporation for more than 90 consecutive days, then (i) the Corporation shall notify FT and DT, in accordance with ARTICLE SIXTH, Section 11, of the date on which such conversion will occur as soon as practicable following the date on which such 90-day period ends (the "Conversion Trigger Date") but in no event later than ten Business Days after the Conversion Trigger Date and (ii) each outstanding share of Series 2 PCS Stock or Series 2 Common Stock will automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 PCS Stock or Common Stock, respectively, such conversion to take place on the 90th day following the Conversion Trigger Date.

      (b) Certain Transfers. Upon any Transfer of shares of Series 2 PCS Stock or Series 2 Common Stock, as the case may be (other than a Transfer to a Cable Holder), each such share so Transferred shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 PCS Stock or Common Stock, respectively, as of the date of such Transfer.

      (c) Notice of Automatic Conversion; Exchange of Stock Certificates; Effect of Automatic Conversion of All Series 2 PCS Stock, etc.

        (i) In addition to the notice required in Section 7.5(a), as soon as practicable after a conversion of shares of Series 2 PCS Stock (or, if applicable, Series 2 Common Stock) into shares of Series 1 PCS Stock (or, if applicable, Common Stock), pursuant to this
      Section 7, the Corporation shall notify FT and DT, in accordance with ARTICLE SIXTH, Section 11, of the number of shares so converted and the date on which such conversion occurred.

        (ii) Immediately upon the conversion of shares of Series 2 PCS Stock (or, if applicable, Series 2 Common Stock) into shares of Series 1 PCS Stock (or, if applicable, Common Stock), pursuant to this Section 7 (such shares so converted hereinafter referred to as the "Converted Series Shares"), the rights of the holders of such Converted Series Shares, as such, shall cease and the holders thereof shall be treated for all purposes as having become the record owners of the shares of Series 1 PCS Stock or Common Stock, as the case may be, issuable upon such conversion (the "Newly Issued Shares"), provided that such Persons shall be entitled to receive when paid any dividends declared on the Converted Series Shares as of a record date preceding the time the Converted Series Shares were converted (the "Series Conversion Time") and unpaid as of the Series Conversion Time. If the stock transfer books of this Corporation shall be closed at the Series Conversion Time, such Person or Persons shall be deemed to have become such holder or holders of record of the Newly Issued Shares at the opening of business on the next succeeding day on which such stock transfer books are open.

        (iii) As promptly as practicable after the Series Conversion Time, upon the delivery to this Corporation of the certificates formerly representing Converted Series Shares, this Corporation shall deliver or cause to be delivered, to or upon the written order of the record holder of such certificates, a certificate or certificates representing the number of duly issued, fully paid and nonassessable Newly Issued Shares into which the Converted Series Shares formerly represented by such certificates have been converted in accordance with the provisions of this Section 7.5.

        (iv) This Corporation shall pay all United States federal, state or local documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Newly Issued Shares upon the conversion of Converted Series Shares pursuant to this
      Section 7.5, provided that this

      Corporation shall not be required to pay any tax which may be payable in respect of any registration of Transfer involved in the issue or delivery of Newly Issued Shares in a name other than that of the registered holder of shares converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to this Corporation the amount of any such tax or has established, to the satisfaction of this Corporation, that such tax has been paid.

        (v) This Corporation shall at all times reserve and keep available, out of the aggregate of its authorized but unissued Series 1 PCS Stock, authorized but unissued Common Stock, issued Series 1 PCS Stock held in its treasury and issued Common Stock held in its treasury, for the purpose of effecting the conversion of the Series 2 PCS Stock or Series 2 Common Stock, as the case may be, contemplated hereby, the full number of shares of Series 1 PCS Stock and Common Stock then deliverable upon the conversion of all outstanding shares of Series 2 PCS Stock or Series 2 Common Stock, as the case may be, and the full number of shares of Series 2 PCS Stock the Cable Holders are permitted to acquire under the Restructuring Agreement and the Cable Holder Standstill Agreements.

      (d) Temporary Voting Power Adjustment for Class A Holders. If any conversions of shares of Series 2 PCS Stock or Series 2 Common Stock into shares of Series 1 PCS Stock or Common Stock, respectively, pursuant to this Section 7.5, or any increases in the per share vote of other Voting Securities of the Corporation upon a Transfer of such Voting Securities, occur on or after the tenth Trading Day preceding a record date for purposes of determining the stockholders entitled to vote or to receive the payment of a dividend, then the per share vote of the Class A Stock determined in accordance with ARTICLE SIXTH,
    Section 3.2 shall be increased such that the aggregate Percentage Ownership Interest of each Class A Holder , including with respect to Class A Common Stock and Series 3 PCS Stock (or stock converting into Class A Common Stock or Series 3 PCS Stock pursuant to ARTICLE SIXTH,
    Section 8.5(i)) acquired prior to such record date, shall not be diluted as a result of such conversions until 12:01 a.m. on the day immediately following the date of such stockholder meeting or the dividend payment date, respectively.

  Section 8. Provisions Relating to Class A Stock.

    8.1. Rights and Privileges. Except as otherwise set forth in these Articles of Incorporation, at all times the holders of Class A Common Stock and Series 3 PCS Stock shall be entitled to all of the rights and privileges pertaining to the ownership of Common Stock and Series 1 PCS Stock, respectively, without any limitations, prohibitions, restrictions or qualifications whatsoever, and shall be entitled to such other rights and privileges as are expressly set forth in these Articles of Incorporation.

    8.2. Special Rights to Disapprove Certain Actions. At least 40 days prior to the occurrence of a Subject Event (as defined below), this Corporation shall deliver to each Class A Holder a notice (a "Notice") of such proposed Subject Event, setting forth in reasonable detail the nature of such proposed Subject Event. This Corporation shall thereafter be entitled to effect such proposed Subject Event unless within 30 days of delivery of such Notice there shall have been a Class A Action exercising the special rights of the Class A Holders to disapprove such Subject Event, provided that the Class A Holders shall have no special right to disapprove any action (x) which this Corporation is required to take to comply with its obligations or exercise its rights under the FT/DT Restructuring Agreement, the Stockholders' Agreement, the Standstill Agreement, the Registration Rights Agreement or the Joint Venture Agreement or any document executed pursuant to any such agreement or the Class A Provisions, or (y) taken to comply with Applicable Law or the rules of any exchange or market system on which securities of this Corporation may be traded, and provided, further, that any action to be taken by this Corporation in reliance on clause (y) of the foregoing proviso is the only action commercially reasonably available to this Corporation to effect such compliance, as certified to the Class A Holders by resolution of the Independent Directors. For purposes of these Articles, the term "Subject Event" means only the following transactions and only if such transactions are consummated within the respective time periods indicated below:

      (a) Until January 31, 1998 or, in the case of clause (iv) below, April 26, 1998:

        (i) any transaction or series of related transactions (other than Exempt Asset Divestitures or Exempt Long Distance Asset Divestitures) that results, directly or indirectly, in Transfers of assets of this Corporation or its Subsidiaries with an aggregate Fair Market Value (calculated in the case of each Transfer as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect such Transfer) of more than 20 percent of Market Capitalization (calculated (x) in the case of a single transaction as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect such Transfer and (y) in the case of a series of related transactions, as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect the last of such Transfers);

        (ii) any transaction or series of related transactions (including, without limitation, mergers, purchases of stock or assets, joint ventures or other acquisitions), but excluding any transaction constituting an Exempt Asset Divestiture or Exempt Long Distance Asset Divestiture, resulting, directly or indirectly, in the acquisition by this Corporation or its Subsidiaries for cash or debt securities maturing in less than one year from the date of issuance of (x) assets constituting or predominantly used in Core Businesses ("Core Business Assets") for a purchase price or, in the case of a series of related transactions, an aggregate purchase price that exceeds 20 percent of Market Capitalization (calculated as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect the last of such related transactions) or (y) other assets for a purchase price or, in the case of a series of related transactions, for an aggregate purchase price that exceeds five percent of Market Capitalization (calculated as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect the last of such related transactions), provided that, if any such other assets are proposed to be obtained in the course of a proposed transaction in which both Core Business Assets and other assets are to be acquired and the ratio of the fair market value of the Core Business Assets to be acquired to the fair market value of the other assets to be acquired exceeds 1.75 to 1, then the holders of the Class A Stock shall not be entitled to disapproval rights with respect to such transaction except as provided in clause (x) of this Section 8.2(a)(ii);

        (iii) issuance by this Corporation of any capital stock or debt (including, without limitation, direct or indirect issuances such as pursuant to mergers and other business combinations) with both (x) a class vote to elect one or more Directors and (y) rights with respect to dispositions of Long Distance Assets or other assets, or share issuances, which rights are in scope and duration as extensive as or more extensive than the comparable related rights granted to the Class A Holders in these Articles of Incorporation or in the Stockholders' Agreement, provided that this Section 8.2(a)(iii) shall not apply to the extent that (a) such rights are required by Applicable Law, (b) the holders of any series of Preferred Stock have the right, voting separately as a class, to elect a number of Directors of this Corporation upon the occurrence of a default in payment of dividends or redemption price, or (c) such rights described in clause (y) are granted in connection with borrowings and are reflected in a loan agreement, credit agreement, trust indenture or similar agreement or instrument;

        (iv) declaration of any Extraordinary Dividends during any one year that, individually or in the aggregate, exceed five percent of Market Capitalization as at the Business Day immediately preceding the declaration of the last such dividend or distribution (other than in connection with transactions within the meaning of clause
      (e) of the definition of Exempt Asset Divestitures or clause (g) of the definition of Exempt Long Distance Asset Divestitures); or

        (v) any merger or other business combination in which this Corporation is not the surviving parent corporation.

      (b) Until the earliest of (i) January 31, 2001, (ii) such time as (A) legislation has been enacted repealing Section 310, (B) an FCC Order shall have been issued, or (C) outside counsel to this Corporation with a nationally recognized expertise in telecommunications regulatory matters delivers to each of FT and DT a legal opinion, addressed to each of them, in form and substance reasonably satisfactory to FT and DT, to the effect that Section 310 does not prohibit FT and DT from owning the Long Distance Assets proposed to be Transferred by this Corporation, (iii) the delivery by FT, DT, Atlas or any of their Affiliates (or a Permitted Designee (as such term is defined in the Joint Venture Agreement)) of a notice pursuant to Section 17.2(b) of the Joint Venture Agreement indicating the agreement to purchase all of the Sprint Venture Interests (as such term is defined in the Joint Venture Agreement) following an offer by this Corporation or Sprint Sub pursuant to Section 17.2(a) of the Joint Venture Agreement, and (iv) the delivery by this Corporation and/or Sprint Sub of a notice pursuant to Section 17.3 (a) of the Joint Venture Agreement exercising the put right to sell all of their Sprint Venture Interests (as such term is defined in the Joint Venture Agreement) to FT, DT and Atlas (or a Permitted Designee (as such term is defined in the Joint Venture Agreement)), a direct or indirect Transfer (other than in connection with an Exempt Long Distance Asset Divestiture) after January 31, 1996 by this Corporation or its Subsidiaries of Long Distance Assets with a Fair Market Value (calculated as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect such Transfer) that, when aggregated with the Fair Market Value of all other Long Distance Assets Transferred by this Corporation or its Subsidiaries since January 31, 1996 (other than in Exempt Long Distance Asset Divestitures) (calculated in each case as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect each such respective Transfer) exceeds five percent of the Fair Market Value of the Long Distance Assets of this Corporation and its Subsidiaries, on a consolidated basis (calculated as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect the last such Transfer).

      (c) Except as otherwise provided in Section 8.5 of ARTICLE SIXTH, for so long as any shares of Class A Stock are outstanding:

        (i) any amendment to these Articles of Incorporation, the Bylaws or the Rights Agreement that would adversely affect the rights of the Class A Holders under these Articles of Incorporation or the Bylaws;

        (ii) issuance by this Corporation (including, without limitation, pursuant to mergers or other business combinations) of any series or class of capital stock or debt security with Supervoting Powers;

        (iii) any merger or other business combination involving this Corporation that results directly or indirectly in a Change of Control, unless the surviving corporation expressly (x) assumes all of this Corporation's obligations in respect of the rights of the Class A Holders under Section 8.2(b) of ARTICLE SIXTH and the provisions of Article III of the Stockholders' Agreement (except, in each case, as they may be otherwise terminated pursuant to these Articles of Incorporation or the Stockholders' Agreement) and all of the provisions of the Registration Rights Agreement and (y) agrees to be bound by any applicable Tie-Breaking Vote in accordance with Articles 17 and 18 of the Joint Venture Agreement; or

        (iv) any merger or other business combination involving this Corporation that does not result directly or indirectly in a Change of Control unless:

                (x) this Corporation survives as the parent entity; or

                (y) the surviving corporation expressly assumes all of this
              Corporation's obligations in respect of the rights of the Class A Holders granted pursuant to these Articles of Incorporation and under the Bylaws, the Stockholders' Agreement, the FT/DT Restructuring Agreement and the Registration Rights Agreement.

  8.3. Special Rights Regarding Major Issuances. So long as any Class A Stock is outstanding, prior to effecting any Major Issuance:

      (a) occurring on or prior to January 31, 2001, this Corporation shall obtain the prior approval of two-thirds of the Independent Directors by resolution, certified to the Class A Holders; and

      (b) occurring after January 31, 2001, this Corporation shall obtain the prior approval of a majority of the Independent Directors.

  8.4. Special Rights Regarding Holdings by Major Competitors of FT or DT. (a) Until January 31, 2006, at least 90 days prior to consummating any transaction or taking any other action that, directly or indirectly, would result in, or is taken for the purpose of encouraging or facilitating, a Major Competitor of FT or DT or of the Joint Venture having, or being granted by this Corporation any right, permission or approval to acquire (other than pursuant to a Strategic Merger), a Percentage Ownership Interest of ten percent or more (a "Major Competitor Transaction"), this Corporation shall provide each Class A Holder with notice of such Major Competitor Transaction in the manner set forth in Subsection (c) below and, if there is a Class A Action exercising the special rights of the Class A Holders to disapprove such Major Competitor Transaction within 75 days of the delivery of such notice, this Corporation shall not consummate such Major Competitor Transaction.

      (b) Until January 31, 2006, if a Major Competitor of FT or DT or of the Joint Venture obtains a Percentage Ownership Interest of 20 percent or more as a result, directly or indirectly, of a Strategic Merger:

        (i) if the Class A Holders have not made the commitment described in Article VI of the Stockholders' Agreement, this Corporation (or its successor in such Strategic Merger) shall, subject to the conditions contained in Sections 2.1(a)(ii)(D) and 2.2(a)(iv) of the Standstill Agreement, nonetheless take all action necessary or advisable to lift all restrictions, contractual or otherwise, imposed by this Corporation or such successor on the ability of the Class A Holders, at any time after April 26, 1996, to purchase shares of Common Stock, Series 2 Common Stock, Series 1 PCS Stock, Series 2 PCS Stock or other Voting Securities from third parties sufficient to permit the Class A Holders to have a Percentage Ownership Interest equal to that of the Major Competitor of FT or DT or of the Joint Venture; and

        (ii) this Corporation shall ensure that the Class A Holders have rights with regard to (w) a class vote to elect Directors, (x) class approval and disapproval rights, (y) any other special rights in respect of the business or operations of this Corporation and (z) any rights to receive special dividends, distributions or other rights from this Corporation, which are in scope and duration at least as extensive as any rights granted by this Corporation to such Major Competitor of FT or DT or of the Joint Venture (other than rights deriving solely from the number of Voting Securities owned), regardless of whether or not the Class A Holders purchase any additional Voting Securities.

      (c) Until January 31, 2006, this Corporation shall deliver to each Class A Holder notice of its intent to issue Voting Securities in a Major Competitor Transaction to any Major Competitor of FT or DT or of the Joint Venture at least 30 days prior to such issuance, such notice to contain a complete and correct description in reasonable detail of the transaction in question, including, without limitation, the purchase price for such securities, the nature of such securities, the identity of the Major Competitor of FT or DT or of the Joint Venture and the rights (contractual and other) this Corporation would grant such Major Competitor. This Corporation shall also deliver to each Class A Holder notice of any such issuance within five days after it occurs, such notice to contain a description of the transaction in question and be accompanied by complete and correct copies of all agreements, instruments and written understandings of this Corporation, its Subsidiaries and Affiliates and such Major Competitor of FT or DT or of the Joint Venture and the Subsidiaries and Affiliates of such Major Competitor executed in respect of such transaction.

  8.5. Conversion of Shares. (a) Failure to Maintain Ownership. If the aggregate Committed Percentage of the Class A Holders shall be below ten percent (i) for more than 180 consecutive days or (ii) immediately following a Transfer of Class A Stock by a Class A Holder, then each outstanding share of Class A Common Stock and Series 3 PCS Stock shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Common Stock and Series 1 PCS Stock, respectively, such conversion to take place on the next Business Day following the end of such 180-day period in the case of clause (i) or on the date of such Transfer in the case of clause (ii), provided that, if the aggregate Committed Percentage of the Class A Holders shall fall below ten percent for more than 180 consecutive days following the date of a Major Issuance as a result of the consummation of such Major Issuance, then, unless all of the outstanding shares of Class A Stock shall have been converted earlier pursuant to this
Section 8.5, (x) the Shares of Class A Stock shall not convert into either Common Stock or Series 1 PCS Stock, as the case may be, until the third anniversary of the date of such Major Issuance, and (y) the Class A Holders shall continue to be entitled to elect Directors pursuant to ARTICLE FIFTH of these Articlesof Incorporation until the third anniversary of the date of such Major Issuance, but (z) after the expiration of 180 days following the date of such Major Issuance, the Class A Holders shall no longer have their rights under Sections 8.2, 8.3, 8.4, 8.5 and 8.6 of ARTICLE SIXTH, and provided, further, that such conversion shall not be considered to be an acquisition of Shares of Common Stock or Series 1 PCS Stock, as the case may be, for purposes of Section 8.5(i) of ARTICLE SIXTH.

      (b) FT/DT Joint Venture Termination; Material Breach of Investment Documents. (i) Each outstanding share of Class A Common Stock and Series 3 PCS Stock shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Common Stock and Series 1 PCS Stock, respectively, if:

        (t) the Sprint Parties receive the Tie-Breaking Vote pursuant to
      Section 17.5 of the Joint Venture Agreement;

        (u) there is an FT/DT Joint Venture Termination;

        (v) FT or DT or any Qualified Subsidiary breaches in any material respect its obligations under Section 2.4 of the Stockholders' Agreement;

        (w) FT or DT or any Qualified Subsidiary breaches in any material respect its obligations under Article II (other than Section 2.4) of the Stockholders' Agreement;

        (x) FT, DT or any Qualified Subsidiary breaches any of the provisions of Article 2 (other than Section 2.1(b)) of the Standstill Agreement or any corresponding provision of any Qualified Subsidiary Standstill Agreement;

        (y) FT, DT or any Qualified Subsidiary breaches any of the provisions of Sections 3.1 or 3.2 of the Standstill Agreement or any corresponding provisions of any Qualified Subsidiary Standstill Agreement, in each case in a Control Context, or otherwise breaches Sections 3.1(a)(ii), (iii) or (iv) or Section 3.1(g) of the Standstill Agreement or any corresponding provision of any Qualified Subsidiary Standstill Agreement; or

        (z) FT, DT or any Qualified Subsidiary breaches any of the provisions of Sections 3.1 (except Section 3.1(a)(ii), (iii) or
      (iv), or Section 3.1(g)) or 3.2 of the Standstill Agreement or any corresponding provisions of any Qualified Subsidiary Standstill Agreement, in each case other than in a Control Context;

    provided that, with respect to an alleged breach of the type described in clauses (v), (w), (x), (y) or (z) above, the Class A Holders alleged to have committed such breach (the "Breaching Holders") shall deliver a notice

        (I) except with respect to a breach of the type described in clause (y) above, in accordance with clauses (ii)(x) or (iii)(x) below, in which case no conversion of the Class A Stock shall take place unless such breach fails to be cured within the time provided for cure in such clause (ii) or (iii), as the case may be;

        (II) in accordance with clauses (ii)(y), (iii)(y) or (iv) below, in which case no conversion of the Class A Stock shall take place until there is issued a final nonappealable decision or order of a court of competent jurisdiction finding that such breach has occurred and, if applicable, was not cured within the time provided for cure in clauses (ii) or (iii) below, as the case may be; or

        (III) admitting that such a breach has occurred, and (if applicable) cannot be cured within the time periods provided for cure in clauses (ii) or (iii) below, in which case each outstanding share of Class A Common Stock and Series 3 PCS Stock, as the case may be, shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Common Stock and Series 1 PCS Stock, respectively, upon delivery of such notice; and

    provided, further, that if the Breaching Holders fail to perform the actions described in clauses (I) or (II) above within the time periods provided for performing such actions in clauses (ii), (iii) or (iv) below, they shall be deemed to have taken the action described in clause (III) above.

    (ii) For any alleged breach of the type described in clauses (w), (x) or
  (z) of clause (i) above, the Breaching Holders shall have the right, within five Business Days after the date (for purposes of this clause (ii), the "Breach Notice Date") that notice of such breach is delivered to each Breaching Holder by this Corporation, to deliver to this Corporation a notice either:

      (x) committing to effect a cure as soon as practical, in which case the Breaching Holders shall effect such cure as soon as practical, but in no event later than the 20th Business Day from the Breach Notice Date (or, with respect to an alleged breach of clauses (w) or (x), if such cure cannot be effected within such time period due to the anti-fraud rules of the U.S. securities laws, such longer period as is reasonably necessary to cure such breach in a manner consistent with such rules), provided that

        (I) the Breaching Holders shall have no right to cure unless such breach is susceptible to cure;

        (II) such cure period shall continue only for so long as each Breaching Holder shall be undertaking to effect such a cure in a diligent manner;

        (III) with respect to an alleged breach of clause (i)(x) above, this Corporation shall have the right at any time after the end of such 20-day period to purchase such number of shares of Non-Class A Common Stock or Class A Stock, as the case may be, as is necessary to return the Class A Holders to the ownership level permitted by the Standstill Agreement or a Qualified Subsidiary Standstill Agreement, as the case may be, at a price equal to the lower of (A) the Market Price for such shares at the time of such redemption and
      (B) the price paid by the Breaching Holders for such shares, provided that this Corporation may only exercise such right if a majority of the Continuing Directors shall have first approved, at a meeting at which at least seven Continuing Directors are present, such a purchase of Shares, unless a Fair Price Condition has been satisfied; and

        (IV) withdrawal of the action alleged to have caused such breach shall not, in and of itself, give rise to a presumption that such breach has been cured; or

      (y) disputing that such a breach has occurred, provided that during such time as the most recent decision or order of a court of competent jurisdiction is to the effect that such breach has occurred and was not cured within the time provided for cure in clause (x) of this clause
    (ii), the rights provided to the Class A Holders under Sections 8.2 (except 8.2(a)(iii) and 8.2(c)), 8.3, 8.4, 8.5 and 8.6 of ARTICLE SIXTH and the right to elect members of the Board of Directors of the holders of the Class A Stock under ARTICLE FIFTH of these Articles of Incorporation shall be suspended and may not be exercised by the Class A Holders.

    (iii) For any alleged breach of the type described in clause (i)(v) above, the Breaching Holders shall have the right, within five Business Days after the date (for purposes of this clause (iii), the "Breach Notice Date") that notice of such breach is delivered to each Breaching Holder by this Corporation, to deliver to this Corporation a notice either:

      (x) committing to effect a cure as soon as practical, in which case the Breaching Holders shall effect such cure as soon as practical, but in no event later than the 20th Business Day from the Breach Notice Date (or, if such cure cannot be effected within such time period due to the anti-fraud rules of the U.S. securities laws, such longer period as is reasonably necessary to cure such breach in a manner consistent with such rules), provided that

        (I) the Breaching Holders shall have no right to cure unless such breach is susceptible to cure;

        (II) such cure period shall continue only for so long as each Breaching Holder shall be undertaking to effect such a cure in a diligent manner; and

        (III) withdrawal of the action alleged to have caused such breach shall not, in and of itself, give rise to a presumption that such breach has been cured; or

      (y) disputing that such a breach has occurred;

  provided that, in each case, from the Breach Notice Date until the earlier to occur of the cure of such breach and the issuance of a decision or order of a court of competent jurisdiction finding that such breach has not occurred or was cured within the time provided for cure in clause (x) of this clause (iii), the rights provided to the Class A Holders under Sections 8.2 (except 8.2(a)(iii) and 8.2(c)), 8.3, 8.4, 8.5 and 8.6 of
  ARTICLE SIXTH and the right to elect members of the Board of Directors of the holders of the Class A Stock under ARTICLE FIFTH of these Articles of Incorporation shall be suspended and may not be exercised by the Class A Holders; and provided, further, that following such decision or order, such rights shall be suspended during such time as the most recent decision or order of a court of competent jurisdiction is to the effect that such breach has occurred and was not cured within the time provided for cure in clause (x) of this clause (iii).

    (iv) For any alleged breach of the type described in clause (i)(y) above, the Breaching Holders shall have the right, within five Business Days after the date (for purposes of this clause (iv), the "Breach Notice Date") that notice of such breach is delivered to each Breaching Holder by this Corporation, to deliver to this Corporation a notice disputing that such a breach has occurred, provided that from the Breach Notice Date until the issuance of a decision or order of a court of competent jurisdiction finding that such breach has not occurred, the rights provided to the Class A Holders under Sections 8.2 (except 8.2(a)(iii) and 8.2(c)), 8.3, 8.4, 8.5 and 8.6 of ARTICLE SIXTH and the right to elect members of the Board of Directors of the holders of the Class A Stock under ARTICLE FIFTH of these Articles of Incorporation shall be suspended and may not be exercised by the Class A Holders; and provided, further, that following such decision or order, such rights shall be suspended during such time as the most recent decision or order of a court of competent jurisdiction is to the effect that such breach has occurred.

    (v) For purposes of this Section 8.5(b), an alleged breach shall be deemed to have occurred in a "Control Context" if the action or actions alleged to have given rise to such breach were taken in the context of efforts by any Class A Holder or any other Person having the purpose or effect of changing or influencing the control of this Corporation.

    (vi) No conversion pursuant to this Section 8.5(b) shall be considered an acquisition for purposes of Section 8.5(i) of ARTICLE SIXTH.

    (c) Deleted.

    (d) Corporation Joint Venture Termination. Unless the Class A Stock shall have been converted earlier pursuant to this Section 8.5, if there is a Corporation Joint Venture Termination, each outstanding share of Class A Common Stock and Series 3 PCS Stock, as the case may be, shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Common Stock and Series 1 PCS Stock, respectively, on the third anniversary of the date of such Corporation Joint Venture Termination, provided that any such conversion shall not be considered to be an acquisition of Common Stock or Series 1 PCS Stock, as the case may be, for purposes of Section 8.5(i) of ARTICLE SIXTH.

    (e) Other Joint Venture Termination. If (i) there is a sale of all the Venture Interests of the Sprint Parties or the FT/DT Parties pursuant to
  Section 17.2, 17.3, 17.4, 19.3, 20.6 or 20.11 of the Joint Venture
  Agreement or (ii) the Joint Venture is otherwise terminated, in each case other than due to (i) an FT/DT Joint Venture Termination or (ii) a Corporation Joint Venture Termination:

      (x) on the date of such termination, the rights provided to the Class A Holders in Sections 8.2 (except Sections 8.2(c)(i) and 8.2(c)(iii)),
    8.3 and 8.4 of ARTICLE SIXTH shall terminate; and

      (y) unless the Class A Stock shall have been converted pursuant to this Section 8.5, each outstanding share of Class A Common Stock and Series 3 PCS Stock, as the case may be, shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Common Stock and Series 1 PCS Stock, respectively, on the third anniversary of the date of such termination, provided that any such conversion shall not be considered to be an acquisition of Common Stock or Series 1 PCS Stock, as the case may be, for purposes of Section 8.5(i) of ARTICLE SIXTH.

    (f) Change of Control. If there is a Change of Control within the meaning of clause (a) of the definition of Change of Control, (i) the rights provided to the Class A Holders in ARTICLE FIFTH of these Articles of Incorporation, and Sections 8.2 (except Sections 8.2(b), 8.2(c)(iii) (as to rights provided under Section 8.2(b)) and 8.2(c)(iv) (as to rights provided under Section 8.2(b)), 8.3 and 8.4 of ARTICLE SIXTH shall terminate upon the consummation of the transactions contemplated thereby, provided that, prior to such consummation, this Corporation shall engage in good faith negotiations with any potential acquiror of Control to provide the Class A Holders with rights equivalent to those provided in ARTICLE FIFTH of these Articles of Incorporation and (ii) all, but not less than all, of the Class A Holders shall have the right (but not the obligation) to deliver to this Corporation a written notice upon which delivery each outstanding share of Class A Common Stock and Series 3 PCS Stock, as the case may be, shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Common Stock and Series 1 PCS Stock, respectively. Any such conversion of Class A Stock pursuant to this clause (f) shall not be considered to be an acquisition of Common Stock or Series 1 PCS Stock, as the case may be for purposes of Section 8.5(i) of ARTICLE SIXTH.

    (g) Unequal Ownership. (i) If (A) the ratio of the aggregate Percentage Ownership Interest of the overall Voting Power of the Corporation of one of FT or DT (and its Qualified Subsidiaries) to the aggregate Percentage Ownership Interest of the overall Voting Power of the Corporation of the other of FT or DT (and its Qualified Subsidiaries) is greater than 3 to 2,
  (B) the ratio of the aggregate Percentage Ownership Interest of the Voting Power represented by Class A Common Stock of one of FT or DT (and its Qualified Subsidiaries) to the aggregate Percentage Ownership Interest of the Voting Power represented by Class A Common Stock of the other of FT or DT (and its Qualified Subsidiaries) is greater than 4 to 1, or (C) the ratio of the aggregate Percentage Ownership Interest of the Voting Power represented by Series 3 PCS Stock of one of FT or DT (and its Qualified Subsidiaries) to the aggregate Percentage Ownership Interest of the Voting Power represented by Series 3 PCS Stock of the other of FT or DT (and its Qualified Subsidiaries) is greater than 4 to 1, for 60 consecutive days following a notice of such event delivered by this Corporation to each of FT and DT, each share of Class A Common Stock and Series 3 PCS Stock shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Common Stock and Series 1 PCS Stock, respectively, provided that any such conversion shall not be considered to be an acquisition of Common Stock or Series 1 PCS Stock, respectively, for purposes of Section 8.5 (i) of ARTICLE SIXTH.

    (ii) For purposes of calculating the ratios in this Section 8.5(g), FT and DT shall be deemed to own shares of Class A Stock owned by a Qualified Subsidiary as follows:

      (x) if only one of FT or DT owns, directly or indirectly, Votes in such Qualified Subsidiary, FT or DT, as the case may be, shall be deemed to own all of the shares of Class A Stock owned by such Qualified Subsidiary; and

      (y) if both FT and DT own, directly or indirectly, Votes in such Qualified Subsidiary, each of FT and DT shall be deemed to own its respective Applicable Percentage of the shares of Class A Stock owned by such Qualified Subsidiary. As used herein, the "Applicable Percentage" means the percentage of the equity interests of such Qualified Subsidiary owned, directly or indirectly, by FT or DT, as the case may be.

    (h) Unauthorized Transfers. Unless approved by this Corporation, upon any Transfer of shares of Class A Stock (other than a Transfer to a Qualified Subsidiary, a Qualified Stock Purchaser or to FT or DT, in each case which Transfer is effected in accordance with the provisions of Article II of the Stockholders' Agreement), each share of Class A Common Stock and Series 3 PCS Stock, as the case may be, so Transferred shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Common Stock and Series 1 PCS Stock, respectively, as of the date of such Transfer, provided that no conversion of Class A Stock pursuant to this Section 8.5(h) shall be considered to be an acquisition of Common Stock or Series 1 PCS Stock, as the case may be, for purposes of Section 8.5(i) of ARTICLE SIXTH.

    (i) Conversion into Class A Stock. Until the conversion of all of the shares of Class A Stock pursuant to this Section 8.5, (x) each share of Common Stock or Series 2 Common Stock, as the case may be, acquired by a Class A Holder shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Class A Common Stock at the date of such acquisition and (y) each share of Series 1 PCS Stock or Series 2 PCS Stock, as the case may be, acquired by a Class A Holder shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 3 PCS Stock at the date of such acquisition.

    (j) Notice of Conversion; Exchange of Stock Certificates; Effect of Conversion of all Class A Stock, etc. (i) Immediately upon the conversion of shares of Class A Common Stock or Series 3 PCS Stock into shares of Common Stock or Series 1 PCS Stock, respectively, or upon the conversion of shares of Common Stock or Series 1 PCS Stock into shares of Class A Common Stock or Series 3 PCS Stock, respectively, and in each case pursuant to this Section 8.5 (the shares of Class A Common Stock, Series 3 PCS Stock, Common Stock or Series 1 PCS Stock so converted hereinafter referred to as the "Converted Shares"), the rights of the holders of such Converted Shares, as such, shall cease and the holders thereof shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock, Series 3 PCS Stock, Common Stock or Series 1 PCS Stock, as the case may be, issuable upon such conversion (the "New Shares"), provided that such Persons shall be entitled to receive when paid any dividends declared on the Converted Shares as of a record date preceding the time the Converted Shares were converted (the "Conversion Time") and unpaid as of the Conversion Time, if such Persons were the record holders of the Converted Shares on such record date. If the stock transfer books of this Corporation shall be closed at the Conversion Time, such Person or Persons shall be deemed to have become such holder or holders of record of the New Shares at the opening of business on the next succeeding day on which such stock transfer books are open.

    (ii) As promptly as practicable after the Conversion Time, upon the delivery to this Corporation of the certificates formerly representing Converted Shares, this Corporation shall deliver or cause to be delivered, to or upon the written order of the record holder of such certificates, a certificate or certificates representing the number of duly issued, fully paid and nonassessable New Shares into which the Converted Shares formerly represented by such certificates have been converted in accordance with the provisions of this Section 8.5.

    (iii) This Corporation shall pay all United States federal, state or local documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of New Shares upon the conversion of Converted Shares pursuant to this Section 8.5, provided that this Corporation shall not be required to pay any tax which may be payable in respect of any registration of Transfer involved in the issue or delivery of New Shares in a name other than that of the registered holder of shares converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to this

  Corporation the amount of any such tax or has established, to the satisfaction of this Corporation, that such tax has been paid.

    (iv) This Corporation shall at all times reserve and keep available, out of the aggregate of its authorized but unissued Class A Common Stock, Series 3 PCS Stock, Series 1 PCS Stock and Common Stock and its issued Common Stock or Series 1 PCS Stock held in its treasury, for the purpose of effecting the conversion of the Common Stock, Series 1 PCS Stock, Class A Common Stock and Series 3 PCS Stock contemplated hereby, the full number of shares of Common Stock or Series 1 PCS Stock then deliverable upon the conversion of all outstanding shares of Class A Common Stock or Series 3 PCS Stock, respectively, and the full number of shares of Class A Common Stock or Series 3 PCS Stock that would be deliverable upon conversion of all of the shares of Common Stock or Series 1 PCS Stock, respectively, the Class A Holders are permitted to acquire hereunder and under the FT/DT Restructuring Agreement, the Stockholders' Agreement and the Standstill Agreement.

    (v) Following conversion of all outstanding shares of Class A Common Stock or Series 3 PCS Stock into shares of Common Stock or Series 1 PCS Stock, respectively, pursuant to this Section 8.5, this Corporation shall not, directly or indirectly, issue, or sell from the treasury, any shares of Class A Stock.

    (k) Class A Stock Held by Qualified Stock Purchasers. (i) If any Qualified Stock Purchaser shall become a Major Competitor of this Corporation or of the Joint Venture, on the date the writing referred to in the definition of Major Competitor in this ARTICLE SIXTH is delivered to each Class A Holder, each share of Class A Common Stock and Series 3 PCS Stock, as the case may be, owned by such Qualified Stock Purchaser shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Common Stock and Series 1 PCS Stock, respectively.

    (ii) Each outstanding share of Class A Common Stock and Series 3 PCS Stock, as the case may be, owned by a Qualified Stock Purchaser shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Common Stock and Series 1 PCS Stock, respectively, if:

      (v) such Qualified Stock Purchaser breaches in any material respect its obligations under Section 2.4 of the Stockholders' Agreement;

      (w) such Qualified Stock Purchaser breaches in any material respect its obligations under Article II (other than Section 2.4) of the Stockholders' Agreement;

      (x) such Qualified Stock Purchaser breaches any of the provisions of
    Article 2 of the Qualified Stock Purchaser Standstill Agreement;

      (y) such Qualified Stock Purchaser breaches any of the provisions of
    Section 3.1 or 3.2 of the Qualified Stock Purchaser Standstill Agreement in a Control Context, or such Qualified Stock Purchaser otherwise breaches Sections 3.1(a)(ii), (iii) or (iv) or Section 3.1(g) of the Qualified Stock Purchaser Standstill Agreement; or

      (z) such Qualified Stock Purchaser breaches any of the provisions of Sections 3.1 (except Section 3.1(a)(ii), (iii) or (iv), or Section 3.1(g)) or 3.2 of the Qualified Stock Purchaser Standstill Agreement, in each case other than in a Control Context;

  provided, that such Qualified Stock Purchaser shall deliver a notice

        (I) except with respect to a breach of the type described in clause (y) above, in accordance with clauses (iii)(x) or (iv)(x) below, in which case no conversion of the Class A Stock owned by such Qualified Stock Purchaser shall take place unless such breach fails to be cured within the time provided for cure in such clause
      (iii) or (iv), as the case may be;

        (II) in accordance with clauses (iii)(y), (iv)(y) or (v) below, in which case no conversion of the Class A Stock owned by such Qualified Stock Purchaser shall take place until there is issued a final nonappealable decision or order of a court of competent jurisdiction finding that such breach has occurred and, if applicable, was not cured within the time provided for cure in clauses (iii) or (iv) below, as the case may be; or

        (III) admitting that such a breach has occurred, and (if applicable) cannot be cured within the time periods provided for cure in clauses (iii) or (iv) below, in which case each outstanding share of Class A Common Stock and Series 3 PCS Stock, as the case may be, owned by such Qualified Stock Purchaser shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Common Stock and Series 1 PCS Stock, respectively, upon delivery of such notice; and

  provided, further, that if such Qualified Stock Purchaser fails to perform the actions described in clauses (I) or (II) above within the time periods provided for performing such actions in clauses (iii), (iv) or (v) below, it shall be deemed to have taken the action described in clause (III) above.

    (iii) For any alleged breach of the type described in clauses (w), (x) or
  (z) of clause (ii) above, such Qualified Stock Purchaser shall have the right, within five Business Days after the date (for purposes of this clause (iii), the "Breach Notice Date") that notice of such breach is delivered to such Qualified Stock Purchaser by this Corporation, to deliver to this Corporation a notice either:

      (x) committing to effect a cure as soon as practical, in which case such Qualified Stock Purchaser shall effect such cure as soon as practical, but in no event later than the 20th Business Day from the Breach Notice Date (or, with respect to an alleged breach of clauses
    (w) or (x), if such cure cannot be effected within such time period due to the anti-fraud rules of the U.S. securities laws, such longer period as is reasonably necessary to cure such breach in a manner consistent with such rules), provided that

        (I) such Qualified Stock Purchaser shall have no right to cure unless such breach is susceptible to cure;

        (II) such cure period shall continue only for so long as such Qualified Stock Purchaser shall be undertaking to effect such a cure in a diligent manner;

        (III) with respect to an alleged breach of clause (ii)(x) above, this Corporation shall have the right at any time after the end of such 20-day period to purchase such number of shares of Class A Stock as is necessary to return such Qualified Stock Purchaser to the ownership level permitted by the Qualified Stock Purchaser Standstill Agreement, at a price equal to the lower of (A) the Market Price for such Shares at the time of such redemption and (B) the price paid by such Qualified Stock Purchaser for such Shares, provided that this Corporation may only exercise such right if a majority of the Continuing Directors shall have first approved, at a meeting at which at least seven Continuing Directors are present, such a purchase of Shares, unless a Fair Price Condition has been satisfied; and

        (IV) withdrawal of the action alleged to have caused such breach shall not, in and of itself, give rise to a presumption that such breach has been cured; or

      (y) disputing that such a breach has occurred, provided that during such time as the most recent decision or order of a court of competent jurisdiction is to the effect that such breach has occurred and was not cured within the time provided for cure in clause (x) of this clause
    (iii), the rights provided to such Qualified Stock Purchaser under Sections 8.2 (except 8.2(a)(iii) and 8.2(c)), 8.3, 8.4, 8.5 and 8.6 of
    ARTICLE SIXTH and the right of such Qualified Stock Purchaser to elect members of the Board of Directors as a holder of the Class A Stock under ARTICLE FIFTH of these Articles of Incorporation shall be suspended and may not be exercised by such Qualified Stock Purchaser.

    (iv) For any alleged breach of the type described in clause (ii)(v) above, such Qualified Stock Purchaser shall have the right, within five Business Days after the date (for purposes of this clause (iv), the "Breach Notice Date") that notice of such breach is delivered to such Qualified Stock Purchaser by this Corporation, to deliver to this Corporation a notice either:

      (x) committing to effect a cure as soon as practical, in which case such Qualified Stock Purchaser shall effect such cure as soon as practical, but in no event later than the 20th Business Day from the Breach Notice Date (or, if such cure cannot be effected within such time period due to the anti-fraud rules of the U.S. securities laws, such longer period as is reasonably necessary to cure such breach in a manner consistent with such rules), provided that

        (I) such Qualified Stock Purchaser shall have no right to cure unless such breach is susceptible to cure;

        (II) such cure period shall continue only for so long as such Qualified Stock Purchaser shall be undertaking to effect such a cure in a diligent manner; and

        (III) withdrawal of the action alleged to have caused such breach shall not, in and of itself, give rise to a presumption that such breach has been cured; or

      (y) disputing that such a breach has occurred;

  provided that, in each case, from the Breach Notice Date until the earlier to occur of the cure of such breach and the issuance of a decision or order of a court of competent jurisdiction finding that such breach has not occurred or was cured within the time provided for cure in clause (x) of this clause (iv), the rights provided to such Qualified Stock Purchaser under Sections 8.2 (except 8.2(a)(iii) and 8.2(c)), 8.3, 8.4, 8.5 and 8.6 of ARTICLE SIXTH and the right of such Qualified Stock Purchaser to elect members of the Board of Directors as a holder of the Class A Stock under ARTICLE FIFTH of these Articles of Incorporation shall be suspended and may not be exercised by such Qualified Stock Purchaser; and provided, further, that following such decision or order, such rights shall be suspended during such time as the most recent decision or order of a court of competent jurisdiction is to the effect that such breach has occurred and was not cured within the time provided for cure in clause (x) of this clause (iv).

    (v) For any alleged breach of the type described in clause (ii)(y) above, such Qualified Stock Purchaser shall have the right, within five Business Days after the date (for purposes of this clause (v), the "Breach Notice Date") that notice of such breach is delivered to such Qualified Stock Purchaser by this Corporation, to deliver to this Corporation a notice disputing that such a breach has occurred, provided that from the Breach Notice Date until the issuance of a decision or order of a court of competent jurisdiction finding that such breach has not occurred, the rights provided to such Qualified Stock Purchaser under Sections 8.2 (except 8.2(a)(iii) and 8.2(c)), 8.3, 8.4, 8.5 and 8.6 of ARTICLE SIXTH and the right of such Qualified Stock Purchaser to elect members of the Board of Directors as a holder of the Class A Stock under ARTICLE FIFTH of these Articles of Incorporation shall be suspended and may not be exercised by such Qualified Stock Purchaser and provided, further, that following such decision or order, such rights shall be suspended during such time as the most recent decision or order of a court of competent jurisdiction is to the effect that such breach has occurred.

    (vi) For purposes of this Section 8.5(k), an alleged breach shall be deemed to have occurred in a Control Context if the action or actions alleged to have given rise to such breach were taken in the context of efforts by such Qualified Stock Purchaser or any other Person having the purpose or effect of changing or influencing the control of this Corporation.

    (vii) No conversion pursuant to this Section 8.5(k) shall be considered an acquisition for purposes of Section 8.5(i) of ARTICLE SIXTH.

    (l) Effect of Conversion. Upon the conversion of all of the shares of Class A Stock pursuant to this Section 8.5, each share of Class A Common Stock and Series 3 PCS Stock, as the case may be, issued by this Corporation pursuant to the Investment Agreement, the FT/DT Restructuring Agreement, the Stockholders' Agreement or these Articles of Incorporation shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Common Stock and Series 1 PCS Stock, respectively, provided that such conversion shall not be considered an acquisition of Common Stock or Series 1 PCS Stock, as the case may be, for purposes of Section 8.5(i) of ARTICLE SIXTH.

    (m) Exclusionary Tender Offer. If the Board of Directors shall determine not to oppose a tender offer by a Person other than FT, DT or any of their respective Affiliates for Voting Securities of this Corporation representing not less than 35 percent of the Voting Power of this Corporation, and the terms of such tender offer do not permit the Class A Holders to sell an equal or greater percentage of:

      (i) if the tender offer involves only Common Stock, Class A Common Stock as the holders of Common Stock are permitted to sell taking into account any proration,

      (ii) if the tender offer involves only Series 1 PCS Stock, Series 3 PCS Stock as the holders of Series 1 PCS Stock are permitted to sell taking into account any proration, or

      (iii) if the tender offer involves both Common Stock and Series 1 PCS Stock, Class A Common Stock and Series 3 PCS Stock as the holders of Common Stock and Series 1 PCS Stock, respectively, are permitted to sell taking into account any proration, then all, but not less than all, of the Class A Holders shall have the right (but not the obligation) to deliver to this Corporation a written notice requesting conversion of certain shares of Class A Common Stock (in the case of a tender offer described in (i) or (iii) immediately above) or Series 3 PCS Stock (in the case of a tender offer described in (ii) or (iii) above) designated by the Class A Holders into Common Stock or Series 1 PCS Stock, respectively, upon which delivery each share of Class A Common Stock or Series 3 PCS Stock so designated in such notice shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Common Stock or Series 1 PCS Stock, respectively, provided that (i) conversion pursuant to this clause (m) shall not be considered to be an acquisition of Common Stock or Series 1 PCS Stock for purposes of Section 8.5(i) of ARTICLE SIXTH, (ii) unless the Class A Common Stock or Series 3 PCS Stock shall have otherwise been converted into Common Stock or Series 1 PCS Stock, respectively, pursuant to Section 8.5 of ARTICLE SIXTH upon or prior to the consummation or abandonment of the transaction contemplated by such tender offer, immediately following the consummation of such transaction or the delivery by this Corporation to each Class A Holder of a notice that such transaction has been abandoned, each share of Common Stock or Series 1 PCS Stock held by a Class A Holder shall automatically reconvert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Class A Common Stock or Series 3 PCS Stock, respectively; and (iii) only those shares of Class A Common Stock or Series 3 PCS Stock related to shares of Common Stock or Series 1 PCS Stock, respectively, that were not so reconverted shall be deemed for any purpose under these Articles of Incorporation, the Stockholders' Agreement, the Investment Agreement, the FT/DT Restructuring Agreement, the Standstill Agreement, the Registration Rights Agreement, or any agreement or document related thereto to have been converted into Common Stock or Series 1 PCS Stock, respectively, pursuant to this Section 8.5(m) and the Class A Common Stock or Series 3 PCS Stock so reconverted shall be deemed to have been at all times outstanding shares of Class A Common Stock or Series 3 PCS Stock, respectively.

  8.6. Change of Control Procedures. As long as shares of Class A Stock are outstanding, but subject to Sections 8.5(a), (b), (f) and (k) of ARTICLE SIXTH, if this Corporation, directly or indirectly, (a) determines to sell all or substantially all of the assets of this Corporation, (b) determines not to oppose a third-party tender, exchange or other purchase offer for Voting Securities with a number of Votes in excess of 35 percent of the Voting Power of this Corporation, (c) determines to effect a merger or other business combination involving this Corporation that would result in a Person (other than any Class A Holder) holding Voting Securities of the resulting entity representing 35 percent or more of the Voting Power of such entity or (d) otherwise determines to sell Control of this Corporation, this Corporation shall conduct such transaction in accordance with reasonable procedures to be determined by the Board of Directors, and permit FT and DT to participate in that process on a basis no less favorable than that granted any other participant.

  8.7. Class Voting. Except as otherwise provided by law, in Section 2(a) of ARTICLE FIFTH or in the Class A Provisions, the Class A Holders shall not have, nor be entitled to, a class vote with respect to any matter to be voted on by the stockholders of this Corporation.

  8.8. Amendment of Class A Provisions and ARTICLE FIFTH. The Class A Provisions and Section 2(a)(iii) of ARTICLE FIFTH of these Articles of Incorporation may be amended in any manner which would not materially alter or change the powers, preferences or rights of the holders of shares of the Non-Class A Common Stock or Preferred Stock so as to affect such powers, preferences or rights adversely, by the Board of

Directors of this Corporation with the affirmative vote of only the holders of at least two-thirds of the outstanding shares of Class A Stock, voting together as a single class, and without the affirmative vote of the holders of shares of the Non-Class A Common Stock or the Preferred Stock. Upon the retirement of shares of Class A Common Stock, (i) such shares shall not resume the status of authorized and unissued shares of that class, (ii) such shares shall not be reissued, and (iii) upon the execution, acknowledgment and filing of a certificate in accordance with Kan. Stat. Ann. (S) 17-6003 and (S) 17-6603 (or any successor provisions) stating that the reissuance of such shares is prohibited, identifying the shares and reciting their retirement, then the filing of such certificate shall have the effect of amending these Articles of Incorporation so as to reduce accordingly the number of authorized shares of Class A Common Stock, or if such retired shares constitute all of the authorized shares of such class, then the filing of such certificate shall have the effect of amending these Articles of Incorporation automatically so as to eliminate all references to such class of stock therefrom.

  Section 9. Application of the Provisions of ARTICLE SIXTH

  9.1. Certain Determinations of the Board of Directors. In addition to the determinations regarding Preferred Stock to be made by the Board of Directors as provided by Section 13.6, the Board of Directors shall make such determinations (i) with respect to the assets and liabilities to be attributed to the Business Groups (in accordance with the definitions of "PCS Group" and "Sprint FON Group" set forth in ARTICLE SIXTH, Section 10), (ii) with respect to the application of the provisions of this ARTICLE SIXTH to transactions to be engaged in by the Corporation and (iii) as may be or become necessary or appropriate to the exercise of the powers, preferences and relative, participating, optional and other special rights of the classes or series of Corporation Common Stock, including, without limiting the foregoing, the determinations referred to in the following paragraphs (A), (B), (C) and (D) of this Section 9.1. A record of any such determination shall be filed with the Secretary of the Corporation to be kept with the records of the actions of the Board of Directors.

    (A) Upon any acquisition by the Corporation or its subsidiaries of any assets or business, or any assumption of liabilities, outside of the ordinary course of business of the Sprint FON Group or the PCS Group, as the case may be, the Board of Directors shall determine whether such assets, business and liabilities (or an interest therein) shall be for the benefit of the Sprint FON Group or the PCS Group or that an interest therein shall be partly for the benefit of the Sprint FON Group and partly for the benefit of the PCS Group and, accordingly, shall be attributed to the Sprint FON Group or the PCS Group, or partly to each, in accordance with the definitions of "PCS Group," "Sprint FON Group," and "Number Of Shares Issuable With Respect To The Intergroup Interest" set forth in
  Section 10 of ARTICLE SIXTH.

    (B) Upon any issuance of any shares of PCS Stock at a time when the Number Of Shares Issuable With Respect To The Intergroup Interest is more than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of PCS Stock so issued should reduce the Number Of Shares Issuable With Respect To The Intergroup Interest and the Number Of Shares Issuable With Respect To The Intergroup Interest shall be adjusted accordingly.

    (C) Upon any issuance by the Corporation or any subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock, if at the time such Convertible Securities are issued the Number Of Shares Issuable With Respect To The Intergroup Interest is greater than zero, the Board of Directors shall determine whether, upon conversion, exchange or exercise thereof, the issuance of shares of PCS Stock pursuant thereto shall, in whole or in part, reduce the Number Of Shares Issuable With Respect To The Intergroup Interest, taking into consideration the use of the proceeds of such issuance of Convertible Securities in the business of the Sprint FON Group or the PCS Group and any other relevant factors.

    (D) Upon any redemption or repurchase by the Corporation or any subsidiary thereof of shares of any Preferred Stock of any class or series or of other securities or debt obligations of the Corporation, if some of such shares, other securities or debt obligations were attributed to the Sprint FON Group and some of such shares, other securities or debt obligations were attributed to the PCS Group, the Board of Directors shall determine which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the Sprint FON Group and which, if any, of such shares, other securities or debt obligations shall be attributed to the PCS Group and, accordingly, how many of the shares of such series of Preferred Stock or of such other securities, or how much of such debt obligations, that remain outstanding, if any, continue to be attributed to the Sprint FON Group or to the PCS Group.

  9.2. Sources of Dividends and Distributions; Uses of Proceeds of Share Issuances. Notwithstanding the attribution of properties or assets of the Corporation to the Sprint FON Group or the PCS Group as provided in the definitions of such terms in Section 10 of ARTICLE SIXTH, the Board of Directors (i) may cause dividends or distributions or other payments to the holders of any class of Corporation Common Stock or any class or series of Preferred Stock to be made out of the properties or assets attributed to any Business Group, subject, however, to any contrary term of any series of Preferred Stock fixed in accordance with Section 13 of ARTICLE SIXTH, and (ii) may cause the proceeds of issuance of any shares of Non-Class A Stock or Class A Stock or any class or series of Preferred Stock, to whichever Business Group attributed in accordance with Section 13 of ARTICLE SIXTH, to be used in the business of, and to be attributed to, either the Sprint FON Group or the PCS Group in accordance with the definitions of "PCS Group," "Sprint FON Group," and "Number Of Shares Issuable With Respect To The Intergroup Interest" in
Section 10 of ARTICLE SIXTH.

  9.3. Certain Determinations Not Required. Notwithstanding the foregoing provisions of this Section 9, the provisions of Section 10 of ARTICLE SIXTH or any other provision of this ARTICLE SIXTH, at any time when there are not outstanding both (i) one or more shares of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Common Stock and (ii) one or more shares of PCS Stock or Convertible Securities convertible into or exchangeable or exercisable for PCS Stock, the Board of Directors need not (A) attribute any of the assets or liabilities of the Corporation or any of its subsidiaries to the Sprint FON Group or the PCS Group, (B) make any determination required in connection therewith, or (C) make any of the determinations otherwise required by this ARTICLE SIXTH, and in such circumstances the holders of the shares of Common Stock or PCS Stock outstanding, as the case may be, shall (unless otherwise specifically provided by the Articles of Incorporation of the Corporation) be entitled to all the voting powers, preferences, optional or other special rights of such classes of Corporation Common Stock without differentiation between the Common Stock and the PCS Stock and any provision of this ARTICLE SIXTH to the contrary shall no longer be in effect or operative and the Board of Directors may cause the Articles of Incorporation of the Corporation to be amended as permitted by law to delete such provisions as are no longer operative or of further effect.

  9.4. Emergency Use of Business Group Assets. Notwithstanding the foregoing provisions of this Section 9 or any other provision of ARTICLE SIXTH, the Board of Directors may transfer assets or properties from one Business Group to another on such other basis as the Board of Directors shall determine, consistent with its fiduciary duties to the Corporation and the holders of all classes and series of the Corporation's common stock, provided that the Board of Directors determines (i) that such transfer on such basis should be made to prevent or mitigate material adverse consequences that would fundamentally affect the transferee Business Group, (ii) that the benefit of such transfer on such basis to the transferee Business Group is to materially exceed any adverse effect of such transfer to the transferor Business Group, and (iii) that such transfer on such basis is in the best interest of the Corporation as a whole after giving fair consideration to the potentially divergent interests of the holders of the separate classes of Corporation Common Stock.

  9.5. Board Determinations Binding. Subject to applicable law, any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Section 9 or otherwise in furtherance of the application of this ARTICLE SIXTH shall be final and binding on all stockholders.

  Section 10. Definitions. For purposes of ARTICLE FIFTH and ARTICLE SIXTH of these Articles of Incorporation, the following terms have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. As used in this Section 10, a "contribution" or "transfer" of assets or properties from one Business Group to another refers to the reattribution of such assets or properties from the contributing or transferring Business Group to the other Business Group and correlative phrases have correlative meanings.

  "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person, provided that (a) no JV Entity shall be deemed an Affiliate of any Class A Holder or this Corporation unless (i) FT, DT and Atlas own a majority of the Voting Power of such JV Entity and this Corporation does not have the Tie-Breaking Vote (as defined in Section 18.1 of the Joint Venture Agreement), or (ii) FT, DT or Atlas has the Tie-Breaking Vote; (b) FT, DT and this Corporation shall not be deemed Affiliates of each other; (c) Atlas shall be deemed an Affiliate of FT and DT; and (d) the term "Affiliate" shall not include any Governmental Authority of France or Germany or any other Person Controlled, directly or indirectly, by any such Governmental Authority except in each case for FT, DT, Atlas and any other Person directly, or indirectly through one or more intermediaries, Controlled by FT, DT or Atlas.

  "Alien" means "aliens," "their representatives," "a foreign government or representatives thereof" or "any corporation organized under the laws of a foreign country" as such terms are used in Section 310(b)(4) of the Communications Act of 1934, as amended, or as hereafter may be amended, or any successor provision of law.

  "Applicable Law" has the meaning set forth in the Stockholders' Agreement.

  "Associate" has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, provided that when used to indicate a relationship with FT or DT or their respective Subsidiaries or Affiliates, the term "Associate" means (a) in the case of FT, any Person occupying any of the positions listed on Schedule A to the Stockholders' Agreement and (b) in the case of DT, any Person occupying any of the positions listed on Schedule B to the Stockholders' Agreement, provided, further, that, in each case, no Person occupying any such position described in clause (a) or (b) hereof shall be deemed an "Associate" of FT or DT, as the case may be, unless the Persons occupying all such positions described in clauses (a) and (b) hereof Beneficially Own, in the aggregate, more than 0.2% of the Voting Power of the Corporation.

  "Atlas" means the company formed as a societe anonyme under the laws of Belgium pursuant to the Joint Venture Agreement, dated as of December 15, 1994, between FT and DT, as amended.

  "Average Trading Price" of a share of any class or series of capital stock of the Corporation on any day means the average Closing Price of such capital stock determined over the 20 Trading Days immediately preceding the date of such determination; provided that for purposes of this definition only, in determining the "Closing Price" of a share of any class or series of capital stock for such 20 Trading Day period, (i) the "Closing Price" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this definition) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Closing Price" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock, shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

  "Beneficial Owner" (including, with its correlative meanings, "Beneficially Own" and "Beneficial Ownership"), with respect to any securities, means any Person which:

    (a) has, or any of whose Affiliates or Associates has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or only after the passage of time) such securities pursuant to any agreement, arrangement or understanding (whether or not in writing), including, without limitation, pursuant to the FT/DT Restructuring Agreement and the Stockholders' Agreement, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

    (b) has, or any of whose Affiliates or Associates has, directly or indirectly, the right to vote or dispose of (whether such right is exercisable immediately or only after the passage of time) or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Exchange Act but including all such securities which a Person has the right to acquire beneficial ownership of whether or not such right is exercisable within the 60-day period specified therein) such securities, including pursuant to any agreement, arrangement or understanding (whether or not in writing); or

    (c) has, or any of whose Affiliates or Associates has, any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of any securities which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate thereof), provided that (i) Class A Stock, Non-Class A Common Stock and Preferred Stock held by one of FT or DT or its Affiliates or Associates shall not also be deemed to be Beneficially Owned by the other of FT or DT or its Affiliates or Associates, (ii) Common Stock and PCS Stock shall not be deemed to be Beneficially Owned by FT, DT or their Affiliates or Associates by virtue of the top up rights and standby commitments granted under the Purchase Rights Agreement (as defined in the FT/DT Restructuring Agreement) except to the extent that FT, DT or their Affiliates or Associates have (A) acquired shares of Common Stock or PCS Stock pursuant to the Purchase Rights Agreement, or (B) become irrevocably committed to acquire, and the Cable Holders have become irrevocably committed to sell, shares of Common Stock or PCS Stock pursuant to the Purchase Rights Agreement (with such Beneficial Ownership being determined on a full-voting basis), subject only to customary closing conditions, if any;
(iii) FT, DT and their Affiliates and Associates shall not be deemed to Beneficially Own any incremental Voting Power resulting solely from the increase in Voting Power provided for by the application of ARTICLE SIXTH,
Section 7.5(d); and (iv) prior to the conversion thereof (other than during the 90-day period following the Conversion Trigger Date set forth in ARTICLE SIXTH, Section 7.5(a), a holder of Series 2 PCS Stock or Series 2 Common Stock shall not be deemed to beneficially own the shares of Series 1 PCS Stock or Common Stock issuable upon conversion thereof.

  "Board of Directors" means the board of directors of this Corporation.

  "Business Day" means any day other than a day on which commercial banks in The City of New York, Paris, France, or Frankfurt am Main, Germany, are required or authorized by law to be closed.

  "Business Group" means, as of any date, the Sprint FON Group or the PCS Group, as the case may be.

  "Bylaws" means the Bylaws of this Corporation as amended or supplemented from time to time.

  "Cable Holder" means any of

    (i) Tele-Communications, Inc., a Delaware corporation, Comcast Corporation, a Pennsylvania corporation, or Cox Communications, Inc., a Delaware corporation,

    (ii) any Affiliate of an entity identified in clause (i) of this definition,

    (iii) any successor (by operation of law or otherwise) of an entity identified in clauses (i) or (ii) of this definition so long as such successor remains an Affiliate of an entity identified in clause (i) or
  (ii),

    (iv) any entity controlled by two or more entities identified in clauses
  (i) through (iii) of this definition or this clause (iv) even if such entity is not considered an Affiliate of any individual entity so identified and

    (v) for purposes of ARTICLE SIXTH, Section 7.5(b) only, with respect to any Transfer of shares of Series 2 PCS Stock, the transferee of such shares if (A) at the time of such Transfer, the transferor was a Cable Holder under any of clauses (i) through (iv) of this definition, (B) after giving effect to such Transfer, the transferee was an Associate of the transferor,
  (C) immediately prior to such Transfer, the transferee was identified in writing by the transferor as a "Cable Holder" under this clause (v), and
  (D) the transferor and transferee satisfied the conditions set forth in
  Section 2.4 of the applicable Cable Holder Standstill Agreements.

  "Cable Holder Standstill Agreements" means the Standstill Agreements, dated as of May 26, 1998, entered into between this Corporation and each of certain Cable Holders, and any Standstill Agreements in the form thereof entered into from time to time between this Corporation and certain transferee Affiliates and Associates of such Cable Holders.

  "Cellular and Wireless Division" means the former Cellular and Wireless Communications Services Division of this Corporation.

  "Change of Control" means a:

    (a) decision by the Board of Directors to sell Control of this Corporation or not to oppose a third party tender offer for Voting Securities of this Corporation representing more than 35% of the Voting Power of this Corporation; or

    (b) change in the identity of a majority of the Directors due to (i) a proxy contest (or the threat to engage in a proxy contest) or the election of Directors by the holders of Preferred Stock; or (ii) any unsolicited tender, exchange or other purchase offer which has not been approved by a majority of the Independent Directors, provided that a Strategic Merger shall not be deemed to be a Change of Control and provided, further, that any transaction between this Corporation and FT and DT or otherwise involving FT and DT and any of their direct or indirect Subsidiaries which are party to a Contract therefor shall not be deemed to be a Change of Control.

  "Class A Action" means action by the holders of a majority of the Votes represented by the Class A Stock taken by a vote at either a regular or special meeting of the stockholders of this Corporation or of the holders of the Class A Stock or by written consent delivered to the Secretary of this Corporation.

  "Class A Common Stock" means the Old Class A Common Stock and the Class A Common Stock--Series DT.

  "Class A Common Stock--Series DT" has the meaning set forth in the "Designation" column in Section 1 of ARTICLE SIXTH.

  "Class A Director" means any Director elected by the Class A Holders pursuant to Section 2(a) or 4(b) of ARTICLE FIFTH of these Articles of Incorporation or appointed by Class A Directors pursuant to Section 4(b) of ARTICLE FIFTH of these Articles of Incorporation.

  "Class A Holders" means (a) the holders of the Class A Stock, and (b) any Qualified Stock Purchaser who has executed with this Corporation a Qualified Stock Purchaser Assumption Agreement (as such term is defined in the Stockholders' Agreement), for so long as such Person holds Class A Stock.

  "Class A Provisions" means Section 5 (but only with respect to those provisions addressing the Class A Stock), Section 6 (but only with respect to those provisions addressing the Class A Stock), Section 8, Section 9, Section 10, Section 11 and Section 12 of ARTICLE SIXTH.

  "Class A Stock" means the Class A Common Stock and the Series 3 PCS Stock.

  "Closing Price" means, with respect to a security on any day, the last sale price, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on The New York Stock Exchange, Inc. or, if such security is not listed or admitted to trading on such exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the security is listed or admitted to trading or, if the security is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such date such security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the security selected in good faith by the Board of Directors. If the security is not publicly held or so listed or publicly traded, "Closing Price" means the Fair Market Value of such security.

  "Committed Percentage" means, as to any Class A Holder, the percentage obtained by dividing the aggregate number of Votes represented or to be represented by the Voting Securities of this Corporation (a) owned of record by such Class A Holder or by its nominees; and (b) which such Class A Holder has committed to this Corporation to purchase pursuant to Articles V and VI or Sections 7.3 and 7.8 of the Stockholders Agreement (but not pursuant to the FT/DT Restructuring Agreement until such shares are acquired pursuant to such agreement), by the sum of (i) the Voting Power of this Corporation, and (ii) the Votes to be represented by any Voting Securities of this Corporation such Class A Holder has committed to this Corporation to purchase from this Corporation pursuant to Articles V or VI or Section 7.3 of the Stockholders' Agreement (but not pursuant to the FT/DT Restructuring Agreement until such shares are acquired pursuant to such agreement).

  "Common Stock" has the meaning set forth in the "Designation" column in
Section 1 of ARTICLE SIXTH.

  "Common Group Stock" means the Common Stock, the Series 2 Common Stock and the Class A Common Stock.

  "Continuing Director" has the meaning set forth in the Fair Price
Provisions.

  "Contract" means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, franchise, contract, or other agreement, obligation, instrument or binding commitment of any nature.

  "Control" means, with respect to a Person or Group, any of the following:

    (a) ownership by such Person or Group of Votes entitling it to exercise in the aggregate more than 35 percent of the Voting Power of the entity in question; or

    (b) possession by such Person or Group of the power, directly or indirectly, (i) to elect a majority of the board of directors (or equivalent governing body) of the entity in question; or (ii) to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by contract or otherwise.

  "Conversion Date" means the date fixed by the Board of Directors as the effective date for the conversion of shares of PCS Stock into shares of Common Group Stock (or another class or series of common stock of the Corporation) as shall be set forth in the notice to holders of shares of PCS Stock and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock required pursuant to
Section 7.4(E).

  "Conversion Time" has the meaning set forth in Section 8.5(j) of ARTICLE
SIXTH.

  "Converted Series Shares" has the meaning set forth in Section 7.5(c) of ARTICLE SIXTH.

  "Converted Shares" has the meaning set forth in Section 8.5(j) of ARTICLE
SIXTH.

"Converted Votes" means, on any particular day, (i) in the case of a share of Series 2 PCS Stock, the applicable PCS Per Share Vote a share of Series 1 PCS Stock would have had if the computation described in Section 3.2(a)(ii) had occurred on such day and (ii) in the case of a share of Series 2 Common Stock, one vote per share.

  "Convertible Securities" at any time means any securities of the Corporation or of any subsidiary thereof (other than shares of Corporation Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class or series of Corporation Common Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, pursuant to antidilution provisions of such securities or otherwise.

  "Core Businesses" means all businesses in the fields of telecommunications and information technology and applications, and equipment, software applications and consumer and business services related thereto or making use of the technology thereof, including value-added consumer and business services generated through or as a result of underlying telecommunications services using all technology (voice, data and image) and physical transport, network intelligence, and software applications, and cable television (but not including any programming or content-related activities with respect thereto).

  "Corporation Common Stock" means the Common Stock, the Series 2 Common Stock, the Class A Common Stock, the Series 1 PCS Stock, the Series 2 PCS Stock and the Series 3 PCS Stock.

  "Corporation Joint Venture Termination" means any of the following:

    (a) the sale of Venture Interests by a Sprint Party pursuant to Section 20.5(a) of the Joint Venture Agreement; or

    (b) the receipt by the FT/DT Parties of the Tie-Breaking Vote due to a Funding Default, Material Non-Funding Default or Bankruptcy (as such terms are defined in the Joint Venture Agreement) on the part of any of the Sprint Parties.

  "Director" means a member of the Board of Directors.

  "Disposition" means a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets.

  "DT" means Deutsche Telekom AG, an Aktiengesellschaft formed under the laws of Germany.

  "Effective Date" means the date on which these Amended and Restated Articles of Incorporation become effective.

  "ESMR" means any commercial mobile radio service, and the resale of such service, of the type authorized under the rules for Specialized Mobile Radio Services designated under Subpart S of Part 90 of the FCC's rules or similar Applicable Laws of any other country in effect on the date hereof, including the networking, marketing, distribution, sales, customer interface and operations functions relating thereto.

  "Europe" means the current geographic area covered by the following countries and territories located on the European continent, plus, in the case of France, its territories and possessions located outside the European continent: Albania, Andorra, Austria, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Gibraltar, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom, and Vatican City.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

  "Exempt Asset Divestitures" means, with respect to this Corporation and its
Subsidiaries:

    (a) Transfers of assets, shares or other equity interests (other than Long Distance Assets) to joint ventures approved by FT and DT prior to January 31, 1996;

    (b) Transfers of assets, shares or other equity interests (other than Long Distance Assets) to (i) any entity in exchange for equity interests in such entity if, after such transaction, this Corporation owns at least

  51 percent of both the Voting Power and equity interests in such entity or
  (ii) any joint venture that is an operating joint venture not controlled by any of its principals and in which (x) this Corporation has the right, acting alone, to disapprove (and thereby prohibit) decisions relating to acquisitions and divestitures involving more than 20 percent of the Fair Market Value of such entity's assets, mergers, consolidations and dissolution or liquidation of such entity and the adoption of such entity's business plan, and (y) Major Competitors of the Joint Venture do not in the aggregate own more than 20 percent of the equity interests or Voting Power;

    (c) transactions in which this Corporation exchanges one or more (i) local exchange telephone businesses for one or more such businesses or (ii) public cellular or wireless radio telecommunications service systems for one or more such systems, provided that this Corporation shall not, directly or indirectly, receive cash in any such transaction in an amount greater than 20 percent of the Fair Market Value of the property or properties Transferred by it;

    (d) Transfers of assets, shares or other equity interests (other than Long Distance Assets) by this Corporation to any of its Subsidiaries, or by any of its Subsidiaries to this Corporation or any other Subsidiary of this Corporation;

    (e) any Spin-off of equity interests of a wholly-owned Subsidiary that is not a Subsidiary which, directly or indirectly, owns Long Distance Assets (for purposes of this definition, the "Spun-off Entity"), provided that the Class A Holders receive securities in the Spun-off Entity of a separate class with rights no less favorable to the Class A Holders than those applicable to the Class A Stock set forth in these Articles of Incorporation and the Bylaws;

    (f) Transfers of assets (other than Long Distance Assets) of this Corporation or any of its Subsidiaries that are primarily or exclusively used in connection with providing information technology or data processing functions or services (collectively, for purposes of this definition, the "IT Assets") to any Person that regularly provides information technology or data processing functions or services on a commercial basis, in connection with a contractual arrangement (for purposes of this definition, an "IT Service Contract") pursuant to which such Person undertakes to provide information technology or data processing functions or services to this Corporation or any of its Subsidiaries of substantially the same nature as the services associated with the use of such assets prior to such Transfer and upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation, provided that (i) the term of such IT Service Contract shall be for a period at least as long as the weighted average useful life of such assets, or this Corporation or such Subsidiary shall have the right to cause such IT Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation, and (ii) the Transfer of such assets will not materially and adversely affect the operation of this Corporation; or

    (g) Transfers of assets (other than Long Distance Assets or IT Assets) of this Corporation or any of its Subsidiaries to any Person in connection with any contractual arrangement (for purposes of this definition, a "Non-IT Service Contract") pursuant to which such Person undertakes to provide services to this Corporation or any of its Subsidiaries of substantially the same nature as the services associated with the use of such assets prior to such Transfer and upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation, provided, that
  (i) the Fair Market Value of such assets, together with the Fair Market Value of assets of this Corporation Transferred to such Person or other Persons in related transactions, do not represent more than five percent of the Fair Market Value of the assets of this Corporation, (ii) the Transfer of such assets will not materially and adversely affect the operation of this Corporation, and (iii) the term of such Non-IT Service Contract shall be for a period at least as long as the weighted average useful life of the assets so Transferred or this Corporation or such Subsidiary has the right to cause such Non-IT Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation.

  "Exempt Long Distance Asset Divestitures" means, with respect to this Corporation and its Subsidiaries:

    (a) Transfers of Long Distance Assets to a Qualified Joint Venture;

    (b) Transfers of Long Distance Assets to any entity if this Corporation and its Subsidiaries after such transaction own at least 70 percent of both the Voting Power and equity interests of such entity, provided that if a Major Competitor of FT or DT or of the Joint Venture holds equity interests in such entity, such Major Competitor's equity interests and Votes in such entity as a percentage of the Voting Power of such entity shall not, directly or indirectly, exceed 20 percent;

    (c) Transfers of Long Distance Assets pursuant to an underwritten, widely-distributed public offering at the conclusion of which this Corporation and its Subsidiaries shall own at least 51 percent of both the Voting Power and equity interests in the entity that owns such Long Distance Assets;

    (d) Transfers in the ordinary course of business of Long Distance Assets determined by this Corporation to be unnecessary for the orderly operation of this Corporation's business, and sale-leasebacks of Long Distance Assets and similar financing transactions after which this Corporation and its Subsidiaries continue in possession and control of the Long Distance Assets involved in such transaction;

    (e) Transfers of Long Distance Assets by this Corporation to any of its Subsidiaries, or by any of its Subsidiaries to this Corporation or any other Subsidiary of this Corporation;

    (f) Transfers of Long Distance Assets to FT or DT or any assignee thereof pursuant to the Stockholders' Agreement;

    (g) any Spin-off of equity interests of a wholly-owned Subsidiary which, directly or indirectly, owns Long Distance Assets (for purposes of this definition, the "Spun-off Entity"), provided that the Class A Holders receive securities in the Spun-off Entity of a separate class with rights no less favorable to the Class A Holders than those applicable to the Class A Stock set forth in these Articles of Incorporation and the Bylaws;

    (h) Transfers of Long Distance Assets of this Corporation or any of its Subsidiaries that are primarily or exclusively used in connection with providing information technology or data processing functions or services (collectively, for purposes of this definition, the "IT Assets") to any Person that regularly provides information technology or data processing functions or services on a commercial basis, in connection with a contractual arrangement (for purposes of this definition, an "IT Service Contract") pursuant to which such Person undertakes to provide information technology or data processing functions or services to this Corporation or any of its Subsidiaries of substantially the same nature as the services associated with the use of such Long Distance Assets prior to such Transfer and upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation, provided that (i) the term of such IT Service Contract shall be for a period at least as long as the weighted average useful life of such Long Distance Assets, or this Corporation or such Subsidiary shall have the right to cause such IT Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation, and (ii) the Transfer of such Long Distance Assets will not materially and adversely affect the operation of the Long Distance Business. Any such IT Service Contract involving Transfers of Long Distance Assets, including any renewal or extension thereof, shall be deemed to be a Long Distance Asset; or

    (i) Transfers of Long Distance Assets (other than IT Assets) of this Corporation or any of its Subsidiaries to any Person in connection with any contractual arrangement (for purposes of this definition, a "Non-IT Service Contract") pursuant to which such Person undertakes to provide services to this Corporation or any of its Subsidiaries of substantially the same nature as the services associated with the use of such Long Distance Assets prior to such Transfer and upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation, provided, that
  (i) the Fair Market Value of such Long Distance Assets, together with the Fair Market Value of Long Distance Assets Transferred to such Person or other Persons in related transactions, do not represent more than three percent of the Fair Market Value of the Long Distance Assets of this Corporation, (ii) the Transfer of such Long Distance Assets will not materially and adversely affect the operation of the Long Distance Business, and (iii) the term of such Non-IT Service Contract shall be for a period at least as long as the weighted average useful life of the Long Distance Assets so Transferred or this Corporation or such Subsidiary has the right to cause such Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation. Any such Non-IT Service Contract involving Transfers of Long Distance Assets, including any renewal or extension thereof, shall be deemed to be a Long Distance Asset.

  "Extraordinary Dividend" means, with respect to capital stock of this Corporation, a cash dividend or other cash distribution, other than (a) a regular periodic dividend payable in cash; or (b) a dividend payable in accordance with the terms of the Preferred Stock.

  "Fair Market Value" means, with respect to any asset, shares or other property, the cash price at which a willing seller would sell and a willing buyer would buy such asset, shares or other property in an arm's-length negotiated transaction without undue time restraints, as determined in good faith by a majority of the Independent Directors as certified in a resolution delivered to all of the Class A Holders.

  "Fair Price Condition" has the meaning set forth in Section 2.2 of ARTICLE SIXTH.

  "Fair Price Provisions" means ARTICLE SEVENTH of these Articles of Incorporation, and any successor provision thereto.

  "Fair Value" means, in the case of equity securities or debt securities of a class that has previously been Publicly Traded for a period of at least 15 months, the Market Value thereof (if such value, as so defined, can be determined) or, in the case of an equity security or debt security that has not been Publicly Traded for at least such period, means the fair value per share of stock or per other unit of such other security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors; provided, however, that in the case of property other than securities, the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate in accordance with good business practice. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

  "FCC" means the Federal Communications Commission.

  "FCC Order" means, with respect to any proposed Transfer of Long Distance Assets by this Corporation, either:

    (a) an effective written order or other final action from the FCC (either in the first instance or upon review or reconsideration) either declaring that FT and DT are not prohibited by Section 310 from owning such Long Distance Assets or stating that no such declaration is required, and as to which no Proceeding shall be pending or threatened that presents a substantial possibility of resulting in a reversal thereof; or

    (b) an effective written order from, or other final action taken by, the FCC pursuant to delegated authority (either in the first instance or upon review or reconsideration) either declaring that FT and DT are not prohibited by Section 310 from owning such Long Distance Assets, or stating that no such declaration is required, which order or final action shall no longer be subject to further administrative review, and as to which no Proceeding shall be pending or threatened that presents a substantial possibility of resulting in a reversal thereof;

  For purposes of clause (b) of this definition, an order from, or other final action taken by, the FCC pursuant to delegated authority shall be deemed no longer subject to further administrative review:

      (x) if no petition for reconsideration or application for review by the FCC of such order or final action has been filed within thirty days after the date of public notice of such order or final action, as such 30-day period is computed and as such date is defined in Sections 1.104 and 1.4 (or any successor provisions), as applicable, of the FCC's rules, and the FCC has not initiated review of such order or final action on its own motion within forty days after the date of public notice of the order or final action, as such 40-day period is computed and such date is defined in Sections 1.117 and 1.4 (or any successor provisions) of the FCC's rules; or

      (y) if any such petition for reconsideration or application for review has been filed, or, if the FCC has initiated review of such order or final action on its own motion, the FCC has issued an effective written order or taken final action to the effect set forth in clause (a) above.

  "FON Preferred Stock" means Preferred Stock to the extent attributed to the Sprint FON Group in accordance with ARTICLE SIXTH, Section 13.

  "France" means the Republic of France, including French Guiana, Guadeloupe, Martinique and Reunion, and its territories and possessions.

  "FT" means France Telecom SA, a societe anonyme formed under the laws of France.

  "FT/DT Joint Venture Termination" means any of the following:

    (a) the sale of Venture Interests by an FT/DT Party pursuant to Section 20.5(b), 20.5(c) or 20.5(d) of the Joint Venture Agreement; or

    (b) the receipt by the Sprint Parties of the Tie-Breaking Vote due to a Funding Default, Material Non-Funding Default or Bankruptcy (as such terms are defined in the Joint Venture Agreement) on the part of any of the FT/DT Parties.

  "FT/DT Party" has the meaning set forth in the Joint Venture Agreement.

  "FT/DT Restructuring Agreement" means the Master Restructuring and Investment Agreement, dated as of May 26, 1998, among FT, DT and this Corporation, as amended or supplemented from time to time.

  "Germany" means the Federal Republic of Germany.

  "Governmental Authority" means any federation, nation, state, sovereign, or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government, provided that the term "Governmental Authority" shall not include FT, DT, Atlas or any of their respective Subsidiaries.

  "Group" means any group within the meaning of Section 13(d)(3) of the Exchange Act.

  "Independent Director" means any member of the Board of Directors who (a) is not an officer or employee of this Corporation, or any Class A Holder, or any of their respective Subsidiaries, (b) is not a former officer of this Corporation, or any Class A Holder, or any of their respective Subsidiaries,
(c) does not, in addition to such person's role as a Director, act on a regular basis, either individually or as a member or representative of an organization, serving as a professional adviser, legal counsel or consultant to this Corporation, or any Class A Holder, or their respective Subsidiaries, if, in the opinion of the Nominating Committee of the Board of Directors of this Corporation (the "Nominating Committee") or the Board of Directors if a Nominating Committee is not in existence, such relationship is material to this Corporation, any Class A Holder, or the organization so represented or such person, and (d) does not represent, and is not a member of the immediate family of, a person who would not satisfy the requirements of the preceding clauses (a), (b) and (c) of this sentence. A person who has been or is a partner, officer or director of an organization that has customary commercial, industrial, banking or underwriting relationships with this Corporation, any Class A Holder, or any of their respective Subsidiaries, that are carried on in the ordinary course of business on an arms-length basis and who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and (d) of the first sentence of this definition, may qualify as an Independent Director, unless, in the opinion of the Nominating Committee or the Board of Directors if a

Nominating Committee is not in existence, such person is not independent of the management of this Corporation, or any Class A Holder, or any of their respective Subsidiaries, or the relationship would interfere with the exercise of independent judgment as a member of the Board of Directors. A person who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and
(d) of the first sentence of this definition and who, in addition to fulfilling the customary director's role, also provides additional services directly for the Board of Directors and is separately compensated therefor, would nonetheless qualify as an Independent Director. Notwithstanding anything to the contrary contained in this definition, each Director as of the date of the execution of the Investment Agreement who is not an executive officer of this Corporation shall be deemed to be an Independent Director hereunder.

  "Intergroup Interest Fraction" as of any date means a fraction the numerator of which is the Number Of Shares Issuable With Respect To The Intergroup Interest on such date and the denominator of which is the sum of (A) such Number Of Shares Issuable With Respect To The Intergroup Interest and (B) the aggregate number of shares of PCS Stock outstanding on such date. A statement setting forth the Intergroup Interest Fraction as of the record date for any dividend or distribution on the PCS Stock, as of the end of each fiscal quarter of the Corporation and as of any date otherwise required under these Articles of Incorporation or by the Board of Directors shall be filed by the Secretary of the Corporation in the records of the Board of Directors of the Corporation not later than fifteen Business Days after such date.

  "Investment Agreement" means the Investment Agreement, dated as of July 31, 1995, among FT, DT and this Corporation (and all exhibits and schedules thereto), as amended or supplemented from time to time.

  "Investment Documents" means the FT/DT Restructuring Agreement and the Stockholders' Agreement.

  "Joint Venture" means the joint venture formed by FT, DT, this Corporation and Sprint Sub, as provided in the Joint Venture Agreement.

  "Joint Venture Agreement" means the Joint Venture Agreement, dated as of June 22, 1995 among FT, DT, Sprint Sub, and this Corporation, as amended or supplemented from time to time.

  "JV Entity" has the meaning set forth in the Joint Venture Agreement.

  "Lien" means any mortgage, pledge, security interest, adverse claim, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or similar Applicable Law of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

  "Lien Transfer" means the granting of any Lien on any Long Distance Asset, other than:

    (a) a Lien securing purchase money indebtedness that does not have a term longer than the estimated useful life of such Long Distance Asset;

    (b) Liens or other comparable arrangements relating to the financing of accounts receivable; and

    (c) Liens securing any other indebtedness for borrowed money, provided that (i) the amount of such indebtedness, when added to the aggregate amount of purchase money indebtedness referred to in clause (a) above, does not exceed 30% of the total book value of the Long Distance Assets as at the date of the most recently published balance sheet of this Corporation,
  (ii) the indebtedness secured by such Liens is secured only by Liens on Long Distance Assets, (iii) the face amount of such indebtedness does not exceed the book value of the Long Distance Assets subject to such Liens, and (iv) such indebtedness is for a term no longer than the estimated useful life of the Long Distance Assets subject to such Liens.

  "Local Exchange Division" means the Local Communications Services Division of this Corporation.

  "Long Distance Assets" means:

    (a) the assets reflected in this Corporation's balance sheet for the year ended December 31, 1994 as included in the Long Distance Division;

    (b) any assets acquired by this Corporation or any of its Subsidiaries following December 31, 1994 that are reflected in this Corporation's balance sheet as included in the Long Distance Division;

    (c) any assets of this Corporation or any of its Subsidiaries that are not reflected in this Corporation's balance sheet for the year ended December 31, 1994 as included in the Long Distance Division, which after December 31, 1994 are transferred by this Corporation or any of its Subsidiaries to, or reclassified by this Corporation or any of its Subsidiaries as part of, the Long Distance Division;

    (d) any assets acquired by this Corporation after December 31, 1994 that are used or held for use primarily for the benefit of the Long Distance Business; and

    (e) any assets referred to in clauses (a) through (c) above that are used or held for use primarily for the benefit of the Long Distance Business which are transferred or reclassified by this Corporation or any of its Subsidiaries outside of the Long Distance Division, but which continue to be owned by this Corporation or any of its Subsidiaries;

provided that the term "Long Distance Assets" shall not include (i) any assets that are used or held for use primarily for the benefit of any Non-Long Distance Business, or (ii) any other assets reflected in this Corporation's balance sheet for the year ended December 31, 1994 as included in the Cellular and Wireless Division or the Local Exchange Division (other than as such assets in the Cellular and Wireless Division or the Local Exchange Division may be transferred or reclassified in accordance with paragraph (c) of this definition).

  "Long Distance Business" means all long distance telecommunications activities and services of this Corporation and its Subsidiaries at the relevant time, including (but not limited to) all long distance transport services, switching and value-added services for voice, data, video and multimedia transmission, migration paths and intelligent overlapping architectures, provided that the term "Long Distance Business" shall not include any activities or services primarily related to any Non-Long Distance Business.

  "Long Distance Division" means the Long Distance Communications Services Division of this Corporation.

  "Major Competitor" means (a) with respect to FT or DT, a Person that materially competes with a major portion of the telecommunications services business of FT or DT in Europe or a Person that has taken substantial steps to become such a Major Competitor and which FT or DT has reasonably concluded, in its good faith judgment, will be such a competitor in the near future in France or Germany, provided that FT and/or DT furnish in writing to this Corporation reasonable evidence of the occurrence of such steps; (b) with respect to this Corporation, a Person that materially competes with a major portion of the telecommunications services business of this Corporation in North America, or a Person that has taken substantial steps to become such a Major Competitor and which this Corporation has reasonably concluded, in its good faith judgment, will be such a competitor in the near future in the United States of America provided that this Corporation furnish in writing to each Class A Holder reasonable evidence of the occurrence of such steps; and
(c) with respect to the Joint Venture, a Person that materially competes with a major portion of the telecommunications services business of the Joint Venture, or a Person that has taken substantial steps to become such a Major Competitor and which FT, DT or this Corporation has reasonably concluded, in its good faith judgment, will be such a competitor in the near future, provided that FT, DT or this Corporation furnish in writing to the other two of them reasonable evidence of the occurrence of such steps.

  "Major Competitor Transaction" has the meaning set forth in ARTICLE SIXTH,
Section 8.4.

  "Major Issuance" means any transaction, including, but not limited to, a merger or business combination, resulting, directly or indirectly, in the issuance (or sale from treasury) in connection with such transaction of

Voting Securities of this Corporation with a number of Votes equal to or greater than 30 percent of the Voting Power of this Corporation immediately prior to such issuance.

  "Market Capitalization" means, with respect to this Corporation at any date, the sum of the average Market Price over the immediately preceding 20 Business Days of each share of outstanding capital stock of this Corporation, securities convertible into such capital stock and options, warrants or other rights to acquire such capital stock.

  "Market Price" means with respect to a security on any date, the Closing Price of such security on the Trading Day immediately prior to such date. The Market Price shall be deemed to be equal to, (i) in the case of a share of Class A Common Stock or Series 2 Common Stock, as the case may be, the Market Price of a share of Common Stock and (ii) in the case of a share of Series 3 PCS Stock or Series 2 PCS Stock, as the case may be, the Market Price of a share of Series 1 PCS Stock. The Market Price of (x) any options, warrants, rights or other securities convertible into or exercisable for Class A Common Stock or Series 2 Common Stock, as the case may be, shall be equal to the Market Price of options, warrants, rights or other securities convertible into or exercisable for Common Stock upon the same terms and otherwise containing the same terms as such options, warrants, rights or other securities convertible into or exercisable for Class A Common Stock or Series 2 Common Stock, as the case may be, and (y) any options, warrants, rights or other securities convertible into or exercisable for Series 3 PCS Stock or Series 2 PCS Stock, as the case may be, shall be equal to the Market Price of options, warrants, rights or other securities convertible into or exercisable for Series 1 PCS Stock upon the same terms and otherwise containing the same terms as such options, warrants, rights or other securities convertible into or exercisable for Series 3 PCS Stock or Series 2 PCS Stock, as the case may be.

  "Market Value" of a share of any class or series of capital stock of the Corporation on any day means the average of the high and low reported sales prices regular way of a share of such class or series on such day (if such day is a Trading Day, and if such day is not a Trading Day, on the Trading Day immediately preceding such day) or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the National Market tier of The Nasdaq Stock Market or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on such National Market System on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series; provided that, for purposes of determining the Market Value of a share of any class or series of capital stock for any period,

    (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this definition) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and

    (ii) the "Market Value" of any share of capital stock on any day prior to
  (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

  "Net Proceeds" means, as of any date with respect to any Disposition of any of the properties and assets attributed to the PCS Group, an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the Board of Directors for, (A) any taxes payable by the Corporation (or which would have been payable but for the utilization of tax benefits attributable to the Sprint FON Group) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to ARTICLE SIXTH, Section 7.1(A)(1)(a) or (b), (B) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (C) any liabilities (contingent or otherwise) of or attributed to the PCS Group, including without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of Preferred Stock attributed to the PCS Group. For purposes of this definition, any properties and assets attributed to the PCS Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as the Board of Directors determines can be expected to be supported by such properties and assets.

  "Non-Class A Common Stock" means the Common Stock, the Series 2 Common Stock, the Series 1 PCS Stock and the Series 2 PCS Stock.

  "Non-Long Distance Business" means (a) the ownership of any equity or other interests in the Joint Venture or any of the JV Entities; the enforcement or performance of any of the rights or obligations of this Corporation or any Subsidiary of this Corporation pursuant to the Joint Venture Agreement; or any activities or services of the Joint Venture or any of the JV Entities; (b) the interests, assets, properties and businesses attributed to the PCS Group in accordance with this Section 10; (c) any activities or services primarily related to the provision of subscriber connections to a local exchange or switch providing access to the public switched telephone network; (d) any activities or services primarily related to the provision of exchange access services for the purpose of originating or terminating long distance telecommunications services; (e) any activities or services primarily related to the resale by the Local Exchange Division of long distance telecommunications services of this Corporation or other carriers; (f) any activities or services primarily related to the provision of inter-LATA long distance telecommunications services that are incidental to the local exchange services business of the Local Exchange Division; (g) any activities or services primarily related to the provision of intra-LATA long distance telecommunications services; (h) any activities or services (whether local, intra-LATA or inter-LATA) primarily related to the provision of cellular, PCS, ESMR or paging services, mobile telecommunications services or any other voice, data or voice/data wireless services, whether fixed or mobile, or related to telecommunications services provided through communications satellite systems (whether low, medium or high orbit systems); and (i) the use of the "Sprint" brand name or any other brand names, trade names or trademarks owned or licensed by this Corporation or any of its Subsidiaries.

  "North America" means the current geographic area covered by the following countries: Canada, the United States of Mexico and the United States of America.

  "Number Of Shares Issuable With Respect To The Intergroup Interest" means, as of the Effective Date, 220,000,000; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, as determined by the Board of Directors to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the PCS Stock or any dividend or other distribution of shares of PCS Stock to holders of shares of PCS Stock or any reclassification of PCS Stock;

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by action of the Board of Directors by (1) the number of shares of PCS Stock issued or sold by the Corporation that, immediately prior to such issuance or sale, were included (as determined by the Board of Directors pursuant to paragraph (C) of this definition) in the Number Of Shares Issuable With Respect To The Intergroup Interest, (2) the number of shares of PCS Stock issued upon conversion, exchange or exercise of

  Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number Of Shares Issuable With Respect To The Intergroup Interest, (3) the number of shares of PCS Stock issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Common Group Stock or shares of FON Preferred Stock, as the case may be, (4) the number of shares of PCS Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Common Group Stock or shares of FON Preferred Stock, as the case may be,
  (5) the quotient of (a) the aggregate Fair Value of any PCS Preferred Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of PCS Preferred Stock) issued by the Corporation as a dividend or other distribution (including in connection with any classification or exchange of shares) to holders of Common Group Stock or shares of FON Preferred Stock, as the case may be, divided by (b) the Market Value of one share of PCS Stock as of the date of issuance of such PCS Preferred Stock (or Convertible Securities), or (6) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the aggregate Fair Value as of the date of contribution of properties or assets (including cash) transferred from the PCS Group to the Sprint FON Group in consideration for a reduction in the Number Of Shares Issuable With Respect To The Intergroup Interest divided by (b) the Market Value of one share of PCS Stock as of the date of such transfer; and

    (C) increased by (1) the number of outstanding shares of PCS Stock repurchased by the Corporation for consideration that had been attributed to the Sprint FON Group, (2) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the Fair Value of properties or assets (including cash) theretofore attributed to the Sprint FON Group that are contributed, by action of the Board of Directors, to the PCS Group in consideration of an increase in the Number Of Shares Issuable With Respect To The Intergroup Interest, divided by (b) the Market Value of one share of PCS Stock as of the date of such contribution and (3) the number of shares of PCS Stock into or for which Convertible Securities are deemed converted, exchanged or exercised pursuant to the penultimate sentence of the definition of "Sprint FON Group";

provided, further, that the Board of Directors may make such subsequent changes to the calculations made pursuant to subparagraphs (A), (B) and (C) immediately above as may be required for purposes of accurately detrmining such number.

  "Old Class A Common Stock" has the meaning set forth in the "Designation" column in Section 1 of ARTICLE SIXTH.

  "Optional Conversion Ratio" as of any date means the ratio of the Average Trading Price of a share of Series 1 PCS Stock to the Average Trading Price of a share of Common Stock (or the applicable other class or series of common stock of the Corporation, if so provided by Section 7.1 because Common Stock is not then Publicly Traded); provided, that such ratio would be determined over a 60-Trading Day period if the 20-Trading Day period normally used to determine the Average Trading Price is less than 90% of such ratio as determined over a 60-Trading Day period.

  "Outstanding PCS Fraction," as of any date, means the fraction (which may simplify to 1/1) the numerator of which shall be the number of shares of PCS Stock outstanding on such date and the denominator of which shall be the sum of the number of shares of PCS Stock outstanding on such date and the Number Of Shares Issuable With Respect To The Intergroup Interest on such date. A statement setting forth the Outstanding PCS Fraction as of the record date for the payment of any dividend or distribution on PCS Stock and as of the end of each fiscal quarter of the Corporation shall be filed by the Secretary of the Corporation in the records of the actions of the Board of Directors not later than fifteen Business Days after such date.

  "PCS" means a radio communications system of the type authorized under the rules for broadband personal communications services designated as Subpart E of Part 24 of the FCC's rules or similar Applicable Laws of any other country, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto.

  "PCS Group" means, as of any date from and after the Effective Date:

    (A) the interest on such date of the Corporation and any of its subsidiaries in any of the following Persons or any of their respective subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) (the "PCS Group Companies") and the corresponding interests in their respective assets and liabilities and the businesses conducted by such entities: SWV Six, Inc. (fka TCI Spectrum Holdings, Inc.); SWV One, Inc. (fka Com Telephony Services, Inc.); SWV Two, Inc. (fka Comcast Telephony Services, Inc.); SWV Three, Inc. (fka Cox Telephony Partners, Inc.); SWV Four, Inc. (fka Cox Communications Wireless, Inc.); Comcast Telephony Services; Cox Telephony Partnership; Sprint Enterprises, L.P.; MinorCo, L.P.; Sprint Spectrum Holding Company, L.P.; American PCS, L.P.; Cox Communications PCS, L.P.; NewTelco, L.P.; Sprint Spectrum L.P.; American Personal Communications Holdings, Inc.; American PCS Communications, LLC; APC PCS, LLC; APC Realty and Equipment Company, LLC; Sprint Spectrum Finance Corporation; Sprint Spectrum Equipment Company, L.P.; Sprint Spectrum Realty Company, L.P.; WirelessCo, L.P.; SWV Five, Inc. (fka TCI Philadelphia Holdings, Inc.); PhillieCo Partners I, L.P.; PhillieCo Partners II, L.P.; PhillieCo Sub, L.P.; PhillieCo, L.P.; PhillieCo Equipment & Realty Company, L.P.; SprintCom, Inc.; SprintCom Equipment Company L.P.; PCS Leasing Co., L.P.; Cox PCS Assets, L.L.C.; and Cox PCS License, L.L.C.;

    (B) all assets and liabilities of the Corporation and its subsidiaries attributed by the Board of Directors to the PCS Group, whether or not such assets or liabilities are or were also assets or liabilities of any of the PCS Group Companies;

    (C) all properties and assets transferred to the PCS Group from the Sprint FON Group (other than a transaction pursuant to paragraph (D) of this definition) after the Effective Date pursuant to transactions in the ordinary course of business of both the Sprint FON Group and the PCS Group or otherwise as the Board of Directors may have directed as permitted by this ARTICLE SIXTH;

    (D) all properties and assets transferred to the PCS Group from the Sprint FON Group in connection with an increase in the Number Of Shares Issuable With Respect To The Intergroup Interest; and

    (E) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to the PCS Group, as determined by the Board of Directors as contemplated by Section 9.1(A) of ARTICLE SIXTH;

  provided that

    (1) from and after the payment date of any dividend or other distribution with respect to shares of PCS Stock (other than a dividend or other distribution payable in shares of PCS Stock, with respect to which adjustment shall be made as provided in the definition of "Number Of Shares Issuable In Respect Of The Intergroup Interest," or in securities of the Corporation attributed to the PCS Group, for which provision shall be made as set forth in clause (2) of this proviso), the PCS Group shall no longer include an amount of assets or properties previously attributed to the PCS Group of the same kind as so paid in such dividend or other distribution with respect of shares of PCS Stock as have a Fair Value on the record date for such dividend or distribution equal to the product of (a) the Fair Value on such record date of the aggregate of such dividend or distribution to holders of shares of PCS Stock declared multiplied by (b) a fraction the numerator of which is equal to the Intergroup Interest Fraction in effect on the record date for such dividend or distribution and the denominator of which is equal to the Outstanding PCS Fraction in effect on the record date for such dividend or distribution (and in such eventuality such assets as are no longer included in the PCS Group shall be attributed to the Sprint FON Group in accordance with the definition of "Sprint FON Group"), and

    (2) if the Corporation shall pay a dividend or make some other distribution with respect to shares of PCS Stock payable in securities of the Corporation that are attributed to the PCS Group for purposes of this ARTICLE SIXTH (other than PCS Stock), there shall be excluded from the PCS Group an interest in the PCS Group equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of PCS Stock multiplied by the fraction specified in clause 1(b) of this proviso (determined as of the record date for such distribution) (and such interest in the PCS Group shall be attributed to the Sprint FON Group) and, to the extent interest is or dividends are paid on the securities so distributed, the PCS Group shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of the securities equivalent to such interest in the PCS Group deemed held by the Sprint FON Group if the securities equivalent to such interest were outstanding (and in such eventuality such assets as are no longer included in the PCS Group shall be attributed to the Sprint FON Group in accordance with the definition of "Sprint FON Group").

  The Corporation may also, to the extent a dividend or distribution on the PCS Stock has been paid in Convertible Securities that are convertible into or exchangeable or exercisable for PCS Stock, cause such Convertible Securities as are deemed to be held by the Sprint FON Group in accordance with the third-to-last sentence of the definition of "Sprint FON Group" and clause (2) of the proviso to the immediately preceding sentence to be deemed to be converted, exchanged or exercised as provided in the penultimate sentence of the definition of "Sprint FON Group," in which case such Convertible Securities shall no longer be deemed to be held by the Sprint FON Group.

  "PCS Group Disposition Date" has the meaning set forth in Section 7.1(A) of ARTICLE SIXTH.

  "PCS Group Subsidiary" has the meaning set forth in Section 7.2 of ARTICLE SIXTH.

  "PCS IPO" means the initial primary underwritten public offering of Series 1 PCS Stock conducted by the Corporation.

  "PCS IPO Price" means the initial price per share at which shares of Series 1 PCS Stock are purchased by the public in the PCS IPO.

  "PCS IPO Pricing Date" means the date on which the PCS IPO Price is determined.

  "PCS Per Share Vote" has the meaning set forth in Section 3.2 of ARTICLE
SIXTH.

  "PCS Preferred Stock" means Preferred Stock to the extent attributed to the PCS Group in accordance with ARTICLE SIXTH, Section 13.

  "PCS Ratio" means (i) if the PCS IPO Pricing Date occurs prior to the Recapitalization, the ratio of the PCS IPO Price to the Closing Price on the PCS IPO Pricing Date of one share of Common Stock, or (ii) if the Recapitalization precedes the PCS IPO Pricing Date, the ratio of the Average Trading Price of one share of Series 1 PCS Stock to the Average Trading Price of one share of the class or series of the Corporation's capital stock that reflects the financial performance of, among other things, the Sprint FON Group determined, in each such case, as of the 21st Trading Day following the commencement of regular way trading of both the Series 1 PCS Stock and such other capital stock of the Corporation, provided that for purposes of any vote of stockholders of the Corporation for which the record date for determining the stockholders entitled to vote occurs prior to such 21st Trading Day, such ratio will be determined by the Board of Directors based on the relative market values of the Series 1 PCS Stock and the Common Stock.

  "PCS Stock" means the Series 1 PCS Stock, the Series 2 PCS Stock and the Series 3 PCS Stock.

  "Percentage Ownership Interest" means, with respect to any Person, that percentage of the Voting Power of this Corporation represented by Votes associated with the Voting Securities of this Corporation owned of record by such Person or by its nominees.

  "Person" means an individual, a partnership, an association, a joint venture, a corporation, a business, a trust, any entity organized or existing under Applicable Law, an unincorporated organization or any Governmental Authority.

  "Preferred Stock" has the meaning set forth in Section 1 of ARTICLE SIXTH.

  "Preferred Stock Director" has the meaning set forth in ARTICLE FIFTH of these Articles of Incorporation.

  "Proceeding" means any action, litigation, suit, proceeding or formal investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Governmental Authority.

  "Publicly Traded" with respect to any security means (i) registered under
Section 12 of the Exchange Act and (ii) listed for trading on the New York Stock Exchange or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or quoted in the National Association of Securities Dealers Automation Quotation System (or any successor system).

  "Qualified Joint Venture" has the meaning set forth in Article I of the Investment Agreement.

  "Qualified Stock Purchaser" means a Person that (a) FT and DT reasonably believe has the legal and financial ability to purchase shares of Class A Stock from this Corporation in accordance with Article VI of the Stockholders' Agreement and (b) would not be a Major Competitor of this Corporation or of the Joint Venture immediately following such purchase.

  "Qualified Stock Purchaser Standstill Agreement" has the meaning set forth in the Standstill Agreement.

  "Qualified Subsidiary" has the meaning set forth in the Investment
Agreement.

  "Qualified Subsidiary Standstill Agreement" has the meaning set forth in the Investment Agreement.

  "Recapitalization" means the reclassification of, among other things, certain outstanding shares of Sprint capital stock to be effected pursuant to the terms set forth in the Restructuring Agreement and the FT/DT Restructuring Agreement.

  "Redemption Date" means the date fixed by the Board of Directors for the redemption of (i) any shares of capital stock of this Corporation pursuant to ARTICLE SIXTH, Section 2.2 or (ii) shares of PCS Stock as shall be set forth in the notice to holders of shares of PCS Stock and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock required pursuant to ARTICLE SIXTH,
Section 7.4.

  "Redemption Securities" means any debt or equity securities of this Corporation, any of its Subsidiaries, or any combination thereof having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price pursuant to
Section 2.2(b) of ARTICLE SIXTH of these Articles of Incorporation, in the opinion of an investment banking firm of recognized national standing selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to this Corporation), have a Market Price, at the time notice of redemption is given pursuant to Section 2.2(d) of ARTICLE SIXTH of these Articles of Incorporation, at least equal to the redemption price required to be paid by such Section 2.2(a).

  "Registration Rights Agreement" means the Amended and Restated Registration
Rights Agreement, dated as of       , 1998 among FT, DT and this Corporation,
as amended from time to time.

  "Related Business Transaction" means any Disposition of all or substantially all the properties and assets attributed to the PCS Group in a transaction or series of related transactions that result in the Corporation receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) which the Board of Directors determines is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Business Group prior to such Disposition.

  "Restructuring Agreement" means the Restructuring and Merger Agreement dated as of May 26, 1998, by and among certain Cable Holders, this Corporation and the other parties listed therein, as amended or supplemented from time to time.

  "Restructuring Closing Date" means the Closing Date, as such term is defined in the Restructuring Agreement.

  "Rights Agreement" means the Rights Agreement, dated as of     , 1998,
between this Corporation and UMB Bank, N.A., as amended or supplemented from time to time.

  "Section 310" has the meaning set forth in Section 2(a) of ARTICLE FIFTH of these Articles of Incorporation.

  "Series 1 PCS Stock" has the meaning set forth in the "Designation" column in Section 1 of ARTICLE SIXTH.

  "Series 2 Common Stock" has the meaning set forth in the "Designation" column in Section 1 of ARTICLE SIXTH.

  "Series 2 PCS Stock" has the meaning set forth in the "Designation" column in Section 1 of ARTICLE SIXTH.

  "Series 3 PCS Stock" has the meaning set forth in the "Designation" column in Section 1 of ARTICLE SIXTH.

  "Shares" means (a) shares of Class A Stock, Non-Class A Common Stock, Preferred Stock or any other Voting Securities of this Corporation, (b) securities of this Corporation convertible into Voting Securities of this Corporation and (c) options, warrants or other rights to acquire such Voting Securities, but in the case of clause (c) excluding any rights of the Class A Holders or FT and DT to acquire Voting Securities of this Corporation pursuant to the FT/DT Restructuring Agreement, the Purchase Rights Agreement (as defined in the FT/DT Restructuring Agreement) and the Stockholders' Agreement (but not excluding any Voting Securities received upon the exercise of such rights).

  "Spin-off" means any spin-off or other pro rata distribution of equity interests of a wholly-owned direct or indirect Subsidiary of this Corporation to the stockholders of this Corporation.

  "Sprint FON Group" means, as of any date from and after the Effective Date:

    (A) the interest of the Corporation or any of its subsidiaries on such date in all of the assets, liabilities and businesses of the Corporation or any of its subsidiaries (and any successor companies), other than any assets, liabilities and businesses attributed in accordance with this
  Section 10 to the PCS Group;

    (B) a proportionate undivided interest in each and every business, asset and liability attributed to the PCS Group equal to the Intergroup Interest Fraction as of such date;

    (C) all properties and assets transferred to the Sprint FON Group from the PCS Group (other than pursuant to paragraph (D) or (F) of this definition) after the Effective Date pursuant to transactions in the ordinary course of business of both the Sprint FON Group and the PCS Group or otherwise as the Board of Directors may have directed as permitted by this ARTICLE SIXTH;

    (D) all properties and assets transferred to the Sprint FON Group from the PCS Group in connection with a reduction of the Number Of Shares Issuable With Respect To The Intergroup Interest;

    (E) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside the ordinary course of business and attributed to the Sprint FON Group, as determined by the Board of Directors as contemplated by Section 9.1(A) of ARTICLE SIXTH; and

    (F) from and after the payment date of any dividend or other distribution with respect to shares of PCS Stock (other than a dividend or other distribution payable in shares of PCS Stock, with respect to which adjustment shall be made as provided in the definition of "Number Of Shares Issuable In Respect Of The Intergroup Interest," or in securities of the Corporation attributed to the PCS Group, for which provision shall be made as set forth in the third to last sentence of this definition), an amount of assets or properties previously attributed to the PCS Group of the same kind as were paid in such dividend or other distribution with respect to shares of PCS Stock as have a Fair Value on the record date for such dividend or distribution equal to the product of (1) the Fair Value on such record date of the aggregate of such dividend or distribution to holders of shares of PCS Stock declared multiplied by (2) a fraction the numerator of which is equal to the Intergroup Interest Fraction in effect on the record date for such dividend or distribution and the denominator of which is equal to the Outstanding PCS Fraction in effect on the record date for such dividend or distribution; provided that from and after any transfer of any assets or properties from the Sprint FON Group to the PCS Group, the Sprint FON Group shall no longer include such assets or properties so transferred (other than as reflected in respect of such a transfer by the Intergroup Interest Fraction, as provided by paragraph (B) of this definition).

  If the Corporation shall pay a dividend or make some other distribution with respect to shares of PCS Stock payable in securities of the Corporation that are attributed to the PCS Group for purposes of this ARTICLE SIXTH (other than PCS Stock), the Sprint FON Group shall be deemed to hold an interest in the PCS Group equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of PCS Stock multiplied by the fraction specified in clause (2) of paragraph
(F) of this definition (determined as of the record date for such distribution) and, to the extent interest is or dividends are paid on the securities so distributed, the Sprint FON Group shall include, and there shall be transferred thereto out of the PCS Group, a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of such securities so deemed to be held by the Sprint FON Group if such securities were outstanding.

  The Corporation may also, to the extent the securities so paid as a dividend or other distribution to the holders of PCS Stock are Convertible Securities and at the time are convertible into or exchangeable or exercisable for shares of PCS Stock, treat such Convertible Securities as are so deemed to be held by the Sprint FON Group to be deemed to be converted, exchanged or exercised, and shall do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, the Sprint FON Group shall then no longer include an amount of the kind of properties or assets required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and such properties or assets shall be attributed to the PCS Group)), in which case, from and after such time, the securities into or for which such Convertible Securities so deemed to be held by the Sprint FON Group were so considered converted, exchanged or exercised shall be deemed held by the Sprint FON Group (as provided in clause (3) of paragraph (C) of the definition of "Number Of Shares Issuable With Respect To The Intergroup Interest") and such Convertible Securities shall no longer be deemed to be held by the Sprint FON Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities so deemed to be held by the Sprint FON Group and the properties or assets, if any, to be attributed to the PCS Group in consideration of such conversion, exchange or exercise (if any) shall be filed in the records of the actions of the Board of Directors and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

  "Sprint Party" has the meaning set forth in the Joint Venture Agreement.

  "Sprint Sub" means Sprint Global Venture, Inc.

  "Standstill Agreement" means the Amended and Restated Standstill Agreement,
dated as of    , 1998, among FT, DT and this Corporation, as amended or
supplemented from time to time.

  "Stockholders' Agreement" means the Amended and Restated Stockholders'
Agreement, dated as of     , 1998, among FT, DT and this Corporation (and all
exhibits thereto), as amended or supplemented from time to time.

  "Strategic Investor" has the meaning set forth in the Investment Agreement.

  "Strategic Merger" means a merger or other business combination involving this Corporation (a) in which the Class A Holders are entitled to retain or receive, as the case may be, voting equity securities of the surviving parent entity in exchange for or in respect of (by conversion or otherwise) such Class A Stock, with an aggregate Fair Market Value equal to at least 75% of the sum of (i) the Fair Market Value of all consideration which such Class A Holders have a right to receive with respect to such merger or other business combination, and (ii) if this Corporation is the surviving parent entity, the Fair Market Value of the equity securities of the surviving parent entity which the Class A Holders are entitled to retain, (b) immediately after which the surviving parent entity is an entity whose voting equity securities are registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act or which otherwise has any class or series of its voting equity securities held by at least 500 holders and (c) immediately after which no Person or Group (other than the Class A Holders) owns Voting Securities of such surviving parent entity with Votes equal to more than 35 percent of the Voting Power of such surviving parent entity.

  "Subsidiary" means, with respect to any Person (the "Parent"), any other Person in which the Parent, one or more direct or indirect Subsidiaries of the Parent, or the Parent and one or more of its direct or indirect Subsidiaries
(a) have the ability, through ownership of securities individually or as a group, ordinarily, in the absence of contingencies, to elect a majority of the directors (or individuals performing similar functions) of such other Person, and (b) own more than 50% of the equity interests, provided that Atlas shall be deemed to be a Subsidiary of each of FT and DT.

  "Supervoting Powers" means, as to the capital stock and debt securities of this Corporation:

    (a) Common Group Stock entitled to more than one Vote per share (other than pursuant to the Rights Agreement and ARTICLE SIXTH, Section 7.5(d));

    (b) PCS Stock entitled to a number of Votes per share greater than the PCS Per Share Vote of the Series 3 PCS Stock measured as of the same record date in accordance with Section 3.2 of ARTICLE SIXTH (other than pursuant to the Rights Agreement and ARTICLE SIXTH, Section 7.5(d)); or

    (c) Voting Securities of this Corporation other than Non-Class A Common Stock entitled to a number of Votes per share or unit, as the case may be and measured as of the same record date, greater than both (x) the quotient of (i) the price per share or unit, as the case may be, at which such security will be issued by this Corporation divided by (ii) the Market Price per share of Common Stock on the date of issuance of such Voting Securities and (y) the quotient of (i) the price per share or unit, as the case may be, at which such security will be issued by this Corporation divided by (ii) the Market Price per share of Series 1 PCS Stock on the date of issuance of such Voting Securities (other than pursuant to the Rights Agreement and ARTICLE SIXTH, Section 7.5(d)).

  "Tie-Breaking Vote" has the meaning set forth in Section 18.1(a) of the Joint Venture Agreement, and shall include any successor provision thereto.

  "Total Market Capitalization" of any class or series of common stock on any date means the product of (i) the Market Value of one share of such class or series of common stock on such date and (ii) the number of shares of such class or series of common stock outstanding on such date.

  "Trading Day" means, with respect to any security, any day on which the principal national securities exchange on which such security is listed or admitted to trading or The Nasdaq Stock Market, if such security is listed or admitted to trading thereon, is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if such security is not listed or admitted to trading on any national securities exchange or The Nasdaq Stock Market, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  "Transfer" means any act pursuant to which, directly or indirectly, the ownership of the assets or securities in question is sold, transferred, conveyed, delivered or otherwise disposed, but shall not include (a) any grant of Liens, (b) any conversion or exchange of any security of this Corporation pursuant to a merger or other business combination involving this Corporation,
(c) any transfer of ownership of assets to the surviving entity in a Strategic Merger or pursuant to any other merger or other business combination not prohibited by the Class A Provisions, or (d) any foreclosure or other execution upon any of the assets of this Corporation or any of its Subsidiaries other than foreclosures resulting from Lien Transfers.

  "Treaty Benefit" means:

    (a) the 5% rate of dividend withholding (or any successor rate applicable to non-portfolio investments);

    (b) the exemption from income tax with respect to dividends paid or profits distributed by this Corporation;

    (c) the exemption from income tax with respect to gains or profits derived from the sale, exchange, or disposal of stock in this Corporation; or

    (d) the exemption from taxes on capital with respect to stock in this Corporation;

  under, in the case of (a), (b), (c) and (d) above, either (i) the relevant income tax treaty between the United States and France, in the case of FT, and the United States and Germany, in the case of DT, or (ii) any provisions of French statutory law, in the case of FT, or German statutory law, in the case of DT, which refers to, or is based on or derived from, any provision of such treaty, or

    (e) any other favorable treaty benefit or statutory benefit, that specifically requires the ownership of a certain amount of voting power or voting interest in this Corporation, under a provision of the relevant income tax treaty between the United States and France or the statutory laws of France, in the case of FT, or the relevant income tax treaty between the United States and Germany or the statutory laws of Germany, in the case DT, provided that the chief tax officer of FT or DT certifies that such benefit is reasonably expected to provide to FT or DT, as the case may be, combined tax savings in the year such certification is made and in future years of at least U.S. $15 million.

  "Venture Interests" has the meaning set forth in the Joint Venture
Agreement.

  "Vote" means, with respect to any entity, the ability to cast a vote at a stockholders', members' or comparable meeting of such entity with respect to the election of directors, managers or other members of such entity's governing body, or the ability to cast a general partnership or comparable vote, provided that with respect to this Corporation, the term "Vote" means the ability to exercise general voting power (as opposed to the exercise of special voting or disapproval rights such as those set forth in this ARTICLE SIXTH) with respect to matters other than the election of directors at a meeting of the stockholders of this Corporation.

  "Voting Power" means, with respect to any entity as at any date, the aggregate number of Votes outstanding as at such date in respect of such entity.

  "Voting Securities" means, with respect to an entity, any capital stock or debt securities of such entity if the holders thereof are ordinarily, in the absence of contingencies, entitled to a Vote, even though the right to such Vote has been suspended by the happening of such a contingency, and in the case of this Corporation, shall include, without limitation, the Non-Class A Common Stock and the Class A Stock, but shall not include any shares issued pursuant to the Rights Agreement to the extent such issuance is caused by action of a Class A Holder.

  "Weighted Average Price" means the weighted average per unit price paid by the purchasers of any capital stock, debt instrument or security of this Corporation; provided, that the price paid by the purchasers of Series 2 PCS Stock and Series 3 PCS Stock acquired on the Restructuring Closing Date will be the first to be determined of the PCS IPO Price and the Average Trading Price of a share of Series 1 PCS Stock as of the 21st Trading Day following the commencement of regular way trading in connection with the Recapitalization. In determining the price of shares of Non-Class A Common Stock or Class A Stock issued upon the conversion or exchange of securities or issued upon the exercise of options, warrants or other rights, the consideration for such shares shall be deemed to include the price paid to purchase the convertible security or the warrant, option or other right, plus any additional consideration paid upon conversion or exercise. If any portion of the price paid is not cash, the Independent Directors (acting by majority vote) shall determine in good faith the Fair Market Value of such non-cash consideration. If any new shares of Non-Class A Common Stock are issued together with other shares or securities or other assets of this Corporation for consideration which covers both the new shares and such other shares, securities or other assets, the portion of such consideration allocable to such new shares shall be determined in good faith by the Independent Directors (acting by majority vote), in each case as certified in a resolution sent to all Class A Holders or holders of Series 2 PCS Stock or Series 2 Common Stock, as the case may be.

  Section 11. Notices. Notwithstanding the provisions of Section 7.4, all notices to Class A Holders made by this Corporation pursuant to this ARTICLE SIXTH shall be made in writing and any such notice shall be deemed delivered when the same has been delivered in person to, or transmitted by telex or telefacsimile communication to, or seven days after it has been sent by air mail to the addresses of, all of the Class A Holders as indicated on the stock transfer books of this Corporation. Communications by telex or telefacsimile communication also shall be sent concurrently by air mail, but shall in any event be effective as stated above.

  Section 12. No Other Beneficiaries. The Class A Provisions are intended for the benefit of the Class A Holders only, and nothing in the Class A Provisions is intended or will be construed to confer upon or to give any third party or other stockholder of this Corporation any rights or remedies by virtue hereof. Any term of the Class A Provisions may be waived by the holders of at least two-thirds of the outstanding shares of Class A Stock, voting together as a single class.

  Section 13. General Provisions Relating to Preferred Stock

  13.1. The Preferred Stock may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers) designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein, or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

  13.2. Authority is hereby granted to the Board of Directors, subject to the provisions of this ARTICLE SIXTH, to create one or more series of Preferred Stock and, with respect to each series, to fix or alter as permitted by law, by resolution or resolutions providing for the issue of such series:

    (a) the number of shares to constitute such series and the distinctive designation thereof;

    (b) the dividend rate on the shares of such series, the dividend payment dates, the periods in respect of which dividends are payable ("dividend periods") whether such dividends shall be cumulative, and if cumulative, the date or dates from which dividends shall accumulate;

    (c) whether or not the shares of such series shall be redeemable, and, if redeemable, on what terms, including the redemption prices which the shares of such series shall be entitled to receive upon the redemption thereof;

    (d) whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

    (e) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

    (f) the voting power, if any, of the shares of such series; and

    (g) such other terms, conditions, special rights and protective provisions as the Board of Directors may deem advisable.

  13.3. No dividend shall be declared and set apart for payment on any series of Preferred Stock in respect of any dividend period unless there shall likewise be or have been paid, or declared and set apart for payment, on all shares of Preferred Stock of each other series entitled to cumulative dividends at the time outstanding which rank equally as to dividends with the series in question, dividends ratably in accordance with the sums which would be payable on the said shares through the end of the last preceding dividend period if all dividends were declared and paid in full.

  13.4. If upon any dissolution of the Corporation, the assets of the Corporation distributable among the holders of any one or more series of Preferred Stock which are (i) entitled to a preference over the holders of the Corporation Common Stock upon such dissolution, and (ii) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Stock ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

  13.5. In the event that the Preferred Stock of any series shall be redeemable, then, at the option of the Board of Directors, the Corporation may at such time or times as may be specified by the Board of Directors as provided in Section 13.2(c) of this ARTICLE SIXTH redeem all, or any number less than all, of the outstanding shares of such series at the redemption price thereof and on the other terms fixed herein or by the Board of Directors as provided in said Section 13.2(c) (the sum so payable upon any redemption of Preferred Stock being herein referred to as the "redemption price").

  13.6. Attribution of Preferred Stock to Groups. As of the Effective Date, the outstanding shares of Preferred Stock--First Series, Preferred Stock-- Second Series, and Preferred Stock--Fifth Series shall be attributed entirely to the Sprint FON Group. [PREFERRED STOCK UNDERLYING THE RIGHTS GRANTED TO THE COMMON GROUP STOCK UNDER THE RIGHTS PLAN WILL BE ATTRIBUTED TO THE SPRINT FON GROUP WHILE PREFERRED STOCK UNDERLYING THE RIGHTS GRANTED TO THE PCS STOCK UNDER THE RIGHTS PLAN WILL BE ATTRIBUTED TO THE PCS GROUP.] Upon any issuance of any shares of Preferred Stock of any series after the Effective Date, the Board of Directors shall attribute for purposes of this ARTICLE SIXTH the shares so issued entirely to the Sprint FON Group or entirely to the PCS Group or partly to the Sprint FON Group and partly to the PCS Group in such proportion as the Board of Directors shall determine and, further, in case of the issuance of shares of Preferred Stock that are exchangeable or exercisable for PCS Stock, if at the time such shares of Preferred Stock are issued the Number Of Shares Issuable With Respect To The Intergroup Interest shall be greater than zero, then the Board of Directors shall also determine what portion (which may be some, all or none) of such shares of Preferred Stock shall reduce the Number Of Shares Issuable With Respect To The Intergroup Interest, taking into consideration the use of the proceeds of such issuance of shares of Preferred Stock in the business of the Sprint FON Group or the PCS Group and any other relevant factors. Upon any redemption or repurchase of shares of Preferred Stock, the Board of Directors shall determine the proper attribution thereof in accordance with Section 9.1(D) of ARTICLE SIXTH. Notwithstanding any such attribution of shares of Preferred Stock to the Sprint FON Group or the PCS Group, any dividends or distributions or other payments which are made by the Corporation on such shares of Preferred Stock may be made, and as required by the preferences and relative, participating, optional or other special rights thereof shall be made, out of any of the properties or assets of the Corporation, regardless of the Business Group to which such properties or assets are attributed in accordance with the definitions of "Sprint FON Group" and "PCS Group" set forth in
Section 10, except as otherwise provided by the resolution of the Board of Directors fixing the preferences and relative, participating, optional or other special rights of a series of Preferred Stock.

  13.7. Preferred Stock--First Series, Convertible.

  13.7.1. Amount. The number of shares to constitute the initial series of Preferred Stock shall be 1,742,853 and the designation thereof shall be Preferred Stock--First Series (hereafter "First Series").

  13.7.2. Dividends. Holders of shares of the First Series will be entitled to receive cumulative cash dividends at the quarterly rate of $.37 1/2 per share. All such payments will be made out of funds legally available for the payment of such dividends, when and as declared, before any distribution shall be made on the Corporation Common Stock.

  13.7.3 Conversion Rights. The holders of shares of the First Series may convert any or all of said shares into Common Stock at any time after December 7, 1989, on the basis of three (3) shares of the Common Stock of the Corporation for each share of the First Series. Such ratio is herein referred to as the "conversion rate."

  The conversion rate shall be subject to the following adjustments:

    A. In case the Corporation shall (i) pay a dividend in Common Stock or
  (ii) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock or combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the conversion rate in effect immediately prior to such stock dividend, subdivision or combination shall be proportionately increased or decreased as the case may be.

    B. No such adjustment shall be required, however, if the aggregate number of shares of Common Stock issued as dividends on the Common Stock since the most recent previous adjustment does not exceed 5% of the total number of shares of Common Stock outstanding; provided, however, that when the aggregate number of shares of Common Stock issued as dividends since the most recent previous adjustment shall exceed the foregoing 5%, the conversion rate shall be increased in proportion to the same percentage or ratio that the aggregate of all such dividends in shares of Common Stock since the most recent previous adjustment bears to the total number of shares of Common Stock outstanding.

    C. In the event the Corporation shall fix a record date for the purpose of determining the holders of shares of Common Stock entitled to receive any dividend in Common Stock, the conversion rate or any subsequent conversion rate in effect immediately prior to the record date fixed for the determination of shareholders entitled to such dividend shall be proportionately increased (subject to the limitation of subparagraph (B) above) and such adjustment will become effective immediately after the opening of business on the day following such record date.

    D. The conversion rate shall not be adjusted by reason of: (i) the issuance of shares pursuant to options and stock purchase agreements granted or entered into with officers or employees of the Corporation; and
  (ii) the issuance of shares for cash or in exchange for assets or stock of another company.

    E. Any adjustment in the conversion rate as herein provided shall be to the nearest, or if there shall be no nearest, then to the next lower, one-hundredth of a share of Common Stock, and shall remain in effect until further adjustment as required hereunder.

    F. In case the Corporation shall be recapitalized, or shall be consolidated with or merged into, or shall sell or transfer its property and assets as, or substantially as, an entirety to any other corporation, proper provisions shall be made as a part of the terms of such recapitalization, consolidation, merger, sale or transfer whereby the holder of any shares of the First Series at the time outstanding immediately prior to such event shall thereafter be entitled to such conversion rights, with respect to securities of the Corporation resulting from such recapitalization, consolidation or merger, or to which such sale or transfer shall be made, as shall be substantially equivalent to the conversion rights herein provided for.

    G. No fraction of a share of Common Stock shall be issued upon any conversion. In lieu of the fraction of a share to which the holder of shares of the First Series surrendered for conversion would otherwise be entitled, such holder shall receive, as soon as practicable after the date of conversion, an amount in cash equal to the same fraction of the market value of a full share of Common Stock. For the purposes of this subparagraph, the market value of a share of Common Stock shall be the last recorded sale price of such a share on the New York Stock Exchange on the day immediately preceding the date upon which such shares of such series are surrendered for conversion, or if there be no such recorded sale price on such date, the last quoted bid price per share of Common Stock on such Exchange at the close of business on such date.

  13.7.4 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation the holders of the First Series will be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of the assets shall be made to the holders of Corporation Common Stock, the sum of $42.50 per share if such liquidation is voluntary and the sum of $40.00 per share if such liquidation is involuntary, plus in each case any accumulated unpaid dividends. If upon any liquidation, dissolution or winding up of the Corporation the amounts payable with respect to the Preferred Stock are not paid in full, the holders of the Preferred Stock will share ratably in any distribution of assets in proportion to the full preferential amounts to which they are entitled.

  13.7.5. Redemption. The First Series may be redeemed by the Corporation, at any time or from time to time, upon at least thirty days' prior notice, at the redemption price of $42.50 per share, plus any accumulated unpaid dividends. If less than all the outstanding First Series is to be redeemed, the shares to be redeemed shall be determined in such manner as may be prescribed by the Board of Directors. Shares so redeemed shall be retired and not reissued.

  13.7.6. Voting Rights. Each holder of the First Series will be entitled to one (1) vote for each share held.

  If six quarterly dividends on any series of the Preferred Stock are in arrears, the number of directors of the Corporation shall be increased by two
(2) and the holders of all the Preferred Stock voting as a class will be entitled to elect two (2) directors until all arrears in dividends have been paid.

  Consent of the holders of at least two-thirds of the then outstanding Preferred Stock of all classes will be necessary to: (a) authorize any stock ranking either as to payment of dividend or distribution of assets prior to the First Series or any other Preferred Stock then outstanding or (b) amend, alter, or change in any material respect prejudicial to the holders thereof the preferences of any then outstanding Preferred Stock.

  Consent of the holders of a majority of the then outstanding Preferred Stock of all classes will be necessary to: (a) increase the authorized amount of the Preferred Stock or (b) create any other class of stock ranking on a parity with the Preferred Stock.

  13.7.7. Preemptive Rights. No holder of Preferred Stock will have any preemptive rights.

  13.8. Preferred Stock-Second Series, Convertible.

  13.8.1. Amount, Rank and Designation. The amount of shares to constitute the Second Series of Preferred Stock shall be 8,758,472 shares plus such an additional amount, if any, as shall be required under the Agreement and Plan of Merger between the Company and Carolina Telephone and Telegraph Company dated as of July 18, 1968. The designation thereof shall be "Preferred Stock-Second Series, Convertible" (hereinafter "Second Series"). Shares of the Second Series shall rank on a parity with shares of the First Series of the Preferred Stock as to dividends and upon liquidation and shall have a preference over the shares of the Corporation Common Stock and any other class or series of stock ranking junior to the Second Series as to dividends or upon liquidation.

  13.8.2. Dividends. Holders of shares of the Second Series will be entitled to receive cumulative cash dividends each calendar quarter payable in March, June, September and December of each year, at the rate of $.37 1/2 per share in each quarter.

  All such payments will be made out of funds legally available for the payment of such dividends, when and as declared by the Board of Directors of the Corporation. Before any dividends on the Corporation Common Stock or any other class or series of stock of the Corporation ranking junior to the Second Series as to dividends shall be paid or declared and set apart for payment, the holders of shares of the Second Series shall be entitled to receive the full accumulated cash dividends for all quarterly dividend periods ending on or before the date on which any dividend on any such class or series of stock ranking junior to the Second Series as to dividends or upon liquidation is declared or is to be paid.

  13.8.3 Conversion Rights. The holders of shares of the Second Series may convert any or all of said shares into Common Stock at any time after February 27, 1996, on the basis of three and nine-one hundredths (3.09) shares of the Common Stock of the Corporation for each one share of the Second Series. Such ratio is herein referred to as the "conversion rate." In case of the redemption of any shares of the Second Series, such right of conversion shall cease and terminate as to the shares duly called for redemption, at the close of business on the date fixed for redemption, unless default shall be made in the payment of the redemption price. Upon conversion the Corporation shall make no payment or adjustment on account of dividends accrued or in arrears on the Second Series surrendered for conversion.

  The conversion rate in effect at any time shall be subject to adjustment as follows:

    A. In case the Corporation shall (i) declare a dividend on its Common Stock in shares of its capital stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue any shares by reclassification of its shares of Common Stock (including any reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), at the conversion rate in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of the Second Series surrendered for conversion after such time shall be entitled to receive the number of shares which he would have owned or have been entitled to receive had such shares of the Second Series been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

    B. In case the Corporation shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after such record date) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock (as defined in Paragraph D below) on such record date, the conversion rate after such record date shall be determined by multiplying the conversion rate in effect immediately prior to such record date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price (without deduction for expenses or commissions of any kind) of the total number of shares so to be offered would purchase at such current market price. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights or warrants are not so issued, the conversion rate shall again be adjusted to be the conversion rate which would then be in effect if such record date had not been fixed.

    C. In case the Corporation shall fix a record date for the making of a distribution to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of its indebtedness or assets (excluding dividends paid in, or distributions of, cash) or subscription rights or warrants (excluding those referred to in Paragraph B above), the conversion rate after such record date shall be determined by multiplying the conversion rate in effect immediately prior to such record date by a fraction, of which the numerator shall be the current market price per share of Common Stock (as defined in Paragraph D below) on such record date, and of which the denominator shall be such current market price per share of Common Capital Stock, less the fair market value (as determined by the Board of Directors whose determination shall be conclusive, and described in a statement filed with the transfer agent or agents for the Second Series and with the principal office of the Corporation) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the conversion rate shall again be adjusted to the conversion rate which would then be in effect if such record date had not been fixed.

    D. For the purpose of any computation under Paragraphs B and C above, the current market price per share of Common Stock on any record date shall be deemed to be the average of the daily closing prices for the 30 consecutive business days commencing 45 business days before such date. The closing price for each day shall be the last sale price regular way or, in case no such sale takes place on such day, the mean between the closing bid and asked prices regular way, in either case on the New York Stock Exchange.

    E. The conversion rate shall not be adjusted by reason of: (i) the issuance of shares pursuant to options and stock purchase agreements granted or entered into with officers or employees of the Corporation; and
  (ii) the issuance of shares for cash (except as provided in Paragraph B above) or in exchange for assets or stock of another company.

    F. Any adjustment in the conversion rate as herein provided shall be to the nearest, or if there shall be no nearest, then to the next lower, one-hundredth of a share of Common Stock, and shall remain in effect until further adjustment as required hereunder.

    G. In case the Corporation shall be recapitalized, or shall be consolidated with or merged into, or shall sell or transfer its property and assets as, or substantially as, an entirety to any other corporation, proper provisions shall be made as a part of the terms of such recapitalization, consolidation, merger, sale or transfer whereby the holder of any shares of the Second Series at the time outstanding immediately prior to such event shall thereafter be entitled to such conversion rights, with respect to securities of the Corporation resulting from such recapitalization, consolidation or merger or to which such sale or transfer shall be made, as shall be substantially equivalent to the conversion rights herein provided for.

    H. No fraction of a share of Common Stock shall be issued upon any conversion. In lieu of the fraction of a share to which the holder of shares of the Second Series surrendered for conversion would otherwise be entitled, such holder shall receive, as soon as practicable after the date of conversion, an amount in cash equal to the same fraction of the market value of a full share of Common Stock. For the purposes of this subparagraph, the market value of a share of Common Stock shall be the last recorded sale price of such a share on the New York Stock Exchange on the day immediately preceding the date upon which such shares of such series are surrendered for conversion, or if there be no such recorded sale price on such day, the last quoted bid price per share of Common Stock on such Exchange at the close of business on such date.

    I. Whenever there shall be an adjustment in the conversion rate as provided by the foregoing, the Corporation will file with each transfer agent for shares of the Second Series a certificate signed by the President or the chief financial or accounting officer of the Corporation, setting forth in reasonable detail the calculation of the adjustment, and shall mail to each holder of record thereof, a notice describing the adjustment and stating the applicable record or effective date therefor, at least 20 days prior thereto.

    13.8.4. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation the holders of the Second Series will be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of the assets shall be made to the holders of the Corporation Common Stock or any other class or series of stock ranking junior to the Second Series either as to dividends or upon liquidation, the sum of $35.42 per share if such liquidation is voluntary and the sum of $33.33 per share if such liquidation is involuntary, plus in each case any accumulated unpaid dividends (whether or not declared), to the end of the current quarterly dividend period in which the payment is made. If upon any liquidation, dissolution or winding up of the Corporation the amounts payable with respect to the Second Series and any other series of Preferred Stock which ranks on a parity with the Second Series are not paid in full, the holders of the Second Series and such parity Preferred Stock will share ratably in any distribution of assets in proportion to the full preferential amounts to which they are entitled.

    13.8.5. Redemption. Subject to the provisions herein and in the charter contained, the Second Series may be redeemed by the Corporation, at any time or from time to time, upon at least thirty days' prior notice, at the redemption price of $50.00 per share, plus any accumulated unpaid dividends (whether or not declared), to the end of the current quarterly dividend period in which the payment is made. If less than all the outstanding Second Series is to be redeemed, the shares to be redeemed shall be selected by lot, in such equitable manner as may be prescribed by the Board of Directors. Shares so redeemed shall be retired and not reissued.

    13.8.6. Reservation of Shares. The Corporation shall at all times keep available and reserved the number of shares of its Corporation Common Stock required for conversion of the outstanding and any reserved shares of the Second Series.

    13.8.7. Certain Protective Provisions. If at any time the full cumulative dividends on shares of the Second Series have not been paid or declared and set aside for payment for the current and all past quarterly dividend periods, the Corporation (a) will not declare, or pay, or set apart for payment any dividends or make any distribution, on any other class or series of stock of the Corporation ranking junior to the Second Series whether as to dividends or upon liquidation; (b) will not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of any junior class or series if the Corporation shall be in default with respect to any dividend payable on shares of the Second Series, provided that notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of stock of any such junior class in exchange for, or out of the net cash proceeds from the substantially simultaneous sale of, other shares of stock of any junior class; and (c) will not redeem pursuant to redemption rights in the terms of such stock any stock ranking on a parity with the Second Series unless at the same time it redeems all the shares of the Second Series.

    Unless the consent of all or a greater number of such shares is required by law, the consent of the holders of at least two-thirds ( 2/3) of the then outstanding shares of the Second Series shall be necessary in order to liquidate or dissolve the Corporation voluntarily or by any other means involving the vote or consent of any stockholders of the Corporation.

    Unless the consent of all or a greater number of such shares is required by law, consent of the holders of at least two-thirds ( 2/3) of the then outstanding aggregate number of shares of the Second Series and each other series of the Preferred Stock whose terms provide for such consent, taken together, will be necessary to: (a) authorize (by whatever means) any stock ranking either as to payment of dividends or distribution of assets prior to the Second Series or any other Preferred Stock then outstanding; or (b) authorize any merger or consolidation (or transfer of all or substantially all of the assets of the Corporation in a transaction contemplating in substance and effect the exchange of shares of the Preferred Stock for stock of another corporation) unless the surviving, resulting or other corporation in such transaction shall have authorized no stock ranking prior to the Preferred Stock as to dividends or upon liquidation (unless such stock is a stock substantially the same as, and to be exchanged for, stock of the Corporation previously authorized pursuant to the preceding clause (a)); or (c) amend, alter, or change in any material respect adverse to the holders thereof the preferences of any then outstanding Preferred Stock; provided that in case of any such action described in the preceding clauses (a), (b) and (c) which, in any material respect, is adverse to the Second Series as a series and is not a term generally applicable to and with the same relative effect upon all series, the consent of the holders of two-thirds ( 2/3) of the then outstanding shares of the Second Series will be required.

    Unless the consent of all or a greater number of such shares is required by law, consent of the holders of a majority of the then outstanding aggregate number of shares of the Second Series and each other series of the Preferred Stock whose terms provide for such consent, taken together, will be necessary to: (a) increase the authorized amount of the Preferred Stock; (b) authorize any merger or consolidation (or transfer of all or substantially all the assets of the Corporation to another corporation contemplating in substance and effect the exchange of shares of the Preferred Stock for stock of another corporation) unless the surviving, resulting or other corporation in such transaction shall have no greater authorized amount of stock ranking on a parity with the Preferred Stock as to payment of dividends or upon liquidation than was authorized by the Corporation immediately prior to such transaction; or (c) create any other class of stock ranking on a parity with the Preferred Stock as to dividends or upon liquidation.

    13.8.8. Voting Rights. Each holder of the Second Series will be entitled to one (1) vote for each share held, and, in addition to the other class and series voting rights of the shares of the Second Series, shall have general voting power, share for share, with the Common Stock of the Corporation and any other shares having general voting power.

    If six quarterly dividends on any series of the Preferred Stock are in arrears, the number of directors of the Corporation shall be increased by two (2) and the holders of all the Preferred Stock voting as a class will be entitled to elect two (2) directors until all arrears in dividends have been paid. The Corporation will promptly take all such action as shall be necessary to permit such election to occur promptly after such arrearage occurs.

    13.9. Preferred Stock-Fifth Series.

    13.9.1. Designation; Number of Shares; Stated Value. The Series shall be designated as Preferred Stock-Fifth Series (the "Fifth Series") and shall consist of ninety-five (95) shares. The shares of such series are hereinafter sometimes called the "Fifth Series Shares." The stated value of the Fifth Series Shares shall be One Hundred Thousand Dollars ($100,000) per share.

    13.9.2. Dividends. The rate of dividends upon the Fifth Series Shares (which shall be cumulative from the date of issue) and the time of payment thereof shall be 6.00% of the stated value per share per annum, payable quarterly on the last days of January, April, July and October in each year.

    13.9.3. Rank. The Fifth Series Shares shall rank on a parity with shares of the First Series and Second Series of the Preferred Stock as to dividends and upon liquidation.

    13.9.4. Voting Rights. Holders of Fifth Series Shares will be entitled to one vote for each share held and will be entitled to exercise such voting rights together with the holders of Corporation Common Stock of the Corporation, without distinction as to class. If no dividends or less than full cumulative dividends on the Fifth Series Shares shall have been paid for each of four consecutive dividend periods, or if arrearages in the payment of dividends on the Fifth Series Shares shall have cumulated to an amount equal to full cumulative dividends on the Fifth Series Shares for six quarterly dividend periods, the holders of the Fifth Series Shares shall, at all meetings held for the election of Directors until full cumulative dividends for all past quarterly dividend periods and the current quarterly dividend period on the Fifth Series Shares shall have been paid or declared and set apart for payment, possess voting power, acting alone, to elect the smallest number constituting a majority of the Directors then to be elected. The Corporation will promptly take all such action as shall be necessary to permit such election to occur promptly after such arrearage occurs.

    13.9.5. Non-Convertible. The Fifth Series Shares shall not be convertible into or exchangeable for stock of any other class or classes of the Corporation.

    13.9.6. Repurchase by the Corporation. Upon six months' prior written notice, the holders of the Fifth Series Shares may tender all and not less than all of the Fifth Series Shares to the Corporation for purchase at a price per share equal to the stated value of One Hundred Thousand Dollars ($100,000) per share plus accrued dividends to the date of repurchase by the Corporation (the Purchase Price). Upon such proper tender of all shares of the Fifth Series Shares by the holders, the Corporation shall purchase the Fifth Series Shares at the Purchase Price.

    13.9.7. Tender Procedures. The Fifth Series Shares will not be deemed tendered unless and until the certificate or certificates therefor have been received by the Corporation or the bank or trust company designated for the purpose and, if payment upon acceptance of tender thereof is to be made other than to the record holders, such certificate or certificates have been duly endorsed and are in proper form for transfer, with all transfer taxes due in respect thereof paid or provided for.

    13.9.8. Redemption. If the holders have not theretofore tendered the Fifth Series Shares to the Corporation for purchase pursuant to paragraphs 6 and 7 hereof by March 14, 2003, then the Corporation shall redeem all of the outstanding Fifth Series Shares at the Purchase Price on a date set forth in written notice to the holders as the redemption date (the Redemption Date). The Corporation shall give notice of such redemption not less than thirty (30) days prior to the Redemption Date, by mail to the holders of record of the outstanding shares at their respective addresses then appearing on the books of the Corporation. At any time before the Redemption Date, the Corporation may deposit in trust the funds necessary for such redemption with a bank or trust company to be designated in the notice of redemption, doing business in the City of Chicago and State of Illinois or in the City and State of New York, and having capital, surplus and undivided profits aggregating $25,000,000. In the event such deposit is made so that the deposited funds shall be forthwith available to the holders of the shares to be redeemed upon surrender of the certificates evidencing such shares, then, upon the giving of the notice of such redemption, as hereinabove provided, or upon the earlier delivery to such bank or trust company of irrevocable authorization and direction so to give such notice, all shares with respect to the redemption of which such deposit shall have been made and the giving of such notice effected shall, whether or not the certificates for such shares shall be surrendered for cancellation, be deemed to be no longer outstanding for any purpose and all rights with respect to such shares shall thereupon cease and terminate, except only the right of the holders of the certificates for such shares to receive, out of the funds so deposited in trust, from and after the time of such deposit, the amount payable upon the redemption thereof, without interest.

    13.9.9. Cancelled Shares. The Fifth Series Shares, purchased upon tender or redeemed as herein provided, shall be cancelled and upon such cancellation shall be deemed to be authorized and unissued shares of Preferred Stock, without par value, of the Corporation but shall not be reissued as shares of the same or any theretofore outstanding series.

    13.9.10. Default. Default by the Corporation in complying with the provisions of paragraph 6 or 8 hereof shall preclude the declaration or the payment of dividends or the making of any other distribution whatsoever upon the Corporation Common Stock (other than a distribution in shares of its Corporation Common Stock) until the Corporation shall have cured such default by depositing the funds necessary therefor in the manner and upon the terms herein provided. The holders of the Fifth Series Shares shall not be entitled to apply to any court of law or equity for a money judgment or remedy on account of any such default other than to restrain the Corporation from the actions specified above upon the Corporation Common Stock until such default shall have been cured.

    13.9.11. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation the holders of the Fifth Series will be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of the assets shall be made to the holders of Corporation Common Stock, the sum of $100,000 per share, plus an amount equal to cumulative dividends accrued and unpaid thereon to the date of distribution to holders of the Fifth Series. If upon any liquidation, dissolution or winding up of the Corporation the amounts payable with respect to the Fifth Series and any other series of Preferred Stock which ranks on a parity with the Fifth Series are not paid in full, the holders of the Fifth Series and such parity Preferred Stock will share ratably in any distribution of assets in proportion to the full preferential amounts to which they are entitled.

                                    SEVENTH

  1. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as expressly provided in section 2 of this ARTICLE SEVENTH, the affirmative vote of the holders of eighty (80) percent of the outstanding shares of the Corporation entitled to vote in an election of Directors shall be required for the approval or authorization of any Business Combination (as hereinafter defined).

  2. The provisions of Section 1 of this ARTICLE SEVENTH shall not be applicable if:

    A. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting of Directors at which at least seven Continuing Directors are present; or

    B. The Business Combination is a merger or consolidation and the cash or Fair Market Value (as hereinafter defined) of the property, securities or other consideration to be received per share by the stockholders of each class of stock of the Corporation in the Business Combination, if applicable, is not less than the highest per share price paid by the Interested Stockholder (as hereinafter defined), with appropriate adjustments for stock splits, stock dividends and like distributions, in the acquisition by the Interested Stockholder of any of its holdings of each class of the Corporation's capital stock.

  3. For purposes of this ARTICLE SEVENTH:

    A. The term "Business Combination" means:

      (i) any merger or consolidation of the Corporation or any subsidiary of the Corporation with (a) any Interested Stockholder or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as defined on October 1, 1982 in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of an Interested Stockholder;

      (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any subsidiary of the Corporation that have an aggregate Fair Market Value of $1,000,000 or more;

      (iii) the issuance or transfer by the Corporation or any subsidiary of the Corporation (in one transaction or a series of transactions) of any securities of the Corporation or any subsidiary of the Corporation to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more;

      (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

      (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

    B. The term "Continuing Director" means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director if the successor is unaffiliated with the Interested Stockholder and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present.

    C. The term "Fair Market Value" means:

      (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of Continuing Directors, provided that such determination shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present; or

      (ii) in the case of property or securities other than cash or stock, the fair market value of such property or securities on the date in question as determined in good faith by a majority of Continuing Directors, provided that such determination shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present.

    D. The term "Interested Stockholder" means and includes, as of the date of any proposed Business Combination, any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined on October 1, 1982 in Rule 12b-2 under the Exchange Act), "Beneficially Owns" (as defined on October 1, 1982 in Rule 13d-3 under the Exchange Act) in the aggregate ten percent or more of the outstanding shares of the Corporation entitled to vote in an election of Directors, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

                                    EIGHTH

  1. Prevention of "Greenmail." Any direct or indirect purchase or other acquisition by this Corporation of any Equity Security (as hereinafter defined) of any class at a price above Market Price (as hereinafter defined) from any Interested Securityholder (as hereinafter defined) who has beneficially owned any Equity Security of the class to be purchased for less than two years prior to the date of such purchase or any agreement in respect thereof shall, except as hereinafter expressly provided, require the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors (the "Voting Stock"), excluding Voting Stock beneficially owned by such Interested Securityholder, voting together as a single class (it being understood that for the purposes of this ARTICLE EIGHTH, each share of the Voting Stock shall have the number of votes granted to it pursuant to ARTICLE SIXTH of these Articles of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement with any national securities exchange, or otherwise, but (i) no such affirmative vote shall be required with respect to any purchase, redemption or other acquisition by this Corporation of capital stock from FT, DT, any Qualified Subsidiary or any Qualified Stock Purchaser pursuant to the provisions of the Investment Documents (as such term is defined in Section 10 of ARTICLE SIXTH of these Articles of Incorporation) or these Articles of Incorporation, (ii) no such affirmative vote shall be required with respect to any purchase or other acquisition of securities made as part of a tender or exchange offer by this Corporation to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations), and (iii) no such affirmative vote shall be required with respect to any purchase, redemption, conversion or other acquisition by this Corporation of Series 2 Common Stock or PCS Stock (as defined in ARTICLE SIXTH) from a holder thereof pursuant to the provisions of these Articles of Incorporation.

  2. Certain Definitions. For the purposes of this ARTICLE EIGHTH:

    A. A "person" means any individual, firm, corporation or other entity.

    B. "Interested Securityholder" means any person (other than the Corporation or any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation) who or which:

      (i) is the beneficial owner, directly or indirectly, of 5% or more of the class of securities to be acquired; or

      (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5% or more of the class of securities to be acquired; or

      (iii) is an assignee or has otherwise succeeded to any shares of the class of securities to be acquired which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Securityholder, if such assignment or succession shall have occurred in the course of a transaction or transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

    C. A person shall be a "beneficial owner" of any security of any class of the Corporation:

      (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

      (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) any right to vote pursuant to any agreement, arrangement or understanding; or

      (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any security of any class of the Corporation.

      D. For the purposes of determining whether a person is an Interested Securityholder pursuant to paragraph B of this Section 2, the relevant class of securities outstanding shall be deemed to comprise all such securities deemed owned through application of paragraph C of this
    Section 2, but shall not include other securities of such class which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

      E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on October 1, 1982.

      F. "Equity Security" shall have the meaning ascribed to such term in
    Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1985.

      G. "Market Price" means the highest closing sale price during the thirty-day period immediately preceding the date in question, of a share of any Equity Security on the Composite Tape for New York Stock Exchange issues or, if such Equity Security is not quoted on the Composite Tape or is not listed on such Exchange, on the principal United States security exchange registered under the Securities Exchange Act of 1934, as amended, on which such Equity Security is listed, or, if such Equity Security is not listed on any such exchange, the highest closing bid quotation with respect to a share of such Equity Security during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such Equity Security.

  3. Compliance. The Board of Directors of the Corporation shall have the power to determine the application of, or compliance with, this ARTICLE EIGHTH, including, without limitation: (i) whether a person is an Interested Securityholder; (ii) whether a person is a beneficial owner of any Equity Security; and (iii) the Market Price of any Equity Security. Any decision or action taken by the Board of Directors arising out of or in connection with the construction, interpretation and effect of this ARTICLE EIGHTH shall lie within its absolute discretion and shall be conclusive and binding, except in circumstances involving bad faith.

                                     NINTH

  No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such Director as a Director; provided, however, that this ARTICLE NINTH shall not eliminate or limit the liability of a Director to the extent provided by applicable law (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 51 of the General Corporation Code of the State of Kansas, or
(iv) for any transaction from which the Director derived an improper personal benefit. No amendment to or repeal of this ARTICLE NINTH shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

  IN WITNESS WHEREOF, we have hereunto set our hands and affixed the seal of
said Corporation this    day of [JULY], 1998.

                                                       Don A. Jensen
                                          By___________________________________
                                                       Don A. Jensen
                                                      Vice President

                                                      Michael T. Hyde
                                          By___________________________________
                                                      Michael T. Hyde
                                                    Assistant Secretary
STATE OF KANSAS     )
                    )ss.
COUNTY OF JOHNSON   )

  Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared: Don A. Jensen, Vice President, and Michael T. Hyde, Assistant Secretary, of Sprint Corporation, a corporation, who are known to me to be the same persons who executed the foregoing Amended and Restated Articles of Incorporation, and duly acknowledged the execution of
the same this    day of [JULY], 1998.


                                          By___________________________________
                                                       Notary Public

My appointment expires:

_______________________________

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                             OF SPRINT CORPORATION
           [CHARTER NO. 2 (GIVING EFFECT TO THE ARTICLES AMENDMENT)]

  We, Don A. Jensen, Vice President, and Michael T. Hyde, Assistant Secretary, of Sprint Corporation (the "Corporation"), a corporation organized and existing under the laws of the State of Kansas, do hereby certify as follows:

  1. That the Corporation was originally incorporated in the State of Kansas on November 15, 1938 under the name of United Utilities, Inc.

  2. That the Board of Directors of the Corporation, at a meeting of the Board of Directors, adopted resolutions

    (i) approving a plan of recapitalization for the Corporation whereby each share of (1) the Corporation's existing Common Stock, par value $2.50 per share, may be reclassified and exchanged for (A) one share of FON Common Stock--Series 1, par value $2.00 per share, of the Corporation and (B) 1/2 of a share of PCS Common Stock--Series 1, par value $1.00 per share of the Corporation, (2) the Corporation's Common Stock--Series 2, par value $2.50 per share, may be reclassified and changed into FON Common Stock--Series 2, par value $2.00 per share, of the Corporation, (3) the Corporation's existing Class A Common Stock, par value $2.50 per share, shall remain outstanding but may be reclassified and exchanged into an equal number of shares of Class A Common Stock, par value $2.50 per share, of the Corporation (in each such case, such stock is designated as "Old Class A Common Stock"), (4) the Corporation's existing Class A Common Stock--Series DT, par value $2.50 per share, shall remain outstanding but may be reclassified and exchanged into an equal number of shares of Class A Common Stock--Series DT, par value $2.50, of the Corporation (in each such case, such stock is designated as "Class A Common Stock--Series DT"), and (5) (A) PCS Common Stock--Series 1, par value $1.00 per share, (B) PCS Common Stock--Series 2, par value $1.00 per share, and (C) PCS Common Stock-- Series 3, par value $1.00 per share, would each remain outstanding; and

    (ii) if there are fractional shares of Series 1 PCS Stock to be issued in the Recapitalization, the Corporation shall pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof on the Effective Date (for purposes of this clause (ii) only, "Fair Value" of any fractional share means the product of such fraction and the Market Value (as defined in ARTICLE SIXTH, Section 10) of one share of Series 1 PCS Stock); and

    (iii) providing for the adoption of these Amended and Restated Articles of Incorporation of the Corporation, which amend and restate the Corporation's Articles of Incorporation in their entirety, and

    (iv) declaring the advisability of such plan of recapitalization and these Amended and Restated Articles of Incorporation of the Corporation.

The resolutions further directed that the plan of recapitalization and these Amended and Restated Articles of Incorporation be submitted to the stockholders of the Corporation for their consideration and approval.

  3. That thereafter, pursuant to the resolutions and in accordance with the bylaws of the Corporation and the laws of the State of Kansas, the Board of Directors called a meeting of stockholders for consideration of the plan of recapitalization and these Amended and Restated Articles of Incorporation, and thereafter, pursuant to notice and in accordance with the statutes of the State of Kansas, the stockholders convened and considered the plan of recapitalization and these Amended and Restated Articles of Incorporation.

  4. That at the meeting a majority of the outstanding stock entitled to vote thereon voted in favor of, among other things, the proposed plan of recapitalization effected by these Amended and Restated Articles of Incorporation, and these Amended and Restated Articles of Incorporation were duly adopted in accordance with the provisions of Kan. Stat. Ann. (S) 17-6602.

  5. That these Amended and Restated Articles of Incorporation shall become
effective on the   day of    , 1998 (the "Effective Date") pursuant to the
provisions of Kan. Stat. Ann. (S) 17-6003(d).

  6. That at the Effective Date,

    (i) each share of Common Stock, par value $2.50 per share, of the Corporation (the "Old Common Stock") outstanding immediately prior to such filing of these Amended and Restated Articles of Incorporation is hereby automatically reclassified and exchanged without any action on the part of the stockholders of the Corporation so that each share of Old Common Stock becomes (A) one share of FON Common Stock--Series 1, par value $2.00 per share, of the Corporation and (B) 1/2 of a share of PCS Common Stock-- Series 1, par value $1.00 per share, of the Corporation,

    (ii) the Common Stock--Series 2, par value $2.50 per share, of the Corporation is hereby automatically reclassified and changed into FON Common Stock--Series 2, par value $2.00 per share, of the Corporation,

    (iii) the Corporation's existing Class A Common Stock, par value $2.50 per share, designated as "Old Class A Common Stock" herein, is hereby automatically reclassified and exchanged into an equal number of shares of Class A Common Stock, par value $2.50 per share, of the Corporation,

    (iv) the Corporation's existing Class A Common Stock--Series DT, par value $2.50 per share, designated as "Class A Common Stock--Series DT" herein, is hereby automatically reclassified and exchanged into an equal number of shares of Class A Common Stock--Series DT, par value $2.50, of the Corporation,

    (v) (A) PCS Common Stock--Series 1, par value $1.00 per share, (B) PCS Common Stock--Series 2, par value $1.00 per share, and (C) PCS Common Stock--Series 3, par value $1.00 per share, would each remain unchanged by these Amended and Restated Articles of Incorporation, and

    (vi) if there are fractional shares of Series 1 PCS Stock to be issued in the Recapitalization, the Corporation shall pay cash in respect of such fractional shares in accordance with Section 2(ii) above.

  7. That the text of the Articles of Incorporation of the Corporation, as previously restated and amended, is hereby amended and restated to read in its entirety as follows:

                                     FIRST

  The name of the Corporation is SPRINT CORPORATION.

                                    SECOND

  This Corporation is organized for profit, and the purpose for which it is formed is to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code (the "General Corporation Code").

                                     THIRD

  The Corporation's registered office is located at 2330 Shawnee Mission Parkway, Westwood, Johnson County, Kansas 66205; Mr. J. Richard Devlin is the registered agent at said address.

                                    FOURTH

  The Corporation shall have perpetual existence.

                                     FIFTH

  Section 1. Number of Directors; Increases in Number of Directors. (a) The number of Directors shall not be less than ten nor more than 20 (unless increased to more than 20 pursuant to Section 1(b) or Section 6(e) of this ARTICLE FIFTH) as may be determined from time to time by the affirmative vote of the majority of the Board of Directors or as provided in Section 1(b) or in
Section 6(e) of this ARTICLE FIFTH.

  (b) If at any time the Class A Holders are entitled to elect a number of Directors pursuant to Section 2(a) of this ARTICLE FIFTH that exceeds the sum of the number of Directors elected by the Class A Holders then serving on the Board of Directors and the number of vacancies on the Board of Directors which the Directors elected by the Class A Holders or the Class A Holders are entitled to fill, the total number of Directors shall automatically and without further action be increased by the smallest number necessary to enable the Class A Holders (and the Directors elected by the Class A Holders in the case of vacancies) to elect the number of Directors that the Class A Holders are entitled to elect pursuant to such Section 2(a).

  Section 2. Election of Directors. (a) Election of Directors by Class A Holders. (i) Except as otherwise provided in Sections 8.5(b), 8.5(f) and 8.5(k) of ARTICLE SIXTH, the Class A Holders shall have the right, voting together as a single class, to elect a number of Directors equal to the greater of (x) two and (y) the product (rounded to the nearest whole number if such product is not a whole number) of (i) the aggregate Percentage Ownership Interests of the Class A Holders and (ii) the total number of Directors, provided that so long as Section 310 of the Communications Act of 1934, as amended (or any successor provision of law) ("Section 310"), remains in effect, under no circumstances shall (A) the Class A Holders have the right to elect Aliens as Directors such that the total number of Aliens so elected by them would exceed the maximum percentage of the total number of Directors of this Corporation permitted under Section 310 to be Aliens or (B) the total number of Directors elected by the Class A Holders and serving on the Board of Directors exceed the maximum percentage of the total Directors of this Corporation permitted under Section 310 to be elected by shareholders that are Aliens. Such Directors elected by the Class A Holders shall not be divided into classes.

  (ii) Upon the conversion of all outstanding shares of Class A Stock into Series 1 FON Stock or Series 1 PCS Stock, as the case may be, pursuant to
Section 8.5 of ARTICLE SIXTH, the term of office of all Class A Directors then in office shall thereupon terminate, the vacancy or vacancies resulting from such termination shall be filled by the remaining Directors then in office, acting by majority vote of such remaining Directors, and the Director or Directors so elected to fill such vacancy or vacancies shall not be treated hereunder or under the Bylaws of this Corporation as Class A Directors. If at any time the number of Directors that the Class A Holders have the right to elect pursuant to this Section 2(a) shall decrease other than as set forth in the preceding sentence, and the Class A Holders shall not have removed or caused to resign, in either case effective not later than the fifteenth day following the event that resulted in such decrease, a number of Class A Directors so that the total number of Directors elected by the Class A Holders then in office does not exceed the number provided in the first sentence of
Section 2(a)(i), then the terms of office of all Class A Directors shall terminate on such fifteenth date. The vacancy or vacancies resulting from such termination of the terms of the Class A Directors shall be filled as follows:
(A) the vacancy or vacancies equal to the number of Directors that the Class A Holders then have the right to elect pursuant to this Section 2(a) (after giving effect to the decrease referred to in the preceding sentence) shall be filled as provided in Section 4(b) of this ARTICLE FIFTH, and (B) the remaining vacancy or vacancies shall be filled by the remaining Directors other than Class A Directors then in office, acting by majority vote of such remaining Directors, and the Director or Directors so elected to fill such vacancy or vacancies shall not be treated hereunder or under the Bylaws as Class A Directors.

  (iii) (1) Notwithstanding anything to the contrary in this Section 2, but subject to paragraphs (2), (3), (4) and (5) of this Section 2(a)(iii) and the proviso set forth at the end of the first sentence of Section 2(a)(i) of this ARTICLE FIFTH (the "Section 2(a) Proviso"), if the aggregate Percentage Ownership Interest of the Class A Holders is 20% or greater, the Class A Holders at all times shall have the right to elect not less than 20% of the total number of Directors, provided that, if the Section 2(a) Proviso prevents the Class A Holders from electing at least 20% of the total number of Directors under such circumstances, this Corporation shall increase the total number of Directors to a number not greater than 20 if such increase would enable the Class A Holders to elect at least 20% of the total number of Directors as increased.

  (2) The provisions of Section 2(a)(iii)(1) of this ARTICLE FIFTH (the "Section 2(a)(iii)(1) Provisions") shall terminate and be of no force and effect (a "Nullification") unless reinstated in accordance with Section 2(a)(iii)(5), if either:

    (A) this Corporation delivers an opinion of nationally-recognized U.S. tax counsel to the effect that the Section 2(a)(iii)(1) Provisions are, with respect to both FT and DT, either not a Necessary Condition or not a Sufficient Condition to secure any Treaty Benefit and within 90 days of the delivery of such opinion by this Corporation there is not delivered to this Corporation by FT or DT an opinion of nationally-recognized U.S. tax counsel concluding that such provisions are a Necessary Condition and a Sufficient Condition for either FT or DT to secure a Treaty Benefit, or

    (B) this Corporation provides written notice to FT and DT in which it agrees to accord FT and DT those Treaty Benefits to which FT and DT would be entitled if the Section 2(a)(iii)(1) Provisions were in effect (the "Continuing Treaty Benefits") and to indemnify FT and DT on an after-tax basis against (a) any liability arising out of according FT and DT Continuing Treaty Benefits to the extent such liability would not arise if the Section 2(a)(iii)(1) Provisions were in effect and (b) the loss of those Continuing Treaty Benefits that this Corporation cannot directly accord; provided that this Corporation by written notice to FT and DT may revoke and withdraw such agreement to accord such Treaty Benefits and to provide such indemnification following the date of such notice and upon delivery of such notice the Section 2(a)(iii)(1) Provisions shall again become effective. Notwithstanding any revocation or withdrawal pursuant to the proviso contained in the immediately preceding sentence, this Corporation shall continue to indemnify FT and DT on an after-tax basis against any loss of Treaty Benefits to which FT or DT, as the case may be, would have been entitled had the Nullification described in this Section 2(a)(iii)(2)(B) not taken place.

  If a Nullification occurs under the provisions of paragraph (A) of this
Section 2(a)(iii)(2), then after the date of any such Nullification, and until such time as a change in facts or Applicable Law requires a different result, this Corporation shall accord FT and DT Treaty Benefits under the relevant treaties between the United States and France and the United States and Germany, but only to the extent FT or DT, as the case may be, would have been entitled to claim such benefits had such Nullification not occurred.

  (3) In addition to its rights under Section 2(a)(iii)(2), this Corporation shall have the right, from time to time, to deliver to each of FT and DT a written notice requesting that the chief tax officer of each of FT and DT certify that FT, in the case of the request furnished to FT, and DT, in the case of the request furnished to DT, is eligible to claim at least one Treaty Benefit, and that such chief tax officer provide this Corporation with other facts and information reasonably requested by this Corporation that are reasonably necessary for this Corporation to determine whether the Section 2(a)(iii)(1) Provisions are a Sufficient Condition or a Necessary Condition to secure at least one Treaty Benefit. Unless within 60 days of delivery of any such request, either FT or DT delivers such requested certificate to this Corporation, and provides such requested facts or information, the
Section 2(a)(iii)(1) Provisions shall terminate and be of no force or effect, unless reinstated in accordance with Section 2(a)(iii)(5).

  (4) If FT and DT determine that the Section 2(a)(iii)(1) Provisions are, with respect to both FT and DT, either not a Necessary Condition or not a Sufficient Condition to secure at least one Treaty Benefit, FT and DT shall deliver to this Corporation a certification to such effect, and the Section 2(a)(iii)(1) Provisions shall terminate and be of no force or effect, unless reinstated in accordance with Section 2(a)(iii)(5).

  (5) Each of FT and DT shall have the right, at any time after the date the
Section 2(a)(iii)(1) Provisions are nullified pursuant to paragraph (A) (but not paragraph (B)) of clause (2) or clause (3) or (4) of this
Section 2(a)(iii), to deliver to this Corporation a certificate signed by the chief tax officer of either FT or DT to the effect that FT or DT, as the case may be, is eligible to claim a Treaty Benefit and an opinion of nationally-recognized U.S. tax counsel to the effect that the Section 2(a)(iii)(1) Provisions are again a Necessary Condition and a Sufficient Condition for any of FT or DT to secure a Treaty Benefit. Upon the delivery of any such certificate and opinion, the Section 2(a)(iii)(1) Provisions shall again become effective unless and until they become ineffective pursuant to the other provisions of this Section 2(a)(iii).

  (6) For purposes of this Section 2(a)(iii), the term "FT" shall include any Qualified Subsidiary of FT organized under the laws of France and the term "DT" shall include any Qualified Subsidiary of DT organized under the laws of Germany.

  (7) The Section 2(a)(iii)(1) Provisions shall be a "Necessary Condition" with respect to any Treaty Benefit if FT or DT would not be entitled to claim such Treaty Benefit unless such Section 2(a)(iii)(1) Provisions are in effect.

  (8) The Section 2(a)(iii)(1) Provisions shall be a "Sufficient Condition" with respect to any Treaty Benefit if FT and DT will otherwise fulfill all other relevant conditions to claiming such Treaty Benefit if the
Section 2(a)(iii)(1) Provisions are in effect.

  (b) Election of Directors by Other Holders. (i) Subject to clause (ii) below, the holders of Non-Class A Common Stock shall have the right to elect that number of Directors equal to the excess of (x) the total number of Directors over (y) the sum of the number of Directors the Class A Holders are entitled to elect and the number of Directors, if any, that the holders of Preferred Stock, voting separately by class or series, are entitled to elect in accordance with the provisions of ARTICLE SIXTH of these Articles of Incorporation. The Class A Holders shall have no right to vote for Directors under this Section 2(b)(i).

  (ii) So long as Section 310 remains in effect, under no circumstances shall an Alien Director elected by the holders of Non-Class A Common Stock be qualified to serve as a Director if the number of Aliens who would then be serving as members of the Board of Directors, including such elected Alien, would constitute more than the maximum number of Aliens permitted by Section 310 on the Board of Directors.

  (iii) The Directors (other than the Directors elected by the Class A Holders and any Directors elected by the holders of any one or more classes or series of Preferred Stock having the right, voting separately by class or series, to elect Directors) shall be divided into three classes, designated Class I, Class II and Class III, with the term of office of one class expiring each year. The number of Class I, Class II and Class III Directors shall consist, as nearly as practicable, of one third of the total number of Directors (other than the Directors elected by the Class A Holders and any Directors elected by the holders of any one or more classes or series of Preferred Stock having the right, voting separately by class or series, to elect Directors). At each annual meeting of stockholders of this Corporation, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term.

  (iv) Whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this ARTICLE FIFTH unless expressly provided by such terms.

  Section 3. Change in Number of Directors. If the number of Directors (other than Directors elected by Class A Holders and any Directors elected by the holders of any one or more classes or series of Preferred Stock having the right, voting separately by class or series, to elect Directors) is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible.

  Section 4. Term of Office. (a) Each Director shall be elected for a three-year term. A Director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify to serve, subject to prior death, resignation, retirement, disqualification or removal from office.

  (b) Any vacancy on the Board of Directors (whether resulting from an increase in the total number of Directors, the departure of one of the Directors or otherwise) may be filled by the affirmative vote of a majority of the Directors elected by the same class or classes of stockholders which would be entitled to elect the Director who would fill such vacancy if the annual meeting of stockholders of this Corporation were held on the date on which such vacancy occurred, provided that at any time when there is only one such Director so elected and then serving, such Director may fill such vacancy and, provided further, that at any time when there are no such Directors then serving, the stockholders of the class or classes entitled to elect the Director who will fill such vacancy shall have the right to fill such vacancy and, provided, further, that, so long as any Class A Stock is outstanding, any vacancy to be filled by the Director or Directors elected by the holders of Non-Class A Common Stock may not be filled with a Person who, upon his election, would not be an Independent Director or would be an Alien, as the case may be, if the effect of such election would be that less than a majority of the Board of Directors following such election would be Independent Directors, or that the number of Aliens who would then be serving on the Board of Directors would constitute more than the maximum number of Aliens permitted on the Board of Directors under Section 310.

  (c) Any additional Director of any class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of the Directors of that class, but, except as provided in Section 2(a)(ii) of this ARTICLE FIFTH, in no case will a decrease in the number of Directors shorten the term of any incumbent Director. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor.

  Section 5. Rights, Powers, Duties, Rules and Procedures; Amendment of Bylaws. (a) Except to the extent prohibited by law or as set forth in these Articles of Incorporation or the Bylaws, the Board of Directors shall have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including, without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the Directors' power to manage the business and affairs of this Corporation. Except to the extent required by law or as set forth in these Articles of Incorporation or the Bylaws, no Bylaw shall be adopted by stockholders which shall impair or impede the implementation of the foregoing.

  (b) The Board of Directors is expressly authorized and empowered, in the manner provided in the Bylaws of this Corporation, to adopt, amend and repeal the Bylaws of this Corporation in any respect to the full extent permitted by the General Corporation Code not inconsistent with the laws of the General Corporation Code or with these Articles of Incorporation, provided that

    (i) prior to the fourth anniversary of the Restructuring Closing Date,
  ARTICLE IV, SECTION 13 of the Bylaws may not be amended, altered, repealed, superseded or made inoperative or ineffective by adoption of other provisions to the Bylaws or these Articles of Incorporation (any such action, a "CP Covered Bylaws Amendment") without the affirmative vote of the holders of record of (i) a majority of the votes represented by the shares of PCS Stock and Class A Common Stock then outstanding, voting together as a single class in accordance with ARTICLE SIXTH, Section 3.2(d), and (ii) a majority of the votes represented by the shares of Corporation Common Stock, voting together as a single class, at any annual or special meeting of stockholders, the notice of which shall have specified or summarized the proposed CP Covered Bylaws Amendment; and

    (ii) the following provisions of the Bylaws may not be amended, altered, repealed, superseded or made inoperative or ineffective by adoption of other provisions to the Bylaws or these Articles of Incorporation (any such action, a "Class A Covered Bylaws Amendment") without the affirmative vote of the holders of record of a majority of the votes represented by the shares of Class A Stock then outstanding, voting together as a single class, at any annual or special meeting of stockholders, the notice of which shall have specified or summarized the proposed Class A Covered Bylaws Amendment:
  ARTICLE III, SECTIONS 2, 4, 5, 8 AND 9; ARTICLE IV, SECTIONS 5, 6, 10, 11 AND 12; ARTICLE VI, SECTION 1; AND ARTICLE VII, SECTIONS 1 AND 2.

  Section 6. Removal; Changes in Status; Preferred Stock Directors. (a) Except as provided in paragraphs (c) or (d) of this Section 6, a Director (other than a Director elected by the Class A Holders or by the holders of any class or series of Preferred Stock having the right, voting separately by class or series, to elect Directors) may be removed only for cause. No Director so removed may be reinstated for so long as the cause for removal continues to exist. Such removal for cause may be effected only by the affirmative vote of the holders of a majority of the votes represented by the shares of the class or classes of stockholders which were entitled to elect such Director.

  (b) A Director elected by the Class A Holders may be removed with or without cause. If removed for cause, no Director so removed may be reinstated for so long as the cause for removal continues to exist. Removal may be effected with or without cause by the affirmative vote of the holders of a majority of the votes represented by the shares of Class A Stock or with cause by the affirmative vote of the holders of two-thirds of the votes represented by the shares of the Non-Class A Common Stock, the Class A Stock and other capital stock of this Corporation entitled to general voting power, voting together as a single class.

  (c) If a Director elected by the holders of Non-Class A Common Stock who was not, at the time of his election to the Board of Directors, an Alien, subsequently becomes an Alien, the effect of which would be that the number of Aliens who would then be serving as members of the Board of Directors, including the Director who changed status, would constitute more than the maximum number of Aliens permitted on the Board of Directors under Section 310, such Director shall upon his change in status automatically and without further action be removed from the Board of Directors.

  (d) So long as any Class A Stock is outstanding, if an Independent Director elected by the holders of Non-Class A Common Stock subsequently ceases to be an Independent Director, the effect of which would be that the Independent Directors who would then be serving as members of the Board of Directors would not constitute a majority of the Board of Directors, such Director shall automatically and without further action upon his change in status be removed from the Board of Directors.

  (e) (i) So long as any Class A Stock is outstanding, if a Director elected by the holders of any class or series of Preferred Stock having the right, voting separately by class or series, to elect Directors (a "Preferred Stock Director") is an Alien, or after election becomes an Alien, the effect of which would be that the number of Aliens who would then be serving as members of the Board of Directors (including such Preferred Stock Director) would constitute more than the maximum number of Aliens permitted on the Board of Directors under Section 310, the total number of Directors shall automatically and without further action be increased by the smallest number necessary to enable the Class A Holders (and the Directors elected by the Class A Holders in the case of vacancies) to elect Aliens as Directors to the fullest extent that the Class A Holders are entitled to elect Directors pursuant to Section 2(a) of this ARTICLE FIFTH without violating the requirements of Section 310.

  (ii) So long as any Class A Stock is outstanding, if a Preferred Stock Director is not an Independent Director, or after election ceases to be an Independent Director, the effect of which would be that the Independent Directors who would then be serving as members of the Board of Directors would not constitute a majority of the Board of Directors, the total number of Directors shall automatically and without further action be increased by the smallest number necessary so that the number of Directors then serving who are not Independent Directors (including such Preferred Stock Director and any vacancies which the holders of Class A Stock have a right to fill) constitute less than a majority of the Board of Directors.

  Section 7. Definitions. Certain capitalized terms used in this ARTICLE FIFTH without definition have the meanings set forth in Section 10 of ARTICLE SIXTH.

                                     SIXTH

  Section 1.1. Authorized Shares. The total number of shares of capital stock which may be issued by this Corporation is 6,770,000,000, and the designation of each class or series, the number of authorized shares of each class or series and the par value of the shares of each class or series, are as follows:

      DESIGNATION               CLASS                SERIES        NO. OF SHARES    PAR VALUE
      -----------        -------------------- -------------------- ------------- ---------------
The "Series 1 FON
 Stock"................. FON Common Stock           Series 1       2,500,000,000 $2.00 per share
The "Series 2 FON
 Stock"................. FON Common Stock           Series 2         500,000,000 $2.00 per share
The "Series 3 FON
 Stock"................. FON Common Stock           Series 3       1,200,000,000 $2.00 per share
The "Old Class A Common
 Stock"................. Class A Common Stock                        100,000,000 $2.50 per share
The "Class A Common
 Stock-- Series DT"..... Class A Common Stock      Series DT         100,000,000 $2.50 per share
The "Series 1 PCS
 Stock"................. PCS Common Stock           Series 1       1,250,000,000 $1.00 per share
The "Series 2 PCS
 Stock"................. PCS Common Stock           Series 2         500,000,000 $1.00 per share
The "Series 3 PCS
 Stock"................. PCS Common Stock           Series 3         600,000,000 $1.00 per share
The "Preferred Stock"... Preferred Stock      See Section 13 below    20,000,000    No par value

  Section 1.2. Representation of Equity Value; Exchange of Interests in Class A Common Stock. (a) The aggregate common equity value of the Corporation and each Business Group shall, at any time, be represented as follows:

    (i) The total common equity value of the Corporation shall be represented by the sum of the outstanding shares of (A) the FON Stock, (B) the PCS Stock and (C) the Class A Common Stock.

    (ii) The total common equity value of the FON Group shall be represented by the sum of (A) the outstanding shares of the FON Stock and (B) the outstanding shares of Old Class A Common Stock and Class A Common Stock-- Series DT (but only to the extent such stock represents a Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and a Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group, respectively).

    (iii) The total common equity value of the PCS Group shall be represented by the sum of (A) the outstanding shares of the PCS Stock, (B) the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest, and
  (C) the outstanding shares of Old Class A Common Stock and Class A Common Stock--Series DT (but only to the extent such stock represents a Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group and a Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, respectively).

  (b) The Old Class A Common Stock and Class A Common Stock--Series DT shall, at all times, be deemed to represent, respectively, a number of shares of Series 3 FON Stock and/or Series 3 PCS Stock equal to: (A) the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group plus the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group and (B) the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group plus the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group.

  (c) Each holder of a share of Old Class A Common Stock shall have the right, exercisable at any time and from time to time, to cause the Corporation to issue the following:

    (i) in respect of each share notionally represented in the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group, either a share of Series 3 FON Stock to such holder (or to a Qualified Subsidiary of such holder) or a share of Series 1 FON Stock to a designee of such holder, provided a transfer of such share to such designee is permitted under the Stockholders' Agreement; or

    (ii) in respect of each share notionally represented in the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group, either a share of Series 3 PCS Stock to such holder (or to a Qualified Subsidiary of such holder) or a share of Series 1 PCS Stock to a designee of such holder, provided a transfer of such share to such designee is permitted under the Stockholders' Agreement.

  A holder of Old Class A Common Stock may exercise its right to cause any such issuance solely with respect to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group, solely with respect to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group, or any combination thereof; provided,

    (x) when the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group is reduced to zero, no further shares of Series 1 FON Stock or Series 3 FON Stock may be issued pursuant to this
  Section 1.2(c),

    (y) when the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group is reduced to zero, no further shares of Series 1 PCS Stock or Series 3 PCS Stock may be issued pursuant to this
  Section 1.2(c), and

    (z) if at any time the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group are both zero, the Old Class A Common Stock may be redeemed, at the Corporation's option, at a redemption price of $0.001 per share.

  (d) Each holder of a share of Class A Common Stock--Series DT shall have the right, exercisable at any time and from time to time, to cause the Corporation to issue the following:

    (i) in respect of each share notionally represented in the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group, either a share of Series 3 FON Stock to such holder (or to a Qualified Subsidiary of such holder) or a share of Series 1 FON Stock to a designee of such holder, provided a transfer of such share to such designee is permitted under the Stockholders' Agreement; and

    (ii) in respect of each share notionally represented in the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, either a share of Series 3 PCS Stock to such holder (or to a Qualified Subsidiary of such holder) or a share of Series 1 PCS Stock to a designee of such holder, provided a transfer of such share to such designee is permitted under the Stockholders' Agreement.

  A holder of Class A Common Stock--Series DT may exercise its right to cause any such issuance solely with respect to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group, solely with respect to the Number Of Shares Issuable With Respect To The Class A-- Series DT Equity Interest In The PCS Group, or any combination thereof; provided,

    (i) when the Number Of Shares Issuable With Respect To The Class A-- Series DT Equity Interest In The FON Group is reduced to zero, no further shares of Series 1 FON Stock or Series 3 FON Stock may be issued pursuant to this Section 1.2(d),

    (ii) when the Number Of Shares Issuable With Respect To The Class A-- Series DT Equity Interest In The PCS Group is reduced to zero, no further shares of Series 1 PCS Stock or Series 3 PCS Stock may be issued pursuant to this Section 1.2(d), and

    (iii) if at any time the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group are both zero, the Class A Common Stock--Series DT may be redeemed, at the Corporation's option, at a redemption price of $0.001 per share.

  (e) Automatic Reclassification and Adjustment to Par Value Amount.

    (i) Upon each issuance of any shares of Series 1 FON Stock and/or Series 3 FON Stock, on the one hand, and Series 1 PCS Stock and/or Series 3 PCS Stock, on the other, in accordance with Section 1.2(c), each share of the Corporation's existing Old Class A Common Stock will be automatically reclassified into a share of Class A Common Stock with a par value amount equal to the Reduced Par Value Amount and the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group, respectively, will be reduced in accordance with the definitions of such terms set forth in ARTICLE SIXTH, Section 10; provided that after each such reclassification, the sum of (x) the total number of outstanding shares of Series 1 FON Stock and/or Series 3 FON Stock, on the one hand, or Series 1 PCS Stock and/or Series 3 PCS Stock, on the other, so issued in accordance with Section 1.2(c) times the par value per share of such stock and (y) the total number of outstanding shares of Old Class A Common Stock immediately after such issuance times the Reduced Par Value Amount will always equal (z) the total number of outstanding shares of Old Class A Common Stock immediately prior to such issuance times the par value per share of such shares existing immediately prior to such issuance.

    (ii) Upon each issuance of any shares of Series 1 FON Stock and/or Series 3 FON Stock, on the one hand, and Series 1 PCS Stock and/or Series 3 PCS Stock, on the other, in accordance with Section 1.2(d), each share of the Corporation's existing Class A Common Stock--Series DT will be automatically reclassified into a share of Class A Common Stock--Series DT with a par value amount equal to the Reduced Par Value Amount and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, respectively, will be reduced in accordance with the definitions of such terms set forth in ARTICLE SIXTH, Section 10; provided that after each such reclassification, the sum of (x) the total number of outstanding shares of Series 1 FON Stock and/or Series 3 FON Stock, on the one hand, or Series 1 PCS Stock and/or Series 3 PCS Stock, on the other, so issued in accordance with Section 1.2(d) times the par value per share of such stock and (y) the total number of outstanding shares of Class A Common Stock--Series DT immediately after such issuance times the Reduced Par Value Amount will always equal (z) the total number of outstanding shares of Class A Common Stock--Series DT immediately prior to such issuance times the par value per share of such shares existing immediately prior to such issuance.

  (f) Notice Provisions; Issuance of Stock Certificates, etc.

    (i) A Class A Holder shall exercise its rights under this Section 1.2 by delivering a written notice to the Corporation (an "Issuance Notice") signed by an authorized officer of the Class A Holder specifying (1) the class and series of the Shares to be issued by the Corporation, (2) the number of shares of each to be issued pursuant to such request, and (3) the name of the Person in whose name the shares are to be issued (such a Person, a "Designee").

    (ii) As promptly as practical after receipt of an Issuance Notice, and in no event later than 5 Business Days thereafter, the Corporation will deliver or cause to be delivered a certificate or certificates representing the number of duly issued, fully paid and nonassessable shares issued pursuant to the Issuance Notice; provided, however, that the Corporation shall not be obligated to issue such shares if any material defect exists with respect to such Issuance Notice.

    (iii) Immediately upon the issuance of the shares of Series 1 FON Stock, Series 3 FON Stock, Series 1 PCS Stock and Series 3 PCS Stock pursuant to an Issuance Notice, the Designee shall be treated for all purposes as having become the record holder of the shares of such stock so issued.

    (iv) This Corporation shall pay all United States federal, state or local documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares in connection with an Issuance Notice pursuant to this Section 1.2, provided that this Corporation shall not be required to pay any tax which may be payable in respect of any registration of Transfer involved in the issue or delivery of such shares in a name other than that of the registered holder of the Class A Common Stock that gave rise to the right to cause the issuance of such Shares, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to this Corporation the amount of any such tax or has established, to the satisfaction of this Corporation, that such tax has been paid.

    (v) In addition to the obligations of the Corporation contained in these Articles of Incorporation to reserve and keep available Shares, this Corporation shall at all times reserve and keep available, out of the aggregate of its authorized but unissued Series 3 FON Stock, Series 3 PCS Stock, Series 1 PCS Stock and Series 1 FON Stock and its issued Series 1 FON Stock or Series 1 PCS Stock held in its treasury, Shares for the purpose of effecting the issuances of the Series 3 FON Stock, Series 1 FON Stock, Series 3 PCS Stock and Series 1 PCS Stock contemplated hereby.

  Section 2. General Provisions Relating to All Stock.

  2.1. Preemptive Rights; Cumulative Voting. No holder of shares of capital stock of any class or series of this Corporation or holder of any security or obligation convertible into shares of capital stock of any class or series of this Corporation shall have any preemptive right whatsoever to subscribe for, purchase or otherwise acquire shares of capital stock of any class or series of this Corporation, whether now or hereafter authorized; provided that this provision shall not (i) prohibit this Corporation from granting, contractually or otherwise, to any such holder, the right to purchase additional securities of this Corporation or (ii) otherwise limit or otherwise modify any rights of any such holder pursuant to any such contract or other agreement. Stockholders of this Corporation shall not be entitled to cumulative voting of their shares in elections of Directors.

  2.2. Redemption of Shares Held by Aliens. Notwithstanding any other provision of these Articles of Incorporation to the contrary, outstanding shares of Non-Class A Common Stock Beneficially Owned by Aliens and Class A Stock Beneficially Owned by Aliens may be redeemed by this Corporation, by action duly taken by the Board of Directors (with the approval of a majority of the Continuing Directors (as defined in ARTICLE SEVENTH) at a meeting at which at least seven Continuing Directors are present, except that no such approval of the Continuing Directors shall be required if

    (i) the Fair Price Provisions have been deleted in their entirety,

    (ii) the Fair Price Provisions have been modified so as explicitly not to apply to any Class A Holder, or they have been modified in a manner reasonably satisfactory to FT and DT so as explicitly not to apply to any transactions with any Class A Holder contemplated under these Articles of Incorporation,

    (iii) the transaction in question is not a "Business Combination" within the meaning of the Fair Price Provisions, or

    (iv) the Class A Holder that is a party to the transaction, along with its Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on October 1, 1982) and Associates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on October 1, 1982), is no longer an "Interested Stockholder" or "Affiliate" of an "Interested Stockholder" within the meaning of the Fair Price Provisions), to the extent necessary or advisable, in the judgment of the Board of Directors, for this Corporation or any of its Subsidiaries to comply with the requirements of Section 310 (each of (i) through (iv), a "Fair Price Condition"), provided that (i) for purposes of these Articles of Incorporation, redemption of the Class A Common Stock is deemed to occur upon the reduction, in consideration of payments otherwise made in respect of redemptions under this Section 2.2, of Shares Issuable With Respect To The Class A Equity Interest In The FON Group or Shares Issuable With Respect To The Class A Equity Interest In The PCS Group that are represented by the Class A Common Stock (with any such redemption of shares of Class A Common Stock being referred to in this Section 2.2 as a redemption of Shares Issuable With Respect To The Class A Equity Interest In The FON Group or Shares Issuable With Respect To The Class A Equity Interest In The PCS Group, as applicable) and (ii) Series 3 FON Stock, Series 3 PCS Stock, Shares Issuable With Respect To The Class A Equity Interest In The FON Group and Shares Issuable With Respect To The Class A Equity Interest In The PCS Group may only be redeemed if, and only to the extent that, they represent in the aggregate Votes constituting greater than 20% of the aggregate Voting Power of this Corporation immediately prior to the time of such redemption.

  The terms and conditions of such redemption shall be as follows, subject in any case to any other rights of a particular Alien or of this Corporation pursuant to any contract or agreement between such Alien and this Corporation:

    (a) except as provided in Section 2.2(f), the redemption price of the shares to be redeemed pursuant to this Section 2.2 shall be equal to the Market Price of such shares on the third Business Day prior to the date notice of such redemption is given pursuant to Section 2.2(d), provided that, except as provided in Section 2.2(f), such redemption price as to any Alien who purchased such shares of Non-Class A Common Stock after November 21, 1995 and within one year prior to the Redemption Date shall not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by such Alien for such shares;

    (b) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

    (c) if less than all of the shares Beneficially Owned by Aliens are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors to be equitable, provided that this Corporation shall

      (i) in all cases be entitled to redeem shares of Non-Class A Common Stock Beneficially Owned by Aliens prior to redeeming any shares of Series 3 FON Stock, Series 3 PCS Stock, Shares Issuable With Respect To The Class A Equity Interest In The FON Group or Shares Issuable With Respect To The Class A Equity Interest In The PCS Group Beneficially Owned by Aliens,

      (ii) redeem Shares Issuable With Respect To The Class A Equity Interest In The FON Group or Shares Issuable With Respect To The Class A Equity Interest In The PCS Group of the holders of Old Class A Common Stock and Class A Common Stock--Series DT on a pro rata basis,

      (iii) redeem, on a pro rata basis, Shares Issuable With Respect To The Class A Equity Interest In The FON Group based on the ratio of the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group,

      (iv) redeem, on a pro rata basis, Shares Issuable With Respect To The Class A Equity Interest In The PCS Group based on the ratio of the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, and

      (v) redeem shares of Series 3 PCS Stock and Series 3 FON Stock prior to redeeming Shares Issuable With Respect To The Class A Equity Interest In The FON Group and Shares Issuable With Respect To The Class A Equity Interest In The PCS Group;

    (d) this Corporation shall give notice of the Redemption Date at least 30 days prior to the Redemption Date to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder) by delivering a written notice by first class mail, postage pre-paid, to the holders of record of the shares selected to be redeemed, addressed to such holders at their last address as shown upon the stock transfer books of this Corporation (each such notice of redemption specifying the date fixed for redemption, the redemption price, the place or places of payment and that payment will be made upon presentation and surrender of the certificates representing such shares), provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

    (e) on the Redemption Date, unless this Corporation shall have defaulted in paying or setting aside for payment the cash or Redemption Securities payable upon such redemption, any and all rights of Aliens in respect of shares so redeemed (including without limitation any rights to vote or participate in dividends), shall cease and terminate, and from and after such Redemption Date such Aliens shall be entitled only to receive the cash or Redemption Securities payable upon redemption of the shares to be redeemed; and

    (f) such other terms and conditions as the Board of Directors shall determine to be equitable, provided that,

      (1) if any Shares Issuable With Respect To The Class A Equity Interest In The FON Group or Shares Issuable With Respect To The Class A Equity Interest In The PCS Group are redeemed pursuant to this
    Section 2.2, (x) the redemption price, on a per share basis, of Shares Issuable With Respect To The Class A Equity Interest In The FON Group shall be an amount equal to the redemption price of a share of Series 3 FON Stock calculated pursuant to subsection (f)(2) of this Section 2.2, and (y) the redemption price, on a per share basis, of Shares Issuable With Respect To The Class A Equity Interest In The PCS Group shall be an amount equal to the redemption price of shares of Series 3 PCS Stock calculated pursuant to subsection (f)(4) of this Section 2.2;

      (2) if any shares of Series 3 FON Stock are redeemed pursuant to this
    Section 2.2, the redemption price thereof shall be a per share price equal to the greater of (A) the Market Price of a share of Series 1 FON Stock on the Redemption Date and (B) the Weighted Average Price paid by the Class A Holders for the Series 3 FON Stock (or Shares Issuable With Respect To The Class A Equity Interest In The FON Group, if applicable) together with a stock appreciation factor thereon (calculated on the basis of a 365-day year) at the rate of 3.88% through and including the Redemption Date, such stock appreciation factor to be calculated, on an annual compounding basis, from (x) the date of purchase of such Series 3 FON Stock or (y) in the case of either a share of Series 3 FON Stock issued in connection with ARTICLE SIXTH, Section 1.2 or any Shares Issuable With Respect To The Class A Equity Interest In The FON Group, the date of purchase of the Class A Common Stock that represented such shares, until the Redemption Date, provided, that if this Corporation redeems any shares hereunder after April 26, 1999, the redemption price thereof shall be the Market Price of a share of Series 1 FON Stock on the Redemption Date;

      (3) if any shares of Series 2 PCS Stock (or Series 2 FON Stock, if applicable) are redeemed pursuant to this Section 2.2, the redemption price of any such shares redeemed shall be a per share price equal to the greater of (A) the Market Price of a share of Series 1 PCS Stock (or Series 1 FON Stock, if applicable) on the Redemption Date and (B) the Weighted Average Price paid by the holders thereof for the Series 2 PCS Stock (or Series 2 FON Stock, if applicable)) together with a stock appreciation factor thereon (calculated on the basis of a 365-day year) at the rate of 3.88% through and including the Redemption Date, such stock appreciation factor to be calculated, on an annual compounding basis, from the date of purchase of such Series 2 PCS Stock (or Series 2 FON Stock, if applicable) until the Redemption Date, provided, that if this Corporation redeems any shares of Series 2 PCS Stock (or Series 2 FON Stock, if applicable) after April 26, 1999, the redemption price of any such shares redeemed shall be the Market Price of a share of Series 1 PCS Stock (or Series 1 FON Stock, if applicable) on the Redemption Date; and

      (4) if any shares of Series 3 PCS Stock are redeemed pursuant to this
    Section 2.2, the redemption price thereof shall be a per share price equal to the greater of (A) the Market Price of a share of Series 1 PCS Stock on the Redemption Date and (B) the Weighted Average Price paid by the holders thereof for the Series 3 PCS Stock (or Shares Issuable With Respect To The Class A Equity Interest In The PCS Group, if applicable) together with a stock appreciation factor thereon (calculated on the basis of a 365-day year) at the rate of 3.88% through and including the Redemption Date, such stock appreciation factor to be calculated, on an annual compounding basis, from (x) the date of purchase of such Series 3 PCS Stock, or (y) in the case of a share of Series 3 PCS Stock issued in connection with ARTICLE SIXTH, Section 1.2 or Shares Issuable With Respect To The Class A Equity Interest In The PCS Group, the date of purchase of the Class A Common Stock that represented such shares, until the Redemption Date, provided, that if this Corporation redeems any shares hereunder after April 26, 1999, the redemption price thereof shall be the Market Price of a share of Series 1 PCS Stock on the Redemption Date.

  The redemption price to be paid to the Class A Holders shall be modified in accordance with Article IX of the Stockholders' Agreement if either (i) such redemption is effected on or prior to April 26, 1999, or (ii) such redemption is effected within the 120-day period described in the last sentence of Section 2.11 of the Stockholders' Agreement (as such period may be extended pursuant thereto) following an election by this Corporation to redeem shares in accordance with such Section.

  Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of shares to be redeemed received such notice, provided that all notices to be given to the Class A Holders shall be made and deemed delivered in accordance with Section 11 of ARTICLE SIXTH and failure to give such notice by mail, or any defect in such notice, to holders of shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares.

  2.3. Beneficial Ownership Inquiry. (a) This Corporation may by written notice require a Person that is a holder of record of Non-Class A Common Stock or Class A Stock or that this Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of Non-Class A Common Stock or Class A Stock, to certify that, to the knowledge of such Person:

    (i) no Non-Class A Common Stock or Class A Stock as to which such Person has record ownership or Beneficial Ownership is Beneficially Owned by Aliens; or

    (ii) the number and class or series of shares of Non-Class A Common Stock or Class A Stock owned of record or Beneficially Owned by such Person that are owned of record or Beneficially Owned by Persons that are Aliens are as set forth in such certificate.

  (b) With respect to any Non-Class A Common Stock or Class A Stock identified by such Person in response to Section 2.3(a)(ii) above, this Corporation may require such Person to provide such further information as this Corporation may reasonably require in order to implement the provisions of Section 2.2 of ARTICLE SIXTH.

  (c) For purposes of applying Section 2.2 of ARTICLE SIXTH with respect to any Non-Class A Common Stock or Class A Stock, if any Person fails to provide the certificate or other information to which this Corporation is entitled pursuant to this Section 2.3, this Corporation in its sole discretion may presume that the Non-Class A Common Stock or Class A Stock in question is, or is not, Beneficially Owned by Aliens.

  2.4. Factual Determinations. The Board of Directors shall have the power and duty to construe and apply the provisions of Sections 2.2 and 2.3 of ARTICLE SIXTH and, with respect to shares of Non-Class A Common Stock, to make all determinations necessary or desirable to implement such provisions, including but not limited to: (a) the number of shares of Non-Class A Common Stock that are Beneficially Owned by any Person; (b) whether a Person is an Alien; (c) the application of any other definition of these Articles of Incorporation to the given facts; and (d) any other matter relating to the applicability or effect of Section 2.2 of ARTICLE SIXTH.

  2.5. Loss of Voting Rights. If (a) there is a breach by FT, DT, any Qualified Subsidiary, any Strategic Investor or any Qualified Stock Purchaser of any of the provisions of Sections 3.1(a) or 3.2(b) (as it relates to matters described in Section 3.1(a)) of the Standstill Agreement or any corresponding provision of any Qualified Subsidiary Standstill Agreement, Strategic Investor Standstill Agreement or Qualified Stock Purchaser Standstill Agreement, (b) there is a willful breach in any material respect by FT, DT, any Qualified Subsidiary, any Strategic Investor or any Qualified Stock Purchaser of any provision of Section 3.1 (other than Section 3.1(a)) of the Standstill Agreement or any corresponding provision of any Qualified Subsidiary Standstill Agreement, Strategic Investor Standstill Agreement or Qualified Stock Purchaser Standstill Agreement, or (c) a Government Affiliate or Related Company (each as defined in the Standstill Agreement) takes an action which if taken by FT or DT would violate Sections 3.1 or 3.2(b) (as it relates to matters other than those described in Section 3.1(a)) of the Standstill Agreement, then FT and its Qualified Subsidiaries (except in the case of a breach arising from the action of a Government Affiliate of Germany, a Related Company of DT or a Strategic Investor in a Qualified Subsidiary of DT in which FT is not an investor), DT and its Qualified Subsidiaries (except in the case of a breach arising from the action of a Government Affiliate of France, a Related Company of FT or a Strategic Investor in a Qualified Subsidiary of FT in which DT is not an investor) and each Qualified Stock Purchaser shall not be entitled to vote any of their shares of capital stock of this Corporation with respect to any matter or proposal arising from, relating to or involving, such breach or action, and no such purported vote by such Class A Holders on such matter shall be effective or shall be counted.

  Section 3. Voting Powers.

  Section 3.1. General. Except as otherwise provided by law or as expressly set forth in ARTICLE FIFTH or in this ARTICLE SIXTH, each share of Corporation Common Stock shall be entitled to vote, as provided in ARTICLE SIXTH, Section
3.2 and ARTICLE SIXTH, Section 7.5(d) (with respect to Class A Stock only), on all matters in respect of which the holders of Corporation Common Stock are entitled to vote, and, except as otherwise provided by the terms of any outstanding series of Preferred Stock, the holders of Corporation Common Stock shall vote together with the holders of all other classes or series of capital stock which have general voting power on all such matters as a single class; provided, however, that

    (i) holders of FON Stock and Class A Common Stock, voting together as a single class in accordance with Section 3.2(c), shall be entitled to vote upon a proposed amendment to these Articles of Incorporation if such amendment would (A) increase or decrease the aggregate number of authorized shares of FON Stock, (B) increase or decrease the par value of the shares of FON Stock or (C) alter or change the powers, preferences or special rights of the shares of FON Stock so as to affect them adversely, and

    (ii) holders of PCS Stock and Class A Common Stock, voting together as a single class in accordance with Section 3.2(d), shall be entitled to vote upon a proposed amendment to these Articles of Incorporation if such amendment would (A) increase or decrease the aggregate number of authorized shares of PCS Stock, (B) increase or decrease the par value of shares of PCS Stock or (C) alter or change the powers, preferences or special rights of the shares of PCS Stock so as to affect them adversely.

  Section 3.2. Number of Votes. (a) On each matter to be voted on by the holders of Non-Class A Common Stock and Class A Stock voting together as a single class,

    (i) each outstanding share of Series 1 FON and Series 3 FON Stock is entitled to one vote (subject, in the case of the Series 3 FON Stock, to any increase in accordance with ARTICLE SIXTH, Section 7.5(d));

    (ii) subject to any increase resulting from the provisions of ARTICLE SIXTH, Section 7.5(d), each outstanding share of Old Class A Common Stock and Class A Common Stock--Series DT is entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of a vote) equal to the sum of (A) in the case of the Old Class A Common Stock, the Old Class A FON Vote Per Share and the Old Class A PCS Vote Per Share (computed as of the tenth Trading Day preceding the record date for determining the stockholders entitled to vote, expressed as a decimal fraction rounded to the nearest three decimal places); and (B) in the case of the Class A Common Stock--Series DT, the Class A--Series DT FON Vote Per Share and the Class A--Series DT PCS Vote Per Share; (computed as of the tenth Trading Day preceding the record date for determining the stockholders entitled to vote, expressed as a decimal fraction rounded to the nearest three decimal places);

    (iii) each outstanding share of Series 1 PCS Stock is entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of a vote) (the "PCS Per Share Vote") equal to (x) if the record date for determining the stockholders entitled to vote is on or before December 31, 1998, the number of votes determined by multiplying one by the PCS Ratio and (y) if the record date for determining the stockholders entitled to vote is after December 31, 1998, the number of votes determined by multiplying one by the ratio of the Average Trading Price of one share of Series 1 PCS Stock to the Average Trading Price of one share of Series 1 FON Stock computed as of the tenth Trading Day preceding the record date for determining the stockholders entitled to vote, expressed as a decimal fraction rounded to the nearest three decimal places;

    (iv) each outstanding share of Series 2 PCS Stock is entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of one vote) equal to ten percent of the applicable PCS Per Share Vote as determined in accordance with Section 3.2(a)(iii);

    (v) each outstanding share of Series 3 PCS Stock is entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of one vote) equal to the applicable PCS Per Share Vote as determined in accordance with Section 3.2(a)(iii) (subject to any increase in accordance with ARTICLE SIXTH, Section 7.5(d)); and

    (vi) each outstanding share of Series 2 FON Stock is entitled to ten percent of one vote.

  (b) On each matter to be voted on by the holders of Non-Class A Common Stock voting together as a single class,

    (i) each outstanding share of Series 1 FON Stock is entitled to one vote;

    (ii) each outstanding share of Series 1 PCS Stock is entitled to the PCS Per Share Vote determined in accordance with Section 3.2(a)(iii);

    (iii) each outstanding share of Series 2 PCS Stock is entitled to a number of votes determined in accordance with Section 3.2(a)(iv); and

    (iv) each outstanding share of Series 2 FON Stock is entitled to ten percent of one vote.

  (c) On each matter to be voted on by the holders of FON Stock and Class A Common Stock, voting together as a single class, each outstanding share of (i) Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock is entitled to one vote and (ii) Old Class A Common Stock and Class A Common Stock--Series DT is entitled to the Old Class A FON Vote Per Share and the Class A--Series DT FON Vote Per Share, respectively.

  (d) On each matter to be voted on by the holders of the PCS Stock and Class A Common Stock voting together as a single class, each outstanding share of
(i) Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock is entitled to one vote and (ii) Old Class A Common Stock and Class A Common Stock--Series DT is entitled to the Old Class A PCS Vote Per Share and the Class A--Series DT PCS Vote Per Share, respectively.

  (e) On each matter to be voted on by the holders of the Class A Stock voting together as a single class, each outstanding share of (i) Series 3 FON Stock is entitled to one vote, (ii) Series 3 PCS Stock is entitled to the PCS Vote Per Share determined in accordance with Section 3.2(a)(v), and (iii) Old Class A Common Stock and Class A Common Stock--Series DT is entitled to their respective per share vote determined in accordance with Section 3.2(a)(ii).

  (f) In addition to the foregoing provisions of this Section 3, (i) if shares of only one class or series of Corporation Common Stock are outstanding on the record date for determining the holders of Corporation Common Stock entitled to vote on any matter, then each share of that class or series shall be entitled to one vote and (ii) if any class or any series of Corporation Common Stock votes as a single class with respect to any matter, each share of that class or series shall, for purposes of such vote, be entitled to one vote on such matter except with respect to a vote of Old Class A Common Stock and Class A Common Stock--Series DT voting together as a single class, in which case each share of such stock shall be entitled to its per share vote determined in accordance with Section 3.2(a)(ii) .

  Section 4. Liquidation Rights. If any voluntary or involuntary liquidation, dissolution or winding up of this Corporation occurs, then after payment or provision for payment of the debts and other liabilities of this Corporation, including the liquidation preferences of any series of Preferred Stock, the holders of Corporation Common Stock shall be entitled to receive the remaining assets of the Corporation, regardless of the Business Group to which such assets are attributed in accordance with Section 10 of this ARTICLE SIXTH, divided among such holders in accordance with the per share "Liquidation Units" attributable to each such class or series of stock as follows:

    (i) each share of Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock is hereby attributed one "Liquidation Unit,"

    (ii) at the time of the liquidation, dissolution or winding up of this Corporation, each share of Old Class A Common Stock will be attributed a number of "Liquidation Units" (which may be more or less than one whole "Liquidation Unit" and may include a fraction of a "Liquidation Unit") equal to (A) the sum of (I) the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and (II) the product of the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group and the PCS Ratio, divided by (B) the aggregate number of shares of Old Class A Common Stock outstanding;

    (iii) at the time of the liquidation, dissolution or winding up of this Corporation, each share of Class A Common Stock--Series DT will be attributed a number of "Liquidation Units" (which may be more or less than one whole "Liquidation Unit" and may include a fraction of a "Liquidation Unit") equal to (A) the sum of (I) the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group and (II) the product of the Number Of Shares Issuable With Respect To The Class A-- Series DT Equity Interest In The PCS Group and the PCS Ratio, divided by
  (B) the aggregate number of shares of Class A Common Stock--Series DT outstanding; and

    (iv) each share of PCS Stock is hereby attributed the number of "Liquidation Units" determined by multiplying one by the PCS Ratio.

The per share "Liquidation Units" of each such class or series of stock are subject to adjustment as determined by the Board of Directors to be appropriate to reflect equitably (i) any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of such class or series of stock or (ii) any dividend or other distribution of shares of such class or series of stock to holders of shares of such class or series of stock. Neither the merger nor consolidation of this Corporation, nor the Transfer of all or part of its assets, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of this Corporation within the meaning of this Section 4. Notwithstanding the foregoing, any transaction or series of related transactions which results in the distribution of all or substantially all of the assets of the PCS Group (excluding any portion of such assets retained by the Corporation or distributed to holders of FON Stock in respect of the FON Group Intergroup Interest Fraction) to the holders of the outstanding PCS Stock and Class A Common Stock (to the extent of any Shares Issuable With Respect To The Class A Equity Interest In The PCS Group) by way of the distribution of equity interests in one or more entities that collectively hold, directly or indirectly, all or substantially all of the assets of the PCS Group (including, without limitation, the PCS Group Subsidiary) shall not constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation for purposes of this Section 4 but shall be subject to ARTICLE SIXTH, Section 7.2.

  Section 5. Dividends. Dividends shall be declared and paid only out of net income or surplus of this Corporation and may be declared and paid upon each class and series of Corporation Common Stock, upon the terms with respect to each such class and series, and subject to the limitations provided for in this Section 5 and in Section 13, as the Board of Directors may determine.

  5.1. Generally. Dividends on Corporation Common Stock may be declared and paid only out of the funds of the Corporation legally available therefor.

  5.1.1. The holders of the Series 1 FON Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 1 FON Stock equivalent on a per share basis to those payable on the Series 2 FON Stock. Dividends on the Series 1 FON Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 2 FON Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 2 FON Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 2 FON Stock, provided that if this Corporation shall declare and pay any dividends on shares of Series 2 FON Stock payable in shares of Series 2 FON Stock or Series 2 PCS Stock, or in options, warrants or rights to acquire shares of Series 2 FON Stock or Series 2 PCS Stock, or in securities convertible into or exchangeable for shares of Series 2 FON Stock or Series 2 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 1 FON Stock payable in shares of Series 1 FON Stock or Series 1 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 1 FON Stock or Series 1 PCS Stock, respectively , or equivalent corresponding securities convertible into or exchangeable for shares of Series 1 FON Stock or Series 1 PCS Stock, respectively.

  5.1.2. The holders of the Series 1 FON Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 1 FON Stock equivalent on a per share basis to those payable on the Series 3 FON Stock. Dividends on the Series 1 FON Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 3 FON Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 3 FON Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 3 FON Stock, provided that if this Corporation shall declare and pay any dividends on shares of Series 3 FON Stock payable in shares of Series 3 FON Stock or Series 3 PCS Stock, or in options, warrants or rights to acquire shares of Series 3 FON Stock or Series 3 PCS Stock, or in securities convertible into or exchangeable for shares of Series 3 FON Stock or Series 3 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 1 FON Stock payable in shares of Series 1 FON Stock or Series 1 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 1 FON Stock or Series 1 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 1 FON Stock or Series 1 PCS Stock, respectively.

  5.1.3. The holders of shares of Series 2 FON Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 2 FON Stock equivalent on a per share basis to those payable on the Series 1 FON Stock. Dividends on the Series 2 FON Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 1 FON Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 1 FON Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 1 FON Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 1 FON Stock payable in shares of Series 1 FON Stock or Series 1 PCS Stock, or in options, warrants or rights to acquire shares of Series 1 FON Stock or Series 1 PCS Stock, or in securities convertible into or exchangeable for shares of Series 1 FON Stock or Series 1 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 2 FON Stock payable in shares of Series 2 FON Stock or Series 2 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 2 FON Stock or Series 2 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 2 FON Stock or Series 2 PCS Stock, respectively.

  5.1.4. The holders of shares of Series 2 FON Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 2 FON Stock equivalent on a per share basis to those payable on the Series 3 FON Stock. Dividends on the Series 2 FON Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 3 FON Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 3 FON Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 3 FON Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 3 FON Stock payable in shares of Series 3 FON Stock or Series 3 PCS Stock, or in options, warrants or rights to acquire shares of Series 3 FON Stock or Series 3 PCS Stock, or in securities convertible into or exchangeable for shares of Series 3 FON Stock or Series 3 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 2 FON Stock payable in shares of Series 2 FON Stock or Series 2 PCS Stock, respectively or equivalent corresponding options, warrants or rights to acquire shares of Series 2 FON Stock or Series 2 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 2 FON Stock or Series 2 PCS Stock, respectively.

  5.1.5. The holders of shares of Series 3 FON Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 3 FON Stock equivalent on a per share basis to those payable on the Series 1 FON Stock. Dividends on the Series 3 FON Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 1 FON Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 1 FON Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 1 FON Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 1 FON Stock payable in shares of Series 1 FON Stock or Series 1 PCS Stock, or in options, warrants or rights to acquire shares of Series 1 FON Stock or Series 1 PCS Stock, or in securities convertible into or exchangeable for shares of Series 1 FON Stock or Series 1 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 3 FON Stock payable in shares of Series 3 FON Stock or Series 3 PCS stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 FON Stock or Series 3 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 FON Stock or Series 3 PCS Stock, respectively.

  5.1.6. The holders of shares of Series 3 FON Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 3 FON Stock equivalent on a per share basis to those payable on the Series 2 FON Stock. Dividends on the Series 3 FON Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 2 FON Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 2 FON Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 2 FON Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 2 FON Stock payable in shares of Series 2 FON Stock or Series 2 PCS Stock, or in options, warrants or rights to acquire shares of Series 2 FON Stock or Series 2 PCS Stock, or in securities convertible into or exchangeable for shares of Series 2 FON Stock or Series 2 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 3 FON Stock payable in shares of Series 3 FON Stock or Series 3 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 FON Stock or Series 3 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 FON Stock or Series 3 PCS Stock, respectively.

  5.1.7. In addition to the entitlement with respect to dividends contained in Sections 5.1.16 through 5.1.18, the holders of shares of Class A Common Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Class A Common Stock equivalent on a Per Class A FON Share Basis to those payable on a per share basis to the Series 1 FON Stock. Dividends on the Class A Common Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 1 FON Stock and shall be in an amount, on a Per Class A FON Share Basis, equal to (i) the full per share amount of any cash dividend paid on shares of Series 1 FON Stock plus (ii) the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 1 FON Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 1 FON Stock payable in shares of Series 1 FON Stock or Series 1 PCS Stock, or in options, warrants or rights to acquire shares of Series 1 FON Stock or Series 1 PCS Stock, or in securities convertible into or exchangeable for shares of Series 1 FON Stock or Series 1 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend on a Per Class A FON Share Basis on the Class A Common Stock payable in shares of Series 3 FON Stock or Series 3 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 FON Stock or Series 3 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 FON Stock or Series 3 PCS Stock, respectively.

  5.1.8. In addition to the entitlement with respect to dividends contained in Sections 5.1.16 through 5.1.18, the holders of shares of Class A Common Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Class A Common Stock equivalent on a Per Class A FON Share Basis to those payable on a per share basis to the Series 2 FON Stock. Dividends on the Class A Common Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 2 FON Stock and shall be in an amount, on a Per Class A FON Share Basis, equal to (i) the full per share amount of any cash dividend paid on shares of Series 2 FON Stock plus (ii) the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 2 FON Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 2 FON Stock payable in shares of Series 2 FON Stock or Series 2 PCS Stock, or in options, warrants or rights to acquire shares of Series 2 FON Stock or Series 2 PCS Stock, or in securities convertible into or exchangeable for shares of Series 2 FON Stock or Series 2 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend on a Per Class A FON Share Basis on the Class A Common Stock payable in shares of Series 3 FON Stock or Series 3 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 FON Stock or Series 3 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 FON Stock or Series 3 PCS Stock, respectively.

  5.1.9. In addition to the entitlement with respect to dividends contained in Sections 5.1.16 through 5.1.18, the holders of shares of Class A Common Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Class A Common Stock, on a Per Class A FON Share Basis, equal to those payable on a per share basis to the Series 3 FON Stock. Dividends on the Class A Common Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 3 FON Stock and shall be in an amount, on a Per Class A FON Share Basis, equal to (i) the full per share amount of any cash dividend paid on shares of Series 3 FON Stock plus (ii) the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 3 FON Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 3 FON Stock payable in shares of Series 3 FON Stock or Series 3 PCS Stock, or in options, warrants or rights to acquire shares of Series 3 FON Stock or Series 3 PCS Stock, or in securities convertible into or exchangeable for shares of Series 3 FON Stock or Series 3 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend on a Per Class A FON Share Basis on the Class A Common Stock payable in shares of Series 3 FON Stock or Series 3 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 FON Stock or Series 3 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 FON Stock or Series 3 PCS Stock, respectively.

  5.1.10. The holders of the Series 1 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 1 PCS Stock equivalent on a per share basis to those payable on the Series 2 PCS Stock. Dividends on the Series 1 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 2 PCS Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 2 PCS Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 2 PCS Stock, provided that if this Corporation shall declare and pay any dividends on shares of Series 2 PCS Stock payable in shares of Series 2 PCS Stock, or in options, warrants or rights to acquire shares of Series 2 PCS Stock, or in securities convertible into or exchangeable for shares of Series 2 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 1 PCS Stock payable in shares of Series 1 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 1 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 1 PCS Stock.

  5.1.11. The holders of the Series 1 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 1 PCS Stock equivalent on a per share basis to those payable on the Series 3 PCS Stock. Dividends on the Series 1 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 3 PCS Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 3 PCS Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 3 PCS Stock, provided that if this Corporation shall declare and pay any dividends on shares of Series 3 PCS Stock payable in shares of Series 3 PCS Stock, or in options, warrants or rights to acquire shares of Series 3 PCS Stock, or in securities convertible into or exchangeable for shares of Series 3 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 1 PCS Stock payable in shares of Series 1 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 1 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 1 PCS Stock.

  5.1.12. The holders of shares of Series 2 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 2 PCS Stock equivalent on a per share basis to those payable on the Series 1 PCS Stock. Dividends on the Series 2 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 1 PCS Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 1 PCS Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 1 PCS Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 1 PCS Stock payable in shares of Series 1 PCS Stock, or in options, warrants or rights to acquire shares of Series 1 PCS Stock, or in securities convertible into or exchangeable for shares of Series 1 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 2 PCS Stock payable in shares of Series 2 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 2 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 2 PCS Stock.

  5.1.13. The holders of shares of Series 2 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 2 PCS Stock equivalent on a per share basis to those payable on the Series 3 PCS Stock. Dividends on the Series 2 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 3 PCS Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 3 PCS Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 3 PCS Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 3 PCS Stock payable in shares of Series 3 PCS Stock, or in options, warrants or rights to acquire shares of Series 3 PCS Stock, or in securities convertible into or exchangeable for shares of Series 3 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 2 PCS Stock payable in shares of Series 2 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 2 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 2 PCS Stock.

  5.1.14. The holders of shares of Series 3 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 3 PCS Stock equivalent on a per share basis to those payable on the Series 1 PCS Stock. Dividends on the Series 3 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 1 PCS Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 1 PCS Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 1 PCS Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 1 PCS Stock payable in shares of Series 1 PCS Stock, or in options, warrants or rights to acquire shares of Series 1 PCS Stock, or in securities convertible into or exchangeable for shares of Series 1 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 3 PCS Stock payable in shares of Series 3 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 PCS Stock.

  5.1.15. The holders of shares of Series 3 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 3 PCS Stock equivalent on a per share basis to those payable on the Series 2 PCS Stock. Dividends on the Series 3 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 2 PCS Stock and shall be in an amount per share equal to the full per share amount of any cash dividend paid on shares of Series 2 PCS Stock, plus the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 2 PCS Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 2 PCS Stock payable in shares of Series 2 PCS Stock, or in options, warrants or rights to acquire shares of Series 2 PCS Stock, or in securities convertible into or exchangeable for shares of Series 2 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend per share on the Series 3 PCS Stock payable in shares of Series 3 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 PCS Stock.

  5.1.16. In addition to the entitlement with respect to dividends contained in Sections 5.1.7 through 5.1.9, the holders of shares of Class A Common Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Class A Common Stock equivalent on a Per Class A PCS Share Basis to those payable on a per share basis to the Series 1 PCS Stock. Dividends on the Class A Common Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 1 PCS Stock and shall be in an amount, on a Per Class A PCS Share Basis, equal to (i) the full per share amount of any cash dividend paid on shares of Series 1 PCS Stock plus (ii) the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 1 PCS Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 1 PCS Stock payable in shares of Series 1 PCS Stock, or in options, warrants or rights to acquire shares of Series 1 PCS Stock, or in securities convertible into or exchangeable for shares of Series 1 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend on a Per Class A PCS Share Basis on the Class A Common Stock payable in shares of Series 3 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 PCS Stock.

  5.1.17. In addition to the entitlement with respect to dividends contained in Sections 5.1.7 through 5.1.9, the holders of shares of Class A Common Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Class A Common Stock equivalent on a Per Class A PCS Share Basis to those payable on a per share basis to the Series 2 PCS Stock. Dividends on the Class A Common Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 2 PCS Stock and shall be in an amount, on a Per Class A PCS Share Basis, equal to (i) the full per share amount of any cash dividend paid on shares of Series 2 PCS Stock plus (ii) the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 2 PCS Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 2 PCS Stock payable in shares of Series 2 PCS Stock, or in options, warrants or rights to acquire shares of Series 2 PCS Stock, or in securities convertible into or exchangeable for shares of Series 2 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend on a Per Class A PCS Share Basis on the Class A Common Stock payable in shares of Series 3 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 PCS Stock.

  5.1.18. In addition to the entitlement with respect to dividends contained in Sections 5.1.7 through 5.1.9, the holders of shares of Class A Common Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Class A Common Stock equivalent on a Per Class A PCS Share Basis to those payable on a per share basis to the Series 3 PCS Stock. Dividends on the Class A Common Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Series 3 PCS Stock and shall be in an amount, on a Per Class A PCS Share Basis, equal to (i) the full per share amount of any cash dividend paid on shares of Series 3 PCS Stock plus (ii) the full per share amount (payable in kind) of any non-cash dividend paid on shares of Series 3 PCS Stock, provided that if this Corporation shall declare and pay any dividend on shares of Series 3 PCS Stock payable in shares of Series 3 PCS Stock, or in options, warrants or rights to acquire shares of Series 3 PCS Stock, or in securities convertible into or exchangeable for shares of Series 3 PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend on a Per Class A PCS Share Basis on the Class A Common Stock payable in shares of Series 3 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 PCS Stock.

  5.1.19. The holders of shares of Old Class A Common Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Old Class A Common Stock equivalent, on a Per Class A FON Share Basis and on a Per Class A PCS Share Basis, to those payable on the Class A Common Stock--Series DT. Dividends on the Old Class A Common Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Class A Common Stock-- Series DT and shall be in an amount, on a Per Class A FON Share Basis and on a Per Class A PCS Share Basis, equal to the amount of any cash dividend paid on shares of Class A Common Stock--Series DT, plus the amount, on a Per Class A FON Share Basis and on a Per Class A PCS Share Basis, (payable in kind) of any non-cash dividend paid on shares of Class A Common Stock--Series DT, provided that if this Corporation shall declare and pay any dividend on shares of Class A Common Stock--Series DT payable in shares of FON Stock or PCS Stock, or in options, warrants or rights to acquire shares of FON Stock or PCS Stock, or in securities convertible into or exchangeable for shares of FON Stock or PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend, on a Per Class A FON Share Basis and on a Per Class A PCS Share Basis, on the Old Class A Common Stock payable in shares of FON Stock or PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of FON Stock or PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of FON Stock or PCS Stock, respectively.

  5.1.20. The holders of shares of Class A Common Stock--Series DT shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Class A Common Stock--Series DT equivalent, on a Per Class A FON Share Basis and on a Per Class A PCS Share Basis, to those payable on the Old Class A Common Stock. Dividends on the Class A Common Stock--Series DT shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Old Class A Common Stock and shall be in an amount, on a Per Class A FON Share Basis and on a Per Class A PCS Share Basis, equal to the full amount of any cash dividend paid on shares of Old Class A Common Stock, plus the full amount, on a Per Class A FON Share Basis and on a Per Class A PCS Share Basis, (payable in kind) of any non-cash dividend paid on shares of Old Class A Common Stock, provided that if this Corporation shall declare and pay any dividend on shares of Old Class A Common Stock payable in shares of FON Stock or PCS Stock, or in options, warrants or rights to acquire shares of FON Stock or PCS Stock, or in securities convertible into or exchangeable for shares of FON Stock or PCS Stock, then in each case, this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, an equivalent dividend, on a Per Class A FON Share Basis and on a Per Class A PCS Share Basis, on the Class A Common Stock--Series DT payable in shares of FON Stock or PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of FON Stock or PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of FON Stock or PCS Stock, respectively.

  5.1.21. The holders of shares of Series 1 FON Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 1 FON Stock equivalent on a per share basis to those payable, on a Per Class A FON Share Basis, on the Old Class A Common Stock (with respect to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group only). Dividends on the Series 1 FON Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Old Class A Common Stock and shall be in an amount per share equal to the full amount, on a Per Class A FON Share Basis, of any cash dividend paid on shares of Old Class A Common Stock, plus the full amount, on a Per Class A FON Share Basis, (payable in kind) of any non-cash dividend paid on shares of Old Class A Common Stock, provided that if this Corporation shall declare and pay any dividend on shares of Old Class A Common Stock (with respect to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group only) payable in shares of FON Stock or PCS Stock, or in options, warrants or rights to acquire shares of FON Stock or PCS Stock, or in securities convertible into or exchangeable for shares of FON Stock or PCS Stock, then in each case this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, a dividend per share on the Series 1 FON Stock (equivalent to that declared and paid on shares of Old Class A Common Stock on a Per Class A FON Share Basis) payable in shares of Series 1 FON Stock or Series 1 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 1 FON Stock or Series 1 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 1 FON Stock or Series 1 PCS Stock, respectively.

  5.1.22. The holders of shares of Series 2 FON Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 2 FON Stock equivalent on a per share basis to those payable, on a Per Class A FON Share Basis, on the Old Class A Common

Stock (with respect to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group only). Dividends on the Series 2 FON Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Old Class A Common Stock and shall be in an amount per share equal to the full amount, on a Per Class A FON Share Basis, of any cash dividend paid on shares of Old Class A Common Stock, plus the full amount, on a Per Class A FON Share Basis, (payable in kind) of any non-cash dividend paid on shares of Old Class A Common Stock, provided that if this Corporation shall declare and pay any dividend on shares of Old Class A Common Stock (with respect to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group only) payable in shares of FON Stock or PCS Stock, or in options, warrants or rights to acquire shares of FON Stock or PCS Stock, or in securities convertible into or exchangeable for shares of FON Stock or PCS Stock, then in each case this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, a dividend per share on the Series 2 FON Stock (equivalent to that declared and paid on shares of Old Class A Common Stock on a Per Class A FON Share Basis) payable in shares of Series 2 FON Stock or Series 2 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 2 FON Stock or Series 2 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 2 FON Stock or Series 2 PCS Stock, respectively.

  5.1.23. The holders of shares of Series 3 FON Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 3 FON Stock equivalent on a per share basis to those payable, on a Per Class A FON Share Basis, on the Old Class A Common Stock (with respect to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group only). Dividends on the Series 3 FON Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Old Class A Common Stock and shall be in an amount per share equal to the full amount, on a Per Class A FON Share Basis, of any cash dividend paid on shares of Old Class A Common Stock, plus the full amount, on a Per Class A FON Share Basis, (payable in kind) of any non-cash dividend paid on shares of Old Class A Common Stock, provided that if this Corporation shall declare and pay any dividend on shares of Old Class A Common Stock (with respect to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group only) payable in shares of FON Stock or PCS Stock, or in options, warrants or rights to acquire shares of FON Stock or PCS Stock, or in securities convertible into or exchangeable for shares of FON Stock or PCS Stock, then in each case this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, a dividend per share on the Series 3 FON Stock (equivalent to that declared and paid on shares of Old Class A Common Stock on a Per Class A FON Share Basis) payable in shares of Series 3 FON Stock or Series 3 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 FON Stock or Series 3 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 FON Stock or Series 3 PCS Stock, respectively.

  5.1.24. The holders of shares of Series 1 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 1 PCS Stock equivalent on a per share basis to those payable, on a Per Class A PCS Share Basis, on the Old Class A Common Stock (with respect to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group only). Dividends on the Series 1 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Old Class A Common Stock and shall be in an amount per share equal to the full amount, on a Per Class A PCS Share Basis, of any cash dividend paid on shares of Old Class A Common Stock, plus the full amount, on a Per Class A PCS Share Basis, (payable in kind) of any non-cash dividend paid on shares of Old Class A Common Stock, provided that if this Corporation shall declare and pay any dividend on shares of Old Class A Common Stock (with respect to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group only) payable in shares of PCS Stock, or in options, warrants or rights to acquire shares of PCS Stock, or in securities convertible into or exchangeable for shares of PCS Stock, then in each case this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, a dividend per share on the Series 1 PCS Stock (equivalent to that declared and paid on shares of Old Class A Common Stock on a Per Class A PCS Share Basis) payable in shares of Series 1

PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 1 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 1 PCS Stock.

  5.1.25. The holders of shares of Series 2 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 2 PCS Stock equivalent on a per share basis to those payable, on a Per Class A PCS Share Basis, on the Old Class A Common Stock (with respect to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group only). Dividends on the Series 2 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Old Class A Common Stock and shall be in an amount per share equal to the full amount, on a Per Class A PCS Share Basis, of any cash dividend paid on shares of Old Class A Common Stock, plus the full amount, on a Per Class A PCS Share Basis, (payable in kind) of any non-cash dividend paid on shares of Old Class A Common Stock, provided that if this Corporation shall declare and pay any dividend on shares of Old Class A Common Stock (with respect to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group only) payable in shares of PCS Stock, or in options, warrants or rights to acquire shares of PCS Stock, or in securities convertible into or exchangeable for shares of PCS Stock, then in each case this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, a dividend per share on the Series 2 PCS Stock (equivalent to that declared and paid on shares of Old Class A Common Stock on a Per Class A PCS Share Basis) payable in shares of Series 2 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 2 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 2 PCS Stock.

  5.1.26. The holders of shares of Series 3 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 3 PCS Stock equivalent on a per share basis to those payable, on a Per Class A PCS Share Basis, on the Old Class A Common Stock (with respect to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group only). Dividends on the Series 3 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Old Class A Common Stock and shall be in an amount per share equal to the full amount, on a Per Class A PCS Share Basis, of any cash dividend paid on shares of Old Class A Common Stock, plus the full amount, on a Per Class A PCS Share Basis, (payable in kind) of any non-cash dividend paid on shares of Old Class A Common Stock, provided that if this Corporation shall declare and pay any dividend on shares of Old Class A Common Stock (with respect to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group only) payable in shares of PCS Stock, or in options, warrants or rights to acquire shares of PCS Stock, or in securities convertible into or exchangeable for shares of PCS Stock, then in each case this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, a dividend per share on the Series 3 PCS Stock (equivalent to that declared and paid on shares of Old Class A Common Stock on a Per Class A PCS Share Basis) payable in shares of Series 3 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 PCS Stock.

  5.1.27. The holders of shares of Series 1 FON Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 1 FON Stock equivalent on a per share basis to those payable, on a Per Class A FON Share Basis, on the Class A Common Stock--Series DT Stock (with respect to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group only). Dividends on the Series 1 FON Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Class A Common Stock--Series DT Stock and shall be in an amount per share equal to the full amount, on a Per Class A FON Share Basis, of any cash dividend paid on shares of Class A Common Stock--Series DT Stock, plus the full amount, on a Per Class A FON Share Basis, (payable in kind) of any non-cash dividend paid on shares of Class A Common Stock--Series DT Stock, provided that if this Corporation shall declare and pay any dividend on shares of Class A Common Stock--Series DT Stock (with respect to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group only) payable in shares of FON Stock or PCS Stock, or in options, warrants or rights to acquire shares of FON Stock or PCS Stock, or in securities convertible into or exchangeable for shares of FON Stock or PCS Stock, then in each case this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, a dividend per share on the Series 1 FON Stock (equivalent to that declared and paid on shares of Class A Common Stock--Series DT on a Per Class A FON Share Basis) payable in shares of Series 1 FON Stock or Series 1 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 1 FON Stock or Series 1 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 1 FON Stock or Series 1 PCS Stock, respectively.

  5.1.28. The holders of shares of Series 2 FON Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 2 FON Stock equivalent on a per share basis to those payable, on a Per Class A FON Share Basis, on the Class A Common Stock--Series DT Stock (with respect to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group only). Dividends on the Series 2 FON Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Class A Common Stock--Series DT Stock and shall be in an amount per share equal to the full amount, on a Per Class A FON Share Basis, of any cash dividend paid on shares of Class A Common Stock--Series DT Stock, plus the full amount, on a Per Class A FON Share Basis, (payable in kind) of any non-cash dividend paid on shares of Class A Common Stock--Series DT Stock, provided that if this Corporation shall declare and pay any dividend on shares of Class A Common Stock--Series DT Stock (with respect to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group only) payable in shares of FON Stock or PCS Stock, or in options, warrants or rights to acquire shares of FON Stock or PCS Stock, or in securities convertible into or exchangeable for shares of FON Stock or PCS Stock, then in each case this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, a dividend per share on the Series 2 FON Stock (equivalent to that declared and paid on shares of Class A Common Stock--Series DT on a Per Class A FON Share Basis) payable in shares of Series 2 FON Stock or Series 2 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 2 FON Stock or Series 2 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 2 FON Stock or Series 2 PCS Stock, respectively.

  5.1.29. The holders of shares of Series 3 FON Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 3 FON Stock equivalent on a per share basis to those payable, on a Per Class A FON Share Basis, on the Class A Common Stock--Series DT Stock (with respect to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group only). Dividends on the Series 3 FON Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Class A Common Stock--Series DT Stock and shall be in an amount per share equal to the full amount, on a Per Class A FON Share Basis, of any cash dividend paid on shares of Class A Common Stock--Series DT Stock, plus the full amount, on a Per Class A FON Share Basis, (payable in kind) of any non-cash dividend paid on shares of Class A Common Stock--Series DT Stock, provided that if this Corporation shall declare and pay any dividend on shares of Class A Common Stock--Series DT Stock (with respect to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group only) payable in shares of FON Stock or PCS Stock, or in options, warrants or rights to acquire shares of FON Stock or PCS Stock, or in securities convertible into or exchangeable for shares of FON Stock or PCS Stock, then in each case this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, a dividend per share on the Series 3 FON Stock (equivalent to that declared and paid on shares of Class A Common Stock--Series DT on a Per Class A FON Share Basis) payable in shares of Series 3 FON Stock or Series 3 PCS Stock, respectively, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 FON Stock or Series 3 PCS Stock, respectively, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 FON Stock or Series 3 PCS Stock, respectively.

  5.1.30. The holders of shares of Series 1 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 1 PCS Stock equivalent on a per share basis to those payable, on a Per Class A PCS Share Basis, on the Class A Common Stock--Series DT (with respect to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group only). Dividends on the Series 1 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Class A Common Stock--Series DT and shall be in an amount per share equal to the full amount, on a Per Class A PCS Share Basis, of any cash dividend paid on shares of Class A Common Stock--Series DT, plus the full amount, on a Per Class A PCS Share Basis, (payable in kind) of any non-cash dividend paid on shares of Class A Common Stock--Series DT, provided that if this Corporation shall declare and pay any dividend on shares of Class A Common Stock--Series DT (with respect to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group only) payable in shares of PCS Stock, or in options, warrants or rights to acquire shares of FON Stock or PCS Stock, or in securities convertible into or exchangeable for shares of PCS Stock, then in each case this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, a dividend per share on the Series 1 PCS Stock (equivalent to that declared and paid on shares of Class A Common Stock--Series DT on a Per Class A PCS Share Basis) payable in shares of Series 1 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 1 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 1 PCS Stock.

  5.1.31. The holders of shares of Series 2 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 2 PCS Stock equivalent on a per share basis to those payable, on a Per Class A PCS Share Basis, on the Class A Common Stock--Series DT (with respect to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group only). Dividends on the Series 2 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Class A Common Stock--Series DT and shall be in an amount per share equal to the full amount, on a Per Class A PCS Share Basis, of any cash dividend paid on shares of Class A Common Stock--Series DT, plus the full amount, on a Per Class A PCS Share Basis, (payable in kind) of any non-cash dividend paid on shares of Class A Common Stock--Series DT, provided that if this Corporation shall declare and pay any dividend on shares of Class A Common Stock--Series DT (with respect to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group only) payable in shares of PCS Stock, or in options, warrants or rights to acquire shares of PCS Stock, or in securities convertible into or exchangeable for shares of PCS Stock, then in each case this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, a dividend per share on the Series 2 PCS Stock (equivalent to that declared and paid on shares of Class A Common Stock-- Series DT on a Per Class A PCS Share Basis) payable in shares of Series 2 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 2 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 2 PCS Stock.

  5.1.32. The holders of shares of Series 3 PCS Stock shall be entitled to receive, when and if declared by the Board of Directors in accordance with this Section 5.1, dividends in respect of the Series 3 PCS Stock equivalent on a per share basis to those payable, on a Per Class A PCS Share Basis, on the Class A Common Stock--Series DT (with respect to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group only). Dividends on the Series 3 PCS Stock shall be payable on the same date fixed for the payment of the corresponding dividend on shares of Class A Common Stock--Series DT and shall be in an amount per share equal to the full amount, on a Per Class A PCS Share Basis, of any cash dividend paid on shares of Class A Common Stock--Series DT, plus the full amount, on a Per Class A PCS Share Basis, (payable in kind) of any non-cash dividend paid on shares of Class A Common Stock--Series DT, provided that if this Corporation shall declare and pay any dividend on shares of Class A Common Stock--Series DT (with respect to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group only) payable in shares of PCS Stock, or in options, warrants or rights to acquire shares of PCS Stock, or in securities convertible into or exchangeable for shares of PCS Stock, then in each case this Corporation shall declare and pay, at the same time that it declares and pays any such dividend, a dividend per share on the Series 3 PCS Stock (equivalent to that declared and paid on shares of Class A Common Stock-- Series DT on a Per Class A PCS Share Basis) payable in shares of Series 3 PCS Stock, or equivalent corresponding options, warrants or rights to acquire shares of Series 3 PCS Stock, or equivalent corresponding securities convertible into or exchangeable for shares of Series 3 PCS Stock.

  5.2. Separate Declaration of Dividends. The Board of Directors, in accordance with the applicable provisions of Section 5.1, may at any time declare and pay dividends (i) exclusively on the FON Stock and the Class A Common Stock (on a Per Class A FON Share Basis), (ii) exclusively on the PCS Stock and the Class A Common Stock (on a Per Class A PCS Share Basis) or (iii) on the FON Stock and the Class A Common Stock (on a Per Class A FON Share Basis), on the one hand, and the PCS Stock and the Class A Common Stock (on a Per Class A PCS Share Basis), on the other, in equal or unequal per share amounts, notwithstanding the amount of dividends previously declared on each class or series of stock, the respective voting or liquidation rights of each class or series of stock or any other factor.

  5.3 Share Distributions. Subject to ARTICLE SIXTH, Section 5 and except as permitted by ARTICLE SIXTH, Sections 7.1 and 7.2, the Board of Directors may declare and pay dividends or distributions of shares of Corporation Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Corporation Common Stock) on shares of Corporation Common Stock or shares of Preferred Stock only as follows:

    (A) dividends or distributions of shares of (i) Series 1 FON Stock (or Convertible Securities convertible into or exchangeable or exercisable for Shares of Series 1 FON Stock), (ii) Series 2 FON Stock (or Convertible Securities convertible into or exchangeable or exercisable for Shares of Series 2 FON Stock) and (iii) Series 3 FON Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 3 FON Stock) on shares of (i) Series 1 FON Stock, (ii) Series 2 FON Stock and
  (iii) Series 3 FON Stock and shares of Class A Common Stock (but only in respect of the Shares Issuable With Respect To The Class A Equity Interest In The FON Group), respectively, as well as on Preferred Stock attributed to the Sprint FON Group exclusively in accordance with ARTICLE SIXTH,
  Section 13;

    (B) dividends or distributions of shares of (i) Series 1 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 1 PCS Stock), (ii) Series 2 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 2 PCS Stock) and (iii) Series 3 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 3 PCS Stock) on shares of (i) Series 1 PCS Stock, (ii) Series 2 PCS Stock and
  (iii) Series 3 PCS Stock and shares of Class A Common Stock (but only in respect of the Shares Issuable with Respect to the Class A Equity Interest In The PCS Group), respectively, and Preferred Stock attributed to the PCS Group exclusively in accordance with ARTICLE SIXTH, Section 13;

    (C) dividends or distributions of shares of (i) Series 1 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 1 PCS Stock), (ii) Series 2 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 2 PCS Stock) and (iii) Series 3 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 3 PCS Stock) on (x) shares of (i) Series 1 FON Stock, (ii) Series 2 FON Stock and
  (iii) Series 3 FON Stock and shares of Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group), respectively, or (y) shares of FON Preferred Stock, but in any such case only if immediately prior to such dividend or distribution the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest is greater than or equal to the sum of (1) the amount of any decrease in the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest required by paragraph (B) of the definition of such term in ARTICLE SIXTH, Section 10 as a result of such dividend or distribution, plus (2) the number of shares of PCS Stock issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued or any other outstanding Convertible Securities that have been issued as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of FON Stock or Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of Preferred Stock to the extent attributed to the Sprint FON Group in accordance with ARTICLE SIXTH, Section 13; and

    (D) dividends or distributions of shares of PCS Preferred Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of PCS Preferred Stock) on shares of FON Stock or Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of Preferred Stock to the extent attributed to the Sprint FON Group in accordance with ARTICLE SIXTH, Section 13, but in any such case only if immediately prior to such dividend or distribution the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest is greater than or equal to the sum of (1) the amount of any decrease in the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest required by paragraph (B) of the definition of such term in ARTICLE SIXTH, Section 10 as a result of such dividend or distribution plus (2) the number of shares of PCS Stock issuable upon conversion, exchange or exercise of any Convertible Securities that have been issued as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of FON Stock or Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of Preferred Stock to the extent attributed to the Sprint FON Group in accordance with ARTICLE SIXTH, Section 13.

  For purposes of this Section 5.3, any outstanding Convertible Securities that are convertible into or exchangeable or exercisable for any other Convertible Securities which are themselves convertible into or exchangeable or exercisable for FON Stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) or PCS Stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) shall be deemed to have been converted, exchanged or exercised in full for such Convertible Securities.

  Section 6. No Dilution or Impairment; Certain Tender Offers.

  (a) No reclassification, subdivision or combination of the outstanding shares of Series 2 FON Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 1 FON Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 1 FON Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 2 FON Stock as were represented by the shares of Series 1 FON Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 1 FON Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 2 FON Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

  (b) No reclassification, subdivision or combination of the outstanding shares of Series 3 FON Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 1 FON Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 1 FON Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 3 FON Stock as were represented by the shares of Series 1 FON Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 1 FON Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 3 FON Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

  (c) No reclassification, subdivision or combination of the outstanding shares of Series 1 FON Stock shall be effected directly or indirectly (including without limitation any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 2 FON Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 2 FON Stock

(i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 1 FON Stock as were represented by the shares of Series 2 FON Stock outstanding immediately prior to such reclassification, subdivision or combination and
(ii) maintain all of the rights associated with the Series 2 FON Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 1 FON Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

  (d) No reclassification, subdivision or combination of the outstanding shares of Series 3 FON Stock shall be effected directly or indirectly (including without limitation any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 2 FON Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 2 FON Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 3 FON Stock as were represented by the shares of Series 2 FON Stock outstanding immediately prior to such reclassification, subdivision or combination and
(ii) maintain all of the rights associated with the Series 2 FON Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 3 FON Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

  (e) No reclassification, subdivision or combination of the outstanding shares of Series 1 FON Stock shall be effected directly or indirectly (including without limitation any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 3 FON Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 3 FON Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 1 FON Stock as were represented by the shares of Series 3 FON Stock outstanding immediately prior to such reclassification, subdivision or combination and
(ii) maintain all of the rights associated with the Series 3 FON Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 1 FON Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

  (f) No reclassification, subdivision or combination of the outstanding shares of Series 2 FON Stock shall be effected directly or indirectly (including without limitation any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 3 FON Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 3 FON Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 2 FON Stock as were represented by the shares of Series 3 FON Stock outstanding immediately prior to such reclassification, subdivision or combination and
(ii) maintain all of the rights associated with the Series 3 FON Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 2 FON Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

  (g) No adjustment to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group or the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group (other than with respect to any adjustments resulting from issuances made in accordance with ARTICLE SIXTH, Section 1.2) shall be effected directly or indirectly unless at the same time the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group or the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group is adjusted on an equal Per Class A FON Share Basis or Per Class A PCS Share Basis, as the case may be, so that the holders of the Old Class A Common Stock
(i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Class A Common Stock--Series DT on an equal Per Class A FON Share Basis or Per Class A PCS Share Basis, as the case may be, as were represented by the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group or the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group as calculated immediately prior to such adjustment and (ii) maintain all of the rights associated with the Old Class A Common Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent, on a Per Class A FON Share Basis or Per Class A PCS Share Basis, to those payable in respect of shares of Class A Common Stock--Series DT, subject to the limitations, restrictions and conditions on such rights contained herein.

  (h) No adjustment to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group or the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group (other than with respect to any adjustments resulting from issuances made in accordance with ARTICLE SIXTH, Section 1.2) shall be effected directly or indirectly unless at the same time the Number Of Shares Issuable With Respect To The Class A-- Series DT Equity Interest In The FON Group or the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group is adjusted on an equal Per Class A FON Share Basis or Per Class A PCS Share Basis, as the case may be, so that the holders of the Class A Common Stock-- Series DT (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Old Class A Common Stock on an equal Per Class A FON Share Basis or Per Class A PCS Share Basis, as the case may be, as were represented by the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group or the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group as calculated immediately prior to such adjustment and (ii) maintain all of the rights associated with the Class A--Series DT Common Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent, on a Per Class A FON Share Basis or Per Class A PCS Share Basis, to those payable in respect of shares of Old Class A Common Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

  (i) No reclassification, subdivision or combination of the outstanding shares of Series 2 PCS Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 1 PCS Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 1 PCS Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 2 PCS Stock as were represented by the shares of Series 1 PCS Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 1 PCS Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 2 PCS Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

  (j) No reclassification, subdivision or combination of the outstanding shares of Series 3 PCS Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 1 PCS Stock is reclassified, subdivided or combined on a equal per share basis so that the holders of the Series 1 PCS Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 3 PCS Stock as were represented by the shares of Series 1 PCS Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 1 PCS Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 3 PCS Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

  (k) No reclassification, subdivision or combination of the outstanding shares of Series 1 PCS Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 2 PCS Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 2 PCS Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 1 PCS Stock as were represented by the shares of Series 2 PCS Stock outstanding immediately prior to such reclassification, subdivision or combination and
(ii) maintain all of the rights associated with the Series 2 PCS Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 1 PCS Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

  (l) No reclassification, subdivision or combination of the outstanding shares of Series 3 PCS Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 2 PCS Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 2 PCS Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 3 PCS Stock as were represented by the shares of Series 2 PCS Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 2 PCS Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 3 PCS Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

  (m) No reclassification, subdivision or combination of the outstanding shares of Series 1 PCS Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 3 PCS Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 3 PCS Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 1 PCS Stock as were represented by the shares of Series 3 PCS Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 3 PCS Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 1 PCS Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

  (n) No reclassification, subdivision or combination of the outstanding shares of Series 2 PCS Stock shall be effected directly or indirectly (including, without limitation, any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time the Series 3 PCS Stock is reclassified, subdivided or combined on an equal per share basis so that the holders of the Series 3 PCS Stock (i) are entitled, in the aggregate, to a number of Votes representing the same percentage of the Voting Power of this Corporation relative to the Series 2 PCS Stock as were represented by the shares of Series 3 PCS Stock outstanding immediately prior to such reclassification, subdivision or combination and (ii) maintain all of the rights associated with the Series 3 PCS Stock set forth in these Articles of Incorporation, including without limitation the right to receive dividends and other distributions (including liquidating and other distributions) that are equivalent to those payable per share in respect of shares of Series 2 PCS Stock, subject to the limitations, restrictions and conditions on such rights contained herein.

  (o) Without limiting the generality of the foregoing paragraphs (a) through
(n), in the case of any consolidation or merger of this Corporation with or into any other entity (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Non-Class A Common Stock) or any reclassification of the Non-Class A Common Stock into any other form of capital stock of this Corporation, whether in whole or in part, each Class A Holder shall, after such consolidation, merger or reclassification, have the right (but not the obligation), by notice delivered to this Corporation or any successor thereto within 90 days after the consummation of such consolidation, merger or reclassification, to convert each share of Series 3 FON

Stock, Series 3 PCS Stock and Class A Common Stock held by it into the kind and amount of shares of stock and other securities and property which such Class A Holder would have been entitled to receive upon such consolidation, merger, or reclassification if such Class A Holder had (I) converted its shares of Series 3 FON Stock or Series 3 PCS Stock into Series 1 FON Stock or Series 1 PCS Stock, respectively, or (II) received shares of Series 3 FON Stock or Series 3 PCS Stock in respect of the Shares Issuable With Respect To The Class A Equity Interest In The FON Group or the Shares Issuable With Respect To The Class A Equity Interest In The PCS Group, respectively, represented by such Class A Common Stock immediately prior to such merger, consolidation or reclassification and converted such shares in accordance with clause (I). This Corporation shall not effect, directly or indirectly, any such reclassification, subdivision or combination of outstanding shares of Non-Class A Common Stock unless it delivers to the Class A Holders written notice of its intent to take such action at least ten Business Days before taking such action.

  (p) Without limiting the generality of the foregoing, in the case of any consolidation or merger of this Corporation with or into any other entity (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Series 1 FON Stock or Series 1 PCS Stock) or any reclassification of the Series 1 FON Stock or Series 1 PCS Stock into any other form of capital stock of this Corporation, whether in whole or in part, each holder of Series 2 FON Stock or Series 2 PCS Stock, as the case may be, shall, after such consolidation, merger or reclassification, have the right (but not the obligation), by notice delivered to this Corporation or any successor thereto within 90 days after the consummation of such consolidation, merger or reclassification, to convert each share of Series 2 FON Stock or Series 2 PCS Stock, as the case may be, held by such holder into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, or reclassification if such holder had converted its shares of Series 2 FON Stock or Series 2 PCS Stock into Series 1 FON Stock or Series 1 PCS Stock, respectively, immediately prior to such merger, consolidation or reclassification. This Corporation shall not effect, directly or indirectly, any such reclassification, subdivision or combination of outstanding shares of Series 1 FON Stock or Series 1 PCS Stock unless it delivers to the holders of Series 2 FON Stock and Series 2 PCS Stock written notice of its intent to take such action at least ten Business Days before taking such action.

  (q) Exclusionary Tender Offers. If the Board of Directors shall determine not to oppose a tender offer by a Person other than a Cable Holder for Voting Securities of this Corporation representing not less than 35 percent of the Voting Power of this Corporation, and the terms of such tender offer do not permit the holders of Series 2 PCS Stock to sell an equal or greater percentage of their shares as the holders of Series 1 PCS Stock are permitted to sell taking into account any proration, then each holder of Series 2 PCS Stock shall have the right (but not the obligation) to deliver to this Corporation a written notice requesting conversion of certain shares of Series 2 PCS Stock designated by such holder of Series 2 PCS Stock into Series 1 PCS Stock, upon which delivery each share of Series 2 PCS Stock so designated in such notice shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 PCS Stock, provided that (i) unless the Series 2 PCS Stock shall have otherwise been converted into Series 1 PCS Stock pursuant to ARTICLE SIXTH,
Section 7.5 upon or prior to the consummation or abandonment of the transaction contemplated by such tender offer, immediately following the consummation of such transaction or the delivery by this Corporation to each holder of Series 2 PCS Stock of a notice that such transaction has been abandoned, each share of Series 1 PCS Stock held by a holder of Series 2 PCS Stock shall automatically reconvert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 2 PCS Stock, and (ii) only those shares of Series 2 PCS Stock related to shares of Series 1 PCS Stock that were not so reconverted shall be deemed for any purpose under these Articles of Incorporation to have been converted into Series 1 PCS Stock, pursuant to this subparagraph (q) and the Series 2 PCS Stock so reconverted shall be deemed to have been at all times outstanding shares of Series 2 PCS Stock, provided, that if the Series 2 PCS Stock has been converted into or redeemed for Series 2 FON Stock pursuant to ARTICLE SIXTH, Section 7, then the terms "Series 2 FON Stock" and "Series 1 FON Stock" shall be deemed to replace the terms "Series 2 PCS Stock" and "Series 1 PCS Stock," respectively, in this subparagraph (q).

  (r) Issuer Tender Offers. The Corporation shall not conduct an issuer tender offer (as defined on the Effective Date in Rule 13e-4 under the Exchange Act) with respect to the Series 1 PCS Stock or the Series 1

FON Stock unless (i) such tender offer provides for the participation of the holders of Series 2 PCS Stock, Series 3 PCS Stock and Class A Common Stock (with respect to the Shares Issuable With Respect To The Class A Equity Interest In The PCS Group), on the one hand, or Series 2 FON Stock, Series 3 FON Stock and Class A Common Stock (with respect to the Shares Issuable With Respect To The Class A Equity Interest In The FON Group), on the other hand, on an equal basis with the Series 1 PCS Stock or the Series 1 FON Stock, respectively, and (ii) the Corporation accepts for repurchase the number of shares tendered by the holders of Series 1 PCS Stock, Series 2 PCS Stock, Series 3 PCS Stock and Class A Common Stock (with respect to the Shares Issuable With Respect To The Class A Equity Interest In The PCS Group), on the one hand, or Series 1 FON Stock, Series 2 FON Stock, Series 3 FON Stock and Class A Common Stock (with respect to the Shares Issuable With Respect To The Class A Equity Interest In The FON Group), on the other, in proportion to the number of shares of each such class and series tendered; provided that the terms of this subparagraph (r) shall not prevent the Corporation from administering in good faith an "odd-lot" program in connection with such issuer tender offer and shall not apply to customary acquisitions of Corporation Common Stock made by the Corporation on the open market for purposes of maintaining stock option plans of the Corporation.

  Section 7. Conversion or Redemption of PCS Stock. Except as otherwise provided in Sections 2.2, 6(q) and 8.5, shares of PCS Stock are (i) subject to conversion or redemption, as the case may be, upon the terms provided in this
Section 7 with respect to each class and (ii) otherwise not subject to conversion or redemption.

  7.1. Conversion or Redemption of PCS Stock.

  (A) If the Corporation and/or its subsidiaries makes a Disposition, in one transaction or a series of related transactions, of all or substantially all of the properties and assets attributed to the PCS Group to one or more persons or entities (other than (w) the Disposition by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions in connection with the dissolution or the liquidation and winding up of the Corporation and the distribution of assets to stockholders pursuant to Section 4, (x) the redemption of the PCS Stock for the stock of the PCS Group Subsidiary pursuant to Section 7.2, (y) to any person or entity controlled (as determined by the Board of Directors) by the Corporation or (z) pursuant to a Related Business Transaction), then the Corporation shall, on or prior to the 85th Trading Day after the date of consummation of such Disposition (the "PCS Group Disposition Date"), either
(I) pay a dividend on the PCS Stock or (II) redeem some or all of the PCS Stock or convert PCS Stock into Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock, as applicable (or another class or series of common stock of the Corporation), in accordance with the following subparagraphs (1) and
(2) of this paragraph (A) and, to the extent applicable, in accordance with
Section 7.4, as the Board of Directors shall have selected among such alternatives:

    (1) provided that there are funds of the Corporation legally available therefor:

      (a) pay to the holders of the shares of PCS Stock a dividend, as the Board of Directors shall have declared in accordance with Section 5.1 of ARTICLE SIXTH, in cash and/or in securities (other than a dividend of Corporation Common Stock or other common equity securities of the Corporation) or other property having a Fair Value as of the PCS Group Disposition Date in the aggregate equal to the product of the Outstanding PCS Fraction as of the record date for determining holders entitled to receive such dividend multiplied by the Fair Value of the Net Proceeds of such Disposition; or

      (b) (i) subject to the last sentence of this paragraph (A), if such Disposition involves all (not merely substantially all) of the properties and assets attributed to the PCS Group, redeem as of the Redemption Date provided by Section 7.4(C) all outstanding shares of PCS Stock in exchange for cash and/or securities (other than Corporation Common Stock or other common equity securities of the Corporation) or other property having a Fair Value as of the PCS Group Disposition Date in the aggregate equal to the product of the Outstanding PCS Fraction as of such Redemption Date multiplied by the Fair Value of the Net Proceeds of such Disposition (such aggregate amount to be allocated to shares of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock in the ratio of the number of shares of each such series outstanding to the other series (so that the amount of consideration paid for the redemption of each share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock is the same)); or

      (ii) subject to the last sentence of this paragraph (A), if such Disposition involves substantially all (but not all) of the properties and assets attributed to the PCS Group, redeem as of the Redemption Date provided by Section 7.4(D) the number of whole shares of PCS Stock (which may be all of such shares outstanding) as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the sixteenth Trading Day immediately succeeding the PCS Group Disposition Date closest to the product of the Outstanding PCS Fraction as of the date such shares are selected for redemption multiplied by the Fair Value as of the PCS Group Disposition Date of the Net Proceeds of such Disposition, in exchange for cash and/or securities (other than Corporation Common Stock or other common equity securities of the Corporation) or other property having a Fair Value in the aggregate equal to such product (such aggregate amount to be allocated to shares of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock in the ratio of the number of shares of each such series outstanding to the other series (so that the amount of consideration paid for the redemption of each share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock is the same)); or

    (2) convert each outstanding share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock as of the Conversion Date provided by Section 7.4(E) into a number of fully paid and nonassessable shares of Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock, respectively (or, if the Series 1 FON Stock is not Publicly Traded at such time and shares of another class or series of common stock of the Corporation (other than PCS Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Total Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by Section 7.4(E)) equal to 110% of the ratio, expressed as a decimal fraction rounded to the nearest five decimal places, of the average Market Value of one share of Series 1 PCS Stock over the period of ten consecutive Trading Days beginning on the sixteenth Trading Day following the PCS Group Disposition Date to the average Market Value of one share of Series 1 FON Stock (or such other class or series of common stock) over the same ten Trading Day period.

    Notwithstanding the foregoing provisions of this paragraph (A), the Corporation may redeem PCS Stock as provided by subparagraph (1)(b)(i) or
  (1)(b)(ii) of this paragraph (A) only if the amount to be paid in redemption of such stock (and the Shares Issuable With Respect To The Class A Equity Interest In The PCS Group in accordance with ARTICLE SIXTH,
  Section 7.1(B)) is less than or equal to the sum of (i) the amount available for the payment of dividends on such shares to be redeemed in accordance with Section 5 of ARTICLE SIXTH measured as of the Redemption Date and (ii) the amount determined to be capital in respect of the shares to be redeemed in accordance with applicable corporation law as of the Redemption Date.

  (B) For purposes of this Section 7.1:

    (1) as of any date, "substantially all of the properties and assets" attributed to the PCS Group means a portion of such properties and assets that represents at least 80% of the Fair Value of the properties and assets attributed to the PCS Group as of such date;

    (2) in the case of a Disposition of the properties and assets attributed to the PCS Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions;

    (3) the Board of Directors may pay any dividend or redemption price referred to in Section 7.1(A) in cash, securities (other than Corporation Common Stock or other common equity securities of the Corporation) or other property, regardless of the form or nature of the proceeds of the Disposition; provided that if such payment is made in Voting Securities (other than Corporation Common Stock or other common equity securities of the Corporation) of the Corporation or another entity, holders of Series 2 PCS Stock shall receive Voting Securities with Voting Power equivalent on a per share basis to such shares received by holders of Series 1 PCS Stock;

    (4) if the Corporation pays a dividend to the holders of shares of PCS Stock in accordance with Section 7.1(A)(1)(a), then the Corporation will pay a dividend equivalent on a Per Class A PCS Share Basis to the holders of Class A Common Stock;

    (5) if the Corporation redeems all outstanding shares of PCS Stock in accordance with Section 7.1(A)(1)(b)(i), then the Corporation will pay an aggregate amount to the holders of Old Class A Common Stock and Class A Common Stock--Series DT equivalent on a Per Class A PCS Share Basis to the per share redemption amount paid in accordance with Section 7.1(A)(1)(b)(i) in respect of the total Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, respectively;

    (6) if the Corporation redeems shares of PCS Stock in accordance with
  Section 7.1(A)(1)(b)(ii), then the Corporation will pay to the holders of Old Class A Common Stock and Class A Common Stock--Series DT an amount in accordance with subparagraph (5) immediately above but only in respect of the same proportion of the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, respectively, as the PCS Stock redeemed in accordance with Section 7.1(A)(7)(b)(ii); and

    (7) if the Corporation converts shares of PCS Stock in accordance with
  Section 7.1(A)(2), then (i) the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group will convert into a Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and (ii) the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group will convert into a Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest in the FON Group, each such conversion to be on the same basis as set forth in
  Section 7.1(A)(2).

  (C) If the payment of the dividend or the redemption price with respect to the PCS Stock provided for by Section 7.1(A)(1) occurs prior to the third anniversary of the Restructuring Closing Date, then the Board of Directors may convert each share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock remaining outstanding, but only as of a Conversion Date (determined as provided by Section 7.4(E) hereof) prior to the first anniversary of the payment of such dividend or redemption price, into a number of fully paid and nonassessable shares of Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock, respectively (or, if the Series 1 FON Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than PCS Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Total Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by Section 7.4(E)) equal to 110% of the Optional Conversion Ratio as of the fifth Trading Day prior to the date of the notice of such conversion required by Section 7.4(E); provided, that upon such conversion, the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group will convert, on the same basis, into a Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and a Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group, respectively.

  (D) At any time following the third anniversary of the Restructuring Closing Date, the Board of Directors may convert each outstanding share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock, as of the Conversion Date provided by Section 7.4(E), into the number of fully paid and nonassessable shares of Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock, respectively (or, if the Series 1 FON Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than PCS Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Total Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of conversion required by Section 7.4(E)) equal to, on the Conversion Date, (i) if following the third anniversary but prior to the fourth anniversary of the Restructuring Closing Date, 110% of the Optional Conversion Ratio as of the fifth Trading Day prior to the date of the notice of such conversion required by Section 7.4(E), or (ii) if on or after the fourth anniversary of the Restructuring Closing Date, at such conversion ratio (if any) as the Board of Directors determines to be fair to holders of the PCS Stock, taken as a separate class, and holders of FON Stock, taken as a separate class, provided, that upon such conversion, the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group and the Number Of Shares

Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group will convert, on the same basis, into a Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and a Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group, respectively.

  7.2. Redemption of PCS Stock for Subsidiary Stock. At any time the Board of Directors may redeem all of the outstanding shares of PCS Stock, on a Redemption Date of which notice is delivered in accordance with Section 7.4(F), in exchange for the number of shares of common stock of one or more wholly-owned subsidiaries of the Corporation (collectively, the "PCS Group Subsidiary") that collectively hold directly or indirectly all of the assets and liabilities attributed to the PCS Group (and no other assets or liabilities of the Corporation or any subsidiary thereof) equal to the product of the Outstanding PCS Fraction and the number of shares of common stock of such PCS Group Subsidiary to be outstanding immediately following such exchange of shares (including any shares of such PCS Group Subsidiary which will be retained by the Corporation in respect of the FON Group Intergroup Interest Fraction), such PCS Group Subsidiary shares to be delivered to the holders of shares of PCS Stock on the Redemption Date and to be divided among the holders of PCS Stock pro rata in accordance with the number of shares of PCS Stock held by each on such Redemption Date, each of which shares of common stock of such PCS Group Subsidiary shall be, upon such delivery, fully paid and nonassessable; provided, however, that

    (i) no such redemption pursuant to this Section 7.2 may occur prior to the second anniversary of the Restructuring Closing Date unless such redemption is approved by the affirmative vote of the holders of a majority of shares of PCS Stock and Class A Common Stock, voting together as a single class in accordance with ARTICLE SIXTH, Section 3.2(d),

    (ii) holders of shares of Series 2 PCS Stock and Series 3 PCS Stock outstanding immediately prior to the Redemption Date shall receive on a per share basis, pursuant to such redemption, shares of common stock of such PCS Group Subsidiary with Voting Power equivalent on a per share basis to such shares received by holders of Series 1 PCS Stock and

    (iii) on such Redemption Date, the holders of Old Class A Common Stock and Class A Common Stock--Series DT will receive the number of shares of the PCS Group Subsidiary equal to the product of (A) the Old Class A PCS Interest Fraction, in the case of the holders of the Old Class A Common Stock, and the Class A--Series DT PCS Interest Fraction, in the case of holders of Class A Common Stock--Series DT and (B) the number of shares of common stock of such PCS Group Subsidiary to be outstanding immediately following such issuance of shares;

and provided further, that no such redemption pursuant to this Section 7.2 may occur unless (i) the redemption is tax-free to the holders of PCS Stock or
(ii) such other arrangement exists for the benefit of the holders of PCS Stock redeemed such that, net of all taxes related to such redemption and to such other arrangement itself which are realized by such stockholders, such stockholders will be in a position that is substantially equivalent economically to the position such stockholders would be in after a tax-free distribution described in the immediately preceding clause (i).

  7.3. Treatment of Convertible Securities. After any Conversion Date or Redemption Date on which all outstanding shares of any class or series of PCS Stock are converted or redeemed, any share of such class or series of PCS Stock that is issued on conversion, exchange or exercise of any Convertible Securities shall, immediately upon issuance pursuant to such conversion, exchange or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security:

  (A) if the shares of such class or series of PCS Stock outstanding on such Conversion Date were converted into shares of another class or series of Corporation Common Stock (or another class or series of common stock of the Corporation) pursuant to subparagraph (A)(2) or paragraph (C) or (D) of
Section 7.1, be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Corporation that the number of shares of such class or series of PCS Stock issued upon such conversion, exchange or exercise would have received had such shares been outstanding on such Conversion Date; or

  (B) if the shares of such class or series of PCS Stock outstanding on such Redemption Date were redeemed pursuant to Section 7.1(A)(1)(b) or Section 7.2, be redeemed, to the extent of funds of the Corporation legally available therefor, for $ .01 per share in cash for each share of such class or series of PCS Stock issued upon such conversion, exchange or exercise.

  The provisions of this Section 7.3 shall not apply to the extent that other adjustments in respect of such conversion, exchange or redemption of a class or series of PCS Stock are otherwise made pursuant to the provisions of such Convertible Securities.

  7.4. Notice and Other Provisions.

  (A) Not later than the tenth Trading Day following the consummation of a Disposition referred to in Section 7.1(A), the Corporation shall announce publicly by press release (1) the Net Proceeds of such Disposition, (2) the number of shares outstanding of the PCS Stock, (3) the number of shares of PCS Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (4) the Outstanding PCS Fraction, the Old Class A PCS Interest Fraction and the Class A--Series DT Interest Fraction on the date of such notice. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in
Section 7.1(A) it has irrevocably determined to take in respect of such Disposition.

  (B) If the Corporation determines to pay a dividend on shares of PCS Stock pursuant to Section 7.1(A)(1)(a), the Corporation shall, not later than the 30th Trading Day following the consummation of the Disposition referred to in such Section, cause notice to be given to each holder of PCS Stock, Class A Common Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (2) the anticipated payment date of such dividend (which shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the kind of shares of capital stock, cash and/or other securities or property to be paid as such dividend in respect of the outstanding shares of PCS Stock, (4) the Net Proceeds of such Disposition, (5) the Outstanding PCS Fraction, the Old Class A PCS Interest Fraction and the Class A--Series DT Interest Fraction on the date of such notice, (6) the number of outstanding shares of PCS Stock and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive such dividend only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause
(1) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

  (C) If the Corporation determines to redeem PCS Stock pursuant to Section 7.1(A)(1)(b)(i), the Corporation shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Redemption Date, cause notice to be given to each holder of shares of PCS Stock, Class A Common Stock and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of PCS Stock outstanding on the Redemption Date shall be redeemed, (2) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the kind of shares of capital stock, cash and/or other securities or property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net

Proceeds of such Disposition, (5) the Outstanding PCS Fraction, the Old Class A PCS Interest Fraction and the Class A--Series DT Interest Fraction on the date of such notice, (6) the place or places where certificates for shares of PCS Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of cash and/or securities or other property, (7) the number of outstanding shares of PCS Stock and the number of shares of PCS Stock into or for which such outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (8) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 7 if such holder thereafter converts, exchanges or exercises such Convertible Securities and
(9) a statement to the effect that, except as otherwise provided by paragraph
(I) of this Section 7.4, dividends on such shares of PCS Stock shall cease to be paid as of such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

  (D) If the Corporation determines to redeem PCS Stock pursuant to Section 7.1(A)(1)(b)(ii), the Corporation shall, not later than the 30th Trading Day following the consummation of the Disposition referred to in such subparagraph, cause notice to be given to each holder of shares of PCS Stock, Class A Common Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a date, not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of the Disposition in respect of which such redemption is to be made, on which shares of PCS Stock shall be selected for redemption, (2) the anticipated Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the kind of shares of capital stock, cash and/or other securities or property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the Outstanding PCS Fraction, the Old Class A PCS Interest Fraction and the Class A--Series DT Interest Fraction on the date of such notice, (6) the number of shares of PCS Stock outstanding and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence, and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 7 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (8) a statement that the Corporation will not be required to register a transfer of any shares of PCS Stock for a period of 15 Trading Days next preceding the date referred to in clause (1) of this sentence. Promptly following the date referred to in clause (1) of the preceding sentence, but not earlier than 40 Trading Days nor later than 50 Trading Days following the consummation of such Disposition, the Corporation shall cause a notice to be given to each holder of record of shares of PCS Stock to be redeemed setting forth (1) the number of shares of PCS Stock held by such holder to be redeemed, (2) a statement that such shares of PCS Stock shall be redeemed, (3) the Redemption Date, (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of PCS Stock to be redeemed, including details as to the calculation thereof, (5) the place or places where certificates for shares of PCS Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of such cash and/or securities or other property, (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of the Corporation after the Redemption Date and (7) a statement to the effect that, subject to paragraph (I) of this Section 7.4, dividends on such shares of PCS Stock shall cease to be paid as of the Redemption Date. Such notices shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

  (E) If the Corporation determines to convert the PCS Stock pursuant to
Section 7.1(A)(2), Section 7.1(C) or Section 7.1(D), as the case may be, the Corporation shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Conversion Date, cause notice to be given to each holder of shares of PCS Stock, Class A Common Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a statement that all outstanding shares of PCS Stock shall be converted, (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the per share number of shares of Series 1 FON Stock (or Series 2 FON Stock or Series 3 FON Stock, if applicable) or another class or series of common stock of the Corporation, as the case may be, to be received with respect to each share of PCS Stock, including details as to the calculation thereof, (4) the place or places where certificates for shares of PCS Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of Series 1 FON Stock (or Series 2 FON Stock or Series 3 FON Stock, if applicable) or another class or series of common stock of the Corporation, as the case may be, (5) the number of outstanding shares of PCS Stock and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) a statement to the effect that, subject to paragraph (I) of this Section 7.4, dividends on such shares of PCS Stock shall cease to be paid as of such Conversion Date and (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of common stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 7.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

  (F) If the Corporation determines to redeem shares of PCS Stock pursuant to
Section 7.2, the Corporation shall cause notice to be given to each holder of shares of PCS Stock to be redeemed, and to each holder of Class A Common Stock and Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of PCS Stock outstanding on the Redemption Date shall be redeemed in exchange for shares of common stock of the PCS Group Subsidiary,
(2) the Redemption Date, (3) the Outstanding PCS Fraction, the Old Class A PCS Interest Fraction and the Class A--Series DT Interest Fraction on the date of such notice, (4) the place or places where certificates for shares of PCS Stock to be redeemed, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of the PCS Group Subsidiaries, (5) a statement to the effect that, subject to paragraph (I) of this Section 7.4, dividends on such shares of PCS Stock shall cease to be paid as of such Redemption Date,
(6) the number of shares of PCS Stock outstanding and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (7) in the case of notice to holders of Convertible Securities, a statement to the effect that a holder of Convertible Securities shall be entitled to receive shares of common stock of the PCS Group Subsidiary upon redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this
Section 7 if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, not less than 30 Trading Days nor more than 45 Trading Days prior to the Redemption Date to each such holder at such holder's address as the same appears on the transfer books of the Corporation. If any shares of Series 2 PCS Stock or Series 3 PCS Stock are outstanding immediately prior to the Redemption Date, then the notice provided to each holder of Series 2 PCS Stock or Series 3 PCS Stock, as the case may be, pursuant to this Section 7.4(F) will also indicate that such holders of shares of Series 2 PCS Stock and Series 3 PCS Stock outstanding immediately prior to the Redemption Date shall receive on a per share basis, pursuant to such redemption, shares of common stock of such PCS Group Subsidiary with Voting Power equivalent to such shares received by holders of Series 1 PCS Stock.

  (G) If less than all of the outstanding shares of PCS Stock are to be redeemed pursuant to Section 7.1(A)(1), then the shares to be redeemed by the Corporation shall be selected from among the holders of shares of PCS Stock outstanding at the close of business on the record date for such redemption on a pro rata basis among each class or series of PCS Stock (including pro rata among all holders of Series 2 PCS Stock and Series 3 PCS Stock) or, if Series 2 PCS Stock is no longer outstanding, by lot or such other method as may be determined by the Board of Directors of the Corporation to be equitable.

  (H) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of PCS Stock upon any conversion, redemption, dividend or other distribution pursuant to this Section 7. If more than one share of PCS Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such holder upon any conversion, redemption, dividend or other distribution (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to the holders of PCS Stock, the Corporation shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence only, "Fair Value" of any fractional share means (A) in the case of any fraction of a share of capital stock of the Corporation, the product of such fraction and the Market Value of one share of such capital stock and (B) in the case of any other fractional security, such value as is determined by the Board of Directors.

  (I) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of PCS Stock; provided, however, that if the Conversion Date or Redemption Date, as the case may be, with respect to any shares of PCS Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of such shares of PCS Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

  (J) Before any holder of PCS Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to such shares of PCS Stock pursuant to this Section 7, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of PCS Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing such shares of PCS Stock deliver to the person for whose account such shares of PCS Stock were so surrendered, or to such person's nominee or nominees, the cash and/or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by Section 7.4(H), in each case without interest. If less than all of the shares of PCS Stock represented by any one certificate are to be redeemed or converted, then the Corporation shall issue and deliver a new certificate for the shares of PCS Stock not redeemed.

  (K) From and after any applicable Conversion Date or Redemption Date, as the case may be, all rights of a holder of shares of PCS Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such shares of PCS Stock as required by Section 7.4(J), to receive the cash and/or the certificates or instruments representing shares of the kind of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any payment in respect of fractional shares contemplated by Section 7.4(H) and rights to dividends as provided in Section 7.4(I), in each case without interest. Subject to the next sentence, any holder of a certificate that immediately prior to the applicable Conversion Date or Redemption Date represented shares of PCS Stock shall not be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which PCS Stock was converted or redeemed until the surrender as required by this Section 7 of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class of capital stock of the Corporation as of a record date after the Conversion Date or Redemption Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, the Corporation shall, however, be entitled to treat the certificates for PCS Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of PCS Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

  (L) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon conversion or redemption of shares of PCS Stock pursuant to this Section 7. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of PCS Stock so converted or redeemed were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

  (M) Neither the failure to mail any notice required by this Section 7.4 to any particular holder of PCS Stock or of Convertible Securities nor any defect therein shall affect the sufficiency of any notice given to any other holder of outstanding shares of PCS Stock or of Convertible Securities or the validity of any such conversion or redemption.

  (N) The Board of Directors may establish such rules and requirements to facilitate the effectuation of the transactions contemplated by this Section 7 as the Board of Directors shall determine to be appropriate.

  (O) If notices to Class A Holders are made pursuant to this Section 7, then the Corporation will make such notices in compliance with the provisions of
Section 11 of ARTICLE SIXTH as well as with the provisions of this Section 7.

  7.5 Automatic Conversion of Series 2 PCS Stock and Series 2 FON Stock.

  (a) Below One Percent Voting Power. If the total number of Converted Votes represented by the aggregate number of issued and outstanding shares of Series 2 PCS Stock or Series 2 FON Stock, as the case may be, is below one percent of the outstanding Voting Power of the Corporation for more than 90 consecutive days, then (i) the Corporation shall notify FT and DT, in accordance with ARTICLE SIXTH, Section 11, of the date on which such conversion will occur as soon as practicable following the date on which such 90-day period ends (the "Conversion Trigger Date") but in no event later than ten Business Days after the Conversion Trigger Date and (ii) each outstanding share of Series 2 PCS Stock or Series 2 FON Stock will automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 PCS Stock or Series 1 FON Stock, respectively, such conversion to take place on the 90th day following the Conversion Trigger Date.

  (b) Certain Transfers. Upon any Transfer of shares of Series 2 PCS Stock or Series 2 FON Stock, as the case may be (other than a Transfer to a Cable Holder) each such share so Transferred shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 PCS Stock or Series 1 FON Stock, respectively, as of the date of such Transfer.

  (c) Notice of Automatic Conversion; Exchange of Stock Certificates; Effect of Automatic Conversion of All Series 2 PCS Stock, etc.

    (i) In addition to the notice required in Section 7.5(a), as soon as practicable after a conversion of shares of Series 2 PCS Stock (or, if applicable, Series 2 FON Stock) into shares of Series 1 PCS Stock (or, if applicable, Series 1 FON Stock), pursuant to this Section 7, the Corporation shall notify FT and DT, in accordance with ARTICLE SIXTH,
  Section 11, of the number of shares so converted and the date on which such conversion occurred.

    (ii) Immediately upon the conversion of shares of Series 2 PCS Stock (or, if applicable, Series 2 FON Stock) into shares of Series 1 PCS Stock (or, if applicable, Series 1 FON Stock), pursuant to this Section 7 (such shares so converted hereinafter referred to as the "Converted Series Shares"), the rights of the holders of such Converted Series Shares, as such, shall cease and the holders thereof shall be treated for all purposes as having become the record owners of the shares of Series 1 PCS Stock or Series 1 FON Stock, as the case may be, issuable upon such conversion (the "Newly Issued Shares"), provided that such Persons shall be entitled to receive when paid any dividends declared on the Converted Series Shares as of a record date preceding the time the Converted Series Shares were converted (the "Series Conversion Time") and unpaid as of the Series Conversion Time. If the stock transfer books of this Corporation shall be closed at the Series Conversion Time, such Person or Persons shall be deemed to have become such holder or holders of record of the Newly Issued Shares at the opening of business on the next succeeding day on which such stock transfer books are open.

    (iii) As promptly as practicable after the Series Conversion Time, upon the delivery to this Corporation of the certificates formerly representing Converted Series Shares, this Corporation shall deliver or cause to be delivered, to or upon the written order of the record holder of such certificates, a certificate or certificates representing the number of duly issued, fully paid and nonassessable Newly Issued Shares into which the Converted Series Shares formerly represented by such certificates have been converted in accordance with the provisions of this Section 7.5.

    (iv) This Corporation shall pay all United States federal, state or local documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Newly Issued Shares upon the conversion of Converted Series Shares pursuant to this Section 7.5, provided that this Corporation shall not be required to pay any tax which may be payable in respect of any registration of Transfer involved in the issue or delivery of Newly Issued Shares in a name other than that of the registered holder of shares converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to this Corporation the amount of any such tax or has established, to the satisfaction of this Corporation, that such tax has been paid.

    (v) This Corporation shall at all times reserve and keep available, out of the aggregate of its authorized but unissued Series 1 PCS Stock, authorized but unissued Series 1 FON Stock, issued Series 1 PCS Stock held in its treasury and issued Series 1 FON Stock held in its treasury, for the purpose of effecting the conversion of the Series 2 PCS Stock or Series 2 FON Stock, as the case may be, contemplated hereby, the full number of shares of Series 1 PCS Stock and Series 1 FON Stock then deliverable upon the conversion of all outstanding shares of Series 2 PCS Stock or Series 2 FON Stock, as the case may be, and the full number of shares of Series 2 PCS Stock the Cable Holders are permitted to acquire under the Restructuring Agreement and the Cable Holder Standstill Agreements.

    (d) Temporary Voting Power Adjustment for Class A Holders. If any conversions of shares of Series 2 PCS Stock or Series 2 FON Stock into shares of Series 1 PCS Stock or Series 1 FON Stock, respectively, pursuant to this Section 7.5, or any increases in the per share vote of other Voting Securities of the Corporation upon a Transfer of such Voting Securities, occur on or after the tenth Trading Day preceding a record date for purposes of determining the stockholders entitled to vote or to receive the payment of a dividend, then the per share vote of the Class A Stock determined in accordance with ARTICLE SIXTH, Section 3.2 shall be increased such that the aggregate Percentage Ownership Interest of each Class A Holder, including with respect to Series 3 FON Stock and Series 3 PCS Stock (or stock converting into

  Series 3 FON Stock and Series 3 PCS Stock pursuant to ARTICLE SIXTH,
  Section 8.5(i)) acquired prior to such record date, shall not be diluted as a result of such conversions until 12:01 a.m. on the day immediately following the date of such stockholder meeting or the dividend payment date, respectively.

  Section 8. Provisions Relating to Class A Stock.

  8.1. Rights and Privileges. Except as otherwise set forth in these Articles of Incorporation, at all times (i) the holders of Series 3 FON Stock shall be entitled to all of the rights and privileges pertaining to the ownership of Series 1 FON Stock, (ii) the holders of Series 3 PCS Stock shall be entitled to all of the rights and privileges pertaining to the ownership of Series 1 PCS Stock, and (iii) the holders of Class A Common Stock shall be entitled to all of the rights and privileges pertaining to the ownership of Series 1 FON Stock and Series 1 PCS Stock to the extent such Class A Common Stock represents, at such time, Shares Issuable With Respect To The Class A Equity Interest In The FON Group and Shares Issuable With Respect To The Class A Equity Interest In The PCS Group, in all such cases without any limitations, prohibitions, restrictions or qualifications whatsoever, and such holders shall be entitled to such other rights and privileges as are expressly set forth in these Articles of Incorporation; provided that a holder of shares of Class A Common Stock shall not have any rights or privileges under these Articles of Incorporation or the General Corporation Code of Kansas, as amended, or otherwise (whether in connection with the voluntary or involuntary liquidation, dissolution or winding up of this Corporation, in connection with the declaration and/or payment of dividends, with respect to redemptions of such shares or in connection with any other distributions by the Corporation of any character on the Corporation Common Stock or otherwise) in respect of such shares except such rights and privileges that such holder would have had if all Shares Issuable With Respect To The Class A Equity Interest In The FON Group and all Shares Issuable With Respect To The Class A Equity Interest In The PCS Group had been issued and all shares of Class A Common Stock had been redeemed pursuant to ARTICLE SIXTH, Section 1.2(c) or 1.2(d), as applicable.

  8.2. Special Rights to Disapprove Certain Actions. At least 40 days prior to the occurrence of a Subject Event (as defined below), this Corporation shall deliver to each Class A Holder a notice (a "Notice") of such proposed Subject Event, setting forth in reasonable detail the nature of such proposed Subject Event. This Corporation shall thereafter be entitled to effect such proposed Subject Event unless within 30 days of delivery of such Notice there shall have been a Class A Action exercising the special rights of the Class A Holders to disapprove such Subject Event, provided that the Class A Holders shall have no special right to disapprove any action (x) which this Corporation is required to take to comply with its obligations or exercise its rights under the FT/DT Restructuring Agreement, the Stockholders' Agreement, the Standstill Agreement, the Registration Rights Agreement or the Joint Venture Agreement or any document executed pursuant to any such agreement or the Class A Provisions, or (y) taken to comply with Applicable Law or the rules of any exchange or market system on which securities of this Corporation may be traded, and provided, further, that any action to be taken by this Corporation in reliance on clause (y) of the foregoing proviso is the only action commercially reasonably available to this Corporation to effect such compliance, as certified to the Class A Holders by resolution of the Independent Directors. For purposes of these Articles, the term "Subject Event" means only the following transactions and only if such transactions are consummated within the respective time periods indicated below:

    (a) Until January 31, 1998 or, in the case of clause (iv)below, April 26, 1998:

      (i) any transaction or series of related transactions (other than Exempt Asset Divestitures or Exempt Long Distance Asset Divestitures) that results, directly or indirectly, in Transfers of assets of this Corporation or its Subsidiaries with an aggregate Fair Market Value (calculated in the case of each Transfer as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect such Transfer) of more than 20 percent of Market Capitalization (calculated (x) in the case of a single transaction as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect such Transfer and (y) in the case of a series of related transactions, as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect the last of such Transfers);

      (ii) any transaction or series of related transactions (including, without limitation, mergers, purchases of stock or assets, joint ventures or other acquisitions), but excluding any transaction constituting an Exempt Asset Divestiture or Exempt Long Distance Asset Divestiture, resulting, directly or indirectly, in the acquisition by this Corporation or its Subsidiaries for cash or debt securities maturing in less than one year from the date of issuance of (x) assets constituting or predominantly used in Core Businesses ("Core Business Assets") for a purchase price or, in the case of a series of related transactions, an aggregate purchase price that exceeds 20 percent of Market Capitalization (calculated as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect the last of such related transactions) or (y) other assets for a purchase price or, in the case of a series of related transactions, for an aggregate purchase price that exceeds five percent of Market Capitalization (calculated as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect the last of such related transactions), provided that, if any such other assets are proposed to be obtained in the course of a proposed transaction in which both Core Business Assets and other assets are to be acquired and the ratio of the fair market value of the Core Business Assets to be acquired to the fair market value of the other assets to be acquired exceeds 1.75 to 1, then the holders of the Class A Stock shall not be entitled to disapproval rights with respect to such transaction except as provided in clause (x) of this Section 8.2(a)(ii);

      (iii) issuance by this Corporation of any capital stock or debt (including, without limitation, direct or indirect issuances such as pursuant to mergers and other business combinations) with both (x) a class vote to elect one or more Directors and (y) rights with respect to dispositions of Long Distance Assets or other assets, or share issuances, which rights are in scope and duration as extensive as or more extensive than the comparable related rights granted to the Class A Holders in these Articles of Incorporation or in the Stockholders' Agreement, provided that this Section 8.2(a)(iii) shall not apply to the extent that (a) such rights are required by Applicable Law, (b) the holders of any series of Preferred Stock have the right, voting separately as a class, to elect a number of Directors of this Corporation upon the occurrence of a default in payment of dividends or redemption price, or (c) such rights described in clause (y) are granted in connection with borrowings and are reflected in a loan agreement, credit agreement, trust indenture or similar agreement or instrument;

      (iv) declaration of any Extraordinary Dividends during any one year that, individually or in the aggregate, exceed five percent of Market Capitalization as at the Business Day immediately preceding the declaration of the last such dividend or distribution (other than in connection with transactions within the meaning of clause (e) of the definition of Exempt Asset Divestitures or clause (g) of the definition of Exempt Long Distance Asset Divestitures); or

      (v) any merger or other business combination in which this Corporation is not the surviving parent corporation.

    (b) Until the earliest of (i) January 31, 2001, (ii) such time as (A) legislation has been enacted repealing Section 310, (B) an FCC Order shall have been issued, or (C) outside counsel to this Corporation with a nationally recognized expertise in telecommunications regulatory matters delivers to each of FT and DT a legal opinion, addressed to each of them, in form and substance reasonably satisfactory to FT and DT, to the effect that Section 310 does not prohibit FT and DT from owning the Long Distance Assets proposed to be Transferred by this Corporation, (iii) the delivery by FT, DT, Atlas or any of their Affiliates (or a Permitted Designee (as such term is defined in the Joint Venture Agreement)) of a notice pursuant to Section 17.2(b) of the Joint Venture Agreement indicating the agreement to purchase all of the Sprint Venture Interests (as such term is defined in the Joint Venture Agreement) following an offer by this Corporation or Sprint Sub pursuant to Section 17.2(a) of the Joint Venture Agreement, and
  (iv) the delivery by this Corporation and/or Sprint Sub of a notice pursuant to Section 17.3(a) of the Joint Venture Agreement exercising the put right to sell all of their Sprint Venture Interests (as such term is defined in the Joint Venture Agreement) to FT, DT and Atlas (or a Permitted Designee (as such term is defined in the Joint Venture Agreement)), a direct or indirect Transfer (other than in connection with an Exempt Long Distance

  Asset Divestiture) after January 31, 1996 by this Corporation or its Subsidiaries of Long Distance Assets with a Fair Market Value (calculated as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect such Transfer) that, when aggregated with the Fair Market Value of all other Long Distance Assets Transferred by this Corporation or its Subsidiaries since January 31, 1996 (other than in Exempt Long Distance Asset Divestitures) (calculated in each case as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect each such respective Transfer) exceeds five percent of the Fair Market Value of the Long Distance Assets of this Corporation and its Subsidiaries, on a consolidated basis (calculated as at the date this Corporation or any such Subsidiary enters into a definitive agreement to effect the last such Transfer).

    (c) Except as otherwise provided in Section 8.5 of ARTICLE SIXTH, for so long as any shares of Class A Stock are outstanding:

      (i) any amendment to these Articles of Incorporation, the Bylaws or the Rights Agreement that would adversely affect the rights of the Class A Holders under these Articlesof Incorporation or the Bylaws;

      (ii) issuance by this Corporation (including, without limitation, pursuant to mergers or other business combinations) of any series or class of capital stock or debt security with Supervoting Powers;

      (iii) any merger or other business combination involving this Corporation that results directly or indirectly in a Change of Control, unless the surviving corporation expressly (x) assumes all of this Corporation's obligations in respect of the rights of the Class A Holders under Section 8.2(b) of ARTICLE SIXTH and the provisions of
    Article III of the Stockholders' Agreement (except, in each case, as they may be otherwise terminated pursuant to these Articles of Incorporation or the Stockholders' Agreement) and all of the provisions of the Registration Rights Agreement and (y) agrees to be bound by any applicable Tie-Breaking Vote in accordance with Articles 17 and 18 of the Joint Venture Agreement; or

      (iv) any merger or other business combination involving this Corporation that does not result directly or indirectly in a Change of Control unless:

        (x) this Corporation survives as the parent entity; or

        (y) the surviving corporation expressly assumes all of this Corporation's obligations in respect of the rights of the Class A Holders granted pursuant to these Articlesof Incorporation and under the Bylaws, the Stockholders' Agreement, the FT/DT Restructuring Agreement and the Registration Rights Agreement.

  8.3. Special Rights Regarding Major Issuances. So long as any Class A Stock is outstanding, prior to effecting any Major Issuance:

    (a) occurring on or prior to January 31, 2001, this Corporation shall obtain the prior approval of two-thirds of the Independent Directors by resolution, certified to the Class A Holders; and

    (b) occurring after January 31, 2001, this Corporation shall obtain the prior approval of a majority of the Independent Directors.

  8.4. Special Rights Regarding Holdings by Major Competitors of FT or DT. (a) Until January 31, 2006, at least 90 days prior to consummating any transaction or taking any other action that, directly or indirectly, would result in, or is taken for the purpose of encouraging or facilitating, a Major Competitor of FT or DT or of the Joint Venture having, or being granted by this Corporation any right, permission or approval to acquire (other than pursuant to a Strategic Merger), a Percentage Ownership Interest of ten percent or more (a "Major Competitor Transaction"), this Corporation shall provide each Class A Holder with notice of such Major Competitor Transaction in the manner set forth in Subsection (c) below and, if there is a Class A Action exercising the special rights of the Class A Holders to disapprove such Major Competitor Transaction within 75 days of the delivery of such notice, this Corporation shall not consummate such Major Competitor Transaction.

  (b) Until January 31, 2006, if a Major Competitor of FT or DT or of the Joint Venture obtains a Percentage Ownership Interest of 20 percent or more as a result, directly or indirectly, of a Strategic Merger:

    (i) if the Class A Holders have not made the commitment described in
  Article VI of the Stockholders' Agreement, this Corporation (or its successor in such Strategic Merger) shall, subject to the conditions contained in Sections 2.1(a)(ii)(D) and 2.2(a)(iv) of the Standstill Agreement, nonetheless take all action necessary or advisable to lift all restrictions, contractual or otherwise, imposed by this Corporation or such successor on the ability of the Class A Holders, at any time after April 26, 1996, to purchase shares of Series 1 FON Stock, Series 2 FON Stock, Series 1 PCS Stock, Series 2 PCS Stock or other Voting Securities from third parties sufficient to permit the Class A Holders to have a Percentage Ownership Interest equal to that of the Major Competitor of FT or DT or of the Joint Venture; and

    (ii) this Corporation shall ensure that the Class A Holders have rights with regard to (w) a class vote to elect Directors, (x) class approval and disapproval rights, (y) any other special rights in respect of the business or operations of this Corporation and (z) any rights to receive special dividends, distributions or other rights from this Corporation, which are in scope and duration at least as extensive as any rights granted by this Corporation to such Major Competitor of FT or DT or of the Joint Venture (other than rights deriving solely from the number of Voting Securities owned), regardless of whether or not the Class A Holders purchase any additional Voting Securities.

  (c) Until January 31, 2006, this Corporation shall deliver to each Class A Holder notice of its intent to issue Voting Securities in a Major Competitor Transaction to any Major Competitor of FT or DT or of the Joint Venture at least 30 days prior to such issuance, such notice to contain a complete and correct description in reasonable detail of the transaction in question, including, without limitation, the purchase price for such securities, the nature of such securities, the identity of the Major Competitor of FT or DT or of the Joint Venture and the rights (contractual and other) this Corporation would grant such Major Competitor. This Corporation shall also deliver to each Class A Holder notice of any such issuance within five days after it occurs, such notice to contain a description of the transaction in question and be accompanied by complete and correct copies of all agreements, instruments and written understandings of this Corporation, its Subsidiaries and Affiliates and such Major Competitor of FT or DT or of the Joint Venture and the Subsidiaries and Affiliates of such Major Competitor executed in respect of such transaction.

  8.5. Conversion of Shares. (a) Failure to Maintain Ownership. If the aggregate Committed Percentage of the Class A Holders shall be below ten percent (i) for more than 180 consecutive days or (ii) immediately following a Transfer of Class A Stock by a Class A Holder, then

    (A) each outstanding share of Series 3 FON Stock and Series 3 PCS Stock shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 FON Stock and Series 1 PCS Stock, respectively, and

    (B) all (i) outstanding shares of Old Class A Common Stock shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group, respectively, represented by such shares of Old Class A Common Stock, and (ii) outstanding shares of Class A Common Stock--Series DT shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, respectively, represented by such shares of Class A Common Stock--Series DT, such conversion to take place on the next Business Day following the end of such 180-day period in the case of clause (i) or on the date of such Transfer in the case of clause (ii), provided that, if the aggregate Committed Percentage of the Class A Holders shall fall below ten percent for more than 180 consecutive days following the date of a Major Issuance as a result of the consummation of such Major Issuance, then, unless all of the outstanding shares of Class A Stock shall have been converted earlier pursuant to this Section 8.5, (x) the Shares of Class A Stock shall not convert into either Series 1 FON Stock or Series 1 PCS Stock, as the case may be, until the third anniversary of the date of such Major Issuance, and (y) the Class A Holders shall continue to be entitled to elect Directors pursuant to ARTICLE FIFTH of these Articles of Incorporation until the third anniversary of the date of such Major Issuance, but (z) after the expiration of 180 days following the date of such Major Issuance, the Class A Holders shall no longer have their rights under Sections 8.2, 8.3, 8.4, 8.5 and 8.6 of ARTICLE SIXTH, and provided, further, that such conversion shall not be considered to be an acquisition of Shares of Series 1 FON Stock or Series 1 PCS Stock, as the case may be, for purposes of Section 8.5(i) of ARTICLE SIXTH.

  (b) FT/DT Joint Venture Termination; Material Breach of Investment Documents. (i) (A) Each outstanding share of Series 3 FON Stock and Series 3 PCS Stock shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 FON Stock and Series 1 PCS Stock, respectively, and (B) all (i) outstanding shares of Old Class A Common Stock shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group, respectively, represented by such shares of Old Class A Common Stock, and (ii) outstanding shares of Class A Common Stock--Series DT shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, respectively, represented by such shares of Class A Common Stock--Series DT, if:

    (t) the Sprint Parties receive the Tie-Breaking Vote pursuant to Section
  17.5 of the Joint Venture Agreement;

    (u) there is an FT/DT Joint Venture Termination;

    (v) FT or DT or any Qualified Subsidiary breaches in any material respect its obligations under Section 2.4 of the Stockholders' Agreement;

    (w) FT or DT or any Qualified Subsidiary breaches in any material respect its obligations under Article II (other than Section 2.4) of the Stockholders' Agreement;

    (x) FT, DT or any Qualified Subsidiary breaches any of the provisions of
  Article 2 (other than Section 2.1(b)) of the Standstill Agreement or any corresponding provision of any Qualified Subsidiary Standstill Agreement;

    (y) FT, DT or any Qualified Subsidiary breaches any of the provisions of Sections 3.1 or 3.2 of the Standstill Agreement or any corresponding provisions of any Qualified Subsidiary Standstill Agreement, in each case in a Control Context, or otherwise breaches Sections 3.1(a)(ii), (iii) or
  (iv) or Section 3.1(g) of the Standstill Agreement or any corresponding provision of any Qualified Subsidiary Standstill Agreement; or

    (z) FT, DT or any Qualified Subsidiary breaches any of the provisions of Sections 3.1 (except Section 3.1(a)(ii), (iii) or (iv), or Section 3.1(g)) or 3.2 of the Standstill Agreement or any corresponding provisions of any Qualified Subsidiary Standstill Agreement, in each case other than in a Control Context;

provided that, with respect to an alleged breach of the type described in clauses (v), (w), (x), (y) or (z) above, the Class A Holders alleged to have committed such breach (the "Breaching Holders") shall deliver a notice

    (I) except with respect to a breach of the type described in clause (y) above, in accordance with clauses (ii)(x) or (iii)(x) below, in which case no conversion of the Class A Stock shall take place unless such breach fails to be cured within the time provided for cure in such clause (ii) or
  (iii), as the case may be;

    (II) in accordance with clauses (ii)(y), (iii)(y) or (iv) below, in which case no conversion of the Class A Stock shall take place until there is issued a final nonappealable decision or order of a court of competent jurisdiction finding that such breach has occurred and, if applicable, was not cured within the time provided for cure in clauses (ii) or (iii) below, as the case may be; or

    (III) admitting that such a breach has occurred, and (if applicable) cannot be cured within the time periods provided for cure in clauses (ii) or (iii) below, in which case

      (A) each outstanding share of Series 3 FON Stock and Series 3 PCS Stock, as the case may be, shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 FON Stock and Series 1 PCS Stock, respectively, and

      (B) all (i) outstanding shares of Old Class A Common Stock shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group, respectively, represented by such shares of Old Class A Common Stock, and (ii) outstanding shares of Class A Common Stock--Series DT shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, respectively, represented by such shares of Class A Common Stock--Series DT, upon delivery of such notice; and

provided, further, that if the Breaching Holders fail to perform the actions described in clauses (I) or (II) above within the time periods provided for performing such actions in clauses (ii), (iii) or (iv) below, they shall be deemed to have taken the action described in clause (III) above.

  (ii) For any alleged breach of the type described in clauses (w), (x) or (z) of clause (i) above, the Breaching Holders shall have the right, within five Business Days after the date (for purposes of this clause (ii), the "Breach Notice Date") that notice of such breach is delivered to each Breaching Holder by this Corporation, to deliver to this Corporation a notice either:

    (x) committing to effect a cure as soon as practical, in which case the Breaching Holders shall effect such cure as soon as practical, but in no event later than the 20th Business Day from the Breach Notice Date (or, with respect to an alleged breach of clauses (w) or (x), if such cure cannot be effected within such time period due to the anti-fraud rules of the U.S. securities laws, such longer period as is reasonably necessary to cure such breach in a manner consistent with such rules), provided that

      (I) the Breaching Holders shall have no right to cure unless such breach is susceptible to cure;

      (II) such cure period shall continue only for so long as each Breaching Holder shall be undertaking to effect such a cure in a diligent manner;

      (III) with respect to an alleged breach of clause (i)(x) above, this Corporation shall have the right at any time after the end of such 20-day period to purchase such number of shares of Non-Class A Common Stock or Class A Stock, as the case may be, as is necessary to return the Class A Holders to the ownership level permitted by the Standstill Agreement or a Qualified Subsidiary Standstill Agreement, as the case may be, at a price equal to the lower of (A) the Market Price for such shares at the time of such redemption and (B) the price paid by the Breaching Holders for such shares, provided that this Corporation may only exercise such right if a majority of the Continuing Directors shall have first approved, at a meeting at which at least seven Continuing Directors are present, such a purchase of Shares, unless a Fair Price Condition has been satisfied; and

      (IV) withdrawal of the action alleged to have caused such breach shall not, in and of itself, give rise to a presumption that such breach has been cured; or

    (y) disputing that such a breach has occurred, provided that during such time as the most recent decision or order of a court of competent jurisdiction is to the effect that such breach has occurred and was not cured within the time provided for cure in clause (x) of this clause (ii), the rights provided to the Class A Holders under Sections 8.2 (except 8.2(a)(iii) and 8.2(c)), 8.3, 8.4, 8.5 and 8.6 of ARTICLE SIXTH and the right to elect members of the Board of Directors of the holders of the Class A Stock under ARTICLE FIFTH of these Articles of Incorporation shall be suspended and may not be exercised by the Class A Holders.

  (iii) For any alleged breach of the type described in clause (i)(v) above, the Breaching Holders shall have the right, within five Business Days after the date (for purposes of this clause (iii), the "Breach Notice Date") that notice of such breach is delivered to each Breaching Holder by this Corporation, to deliver to this Corporation a notice either:

    (x) committing to effect a cure as soon as practical, in which case the Breaching Holders shall effect such cure as soon as practical, but in no event later than the 20th Business Day from the Breach Notice Date (or, if such cure cannot be effected within such time period due to the anti-fraud rules of the U.S. securities laws, such longer period as is reasonably necessary to cure such breach in a manner consistent with such rules), provided that

      (I) the Breaching Holders shall have no right to cure unless such breach is susceptible to cure;

      (II) such cure period shall continue only for so long as each Breaching Holder shall be undertaking to effect such a cure in a diligent manner; and

      (III) withdrawal of the action alleged to have caused such breach shall not, in and of itself, give rise to a presumption that such breach has been cured; or

    (y) disputing that such a breach has occurred;

provided that, in each case, from the Breach Notice Date until the earlier to occur of the cure of such breach and the issuance of a decision or order of a court of competent jurisdiction finding that such breach has not occurred or was cured within the time provided for cure in clause (x) of this clause
(iii), the rights provided to the Class A Holders under Sections 8.2 (except 8.2(a)(iii) and 8.2(c)), 8.3, 8.4, 8.5 and 8.6 of ARTICLE SIXTH and the right to elect members of the Board of Directors of the holders of the Class A Stock under ARTICLE FIFTH of these Articles of Incorporation shall be suspended and may not be exercised by the Class A Holders; and provided, further, that following such decision or order, such rights shall be suspended during such time as the most recent decision or order of a court of competent jurisdiction is to the effect that such breach has occurred and was not cured within the time provided for cure in clause (x) of this clause (iii).

  (iv) For any alleged breach of the type described in clause (i)(y) above, the Breaching Holders shall have the right, within five Business Days after the date (for purposes of this clause (iv), the "Breach Notice Date") that notice of such breach is delivered to each Breaching Holder by this Corporation, to deliver to this Corporation a notice disputing that such a breach has occurred, provided that from the Breach Notice Date until the issuance of a decision or order of a court of competent jurisdiction finding that such breach has not occurred, the rights provided to the Class A Holders under Sections 8.2 (except 8.2(a)(iii) and 8.2(c)), 8.3, 8.4, 8.5 and 8.6 of ARTICLE SIXTH and the right to elect members of the Board of Directors of the holders of the Class A Stock under ARTICLE FIFTH of these Articles of Incorporation shall be suspended and may not be exercised by the Class A Holders; and provided, further, that following such decision or order, such rights shall be suspended during such time as the most recent decision or order of a court of competent jurisdiction is to the effect that such breach has occurred.

  (v) For purposes of this Section 8.5(b), an alleged breach shall be deemed to have occurred in a "Control Context" if the action or actions alleged to have given rise to such breach were taken in the context of efforts by any Class A Holder or any other Person having the purpose or effect of changing or influencing the control of this Corporation.

  (vi) No conversion pursuant to this Section 8.5(b) shall be considered an acquisition for purposes of Section 8.5(i) of ARTICLE SIXTH.

  (c) Deleted.

  (d) Corporation Joint Venture Termination. Unless the Class A Stock shall have been converted earlier pursuant to this Section 8.5, if there is a Corporation Joint Venture Termination,

    (A) each outstanding share of Series 3 FON Stock and Series 3 PCS Stock, as the case may be, shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 FON Stock and Series 1 PCS Stock, respectively, and

    (B) all (i) outstanding shares of Old Class A Common Stock shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group, respectively, represented by such shares of Old Class A Common Stock, and (ii) outstanding shares of Class A Common Stock--Series DT shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, respectively, represented by such shares of Class A Common Stock--Series DT, on the third anniversary of the date of such Corporation Joint Venture Termination, provided that any such conversion shall not be considered to be an acquisition of Series 1 FON Stock or Series 1 PCS Stock for purposes of
Section 8.5(i) of ARTICLE SIXTH.

  (e) Other Joint Venture Termination. If (i) there is a sale of all the Venture Interests of the Sprint Parties or the FT/DT Parties pursuant to
Section 17.2, 17.3, 17.4, 19.3, 20.6 or 20.11 of the Joint Venture Agreement or (ii) the Joint Venture is otherwise terminated, in each case other than due to (i) an FT/DT Joint Venture Termination or (ii) a Corporation Joint Venture
Termination:

    (x) on the date of such termination, the rights provided to the Class A Holders in Sections 8.2 (except Sections 8.2(c)(i) and 8.2(c)(iii)), 8.3 and 8.4 of ARTICLE SIXTH shall terminate; and

    (y) unless the Class A Stock shall have been converted pursuant to this
  Section 8.5,

      (A) each outstanding share of Series 3 FON Stock and Series 3 PCS Stock, as the case may be, shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 FON Stock and Series 1 PCS Stock, respectively, and

      (B) all (i) outstanding shares of Old Class A Common Stock shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group, respectively, represented by such shares of Old Class A Common Stock, and (ii) outstanding shares of Class A Common Stock--Series DT shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, respectively, represented by such shares of Class A Common Stock--Series DT, on the third anniversary of the date of such termination, provided that any such conversion shall not be considered to be an acquisition of Series 1 FON Stock or Series 1 PCS Stock for purposes of Section 8.5(i) of ARTICLE SIXTH.

  (f) Change of Control. If there is a Change of Control within the meaning of clause(a) of the definition of Change of Control, (i) the rights provided to the Class A Holders in ARTICLE FIFTH of these Articles of Incorporation, and Sections 8.2 (except Sections 8.2(b), 8.2(c)(iii) (as to rights provided under
Section 8.2(b))
and 8.2(c)(iv) (as to rights provided under Section 8.2(b)), 8.3 and 8.4 of ARTICLE SIXTH shall terminate upon the consummation of the transactions contemplated thereby, provided that, prior to such consummation, this Corporation shall engage in good faith negotiations with any potential acquiror of Control to provide the Class A Holders with rights equivalent to those provided in ARTICLE FIFTH of these Articles of Incorporation and (ii) all, but not less than all, of the Class A Holders shall have the right (but not the obligation) to deliver to this Corporation a written notice upon which delivery

    (A) each outstanding share of Series 3 FON Stock and Series 3 PCS Stock, as the case may be, shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 FON Stock and Series 1 PCS Stock, respectively, and

    (B) all (i) outstanding shares of Old Class A Common Stock shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group, respectively, represented by such shares of Old Class A Common Stock, and (ii) outstanding shares of Class A Common Stock--Series DT shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, respectively, represented by such shares of Class A Common Stock--Series DT.

Any such conversion of Class A Stock pursuant to this clause (f) shall not be considered to be an acquisition of Series 1 FON Stock or Series 1 PCS Stock for purposes of Section 8.5(i) of ARTICLE SIXTH.

  (g) Unequal Ownership. (i) If (A) the ratio of the aggregate Percentage Ownership Interest of the overall Voting Power of the Corporation of one of FT or DT (and its Qualified Subsidiaries) to the aggregate Percentage Ownership Interest of the overall Voting Power of the Corporation of the other of FT or DT (and its Qualified Subsidiaries) is greater than 3 to 2, (B) the ratio of the aggregate Percentage Ownership Interest of the Class A FON Shares of one of FT or DT (and its Qualified Subsidiaries) to the aggregate Percentage Ownership Interest of the other of FT or DT (and its Qualified Subsidiaries) is greater than 4 to 1; or (C) the ratio of the aggregate Percentage Ownership Interest of the Class A PCS Shares of one of FT or DT (and its Qualified Subsidiaries) to the aggregate Percentage Ownership Interest of the other of FT or DT (and its Qualified Subsidiaries) is greater than 4 to 1, for 60 consecutive days following a notice of such event delivered by this Corporation to each of FT and DT, then

    (A) each outstanding share of Series 3 FON Stock and Series 3 PCS Stock, as the case may be, shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 FON Stock and Series 1 PCS Stock, respectively, and

    (B) all (i) outstanding shares of Old Class A Common Stock shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group, respectively, represented by such shares of Old Class A Common Stock, and (ii) outstanding shares of Class A Common Stock--Series DT shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, respectively, represented by such shares of Class A Common Stock--Series DT;

provided that any such conversion shall not be considered to be an acquisition of Series 1 FON Stock or Series 1 PCS Stock, respectively, for purposes of
Section 8.5 (i) of ARTICLE SIXTH.

    (ii) For purposes of calculating the ratios in this Section 8.5(g), FT and DT shall be deemed to own shares of Class A Stock owned by a Qualified Subsidiary as follows:

      (x) if only one of FT or DT owns, directly or indirectly, Votes in such Qualified Subsidiary, FT or DT, as the case may be, shall be deemed to own all of the shares of Class A Stock owned by such Qualified Subsidiary; and

      (y) if both FT and DT own, directly or indirectly, Votes in such Qualified Subsidiary, each of FT and DT shall be deemed to own its respective Applicable Percentage of the shares of Class A Stock owned by such Qualified Subsidiary. As used herein, the "Applicable Percentage" means the percentage of the equity interests of such Qualified Subsidiary owned, directly or indirectly, by FT or DT, as the case may be.

  (h) Unauthorized Transfers. Unless approved by this Corporation, upon any Transfer of shares of Class A Stock (other than a Transfer to a Qualified Subsidiary, a Qualified Stock Purchaser or to FT or DT, in each case which Transfer is effected in accordance with the provisions of Article II of the Stockholders' Agreement),

    (A) each share of Series 3 FON Stock and Series 3 PCS Stock, as the case may be, so Transferred shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 FON Stock and Series 1 PCS Stock, respectively, and

    (B) (i) each share of Old Class A Common Stock so Transferred shall automatically convert (without the payment of any consideration) into (x) a number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock equal to the product of (I) the number of such shares of Old Class A Common Stock so Transferred and (II) a fraction the numerator of which is the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and the denominator of which is the aggregate number of shares of Old Class A Common Stock outstanding immediately prior to such Transfer and (y) a number of duly issued, fully paid and nonassessable shares of Series 1 PCS Stock equal to the product of (I) the number of such shares of Old Class A Common Stock so Transferred and (II) a fraction the numerator of which is the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group and the denominator of which is the aggregate number of shares of Old Class A Common Stock outstanding immediately prior to such Transfer; and

    (ii) each share of Class A Common Stock--Series DT so Transferred shall automatically convert (without the payment of any consideration) into (x) a number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock equal to the product of (I) the number of such shares of Class A Common Stock--Series DT so Transferred and (II) a fraction the numerator of which is the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group and the denominator of which is the aggregate number of shares of Class A Common Stock--Series DT outstanding immediately prior to such Transfer and (y) a number of duly issued, fully paid and nonassessable shares of Series 1 PCS Stock equal to the product of
  (I) the number of such shares of Class A Common Stock--Series DT so Transferred and (II) a fraction the numerator of which is the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group and the denominator of which is the aggregate number of shares of Class A Common Stock--Series DT outstanding immediately prior to such Transfer;

as of the date of such Transfer, provided that no conversion of Class A Stock pursuant to this Section 8.5(h) shall be considered to be an acquisition of Series 1 FON Stock or Series 1 PCS Stock for purposes of Section 8.5(i) of ARTICLE SIXTH.

  (i) Conversion into Class A Stock. Until the conversion of all of the shares of Class A Stock pursuant to this Section 8.5, (x) each share of Series 1 FON Stock or Series 2 FON Stock, as the case may be, acquired by a Class A Holder shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 3 FON Stock at the date of such acquisition and (y) each share of Series 1 PCS Stock or Series 2 PCS Stock, as the case may be, acquired by a Class A Holder shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 3 PCS Stock at the date of such acquisition.

  (j) Notice of Conversion; Exchange of Stock Certificates; Effect of Conversion of all Class A Stock, etc. (i) Immediately upon the conversion of shares of Series 3 FON Stock, Series 3 PCS Stock and Class A Common Stock into shares of Series 1 FON Stock, Series 1 PCS Stock and, as applicable, shares of both Series 1 FON Stock and Series 1 PCS Stock, respectively, or upon the conversion of shares of Series 1 FON Stock and Series 2 FON Stock or Series 2 PCS Stock and Series 1 PCS Stock into shares of Series 3 FON Stock or Series 3 PCS Stock, respectively, and in each case pursuant to this Section 8.5 (the shares of Class A Common Stock, Series 3 FON Stock, Series 3 PCS Stock, Series 1 FON Stock, Series 2 FON Stock, Series 2 PCS Stock or Series 1 PCS Stock so converted hereinafter referred to as the "Converted Shares"), the rights of the holders of such Converted Shares, as such, shall cease and the holders thereof shall be treated for all purposes as having become the record owners of the shares of Series 1 FON Stock, Series 3 FON Stock, Series 1 PCS Stock or Series 3 PCS Stock, as the case may be, issuable upon such conversion (the "New Shares"), provided that such Persons shall be entitled to receive when paid any dividends declared on the Converted Shares as of a record date preceding the time the Converted Shares were converted (the "Conversion Time") and unpaid as of the Conversion Time, if such Persons were the record holders of the Converted Shares on such record date. If the stock transfer books of this Corporation shall be closed at the Conversion Time, such Person or Persons shall be deemed to have become such holder or holders of record of the New Shares at the opening of business on the next succeeding day on which such stock transfer books are open.

  (ii) As promptly as practicable after the Conversion Time, upon the delivery to this Corporation of the certificates formerly representing Converted Shares, this Corporation shall deliver or cause to be delivered, to or upon the written order of the record holder of such certificates, a certificate or certificates representing the number of duly issued, fully paid and nonassessable New Shares into which the Converted Shares formerly represented by such certificates have been converted in accordance with the provisions of this Section 8.5.

  (iii) This Corporation shall pay all United States federal, state or local documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of New Shares upon the conversion of Converted Shares pursuant to this Section 8.5, provided that this Corporation shall not be required to pay any tax which may be payable in respect of any registration of Transfer involved in the issue or delivery of New Shares in a name other than that of the registered holder of shares converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to this Corporation the amount of any such tax or has established, to the satisfaction of this Corporation, that such tax has been paid.

  (iv) This Corporation shall at all times reserve and keep available, out of the aggregate of its authorized but unissued Series 3 FON Stock, Series 3 PCS Stock, Series 1 PCS Stock and Series 1 FON Stock and its issued Series 1 FON Stock or Series 1 PCS Stock held in its treasury, for the purpose of effecting the conversion of the Series 3 FON Stock, Series 1 FON Stock, Series 2 FON Stock, Series 3 PCS Stock, Series 2 PCS Stock, Series 1 PCS Stock and Class A Common Stock contemplated hereby, the full number of shares of Series 1 FON Stock or Series 1 PCS Stock then deliverable upon the conversion of all outstanding shares of Series 3 FON Stock, Series 3 PCS Stock and Class A Common Stock, and the full number of shares of Series 3 FON Stock and Series 3 PCS Stock that would be deliverable upon conversion of all of the shares of Series 1 FON Stock, Series 1 PCS Stock, Series 2 FON Stock and Series 2 PCS Stock the Class A Holders are permitted to acquire hereunder and under the Investment Agreement, the FT/DT Restructuring Agreement, the Stockholders' Agreement and the Standstill Agreement.

  (v) Following conversion of all outstanding shares of Class A Stock into shares of Series 1 FON Stock or Series 1 PCS Stock, as the case may be, pursuant to this Section 8.5, this Corporation shall not, directly or indirectly, issue, or sell from the treasury, any shares of Class A Stock.

  (k) Class A Stock Held by Qualified Stock Purchasers. (i) If any Qualified Stock Purchaser shall become a Major Competitor of this Corporation or of the Joint Venture, on the date the writing referred to in the definition of Major Competitor in this ARTICLE SIXTH is delivered to each Class A Holder, each share of Series 3 FON Stock and Series 3 PCS Stock, as the case may be, owned by a Qualified Stock Purchaser shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 FON Stock and Series 1 PCS Stock, respectively.

  (ii) (A) Each outstanding share of Series 3 FON Stock and Series 3 PCS Stock, as the case may be, owned by a Qualified Stock Purchaser shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 FON Stock and Series 1 PCS Stock, respectively, if:

    (v) such Qualified Stock Purchaser breaches in any material respect its obligations under Section 2.4 of the Stockholders' Agreement;

    (w) such Qualified Stock Purchaser breaches in any material respect its obligations under Article II (other than Section 2.4) of the Stockholders' Agreement;

    (x) such Qualified Stock Purchaser breaches any of the provisions of
  Article 2 of the Qualified Stock Purchaser Standstill Agreement;

    (y) such Qualified Stock Purchaser breaches any of the provisions of
  Section 3.1 or 3.2 of the Qualified Stock Purchaser Standstill Agreement in a Control Context, or such Qualified Stock Purchaser otherwise breaches Sections 3.1(a)(ii), (iii) or (iv) or Section 3.1(g) of the Qualified Stock Purchaser Standstill Agreement; or

    (z) such Qualified Stock Purchaser breaches any of the provisions of Sections 3.1 (except Section 3.1(a)(ii), (iii) or (iv), or Section 3.1(g)) or 3.2 of the Qualified Stock Purchaser Standstill Agreement, in each case other than in a Control Context;

provided, that such Qualified Stock Purchaser shall deliver a notice

    (I) except with respect to a breach of the type described in clause (y) above, in accordance with clauses (iii)(x) or (iv)(x) below, in which case no conversion of the Class A Stock owned by such Qualified Stock Purchaser shall take place unless such breach fails to be cured within the time provided for cure in such clause (iii) or (iv), as the case may be;

    (II) in accordance with clauses (iii)(y), (iv)(y) or (v) below, in which case no conversion of the Class A Stock owned by such Qualified Stock Purchaser shall take place until there is issued a final nonappealable decision or order of a court of competent jurisdiction finding that such breach has occurred and, if applicable, was not cured within the time provided for cure in clauses (iii) or (iv) below, as the case may be; or

    (III) admitting that such a breach has occurred, and (if applicable) cannot be cured within the time periods provided for cure in clauses (iii) or (iv) below, in which case each outstanding share of Series 3 FON Stock and Series 3 PCS Stock, as the case may be, owned by such Qualified Stock Purchaser shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 FON Stock and Series 1 PCS Stock, respectively upon delivery of such notice; and

provided, further, that if such Qualified Stock Purchaser fails to perform the actions described in clauses (I) or (II) above within the time periods provided for performing such actions in clauses (iii), (iv) or (v) below, it shall be deemed to have taken the action described in clause (III) above.

  (iii) For any alleged breach of the type described in clauses (w), (x) or
(z) of clause (ii) above, such Qualified Stock Purchaser shall have the right, within five Business Days after the date (for purposes of this clause (iii), the "Breach Notice Date") that notice of such breach is delivered to such Qualified Stock Purchaser by this Corporation, to deliver to this Corporation a notice either:

    (x) committing to effect a cure as soon as practical, in which case such Qualified Stock Purchaser shall effect such cure as soon as practical, but in no event later than the 20th Business Day from the Breach Notice Date (or, with respect to an alleged breach of clauses (w) or (x), if such cure cannot be effected within such time period due to the anti-fraud rules of the U.S. securities laws, such longer period as is reasonably necessary to cure such breach in a manner consistent with such rules), provided that

      (I) such Qualified Stock Purchaser shall have no right to cure unless such breach is susceptible to cure;

      (II) such cure period shall continue only for so long as such Qualified Stock Purchaser shall be undertaking to effect such a cure in a diligent manner;

      (III) with respect to an alleged breach of clause (ii)(x) above, this Corporation shall have the right at any time after the end of such 20-day period to purchase such number of shares of Class A Stock as is necessary to return such Qualified Stock Purchaser to the ownership level permitted by the Qualified Stock Purchaser Standstill Agreement, at a price equal to the lower of (A) the Market Price for such Shares at the time of such redemption and (B) the price paid by such Qualified Stock Purchaser for such Shares, provided that this Corporation may only exercise such right if a majority of the Continuing Directors shall have first approved, at a meeting at which at least seven Continuing Directors are present, such a purchase of Shares, unless a Fair Price Condition has been satisfied; and

      (IV) withdrawal of the action alleged to have caused such breach shall not, in and of itself, give rise to a presumption that such breach has been cured; or

    (y) disputing that such a breach has occurred, provided that during such time as the most recent decision or order of a court of competent jurisdiction is to the effect that such breach has occurred and was not cured within the time provided for cure in clause (x) of this clause (iii), the rights provided to such Qualified Stock Purchaser under Sections 8.2 (except 8.2(a)(iii) and 8.2(c)), 8.3, 8.4, 8.5 and 8.6 of ARTICLE SIXTH and the right of such Qualified Stock Purchaser to elect members of the Board of Directors as a holder of the Class A Stock under ARTICLE FIFTH of these Articles of Incorporation shall be suspended and may not be exercised by such Qualified Stock Purchaser.

  (iv) For any alleged breach of the type described in clause (ii)(v) above, such Qualified Stock Purchaser shall have the right, within five Business Days after the date (for purposes of this clause (iv), the "Breach Notice Date") that notice of such breach is delivered to such Qualified Stock Purchaser by this Corporation, to deliver to this Corporation a notice either:

    (x) committing to effect a cure as soon as practical, in which case such Qualified Stock Purchaser shall effect such cure as soon as practical, but in no event later than the 20th Business Day from the Breach Notice Date (or, if such cure cannot be effected within such time period due to the anti-fraud rules of the U.S. securities laws, such longer period as is reasonably necessary to cure such breach in a manner consistent with such rules), provided that

      (I) such Qualified Stock Purchaser shall have no right to cure unless such breach is susceptible to cure;

      (II) such cure period shall continue only for so long as such Qualified Stock Purchaser shall be undertaking to effect such a cure in a diligent manner; and

      (III) withdrawal of the action alleged to have caused such breach shall not, in and of itself, give rise to a presumption that such breach has been cured; or

    (y) disputing that such a breach has occurred;

provided that, in each case, from the Breach Notice Date until the earlier to occur of the cure of such breach and the issuance of a decision or order of a court of competent jurisdiction finding that such breach has not occurred or was cured within the time provided for cure in clause (x) of this clause (iv), the rights provided to such Qualified Stock Purchaser under Sections 8.2 (except 8.2(a)(iii) and 8.2(c)), 8.3, 8.4, 8.5 and 8.6 of ARTICLE SIXTH and the right of such Qualified Stock Purchaser to elect members of the Board of Directors as a holder of the Class A Stock under ARTICLE FIFTH of these Articles of Incorporation shall be suspended and may not be exercised by such Qualified Stock Purchaser; and provided, further, that following such decision or order, such rights shall be suspended during such time as the most recent decision or order of a court of competent jurisdiction is to the effect that such breach has occurred and was not cured within the time provided for cure in clause (x) of this clause (iv).

  (v) For any alleged breach of the type described in clause (ii)(y) above, such Qualified Stock Purchaser shall have the right, within five Business Days after the date (for purposes of this clause (v), the "Breach Notice Date") that notice of such breach is delivered to such Qualified Stock Purchaser by this Corporation, to deliver to this Corporation a notice disputing that such a breach has occurred, provided that from the Breach Notice Date until the issuance of a decision or order of a court of competent jurisdiction finding that such breach has not occurred, the rights provided to such Qualified Stock Purchaser under Sections 8.2 (except 8.2(a)(iii) and 8.2(c)), 8.3, 8.4, 8.5 and 8.6 of ARTICLE SIXTH and the right of such Qualified Stock Purchaser to elect members of the Board of Directors as a holder of the Class A Stock under ARTICLE FIFTH of these Articles of Incorporation shall be suspended and may not be exercised by such Qualified Stock Purchaser and provided, further, that following such decision or order, such rights shall be suspended during such time as the most recent decision or order of a court of competent jurisdiction is to the effect that such breach has occurred.

  (vi) For purposes of this Section 8.5(k), an alleged breach shall be deemed to have occurred in a Control Context if the action or actions alleged to have given rise to such breach were taken in the context of efforts by such Qualified Stock Purchaser or any other Person having the purpose or effect of changing or influencing the control of this Corporation.

  (vii) No conversion pursuant to this Section 8.5(k) shall be considered an acquisition for purposes of Section 8.5(i) of ARTICLE SIXTH.

  (l) Effect of Conversion. Upon the conversion of all of the shares of Class A Stock pursuant to this Section 8.5,
    (A) each share of Series 3 FON Stock and Series 3 PCS Stock, as the case may be, issued by this Corporation pursuant to the Investment Agreement, the FT/DT Restructuring Agreement, the Stockholders' Agreement or these Articles of Incorporation shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 FON Stock and Series 1 PCS Stock, respectively, and

    (B) all (i) outstanding shares of Old Class A Common Stock shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group, respectively, represented by such shares of Old Class A Common Stock, and (ii) outstanding shares of Class A Common Stock--Series DT shall automatically convert (without the payment of any consideration) into the number of duly issued, fully paid and nonassessable shares of Series 1 FON Stock and Series 1 PCS Stock equal to the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, respectively, represented by such shares of Class A Common Stock--Series DT provided that such conversion shall not be considered an acquisition of Series 1 FON Stock or Series 1 PCS Stock, as the case may be, for purposes of
Section 8.5(i) of ARTICLE SIXTH.

  (m) Exclusionary Tender Offer. If the Board of Directors shall determine not to oppose a tender offer by a Person other than FT, DT or any of their respective Affiliates for Voting Securities of this Corporation representing not less than 35 percent of the Voting Power of this Corporation, and the terms of such tender offer do not permit the Class A Holders to sell an equal or greater percentage of:

    (i) if the tender offer involves only Series 1 FON Stock, Series 3 FON Stock (and Class A Common Stock to the extent it represents Shares Issuable With Respect To The Class A Equity Interest In The FON Group) as the holders of Series 1 FON Stock are permitted to sell taking into account any proration,

    (ii) if the tender offer involves only Series 1 PCS Stock, Series 3 PCS Stock (and Class A Common Stock to the extent it represents Shares Issuable With Respect To The Class A Equity Interest In The PCS Group) as the holders of Series 1 PCS Stock are permitted to sell taking into account any proration, or

    (iii) if the tender offer involves both Series 1 FON Stock and Series 1 PCS Stock, Series 3 FON Stock and Series 3 PCS Stock (and Class A Common Stock to the extent it represents Shares Issuable With Respect To The Class A Equity Interest In The FON Group or Shares Issuable With Respect To The Class A Equity Interest In the PCS Group) as the holders of Series 1 FON Stock and Series 1 PCS Stock, respectively, are permitted to sell taking into account any proration, then all, but not less than all, of the Class A Holders shall have the right (but not the obligation) to deliver to this Corporation a written notice requesting conversion of certain shares of Series 3 FON Stock or Series 3 PCS Stock (including shares of Series 3 FON Stock or Series 3 PCS Stock issuable pursuant to ARTICLE SIXTH, Sections 1.2(c) and 1.2(d)) designated by the Class A Holders into Series 1 FON Stock or Series 1 PCS Stock, respectively, upon which delivery each share of Series 3 FON Stock or Series 3 PCS Stock so designated in such notice shall automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 FON Stock or Series 1 PCS Stock, respectively, provided that (i) conversion pursuant to this clause (m) shall not be considered to be an acquisition of Series 1 FON Stock or Series 1 PCS Stock for purposes of
Section 8.5(i) of ARTICLE SIXTH, (ii) unless the Series 3 FON Stock or Series 3 PCS Stock shall have otherwise been converted into Series 1 FON Stock or Series 1 PCS Stock, respectively, pursuant to Section 8.5 of ARTICLE SIXTH upon or prior to the consummation or abandonment of the transaction contemplated by such tender offer, immediately following the consummation of such transaction or the delivery by this Corporation to each Class A Holder of a notice that such transaction has been abandoned, each share of Series 1 FON Stock or Series 1 PCS Stock held by a Class A Holder shall automatically reconvert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 3 FON Stock or Series 3 PCS Stock, respectively; and (iii) only those shares of Series 3 FON Stock or Series 3 PCS Stock related to shares of Series 1 FON Stock or Series 1 PCS Stock, respectively, that were not so reconverted shall be deemed for any purpose under these Articles of Incorporation, the Stockholders' Agreement, the Investment Agreement, the FT/DT Restructuring Agreement, the Standstill Agreement, the Registration Rights Agreement, or any agreement or document related thereto to have been converted into Series 1 FON Stock or Series 1 PCS Stock, respectively, pursuant to this Section 8.5(m) and the Series 3 FON Stock or Series 3 PCS Stock so reconverted shall be deemed to have been at all times outstanding shares of Series 3 FON Stock or Series 3 PCS Stock, respectively.

  8.6. Change of Control Procedures. As long as shares of Class A Stock are outstanding, but subject to Sections 8.5(a), (b), (f) and (k) of ARTICLE SIXTH, if this Corporation, directly or indirectly, (a) determines to sell all or substantially all of the assets of this Corporation, (b) determines not to oppose a third-party tender, exchange or other purchase offer for Voting Securities with a number of Votes in excess of 35 percent of the Voting Power of this Corporation, (c) determines to effect a merger or other business combination involving this Corporation that would result in a Person (other than any Class A Holder) holding Voting Securities of the resulting entity representing 35 percent or more of the Voting Power of such entity or (d) otherwise determines to sell Control of this Corporation, this Corporation shall conduct such transaction in accordance with reasonable procedures to be determined by the Board of Directors, and permit FT and DT to participate in that process on a basis no less favorable than that granted any other participant.

  8.7. Class Voting. Except as otherwise provided by law, in Section 2(a) of ARTICLE FIFTH or in the Class A Provisions, the Class A Holders shall not have, nor be entitled to, a class vote with respect to any matter to be voted on by the stockholders of this Corporation.

  8.8. Amendment of Class A Provisions and ARTICLE FIFTH. The Class A Provisions and Section 2(a)(iii) of ARTICLE FIFTH of these Articles of Incorporation may be amended in any manner which would not materially alter or change the powers, preferences or rights of the holders of shares of Non-Class A Common Stock or Preferred Stock so as to affect such powers, preferences or rights adversely, by the Board of Directors of this Corporation with the affirmative vote of only the holders of at least two-thirds of the votes represented by the outstanding shares of Class A Stock, voting together as a single class, and without the affirmative vote of the holders of shares of the Non-Class A Common Stock or the Preferred Stock. Upon the retirement of shares of Class A Common Stock, (i) such shares shall not resume the status of authorized and unissued shares of that class, (ii) such shares shall not be reissued, and (iii) upon the execution, acknowledgment and filing of a certificate in accordance with Kan. Stat. Ann.
(S) 17-6003 and (S) 17-6603 (or any successor provisions) stating that the reissuance of such shares is prohibited, identifying the shares and reciting their retirement, then the filing of such certificate shall have the effect of amending these Articles of Incorporation so as to reduce accordingly the number of authorized shares of Class A Common Stock or if such retired shares constitute all of the authorized shares of such class, then the filing of such certificate shall have the effect of amending these Articles of Incorporation automatically so as to eliminate all references to such class of stock therefrom.

  Section 9. Application of the Provisions of ARTICLE SIXTH

  9.1. Certain Determinations of the Board of Directors. In addition to the determinations regarding Preferred Stock to be made by the Board of Directors as provided by Section 13.6, the Board of Directors shall make such determinations (i) with respect to the assets and liabilities to be attributed to the Business Groups (in accordance with the definitions of "PCS Group" and "Sprint FON Group" set forth in ARTICLE SIXTH, Section 10), (ii) with respect to the application of the provisions of this ARTICLE SIXTH to transactions to be engaged in by the Corporation and (iii) as may be or become necessary or appropriate to the exercise of the powers, preferences and relative, participating, optional and other special rights of the classes or series of Corporation Common Stock, including, without limiting the foregoing, the determinations referred to in the following paragraphs (A), (B), (C) and (D) of this Section 9.1. A record of any such determination shall be filed with the Secretary of the Corporation to be kept with the records of the actions of the Board of Directors.

  (A) Upon any acquisition by the Corporation or its subsidiaries of any assets or business, or any assumption of liabilities, outside of the ordinary course of business of the Sprint FON Group or the PCS Group, as the case may be, the Board of Directors shall determine whether such assets, business and liabilities (or an interest therein) shall be for the benefit of the Sprint FON Group or the PCS Group or that an interest therein shall be partly for the benefit of the Sprint FON Group and partly for the benefit of the PCS Group and, accordingly, shall be attributed to the Sprint FON Group or the PCS Group, or partly to each, in accordance with the definitions of "PCS Group," "Sprint FON Group," and "Number Of Shares Issuable With Respect To The FON Group Intergroup Interest" set forth in Section 10 of ARTICLE SIXTH.

  (B) Upon any issuance of any shares of PCS Stock at a time when the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest is more than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of PCS Stock so issued should reduce the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest and the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest shall be adjusted accordingly.

  (C) Upon any issuance by the Corporation or any subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock, if at the time such Convertible Securities are issued the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest is greater than zero, the Board of Directors shall determine whether, upon conversion, exchange or exercise thereof, the issuance of shares of PCS Stock pursuant thereto shall, in whole or in part, reduce the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest, taking into consideration the use of the proceeds of such issuance of Convertible Securities in the business of the Sprint FON Group or the PCS Group and any other relevant factors.

  (D) Upon any redemption or repurchase by the Corporation or any subsidiary thereof of shares of any Preferred Stock of any class or series or of other securities or debt obligations of the Corporation, if some of such shares, other securities or debt obligations were attributed to the Sprint FON Group and some of such shares, other securities or debt obligations were attributed to the PCS Group, the Board of Directors shall determine which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the Sprint FON Group and which, if any, of such shares, other securities or debt obligations shall be attributed to the PCS Group and, accordingly, how many of the shares of such series of Preferred Stock or of such other securities, or how much of such debt obligations, that remain outstanding, if any, continue to be attributed to the Sprint FON Group or to the PCS Group.

  9.2. Sources of Dividends and Distributions; Uses of Proceeds of Share Issuances. Notwithstanding the attribution of properties or assets of the Corporation to the Sprint FON Group or the PCS Group as provided in the definitions of such terms in Section 10 of ARTICLE SIXTH, the Board of Directors (i) may cause dividends or distributions or other payments to the holders of any class of Corporation Common Stock or any class or series of Preferred Stock to be made out of the properties or assets attributed to any Business Group, subject, however, to any contrary term of any series of Preferred Stock fixed in accordance with Section 13 of ARTICLE SIXTH, and (ii) may cause the proceeds of issuance of any shares of Non-Class A Stock or Class A Stock or any class or series of Preferred Stock, to whichever Business Group attributed in accordance with Section 13 of ARTICLE SIXTH, to be used in the business of, and to be attributed to, either the Sprint FON Group or the PCS Group in accordance with the definitions of "PCS Group," "Sprint FON Group," and "Number Of Shares Issuable With Respect To The FON Group Intergroup Interest" in Section 10 of ARTICLE SIXTH.

  9.3. Certain Determinations Not Required. Notwithstanding the foregoing provisions of this Section 9, the provisions of Section 10 of ARTICLE SIXTH or any other provision of this ARTICLE SIXTH, at any time when there are not outstanding both (i) one or more shares of FON Stock (or Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or Convertible Securities convertible into or exchangeable or exercisable for FON Stock and
(ii) one or more shares of PCS Stock (or Shares Issuable With Respect To The Class A Equity Interest In The PCS Group) or Convertible Securities convertible into or exchangeable or exercisable for PCS Stock, the Board of Directors need not (A) attribute any of the assets or liabilities of the Corporation or any of its subsidiaries to the Sprint FON Group or the PCS Group, (B) make any determination required in connection therewith, or (C) make any of the determinations otherwise required by this ARTICLE SIXTH, and in such circumstances the holders of the shares of FON Stock or PCS Stock outstanding, as the case may be, shall (unless otherwise specifically provided by the Articles of Incorporation of the Corporation) be entitled to all the voting powers, preferences, optional or other special rights of such classes of Corporation Common Stock without differentiation between the FON Stock and the PCS Stock and any provision of this ARTICLE SIXTH to the contrary shall no longer be in effect or operative and the Board of Directors may cause the Articles of Incorporation of the Corporation to be amended as permitted by law to delete such provisions as are no longer operative or of further effect.

  9.4. Emergency Use of Business Group Assets. Notwithstanding the foregoing provisions of this Section 9 or any other provision of ARTICLE SIXTH, the Board of Directors may transfer assets or properties from one Business Group to another on such other basis as the Board of Directors shall determine, consistent with its fiduciary duties to the Corporation and the holders of all classes and series of the Corporation's common stock, provided that the Board of Directors determines (i) that such transfer on such basis should be made to prevent or mitigate material adverse consequences that would fundamentally affect the transferee Business Group, (ii) that the benefit of such transfer on such basis to the transferee Business Group is to materially exceed any adverse effect of such transfer to the transferor Business Group, and (iii) that such transfer on such basis is in the best interest of the Corporation as a whole after giving fair consideration to the potentially divergent interests of the holders of the separate classes of Corporation Common Stock.

  9.5. Board Determinations Binding. Subject to applicable law, any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Section 9 or otherwise in furtherance of the application of this ARTICLE SIXTH shall be final and binding on all stockholders.

  Section 10. Definitions. For purposes of ARTICLE FIFTH and ARTICLE SIXTH of these Articles of Incorporation, the following terms have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. As used in this Section 10, a "contribution" or "transfer" of assets or properties from one Business Group to another refers to the reattribution of such assets or properties from the contributing or transferring Business Group to the other Business Group and correlative phrases have correlative meanings.

  "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person, provided that (a) no JV Entity shall be deemed an Affiliate of any Class A Holder or this Corporation unless (i) FT, DT and Atlas own a majority of the Voting Power of such JV Entity and this Corporation does not have the Tie-Breaking Vote (as defined in Section 18.1 of the Joint Venture Agreement), or (ii) FT, DT or Atlas has the Tie-Breaking Vote; (b) FT, DT and this Corporation shall not be deemed Affiliates of each other; (c) Atlas shall be deemed an Affiliate of FT and DT; and (d) the term "Affiliate" shall not include any Governmental Authority of France or Germany or any other Person Controlled, directly or indirectly, by any such Governmental Authority except in each case for FT, DT, Atlas and any other Person directly, or indirectly through one or more intermediaries, Controlled by FT, DT or Atlas.

  "Alien" means "aliens," "their representatives," "a foreign government or representatives thereof" or "any corporation organized under the laws of a foreign country" as such terms are used in Section 310(b)(4) of the Communications Act of 1934, as amended, or as hereafter may be amended, or any successor provision of law.

  "Applicable Law" has the meaning set forth in the Stockholders' Agreement.

  "Associate" has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, provided that when used to indicate a relationship with FT or DT or their respective Subsidiaries or Affiliates, the term "Associate" means (a) in the case of FT, any Person occupying any of the positions listed on Schedule A to the Stockholders' Agreement and (b) in the case of DT, any Person occupying any of the positions listed on Schedule B to the Stockholders' Agreement, provided, further, that, in each case, no Person occupying any such position described in clause (a) or (b) hereof shall be deemed an "Associate" of FT or DT, as the case may be, unless the Persons occupying all such positions described in clauses (a) and (b) hereof Beneficially Own, in the aggregate, more than 0.2% of the Voting Power of the Corporation.

  "Atlas" means the company formed as a societe anonyme under the laws of Belgium pursuant to the Joint Venture Agreement, dated as of December 15, 1994, between FT and DT, as amended.

  "Average Trading Price" of a share of any class or series of capital stock of the Corporation on any day means the average Closing Price of such capital stock determined over the 20 Trading Days immediately preceding the date of such determination; provided that for purposes of this definition only, in determining the "Closing Price" of a share of any class or series of capital stock for such 20 Trading Day period, (i) the "Closing Price" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this definition) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Closing Price" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock, shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

  "Beneficial Owner" (including, with its correlative meanings, "Beneficially Own" and "Beneficial Ownership"), with respect to any securities, means any Person which:

    (a) has, or any of whose Affiliates or Associates has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or only after the passage of time) such securities pursuant to any agreement, arrangement or understanding (whether or not in writing), including, without limitation, pursuant to the FT/DT Restructuring Agreement and the Stockholders' Agreement, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

    (b) has, or any of whose Affiliates or Associates has, directly or indirectly, the right to vote or dispose of (whether such right is exercisable immediately or only after the passage of time) or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Exchange Act but including all such securities which a Person has the right to acquire beneficial ownership of whether or not such right is exercisable within the 60-day period specified therein) such securities, including pursuant to any agreement, arrangement or understanding (whether or not in writing); or

    (c) has, or any of whose Affiliates or Associates has, any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of any securities which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate thereof), provided that (i) Class A Stock, Non-Class A Common Stock and Preferred Stock held by one of FT or DT or its Affiliates or Associates shall not also be deemed to be Beneficially Owned by the other of FT or DT or its Affiliates or Associates, (ii) FON Stock and PCS Stock shall not be deemed to be Beneficially Owned by FT, DT or their Affiliates or Associates by virtue of the top up rights and standby commitments granted under the Purchase Rights Agreement (as defined in the FT/DT Restructuring Agreement) except to the extent that FT, DT or their Affiliates or Associates have (A) acquired shares of FON Stock or PCS Stock pursuant to the Purchase Rights Agreement, or (B) become irrevocably committed to acquire, and the Cable Holders have become irrevocably committed to sell, shares of FON Stock or PCS Stock pursuant to the Purchase Rights Agreement (with such Beneficial Ownership being determined on a full-voting basis), subject only to customary closing conditions, if any;
(iii) FT, DT and their Affiliates and Associates shall not be deemed to Beneficially Own any incremental Voting Power resulting solely from the increase in Voting Power provided for by the application of ARTICLE SIXTH,
Section 7.5(d) and (iv) prior to the conversion thereof (other than during the 90-day period following the Conversion Trigger Date set forth in ARTICLE SIXTH, Section 7.5(a)), a holder of Series 2 PCS Stock or Series 2 FON Stock shall not be deemed to beneficially own the shares of Series 1 PCS Stock or Series 1 FON Stock issuable upon conversion thereof.

  "Board of Directors" means the board of directors of this Corporation.

  "Business Day" means any day other than a day on which commercial banks in The City of New York, Paris, France, or Frankfurt am Main, Germany, are required or authorized by law to be closed.

  "Business Group" means, as of any date, the Sprint FON Group or the PCS Group, as the case may be.

  "Bylaws" means the Bylaws of this Corporation as amended or supplemented from time to time.

  "Cable Holder" means any of

    (i) Tele-Communications, Inc., a Delaware corporation, Comcast Corporation, a Pennsylvania corporation, or Cox Communications, Inc., a Delaware corporation,

    (ii) any Affiliate of an entity identified in clause (i) of this definition,

    (iii) any successor (by operation of law or otherwise) of an entity identified in clauses (i) or (ii) of this definition so long as such successor remains an Affiliate of an entity identified in clause (i) or
  (ii),

    (iv) any entity controlled by two or more entities identified in clauses
  (i) through (iii) of this definition or this clause (iv) even if such entity is not considered an Affiliate of any individual entity so identified and

    (v) for purposes of ARTICLE SIXTH, Section 7.5(b) only, with respect to any Transfer of shares of Series 2 PCS Stock, the transferee of such shares if (A) at the time of such Transfer, the transferor was a Cable Holder under any of the clauses (i) through (iv) of this definition, (B) after giving effect to such Transfer, the transferee was an Associate of the transferor, (C) immediately prior to such Transfer, the transferee was identified in writing by the transferor as a "Cable Holder" under this clause (v), and (D) the transferor and transferee satisfied the conditions set forth in Section 2.4 of the applicable Cable Holder Standstill Agreements.

  "Cable Holder Standstill Agreements" means the Standstill Agreements, dated as of May 26, 1998, entered into between this Corporation and each of certain Cable Holders, and any Standstill Agreements in the form thereof entered into from time to time between this Corporation and certain transferee Affiliates and Associates of such Cable Holders.

  "Cellular and Wireless Division" means the former Cellular and Wireless Communications Services Division of this Corporation.

  "Change of Control" means a:

    (a) decision by the Board of Directors to sell Control of this Corporation or not to oppose a third party tender offer for Voting Securities of this Corporation representing more than 35% of the Voting Power of this Corporation; or

    (b) change in the identity of a majority of the Directors due to (i) a proxy contest (or the threat to engage in a proxy contest) or the election of Directors by the holders of Preferred Stock; or (ii) any unsolicited tender, exchange or other purchase offer which has not been approved by a majority of the Independent Directors, provided that a Strategic Merger shall not be deemed to be a Change of Control and provided, further, that any transaction between this Corporation and FT and DT or otherwise involving FT and DT and any of their direct or indirect Subsidiaries which are party to a Contract therefor shall not be deemed to be a Change of Control.

  "Class A Action" means action by the holders of a majority of the Votes represented by the Class A Stock taken by a vote at either a regular or special meeting of the stockholders of this Corporation or of the holders of the Class A Stock or by written consent delivered to the Secretary of this Corporation.

  "Class A Common Stock" means the Old Class A Common Stock and the Class A Common Stock--Series DT.

  "Class A Common Stock--Series DT" has the meaning set forth in the "Designation" column in Section 1 of ARTICLE SIXTH.

  "Class A Director" means any Director elected by the Class A Holders pursuant to Sections 2(a) or 4(b) of ARTICLE FIFTH of these Articles of Incorporation or appointed by Class A Directors pursuant to Section 4(b) of ARTICLE FIFTH of these Articles of Incorporation.

  "Class A FON Shares" means, with respect to FT, shares of Series 3 FON Stock and the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group, and, with respect to DT, shares of Series 3 FON Stock and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group.

  "Class A Holders" means (a) the holders of the Class A Stock, and (b) any Qualified Stock Purchaser who has executed with this Corporation a Qualified Stock Purchaser Assumption Agreement (as such term is defined in the Stockholders' Agreement), for so long as such Person holds Class A Stock.

  "Class A PCS Shares" means, with respect to FT, shares of Series 3 PCS Stock and the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group and, with respect to DT, shares of Series 3 PCS Stock and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group.

  "Class A Provisions" means Section 5 (but only with respect to those provisions addressing the Class A Stock), Section 6 (but only with respect to those provisions addressing the Class A Stock), Section 8, Section 9 (but only with respect to those provisions addressing the Class A Stock), Section 10,
Section 11 and Section 12 of ARTICLE SIXTH.

  "Class A--Series DT FON Vote Per Share" means, on any date, a number equal to X/Y, where "X" equals the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group and "Y" equals the aggregate number of outstanding shares of Class A Common Stock--Series DT.

  "Class A--Series DT PCS Interest Fraction," as of any date, means the fraction the numerator of which shall be the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group on such date and the denominator of which shall be the sum of (i) the number of shares of PCS Stock outstanding on such date, (ii) the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest on such date, (iii) the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group on such date and (iv) the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group on such date.

  "Class A--Series DT PCS Vote Per Share" means, on any date, a number equal to (X/Y) x Z, where "X" equals the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, "Y" equals the aggregate number of outstanding shares of Class A Common Stock--Series DT and "Z" equals, in the case of ARTICLE SIXTH, Section 3.2(d), one, and in all other cases, the applicable PCS Per Share Vote on such date.

  "Class A Stock" means the Class A Common Stock, the Series 3 FON Stock and the Series 3 PCS Stock.

  "Closing Price" means, with respect to a security on any day, the last sale price, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on The New York Stock Exchange, Inc. or, if such security is not listed or admitted to trading on such exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the security is listed or admitted to trading or, if the security is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such date such security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the security selected in good faith by the Board of Directors. If the security is not publicly held or so listed or publicly traded, "Closing Price" means the Fair Market Value of such security.

  "Committed Percentage" means, as to any Class A Holder, the percentage obtained by dividing the aggregate number of Votes represented or to be represented by the Voting Securities of this Corporation (a) owned of record by such Class A Holder or by its nominees; and (b) which such Class A Holder has committed to this Corporation to purchase pursuant to Articles V and VI or Sections 7.3 and 7.8 of the Stockholders Agreement (but not pursuant to the FT/DT Restructuring Agreement until such shares are acquired pursuant to such agreement), by the sum of (i) the Voting Power of this Corporation, and (ii) the Votes to be represented by any Voting Securities of this Corporation such Class A Holder has committed to this Corporation to purchase from this Corporation pursuant to Articles V or VI or Section 7.3 of the Stockholders' Agreement (but not pursuant to the FT/DT Restructuring Agreement until such shares are acquired pursuant to such agreement).

  "Continuing Director" has the meaning set forth in the Fair Price
Provisions.

  "Contract" means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, franchise, contract, or other agreement, obligation, instrument or binding commitment of any nature.

  "Control" means, with respect to a Person or Group, any of the following:

    (a) ownership by such Person or Group of Votes entitling it to exercise in the aggregate more than 35 percent of the Voting Power of the entity in question; or

    (b) possession by such Person or Group of the power, directly or indirectly, (i) to elect a majority of the board of directors (or equivalent governing body) of the entity in question; or (ii) to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by contract or otherwise.

  "Conversion Date" means the date fixed by the Board of Directors as the effective date for the conversion of shares of PCS Stock into shares of FON Stock (and Shares Issuable With Respect To The Class A Equity Interest In The PCS Group into Shares Issuable With Respect To The Class A Equity Interest In The FON Group) as shall be set forth in the notice to holders of shares of PCS Stock and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock required pursuant to
Section 7.4(E).

  "Conversion Time" has the meaning set forth in Section 8.5(j) of ARTICLE
SIXTH.

  "Converted Series Shares" has the meaning set forth in Section 7.5(c) of ARTICLE SIXTH.

  "Converted Shares" has the meaning set forth in Section 8.5(j) of ARTICLE
SIXTH.

  "Converted Votes" means, on any particular day, (i) in the case of a share of Series 2 PCS Stock, the applicable PCS Per Share Vote a share of Series 1 PCS Stock would have had if the computation described in Section 3.2(a)(iii) had occurred on such day and (ii) in the case of a share of Series 2 FON Stock, one vote per share.

  "Convertible Securities" at any time means any securities of the Corporation or of any subsidiary thereof (other than shares of Corporation Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class or series of Corporation Common Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, pursuant to antidilution provisions of such securities or otherwise.

  "Core Businesses" means all businesses in the fields of telecommunications and information technology and applications, and equipment, software applications and consumer and business services related thereto or making use of the technology thereof, including value-added consumer and business services generated through or as a result of underlying telecommunications services using all technology (voice, data and image) and physical transport, network intelligence, and software applications, and cable television (but not including any programming or content-related activities with respect thereto).

  "Corporation Common Stock" means the Series 1 FON Stock, the Series 2 FON Stock, the Series 3 FON Stock, the Class A Common Stock, the Series 1 PCS Stock, the Series 2 PCS Stock and the Series 3 PCS Stock.

  "Corporation Joint Venture Termination" means any of the following:

    (a) the sale of Venture Interests by a Sprint Party pursuant to Section 20.5(a) of the Joint Venture Agreement; or

    (b) the receipt by the FT/DT Parties of the Tie-Breaking Vote due to a Funding Default, Material Non-Funding Default or Bankruptcy (as such terms are defined in the Joint Venture Agreement) on the part of any of the Sprint Parties.

  "Director" means a member of the Board of Directors.

  "Disposition" means a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets.

  "DT" means Deutsche Telekom AG, an Aktiengesellschaft formed under the laws of Germany.

  "Effective Date" means the date on which these Amended and Restated Articles of Incorporation become effective.

  "ESMR" means any commercial mobile radio service, and the resale of such service, of the type authorized under the rules for Specialized Mobile Radio Services designated under Subpart S of Part 90 of the FCC's rules or similar Applicable Laws of any other country in effect on the date hereof, including the networking, marketing, distribution, sales, customer interface and operations functions relating thereto.

  "Europe" means the current geographic area covered by the following countries and territories located on the European continent, plus, in the case of France, its territories and possessions located outside the European continent: Albania, Andorra, Austria, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Gibraltar, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom, and Vatican City.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

  "Exempt Asset Divestitures" means, with respect to this Corporation and its
Subsidiaries:

    (a) Transfers of assets, shares or other equity interests (other than Long Distance Assets) to joint ventures approved by FT and DT prior to January 31, 1996;

    (b) Transfers of assets, shares or other equity interests (other than Long Distance Assets) to (i) any entity in exchange for equity interests in such entity if, after such transaction, this Corporation owns at least 51 percent of both the Voting Power and equity interests in such entity or
  (ii) any joint venture that is an operating joint venture not controlled by any of its principals and in which (x) this Corporation has the right, acting alone, to disapprove (and thereby prohibit) decisions relating to acquisitions and divestitures involving more than 20 percent of the Fair Market Value of such entity's assets, mergers, consolidations and dissolution or liquidation of such entity and the adoption of such entity's business plan, and (y) Major Competitors of the Joint Venture do not in the aggregate own more than 20 percent of the equity interests or Voting Power;

    (c) transactions in which this Corporation exchanges one or more (i) local exchange telephone businesses for one or more such businesses or (ii) public cellular or wireless radio telecommunications service systems for one or more such systems, provided that this Corporation shall not, directly or indirectly, receive cash in any such transaction in an amount greater than 20 percent of the Fair Market Value of the property or properties Transferred by it;

    (d) Transfers of assets, shares or other equity interests (other than Long Distance Assets) by this Corporation to any of its Subsidiaries, or by any of its Subsidiaries to this Corporation or any other Subsidiary of this Corporation;

    (e) any Spin-off of equity interests of a wholly-owned Subsidiary that is not a Subsidiary which, directly or indirectly, owns Long Distance Assets (for purposes of this definition, the "Spun-off Entity"), provided that the Class A Holders receive securities in the Spun-off Entity of a separate class with rights no less favorable to the Class A Holders than those applicable to the Class A Stock set forth in these Articles of Incorporation and the Bylaws;

    (f) Transfers of assets (other than Long Distance Assets) of this Corporation or any of its Subsidiaries that are primarily or exclusively used in connection with providing information technology or data processing functions or services (collectively, for purposes of this definition, the "IT Assets") to any Person that regularly provides information technology or data processing functions or services on a commercial basis, in connection with a contractual arrangement (for purposes of this definition, an "IT Service Contract") pursuant to which such Person undertakes to provide information technology or data processing functions or services to this Corporation or any of its Subsidiaries of substantially the same nature as the services associated with the use of such assets prior to such Transfer and upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation, provided that (i) the term of such IT Service Contract shall be for a period at least as long as the weighted average useful life of such assets, or this Corporation or such Subsidiary shall have the right to cause such IT Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation, and (ii) the Transfer of such assets will not materially and adversely affect the operation of this Corporation; or

    (g) Transfers of assets (other than Long Distance Assets or IT Assets) of this Corporation or any of its Subsidiaries to any Person in connection with any contractual arrangement (for purposes of this definition, a "Non-IT Service Contract") pursuant to which such Person undertakes to provide services to this Corporation or any of its Subsidiaries of substantially the same nature as the services associated with the use of such assets prior to such Transfer and upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation, provided, that
  (i) the Fair Market Value of such assets, together with the Fair Market Value of assets of this Corporation Transferred to such Person or other Persons in related transactions, do not represent more than five percent of the Fair Market Value of the assets of this Corporation, (ii) the Transfer of such assets will not materially and adversely affect the operation of this Corporation, and (iii) the term of such Non-IT Service Contract shall be for a period at least as long as the weighted average useful life of the assets so Transferred or this Corporation or such Subsidiary has the right to cause such Non-IT Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation.

  "Exempt Long Distance Asset Divestitures" means, with respect to this Corporation and its Subsidiaries:

    (a) Transfers of Long Distance Assets to a Qualified Joint Venture;

    (b) Transfers of Long Distance Assets to any entity if this Corporation and its Subsidiaries after such transaction own at least 70 percent of both the Voting Power and equity interests of such entity, provided that if a Major Competitor of FT or DT or of the Joint Venture holds equity interests in such entity, such Major Competitor's equity interests and Votes in such entity as a percentage of the Voting Power of such entity shall not, directly or indirectly, exceed 20 percent;

    (c) Transfers of Long Distance Assets pursuant to an underwritten, widely-distributed public offering at the conclusion of which this Corporation and its Subsidiaries shall own at least 51 percent of both the Voting Power and equity interests in the entity that owns such Long Distance Assets;

    (d) Transfers in the ordinary course of business of Long Distance Assets determined by this Corporation to be unnecessary for the orderly operation of this Corporation's business, and sale-leasebacks of Long Distance Assets and similar financing transactions after which this Corporation and its Subsidiaries continue in possession and control of the Long Distance Assets involved in such transaction;

    (e) Transfers of Long Distance Assets by this Corporation to any of its Subsidiaries, or by any of its Subsidiaries to this Corporation or any other Subsidiary of this Corporation;

    (f) Transfers of Long Distance Assets to FT or DT or any assignee thereof pursuant to the Stockholders' Agreement;

    (g) any Spin-off of equity interests of a wholly-owned Subsidiary which, directly or indirectly, owns Long Distance Assets (for purposes of this definition, the "Spun-off Entity"), provided that the Class A Holders receive securities in the Spun-off Entity of a separate class with rights no less favorable to the Class A Holders than those applicable to the Class A Stock set forth in these Articles of Incorporation and the Bylaws;

    (h) Transfers of Long Distance Assets of this Corporation or any of its Subsidiaries that are primarily or exclusively used in connection with providing information technology or data processing functions or services (collectively, for purposes of this definition, the "IT Assets") to any Person that regularly provides information technology or data processing functions or services on a commercial basis, in connection with a contractual arrangement (for purposes of this definition, an "IT Service Contract") pursuant to which such Person undertakes to provide information technology or data processing functions or services to this Corporation or any of its Subsidiaries of substantially the same nature as the services associated with the use of such Long Distance Assets prior to such Transfer and upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation, provided that (i) the term of such IT Service Contract shall be for a period at least as long as the weighted average useful life of such Long Distance Assets, or this Corporation or such Subsidiary shall have the right to cause such IT Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation, and (ii) the Transfer of such Long Distance Assets will not materially and adversely affect the operation of the Long Distance Business. Any such IT Service Contract involving Transfers of Long Distance Assets, including any renewal or extension thereof, shall be deemed to be a Long Distance Asset; or

    (i) Transfers of Long Distance Assets (other than IT Assets) of this Corporation or any of its Subsidiaries to any Person in connection with any contractual arrangement (for purposes of this definition, a "Non-IT Service Contract") pursuant to which such Person undertakes to provide services to this Corporation or any of its Subsidiaries of substantially the same nature as the services associated with the use of such Long Distance Assets prior to such Transfer and upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation, provided, that
  (i) the Fair Market Value of such Long Distance Assets, together with the Fair Market Value of Long Distance Assets Transferred to such Person or other Persons in related transactions, do not represent more than three percent of the Fair Market Value of the Long Distance Assets of this Corporation, (ii) the Transfer of such Long Distance Assets will not materially and adversely affect the operation of the Long Distance Business, and (iii) the term of such Non-IT Service Contract shall be for a period at least as long as the weighted average useful life of the Long Distance Assets so Transferred or this Corporation or such Subsidiary has the right to cause such Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to this Corporation as determined in good faith by this Corporation. Any such Non-IT Service Contract involving Transfers of Long Distance Assets, including any renewal or extension thereof, shall be deemed to be a Long Distance Asset.

  "Extraordinary Dividend" means, with respect to capital stock of this Corporation, a cash dividend or other cash distribution, other than (a) a regular periodic dividend payable in cash; or (b) a dividend payable in accordance with the terms of the Preferred Stock.

  "Fair Market Value" means, with respect to any asset, shares or other property, the cash price at which a willing seller would sell and a willing buyer would buy such asset, shares or other property in an arm's-length negotiated transaction without undue time restraints, as determined in good faith by a majority of the Independent Directors as certified in a resolution delivered to all of the Class A Holders.

  "Fair Price Condition" has the meaning set forth in Section 2.2 of ARTICLE SIXTH.

  "Fair Price Provisions" means ARTICLE SEVENTH of these Articles of Incorporation, and any successor provision thereto.

  "Fair Value" means, in the case of equity securities or debt securities of a class that has previously been Publicly Traded for a period of at least 15 months, the Market Value thereof (if such value, as so defined, can be determined) or, in the case of an equity security or debt security that has not been Publicly Traded for at least such period, means the fair value per share of stock or per other unit of such other security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors; provided, however, that in the case of property other than securities, the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate in accordance with good business practice. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

  "FCC" means the Federal Communications Commission.

  "FCC Order" means, with respect to any proposed Transfer of Long Distance Assets by this Corporation, either:

    (a) an effective written order or other final action from the FCC (either in the first instance or upon review or reconsideration) either declaring that FT and DT are not prohibited by Section 310 from owning such Long Distance Assets or stating that no such declaration is required, and as to which no Proceeding shall be pending or threatened that presents a substantial possibility of resulting in a reversal thereof; or

    (b) an effective written order from, or other final action taken by, the FCC pursuant to delegated authority (either in the first instance or upon review or reconsideration) either declaring that FT and DT are not prohibited by Section 310 from owning such Long Distance Assets, or stating that no such declaration is required, which order or final action shall no longer be subject to further administrative review, and as to which no Proceeding shall be pending or threatened that presents a substantial possibility of resulting in a reversal thereof; For purposes of clause (b) of this definition, an order from, or other final action taken by, the FCC pursuant to delegated authority shall be deemed no longer subject to further administrative review:

      (x) if no petition for reconsideration or application for review by the FCC of such order or final action has been filed within thirty days after the date of public notice of such order or final action, as such 30-day period is computed and as such date is defined in Sections 1.104 and 1.4 (or any successor provisions), as applicable, of the FCC's rules, and the FCC has not initiated review of such order or final action on its own motion within forty days after the date of public notice of the order or final action, as such 40-day period is computed and such date is defined in Sections 1.117 and 1.4 (or any successor provisions) of the FCC's rules; or

      (y) if any such petition for reconsideration or application for review has been filed, or, if the FCC has initiated review of such order or final action on its own motion, the FCC has issued an effective written order or taken final action to the effect set forth in clause (a) above.

  "FON Group Intergroup Interest Fraction" as of any date means a fraction the numerator of which is the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest on such date and the denominator of which is the sum of (A) such Number Of Shares Issuable With Respect To The FON Group Intergroup Interest, (B) the aggregate number of shares of PCS Stock outstanding on such date, (iii) the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group on such date and (iv) the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group on such date. A statement setting forth the FON Group Intergroup Interest Fraction as of the record date for any dividend or distribution on the PCS Stock, as of the end of each fiscal quarter of the Corporation and as of any date otherwise required under these Articles of Incorporation or by the Board of Directors shall be filed by the Secretary of the Corporation in the records of the Board of Directors of the Corporation not later than fifteen Business Days after such date.

  "FON Preferred Stock" means Preferred Stock to the extent attributed to the Sprint FON Group in accordance with ARTICLE SIXTH, Section 13.

  "FON Stock" means the Series 1 FON Stock, the Series 2 FON Stock and the Series 3 FON Stock.

  "France" means the Republic of France, including French Guiana, Guadeloupe, Martinique and Reunion, and its territories and possessions.

  "FT" means France Telecom SA, a societe anonyme formed under the laws of France.

  "FT/DT Joint Venture Termination" means any of the following:

    (a) the sale of Venture Interests by an FT/DT Party pursuant to Section 20.5(b), 20.5(c) or 20.5(d) of the Joint Venture Agreement; or

    (b) the receipt by the Sprint Parties of the Tie-Breaking Vote due to a Funding Default, Material Non-Funding Default or Bankruptcy (as such terms are defined in the Joint Venture Agreement) on the part of any of the FT/DT Parties.

  "FT/DT Party" has the meaning set forth in the Joint Venture Agreement.

  "FT/DT Restructuring Agreement" means the Master Restructuring and Investment Agreement, dated as of May 26, 1998, among FT, DT and this Corporation, as amended or supplemented from time to time.

  "Germany" means the Federal Republic of Germany.

  "Governmental Authority" means any federation, nation, state, sovereign, or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government, provided that the term "Governmental Authority" shall not include FT, DT, Atlas or any of their respective Subsidiaries.

  "Group" means any group within the meaning of Section 13(d)(3) of the Exchange Act.

  "Independent Director" means any member of the Board of Directors who (a) is not an officer or employee of this Corporation, or any Class A Holder, or any of their respective Subsidiaries, (b) is not a former officer of this Corporation, or any Class A Holder, or any of their respective Subsidiaries,
(c) does not, in addition to such person's role as a Director, act on a regular basis, either individually or as a member or representative of an organization, serving as a professional adviser, legal counsel or consultant to this Corporation, or any Class A Holder, or their respective Subsidiaries, if, in the opinion of the Nominating Committee of the Board of Directors of this Corporation (the "Nominating Committee") or the Board of Directors if a Nominating Committee is not in existence, such relationship is material to this Corporation, any Class A Holder, or the organization so represented or such person, and (d) does not represent, and is not a member of the immediate family of, a person who would not satisfy the requirements of the preceding clauses (a), (b) and (c) of this sentence. A person who has been or is a partner, officer or director of an organization that has customary commercial, industrial, banking or underwriting relationships with this Corporation, any Class A Holder, or any of their respective Subsidiaries, that are carried on in the ordinary course of business on an arms-length basis and who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and (d) of the first sentence of this definition, may qualify as an Independent Director, unless, in the opinion of the Nominating Committee or the Board of Directors if a Nominating Committee is not in existence, such person is not independent of the management of this Corporation, or any Class A Holder, or any of their respective Subsidiaries, or the relationship would interfere with the exercise of independent judgment as a member of the Board of Directors. A person who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and
(d) of the first sentence of this definition and who, in addition to fulfilling the customary director's role, also provides additional services directly for the Board of Directors and is separately compensated therefor, would nonetheless qualify as an Independent Director. Notwithstanding anything to the contrary contained in this definition, each Director as of the date of the execution of the Investment Agreement who is not an executive officer of this Corporation shall be deemed to be an Independent Director hereunder.

  "Investment Agreement" means the Investment Agreement, dated as of July 31, 1995, among FT, DT and this Corporation (and all exhibits and schedules thereto), as amended or supplemented from time to time.

  "Investment Documents" means the FT/DT Restructuring Agreement and the Stockholders' Agreement.

  "Joint Venture" means the joint venture formed by FT, DT, this Corporation and Sprint Sub, as provided in the Joint Venture Agreement.

  "Joint Venture Agreement" means the Joint Venture Agreement, dated as of June 22, 1995 among FT, DT, Sprint Sub, and this Corporation, as amended or supplemented from time to time.

  "JV Entity" has the meaning set forth in the Joint Venture Agreement.

  "Lien" means any mortgage, pledge, security interest, adverse claim, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or similar Applicable Law of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

  "Lien Transfer" means the granting of any Lien on any Long Distance Asset, other than:

    (a) a Lien securing purchase money indebtedness that does not have a term longer than the estimated useful life of such Long Distance Asset;

    (b) Liens or other comparable arrangements relating to the financing of accounts receivable; and

    (c) Liens securing any other indebtedness for borrowed money, provided that (i) the amount of such indebtedness, when added to the aggregate amount of purchase money indebtedness referred to in clause (a) above, does not exceed 30% of the total book value of the Long Distance Assets as at the date of the most recently published balance sheet of this Corporation,
  (ii) the indebtedness secured by such Liens is secured only by Liens on Long Distance Assets, (iii) the face amount of such indebtedness does not exceed the book value of the Long Distance Assets subject to such Liens, and (iv) such indebtedness is for a term no longer than the estimated useful life of the Long Distance Assets subject to such Liens.

  "Local Exchange Division" means the Local Communications Services Division of this Corporation.

  "Long Distance Assets" means:

    (a) the assets reflected in this Corporation's balance sheet for the year ended December 31, 1994 as included in the Long Distance Division;

    (b) any assets acquired by this Corporation or any of its Subsidiaries following December 31, 1994 that are reflected in this Corporation's balance sheet as included in the Long Distance Division;

    (c) any assets of this Corporation or any of its Subsidiaries that are not reflected in this Corporation's balance sheet for the year ended December 31, 1994 as included in the Long Distance Division, which after December 31, 1994 are transferred by this Corporation or any of its Subsidiaries to, or reclassified by this Corporation or any of its Subsidiaries as part of, the Long Distance Division;

    (d) any assets acquired by this Corporation after December 31, 1994 that are used or held for use primarily for the benefit of the Long Distance Business; and

    (e) any assets referred to in clauses (a) through (c) above that are used or held for use primarily for the benefit of the Long Distance Business which are transferred or reclassified by this Corporation or any of its Subsidiaries outside of the Long Distance Division, but which continue to be owned by this Corporation or any of its Subsidiaries;

provided that the term "Long Distance Assets" shall not include (i) any assets that are used or held for use primarily for the benefit of any Non-Long Distance Business, or (ii) any other assets reflected in this Corporation's balance sheet for the year ended December 31, 1994 as included in the Cellular and Wireless Division or the Local Exchange Division (other than as such assets in the Cellular and Wireless Division or the Local Exchange Division may be transferred or reclassified in accordance with paragraph (c) of this definition).

  "Long Distance Business" means all long distance telecommunications activities and services of this Corporation and its Subsidiaries at the relevant time, including (but not limited to) all long distance transport services, switching and value-added services for voice, data, video and multimedia transmission, migration paths and intelligent overlapping architectures, provided that the term "Long Distance Business" shall not include any activities or services primarily related to any Non-Long Distance Business.

  "Long Distance Division" means the Long Distance Communications Services Division of this Corporation.

  "Major Competitor" means (a) with respect to FT or DT, a Person that materially competes with a major portion of the telecommunications services business of FT or DT in Europe or a Person that has taken substantial steps to become such a Major Competitor and which FT or DT has reasonably concluded, in its good faith judgment, will be such a competitor in the near future in France or Germany, provided that FT and/or DT furnish in writing to this Corporation reasonable evidence of the occurrence of such steps; (b) with respect to this Corporation, a Person that materially competes with a major portion of the telecommunications services business of this Corporation in North America, or a Person that has taken substantial steps to become such a Major Competitor and which this Corporation has reasonably concluded, in its good faith judgment, will be such a competitor in the near future in the United States of America provided that this Corporation furnish in writing to each Class A Holder reasonable evidence of the occurrence of such steps; and
(c) with respect to the Joint Venture, a Person that materially competes with a major portion of the telecommunications services business of the Joint Venture, or a Person that has taken substantial steps to become such a Major Competitor and which FT, DT or this Corporation has reasonably concluded, in its good faith judgment, will be such a competitor in the near future, provided that FT, DT or this Corporation furnish in writing to the other two of them reasonable evidence of the occurrence of such steps.

  "Major Competitor Transaction" has the meaning set forth in ARTICLE SIXTH,
Section 8.4.

  "Major Issuance" means any transaction, including, but not limited to, a merger or business combination, resulting, directly or indirectly, in the issuance (or sale from treasury) in connection with such transaction of Voting Securities of this Corporation with a number of Votes equal to or greater than 30 percent of the Voting Power of this Corporation immediately prior to such issuance.

  "Market Capitalization" means, with respect to this Corporation at any date, the sum of the average Market Price over the immediately preceding 20 Business Days of each share of outstanding capital stock of this Corporation, securities convertible into such capital stock and options, warrants or other rights to acquire such capital stock.

  "Market Price" means with respect to a security on any date, the Closing Price of such security on the Trading Day immediately prior to such date. The Market Price shall be deemed to be equal to, (i) in the case of a share of Series 3 FON Stock or Series 2 FON Stock, as the case may be, the Market Price of a share of Series 1 FON Stock and (ii) in the case of a share of Series 3 PCS Stock or Series 2 PCS Stock, as the case may be, the Market Price of a share of Series 1 PCS Stock. The Market Price of (x) any options, warrants, rights or other securities convertible into or exercisable for Series 3 FON Stock or Series 2 FON Stock shall be equal to the Market Price of options, warrants, rights or other securities convertible into or exercisable for Series 1 FON Stock upon the same terms and otherwise containing the same terms as such options, warrants, rights or other securities convertible into or exercisable for Series 3 FON Stock or Series 2 FON Stock, as the case may be, and (y) any options, warrants, rights or other securities convertible into or exercisable for Series 3 PCS Stock or Series 2 PCS Stock, as the case may be, shall be equal to the Market Price of options, warrants, rights or other securities convertible into or exercisable for Series 1 PCS Stock upon the same terms and otherwise containing the same terms as such options, warrants, rights or other securities convertible into or exercisable for Series 3 PCS Stock or Series 2 PCS Stock, as the case may be.

  "Market Value" of a share of any class or series of capital stock of the Corporation on any day means the average of the high and low reported sales prices regular way of a share of such class or series on such day (if such day is a Trading Day, and if such day is not a Trading Day, on the Trading Day immediately preceding such day) or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the National Market tier of The Nasdaq Stock Market or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on such National Market System on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series; provided that, for purposes of determining the Market Value of a share of any class or series of capital stock for any period,

    (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this definition) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and

    (ii) the "Market Value" of any share of capital stock on any day prior to
  (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

  "Net Proceeds" means, as of any date with respect to any Disposition of any of the properties and assets attributed to the PCS Group, an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the Board of Directors for, (A) any taxes payable by the Corporation (or which would have been payable but for the utilization of tax benefits attributable to the Sprint FON Group) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to ARTICLE SIXTH, Section 7.1(A)(1)(a) or (b), (B) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (C) any liabilities (contingent or otherwise) of or attributed to the PCS Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of Preferred Stock attributed to the PCS Group. For purposes of this definition, any properties and assets attributed to the PCS Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as the Board of Directors determines can be expected to be supported by such properties and assets.

  "Non-Class A Common Stock" means the Series 1 FON Stock, the Series 2 FON Stock, the Series 1 PCS Stock and the Series 2 PCS Stock.

  "Non-Long Distance Business" means (a) the ownership of any equity or other interests in the Joint Venture or any of the JV Entities; the enforcement or performance of any of the rights or obligations of this Corporation or any Subsidiary of this Corporation pursuant to the Joint Venture Agreement; or any activities or services of the Joint Venture or any of the JV Entities; (b) the interests, assets, properties and businesses attributed to the PCS Group in accordance with this Section 10; (c) any activities or services primarily related to the provision of subscriber connections to a local exchange or switch providing access to the public switched telephone network; (d) any activities or services primarily related to the provision of exchange access services for the purpose of originating or terminating long distance telecommunications services; (e) any activities or services primarily related to the resale by the Local Exchange Division of long distance telecommunications services of this Corporation or other carriers; (f) any activities or services primarily related to the provision of inter-LATA long distance telecommunications services that are incidental to the local exchange services business of the Local Exchange Division; (g) any activities or services primarily related to the provision of intra-LATA long distance telecommunications services; (h) any activities or services (whether local, intra-LATA or inter-LATA) primarily related to the provision of cellular, PCS, ESMR or paging services, mobile telecommunications services or any other voice, data or voice/data wireless services, whether fixed or mobile, or related to telecommunications services provided through communications satellite systems (whether low, medium or high orbit systems); and (i) the use of the "Sprint" brand name or any other brand names, trade names or trademarks owned or licensed by this Corporation or any of its Subsidiaries.

  "North America" means the current geographic area covered by the following countries: Canada, the United States of Mexico and the United States of America.

  "Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group" means, as of the Effective Date, a number equal to the aggregate number of outstanding shares of Class A Common Stock--Series DT as of the Effective Date; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A FON Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the FON Stock or any reclassification of FON Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by the number of shares of Series 1 FON Stock or Series 3 FON Stock issued in accordance with ARTICLE SIXTH, Section 1.2 and any reduction required to reflect the redemption of Shares Issuable With Respect To Class A Equity Interest In The FON Group pursuant to
  Section 2.2 to the extent allocated to shares of Class A Common Stock-- Series DT; and

    (C) adjusted by the Board of Directors to properly reflect any other necessary changes on an equivalent Per Class A FON Share Basis.

  "Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group" means, as of the Effective Date, a number (rounded up to the nearest whole share) equal to one-half of the aggregate number of outstanding shares of Class A Common Stock--Series DT as of the Effective Date; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A PCS Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the PCS Stock or any reclassification of PCS Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by action of the Board of Directors by (1) the amount of any payment made to the holders of Class A Common Stock--Series DT pursuant to Section 7.1(B)(5) or Section 7.1(B)(6) divided by the corresponding redemption price per share of PCS Stock pursuant to Section 7.1(A)(1)(b)(i) or Section 7.1(A)(1)(b)(ii), (2) any reduction required to reflect the redemption of Shares Issuable With Respect To Class A Equity Interest In The PCS Group pursuant to Section 2.2 to the extent allocated to shares of Class A Common Stock--Series DT, (3) the amount necessary to reflect the conversion of some or all of this number into a Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group in accordance with Sections 7.1(B)(7), 7.1(C) and 7.1(D), and
  (4) the amount necessary to reflect the redemption thereof in exchange for the issuance of shares of common stock of the PCS Group Subsidiary in accordance with Section 7.2;

    (C) decreased (but to not less than zero), if before such decrease such number is greater than zero, by the number of shares of Series 1 PCS Stock or Series 3 PCS Stock issued by the Corporation in accordance with ARTICLE SIXTH, Section 1.2; and

    (D) adjusted by the Board of Directors to properly reflect any other necessary changes on an equivalent Per Class A PCS Share Basis.

  "Number Of Shares Issuable With Respect To The FON Group Intergroup Interest" means, as of the Effective Date, a number equal to 220,000,000 less the sum of (i) the Number Of Shares Issuable With Respect To The Old Class A Common Equity Interest In The PCS Group, (ii) the Number Of Shares Issuable With

Respect To The Class A--Series DT Equity Interest In The PCS Group (iii) one-half of the number of shares of Common Stock, par value $2.50 per share, outstanding immediately prior to the Effective Date, and (iv) one-half of the number of shares of Common Stock, par value $2.50 per share, held as treasury shares by the Corporation immediately prior to the Effective Date; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, as determined by the Board of Directors to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the PCS Stock or any dividend or other distribution of shares of PCS Stock to holders of shares of PCS Stock or any reclassification of PCS Stock;

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by action of the Board of Directors by (1) the number of shares of PCS Stock issued or sold by the Corporation that, immediately prior to such issuance or sale, were included (as determined by the Board of Directors pursuant to paragraph (C) of this definition) in the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest, (2) the number of shares of PCS Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest, (3) the number of shares of PCS Stock issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of FON Stock and Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of FON Preferred Stock, as the case may be, (4) the number of shares of PCS Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of FON Stock or Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of FON Preferred Stock, as the case may be, (5) the quotient of (a) the aggregate Fair Value of any PCS Preferred Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of PCS Preferred Stock) issued by the Corporation as a dividend or other distribution (including in connection with any classification or exchange of shares) to holders of FON Stock, Class A Common Stock (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group), or shares of FON Preferred Stock, as the case may be, divided by (b) the Market Value of one share of PCS Stock as of the date of issuance of such PCS Preferred Stock (or Convertible Securities), or (6) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the aggregate Fair Value as of the date of contribution of properties or assets (including cash) transferred from the PCS Group to the Sprint FON Group in consideration for a reduction in the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest divided by (b) the Market Value of one share of PCS Stock as of the date of such transfer; and

    (C) increased by (1) the number of outstanding shares of PCS Stock repurchased by the Corporation for consideration that had been attributed to the Sprint FON Group, (2) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the Fair Value of properties or assets (including cash) theretofore attributed to the Sprint FON Group that are contributed, by action of the Board of Directors, to the PCS Group in consideration of an increase in the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest, divided by (b) the Market Value of one share of PCS Stock as of the date of such contribution and (3) the number of shares of PCS Stock into or for which Convertible Securities are deemed converted, exchanged or exercised pursuant to the penultimate sentence of the definition of "Sprint FON Group";

provided, further, that the Board of Directors may make such subsequent changes to the calculations made pursuant to subparagraphs (A), (B) and (C) immediately above as may be required for purposes of accurately determining such number.

  "Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group" means, as of the Effective Date, a number equal to the aggregate number of outstanding shares of Old Class A Common Stock as of the Effective Date; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A FON Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the FON Stock or any reclassification of FON Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by the number of Shares of Series 1 FON Stock or Series 3 FON Stock issued in accordance with ARTICLE SIXTH, Section 1.2 and any reduction required to reflect the redemption of Shares Issuable With Respect To Class A Equity Interest In The FON Group pursuant to
  Section 2.2 to the extent allocated to shares of Old Class A Common Stock;
  and

    (C) adjusted by the Board of Directors to properly reflect any other necessary changes on an equivalent Per Class A FON Share Basis.

  "Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group" means, as of the Effective Date, a number (rounded up to the nearest whole share) equal to one-half of the aggregate number of outstanding shares of Old Class A Common Stock as of the Effective Date; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A PCS Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the PCS Stock or any reclassification of PCS Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by action of the Board of Directors by (1) the amount of any payment made to the holders of Old Class A Common Stock pursuant to Section 7.1(B)(5) or Section 7.1(B)(6) divided by the corresponding redemption price per share of PCS Stock pursuant to Section 7.1(A)(1)(b)(i) or Section 7.1(A)(1)(b)(ii), (2) any reduction required to reflect the redemption of Shares Issuable With Respect To The Class A Equity Interest In The PCS Group pursuant to Section 2.2 to the extent allocated to shares of Old Class A Common Stock, (3) the conversion of some or all of this number into a Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group in accordance with Sections 7.1(B)(7), 7.1(C) and 7.1(D), and (4) the redemption thereof in exchange for the issuance of shares of common stock of the PCS Group Subsidiary in accordance with Section 7.2;

    (C) decreased (but to not less than zero), if before such decrease such number is greater than zero, by the number of shares of Series 1 PCS Stock or Series 3 PCS Stock issued by the Corporation in accordance with ARTICLE SIXTH, Section 1.2; and

    (D) adjusted by the Board of Directors to properly reflect any other necessary changes on an equivalent Per Class A PCS Share Basis.

  "Old Class A Common Stock" has the meaning set forth in the "Designation" column in Section 1 of ARTICLE SIXTH.

  "Old Class A FON Vote Per Share" means, on any date, a number equal to X / Y, where "X" equals the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and "Y" equals the aggregate number of outstanding shares of Old Class A Common Stock.

  "Old Class A PCS Interest Fraction," as of any date, means the fraction the numerator of which shall be the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group on such date and the denominator of which shall be the sum of (i) the number of shares of PCS Stock outstanding on such date, (ii) the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest on such date, (iii) the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group on such date and
(iv) the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group on such date.

  "Old Class A PCS Vote Per Share" means, on any date, a number equal to (X /
Y) x Z, where "X" equals the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group, "Y" equals the aggregate number of outstanding shares of Old Class A Common Stock and "Z" equals the applicable PCS Per Share Vote on such date.

  "Optional Conversion Ratio" as of any date means the ratio of the Average Trading Price of a share of Series 1 PCS Stock to the Average Trading Price of a share of Series 1 FON Stock; provided, that such ratio would be determined over a 60-Trading Day period if the 20-Trading Day period normally used to determine the Average Trading Price is less than 90% of such ratio as determined over a 60-Trading Day period.

  "Outstanding PCS Fraction," as of any date, means the fraction the numerator of which shall be the number of shares of PCS Stock outstanding on such date and the denominator of which shall be the sum of (i) the number of shares of PCS Stock outstanding on such date, (ii) the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest on such date, (iii) the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group on such date and (iv) the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group on such date. A statement setting forth the Outstanding PCS Fraction as of the record date for the payment of any dividend or distribution on PCS Stock and as of the end of each fiscal quarter of the Corporation shall be filed by the Secretary of the Corporation in the records of the actions of the Board of Directors not later than fifteen Business Days after such date.

  "PCS" means a radio communications system of the type authorized under the rules for broadband personal communications services designated as Subpart E of Part 24 of the FCC's rules or similar Applicable Laws of any other country, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto.

  "PCS Group" means, as of any date from and after the Effective Date:

    (A) the interest on such date of the Corporation and any of its subsidiaries in any of the following Persons or any of their respective subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) (the "PCS Group Companies") and the corresponding interests in their respective assets and liabilities and the businesses conducted by such entities: SWV Six, Inc. (fka TCI Spectrum Holdings, Inc.); SWV One, Inc. (fka Com Telephony Services, Inc.); SWV Two, Inc. (fka Comcast Telephony Services, Inc.); SWV Three, Inc. (fka Cox Telephony Partners, Inc.); SWV Four, Inc. (fka Cox Communications Wireless, Inc.); Comcast Telephony Services; Cox Telephony Partnership; Sprint Enterprises, L.P.; MinorCo, L.P.; Sprint Spectrum Holding Company, L.P.; American PCS, L.P.; Cox Communications PCS, L.P.; NewTelco, L.P.; Sprint Spectrum L.P.; American Personal Communications Holdings, Inc.; American PCS Communications, LLC; APC PCS, LLC; APC Realty and Equipment Company, LLC; Sprint Spectrum Finance Corporation; Sprint Spectrum Equipment Company, L.P.; Sprint Spectrum Realty Company, L.P.; WirelessCo, L.P.; SWV Five, Inc. (fka TCI Philadelphia Holdings, Inc.); PhillieCo Partners I, L.P.; PhillieCo Partners II, L.P.; PhillieCo Sub, L.P.; PhillieCo., L.P.; PhillieCo Equipment & Realty Company, L.P.; SprintCom, Inc.; SprintCom Equipment Company L.P.; PCS Leasing Co., L.P.; Cox PCS Assets, L.L.C.; and Cox PCS License, L.L.C.;

    (B) all assets and liabilities of the Corporation and its subsidiaries attributed by the Board of Directors to the PCS Group, whether or not such assets or liabilities are or were also assets or liabilities of any of the PCS Group Companies;

    (C) all properties and assets transferred to the PCS Group from the Sprint FON Group (other than a transaction pursuant to paragraph (D) of this definition) after the Effective Date pursuant to transactions in the ordinary course of business of both the Sprint FON Group and the PCS Group or otherwise as the Board of Directors may have directed as permitted by this ARTICLE SIXTH;

    (D) all properties and assets transferred to the PCS Group from the Sprint FON Group in connection with an increase in the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest; and

    (E) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to the PCS Group, as determined by the Board of Directors as contemplated by Section 9.1(A) of ARTICLE SIXTH;

provided that

    (1) from and after the payment date of any dividend or other distribution with respect to shares of PCS Stock (other than a dividend or other distribution payable in shares of PCS Stock, with respect to which adjustment shall be made as provided in the definition of "Number Of Shares Issuable In Respect Of The FON Group Intergroup Interest," or in securities of the Corporation attributed to the PCS Group, for which provision shall be made as set forth in clause (2) of this proviso), the PCS Group shall no longer include an amount of assets or properties previously attributed to the PCS Group of the same kind as so paid in such dividend or other distribution with respect of shares of PCS Stock as have a Fair Value on the record date for such dividend or distribution equal to the product of
  (a) the Fair Value on such record date of the aggregate of such dividend or distribution to holders of shares of PCS Stock declared multiplied by (b) a fraction the numerator of which is equal to the FON Group Intergroup Interest Fraction in effect on the record date for such dividend or distribution and the denominator of which is equal to the Outstanding PCS Fraction in effect on the record date for such dividend or distribution (and in such eventuality such assets as are no longer included in the PCS Group shall be attributed to the Sprint FON Group in accordance with the definition of "Sprint FON Group"), and

    (2) if the Corporation shall pay a dividend or make some other distribution with respect to shares of PCS Stock payable in securities of the Corporation that are attributed to the PCS Group for purposes of this ARTICLE SIXTH (other than PCS Stock), there shall be excluded from the PCS Group an interest in the PCS Group equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of PCS Stock multiplied by the fraction specified in clause 1(b) of this proviso (determined as of the record date for such distribution) (and such interest in the PCS Group shall be attributed to the Sprint FON Group) and, to the extent interest is or dividends are paid on the securities so distributed, the PCS Group shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of the securities equivalent to such interest in the PCS Group deemed held by the Sprint FON Group if the securities equivalent to such interest were outstanding (and in such eventuality such assets as are no longer included in the PCS Group shall be attributed to the Sprint FON Group in accordance with the definition of "Sprint FON Group").

The Corporation may also, to the extent a dividend or distribution on the PCS Stock has been paid in Convertible Securities that are convertible into or exchangeable or exercisable for PCS Stock, cause such Convertible Securities as are deemed to be held by the Sprint FON Group in accordance with the third-to-last sentence of the definition of "Sprint FON Group" and clause (2) of the proviso to the immediately preceding sentence to be deemed to be converted, exchanged or exercised as provided in the penultimate sentence of the definition of "Sprint FON Group," in which case such Convertible Securities shall no longer be deemed to be held by the Sprint FON Group.

  "PCS Group Disposition Date" has the meaning set forth in Section 7.1(A) of ARTICLE SIXTH.

  "PCS Group Subsidiary" has the meaning set forth in Section 7.2 of ARTICLE SIXTH.

  "PCS IPO" means the initial primary underwritten public offering of Series 1 PCS Stock conducted by the Corporation.

  "PCS IPO Price" means the initial price per share at which shares of Series 1 PCS Stock are purchased by the public in the PCS IPO.

  "PCS IPO Pricing Date" means the date on which the PCS IPO Price is determined.

  "PCS Per Share Vote" has the meaning set forth in Section 3.2 of ARTICLE
SIXTH.

  "PCS Preferred Stock" means Preferred Stock to the extent attributed to the PCS Group in accordance with ARTICLE SIXTH, Section 13.

  "PCS Ratio" means the ratio of [THE PCS IPO PRICE TO THE CLOSING PRICE ON THE PCS IPO PRICING DATE OF ONE SHARE OF SERIES 1 FON STOCK] [THE AVERAGE TRADING PRICE OF ONE SHARE OF SERIES 1 PCS STOCK TO THE AVERAGE TRADING PRICE OF ONE SHARE OF SERIES 1 FON STOCK DETERMINED, IN EACH SUCH CASE, AS OF THE 21ST TRADING DAY FOLLOWING THE COMMENCEMENT OF REGULAR WAY TRADING OF BOTH THE SERIES 1 PCS STOCK AND THE SERIES 1 FON STOCK, PROVIDED THAT FOR PURPOSES OF ANY VOTE OF STOCKHOLDERS OF THE CORPORATION FOR WHICH THE RECORD DATE FOR DETERMINING THE STOCKHOLDERS ENTITLED TO VOTE OCCURS PRIOR TO SUCH 21ST TRADING DAY, SUCH RATIO WILL BE DETERMINED BY THE BOARD OF DIRECTORS BASED ON THE RELATIVE MARKET VALUES OF THE SERIES 1 FON STOCK AND THE SERIES 1 PCS STOCK].

  "PCS Stock" means the Series 1 PCS Stock, the Series 2 PCS Stock and the Series 3 PCS Stock.

  "Per Class A FON Share Basis" means, with respect to Old Class A Common Stock or Class A Common Stock--Series DT, an amount per share equal to (X / Y) x Z, where "X" equals the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group or the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group, respectively, "Y" equals the number of shares outstanding of Old Class A Common Stock or Class A Common Stock--Series DT, respectively, and "Z" equals the per share number of votes or dividend amount, redemption amount or other payment paid to the class or series of FON Stock to which the Old Class A Common Stock or Class A Common Stock--Series DT is being compared.

  "Per Class A PCS Share Basis" means, with respect to Old Class A Common Stock or Class A Common Stock--Series DT, an amount per share equal to (X / Y) x Z, where "X" equals the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group or the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group, respectively, "Y" equals the number of shares outstanding of Old Class A Common Stock or Class A Common Stock--Series DT, respectively, and "Z" equals the per share number of votes or dividend amount, redemption amount or other payment paid to the class or series of PCS Stock to which the Old Class A Common Stock or Class A Common Stock--Series DT is being compared.

  "Percentage Ownership Interest" means, with respect to any Person, that percentage of the Voting Power of this Corporation represented by Votes associated with the Voting Securities of this Corporation owned of record by such Person or by its nominees.

  "Person" means an individual, a partnership, an association, a joint venture, a corporation, a business, a trust, any entity organized or existing under Applicable Law, an unincorporated organization or any Governmental Authority.

  "Preferred Stock" has the meaning set forth in Section 1 of ARTICLE SIXTH.

  "Preferred Stock Director" has the meaning set forth in ARTICLE FIFTH of these Articles of Incorporation.

  "Proceeding" means any action, litigation, suit, proceeding or formal investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Governmental Authority.

  "Publicly Traded" with respect to any security means (i) registered under
Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (ii) listed for trading on the New York Stock Exchange or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or quoted in the National Association of Securities Dealers Automation Quotation System (or any successor system).

  "Qualified Joint Venture" has the meaning set forth in Article I of the Investment Agreement.

  "Qualified Stock Purchaser" means a Person that (a) FT and DT reasonably believe has the legal and financial ability to purchase shares of Class A Stock from this Corporation in accordance with Article VI of the Stockholders' Agreement and (b)would not be a Major Competitor of this Corporation or of the Joint Venture immediately following such purchase.

  "Qualified Stock Purchaser Standstill Agreement" has the meaning set forth in the Standstill Agreement.

  "Qualified Subsidiary" has the meaning set forth in the Investment
Agreement.

  "Qualified Subsidiary Standstill Agreement" has the meaning set forth in the Investment Agreement.

  "Recapitalization" means the reclassification of, among other things, certain outstanding shares of Sprint capital stock to be effected pursuant to the terms set forth in the Restructuring Agreement and the FT/DT Restructuring Agreement.

  "Redemption Date" means the date fixed by the Board of Directors for the redemption of (i) any shares of capital stock of this Corporation pursuant to ARTICLE SIXTH, Section 2.2 or (ii) shares of PCS Stock as shall be set forth in the notice to holders of shares of PCS Stock and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock required pursuant to ARTICLE SIXTH,
Section 7.4.

  "Redemption Securities" means any debt or equity securities of this Corporation, any of its Subsidiaries, or any combination thereof having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price pursuant to
Section 2.2(b) of ARTICLE SIXTH of these Articles of Incorporation, in the opinion of an investment banking firm of recognized national standing selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to this Corporation), have a Market Price, at the time notice of redemption is given pursuant to Section 2.2(d) of ARTICLE SIXTH of these Articles of Incorporation, at least equal to the redemption price required to be paid by such Section 2.2(a).

  "Reduced Par Value Amount" means, at any time and only with respect to either the Old Class A Common Stock or the Class A Common Stock--Series DT following an issuance of FON Stock and/or PCS Stock in accordance with ARTICLE SIXTH, Sections 1.2(c) or (d), the amount resulting from (X - Y) / Z, where

    "X" equals Z times the par value per share of either the Old Class A Common Stock or the Class A Common Stock--Series DT, as applicable, immediately prior to an issuance of shares of FON Stock and/or PCS Stock in accordance with ARTICLE SIXTH, Sections 1.2(c) or (d),

    "Y" equals the number of shares of FON Stock and/or PCS Stock issued in accordance with ARTICLE SIXTH, Sections 1.2(c) or (d) times the par value of such shares so issued, and

    "Z" equals the aggregate outstanding shares of Old Class A Common Stock or the Class A Common Stock--Series DT, as applicable.

  "Registration Rights Agreement" means the Amended and Restated Registration
Rights Agreement, dated as of       , 1998, among FT, DT and this Corporation,
as amended from time to time.

  "Related Business Transaction" means any Disposition of all or substantially all the properties and assets attributed to the PCS Group in a transaction or series of related transactions that result in the Corporation receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) which the Board of Directors determines is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Business Group prior to such Disposition.

  "Restructuring Agreement" means the Restructuring and Merger Agreement dated as of May 26, 1998, by and among certain Cable Holders, this Corporation and the other parties listed therein, as amended or supplemented from time to time.

  "Restructuring Closing Date" means the Closing Date, as such term is defined in the Restructuring Agreement.

  "Rights Agreement" means the Rights Agreement, dated as of       , 1998,
between this Corporation and UMB Bank, N.A., as amended or supplemented from time to time.

  "Section 310" has the meaning set forth in Section 2(a) of ARTICLE FIFTH of these Articles of Incorporation.

  "Series 1 FON Stock" has the meaning set forth in the "Designation" column in Section 1 of ARTICLE SIXTH.

  "Series 1 PCS Stock" has the meaning set forth in the "Designation" column in Section 1 of ARTICLE SIXTH.

  "Series 2 FON Stock" has the meaning set forth in the "Designation" column in Section 1 of ARTICLE SIXTH.

  "Series 2 PCS Stock" has the meaning set forth in the "Designation" column in Section 1 of ARTICLE SIXTH.

  "Series 3 FON Stock" has the meaning set forth in the "Designation" column in Section 1 of ARTICLE SIXTH.

  "Series 3 PCS Stock" has the meaning set forth in the "Designation" column in Section 1 of ARTICLE SIXTH.

  "Shares" means (a) shares of Class A Stock, Non-Class A Common Stock, Preferred Stock or any other Voting Securities of this Corporation, (b) securities of this Corporation convertible into Voting Securities of this Corporation and (c) options, warrants or other rights to acquire such Voting Securities, but in the case of clause (c) excluding any rights of the Class A Holders or FT and DT to acquire Voting Securities of this Corporation pursuant to the FT/DT Restructuring Agreement, the Purchase Rights Agreement (as defined in the FT/DT Restructuring Agreement) and the Stockholders' Agreement (but not excluding any Voting Securities received upon the exercise of such rights).

  "Shares Issuable With Respect To The Class A Equity Interest In The FON Group" means, at any time, the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group.

  "Shares Issuable With Respect To The Class A Equity Interest In The PCS Group" means, at any time, the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group and the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The PCS Group.

  "Spin-off" means any spin-off or other pro rata distribution of equity interests of a wholly-owned direct or indirect Subsidiary of this Corporation to the stockholders of this Corporation.

  "Sprint FON Group" means, as of any date from and after the Effective Date:

    (A) the interest of the Corporation or any of its subsidiaries on such date in all of the assets, liabilities and businesses of the Corporation or any of its subsidiaries (and any successor companies), other than any assets, liabilities and businesses attributed in accordance with this
  Section 10 to the PCS Group;

    (B) a proportionate undivided interest in each and every business, asset and liability attributed to the PCS Group equal to the FON Group Intergroup Interest Fraction as of such date;

    (C) all properties and assets transferred to the Sprint FON Group from the PCS Group (other than pursuant to paragraph (D) or (F) of this definition) after the Effective Date pursuant to transactions in the ordinary course of business of both the Sprint FON Group and the PCS Group or otherwise as the Board of Directors may have directed as permitted by this ARTICLE SIXTH;

    (D) all properties and assets transferred to the Sprint FON Group from the PCS Group in connection with a reduction of the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest;

    (E) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside the ordinary course of business and attributed to the Sprint FON Group, as determined by the Board of Directors as contemplated by Section 9.1(A) of ARTICLE SIXTH; and

    (F) from and after the payment date of any dividend or other distribution with respect to shares of PCS Stock (other than a dividend or other distribution payable in shares of PCS Stock, with respect to which adjustment shall be made as provided in the definition of "Number Of Shares Issuable In Respect Of The FON Group Intergroup Interest," or in securities of the Corporation attributed to the PCS Group, for which provision shall be made as set forth in the third to last sentence of this definition), an amount of assets or properties previously attributed to the PCS Group of the same kind as were paid in such dividend or other distribution with respect to shares of PCS Stock and Class A Common Stock (with respect to Shares Issuable With Respect To The Class A Equity Interest In The PCS Group) as have a Fair Value on the record date for such dividend or distribution equal to the product of (1) the Fair Value on such record date of such dividend or distribution to holders of shares of PCS Stock declared on a per share basis multiplied by (2) the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest (determined as of the record date for such dividend or distribution);

provided that from and after any transfer of any assets or properties from the Sprint FON Group to the PCS Group, the Sprint FON Group shall no longer include such assets or properties so transferred (other than as reflected in respect of such a transfer by the FON Group Intergroup Interest Fraction, as provided by paragraph (B) of this definition).

  If the Corporation shall pay a dividend or make some other distribution with respect to shares of PCS Stock payable in securities of the Corporation that are attributed to the PCS Group for purposes of this ARTICLE SIXTH (other than PCS Stock), the Sprint FON Group shall be deemed to hold an interest in the PCS Group equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of PCS Stock on a per share basis multiplied by the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest (determined as of the record date for such distribution) and, to the extent interest is or dividends are paid on the securities so distributed, the Sprint FON Group shall include, and there shall be transferred thereto out of the PCS Group, a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of such securities so deemed to be held by the Sprint FON Group if such securities were outstanding.

  The Corporation may also, to the extent the securities so paid as a dividend or other distribution to the holders of PCS Stock are Convertible Securities and at the time are convertible into or exchangeable or exercisable for shares of PCS Stock, treat such Convertible Securities as are so deemed to be held by the Sprint FON Group to be deemed to be converted, exchanged or exercised, and shall do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, the Sprint FON Group shall then no longer include an amount of the kind of properties or assets required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and such properties or assets shall be attributed to the PCS Group)), in which case, from and after such time, the securities into or for which such Convertible Securities so deemed to be held by the Sprint FON Group were so considered converted, exchanged or exercised shall be deemed held by the Sprint FON Group (as provided in clause (3) of paragraph (C) of the definition of "Number Of Shares Issuable With Respect To The FON Group Intergroup Interest") and such Convertible Securities shall no longer be deemed to be held by the Sprint FON Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities so deemed to be held by the Sprint FON Group and the properties or assets, if any, to be attributed to the PCS Group in consideration of such conversion, exchange or exercise (if any) shall be filed in the records of the actions of the Board of Directors and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

  "Sprint Party" has the meaning set forth in the Joint Venture Agreement.

  "Sprint Sub" means Sprint Global Venture, Inc.

  "Standstill Agreement" means the Amended and Restated Standstill Agreement,
dated as of       , 1998, among FT, DT and this Corporation, as amended or
supplemented from time to time.

  "Stockholders' Agreement" means the Amended and Restated Stockholders'
Agreement, dated as of       , 1998, among FT, DT and this Corporation (and
all exhibits thereto), as amended or supplemented from time to time.

  "Strategic Investor" has the meaning set forth in the Investment Agreement.

  "Strategic Merger" means a merger or other business combination involving this Corporation (a) in which the Class A Holders are entitled to retain or receive, as the case may be, voting equity securities of the surviving parent entity in exchange for or in respect of (by conversion or otherwise) such Class A Stock, with an aggregate Fair Market Value equal to at least 75% of the sum of (i) the Fair Market Value of all consideration which such Class A Holders have a right to receive with respect to such merger or other business combination, and (ii) if this Corporation is the surviving parent entity, the Fair Market Value of the equity securities of the surviving parent entity which the Class A Holders are entitled to retain, (b) immediately after which the surviving parent entity is an entity whose voting equity securities are registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act or which otherwise has any class or series of its voting equity securities held by at least 500 holders and (c) immediately after which no Person or Group (other than the Class A Holders) owns Voting Securities of such surviving parent entity with Votes equal to more than 35 percent of the Voting Power of such surviving parent entity.

  "Subsidiary" means, with respect to any Person (the "Parent"), any other Person in which the Parent, one or more direct or indirect Subsidiaries of the Parent, or the Parent and one or more of its direct or indirect Subsidiaries
(a) have the ability, through ownership of securities individually or as a group, ordinarily, in the absence of contingencies, to elect a majority of the directors (or individuals performing similar functions) of such other Person, and (b) own more than 50% of the equity interests, provided that Atlas shall be deemed to be a Subsidiary of each of FT and DT.

  "Supervoting Powers" means, as to the capital stock and debt securities of this Corporation:

    (a) FON Stock entitled to more than one Vote per share (other than pursuant to the Rights Agreement and ARTICLE SIXTH, Section 7.5(d));

    (b) PCS Stock entitled to a number of Votes per share greater than the PCS Per Share Vote of the Series 3 PCS Stock measured as of the same record date in accordance with Section 3.2 of ARTICLE SIXTH (other than pursuant to the Rights Agreement and ARTICLE SIXTH, Section 7.5(d)); or

    (c) Voting Securities of this Corporation other than Non-Class A Common Stock entitled to a number of Votes per share or unit, as the case may be and measured as of the same record date, greater than both

  (x) the quotient of (i) the price per share or unit, as the case may be, at which such security will be issued by this Corporation divided by (ii) the Market Price per share of Series 1 FON Stock on the date of issuance of such Voting Securities and (y) the quotient of (i) the price per share or unit, as the case may be, at which such security will be issued by this Corporation divided by (ii) the Market Price per share of Series 1 PCS Stock on the date of issuance of such Voting Securities (other than pursuant to the Rights Agreement and ARTICLE SIXTH, Section 7.5(d)).

  "Tie-Breaking Vote" has the meaning set forth in Section 18.1(a) of the Joint Venture Agreement, and shall include any successor provision thereto.

  "Total Market Capitalization" of any class or series of common stock on any date means the product of (i) the Market Value of one share of such class or series of common stock on such date and (ii) the number of shares of such class or series of common stock outstanding on such date.

  "Trading Day" means, with respect to any security, any day on which the principal national securities exchange on which such security is listed or admitted to trading or The Nasdaq Stock Market, if such security is listed or admitted to trading thereon, is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if such security is not listed or admitted to trading on any national securities exchange or The Nasdaq Stock Market, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  "Transfer" means any act pursuant to which, directly or indirectly, the ownership of the assets or securities in question is sold, transferred, conveyed, delivered or otherwise disposed, but shall not include (a) any grant of Liens, (b) any conversion or exchange of any security of this Corporation pursuant to a merger or other business combination involving this Corporation,
(c) any transfer of ownership of assets to the surviving entity in a Strategic Merger or pursuant to any other merger or other business combination not prohibited by the Class A Provisions, or (d) any foreclosure or other execution upon any of the assets of this Corporation or any of its Subsidiaries other than foreclosures resulting from Lien Transfers.

  "Treaty Benefit" means:

    (a) the 5% rate of dividend withholding (or any successor rate applicable to non-portfolio investments);

    (b) the exemption from income tax with respect to dividends paid or profits distributed by this Corporation;

    (c) the exemption from income tax with respect to gains or profits derived from the sale, exchange, or disposal of stock in this Corporation; or

    (d) the exemption from taxes on capital with respect to stock in this Corporation;

    under, in the case of (a), (b), (c) and (d) above, either (i) the relevant income tax treaty between the United States and France, in the case of FT, and the United States and Germany, in the case of DT, or (ii) any provisions of French statutory law, in the case of FT, or German statutory law, in the case of DT, which refers to, or is based on or derived from, any provision of such treaty, or

    (e) any other favorable treaty benefit or statutory benefit, that specifically requires the ownership of a certain amount of voting power or voting interest in this Corporation, under a provision of the relevant income tax treaty between the United States and France or the statutory laws of France, in the case of FT, or the relevant income tax treaty between the United States and Germany or the statutory laws of Germany, in the case DT, provided that the chief tax officer of FT or DT certifies that such benefit is reasonably expected to provide to FT or DT, as the case may be, combined tax savings in the year such certification is made and in future years of at least U.S. $15 million.

  "Venture Interests" has the meaning set forth in the Joint Venture
Agreement.

  "Vote" means, with respect to any entity, the ability to cast a vote at a stockholders', members' or comparable meeting of such entity with respect to the election of directors, managers or other members of such entity's governing body, or the ability to cast a general partnership or comparable vote, provided that with respect to this Corporation, the term "Vote" means the ability to exercise general voting power (as opposed to the exercise of special voting or disapproval rights such as those set forth in this ARTICLE SIXTH) with respect to matters other than the election of directors at a meeting of the stockholders of this Corporation.

  "Voting Power" means, with respect to any entity as at any date, the aggregate number of Votes outstanding as at such date in respect of such entity.

  "Voting Securities" means, with respect to an entity, any capital stock or debt securities of such entity if the holders thereof are ordinarily, in the absence of contingencies, entitled to a Vote, even though the right to such Vote has been suspended by the happening of such a contingency, and in the case of this Corporation, shall include, without limitation, the Non-Class A Common Stock and the Class A Stock, but shall not include any shares issued pursuant to the Rights Agreement to the extent such issuance is caused by action of a Class A Holder.

  "Weighted Average Price" means the weighted average per unit price paid by the purchasers of any capital stock, debt instrument or security of this Corporation; provided, that (i) the price paid by the purchasers of Series 2 PCS Stock and Series 3 PCS Stock acquired on the Restructuring Closing Date will be the first to be determined of the PCS IPO Price and the Average Trading Price of a share of Series 1 PCS Stock as of the 21st Trading Day following the commencement of regular way trading in connection with the Recapitalization, (ii) the original purchase price paid by the purchasers of Old Class A Common Stock shall be allocated as of the Effective Date among the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group represented by such Old Class A Common Stock in the same proportion per share of Old Class A Common Stock as the per share reclassification and exchange of a share of Common Stock, par value $2.50 per share, outstanding immediately prior to the Recapitalization, into one share of Series 1 FON Stock and one-half of a share of Series 1 PCS Stock and (iii) the original purchase price paid by the purchasers of Class A Common Stock--Series DT shall be allocated as of the Effective Date among the Number Of Shares Issuable With Respect To The Class A--Series DT Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The Class A-- Series DT Equity Interest In The PCS Group represented by such Class A Common Stock--Series DT in the same proportion per share of Class A Common Stock as the per share reclassification and exchange of a share of Common Stock, par value $2.50 per share, outstanding immediately prior to the Recapitalization, into one share of Series 1 FON Stock and a portion of a share of Series 1 PCS Stock. In determining the price of shares of Non-Class A Common Stock or Class A Stock issued upon the conversion or exchange of securities or issued upon the exercise of options, warrants or other rights, the consideration for such shares shall be deemed to include the price paid to purchase the convertible security or the warrant, option or other right, plus any additional consideration paid upon conversion or exercise. If any portion of the price paid is not cash, the Independent Directors (acting by majority vote) shall determine in good faith the Fair Market Value of such non-cash consideration. If any new shares of Non-Class A Common Stock are issued together with other shares or securities or other assets of this Corporation for consideration which covers both the new shares and such other shares, securities or other assets, the portion of such consideration allocable to such new shares shall be determined in good faith by the Independent Directors (acting by majority vote), in each case as certified in a resolution sent to all Class A Holders or holders of Series 2 PCS Stock or Series 2 FON Stock, as the case may be.

  Section 11. Notices. Notwithstanding the provisions of Section 7.4, all notices to Class A Holders made by this Corporation pursuant to this ARTICLE SIXTH shall be made in writing and any such notice shall be deemed delivered when the same has been delivered in person to, or transmitted by telex or telefacsimile communication to, or seven days after it has been sent by air mail to the addresses of, all of the Class A Holders as indicated on the stock transfer books of this Corporation. Communications by telex or telefacsimile communication also shall be sent concurrently by air mail, but shall in any event be effective as stated above.

  Section 12. No Other Beneficiaries. The Class A Provisions are intended for the benefit of the Class A Holders only, and nothing in the Class A Provisions is intended or will be construed to confer upon or to give any third party or other stockholder of this Corporation any rights or remedies by virtue hereof. Any term of the Class A Provisions may be waived by the holders of at least two-thirds of the votes represented by the outstanding shares of Class A Stock, voting together as a single class.

  Section 13. General Provisions Relating to Preferred Stock

  13.1. The Preferred Stock may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers) designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein, or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

  13.2. Authority is hereby granted to the Board of Directors, subject to the provisions of this ARTICLE SIXTH, to create one or more series of Preferred Stock and, with respect to each series, to fix or alter as permitted by law, by resolution or resolutions providing for the issue of such series:

    (a) the number of shares to constitute such series and the distinctive designation thereof;

    (b) the dividend rate on the shares of such series, the dividend payment dates, the periods in respect of which dividends are payable ("dividend periods") whether such dividends shall be cumulative, and if cumulative, the date or dates from which dividends shall accumulate;

    (c) whether or not the shares of such series shall be redeemable, and, if redeemable, on what terms, including the redemption prices which the shares of such series shall be entitled to receive upon the redemption thereof;

    (d) whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

    (e) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

    (f) the voting power, if any, of the shares of such series; and

    (g) such other terms, conditions, special rights and protective provisions as the Board of Directors may deem advisable.

  13.3. No dividend shall be declared and set apart for payment on any series of Preferred Stock in respect of any dividend period unless there shall likewise be or have been paid, or declared and set apart for payment, on all shares of Preferred Stock of each other series entitled to cumulative dividends at the time outstanding which rank equally as to dividends with the series in question, dividends ratably in accordance with the sums which would be payable on the said shares through the end of the last preceding dividend period if all dividends were declared and paid in full.

  13.4. If upon any dissolution of the Corporation, the assets of the Corporation distributable among the holders of any one or more series of Preferred Stock which are (i) entitled to a preference over the holders of the Corporation Common Stock upon such dissolution, and (ii) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the

Preferred Stock ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

  13.5. In the event that the Preferred Stock of any series shall be redeemable, then, at the option of the Board of Directors, the Corporation may at such time or times as may be specified by the Board of Directors as provided in Section 13.2(c) of this ARTICLE SIXTH redeem all, or any number less than all, of the outstanding shares of such series at the redemption price thereof and on the other terms fixed herein or by the Board of Directors as provided in said Section 13.2(c) (the sum so payable upon any redemption of Preferred Stock being herein referred to as the "redemption price").

  13.6. Attribution of Preferred Stock to Groups. As of the Effective Date, the outstanding shares of Preferred Stock-First Series, Preferred Stock-Second Series, and Preferred Stock-Fifth Series shall be attributed entirely to the Sprint FON Group. [PREFERRED STOCK UNDERLYING THE RIGHTS GRANTED TO THE FON STOCK UNDER THE RIGHTS PLAN WILL BE ATTRIBUTED TO THE SPRINT FON GROUP WHILE PREFERRED STOCK UNDERLYING THE RIGHTS GRANTED TO THE PCS STOCK UNDER THE RIGHTS PLAN WILL BE ATTRIBUTED TO THE PCS GROUP] Upon any issuance of any shares of Preferred Stock of any series after the Effective Date, the Board of Directors shall attribute for purposes of this ARTICLE SIXTH the shares so issued entirely to the Sprint FON Group or entirely to the PCS Group or partly to the Sprint FON Group and partly to the PCS Group in such proportion as the Board of Directors shall determine and, further, in case of the issuance of shares of Preferred Stock that are exchangeable or exercisable for PCS Stock, if at the time such shares of Preferred Stock are issued the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest shall be greater than zero, then the Board of Directors shall also determine what portion (which may be some, all or none) of such shares of Preferred Stock shall reduce the Number Of Shares Issuable With Respect To The FON Group Intergroup Interest, taking into consideration the use of the proceeds of such issuance of shares of Preferred Stock in the business of the Sprint FON Group or the PCS Group and any other relevant factors. Upon any redemption or repurchase of shares of Preferred Stock, the Board of Directors shall determine the proper attribution thereof in accordance with Section 9.1(D) of ARTICLE SIXTH. Notwithstanding any such attribution of shares of Preferred Stock to the Sprint FON Group or the PCS Group, any dividends or distributions or other payments which are made by the Corporation on such shares of Preferred Stock may be made, and as required by the preferences and relative, participating, optional or other special rights thereof shall be made, out of any of the properties or assets of the Corporation, regardless of the Business Group to which such properties or assets are attributed in accordance with the definitions of "Sprint FON Group" and "PCS Group" set forth in Section 10, except as otherwise provided by the resolution of the Board of Directors fixing the preferences and relative, participating, optional or other special rights of a series of Preferred Stock.

  13.7. Preferred Stock-First Series, Convertible.

  13.7.1. Amount. The number of shares to constitute the initial series of Preferred Stock shall be 1,742,853 and the designation thereof shall be Preferred Stock-First Series (hereafter "First Series").

  13.7.2. Dividends. Holders of shares of the First Series will be entitled to receive cumulative cash dividends at the quarterly rate of $.37 1/2 per share. All such payments will be made out of funds legally available for the payment of such dividends, when and as declared, before any distribution shall be made on the Corporation Common Stock.

  13.7.3 Conversion Rights. The holders of shares of the First Series may convert any or all of said shares into Corporation Common Stock at any time after the Effective Date on the basis of three (3) shares of Series 1 FON Stock and one and fifty one-hundredths (1.50) shares of Series 1 PCS Stock of the Corporation for each share of the First Series. Such ratio is herein referred to as the "conversion rate."

  The conversion rate shall be subject to the following adjustments:

    A. In case the Corporation shall (i) pay a dividend in the FON Stock or the PCS Stock or (ii) subdivide the outstanding shares of FON Stock or PCS Stock into a greater number of shares of FON Stock or PCS

  Stock, respectively, or combine the outstanding shares of FON Stock or PCS Stock into a smaller number of shares of FON Stock or PCS Stock, respectively, the conversion rate into FON Stock or PCS Stock, as applicable, in effect immediately prior to such stock dividend, subdivision or combination shall be proportionately increased or decreased as the case may be.

    B. No such adjustment shall be required, however, if the aggregate number of shares of FON Stock or PCS Stock issued as dividends on the FON Stock or PCS Stock, respectively, since the most recent previous adjustment does not exceed 5% of the total number of shares of FON Stock or PCS Stock, respectively, outstanding; provided, however, that when the aggregate number of shares of FON Stock or PCS Stock, as applicable, issued as dividends since the most recent previous adjustment shall exceed the foregoing 5%, the conversion rate shall be increased in proportion to the same percentage or ratio that the aggregate of all such dividends in shares of FON Stock or PCS Stock, as applicable, since the most recent previous adjustment bears to the total number of shares of FON Stock or PCS Stock, as applicable, outstanding.

    C. In the event the Corporation shall fix a record date for the purpose of determining the holders of shares of Corporation Common Stock entitled to receive any dividend in Corporation Common Stock, the conversion rate or any subsequent conversion rate in effect immediately prior to the record date fixed for the determination of shareholders entitled to such dividend shall be proportionately increased (subject to the limitation of subparagraph (B) above) and such adjustment will become effective immediately after the opening of business on the day following such record date.

    D. The conversion rate shall not be adjusted by reason of: (i) the issuance of shares pursuant to options and stock purchase agreements granted or entered into with officers or employees of the Corporation; and
  (ii) the issuance of shares for cash or in exchange for assets or stock of another company.

    E. Any adjustment in the conversion rate as herein provided shall be to the nearest, or if there shall be no nearest, then to the next lower, one-hundredth of a share of FON Stock or PCS Stock, as applicable, and shall remain in effect until further adjustment as required hereunder.

    F. In case the Corporation shall be recapitalized, or shall be consolidated with or merged into, or shall sell or transfer its property and assets as, or substantially as, an entirety to any other corporation, proper provisions shall be made as a part of the terms of such recapitalization, consolidation, merger, sale or transfer whereby the holder of any shares of the First Series at the time outstanding immediately prior to such event shall thereafter be entitled to such conversion rights, with respect to securities of the Corporation resulting from such recapitalization, consolidation or merger, or to which such sale or transfer shall be made, as shall be substantially equivalent to the conversion rights herein provided for.

    G. No fraction of a share of FON Stock or PCS Stock shall be issued upon any conversion. In lieu of the fraction of a share to which the holder of shares of the First Series surrendered for conversion would otherwise be entitled, such holder shall receive, as soon as practicable after the date of conversion, an amount in cash equal to the same fraction of the market value of a full share of Series 1 FON Stock or Series 1 PCS Stock, as applicable. For the purposes of this subparagraph, the market value of a share of Series 1 FON Stock or Series 1 PCS Stock, as applicable, shall be the last recorded sale price of such a share on the New York Stock Exchange on the day immediately preceding the date upon which such shares of such series are surrendered for conversion, or if there be no such recorded sale price on such date, the last quoted bid price per share of such Corporation Common Stock on such Exchange at the close of business on such date.

  13.7.4 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation the holders of the First Series will be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of the assets shall be made to the holders of Corporation Common Stock, the sum of $42.50 per share if such liquidation is voluntary and the sum of $40.00 per share if such liquidation is involuntary, plus in each case any accumulated unpaid dividends. If upon any liquidation, dissolution or winding up of the Corporation the amounts payable with respect to the Preferred Stock are not paid in full, the holders of the Preferred Stock will share ratably in any distribution of assets in proportion to the full preferential amounts to which they are entitled.

  13.7.5. Redemption. The First Series may be redeemed by the Corporation, at any time or from time to time, upon at least thirty days' prior notice, at the redemption price of $42.50 per share, plus any accumulated unpaid dividends. If less than all the outstanding First Series is to be redeemed, the shares to be redeemed shall be determined in such manner as may be prescribed by the Board of Directors. Shares so redeemed shall be retired and not reissued.

  13.7.6. Voting Rights. Each holder of the First Series will be entitled to one (1) vote for each share held.

  If six quarterly dividends on any series of the Preferred Stock are in arrears, the number of directors of the Corporation shall be increased by two
(2) and the holders of all the Preferred Stock voting as a class will be entitled to elect two (2) directors until all arrears in dividends have been paid.

  Consent of the holders of at least two-thirds of the then outstanding Preferred Stock of all classes will be necessary to: (a) authorize any stock ranking either as to payment of dividend or distribution of assets prior to the First Series or any other Preferred Stock then outstanding or (b) amend, alter, or change in any material respect prejudicial to the holders thereof the preferences of any then outstanding Preferred Stock.

  Consent of the holders of a majority of the then outstanding Preferred Stock of all classes will be necessary to: (a) increase the authorized amount of the Preferred Stock or (b) create any other class of stock ranking on a parity with the Preferred Stock.

  13.7.7. Preemptive Rights. No holder of Preferred Stock will have any preemptive rights.

  13.8. Preferred Stock-Second Series, Convertible.

  13.8.1. Amount, Rank and Designation. The amount of shares to constitute the Second Series of Preferred Stock shall be 8,758,472 shares plus such an additional amount, if any, as shall be required under the Agreement and Plan of Merger between the Company and Carolina Telephone and Telegraph Company dated as of July 18, 1968. The designation thereof shall be "Preferred Stock-Second Series, Convertible" (hereinafter "Second Series"). Shares of the Second Series shall rank on a parity with shares of the First Series of the Preferred Stock as to dividends and upon liquidation and shall have a preference over the shares of the Corporation Common Stock and any other class or series of stock ranking junior to the Second Series as to dividends or upon liquidation.

  13.8.2. Dividends. Holders of shares of the Second Series will be entitled to receive cumulative cash dividends each calendar quarter payable in March, June, September and December of each year, at the rate of $.37 1/2 per share in each quarter.

  All such payments will be made out of funds legally available for the payment of such dividends, when and as declared by the Board of Directors of the Corporation. Before any dividends on the Corporation Common Stock or any other class or series of stock of the Corporation ranking junior to the Second Series as to dividends shall be paid or declared and set apart for payment, the holders of shares of the Second Series shall be entitled to receive the full accumulated cash dividends for all quarterly dividend periods ending on or before the date on which any dividend on any such class or series of stock ranking junior to the Second Series as to dividends or upon liquidation is declared or is to be paid.

  13.8.3 Conversion Rights. The holders of shares of the Second Series may convert any or all of said shares into Corporation Common Stock at any time after the Effective Date on the basis of three and nine-one hundredths (3.09) shares of Series 1 FON Stock and one and fifty-four one hundredths (1.54) shares of Series 1 PCS Stock of the Corporation for each one share of the Second Series. Such ratios are herein referred to individually as the "FON conversion rate" and the "PCS conversion rate" and, collectively, the "conversion rates." In case of the redemption of any shares of the Second Series, such right of conversion shall cease and terminate as to the shares duly called for redemption, at the close of business on the date fixed for redemption, unless default shall be made in the payment of the redemption price. Upon conversion the Corporation shall make no payment or adjustment on account of dividends accrued or in arrears on the Second Series surrendered for conversion.

  The conversion rates in effect at any time shall be subject to adjustment as follows:

    A. In case the Corporation shall (i) declare a dividend on its Corporation Common Stock in shares of its capital stock, (ii) subdivide its outstanding shares of Corporation Common Stock, (iii) combine its outstanding shares of Corporation Common Stock into a smaller number of shares, or (iv) issue any shares by reclassification of its shares of Corporation Common Stock (including any reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), the conversion rates in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of the Second Series surrendered for conversion after such time shall be entitled to receive the number of shares which he would have owned or have been entitled to receive had such shares of the Second Series been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

    B. In case the Corporation shall fix a record date for the issuance of rights or warrants to all holders of its FON Stock or to all holders of its PCS Stock entitling them (for a period expiring within 45 days after such record date) to subscribe for or purchase shares of FON Stock or PCS Stock, as the case may be, at a price per share less than the current market price per share of such FON Stock or PCS Stock (as defined in Paragraph D below) on such record date, the applicable conversion rate after such record date shall be determined by multiplying the conversion rate in effect immediately prior to such record date by a fraction, of which the numerator shall be the number of shares of FON Stock or PCS Stock, as the case may be, outstanding on such record date plus the number of additional shares of FON Stock or PCS Stock, as applicable, to be offered for subscription or purchase, and of which the denominator shall be the number of shares of FON Stock or PCS Stock, as the case may be, outstanding on such record date plus the number of shares of FON Stock or PCS Stock, as applicable, which the aggregate offering price (without deduction for expenses or commissions of any kind) of the total number of shares so to be offered would purchase at such current market price. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights or warrants are not so issued, the conversion rate shall again be adjusted to be the applicable conversion rate which would then be in effect if such record date had not been fixed.

    C. In case the Corporation shall fix a record date for the making of a distribution to all holders of its FON Stock or PCS Stock, as applicable, (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of its indebtedness or assets (excluding dividends paid in, or distributions of, cash) or subscription rights or warrants (excluding those referred to in Paragraph B above), the FON conversion rate or the PCS conversion rate, as applicable, after such record date shall be determined by multiplying the conversion rate in effect immediately prior to such record date by a fraction, of which the numerator shall be the current market price per share (as defined in Paragraph D below) of FON Stock or PCS Stock, as the case may be, on such record date, and of which the denominator shall be such current market price per share of FON Stock or PCS Stock, as applicable, less the fair market value (as determined by the Board of Directors whose determination shall be conclusive, and described in a statement filed with the transfer agent or agents for the Second Series and with the principal office of the Corporation) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one share of FON Stock or PCS Stock, as applicable. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the applicable conversion rate shall again be adjusted to the conversion rate which would then be in effect if such record date had not been fixed.

    D. For the purpose of any computation under Paragraphs B and C above, the current market price per share of FON Stock or PCS Stock on any record date shall be deemed to be the average of the daily closing prices of a share of FON Stock or PCS Stock, respectively, for the 30 consecutive business days commencing 45 business days before such date. The closing price for each day shall be the last sale price regular way or, in case no such sale takes place on such day, the mean between the closing bid and asked prices regular way, in either case on the New York Stock Exchange.

    E. The conversion rates shall not be adjusted by reason of: (i) the issuance of shares pursuant to options and stock purchase agreements granted or entered into with officers or employees of the Corporation; and
  (ii) the issuance of shares for cash (except as provided in Paragraph B above) or in exchange for assets or stock of another company.

    F. Any adjustment in the conversion rates as herein provided shall be to the nearest, or if there shall be no nearest, then to the next lower, one-hundredth of a share of Corporation Common Stock, and shall remain in effect until further adjustment as required hereunder.

    G. In case the Corporation shall be recapitalized, or shall be consolidated with or merged into, or shall sell or transfer its property and assets as, or substantially as, an entirety to any other corporation, proper provisions shall be made as a part of the terms of such recapitalization, consolidation, merger, sale or transfer whereby the holder of any shares of the Second Series at the time outstanding immediately prior to such event shall thereafter be entitled to such conversion rights, with respect to securities of the Corporation resulting from such recapitalization, consolidation or merger or to which such sale or transfer shall be made, as shall be substantially equivalent to the conversion rights herein provided for.

    H. No fraction of a share of Corporation Common Stock shall be issued upon any conversion. In lieu of the fraction of a share to which the holder of shares of the Second Series surrendered for conversion would otherwise be entitled, such holder shall receive, as soon as practicable after the date of conversion, an amount in cash equal to the same fraction of the market value of a full share of such Corporation Common Stock. For the purposes of this subparagraph, the market value of a share of the applicable Corporation Common Stock shall be the last recorded sale price of such a share on the New York Stock Exchange for such stock on the day immediately preceding the date upon which such shares of such series are surrendered for conversion, or if there be no such recorded sale price on such day, the last quoted bid price per share of the applicable Corporation Common Stock on such Exchange at the close of business on such date.

    I. Whenever there shall be an adjustment in the conversion rates as provided by the foregoing, the Corporation will file with each transfer agent for shares of the Second Series a certificate signed by the President or the chief financial or accounting officer of the Corporation, setting forth in reasonable detail the calculation of the adjustment, and shall mail to each holder of record thereof, a notice describing the adjustment and stating the applicable record or effective date therefor, at least 20 days prior thereto.

  13.8.4. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation the holders of the Second Series will be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of the assets shall be made to the holders of the Corporation Common Stock or any other class or series of stock ranking junior to the Second Series either as to dividends or upon liquidation, the sum of $35.42 per share if such liquidation is voluntary and the sum of $33.33 per share if such liquidation is involuntary, plus in each case any accumulated unpaid dividends (whether or not declared), to the end of the current quarterly dividend period in which the payment is made. If upon any liquidation, dissolution or winding up of the Corporation the amounts payable with respect to the Second Series and any other series of Preferred Stock which ranks on a parity with the Second Series are not paid in full, the holders of the Second Series and such parity Preferred Stock will share ratably in any distribution of assets in proportion to the full preferential amounts to which they are entitled.

  13.8.5. Redemption. Subject to the provisions herein and in the charter contained, the Second Series may be redeemed by the Corporation, at any time or from time to time, upon at least thirty days' prior notice, at the redemption price of $50.00 per share, plus any accumulated unpaid dividends (whether or not declared), to the end of the current quarterly dividend period in which the payment is made. If less than all the outstanding Second Series is to be redeemed, the shares to be redeemed shall be selected by lot, in such equitable manner as may be prescribed by the Board of Directors. Shares so redeemed shall be retired and not reissued.

  13.8.6. Reservation of Shares. The Corporation shall at all times keep available and reserved the number of shares of its Corporation Common Stock required for conversion of the outstanding and any reserved shares of the Second Series.

  13.8.7. Certain Protective Provisions. If at any time the full cumulative dividends on shares of the Second Series have not been paid or declared and set aside for payment for the current and all past quarterly dividend periods, the Corporation (a) will not declare, or pay, or set apart for payment any dividends or make any distribution, on any other class or series of stock of the Corporation ranking junior to the Second Series whether as to dividends or upon liquidation; (b) will not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of any junior class or series if the Corporation shall be in default with respect to any dividend payable on shares of the Second Series, provided that notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of stock of any such junior class in exchange for, or out of the net cash proceeds from the substantially simultaneous sale of, other shares of stock of any junior class; and (c) will not redeem pursuant to redemption rights in the terms of such stock any stock ranking on a parity with the Second Series unless at the same time it redeems all the shares of the Second Series.

  Unless the consent of all or a greater number of such shares is required by law, the consent of the holders of at least two-thirds ( 2/3) of the then outstanding shares of the Second Series shall be necessary in order to liquidate or dissolve the Corporation voluntarily or by any other means involving the vote or consent of any stockholders of the Corporation.

  Unless the consent of all or a greater number of such shares is required by law, consent of the holders of at least two-thirds ( 2/3) of the then outstanding aggregate number of shares of the Second Series and each other series of the Preferred Stock whose terms provide for such consent, taken together, will be necessary to: (a) authorize (by whatever means) any stock ranking either as to payment of dividends or distribution of assets prior to the Second Series or any other Preferred Stock then outstanding; or (b) authorize any merger or consolidation (or transfer of all or substantially all of the assets of the Corporation in a transaction contemplating in substance and effect the exchange of shares of the Preferred Stock for stock of another corporation) unless the surviving, resulting or other corporation in such transaction shall have authorized no stock ranking prior to the Preferred Stock as to dividends or upon liquidation (unless such stock is a stock substantially the same as, and to be exchanged for, stock of the Corporation previously authorized pursuant to the preceding clause (a)); or (c) amend, alter, or change in any material respect adverse to the holders thereof the preferences of any then outstanding Preferred Stock; provided that in case of any such action described in the preceding clauses (a), (b) and (c) which, in any material respect, is adverse to the Second Series as a series and is not a term generally applicable to and with the same relative effect upon all series, the consent of the holders of two-thirds ( 2/3) of the then outstanding shares of the Second Series will be required.

  Unless the consent of all or a greater number of such shares is required by law, consent of the holders of a majority of the then outstanding aggregate number of shares of the Second Series and each other series of the Preferred Stock whose terms provide for such consent, taken together, will be necessary to: (a) increase the authorized amount of the Preferred Stock; (b) authorize any merger or consolidation (or transfer of all or substantially all the assets of the Corporation to another corporation contemplating in substance and effect the exchange of shares of the Preferred Stock for stock of another corporation) unless the surviving, resulting or other corporation in such transaction shall have no greater authorized amount of stock ranking on a parity with the Preferred Stock as to payment of dividends or upon liquidation than was authorized by the Corporation immediately prior to such transaction; or (c) create any other class of stock ranking on a parity with the Preferred Stock as to dividends or upon liquidation.

  13.8.8. Voting Rights. Each holder of the Second Series will be entitled to one (1) vote for each share held, and, in addition to the other class and series voting rights of the shares of the Second Series, shall have general voting power, share for share, with the Common Stock of the Corporation and any other shares having general voting power.

  If six quarterly dividends on any series of the Preferred Stock are in arrears, the number of directors of the Corporation shall be increased by two
(2) and the holders of all the Preferred Stock voting as a class will be entitled to elect two (2) directors until all arrears in dividends have been paid. The Corporation will promptly take all such action as shall be necessary to permit such election to occur promptly after such arrearage occurs.

  13.9. Preferred Stock--Fifth Series.

  13.9.1. Designation; Number of Shares; Stated Value. The Series shall be designated as Preferred Stock--Fifth Series (the "Fifth Series") and shall consist of ninety-five (95) shares. The shares of such series are hereinafter sometimes called the "Fifth Series Shares." The stated value of the Fifth Series Shares shall be One Hundred Thousand Dollars ($100,000) per share.

  13.9.2. Dividends. The rate of dividends upon the Fifth Series Shares (which shall be cumulative from the date of issue) and the time of payment thereof shall be 6.00% of the stated value per share per annum, payable quarterly on the last days of January, April, July and October in each year.

  13.9.3. Rank. The Fifth Series Shares shall rank on a parity with shares of the First Series and Second Series of the Preferred Stock as to dividends and upon liquidation.

  13.9.4. Voting Rights. Holders of Fifth Series Shares will be entitled to one vote for each share held and will be entitled to exercise such voting rights together with the holders of Corporation Common Stock of the Corporation, without distinction as to class. If no dividends or less than full cumulative dividends on the Fifth Series Shares shall have been paid for each of four consecutive dividend periods, or if arrearages in the payment of dividends on the Fifth Series Shares shall have cumulated to an amount equal to full cumulative dividends on the Fifth Series Shares for six quarterly dividend periods, the holders of the Fifth Series Shares shall, at all meetings held for the election of Directors until full cumulative dividends for all past quarterly dividend periods and the current quarterly dividend period on the Fifth Series Shares shall have been paid or declared and set apart for payment, possess voting power, acting alone, to elect the smallest number constituting a majority of the Directors then to be elected. The Corporation will promptly take all such action as shall be necessary to permit such election to occur promptly after such arrearage occurs.

  13.9.5. Non-Convertible. The Fifth Series Shares shall not be convertible into or exchangeable for stock of any other class or classes of the Corporation.

  13.9.6. Repurchase by the Corporation. Upon six months' prior written notice, the holders of the Fifth Series Shares may tender all and not less than all of the Fifth Series Shares to the Corporation for purchase at a price per share equal to the stated value of One Hundred Thousand Dollars ($100,000) per share plus accrued dividends to the date of repurchase by the Corporation (the Purchase Price). Upon such proper tender of all shares of the Fifth Series Shares by the holders, the Corporation shall purchase the Fifth Series Shares at the Purchase Price.

  13.9.7. Tender Procedures. The Fifth Series Shares will not be deemed tendered unless and until the certificate or certificates therefor have been received by the Corporation or the bank or trust company designated for the purpose and, if payment upon acceptance of tender thereof is to be made other than to the record holders, such certificate or certificates have been duly endorsed and are in proper form for transfer, with all transfer taxes due in respect thereof paid or provided for.

  13.9.8. Redemption. If the holders have not theretofore tendered the Fifth Series Shares to the Corporation for purchase pursuant to paragraphs 6 and 7 hereof by March 14, 2003, then the Corporation shall redeem all of the outstanding Fifth Series Shares at the Purchase Price on a date set forth in written notice to the holders as the redemption date (the Redemption Date). The Corporation shall give notice of such redemption not less than thirty (30) days prior to the Redemption Date, by mail to the holders of record of the outstanding shares at their respective addresses then appearing on the books of the Corporation. At any time before the Redemption

Date, the Corporation may deposit in trust the funds necessary for such redemption with a bank or trust company to be designated in the notice of redemption, doing business in the City of Chicago and State of Illinois or in the City and State of New York, and having capital, surplus and undivided profits aggregating $25,000,000. In the event such deposit is made so that the deposited funds shall be forthwith available to the holders of the shares to be redeemed upon surrender of the certificates evidencing such shares, then, upon the giving of the notice of such redemption, as hereinabove provided, or upon the earlier delivery to such bank or trust company of irrevocable authorization and direction so to give such notice, all shares with respect to the redemption of which such deposit shall have been made and the giving of such notice effected shall, whether or not the certificates for such shares shall be surrendered for cancellation, be deemed to be no longer outstanding for any purpose and all rights with respect to such shares shall thereupon cease and terminate, except only the right of the holders of the certificates for such shares to receive, out of the funds so deposited in trust, from and after the time of such deposit, the amount payable upon the redemption thereof, without interest.

  13.9.9. Cancelled Shares. The Fifth Series Shares, purchased upon tender or redeemed as herein provided, shall be cancelled and upon such cancellation shall be deemed to be authorized and unissued shares of Preferred Stock, without par value, of the Corporation but shall not be reissued as shares of the same or any theretofore outstanding series.

  13.9.10. Default. Default by the Corporation in complying with the provisions of paragraph 6 or 8 hereof shall preclude the declaration or the payment of dividends or the making of any other distribution whatsoever upon the Corporation Common Stock (other than a distribution in shares of its Corporation Common Stock) until the Corporation shall have cured such default by depositing the funds necessary therefor in the manner and upon the terms herein provided. The holders of the Fifth Series Shares shall not be entitled to apply to any court of law or equity for a money judgment or remedy on account of any such default other than to restrain the Corporation from the actions specified above upon the Corporation Common Stock until such default shall have been cured.

  13.9.11. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation the holders of the Fifth Series will be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of the assets shall be made to the holders of Corporation Common Stock, the sum of $100,000 per share, plus an amount equal to cumulative dividends accrued and unpaid thereon to the date of distribution to holders of the Fifth Series. If upon any liquidation, dissolution or winding up of the Corporation the amounts payable with respect to the Fifth Series and any other series of Preferred Stock which ranks on a parity with the Fifth Series are not paid in full, the holders of the Fifth Series and such parity Preferred Stock will share ratably in any distribution of assets in proportion to the full preferential amounts to which they are entitled.


                                    SEVENTH

  1. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as expressly provided in section 2 of this ARTICLE SEVENTH, the affirmative vote of the holders of eighty (80) percent of the outstanding shares of the Corporation entitled to vote in an election of Directors shall be required for the approval or authorization of any Business Combination (as hereinafter defined).

  2. The provisions of Section 1 of this ARTICLE SEVENTH shall not be applicable if:

    A. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting of Directors at which at least seven Continuing Directors are present; or

    B. The Business Combination is a merger or consolidation and the cash or Fair Market Value (as hereinafter defined) of the property, securities or other consideration to be received per share by the stockholders of each class of stock of the Corporation in the Business Combination, if applicable, is not less than the highest per share price paid by the Interested Stockholder (as hereinafter defined), with appropriate adjustments for stock splits, stock dividends and like distributions, in the acquisition by the Interested Stockholder of any of its holdings of each class of the Corporation's capital stock.

  3. For purposes of this ARTICLE SEVENTH:

    A. The term "Business Combination" means:

      (i) any merger or consolidation of the Corporation or any subsidiary of the Corporation with (a) any Interested Stockholder or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as defined on October 1, 1982 in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of an Interested Stockholder;

      (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any subsidiary of the Corporation that have an aggregate Fair Market Value of $1,000,000 or more;

      (iii) the issuance or transfer by the Corporation or any subsidiary of the Corporation (in one transaction or a series of transactions) of any securities of the Corporation or any subsidiary of the Corporation to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more;

      (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

      (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

    B. The term "Continuing Director" means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director if the successor is unaffiliated with the Interested Stockholder and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present.

    C. The term "Fair Market Value" means:

      (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of Continuing Directors, provided that such determination shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present; or

      (ii) in the case of property or securities other than cash or stock, the fair market value of such property or securities on the date in question as determined in good faith by a majority of Continuing Directors, provided that such determination shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present.

    D. The term "Interested Stockholder" means and includes, as of the date of any proposed Business Combination, any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined on October 1, 1982 in Rule 12b-2 under the Exchange Act), "Beneficially Owns" (as defined on October 1, 1982 in Rule 13d-3 under the Exchange Act) in the aggregate ten percent or more of the outstanding shares of the Corporation entitled to vote in an election of Directors, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

                                    EIGHTH

  1. Prevention of "Greenmail." Any direct or indirect purchase or other acquisition by this Corporation of any Equity Security (as hereinafter defined) of any class at a price above Market Price (as hereinafter defined) from any Interested Securityholder (as hereinafter defined) who has beneficially owned any Equity Security of the class to be purchased for less than two years prior to the date of such purchase or any agreement in respect thereof shall, except as hereinafter expressly provided, require the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors (the "Voting Stock"), excluding Voting Stock beneficially owned by such Interested Securityholder, voting together as a single class (it being understood that for the purposes of this ARTICLE EIGHTH, each share of the Voting Stock shall have the number of votes granted to it pursuant to ARTICLE SIXTH of these Articles of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement with any national securities exchange, or otherwise, but (i) no such affirmative vote shall be required with respect to any purchase, redemption or other acquisition by this Corporation of capital stock from FT, DT, any Qualified Subsidiary or any Qualified Stock Purchaser pursuant to the provisions of the Investment Documents (as such term is defined in Section 10 of ARTICLE SIXTH of these Articles of Incorporation) or these Articles of Incorporation, (ii) no such affirmative vote shall be required with respect to any purchase or other acquisition of securities made as part of a tender or exchange offer by this Corporation to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations), and (iii) no such affirmative vote shall be required with respect to any purchase, redemption, conversion or other acquisition by this Corporation of Series 2 FON Stock or PCS Stock (as defined in ARTICLE SIXTH) from a holder thereof pursuant to the provisions of these Articles of Incorporation.

  2. Certain Definitions. For the purposes of this ARTICLE EIGHTH:

    A. A "person" means any individual, firm, corporation or other entity.

    B. "Interested Securityholder" means any person (other than the Corporation or any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation) who or which:

      (i) is the beneficial owner, directly or indirectly, of 5% or more of the class of securities to be acquired; or

      (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5% or more of the class of securities to be acquired; or

      (iii) is an assignee or has otherwise succeeded to any shares of the class of securities to be acquired which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Securityholder, if such assignment or succession shall have occurred in the course of a transaction or transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

    C. A person shall be a "beneficial owner" of any security of any class of the Corporation:

      (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

      (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) any right to vote pursuant to any agreement, arrangement or understanding; or

      (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any security of any class of the Corporation.

    D. For the purposes of determining whether a person is an Interested Securityholder pursuant to paragraph B of this Section 2, the relevant class of securities outstanding shall be deemed to comprise all such securities deemed owned through application of paragraph C of this Section 2, but shall not include other securities of such class which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

    E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on October 1, 1982.

    F. "Equity Security" shall have the meaning ascribed to such term in
  Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1985.

    G. "Market Price" means the highest closing sale price during the thirty-day period immediately preceding the date in question, of a share of any Equity Security on the Composite Tape for New York Stock Exchange issues or, if such Equity Security is not quoted on the Composite Tape or is not listed on such Exchange, on the principal United States security exchange registered under the Securities Exchange Act of 1934, as amended, on which such Equity Security is listed, or, if such Equity Security is not listed on any such exchange, the highest closing bid quotation with respect to a share of such Equity Security during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such Equity Security.

  3. Compliance. The Board of Directors of the Corporation shall have the power to determine the application of, or compliance with, this ARTICLE EIGHTH, including, without limitation: (i) whether a person is an Interested Securityholder; (ii) whether a person is a beneficial owner of any Equity Security; and (iii) the Market Price of any Equity Security. Any decision or action taken by the Board of Directors arising out of or in connection with the construction, interpretation and effect of this ARTICLE EIGHTH shall lie within its absolute discretion and shall be conclusive and binding, except in circumstances involving bad faith.

                                     NINTH

  No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such Director as a Director; provided, however, that this ARTICLE NINTH shall not eliminate or limit the liability of a Director to the extent provided by applicable law (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 51 of the General Corporation Code of the State of Kansas, or
(iv) for any transaction from which the Director derived an improper personal benefit. No amendment to or repeal of this ARTICLE NINTH shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

  IN WITNESS WHEREOF, we have hereunto set our hands and affixed the seal of
said Corporation this    day of [   ], 1998.

                                          -------------------------------------
                                          Don A. Jensen, Vice President

                                          -------------------------------------
                                          Michael T. Hyde, Assistant Secretary

STATE OF KANSAS
                        ss.
COUNTY OF JOHNSON     H

  Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared: Don A. Jensen, Vice President, and Michael T. Hyde, Assistant Secretary, of Sprint Corporation, a corporation, who are known to me to be the same persons who executed the foregoing Amended and Restated Articles of Incorporation, and duly acknowledged the execution of
the same this    day of [   ], 1998.

                                          -------------------------------------
                                          Notary Public

My appointment expires:
------------------------------------------

                       ANNEX V--RESTRUCTURING AGREEMENT

  THIS RESTRUCTURING AND MERGER AGREEMENT is made as of this 26th day of May, 1998, by and among TELE-COMMUNICATIONS, INC., a Delaware corporation ("TCI"), COMCAST CORPORATION, a Pennsylvania corporation ("Comcast"), COX COMMUNICATIONS, INC., a Delaware corporation ("Cox", and together with TCI and Comcast, the "Cable Parents"), SPRINT CORPORATION, a Kansas corporation ("Sprint", and together with the Cable Parents, the "Parents"), TCI SPECTRUM HOLDINGS, INC., a Colorado corporation ("TCI Partner"), COMCAST TELEPHONY SERVICES, a Delaware general partnership ("Comcast Partner"), COX TELEPHONY PARTNERSHIP, a Delaware general partnership ("Cox Partner", and together with TCI Partner and Comcast Partner, the "Cable Partners"), SPRINT ENTERPRISES, L.P., a Delaware limited partnership ("Sprint Partner", and together with the Cable Partners, the "PCS Partners"), TCI PHILADELPHIA HOLDINGS, INC., a Delaware corporation ("TCI PhillieCo Sub"), COM TELEPHONY SERVICES, INC., a Delaware corporation ("Comcast HoldCo Sub1"), COMCAST TELEPHONY SERVICES, INC., a Delaware corporation ("Comcast HoldCo Sub2"), COX TELEPHONY PARTNERS, INC., a Delaware corporation ("Cox HoldCo Sub1") and COX COMMUNICATIONS WIRELESS, INC., a Delaware corporation ("Cox HoldCo Sub2", and together with TCI PhillieCo Sub, Comcast HoldCo Sub1, Comcast HoldCo Sub2 and Cox HoldCo Sub1, the "HoldCo Entities"), SWV ONE, INC., a Delaware corporation ("Comcast Merger Sub1"), SWV TWO, INC., a Delaware corporation ("Comcast Merger Sub2"), SWV THREE, INC., a Delaware corporation ("Cox Merger Sub1"), SWV FOUR, INC., a Delaware corporation ("Cox Merger Sub2"), SWV FIVE, INC., a Delaware corporation ("TCI Merger Sub1"), and SWV SIX, INC., a Colorado corporation ("TCI Merger Sub2", and together with Cox Merger Sub1, Cox Merger Sub2, Comcast Merger Sub1, Comcast Merger Sub2 and TCI Merger Sub1, the "Merger Subs").

                                   RECITALS:

  WHEREAS, each of the PCS Partners is a general partner and a limited partner of each of Sprint Spectrum Holding Company, L.P., a Delaware limited partnership ("Sprint PCS GP"), and MinorCo, L.P., a Delaware limited partnership ("Sprint PCS LP");

  WHEREAS, Sprint PCS GP is the sole general partner and Sprint PCS LP is the sole limited partner of Sprint Spectrum, L.P., a Delaware limited partnership ("Sprint PCS");

  WHEREAS, TCI Partner is an indirect Wholly-Owned Subsidiary of TCI, Comcast Partner is wholly owned by Comcast HoldCo Sub1 and Comcast HoldCo Sub2 (which in turn are indirect Wholly-Owned Subsidiaries of Comcast), and Cox Partner is wholly owned by Cox HoldCo Sub1 and Cox HoldCo Sub2 (which in turn are Wholly-Owned Subsidiaries of Cox);

  WHEREAS, TCI PhillieCo Sub, Cox HoldCo Sub2 and Sprint Partner
(collectively, the "PhillieCo Partners") are the sole partners, each holding a general partnership and a limited partnership interest, in PhillieCo Partners I, L.P., a Delaware limited partnership ("PhillieCo GP"), and PhillieCo Partners II, L.P., a Delaware limited partnership ("PhillieCo LP");

  WHEREAS, PhillieCo GP is the sole general partner and PhillieCo LP is the sole limited partner of PhillieCo Sub, L.P., a Delaware limited partnership ("PhillieCo Sub"), which in turn is the sole general partner of PhillieCo, L.P., a Delaware limited partnership ("PhillieCo1"), and PhillieCo Equipment & Realty Company, L.P., a Delaware limited partnership ("PhillieCo2") (PhillieCo Sub, PhillieCo1 and PhillieCo2 are collectively referred to herein as "PhillieCo");

  WHEREAS, each of the Merger Subs is a direct Wholly-Owned Subsidiary of Sprint;

  WHEREAS, SprintCom, Inc., a Kansas corporation ("SprintCom"), and SprintCom Equipment Company, L.P., a Delaware limited partnership ("EquipmentCo"), are Wholly-Owned Subsidiaries of Sprint;

  WHEREAS, the Board of Directors of each of the Parents, TCI Partner, the HoldCo Entities and the Merger Subs has determined that it is in the best interests of their respective stockholders for (A) TCI Merger Sub1 to merge with and into TCI PhillieCo Sub, (B) TCI Merger Sub2 to merge with and into TCI Partner, (C) Comcast Merger Sub1 to merge with and into Comcast HoldCo Sub1, (D) Comcast Merger Sub2 to merge with and into Comcast HoldCo Sub2, (E) Cox Merger Sub1 to merge with and into Cox HoldCo Sub1 and (F) Cox Merger Sub2 to merge with and into Cox HoldCo Sub2, all upon the terms and subject to the conditions of this Agreement (each, a "Merger" and together, the "Mergers");

  WHEREAS, the outstanding stock of TCI Partner and the HoldCo Entities will be converted in the Mergers into (i) shares of a special series of a new class of common stock of Sprint that will reflect the performance of the PCS Group (as defined herein), (ii) certain warrants to acquire additional shares of such special series of common stock and (iii) in certain cases, shares of a new series of preferred stock of Sprint;

  WHEREAS, concurrently with the Closing of the Mergers, Sprint currently intends to complete the IPO (as defined herein) and, within 120 days thereafter, to complete the Recapitalization (as defined herein);

  WHEREAS, if the IPO is not completed on the Closing Date, Sprint will effect the Recapitalization concurrently with the Closing and intends to complete the IPO within 120 days following the Closing;

  WHEREAS, immediately following the Mergers, TCI, Comcast and Cox will hold (directly or indirectly through their respective Subsidiaries) shares of such special series of common stock and Warrants (as defined herein) representing Initial PCS Group Percentage Interests (as defined herein) of 23.83074%, 11.42370%, and 11.91537%, respectively, and the Sprint FON Group (as defined herein) will hold a notional equity "intergroup" interest in the PCS Group equal to a 52.83019% Initial PCS Group Percentage Interest; and

  WHEREAS, in connection with the Mergers, the parties hereto intend to enter into other agreements and covenants as specified herein;

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Other Agreements (as defined herein), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

  Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

  "Act" means the Delaware Revised Uniform Limited Partnership Act, as set forth in Del. Code Ann. tit. 6, (S)(S)17-101 to 17-1111.

  "Additional Capital Contribution" has the meaning set forth in Section 1.10 of the PCS Partnership Agreement.

  "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term "controls" (including its correlative meanings "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (i) neither Sprint PCS LP, Sprint PCS GP, Sprint PCS or any of its Subsidiaries, PhillieCo GP, PhillieCo LP, PhillieCo or any of its Subsidiaries nor any Person controlled by any of such entities, shall be deemed to be an Affiliate of any Parent or of any Affiliate of any Parent prior to the

Closing and (ii) no Parent or any Affiliate thereof shall be deemed to be an Affiliate of any other Parent or any Affiliate thereof solely by virtue of the ownership by such Parent or any of its Affiliates of interests in Sprint PCS LP, Sprint PCS GP, PhillieCo GP or PhillieCo LP.

  "Agreement" means this Restructuring and Merger Agreement, including the Schedules and Exhibits attached hereto.

  "Business Day" means a day of the year on which banks are not required or authorized to be closed in the State of New York.

  "Capital Contribution" has the meaning set forth in Section 1.10 of the PCS Partnership Agreement.

  "CBCA" means the Colorado Business Corporation Act.

  "Certificate of Designations" means the form of certificate of designations attached hereto as Exhibit A setting forth the rights, preferences and limitations of the PCS Preferred Stock, which will be filed with the Kansas Secretary of State on the Closing Date.

  "Certificates of Merger" means, collectively, the Colorado Articles of Merger and the Delaware Certificates of Merger.

  "Class A Stock" means the Class A Common Stock, par value $2.50 per share, of Sprint, as provided for in the Current Sprint Charter.

  "Closing" means the consummation of the Mergers and the other transactions contemplated by this Agreement (including those set forth in Article 9), concurrently with either the IPO or the Recapitalization, as contemplated by this Agreement, held on the date and at the place fixed in accordance with
Article 9.

  "Closing Date" means the date of the Closing.

  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

  "Colorado Articles of Merger" means the articles of merger in the form of Exhibit B-2, to be filed with the Colorado Secretary of State to effect the Merger of TCI Merger Sub2 with and into TCI Partner.

  "Colorado Plan of Merger" means the plan of merger in the form of Annex 1 to Exhibit B-2, to be filed with the Colorado Secretary of State to effect the Merger of TCI Merger Sub2 with and into TCI Partner.

  "Comcast" means Comcast Corporation, a Pennsylvania corporation, and any successor (by merger, consolidation, Transfer or otherwise) to all or substantially all of its business or assets.

  "Controlled Affiliate" of (i) any Person (other than a Parent or any Subsidiary of a Parent) means the Parent Entity of such Person as of the date of this Agreement and each Subsidiary of such Parent Entity as of the date of determination, and (ii) any Parent or its Subsidiary means such Parent and each Subsidiary of such Parent as of the date of determination.

  "Cox" means Cox Communications, Inc., a Delaware corporation, and any successor (by merger, consolidation, Transfer or otherwise) to all or substantially all of its business or assets.

  "Cox L.A. Amendments" means (i) the amendment to the Agreement of Limited Partnership of Cox Communications PCS, L.P. by and between Sprint PCS GP and Cox Pioneer Partnership dated as of December 31, 1996, as amended, in the form of Exhibit C-1, to be entered into at the Closing among Sprint,

Sprint PCS GP and Cox Pioneer Partnership; and (ii) the amendment to the Affiliation Agreement by and between Sprint PCS and Cox Communications PCS, L.P. dated as of December 31, 1996, as amended, in the form of Exhibit C-2, to be entered into at the Closing by Sprint PCS and Cox Communications PCS, L.P.

  "Current Sprint Charter" means the Restated Articles of Incorporation of Sprint as in effect on the date hereof.

  "Delaware Certificates of Merger" means each of the five certificates of merger in the form of Exhibit B-1 to be filed with the Delaware Secretary of State to effect the Mergers other than the Merger of TCI Merger Sub2 with and into TCI Partner.

  "DGCL" means the Delaware General Corporation Law.

  "DT" means Deutsche Telekom AG, an Aktiengesellschaft formed under the laws of Germany.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "FCC" means the Federal Communications Commission.

  "FT" means France Telecom, S.A., a societe anonyme formed under the laws of France.

  "FT/DT Agreements" means the following agreements to be entered into among Sprint, FT and DT in connection with the transactions contemplated by this
Agreement: (i) Master Restructuring Agreement; (ii) Amended and Restated Stockholders' Agreement; (iii) Amended and Restated Registration Rights Agreement; (iv) Amended and Restated Standstill Agreement; (v) Amended and Restated Acquiring Person's Statement; (vi) Amended and Restated Investor Confidentiality Agreement (DT only); and (vii) Amended and Restated Investor Confidentiality Agreement (FT only).

  "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America.

  "Governmental Authority" means any federation, nation, state, sovereign, or government, any federal, supranational, regional, state, local or political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, arbitration tribunal, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  "Initial Charter Amendment" means the Amended and Restated Articles of Incorporation of Sprint effecting the creation of the PCS Stock and the creation of the PCS Group and the Sprint FON Group, the form of which is attached hereto as Exhibit E.

  "Initial PCS Group Percentage Interest" means, for any Person, the PCS Group Percentage Interest owned by such Person at the Effective Time, after giving effect to the issuance of the Series 2 PCS Stock and the Warrants in the Mergers and the creation of the Warrant Intergroup Interest, but without giving effect to (i) the IPO, (ii) the Recapitalization, (iii) the issuance of the PCS Preferred Stock, (iv) the creation of the Preferred Intergroup Interest, or (v) the exercise of any Top-Up Rights.

  "IPO" means the initial primary underwritten public offering of Series 1 PCS Stock, proposed to be conducted by Sprint in accordance with Sections 6.2 and 6.3.

  "IPO Price" means the initial price per share at which shares of Series 1 PCS Stock are purchased by the public in the IPO.

  "Knowledge", or any phrase or term of similar meaning, when used with respect to any of the Parents, means the actual knowledge of the executive officers of such Parent, without having made any special investigation or inquiry regarding the applicable subject matter.

  "IRS" means the Internal Revenue Service or any successor agency or entity performing substantially the same functions.

  "Law" means any foreign or domestic law, statute, code, ordinance, rule or regulation promulgated, or any order, judgment, writ, stipulation, award, injunction or decree entered, by a Governmental Authority.

  "Lien" means any lien, pledge, claim, encumbrance, mortgage or security interest in real or personal property.

  "Management and Allocation Policies" means those policies in the form of Exhibit F (which include the Tax Sharing Agreement) to be adopted by the Sprint Board of Directors, effective as of the Closing Date, addressing the relationship between the PCS Group (on the one hand) and the Sprint FON Group (on the other hand).

  "Material Adverse Effect" on any party hereto means (i) with respect to any party to this Agreement an adverse change in, or an adverse effect on, the ability of such party to perform its obligations in any material respect under this Agreement or the Other Agreements and (ii) with respect to PhillieCo GP, PhillieCo LP, PhillieCo, SprintCom, EquipmentCo, any of the HoldCo Entities, or the Cable Partners, a material adverse effect on the business, properties, operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect resulting primarily from (A) general economic or industry conditions (including any changes in applicable Law), (B) the announcement or proposed consummation of the transactions contemplated by this Agreement or (C) any adverse change in the business, properties, operations or financial condition of Sprint PCS or PhillieCo.

  "MinorCo Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of MinorCo, L.P. dated as of January 31, 1996, among Sprint Partner, TCI Partner, Comcast Partner and Cox Partner.

  "Mutual Release and Waiver" means the Mutual Release and Waiver to be executed at the Closing by Sprint and the Cable Parents, in the form of Exhibit G.

  "Other Agreements" means (i) the Registration Rights Agreement, (ii) the Standstill Agreements, (iii) the Tax Sharing Agreement, (iv) the Cox L.A. Amendments, (v) the Warrant Agreements, (vi) the Mutual Release and Waiver,
(vii) the FT/DT Purchase Rights Agreement and (viii) the Voting Agreements,
(ix) the Cable Parent PCS Notes, (x) the Sprint PCS Notes and (xi) the SprintCom Notes.

  "Parent Entity" of any Person means the ultimate parent entity (as determined in accordance with the HSR Act) of such Person.

  "Parent" (i) with respect to Cox (and its Controlled Affiliates) means Cox,
(ii) with respect to Comcast (and its Controlled Affiliates) means Comcast,
(iii) with respect to TCI (and its Controlled Affiliates) means TCI and (iv) with respect to Sprint (and its Controlled Affiliates) means Sprint.

  "Parents Agreements" means the three Parents Agreements, dated January 31, 1996, between Sprint and each Cable Parent.

  "PCS Group" has the meaning set forth in the Initial Charter Amendment.

  "PCS Group Percentage Interest" means, with respect to any Person at any given time, the percentage of the notional equity interest in the PCS Group owned by such Person, taking into account (i) the outstanding shares of PCS Stock, (ii) the shares of PCS Stock that would be outstanding if the intergroup interest in the PCS Group then held by the Sprint FON Group were represented by shares of PCS Stock, (iii) after the Recapitalization, the shares of PCS Stock that would be outstanding if all of the outstanding shares of Class A Stock were converted into Series 3 PCS Stock and Series 3 FON Stock pursuant to Article SIXTH, Section 8.5 of the Subsequent Charter Amendment, and (iv) the maximum number of shares of PCS Stock that are issuable upon the exercise, conversion or exchange of the PCS Options (or that would be issuable in the case of a PCS Option represented by an intergroup interest held by the Sprint FON Group in the PCS Group), excluding from clause (iv) any Pre-Closing Options to the extent reflected as part of the intergroup interest referred to in clause (ii).

  "PCS Interest" means, as to any PCS Partner, all of the interests of such PCS Partner in Sprint PCS GP and Sprint PCS LP, including any and all benefits to which the holder of an interest in Sprint PCS GP and Sprint PCS LP may be entitled as provided in the PCS Partnership Agreement and the MinorCo Partnership Agreement and under the Act, together with all obligations of such PCS Partner to comply with the terms and provisions of the PCS Partnership Agreement and the MinorCo Partnership Agreement.

  "PCS Options" means, at any time of determination, (i) the options, warrants or other securities of Sprint or any of its Controlled Affiliates outstanding at such time that are exercisable or exchangeable for or convertible into shares of PCS Stock, but excluding (A) any rights of Cox Pioneer Partnership or its Affiliates under the Agreement of Limited Partnership of Cox Communications, PCS, L.P., dated as of December 31, 1996, as it is to be amended pursuant to the Cox L.A. Amendments,(B) the outstanding shares of Class A Common Stock, and (C) any such options, warrants or other securities that will be satisfied by Sprint without the allocation of any cost or expense to the PCS Group or otherwise economically diluting the PCS Group Percentage Interest of any Cable Parent, and (ii) the Preferred Intergroup Interest, the Warrant Intergroup Interest and any other intergroup interests held by the Sprint FON Group in the PCS Group that have the same effect as the options, warrants and other securities referred to in clause (i) above.

  "PCS Partner" means Sprint Partner and the Cable Partners in their capacities as general and/or limited partners of Sprint PCS GP and Sprint PCS LP.

  "PCS Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Sprint Spectrum Holding Company, L.P. dated as of January 31, 1996, among Sprint Partner, TCI Partner, Comcast Partner and Cox Partner.

  "PCS Percentage Interest" means, with respect to any PCS Partner as of any relevant date prior to the Closing, the "Percentage Interest" of such PCS Partner as defined in Section 1.10 of the PCS Partnership Agreement.

  "PCS Preferred Stock" means the Seventh Series, Convertible Preferred Stock of Sprint, no par value, which shall be created by the filing of the Certificate of Designations.

  "PCS Stock" means the Series 1 PCS Stock, the Series 2 PCS Stock, the Series 3 PCS Stock and any other series of common stock hereafter created by Sprint that tracks the performance of the PCS Group.

  "Permitted Liens" means (i) Liens for Taxes not yet due and payable, (ii) Liens for Taxes, the validity of which is being contested in good faith in appropriate proceedings and with respect to which appropriate reserves have been set aside on the books of the party against which such Liens have been created and (iii) Liens arising under this Agreement, the Other Agreements, the PCS Partnership Agreement, the MinorCo Partnership Agreement, the PhillieCo Partnership Agreement and the PhillieCo LP Partnership Agreement.

  "Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated association or other entity.

  "PhillieCo Interest" means, as to any PhillieCo Partner, all of the interests of such partner in PhillieCo GP and PhillieCo LP, including any and all benefits to which the holder of an interest in PhillieCo GP and PhillieCo LP may be entitled as provided in the PhillieCo Partnership Agreement, the PhillieCo LP Partnership Agreement and under the Act, together with all obligations of such PhillieCo Partner to comply with the terms and provisions of the PhillieCo Partnership Agreement and the PhillieCo LP Partnership Agreement.

  "PhillieCo LP Partnership Agreement" means the Agreement of Limited Partnership of PhillieCo Partners II, L.P., dated March 12, 1997, among the PhillieCo Partners.

  "PhillieCo Parents" means Sprint, TCI and Cox.

  "PhillieCo Partners" means TCI PhillieCo Sub, Cox HoldCo Sub2 and Sprint Partner in their capacities as general and/or limited partners of PhillieCo GP and PhillieCo LP.

  "PhillieCo Partnership Agreement" means the Agreement of Limited Partnership of PhillieCo Partners I, L.P., dated March 12, 1997, by and among the PhillieCo Partners.

  "Pre-Closing Options" means the options, warrants and other securities of Sprint or any of its Subsidiaries that were issued prior to and are outstanding as of the Closing and that are exercisable or exchangeable for or convertible into shares of Sprint Common Stock, which, in connection with the Recapitalization, will become, in whole or in part, options, warrants or other securities that are exercisable or exchangeable for or convertible into shares of Series 1 PCS Stock (but excluding any PCS Options held by FT or DT).

  "Preferred Intergroup Interest" means the intergroup interest of the Sprint FON Group in the PCS Group created by the Sprint Board of Directors in accordance with Section 6.6 hereof that will have terms equivalent to the PCS Preferred Stock.

  "Recapitalization" means (i) the reclassification of each outstanding share of Sprint Common Stock into one share of FON Stock and a certain number of shares of Series 1 PCS Stock and (ii) the amendment of the terms of the Class A Stock to represent interests in the PCS Group and the Sprint FON Group, in each case to be effected by the filing of the Subsequent Charter Amendment.

  "Registration Rights Agreement" means the Registration Rights Agreement in the form of Exhibit H to be entered into at the Closing among Sprint, TCI, Comcast and Cox.

  "Registration Rights Commencement Date" has the meaning set forth in the Registration Rights Agreement.

  "Required Approvals" means the events contemplated in Sections 8.1(a), 8.1(b) and 8.1(d).

  "SEC" means the Securities and Exchange Commission.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Series 1 FON Stock" means the Series 1 FON Group Common Stock, par value per share to be determined, of Sprint, which will be created by the filing of the Subsequent Charter Amendment and which, together with the Series 1 PCS Stock, will be exchanged for the outstanding Sprint Common Stock upon completion of the Recapitalization.

  "Series 3 FON Stock" means the Series 3 FON Group Common Stock, par value per share to be determined, of Sprint, which will be created by the filing of the Subsequent Charter Amendment.

  "Series 1 PCS Stock" means the Series 1 PCS Group Common Stock, par value per share to be determined, of Sprint, which will be created on the Closing Date by the filing of the Initial Charter Amendment.

  "Series 2 PCS Stock" means the Series 2 PCS Group Common Stock, par value per share to be determined, of Sprint, which will be created on the Closing Date by the filing of the Initial Charter Amendment.

  "Series 3 PCS Stock" means the Series 3 PCS Group Common Stock, par value per share to be determined, of Sprint, which will be created on the Closing Date by the filing of the Initial Charter Amendment.

  "Sprint" means Sprint Corporation, a Kansas corporation, and any successor (by merger, consolidation, Transfer or otherwise) to all or substantially all of its business or assets.

  "Sprint Common Stock" means the Common Stock, par value $2.50 per share, of Sprint, as provided for in the Current Sprint Charter.

  "Sprint FON Group" has the meaning set forth in the Initial Charter
Amendment.

  "Standstill Agreements" means the Standstill Agreements in the form of
Exhibit I entered into on the date hereof between Sprint and each of TCI, Comcast and Cox.

  "Subsequent Charter Amendment" means the Amendment to the Restated Articles of Incorporation of Sprint effecting the Recapitalization, the form of which is attached hereto as Exhibit J.

  "Subsidiary" of any Person as of any relevant date means a corporation, company or other entity (i) more than 50% of whose outstanding shares or equity securities are, as of such date, owned or controlled, directly or indirectly through one or more Subsidiaries, by such Person, and the shares or securities so owned entitle such Person and/or its Subsidiaries to elect at least a majority of the members of the board of directors or other managing authority of such corporation, company or other entity notwithstanding the vote of the holders of the remaining shares or equity securities so entitled to vote or (ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest is, as of such date, owned or controlled, directly or indirectly through one or more Subsidiaries, by such Person, and in which the ownership interest so owned entitles such Person and/or Subsidiaries to make the decisions for such corporation, company or other entity.

  "Surviving Corporation" means the surviving corporation in each Merger as set forth herein.

  "Tax" or "Taxes" means all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts; provided, however, that "Tax" and "Taxes" shall not include amounts paid to municipalities with respect to operating franchise arrangements.

  "Tax Return" or "Tax Returns" means all returns or reports required to be filed under any statute, rule or regulation relating to Taxes.

  "Tax Sharing Agreement" means the Tax Sharing Agreement in the form of Exhibit K to be executed at the Closing by Sprint for the benefit of each entity in the PCS Group and the Sprint FON Group.

  "TCI" means Tele-Communications, Inc., a Delaware corporation, and any successor (by merger, consolidation, Transfer or otherwise) to all or substantially all of its business or assets.

  "Top-Up Rights" means (i) the "Equity Purchase Rights" of FT and DT pursuant to Article 5 of the Amended and Restated Stockholders Agreement to be entered into on the Closing Date among Sprint, FT and DT and (ii) the Equity Purchase Rights of the Cable Parents pursuant to Section 6.8 of this Agreement.

  "Transfer" means any act pursuant to which, directly or indirectly, the ownership of assets or securities in question is sold, exchanged, assigned, transferred, conveyed, delivered or otherwise disposed of.

  "Voting Agreements" means the three Irrevocable Proxy and Voting Agreements in the form of Exhibit M to be entered into at the Closing between Sprint and each of the Cable Parents.

  "Warrant Agreements" means the three Warrant Agreements in the form of Exhibit N to be entered into at the Closing between Sprint and each initial holder of the Warrants.

  "Warrant Intergroup Interest" means the intergroup interest of the Sprint FON Group in the PCS Group created by the Sprint Board of Directors in accordance with Section 4.3 hereof on terms equivalent to the Warrants.

  "Warrants" means those warrants to be issued in the Mergers as described in
Section 4.1, which shall be in the form attached to the Warrant Agreement.

  "Wholly-Owned Subsidiary" means, as to any Person, a Subsidiary of such Person in which 100% of the equity and voting interest is owned, directly or indirectly, by such Person.

  "Year 2000 Liability" means, with respect to any Person, any cost, expense, liability or obligation (actual, potential, contingent or otherwise) of such Person and its Subsidiaries arising out of the failure or inability of any software, hardware, or systems (whether owned or used by such Person and its Subsidiaries or any of their vendors, customers or other third parties) to correctly (i) process, provide and receive date data within and between the years 1999 and 2000 and (ii) account for all required leap year calculations for the year 2000.

  Section 1.2 Other Defined Terms.

         DEFINED TERM               DEFINED IN
         ------------               ----------
         "Acquired PCS Sub"         Section 7.10(a)
         "Additional Securities"    Section 6.8(a)
         "Affiliated Group"         Section 5.2(g)(i)
         "Allocated Cash Proceeds"  Section 6.6(d)(v)(D)
         "Available Cash Proceeds"  Section 6.6(d)(v)(A)
         "Available Proceeds"       Section 6.6(v)(A)
         "Basket Claims"            Section 11.2(a)
         "Basket Limitation"        Section 11.2(a)
         "Bylaw Amendment"          Section 5.3(c)
         "Cable Holder"             Section 6.8(a)
         "Cable Parent PCS Loan"    Section 6.4(b)
         "Cable Parent PCS Notes"   Section 6.4(b)
         "Cable Partners"           Recitals
         "Cash Request Amount"      Section 6.6(d)(ii) and (iii)
         "Chairman"                 Section 6.13
         "Claim Notice"             Section 11.4(a)
         "Colorado Plan of Merger"  Section 2.2
         "Comcast HoldCo Sub1"      Recitals
         "Comcast HoldCo Sub2"      Recitals
         "Comcast Merger Sub1"      Recitals
         "Comcast Merger Sub2"      Recitals
         "Comcast Partner"          Recitals
         "Contractual Liens"        Section 5.2(a)
         "Contribution Date"        Section 6.4(a)
         "Cox HoldCo Sub1"          Recitals
         "Cox HoldCo Sub2"          Recitals
         "Cox L.A. Amendments"      Recitals
         "Cox Merger Sub1"          Recitals

         DEFINED TERM                    DEFINED IN
         ------------                    ----------
         "Cox Merger Sub2"               Recitals
         "Cox Partner"                   Recitals
         "CP Contracts"                  Section 5.2(f)
         "CP Representatives"            Section 6.11(b)
         "Determination Date"            Section 7.10(i)(ii)
         "Determination Summary"         Section 7.10(f)
         "Effective Time"                Section 2.2
         "Election Period"               Section 11.4(a)
         "EquipmentCo"                   Recitals
         "Equity Purchase Right"         Section 6.8(a)
         "Historic Sprint PCS Business"  Section 7.10(a)
         "HoldCo Entities"               Recitals
         "Indemnified Loss"              Section 11.2(a)
         "Indemnified Party"             Section 11.2(a)
         "Indemnitor"                    Section 11.2(a)
         "Indemnity Notice"              Section 11.4(d)
         "IPO Prospectus"                Section 6.2(a)
         "Loss"                          Section 11.2(a)
         "Merger"                        Recitals
         "Merger Subs"                   Recitals
         "Net Equity"                    Section 10.2(b)
         "Non-Basket Claim"              Section 11.2(a)(i)
         "Non-Controlled Affiliate"      Section 6.19(a)
         "Overpayment Rate"              Section 7.11(a)
         "Owned Interests"               Section 5.2(b)
         "Parent Response"               Section 6.6(d)(ii)
         "PCS Group Constituents"        Section 5.3(f)
         "PCS Partners"                  Recitals
         "PhillieCo"                     Recitals
         "PhillieCo1"                    Recitals
         "PhillieCo2"                    Recitals
         "PhillieCo GP"                  Recitals
         "PhillieCo Licenses"            Section 5.4(c)
         "PhillieCo Loss"                Section 11.6
         "PhillieCo LP"                  Recitals
         "PhillieCo Sub"                 Recitals
         "Proposed Term"                 Section 6.4(d)
         "Proxy Statement"               Section 6.2(a)
         "Registration Statement"        Section 6.2(a)
         "Rights"                        Section 5.2(a)
         "Share Consideration"           Section 4.1(b)
         "Sprint Contracts"              Section 5.3(h)(v)
         "Sprint Notice"                 Section 6.6(d)(i)
         "Sprint Partner                 Recitals
         "Sprint PCS"                    Recitals
         "Sprint PCS Loan"               Section 6.4(b)
         "Sprint PCS Notes"              Section 6.4(b)
         "Sprint PCS GP"                 Recitals
         "Sprint PCS LP"                 Recitals
         "SprintCom"                     Recitals
         "SprintCom Licenses"            Section 5.5(c)

         DEFINED TERM               DEFINED IN
         ------------               ----------
         "SprintCom Loans"          Section 6.5
         "SprintCom Notes"          Section 6.5
         "Sprint Representatives"   Section 6.11
         "Sprint SEC Reports"       Section 5.3(i)
         "SRLY Entity"              Section 7.10(a)
         "SRLY Measurement Period"  Section 7.10(f)
         "SRLY Tax Benefit"         Section 7.10(b)
         "SRLY Tax Savings"         Section 7.10(c)
         "Stockholders Meeting"     Section 6.2(a)
         "Tax Benefit"              Section 11.2(c)
         "TCI Merger Sub1"          Recitals
         "TCI Merger Sub2"          Recitals
         "TCI Partner"              Recitals
         "TCI PhillieCo Sub"        Recitals
         "TCI Spectrum"             Section 2.2
         "Third Party Claim"        Section 11.4(a)
         "Total Proceeds"           Section 6.3(a)
         "Trigger Date"             Section 6.2(c)
         "Underwriters"             Section 6.3(a)

  Section 1.3 Terms Generally. The definitions in Article 1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "herein", "hereof", "hereto" and "hereunder" and words of similar import refer to this Agreement (including the Schedules and Exhibits) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument (other than in the Schedules hereto) or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

                                   ARTICLE 2

                          THE MERGERS; EFFECTIVE TIME

  Section 2.1 The Mergers. Subject to the terms and conditions of this Agreement (including the conditions set forth in Article 8), on the Closing Date, (a) TCI Merger Sub1 will be merged with and into TCI PhillieCo Sub, (b) Comcast Merger Sub1 will be merged with and into Comcast HoldCo Sub1, (c) Cox Merger Sub1 will be merged with and into Cox HoldCo Sub1, (d) TCI Merger Sub2 will be merged with and into TCI Partner, (e) Comcast Merger Sub2 will be merged with and into Comcast HoldCo Sub2, and (f) Cox Merger Sub2 will be merged with and into Cox HoldCo Sub2, all in accordance with the provisions of applicable Law. The separate corporate existence of each Merger Sub shall thereupon cease. Each of TCI PhillieCo Sub, TCI Partner, Comcast HoldCo Sub1, Comcast HoldCo Sub2, Cox HoldCo Sub1 and Cox HoldCo Sub2 shall be the Surviving Corporation in the applicable Merger and shall continue its corporate existence as a Wholly-Owned Subsidiary of Sprint. Each Merger shall have the effects specified in the DGCL or the CBCA, as applicable.

  Section 2.2 The Mergers; Adoption and Approval; Effective Time. This Agreement constitutes an agreement of merger for the purposes of Section 251(b) of the DGCL with respect to each of the Mergers other than the Merger of TCI Merger Sub1 with and into TCI Partner (the "Colorado Merger"). The plan of merger attached hereto as Annex 1 to Exhibit B-2 constitutes a plan of merger for the purposes of Section 7-111-101 of the CBCA with respect to the Colorado Merger (the "Colorado Plan of Merger"). Also, by executing and delivering this Agreement, Sprint, as the sole shareholder of TCI Merger Sub2, hereby approves and adopts, and TCI, as the Parent Entity of TCI Spectrum Investment, Inc. ("TCI Spectrum"), the sole shareholder of TCI Partner, hereby agrees to cause TCI Spectrum to approve and adopt, the Colorado Plan of Merger. Each Merger shall become effective (a) if clause (b) does not apply, at the time of filing of (i) the Colorado Articles of Merger with the Secretary of State of the State of Colorado in accordance with the provisions of the CBCA, in the case of the Colorado Merger, or (ii) the appropriate Delaware Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, in the case of the other Mergers, or (b) at the time specified as the effective time in the applicable Delaware Certificate of Merger or Colorado Articles of Merger. The Delaware Certificates of Merger and Colorado Articles of Merger shall be filed on the Closing Date. The date and time when each Merger shall become effective is hereinafter referred to as the "Effective Time".

                                   ARTICLE 3

                             TERMS OF THE MERGERS

  Section 3.1 Charters. At the Effective Time, the charter of each of TCI PhillieCo Sub, TCI Partner, Comcast HoldCo Sub1, Comcast HoldCo Sub2, Cox HoldCo Sub1 and Cox HoldCo Sub2 shall be amended pursuant to the respective Certificates of Merger to be identical to the charter of TCI Merger Sub1, TCI Merger Sub2, Comcast Merger Sub1, Comcast Merger Sub2, Cox Merger Sub1 and Cox Merger Sub2, respectively, as in effect immediately prior to the Effective Time. With respect to each Merger, such charter as so amended shall be the charter of the Surviving Corporation, until duly amended in accordance with the terms thereof and applicable Law.

  Section 3.2 The By-Laws. The By-Laws of each of TCI PhillieCo Sub, TCI Partner, Comcast HoldCo Sub1, Comcast HoldCo Sub2, Cox HoldCo Sub1 and Cox HoldCo Sub2 shall be amended at the Effective Time to be identical to the By-Laws of TCI Merger Sub1, TCI Merger Sub2, Comcast Merger Sub1, Comcast Merger Sub2, Cox Merger Sub1 and Cox Merger Sub2, respectively, as in effect immediately prior to the Effective Time. With respect to each Merger, such By-Laws as so amended shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the charter of the Surviving Corporation and applicable Law.

  Section 3.3 Directors. The directors of each of TCI Merger Sub1, TCI Merger Sub2, Comcast Merger Sub1, Comcast Merger Sub2, Cox Merger Sub1 and Cox Merger Sub2 immediately prior to the Effective Time shall, from and after the Effective Time, serve as the directors of TCI PhillieCo Sub, TCI Partner, Comcast HoldCo Sub1, Comcast HoldCo Sub2, Cox HoldCo Sub1 and Cox HoldCo Sub2, respectively, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with each such entity's charter and By-Laws.

  Section 3.4 Officers. The officers of each of TCI Merger Sub1, TCI Merger Sub2, Comcast Merger Sub1, Comcast Merger Sub2, Cox Merger Sub1 and Cox Merger Sub2 immediately prior to the Effective Time shall, from and after the Effective Time, serve as the officers of TCI PhillieCo Sub, TCI Partner, Comcast HoldCo Sub1, Comcast HoldCo Sub2, Cox HoldCo Sub1 and Cox HoldCo Sub2, respectively, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with each such entity's charter and By-Laws.

                                   ARTICLE 4

    SHARE CONSIDERATION; CONVERSION ORCANCELLATION OF SHARES IN THE MERGERS

  Section 4.1 Share Consideration; Conversion or Cancellation of Shares in the Mergers.

    (a) Subject to the provisions of this Article 4, at the Effective Time, by virtue of the Mergers and without any action on the part of the holders thereof, the shares of TCI Partner, TCI PhillieCo Sub, Comcast HoldCo Sub1, Comcast HoldCo Sub2, Cox HoldCo Sub1 and Cox HoldCo Sub2 shall be converted into shares of Series 2 PCS Stock, the Warrants and (in certain cases) shares of the PCS Preferred Stock in the following manner:

      (i) Each share of common stock of TCI Partner issued and outstanding immediately prior to the Effective Time shall be converted into (A) a number of shares of Series 2 PCS Stock equal to (x) such number of shares of Series 2 PCS Stock as represents at the Effective Time a 21.47655% Initial PCS Group Percentage Interest divided by (y) the number of outstanding shares of common stock of TCI Partner at the Effective Time, (B) a number of Warrants equal to (x) such number of Warrants as represents at the Effective Time a 1.37085% Initial PCS Group Percentage Interest divided by (y) the number of outstanding shares of common stock of TCI Partner at the Effective Time and (C) a number of shares of PCS Preferred Stock equal to (x) the aggregate number of shares of PCS Preferred Stock (if any) to be issued in the Mergers with respect to the common stock of TCI Partner pursuant to
    Section 6.6 divided by (y) the number of outstanding shares of common stock of TCI Partner at the Effective Time.

      (ii) Each share of common stock of TCI PhillieCo Sub issued and outstanding immediately prior to the Effective Time shall be converted into (A) a number of shares of Series 2 PCS Stock equal to (x) such number of shares of Series 2 PCS Stock as represents at the Effective Time a 0.92434% Initial PCS Group Percentage Interest divided by (y) the number of outstanding shares of common stock of TCI PhillieCo Sub at the Effective Time and (B) a number of Warrants equal to (x) such number of Warrants as represents at the Effective Time a 0.05900% Initial PCS Group Percentage Interest divided by (y) the number of outstanding shares of common stock of TCI PhillieCo Sub at the Effective Time.

      (iii) Each share of common stock of Comcast HoldCo Sub1 issued and outstanding immediately prior to the Effective Time shall be converted into (A) a number of shares of Series 2 PCS Stock equal to (x) such number of shares of Series 2 PCS Stock as represents at the Effective Time a 0.10738% Initial PCS Group Percentage Interest divided by (y) the number of outstanding shares of common stock of Comcast HoldCo Sub1 at the Effective Time, (B) a number of Warrants equal to (x) such number of Warrants as represents at the Effective Time a 0.00685% Initial PCS Group Percentage Interest divided by (y) the number of outstanding shares of common stock of Comcast HoldCo Sub1 at the Effective Time and (C) a number of shares of PCS Preferred Stock equal to (x) the aggregate number of shares of PCS Preferred Stock (if any) to be issued in the Mergers with respect to the common stock of Comcast HoldCo Sub1 pursuant to Section 6.6 divided by (y) the number of outstanding shares of common stock of Comcast HoldCo Sub1 at the Effective Time.

      (iv) Each share of common stock of Comcast HoldCo Sub2 issued and outstanding immediately prior to the Effective Time shall be converted into (A) a number of shares of Series 2 PCS Stock equal to (x) such number of shares of Series 2 PCS Stock as represents at the Effective Time a 10.63090% Initial PCS Group Percentage Interest divided by (y) the number of outstanding shares of common stock of Comcast HoldCo Sub2 at the Effective Time, (B) a number of Warrants equal to (x) such number of Warrants as represents at the Effective Time a 0.67857% Initial PCS Group Percentage Interest divided by (y) the number of outstanding shares of common stock of Comcast HoldCo Sub2 at the Effective Time and (C) a number of shares of PCS Preferred Stock equal to (x) the aggregate number of shares of PCS Preferred Stock (if any) to be issued in the Mergers with respect to the common stock of Comcast HoldCo Sub2 pursuant to Section 6.6 divided by
    (y) the number of outstanding shares of common stock of Comcast HoldCo Sub2 at the Effective Time.

      (v) Each share of common stock of Cox HoldCo Sub1 issued and outstanding immediately prior to the Effective Time shall be converted into (A) a number of shares of Series 2 PCS Stock equal to (x) such number of shares of Series 2 PCS Stock as represents at the Effective Time a 0.10738% Initial PCS Group Percentage Interest divided by (y) the number of outstanding shares of common stock of Cox HoldCo Sub1 at the Effective Time and (B) a number of Warrants equal to (x) such number of Warrants as represents at the Effective Time a 0.00685% Initial PCS Group Percentage Interest divided by (y) the number of outstanding shares of common stock of Cox HoldCo Sub1 at the Effective Time.

      (vi) Each share of common stock of Cox HoldCo Sub2 issued and outstanding immediately prior to the Effective Time shall be converted into (A) a number of shares of Series 2 PCS Stock equal to (x) such number of shares of Series 2 PCS Stock as represents at the Effective Time a 11.09307% Initial PCS Group Percentage Interest divided by (y) the number of outstanding shares of common stock of Cox HoldCo Sub2 at the Effective Time, (B) a number of Warrants equal to (x) such number of Warrants as represents at the Effective Time a 0.70807% Initial PCS Group Percentage Interest divided by (y) the number of outstanding shares of common stock of Cox HoldCo Sub2 at the Effective Time and (C) a number of shares of PCS Preferred Stock equal to (x) the aggregate number of shares of PCS Preferred Stock (if any) to be issued in the Mergers with respect to the Common Stock of Cox HoldCo Sub2 pursuant to
    Section 6.6 divided by (y) the number of outstanding shares of common stock of Cox HoldCo Sub2 at the Effective Time.

      (vii) Each share of capital stock other than common stock of each of the HoldCo Entities and TCI Partner shall be cancelled.

    (b) All shares of the HoldCo Entities and TCI Partner to be converted into Series 2 PCS Stock, Warrants and (if applicable) PCS Preferred Stock pursuant to this Section 4.1 shall, at the Effective Time, cease to be outstanding, shall be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive for each of such shares, upon the surrender of such certificate in accordance with Section 4.2, the amount of Series 2 PCS Stock, Warrants and (if applicable) PCS Preferred Stock specified above (the "Share Consideration"). No fractional shares of Series 2 PCS Stock or PCS Preferred Stock or fractional Warrants shall be issued as a result of the Mergers, and the number of shares of Series 2 PCS Stock and PCS Preferred Stock and Warrants to be received by any shareholder of the HoldCo Entities or TCI Partner shall be rounded to the nearest whole number of shares or Warrants.

    (c) Each share of common stock of TCI Merger Sub1, TCI Merger Sub2, Comcast Merger Sub1, Comcast Merger Sub2, Cox Merger Sub1 and Cox Merger Sub2 issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into one share of common stock of the applicable Surviving Corporation.

  Section 4.2 Payment for Shares in the Mergers. At the Closing, Sprint will deliver to the holders of shares of the HoldCo Entities and TCI Partner stock and warrant certificates representing the Share Consideration (together with the executed Warrant Agreements) in exchange for certificates representing all of the outstanding shares of the HoldCo Entities and TCI Partner. Such certificates representing the outstanding shares of the HoldCo Entities and TCI Partner shall forthwith be canceled.

  Section 4.3 Warrant Intergroup Interest. Effective at the Effective Time, the Sprint Board of Directors will create an intergroup interest of the Sprint FON Group in the PCS Group that will have terms equivalent to the Warrants and will represent a 2.83019% Initial PCS Group Percentage Interest.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

  Section 5.1 Mutual Representations. Each Parent hereby represents and warrants to each other Parent, as to itself and each of its Controlled Affiliates that is a party to this Agreement, as follows:

    (a) Due Incorporation or Formation; Authorization of Agreements. Such party is duly organized or formed and validly existing under the laws of the jurisdiction of its organization or formation and has the corporate or partnership power and authority to own its property and carry on its business as owned and carried on at the date hereof. Such party is duly qualified to do business and in good standing (if applicable) in each jurisdiction in which it conducts business or in which it is otherwise required to be qualified, except for failures to be so qualified which, individually or in the aggregate, would not have a Material Adverse Effect on such party. Such party has the corporate or partnership power and authority to execute and deliver this Agreement and the Other Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Other Agreements to which it is or will be a party have been (or at the Closing will be) duly executed and delivered by such party, and the execution, delivery and performance of this Agreement and such Other Agreements by such party have been duly authorized by all necessary corporate or partnership action. This Agreement and the Other Agreements to which it is or will be a party constitute (or, as to Other Agreements not executed on or prior to the date hereof and (in the case of Sprint) the Warrants, will constitute) the legal, valid and binding obligation of such party, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and the application of general principles of equity).

    (b) No Conflict; No Default. Except as to clauses (i), (iii), (iv) and
  (v) below, as would not have a Material Adverse Effect on such party, neither the execution or delivery of this Agreement or the Other Agreements to which it is a party or (in the case of Sprint) the Warrants by such party nor (assuming the Required Approvals have been obtained) the performance of this Agreement or the Other Agreements by such party or the consummation by such party of the transactions contemplated hereby or thereby in accordance with the terms and conditions hereof and thereof (i) will conflict with, violate or result in a breach of any of the terms, conditions or provisions of any Law applicable to such party or any of its Controlled Affiliates, (ii) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate or articles of incorporation, bylaws or partnership agreement (or other governing documents) of such party or any of its Controlled Affiliates, (iii) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of any material agreement or instrument to which such party or any of its Controlled Affiliates is a party or by which such party or any of its Controlled Affiliates is or may be bound or to which any of its material properties or assets is subject, (iv) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease agreement or similar instrument to which such party or any of its Controlled Affiliates is a party or by which such party or any of its Controlled Affiliates is or may be bound, or (v) will result in the creation or imposition of any Lien upon any of the other material properties or assets of such party or any of its Controlled Affiliates.

    (c) Litigation. Except for the Petition of Sprint Spectrum Partners and Sprint Spectrum, L.P. d/b/a Sprint PCS for Declaratory Relief filed on March 13, 1997, with the FCC, there are no actions, suits, proceedings or investigations pending or, to the knowledge of such Parent, threatened against such party or any of its properties, assets or businesses (other than any actions, suits or proceedings pending or threatened against Sprint PCS, PhillieCo, SprintCom or EquipmentCo or their respective properties, assets or businesses) before or by any Governmental Authority which would, individually or in the aggregate, if adversely determined (or, in the case of an investigation, could lead to any action, suit or proceeding, which if adversely determined would), have a Material Adverse Effect on such party, and such party has not received any currently effective notice of any default, and such party is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any Governmental Authority, which default would have a Material Adverse Effect on such party.

    (d) Finders Fees. Other than Merrill Lynch & Co. (whose fees other than in connection with its role as underwriter (if any) in the IPO shall be paid by the Cable Parents) and Salomon Smith Barney and SBC Warburg Dillon Read, Inc. (whose fees shall be paid by Sprint and allocated to the Sprint FON Group, except as provided in Section 12.4), there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of any Parent or its Controlled Affiliates who would be entitled to any fee or commission upon consummation of or otherwise in connection with the transactions contemplated by this Agreement; provided that the Parents acknowledge that they have previously jointly retained Salomon Smith Barney with respect to services provided prior to October 10, 1997, and each Parent will pay its pro rata share (based on the PCS Percentage Interest of its respective Partner) of the fees and expenses for such services (which, in the case of Sprint, will be allocated to the Sprint FON Group).

  Section 5.2 Representations and Warranties of the Cable Parents. Each Cable Parent hereby represents and warrants to each other Parent, as to itself and each of its Controlled Affiliates that is a party to this Agreement, as follows:

    (a) Interests in Sprint PCS Owned by the Cable Partners. Such Cable Parent's respective Cable Partner has good legal title to, and beneficial ownership of, the PCS Interest indicated as owned by it on Schedule 5.2(a), free and clear of all Liens other than Liens described in clause (iii) of the definition of Permitted Liens ("Contractual Liens"). Except as provided in the PCS Partnership Agreement and the MinorCo Partnership Agreement, such Cable Partner has the sole right to vote and dispose of the PCS Interest indicated as owned by it on Schedule 5.2(a). Such Cable Partner has no assets or liabilities or obligations (absolute, accrued, contingent or otherwise, including any liability for Taxes of itself or any other Person) except (i) its PCS Interest, (ii) as contemplated by Section 6.4,
  (iii) obligations under the CP Contracts, (iv) certain other intercompany indebtedness that will be extinguished by means of capital contribution prior to the Effective Time and (v) obligations imposed solely as a matter of Laws to which such Cable Partner is subject. Such Cable Partner has not engaged in any business or activities of any type or kind whatsoever except as relates to its ownership of the PCS Interest. Except as provided in the CP Contracts and in Section 6.4, there are no subscriptions, options, warrants, call rights or rights of conversion or other rights, agreements, arrangements or commitments (collectively, "Rights") obligating such Cable Partner to issue additional capital stock or interests in such Cable Partner to any party or to Transfer its PCS Interest or any equity or voting interest therein in whole or in part, or any voting agreement, voting trust agreement or similar agreement relating to the voting by such Cable Partner of any of its PCS Interests.

    (b) Partnership Interests in Cable Partners Owned by HoldCo
  Entities. Each of such Cable Parent's respective HoldCo Entities has good legal title to, and record and beneficial ownership of, all capital stock and all general partnership, limited partnership and any other equity interests indicated as owned by it on Schedule 5.2(b) (the "Owned Interests"), free and clear of all Liens (other than Contractual Liens). Other than the Owned Interests and, in the case of Cox HoldCo Sub 2, its PhillieCo Interest, such HoldCo Entity has no assets or liabilities or obligations (absolute, accrued, contingent or otherwise, including any liability for Taxes of itself or any other Person) except for (i) its rights and obligations under the CP Contracts and obligations imposed solely as a matter of Laws to which such HoldCo Entity is subject, (ii) as provided in Section 6.4 and (iii) certain other intercompany indebtedness that will be extinguished by means of capital contribution prior to the Effective Time. Such HoldCo Entity has not engaged in any business or activities of any type or kind whatsoever except as relates to its ownership of its respective Owned Interests. The Owned Interests held by such HoldCo Entity are duly authorized and validly issued and were not issued in violation of any preemptive rights or any applicable securities laws. Following the Mergers, such HoldCo Entity will continue to have good legal title to, and beneficial ownership of, its Owned Interests, free and clear of any Lien arising as a result of the Mergers. Except as provided in the CP Contracts and in

  Section 6.4, there are no Rights obligating such HoldCo Entity to issue additional capital stock or other securities of such HoldCo Entity, Transfer any of its Owned Interests or any equity or voting interest therein in whole or in part, or any voting agreement, voting trust agreement or similar agreement relating to the voting by such HoldCo Entity of any such Owned Interests. Solely for the purposes of this Section 5.2(b), TCI PhillieCo Sub will be excluded from the definition of HoldCo Entities, and TCI Parent shall not make any representation with respect to this Section.

    (c) Capital Stock of the HoldCo Entities and TCI Partner. The number of authorized and outstanding shares of each series and class of capital stock of such Cable Parent's HoldCo Entity and TCI Partner, as to TCI, is set forth on Schedule 5.2(c). All issued shares of such capital stock are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights or securities laws. Such Cable Parent (as to Cox with respect to Cox HoldCo Sub2) or the Subsidiary of such Cable Parent indicated on Schedule 5.2(c) has good legal title to, and beneficial ownership of, the shares of capital stock of its respective HoldCo Entity and TCI Partner, as to TCI, indicated as owned by it on
  Schedule 5.2(c), free and clear of all Liens (other than Contractual Liens). Except as provided in the CP Contracts, such Cable Parent (as to Cox with respect to Cox HoldCo Sub2) or such Subsidiary of the Cable Parent has the sole right to vote and dispose of such capital stock. There are no Rights obligating such Cable Parent (as to Cox with respect to Cox HoldCo
  Sub2) or such Subsidiary of the Cable Parent to Transfer any such shares of capital stock or any equity or voting interest therein in whole or in part, or any voting agreement, voting trust agreement or similar agreement relating to the voting by such Subsidiary of the Cable Parent of any of such shares of capital stock.

    (d) Availability. Such Cable Parent has made available to Sprint true and correct copies of the charter, bylaws, stockholders agreements, partnership agreement and other constituent documents, as applicable, of each HoldCo Entity and Cable Partner.

    (e) Consents, Approvals and Authorizations. The execution, delivery and performance of this Agreement and the Other Agreements by such Cable Parent and its respective Controlled Affiliates do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person on the part of such Cable Parent or its respective Controlled Affiliates, except (i) for (to the extent applicable to such Person) the Required Approvals or
  (ii) to the extent the failure to obtain or make any of the foregoing, individually or in the aggregate, would not have a Material Adverse Effect on such party.

    (f) Contracts.

      (i) Except as set forth on Schedule 5.2(f)(i) and for promissory notes representing the loans referred to in Section 6.4, none of such Cable Parent's respective HoldCo Entities or Cable Partner is a party to, nor are its properties or assets bound by, any contracts or agreements except written contracts to which Sprint or its Controlled Affiliates is a party (the "CP Contracts").

      (ii) Neither the Cable Partner of such Cable Parent nor any of its Controlled Affiliates is in material breach of Section 6.6 of the PCS Partnership Agreement.

    (g) Taxes. For the purposes of this Section, any tax item shown on a return or report furnished by Sprint, Sprint PCS GP, Sprint PCS LP, Sprint PCS, PhillieCo GP, PhillieCo LP or PhillieCo (or their respective predecessors) to any Cable Parent or any member of its Affiliated Group (as defined herein) shall be deemed correct.

      (i) Since its formation, each of such Cable Parent's HoldCo Entities (and TCI Partner, as to TCI) has been a member of an affiliated group, as defined in Code section 1504, of which its respective Cable Parent (or an Affiliate of its Cable Parent) is the common parent, which has elected to file consolidated federal income tax returns for all taxable periods ending after the formation of such entity and on or prior to the last day of the first taxable year of such affiliated group to close after the Closing Date (each, an "Affiliated Group").

      (ii) Except as set forth on Schedule 5.2(g)(ii), since its formation, each of such Cable Parent's HoldCo Entities (and TCI Partner, as to
    TCI) has derived no material item of income, loss, deduction or credit during its existence other than such items which were or are included in its direct or indirect distributive share of such items of Sprint PCS GP, Sprint PCS LP, PhillieCo GP and PhillieCo LP. Each of such Cable Parent's HoldCo Entities (and TCI Partner, as to TCI) has no subsidiaries other than direct interests or interests in partnerships which hold direct interests (or indirect interests through other partnerships) in Sprint PCS GP, Sprint PCS LP, PhillieCo GP and PhillieCo LP.

      (iii) Such Cable Parent's Affiliated Group has filed all federal income tax returns that it was required to file for each period during which its respective HoldCo Entities (and TCI Partner, as to TCI) was a member of the Affiliated Group. All such returns were correct and complete in all material respects in so far as they relate to such Cable Parent's HoldCo Entities (and TCI Partner, as to TCI). All material federal income taxes owed by such Cable Parent's Affiliated Group with respect to its HoldCo Entities (or TCI Partner, as to TCI) (whether or not shown on a Tax Return) have been paid for each taxable period during which such Cable Parent's HoldCo Entities (and TCI Partner, as to TCI) was a member of its respective Affiliated Group.

      (iv) If the income of any of such Cable Parent's HoldCo Entities (or TCI Partner, as to TCI) is required under state, local, or foreign tax rules, to be included on a consolidated, unitary, combined or other such tax returns filed by an entity other than such HoldCo Entities or TCI Partner, each such group has filed all income tax returns that it was required to file with respect to such HoldCo Entity (or TCI Partner, as to TCI) for each period during which its respective HoldCo Entities or TCI Partner was a member of such group. All such returns were correct and complete in all material respects in so far as they relate to such Cable Parent's HoldCo Entities (and TCI Partner, as to
    TCI). All material income taxes owed by such group with respect to such HoldCo Entities (or TCI Partner, as to TCI) (whether or not shown on a Tax Return) have been paid for each taxable period during which such Cable Parent's HoldCo Entities (and TCI Partner, as to TCI) was a member of its respective group.

      (v) Except as set forth on Schedule 5.2(g)(v), each of such Cable Parent's HoldCo Entities (and TCI Partner, as to TCI) and each of its Subsidiaries (if any) have filed all Tax Returns that it was required to file through the date hereof. All such Tax Returns were correct and complete in all material respects. All Taxes owed by each of such Cable Parent's HoldCo Entities (and TCI Partner, as to TCI) or its Subsidiaries (if any) (whether or not shown on any Tax Return) have been paid. Except as provided in Schedule 5.2(g)(v) and except for any extension relating to the entire Affiliated Group or any consolidated, unitary, combined or other such group of which such HoldCo Entity or TCI Partner is a member, none of such Cable Parent's HoldCo Entities (nor TCI Partner, as to TCI) nor its respective Subsidiaries (if any) is currently the beneficiary of any extension of time within which to file a Tax Return. No claim has ever been made by an authority, in a jurisdiction where such Cable Parent's HoldCo Entities (or TCI Partner, as to TCI) or its respective Subsidiaries (if any) do not file Tax Returns, that it or they may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of such Cable Parent's HoldCo Entities (or TCI Partner, as to TCI) or its respective Subsidiaries (if any) that arose in connection with any failure (or alleged failure) to pay any Tax.

      (vi) Each of such Cable Parent's HoldCo Entities (and TCI Partner, as to TCI) and each of the respective Subsidiaries (if any) of such Cable Parent's HoldCo Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (vii) There is no dispute or claim concerning any Tax Liability of such Cable Parent's HoldCo Entities (or TCI Partner, as to TCI) or its respective Subsidiaries (if any) either claimed or raised by any authority in writing to such HoldCo Entity (or TCI Partner, as to TCI) (or its respective Cable Parent) or as to which any of such entities has knowledge based upon direct personal contact with any agent of such authority.

      (viii) Schedule 5.2(g)(viii) lists all Tax Returns filed by such Cable Parent's HoldCo Entities (and TCI Partner, as to TCI) and each of the respective Subsidiaries (if any) of such Cable Parent's HoldCo Entities for all taxable periods ending on or before the date hereof and indicates those Tax Returns that have been audited and those which are currently under audit, except that such schedule does not include consolidated, unitary, combined or other such Tax Returns filed by a Cable Parent (or an Affiliate of a Cable Parent) which includes such Cable Parent's HoldCo Entities (or TCI Partner, as to TCI). Each Cable Parent has delivered (or will deliver within 30 days following the date hereof) to Sprint correct and complete copies of all Tax Returns (except for those Tax Returns not required to be included in Schedule 5.2(g)(viii)), examination reports, and statements of deficiencies assessed against or agreed to by its respective HoldCo Entities (or TCI Partner, as to TCI) and its respective Subsidiaries (if any).

      (ix) Except for waivers and extensions that apply to such Cable Parent's HoldCo Entities (or TCI Partner, as to TCI) or its Subsidiaries (if any) with respect to consolidated, unitary or combined Tax Returns that include the income of any such entities and the income of their respective Cable Parents (or Affiliates of the Cable Parents), the normal period within which to examine and/or assess Taxes on the income of any such entity has not been extended with respect to any such entity by waiver of, or agreement to extend, the applicable statute of limitations or otherwise.

      (x) None of such Cable Parent's HoldCo Entities (nor TCI Partner, as to TCI) nor any of the respective Subsidiaries (if any) of such Cable Parent's HoldCo Entities has filed a consent under Code section 341(f) concerning collapsible corporations, or has made or is required to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Code section 280G.

    (h) Tax Opinions. On the date hereof, each of the Cable Parents has received from its respective outside counsel an opinion to the effect that, although not free from doubt, the Mergers involving such Cable Parent's respective HoldCo Entities or Cable Partner (as applicable) should constitute a "reorganization" under Section 368(a) of the Code. In rendering such opinions, outside counsel for each of the Cable Parents has received and relied upon representations contained in (A) certificates of such Cable Parent in form and substance reasonably acceptable to such counsel and (B) the certificate referred to in Section 6.12(c).

    (i) Ownership of Sprint Securities. Except as provided in this Agreement and the Other Agreements, neither such Cable Parent nor any of its Subsidiaries owns or has a contractual right or obligation to acquire any shares of Sprint Common Stock or any other capital stock of Sprint or any security convertible into or exercisable or exchangeable for Sprint Common Stock or any other capital stock of Sprint.

  Section 5.3 Representations and Warranties of Sprint. Sprint hereby represents and warrants that:

    (a) Merger Subs.

      (i) The Merger Subs were formed by Sprint solely for the purpose of engaging in the transactions contemplated hereby.

      (ii) All of the issued and outstanding capital stock of each Merger Sub is directly owned beneficially and of record by Sprint free and clear of any Liens (other than Contractual Liens).

      (iii) Except for obligations or liabilities arising under this Agreement, each Merger Sub has not incurred any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

    (b) Consents, Approvals and Notifications. The execution, delivery and performance of this Agreement and the Other Agreements by Sprint and its respective Controlled Affiliates do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person on the part of Sprint on its Controlled Affiliates, except (i) for the Required Approvals or (ii) to the extent the failure to obtain or make any of the foregoing, individually or in the aggregate, would not have a Material Adverse Effect on such party.

    (c) Sprint Board Action. Prior to the date hereof, the Board of Directors of Sprint has approved (i) an amendment to Sprint's Bylaws, to be effective at the Closing, in the form of Exhibit O (the "Bylaw Amendment"), (ii) the Management and Allocation Policies, to be effective at the Closing, (iii) the Initial Charter Amendment and the Subsequent Charter Amendment and (iv) this Agreement and the transactions contemplated hereby. This Agreement and the transactions contemplated hereby (including the future exercise by the Cable Holders of their respective Equity Purchase Rights) have been approved by the Board of Directors of Sprint (including by a majority of the "Continuing Directors" of Sprint at a meeting at which at least seven of such Continuing Directors were present, as contemplated by Article Seventh of the Current Sprint Charter). With respect to those matters described in clauses (i), (iii) and (iv) above, the Board of Directors of Sprint has directed that such matters be submitted for the approval of the stockholders of Sprint at the Stockholders Meeting and has recommended to the stockholders of Sprint that such matters be approved.

    (d) FT/DT Agreements. Attached hereto as Exhibit P are true and correct copies of the FT/DT Agreements. The execution and delivery of this Agreement and the Other Agreements (including the Registration Rights Agreement), and the consummation and performance of the transactions contemplated hereby and thereby, by Sprint and its Controlled Affiliates will not violate or conflict with the FT/DT Agreements (including the Amended and Restated Registration Rights Agreement included therein) or any other agreement between Sprint or any of its Controlled Affiliates (on the one hand) and FT or DT or any of their respective Controlled Affiliates (on the other hand), or conflict with the consummation and performance by Sprint and its Controlled Affiliates of the transactions contemplated thereby.

    (e) PCS Percentage Group Interests; Intergroup Interests. At the Effective Time, the number of shares of Series 2 PCS Stock and Warrants held by each of the Cable Parents and its Subsidiaries will represent the following Initial PCS Group Percentage Interests: TCI Parent--23.83074%; Comcast Parent--11.42370%; and Cox Parent--11.91537%. Immediately following the Recapitalization, the Sprint FON Group will not hold an intergroup interest in the PCS Group except for (i) the Preferred Intergroup Interest,
  (ii) the Warrant Intergroup Interest, and (iii) any intergroup interest retained by Sprint relating to Pre-Closing Options (which, in the case of clause (iii), will represent a PCS Group Percentage Interest of less than 5.0%). Sprint covenants that all Pre-Closing Options shall be satisfied out of the Sprint FON Group's intergroup interest in the PCS Group or otherwise satisfied by Sprint without the allocation of any cost or expense to the PCS Group and without otherwise economically diluting the PCS Group Percentage Interest of any Cable Parent.

    (f) PCS Group Constituents. Assuming the accuracy of the representations and warranties of the Cable Parents contained in this Agreement, immediately following the Closing, the PCS Group shall consist of the entities and ownership interests therein shown on Schedule 5.3(f) (other than Sprint, UCOM, Inc., US Telecom, Inc., UC PhoneCo, Inc. and UST PhoneCo, Inc.) and the corresponding interests in their respective assets and liabilities and the businesses conducted by such entities ("PCS Group Constituents").

    (g) King & Spalding Opinion. On the date hereof, Sprint has received from King & Spalding its opinion to the effect that (i) the Recapitalization will constitute a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, (ii) any outstanding stock which is designated as common stock of Sprint in Sprint's Articles of Incorporation will constitute voting stock of Sprint for federal income tax purposes, and
  (iii) except with respect to cash paid in lieu of fractional shares, if any, the holders of such stock of Sprint will not recognize income, gain or loss in and as a result of the Recapitalization. In rendering such opinion, King & Spalding has received and relied upon representations contained in certificates of Sprint in form and substance reasonably acceptable to King & Spalding.

    (h) Representations and Warranties Regarding Sprint Partner. With respect to Sprint Partner, Sprint hereby represents and warrants to each other Parent as follows:

      (i) Sprint Partner has good legal title to, and beneficial ownership of, a 40% PCS Interest (consisting of a 40% interest in Sprint PCS GP and a 40% interest in Sprint PCS LP), free and clear of all Liens (other than Contractual Liens). Except as provided in the PCS
    Partnership Agreement and the

    MinorCo Partnership Agreement, Sprint Partner has the sole right to vote and dispose of such PCS Interest. Other than such PCS Interest and its PhillieCo Interest, Sprint Partner has no assets or liabilities or obligations (absolute, accrued, contingent or otherwise, including any liability for Taxes of itself or any other Person) except for obligations under the Sprint Contracts, obligations imposed solely as a matter of Laws to which Sprint Partner is subject and liabilities and obligations attributable to its PCS Interest and PhillieCo Interest. Sprint Partner has not engaged in any business or activities of any type or kind whatsoever except as relates to its ownership of the PCS Interest and its PhillieCo Interest. There are no Rights obligating Sprint Partner to issue additional interests in Sprint Partner to any party or (except as provided in the PCS Partnership Agreement and the MinorCo Partnership Agreement) to Transfer its PCS Interest or any equity or voting interest therein in whole or in part, or (except for the Sprint Contracts) any voting agreement, voting trust agreement or similar agreement relating to the voting by Sprint Partner of any of its PCS Interests.

      (ii) Interests in Sprint Partner. The subsidiaries of Sprint holding direct interests in Sprint Partner have good legal title to all of the general partnership and limited partnership interests in Sprint Partner indicated as owned by them on Schedule 5.3(h)(ii), free and clear of all Liens (other than Contractual Liens). Such interests are duly authorized and validly issued and were not issued in violation of any preemptive rights or any applicable securities laws. There are no Rights obligating such subsidiaries to issue additional interests in, or capital stock of, such subsidiaries, Transfer any of their interests in Sprint Partner or any equity or voting interest therein in whole or in part, or (except for the Sprint Contracts) any voting agreement, voting trust agreement or similar agreement relating to the voting by such subsidiaries of any of the general or limited partnership interests of Sprint Partner.

      (iii) Availability. Sprint has made available to each Cable Parent true and correct copies of the charter, bylaws, stockholders agreements, partnership agreement and other constituent documents, as applicable, of Sprint Partner.

      (iv) Consents, Approvals and Authorizations. The execution, delivery and performance of this Agreement and the Other Agreements by Sprint Partner do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person on the part of Sprint Partner, except (i) for the Required Approvals or (ii) to the extent the failure to obtain or make any of the foregoing, individually or in the aggregate, would not have a Material Adverse Effect on Sprint Partner.

      (v) Contracts.

        (A) Sprint Partner is not a party to, nor are its properties or assets bound by, any contracts or agreements except those to which one or more of the Cable Partners or their Affiliates are a party (the "Sprint Contracts").

        (B) Neither Sprint Partner nor any of its Controlled Affiliates is in material breach of Section 6.6 of the PCS Partnership Agreement.

      (vi) Taxes.

        (A) Since its formation, SprintCom has been a member of an Affiliated Group of which Sprint is the common parent, which has elected to file consolidated federal income tax returns.

        (B) Since its formation, Sprint Partner has not derived any material item of income, loss, deduction or credit during its existence other than such items which were or are included in its direct or indirect distributive share of such items of Sprint PCS GP, Sprint PCS LP, PhillieCo GP and PhillieCo LP. Neither SprintCom nor Sprint Partner has Subsidiaries other than interests in partnerships which hold direct interests (or indirect interests through other partnerships) in Sprint PCS GP, Sprint PCS LP, PhillieCo GP and PhillieCo LP.

        (C) Sprint's Affiliated Group has filed all federal income tax returns that it was required to file for each period during which SprintCom was a member of the Affiliated Group. All such returns were correct and complete in all material respects insofar as they relate to SprintCom.

        (D) If the income of SprintCom or Sprint Partner is required under state, local, or foreign tax rules, to be included on a consolidated, unitary, combined or other tax return filed by an entity other than itself, each such group has filed all income tax returns that it was required to file with respect to SprintCom or Sprint Partner for each period during which SprintCom or Sprint Partner was a member of such group. All such returns were correct and complete in all material respects insofar as they relate to SprintCom or Sprint Partner. All material income taxes owed by such group with respect to SprintCom or Sprint Partner (whether or not shown on a Tax Return) have been paid for each taxable period during which SprintCom or Sprint Partner was a member of its respective group.

        (E) Each of SprintCom and Sprint Partner (and each of their Subsidiaries (if any)) has filed all Tax Returns that it was required to file through the date hereof. All such Tax Returns were correct and complete in all material respects. All Taxes owed by each of such entities (or its Subsidiaries (if any)) (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority, in a jurisdiction where SprintCom or Sprint Partner (or their respective Subsidiaries (if any)) do not file Tax Returns, that it or they may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of SprintCom or Sprint Partner (or their respective Subsidiaries (if any)) that arose in connection with any failure (or alleged failure) to pay any Tax.

        (F) Each of Sprint Com and Sprint Partner (and each of their respective Subsidiaries (if any)) has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (G) There is no dispute or claim concerning any Tax Liability of SprintCom or Sprint Partner (or their respective Subsidiaries (if any)) either claimed or raised by any authority in writing to such entity as to which any of such entities has knowledge based upon direct personal contact with any agent of such authority.

        (H) Neither SprintCom nor Sprint Partner (nor any of their respective Subsidiaries (if any)) has filed a consent under Code section 341(f) concerning collapsible corporations, or has made or is required to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payment, that will not be deductible under Code section 280G.

    (i) Reports and Financial Statements. Sprint has filed all reports (including proxy statements) and registration statements required to be filed with the SEC since January 1, 1996 (collectively, the "Sprint SEC Reports"). None of the Sprint SEC Reports (including the financial statements contained therein), as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Sprint SEC Reports, as of their respective dates, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the applicable rules and regulations thereunder. Except
  (i) as and to the extent disclosed or reserved against on the balance sheet of Sprint as of December 31, 1997 included in the Sprint SEC Reports, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement and
  (iii) as may result from any Year 2000 Liability, Sprint does not have any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would have a Material Adverse Effect on Sprint. During the period since December 31, 1997, except as disclosed in the Sprint SEC Reports filed prior to the date hereof, there has not been, and nothing has occurred that has had, a Material Adverse Effect on Sprint.

    (j) Capitalization of Sprint. The certificate delivered to the Cable Parents at the Closing as contemplated by Section 9.1(xvi) will be true and correct. All such issued and outstanding shares of Sprint capital stock immediately following the Effective Time will have been duly authorized and validly issued, and will be fully paid and nonassessable, and issued in compliance with all applicable state and federal securities laws. All PCS Options outstanding immediately following the Effective Time will have been duly authorized and validly issued, and will be fully paid and nonassessable (except as to the payment of any exercise price for the underlying securities) and issued in compliance with all applicable state and federal securities laws.

  Section 5.4 Representations and Warranties Concerning PhillieCo. Each PhillieCo Parent hereby represents and warrants to each other Parent (in the case of Sections 5.4(a) and (b)) and to Comcast only (in the case of Sections 5.4(c)-(l)), as to itself and its respective PhillieCo Partner, as follows:

    (a) Due Organization. Such PhillieCo Partner is duly formed and validly existing under the laws of the State of Delaware and has the corporate or partnership power (as applicable) and authority to own its property and carry on its business as owned and carried on at the date hereof. Such PhillieCo Partner is duly qualified to do business in each jurisdiction in which it conducts business or in which it is otherwise required to be qualified, except for failures to be so qualified which, individually or in the aggregate, would not have a Material Adverse Effect on such PhillieCo Partner.

    (b) Interests in PhillieCo Owned by the PhillieCo Partners. Such PhillieCo Partner has good legal title to, and beneficial ownership of, the PhillieCo Interest indicated as owned by it on Schedule 5.4(b), free and clear of all Liens (other than Contractual Liens). Except as provided in the PhillieCo Partnership Agreement and the PhillieCo LP Partnership Agreement, such PhillieCo Partner has the sole right to vote and dispose of the PhillieCo Interest indicated as owned by it on Schedule 5.4(b). Other than (i) its PhillieCo Interest, (ii) notes receivable from PhillieCo GP,
  (iii) in the case of Sprint Partner, its PCS Interest, (iv) in the case of Cox HoldCo Sub2, its interest in Cox Partner (and liabilities and obligations attributable to Cox Partner's PCS Interest) and the note receivable from Cox HoldCo Sub1 that will be contributed to Cox HoldCo Sub2 prior to Closing pursuant to Section 6.6, and (v) as contemplated by
  Section 6.4 and (in the case of Cox HoldCo Sub2) as contemplated by Section 6.6(a)(i)(A), such PhillieCo Partner has no assets or liabilities or obligations (absolute, accrued, contingent or otherwise, including any liability for Taxes of itself or any other Person) other than obligations imposed solely as a matter of Laws to which such PhillieCo Partner is subject. Such PhillieCo Partner has not engaged in any business or activities of any type or kind whatsoever except as relates to its ownership of the PhillieCo Interest (and, in the case of Cox HoldCo Sub2 and Sprint Partner, its PCS Interest). Except as set forth in the CP Contracts and Section 6.4, there are no Rights obligating such PhillieCo Partner to issue additional capital stock or interests in such PhillieCo Partner to any party or to Transfer its PhillieCo Interest or any equity or voting interest therein in whole or in part, or any voting agreement, voting trust agreement or similar agreement relating to the voting by such PhillieCo Partner of any of its PhillieCo Interests.

    (c) Licenses. PhillieCo1 holds the licenses issued by the FCC that are listed on Schedule 5.4(c) (the "PhillieCo Licenses") and has satisfied all terms and conditions required to be satisfied on or before the date hereof imposed by the FCC, by any other Governmental Authority, or by federal law as a condition of the award of the PhillieCo Licenses, the failure to satisfy of which could reasonably be expected to cause PhillieCo1 to forfeit its right to hold or use the PhillieCo Licenses, including: the payment of all lump sums due the FCC under 47 C.F.R. (S) 24.708 in payment for award of the PhillieCo Licenses; the payment of all withdrawal, disqualification or default penalties associated with participation in competitive bidding for the PhillieCo Licenses; and the satisfaction of all FCC technical requirements for construction and operation of the PhillieCo Licenses, including frequency coordination, microwave relocation, antenna height and power limitations.

    (d) Compliance with Laws. PhillieCo GP and its Controlled Affiliates have not made any untrue statement of fact, or omitted to disclose any facts, to the FCC or any other Governmental Authority or taken or failed to take any action, which misstatements, omissions, actions or failures to act, individually or in the aggregate, could reasonably be expected to cause PhillieCo1 to forfeit its right to hold or use the PhillieCo Licenses or that, insofar as can reasonably be foreseen, could have a material adverse effect on the ability of Sprint to allocate the business of PhillieCo and the PhillieCo Licenses to the PCS Group or otherwise have the PhillieCo Licenses attributed to the PCS Group.

    (e) Litigation. Except for the Petition of Sprint Spectrum Partners and Sprint Spectrum, L.P. d/b/a Sprint PCS for Declaratory Relief filed on March 13, 1997 with the FCC, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the PhillieCo Parents, threatened against PhillieCo in, before or by any Governmental Authority or any arbitrator that could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding, that, if adversely determined, could), reasonably be expected to have a material adverse effect on the right of PhillieCo1 to hold or use the PhillieCo Licenses or for PhillieCo1 to allocate the PhillieCo Licenses to the PCS Group, or impose any material adverse restrictions or limitations on the operation of the business attributed to the PCS Group; PhillieCo1 has not received any currently effective notice of any default, and PhillieCo is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any Governmental Authority or any arbitrator that could reasonably be expected to have a material adverse effect on the right of PhillieCo1 to hold or use the PhillieCo Licenses or for PhillieCo1 to allocate the PhillieCo Licenses to the PCS Group or a material adverse effect on PhillieCo.

    (f) Title to Licenses. On the Closing Date, the PhillieCo Licenses will be owned by PhillieCo1 free and clear of all Liens, except for any Permitted Liens and Liens that, individually or in the aggregate, are not material to the PhillieCo Licenses (taken as a whole).

    (g) No Breach. As of the date of this Agreement, (i) each material permit, license, contract, agreement, lease and insurance policy held by PhillieCo or to which PhillieCo is a party (whether evidenced by a written document or otherwise), is in full force and effect in accordance with its terms, and (ii) there does not exist under any such permit, license, contract, agreement, lease or insurance policy any default, or event which, with the giving of notice or the lapse of time or both, would become a breach or default, the consequences of which (in the case of either (i) or (ii) above) would result in a Material Adverse Effect on PhillieCo.

    (h) Environmental Protection. The PhillieCo Partners do not have knowledge of, nor has PhillieCo received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans that PhillieCo Partners reasonably expect would result in claims or liabilities,
  (A) based on or related to alleged on-site or off-site contamination with respect to or affecting the assets of PhillieCo or (B) arising out of or related to the assets of PhillieCo under any law, statute, rule, regulation, order, decree or judgment related to public or occupational safety and health, pollution and/or protection of the environment, including the Resource Conservation and Recovery Act of 1976 and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (collectively, "Environmental Laws"), in each case that, individually or in the aggregate, would have a Material Adverse Effect on PhillieCo. As of the date of this Agreement, PhillieCo has owned and operated its assets in compliance with all Environmental Laws except where any such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on PhillieCo.

    (i) Intellectual Property. To the knowledge of the PhillieCo Partners, PhillieCo is not using any copyright, patent, proprietary information, technical information or other similar intangible property right that is owned by any Person in a manner that is not in compliance in all material respects with the applicable license of such intangible property right to PhillieCo, except where such noncompliance would not result in a Material Adverse Effect on PhillieCo.

    (j) Financial Information. Incorporated by reference into this Agreement are (i) the unaudited combined balance sheets of PhillieCo GP and PhillieCo LP as of December 31, 1997, and the related unaudited combined statements of operations and cash flows for the year then ended, including the notes thereto and (ii) the unaudited combined balance sheets of PhillieCo GP and PhillieCo LP as of March 31, 1998, and the related unaudited combined statement of operations for the three months then ended (the documents referred to in (i) and (ii) being collectively, the "PhillieCo Financial Statements"). The PhillieCo Financial Statements present fairly in all material respects the financial position and results of operations of PhillieCo GP and PhillieCo LP at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved. Except (i) as and to the extent disclosed or reserved against on the combined balance sheets of PhillieCo GP and PhillieCo LP as of December 31, 1997, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement and (iii) as may result from any Year 2000 Liability, PhillieCo GP and PhillieCo LP and their Subsidiaries (taken as a whole) do not have any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would have a Material Adverse Effect on PhillieCo GP and PhillieCo LP and their Subsidiaries (taken as a whole). During the period since December 31, 1997, there has not been, and nothing has occurred that has had, a Material Adverse Effect on PhillieCo GP and PhillieCo LP and their Subsidiaries (taken as a whole).

    (k) Sole Line of Business. PhillieCo conducts no material businesses or activities other than those relating to the provision of wireless telephony services pursuant to the PhillieCo Licenses.

    (l) Liabilities. Except as shown on the PhillieCo Financial Statements, to the knowledge of the PhillieCo Partners, PhillieCo is not subject to any liabilities arising outside the ordinary course of business that might reasonably be expected to have a Material Adverse Effect on PhillieCo.

  Section 5.5 Representations and Warranties Concerning SprintCom and EquipmentCo. Sprint hereby represents and warrants to the Cable Parents as follows:

    (a) Due Organization; Title. Each of SprintCom and EquipmentCo is a corporation and limited partnership, respectively, duly organized and validly existing under the laws of the State of Kansas, and Delaware, respectively, and has the corporate and partnership, respectively, power and authority to own its property and carry on its business as owned and carried on at the date hereof. Each of SprintCom and EquipmentCo is duly qualified to do business in each jurisdiction in which it conducts business or in which it is otherwise required to be qualified, except for failures to be so qualified which, individually or in the aggregate, would not have a Material Adverse Effect on SprintCom and EquipmentCo (taken as a whole). Sprint (through its Wholly Owned Subsidiaries) has good legal title to, and record and beneficial ownership of, all the outstanding capital stock of SprintCom free and clear of all Liens. There are no Rights obligating Sprint to issue additional capital stock or other securities of SprintCom. Sprint has good legal title to, and beneficial ownership of, the general partnership and limited partnership interests in EquipmentCo, free and clear of all Liens. There are no Rights obligating Sprint or its Subsidiaries to Transfer any of its interests in EquipmentCo.

    (b) Licenses. SprintCom holds the licenses issued by the FCC that are listed on Schedule 5.5(b) (the "SprintCom Licenses") and has satisfied all terms and conditions required to be satisfied on or before the date hereof imposed by the FCC, by any other Governmental Authority, or by federal law as a condition of the award of the SprintCom Licenses, the failure to satisfy of which could reasonably be expected to cause SprintCom to forfeit its right to hold or use the SprintCom Licenses, including: the payment of all lump sums due the FCC under 47 C.F.R. (S) 24.708 in payment for award of the SprintCom Licenses; the payment of all withdrawal, disqualification or default penalties associated with participation in competitive bidding for the SprintCom Licenses; and the satisfaction of all FCC technical requirements for construction and operation of the SprintCom Licenses, including frequency coordination, microwave relocation, antenna height and power limitations.

    (c) Compliance with Laws. SprintCom and its Controlled Affiliates have not made any untrue statement of fact, or omitted to disclose any facts, to the FCC or any other Governmental Authority or taken or failed to take any action, which misstatements, omissions, actions or failures to act, individually or in the aggregate, could reasonably be expected to cause SprintCom to forfeit its right to hold or use the SprintCom Licenses or that, insofar as can reasonably be foreseen, could have a material adverse effect on the ability of Sprint to allocate the business of SprintCom and the SprintCom Licenses to the PCS Group or otherwise have the SprintCom Licenses attributed to the PCS Group.

    (d) Litigation. Except as set forth on Schedule 5.5(d), there are no actions, suits, proceedings or investigations pending or, to the knowledge of Sprint, threatened against SprintCom or EquipmentCo in, before or by any Governmental Authority or any arbitrator that could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding, that, if adversely determined, could), reasonably be expected to have a material adverse effect on the right of SprintCom to hold or use the SprintCom Licenses or for Sprint to allocate the SprintCom Licenses to the PCS Group, or impose any material adverse restrictions or limitations on the operation of the business attributed to the PCS Group; and none of Sprint, SprintCom or EquipmentCo have received any currently effective notice of any default, and SprintCom and EquipmentCo are not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any Governmental Authority or any arbitrator that could reasonably be expected to have a material adverse effect on the right of SprintCom to hold or use the SprintCom Licenses or for Sprint to allocate the SprintCom Licenses to the PCS Group or a material adverse effect on SprintCom and Equipment Co (taken as a whole).

    (e) Title to Licenses. On the Closing Date, the SprintCom Licenses will be owned by SprintCom free and clear of all Liens, except for any Permitted Liens and Liens that, individually or in the aggregate, are not material to the SprintCom Licenses (taken as a whole).

    (f) No Breach. As of the date of this Agreement, (i) each material permit, license, contract, agreement, lease and insurance policy held by SprintCom or EquipmentCo or to which either of them is a party (whether evidenced by a written document or otherwise), is in full force and effect in accordance with its terms, and (ii) there does not exist under any such permit, license, contract, agreement, lease or insurance policy any default, or event which, with the giving of notice or the lapse of time or both, would become a breach or default, the consequences of which (in the case of either (i) or (ii) above) would result in a Material Adverse Effect on SprintCom and EquipmentCo (taken as a whole).

    (g) Environmental Protection. Sprint does not have knowledge of, nor has Sprint or any of its Controlled Affiliates received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans that Sprint reasonably expects would result in claims or liabilities,
  (A) based on or related to alleged on-site or off-site contamination with respect to or affecting the assets of SprintCom or EquipmentCo or (B) arising out of or related to the assets of SprintCom and EquipmentCo under any Environmental Laws, in each case that, individually or in the aggregate, would have a Material Adverse Effect on SprintCom and EquipmentCo (taken as a whole). As of the date of this Agreement, SprintCom and EquipmentCo have owned and operated their assets in compliance with all Environmental Laws except where any such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on SprintCom and EquipmentCo (taken as a whole).

    (h) Intellectual Property. To the knowledge of Sprint, neither SprintCom nor EquipmentCo is using any copyright, patent, proprietary information, technical information or other similar intangible property right that is owned by any Person in a manner that is not in compliance in all material respects with the applicable license of such intangible property right to Sprint or its Controlled Affiliate, except where such noncompliance would not result in a Material Adverse Effect on SprintCom and EquipmentCo (taken as a whole).

    (i) Financial Information. Sprint has delivered to the Cable Parents copies of (i) the combined balance sheet of SprintCom and EquipmentCo as of December 31, 1997, and the related combined statements of operations, changes in equity (deficit) and cash flows for the year then ended, certified by independent auditors, including the notes thereto and (ii) the unaudited combined balance sheet of SprintCom and EquipmentCo as of March 31, 1998, and the related combined statement of operations for the three months then ended (the documents referred to in (i) and (ii) being collectively, the "SprintCom and EquipmentCo Financial Statements"). The SprintCom and EquipmentCo Financial Statements present fairly in all material respects the combined financial position and combined results of operations of

  SprintCom and EquipmentCo at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved. Except (i) as and to the extent disclosed or reserved against on the combined balance sheet of SprintCom and EquipmentCo as of December 31, 1997, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice (including leveraged lease transactions that have heretofore been disclosed to the Cable Partners) and not prohibited by this Agreement and (iii) as may result from any Year 2000 Liability, SprintCom and EquipmentCo do not have any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually in the aggregate, would have a Material Adverse Effect on SprintCom and EquipmentCo taken as a whole. During the period since December 31, 1997, there has not been, and nothing has occurred that has had, a Material Adverse Effect on SprintCom and EquipmentCo taken as a whole.

    (j) Sole Line of Business. Neither SprintCom nor EquipmentCo conducts any material businesses or activities other than those relating to the provision of wireless telephony services pursuant to the SprintCom Licenses (including any acquisitions of PCS licenses and related assets and leveraged lease financing programs that have heretofore been disclosed to the Cable Parents).

    (k) Liabilities. Except as shown on the SprintCom and EquipmentCo Financial Statements, to the knowledge of Sprint, neither SprintCom nor EquipmentCo is subject to any liabilities arising outside the ordinary course of business that might reasonably be expected to have a Material Adverse Effect on SprintCom and EquipmentCo, taken as a whole, other than any acquisitions of PCS licenses and related assets and leveraged lease transactions that have heretofore been disclosed to the Cable Parents.

                                   ARTICLE 6

                           COVENANTS OF THE PARTIES

  Section 6.1 Cooperation.

    (a) Between the date hereof and the earlier of the Closing or the termination of this Agreement, subject to the terms and conditions of this Agreement, the parties shall cooperate with each other and use all commercially reasonable efforts to obtain all necessary consents and approvals for the consummation of the transactions contemplated hereby and otherwise to satisfy the conditions to closing set forth in Article 8. Without limiting the generality of the foregoing, (A) each PCS Partner shall vote its PCS Interest at any meeting of the PCS Partners and shall cause its representatives to vote at any meeting of the Partnership Board of Sprint PCS GP, and each PhillieCo Partner shall vote its PhillieCo Interest at any meeting of the PhillieCo Partners and shall cause its representatives to vote at any meeting of the Partnership Board of PhillieCo GP, so as to facilitate the completion of the transactions contemplated by this Agreement, (B) each party hereto shall use its commercially reasonable efforts, and shall cause each of Sprint PCS and PhillieCo to use its commercially reasonable efforts, to obtain all consents and authorizations of third parties and Governmental Authorities and to make all filings with and give all notices to third parties and Governmental Authorities which may be necessary or reasonably required in order to effect the transactions contemplated hereby, and (C) the Cable Parents shall, and the PCS Partners shall cause Sprint PCS to, and the PhillieCo Partners shall cause PhillieCo to, make qualified personnel available to Sprint for (i) supplying all information reasonably requested by Sprint for inclusion in the Proxy Statement and the other filings contemplated by Section 6.2, (ii) meetings or correspondence with counsel for Sprint and the underwriters for purposes of conducting customary due diligence in connection with the IPO and (iii) with respect to Sprint PCS and PhillieCo only, meetings with underwriters and potential investors. In addition, subject to the other provisions of this Section 6.1, none of the parties shall take any action that such party knows would cause any of such party's representations and warranties in this Agreement to be inaccurate or that such party knows would prevent or materially delay the satisfaction of the conditions to closing set forth in Article 8 of this Agreement or the receipt of any required approvals or consents; provided that no party will be required to conduct itself in a manner that is not commercially reasonable. "Commercially reasonable efforts" as used in this Agreement shall not require any party to undertake extraordinary or unreasonable measures to obtain any consents or other authorizations, including requiring such party to make any material expenditures (other than normal filing fees or the like) or to accept any material changes in the terms of the contract, license or other instrument for which a consent is sought.

    (b) Notwithstanding the foregoing, in connection with any filing or submission required or action to be taken by either Sprint or a Cable Parent or its respective Controlled Affiliates to effect the Mergers and to consummate the other transactions contemplated hereby no Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take (or refrain from taking) or commit to take (or refrain from taking) any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of such Parent or any of its Affiliates (including, in the case of Sprint, TCI Partner and the HoldCo Entities and their respective Subsidiaries.)

  Section 6.2 Certain Actions by Sprint.

    (a) SEC Filings. As soon as is reasonably practicable after the execution of this Agreement, Sprint shall prepare and file with the SEC (i) a proxy statement (the "Proxy Statement") to be mailed to Sprint stockholders in connection with a special meeting (the "Stockholders Meeting") to be held for the purpose of approving this Agreement and the transactions contemplated hereby, the Initial Charter Amendment, the Subsequent Charter Amendment, the Bylaw Amendment and amendments to certain of Sprint's equity-based incentive plans in connection with the creation of the PCS Stock, among other things, and (ii) a registration statement on Form S-3 (the "Registration Statement") containing a prospectus (the "IPO Prospectus") covering the shares of Series 1 PCS Stock to be sold in the IPO. Sprint shall use its commercially reasonable efforts to cause the Proxy Statement to be approved for mailing and the Registration Statement to become effective under the Securities Act, each as promptly as practicable after such filing, and shall take all commercially reasonable actions required to be taken under any applicable state blue sky or securities laws in connection with the IPO and the Recapitalization. Sprint shall use its commercially reasonable efforts to cause the Series 1 PCS Stock required to be issued in the IPO and the Recapitalization to be approved for listing or quotation in satisfaction of the condition to Closing set forth in Section 8.1(d).

    Sprint will provide the Cable Parents with a reasonable opportunity to review and comment upon drafts of the Proxy Statement and the Registration Statement and any amendments thereto prior to filing any such documents with the SEC. Sprint shall not make any changes to the Proxy Statement from the draft dated May 18, 1998 (which has been reviewed by the Cable Parents) or include any statements in the Registration Statement that are inconsistent with the provisions of this Agreement, the Other Agreements, the Management and Allocation Policies and the Bylaw Amendment. Attached hereto as Exhibit Q are certain provisions that Sprint will include in the Proxy Statement (in any form filed with the SEC) relating to the Management and Allocation Policies, the Tax Sharing Agreement and related matters. Sprint will not include in the Proxy Statement or the Registration Statement any language reasonably objected to by any Cable Parent that changes, limits or qualifies, or is otherwise inconsistent with, such provisions on Exhibit Q or the "Risk Factors" section of the May 18 draft of the Proxy Statement. Also included as part of Exhibit Q is language that reflects Sprint's current expectation for disclosure in the Proxy Statement regarding SprintCom's rollout schedule.

    Each of the Cable Parents covenants that none of the information supplied or to be supplied by such Cable Parent or its Subsidiaries in writing at the request of Sprint for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the respective times such documents are filed and (in the case of the Registration Statement) at the time such document becomes effective or at the time any amendment or supplement thereto becomes effective and (in the case of the Proxy Statement) at the time it is mailed to the stockholders of Sprint, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. However, a Cable Parent will not be deemed in breach of this covenant due to any misstatement or omission that is attributable to information supplied to such Cable Parent or any of its Subsidiaries by Sprint PCS GP, PhillieCo GP or any of their Subsidiaries.

    Sprint covenants that (i) the Registration Statement, when it becomes effective and at the time any amendment or supplement thereto becomes effective, will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; (ii) the Proxy Statement, when first mailed to the stockholders of Sprint, will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by Sprint with respect to statements made therein based on information supplied by any Cable Parent or its Subsidiary in writing at the request of Sprint for inclusion in the Registration Statement or the Proxy Statement. Sprint acknowledges that the Cable Parents, in entering into this Agreement and agreeing to consummate the transactions contemplated hereby, are relying on the covenant contained in this paragraph and the information to be contained in the Proxy Statement and the Registration Statement as if the forms of final Proxy Statement and Registration Statement were delivered in connection herewith.

    (b) Stockholders Meeting. Sprint shall cause the Stockholders' Meeting to be held as soon as practicable after the date hereof (without regard to the condition of the equity markets, including the market for initial public offerings, wireless communications companies or tracking stocks). The Board of Directors of Sprint shall recommend that its stockholders approve this Agreement, the Initial Charter Amendment, the Subsequent Charter Amendment, and the other matters related thereto presented for a vote in the Proxy Statement, and Sprint shall use commercially reasonable efforts to obtain such stockholder approval. Sprint shall not be deemed to have breached any obligation under this Agreement by reason of the disclosure of information in the Proxy Statement or any public announcement or other communication with Sprint's stockholders if such disclosure is required by Law, so long as the Board of Directors of Sprint shall not have withdrawn, limited, conditioned or qualified the recommendation referred to above. Sprint's conclusion that any such disclosure is required by Law will be final and binding on all the parties hereto if Sprint has received a written opinion of counsel that such disclosure or communication is required by Law. "Commercially reasonable" efforts shall not be deemed to require any action that would prevent Sprint's compliance with Section 3(a)(9) of the Securities Act in connection with the Recapitalization.

    (c) Concurrent IPO. Sprint intends to close the IPO as soon as practicable following the date that the conditions to Closing set forth in Sections 8.1(a), 8.1(b) and 8.1(d) have been satisfied (subject to Section 6.2(e), the "Trigger Date"), assuming that the other conditions to Closing have been satisfied or are capable of being satisfied at or prior to the Closing; provided that the determination to proceed with the IPO at any time shall remain in Sprint's sole discretion. If the IPO occurs prior to the Recapitalization, the Closing shall occur simultaneously with the closing of the IPO. If Sprint causes the IPO to be completed simultaneously with the Closing, (i) Sprint shall complete the Recapitalization by filing the Subsequent Charter Amendment with the Kansas Secretary of State within 120 days following the Closing, and (ii) each Cable Parent will, and will cause its Controlled Affiliates to, for a period of one hundred eighty
  (180) days following the Closing Date, refrain from engaging in any public sale or distribution of any PCS Stock or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, PCS Stock.

    (d) Concurrent Recapitalization. Subject to Section 6.2(e), if the IPO is not completed on or prior to the 30th day following the Trigger Date, then Sprint shall, on the earlier of (i) the date which is 10 days following such date subsequent to the Trigger Date that Sprint reasonably determines that the IPO is not capable of being completed on or prior to the 30th day following the Trigger Date or (ii) the 40th day following the Trigger Date, effect the Recapitalization by filing the Initial Charter Amendment, the Subsequent Charter Amendment and the Certificate of Designations with the Kansas Secretary of State, assuming that the other conditions to Closing have been satisfied or are capable of being satisfied at the

  Closing. If Sprint causes the Recapitalization to be completed as provided in this Section 6.2(d), the Closing shall occur simultaneously with the completion of the Recapitalization. In such event, Sprint currently intends to complete the IPO within 120 days after the Closing Date. If Sprint completes the Recapitalization simultaneously with the Closing and the IPO is completed within such 120-day period, each Cable Parent will, and will cause its Controlled Affiliates to, for a period commencing at the time of Closing and ending on the later of (i) 90 days following the closing of the IPO and (ii) 180 days following the Closing Date, refrain from engaging in any public sale or distribution of any PCS Stock or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, PCS Stock. If the IPO is not completed within 120 days following the Closing, Sprint will not engage in any public sale or distribution of any PCS Stock or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, PCS Stock until after the Registration Rights Commencement Date, and then, only after (i) providing notices to the Cable Parents (and any required Affiliates) as required by Section 3(a) of the Registration Rights Agreement, (ii) providing the Cable Parents with priority in such sale or distribution in accordance with Section 3 thereof, and (iii) amending the Registration Statement (and amending or supplementing the related preliminary prospectus if preliminary prospectuses have been distributed) if necessary to register and offer the shares that the Cable Parents have elected to sell in such sale or distribution in accordance with the Registration Rights Agreement.

    (e) Extension of Trigger Date. If the Trigger Date would occur (but for this Section 6.2(e)) after August 1, 1998, and before September 1, 1998, the Trigger Date will be deemed to occur on the earlier of (i) September 1, 1998 or (ii) such date after August 1, 1998, that Sprint reasonably determines that the IPO is not capable of being completed on or prior to October 1, 1998.

  Section 6.3 IPO Matters.

    (a) All of the net proceeds of the shares of Series 1 PCS Stock sold in the IPO will be allocated to the PCS Group. Sprint will select the lead (book-running) managing underwriter(s) for the IPO, and the Cable Partners shall select a co-lead managing underwriter (who shall be reasonably acceptable to Sprint) (such underwriters as selected by Sprint and the Cable Partners being the "Underwriters"). Except as provided in Section 6.2 and this Section 6.3, Sprint will have sole discretion to determine the pricing and other terms of the IPO. The total proceeds raised in the IPO (net of underwriting commissions and discounts and excluding the proceeds from any exercise of the Top-Up Rights) are referred to herein as the "Total Proceeds".

    (b) Prior to the filing of the Registration Statement, the Underwriters will advise the Parents as to the expected range of the IPO Price. Sprint will be entitled to sell in the IPO without any further approval of the Cable Parents a number of shares of Series 1 PCS Stock up to the greater of
  (i) $500 million divided by the midpoint of the price range indicated on the cover of the "red herring" prospectus used to market such shares, regardless of the Total Proceeds that would result from the sale of such shares and (ii) such number of shares as is required to be sold in the IPO to achieve Total Proceeds of between $500 million and $525 million (in Sprint's discretion).

    (c) In addition, prior to filing of the Registration Statement, the Underwriters will advise the Parents as to the aggregate proceeds that, in the opinion of the Underwriters, could be raised in the IPO without adversely affecting the IPO Price or the after-market trading price of the Series 1 PCS Stock. If such recommendation is for Total Proceeds of more than $525 million and any of the Parents notifies the other Parents within ten days following the receipt of such advice from the Underwriters that such Parent is unwilling to proceed with an IPO of the size recommended by the Underwriters, then the Total Proceeds of the IPO shall not exceed $525 million unless a larger amount is permitted by clause (i) of Section 6.3(b) or a larger amount of Total Proceeds is thereafter unanimously agreed to by the Parents.

    (d) The dollar amounts set forth above in this Section 6.3 do not include a 15% over-allotment option on the shares sold to the public in the IPO or any amounts paid by FT, DT or the Cable Partners on exercise of their Top-Up Rights in connection with the IPO, which will be incremental to the amounts specified above and may be effected by Sprint without the approval of any of the Cable Parents.

  Section 6.4 Capital Requirements of Sprint PCS Prior to Closing.

    (a) The capital requirements of Sprint PCS GP and its Subsidiaries during the period from the date of this Agreement through the Closing Date will be satisfied by capital contributions from the PCS Partners to Sprint PCS GP to be made from time to time pursuant to this Section 6.4(a) up to an aggregate amount of $400 million (the "PCS Contributions"). The chief executive officer of Sprint PCS GP may call all or a portion of the PCS Contributions at any time prior to the Closing Date by giving written notice to each of the PCS Partners specifying (i) the aggregate amount required to be contributed to Sprint PCS GP and (ii) the date (the "Contribution Date") that such amount is required to be contributed to Sprint PCS GP, which shall be at least 20 Business Days following the date of such notice. On each Contribution Date, each PCS Partner will contribute (by wire transfer of immediately available funds to an account designated by Sprint PCS GP) its pro rata portion of any PCS Contribution based on its PCS Interest on the date of such contribution.

    (b) The PCS Contributions will be funded by loans from the Parents as follows: (i) Sprint (directly or through its Subsidiaries) will lend Sprint Partner's portion of any PCS Contribution to Sprint Partner (the "Sprint PCS Loan"); (ii) TCI will lend TCI Partner's portion of any PCS Contribution to TCI Partner; (iii) Comcast agrees that Comcast Telephony Communications, Inc. will lend Comcast Partner's portion of any PCS Contribution to either or both of its respective HoldCo Entities; and (iv) Cox will lend Cox Partner's portion of any PCS Contribution to Cox HoldCo Sub1 (each such loan described in clauses (ii), (iii), and (iv) is referred to herein as a "Cable Parent PCS Loan"). Notwithstanding the foregoing, in no event will the Cable Parent PCS Loans be made to a direct Subsidiary of the lending entity. The HoldCo Entity or Entities of Comcast that receive a Cable Parent PCS Loan will in turn loan the proceeds of Comcast's Cable Parent PCS Loan to Comcast Partner, and Cox HoldCo Sub1 will in turn loan the proceeds of Cox's Cable Parent PCS Loan to Cox Partner. Each entity receiving a Cable Parent PCS Loan will issue to the lender in consideration for such loans promissory notes in the form of Exhibit R (the "Cable Parent PCS Notes"). Sprint Partner will issue similar promissory notes to Sprint for the Sprint PCS Loans (the "Sprint PCS Notes").

    (c) The PCS Partners hereby agree that, notwithstanding any requirements of the PCS Partnership Agreement, except as provided in this Section 6.4, or otherwise agreed in writing by all the PCS Partners simultaneously with or subsequent to the execution of this Agreement, no further Additional Capital Contributions under the PCS Partnership Agreement shall be required prior to the Closing; provided that if this Agreement is terminated prior to Closing, the provisions of the PCS Partnership Agreement with respect to Additional Capital Contributions will be fully restored. Any failure of a PCS Partner to fund its pro rata share of the PCS Contributions (which obligation shall be deemed a material covenant for all purposes hereunder) will give rise to a remedy of the other parties for breach of this Agreement, but will not trigger an "Adverse Act" or other remedies under the PCS Partnership Agreement.

    (d) If the PCS Contributions are not adequate to meet the capital requirements of Sprint PCS GP and its Subsidiaries pending the Closing, the PCS Partners will cause Sprint PCS GP to obtain a financing proposal from a financial institution or an opinion from an investment banking firm as to the terms on which such additional required capital would be available in a placement of debt securities by Sprint PCS GP. Any such financing proposal must contemplate debt with a maturity of at least three years, except that such debt must be payable in full at the closing of the buy-sell arrangements set forth in Section 14.7 of the PCS Partnership Agreement (but shall not otherwise mature or accelerate as a result of a termination of this Agreement) (the "Proposed Term"). Upon its receipt of written notice from the Sprint PCS chief executive officer or the Sprint PCS Partnership Board specifying the terms of third party financing proposed to be obtained by Sprint PCS GP, Sprint Partner will have the right to provide debt financing to Sprint PCS GP (directly or through an Affiliate) on terms that result in substantially the same net economic cost to Sprint PCS GP as the terms contemplated by such proposed financing (including any expenses that would be incurred by Sprint PCS GP in effecting financing through a third party). Sprint Partner or its Affiliate may elect to provide such financing for a term equivalent to the Proposed Term. At the Effective Time, any such debt financing provided by Sprint Partner or its Affiliate would become debt of the PCS Group owed to the Sprint FON Group.

  Section 6.5 Capital Requirements of SprintCom Prior to Closing. Subject to the next sentence, the capital requirements of SprintCom and EquipmentCo during the period from the date of this Agreement through the Closing Date will be provided by loans from Sprint or its Affiliate or third party financing. The minimum aggregate amount of loans from Sprint or its Affiliates will be (i) $110.6 million times (ii) a fraction, the numerator of which equals the total amount of PCS Contributions between the date of this Agreement and the Closing Date and the denominator of which equals $400 million. Such minimum aggregate amount (determined in accordance with the formula set forth above) of the loans made by Sprint or its Affiliates pursuant to this Section 6.5 is referred to herein as the "SprintCom Loans." The SprintCom Loans shall be evidenced by promissory notes (the "SprintCom Notes") in the form of Exhibit S hereto. Any indebtedness of SprintCom or EquipmentCo to Sprint or its Affiliates that was advanced or otherwise existed prior to January 1, 1998, shall be contributed to the equity of SprintCom or EquipmentCo on the Closing Date, and any such indebtedness advanced on or after January 1, 1998 and through the Closing Date (other than the SprintCom Loans), shall on the Closing Date become intergroup debt of the PCS Group on terms consistent with the Management and Allocation Policies.

  Section 6.6 Capitalization or Purchase of PCS Notes and SprintCom Loans.

    (a) Each Cable Parent may elect to capitalize all or any portion of its Cable Parent PCS Loans, subject to and in accordance with the following terms and conditions:

      (i) Such capitalization shall be effected no later than immediately prior to Closing in the following manner:

        (A) to the extent Cox elects to capitalize any portion of its Cable Parent PCS Loans, Cox shall contribute such portion of its Cable Parent PCS Loans to Cox HoldCo Sub2, and

        (B) to the extent either Comcast or TCI elects to capitalize any portion of its Cable Parent PCS Loans, Comcast or TCI, as applicable, shall contribute such portion of its Cable Parent PCS Loans as sequential capital contributions through all intermediate corporations from the creditor to the obligor of such Cable Parent PCS Loans, including a capital contribution by the owner of the stock of such obligor to such obligor.

      (ii) In the Mergers, pursuant to Section 4.1, the holder of the common stock of any entity to which any Cable Parent PCS Loans have been contributed pursuant to this Section 6.6(a) will receive, as consideration in the Merger of such entity, for the equity representing the Cable Parent PCS Loans contributed to such entity, a number of shares of PCS Preferred Stock equal to the aggregate principal amount of the Cable Parent PCS Loans and accrued and unpaid interest thereon contributed to such entity, divided by $1,000.

      (iii) If the IPO is to be completed concurrently with the Closing and a Cable Parent has elected pursuant to Section 6.6(d)(ii) to receive any Available Cash Proceeds, then such Cable Parent may not capitalize that portion of its Cable Parent PCS Loans at the Closing.

    (b) At the Closing, Sprint will purchase any Cable Parent PCS Loans that
  (i) have not been capitalized pursuant to Section 6.6(a) and (ii) are not required to be purchased by Sprint for cash at the Closing pursuant to
  Section 6.6(d)(vi)(A). Sprint shall pay the purchase price for any Cable Parent PCS Loans that it is required to purchase pursuant to this Section 6.6(b) by delivering to the holder of such Cable Parent PCS Loans a number of shares of PCS Preferred Stock equal to the aggregate principal amount of such Cable Parent PCS Loans, plus all accrued and unpaid interest thereon, divided by $1,000.

    (c) At the Closing, any portion of the Sprint PCS Notes and SprintCom Loans that is not required to be repaid at the Closing pursuant to Section 6.6(d)(vii)(A), will be repaid by the creation of the Preferred Intergroup Interest, which shall be the economic equivalent of a number of shares of PCS Preferred Stock equal to the outstanding principal amount of such Sprint PCS Notes and SprintCom Loans, plus all accrued unpaid interest thereon, divided by $1,000.

    (d) In connection with the consummation of the IPO (which term, for purposes of this Section 6.6, includes any initial primary offering of shares of Series 1 PCS Stock prior to the Registration Rights Commencement
  Date), each Cable Parent may elect to require that Sprint purchase for cash all or any portion of its Cable Parent PCS Loans, or all or any portion of the shares of PCS Preferred Stock issued to such Cable Parent or any Subsidiary of such Cable Parent at the Closing pursuant to Section 6.6(b), but not any shares of PCS Preferred Stock issued as consideration in any of the Mergers in accordance with Section 6.6(a)(ii), subject to and in accordance with the following terms and conditions:

      (i) Not later than twelve Business Days prior to the scheduled commencement of the road show for the IPO, Sprint will notify each Cable Parent in writing (the "Sprint Notice") of Sprint's good faith, reasonable estimate of the net proceeds of the IPO (not including the proceeds of any exercise by FT, DT or any Cable Parent of its Top-Up Rights).

      (ii) Each Cable Parent will, at least seven Business Days prior to the scheduled commencement of the road show for the IPO (but in any event within two Business Days following the date that Sprint notifies the Cable Parents that Sprint is prepared to print the "red herring" prospectus to be used in connection with the IPO roadshow (but for inclusion of the information contained in the Parent Responses)), deliver a binding written response (each, a "Parent Response") to Sprint indicating the total cash that such Cable Parent desires to have paid to it and its Subsidiaries in consideration for the purchase of its Cable Parent PCS Loans or PCS Preferred Stock issued at Closing pursuant to Section 6.6(b), as applicable (such Cable Parent's "Cash Request Amount"). If Sprint proposes to consummate the IPO concurrently with the Closing and, after receiving each Cable Parent's Parent Response, (A) Sprint elects to postpone commencing the road show or printing the "red herring" prospectus by more than 10 Business Days from the schedule contemplated at the time of the giving of the Sprint Notice or (B) delays in consummating the IPO require that Sprint reprint the "red herring" prospectus, then, in either such case, any Cable Parent may amend its Parent Response by written notice to Sprint given prior to the printing or reprinting, respectively, of the "red herring" prospectus, as applicable, to reduce its Cash Request Amount. If the IPO is proposed to be consummated after the Closing, a Cable Parent's Cash Request Amount may not exceed the product of $1,000 times the number of shares of PCS Preferred Stock issued to such Cable Parent and its Subsidiaries at Closing pursuant to Section 6.6(b).

      (iii) Within five Business Days after giving the Sprint Notice, Sprint will notify each of the Cable Parents of the total cash that Sprint desires to receive in repayment of its Sprint PCS Notes and SprintCom Loans or for the reduction of the Preferred Intergroup Interest created pursuant to Section 6.6(c), as applicable (Sprint's "Cash Request Amount").

      (iv) If the IPO is proposed to be consummated simultaneously with the Closing, neither Sprint's nor a Cable Parent's Cash Request Amount may exceed the balance of principal and unpaid and accrued interest on its Cable Parent PCS Loans (in the case of the Cable Parents) or its Sprint PCS Loans and SprintCom Loans (in the case of Sprint).

      (v) The Available Cash Proceeds shall be allocated among the Parents for purposes of this Section 6.6(d) in accordance with the following:

        (A) "Available Cash Proceeds" means the amount by which the net proceeds of the IPO (not including the proceeds of any exercise by FT or DT of its Top-Up Rights but including the proceeds of any exercise by any Cable Parent of its Top-Up Rights ) exceed $500 million.

        (B) The Available Cash Proceeds shall first be allocated (1) to Sprint, to the extent of the lesser of 53% of the Available Cash Proceeds or Sprint's Cash Request Amount, (2) to TCI, to the extent of the lesser of 23.5% of the Available Cash Proceeds or TCI's Cash Request Amount, (3) to Comcast, to the extent of the lesser of 11.75% of the Available Cash Proceeds or Comcast's

      Cash Request Amount, and (4) to Cox, to the extent of the lesser of 11.75% of the Available Cash Proceeds or Cox's Cash Request Amount.

        (C) After the allocations pursuant to Section 6.6(d)(v)(B), if all of the Available Cash Proceeds have not been allocated and any Parent has not been allocated a portion of the Available Cash Proceeds equal to its Cash Request Amount, then the portion of the Available Cash Proceeds that was not allocated pursuant to the preceding paragraph shall be allocated among those Parents that have not been allocated all of their respective Cash Request Amounts, in proportion to their Cash Request Amounts, until (1) each Parent has been allocated its Cash Request Amount or (2) all of the Available Cash Proceeds have been allocated among the Parents.

        (D) The sum of the portion of the Available Cash Amount allocated to a Parent pursuant to 6.6(d)(v)(B) plus the portion of the Available Cash Amount allocated to a Parent pursuant to 6.6(d)(v)(C) is such Parent's "Allocated Cash Proceeds."

      (vi) Upon the consummation of the IPO, Sprint shall pay to each Cable Parent in cash the amount of such Cable Parent's Allocated Cash Proceeds as consideration for the purchase from such Cable Parent or any Subsidiary of such Cable Parent of:

        (A) in the case of an IPO consummated concurrently with the Closing, a portion of such Cable Parent's Cable Parent PCS Loans having a principal amount, together with all accrued and unpaid interest thereon, equal to such Cable Parent's Allocated Cash Proceeds, and

        (B) in the case of an IPO consummated after the Closing, that number of shares of the PCS Preferred Stock issued to such Cable Parent or any Subsidiary of such Cable Parent at the Closing pursuant to Section 6.6(b) having a Liquidation Preference (as defined in the Certificate of Designations), plus accumulated unpaid dividends, equal to such Cable Parent's Allocated Cash Proceeds.

      (vii) Upon the consummation of the IPO,

        (A) in the case of an IPO consummated concurrently with the Closing, an amount equal to Sprint's Allocated Cash Proceeds shall be used to repay any outstanding Sprint PCS Loans and SprintCom Loans and to pay accrued interest thereon (which payment shall be allocated to the Sprint FON Group), and

        (B) in the case of an IPO consummated after the Closing, an amount equal to Sprint's Allocated Cash Proceeds shall be used to reduce the Preferred Intergroup Interest created pursuant to Section 6.6(c), in a manner comparable to a redemption of PCS Preferred Stock pursuant to Section 6.6(d)(vi)(B).

    (e) Notwithstanding any other provision of this Section 6.6, Sprint will in no event issue any fractional shares of PCS Preferred Stock. Any fractional share of PCS Preferred Stock otherwise required to be issued pursuant to this Section 6.6 shall be rounded to the nearest whole share.

  Section 6.7 Loans to PhillieCo. The Parents of the PhillieCo Partners have loaned to PhillieCo GP in proportion to the respective PhillieCo Interests of the PhillieCo Partners $50 million in the aggregate pursuant to promissory notes dated as of April 13, 1998. Sprint will arrange for or provide any additional financing required by PhillieCo GP on the same basis as contemplated with respect to Sprint PCS GP in Section 6.4(d). The parties hereto agree that Sprint shall cause all loans advanced by the Parents of the PhillieCo Partners or their respective Affiliates to PhillieCo GP prior to the Closing (whether included in the $50 million or otherwise) to be repaid by PhillieCo GP (together with accrued interest) on the 90th day following the Closing Date, and the PhillieCo Parents will cause PhillieCo GP and their respective Affiliates to enter into agreements prior to May 31, 1998, extending the maturity of the notes representing such loans to such date. Such agreements will provide that, if this Agreement is terminated prior to Closing, such financing (and all secured interest thereon) will be repayable to the applicable PhillieCo Partner or its Affiliate at the closing of the buy/sell arrangements set forth in Section 14.7 of the PhillieCo Partnership Agreement.

  Section 6.8 Equity Purchase Rights.

    (a) From and including the Closing Date, each Cable Parent and any Subsidiary of a Cable Parent that holds shares of PCS Stock (a "Cable Holder"), shall have the right (an "Equity Purchase Right") to purchase from Sprint:

      (i) if on or after the Closing Date (including in connection with the IPO), Sprint shall issue shares of PCS Stock for cash, that number of additional shares of Series 2 PCS Stock sufficient for such Cable Holder to avoid any reduction in its PCS Group Percentage Interest as in effect immediately prior to the issuance of such shares (which, for the purposes of the IPO, shall be determined as if the Mergers occurred immediately prior to the consummation of the IPO) solely as a result of such issuance; such shares of Series 2 PCS Stock to be purchased from Sprint at a per share purchase price equal to the purchase price paid for such shares of PCS Stock whose issuance gave rise to such Equity Purchase Right, which purchase price shall be net of any underwriting discounts in connection with a public offering of shares of PCS Stock;

      (ii) if after the Closing, Sprint shall issue for cash options, warrants or other securities of Sprint or any of its Controlled Affiliates that are exercisable or exchangeable for or convertible into shares of PCS Stock, that number of such options, warrants or other securities sufficient for such Cable Holder to avoid any reduction in its PCS Group Percentage Interest as in effect immediately prior to such issuance solely as a result of such issuance; such options, warrants or other securities to be purchased from Sprint at a price per unit equal to the per unit purchase price paid for such options, warrants or other securities whose issuance gave rise to such Equity Purchase Right, which purchase price shall be net of any underwriting discounts in connection with a public offering of such options, warrants or other securities;

      (iii) if after the Closing, the Sprint FON Group contributes to the PCS Group cash or other assets in exchange for an increase in the Sprint FON Group common intergroup interest in the PCS Group, that number of additional shares of Series 2 PCS Stock sufficient for such Cable Holder to avoid any reduction in its PCS Group Percentage Interest as in effect immediately prior to such contribution solely as a result of such contribution, such Series 2 PCS Stock to be purchased at a price per share based on the corresponding per unit price used by the Sprint Board of Directors or its Capital Stock Committee in determining the appropriate adjustment to the Sprint FON Group common intergroup interest as a result of such contribution of cash or assets; and

      (iv) if after the Closing, the Sprint FON Group contributes to the PCS Group cash or other assets in exchange for a preferred or other intergroup interest that is convertible into or exchangeable for a common intergroup interest in the PCS Group, that number of securities having substantially the same terms as such preferred or other intergroup interest sufficient for such Cable Holder to avoid any reduction in its PCS Group Percentage Interest as in effect immediately prior to such contribution solely as a result of such contribution; such securities to be purchased at a price per share based on the corresponding per unit price used by the Sprint Board of Directors or its Capital Stock Committee in determining the amount of the Sprint FON Group intergroup interest as a result of such contribution of cash or assets.

    The additional shares, options, warrants or other securities to be purchased pursuant to paragraphs (i), (ii), (iii) and (iv) above are referred to herein as the "Additional Securities."

    (b) Sprint shall deliver to each Cable Parent written notice of any proposed action that would give rise to Equity Purchase Rights not less than fifteen days prior to such action, such notice to describe in reasonable detail the price per share of PCS Stock (or price per warrant, option or security exercisable or exchangeable for or convertible into shares of PCS Stock) reflected in such transaction and contain the calculation thereof (or, in the case of a public offering, the anticipated price per share or other unit); provided, that no such notices need be given (and the Cable Holders shall not have any rights under this Section 6.8) with respect to shares of PCS Stock issued pursuant to (i) the Recapitalization, (ii) exercises of the Warrants, (iii) conversion of the PCS Preferred Stock, (iv) qualified or non-qualified employee and director benefit plans, arrangements or contracts (including stock purchase plans), (v) dividend reinvestment plans, (vi) conversion rights under capital stock of Sprint outstanding as of the date hereof or (vii) purchase rights that are exercised by FT and/or DT as a result of the issuance of PCS Stock in connection with any of the matters described in clauses (ii)-(vi) above. In addition, a Cable Holder shall have no rights under this Section 6.8 with respect to the exercise of purchase rights by FT or DT that are triggered by sales of Series 2 PCS Stock by such Cable Holder or any of its Affiliates.

    (c) The Cable Holders may exercise their Equity Purchase Rights pursuant to Section 6.8(a) by binding written notice (subject to consummation of the underlying transaction) to Sprint delivered prior to the fifteenth day after the date of the related notice provided for in Section 6.8(b) specifying the number of Additional Securities to be purchased.

      (i) Notwithstanding the foregoing, in connection with a public offering of PCS Stock by Sprint to which this Section 6.8 is applicable, at least twelve (12) Business Days prior to the printing of the "red herring" prospectus for such offering, Sprint shall give written notice to the Cable Parents setting forth Sprint's then-current estimate of the number of shares of PCS Stock Sprint intends to offer and the anticipated per share range for the offering price (the "Price Range"). If the midpoint of the Price Range is $15 or less, the Price Range shall extend not more than $1 above the midpoint nor more than $1 below the midpoint. At least seven (7) Business Days prior to the printing of the "red herring" prospectus for such offering, each Cable Parent shall be required to deliver a binding notice to Sprint (the "EPR Notice") stating whether and as to how many shares the Cable Parent and its Subsidiaries will exercise their Equity Purchase Rights as follows:

        (A) for the IPO, whether Equity Purchase Rights will be exercised if the actual price per share at which shares are sold in the IPO is in a range (the "Decision Range") as follows: (x) if the midpoint of the Price Range is $15 or less, the Price Range; (y) if the midpoint of the Price Range is $15 or more, then from a price per share 10% above the midpoint of the Price Range (but in no event more than $1 above the high point) to a price per share 10% below the midpoint of the Price Range (but in no event lower than $1 below the low point);

        (B) for other primary offerings, whether and as to how many shares the Cable Parent and its Subsidiaries will exercise Equity Purchase Rights without regard to a price range (subject to Section
      6.8(c)(iii)).

      (ii) In the case of (i)(A): (I) if the actual price per share in the IPO is greater than the high point of the Decision Range, (1) a decision to not exercise Equity Purchase Rights shall nevertheless be binding and (2) any Cable Holder that originally exercised its Equity Purchase Rights with respect to the IPO, in whole or in part, shall be entitled to rescind such exercise, in whole or in part, at the time of pricing of the IPO; and (II) if the actual price per share in the IPO is less than the low point of the Decision Range, (1) an exercise of Equity Purchase Rights shall nevertheless be binding and (2) any Cable Holder that originally declined to exercise its Equity Purchase Rights with respect to the IPO, or originally exercised its Equity Purchase Rights with respect to the IPO only in part, will be entitled to exercise its Equity Purchase Rights with respect to the IPO, in whole or in part (or in greater part, if its Equity Purchase Rights were previously exercised), at the time of pricing of the IPO.

      (iii) In the case of (i)(B): (I) if the actual price per share in such offering is less than 95% of the closing price of the Series 1 PCS Stock on the date of pricing of such offering, (1) an exercise of Equity Purchase Rights shall nevertheless be binding and (2) any Cable Holder that originally declined to exercise its Equity Purchase Rights with respect to such public offering, or originally exercised its Equity Purchase Rights with respect to such public offering only in part, will be entitled to exercise its Equity Purchase Rights with respect to such public offering, in whole or in part (or in greater part, if its Equity Purchase Rights were previously exercised), at the time of pricing of such public offering.

      (iv) With respect to any decision to be made by a Cable Holder at the time of pricing pursuant to paragraph (ii) or (iii) above or with respect to any primary public offerings by Sprint of securities that are exercisable or exchangeable for or convertible into shares of PCS Stock, Sprint and each affected Cable Holder will cooperate to develop procedures that will permit such Cable Holder to exercise its rights under paragraph (ii) or (iii) or with respect to such offerings concurrently with the applicable pricing decision without any disruption or delay to the public offering.

      (v) Payment for any Additional Securities purchased by the Cable Holders that exercise their Equity Purchase Rights shall be made as provided in Section 6.8(e) hereof. The total number of Additional Securities specified by each exercising Cable Holder shall be issued and delivered to such Cable Holder against delivery to Sprint of the purchase price therefor as provided in Section 6.8(e) hereof.

    (d) If Sprint issues to the Cable Holders upon exercise of their Equity Purchase Rights Additional Securities on a date after the date the related PCS Stock is issued, then (i) the per share purchase price paid by the Cable Holders shall be reduced to reflect the fair market value (as determined by the Board of Directors of Sprint) of any dividend or distribution made in respect of the PCS Stock after the date the related PCS Stock is issued and prior to such issuance and (ii) such purchase price and the number of shares of Additional Securities purchased shall be appropriately adjusted to reflect any stock split, stock dividend or other combination or reclassification of the PCS Stock.

    (e) The closing of purchases of Additional Securities pursuant to the exercise of Equity Purchase Rights by the exercising Cable Holders shall take place on a date specified by the exercising Cable Holders, which date shall be within 30 days after the exercise of such Equity Purchase Rights or (if later) within 10 days after the receipt of all required regulatory approvals (in each case assuming the action giving rise to such Equity Purchase Rights has occurred), at the executive offices of Sprint, at 10:00 a.m., Kansas City time, or at such other date, time or place as Sprint and such exercising Cable Holder may otherwise agree. At such closing:

      (i) Sprint shall deliver, or cause to be delivered, to such exercising Cable Holder, certificates representing the shares of Additional Securities to be purchased by such exercising Cable Holder, in the name of such holder, against payment of the purchase price therefor, as provided below; and

      (ii) such exercising Cable Holder shall deliver to Sprint an amount in cash by wire transfer in immediately available funds equal to the product of (i) the applicable price per share determined pursuant to
    Section 6.8(a) (as adjusted pursuant to Section 6.8(d)) and (ii) the number of shares of Additional Securities to be acquired by such exercising Cable Holder.

    (f) In connection with the occurrence of any issuance or contribution that gives rise to Equity Purchase Rights and to purchase rights of FT and DT, Sprint shall use its reasonable efforts to coordinate the exercise of purchase rights by the Cable Holders and FT and DT to avoid a series of successive exercises of purchase rights triggered by a single issuance or contribution.

    (g) The Equity Purchase Rights of a Cable Parent and its Subsidiaries shall terminate simultaneously with the termination of the Standstill Agreement between Sprint and such Cable Parent.

    (h) Notwithstanding the provisions of the Standstill Agreement, with respect to each action giving rise to Equity Purchase Rights, if a Cable Holder elects not to purchase all of the Additional Securities that it is entitled to purchase after such action, such Cable Holder will thereafter be entitled to purchase, in open market purchases on the New York Stock Exchange or other applicable exchange or otherwise from a third party:

      (i) as to Sections 6.8(a)(i) and (iii), a number of shares of Series 1 PCS Stock equal to the number of shares of Series 2 PCS Stock that such Cable Holder was entitled to purchase from Sprint and elected not to so purchase; or

      (ii) as to Sections 6.8(a)(ii) and (iv), either (A) a number of shares of Series 1 PCS Stock equal to the number of shares of PCS Stock into which the options, warrants or other securities that such Cable Holder elected not to purchase would have been convertible, exercisable or exchangeable on the date of the action giving rise to such Equity Purchase Rights (disregarding for such purpose any time or other limitations on the holder's right to convert, exercise, or exchange) or
    (B) that number of such securities (other than PCS Stock) that such Cable Holder was entitled to purchase and elected not to so purchase;

  in each case as adjusted to reflect any stock split, stock dividend or other combination or reclassification of the PCS Stock or other security.

    (i) Notwithstanding the provisions of the Standstill Agreement, if after the Closing Date Sprint shall issue shares of PCS Stock (or options, warrants or other securities of Sprint or any of its Controlled Affiliates that are exercisable or exchangeable for or convertible into shares of PCS Stock) other than for cash (including pursuant to a merger, acquisition, share exchange or similar transaction), each Cable Holder shall thereafter have the right to acquire, in open market purchases on the New York Stock Exchange or other applicable exchange or otherwise, that number of additional shares of Series 1 PCS Stock sufficient for such Cable Holder to avoid any reduction in its PCS Group Percentage Interest as in effect immediately prior to the issuance of such shares solely as a result of such issuance, assuming that any such options, warrants or other securities were converted into shares of PCS Stock as of the date of issuance of such options, warrants or other securities, and appropriately adjusted to reflect any stock split, stock dividend or other combination or reclassification of the PCS Stock.

    (j) Any shares of Series 1 PCS Stock acquired by any Cable Holder will be subject to the applicable Voting Agreement.

  Section 6.9 Conduct of Business of the HoldCo Entities and Cable
Partners. From and including the date hereof to the Effective Time (or the earlier termination of this Agreement), except as expressly contemplated by this Agreement and the Other Agreements, none of the HoldCo Entities or Cable Partners will, and none of the Cable Parents will permit any of its respective HoldCo Entities or its respective Cable Partner to:

    (a) transfer, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the Transfer, issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of such HoldCo Entity or Cable Partner (as the case may be), or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of capital stock of such HoldCo Entity or Cable Partner (as the case may be) outstanding on the date hereof;

    (b) acquire or dispose of any property or assets of such HoldCo Entity or Cable Partner (as the case may be) or enter into any contracts, arrangements or understandings;

    (c) adopt any amendments to the charter or By-Laws of such HoldCo Entity or Cable Partner (as the case may be) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of such HoldCo Entity or Cable Partner;

    (d) incur any indebtedness, liabilities or obligations of any kind, except those imposed solely as a matter of Law without any action of such HoldCo Entity or Cable Partner (as the case may be); provided that the HoldCo Entities and the Cable Partners may incur intercompany indebtedness that will be extinguished by means of capital contribution prior to the Effective Time;

    (e) engage in any conduct or business other than holding the general and limited partnership interests in the respective Cable Partner, Sprint PCS GP, Sprint PCS LP, PhillieCo GP or PhillieCo LP (as applicable); or

    (f) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  Section 6.10 Conduct of Business of SprintCom and EquipmentCo. From and including the date hereof to the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 10.1, except as expressly contemplated by this Agreement or the Other Agreements and excluding third party affiliation arrangements that will be entered into by SprintCom, Sprint shall cause SprintCom and EquipmentCo:

    (a) to operate the business of SprintCom and EquipmentCo in the ordinary course of business;

    (b) not to transfer, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize the transfer, issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class or other equity interests (including limited or general partnership interests in the case of EquipmentCo), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or other equity interests (including limited or general partnership interests in the case of EquipmentCo), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or other equity interests (including limited or general partnership interests in the case of EquipmentCo) or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other equity interests (including limited or general partnership interests in the case of EquipmentCo), or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or other equity interests (including limited or general partnership interests in the case of EquipmentCo) outstanding on the date hereof;

    (c) not to acquire or dispose of any property or assets or enter into any contracts, arrangements or understandings other than in the ordinary course of business (which shall include any acquisitions of PCS licenses and related assets and leveraged lease transactions that have heretofore been disclosed to Cable Parents);

    (d) not to adopt any amendments to the charter or By-Laws or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of SprintCom or EquipmentCo;

    (e) not to incur any indebtedness other than in the ordinary course of business (which shall include any acquisitions of PCS licenses and related assets and leveraged lease transactions that have heretofore been disclosed to the Cable Parents);

    (f) not to enter in any contract, agreement, commitment or arrangement to do any of the foregoing;

    (g) not to take any other action that could be reasonably expected to have a Material Adverse Effect on SprintCom or EquipmentCo, whether individually or taken as a whole; and

    (h) not to take any action or knowingly fail to take any action (including actions relating to the buildout of PCS systems) within its control that would result in the revocation of Sprint's or SprintCom's right to hold or use the SprintCom licenses.

  Section 6.11 Access to Information.

    (a) Upon reasonable notice, each Cable Partner and HoldCo Entity will afford to officers, employees, counsel, accountants and other authorized representatives of Sprint ("Sprint Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records (including, subject to execution of appropriate access letters, the work papers of independent accountants), and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Sprint Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.11(a) shall affect or be deemed to modify any of the respective representations or warranties made herein by such Cable Parents, HoldCo Entities or Cable Partners thereof. Sprint agrees that it will not, and will cause the Sprint Representatives not to, use any information obtained pursuant to this
  Section 6.11(a) for any purpose
  unrelated to the consummation of the transactions contemplated by this Agreement. Sprint will keep confidential, and will cause the Sprint Representatives to keep confidential, all information and documents obtained pursuant to this Section 6.11(a) except as otherwise consented to by the applicable Cable Parent; provided, however, that Sprint shall not be precluded from making any disclosure which it deems required by Law in connection with the Mergers, the IPO or the Recapitalization. In the event Sprint is required to disclose any information or documents pursuant to the immediately preceding sentence, Sprint shall promptly give prior written notice of such disclosure that is proposed to be made to the applicable Cable Parent so that Sprint and such Cable Parent can work together to limit the disclosure to the greatest extent possible and, in the event that Sprint is legally compelled to disclose any information, to seek a protective order or other appropriate remedy or both. Upon any termination of this Agreement, as and when requested by the applicable Cable Parent, Sprint will collect and deliver to such Cable Parent all documents obtained pursuant to this Section 6.11(a) by Sprint or the Sprint Representatives then in their possession and any copies thereof.

    (b) Upon reasonable notice, Sprint will afford to officers, employees, counsel, accountants and other authorized representatives of any of the Cable Parents ("CP Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to the properties, books and records of SprintCom and EquipmentCo (including, subject to execution of appropriate access letters, the work papers of independent accountants), and, during such period, shall furnish promptly to such CP Representatives all information concerning the business, properties and personnel of SprintCom and EquipmentCo as may reasonably be requested, provided that no investigation pursuant to this Section 6.11(b) shall affect or be deemed to modify any of the respective representations or warranties made herein by Sprint. Each of the Cable Parents agrees that it will not, and will cause its respective CP Representatives not to, use any information obtained pursuant to this Section 6.11(b) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Cable Parents will keep confidential, and will cause its respective CP Representatives to keep confidential, all information and documents obtained pursuant to this Section 6.11(b) except as otherwise consented to by Sprint; provided, however, that any Cable Parent shall not be precluded from making any disclosure which it deems required by Law in connection with the Mergers. In the event a Cable Parent is required to disclose any information or documents pursuant to the immediately preceding sentence, such Cable Parent shall promptly give prior written notice of such disclosure that is proposed to be made to Sprint so that Sprint and such Cable Parent can work together to limit the disclosure to the greatest extent possible and, in the event that such Cable Parent is legally compelled to disclose any information, to seek a protective order or other appropriate remedy or both. Upon any termination of this Agreement, as and when requested by Sprint, each Cable Parent will collect and deliver to Sprint all documents obtained pursuant to this Section 6.11(b) by any Cable Parent or its CP Representatives then in their possession and any copies thereof.

  Section 6.12 Tax Matters.

    (a) Each of the parties shall use all reasonable efforts to cause each of the Mergers to constitute a "reorganization" under Section 368(a) of the Code. Each party agrees that it will not take any action, and will not permit any of its Subsidiaries or Affiliates to take any action, that such party knows would cause the Mergers to fail to qualify as a reorganization under Section 368(a) of the Code. Each party agrees to report the Mergers on all tax returns and other filings as a reorganization under Section 368(a) of the Code.

    (b) Sprint shall use all reasonable efforts to cause the Recapitalization to constitute a recapitalization as defined in Code section 368(a)(1)(E). Sprint agrees that it will not take any action, and will not permit any of its Subsidiaries or Affiliates to take any action, that Sprint knows would cause the Recapitalization to fail to qualify as a recapitalization under Code section 368(a)(1)(E).

    (c) On the date hereof Sprint has, and on the Closing Date Sprint will, execute and deliver to counsel to each Cable Parent a certificate substantially in the form attached as Exhibit T, signed by an officer of Sprint, setting forth factual representations and covenants (stated in such Exhibit) that will serve as the basis of the tax opinions required pursuant to Section 5.2(h).

  Section 6.13 Chairman of Sprint PCS. Concurrently with the execution of this Agreement, the PCS Partners will appoint Ronald T. LeMay as Chairman of the Partnership Board of Sprint PCS GP (the "Chairman").

  Section 6.14 Agreement Not to Trigger Buy/Sell. Until the termination of this Agreement, (i) each of the PCS Partners agrees that the provisions of
Section 5.8 of the PCS Partnership Agreement shall be suspended and (ii) none of the PCS Partners will take any action to implement the determination of Net Equity (as defined in the Partnership Agreement) of each PCS Partner pursuant to Section 14.7 of the Partnership Agreement, or take any other action that would cause a Liquidating Event (as defined in the Partnership Agreement).

  Section 6.15 Management and Allocation Policies. Sprint will not make any change in or amendment to the Management and Allocation Policies or the Bylaw Amendment (or waive or otherwise disregard any provision thereof) prior to the Recapitalization without the consent of each of the Cable Parents.

  Section 6.16 Informational Rights.

    (a) Until the later to occur of (i) the termination of the Standstill Agreement between Sprint and the applicable Cable Parent and (ii) the earliest time that such Cable Parent and its Subsidiaries beneficially own securities of Sprint representing a number of Votes (as defined in the Standstill Agreement) that is less than 1.5% of the number of Votes (as defined in the Standstill Agreement) represented by all outstanding capital stock of Sprint (assuming for this purpose that each share of Series 2 PCS Stock had the same voting right as a share of Series 1 PCS Stock and that each share of Series 2 FON Stock had the same voting rights as a share of Series 1 FON Stock), Sprint will provide such Cable Parent with substantially the same informational rights that Sprint provides to its major institutional stockholders. In addition, Sprint will provide such Cable Parent with any information regarding the PCS Group as may be reasonably requested by such Cable Parent to permit it to comply with disclosure and financial reporting requirements under applicable securities laws.

    (b) If Sprint is required to include audited financial statements of the HoldCo Entities and their Subsidiaries and TCI Partner in the Proxy Statement or the Registration Statement, each Cable Parent shall provide such financial statements in the necessary form at such Cable Parent's expense, promptly following the request of Sprint.

  Section 6.17 Transfer of Series 2 PCS Stock. Each of the Cable Parents agrees that it will not (nor will it permit any of its Subsidiaries to) Transfer any Series 2 PCS Stock, the Warrants or any other securities of Sprint acquired by such Cable Parent and its Subsidiaries pursuant to this Agreement unless such Transfer complies with applicable federal and state securities laws.

  Section 6.18 Spin-off. In the event of a Spin-off (as defined in the Initial Charter Amendment) of all or substantially all of the PCS Group or in case of a redemption of PCS Stock in exchange for stock of the PCS Group Subsidiary of the type set forth in Section 7.2 of the Initial Charter Amendment, Sprint or its Subsidiary will enter into a trademark license agreement with the PCS Group on substantially the same terms as the Amended and Restated Sprint Trademark License, dated as of January 31, 1996, between Sprint Communications Company L.P. and Sprint PCS GP, except that, notwithstanding the termination provisions of such agreement, such trademark license (i) will be non-exclusive and (ii) will terminate in its entirety on the date that is six months following the effective date of the Spin-off.

  Section 6.19 Parents Agreements: Non-Competition.

    (a) The parties agree that for purposes of the Parents Agreements, the terms "Subsidiary" and "Controlled Affiliate" and (with respect to the Cable Parents) "Cable Subsidiary" shall not include any Person in which a Cable Parent or Sprint, directly or indirectly, holds an equity interest of not more than 50% so long as such Cable Parent or Sprint, respectively, does not have direct or indirect control over the management of the day-to-day operations of such Person (each, a "Non-Controlled Affiliate"). In addition, the parties agree that the release or waiver by a party of any obligations of a Non-Controlled Affiliate of such party comparable to the obligations of a Controlled Affiliate, Subsidiary or Cable Subsidiary under the Parents Agreement (and the engaging in activities by such Non-Controlled Affiliate that would otherwise have been inconsistent with such obligations) shall not be deemed to be inconsistent with the obligations of such party under the applicable Parents Agreement. The parties further agree that each of the Parents Agreements and the rights and obligations of the parties thereunder shall terminate at the Effective Time pursuant to clause (ii) of
  Section 13 of the Parents Agreements.

    (b) The parties agree that, for the purposes of Section 6.3(c) of the PCS Partnership Agreement, no PCS Partner (nor any of its Controlled Affiliates) is required in connection with the acquisition of an equity interest in any Person that does not represent a majority of the outstanding equity or voting interests in such Person to require such Person not to engage in Competitive Activities (as defined in the PCS Partnership Agreement) so long as (i) such person is not engaged in any Competitive Activities as of the date of the acquisition of such equity interest and (ii) neither such PCS Partner nor any of its Controlled Affiliates allows its name to be used in connection with any Competitive Activities engaged in by such Person. The applicable parties agree that the prior sentences shall also be applied with respect to the noncompetition restrictions contained in the PhillieCo Partnership Agreement and the partnership agreement of Cox Communications PCS, L.P.

    (c) The provisions of Sections 6.19(a) and 6.19(b) shall survive any termination of this Agreement, but only with respect to any equity interest acquired (or subject to a binding agreement to be acquired) by a Cable Parent or its Subsidiaries or Sprint or its Subsidiaries prior to such termination, whether or not such equity interest was acquired prior to the date of this Agreement.

  Section 6.20 Confidentiality. Each Cable Parent and its Subsidiaries shall be bound by the provisions of Sections 6.6(a), (b), (d) and (g) of the PCS Partnership Agreement, as if references to the "Partners" therein referred to the Cable Parents. The provisions of Section 6.6(c) and (e) of the PCS Partnership Agreement shall not apply to any Cable Parent. Section 6.6(f) of the PCS Partnership Agreement shall also apply to each Cable Parent and its Subsidiaries, except that the two (2) year period referred to therein shall be deemed to commence on the Closing Date.

  Section 6.21 Conduct of Business of PhillieCo. From and including the date hereof to the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 10.1, each PhillieCo Parent through its respective PhillieCo Partner shall cause PhillieCo:

    (a) to operate the business of PhillieCo in the ordinary course of business;

    (b) not to transfer, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize the transfer, issuance, sale, disposition or pledge or other encumbrance of (i) any additional limited or general partnership interests or other equity interests or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any limited or general partnership interests or other equity interests or any commitments or other agreements of any character to purchase or acquire any limited or general partnership interests or other equity interests, or (ii) any other securities in respect of, in lieu of, or in substitution for, limited or general partnership interests or other equity interests outstanding on the date hereof;

    (c) not to acquire or dispose of any property or assets or enter into any contracts, arrangements or understandings other than in the ordinary course of business;

    (d) not to adopt any amendments to the PhillieCo LP Partnership Agreement or PhillieCo Partnership Agreement or organizational documents or alter through merger, liquidation, reorganization, restructuring or alter in any other fashion the partnership structure or ownership of PhillieCo;

    (e) not to incur any indebtedness other than in the ordinary course of business;

    (f) not to enter in any contract, agreement, commitment or arrangement to do any of the foregoing;

    (g) not to engage in any other activities, except the provisions of wireless telephone service pursuant to the PhillieCo Licenses; and

    (h) not to take any action or knowingly fail to take any action (including actions relating to the buildout of PCS systems) within its control that would result in the revocation of PhillieCo's right to hold or use the PhillieCo Licenses.

  Section 6.22 Intergroup Interests. Sprint agrees that it will effect such changes from time-to-time to the Preferred Intergroup Interest and the Warrant Intergroup Interest as may be necessary to reflect any changes to the terms, rights, powers or privileges of the PCS Preferred Stock and the Warrants, respectively, including as a result of the redemption of the PCS Preferred Stock.

  Section 6.23 Rights Plan. Sprint agrees that under the applicable governing documents for any stockholder rights plan in effect for stockholders of Sprint following the Closing:

    (a) a holder of Series 2 PCS Stock (or Series 2 FON Stock) shall not be deemed to "beneficially own" the shares of Series 1 PCS Stock (or Series 1 FON Stock) issuable upon conversion thereof prior to the time of such conversion (including for purposes of calculating the voting power of the shares held by such holder);

    (b) the beneficial ownership by a Cable Parent or its Affiliates of the shares of common stock of Sprint acquired by such Cable Parent or its Affiliates pursuant to this Restructuring Agreement (including Article 4,
  Section 6.8 and Section 7.10 and including any other shares of common stock of Sprint acquired upon conversion or reclassification thereof, or upon payment of any dividend or other distribution thereon), or acquired upon the conversion of any such shares, shall not in and of itself constitute beneficial ownership of shares sufficient so as to result in such Cable Parent or its Affiliates being an "acquiring person" or the like thereunder; and

    (c) in the event any transferee of shares of common stock of Sprint from a Cable Parent or any of its Affiliates (whose beneficial ownership of common stock of Sprint (and the voting power thereof) did not exceed the applicable threshold as of the time of the acquisition of such shares (including following any conversion of shares of Series 2 PCS Stock or Series 2 FON Stock into Series 1 PCS Stock or Series 1 FON Stock in connection therewith) so as to make such an "acquiring person" or the like thereunder) subsequently exceeds such threshold as a result of the operation of the provisions of Section 3.2 (or any successor provisions) of the Amended and Restated Articles of Incorporation of Sprint, Sprint shall provide such holder with a period of 30 days in which to divest itself of a sufficient number of shares (or to make other appropriate arrangements reasonably acceptable to Sprint) to decrease its beneficial ownership to below the applicable threshold prior to such holder's becoming an "acquiring person" or the like thereunder.

                                   ARTICLE 7

                                  TAX MATTERS

  Section 7.1 Tax Returns. Each Cable Parent has made available (or, in the case of Tax Returns filed after the Closing Date, will make available) to Sprint all Tax Returns, and any amendments thereto, filed by or on behalf of the HoldCo Entities, TCI Partner and their Subsidiaries (if any) (or with respect to their assets or businesses) for all taxable years or applicable periods ending on or prior to the Closing Date, in each case, to the extent such Tax Returns are relevant in the preparation by or on behalf of the HoldCo Entities, TCI Partner and their Subsidiaries (if any) of Tax Returns subsequent to the Closing Date.

  Section 7.2 Termination of Prior Tax Settlement Agreements. Except with respect to the Tax Sharing Agreement, all tax settlement and tax-sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between the HoldCo Entities, TCI Partner and their Subsidiaries (if any) and any person or between any entity that will be part of the PCS Group and any person ("Settlement

Agreements") and all obligations thereunder shall terminate prior to the Closing, and after the Closing Date, none of the HoldCo Entities, TCI Partner and their Subsidiaries (if any) on any such entities in the PCS Group shall be bound by such Settlement Agreements or have any liability thereunder.

  Section 7.3 Pre-Closing Taxes.

    (a) Each of the HoldCo Entities, TCI Partner and their Subsidiaries (if any) shall continue to be included for all taxable periods (or portions thereof) ending on or before the Closing Date in the consolidated Federal income Tax Return and any required state or local consolidated or combined income or franchise Tax Returns of any affiliated group of which any of them is or was a member (each of which is herein referred to as a "Selling Affiliated Group") which Tax Returns include any of the HoldCo Entities, TCI Partner and their Subsidiaries (if any) (all such Tax Returns including taxable periods (or portions thereof) of the HoldCo Entities, TCI Partner and their Subsidiaries (if any) ending on or before the Closing Date are hereinafter referred to, collectively, as "Pre-Closing Consolidated Returns"). Each Cable Parent or Cox Partner shall cause its Selling Affiliated Group to timely prepare and file (or cause to be prepared and filed) all Pre-Closing Consolidated Returns and shall timely pay all Taxes shown as due and payable on Pre-Closing Consolidated Returns (including any Taxes with respect to any deferred income triggered into income by Treasury Regulations (S)(S)1.1502-13, -14 and any excess loss accounts taken into income under Treasury Regulation (S)1.1502-19). Without limiting the generality of the foregoing, Sprint and the Cable Parents acknowledge that, pursuant to Treasury Regulation (S)1.1502-76(b)(2)(v), (i) Sprint shall include on its consolidated federal income tax return for the first year ending after the Closing Date that portion of the distributive share of each HoldCo Entity and TCI Partner for the current taxable year of each partnership in which any HoldCo Entity or TCI Partner is a partner that relates to the portion of such taxable year beginning on the day after the Closing Date, and (ii) each Cable Parent, with respect to any HoldCo Entity or TCI Partner of which it is the former Parent following the Closing, shall include on its consolidated federal income tax return for the first year ending after the Closing Date that portion of the distributive share of such HoldCo Entity or TCI Partner for the current taxable year of each partnership in which such HoldCo Entity or TCI Partner is a partner that relates to the portion of such taxable year ending on the Closing Date. Sprint, the Cable Parents, and Cox Partner agree that any such distributive share shall be allocated between the portion of the applicable taxable year ending on the Closing Date and the portion of the applicable taxable year beginning on the day after the Closing Date by hypothetically closing the books of all relevant entities as of the Closing Date.

    (b) Each Cable Parent shall timely prepare (or cause to be so prepared) all other Tax Returns of the HoldCo Entities, TCI Partner and their Subsidiaries (if any) which such Cable Parent formerly owned or controlled that are required by Law for all taxable periods ending on or before the Closing Date ("Pre-Closing Non-Consolidated Returns"). All Pre-Closing Non-Consolidated Returns shall be prepared in a manner consistent with prior practice and shall properly include and reflect the income, activities, operations and transactions of the HoldCo Entities, TCI Partner and their Subsidiaries (if any), as applicable. No Pre-Closing Non-Consolidated return shall be amended in a manner inconsistent with prior practice except as required by applicable Law. Each Cable Parent shall timely file (or cause to be so filed) all Pre-Closing Non-Consolidated Returns which are due on or before the Closing Date and shall pay (or cause the HoldCo Entities, TCI Partner and their Subsidiaries (if any) to pay as each may be liable) all Taxes due thereon. Each Cable Parent shall also pay (or cause the HoldCo Entities, TCI Partner and their Subsidiaries (if any) to pay as each may be liable) the full amount of any Tax which is payable by the HoldCo Entities, TCI Partner and their Subsidiaries (if any) without the filing of a Tax Return ("Non-Return Taxes"), payment of which is due on or before the Closing Date.

    (c) With respect to each Pre-Closing Non-Consolidated Return due after the Closing Date, each Cable Parent shall deliver (or cause to be so delivered) each such Pre-Closing Non-Consolidated Return to Sprint at least 15 days prior to the due date of such Tax Return, together with a payment in an amount equal to the amount of Tax shown as due and payable on such Pre-Closing Non-Consolidated Return (after giving effect to any credits for the amount of Tax, if any, previously paid as shown on such Tax Return). Subject to the foregoing, Sprint shall cause the HoldCo Entities, TCI Partner and their Subsidiaries (if any) to file all such Pre-Closing Non-Consolidated Returns that are due after the Closing Date and to pay the amount of Tax shown as due and payable thereon to the extent each is liable for such payment (after giving effect to any credits for the amount of Tax, if any, previously paid as shown on such Tax Return).

    (d) In the event that after the Closing Date, any HoldCo Entity, TCI Partner or their Subsidiaries (if any) is required to pay any Taxes for any period ending on before the Closing Date, the former Cable Parent of such entity shall promptly pay to the applicable taxing authority the amount of such Taxes, or indemnify any other person required to pay such Taxes for the amount so paid pursuant to Section 7.11. For purposes of the preceding sentence, the portion of the taxable year of any partnership described in clause (ii) of the penultimate sentence of Section 7.3(a) shall be treated as a period ending on the Closing Date.

    (e) Except as provided in Section 7.3(d), all Taxes required to be paid by Sprint and its Subsidiaries with respect to all periods ending on or before the Closing Date and that portion of any period which includes but does not end on such Closing Date shall be charged to the Sprint FON Group.

  Section 7.4 Transfer Taxes. All sales, use, transfer, stamp, value added, duty, excise, stock transfer, real property transfer, recording and other similar taxes and fees arising out of or in connection with the transactions contemplated by this Agreement shall be paid by each Cable Parent to the extent such taxes or fees directly result from the transfer of the stock of such Cable Parent's HoldCo Entities or (in the case of TCI) TCI Partner.

  Section 7.5 Post-Closing Taxes. Sprint shall timely prepare and file (or cause to be so prepared and filed) all Tax Returns required by Law for all Taxes, covering solely the HoldCo Entities, TCI Partner and their Subsidiaries (if any), for taxable periods ending after the Closing Date ("Post-Closing Returns"). Sprint shall timely pay or cause to be paid all Taxes relating to Post-Closing Returns ("Post-Closing Taxes"). Each Cable Parent shall reimburse Sprint for (i) the amount of Post-Closing Taxes reported as payable on each Post-Closing Return that is attributable to the portion of the period covered by such Tax Return ending on the close of business on the Closing Date (the "Pre-Closing Tax Period"), determined by treating the close of business on the Closing Date as the last date of the taxable period and (ii) the amount of any Non-Return Tax payable after the Closing Date that is attributable to the portion of the period covered by such payment which ends on or before the close of business on the Closing Date (pro rata based upon the number of days covered by such payment), in each case after giving effect to any credits for the amount of such Post-Closing Tax or such Non-Return Tax, if any, previously paid by such Cable Parent, the HoldCo Entities, TCI Partner or their Subsidiaries (if any) or any of their predecessors or affiliates. Such reimbursements shall be made on or before the later of the date on which such return is filed or 15 days after receipt of a copy of such return or evidence of such payment, and Sprint shall provide Cable Parent with copies of workpapers which will permit Cable Parent to review and substantiate the accuracy of such return or such payment.

  Section 7.6 Carrybacks. If any HoldCo Entity, or TCI Partner or any of their Subsidiaries (if any) incurs a net operating loss, net capital loss, or other tax benefit with respect to any taxable period beginning on or after the Closing Date which tax benefit may be carried back to a period ending on or before such date and a refund of Taxes attributable to such benefit is required to be requested by the former Cable Parent owning or controlling such HoldCo Entity or TCI Partner or would be paid to such Cable Parent, then, upon request by Sprint, such former Cable Parent will cooperate fully with Sprint to file, process and pursue such refund and will immediately pay over to such HoldCo Entity or TCI Partner any refund resulting therefrom.

  Section 7.7 Tax Cooperation.

    (a) Sprint, the HoldCo Entities, TCI Partner and their Subsidiaries (if any) and the Cable Parents shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include providing information necessary or appropriate to the filing of such Tax Returns, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The HoldCo Entities, TCI Partner and their Subsidiaries (if any) and Cable Partners agree (A) to retain all books and records with respect to Tax matters pertinent to the HoldCo Entities, TCI Partner and their respective Subsidiaries (if any) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Sprint or the Cable Parents, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
  (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the HoldCo Entities, TCI Partner and their Subsidiaries (if any) or the Cable Partners, as the case may be, shall allow the other party to take possession of such books and records.

    (b) Sprint and the Cable Parents further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

    (c) Sprint and the Cable Parents further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

  Section 7.8 Notification of Proceedings. In the event that Sprint or any of the HoldCo Entities, TCI Partner, or their Subsidiaries (if any) receive notice, whether orally or in writing, of any pending or threatened United States federal, state, local, municipal or foreign tax examinations, claims settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect any of the Cable Parents or their Subsidiaries, or if any of the Cable Parents or any of their Subsidiaries receive notice of any matter that could affect Sprint or any of the HoldCo Entities, TCI Partner or their Subsidiaries (if any), the party receiving notice shall notify in writing the potentially affected party within 10 calendar days thereof. The failure of any party to give the notice required by this Section 7.8 shall not impair that party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

  Section 7.9 Audits.

    (a) Except as provided in Section 7.9(b), each of Cable Parents and Sprint shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any Taxes, the ultimate liability for which is the responsibility of that party or its Affiliates under this Agreement, and each of Cable Parents and Sprint shall be entitled to, and to the extent received by the other shall be promptly paid by the other, all refunds with respect to any such Taxes.

    (b) With respect to any examination of Sprint PCS GP, PhillieCo GP or their respective Subsidiaries for periods before the Closing Date, Sprint shall act as the "tax matters partner." Sprint shall take reasonable action to cause each other Parent to be treated as a "notice partner" within the meaning of Section 6231(a)(9) of the Code. All reasonable expenses incurred by Sprint while acting in its capacity as tax matters partner of Sprint PCS GP and its Subsidiaries shall be paid or reimbursed by each Parent pro rata based on the PCS Percentage Interest of its PCS Partner immediately prior to Closing, and in its capacity as tax matters partner of PhillieCo GP shall be paid or reimbursed by Sprint, TCI and Cox based on the respective percentage interests of the PhillieCo Partners in PhillieCo GP immediately prior to Closing. Each Parent (except, with respect to PhillieCo GP, Comcast) shall be given at least five (5) Business Days advance notice from Sprint of the time and place of, and shall have the right to participate in
  (i) any material aspect of any administrative proceeding relating to the determination of partnership items at the Sprint PCS GP level or PhillieCo GP level (or at the level of any Subsidiary thereof) and (ii) any material discussions with the Internal Revenue Service relating to the allocations pursuant to Section 3 of the PCS Partnership Agreement or the PhillieCo Partnership Agreement or pursuant to the partnership agreement of any Subsidiary. Sprint shall not, and neither Sprint PCS GP nor PhillieCo GP shall permit the tax matters partner of any Subsidiary to, initiate any action or proceeding in any court, extend any statute of limitations, or take any other action contemplated by Sections 6222 through 6232 of the Code that would legally bind any other Parent, Sprint PCS GP, PhillieCo GP or any Subsidiary without approval (in the case of Sprint PCS GP and its Subsidiaries) of TCI and either of Cox or Comcast and (in the case of PhillieCo GP and its Subsidiaries), TCI and Cox. Sprint shall from time to time upon reasonable request of any other Parent confer, and cause Sprint PCS GP's and PhillieCo GP's and any Subsidiary's tax attorneys and accountants to confer, with such other Parent and its attorneys and accountants on any matters relating to a Sprint PCS GP or PhillieCo GP or Subsidiary tax return or any tax election.

  Section 7.10 SRLY Losses.

    (a) As a result of the transactions contemplated hereby, certain assets and businesses of Sprint and its Subsidiaries will be allocated to the PCS Group (all of such assets and businesses being referred to in this Section
  7.10 collectively as the "Historic Sprint PCS Business"). Further, TCI Partner and each of the HoldCo Entities will become direct Wholly-Owned Subsidiaries of Sprint and will be allocated to the PCS Group (each of such acquired corporations being referred to in this Section 7.10 as an "Acquired PCS Sub"). The Historic Sprint PCS Business and the Acquired PCS Subs are each referred to in this Section 7.10 as a "SRLY Entity."

    (b) For purposes of this Section 7.10, a "SRLY Tax Benefit" is any item of federal or state income Tax or state franchise Tax benefit which (1) was realized by a SRLY Entity on or before the Closing Date, but which Tax benefit was not utilized on or before the Closing Date, (2) is available for use by Sprint or a Subsidiary of Sprint after the Closing Date, and (3) if utilized on the day after the Closing Date, would (but for this Section 7.10) be allocated to the PCS Group. Without limitation, a Tax benefit includes any realized but unused item of Tax loss, deduction or credit that may be applied to offset income, gain or Tax (or any item thereof) under any applicable federal or state Tax regime. Unrealized losses or deductions shall not be treated as SRLY Tax Benefits. In the event that the Historic Sprint PCS Business has previously realized Tax benefits that, for Tax purposes, are attributable to Subsidiaries of Sprint that will not be allocated to the PCS Group, Sprint agrees that any such benefits that have not been utilized, but exist as carryovers, on the day after the Closing Date shall be allocated to the PCS Group to the same extent as if they were attributed for Tax purposes to an entity that was allocated to the PCS Group as of such date, and that such benefits shall be treated as SRLY Tax Benefits. For purposes of the preceding sentence, whether a previously realized Tax benefit of the Historic Sprint PCS Business exists as a carryover on the day after the Closing Date shall be determined as if the entity to which such benefit is attributed for Tax purposes ceased on the Closing Date to be a member of the affiliated group (as defined by Section 1504 of the Code) of which Sprint is the common parent. Accordingly, except as otherwise provided in this Section 7.10, any Tax savings resulting from any SRLY Tax Benefit attributable to the Historic Sprint PCS Business will be allocated to the PCS Group.

    (c) For purposes of this Section 7.10, a "SRLY Tax Savings" means, for any SRLY Measurement Period, the amount by which (i) the aggregate amount of Taxes required to be paid by Sprint and all Subsidiaries of Sprint that, during the SRLY Measurement Period, are members of the affiliated group (as defined in Section 1504 of the Code) (or any consolidated, unitary or combined group under corresponding provisions of state tax laws) of which Sprint (or a Subsidiary of Sprint) is the common parent, for such SRLY Measurement Period, is less than (ii) the amount of Taxes that would have been required to be paid by Sprint and all such Subsidiaries for such SRLY Measurement Period if no SRLY Tax Benefits existed.

    (d) The parties hereto hereby agree that, if SRLY Tax Savings exist for any SRLY Measurement Period, the following shall occur:

      (i) To the extent that the SRLY Tax Savings result from a SRLY Tax Benefit attributable to an Acquired PCS Sub, Sprint shall issue to the Cable Parent or Subsidiary of a Cable Parent that owned such Acquired PCS Sub before the Merger (or its successor-in-interest) a number of fully paid and nonassessable shares of Sprint common stock (or other voting common stock permitted by Section 7.10(j)(i)) having a value equal to sixty percent (60%) of such SRLY Tax Savings. The remaining forty percent (40%) of such SRLY Tax Savings shall be retained by Sprint and allocated to the PCS Group or such other business group of Sprint to which the Acquired PCS Sub from which such SRLY Tax Benefit was derived or its successor was allocated on the last day of the SRLY Measurement Period in which such SRLY Tax Savings arose.

      (ii) To the extent that the SRLY Tax Savings results from a SRLY Tax Benefit attributable to the Historic Sprint PCS Business, sixty percent (60%) of such SRLY Tax Savings shall be allocated to the Sprint FON Group (or any successor thereto). The remaining forty percent (40%) of such SRLY Tax Savings shall be allocated to the PCS Group or such other business group of Sprint to which the Historic Sprint PCS Business or relevant part thereof is allocated on the last day of the SRLY Measurement Period in which such SRLY Tax Savings arose.

    (e) Whether a SRLY Tax Benefit has resulted in a SRLY Tax Savings shall be determined by Sprint, taking into account all of the relevant facts and circumstances, including (for example, but without limitation), whether such SRLY Tax Benefit has been utilized on a nominal or prima facie basis to reduce the amount of Taxes that Sprint (or any of its Subsidiaries) is required to pay; whether, but for such use, other Tax benefits realized during or prior to such SRLY Measurement Period would be available to offset the Taxes nominally offset by such SRLY Tax Benefit; and whether the nominal savings from the utilization of a SRLY Tax Benefit in computing Taxes due to one jurisdiction is offset by a corresponding Tax detriment in the same or another jurisdiction. Time value considerations and any Tax benefits that have not been realized as of the end of the SRLY Measurement Period (even if then projected to be realized in future periods from which such Tax benefits could be carried back to the SRLY Measurement Period) shall not be taken into account in making the determinations required by the preceding sentence.

    (f) Sprint shall make the determination required by Section 7.10(e) within ninety days after the filing of each Sprint consolidated federal income Tax Return and each such determination shall relate to the federal Tax period covered by such Tax Return and to any state Tax periods ending simultaneously with or before such federal Tax period that were not included in a prior SRLY Measurement Period (such federal and state Tax periods, collectively, the "SRLY Measurement Period"). A written overview summary of each such determination (a "Determination Summary") shall be provided within the ninety day period described in the preceding sentence to each Cable Parent, which summary shall be accompanied by a statement by the incumbent senior financial officer of Sprint that he or she has reviewed and is familiar such determination and the bases therefor and believes that such determination applies the requirements of this Section
  7.10. If such determination is that a SRLY Tax Savings has resulted from a SRLY Tax Benefit attributable to an Acquired PCS Sub, the Determination Summary shall also state the number of shares and class of voting common stock in which payment will be made and shall set forth the calculation of the value of such shares.

    (g) The obligations imposed hereby apply only to Sprint and shall not be binding on any other party, except that, if Sprint distributes to some or all of its shareholders, with respect to or in redemption of, some or all of the outstanding shares of capital stock of Sprint, stock of a corporation that owns, directly or indirectly, substantially all of the assets and businesses constituting the Historic Sprint PCS Business and the outstanding capital stock of the Acquired PCS Subs, then Sprint shall cause such corporation to assume the obligations of Sprint hereunder and such obligations shall be binding upon such corporation as if it were "Sprint" hereunder.

    (h) The parties hereto agree and acknowledge that Sprint is not required or expected to take any action, or refrain from taking any action, in order to preserve or accelerate or enhance the use of any SRLY Tax Benefit, and that Sprint may take, or refrain from taking, any action without considering any adverse effect thereof on its ability to realize a SRLY Tax Savings from a SRLY Tax Benefit. Sprint agrees to use its reasonable efforts to account for both federal and non-federal SRLY Tax Benefits and SRLY Tax Savings; provided that Sprint may, in its sole discretion, cease to track and account for non-federal SRLY Tax Benefits and non-federal SRLY Tax Savings at such time as the aggregate amount of potential remaining non-federal SRLY Tax Savings is reasonably estimated to be less than $1,000,000.

    (i) Readjustments.

      (i) If, as a result of any post-filing adjustment to any Tax Return taken into account in computing the SRLY Tax Savings for any SRLY Measurement Period, the amount of such SRLY Tax Savings, as originally determined for such SRLY Measurement Period, differs from the amount of such SRLY Tax Savings that would have been determined if the adjustments had been included on such original Tax Return, then payments required by this Section 7.10 for such SRLY Measurement Period shall also be adjusted as provided in this Section 7.10(i). If such adjustment results in or is associated with adjustments to other Tax Returns taken into account with respect to other SRLY Tax Measurement Periods (or is made at the same time as adjustments are made to returns taken into account with respect to other SRLY Measurement Periods), the cumulative differences in SRLY Tax Savings for all affected SRLY Measurement Periods shall be recomputed for each SRLY Entity; provided that, in making such all such computations, tax benefits realized after a SRLY Measurement Period, such as a later operating loss that can be carried back to a prior period, shall be ignored.

      (ii) If for all the Acquired PCS Subs that were previously Subsidiaries of a single Cable Parent (such Acquired PCS Subs being referred to in this Section 7.10(i) as such Cable Parent's Acquired PCS
    Subs), taken in the aggregate, as a result of such recomputations, the SRLY Tax Savings for such SRLY Measurement Period (or the cumulative SRLY Tax Savings attributable to all SRLY Measurement Periods involved in such related adjustments) exceeds the SRLY Tax Savings for such SRLY Measurement Period (or the cumulative SRLY Tax Savings for all such periods) as originally computed for such SRLY Measurement Period or SRLY Measurement Periods, as applicable, then Sprint, within ninety days after such adjustment or adjustments become final, shall make an incremental payment to such Cable Parent (for itself or on behalf of any Subsidiary of such Cable Parent that owned the relevant Acquired PCS Sub before the Merger), in the form described in Section 7.10(d)(i), in an amount equal to 60 percent of such increase (or cumulative increase).

      (iii) If for the Historic Sprint PCS Business, as a result of such recomputations, the SRLY Tax Savings for such SRLY Measurement Period (or the cumulative SRLY Tax Savings attributable to all SRLY Measurement Periods involved in such related adjustments) exceeds the SRLY Tax Savings for such SRLY Measurement Period (or the cumulative SRLY Tax Savings for all such periods) as originally computed for such SRLY Measurement Period or SRLY Measurement Periods, as applicable, then sixty percent of such net increase (or cumulative increase) shall be allocated to the Sprint FON Group (or any successor thereto), effective no earlier than the date that payments, if any, are made to the Cable Parents with respect to any adjustments for such SRLY Measurement Period or SRLY Measurement Periods pursuant to Section 7.10(i)(ii).

      (iv) If, for any Cable Parent's Acquired PCS Subs, as a result of such recomputations, the SRLY Tax Savings for such SRLY Measurement Period (or the cumulative SRLY Tax Savings attributable to all SRLY Measurement Periods involved in such related adjustments) is exceeded by the SRLY Tax Savings for such SRLY Measurement Period (or the cumulative SRLY Tax Savings for all such periods) as originally computed for such periods, then such Cable Parent (for itself or on behalf of any Subsidiary of such Cable Parent that owned the relevant Acquired PCS Sub before the Merger), shall promptly pay to Sprint for the benefit of the PCS Group (or any successor) an amount in either cash or shares of the voting common stock issued pursuant to Section 7.10(j) equal in value to 60 percent of the amount of such excess (without interest). For these purposes, the voting common stock will be valued as contemplated by the last sentence of Section 7.10(j)(ii), with the "Determination Date" being five Business Days prior to the delivery of such shares to Sprint.

      (v) If, for the Historic PCS Business, as a result of such recomputations, the SRLY Tax Savings for such SRLY Measurement Period (or the cumulative SRLY Tax Savings attributable to all SRLY Measurement Periods involved in such related adjustments) is exceeded by the SRLY Tax Savings for such SRLY Measurement Period (or the cumulative SRLY Tax Savings for all such periods) as originally computed for such periods, then an amount in cash equal to 60 percent of the amount of such excess (without interest) shall be reallocated from the FON Group to the PCS Group.

    (j) Any issuances of common stock required by Section 7.10(d) and Section 7.10(i) to be made to a Cable Parent or Subsidiary of a Cable Parent shall be made as follows:

      (i) If the SRLY Tax Savings with respect to which such stock is being issued resulted from a SRLY Tax Benefit that is attributable to a business as to which, at the time such issuance is to be made, Sprint has outstanding a class of publicly traded voting common stock that is intended to track the performance of a business group to which such business is attributed, then payment shall be made in shares of such voting common stock, and such shares shall be deemed to have been issued for the benefit of such business group. If such SRLY Tax Benefit is attributable to a business as to which, at the time such issuance is to be made, Sprint does not have outstanding a class of publicly traded voting common stock that is intended to track the performance of a business group to which such business is attributed, then payment shall be made in shares of any class of outstanding publicly traded Sprint voting common stock or, if Sprint does not have any such outstanding class of common stock, in shares of the publicly traded voting common stock of the Parent Entity of Sprint or of any Subsidiary of such Parent Entity.

      (ii) The value of the shares of voting common stock issued to a Cable Parent or Subsidiary of a Cable Parent shall be established as of (A) the last Trading Day (as defined in the Initial Charter Amendment) of the SRLY Measurement Period with respect to the relevant SRLY Tax Benefit or (B) in the case of shares of voting common stock issued pursuant to Section 7.10(i), the date on which the relevant adjustments described in Section 7.10(i) become final (the "Determination Date"). Such value will equal the average of the Closing Prices (as defined in the Initial Charter Amendment) for the relevant stock for the period of 30 consecutive Trading Days ending on the Determination Date.

      (iii) Sprint shall issue any shares of voting common stock required to be issued by it under this Section 7.10 within 60 days after the delivery of a Determination Summary which includes a determination that a Cable Parent or Subsidiary of a Cable Parent is entitled to receive shares of voting common stock under this Section 7.10.

      (iv) The shares of voting common stock issued by Sprint under this
    Section 7.10 shall not reduce the Number of Shares Issuable With Respect to the Intergroup Interest as defined in the Initial Charter Amendment.

      (v) Notwithstanding anything in this Section 7.10 to the contrary, no rights or obligations regarding the issuance of voting common stock under this Section 7.10 shall accrue or become fixed with respect to any Cable Parent, and the applicable Determination Date for purposes of clause (ii) above which would otherwise cause the same to occur shall automatically be delayed with respect to such Cable Parent, for a period up to six months from the otherwise applicable Determination Date if the accrual or fixing of such rights would cause such Cable Parent or Subsidiary of a Cable Parent to be subject to liability under
    Section 16(b) of the Exchange Act; provided that such period shall not exceed the minimum period necessary for any such Cable Parent to be exempt from such liability.

  Section 7.11 Tax Indemnification

    (a) After the Closing Date, each Cable Parent, with respect only to its formerly owned or controlled HoldCo Entities and their respective Subsidiaries and (in the case of TCI) TCI Partner, shall indemnify and hold harmless Sprint, the HoldCo Entities, TCI Partner, their Subsidiaries (if any) and each of their respective affiliates, successors and assigns from and against any Tax liability with respect to any Pre-Closing Non-Consolidated Return and with respect to any Tax liability for the Pre-Closing Tax Period on a Post-Closing Return (determined by treating the Closing Date as the last date of the taxable period) and with respect to any Non-Return Taxes attributable to the portion of the period covered by any payment of such Taxes which ends on or before the Closing Date (determined on a pro rata basis based upon the number of days covered by such payment which are on or before the Closing Date and the total number of days covered by such payment), in each case, to the extent such amount exceeds any amount previously paid to Sprint, the HoldCo Entities, TCI Partner, or their Subsidiaries (if any) with respect to such Tax pursuant to Section
  7.3 or 7.5, as applicable. Each Cable Parent shall pay such amounts as it is obligated to pay to Sprint or the HoldCo Entities, TCI Partner or their Subsidiaries (if any) within 10 calendar days after payment of any applicable Tax liability by Sprint or the HoldCo Entities, TCI Partner, or their Subsidiaries (if any) and to the extent not paid by each Cable Parent within such 10-day period, the amount due shall thereafter include interest thereon at a rate per annum equal to the "overpayment rate" under Section 6621(a) of the Code (the "Overpayment Rate"), adjusted as and when changes to such Overpayment Rate shall occur, compounded semi-annually. Each Cable Parent shall indemnify and hold harmless Sprint and the HoldCo Entities, TCI Partner and their Subsidiaries (if any) and each of their respective affiliates, successors and assigns, from and against (i) any Tax liability for periods prior to and including the Closing Date resulting from the HoldCo Entities, TCI Partner, or their Subsidiaries (if any) which such Cable Parent formerly owned or controlled being severally liable for any Taxes of any consolidated group of which any of the HoldCo Entities, TCI Partner, or their Subsidiaries (if any) are or were members pursuant to Treasury Regulations (S) 1.1502-6 or any analogous state or local tax provision (including, without limitation, any Tax liability with respect to any Pre-Closing Consolidated Return), and (ii) any Tax liability resulting from the HoldCo Entities, TCI Partner, or their Subsidiaries (if any) which such Cable Parent formerly owned or controlled ceasing to be a member of any Selling Affiliated Group filing consolidated or combined Tax Returns. Any indemnification payments made by a Cable Parent under this Section 7.11(a) shall be allocated to the PCS Group.

    (b) After the Closing Date, Sprint and each of the HoldCo Entities and their Subsidiaries and TCI Partner, jointly and severally shall indemnify and hold harmless each Cable Parent and its Affiliates, successors and assigns from and against any Tax liability with respect to Post-Closing Taxes, other than Post-Closing Taxes for which a Cable Parent is responsible pursuant to Section 7.11(a). Sprint shall cause the appropriate HoldCo Entity, TCI Partner, or their Subsidiaries (if any) to pay such amounts within 10 calendar days after payment of any such Tax liability by each Cable Parent and, to the extent not paid by such HoldCo Entity, TCI Partner, or their Subsidiaries (if any) within such 10-day period, the amount due shall thereafter include interest thereon at the Overpayment Rate, compounded semi-annually. Any indemnification payments made by Sprint, any of the HoldCo Entities, TCI Partner or their Subsidiaries under this Section 7.11(b) shall be charged to the PCS Group.

    (c) All claims for indemnification under this Section 7.11 (i) will be asserted and resolved as provided in Section 11.4 and (ii) shall be subject to the limitations set forth in Sections 11.2(b) and 11.2(c). The right of the parties to commence a claim for indemnification under this Section 7.11 shall survive until the 30th day following the expiration of the applicable statute of limitations period with respect to the subject matter of such claim.

                                   ARTICLE 8

                             CONDITIONS TO CLOSING

  Section 8.1 Conditions of All Parties to Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable Law:

    (a) Sprint Stockholder Approval. The following matters presented for a vote of the stockholders of Sprint at the Stockholders Meeting shall have been duly approved by the requisite holders of capital stock in accordance with applicable Law and the Articles of Incorporation and By-Laws of
  Sprint: (i) the Initial Charter Amendment; (ii) the Subsequent Charter Amendment; (iii) this Agreement and the transactions contemplated hereby and (iv) the Bylaw Amendment.

    (b) HSR Act; FCC. Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or termination thereof shall have been granted, and all consents required from the Federal Communications Commission shall have been granted, in each case without any material limitation, restriction, requirement or condition on Sprint PCS, any HoldCo Entity, any PCS Partner or on any Parent or any of its Subsidiaries.

    (c) No Injunction. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect that enjoins the consummation of the transactions to be effected at the Closing and which would result in material adverse consequences to any Parent or any of its Subsidiaries if the Closing occurred in violation thereof or imposes any material restrictions or requirements thereon or on any of the parties in connection therewith.

    (d) Listing of Series 1 PCS Stock. The Series 1 PCS Stock required to be issued in the IPO or in the Recapitalization (whichever Sprint has elected to complete simultaneously with the Closing) hereunder shall have been approved for listing on the New York Stock Exchange, or if not so approved, shall have been approved for listing on the American Stock Exchange or approved for quotation on the National Market Tier of The Nasdaq Stock Market, subject only to official notice of issuance.

    (e) IPO or Recapitalization. The IPO or the Recapitalization (whichever Sprint has elected to complete simultaneously with the Closing) shall be consummated simultaneously with the Closing.

    (f) Initial Charter Amendment; Certificate of Designations. The Initial Charter Amendment and the Certificate of Designations (and, if the Recapitalization occurs on the Closing Date, the Subsequent Charter Amendment) shall have been filed with the Kansas Secretary of State.

    (g) Certificates of Merger. Each of the Certificates of Merger shall have been filed with the Delaware Secretary of State or the Colorado Secretary of State, as applicable.

  Section 8.2 Sprint's Conditions Precedent to Closing. The obligations of Sprint and its Subsidiaries to effect the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Sprint:

    (a) Correctness of Representations and Warranties.

      (i) The representations and warranties of each Cable Parent contained in this Agreement shall be accurate in all material respects on the Closing Date with the same effect as if made on the Closing Date (except that any such statements which are expressly made as of a particular date shall have been accurate as of such particular date); provided that with respect to the representations and warranties contained in Section 5.2(g), any inaccuracies, individually or in the aggregate, shall not be considered material unless such inaccuracies have a material adverse effect on the ability of a Cable Parent to perform its obligations under Section 7.3(d) or 7.11(a). For purposes of the last clause of the preceding sentence, in determining whether an inaccuracy is material, it is presumed that any tax item shown on a return or report furnished by Sprint, Sprint PCS GP, Sprint PCS LP, PhillieCo GP or PhillieCo LP is correct.

      (ii) At the Closing, Sprint shall be provided with a certificate to such effect from each of the Cable Parents, signed by a duly authorized officer thereof.

    (b) Performance of Agreements. All covenants and agreements of each Cable Parent and its respective Subsidiaries contained in this Agreement and required to be performed on or before the Closing Date shall have been performed in all material respects on or prior to the Closing Date. At the Closing, Sprint shall be provided with a certificate to such effect from each of the Cable Parents, signed by a duly authorized officer thereof.

    (c) Tax Opinion. There shall not have occurred any change in applicable Law or any change in facts beyond Sprint's reasonable control, in either case occurring after the date hereof, that would prevent King & Spalding from reaffirming to Sprint at the Closing its opinion described in Section 5.3(g). For purposes of this Section 8.2(c), Law also includes any Revenue Ruling, proposed regulations or official notice of intent to propose regulations issued by the Internal Revenue Service, or a bill introduced in the House of Representatives or Senate of the United States, or legislation proposed by the United States Treasury Department.

  Section 8.3 Cable Parents' Conditions Precedent to Closing. The obligations of each Cable Parent and its Subsidiaries to effect the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by unanimous action of the Cable Parents.

    (a) Correctness of Representations and Warranties. All representations and warranties of Sprint and the other Cable Parents shall be accurate in all material respects on the Closing Date with the same effect as if made on the Closing Date (except that any such statements which are expressly made as of a particular date shall have been accurate as of such particular date). At the Closing, the Cable Parents shall be provided with a certificate to such effect from Sprint with respect to its representations and warranties, signed by a duly authorized officer thereof.

    (b) Performance of Agreements. All covenants and agreements of Sprint and its Subsidiaries contained in this Agreement and required to be performed on or before the Closing Date shall have been performed in all material respects on or prior to the Closing Date. At the Closing, the Cable Parents shall be provided with a certificate to such effect from Sprint, signed by a duly authorized officer thereof.

    (c) Tax Opinions. There shall not have occurred any change in applicable Law or any change in facts beyond the respective Cable Parent's reasonable control, in either case occurring after the date hereof, that would prevent outside counsel for such Cable Parent from reaffirming to such Cable Parent at the Closing its opinion described in Section 5.2(h). For purposes of this Section 8.3(c), Law also includes any Revenue Ruling, proposed regulations or official notice of intent to propose regulations issued by the Internal Revenue Service, or a bill introduced in the House of Representatives or Senate of the United States, or legislation proposed by the United States Treasury Department.

                                   ARTICLE 9

                                    CLOSING

  Section 9.1 Closing. The Closing shall take place at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York, at 10:00 a.m. (local time at the place of Closing) on the date determined by Sprint in accordance with Sections 6.2(c), 6.2(d) and 6.2(e) or at such other location or on such other date or time as the parties hereto shall agree. At the Closing, the IPO or Recapitalization shall be consummated, and the parties shall take such actions and execute and deliver such documents and agreements as are contemplated herein or as may be reasonably requested by any other party hereto, including the following actions:

      (i) The Initial Charter Amendment and the Certificate of Designations and (if the Recapitalization is to occur simultaneously with the Closing) the Subsequent Charter Amendment shall be filed with the Kansas Secretary of State.

      (ii) (A) Sprint shall deliver to each of the Cable Partners copies of the resolutions adopted by the Sprint Board of Directors in connection with the transactions contemplated by this Agreement, which resolutions shall (among other things) (v) appoint the Capital Stock Committee and delegate to it the powers described on Exhibit Q, (w) adopt the Management and Allocation Policies, (x) approve the Bylaw Amendment,
    (y) approve the formation of the PCS Group and the Sprint FON Group and
    (z) create the Preferred Intergroup Interest and the Warrant Intergroup Interest, certified by the Secretary or an Assistant Secretary of Sprint, and (B) each of the Cable Parents shall deliver to Sprint copies of the resolutions adopted by such Cable Parent's Board of Directors in connection with the transactions contemplated by this Agreement, certified by the Secretary or Assistant Secretary of such Cable Parent.

      (iii) Each of the Parents shall deliver to each of the other Parents a certification that such Parent's representations and warranties set forth herein are true and accurate as of the Closing Date, as though such representations and warranties were made on and as of the Closing Date.

      (iv) Each of the Parents shall deliver to each of the other Parents a certification that the covenants contained herein that are required to be performed by such Parent or its Subsidiaries prior to the Closing have been performed in all material respects.

      (v) (A) Certificates representing the shares of Series 2 PCS Stock and the Warrants and (if applicable) PCS Preferred Stock to be issued in the Mergers (and, if applicable, pursuant to Equity Purchase Rights exercised by the Cable Partners in connection with the IPO) shall be delivered by Sprint to each of the Cable Partners, (B) the cash and/or certificates representing PCS Preferred Stock consisting of the purchase price for the Cable Parent PCS Notes pursuant to Section 6.6 shall be paid or delivered by Sprint to the Cable Parents or their Subsidiaries and (C) the cash and/or Preferred Intergroup Interest consisting of the purchase price for the Sprint PCS Loans and the SprintCom Loans shall be paid to Sprint or its Subsidiaries and/or created for the benefit of the Sprint FON Group.

      (vi) The Warrant Agreements shall be duly executed and delivered by the parties thereto.

      (vii) The Voting Agreements shall be duly executed and delivered by the parties thereto.

      (viii) The Cox L.A. Amendments shall be duly executed and delivered by the parties thereto.

      (ix) The Certificates of Merger shall be duly executed and delivered by the parties thereto for filing with the Delaware and Colorado Secretaries of State.

      (x) The Tax Sharing Agreement shall be duly executed and delivered by Sprint.

      (xi) The Registration Rights Agreement shall be duly executed and delivered by the parties thereto.

      (xii) The Mutual Release and Waiver shall be duly executed and delivered by the parties thereto.

      (xiii) The PCS Partners and the PhillieCo Partners shall enter into amended restated partnership agreements for Sprint PCS GP and PhillieCo GP in form reasonably satisfactory to the Cable Parents.

      (xiv) Sprint shall deliver to the Cable Parents a certificate signed by an executive officer of Sprint setting forth (i) the number of shares of each class and series of capital stock of Sprint that will be authorized and outstanding immediately following the Effective Time,
    (ii) a list of all PCS Options that will be outstanding immediately following the Effective Time, (iii) a list of all shares of each class and series of capital stock of Sprint that will be held in treasury by Sprint immediately following the Effective Time and (iv) the number of shares of each class and series of PCS Stock that will have been reserved for issuance by the Board of Directors of Sprint immediately following the Effective Time. Such certificate shall further certify that, other than (i) the PCS Options, (ii) the rights of Cox Pioneer Partnership and its Affiliates under the Agreement of Limited Partnership of Cox Communications PCS, L.P., dated as of December 31, 1996, as amended, (iii) the rights of FT and DT under the FT/DT Agreements and (iv) the rights of the Cable Parents and their Affiliates under this Agreement and the Other Agreements, there are no preemptive rights, rights of first refusal, participation rights or other similar rights outstanding at the Effective Time to purchase any of the authorized but unissued PCS Stock or any PCS Stock held in treasury.

All of the actions contemplated to occur at the Closing (including each of the Mergers) shall be deemed to have occurred simultaneously, and none of such actions shall be effective unless all of such actions have occurred or are waived by the necessary parties (or, in the case of any of the Mergers, by unanimous written consent of each party hereto).

                                  ARTICLE 10

                                  TERMINATION

  Section 10.1 Events of Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

    (a) by mutual written consent of the Parents;

    (b) by any Parent, by notice to the other Parents, if the Closing shall be prohibited by any final, nonappealable order, decree or injunction of a Governmental Authority, which would result in material adverse consequences to any Parent or any of its Subsidiaries if the Closing occurred in violation of such order, decree or injunction;

    (c) by any Parent that is not in material breach of any material covenant contained in this Agreement, by notice to the other Parents if the Closing has not occurred on or before December 31, 1998;

    (d) by any Parent that is not in material breach of any material covenant contained in this Agreement, by notice to the other Parents following the time that any condition to closing set forth in Article 8 has become incapable of being satisfied on or prior to December 31, 1998; or

    (e) by any Parent that is not in material breach of any material covenant contained in this Agreement, by notice to the other Parents following a material breach of any material covenant contained in this Agreement by any other Parent or its Subsidiary if such breach remains uncured in any material respect for thirty (30) days following the giving of notice of the breach of such material covenant from the Parent seeking to terminate this Agreement to each other party; provided, that the Parent seeking to terminate this Agreement gives written notice of such termination to each other Parent within thirty (30) days following the end of such thirty (30) day cure period.

  Section 10.2 Effect of Termination.

    (a) If this Agreement is terminated in accordance with Section 10.1, then this Agreement shall become null and void and have no further effect, without any liability of any party to any other party, except that the obligations of the parties pursuant to Article 12 and under any provision of this Agreement that expressly provides for certain actions to occur simultaneously with or following the termination of this Agreement shall survive the termination of this Agreement indefinitely; provided, that no such termination shall release or relieve any party hereto from liability for any willful material breach of any material provision of this Agreement occurring prior to such termination.

    (b) If this Agreement is terminated in accordance with Section 10.1, the PCS Partnership Agreement, the PhillieCo Partnership Agreement and the Parents Agreements shall continue in full force and effect until terminated in accordance with their respective terms, without any amendment to the rights and obligations of the parties thereto, except (i) the PCS Partners agree that an event described in Section 14.1(a)(iii) of the PCS Partnership Agreement shall be deemed to have occurred simultaneously with such termination such that the PCS Partners proceed immediately to the determination of "Net Equity" under Section 14.7 of the PCS Partnership Agreement, thus bypassing the escalation procedures of Section 5.8 of the PCS Partnership Agreement and (ii) the PhillieCo Partners agree that an event described in Section 14.1(a)(iii) of the PhillieCo Partnership Agreement shall be deemed to have occurred simultaneously with such termination such that the PhillieCo Partners proceed immediately to the determination of "Net Equity" under Section 14.7 of the PhillieCo Partnership Agreement, thus bypassing the escalation procedures of Section
  5.8 of the PhillieCo Partnership Agreement.

                                  ARTICLE 11

                    EXTENT AND SURVIVAL OF REPRESENTATIONS,
             WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

  Section 11.1 Scope of Representations of the Parties. Except as and to the extent set forth in this Agreement, none of the parties makes any representation, warranty, covenant or agreement whatsoever, and each party disclaims all liability and responsibility for any representation, warranty, covenant, agreement or statement made or information communicated (orally or in writing) to any other party (including any opinion, information or advice which may have been provided to any other party or any Affiliate thereof by any stockholder, partner, director, officer, employee, accounting firm, legal counsel or any other agent, consultant or representative of a party). Each of the parties expressly agrees and acknowledges that, in consummating the transactions contemplated hereby, it is only relying on the representations and warranties of the other parties made in this Agreement, the Other Agreements and any other agreements or certificates expressly contemplated by this Agreement, and is not relying on any representation or warranty of any present, former or future stockholder or partner, director, officer, employee, accounting firm, legal counsel or any other agent, consultant or representative of any of the parties or any of their respective Affiliates. Each of the parties further acknowledges and agrees that it has access to all available information about Sprint PCS and its Subsidiaries and that such party is not relying on any representation or warranty whatsoever, except as expressly provided in this Agreement, or any other party hereto or any of their Affiliates with respect to Sprint PCS and its Subsidiaries.

  Section 11.2 Indemnification of Parties.

    (a) Following the Closing and subject to the other terms and conditions of this Agreement, each party (as applicable with respect to any specific party, the "Indemnitor") agrees to indemnify, defend and hold harmless each other party hereto that is not an Affiliate of the Indemnitor and their respective successors and assigns (each an "Indemnified Party" and collectively, the "Indemnified Parties") from and against any and all losses, claims, costs, fines, damages (excluding consequential and special damages other than amounts paid as consequential or special damages to a third party pursuant to a Third Party Claim), Taxes (other than those for which indemnity is provided under Section 7.11), liabilities and deficiencies, including (subject to Section 11.4) reasonable legal and other fees and expenses incurred in the investigation and defense of claims and actions, and amounts paid as indemnification to directors, officers, employees or agents, whether such claims and actions are brought by third parties or parties hereto (each a "Loss" and collectively, "Losses"), incurred by an Indemnified Party and arising out of or resulting from (A) any inaccuracy in the representations and warranties of the Indemnitor set forth in this Agreement or in any Other Agreement or (B) any failure to perform by the Indemnitor of any of its covenants or agreements contained in this Agreement or any Other Agreement (any such Loss or Losses being referred to herein as an "Indemnified Loss" or "Indemnified Losses"). Notwithstanding the foregoing, no Indemnitor shall be required to indemnify the Indemnified Parties with respect to any Indemnified Loss arising under clause (A) above unless and until the aggregate amount of the Indemnified Losses incurred by all Indemnified Parties with respect to the representations and warranties made by such Indemnitor and its Affiliates, if any, as finally determined pursuant to Section 11.4 (other than Losses with respect to Non-Basket Claims) exceeds $50 million; provided, however, that at such time as the aggregate amount of Indemnified Losses from such claims other than Non-Basket Claims ("Basket Claims") exceeds $50 million, the Indemnified Parties shall be entitled to indemnification for the full amount of the Indemnified Losses, if any, as finally determined pursuant to
  Section 11.4 from Basket Claims in excess of $10 million (the limitation contained in this sentence referred to herein as the "Basket Limitation"). As used herein the term "Non-Basket Claim" means any claim arising out of an inaccuracy of any of the representations and warranties set forth in Sections 5.1(a), 5.1(b), 5.2(a), 5.2(b), 5.2(c), 5.3(a), the second sentence of 5.3(c), 5.3(d), 5.3(e), 5.3(f), 5.3(h)(i), 5.3(h)(ii), 5.4(b),
  5.5(a) and 5.5(b). The Basket Limitation shall not apply to any Indemnified Losses from claims that are Non-Basket Claims.

    (b) The amount of any Indemnified Loss shall be reduced by any insurance proceeds and any indemnity, contribution or other similar payment recovered by the Indemnified Parties from any third party with respect to the facts or circumstances which gave rise to the Indemnified Loss (net of any Taxes thereon). If any indemnification payment is payable by an Indemnitor pursuant to Section 11.4 prior to the date of the receipt of any payment referred to in this paragraph by an Indemnified Party, the Indemnified Party will be required to reimburse an appropriate portion thereof to the Indemnitor upon its receipt of such payment.

    (c) If any Indemnitor's obligation under this Section 11.2 arises in respect to an adjustment that makes allowable to any Indemnified Party, or any Affiliate of an Indemnified Party, any present or future deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") that would not, but for such adjustment, have been allowable, then any payment by the Indemnitor to the relevant Indemnified Party or Indemnified Parties shall be an amount equal to the Indemnified Loss minus the sum of the present values (calculated using a 5.77% discount rate) of all Tax Benefits that arise as a consequence of the relevant adjustment multiplied, in each case, by (i) the maximum federal, state, local or foreign, as the case may be, corporate tax rate in effect at the time of the payment of such Indemnified Loss or (ii) in the case of a credit, 100%.

  Section 11.3 Survival. The representations and warranties set forth in this Agreement will terminate and expire on the first anniversary of the Closing Date, after which time no party may institute any action or present any claim for an inaccuracy of such statements; provided that the representations and warranties set forth in Sections 5.1(a), 5.1(b), 5.2(a), 5.2(b), 5.2(c), 5.2(g), 5.3(a), the second sentence of 5.3(c), 5.3(d), 5.3(e), 5.3(f),
5.3(h)(i), 5.3(h)(ii), 5.4(b), 5.5(a) and 5.5(b) will survive until the expiration of the applicable statute of limitations period with respect to claims made thereunder for any inaccuracy thereof. Any action or claim for the breach of any covenant or agreement contained herein must be instituted or presented prior to the expiration of the applicable statute of limitations period with respect to such claim or action.

  Section 11.4 Indemnification Procedures. Except to the extent otherwise provided herein, all claims for indemnification under this Agreement will be asserted and resolved as follows:

    (a) An Indemnified Party claiming indemnification under this Agreement will promptly (i) notify the Indemnitor from whom indemnification is sought of any third party claim or claims ("Third Party Claim") asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnitor a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Party Claim, if reasonably possible, and the basis of the Indemnified Party's request for indemnification under this Agreement. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnitor will notify the Indemnified Party (i) whether the Indemnitor disputes its potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (ii) whether the Indemnitor desires to defend the Indemnified Party against such Third Party Claim.

    (b) If the Indemnitor notifies the Indemnified Party within the Election Period that the Indemnitor does not dispute its potential liability to the Indemnified Party under this Agreement and that the Indemnitor elects to assume the defense of the Third Party Claim, then the Indemnitor will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted promptly and diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor in accordance with this Section 11.4(b). Subject to the last sentence of this Section 11.4(b), the Indemnitor will have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnitor (but only if the Indemnified Party is ultimately determined to be actually entitled to indemnification hereunder with respect to such Third Party Claim or if the Indemnitor assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party deems necessary or appropriate to protect its interests or those of the Indemnitor and which are not unnecessarily prejudicial to the Indemnitor. If requested by the Indemnitor, the Indemnified Party will, at the sole cost and expense of the Indemnitor, cooperate with the Indemnitor and its counsel in contesting any Third Party Claim which the Indemnitor elects to contest, including the making of any bona fide directly related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 11.4(b) and, except as permitted above or pursuant to Section 11.4(c), will bear its own costs and expenses with respect to such participation; provided, however, that if the Indemnified Party asserts that there exists a conflict of interest that would make it inappropriate for the same counsel to represent the Indemnitor, then the Indemnitor shall reimburse the Indemnified Party for the reasonable fees and expenses of separate counsel, to the extent such fees and expenses are incurred solely in connection with the matters with respect to which there is a conflict of interest. Notwithstanding anything in this Section 11.4 to the contrary, the Indemnitor will not, without the written consent of the Indemnified Party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that (A) involves the sale, forfeiture or loss of, or the creation of any Lien on, any property of such Indemnified Party, (B) involves an award which together with previous awards would exceed the available amount of the indemnity hereunder, or (C) involves equitable remedies against the Indemnified Party or any of its Affiliates.

    (c) If the Indemnitor fails to notify the Indemnified Party within the Election Period that the Indemnitor elects to assume the defense of a Third Party Claim pursuant to Section 11.4(b), or if the Indemnitor elects to assume such defense pursuant to Section 11.4(b) but fails to diligently and promptly defend the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnitor, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and diligently prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party will have full control of such defense and proceedings; provided, however, that the Indemnified Party will not, without the Indemnitor's written consent, settle or compromise any action, suit or proceeding in any manner that (A) involves the sale, forfeiture or loss of, or the creation of any Lien on, any property of such Indemnitor or (B) involves equitable remedies against the Indemnitor or any of its Affiliates. Notwithstanding the foregoing, if the Indemnitor has delivered a written notice to the Indemnified Party to the effect that the Indemnitor disputes its potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnitor, the Indemnitor will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 11.4(c) or of the Indemnitor's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnitor in full for all costs and expenses of such litigation. The Indemnitor may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.4(c), and the Indemnitor will bear its own costs and expenses with respect to such participation.

    (d) If an Indemnified Party has a claim against an Indemnitor hereunder which does not involve a Third Party Claim, the Indemnified Party will transmit to the Indemnitor a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim, and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnitor does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnitor disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice will be deemed a liability of the Indemnitor hereunder. If the Indemnitor has timely disputed such claim, as provided above, such dispute will be resolved by litigation in an appropriate court of competent jurisdiction.

    (e) No Indemnitor will be obligated to make any payment of indemnity under this Agreement except pursuant to the procedures set forth in this
  Article 11. Payments of all amounts owing by the Indemnitor pursuant to Sections 11.4(b) and (c) will be made within ten (10) days after (A) if the Indemnitor gives the notice contemplated by Section 11.4(a) stating that it does not dispute its liability hereunder or fails to give the notice contemplated by Section 11.4(a) within the Election Period, (i) the effective date of a settlement of the Third Party Claim or (ii) the date an adjudication of such Third Party Claim becomes final and nonappealable, as the case may be, or (B) if the Indemnitor does give the notice contemplated by Section 11.4(a) that it disputes its liability hereunder, (i) the date an adjudication of the Indemnitor's liability to the Indemnified Party under this Agreement becomes final and nonappealable or (ii) the effective date of a settlement between the Indemnitor and the Indemnified Party as to such liability, as the case may be. Payments of all amounts owing by the Indemnitor pursuant to Section 11.4(d) will be made within ten (10) days after (X) if the Indemnitor has disputed the relevant claim, (i) the date an adjudication of the Indemnitor's liability to the Indemnified Party under this Agreement becomes final and nonappealable or (ii) the effective date of a settlement between the Indemnitor and the Indemnified Party as to the Indemnitor's liability under this Agreement, as the case may be, or (Y) if the relevant claim has not been disputed by the Indemnitor, the expiration of the sixty
  (60) day Indemnity Notice period.

    (f) The failure by a party to give a notice required pursuant to this
  Section 11.4 shall not relieve the other party or parties of its obligations under this Section 11.4 or result in the loss of any rights of such party under this Section 11.4, except to the extent that such failure results in the failure of such other party or parties to receive actual notice of the events or circumstances giving rise to such notice requirement and such other party or parties are damaged solely as a result of the failure of such party to give such notice, and then only to the extent of such damage.

  Section 11.5 Acknowledgment of the Parties. Each of the parties hereto expressly agrees and acknowledges that after the Closing, such party's sole and exclusive remedies with respect to any and all claims under this Agreement shall be pursuant to Section 7.11 and this Article 11, except that specific performance with respect to breaches of covenants may be sought as provided in
Section 12.13(d).

  Section 11.6 Limitation on Obligation to Indemnify. Notwithstanding any other provision of this Agreement, none of the PhillieCo Partners shall be liable or bear responsibility for any portion of an Indemnified Loss attributable to any breach of the representations and warranties set forth in
Section 5.4 with respect to PhillieCo (a "PhillieCo Loss") for more than a percentage of the total amount of any such Indemnified Loss equal to such PhillieCo Partner's PhillieCo Percentage Interest. In the event that any PhillieCo Partner shall be required, other than by reason of such PhillieCo Partner's gross negligence, fraud or willful misconduct, to pay, discharge or otherwise bear responsibility for any amount of any PhillieCo Loss pursuant to this Article 11 in excess of such PhillieCo Partner's proportionate share thereof, the other PhillieCo Partners hereby agree to indemnify, hold harmless and reimburse such PhillieCo Partner against and for such other PhillieCo Partners' share of such excess. It is the intention of the PhillieCo Partners that, following the operation of this Section, each PhillieCo Partner will have borne exactly its proportionate share (determined as provided in the first sentence of this Section) of the PhillieCo Loss at issue.

  Section 11.7 Allocation of Losses. Any payment made by Sprint or any of its Subsidiaries under this Article 11 shall be charged to the Sprint FON Group. Any payments received by Sprint or any of its Subsidiaries under this Section 11 shall be allocated to the PCS Group. If any claim for Loss by a Cable Parent or any of its Subsidiaries against Sprint under this Article 11 derived in whole or in part from any Loss sustained by the PCS Group the derivative portion of such claim will be satisfied to the extent that Sprint allocates from the Sprint FON Group to the PCS Group an amount of cash equal to the Loss suffered by the PCS Group.

                                  ARTICLE 12

                                 MISCELLANEOUS

  Section 12.1 Notices. Except as expressly provided herein, all notices, consents, waivers and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received and confirmation sent as provided below), charges prepaid and addressed to the intended recipient as follows, or to such other address or number as such Person may from time to time specify by like notice to the parties:

    (a) If to TCI or any of its Subsidiaries:

      Tele-Communications, Inc.
      5619 DTC Parkway
      Englewood, Colorado 80111
      Telecopy: (303) 488-3200
      Attention: President

      with copies to:

      Tele-Communications, Inc.
      5619 DTC Parkway
      Englewood, Colorado 80111
      Telecopy: (303) 488-3245
      Attention: General Counsel

      Baker & Botts, L.L.P.
      599 Lexington Avenue
      New York, New York 10022-6030
      Te1ecopy: (212) 705-5125
      Attention: John L. Graham

    (b) If to Cox or any of its Subsidiaries:

      Cox Communications, Inc.
      1400 Lake Hearn Drive
      Atlanta, Georgia 30319-1464
      Telecopy: (404) 847-6336
      Attention: Dallas Clement

      with a copy to:

      Dow, Lohnes & Albertson
      1200 New Hampshire Avenue, N.W.
      Suite 800
      Washington, D.C. 20036-6802
      Telecopy: (202) 776-2222
      Attention: David D. Wild

    (c) If to Comcast or any of its Subsidiaries:

      Comcast Corporation
      1500 Market Street
      Philadelphia, Pennsylvania 19102-2148
      Telecopy: (215) 981-7794
      Attention: General Counsel

      with a copy to:

      Davis Polk & Wardwell
      450 Lexington Avenue
      New York, New York 10017
      Telecopy: (212) 450-4800
      Attention: Dennis S. Hersch

    (d) If to Sprint or any of its Subsidiaries:

      Sprint Corporation
      2330 Shawnee Mission Parkway
      Westwood, Kansas 66205
      Telecopy: (913) 624-8426
      Attention: Chief Financial Officer

      with copies to:

      Sprint Corporation
      2330 Shawnee Mission Parkway
      Westwood, Kansas 66205
      Telecopy: (913) 624-2256
      Attention: Corporate Secretary

      King & Spalding
      191 Peachtree Street, N.E.
      Atlanta, Georgia 30303-1763
      Telecopy: (404) 572-5146
      Attention: Bruce N. Hawthorne

  Any party may from time to time specify a different address for notices by like notice to the other parties. All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received (i) four (4) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or transmitted by facsimile (with acknowledgment received and, in the case of a facsimile only, a copy of such notice is sent no later than the next Business Day by a reliable overnight courier service, with acknowledgment of receipt) or (iii) one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

  Section 12.2 Binding Effect. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted transferees, and permitted assigns.

  Section 12.3 Construction. This Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

  Section 12.4 Expenses. Whether or not the transactions contemplated hereby are consummated, each of the parties shall bear the fees and expenses relating to its compliance with the various provisions of this Agreement, and each of the parties agrees to pay all of its own expenses (including all legal and accounting fees) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparation made for carrying the same into effect. Notwithstanding the foregoing and
Section 5.1(d), if and only to the extent that Sprint makes a cash capital contribution prior to Closing to a Subsidiary of Sprint that will be a member of the PCS Group after the Closing, the fees and expenses will be paid by such Subsidiary of Sprint in connection with the transactions contemplated by this Agreement and will be allocated to the PCS Group. Neither this Section nor
Section 5.1(d) limits in any way the discretion of Sprint to allocate expenses relating to the IPO to the PCS Group in accordance with the Management and Allocation Policies.

  Section 12.5 Table of Contents; Headings. The table of contents and section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement.

  Section 12.6 Governing Law. The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties shall be governed by the internal laws of the State of Delaware without regard to principles of conflict of laws.

  Section 12.7 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and such illegality, invalidity or unenforceability shall not affect the validity, legality or enforceability of the remainder of this Agreement. If necessary to effect the intent of the parties hereto, the parties hereto will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

  Section 12.8 Amendments. This Agreement may be modified or amended only by a written amendment signed by Persons authorized to so bind each party hereto.

  Section 12.9 Entire Agreement. The provisions of this Agreement and any other agreements executed by the parties concurrently herewith set forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and supersede all prior agreements, oral or written, and other communications between the parties hereto relating to the subject matter hereof.

  Section 12.10 Confidentiality. Each party hereto agrees that, with respect to any non-public information obtained in connection with this Agreement or the transactions contemplated hereunder, the use or treatment of such information shall be fully subject to the terms and provisions of Section 6.6 of the PCS Partnership Agreement.

  Section 12.11 Assignment. No party shall assign any of its rights under this Agreement or delegate its duties hereunder unless it obtains the prior written consent of the other parties hereto, which consent may be withheld at such party's absolute discretion. Notwithstanding the immediately preceding sentence, any party may assign its rights (but not its obligations) under this Agreement to any Controlled Affiliate of such party.

  Section 12.12 Waivers; Remedies. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party or parties entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party or parties against which such waiver is to be asserted. Except as otherwise provided herein, no failure or delay of any party hereto in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

  Section 12.13 Consent to Jurisdiction; Specific Performance.

    (a) Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court sitting in the County of New York or any Federal court of the United States of America sitting in the Southern District of New York, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

    (b) Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court sitting in the County of New York or any Federal court sitting in the Southern District of New York. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

    (c) Each party hereto irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement; provided, that such service shall be deemed to have been given only when actually received by such party. Nothing in this Agreement shall affect the right of a party to serve process in any other manner permitted by law.

    (d) Each party hereto agrees with the other parties that the other parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the non-breaching parties may be entitled, at law or in equity, the non-breaching parties shall be entitled to injunctive relief to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof.

  Section 12.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

  Section 12.15 Further Assurances. Upon reasonable request from time to time, each party hereto shall execute, acknowledge and deliver any documents and perform all further acts that may be reasonably necessary, appropriate or desirable to carry out the intent and purposes of this Agreement.

  Section 12.16 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

  Section 12.17 Limitation on Rights of Others. Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement.

  Section 12.18 Restrictive Legends.

    (a) Upon original issuance of any certificate issued pursuant to this Agreement representing the Series 2 PCS Stock, PCS Preferred Stock, the Warrants or any other securities of Sprint issued in connection with this Agreement, such certificate shall bear the following restrictive legend:

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED OR SOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

    (b) After such time as the above legend is no longer required to appear on any certificate representing a security of Sprint issued in connection with this Agreement, at the request of the holder of such certificate, Sprint shall cause such certificate to be exchanged for a certificate that does not bear such legend.

    (c) Sprint may make a notation on its records or give instructions to any transfer agents or registrars for the securities of Sprint issued in connection with this Agreement that bear the above legend reflecting the restrictions set forth in such legend.

    (d) Sprint shall not incur any liability for any delay in recognizing any transfer of any certificate bearing the above legend and representing a security of Sprint issued in connection with this Agreement if Sprint reasonably believes in good faith that such transfer may have been or would be in violation of the provisions of applicable securities law or this Agreement.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Restructuring and Merger Agreement as of the day and year first above written.

                                          TELE-COMMUNICATIONS, INC.

                                                   /s/ Stephen M. Brett
                                          By: _________________________________
                                          Title: Executive Vice President

                                          COMCAST CORPORATION

                                                    /s/ Arthur R. Block
                                          By: _________________________________
                                          Title:      Vice President

                                          COX COMMUNICATIONS, INC.

                                                   /s/ James O. Robbins
                                          By: _________________________________
                                               President and Chief Executive
                                                          Officer
                                          Title:

                                          SPRINT CORPORATION

                                                     /s/ Don A. Jensen
                                          By: _________________________________
                                          Title:      Vice President

                                          TCI SPECTRUM HOLDINGS, INC.

                                                   /s/ Stephen M. Brett
                                          By: _________________________________
                                          Title:      Vice President

                                          COMCAST TELEPHONY SERVICES

                                          By: Comcast Telephony Services, Inc.,
                                             Its General Partner

                                                    /s/ Arthur R. Block
                                          By: _________________________________
                                          Title:      Vice President

                                          COX TELEPHONY PARTNERSHIP

                                          By: Cox Communications Wireless, Inc.
                                             Its Managing General Partner

                                                   /s/ James O. Robbins
                                          By: _________________________________
                                          Title:         President

                                          SPRINT ENTERPRISES, L.P.

                                          By: US Telecom, Inc.,
                                             Its Managing General Partner

                                                     /s/ Don A. Jensen
                                          By: _________________________________
                                          Title:      Vice President

                                          TCI PHILADELPHIA HOLDINGS, INC.

                                                   /s/ Stephen M. Brett
                                          By: _________________________________
                                          Title:      Vice President

                                          COM TELEPHONY SERVICES, INC.

                                                    /s/ Arthur R. Block
                                          By: _________________________________
                                          Title:      Vice President

                                          COMCAST TELEPHONY SERVICES, INC.

                                                  /s/ Arthur R. Block
                                          By: _________________________________
                                          Title:      Vice President

                                          COX TELEPHONY PARTNERS, INC.

                                                 /s/ James O. Robbins
                                          By: _________________________________
                                          Title:        President

                                          COX COMMUNICATIONS WIRELESS, INC.

                                                 /s/ James O. Robbins
                                          By: _________________________________
                                          Title:        President

                                          SWV ONE, INC.

                                                   /s/ Don A. Jensen
                                          By: _________________________________
                                          Title:      Vice President

                                          SWV TWO, INC.

                                                   /s/ Don A. Jensen
                                          By: _________________________________
                                          Title:      Vice President

                                          SWV THREE, INC.

                                                   /s/ Don A. Jensen
                                          By: _________________________________
                                          Title:      Vice President

                                          SWV FOUR, INC.

                                                   /s/ Don A. Jensen
                                          By: _________________________________
                                          Title:      Vice President

                                          SWV FIVE, INC.

                                                   /s/ Don A. Jensen
                                          By: _________________________________
                                          Title:      Vice President

                                          SWV SIX, INC.

                                                  /s/ Don A. Jensen
                                          By: _________________________________
                                          Title:      Vice President

                      ANNEX VI--THE TAX SHARING AGREEMENT

  THIS TAX SHARING AGREEMENT (the "Agreement"), dated as of the Closing Date, is entered into and undertaken by Sprint Corporation, a Kansas corporation ("Sprint"), for the benefit of those entities and businesses that are now or hereafter allocated to the PCS Group (the "PCS Group Entities") on the Closing Date and thereafter and those entities that are allocated on the Closing Date and thereafter to the FON Group and any Other Group.

  IN CONSIDERATION of the mutual covenants and agreements contained herein, Sprint agrees and undertakes as follows:

                                  ARTICLE 1.

                                  DEFINITIONS

  Section 1.1 Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings as set forth in Sprint's Amended and Restated Articles of Incorporation, as in effect on the date hereof (the "Charter"). For purposes of this Agreement, the following terms shall have the meanings specified below:

    "Agreement" has the meaning set forth in the Preamble.

    "Business Day" means a day of the year on which banks are not required or authorized to be closed in the State of New York.

    "Calculation Date" means any date, after the Closing Date, on which (i) a payment (or refund) of Taxes (including estimated Taxes) is made by (or to) Sprint or any affiliate of Sprint having assets which are included in either the FON Group or the PCS Group (including any date on which a payment of Taxes (including estimated Taxes) would be required to be made by the FON Group if the FON Group filed a separate return without the PCS Group or any PCS Group Entities) or (ii) an adjustment in respect of such Taxes (e.g., as a result of a carryback or a Final Determination by any Governmental Authority) is made or determined. The term Calculation Date shall include any date a federal, state, or local estimated tax payment is required to be made (or, if no tax is due, would be required if tax were due), and the date a Tax Return for any Calculation Period is filed.

    "Calculation Period" means any taxable period for which Sprint must calculate its Taxes (including estimated Taxes) in respect of a Tax Return which takes into account one or more items of income, deduction, loss, credit or any other item.

    "Capital Stock Committee" means the committee established pursuant to
  Article IV, Section 13 of the Bylaws of Sprint.

    "Closing Date" has the meaning set forth in the Restructuring Agreement.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    "Cumulative FON/PCS Tax Liability" has the meaning set forth in Section
  3.1.2.

    "Cumulative FON Group Tax Liability" has the meaning set forth in Section 3.1.4.

    "Cumulative Other Group Core Business Income (or Loss)" has the meaning set forth in Section 3.2.1.

    "Cumulative Stacked FON Group Income (or Loss)" has the meaning set forth in Section 3.2.2.

    "Current PCS Tax Benefit" has the meaning set forth in Section 3.3.

    "Current PCS Tax Burden" has the meaning set forth in Section 3.3.

    "Effective Time" means the time of the Closing on the Closing Date as defined in the Restructuring Agreement.

    "Final Determination" means the final resolution of liability for any Tax for a taxable period, (i) pursuant to any binding agreement with the IRS (e.g. Form 870-AD), or by a comparable agreement form under the laws of any state, local or foreign government or the rules or regulations of any state, local or foreign taxing authority, except that a Form 870-AD or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination with respect to the items so reserved; (ii) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and nonappealable;
  (iii) by a closing agreement or offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of any state, local or foreign government or the rules or regulations of any state, local or foreign taxing authority; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax (including a refund or credit allowed as a result of the filing of an amended return); or (v) by any other final disposition by reason of the expiration of the applicable statute of limitations.

    "FON Group" has the meaning given for Sprint FON Group in the Charter, as amended from time to time.

    "FON Group Tax Liability" has the meaning set forth in Section 3.1.3.

    "FON/PCS Group Tax Liability" has the meaning set forth in Section 3.1.1.

    "Governmental Authority" means the IRS or any U.S. state or local or foreign taxing authority or jurisdiction.

    "IRS" means the Internal Revenue Service or any successor agency or entity performing substantially the same functions.

    "Other Group" has the meaning given for Other Group in the Policy Statement Regarding Tracking Stock Matters, adopted by the Sprint Board of Directors as of the Signing Date and effective on the Closing Date.

    "Other Group Core Business" has the meaning set forth in Section 3.2.1.

    "PCS Group" has the meaning given for PCS Group in the Charter. For purposes of this Agreement, the PCS Group shall be treated as existing no earlier than the Closing Date.

    "PCS Group Entities" has the meaning set forth in the Preamble.

    "PCS Tax Benefit" shall be the amount calculated under Section 3.1.

    "PCS Tax Burden" shall be the amount calculated under Section 3.1.

    "Person" means any individual, corporation, partnership, trust, unincorporated association or other entity.

    "Prior PCS Tax Benefit" has the meaning set forth in Section 3.3.

    "Prior PCS Tax Burden" has the meaning set forth in Section 3.3.

    "Restructuring Agreement" means the Restructuring and Merger Agreement dated May 26, 1998, by and among Sprint, Tele-Communications, Inc., Comcast Corporation, Cox Communications, Inc., Sprint Enterprises, L.P., TCI Spectrum Holdings, Inc., Comcast Telephony Services, Cox Telephony Partnership, TCI Philadelphia Holdings, Inc., Comcast Telephony Services, Inc., Com Telephony Services, Inc., Cox Telephony Partners, Inc., Cox Communications Wireless, Inc., SWV One, Inc., SWV Two, Inc., SWV Three. Inc., SWV Four, Inc., SWV Five, Inc., and SWV Six, Inc.

    "Signing Date" means the date as of which the Restructuring Agreement is executed.

    "Stacked FON Business" has the meaning set forth in Section 2.1.

    "Tax" or "Taxes" means all U.S. federal, state, or local or foreign income, profits, or other net income taxes, together with all interest, penalties, and additions imposed with respect to such amounts.

    "Tax Return" or "Tax Returns" means all returns or reports required to be filed under any statute, rule or regulation relating to Taxes, including year end returns or quarterly estimated payments.

    "Tax Sharing Payment" has the meaning set forth in Section 3.3.

    "Unencumbered Value" means the net purchase price of the business or entity acquired, plus the amount of any liabilities assumed as part of such acquisition (whether directly or indirectly as part of the acquisition of the outstanding equity interests in any entity). If the Unencumbered Value is not readily ascertainable from the terms of the acquisition, then the Unencumbered Value shall be determined by a method selected by the Capital Stock Committee.

  Section 1.2 Terms Generally. The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof", "hereto" and "hereunder" and words of similar import refer to this Agreement (including any Schedules and Exhibits) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument (other than in the Schedules hereto) or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

                                  ARTICLE 2.

                                 STACKING RULE

  Section 2.1 Stacked FON Business: For purposes of this Agreement, a Stacked FON Business shall mean (i) any business or entity otherwise included in the FON Group (but for the application of this Agreement), which is acquired directly or indirectly after the Signing Date in one transaction or in a series of related transactions and having an Unencumbered Value at the time of acquisition in excess of $500,000,000, and (ii) any business or entity attributed to an Other Group (other than any Other Group Core Business that as of the applicable Calculation Date has Cumulative Other Group Core Business Income, as provided by the penultimate sentence of Section 3.2.1)

  Section 2.2 Business Expansion: For the purposes of Section 2.1, any assets acquired that do not constitute an operating business or an interest in an operating business shall not constitute a Stacked FON Business. Whether any acquired assets constitute an operating business shall be determined by reference to the status of such assets in the hands of the seller thereof, based on all the facts and circumstances, including, without limitation, whether goodwill is attributable to such assets, whether such assets generated revenues, whether significant employees were associated with such assets, whether significant customers were associated with such assets or such assets consist in part of customers, and whether such assets had other characteristics associated with a business operating as a business unit or subunit.

                                  ARTICLE 3.

                             TAX SHARING PAYMENTS

  Section 3.1 Calculation of PCS Tax Benefit or Burden: For every Calculation Date, a PCS Tax Benefit or a PCS Tax Burden shall be determined as follows:

    3.1.1 First, the tax liability of the Sprint federal consolidated group for the current and each prior Calculation Period shall be calculated in accordance with the tax elections it actually used in calculating its tax payments on the Calculation Dates (the " FON/PCS Group Tax Liability").

    3.1.2 Second, the Cumulative FON/PCS Group Tax Liability shall be determined by totaling the FON/PCS Group Tax Liability for each Calculation Period as determined in Section 3.1.1.

    3.1.3 Third, the calculation required in Section 3.1.1 shall be recomputed after excluding from such computation any income, deduction, loss, credit or any other item attributable to the PCS Group and taken into account after the Effective Time (the "FON Group Tax Liability").

    3.1.4 Fourth, the Cumulative FON Group Tax Liability shall be determined by totaling the FON Group Tax Liability for each Calculation Period as determined in Section 3.1.3.

    3.1.5 Except as required by Section 3.2 the income, deduction, loss and other items of Stacked FON Businesses shall not be taken into account in making calculations under this Section 3.1 or the calculation of Tax Sharing Payments under Section 3.3.

    3.1.6 If the Cumulative FON Group Tax Liability exceeds the Cumulative FON/PCS Group Tax Liability, the dollar amount of the excess shall be a PCS Tax Benefit. If the Cumulative FON/PCS Group Tax Liability exceeds the Cumulative FON Group Tax Liability, the dollar amount of the excess shall be a PCS Tax Burden.

  Section 3.2 Adjustments for Other Group Core Businesses and Stacked FON
Businesses:

    3.2.1 Profitable FON Core Businesses. If any core business(es) included, on the Closing Date, in the FON Group is hereafter allocated to an Other Group (each such business an "Other Group Core Business"), then, as of each Calculation Date, all income, deductions, loss and other items attributable to each such Other Group Core Business shall be separately calculated on a cumulative basis (from the date such business became an Other Group Core Business) to determine the Cumulative Other Group Core Business Income (or
  Loss) of such Other Group Core Business through such Calculation Date. If, as of a Calculation Date, there is Cumulative Other Group Core Income with respect to any such Other Group Core Business, then all items of income, deduction, loss and other items of such Other Group Core Business shall be taken into account for purposes of making all calculations required by
  Section 3.1 as of such Calculation Date. If, as of a Calculation Date, there is Cumulative Other Group Core Loss with respect to any such Other Group Core Business, then all items of income, deduction, loss and other items of such Other Group Core Business shall be taken into account for purposes of making all calculations required by Section 3.2.2 as of such Calculation Date as if such Other Group Core Business were a Stacked FON Business.

    3.2.2 Cumulative Stacked FON Group Income (or Loss). As of each Calculation Date, all income, deductions, losses and other items of each Stacked FON Group Business shall be separately calculated on a cumulative basis (from the date such business became a Stacked FON Group Business) and combined, on such Calculation Date, with the cumulative income, deductions, loss and other items of all Stacked FON Group Businesses as of such date to determine Cumulative Stacked FON Group Income (or Loss) as of such Calculation Date. If, as of a Calculation Date, there is Cumulative Stacked FON Group Income, then all items of income, deduction, loss and other items of such Stacked FON Group Businesses shall be taken into account for purposes of making all calculations required by Section 3.1 as of such Calculation Date. If, as of a Calculation Date, there is Cumulative Stacked FON Group Loss, then (except as provided in Section 3.2.1) no items attributable to Stacked FON Group Businesses shall be taken into account in making calculations required by Section 3.1. and the calculation of the amount of Tax Sharing Payments under Section 3.3.

  Section 3.3 Tax Sharing Payment: For the first Calculation Date, Sprint shall cause the FON Group to pay the PCS Group the amount of any PCS Tax Benefit or Sprint shall cause the PCS Group to pay the FON Group the amount of any PCS Tax Burden (either payment being a "Tax Sharing Payment"). Thereafter, for each Calculation Date, the PCS Tax Benefit or the PCS Tax Burden determined on such date (the "Current PCS Tax Benefit" or "Current PCS Tax Burden") shall be compared to the PCS Tax Benefit or the PCS Tax Burden as determined for the most recent preceding Calculation Date (the "Prior PCS Tax Benefit" or "Prior PCS Tax Burden") and shall result in the following Tax Sharing Payments:

    3.3.1 If there is a Current PCS Tax Benefit,

      3.3.1.1 Sprint shall cause the FON Group to pay the PCS Group (i) if there is a Prior PCS Tax Benefit the amount, if any, by which the Current PCS Tax Benefit exceeds the Prior PCS Tax Benefit, or (ii) if there is a Prior PCS Tax Burden, an amount equal to the sum of the Current PCS Tax Benefit and the amount of the Prior PCS Tax Burden.

      3.3.1.2 Sprint shall cause the PCS Group to pay the FON Group the amount, if any, by which the Prior PCS Tax Benefit exceeds the Current PCS Tax Benefit.

    3.3.2 If there is a Current PCS Tax Burden,

      3.3.2.1 Sprint shall cause the FON Group to pay the PCS Group the amount, if any, by which the Prior PCS Tax Burden exceeds the Current PCS Tax Burden.

      3.3.2.2 Sprint shall cause the PCS Group to pay the FON Group (i) if there is a Prior PCS Tax Burden, the amount, if any, by which the Current PCS Tax Burden exceeds the Prior PCS Tax Burden, or (ii) if there is a Prior PCS Tax Benefit an amount equal to the sum of the Current PCS Tax Burden and the amount of the Prior PCS Tax Benefit.

  Section 3.4 State, Local, or Foreign Tax Sharing Payments: In order to determine the Tax Sharing Payment for state, local or foreign Taxes, all calculations under this Article 3 shall, subject to any appropriate adjustments necessary to take into account the nature of the Tax Return, be repeated for the relevant taxing jurisdiction.

                                  ARTICLE 4.

           MODIFICATION, ALTERATION, OR TERMINATION OF THE AGREEMENT

  Section 4.1 Modification or Alteration of the Agreement: The principles of
Article 2 and 3 of this Agreement shall not be modified or rescinded, nor shall any exception be made to such principles, with respect to any tax year ending on or before December 31, 2001.

  Section 4.2 Termination of the Agreement: This Agreement shall terminate as to all tax years ending after December 31, 2001.

                                  ARTICLE 5.

                           ADMINISTRATIVE PROVISIONS

  Section 5.1 Administration: All calculations and determinations under this Agreement shall be made by Sprint as soon as reasonably practical following the Calculation Date and shall be subject to review and approval by the Capital Stock Committee. In resolving all tax matters with respect to all calculation periods, Sprint shall inform the Capital Stock Committee of the status of any material tax matters under this Agreement and all resolutions shall be subject to the review and approval or ratification by the Capital Stock Committee.

  Section 5.2 Payments: All payments due under this Agreement shall be accrued as of the relevant Calculation Date.

                                   ARTICLE 6

      BINDING EFFECT OF MEMBERS ON PCS GROUP, FON GROUP AND OTHER GROUPS

  This Agreement is binding on Sprint and Sprint shall cause it to be legally binding on each legal entity which on the Closing Date or thereafter is allocated in whole or in part to the PCS Group, the FON Group or any Other Group. Sprint further agrees to take such steps as may be necessary or appropriate to assure that each such entity is legally bound to, and does, take all actions and make all payments that may be necessary to assure that payments required to be made hereunder are appropriately paid or allocated to or for the benefit of the PCS Group, or FON Group as required by this Agreement.

                                          Sprint Corporation


                                          By: ________________________________
                                          Title:

                      ANNEX VII--AMENDED INCENTIVE PLANS

                    MANAGEMENT INCENTIVE STOCK OPTION PLAN

(AS AMENDED APRIL 18, 1995, AUGUST 8, 1995, AUGUST 12, 1996, FEBRUARY 11, 1997
     AND APRIL 15, 1997, BY SHAREHOLDER PICASSO PROPOSAL AND BY DIRECTORS
                FOR RECAPITALIZATION PURSUANT TO SECTION 5(K))

  1. Establishment and Purpose. Sprint Corporation, a Kansas corporation (the "Company"), hereby establishes a stock option plan to be named the Management Incentive Stock Option Plan (the "Plan"). The purpose of the Plan is to permit employees of the Company and its subsidiaries who are eligible to receive annual incentive compensation to receive nonqualified stock options in lieu of a portion of the target incentive under the Company's management incentive plans ("MIPs"), thereby encouraging the employees to focus on the growth and profitability of the Company and the performance of its common stock. Subject to approval of the Company's stockholders, the Plan provides for options to be granted beginning March 15, 1995, and ending April 18, 2005. Stock options granted prior to or as of April 18, 2005, may extend beyond that date.

  2. Administration. The Plan shall be administered by the Organization and Compensation Committee of the Board of Directors (the "Committee"). The Company shall grant options under the Plan in accordance with determinations made by the Committee pursuant to the provisions of the Plan. The Committee from time to time may adopt (and thereafter amend and rescind) such rules and regulations for carrying out the Plan and take such action in the administration of the Plan, not inconsistent with the provisions of the Plan, as it shall deem proper. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any option or restricted shares of common stock granted or issued pursuant to the Plan, in the manner and to the extent it shall deem desirable to effect the terms of the Plan. The interpretation and construction of any provisions of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Company, be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. The Corporate Secretary shall act as Plan Administrator carrying out the day-to-day administration of the Plan unless the Committee appoints another officer or employee of the Company as Plan Administrator.

  3. Eligibility. The Committee will determine each year whether options will be granted in such year, whether participation will be elective or automatic, which class or classes of common stock will be subject to purchase by participants (which may different for different groups of employees) and the amount of incentive compensation to be given up for each stock option. Any salaried employee of the Company and its subsidiaries shall be eligible to be selected for participation in the MIPs. The Committee will, in its discretion, determine the employees who participate in the MIPs and, therefore, who will be eligible for options, the dates on which options shall be granted, and any conditions on the exercise of the options.

  No option may be granted to any individual who immediately after the option grant owns directly or indirectly stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any subsidiary.

  4. Common Stock Subject to the Plan. The shares of any class of publicly traded common stock of the Company to be issued upon the exercise of a nonqualified option to purchase such common stock granted in lieu of MIP payout may be made available from the authorized but unissued common stock of the Company, shares of common stock held in the treasury, or common stock purchased on the open market or otherwise.

  Approval of the Plan by the Stockholders of the Company shall constitute authorization to use such shares for the Plan subject to the discretion of the Board or as such discretion may be delegated to the Committee.

  Subject to the provisions of the following paragraph, the total number of shares for which options may be granted under the Plan each year shall be 0.9% of the total outstanding shares of each class of common stock of the Company (including, with respect to the PCS Stock, both Series 1 and Series 2 PCS Stock) as of the first day

                                     VII-1
of such year; provided, however, that such number shall be increased in any year by the number of shares available in previous years for which options have not been granted. If and when an option granted under the Plan is terminated without having been exercised in full, the unpurchased or forfeited shares shall become available for grant to other employees.

  The number and kind of shares subject to the Plan may be appropriately adjusted by the Committee in the circumstances outlined in Section 5(k).

  5. Stock Options; Terms and Conditions. Each option will represent the right to purchase a specific class and number of shares of common stock of the Company and shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

    a. Consideration for and Class and Number of Options. Each option shall be granted in lieu of a portion of the optionee's cash payout under the MIPs. The Committee shall determine class and the number of shares or the manner of determining the class and number of shares available for each option each year, subject to the total number of shares available under the Plan for such year, and the amount or the method of determining the amount of annual incentive compensation to be given up by each participant in return for an option, taking into consideration appropriate factors in making such determinations, such as interest rates, volatility of the market price of the class of common stock of the Company and the term of the option, provided, however that shares subject to options granted to any individual employee during any calendar year shall not exceed a total of 500,000 shares of FON Stock (as defined in the Company's articles of incorporation) or 250,000/1/ shares of Series 1 PCS Stock (as defined in the Company's articles of incorporation).

    b. Participation in the Plan. Participation in the Plan may be voluntary or automatic, as determined by the Committee. The rules and procedures for voluntary participation, when applicable, shall be established and implemented by the Plan Administrator.

    c. Exercise Price. The price at which each share covered by an option may be purchased shall be one hundred percent (100%) of the fair market value of the Company's common stock on the date the option is granted. Fair market value shall be deemed to be the average of the high and low prices of the Company's common stock for composite transactions as published by major newspapers for the date the option is granted or, if no sale of the Company's common stock shall have been made on that day, the next preceding day on which there was a sale of such stock.

    d. Vesting. Unless the Committee determines otherwise, stock option grants shall provide that the total number of shares subject to an option shall become exercisable December 31 in the year of the date of grant.

    e. Term of Option. Options shall not be exercisable after the expiration of ten (10) years from the date of grant.

    f. Payment of Exercise Price. Options shall be exercisable only upon payment to the Company of the full purchase price of the shares with respect to which options are exercised. Payment for the shares shall be either in United States dollars, payable in cash or by check, or by surrender of stock certificates representing the same class of common stock of the Company having an aggregate fair market value, determined as of the date of exercise, equal to the number of shares with respect to which such options are exercised multiplied by the exercise price per share. The fair market value of common stock on the date of exercise of options shall be determined in the same manner as the fair market value of common stock on the date of grant of options is determined. Certain optionees may use restricted stock as payment for the exercise price in accordance with
  Section 6 hereof. In that event, fair market value of the shares of restricted stock will be determined as if the shares were not restricted. In lieu of the delivery of physical certificates,
--------
/1/This figure assumes a Distribution Ratio in the Recapitalization of 1/2.

                                     VII-2
  the optionee may deliver shares in payment of the exercise price by attesting, on a form established for such purpose by the Secretary, to the ownership, either outright or through ownership of a broker account, of a sufficient number of shares held for a period of at least six months to pay the exercise price. The attestation must be notarized and signed by the optionee's spouse if the spouse is a joint owner of the shares with respect to which such attestation is made and must be accompanied by such documentation as the Corporate Secretary may consider necessary to evidence actual ownership of such shares.

    g. Manner of Exercise. A completed exercise form and the exercise price, whether in the form of cash or stock, must be delivered to the Plan Administrator in order to exercise an option. An option shall be deemed exercised on the date such exercise form and payment are received by the Plan Administrator.

    h. Time for Exercise. Each option expires if it has not been exercised within its term. Once an option has expired for any reason, it can no longer be exercised. If the grantee's employment with the Company or a subsidiary of the Company is terminated, the optionee may exercise options that are exercisable on the date of termination of employment until the earlier of (1) the date on which the option expires and (2) the end of the applicable period below, beginning on the grantee's:

      (i) retirement: five years after the grantee's retirement date.

      (ii) disability (qualifying for long-term disability benefits under the Company's Basic Long-Term Disability Plan): five years after the grantee's qualification date.

      (iii) death: one year after the grantee's death for the estate or designated beneficiary to exercise the decedent's options.

      (iv) involuntary termination other than for cause: the date on which the option expires.

      (v) voluntary termination: three months from the grantee's date of termination of employment.

    If a grantee's employment is terminated for a reason constituting good cause, any outstanding options granted under the Plan shall automatically terminate. For this purpose, "good cause" means conduct by the grantee that reflects adversely on the grantee's honesty, trustworthiness or fitness as an employee, or the grantee's willful engagement in conduct which is demonstrably and materially injurious to the Company.

    If a grantee becomes associated with, becomes employed by, renders services to, or owns any interest in (other than an insubstantial interest, as determined by the Committee) any business in competition with the Company, all outstanding options granted to the grantee whether vested or unvested shall automatically terminate and shares of restricted stock received upon the exercise of an option pursuant to Section 6 hereof that continue to be restricted shall be forfeited. For purposes of this Plan, an employee who becomes employed by certain non-subsidiary affiliates designated by the Committee (each, together with their subsidiaries, an "Affiliated Entity"), shall not, except with respect to incentive stock options, be considered to have terminated employment with the Company or a subsidiary of the Company until his employment is terminated with all Affiliated Entities without becoming re-employed by the Company or its subsidiaries.

    i. Restricted Stock. Certain grantees may elect to deliver restricted shares or receive restricted shares in connection with an exercise of an option by the grantee, as provided in Section 6 hereof.

    j. Beneficiary Designations. The grantee of an option may designate a beneficiary or beneficiaries to exercise unexpired options held by the grantee and to own shares issued upon any such exercise after the grantee's death without order of any probate court or otherwise. A beneficiary so designated may exercise an option upon presentation to the Company of evidence satisfactory to the Corporate Secretary of (1) the beneficiary's identity and (2) the death of the grantee. A grantee may change any beneficiary designation of options held by the grantee at anytime before his death but may not do so by testamentary designation in his will or otherwise. Beneficiary designations must be made in writing on a form provided by the Corporate Secretary. Beneficiary designations shall become effective on the date that the form, properly completed, signed and notarized, is received by the Secretary. Any designation of a beneficiary with respect to any

                                     VII-3
  option shall be deemed canceled upon the transfer of such option to a trust in accordance with the terms of the Plan.

    k. Change in Stock, Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off, or other change in the corporate structure affecting the shares, such adjustment shall be made in the aggregate number and class of shares that may be delivered under the Plan, in the number and class of shares that may be subject to an option granted to any individual in any year under the Plan, and in the number, class, and option price of shares subject to outstanding options granted under the Plan, as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any option shall always be a whole number.

    l. Limitations on Transfer. Options may not be transferred, levied, garnished, executed upon, subjected to a security interest, or assigned to any person other than the grantee, except that the grantee may transfer an option to a trust of the kind described in Section 6(b). Any such trust as transferee of an option may not (1) dispose of shares received in an exercise of such options until such shares are validly registered or exempt from registration under any applicable exemption from registration under the Securities Act of 1933, as amended, in the opinion of the Corporate Secretary or (2) while continuing to hold options issued under this plan, be amended to change beneficiaries to persons other than those permissible under Section 6(b). Documents evidencing the transfer of any option and the identity of the transferee shall be in such form as may be required by the Corporate Secretary.

  6. Restricted Stock. Certain grantees, as determined by the Committee, may elect to receive restricted shares upon payment for the exercise of an option in the form of unrestricted common stock. The grantee will receive the same number of unrestricted shares as the number of shares surrendered to pay the exercise price, while the shares received in excess of the number surrendered to pay the exercise price may be restricted. Such grantees may also elect to deliver restricted shares of the Company's common stock in payment of the exercise price notwithstanding restrictions on transferability to which such shares are subject. The Company shall be authorized to issue restricted shares of common stock upon such exercises of stock options, subject to the following conditions:

    a. The grantee shall elect a vesting period for the restricted common stock to be received upon exercise of the option of between 6 months and 10 years, subject to rules and procedures established by the Plan Administrator, but in no event may a grantee elect a vesting period shorter than the period provided in paragraph (d) of this Section 6. At any time on or before the 13th calendar month preceding the date on which restrictions on shares of restricted stock would otherwise lapse, the grantee may elect to extend the vesting period on all but not a portion of such shares by six months or any multiple of six months.

    b. The grantee who receives restricted stock may not sell, transfer, assign, pledge or otherwise encumber or dispose of shares of restricted stock until such time as all restrictions on such stock have lapsed except:
  (i) to the Company in payment of the exercise price of a stock option issued by the Company under any employee stock option plan adopted by the Company that provides for payment of the exercise price in the form of restricted stock, provided that such payment is made in accordance with the terms of such plan; or (ii) to a trust of which the grantee, the grantee's spouse, or descendants (by blood, adoption, or marriage) of the grantee are the primary beneficiaries and which is a grantor trust treated as owned by the grantee under Subchapter J of the Internal Revenue Code, upon the following terms:

      (A) the Company receives, prior to such transfer, a true copy of the trust agreement and an opinion from grantee's counsel (1) that the trust will be treated as a grantor trust owned by the grantee under Subchapter J of the Internal Revenue Code at all times until the restrictions on such stock lapse or the stock is forfeited under the terms of its grant, (2) that the terms of the trust provide that upon the forfeiture of the restricted stock under the terms of its grant or the earlier termination of the trust for whatever reason, ownership of the restricted stock shall revert to the grantee or to the Company,
    (3) that the trustee of such trust may not, prior to the lapsing of restrictions on such stock, sell, transfer, assign, pledge, or otherwise encumber or dispose of shares of restricted stock except to the Company

                                     VII-4
    or to the grantee, subject to the restrictions provided for in this Plan, and (4) that, until the restrictions lapse, the trustee is not authorized to incur liabilities on behalf of the trust, other than to the beneficiaries of the trust; and

      (B) the grantee and the trustee of the trust shall execute stock powers in blank to be held in the custody of the Company; and

      (C) the Corporate Secretary of the Company may, in his discretion, enforce the foregoing transfer restrictions by maintaining physical custody of the certificate or certificates representing such shares of restricted stock, by placing a restrictive legend on such certificates, by requiring the grantee and the trustee to execute other documents as a pre-condition to such transfer, or otherwise.

    c. A grantee who elects to receive restricted common stock upon an exercise shall have the right to satisfy tax withholding obligations in the manner provided in Section 8 hereof.

    d. Restricted common stock received in such an exercise or from an election to receive a Long-Term Incentive Plan payout in restricted stock, or any Restricted Stock Award granted pursuant to the Long-Term Stock Incentive Program, shall be eligible for use in payment of the exercise price of a stock option to purchase shares of the same class, so long as all the shares received as a result of such an exercise are restricted for a period at least as long as, and with terms at least as restrictive as the terms of, the restricted common stock used in payment.

    e. The shares of restricted common stock received in an exercise of a stock option that continue to be restricted shall be forfeited in the event that vesting conditions are not satisfied, subject to the discretion of the Committee, except in the case of death, disability, normal retirement, or involuntary termination for reasons other than cause, in which case all restrictions lapse; provided, however, that in no event shall restrictions lapse if the restrictions on shares used to pay for the exercise have not lapsed under the same conditions. If restricted shares are forfeited, the grantee or his representative shall sign any document and take any other action required to assign said restricted shares back to the Company.

    f. The grantee will have all the rights of a stockholder with respect to shares of restricted stock received upon the exercise of an option, including the right to vote the shares of stock and the right to dividends on the stock. Unless the Plan Administrator establishes alternative procedures, the shares of restricted stock will be registered in the name of the grantee and the certificates evidencing such shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the award and shall be held in escrow by the Company. The grantee shall execute a stock power or powers assigning the shares of restricted stock back to the Company, which stock powers shall be held in escrow by the Company and used only in the event of the forfeiture of any of the shares of restricted stock. A certificate evidencing unrestricted shares of common stock shall be issued to the grantee promptly after the restrictions lapse on any restricted shares.

    g. The Plan Administrator shall have the discretion and authority to establish any rules in connection with the use of restricted stock, including but not limited to regulating the timing of the lapse of restrictions within the six-month to ten-year period and prescribing election forms as the Plan Administrator deems necessary or desirable for the orderly administration of such exercises.

  7. Reload Options. The Committee may provide that optionees have the right to a reload option, which shall be subject to the following terms and conditions:

    a. Grant of the Reload Option; Number of Shares; Price. Subject to subsections (b) and (c) of this Section 7 and to the availability of shares to be optioned under the Plan, if an optionee has an option to purchase shares of any class of common stock (the "original option") with reload rights and pays for the exercise of the original option by surrendering common stock of the same class, the optionee shall receive a new option ("reload option") to purchase the number and class of shares so surrendered (or, if applicable, the number of shares provided for in paragraph (h) of this Section 7) at an exercise price equal to the fair market value of the stock on the date of the exercise of the original option.

                                     VII-5

    b. Minimum Purchase Required. A reload option will be granted only if the exercise of the original option is an exercise of at least 25% of the total number of shares granted under the original option (or an exercise of all the shares remaining under the original option if less than 25% of the shares remain to be exercised).

    c. Other Requirements. A reload option: (1) will not be granted if the market value of the common stock of the Company on the date of exercise of the original option is less than the exercise price of the original option;
  (2) will not be granted if the grantee is not, on the exercise date, an employee of Sprint or a Sprint subsidiary; (3) will not be granted if the original option is exercised less than one year before the expiration of the original option; and (4) with respect to options transferred by the grantee to another person in accordance with this Plan, reload options shall be granted to the grantee upon a stock-for-stock exercise by the optionee to the same extent as if the grantee had exercised the option in a similar manner.

    d. Term of Option. The reload option shall expire on the same date as the original option.

    e. Type of Option. The reload option shall be a nonqualified option to purchase shares of the same class of shares as the original option.

    f. No Additional Reload Options. The reload options shall not include any right to a second reload option.

    g. Date of Grant, Vesting. The date of grant of the reload option shall be the date of the exercise of the original option. The reload options shall be exercisable in full beginning one year from date of grant; provided, however, that all shares purchased upon the exercise of the original option (except for any shares withheld for tax withholding obligations) shall not be sold, transferred or pledged within six months from the date of exercise of the original option. In no event shall a reload option be exercised after the original option expires as provided in subsection (d) of this Section 7.

    h. Stock Withholding; Grants of Reload Options. If the other requirements of this Section 7 are satisfied, and if shares are withheld or shares surrendered for tax withholding, a reload option will be granted for the number of shares surrendered as payment for the exercise of the original option plus the number of shares surrendered or withheld to satisfy tax withholding. In connection with reload options for officers who are subject to Section 16 of the Securities Exchange Act of 1934, the Committee may at any time impose any limitations which, in the Committee's sole discretion, are necessary or desirable in order to comply with Section 16(b) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, or in order to obtain any exemption therefrom.

    i. Other Terms and Conditions. Except as otherwise provided in this
  Section 7, all the provisions of the Plan shall apply to reload options.

  8. Such election is irrevocable after the Tax Date. Any fractional share amount and any additional withholding not paid by the withholding or surrender of shares must be paid in cash. If no timely election is made, cash must be delivered to satisfy all tax withholding requirements.

  If the exercise of an option by an optionee other than the grantee after transfer of the option pursuant to this plan from the grantee to the optionee results in a withholding obligation on the part of the grantee, the grantee may elect to satisfy his withholding obligation by delivery of shares to the Company as permitted in clause (i) above.

  9. Miscellaneous.

  a. Amendment. The Company reserves the right to amend the Plan at any time by action of the Board of Directors provided that no such amendment may materially and adversely affect any outstanding stock options without the consent of the optionee, and provided that, without the approval of the stockholders, no such amendment may increase the total number of shares reserved for the purposes of the Plan.

                                     VII-6

  b. Effectiveness of Plan. This Plan shall be effective as of February 18, 1995, subject to approval of Stockholders of the Company prior to February 18, 1996.

  c. Rights in Securities. All certificates for shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No optionee or optionee's beneficiary, executor or administrator, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any shares subject to an option unless and until a stock certificate or certificates for such shares are issued to such person or persons under the terms of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 5(k) hereof.

  d. Date of Grant. The grant of an option shall be effective no earlier than the date the Committee decides to grant the option, except that grants of reload options shall be effective as provided in Section 7(g) hereof.

  e. Application of Funds. The proceeds received by the Company from the sale of stock subject to option are to be added to the general funds of the Company and used for its corporate purposes.

  f. No Obligation to Exercise Option. Granting of an option shall impose no obligation on the optionee to exercise such option.

                    1997 LONG-TERM STOCK INCENTIVE PROGRAM
   (AS MODIFIED FOR RECAPITALIZATION PURSUANT TO CAPITAL CHANGES PROVISIONS)

  Section 1. Purpose. The purposes of the Sprint 1997 Long-Term Stock Incentive Program (the "Plan") are to encourage Directors of Sprint Corporation (the "Company") and officers and selected key employees of the Company and its Affiliates to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of stockholders, and to enhance the ability of the Company and its Affiliates to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

  Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

    (a) "Affiliate" shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

    (b) "Award" shall mean any Option, Restricted Stock Award, Performance Share, Performance Unit, Dividend Equivalent, Other Stock Unit Award, or any other right, interest, or option relating to Shares granted pursuant to the provisions of the Plan.

    (c) "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award granted hereunder and signed by both the Company and the Participant or by both the Company and an Outside Director.

    (d) "Board" shall mean the Board of Directors of the Company.

    (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    (f) "Committee" means the Organization, Compensation, and Nominating Committee of the Board, composed of not less than two directors each of whom is a Non-Employee Director.

    (g) "Company" shall mean Sprint Corporation.

                                     VII-7

    (h) "Non-Employee Director" shall have the meaning provided for in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, 17 CFR (S) 240.16b-3(b)(3), as amended.

    (i) "Dividend Equivalent" shall mean any right granted pursuant to
  Section 14(h) hereof.

    (j) "Employee" shall mean any employee of the Company or of any Affiliate.

    (k) "Fair Market Value" shall mean, with respect to any property, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee; except that the "Fair Market Value" of a share of common stock of the Company for purposes of Section 10 and Section 11 shall mean the average of the high and low prices of the common stock for composite transactions, as published by major newspapers, for the date in question or, if no trade of the common stock shall have been made on that date, the next preceding date on which there was a trade of common stock.

    (l) "Incentive Stock Option" shall mean an Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

    (m) "Nonstatutory Stock Option" shall mean an Option granted to a Participant under Section 6 hereof, and an Option granted to an Outside Director pursuant to Section 10 hereof, that is not intended to be an Incentive Stock Option.

    (n) "Option" shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine. "Option" shall also mean the right granted to an Outside Director under Section 10 hereof allowing such Outside Director to purchase shares of the common stock of the Company on the terms set forth in Section 10.

    (o) "Other Stock Unit Award" shall mean any right granted to a Participant by the Committee pursuant to Section 9 hereof.

    (p) "Outside Director" shall mean a member of the Board who is not an Employee of the Company or of any Affiliate.

    (q) "Participant" shall mean an Employee or Outside Director who is selected to receive an Award under the Plan.

    (r) "Performance Award" shall mean any Award of Performance Shares or Performance Units pursuant to Section 8 hereof.

    (s) "Performance Period" shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

    (t) "Performance Share" shall mean any grant pursuant to Section 8 hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

    (u) "Performance Unit" shall mean any grant pursuant to Section 8 hereof of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

    (v) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

                                     VII-8

    (w) "Restricted Stock" shall mean any Share issued with restrictions on the holder's right to sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

    (x) "Restricted Stock Award" shall mean an award of Restricted Stock under Section 7 hereof.

    (y) "Senior Officer" shall mean any employee of the Company holding the office of Vice President or higher.

    (z) "Shares" shall mean shares of any class of common stock of the Company publicly traded on an established securities market, including but not limited to FON Stock and Series 1 PCS Stock (the "PCS Stock") and such other securities of the Company as the Committee may from time to time determine.

    (aa) "Stockholders Meeting" shall mean the annual meeting of stockholders of the Company in each year.

    (bb) "1989 Plan" shall mean the Long-Term Stock Incentive Program adopted by the Company's stockholders in 1989, as amended.

    (cc) "total outstanding Shares" means, with respect to the FON Stock the total shares outstanding of FON Stock and, with respect to the PCS Stock, the total outstanding shares of Series 1 PCS Stock and Series 2 PCS Stock.

  Section 3. Administration. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; provided, however, that Shares subject to Options granted to any individual Participant during any calendar year shall not exceed a total of 3,000,000 shares of FON Stock nor 1,500,000 shares of PCS Stock; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any Participant, any stockholder, and any employee of the Company or of any Affiliate.

  The Committee shall appoint an administrator of the Plan for purposes of interpreting and administering the provisions of Section 11 of the Plan.

  Section 4. Shares Subject to the Plan.

  (a) Subject to adjustment as provided in Section 4(b), the total number of Shares available for grant under the Plan in a calendar year shall be nine tenths of one percent (0.9%) of the total outstanding Shares as of the first day of calendar year 1997, plus a number of Shares equal to the number of Shares available for grant under the 1989 Plan as of the close of business on the date of the 1997 Stockholders Meeting, for calendar year 1997, and one and one-half percent (1.5%) of the total outstanding Shares as of the first day of each such year for

                                     VII-9
which the Plan is in effect beginning with calendar year 1998 plus 10,000,000 shares of PCS Stock; provided that such number shall be increased in any year by the number of Shares available for grant hereunder in previous years but not covered by Awards granted hereunder in such years; and provided further, that no more than four million (4,000,000) shares of FON Stock and no more than two million shares of PCS Stock (2,000,000) shall be cumulatively available for the grant of Incentive Stock Options under the Plan. In addition, any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for grants under the Plan. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any Shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such Shares or of other consideration in lieu of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan.

  (b) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off, or other change in the corporate structure affecting the Shares, such adjustment shall be made in the aggregate number and class of Shares which may be delivered under the Plan, in the number and class of shares that may be subject to an option granted to any individual in any year under the Plan, in the number, class and option price of Shares subject to outstanding Options granted under the Plan, and in the value of, or number or class of Shares subject to, Awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of Shares subject to any Award shall always be a whole number.

  Section 5. Eligibility. Any Employee or Outside Director shall be eligible to be selected as a Participant.

  Section 6. Stock Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted to a Participant under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

    (a) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee in its sole discretion; provided that such exercise price shall not be less than the Fair Market Value of the Share on the date of the grant of the Option.

    (b) Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Incentive Stock Option shall be exercisable after the expiration of ten years from the date the Option is granted.

    (c) Exercisability. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant. Unless otherwise determined by the Committee at or subsequent to grant, no Incentive Stock Option shall be exercisable until the first anniversary date of the granting of the Incentive Stock Option.

    (d) Method of Exercise. Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may pay the exercise price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total exercise price, or by any combination of cash, Shares and other consideration, as the Committee may permit.

    (e) Incentive Stock Options. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant that are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or of any parent

                                    VII-10
  or subsidiary corporation of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under
  Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

    (f) Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the shares to be issued upon an Option's exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant, or the Committee may provide that the Participant may elect to receive Restricted Stock upon an Option's exercise.

  Section 7. Restricted Stock.

  (a) Issuance. Restricted Stock Awards may be issued hereunder to Participants, for such consideration as the Committee may determine, not less than the minimum consideration required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

  (b) Registration. Any Restricted Stock issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock awarded under the Plan, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award or shall be held in escrow by the Company until all restrictions on the Restricted Stock have lapsed.

  (c) Forfeiture. Except as otherwise determined by the Committee at the time of grant, upon termination of employment for any reason during the restriction period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by the Company; provided that in the event of a Participant's retirement, permanent disability, other termination of employment or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant's shares of Restricted Stock.

  Section 8. Performance Awards.

  Performance Awards may be issued hereunder to Participants, for such consideration as the Committee may determine, not less than the minimum consideration required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 12, Performance Awards will be paid only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

  Section 9. Other Stock Unit Awards.

  (a) Stock and Administration. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property ("Other Stock Unit Awards") may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall, subject to Section 3, have sole and complete authority

                                    VII-11
to determine the Employees or Outside Directors to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient.

  (b) Terms and Conditions. Subject to the provisions of this Plan and any applicable Award Agreement, Shares subject to Awards made under this Section 9 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses. Shares granted under this Section 9 may be issued for such consideration as the Committee may determine, not less than the minimum consideration required by applicable law. Shares purchased pursuant to a purchase right awarded under this Section 9 shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares as of the date such purchase right is awarded.

  Section 10. [Deleted]

  Section 11. Outside Directors' Shares.

  Outside Directors may elect, on an annual basis, to purchase shares of any class of common stock of the Company from the Company in lieu of receiving all or part (in 10% increments) of their annual retainer, meeting fees and committee meeting fees in cash. The purchase price of such shares shall be the Fair Market Value of the stock for the last trading day of the month in which the retainer, meeting fees, and committee meeting fees are earned.

  Commencing May 1, 1997, the annual retainer, meeting fees and committee meeting fees payable to each Outside Director for service on the Board may, at the election of the Outside Director (the "Annual Election"), be payable to a trust in shares of any class of common stock of the Company. The Annual
Election: (i) shall be irrevocable in respect of the one-year period to which it pertains (the "Plan Year") and shall specify the applicable percentage (in increments of 10%) of such annual retainer and meeting fees that such Outside Director wishes to direct to the trust; (ii) must be received in writing by the administrator of the Plan by the established enrollment deadline of any year in which this Plan is in effect in order to cause the next succeeding Plan Year's annual retainer and fees to be subject to the provisions of this Plan; and (iii) must specify whether the ultimate distribution of the shares of common stock to the Outside Directors will be paid, following the Outside Director's death or termination of Board service, in a lump sum or in equal annual payments over a period of two to twenty years.

  The shares shall be purchased from the Company at the Fair Market Value of the stock for the last trading day of the month in which the fees are earned and shall be credited by the trustee to the account of the Outside Director. The certificates for common stock shall be issued in the name of the trustee of the trust and shall be held by such trustee in trust for the benefit of the Outside Directors; provided, however, that each Outside Director shall be entitled to vote the shares. The trustee shall retain all dividends (which shall be reinvested in shares of the same class of common stock) and other distributions paid or made with respect thereto in the trust. The shares credited to the account of an Outside Director shall remain subject to the claims of the Company's creditors, and the interests of the Outside Director in the trust may not be sold, hypothecated or transferred (including, without limitation, transferred by gift or donation) while such shares are held in the trust.

  If the Outside Director elects to receive a lump sum distribution, the trustee of the trust shall distribute such shares of common stock free of restrictions within 60 days after the Outside Director's termination date or a later date elected by the Outside Director (no later than the mandatory retirement age of the Outside Director). If the Outside Director elects to receive a lump sum distribution, the Outside Director may, by delivering notice in writing to the administrator of the Plan no later than December 31 of the year prior to the year in which the Outside Director terminates service as a Director, elect to receive any portion or all of the common stock in the form of cash determined by reference to the Fair Market Value of the common stock as of the termination date. Any such notice to the administrator must specify whether the distribution will be entirely in cash or whether the

                                    VII-12
distribution will be in a combination of common stock and cash (in which case the applicable percentage must be specified). In the case of termination of the Outside Director's service as a result of his death, payment of the Outside Director's account shall be in shares of common stock and not in cash. If an Outside Director elects to receive payments in installments, the distribution will commence within 60 days after the Outside Director's termination date and will be made in shares of common stock and not in cash. Notwithstanding anything to the contrary contained herein, any fractional shares of common stock shall be distributed in cash to the Outside Director.

  Section 12. Change in Control.

  (a) In order to maintain the Participants' rights in the event of any Change in Control of the Company, as hereinafter defined, the Committee may, in its sole discretion, as to any Award, either at the time an Award is made hereunder or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee; (ii) provide for the purchase of any such Award, upon the Participant's request, for an amount of cash equal to the excess of the Fair Market Value of the property that could have been received upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable over the amount which would have been paid, if any, by the Participant for such property; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it deems equitable and in the best interests of the Company.

  (b) Unless the Committee determines otherwise with respect to any Award, a "Change in Control" shall be deemed to have occurred if (i) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, and other than the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new Director (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in (i) above) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

  Section 13. Amendments and Termination. The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under an Award theretofore granted, without the Participant's consent, or that without the approval of the Stockholders would, except as is provided in Section 4(b) of the Plan, increase the total number of Shares reserved for the purposes of the Plan.

  The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his consent. The Committee may also substitute new Awards for Awards previously granted to Participants, including without limitation previously granted Options having higher option prices.

  Section 14. General Provisions.

  (a) No Award shall be assignable or transferable by a Participant otherwise than by will or by the laws of descent and distribution, except that Restricted Stock may be used in payment of the exercise price of a stock

                                    VII-13
option issued by the Company and may be otherwise transferred in a manner that protects the interests of the Company as the Committee may determine; provided that, if so determined by the Committee, each Participant or Outside Director may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant or Outside Director with respect to any Award upon the death of the Participant or Outside Director and to receive the Shares or other property issued upon such exercise.

  (b) The term of each Award shall be for such period from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any Incentive Stock Option exceed a period of ten (10) years from the date of its grant.

  (c) No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

  (d) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

  (e) The Committee shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

  (f) The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee or any one or more Senior Officers or committee of Senior Officers to whom the authority to make such determination is delegated by the Committee.

  (g) All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

  (h) Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

  (i) Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

  (j) The Committee may delegate to one or more Senior Officers or a committee of Senior Officers the right to grant Awards to Employees who are not officers or Directors of the Company and to cancel or suspend Awards to Employees who are not officers or Directors of the Company.

                                    VII-14

  (k) The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due with respect to an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company shall also be authorized to accept the delivery of Shares by a Participant in payment for the withholding of taxes.

  (l) Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

  (m) The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Kansas and applicable Federal law.

  (n) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

  Section 15. Effective Date of Plan. The Plan shall be effective as of April 15, 1997.

  Section 16. Term of Plan. No Award shall be granted pursuant to the Plan after April 15, 2007, but any Award granted on or before such date may extend beyond that date.

                                    VII-15

[Letterhead of SBC Warburg Dillion Read Inc.]

May 26, 1998

Board of Directors
Sprint Corporation
2330 Shawnee Mission Parkway
Westwood, Kansas 66205

Ladies and Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to Sprint Corporation ("the Company"), of the consideration to be paid by the Company in connection with the proposed mergers (the "Mergers") of: (1) SWV One, Inc. with and into COM Telephony Services, Inc., (ii) SWV Two, Inc. with and into Comcast Telephony Services, Inc., (iii) SWV Three, Inc. with and into Cox Telephony Partners, Inc., (iv) SWV Four, Inc. with and into Cox Communications Wireless, Inc., (v) SWV Five, Inc. with and into TCI Philadelphia Holdings, Inc., and (vi) SWV Six, Inc. with and into TCI Spectrum Holdings, Inc., in each case pursuant to the Restructuring and Merger Agreement dated as of May 26, 1998 (the "Merger Agreement"), by and among the Cable Parents, the PCS Partners, the Holdco Entities, the Merger Subs (each, as defined in the Merger Agreement) and the Company. In connection with the Mergers, all shares of the common stock of TCl Spectrum Holdings, Inc. and the Holdco Entities (together, the "Acquired Entities") outstanding immediately prior to the effectiveness of the Mergers will be converted into the right to receive: (i) an aggregate number of shares of the Series 2 PCS Group Common Stock, par value $1.00 per share, of the Company (the "Series 2 PCS Stock"), which class of stock will reflect the performance of the PCS Group (as defined in the Merger Agreement) and will be authorized by amendments to the articles of incorporation of the Company to be effective prior to the effectiveness of the Mergers, and (ii) warrants to acquire an aggregate number of shares of the Series 2 PCS Stock determined at the time and exercise price specified in
Section 4.1 of the Merger Agreement, which will be issued pursuant to warrant agreements to be entered into between the Company and each of the Cable Partners (as defined in the Merger Agreement). Upon consummation of the Mergers, each of the Acquired Entities will become wholly owned, indirect subsidiaries of the Company.

  In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement and its related exhibits and schedules; (ii) certain business and financial information, including projections, concerning the business and operations of the Company and the Acquired Entities that was provided to us by the Company and the Acquired Entities; (iii) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the Acquired Entities; and (iv) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have discussed the foregoing, as well as the past and current operations and financial condition and prospects of the Company and the Acquired Entities, with members of senior management of such companies. We have also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria which we deemed relevant.

  We have assumed and relied on the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of the Company or the Acquired Entities. With respect to the Company's and the Acquired Entities' financial projections, we have been informed by the managements of the Company and the Acquired Entities that they have been reasonably prepared on bases

                                    VIII-1
reflecting the best currently available estimates and judgments of the Company's and the Acquired Entities' management and we express no opinion with respect to such projections or the assumptions on which they are based. We have not made or obtained, and we have not assumed any responsibility for making or obtaining, any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of the Company or the Acquired Entities.

  Our opinion is necessarily based upon business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Our opinion as expressed below does not imply any conclusion as to the likely trading range for the Company's common stock following the consummation of the Mergers, which range may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision to effect the Mergers or the strategic and operational benefits of the Mergers. Our opinion is directed only to the fairness, from a financial point of view, of the consideration to be paid by the Company in connection with the Mergers and does not constitute a recommendation to any holder of the common stock of the Company as to how such holder should vote with respect to the Initial Charter Amendment (as defined in the Merger Agreement), the Merger Agreement or the Mergers.

  We have acted as financial advisor to the Board of Directors of the Company in connection with the Mergers and will receive a fee for our services, a substantial part of which is contingent upon consummation of the Mergers. We have from time to time acted as financial advisor to the Cable Parents for which we have received customary compensation. In the ordinary course of our business, we actively trade the debt and equity securities of the Company and of each of the Cable Parents and the debt securities of Sprint Spectrum L.P., a subsidiary of the Company, in each case for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates may maintain business relationships with the Company and the Cable Parents.

  Our advice and the opinion expressed herein may not be published or otherwise used or referred to, nor shall any public reference to SBC Warburg Dillon Read Inc. be made, without our prior written consent.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by the Company in connection with the Mergers is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          SBC WARBURG DILLON READ INC.

                                                 /s/ F. Davis Terry, Jr.
                                          By: _________________________________
                                                       F. Davis Terry, Jr.
                                                       Managing Director

                                                /s/ Dominic B. E. Lester
                                          By: _________________________________
                                                      Dominic B. E. Lester
                                                      Director

                                    VIII-2

[Letterhead of Salomon Smith Barney]

May 26, 1998

Board of Directors
Sprint Corporation
2330 Shawnee Mission Parkway
Westwood, Kansas 66205

Ladies and Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to Sprint Corporation ("the Company"), of the consideration to be paid by the Company in connection with the proposed mergers (the "Mergers") of: (i) SWV One, Inc. with and into COM Telephony Services, Inc., (ii) SWV Two, Inc. with and into Comcast Telephony Services, Inc., (iii) SWV Three, Inc. with and into Cox Telephony Partners, Inc., (iv) SWV Four, Inc. with and into Cox Communications Wireless, Inc., (v) SWV Five, Inc. with and into TCI Philadelphia Holdings, Inc., and (vi) SWV Six, Inc. with and into TCI Spectrum Holdings, Inc., in each case pursuant to the Restructuring and Merger Agreement dated as of May 26, 1998 (the "Merger Agreement"), by and among the Cable Parents, the PCS Partners, the Holdco Entities, the Merger Subs (each, as defined in the Merger Agreement) and the Company. In connection with the Mergers, all shares of the common stock of TCl Spectrum Holdings, Inc. and the Holdco Entities (together, the "Acquired Entities") outstanding immediately prior to the effectiveness of the Mergers will be converted into the right to receive: (i) an aggregate number of shares of the Series 2 PCS Group Common Stock of the Company (the "Series 2 PCS Stock"), which class of stock will reflect the performance of the PCS Group (as defined in the Merger Agreement) and will be authorized by amendments to the articles of incorporation of the Company to be effective prior to the effectiveness of the Mergers, and (ii) warrants to acquire an aggregate number of shares of the Series 2 PCS Stock determined at the time and exercise price specified in Section 4.1 of the Merger Agreement, which will be issued pursuant to warrant agreements to be entered into between the Company and each of the Cable Partners (as defined in the Merger Agreement). Upon consummation of the Mergers, each of the Acquired Entities will become wholly owned, indirect subsidiaries of the Company.

  In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement and its related exhibits and schedules; (ii) certain business and financial information, including projections, concerning the business and operations of the Company and the Acquired Entities that was provided to us by the Company and the Acquired Entities; (iii) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the Acquired Entities; and (iv) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have discussed the foregoing, as well as the past and current operations and financial condition and prospects of the Company and the Acquired Entities, with members of senior management of such companies. We have also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria which we deemed relevant.

  We have assumed and relied on the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of the Company or the Acquired Entities. With respect to the Company's and the Acquired Entities' financial projections, we have been informed by the managements of the Company and the Acquired Entities that they have been reasonably prepared on bases

                                    VIII-3
reflecting the best currently available estimates and judgments of the Company's and the Acquired Entities' management and we express no opinion with respect to such projections or the assumptions on which they are based. We have not made or obtained, and we have not assumed any responsibility for making or obtaining, any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of the Company or the Acquired Entities.

  Our opinion is necessarily based upon business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Our opinion as expressed below does not imply any conclusion as to the likely trading range for the Company's common stock following the consummation of the Mergers, which range may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision to effect the Mergers or the strategic and operational benefits of the Mergers. Our opinion is directed only to the fairness, from a financial point of view, of the consideration to be paid by the Company in connection with the Mergers and does not constitute a recommendation to any holder of the common stock of the Company as to how such holder should vote with respect to the Initial Charter Amendment (as defined in the Merger Agreement), the Merger Agreement or the Mergers.

  We have acted as financial advisor to the Board of Directors of the Company in connection with the Mergers and will receive a fee for our services, a substantial part of which is contingent upon consummation of the Mergers. We have from time to time acted as financial advisor to the Cable Parents for which we have received customary compensation. In the ordinary course of our business, we actively trade the debt and equity securities of the Company and of each of the Cable Parents and the debt securities of Sprint Spectrum L.P., a subsidiary of the Company, in each case for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain business relationships with the Company and the Cable Parents.

  Our advice and the opinion expressed herein may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney be made, without our prior written consent.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by the Company in connection with the Mergers is fair to the Company from a financial point of view.

                                          Salomon Smith Barney

                                    VIII-4

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

--------------------------------------------------------------------------------
                              SPRINT CORPORATION
--------------------------------------------------------------------------------

The Board of Directors recommends a vote FOR Items 1 and 2.

Mark the box at the right if your address has changed and note the   [_]
change(s) in the space provided on the reverse side of this card.


Please be sure to sign and date this Proxy.           , 1998


Signature(s) _______________________________________________


FOR     AGAINST          ABSTAIN

1.  To approve and adopt the Tracking Stock Proposal      FOR   AGAINST  ABSTAIN
    (as more fully described in the accompanying proxy    [_]     [_]      [_]
    statement) which includes:

    (a) an amendment to the Restated Articles of Incorporation that will, among other things: (i) allocate the business of Sprint between the FON Group and the PCS Group; (ii) establish a new class of stock, the PCS Common Stock, consisting of three series; (iii) establish a new class of stock, the Preferred Stock-Seventh Series, Convertible; (iv) reclassify each outstanding share of Class A Common Stock that is held by Deutsche Telekom AG into one share of Class A Common Stock-Series DT; and (v) establish a new class of stock, the Series 2 Common Stock;

    (b) an additional amendment to the Restated Articles of Incorporation that will, among other things: (i) reclassify each outstanding share of Existing Common Stock into 1/2 share of Series 1 PCS Stock and one share of Series 1 FON Stock; (ii) redesignate the authorized shares of Series 2 Common Stock as Series 2 FON Stock; and (iii) reclassify each existing share of Class A Common Stock - Series DT and each share of Existing Class A Common Stock held by France Telecom S.A. so that each share will, among other things, represent an issuable number of shares of Series 3 FON Stock and Series 3 PCS Stock;

    (c) the Restructuring Agreement and the performance by Sprint of all obligations thereunder including, among other things, Sprint's acquisition of the interests in Sprint Spectrum Holding Company, L.P., MinorCo, L.P., PhillieCo Partners I, L.P. and PhillieCo. Partners II, L.P. that it does not currently own;

    (d) the issuance of shares of (i) Series 2 PCS Stock and Warrants as consideration for the above acquisitions; (ii) Series 1 PCS Stock in an underwritten initial public offering; (iii) PCS Preferred Stock for the purchase of certain indebtedness of Sprint Spectrum Holding Company, L.P., or as consideration for the above acquisitions; and (iv) PCS Stock pursuant to equity purchase rights granted in connection with the foregoing;

    (e) the creation of the Warrant Inter-Group Interest and the PCS Preferred Inter-Group Interest.


2.  To approve the Incentive Plans Proposal (as more       FOR  AGAINST  ABSTAIN
    fully described in the accompanying proxy statement).  [_]    [_]      [_]

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                        /\   FOLD AND DETACH HERE   /\

                              SPRINT CORPORATION
                  P.O. Box 11315, Kansas City, Missouri 64112

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR A SPECIAL
                         MEETING ON SEPTEMBER __, 1998

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

The undersigned hereby appoints W. T. Esrey, J. R. Devlin and A.B. Krause, and each of them, with full power of substitution, as proxies, to vote all the shares of Common and Preferred Stock of Sprint Corporation (Sprint) that the undersigned is entitled to vote at a Special Meeting of Stockholders to be held September __, 1998, and any adjournment thereof, upon the matters set forth on the reverse side, and in their discretion upon such other matters as may properly come before the meeting.

This Proxy, if signed and returned, will be voted as specified on the reverse side. If this card is signed and returned without specifications, your shares will be voted FOR items 1 and 2. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

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  PLEASE VOTE, DATE AND SIGN ON REVERSE AND PROMPTLY RETURN THIS PROXY IN THE
                               ENCLOSED ENVELOPE
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Please sign exactly as your name(s) appear(s) on the reverse side of this card.
If your shares are held jointly, any one of the joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing. PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY whether or not you expect to attend the meeting. You may, nevertheless, vote in person if you do attend.
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HAS YOUR ADDRESS CHANGED?

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                        /\   FOLD AND DETACH HERE   /\


                              SPRINT CORPORATION

                        SPECIAL MEETING OF STOCKHOLDERS
                       SEPTEMBER __, 1998 ST 10:00 A.M.

                           SPRINT WORLD HEADQUARTERS
                         2330 SHAWNEE MISSION PARKWAY
                            WESTWOOD, KANSAS 66205